As filed with the Securities and Exchange Commission on February 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPIRE STATE REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	6798	37-1645259
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Grand Central Place

60 East 42nd Street

New York, New York 10165

(212) 953-0888

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony E. Malkin

Chairman, Chief Executive Officer and President

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Arnold S. Jacobs, Esq. Steven A. Fishman, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 (212) 969-3000	Larry P. Medvinsky, Esq. Jason D. Myers, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Class A Common Stock, par value $.01 per share	$1,362,135,000	$156,101
Total		$156,101

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.
(2)	Represents the maximum aggregate offering price of shares of Class A common stock issuable upon consummation of the transactions described herein assuming the aggregate purchase price equals the aggregate exchange value of such shares.
(3)	Represents the shares of Class A common stock that will be issued to participants in the three subject LLCs pursuant to this Registration Statement. Participants also may elect at their option to receive cash, to the extent available, subject to a cap. To the extent cash is paid to certain participants in lieu of Class A common stock, the proposed maximum aggregate offering price of the Class A common stock will be proportionately reduced.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Empire State Building Associates L.L.C.	60 East 42nd St. Associates L.L.C.	250 West 57th St. Associates L.L.C.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

NOTICE OF CONSENT SOLICITATION TO PARTICIPANTS

            , 2012

Malkin Holdings LLC, the supervisor of each limited liability company listed above, requests that you consent to the following:

Proposed consolidation of your subject LLC into Empire State Realty Trust, Inc. As described in the attached Prospectus/Consent Solicitation Statement, Malkin Holdings LLC, as supervisor, proposes a consolidation of certain office and retail properties in Manhattan and the greater New York metropolitan area owned by Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C., or the subject LLCs, and certain private entities supervised by the supervisor, and certain related management businesses into Empire State Realty Trust, Inc., or the company. The consolidation is conditioned, among other things, upon the closing of the initial public offering of the company’s Class A common stock. The company will issue to each of the participants in the subject LLCs a specified number of shares of Class A common stock that the company expects to be listed on the New York Stock Exchange or, at each participant’s option, cash for up to [12-15]% of the shares of Class A common stock issuable to a participant, as described herein. After the series of transactions in which the subject LLCs will be consolidated into the company, the company will own, through direct and indirect subsidiaries, the assets of the subject LLCs and the assets of the private entities, along with certain related management businesses. There are 22 private entities involved in the consolidation, including the operating lessees of each of the subject LLCs, from which all required consents to the consolidation have previously been obtained. Attached to the supplement for each subject LLC as Appendix B is the contribution agreement for each subject LLC, which describes the terms of the consolidation in detail. Only the participants holding participation interests in a subject LLC during the consent solicitation period are entitled to notice of, and to vote “FOR” or “AGAINST,” the proposed consolidation. For the reasons the supervisor believes this proposal is fair and reasonable, see “Background of and Reasons for the Consolidation.”

Proposal to authorize the supervisor to sell or contribute the property interests in a third-party portfolio transaction. As a potential alternative to the consolidation, the supervisor requests that the participants consent to the sale or contribution of the subject LLCs’ property interests as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to a third party. The third-party portfolio transaction would be undertaken only if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation and certain other conditions are met. For the reasons the supervisor believes this proposal is fair and reasonable, see “Third-Party Portfolio Proposal.”

Voluntary pro rata reimbursement program for expenses of legal proceedings with former property manager and leasing agent. In addition, the participants are being asked to consent to a voluntary pro rata reimbursement to the supervisor and Peter L. Malkin for the prior advances of all costs, plus interest, incurred in connection with litigations and arbitrations with the former property manager and leasing agent of the properties owned by the subject LLCs. For the reasons the supervisor believes this proposal is reasonable, see “Voluntary Pro Rata Reimbursement Program for Expenses of Legal Proceedings with Former Property Manager and Leasing Agent.”

The supervisor invites you to vote using the enclosed consent form because it is important that your participation interest in your subject LLC be represented. Please sign, date and return the enclosed consent form in the accompanying postage-paid envelope. You also may revoke your consent to the consolidation, the third-party portfolio proposal, or both, at any time in writing before the later of the date that consents from participants equal to the percentage required to approve the consolidation and the third-party portfolio proposal, as applicable, as set forth later in the attached Prospectus/Consent Solicitation Statement are received by your subject LLC and the 60th day after the date of the attached Prospectus/Consent Solicitation Statement.

Malkin Holdings LLC

By: Peter L. Malkin Chairman	Anthony E. Malkin President

The attached Prospectus/Consent Solicitation Statement is dated             , 2012 and is being mailed to participants on or about             , 2012.

The information in this Prospectus/Consent Solicitation Statement is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. Empire State Realty Trust, Inc. may not sell the securities offered by this Prospectus/Consent Solicitation Statement until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus/Consent Solicitation Statement is not an offer to sell these securities and Empire State Realty Trust, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2012

PROSPECTUS/CONSENT SOLICITATION STATEMENT

             shares of Class A common stock, par value $.01 per share

If you are a participant in any of the following subject LLCs, your vote is very important:

Empire State Building Associates L.L.C.	60 East 42nd St. Associates L.L.C.	250 West 57th St. Associates L.L.C.

Malkin Holdings LLC, the supervisor of three publicly-registered entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C., or the subject LLCs, requests that you, as a holder of a participation interest in one or more of the subject LLCs, vote on whether to approve the proposed consolidation of the subject LLC in which you are a participant into Empire State Realty Trust, Inc., or the company, as part of a consolidation of office and retail properties in Manhattan and the greater New York metropolitan area owned by the subject LLCs and the private entities supervised by the supervisor, along with certain related management businesses, into the company, as described in more detail herein. Such transaction is referred to herein as the consolidation. The principals of the supervisor include Peter L. Malkin and Anthony E. Malkin.

The supervisor believes you will benefit from this consolidation through newly created opportunities for liquidity, enhanced operating and financing abilities and efficiencies, combined balance sheets, increased growth opportunities, enhanced property diversification, and continued leadership by the principals of the supervisor under the accountability of the governance structure of a reporting company with the U.S. Securities and Exchange Commission, or the SEC, with a board of directors consisting predominantly of independent directors. Anthony E. Malkin will be the only management member of the board of directors.

The supervisor believes that the consolidation is the best way for participants to achieve liquidity and maximize the value of their investment in their subject LLC. Following the consolidation, participants may liquidate their investments and realize current values in cash as and when they desire (subject to the restrictions of the applicable U.S. federal and state securities laws and after expiration of the lock-up period as described in this prospectus/consent solicitation) or may hold shares of Class A common stock they receive in the company in which certain executives of the supervisor will be members of the senior management team and Anthony E. Malkin, an executive and principal of the supervisor, will be Chairman, Chief Executive Officer, President and a director of the company.

The supervisor recommends that you vote “FOR” the consolidation. The Malkin Holdings group, (as defined herein) will receive substantial benefits from the consolidation and have conflicts of interest making this recommendation. See “Conflicts of Interest.”

As a potential alternative to the consolidation, the supervisor also requests that the participants consent to the sale or contribution of the subject LLCs’ property interests as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to an unaffiliated third party. While the supervisor believes the consolidation represents the best opportunity for participants to achieve liquidity and to maximize the value of their investment, the supervisor believes it also is in the best interest of all participants for the supervisor to have the flexibility and discretion, subject to certain conditions, to accept an offer for the portfolio of properties from an unaffiliated third party if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation.

The supervisor recommends that you vote “FOR” the third-party portfolio transaction proposal. The Malkin Holdings group will receive substantial benefits from the consolidation and have conflicts of interest making this recommendation. See “Conflicts of Interest.”

Participants also are being asked to consent to a voluntary pro rata reimbursement program pursuant to which the supervisor and Peter L. Malkin, a principal of the supervisor, will be reimbursed for the prior advances of all costs, plus interest, incurred in connection with the legal proceedings required to remove and replace the former property manager and leasing agent. The supervisor believes that the voluntary pro rata reimbursement program is fair and reasonable because the successful resolution of the legal proceedings allowed the properties owned by the subject LLCs and certain of the private entities to participate in a renovation and repositioning turnaround program conceived and implemented by the supervisor. The estate of Leona M. Helmsley, or the Helmsley estate, as part of an agreement with the supervisor covering this and other matters, has paid the voluntary pro rata reimbursement to the supervisor for its pro rata share of costs advanced, plus interest, which totaled $5,021,048.

This solicitation of consents expires at 5:00 p.m., Eastern time on                     , 2012, unless the supervisor extends the solicitation period for one or more proposals.

The Wien group, which consists of each of the lineal descendants of Lawrence A. Wien, including Peter L. Malkin and Anthony E. Malkin (including spouses of such descendants), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing, collectively owns participation interests in the subject LLCs and has advised that it will vote in favor of the consolidation and the third-party portfolio proposal. These participation interests represent the following percentage ownership for each subject LLC: 8.5921% for Empire State Building Associates L.L.C., 8.7684% for 60 East 42nd St. Associates L.L.C. and 7.3148% for 250 West 57th St. Associates L.L.C.

The supervisor and the Malkin Holdings group receive substantial benefits and from inception have had conflicts of interest in connection with the subject LLCs, including in connection with the consolidation or a third-party portfolio transaction. There are material risks and potential disadvantages associated with the consolidation or a third-party portfolio transaction. The supervisor and the Malkin Holdings group will receive substantial benefits in connection with the consolidation or a third-party portfolio transaction. See “Risk Factors” beginning on page 60 and “Conflicts of Interest” beginning on page 184.

THE SUPERVISOR BELIEVES THAT THE CONSOLIDATION PROVIDES SUBSTANTIAL BENEFITS AND IS FAIR TO THE PARTICIPANTS IN EACH SUBJECT LLC AND RECOMMENDS THAT ALL PARTICIPANTS VOTE “FOR” THE CONSOLIDATION. SEE “BACKGROUND OF AND REASONS FOR THE CONSOLIDATION—THE SUPERVISOR’S REASONS FOR PROPOSING THE CONSOLIDATION.”

THE SUPERVISOR BELIEVES IT IS IN THE BEST INTERESTS OF THE PARTICIPANTS TO PROVIDE THE SUPERVISOR WITH THE AUTHORITY TO APPROVE A THIRD-PARTY PORTFOLIO TRANSACTION AS AN ALTERNATIVE TO THE CONSOLIDATION AND RECOMMENDS THAT ALL PARTICIPANTS VOTE “FOR” THE THIRD-PARTY PORTFOLIO PROPOSAL. SEE “THIRD PARTY PORTFOLIO PROPOSAL” FOR THE SUPERVISOR’S REASONS FOR RECOMMENDING APPROVAL OF THE PROPOSAL.

THE SUPERVISOR BELIEVES THAT THE VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM IS FAIR AND REASONABLE AND RECOMMENDS THAT ALL PARTICIPANTS WHO HAVE NOT PREVIOUSLY CONSENTED TO THE VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM “CONSENT TO” THE PROPOSAL. SEE “VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM FOR EXPENSES OF LEGAL PROCEEDINGS WITH FORMER PROPERTY MANAGER AND LEASING AGENT” FOR A DISCUSSION OF THE SUPERVISOR’S REASONS FOR RECOMMENDING APPROVAL OF THE PROPOSAL AND THE BENEFITS TO THE SUPERVISOR.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Class A common stock or passed upon the accuracy or adequacy of this Prospectus/Consent Solicitation Statement. Any representation to the contrary is a criminal offense.

After you read this Prospectus/Consent Solicitation Statement, the company and the supervisor urge you to read the accompanying supplement for your subject LLC. The supplement contains information particular to your subject LLC. This information is material in your decision whether to vote “FOR” or “AGAINST” the consolidation.

THIS PROSPECTUS/CONSENT SOLICITATION IS AUTHORIZED FOR DELIVERY TO PARTICIPANTS ONLY WHEN ACCOMPANIED BY ONE OR MORE SUPPLEMENTS RELATING TO THE SUBJECT LLCS IN WHICH SUCH PARTICIPANTS HOLD PARTICIPATION INTERESTS. SEE “WHERE YOU CAN FIND MORE INFORMATION.”

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the proposed consolidation or would like additional copies of this Prospectus/Consent Solicitation Statement or the supplement relating to your subject LLC(s) (which will be provided at no cost), you should contact the person designated on the consent form sent to you.

To obtain timely delivery, you should request this information no later than                     , 2012.

The date of this Prospectus/Consent Solicitation Statement is                     , 2012.

i

Page
Option to Acquire Two Additional Properties	140
Other Consolidation Transaction Agreements	141
Pricing Committee	141
Description of the Tax Protection Agreement	142
Representation, Warranty and Indemnity Agreement	143
No Fractional Share of Common Stock	144
Effect of the Consolidation or a Third-Party Portfolio Transaction on Participants Who Vote Against the Consolidation or the Third-Party Portfolio Proposal	144
Effect of Consolidation on Subject LLCs not Acquired	145
Consolidation Expenses	145
Accounting Treatment	145
Subsequent Modifications to Offering Terms	145
Initial Public Offering	146
THIRD-PARTY PORTFOLIO PROPOSAL	147
VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM FOR EXPENSES OF LEGAL PROCEEDINGS WITH FORMER PROPERTY MANAGER AND LEASING AGENT	149
REPORTS, OPINIONS AND APPRAISALS	152
General	152
Appraisal	152
Properties	156
Fairness Opinion	158
EXCHANGE VALUE AND ALLOCATION OF COMMON STOCK	165
Exchange Value Allocation of Common Stock	165
Derivation of Exchange Values	166
Appraised Value of the Management Companies	167
Allocation of Common Stock and Operating Partnership Units	172
Allocation of Common Stock and Operating Partnership Units among the Subject LLCs, the Private Entities and the Management Companies	172

EXPLANATORY NOTE: The information concerning the appraisal by Duff & Phelps LLC, the independent valuer, contained in this Registration Statement on Form S-4 is based on the preliminary appraisal by the independent valuer as of July 1, 2011 and the information concerning the fairness opinion of Duff & Phelps LLC is based on the draft form of fairness opinion provided by the independent valuer. The valuation will be updated as of a date in closer proximity to the effective date of this Registration Statement on Form S-4, and the fairness opinion is expected to be delivered as of a date in closer proximity to such effective date.

v

IMPORTANT NOTICE: The contents of this Prospectus/Consent Solicitation Statement were not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding U.S. federal income tax penalties that may be imposed on the taxpayer. The following was written to support the promotion or marketing of the transactions addressed by this prospectus/consent solicitation. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The company uses market data and industry forecasts and projections throughout this Prospectus/Consent Solicitation Statement, and in particular in the section entitled “Business of the Subject LLCs.” The company has obtained substantially all of this information from a market study prepared for the company by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm in January 2012. The company has paid RCG a fee for such services. Such information is included herein in reliance on RCG’s authority as an expert on such matters. See “Experts.” In addition, the company has obtained certain market data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable. Forecasts are based on industry surveys and the preparer’s expertise in the industry and there is no assurance that any of the projected amounts will be achieved. The company believes this data others have compiled are reliable, but it has not independently verified this information. Any forecasts prepared by RCG are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice.

The term “greater New York metropolitan area” is used herein to refer only to Fairfield County, Connecticut and Westchester County, New York. The manner in which the company defines its property markets and submarkets differs from how RCG has done so in its market study included herein. Further, RCG’s definition of the New York metropolitan area differs from the company’s definition of the greater New York metropolitan area. RCG’s definition includes Putnam County and Rockland County in New York and Bergen County, Hudson County, and Passaic County in Northern New Jersey and excludes Fairfield County in Connecticut.

Unless the context otherwise requires or indicates, references in this Prospectus/Consent Solicitation Statement, which is referred to herein as the prospectus/consent solicitation, to:

(i)	the subject LLCs refers to Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.,

(ii)	the private entities refer to the privately-held entities supervised by the supervisor, which are all of the entities, other than the subject LLCs, listed in the chart under the section “Summary—The Subject LLCs, the Private Entities and the Management Companies,” which will be included in the consolidation,

(iii)

the company refers to Empire State Realty Trust, Inc. (formerly known as Empire Realty Trust, Inc.), a Maryland corporation, together with its consolidated subsidiaries, including Empire State Realty OP, L.P. (formerly known as Empire Realty Trust, L.P.), a Delaware limited partnership, which is referred to herein as the operating partnership, after giving effect to the series of transactions involving the consolidation of the subject LLCs and the private entities described in this prospectus/consent solicitation that have consented to the consolidation and a combination of (a) Malkin Holdings LLC, a New York limited liability company that acts as the supervisor of, and performs various asset management services and routine administration with respect to, the subject LLCs and certain of the private entities (as discussed in this prospectus/consent solicitation), which is referred to herein as the supervisor; (b) Malkin Properties, L.L.C., a New York limited liability company that serves as the manager and leasing agent to certain of the private entities in Manhattan, (c) Malkin Properties of New York, L.L.C., a New York limited liability company that serves as the manager and leasing agent to certain of the private entities located in Westchester County, New York, (d) Malkin Properties of

Connecticut, Inc. a Connecticut corporation that serves as the manager and leasing agent to certain of the private entities in the State of Connecticut and (e) Malkin Construction Corp., a Connecticut corporation that is a general contractor and provides services to the private entities and third parties (including certain tenants at the properties owned by the private entities), which collectively are referred to herein as the management companies,

(iv)	the properties refers to the subject LLCs’ direct or indirect fee ownership interests in the Empire State Building, One Grand Central Place and 250 West 57th Street, respectively,

(v)	the properties of the company and the portfolio refer to the properties, the other assets of the subject LLCs, the ownership interests of the private entities in their properties and the other assets of the private entities,

(vi)	the agents refer to holders of the membership interests in the subject LLCs for the benefit of participants in the agent’s participating group; each of the agents is an affiliate of the supervisor,

(vii)	the participants refer to the holders of participation interests in the membership interests held by the agents and, as applicable, investors in the private entities,

(viii)	the participation interests refer to the beneficial ownership interests of participants in the membership interest of the subject LLCs held by an agent for the benefit of participants and, as applicable, membership or partnership interests or the beneficial interests therein held by investors in the private entities,

(ix)	common stock and shares of common stock refer to both shares of the company’s Class A common stock, par value $0.01, and Class B common stock, par value $0.01 per share, unless otherwise indicated,

(x)	the IPO refers to the initial public offering of the Class A common stock of the company, and IPO price refers to the price per share of Class A common stock in the IPO,

(xi)	operating partnership units refer to the operating partnership’s limited partnership interests, and

(xii)	organizational documents refer to the limited liability company agreement, the participation agreements and the terms of any voluntary capital transaction override program and voluntary pro rata reimbursement programs for each subject LLC, to the extent applicable.

All references to the enterprise value refer to the value of the company after completion of the consolidation determined in connection with the IPO by the company in consultation with the investment banking firms managing the IPO and prior to the issuance of Class A common stock in the IPO and any issuance of Class A common stock pursuant to equity incentive plans.

All references to the aggregate exchange value refer to the aggregate exchange value of the subject LLCs, the private entities and the management companies based on the appraisal by Duff & Phelps, LLC, the independent valuer.

All references (other than information labeled as pro forma information, including the pro forma financial statements) to the number of shares of common stock, on a fully-diluted basis, issued in the consolidation refer to the number of shares of Class A common stock and Class B common stock issued or received in the consolidation, prior to the issuance of Class A common stock in the IPO and pursuant to any incentive plans, assuming that (i) the enterprise value in connection with the IPO equals the aggregate exchange value, (ii) the offering price per share in the IPO used herein which is used solely for illustrative purposes equals a hypothetical $10 per share, (iii) all of the subject LLCs, the private entities and the management companies participate in the consolidation, (iv) no cash is paid to the participants in the subject LLCs, the private entities or the management companies in the consolidation, (v) no shares of Class A common stock are issued to the supervisor pursuant to the voluntary pro rata reimbursement program, (vi) no fractional shares are issued and (vii) all operating partnership units issued in the consolidation are redeemed on a one-for-one basis and all shares of Class B common stock issued in the consolidation are converted on a one-for one basis for shares of Class A common stock.

The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The aggregate exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

All references to distributions to participants assume that all amounts payable under the voluntary pro rata reimbursement program are paid out of cash distributions from the subject LLCs and the private entities, as applicable and that no shares of Class A common stock are issued to the supervisor for amounts due under the voluntary pro rata reimbursement program.

The supervisor has made certain of these assumptions to permit the presentation of information in tables in this prospectus/consent solicitation on a consistent basis. For example, while throughout this prospectus/consent solicitation the supervisor has assumed for purposes of this presentation of information that no cash is paid, cash will be paid to non-accredited investors in the private entities and to participants in the subject LLCs and to certain investors in the private entities that are charitable organizations and exempt from New York City real property transfer tax and elect to receive cash pursuant to the cash option described herein.

All references to the stockholders refer to the holders of Class A common stock and Class B common stock of the company.

All references to the Malkin Family refer to Anthony E. Malkin, Peter L. Malkin, each of their lineal descendants (including spouses of any of the foregoing), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing.

All references to the Malkin Holdings group refer to the Malkin Family and Thomas N. Keltner, Jr., and his spouse.

All references to the Wien group refer to each of the lineal descendants of Lawrence A. Wien, including Peter L. Malkin and Anthony E. Malkin (including spouses of such descendants), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing.

For demonstrative purposes, the supervisor has assigned a hypothetical IPO offering price of $10 per share. That value is strictly hypothetical and is for illustrative purposes only.

All references to the property and assets owned by the company upon completion of the consolidation refer to the company upon completion of the consolidation, without giving effect to the IPO, and assuming that all required consents of the participants in the subject LLCs have been obtained and all of the properties and assets to be acquired from the subject LLCs, the private entities and the management companies pursuant to the consolidation have been acquired.

All references to a third-party portfolio transaction refer to the sale or contribution of the subject LLCs’ property interests and other assets as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to a third party. The description of the company in this prospectus/consent solicitation assumes that all of the properties and assets to be acquired from the subject LLCs, the private entities and the management companies pursuant to the consolidation have been acquired by the company rather than a third party pursuant to a third-party portfolio transaction.

Certain terms and provisions of various agreements are summarized in this prospectus/consent solicitation. These summaries are qualified in their entirety by reference to the complete text of any such agreements, which are either attached as exhibits or appendices to this prospectus/consent solicitation or the supplement for your subject LLC in the form in which they are expected to be signed (but subject to change, including potentially significant changes, as described below) or filed as an exhibit to the Registration Statement on Form S-4 of which this prospectus/consent solicitation is a part. The parties to such agreements may make changes (including changes that may be deemed material) to the forms of the agreements attached as appendices or exhibits hereto, contained in the applicable supplement or filed as exhibits to the Registration Statement on Form S-4.

QUESTIONS AND ANSWERS ABOUT

THE CONSOLIDATION

Q:	What am I being asked to approve?

A: The supervisor, which is an affiliate of Peter L. Malkin and Anthony E. Malkin, is submitting the following proposals for your approval:

•

A consolidation of your subject LLC and certain office and retail properties in Manhattan and the greater New York metropolitan area owned by the subject LLCs and the private entities, all of which are supervised by the supervisor, and certain related management businesses, into the company, which is intended to qualify for taxation as a real estate investment trust for U.S. federal income tax purposes, which is referred to herein as a REIT.

•

As a potential alternative to the consolidation, the sale or contribution of the subject LLCs’ property interests as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to a third party if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation and certain other conditions are met.

•

Voluntary pro rata reimbursement to the supervisor and Peter L. Malkin for the prior advances of all costs, plus interest, incurred in connection with litigations and arbitrations with the former property manager and leasing agent of the property.

Each of these proposals is subject to a separate consent, and approval of each proposal is not dependent on approval of any other proposal.

Q:	Who is the supervisor?

A: The supervisor of the subject LLCs, Malkin Holdings LLC, provides asset management services for, and supervises the operations of, the subject LLCs. Anthony E. Malkin and Peter L. Malkin are principals of the supervisor. The supervisor also provides similar services to the private entities, including the private entities that hold operating lease interests in the properties owned by the subject LLCs.

Q:	Why is the supervisor proposing the consolidation?

A: The supervisor believes this transaction represents the logical next step of value creation after years of action under the supervisor’s leadership to preserve, restore, and enhance your investment in the subject LLC. Included in that history is a challenging time, which began with litigation commenced in 1997 by Peter L. Malkin and the supervisor to remove Helmsley-Spear, Inc., which is referred to herein as the former property manager and leasing agent (after it was sold by entities controlled by Leona M. Helmsley) as property manager and leasing agent of the properties owned by the subject LLCs and other properties which are now included in the plans for this consolidation.

Since the successful resolution of that litigation, the supervisor has overseen the engagement by the subject LLCs of independent property management and leasing agents and the transformation of the Empire State Building to a self management structure, retaining a third party agent for leasing only; developed and is in the process of effecting a comprehensive renovation and repositioning program for improving the physical condition of and upgrading the credit quality of tenants at the property, and raised the properties’ profile as part of a well regarded portfolio brand. The supervisor believes that it is an opportune time for the subject LLCs to take advantage of the opportunity to participate in the consolidation which will afford participants administrative and operating efficiencies, as well as better value protection through diversification.

Additionally, the supervisor believes the consolidation provides value enhancement through better access to capital and options for liquidity for investors who so desire.

The supervisor has reviewed this transaction carefully and believes that current and anticipated property results provide favorable prospects for the consolidation. The supervisor will consider the capital market conditions at the time the IPO is ready to commence, but the supervisor is confident that a well located, well run, well capitalized portfolio of office and retail properties in Manhattan and in the greater New York metropolitan area is a desirable portfolio for an IPO. The consolidation and IPO will launch the company as a public company with its Class A common stock expected to be listed on the New York Stock Exchange, which is referred to herein as the NYSE, upon completion of the IPO.

The supervisor believes that the consolidation is the best way for participants to achieve liquidity and to maximize the value of their investment in the subject LLCs. The supervisor believes that benefits to participants from the consolidation include:

•

Liquidity for participants that elect to receive shares of Class A common stock expected to be listed on the NYSE, which investors may sell from time to time as and when they so desire (subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period as described in this prospectus/consent solicitation). Presently there is no active trading market for the participation interest you hold in your subject LLC, which is only an indirect interest in real property subject to an operating lease, which is not under the operational control of your subject LLC;

•

Anticipated regular quarterly cash distributions on their shares of Class A common stock, which will include distributions of at least 90% of the company’s annual net taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains, which is required for REIT qualification as described below;

•

Conversion of the current governance structure which is inefficient and costly in general and in which participants do not share in the same economic benefit that they would receive through ownership and operation of the properties by a single entity into a modern, centralized and efficient governance structure;

•

The opportunity to continue to hold interests in an entity operating under the brand developed by the supervisor and to participate in any future growth of the company, while removing obstacles to obtaining true synergies and realization of value, such as combining financings, movements of tenants from one building to another, sharing of employees and management and oversight;

•	Anticipated value enhancement through operating and capital structure efficiencies and the benefit of property diversification;

•

The opportunity to continue to hold interests in an entity in which certain executives of the supervisor will be members of the senior management team and Anthony E. Malkin will be Chairman, Chief Executive Officer, President and a director of the company;

•

The governance structure of an SEC reporting company with its Class A common stock expected to be listed on the NYSE, which provides accountability through the oversight of the company by a board of directors consisting predominantly of independent directors and

•	Immediate liquidity for those participants that receive cash upon exercise of the cash option.

Q:	What is the proposed consolidation upon which I am being asked to vote?

A: You are being requested to approve the consolidation in which your subject LLC will contribute its assets to the operating partnership in exchange for Class A common stock of the company and/or cash. All of the subject LLCs together represent 41.5% of the aggregate exchange value. As part of the consolidation, the company also will enter into similar transactions with the other subject LLCs, private entities and the management companies described elsewhere in this prospectus/consent solicitation.

Through the consolidation, the company intends to combine the properties of the subject LLCs and the private entities and the assets and operations of the supervisor and the other management companies into the company, and intends to elect and to qualify as a REIT for U.S. federal income tax purposes. The closing of the consolidation will occur simultaneously with the closing of an IPO of the company’s Class A common stock. If the consolidation is approved by the three subject LLCs, the company acquires the properties from each of private entities and the company acquires the management companies, the company will own 12 office properties which, as of September 30, 2011, encompass approximately 7.7 million rentable square feet of office space, and which were approximately 79.9% leased as of September 30, 2011 (or 83.0% giving effect to leases signed but not yet commenced as of that date). Seven of these properties are located in the midtown Manhattan market and encompass in the aggregate approximately 5.8 million rentable square feet of office space, including the Empire State Building, the world’s most famous office building. The Manhattan office properties also contain an aggregate of 432,176 rentable square feet of premier retail space on the ground floor and/or lower levels. The remaining five office properties are located in Fairfield County, Connecticut and Westchester County, New York, encompassing approximately 1.8 million rentable square feet in the aggregate. The majority of the square footage for these five properties is located in densely populated metropolitan communities with immediate access to mass transportation. Additionally, the company has entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of its office properties, that will support the development of an approximately 340,000 rentable square foot office building and garage. As of September 30, 2011, the portfolio also included four standalone retail properties located in Manhattan and two standalone retail properties located in the city center of Westport, Connecticut, encompassing 204,452 rentable square feet in the aggregate. As of September 30, 2011, the standalone retail properties were approximately 96.8% leased in the aggregate (or 96.8% giving effect to leases signed but not yet commenced as of that date).

The consolidation offers participants the opportunity to become stockholders of the company, which will have as senior management certain executives of the supervisor, a recognized operator of office and retail properties in Manhattan and the greater New York metropolitan area. The supervisor has a comprehensive knowledge of its markets that has been developed through the supervisor’s principals’ substantial experience. The consolidation also will result in the creation of a company with a board of directors consisting predominantly of independent directors, which will be responsible for overseeing the operations of the company. Anthony E. Malkin will be the only management member of the board of directors.

All of the properties are located in Manhattan and the greater New York metropolitan area, which, according to RCG, is one of the most-prized office markets in the world and a world-renowned retail market due to a combination of supply constraints, high barriers to entry, near-term and long-term prospects for job creation, vacancy absorption and rental rate growth. The supervisor believes that the company will represent a unique opportunity to invest in a well-capitalized company with real estate in these most-prized markets and recognized and respected leadership. The company’s primary focus will be to continue to own, operate and manage its current portfolio and to acquire and reposition office and retail properties in Manhattan and the greater New York metropolitan area.

Q:	Has the company received consents from the private entities and the management companies for the consolidation?

A: All required consents of the private entities and the management companies, including the consents of the Wien group and the interests of the estate of Leona M. Helmsley (which is referred to herein as the Helmsley estate), to the acquisition by the company of the assets of the private entities and the management companies have been obtained prior to the date of this prospectus/consent solicitation. In addition, the Wien group collectively owns participation interests in the subject LLCs and has advised that it will vote in favor of the consolidation and the third-party portfolio proposal. These participation interests represent the following percentage ownership for each subject LLC: 8.5921% for Empire State Building Associates L.L.C., 8.7684% for 60 East 42nd St. Associates L.L.C. and 7.3148% for 250 West 57th St. Associates L.L.C.

Q:	What are the conditions for the consolidation to close?

A: The following conditions must be satisfied to consummate the consolidation of the subject LLC: (i) requisite consent of the participants in the subject LLC must have been received; (ii) the closing of the IPO and the listing of the Class A common stock on the NYSE or another national securities exchange; (iii) the closing of the consolidation no later than December 31, 2014; (iv) the participation of Empire State Building Associates L.L.C. and the private entity which owns an interest in the Empire State Building participating in the consolidation and (v) other customary conditions. The consolidation is not conditioned on any of the other subject LLCs or private entities participating in the consolidation.

Q:	What will I be entitled to receive if I vote “FOR” the consolidation and either proposal is approved by my subject LLC?

A: If you vote “FOR” the consolidation and your subject LLC participates in the consolidation, you will receive shares of Class A common stock in exchange for the participation interest that you own in your subject LLC.

Q:	What will I be entitled to receive if I don’t vote “FOR” the consolidation and either proposal is approved by my subject LLC?

A: If you vote “AGAINST” the consolidation, you do not vote or you “ABSTAIN,” and your subject LLC participates in the consolidation, if you are a participant in 250 West 57th St. Associates L.L.C., you will receive shares of Class A common stock, and, as set forth under the section entitled “Summary—Voting Procedures for the Consolidation Proposal and the Third-Party Portfolio Proposal”, if you are a participant in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C., your participation interests will be subject to a buyout pursuant to the subject LLC’s organizational documents. The buyout amount would be substantially lower than the exchange value. These buyout amounts are $100 for the interest held by a participant in Empire State Building Associates L.L.C. and $100 for the interest held by a participant in 60 East 42nd St. Associates L.L.C., as compared to the exchange value of $33,085 per $1,000 original investment for Empire State Building Associates L.L.C. and $38,972 per $1,000 original investment for 60 East 42nd St. Associates L.L.C., respectively. Prior to an agent purchasing the participation interests of non-consenting participants for the benefit of the applicable subject LLC, the agent will give such participants not less than ten days’ notice after the required consent is received by a subject LLC to permit them to consent to the consolidation or the third-party portfolio proposal, as applicable, in which case their participation interests will not be purchased.

Q:	If my subject LLC consolidates with the company, may I choose to receive something other than shares of Class A common stock?

A: Yes, you will have the option to receive cash (at a price per share equal to the IPO price reduced by the underwriting discount per share paid by the company in the IPO) for up to [12-15] % of the shares of Class A common stock issuable to you in the consolidation, by electing a cash option in the consent form accompanying this prospectus/consent solicitation. This election is referred to herein as the cash option. The cash option provides those participants that wish to receive cash the ability to have immediate liquidity. Participants in the subject LLCs are being provided with the option to enable them to receive cash to cover a portion of U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15] % to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

Q:	How was the value of my participation interest determined?

A: The value of your participation interest, as described in this prospectus/consent solicitation, was determined based on the exchange value for your subject LLC. The exchange value of your subject LLC and the other subject LLCs, the private entities and the management companies is the value of each of and all these entities based on the appraisal by Duff & Phelps, LLC, which is referred to herein as Duff & Phelps or the independent valuer, which serves as the independent valuer for all the subject LLCs, the private entities and the management companies. Shares of common stock, operating partnership units and/or cash, as applicable, will be allocated among the subject LLCs, the private entities and the management companies based upon the exchange values of each subject LLC, each private entity and the management companies. The exchange value was then allocated among the participants and the holders of the override interests by the independent valuer in accordance with each subject LLC’s organizational documents. However, as described elsewhere in this prospectus/consent solicitation, while the exchange value was used to establish the relative value of the properties and participation interests, this value does not necessarily represent the fair market value of your participation interest.

The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The value of the consideration will be based on the enterprise value determined in connection with pricing of the IPO. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

Q:	How many shares of Class A common stock will I be entitled to receive if my subject LLC is consolidated with the company?

A: The number of shares of Class A common stock that will be allocated to each subject LLC in the consolidation based on the exchange value is set forth in the chart under the caption “Summary—The Consolidation—Allocation of Common Stock.” You will receive a portion of the Class A common stock allocated to your subject LLC in accordance with your percentage interest in the subject LLC and the subject LLC’s organizational documents. The number of shares of Class A common stock presented in this prospectus/consent solicitation is based on the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor to illustrate the number of shares of Class A common stock that a participant would receive if the enterprise value of the company determined in connection with the IPO were the same as the aggregate exchange value and the IPO price were $10 per share. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value divided by the actual IPO price upon pricing of the IPO. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

Q:	What are the rights of holders of Class A common stock and Class B common stock?

A: Each share of Class A common stock will entitle the holder to one vote, and each outstanding share of Class B common stock will entitle the holder to 50 votes on each matter on which holders of Class A common stock are entitled to vote, including the election of directors, and the holders of shares of Class A common stock and Class B common stock will vote together as a single class. Subject to the provisions of the company’s charter regarding the restrictions on ownership and transfer of the company’s stock, shares of Class A common stock and Class B common stock will have equal dividend, liquidation and other rights.

Accredited investors in the private entities and the management companies which had an option to elect operating partnership units at the time that they made their election of consideration in the private solicitation had an option to elect to receive one share of Class B common stock in lieu of one operating partnership unit for every 50 non-voting operating partnership units such participant would otherwise receive in the consolidation.

Q:	Why am I being asked to consent to a third-party portfolio proposal?

A: As a potential alternative to the consolidation, you also are being asked to consent to the sale or contribution of the subject LLC’s property interest as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to a third party. Through solicitation of consents, for the first time the properties owned by the subject LLCs and the private entities can be joined as a single portfolio. While the supervisor believes the consolidation and IPO represent the best opportunity for participants in the subject LLCs and the private entities to achieve liquidity and to maximize the value of their respective investments, the supervisor also believes it is in the best interest of all participants for the supervisor to be able to approve offers from unaffiliated third parties for the portfolio as a whole.

Market forces are dynamic, unpredictable, and subject to volatility. Should the public awareness of the proposed consolidation and IPO produce potential compelling offers from unaffiliated third parties to purchase the consolidated portfolio, it will be costly and time consuming to solicit consents to allow a sale or contribution of the portfolio to a third party, and there is considerable risk that any opportunity which might appear would be lost without the requested consent in place. Therefore, the supervisor believes that it is advisable to have the flexibility and discretion, subject to certain conditions, to accept an offer for the entire portfolio of properties from an unaffiliated third party, rather than pursue the consolidation and IPO, if the supervisor determines the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation. The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate. Any third-party interested in making a portfolio proposal will be instructed to make its offer for all cash. It is possible that participants or the supervisor and its affiliates may be offered an option to receive securities in lieu of all or a portion of the cash. The supervisor will be authorized to approve offers only if definitive agreements are entered into prior to December 31, 2015 or such earlier date as the supervisor may set with or without notice or public announcement.

Q:	What will I be entitled to receive if I don’t vote “FOR” the third-party portfolio proposal and it is approved by my subject LLC?

A: If you vote “AGAINST” the third-party portfolio proposal, you do not vote or you “ABSTAIN,” and your subject LLC participates in the third-party portfolio proposal, if you are a participant in 250 West 57th St. Associates L.L.C. you will receive the same consideration as other participants and, as set forth under the section entitled “Summary—Voting Procedures for the Consolidation Proposal and the Third-Party Portfolio Proposal”, if you are a participant in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C., your participation interests will be subject to a buyout pursuant to the subject LLC’s organizational documents. The buyout amount would be substantially lower than the exchange value in connection with the allocation of consideration in the consolidation. These buyout amounts are $100 for the interest held by a participant in Empire State Building Associates L.L.C. and $100 for the interest held by a participant in 60 East 42nd St. Associates L.L.C., as compared to the exchange value of $33,085 per $1,000 original investment for Empire State Building Associates L.L.C. and $38,972 per $1,000 original investment for 60 East 42nd St. Associates L.L.C., respectively. Prior to an agent purchasing the participation interests of non-consenting participants for the benefit of the applicable subject LLC, the agent will give such participants not less than ten days’ notice after the required consent is received by a subject LLC to permit them to consent to the consolidation or the third-party portfolio proposal, as applicable, in which case their participation interests will not be purchased.

Q:	Why am I being asked to consent to a voluntary pro rata reimbursement program?

A: You are being asked to consent to a voluntary pro rata reimbursement program pursuant to which the supervisor and Peter L. Malkin, a principal of the supervisor, will be reimbursed for the prior advances of all costs, plus interest, incurred in connection with the legal proceedings with Helmsley-Spear, Inc., the former property manager and leasing agent, which resulted in the removal of the former property manager and leasing agent as property manager and leasing agent of the properties owned by the subject LLCs and certain of the private entities and has enabled a renovation and repositioning turnaround program to be implemented by the supervisor. If you consent to the voluntary pro rata reimbursement program, the supervisor and Peter L. Malkin will be reimbursed for your pro rata share of costs, plus interest, previously incurred out of your share of the excess cash of your subject LLC that is being distributed to participants, and, to the extent that is insufficient, the shares of Class A common stock that you would receive in the consolidation or the consideration that you would receive in a third-party portfolio transaction, as applicable, will be reduced by the balance (valued, if the consolidation is consummated, at the IPO price) and such balance would be paid to the supervisor and Peter L. Malkin in shares of Class A common stock, if the consolidation is consummated, or out of distributions that you would receive from the proceeds of a third-party portfolio transaction, if consummated, or out of distributions from operations of the subject LLC.

The table below shows the amount to be received by the supervisor out of the distributions of each consenting participant for each $1,000 of original investment by a participant pursuant to the voluntary pro rata reimbursement program:

	Exchange Value of Shares of Common Stock to be Received by Participants per $1,000 Original Investment	Voluntary Reimbursement
		Per $1,000 Original Investment	Total
Empire State Building Associates L.L.C.	$33,085	$101	$3,329,234
60 East 42nd St. Associates L.L.C.	$38,972	$236	$1,653,504
250 West 57th St. Associates L.L.C.	$35,722	$204	$733,795

The Helmsley estate, as part of an agreement with the supervisor covering this and other matters, has paid the voluntary pro rata reimbursement to the supervisor for its pro rata share of costs advanced, plus interest, which totaled $5,021,048.

To consent to this proposal, simply indicate on the enclosed consent form that you want to consent to this proposal, then sign and mail it in the enclosed return envelope as soon as possible. If you “CONSENT” to the voluntary pro rata reimbursement program, your consent is made only with respect to your participation interest, and your participation in the program is not dependent on the consent of any other participant. If you sign and send in your consent form and do not indicate that you want to consent, you will be counted as “NOT” consenting to this proposal. If you indicate on your consent form that you “ABSTAIN,” you will be counted as “NOT” consenting to this proposal.

Q:	What is a REIT, and why will the company elect to be a REIT?

A: A REIT is an entity that has elected and qualifies to be taxed as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended, referred to herein as the Code. A REIT is subject to requirements under the Code related to, among other things, the nature of its income and the composition of its assets, the amount of its annual distributions, and the diversity of its stock ownership. The primary benefit of REIT qualification is that a REIT is generally entitled to a deduction for dividends that it pays and, therefore, is not subject to U.S. federal corporate income tax on its net income distributed to its stockholders if it distributes its net taxable income to its stockholders on an annual basis. Therefore, upon a distribution of dividends by the company to its stockholders, income generated by the company will be taxed only at the stockholder-level. By contrast, a non-REIT “C” corporation is subject to U.S. federal corporate income tax on its taxable income without regard to dividends paid, and its stockholders are subject to U.S. federal income tax on dividends received.

Q:	What is the operating partnership?

A: The structure of the company generally is referred to as an “UPREIT” structure. Substantially all of the company’s assets will be held directly or indirectly by the operating partnership. Holders of operating partnership units will have the same rights to distributions as stockholders. This structure generally will enable the company to acquire assets in transactions that will not trigger the recognition of gain to the owners of the acquired assets, assuming certain conditions are met.

The company will be the sole general partner of the operating partnership. As the sole general partner of the operating partnership, the company generally has the exclusive power under the operating partnership agreement to manage and conduct the business of the operating partnership, without the consent of the holders of operating partnership units or the stockholders.

The operating partnership units will be owned by the company and by any person who transfers interests or assets to the operating partnership or one of its subsidiaries in exchange for operating partnership units, including participants in the private entities and the Malkin Holdings group that will be issued operating partnership units as part of the consolidation in exchange for their participation interests and override interests in the private entities and the subject LLCs and their interests in certain of the management companies, as applicable. The company will own one operating partnership unit for each outstanding share of common stock.

Q:	What is the scope of the public U.S. REIT market?

A: According to the National Association of Real Estate Investment Trusts, as of September 30, 2011, there were approximately 140 REITs in the U.S. that trade on one of the major stock exchanges, with 130 trading on the NYSE. Total equity market capitalization was approximately $413 billion and the total assets of these listed REITs amounted to approximately $827 billion.

Q:	Who can vote on the consolidation and third-party portfolio proposal?

A: Participants in each subject LLC who hold participation interests in such subject LLC during the consent solicitation period are entitled to vote “FOR” or “AGAINST” each of the proposed consolidation and the third-party portfolio proposal with respect to such subject LLC. In the event of a transfer of a participation interest that previously has been voted, that vote will remain in effect unless revoked by the transferee.

The Wien group collectively owns participation interests in the subject LLCs and has advised that it will vote in favor of the consolidation and the third-party portfolio proposal. These participation interests represent the following percentage ownership for each subject LLC: 8.5921% for Empire State Building Associates L.L.C., 8.7684% for 60 East 42nd St. Associates L.L.C. and 7.3148% for 250 West 57th St. Associates L.L.C.

Q:	How do I vote “FOR” the consolidation and the third-party portfolio proposal?

A: Simply indicate on the enclosed consent form how you want to vote for each proposal, then sign and mail it in the enclosed return envelope as soon as possible so that your participation interest may be voted “FOR” or “AGAINST” each proposal. If you sign and send in your consent form and do not indicate how you want to vote on either one of these proposals, your consent will be counted as a vote “FOR” such proposal. If you do not submit your consent form or you indicate on your consent form that you “ABSTAIN” from either proposal, it will have the effect of voting “AGAINST” such proposal. If you vote “FOR” the consolidation and your subject LLC participates in the consolidation, you effectively will preclude other alternatives, other than a third-party portfolio transaction, unless you vote “AGAINST” the third-party portfolio proposal. These alternatives include continuation of your subject LLC and a sale of your subject LLC’s interest in the property and the resulting distribution of the net proceeds to its participants. Each of these proposals is subject to a separate consent and approval of each proposal is not dependent on approval of any other proposal.

Q:	Can I change my vote on the consolidation proposal or the third-party portfolio proposal after I mail my consent form?

A: Yes. You can change your vote on the consolidation proposal, the third-party portfolio proposal, or both, at any time before the later of the date that consents from participants holding the required percentage interests are received by your subject LLC and the 60th day after the date of this prospectus/consent solicitation. The required percentage interests for Empire State Building Associates L.L.C. is 80% of the outstanding participation interests in each of the three participating groups, for 60 East 42nd St. Associates L.L.C. is 90% of the outstanding participation interests in each of the seven participating groups and for 250 West 57th St. Associates L.L.C. is 75% of the outstanding participation interests in eight out of the ten participating groups. You can change your vote in one of two ways: you can send us a written statement that you would like to change your vote, or you can send us a new consent form. Any change in your vote or new consent form should be sent to MacKenzie Partners, Inc. our vote tabulator.

Q:	Are there any tax consequences as a result of the consolidation?

A: You will generally recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest, exceeds your tax basis in your participation interest. You will recognize “phantom income” (i.e., income in excess of any cash and the value of any shares of common stock you receive) if you have a “negative capital account” with respect to your participation interest. The supervisor urges you to consult with your tax advisor to evaluate the tax consequences to you in your particular circumstances as a result of the consolidation.

Q:	Will I be able to transfer the shares of Class A common stock I receive in the consolidation?

A: As stockholders, participants will own Class A common stock which is expected to be listed on the NYSE, and therefore will be publicly valued and freely tradable. Participants will be able to achieve liquidity by selling all or part of the shares of Class A common stock (subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period as described herein).

Q:	In addition to this prospectus/consent solicitation, I received a supplement. What is the difference between this prospectus/consent solicitation and the supplement?

A: The purpose of this prospectus/consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generally applicable to all of the subject LLCs. The purpose of the supplement is to describe the investment considerations particular to your subject LLC.

After you read this prospectus/consent solicitation, the supervisor urges you to read the supplement. The supplement contains information particular to your subject LLC. This information is material in your decision whether to vote “FOR” or “AGAINST” the consolidation.

Q:	When do you expect the consolidation to be completed?

A: The company plans to complete the consolidation as soon as possible after the receipt of the approval by the required vote of your subject LLC’s participants and the approval by the required vote of the other subject LLCs’ participants, conditioned on the closing of the IPO. The company is unable to estimate the closing date of the consolidation and has required that it be completed no later than December 31, 2014. Your consent form must be received by                 , 2012, unless the supervisor extends the solicitation period. The supervisor reserves the right to extend on one or more occasions the solicitation period for one or more proposals for one or more subject LLCs without extending for other proposals or subject LLCs whether or not it has received approval for the consolidation or the third-party portfolio proposal.

Q:	If I own participation interests in more than one subject LLC, what should I do?

A: For each subject LLC in which you own a participation interest, in the same mailing in which you received this prospectus/consent solicitation you have received a transmittal letter, supplement and consent form which provides for vote with respect to the consolidation proposal and the third-party portfolio proposal. Regardless of how many subject LLCs in which you own a participation interest, you have received a single copy of the prospectus/consent solicitation. Participants in each subject LLC will vote separately on whether or not to approve the consolidation. Accordingly, if you hold participation interests in more than one subject LLC, you must complete one consent form for each subject LLC in which you are a participant.

Q:	Information in this prospectus/consent solicitation is based on a $1,000 original investment. Where can I find information about my actual original investment?

A: Information is presented in this prospectus/consent solicitation based on a $1,000 original investment to allow participants to determine the effect on them individually. Information regarding the amount of your actual original investment will be provided on the consent form sent to you.

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the consolidation or would like additional copies of the prospectus/consent solicitation or the supplement relating to your subject LLC(s) (which will be provided at no cost), you should contact the person designated on the consent form sent to you.

SUMMARY

This summary highlights information contained elsewhere in this prospectus/consent solicitation and may not contain all of the information regarding the consolidation that is important to you. To understand the consolidation and the third-party portfolio proposal fully and for a more complete description of the terms of and risks related to the consolidation and the third-party portfolio proposal, you should read carefully this entire prospectus/consent solicitation, the accompanying supplement relating to your subject LLC, the accompanying transmittal letter and the other documents to which the supervisor or the company, as applicable, has referred you, including the appendices and documents incorporated into this prospectus/consent solicitation by reference. See “Where You Can Find More Information.”

Purpose of this Prospectus/Consent Solicitation

You are being requested to approve the consolidation in which your subject LLC will contribute its assets to the company as part of the consolidation in exchange for Class A common stock of the company and/or cash. As part of the consolidation, the company also will enter into similar transactions with the other subject LLCs, the private entities and with the supervisor and other management companies that provide services to the subject LLCs and these entities. The company will be led by its Chairman, Chief Executive Officer and President, Anthony E. Malkin, who has provided portfolio leadership as president of the supervisor, while Peter L. Malkin will continue to provide guidance as Chairman Emeritus, all supported by the supervisor’s team of executives and staff, who are expected to join the company as part of the consolidation. The consolidation also will result in the creation of a company with a board of directors consisting predominantly of independent directors, which will be responsible for overseeing the operations of the company. Anthony E. Malkin will be the only management member of the board of directors.

The supervisor believes you will benefit from this consolidation through newly created opportunities for liquidity, enhanced operating and financing abilities and efficiencies, combined balance sheets, increased growth opportunities, enhanced property diversification, and continued leadership by the principals of the supervisor under the accountability of the governance structure of a company with its Class A common stock expected to be listed on the New York Stock Exchange, which is referred to herein as the NYSE, and a board of directors consisting predominantly of independent directors.

The supervisor believes this transaction represents the logical next step of value creation after years of action under the supervisor’s leadership to preserve, restore, and enhance your investment in the subject LLC. Included in that history is a challenging time, which began with litigation commenced in 1997 by Peter L. Malkin and the supervisor to remove Helmsley-Spear, Inc., the former property manager and leasing agent (after it was sold by entities controlled by Leona M. Helmsley), as property manager and leasing agent of the properties owned by the subject LLCs and other properties, which are now included in the plans for this consolidation.

Since the successful resolution of that litigation, the supervisor has overseen the engagement by the subject LLCs of independent property management and leasing agents, developed and substantially effected a comprehensive renovation and repositioning program for improving the physical condition of and upgrading the credit quality of tenants at the property, and raised the property’s profile as part of a well regarded portfolio brand. The supervisor believes that it is an opportune time for the subject LLCs to take advantage of the opportunity to participate in the consolidation which will afford participants the administrative and operating efficiencies, as well as better value protection through diversification. Additionally, the supervisor believes the consolidation provides value enhancement through better access to capital and liquidity for investors who so desire.

The supervisor has reviewed this transaction carefully and believes that current and anticipated property results provide favorable prospects for the consolidation. The supervisor will consider the capital market conditions at the time the IPO is ready to commence, but the supervisor is confident that a well located, well run, well capitalized portfolio of office and retail properties in Manhattan and in the greater New York metropolitan area is a desirable portfolio for an IPO.

The consolidation offers participants the opportunity to become stockholders of the company, which is being formed to continue and expand the commercial real estate business of the subject LLCs, the private entities and the management companies participating in the consolidation. The supervisor has developed a comprehensive knowledge of its markets that has been acquired through its senior management team’s substantial experience and is a recognized operator of office and retail properties.

Manhattan and the greater New York metropolitan area is one of the most-prized office markets in the world and a world-renowned retail market. Its status is derived from a combination of supply constraints and high barriers to entry, as well as near-term and long-term prospects for job creation, vacancy absorption and rental rate growth. Upon completion of the consolidation, all of the company’s properties will be located in Manhattan and the greater New York metropolitan area. The supervisor believes that the company will represent a unique opportunity to invest in a well-capitalized company with real estate in these most-prized markets and recognized and respected leadership. The company’s primary focus will be to manage its current portfolio and acquire and reposition office and retail properties in Manhattan and the greater New York metropolitan area.

A subject LLC will participate in the consolidation only if participants holding more than the required percentage of the outstanding participation interests in the subject LLC vote in favor of the consolidation, as described herein.

Description of the Company and the Subject LLCs

Overview

The company is a self-administered and self-managed real estate investment trust, or REIT, that owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area. The company was formed to continue and expand the commercial real estate business of the supervisor and its affiliates. The company’s primary focus will be to continue to own, manage and operate its current portfolio and to acquire and reposition office and retail properties in Manhattan and the greater New York metropolitan area.

As of September 30, 2011, the company owned 12 office properties encompassing approximately 7.7 million rentable square feet of office space, which were approximately 79.9% leased (or 83.0% giving effect to leases signed but not yet commenced as of that date). Seven of these properties are located in the midtown Manhattan market and encompass in the aggregate approximately 5.8 million rentable square feet of office space, including the Empire State Building, the world’s most famous office building. The company’s Manhattan office properties also contain an aggregate of 432,176 rentable square feet of premier retail space on their ground floor and/or lower levels. The company’s remaining five office properties are located in Fairfield County, Connecticut and Westchester County, New York, encompassing in the aggregate approximately 1.8 million rentable square feet. The majority of square footage for these five properties is located in densely populated metropolitan communities with immediate access to mass transportation. Additionally, the company has entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of its office properties, that will support the development of an approximately 340,000 rentable square foot office building and garage, which is referred to herein as Metro Tower. As of September 30, 2011, the company’s portfolio also included four standalone retail properties located in Manhattan and two standalone retail properties located in the city center of Westport, Connecticut, encompassing 204,452 rentable square feet in the aggregate. As of September 30, 2011, the company’s standalone retail properties were approximately 96.8% leased in the aggregate (or 96.8% giving effect to leases signed but not yet commenced as of that date).

In addition, the company has an option to acquire from three private entities supervised by the supervisor two additional Manhattan office properties encompassing approximately 1.4 million rentable square feet of office space and 153,298 rentable square feet of ground floor retail space. These option properties currently are subject to ongoing litigation and the company has an option to acquire fee, long-term leasehold, sub-leasehold and/or sub-subleasehold interests in these two properties, as applicable, after such litigation is resolved. These properties are referred to herein as the option properties. For more information please see “The Company Business and Properties—Description of Option Properties.

From 2002 through 2006, the supervisor gradually gained day-to-day management of the company’s Manhattan office properties. Since then, the supervisor has been undertaking a comprehensive renovation and repositioning strategy of its Manhattan office properties that has included the physical improvement through upgrades and modernization of, and tenant upgrades in, such properties. From 2002 through September 30, 2011, the subject LLCs and the private entities have invested a total of approximately $296.0 million (excluding tenant improvement costs and leasing commissions) in its Manhattan office properties pursuant to this program. The company currently intends to invest between $175.0 million and $215.0 million of additional capital through the end of 2013. The company expects to complete substantially this program by the end of 2013, except with respect to the Empire State Building, which is the last Manhattan office property that began its renovation program. In addition, the company currently estimates that between $55.0 million and $65.0 million of capital is needed beyond 2013 to complete the renovation program at the Empire State Building, which the company expects to complete substantially in 2016, due to the size and scope of the company’s remaining work and the company’s desire to minimize tenant disruptions at the property. The company intends to fund these capital improvements through a combination of operating cash flow and borrowings.

These improvements, within the renovation and repositioning program, include restored, renovated and upgraded or new lobbies; elevator modernization; renovated public areas and bathrooms; refurbished or new windows; upgrade and standardization of retail storefront and signage; façade restorations; modernization of building-wide systems and enhanced tenant amenities. These improvements are designed to improve the overall value and attractiveness of the company’s properties and have contributed significantly to its tenant repositioning efforts, which seek to increase the company’s occupancy; raise the company’s rental rates; increase the company’s rentable square feet; increase the company’s aggregate rental revenue; lengthen the company’s average lease term; increase the company’s average lease size; and improve the company’s tenant credit quality. The company has also aggregated smaller spaces in order to offer larger blocks of office space, including multiple floors, that are attractive to larger, higher credit-quality tenants and to offer new, pre-built suites with improved layouts. This strategy has shown attractive results to date, as illustrated by the case studies which are described in “The Company Business and Properties—Renovation and Repositioning Case Studies,” and the company believes it has the potential to improve the company’s operating margins and cash flows in the future. The company believes the company will continue to enhance its tenant base and improve rents as the company’s pre-renovation leases continue to expire and be re-leased.

The Empire State Building is the company’s flagship property and provides the company with a significant and diversified source of revenue through its office and retail leases, observatory operations and broadcasting licenses and related leased space. On a pro forma basis, during the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, the company generated approximately $156.7 million and $197.4 million of revenue from the Empire State Building. The ongoing repositioning of the Empire State Building, which comprises 2,675,779 rentable square feet of office space and 163,655 rentable square feet of retail space, is representative of the company’s strategic vision for its Manhattan office properties. To date, the renovation and repositioning efforts have enabled the supervisor to lease significant amounts of space at the Empire State Building to new higher credit-quality tenants, including: LF USA; Skanska; Coty, Inc.; the Federal Deposit Insurance Corporation; Funaro & Co.; LinkedIn; Noven Pharmaceuticals; People’s Daily Online USA; Taylor Global; Turkish Airlines; and World Monuments Fund. The company believes completing the repositioning program for the Empire State Building, as well as its other Manhattan office properties, represents a significant growth opportunity for the company.

The company is led by Anthony E. Malkin, its Chairman, Chief Executive Officer and President, who has a strong reputation in the industry for quality management, repositioning and marketing expertise. Mr. Malkin, together with the company’s senior management team, has developed the company’s strategy with a focus on tenant and broker relationships and the cultivation of the company’s brand to attract higher credit-quality tenants to its improved buildings and negotiate attractive rental terms. Mr. Malkin has over 23 years of real estate experience specifically in expanding, renovating, repositioning and managing this portfolio. The company’s senior management team has an average of approximately 28 years of experience covering all aspects of real estate, including asset and property management, leasing, marketing, acquisitions, construction, development, legal and finance, and Messrs. Malkin, Durels and Keltner worked together for the supervisor for over 22 years, and have supervised the design and implementation of the company’s renovation and repositioning program.

The Company’s Competitive Strengths

The company believes that it distinguishes itself from other owners and operators of office and retail properties as a result of the following competitive strengths:

•

Irreplaceable Portfolio of Office Properties in Midtown Manhattan. The company’s Manhattan office properties are located in one of the most prized office markets in the world due to a combination of supply constraints, high barriers to entry, near-term and long-term prospectus for job creation, vacancy absorption and rental rate growth. The company’s management believes these properties could not be replaced today on a cost-competitive basis, if at all. As of September 30, 2011, the company owned seven Manhattan office properties, encompassing approximately 5.8 million rentable square feet of office space, including the Empire State Building, the company’s flagship property and the world’s most famous office building. All of these properties include premier retail space on their ground floor and/or lower levels, which comprise 432,176 rentable square feet in the aggregate and all of which have recently undergone significant renovations.

•

Expertise in Repositioning and Renovating Manhattan Office Properties. The company has substantial expertise in renovating and repositioning Manhattan office properties, having invested a total of approximately $296.0 million (excluding tenant improvement costs and leasing commissions) in the Manhattan office properties since the supervisor assumed day-to-day management of these properties beginning with One Grand Central Place in November 2002. The company has gained substantial experience in upgrading, renovating and modernizing (or are in the process thereof) all building lobbies, corridors, bathrooms and elevator cabs and old, antiquated spaces to include new ceilings, lighting, pantries and base building systems (including electric distribution and air conditioning, as well as enhanced tenant amenities). The supervisor has successfully aggregated and is continuing to aggregate smaller spaces to offer larger blocks of space, including multiple floors, that are attractive to larger, higher credit-quality tenants and to offer new, pre-built suites with improved layouts. As part of this program, the supervisor converted some or all of the ground office floors of certain of its Manhattan office properties to higher rent retail space. The company believes that the post-renovation high quality of its buildings and the service the company provides also attract higher credit-quality tenants and allow it to grow cash flow.

•

Leader in Energy Efficiency Retrofitting. The company has pioneered certain practices in energy efficiency at the Empire State Building where the company has partnered with the Clinton Climate Initiative, Johnson Controls Inc., Jones Lang LaSalle and the Rocky Mountain Institute to create and implement a groundbreaking, replicable process for integrating energy efficiency retrofits in the existing built environment. The reduced energy consumption reduces costs for the company and its tenants, and the company believes creates a competitive advantage for its properties. The company believes that higher quality tenants in general place a higher priority on sustainability, controlling costs and minimizing contributions to greenhouse gases. The company believes its expertise in this area gives it the opportunity to attract higher quality tenants at higher rental rates and to reduce the company’s expenses. As a result of the company’s efforts, the Empire State Building is now an Energy Star building and has been awarded LEED EBOM-Gold certification. The Company plans on implementing energy efficiency retrofitting projects in its Manhattan office properties based on its work at the Empire State Building. Finally, the company maintains a series of management practices utilizing recycling of tenant and construction waste, recycled content carpets, low off-gassing paints and adhesives, “green” pest control and cleaning solutions, and recycled paper products throughout the company’s office portfolio. The company believes that its portfolio’s attractiveness is enhanced by these practices and that this should result in higher rental rates, longer lease terms and higher quality tenants.

•

Attractive Retail Locations in Densely Populated Metropolitan Communities. As of September 30, 2011, the company’s portfolio also included six standalone retail properties and retail space at the ground floor and/or lower levels of its Manhattan office properties, encompassing 636,628 rentable square feet in the aggregate, which were approximately 86.2% leased in the aggregate (or 87.0% giving effect to leases signed but not yet commenced as of that date). All of these properties are located in premier retail corridors with convenient access to mass transportation, a diverse tenant base and high pedestrian traffic and/or main destination locations. The company’s retail portfolio includes 615,195 rentable square feet located in Manhattan and 21,433 rentable square feet located in Westport, Connecticut. The company’s retail tenants cover a number of industries, including financial services and include AT&T; Ann Taylor; Bank of America; Bank Santander (Sovereign Bank); Best Buy; Billabong; Charles Schwab; Chipotle; Duane Reade; Ethan Allen; the GAP; HSBC; JP Morgan Chase; Loews Theatre; Lululemon; Men’s Wearhouse; Nike; Panera Bread; Sprint; Starbuck’s; Theory; TJ Maxx; and Walgreens.

•

Experienced and Committed Management Team with Proven Track Record. The company’s senior management team is highly regarded in the real estate community and has extensive relationships with a broad range of brokers, owners, tenants and lenders. The company has developed relationships the company believes enable it to both secure high credit-quality tenants on attractive terms, as well as provide it with potential acquisition opportunities. The company has substantial in-house expertise and resources in asset and property management, leasing, marketing, acquisitions, construction, development and financing and a platform that is highly scalable. Members of the company’s senior management team have worked in the real estate industry for an average of approximately 28 years, and Messrs. Malkin, Durels and Keltner have worked together for the supervisor for over 22 years. Upon completion of the IPO, the company’s senior management team is expected to own                 % of the company’s common stock on a fully diluted basis, and therefore their interests are expected to be aligned with those of the company’s stockholders, and they are incentivized to maximize returns for the company’s stockholders.

•

Strong Balance Sheet Well Positioned For Future Growth. Upon completion of the consolidation and the IPO, the company expects to have pro forma total debt outstanding of approximately $1.04 billion, with a weighted average interest rate of 5.29%, a weighted average maturity of 4.5 years and 84.0% of which is fixed-rate indebtedness. Additionally, the company expects to have approximately $179.1 million of available borrowing capacity under its loans on a pro forma basis. Upon completion of the IPO and on a pro forma basis for the year ended December 31, 2010, the company had a debt-to-earnings before interest, income tax, depreciation and amortization, or EBITDA, ratio of approximately 5.18x. For the year ended December 31, 2010, the company’s pro forma EBITDA and pro forma net income were approximately $201.6 million and $84.6 million, respectively. The company has no debt maturing in 2012 and approximately $58.3 million maturing in 2013.

Business and Growth Strategies

The company’s primary business objectives are to maximize cash flow and total returns to its stockholders and to increase the value of the company’s properties through the pursuit of the following business and growth strategies:

•

Lease-up Available Space at Manhattan Office Properties. As of September 30, 2011, the company’s Manhattan office properties were approximately 76.9% leased (or 80.6% giving effect to leases signed but not yet commenced as of that date) and had approximately 1.1 million rentable square feet of available space (excluding leases signed but not yet commenced). This compares to an average of 90.4% leased in midtown Manhattan according to RCG as of December 31, 2011. The company believes its renovation and repositioning program for its Manhattan office properties is a catalyst for additional lease-up. The company has created large blocks of available space and intends to continue to create such blocks over the next several years as part of the company’s comprehensive repositioning strategy to attract larger, higher credit-quality tenants at higher rents for longer lease terms with higher average retention rates and greater prospects for growth. Individual and multiple floors have been assembled and are being assembled for larger users. To date the company believes these efforts have accelerated its ability to lease space to new higher credit-quality tenants, many of which have expanded the office space they lease from the company over time. Examples of this include LF USA, Coty. Inc., the Federal Deposit Insurance Corporation, and Actimize which collectively have leases signed with the company for over 1,275,265 rentable square feet that represent additional annualized base rent of $51,117,013 as of September 30, 2011. The company also employs a pre-built suite strategy in selected portions of some of the properties to appeal to many credit-worthy smaller tenants by fitting out some available space with new ceilings, lighting, pantries and base building systems (including electric distribution and air conditioning) for immediate occupancy.

•

Increase Existing Below-Market Rents. The company believes it can capitalize on the successful repositioning of its Manhattan office portfolio and improving market fundamentals to increase rents. For example, the company expects to benefit from the re-leasing of 26.1%, or approximately 1.5 million rentable square feet (including month-to-month leases), of its Manhattan office leases expiring through December 31, 2014, which the company generally believes are currently at below market rates. These expiring leases represent a weighted average base rent of $35.72 per square foot based on current measurements. As older leases expire, the company expects to continue to upgrade certain space to further increase rents and the company expects to increase the total rentable square footage of such space as a result of remeasurement and application of market loss factors to the company’s space which the company expects will generate additional rental revenue.

•

Complete the Redevelopment and Repositioning of the Company’s Current Portfolio. The company intends to continue to increase occupancy, improve tenant quality and enhance cash flow and value by completing the renovation and repositioning of its Manhattan office properties. The company intends selectively to continue to allow leases for smaller spaces to expire or relocate smaller tenants in order to aggregate, demolish and re-demise existing office space into larger blocks of vacant space, which the company believes will attract higher credit-quality tenants at higher rental rates. The company applies rigorous underwriting analysis to determine if aggregation of vacant space for future leasing to larger tenants will improve its cash flows over the long term. In addition, the company is a leader in developing economically justified energy efficiency retrofitting and sustainability and has made it a portfolio-wide initiative. The company believes this makes its properties desirable to high credit-quality tenants at higher rental rates and longer lease terms.

•

Pursue Attractive Acquisition and Development Opportunities. The company will opportunistically pursue attractive opportunities to acquire office and retail properties, including the option properties. The company intends to focus its acquisition strategy primarily on Manhattan office properties and, to a lesser extent, office and multi-tenanted retail properties in densely populated communities in the greater New York metropolitan area and other markets the company may identify in the future. The company believes it can utilize its industry relationships (including well-known real estate owners in Manhattan), brand recognition, and expertise in redeveloping and repositioning office properties to identify acquisition opportunities where the company believes it can increase occupancy and rental rates. The company’s strong balance sheet, access to capital, and ability to offer operating partnership units in tax deferred acquisition transactions should give the company significant flexibility in structuring and consummating acquisitions.

•

Proactively Manage the Company’s Portfolio. The company believes its proactive, service-intensive approach to asset and property management helps increase occupancy and rental rates. The company utilizes its comprehensive building management services and its strong commitment to tenant and broker relationships and satisfaction to negotiate attractive leasing deals and to attract high credit-quality tenants. The company proactively manages its rent roll and maintains continuous communication with its tenants. The company believes long-term tenant relationships will improve its operating results over time by reducing leasing, marketing and tenant improvement costs and reducing tenant turnover.

Company Information

As of September 30, 2011, the company had approximately 574 employees, 96 of whom were managers and professionals. The company’s principal executive offices are located at One Grand Central Place, 60 East 42nd Street, New York, New York 10165. In addition, the company has seven additional regional leasing and property management offices in Manhattan and the greater New York metropolitan area. The company’s telephone number is (212) 953-0888. The company’s website address is www.                . The information on or otherwise accessible through, the company’s website does not constitute a part of this prospectus/consent solicitation.

The Properties

As of September 30, 2011, the company’s portfolio consisted of 12 office properties and six standalone retail properties totaling approximately 8.3 million rentable square feet and was approximately 80.4% leased (or 83.3% giving effect to leases signed but not yet commenced as of that date). In addition, the company owned entitled land that will support the development of an approximately 340,000 rentable square foot office building and garage (Metro Tower) at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of the company’s office properties, as of September 30, 2011. The table below presents an overview of the company’s portfolio as of September 30, 2011:

Property Name	Submarket	Year Built / Renovated(1)	Rentable Square Feet(2)	Percent Leased(3)	Annualized Base Rent(4)	Annualized Base Rent Per Leased Square Foot(5)	Net Effective Rent Per Leased Square Foot(6)	Number of Leases(7)
Manhattan Office Properties
The Empire State Building	Penn Station- Times Sq. South	1930 / In process					$39.40
Office(8)			2,675,779	67.3%	$62,642,545	$34.79		282
Retail(9)			163,655	89.7%	$14,382,077	$98.01		24
One Grand Central Place	Grand Central	1930 / In process					$47.43
Office			1,157,911	79.7%	$41,343,400	$44.77		306
Retail			68,343	87.1%	$5,713,916	$96.00		19
250 West 57th Street	Columbus Circle-West Side	1921 / In process					$42.73
Office			476,870	84.6%	$15,760,697	$39.05		191
Retail			53,837	100.0%	$4,479,500	$83.20		6
501 Seventh Avenue	Penn Station-Times Sq. South	1923 / In process					$35.12
Office			431,971	90.8%	$13,596,266	$34.66		33
Retail			37,765	93.1%	$1,742,195	$49.55		11
1359 Broadway	Penn Station- Times Sq. South	1924 / In process					$37.54
Office			437,943	96.3%	$15,620,373	$37.03		35
Retail			27,618	78.9%	$1,665,115	$76.37		6
1350 Broadway(10)	Penn Station- Times Sq. South	1929 / In process					$56.29
Office			359,691	74.7%	$10,651,056	$39.65		74
Retail			30,895	100.0%	$5,724,987	$185.30		6
1333 Broadway	Penn Station- Times Sq. South	1915 / In process					$43.98
Office			296,565	93.2%	$11,391,478	$41.23		10
Retail			50,063	6.4%	$725,713	$226.86		3

Sub-Total / Weighted Average Manhattan Office Properties			6,268,906	77.2%	$205,439,318	$42.47	$42.11	1,006

Office Space			5,836,730	76.9%	$171,005,815	$38.12		931
Retail Space			432,176	81.3%	$34,433,503	$98.06		75
Greater New York Metropolitan Area Office Properties
First Stamford Place(11)	Stamford, Connecticut(12)	1986 / 2003	784,487	90.1%	$27,526,218	$38.95	$38.93	36
Metro Center	Stamford, Connecticut(12)	1987 / 1999	275,608	100.0%	$12,897,836	$46.80	$47.29	24
383 Main Avenue	Norwalk, Connecticut(13)	1985 / 1996	260,468	81.3%	$5,836,564	$27.55	$28.00	19
500 Mamaroneck Avenue	Harrison, New York(14)	1986 / 2004	289,682	91.4%	$7,144,466	$26.98	$27.38	30
10 Bank Street	White Plains, New York(15)	1989 / 2001	228,933	81.7%	$6,186,454	$33.08	$33.97	27

Sub-Total / Weighted Average Greater New York Metropolitan Area Office Properties			1,839,178	89.5%	$59,591,538	$36.21	$36.50	136

Total / Weighted Average Office Properties			7,675,908	79.9%	$230,597,353	$37.60	—	1,067

Property Name	Submarket	Year Built / Renovated(1)	Rentable Square Feet(2)	Percent Leased(3)	Annualized Base Rent(4)	Annualized Base Rent Per Leased Square Foot(5)	Net Effective Rent Per Leased Square Foot(6)	Number of Leases(7)
Standalone Retail Properties
10 Union Square	Union Square	1988 / 1997	58,005	92.1%	$3,668,753	$68.64	$70.01	12
1542 Third Avenue	Upper East Side	1993(16)	56,250	100.0%	$2,833,796	$50.38	$47.15	3
1010 Third Avenue	Upper East Side	1963 / 2007(17)	44,662	100.0%	$2,812,709	$62.98	$65.88	2
77 West 55th Street	Midtown	1962(16)	24,102	100.0%	$2,104,651	$87.32	$79.62	3
69-97 Main Street	Westport, Connecticut	1922 / 2005	17,103	88.3%	$1,303,460	$86.33	$89.46	4
103-107 Main Street	Westport, Connecticut	1900(16)	4,330	100.0%	$423,696	$97.85	$94.69	3

Sub-Total / Weighted Average Standalone Retail Properties			204,452	96.8%	$13,147,065	$66.44	$65.78	27
Total / Weighted Average Retail Properties(18)			636,628	86.2%	$47,580,568	$86.66	—	102

Portfolio Total			8,312,536	80.4%	$278,177,921	$41.64	$41.43	1,169

Option Properties
112-122 West 34th Street(19)	Penn Station-Times Sq. South	1954 / In process					$34.64
Office			562,935	86.8%				64
Retail			133,437	100.0%				3
1400 Broadway	Penn Station-Times Sq. South	1930 / In process					$34.09
Office			853,690	81.0%				84
Retail			19,861	36.8%				6

Option Property Total			1,569,923					157

(1)	For more information regarding the status of ongoing renovations at certain of the company’s properties, see “The Company Business and Properties—Description of the Company’s Properties.”
(2)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes (i) 133,299 square feet of space across the company’s portfolio attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the company’s observatory.
(3)	Based on leases signed and commenced as of September 30, 2011 and calculated as (i) rentable square feet less available square feet divided by (ii) rentable square feet.
(4)	Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to the office properties for leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $3,659,861. Total annualized base rent, net of abatements and free rent, for the company’s office properties is $226,937,492. Annualized base rent for retail properties (including the retail space in the company’s Manhattan office properties) is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements, tenant reimbursements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements, tenant reimbursements and free rent with respect to the retail properties (including the retail space in the company’s Manhattan office properties) for leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $99,206. Total annualized base rent, net of abatements, tenant reimbursements and free rent, for the company’s retail properties is $47,481,362. Annualized base rent data for the company’s office and retail properties is as of September 30, 2011 and does not reflect scheduled lease expirations for the 12 months ending September 30, 2012.
(5)	Represents Annualized Base Rent under leases commenced as of September 30, 2011 divided by leased square feet.
(6)	Net effective rent per leased square foot represents (i) the contractual base rent for leases in place as of September 30, 2011, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of September 30, 2011.
(7)	Represents the number of leases at each property or on a portfolio basis. If a tenant has more than one lease, whether or not at the same property, but with different expirations, the number of leases is calculated equal to the number of leases with different expirations.
(8)	Includes 88,499 rentable square feet of space leased by the company’s broadcasting tenants.
(9)	Includes 3,457 rentable square feet of space leased by Host Services of New York, a licensee of the company’s observatory.
(10)	Denotes a ground leasehold interest in the property with a remaining term, including unilateral extension rights available to the company, of approximately 39 years (expiring July 31, 2050).
(11)	First Stamford Place consists of three buildings.
(12)	This submarket is part of the Stamford, Connecticut—central business district (CBD) submarket as defined by RCG. See “Economic and Market Overview.”

(13)	This submarket is part of the South Central Stamford, Connecticut submarket as defined by RCG. See “Economic and Market Overview.”
(14)	This submarket is part of the Eastern Westchester County submarket as defined by RCG. See “Economic and Market Overview.”
(15)	This submarket is part of the White Plains, New York—CBD submarket as defined by RCG. See “Economic and Market Overview.”
(16)	No major renovation activity was undertaken at this property
(17)	This property underwent major renovations in 2007 to coincide with the signing of a significant retail lease.
(18)	Includes 432,176 rentable square feet of retail space in the company’s Manhattan office properties.
(19)	112-122 West 34th Street consists of two parcels having separate owners and ownership structures. The real property interests that the company will acquire with respect to the parcel located at 112-120 West 34th Street consist of (i) a ground leasehold interest currently held by 112 West 34th Street Associates L.L.C., a private entity supervised by the supervisor with whom the company has entered into an option agreement and (ii) an operating leasehold interest currently held by 112 West 34th Street Company L.L.C., another private entity supervised by supervisor with whom the company has entered into an option agreement. The real property interests that the company will acquire with respect to the parcel located at 122 West 34th Street consist of (i) a fee interest and a subleasehold interest currently held by 112 West 34th Street Associates L.L.C. and (ii) an operating leasehold interest currently held by 112 West 34th Street Company L.L.C.

The Subject LLCs, the Private Entities and the Management Companies

The three subject LLCs are publicly-registered limited liability companies originally formed from 1953 to 1961 as partnerships by principals of the supervisor. The principals of the supervisor during this period consisted of Lawrence A. Wien, until his death in 1988, and beginning in 1958, Peter L. Malkin. Anthony E. Malkin joined Peter L. Malkin as a principal in 1989. In exercising control, Anthony E. Malkin and Peter L. Malkin have been, and continue to be, subject to fiduciary duties owed multiple sets of equity owners in each subject LLC and private entity. Each subject LLC was formed to acquire the fee title or long-term ground lease interest in an office property located in New York, New York and to lease the property to an operating lessee, which operates the property. The subject LLCs do not participate in the operations of the property. As lessor, each subject LLC receives from its operating lessee fixed base rent and overage rent (based on a percentage of the operating lessee’s profits).

Each operating lessee was formed initially as a partnership, the partners of which included Lawrence A. Wien and Harry B. Helmsley, and later converted to a limited liability company.

The private entities, including the operating lessees, which will contribute their interests in properties to the company, were formed between 1953 and 2008 and own office and retail properties, in one case with adjacent fully entitled land including development approvals, and retail properties.

The management companies provide supervisory and other services for each subject LLC, each operating lessee and the other private entities.

The following is a list of the subject LLCs and the private entities and the appraised value of the real property interests owned by the subject LLCs and the private entities, before deducting mortgage indebtedness or other liabilities and the exchange value, which is calculated after deducting mortgage indebtedness and other liabilities:

Entity(1)	Appraised Property Value(2)	Appraised Entity Value	Exchange Value
Empire State Building	$2,520,000,000
Empire State Building Associates L.L.C.		$1,300,500,000	$1,209,442,285
Empire State Building Company L.L.C.(3)		$1,219,500,000	$1,189,775,581

Total		$2,520,000,000	$2,399,217,867

One Grand Central Place	$687,000,000
60 East 42nd St. Associates L.L.C.		$350,500,000	$303,007,222
Lincoln Building Associates L.L.C.(4)		$336,500,000	$286,921,306

Total		$687,000,000	$589,928,528

250 West 57th St.	$316,000,000
250 West 57th St. Associates L.L.C.		$163,000,000	$142,086,267
Fisk Building Associates L.L.C.(5)		$153,000,000	$131,287,437

Total		$316,000,000	$273,373,704
1333 Broadway
1333 Broadway Associates L.L.C.	$189,000,000	$189,000,000	$136,432,404

1350 Broadway
1350 Broadway Associates L.L.C.	$186,000,000	$186,000,000	$145,057,081

1359 Broadway
Marlboro Building Associates L.L.C.	$192,000,000	$192,000,000	$142,870,166

501 Seventh Avenue	$159,000,000
Seventh & 37th Building Associates L.L.C.		$81,500,000	$56,063,072
501 Seventh Avenue Associates L.L.C.		$77,500,000	$52,625,499

Total		$159,000,000	$108,688,572

69-97 Main Street
Soundview Plaza Associates II L.L.C.	$25,000,000	$25,000,000	$15,375,300

1010 Third Avenue and 77 West 55th Street
East West Manhattan Retail Portfolio L.P.	$56,000,000	$56,000,000	$26,582,583

Metro Center
One Station Place, Limited Partnership	$138,000,000	$138,000,000	$36,970,060

10 Union Square
New York Union Square Retail L.P.	$49,000,000	$49,000,000	$27,098,031

103-107 Main Street
Westport Main Street Retail L.L.C.	$5,000,000	$5,000,000	$4,925,541

First Stamford Place(6)	$258,000,000
Fairfax Merrifield Associates L.L.C.		$80,444,400	$4,212,136
Merrifield Apartments Company L.L.C.		$80,444,400	$4,212,136
First Stamford Place L.L.C.		$97,111,200	$4,832,916

Total		$258,000,000	$13,257,187

Entity(1)	Appraised Property Value(2)	Appraised Entity Value	Exchange Value
10 Bank Street
1185 Swap Portfolio L.P.	$45,000,000	$45,000,000	$10,063,663

1542 Third Avenue
1185 Swap Portfolio L.P.	$32,000,000	$32,000,000	$11,953,171

383 Main Ave
Fairfield Merrittview Limited Partnership	$40,000,000	$40,000,000	$8,232,647

500 Mamaroneck Ave
500 Mamaroneck Avenue L.P.	$44,000,000	$44,000,000	$5,986,141

BBSF LLC	$14,600,000	$14,600,000	$14,600,000

Supervisor and Management Companies(7)	$14,525,000	$14,525,000	$15,921,278

Total	$4,970,125,000	$4,970,125,000	$3,986,533,923

(1)	Excludes three private entities which are the ground lessees and an operating lessee of two properties that are supervised by the supervisor, having an appraised value of $715,100,000, determined on a basis consistent with the exchange values of the subject LLCs and the private entities that are supervised by the supervisor. The operating partnership has entered into option agreements pursuant to which it has the option to acquire their property interests upon the final resolution of certain ongoing litigation with respect to their properties.
(2)	Represents the appraised value of each property owned (or in the case of a property subject to a third-party ground lease, the value of the interest as ground lessee) by or subject to an operating lease with each subject LLC and each private entity and the appraised value of management companies.
(3)	Operating lessee of Empire State Building Associates L.L.C.
(4)	Operating lessee of 60 East 42nd St. Associates L.L.C.
(5)	Operating lessee of 250 West 57th St. Associates L.L.C.
(6)	First Stamford Place L.L.C. is a 37.64% co-tenant with Fairfax Merrifield Associates L.L.C. and Merrifield Apartments Company L.L.C., together owning a 62.36% interest. Merrifield Apartments Company L.L.C. is the operating lessee, owning a 50.00% interest in the co-tenancy, for an aggregate ownership interest of 31.18% in the property.
(7)	The value represents the appraised value of the management companies excluding the value attributable to the supervisor’s overrides, which are included in the value of the overrides that the Malkin Holdings group holds in the subject LLCs and the private entities.

The Supervisor’s Reasons for Proposing the Consolidation

The supervisor proposed the consolidation and recommends that you vote “FOR” the consolidation. The supervisor believes this transaction represents the logical next step of value creation after years of action under the supervisor’s leadership to preserve, restore, and enhance your investment in the subject LLC.

The supervisor has overseen the engagement by the subject LLC of independent property management and leasing agents, developed and substantially effected a comprehensive renovation and repositioning program for improving the physical condition of and upgrading the credit quality of tenants at the property, and raised the property’s profile as part of a well regarded portfolio brand. The supervisor believes that it is an opportune time for the subject LLC to take advantage of the opportunity to participate in the consolidation which will afford the subject LLC the administrative and operating efficiencies, as well as better value protection through diversification. Additionally, the supervisor believes the consolidation provides value enhancement through better access to capital and options for liquidity for investors who so desire.

The supervisor believes that the consolidation of your subject LLC into the company is the best way for you to maximize the value of your investment in your subject LLC and to achieve liquidity through ownership of shares of Class A common stock expected to be listed on the NYSE, which investors may sell from time to time as and when they so desire (subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period as described in this prospectus/consent solicitation). The supervisor believes that in view of the fact that the subject LLCs own the interests in the properties, but the operating lessees operate the properties, it would not be in the best interests of the subject LLCs to sell their interests in the properties separate from a sale by the operating lessees. The private entities (including the operating lessees), with the required consent of their participants, have agreed to transfer their interests in the properties, including their interests in the operating lessees, as part of the consolidation. The supervisor believes that the consolidation, over time, likely will result in higher values for participants in the subject LLCs than if the interests in the properties were sold individually and the subject LLCs were liquidated as a result of increased efficiencies, growth opportunities and other opportunities for value enhancement. The Malkin Holdings group will receive substantial benefits from the consolidation and have conflicts of interest in making this recommendation.

Benefits of Participation in the Consolidation

The supervisor believes that the consolidation will provide you with the following benefits:

•

Liquidity. You will be able to achieve liquidity by selling all or part of your shares of Class A common stock, subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period described under “The Consolidation—Lock-Up Agreement.” The shares of Class A common stock are expected to be listed on the NYSE;

•

Regular Quarterly Cash Distributions. Similar to the subject LLCs’ present method of operation, the supervisor expects that the company will make regular quarterly cash distributions on its common stock, which will include distributions of at least 90% of the company’s annual net taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains, which is required for REIT qualification;

•

More Efficient Decision-Making. Each subject LLC currently requires several internal procedural steps to undertake major transactions, which could affect their ability to take timely advantage of favorable opportunities. Financing and sales require costly and time consuming steps to obtain consent of a very high percentage of the participants in a subject LLC, as well as agreement of the corresponding operating lessee which operates the property and requires the consent of its participants. The company, in contrast, will have a more modern and flexible governance structure;

•

Increased Accountability. As a result of the governance structure of a company with its Class A common stock expected to be listed on the NYSE, stockholders will benefit from the oversight by a board of directors consisting predominantly of independent directors.

•

Greater and More Efficient Access to Capital. The company will have a larger base of assets and believes that it will have a greater variety of options and ability to access the capital markets and the equity value in its assets than any of the subject LLCs individually. As a result, the company expects to have greater and more efficient access to the capital necessary to fund its operations, fund renovations to the properties and consummate acquisitions than would be available to any of the subject LLCs individually. The supervisor believes that it would be extremely difficult for the subject LLCs to obtain similar access to capital due to their size and ownership structure;

•

Growth Potential. The supervisor believes that you have greater potential for increased distributions as a stockholder and increased value from capital appreciation than as a participant in your subject LLC. The supervisor’s belief is based on the anticipated growth in the revenues of the initial properties operated as a portfolio under the Malkin brand and potential additional investments by the company;

•

Elimination of Risk from Subject LLCs’ Passive Ownership of the Property Interests. Each subject LLC owns an interest in a single property subject to an operating lease. The operating lessee operates the property and the subject LLC does not participate in the management of the operations of the property. The market for the interest held by each subject LLC is smaller and the interest less valuable than of the entire property not subject to the operating lease. Following the consolidation, ownership and operation of the properties owned by the subject LLCs and private entities will be integrated;

•

Risk Diversification. The company will own a larger number of properties and have broader types of properties and tenants than your subject LLC, which owns an interest in a single property. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, owning an interest in a single property;

•

Valuable Synergies. The subject LLCs presently benefit from being part of a portfolio of properties with a common brand awareness. However, under the current structure, there are major obstacles to obtaining true synergies and realization of value, such as combining financings, movements of tenants from one building to another, sharing of employees and management and oversight. The consolidation will remove such obstacles and free up access to value creation;

•

Position in Highly Desirable Marketplace. The properties owned by the subject LLCs and the private entities are concentrated in Manhattan and the greater New York metropolitan area. The supervisor believes this is one of the most highly desired markets in the world for office and retail properties;

•

Reduced Conflicts of Interest. From inception, the subject LLCs and the private entities were created with conflicts of interest inherent in their structure. Due to the structure, the supervisor represents many different ownership interests. The company will be managed by its officers, subject to the direction and control of its board of directors, which will consist predominantly of independent directors. There will not be separate interests of different groups of owners and there will not be a role for, or requirement of, an outside supervisor. The supervisor believes this structure eliminates the conflicts inherent in the structure which have been there from inception of the subject LLCs and the private entities and more closely aligns the interests among the stockholders and management; and

•

Election to Receive Cash. Participants in the subject LLCs may elect to receive cash (at a price per share equal to the IPO price reduced by the underwriting discount per share paid by the company in the IPO) for up to [12-15] % of the shares of Class A Common stock issuable to them in the consolidation, which is described under “Consideration—Cash Option,” if the consolidation is approved by their subject LLC and the consolidation is consummated. The cash option provides those participants that wish to receive cash the ability to have immediate liquidity with respect to a portion of the shares of Class A common stock issuable to them. Participants in the subject LLCs are being provided with the option to enable them to receive cash to cover a portion of U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15] % to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

Third-Party Portfolio Transaction

As a potential alternative to the consolidation, you also are being asked to consent to the sale or contribution of the subject LLC’s property interest as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to a third party. Through solicitation of consents, for the first time the properties owned by the subject LLCs and the private entities can be joined as a single portfolio. While the supervisor believes the consolidation and IPO represent the best opportunity for participants in the subject LLCs and the private entities to achieve liquidity and to maximize the value of their respective investments, the supervisor also believes it is in the best interest of all participants for the supervisor to be able to approve offers from unaffiliated third parties for the portfolio as a whole.

Market forces are dynamic, unpredictable, and subject to volatility. Should the public awareness of the proposed consolidation and IPO produce potential compelling offers from unaffiliated third parties to purchase the consolidated portfolio, it will be costly and time consuming to solicit consents to allow a sale or contribution of the portfolio to a third party, and there is considerable risk that any opportunity which might appear would be lost without the requested consent in place. Therefore, the supervisor believes that it is advisable to have the flexibility and discretion, subject to certain conditions, to accept an offer for the entire portfolio of properties from a third party, rather than pursue the consolidation and IPO.

The third-party portfolio transaction would be undertaken only if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation, subject to the committee approval described below, and would apply only to an offer from an unaffiliated third-party for the entire portfolio of properties owned by all of the subject LLCs and all of the private entities, subject to exclusions described under the section entitled “Third-Party Portfolio Proposal”. A third-party portfolio transaction also could include the management companies.

Because of the inability to act without consent of the subject LLCs and certain of the private entities, the supervisor intends to inform any unaffiliated third-party which expresses interest in making a third-party offer that it will not consider any offer until after completion of the solicitation of consents of the subject LLCs. If an offer is submitted during the solicitation period, the supervisor may be required to provide information regarding the proposal to participants, to assist them in their decision regarding the consolidation.

The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate. Any third-party interested in making a portfolio proposal will be instructed to make its offer for all cash. It is possible that participants or the supervisor and its affiliates may be offered an option to receive securities in lieu of all or a portion of the cash. The supervisor will be authorized to approve offers only if a definitive agreement is entered into prior to December 31, 2015 or such earlier date as the supervisor may set with or without notice or public announcement.

Risk Factors

The Consolidation or a Third-Party Portfolio Transaction

The following is a summary of the material risks of the consolidation and the third-party portfolio transaction. The risks are more fully discussed in “Risk Factors.” You should consider these risks in determining whether or not to vote “FOR” the consolidation proposal or the third-party portfolio proposal.

•

The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The valuation of the shares of Class A common stock that you will receive in the consolidation, as presented in this prospectus/consent solicitation, is based on the exchange value of your subject LLC and the aggregate exchange value. These exchange valuations were based on the appraisal by the independent valuer. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value;

•

The participants will not know at the time they vote on the consolidation the size, makeup and leverage of the company or the exact number of shares of Class A common stock that the participants in the subject LLCs will receive in the consolidation. The consolidation is conditioned on the participation of Empire State Building Associates L.L.C. and the private entity which owns an interest in the Empire State Building participating in the consolidation but is not conditioned on any of the other subject LLCs or private entities participating in the consolidation. Each subject LLC represents a significant portion of the exchange value and anticipated future net income and cash flow of the company;

•

The supervisor arbitrarily has assigned $10 as the hypothetical value of each share of Class A common stock for purposes of illustrating the number of shares of common stock and operating partnership units that will be issued to each of the subject LLCs, the private entities and the management companies in the consolidation. The IPO price of the Class A common stock may be below the hypothetical $10 per share;

•

After the consolidation and completion of the IPO, your investment will be subject to market risk and the trading price of the Class A common stock may fluctuate significantly and may trade at prices below the IPO price. Your ability to sell shares of Class A common stock will be subject to the restrictions of applicable U.S. federal and state securities laws and subject to the lock-up period described herein;

•

The value of the shares of Class A common stock to be received by the participants in connection with the consolidation may be less than the fair market value of the participants’ participation interests in the subject LLCs;

•	The consolidation of your subject LLC into the company involves a fundamental change in the nature of your investment, including:

•

You no longer will hold a participation interest in a subject LLC that owns an interest in a single property subject to an operating lease located in Manhattan. Instead, you will own shares of Class A common stock in the company if the consolidation is consummated, which will own a portfolio of office and retail assets in Manhattan and the greater New York metropolitan area;

•

Historically, the supervisor generally has not reinvested the proceeds from a sale of properties by investment programs that it supervises, although it is not restricted from doing so. Net proceeds which are not reinvested or reserved in the supervisor’s discretion would be distributed to the participants in accordance with each subject LLC’s organizational documents. The company expects to reinvest the proceeds from sales of its properties;

•

While the participants in Empire State Building Associates L.L.C. in 2008 authorized the supervisor to obtain financing to invest in properties, none of the subject LLCs has acquired any additional properties. The company may raise additional funds through equity or debt financings to make future acquisitions of properties and

•	The company will own, and in the future may invest in, types of properties different from those in which your subject LLC has invested;

•

While the subject LLCs’ exchange values have been determined based on the appraisal by the independent valuer, and they have received a fairness opinion from the independent valuer, no independent representative was retained to negotiate on behalf of the participants. If a representative or representatives had been retained for the participants, the terms of the consolidation might have been different and, possibly, more favorable to the participants;

•

While the independent valuer appraised each property, the independent valuer’s fairness opinion addressed only the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among the subject LLCs, the private entities and the management companies and (ii) to the participants in each subject LLC and each private entity (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities);

•

The independent valuer’s fairness opinion cannot address the market value of the Class A common stock you will receive, which can only be set by the market value at the time the IPO is consummated or the amount of cash participants may receive;

•

For each subject LLC, approval of the consolidation by the requisite vote of the participants will cause the subject LLC to participate in the consolidation, whether you vote “FOR” or “AGAINST” the consolidation;

•

The organizational documents provide that if more than a specified percentage of participation interests in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. approve an action, the agents may purchase on behalf of the subject LLC the participation interests of participants who do not approve such action, and that price would be substantially below the exchange value of the participation interests. If the required consent of the participation interests in a subject LLC approves the consolidation, an agent’s participating group will purchase on behalf of the subject LLC the participation interests of the participants that do not approve the consolidation, at a price substantially below the exchange value of the participation interests;

•

If the required percentage of participation interests in a subject LLC approves the consolidation and the subject LLC is consolidated with the company, the subject LLC no longer can enter into alternatives to the consolidation. These alternatives include (i) continuation of the subject LLC and (ii) a sale of the subject LLC’s interest in the property followed by the distribution of the net proceeds to its participants;

•

From inception, the supervisor, the agents and their affiliates have served in their respective capacities with respect to each subject LLC and each private entity with conflicts of interest and as such have conflicts of interest in connection with the consolidation;

•

The Malkin Holdings group will receive shares of Class A common stock, Class B common stock and operating partnership units which are redeemable for cash or, at the company’s election, Class A common stock, having an aggregate value of $642,208,000, which they are entitled to receive, and will be allocated to them in accordance with the subject LLCs’ and private entities’ organizational documents, and their interests in the management companies, which will be allocated to them in accordance with the valuations of the management companies by the independent valuer, based on the hypothetical $10 per share exchange value that the supervisor arbitrarily assigned for illustrative purposes. This is in addition to any operating partnership units issuable in respect of the voluntary pro rata reimbursement program consented to by participants in the subject LLCs and its share of distributions of any cash available for distribution from the subject LLCs prior to the consolidation. The Malkin Holdings group also will receive other benefits from the consolidation, and have interests that conflict with those of the participants;

•

You generally will recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest, exceeds your tax basis in your participation interest. You will recognize “phantom income” (i.e., income in excess of any cash and the value of any shares of Class A common stock you receive) if you have a “negative capital account” with respect to your participation interest. The supervisor urges you to consult with your tax advisor to evaluate the tax consequences to you in your particular circumstances as a result of the consolidation. As a result of the cap on the cash option, even if you elect to receive cash in the consolidation, you may not be able to receive sufficient cash to pay your tax liabilities resulting from the consolidation. In addition, due to the lock-up on your shares of Class A common stock, you may not be able to sell your shares of Class A common stock to realize cash at the time such sale may be required to meet any tax or estimated tax obligation;

•

The participants in the subject LLCs will have different U.S. federal income tax and other tax consequences from the tax consequences of participants in the private entities and the Wien group. The participants in the subject LLCs will be issued shares of Class A common stock and/or cash in taxable transactions. The Wien group will receive operating partnership units and/or shares of Class A common stock and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes. The participants in the private entities also will receive operating partnership units and/or shares of Class A and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes;

•

The supervisor may not approve a third-party portfolio transaction even if it provides for more consideration than to be issued or paid pursuant to the consolidation. The supervisor does not expect that it would approve a third-party portfolio transaction unless the supervisor believes it is an adequate premium above the value expected to be realized over time from the consolidation. The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate;

•

If the required percentage of the participants consent to the third-party portfolio proposal, participants in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. who voted “AGAINST” the third-party portfolio proposal will be bought out regardless of whether there is a third-party portfolio offer at a price substantially below the exchange value of their participation interests;

•

At the time you vote on the third-party portfolio proposal, there will be significant uncertainties as to the terms of any third-party portfolio transaction, which may not be received until after the consent solicitation has been completed, including the amount of consideration you would receive if a third-party portfolio transaction is consummated. These uncertainties affect your ability to evaluate the third-party portfolio proposal. The supervisor may approve a third-party portfolio transaction which you may view as less favorable than the consolidation; and

•

The supervisor, the agents and their affiliates serve in their respective capacities with respect to each subject LLC and each private entity, and, as such, have conflicts of interest in connection with decisions concerning the terms of a third-party portfolio transaction.

Ownership of Shares of Common Stock in the Company

The following is a summary of the material risks of ownership of shares of common stock in the company.

•

There is no assurance as to the amount or source of funds for the estimated initial cash distributions of the operating partnership or the company, and the expected initial cash distributions to the participants following the consolidation could be less than the estimated cash distributions participants would receive from their respective subject LLCs;

•

All of the company’s properties are located in Manhattan and the greater New York metropolitan area, in particular midtown Manhattan, and adverse economic or regulatory developments in this area could materially and adversely affect the company;

•

Adverse economic and geopolitical conditions in general and in Manhattan and the greater New York metropolitan area commercial office and retail markets in particular, could have a material adverse effect on the company’s results of operations, financial condition and its ability to make distributions to its stockholders;

•

There can be no assurance that the company’s renovation and repositioning program will be completed in its entirety in accordance with the anticipated timing or at the anticipated cost, or that the company will achieve the results it expects from the renovation and repositioning program, which could materially and adversely affect the company’s financial condition and results of operations;

•

The company may be unable to renew leases, lease vacant space or re-lease space on favorable terms as leases expire, which could materially and adversely affect the company’s financial condition, results of operations and cash flow;

•	The company is exposed to risks associated with property redevelopment and development that could materially and adversely affect its financial condition and results of operations;

•

The company depends on significant tenants in its office portfolio, including LF USA, Legg Mason, Thomson Reuters, Warnaco, and the Federal Deposit Insurance Corporation, which together represented approximately 18.4% of the company’s total portfolio’s annualized base rent as of September 30, 2011;

•	The company’s dependence on rental income may materially and adversely affect its profitability, its ability to meet its debt obligations and its ability to make distributions to its stockholders;

•	The company’s option properties are subject to various risks, and the company may not be able to acquire them;

•	Competition for acquisitions may reduce the number of acquisition opportunities available to the company and increase the costs of those acquisitions, which may impede the company’s growth;

•	The observatory operations at the Empire State Building are not traditional real estate operations, and competition and changes in tourist trends may subject the company to additional risks;

•

The broadcasting operations at the Empire State Building are not traditional real estate operations, and competition and changes in the broadcasting of signals over air may subject the company to additional risks;

•	The company’s outstanding indebtedness upon completion of the IPO reduces cash available for distribution and may expose the company to the risk of default under its debt obligations;

•	The continuing threat of a terrorist event may materially and adversely affect the company’s properties, their value and the ability to generate cash flow;

•	The company may assume unknown liabilities in connection with the consolidation, which, if significant, could materially and adversely affect its business;

•	The departure of any of the company’s key personnel could materially and adversely affect the company;

•

The company’s Chairman, Chief Executive Officer and President has outside business interests that will take his time and attention away from the company, which could materially and adversely affect the company;

•

The company’s operating performance and value are subject to risks associated with real estate assets and the real estate industry, the occurrence of which could materially and adversely affect the company;

•	The company has no operating history as a REIT or as a publicly-traded company and its lack of experience could materially and adversely affect the company;

•	Certain provisions of Maryland law could inhibit changes in control of the company, which could negatively affect the market price of the Class A common stock;

•

There will be no public market for the Class A common stock prior to the IPO and an active trading market may not develop or be sustained following the IPO, which may negatively affect the market price of shares of the Class A common stock and make it difficult for investors to sell their shares;

•	Cash available for distribution may not be sufficient to make distributions at expected levels;

•

Failure of the company to qualify or remain qualified as a REIT would subject the company to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the company shareholders; and

•

The REIT distribution requirements could require the company to borrow funds during unfavorable market conditions or subject the company to tax, which would reduce the cash available for distribution to the stockholders.

Conflicts of Interest and Benefits to the Supervisor and its Affiliates

From inception of the subject LLCs, the supervisor, the agents of the subject LLCs and their respective affiliates and related persons have served as supervisor, agents for groups of participants or in a similar capacity with respect to each subject LLC and each private entity with conflicts of interest and as such have conflicts of interest in connection with the consolidation. The supervisor and its affiliates will receive benefits as a result of the consolidation or a third-party portfolio transaction. These benefits and conflicts include:

•

The Malkin Holdings group will receive 64,220,800 shares of Class A common stock, Class B common stock and operating partnership units, which they are entitled to receive and will be allocated to them in accordance with the subject LLCs’ and private entities’ organizational documents, and their interests in the management companies which will be allocated to them in accordance with the valuations of the management companies by the independent valuer, based on the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor for illustrative purposes. The shares of common stock and operating partnership units that the Malkin Holdings group will receive have an aggregate value of $642,208,000, based on the hypothetical $10 per share exchange value that the supervisor arbitrarily assigned for illustrative purposes;

•

The amounts received by the supervisor and the Malkin Holdings group in respect of the override interests and participation interests generally will be in the form of operating partnership units instead of shares of common stock. In addition, the shares of common stock and operating partnership units issued to the Malkin Family in respect of their interests in the management companies are also intended to be issued on a tax deferred basis. As a result, unlike other holders of participation interests in the subject LLCs, the supervisor and its affiliates will receive their interests in what are expected to be tax-deferred transactions;

•

Following the consolidation, certain executives of the supervisor will be members of the senior management team and Anthony E. Malkin will be Chairman, Chief Executive Officer, President and a director of the company;

•

The company intends to enter into an employment agreement with Anthony E. Malkin providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances as described under “Management—Employment Agreement,” and it is expected that other members and officers of the supervisor will be officers and employees of the company;

•

Members, managers and officers of the supervisor, who will be employed by the company, will be indemnified by the company for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them for actions taken as officers and as a director of the company and for actions taken on behalf of the supervisor and other management companies, in their capacities as such, including actions relating to the consolidation;

•

As part of the consolidation, the operating partnership intends to enter into a tax protection agreement with Peter L. Malkin and Anthony E. Malkin pursuant to which the operating partnership will agree to indemnify the Wien group and an additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property) against certain tax liabilities if those tax liabilities result from (i) the operating partnership’s sale, transfer, conveyance or other taxable disposition of four specified properties (First Stamford Place, Metro Center, 10 Bank Street and 1542 Third Avenue, which collectively represent approximately 17.8% of the company’s annualized base rent as of September 30, 2011) to be acquired by the operating partnership in the consolidation, for a period of 12 years with respect to First Stamford Place and for the later of (x) eight years or (y) the death of both of Peter L. Malkin and Isabel W. Malkin for the three other properties, (ii) the operating partnership failing to maintain until maturity the indebtedness secured by these properties or failing to use commercially reasonable efforts to refinance such indebtedness upon maturity in an amount equal to the principal balance of such indebtedness, or, if the operating partnership is unable to refinance such indebtedness at its current principal amount, at the highest principal amount possible, or (iii) the operating partnership failing to make available to any of these investors the opportunity to guarantee, or otherwise bear the risk of loss, for U.S. federal income tax purposes, of their allocable share of $160 million of aggregate indebtedness meeting certain requirements, until such investor owns less than the aggregate number of operating partnership units and shares of common stock equal to 50% of the aggregate number of such units and shares such investor received in the consolidation;

•

The company will release (i) Anthony E. Malkin and Peter L. Malkin from all claims, liabilities, damages and obligations against them related to their ownership of interests in any of the subject LLCs or the private entities and (ii) certain members of the company’s senior management team who were officers or employees of the supervisor from all claims, liabilities, damages and obligations against them related to their ownership in the subject LLCs, the private entities and the management companies and their employment with the management companies that exist at the closing of the consolidation, other than breaches by them or entities related to them, as applicable, of the employment and non-competition agreement and the contribution agreements and the merger agreements entered into by them and these entities in connection with the consolidation;

•

Anthony E. Malkin and Peter L. Malkin will be released from or indemnified for liabilities arising under certain “bad boy guarantees” with respect to approximately $1.12 billion of the mortgage loans (including currently undrawn amounts) on the properties, which will be assumed by the company upon closing of the consolidation. In connection with this assumption, the company will seek to have the guarantors released from these guarantees and to have the operating partnership assume any such guarantee obligations as a replacement guarantor. To the extent the lenders do not consent to the release of these guarantors, and they remain guarantors on assumed indebtedness following the consolidation, the operating partnership will enter into indemnification agreements with the guarantors pursuant to which the operating partnership will be obligated to indemnify such guarantors for any amounts paid by them under guarantees with respect to such assumed indebtedness;

•

The supervisor and the Malkin Family may hold a greater interest (including their share of distributions in respect of the override interests) in other subject LLCs or private entities than in your subject LLC, including, in the case of 250 West 57th St. Associates L.L.C., the private entity which is the operating lessee of the property it owns. Accordingly, they would be benefited to the extent that a greater portion of the exchange value is allocated to other subject LLCs or private entities than to your subject LLC;

•

After the consolidation, the company intends to enter into management agreements with the entities that own interests in the excluded properties and excluded businesses, which entities are owned in part by Anthony E. Malkin. There may be conflicts of interest in the allocation of his time between the company and his other interests;

•	The operating partnership has entered into option agreements with three private entities controlled by the supervisor;

•

The company intends to enter into management agreements with the entities that own long-term leasehold, sub-leasehold and/or sub-subleasehold interests in the option properties, which entities are owned in part by Anthony E. Malkin, together with members of the Malkin Family and supervised by the supervisor;

•

Affiliates of the supervisor also will retain interests in the option properties, certain other properties to which the company will provide management services and certain excluded businesses. Affiliates of the supervisor are subject to conflicts of interest in connection with the terms of these arrangements;

•

Effective upon consummation of the consolidation, the company expects to grant long-term investment plan units and/or restricted shares of Class A common stock, subject to certain vesting requirements to each of its executive officers, including officers of the supervisor.

•

The supervisor and its affiliates may have a conflict of interest in deciding whether to approve a third-party portfolio transaction and with respect to the terms of the third-party portfolio transaction due to the benefits that the Malkin Holdings group could receive in that transaction and

•	The Malkin Family could receive tax benefits from a third-party portfolio transaction that are more favorable than those received by other participants.

The Consolidation

Principal Components of the Consolidation

The consolidation will consist of the following principal components:

•

The subject LLCs that approve the consolidation will contribute their assets to the operating partnership or subsidiaries of the operating partnership. As a result, the company will own an interest in each subject LLC’s property indirectly through its ownership of the operating partnership, and the operating partnership or its subsidiaries generally will assume each subject LLC’s liabilities. The company will issue Class A common stock to the participants in the subject LLCs (other than the supervisor and the Wien group who will receive operating partnership units), and participants will have a right to elect to exercise the cash option for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation. Each subject LLC will enter into a contribution agreement conditioned on (i) the requisite consent of the participants in the subject LLC; (ii) the closing of the IPO and the listing of the Class A common stock on the NYSE or another national securities exchange; (iii) the closing of the consolidation no later than December 31, 2014; (iv) the participation of Empire State Building Associates L.L.C. and the private entity that is the operating lessee of the Empire State Building participating in the consolidation; and (v) other customary conditions;

•

Based on the hypothetical exchange value of $10 per share which the supervisor has arbitrarily assigned for illustrative purposes, the company will issue to participants in the private entities and the equityholders of the management companies 114,156,728 operating partnership units having an exchange value of $1,141,567,280; 6,291,637 shares of Class A common stock having an exchange value of $62,916,376; and 835,157 shares of Class B common stock having an exchange value of $8,351,574 (not including any additional shares of Class A common stock that may be issued to charitable organizations as described below). In addition, participants in the private entities who are non-accredited investors who would have been entitled to 6,978,965 shares of common stock on a fully diluted basis having an exchange value of $69,789,652, will receive cash at a price per share equal to the offering price in the IPO. Participants in the private entities who are charitable organizations, including the Helmsley estate, who would have been entitled in the aggregate to 104,600,982 shares of common stock on a fully diluted basis having an exchange value of $1,046,009,823 that have made a cash election will receive cash, subject to a cut back (at a price per share equal to the IPO price reduced by the underwriting discount per share paid by the company in the IPO) and will receive Class A common stock for the balance;

•

As part of the consolidation, each private entity will contribute its property interest and other assets, other than interests in certain properties excluded from the consolidation, to the operating partnership or its subsidiary, in exchange for operating partnership units or, at the option of the participants in the private entities, shares of common stock and/or cash. The private entities (including the operating lessees) with the required consent of their participants, have agreed to transfer their interests in the properties, including their interests in the operating lessees, as part of the consolidation. Each private entity has entered into a contribution agreement conditioned on (i) the closing of the IPO and the listing of the Class A common stock on the NYSE or another national securities exchange; (ii) the closing of the consolidation no later than December 31, 2014; (iii) the participation of Empire State Building

Associates L.L.C. and the private entity which owns an interest in the Empire State Building participating in the consolidation; (iv) the delivery of a fairness opinion by the independent valuer to the private entities and (v) other customary conditions;

•

The company will acquire pursuant to a contribution agreement with the supervisor and the Wien group the participation interests and override interests they hold in the subject LLCs in exchange for operating partnership units;

•

Accredited investors in the private entities and the management companies which had an option to elect operating partnership units at the time that they made their election of consideration in the private solicitation had an option to elect to receive one share of Class B common stock in lieu of one operating partnership unit for every 50 operating partnership units such participant would otherwise receive in the consolidation. Each outstanding share of Class B common stock will entitle the holder to 50 votes on each matter on which holders of Class A common stock are entitled to vote, including the election of directors. The Class B common stock provides the holders thereof voting rights that generally correspond to their economic interests in the company, assuming such accredited investor elected to receive the maximum amount of Class B common stock to which it was entitled in the consolidation. No accredited investor receiving shares of Class B common stock will hold shares of common stock with an aggregate voting power that exceeds such accredited investor’s economic interest in the company. Shares of Class B common stock may be converted into Class A common stock at any time and are subject to automatic conversion into an equal number of shares of Class A common stock upon a direct or indirect transfer of Class B common stock or certain transfers of the operating partnership units held by the holder of Class B common stock to a person other than a qualified transferee;

•

The company will acquire through merger the supervisor and the other management companies, which are owned by the same persons as own the supervisor. Holders of interests in the management companies will receive shares of common stock or operating partnership units in exchange for the interests in such entities;

•

Charitable organizations, including the Helmsley estate were granted a cash option because the payment of cash to such charitable organizations pursuant to the cash option is not expected to affect the company’s ability to meet the conditions for obtaining the reduced New York City transfer tax rate applicable to REITs. These charitable organizations had the option to receive cash at a price per share equal to the IPO price per share (reduced by the underwriting discount per share paid by the company in the IPO) to the extent of cash available from the IPO for this purpose. To the extent that there is not sufficient available cash to pay in full the cash payable to electing charitable organizations, there will be a pro rata reduction in the cash received by each electing charitable organization and the balance will be in the form of Class A common stock;

•

Pursuant to the cash option referred to in the preceding paragraph, the Helmsley estate and other charitable organizations have exercised the cash option as to all of the operating partnership units issuable to them in the consolidation (which based on the exchange values represents 25.64% for the Helmsley estate and 0.60% for the other charitable organizations, respectively, of the common stock on a fully-diluted basis or $1.046 billion of the exchange value in the aggregate) and elected to receive Class A common stock if there is insufficient available cash. The Helmsley estate will also receive an amount equal to any New York City transfer tax savings resulting from its status as a charitable organization. In addition, the company and the Helmsley estate have also agreed that if the IPO is upsized after the effective time of the registration statement filed in connection with the IPO or if the underwriters in the IPO exercise their option to purchase additional shares of Class A common stock, all additional net proceeds from the sale of Class A common stock issued by the company in such upsize or option will be allocated solely to the Helmsley estate for purposes of the consolidation at the same value as the cash option described above;

•

The company has entered into a representation, warranty and indemnity agreement with Anthony E. Malkin and his siblings, Scott D. Malkin and Cynthia M. Blumenthal, pursuant to which they have made limited representations and warranties to the company and the operating partnership regarding the entities, properties and assets to be contributed to the company and agreed to indemnify the company and the operating partnership for 12 months following the closing of the consolidation for breaches of such representations subject to a $1 million deduction and threshold of up to a maximum of $25 million. Other than these individuals, none of the Malkin Family, or other participants in the subject LLCs, private entities or management companies, will provide the company with any indemnification;

•

The operating partnership intends to enter into a tax protection agreement with Anthony E. Malkin and Peter L. Malkin pursuant to which the company will agree to indemnify the Wien group and an additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property) against certain tax liabilities if those tax liabilities result from (i) the operating partnership’s sale, transfer, conveyance or other taxable disposition of four specified properties (First Stamford Place, Metro Center, 10 Bank Street and 1542 Third Avenue, which collectively represent approximately 17.8% of the company’s annualized base rent as of September 30, 2011) to be acquired by the operating partnership in the consolidation, for a period of 12 years with respect to First Stamford Place and for the later of (x) eight years or (y) the death of both of Peter L. Malkin and Isabel W. Malkin for the three other properties, (ii) the operating partnership failing to maintain until maturity the indebtedness secured by these properties or failing to use commercially reasonable efforts to refinance such indebtedness upon maturity in an amount equal to the principal balance of such indebtedness, or, if the operating partnership is unable to refinance such indebtedness at its current principal amount, at the highest principal amount possible, or (iii) the operating partnership failing to make available to any of these investors the opportunity to guarantee, or otherwise bear the risk of loss, for U.S. federal income tax purposes, of their allocable share of $160 million of indebtedness in the aggregate, until such investor owns less than the aggregate number of operating partnership units and shares of common stock equal to 50% of the aggregate number of such units and shares such investor received in the consolidation;

•	The company intends to enter into management agreements with the entities that own interests in the excluded properties and the excluded businesses;

•

The operating partnership has executed option agreements with three private entities, one of which is the ground lessee of the property located at 112-120 West 34th Street and fee owner of the property located at 122 West 34th Street, one of which is the operating lessee of 112-122 West 34th Street and one of which is the ground lessee of 1400 Broadway, pursuant to which each of these private entities has granted to the operating partnership an option to acquire fee, long-term leasehold, sub-leasehold and/or sub-subleasehold interests in the option properties, as applicable. Concurrent with the closing of the consolidation, the company intends to enter into management agreements with respect to each of the option properties;

•

As a result of the consolidation, the company will assume approximately $1.04 billion of total debt (based on September 30, 2011 pro forma outstanding balances), and the company expects to have approximately $179.1 million of additional borrowing capacity under its loans on a pro forma basis;

•	The company will sell shares of Class A common stock in the IPO and will contribute the net proceeds from the IPO to the operating partnership in exchange for operating partnership units and

•

Effective upon consummation of the consolidation, the company expects to grant long-term incentive plan units and/or restricted shares of Class A common stock, subject to certain vesting requirements, to certain members of the senior management team, including officers of the supervisor.

The supervisor and its principals and certain of the private entities own interests in other properties, including the option properties, assets and businesses that will not be contributed to the company. The supervisor provides supervisory or advisory services with respect to certain of these properties. The company intends to enter into management agreements with the entities that own interests in these excluded properties and excluded businesses after consummation of the consolidation.

The company and the supervisor have required that the consolidation be completed no later than December 31, 2014.

The following charts show the organization of each subject LLC prior to the consolidation:

Empire State Building Associates L.L.C.

60 East 42nd St. Associates L.L.C.

250 West 57th St. Associates L.L.C.

The following chart shows the organization of the company after the consolidation and the IPO:

What You Will Receive if Your Subject LLC is Included in the Consolidation

If the consolidation is approved by the participants in your subject LLC and is consummated, you will receive shares of Class A common stock as consideration for your participation interest. You also will have the option to elect to exercise the cash option, as more fully described below.

Class A Common Stock. You will receive Class A common stock for your participation interest unless you receive cash on exercise of the cash option, as described below.

Based upon the appraisal that the independent valuer prepared, the number of shares of Class A common stock you will receive was allocated as follows:

•	The exchange values were first determined for each subject LLC, each private entity and the management companies as follows:

•	The appraised values of the interests in the properties owned by the subject LLCs, the private entities and the management companies were determined by the independent valuer,

•	The appraised values were adjusted by the independent valuer as described more fully in “Reports, Opinions and Appraisals” to determine the exchange values and

•	The supervisor reviewed and approved the exchange values.

•

To allocate the shares of Class A common stock, the supervisor arbitrarily assigned a hypothetical $10 per share exchange value for illustrative purposes and arbitrarily assumed that the enterprise value of the company is equal to the aggregate exchange value of all of the contributed assets. The independent valuer allocated to each subject LLC a number of shares of Class A common stock equal to the exchange value of its assets divided by $10. See the section entitled “Summary—Allocation of Consideration in the Consolidation.”

In accordance with each subject LLC’s organizational documents, all of the shares of Class A common stock were allocated to the participants holding participation interests in the subject LLC, after taking into account the allocations in respect of the supervisor’s override interest.

The allocation of Class A common stock to the participants in this prospectus/consent solicitation is based on the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor to illustrate the number of shares of common stock that a participant would receive if the enterprise value of the company determined in connection with the IPO were the same as the aggregate exchange value and the IPO price were $10 per share of Class A common stock. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value (which will be allocated to each of the subject LLCs, the private entities and the management companies in proportion to their relative share of the aggregate exchange value) divided by the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

Pursuant to lock-up agreements, participants in the subject LLCs and private entities may not sell or otherwise transfer or encumber any operating partnership units or shares of common stock or securities convertible or exchangeable into operating partnership units or shares of common stock owned by the company or such persons at the completion of the IPO or thereafter acquired by them for a period of 180 days with respect to the company and one year with respect to a participant after the public offering pricing date, in each case without first obtaining the written consent of the representatives of the underwriters in the IPO, provided, that, commencing on the date that is 180 days after the public offering pricing date, a participant (other than the Malkin

Family, the company’s directors and members of the company’s senior management team) may sell up to 50% of the shares of common stock or securities convertible or exchangeable into Class A common stock (including operating partnership units) held by it. The company may agree to a longer lock-up period not to exceed 18 months if the company determines based on market conditions at the time of the IPO that the lock-up period currently proposed would adversely affect the market price of the Class A common stock in the IPO.

Cash Option. Participants in the subject LLCs have the option to receive cash for up to [12-15] % of the shares of Class A common stock issuable to them in the consolidation from a portion of the net proceeds of the IPO. If you exercise the cash option, the amount that you will receive per share of common stock will equal the IPO price per share less an amount equal to the underwriting discount per share paid by the company in the IPO. The participants in the subject LLCs are being provided the cash option, because, unlike the accredited investors in the private entities, participants in the subject LLCs will not have the option to receive operating partnership units in a transaction that is intended to be tax deferred. Participants in the subject LLCs are being provided with the option to enable them to receive cash to cover a portion of the U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15]% to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

Why the Supervisor Believes the Consolidation is Fair to You

The supervisor believes that the terms of the consolidation are fair and that the consolidation will allow you to achieve liquidity and maximize the value of your investment in your subject LLC for the following principal reasons, as well as allowing the company to achieve costs savings, faster decision-making and greater and more efficient access to capital, all of which should increase the value of your investment:

•

The exchange values of each of the subject LLCs, the private entities and the management companies are based on the appraisal by Duff & Phelps, LLC, the independent valuer. The independent valuer determined the exchange value, which was reviewed and approved by the supervisor. The supervisor believes that the allocations in accordance with the appraisal by the independent valuer were in the best interests of the participants;

•

The supervisor believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. Some of those benefits are described above. The risks and potential detriments are discussed in “Risk Factors”;

•

The supervisor considered alternatives to the consolidation including the continuation of the subject LLCs without change and the liquidation of the subject LLCs and the distributions of the net proceeds to you (as described below). The supervisor does not believe that the subject LLCs could realize their allocable share of the value of the properties through a sale of the interests in the properties held by them. The supervisor believes that, over time, the likely value of the Class A common stock will be higher than the value of the consideration you would receive from any of the other alternatives as a result of increased efficiencies, growth opportunities and other opportunities for value enhancement;

•

The supervisor considered that participants will be provided a cash option for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation if their subject LLC approves the consolidation. The cash option offers an alternative to those participants that desire immediate liquidity without the need to sell the portion of the shares of Class A common stock that they otherwise would receive and

•	The supervisor has adopted and concurs with the conclusions of the fairness opinion from and the appraisal by the independent valuer, which are described below.

Appraisals

The independent valuer has appraised the properties utilizing solely the income approach to valuation. The income approach is based on the assumption that the value of a property or portfolio of properties can be represented by the present value of future cash flows. These cash flows are compiled into a value through either direct capitalization or discounted cash flow analysis, or a combination of the two. The indicated value by the income approach represents the estimated amount an investor would pay for the expected future stream of net cash flow generated by a property or a portfolio of properties (calculated as gross income less operating expenses, capital expenditures, and leasing costs) generated by a property or a portfolio of properties. As used herein, market value is defined by the Appraisal of Real Estate, Thirteenth Edition, as follows: “The most probable price, as of a specified date, in cash, or in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to fair sale, with the buyer and seller each acting prudently, knowledgeably and for self-interest, and assuming that neither is under undue duress.”

The income approach was relied upon in determining the market value of the properties owned by the subject LLCs and private entities (with the exception of the Stamford, CT land which utilized the sales comparison approach). The independent valuer believes that the income approach is the approach utilized by typical investors and other market participants in the local market of the properties owned by the subject LLCs and private entities, and was therefore determined to be the most reliable indicator of market value.

In performing the appraisal, the independent valuer conducted investigations and inquiries as it deemed appropriate in establishing its estimates of value and made assumptions and identified qualifications and limitations that it considered necessary in its findings. The independent valuer’s opinion of the estimated value of the properties owned by each of the entities is as of July 1, 2011. They do not necessarily reflect the sales prices of the properties or portfolio that would be realized in actual sales of the properties or portfolio. These prices could be higher or lower than the appraised value of the properties or portfolio.

A summary of the findings of the independent valuer is attached as Appendix B to this prospectus/consent solicitation.

Fairness Opinion

The independent valuer provided a written summary of its determination as to the fairness, from a financial point of view, to each subject LLC and private entity and the participants in each subject LLC and each private entity, of the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among each subject LLC, each private entity and the management companies and (ii) to the participants in each subject LLC and each private entity (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities).

The fairness opinion, dated             , 2012, is attached as Appendix A to this prospectus/consent solicitation. You should read the independent valuer opinion in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by the independent valuer in rendering its opinion.

Based on the analysis more fully described under “Reports, Opinions, and Appraisals—Fairness opinion,” and subject to the assumptions, limitations and qualifications discussed in this prospectus/consent solicitation and in its fairness opinion, Duff & Phelps has delivered its opinion to the effect that, subject to the assumptions, limitations and qualifications contained in its opinion, the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among each subject LLC, each private entity and the management companies is fair from a financial point of view, and (ii) to the participants in each subject LLC and each private entity is fair from a financial point of view (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities).

Alternatives to the Consolidation

In determining whether to propose and recommend the consolidation, the supervisor considered several alternatives. The following discussion summarizes the two principal alternatives to the consolidation that each subject LLC could have pursued. Each of the alternatives that the supervisor considered, including the two principal alternatives discussed below, is described in more detail under the section entitled “The Consolidation—Alternatives to the Consolidation.”

•

Liquidation through the sale by each subject LLC of its interest in its property, either individually or as part of a third-party portfolio transaction, followed by a distribution of the net proceeds to its participants or

•	Continued management of each subject LLC as currently structured.

Advantages and Disadvantages of Liquidation Alternative. The supervisor believes that there would be advantages of a liquidation of your subject LLC, including:

•

Liquidation provides you with liquidity from a sale of an interest in the property owned by your subject LLC. You would receive your share of the net proceeds obtained from a sale of the interest in the property of your subject LLC;

•

The amount that you would receive would not depend on the stock market’s valuation of the company, but rather your share of the consideration received from a sale of the interests in the property of your subject LLC and

•	You would avoid the risks of continued ownership of your subject LLC or ownership of the company.

The supervisor believes that there would be disadvantages to a liquidation of your subject LLC, including:

•

The interest in the property owned by the subject LLC on its own may not create demand from investors, may not be as attractive for financing for investors to acquire the property and has a higher risk profile than the interest in the property as part of a portfolio;

•	You would not participate in potential increases in value resulting from anticipated operating efficiencies, marketing efficiencies, capital market efficiencies and an improved governance structure;

•

You would not participate in potential increases in value resulting from (a) enhanced performance of the existing portfolio due to leasing available and expiring space at higher rents following the recent renovations and repositioning of the initial properties operated as a branded portfolio and (b) potential additional investments and

•

The supervisor does not believe that the subject LLCs could realize their allocable share of the value of the properties through a sale of the interests in the properties held by them. The operating lessees have agreed to transfer their interests in the properties as part of the consolidation, regardless of whether a subject LLC approves the consolidation, and, if the consolidation closes, it may not be possible for a subject LLC to realize its allocable share of the value of the entire property through a sale.

While the supervisor believes the consolidation will provide greater benefits to participants than a liquidation, the supervisor believes it is in the best interest of the participants to approve the third-party portfolio proposal, which will allow the supervisor to consider a third-party offer, if one is made, as an alternative to the consolidation.

Advantages and Disadvantages of Continuation Alternative. The supervisor believes there would be advantages to the continued operation of the subject LLCs, including:

•	The participants would continue to receive regular monthly distributions from Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.;

•

The subject LLCs eventually may sell their interests in the properties and distribute the net proceeds, although the supervisor does not believe that such a sale would optimize the value of the participants’ participation interests;

•	Continuing the subject LLC without change avoids the risks related to the consolidation as described in this prospectus/consent solicitation and

•	Each subject LLC would retain the individual benefits of ownership of its interest in its property.

The supervisor believes that there would be disadvantages to the continued operation of the subject LLCs, including:

•

The interest in the property owned by the subject LLC on its own may not create demand from investors, may not be attractive for financing for investors to acquire the property and has a higher risk profile than the interest in the property as a portfolio.

•

Your investment would continue to be illiquid because your participation interest is not freely transferable and there is no established public trading market or market valuation for your participation interest;

•	The subject LLCs have limited roles in property operations;

•

The operation of the subject LLC is inefficient and costly in general and participants do not share in the same economic benefit that they would receive through ownership and operation of a property by a single entity with a modern governance structure;

•	The subject LLCs have a cumbersome and costly approval process for certain actions, including financings and

•	Your subject LLC owns an interest in a single property and is not diversified.

Comparison of Distributions

The following table sets forth the budgeted annual distributions of the subject LLCs for the year ended December 31, 2012:

Subject LLC	Budgeted Annual Distribution of Subject LLC for the year ending December 31, 2012 Per $1,000 Original Investment(1)
Empire State Building Associates L.L.C.	$118	(2)
60 East 42nd St. Associates L.L.C.	$150	(3)
250 West 57th St. Associates L.L.C.	$200	(4)

(1)	The budgeted annual distributions are based on budgeted cash flow of the subject LLCs for the purpose of calculating ranges of going-concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the subject LLCs available for distribution has been reduced by capital expenditures and other expenses of the subject LLCs. The actual amount of distributions will be based on numerous factors. Accordingly, participants should not treat this budgeted annual distribution as the amount that they would have received if the subject LLC continued its operations.
(2)	The budgeted annual distribution represents distributions out of base rent. Additional distributions of $0, $102 and $0, per $1,000 original investment, were made out of additional rent for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively.
(3)	The budgeted annual distribution represents distributions out of base rent. Additional distributions of $306, $0 and $0, per $1,000 original investment, were made out of additional rent for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively.
(4)	The budgeted annual distribution represents distributions out of base rent. Additional distributions of $1,162, $1,082 and $712, per $1,000 original investment, were distributed out of additional rent, for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively.

Over the last 10 years, public REITs investing in similar types of properties in similar geographic areas to the company have paid an average dividend yield per annum in the range of 2.0% to 4.0% of their market price. These yields change as the market price of these public peer companies increases or decreases. The company anticipates that it will pay a quarterly dividend on its IPO price within or approximate to the range of dividend yields associated with these public peer companies existing at the time of the company’s IPO. However, the company’s actual dividend yield could be higher or lower than this range of dividend yields, and the company cannot estimate at this time the amount of dividends that it will be able to pay after closing of the consolidation and the IPO. The actual dividend yield on the company’s Class A common stock will depend on the market conditions at the time of the IPO and the company’s cash available for distribution at the time of the IPO. Further, any distributions declared by the company will be authorized by its board of directors in their sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of the company and the distribution requirements necessary to maintain the company’s qualification as a REIT. These factors include the distributable income generated by operations, the principal and interest payments on debt, capital expenditure levels, the company’s policy with respect to cash distributions and the capitalization and asset composition of the company, which will vary based on the private entities and the subject LLCs that ultimately participate in the consolidation.

Voluntary Pro Rata Reimbursement Program for Expenses of Legal Proceedings with Former Property Manager and Leasing Agent

In 1997, the supervisor commenced litigation and arbitration proceedings, which is referred to herein as the former property manager and leasing agent legal proceedings, to remove Helmsley-Spear, Inc. (after it was sold by entities controlled by Leona M. Helmsley), the former property manager and leasing agent, as property manager and leasing agent of the properties owned by the subject LLCs.

The successful outcome of the former property manager and leasing agent legal proceedings and the settlement thereof enabled the subject LLCs to conclude the termination of the former property manager and leasing agent as property manager and leasing agent (with the release of claims) and engage new independent property managers (except Empire State Building Associates L.L.C., which later became self-managed) and leasing agents and to launch strategic improvements and Malkin branding programs for the properties that the subject LLCs own. The supervisor also added engineering, marketing and tax/accounting staff to compensate for the former property manager and leasing agent’s deficiency. While the supervisor has believed from inception that it is entitled to be reimbursed for these litigation and arbitration expenses, it, together with Peter L. Malkin, advanced all costs pending the outcome.

Now, with the impending consolidation, the supervisor requests of each participant in each subject LLC, on a voluntary and individual basis, consent that a portion of your distributions to be received in connection with the consolidation or a third-party portfolio transaction, as applicable, be applied to reimburse the supervisor and Peter L. Malkin for a pro rata share of such advances, including interest at prime, from the date of each such advance. The same voluntary pro rata reimbursement program has been approved by holders representing 72.36% of the interests in the 13 private entities and other entities supervised by the supervisor to which the proposal has been made. These approvals include the Helmsley estate, which as part of an agreement with the supervisor covering this and other matters, has paid the voluntary pro rata reimbursement to the supervisor for its pro rata share of costs advanced, plus interest, which totaled $5,021,048.

If you consent to the voluntary pro rata reimbursement program, the supervisor and Peter L. Malkin will be reimbursed for your pro rata share of costs, plus interest, previously incurred out of your share of the excess cash of your subject LLC that is being distributed to participants, and, to the extent that is insufficient, the consideration that you would receive in the consolidation or the consideration that you would receive in a third-party portfolio transaction, as applicable, will be reduced by the balance and such balance would be paid to the supervisor and Peter L. Malkin in shares of Class A common stock, if the consolidation is consummated, or out of distributions that you would receive from the proceeds of a third-party portfolio transaction, if consummated, or out of distributions from operations of the subject LLC. To the extent that the supervisor and Peter L. Malkin have not otherwise been reimbursed from distributions in connection with the consolidation, 50% of any distributions to be paid to you in excess of your share of aggregate monthly distributions by the subject LLC equal to $3,889,333 per annum, $1,046,320 per annum and $720,000 per annum, respectively, for Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. for the period commencing January 1, 2008 (including any cumulative deficiency from prior months) will be applied to reimburse the supervisor and Peter L. Malkin for a pro rata share of such advances, including interest at prime from the date of each such advance, until your pro rata share of the costs is paid in full. Cumulative distributions equal to the target amount have been made for the period from January 1, 2008 through the date hereof and therefore there are no past cumulative deficiencies.

The table below shows the amount to be received by the supervisor out of the distributions of each consenting participant for each $1,000 of original investment by a participant pursuant to the voluntary pro rata reimbursement program:

	Exchange Value of Shares of Common Stock to be Received by Participants per $1,000 Original Investment	Voluntary Reimbursement
		Per $1,000 Original Investment(1)	Total
Empire State Building Associates L.L.C.	$33,085	$101	$3,329,234
60 East 42nd St. Associates L.L.C.	$38,972	$236	$1,653,504
250 West 57th St. Associates L.L.C.	$35,722	$204	$733,795

(1)	Empire State Building Associates L.L.C.’s, 60 East 42nd St. Associates L.L.C.’s and 250 West 57th St. Associates L.L.C.’s share of the aggregate voluntary reimbursement (before any reimbursements) is $3,150,896, $1,564,930, and $694,487, respectively, plus interest. The amount shown in the table includes accrued interest through September 30, 2011 and does not include interest which will accrue subsequent to September 30, 2011.

The consent to the voluntary pro rata reimbursement program is independent of your vote on the consolidation. Thus, you can consent to the program whether you voted “FOR,” “AGAINST,” “ABSTAIN” or failed to vote on the consolidation and the third-party portfolio proposal. Your failure to consent to the program will not affect whether or not the subject LLC participates in the consolidation or a third-party portfolio transaction.

See “Voluntary Pro Rata Reimbursement Program for Expenses of Legal Proceedings with Former Property Manager and Leasing Agent.”

Allocation of Consideration in the Consolidation

The following table sets forth for each subject LLC, each private entity and the management companies:

•	the exchange value of each subject LLC, each private entity and the management companies;

•	the percentage of total exchange value and percentage of total shares of common stock, on a fully-diluted basis, to be issued;

•

the number of shares of common stock, on a fully-diluted basis, to be allocated to each subject LLC, each private entity and the management companies based on the hypothetical exchange value of $10 per share arbitrarily assigned by the supervisor for illustrative purposes, including the number of operating partnership units to be allocated on account of the override interests of the supervisor and the Malkin Holdings group;

•

the value of common stock or operating partnership units based on the hypothetical exchange value of $10 per share arbitrarily assigned by the supervisor for illustrative purposes for each $1,000 of original investment in each subject LLC and its operating lessee;

•

the book value (deficit) of the assets determined in accordance with U.S. generally accepted accounting principles, which is referred to herein as GAAP, per $1,000 of original investment in each subject LLC and its operating lessee; and

•	the number of shares of common stock, on a fully-diluted basis, per $1,000 original investment in each subject LLC and its operating lessee:

				Per $1,000 Original Investment (except as otherwise noted)
Entity(1)	Total Exchange Value(2)(3)	Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(4)	Number of Shares of Common Stock, on a Fully-Diluted Basis(4)(5)	Value of Shares of Common Stock or Operating Partnership Units(3)(6)	GAAP Book Value (Deficit) as of September 30, 2011	Number of Shares of Common Stock, on a Fully-Diluted Basis(5)
Empire State Building Associates L.L.C.
Participants	$1,091,798,057	27.4%	109,179,806	$33,085	($102)	3,308
Overrides(7)	$117,644,229	3.0%	11,764,423	NA	NA	NA

Total	$1,209,442,285	30.4%	120,944,229
60 East 42nd St. Associates L.L.C.
Participants	$272,804,500	6.8%	27,280,450	$38,972	($1,773)	3,897
Overrides(7)	$30,202,722	0.8%	3,020,272	NA	NA	NA

Total	$303,007,222	7.6%	30,300,722
250 West 57th St. Associates L.L.C.
Participants	$128,597,641	3.2%	12,859,764	$35,722	($472)	3,572
Overrides(7)	$13,488,627	0.3%	1,348,863	NA	NA	NA

Total	$142,086,267	3.5%	14,208,627
Empire State Building Company L.L.C.(8)(9)
Members and Participants	$1,091,721,347	27.4%	109,172,134	$10,894,423	$2,713,710	1,089,442
Overrides(7)(10)	$98,054,234	2.5%	9,805,423	NA	NA	NA

Total	$1,189,775,581	29.9%	118,977,558
Lincoln Building Associates L.L.C.(11)
Members	$258,229,176	6.5%	25,822,918	$258,229	$53,046	25,823
Overrides(7)	$28,692,131	0.7%	2,869,213	NA	NA	NA

Total	$286,921,306	7.2%	28,692,131
Fisk Building Associates L.L.C.(12)
Members and Participants	$91,818,702	2.3%	9,181,870	$918,187	$254,767	91,818
Overrides(7)	$39,468,735	1.0%	3,946,873	NA	NA	NA

Total	$131,287,437	3.3%	13,128,744
1333 Broadway Associates L.L.C.
Members	$136,432,404	3.4%	13,643,240
1350 Broadway Associates L.L.C.
Peter L. Malkin—50% Group	$58,061,442	1.5%	5,806,144
Overrides(7)	$14,467,098	0.4%	1,446,710
David M. Baldwin—50% Group	$72,528,541	1.8%	7,252,854

Total	$145,057,081	3.7%	14,505,708
Marlboro Building Associates L.L.C.
Members and participants	$128,942,169	3.2%	12,894,217
Overrides(7)	$13,927,997	0.3%	1,392,800

Total	$142,870,166	3.5%	14,287,017

				Per $1,000 Original Investment (except as otherwise noted)
Entity(1)	Exchange Value(2)(3)	Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(4)	Number of Shares of Common Stock, on a Fully-Diluted Basis(4)(5)	Value of Shares of Common Stock or Operating Partnership Units(3)(6)	GAAP Book Value (Deficit) as of September 30, 2011	Number of Shares of Common Stock, on a Fully-Diluted Basis(5)
Seventh & 37th Building Associates L.L.C.
Participants	$50,816,765	1.3%	5,081,676
Overrides(7)	$5,246,307	0.1%	524,631

Total	$56,063,072	1.4%	5,606,307
501 Seventh Avenue Associates L.L.C.
Member	$47,362,949	1.2%	4,736,295
Overrides(7)	$5,262,550	0.1%	526,255

Total	$52,625,499	1.2%	5,262,550
Soundview Plaza Associates II L.L.C.(13)
Malkin Co-Investor Capital L.P.(General Partner)(14)	$81,335	0.0%	8,134
Malkin Co-Investor Capital L.P.(Class A LPs)	$8,052,199	0.2%	805,220
Malkin Co-Investor Capital L.P.(Class B LPs)	$0	0.0%	0
Peter L. Malkin	$3,713,727	0.1%	371,373
New Soundview Plaza Associates, Limited Partnership	$3,528,039	0.1%	352,804

Total	$15,375,300	0.4%	1,537,530
East West Manhattan Retail Portfolio L.P.
General Partner(14)	$265,826	0.0%	26,583
Class A LPs	$13,158,378	0.3%	1,315,838
Class B LP	$13,158,378	0.3%	1,315,838

Total	$26,582,583	0.6%	2,658,258
One Station Place, Limited Partnership(13)
General Partner(14)	$369,701	0.0%	36,970
Class A LP	$3,327,305	0.1%	332,731
Class B LPs	$33,273,054	0.8%	3,327,305

Total	$36,970,060	0.9%	3,697,006
New York Union Square Retail L.P.
General Partner(14)	$270,980	0.0%	27,098
Class A LPs	$13,413,525	0.3%	1,341,353
Class B LP	$13,413,525	0.3%	1,341,353

Total	$27,098,031	0.6%	2,709,803
Westport Main Street Retail L.L.C.(13)
Manager(15)	$49,255	0.0%	4,926
Class A Members	$4,876,286	0.1%	487,629
Class B Member	$0	0.0%	0

Total	$4,925,541	0.1%	492,554
Fairfax Merrifield Associates L.L.C.
Participants	$3,790,922	0.1%	379,092
Overrides(7)	$421,214	0.0%	42,121

Total	$4,212,136	0.1%	421,214
Merrifield Apartments Company L.L.C.
55% Members	$2,085,007	0.1%	208,501
45% Members	$852,957	0.0%	85,296
Overrides(7)	$1,274,171	0.0%	127,417

Total	$4,212,136	0.0%	421,214
First Stamford Place L.L.C.
Class A & A2 Members	$2,392,293	0.1%	239,229
Manager(15)	$48,329	0.0%	4,833
Class B Member	$2,392,293	0.1%	239,229

Total	$4,832,916	0.2%	483,292

				Per $1,000 Original Investment (except as otherwise noted)
Entity(1)	Exchange Value(2)(3)	Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(4)	Number of Shares of Common Stock, on a Fully-Diluted Basis(4)(5)	Value of Shares of Common Stock or Operating Partnership Units(3)(6)	GAAP Book Value (Deficit) as of September 30, 2011	Number of Shares of Common Stock, on a Fully-Diluted Basis(5)
1185 Swap Portfolio L.P.(13)
1185 Bank L.L.C.(General Partner)(14)	$200,632	0.0%	20,063
1185 Gotham L.L.C.(General Partner)(13)	$238,302	0.0%	23,830

Total (General Partner)	$438,935	0.0%	43,893
1185 Bank L.L.C.(Class 1 LP)	$9,863,030	0.2%	986,303
1185 Gotham L.L.C.(Class 1 LP)	$11,714,868	0.3%	1,171,487

Total (Class 1 LP)	$21,577,899	0.5%	2,157,790
1185 Bank L.L.C.(Class 2 LP)	$0	0.0%	0
1185 Gotham L.L.C.(Class 2 LP)	$0	0.0%	0

Total (Class 2 LP)	$0	0.0%	0
Total (1185 Swap Portfolio L.P.)	$22,016,834	0.5%	2,201,683
Fairfield Merrittview Limited Partnership(13)
General Partner(14)	$74,094	0.0%	7,409
Class A LP	$4,042,233	0.1%	404,223
Class B LP	$3,293,056	0.1%	329,306
Overrides(7)	$823,265	0.0%	82,326

Total	$8,232,647	0.2%	823,265
500 Mamaroneck Avenue L.P.
Class A LPs	$4,444,709	0.1%	444,471
Class B LPs	$0	0.0%	0
General Partner(14)	$44,896	0.0%	4,490
Co-Tenant	$1,496,535	0.0%	149,654

Total	$5,986,141	0.1%	598,614
BBSF LLC	$14,600,000	0.4%	1,460,000
Supervisor and Management Companies
Malkin Holdings, LLC(16)	$5,896,278	0.1%	589,628
Malkin Properties(17)	$4,250,000	0.1%	425,000
Malkin Construction Corp.	$5,775,000	0.1%	577,500

Total	$15,921,278	0.4%	1,592,128

Total	$3,986,533,923	100.0%	398,653,392

Overrides (including Class B interests) held by the Supervisor and the Malkin Holdings group	$328,548,448	8.2%	32,854,845
Overrides (including Class B interests) of other Persons	$68,598,053	1.7%	6,859,805

(1)	Excludes three private entities which are the ground lessees and an operating lessee of two properties that are supervised by the supervisor, having an aggregate exchange value of $551,686,612, determined on a basis consistent with the exchange values of the subject LLCs and the private entities that are supervised by the supervisor. The operating partnership has entered into option agreements pursuant to which it has the option to acquire their property interests upon the final resolution of certain ongoing litigation with respect to their properties.
(2)	The exchange value is determined as described in “Exchange Value and Allocation of Common Stock—Derivation of Exchange Value.”
(3)	The exchange value of each subject LLC, each private entity and the management companies is based on each subject LLC’s, each private entity’s and each management company’s assets and liabilities included in the quarterly balance sheets of the subject LLC, private entity or the management companies, as of June 30, 2011. The exchange value will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation.
(4)

The number of shares of common stock issued, on a fully-diluted basis, equals the number of shares of Class A common stock outstanding plus shares of Class A common stock issuable upon the redemption of operating partnership units or upon conversion of Class B common stock for shares of Class A common stock on a one-for-one basis. If participants elect the cash option, the Class A common stock, which would have been issued to them, will not be issued. As a result, the number of outstanding shares of Class A common stock will be reduced and the percentage of the Class A common stock each participant owns will increase.
(5)	The number of shares of common stock, on a fully-diluted basis, assumes that none of participants in the subject LLC has elected the cash option. The number of shares of common stock, on a fully-diluted basis, issuable to each subject LLC, as set forth in the table, was determined by dividing the exchange value for the subject LLC by $10, which is the hypothetical value that the supervisor arbitrarily assigned for illustrative purposes. The actual number of common stock, on a fully-diluted basis, and the value allocated to each participant in the subject LLCs and the private entities will be based on the enterprise value in connection with the IPO and the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.
(6)	The amount shown in the table has been calculated as if all participants in each subject LLC and each private entity that have been solicited with respect to the voluntary capital transaction override program have consented. The voluntary capital transaction override will be deducted only from the distributions allocable to those participants that consented. The distributions allocable to participants that did not consent to the voluntary capital transaction override program and/or the voluntary pro rata reimbursement program will be determined without any deduction for such payments. The actual overrides to the supervisor, based on the actual consents to the voluntary capital override transaction, are $111.19 million and $10.56 million, respectively, less than that shown in the table for Empire State Building Associates L.L.C. and 250 West 57th St. Associates L.L.C. and $136.10 million in the aggregate less than that shown in the table for all of the private entities and the subject LLCs.
(7)	Includes override interests in the subject LLCs and the private entities (i) held by the supervisor and the Malkin Holdings group and (ii) certain other persons, including other members of the Wien group.
(8)	Operating lessee of Empire State Building Associates L.L.C.
(9)	Information is provided per 1% interest instead of per $1,000 original investment.
(10)	Does not include $10,611,894 of additional overrides payable by individual investors to unaffiliated third parties with respect to their interests in an investment entity that owns a membership interest in Empire State Building Company L.L.C.
(11)	Operating lessee of 60 East 42nd St. Associates L.L.C.
(12)	Operating lessee of 250 West 57th St. Associates L.L.C.
(13)	Based on financial statements prepared on a tax basis and not in accordance with GAAP.
(14)	The general partner is an affiliate of the supervisor.
(15)	The manager is an affiliate of the supervisor.
(16)	Total exchange value of the supervisor excludes the value attributable to the supervisor’s overrides, which are included in the value of the overrides that the Malkin Holdings group holds in the subject LLCs and the private entities.
(17)	Refers collectively to Malkin Properties, L.L.C. Malkin Properties of New York, L.L.C. and Malkin Properties of Connecticut, L.L.C. (collectively “Malkin Properties”).

How the exchange value per $1,000 original investment was calculated. Exchange value per participant’s average $1,000 original investment was calculated as follows. The supervisor started with the exchange value for each subject LLC, as computed by the independent valuer and approved by the supervisor. The supervisor divided the exchange value by the aggregate original investment in each subject LLC multiplied by 1,000 to determine the exchange value per $1,000 investment. The voluntary capital transaction override was then deducted only from the distributions allocable to those participants that consented. The distributions allocable to participants that did not consent to the voluntary capital transaction override program and/or the voluntary pro rata reimbursement program will be determined without any deduction for such payments. The amount of voluntary capital transaction override in the tables is presented as if each participant in each subject LLC and each private entity that has a voluntary capital transaction override program has consented to the program. To determine the approximate value of the Class A common stock you will receive if your subject LLC is acquired in the consolidation, you would multiply the figure in the fourth column (titled “Value of Shares of Common Stock or Operating Partnership Units per Participant’s $1,000 Original Investment”) by the amount of your original investment divided by $1,000. This calculation assumes that all payments under the voluntary pro rata reimbursement program will be made out of consenting participants’ share of excess cash of the subject LLCs and the private entities and not deducted from consideration at closing of the consolidation.

For a detailed explanation of the manner in which the allocations are made, see “Background of and Reasons for the Consolidation—Allocation of Common Stock and Operating Partnership Units among the Subject LLCs, the Private Entities and the Management Companies.”

Voting Procedures for the Consolidation Proposal and the Third-Party Portfolio Proposal

The company is asking you to vote “FOR” both the consolidation and the third-party portfolio proposal. If you own participation interests in more than one subject LLC, for each subject LLC in which you own a participation interest you will receive a transmittal letter, supplement and consent form. Regardless of how many subject LLCs in which you own a participation interest, you will receive a single copy of the prospectus/consent solicitation. Participants in each subject LLC will vote separately on whether or not to approve the consolidation and the third-party portfolio proposal. Accordingly, if you hold interests in more than one subject LLC, you must complete one consent form for each subject LLC in which you are a participant.

If you vote “FOR” the consolidation and your subject LLC participates in the consolidation, you effectively will be voting against the alternatives to the consolidation, other than a third-party portfolio transaction, unless you vote “AGAINST” the third-party portfolio proposal. These alternatives include continuation of your subject LLC and a sale of your subject LLC’s interest in the property and distribution of the net proceeds to participants.

If the consolidation is approved by the participants in your subject LLC and is consummated, you will receive Class A common stock as consideration for your participation interest. You also will have the option to elect to exercise the cash option.

If the consolidation is not approved by your subject LLC and a third-party portfolio transaction is not consummated, the supervisor plans for the time being to continue to operate the subject LLC as currently operated and, if the consolidation is consummated with respect to the other subject LLCs, your interest in the property would be supervised by a subsidiary of the operating partnership as successor to the supervisor. Each of these proposals is subject to a separate consent and approval of each proposal is not dependent on approval of any other proposal.

If you vote “AGAINST” the consolidation, you do not return your consent form or you “ABSTAIN,” and your subject LLC approves the consolidation and consolidates with the company, you still will receive shares of Class A common stock, except as set forth below for participants in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C.

If you vote “AGAINST” the third-party portfolio proposal, you do not return your consent form or you “ABSTAIN,” and your subject LLC approves the third-party portfolio proposal and such a transaction is consummated, you still will receive the consideration to be paid in a third-party portfolio transaction, except as set forth below for participants in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C.

If you do not submit a consent form, you will be counted as having voted “AGAINST” both the consolidation and the third-party portfolio proposal. If you submit a properly signed consent form but do not indicate how you wish to vote on the consolidation, the third-party portfolio proposal, or both, you will be counted as having voted “FOR” such proposal(s).

Your consent form must be received by MacKenzie Partners, Inc. by 5:00 p.m. Eastern time on                     , 2012 unless the supervisor extends the solicitation period for one or more proposals. You can change your vote at any time before the later of the date that consents from participants holding the required percentage interest are received by your subject LLC and the 60th day after the date of this prospectus/consent solicitation.

The supervisor may extend on one or more occasions the solicitation period for one or more proposals for one or more subject LLCs without extending for other proposals or subject LLCs whether or not it has received approval for the consolidation proposal or the third-party portfolio proposal on expiration of the consent solicitation period.

The participation interests in each subject LLC are divided into separate participating groups. Participants are being asked to vote on both the proposed consolidation and the third-party portfolio proposal. For each of these proposals to be approved, participants holding 100% of the outstanding participation interests in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. must approve that proposal, and participants holding greater than 75% of the outstanding participation interests in eight out of the ten participating groups of 250 West 57th St. Associates L.L.C. must approve that proposal. Approval by the required vote of the participants in 250 West 57th St. Associates L.L.C. in favor of a proposal will be binding on you if you are a participant in 250 West 57th St. Associates L.L.C. even if you vote “AGAINST” such proposal.

If holders of 80% of the participation interests in any of the three participating groups in Empire State Building Associates L.L.C. or holders of 90% of the participation interests in any of the seven participating groups in 60 East 42nd St. Associates L.L.C. approve the consolidation, the agent of any such participating group will purchase on behalf of the subject LLC the participation interest of any participant in such participating group that voted “AGAINST” the consolidation or that did not submit a consent form, at a price that would be substantially lower than the exchange value.

If holders of 80% of the participation interests in any of the three participating groups in Empire State Building Associates L.L.C. or holders of 90% of the participation interests in any of the seven participating groups in 60 East 42nd St. Associates L.L.C. approve the third-party portfolio proposal, the agent of any such participating group will purchase on behalf of the subject LLC the participation interest of any participant in such participating group that voted “AGAINST” the third-party portfolio proposal or that did not submit a consent form, at a price that would be substantially lower than the exchange value regardless of whether there is a third-party portfolio offer, and even if the consolidation is consummated and the participant voted in favor of the consolidation.

Prior to an agent purchasing the participation interests of non-consenting participants, an agent will give such participants not less than ten days’ notice after the required consent is received by a subject LLC to permit them to consent to the consolidation or the third-party portfolio proposal, as applicable, in which case their participation interests will not be purchased. The agents will purchase the participation interests for the benefit of the subject LLC and not for their own account and will be reimbursed by the subject LLC for the cost of such buyout. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of that participating group will be satisfied.

The agents, who are the members of your subject LLCs, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of each participating group in your subject LLC. Each new series provides protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. The new series will not affect voting rights, except with respect to any person or group that acquires 6%, 3%, or 7.5% or more, respectively, of the outstanding participation interests in the applicable participating group (an “acquiring person”) for each of Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. If there is an acquiring person, the effect of the new series is that approval of the consolidation proposal and the third-party portfolio proposal by a participating group will require approval by the requisite consent of the participants in the participating group, as holders of the new series of membership interests, excluding the acquiring person.

The Wien group collectively owns participation interests in the subject LLCs and has advised that it will vote in favor of the consolidation and the third-party portfolio proposal. These participation interests represent the following percentage ownership for each subject LLC: 8.5921% for Empire State Building Associates L.L.C., 8.7684% for 60 East 42nd St. Associates L.L.C. and 7.3148% for 250 West 57th St. Associates L.L.C.

No Right to Independent Appraisal

If your subject LLC approves the consolidation or the third-party portfolio proposal and your subject LLC participates in the consolidation or a third-party portfolio transaction, as applicable, participants who vote “AGAINST” or “ABSTAIN” with respect to such proposal or do not submit a consent form will not have appraisal rights for their participation interests or a right to receive cash based upon an appraisal.

Consolidation Expenses

If your subject LLC approves the consolidation and your subject LLC is consolidated with the company, the company will bear all consolidation expenses. The company will also bear all of the consolidation expenses of other subject LLCs and private entities that are consolidated with the company. Additionally, the entities owning the option properties have borne a portion of the consolidation expenses and if the option is approved by the participants in such entities, the company will bear all of the consolidation expenses of such entities.

If the consolidation does not close, each subject LLC and private entity will bear its proportionate share of the consolidation expenses based on the exchange value of each subject LLC and private entity. If the consolidation closes, but the subject LLC does not participate in the consolidation, the subject LLC will bear its proportionate share of all consolidation expenses incurred through the date of termination of the contribution agreement. The supervisor does not know whether the acquiror in a third-party portfolio transaction will agree to pay any of the consolidation expenses.

Conditions to the Consolidation

The following conditions must be satisfied to consummate the consolidation of each of the subject LLCs:

•	Requisite consent of the participants in the subject LLC must have been received;

•	The IPO must close;

•

The Class A common stock must be approved for listing on the NYSE or another national securities exchange prior to or concurrently with the consummation of the consolidation and the closing of the IPO;

•	The participation in the consolidation of Empire State Building Associates L.L.C. and the private entity that owns an interest in the Empire State Building;

•	The consolidation must have been completed by December 31, 2014 and

•	The consolidation will be subject to other customary conditions.

Your Right to Investor Lists and to Communicate with Other Participants

Under federal securities laws, upon written request from you, the supervisor will deliver the following information to you:

•	A statement of the approximate number of participants in your subject LLC and

•	The estimated cost of mailing a proxy statement, form of proxy or other similar communication to your subject LLC’s participants.

In addition, you have the right, at your option, either:

•	To have your subject LLC mail (at your expense) copies of any consent statement, consent form or other soliciting materials to be furnished by you to the other participants in your subject LLC or

•

To have your subject LLC deliver to you, within five business days of the receipt of the request, a reasonably current list of the names, addresses and participation interests held by the participants in your subject LLC.

The right to receive the list of participants is subject to your payment of the cost of mailing and duplication at a rate of $0.20 per page.

U.S. Federal Income Tax Considerations of the Consolidation Proposal

The Consolidation will Result in the Recognition by Participants in the Subject LLCs of Gain or Loss for U.S. Federal Income Tax Purposes

Generally, under applicable U.S. federal income tax laws and regulations, you will recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest in a subject LLC that is exchanged for Class A common stock and/or cash equal to the difference between the amount realized by you (i.e., the fair market value of the Class A common stock and/or cash received by you and your share of the applicable LLC’s liabilities that you are deemed to be relieved of under U.S. federal income tax law) and your adjusted tax basis in your participation interest. You will realize “phantom income” if you have a “negative capital account” with respect to your participation interest. In each of 250 West 57th St. Associates L.L.C. and 60 East 42nd St. Associates L.L.C., original participants have a negative capital account. As a result of the cap on the cash option, you may not be able to receive sufficient cash, even if you make the cash election, to pay taxes on the gain. In addition, due to the lock-up on your shares of Class A common stock, you may not be able to sell your shares of Class A common stock to realize cash at the time such sale may be required to meet any tax or estimated tax obligation. Each participant, upon receipt of Class A common stock and/or cash in exchange for such participant’s participation interest, will be deemed to have consented to treat the consolidation as a sale of the participant’s participation interest in exchange for such Class A common stock and/or cash for U.S. federal income tax purposes. As all of your participation interest will be exchanged for Class A common stock or cash pursuant to the consolidation, suspended passive activity losses associated with your participation interest, if any, may be eligible for treatment as losses that are not from a passive activity to the extent that they exceed income and gains from passive activities for your taxable year that includes the consolidation. You are urged to consult your tax advisor with regard to the potential passive activity losses associated with your participation interest and the impact of recognizing such losses in connection with your exchange of your participation interest for Class A common stock and/or cash. For a more complete description of the expected U.S. federal income tax consequences of the consolidation, see “U.S. Federal Income Tax Considerations—Tax Consequences of the Consolidation.”

Taxable gain and loss estimates per participant’s $1,000 original investment

Estimated Gain/(Loss) per Participant’s $1,000 Original Investment(1)(2)
SUBJECT LLC	Participant Receives Class A Common Stock or Cash
Empire State Building Associates L.L.C.
Participants (without voluntary overrides)	$36,546
Participants (with voluntary overrides)	$32,982
250 West 57th St. Associates L.L.C.
Participants (without voluntary overrides)	$40,926
Participants (with voluntary overrides)	$37,180
60 East 42nd St. Associates L.L.C.
Participants	$41,369

(1)	Values are based on the hypothetical $10 per share exchange value that the supervisor arbitrarily assigned for illustrative purposes. Upon listing the Class A common stock on the NYSE, the price at which the Class A common stock will trade may be above or below the hypothetical $10 per share.
(2)	The estimated gain/(loss) is calculated based upon presumed tax treatment of the subject LLCs as a result of the proposed consolidation.

Qualification of the Company as a REIT

The company has been organized and intends to operate in a manner that will enable it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2012. The company has not requested and does not intend to request a ruling from the Internal Revenue Service, or the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and Treasury Regulations promulgated thereunder for which there are limited judicial and administrative interpretations. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like the company, holds its assets through partnerships. To qualify as a REIT, the company must meet, on an ongoing basis, various tests regarding the nature and diversification of the company’s assets and income, the ownership of the company’s outstanding shares, and the amount of the company’s distributions. The company’s ability to satisfy these asset tests depends upon the company’s analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which the company will not obtain independent appraisals. The company’s compliance with the REIT income and quarterly asset requirements also depends upon the company’s ability to manage successfully the composition of its income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the company to qualify as a REIT. Thus, while the company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the company’s circumstances, no assurance can be given that the company will so qualify for any particular year. These considerations also might restrict the types of assets that the company can acquire in the future. If the company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the company will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it lost its REIT qualification. Even if the company qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income or property. See “U.S. Federal Income Tax Considerations.”

Selected Financial and Other Data

The following table sets forth selected financial and other data on (i) a combined historical basis for the predecessor beginning on page F-30 and (ii) a pro forma basis for the company giving effect to the consolidation and the IPO, the related use of proceeds thereof and the other adjustments described in the unaudited pro forma financial information beginning on page F-5. The company has not presented historical information for Empire State Realty Trust, Inc. because the company has not had any corporate activity since its formation other than the issuance of shares of common stock in connection with the initial capitalization of the company and because the company believes a discussion of the results of the company would not be meaningful.

The company’s predecessor’s combined historical financial information includes:

•	The management companies, including their asset management, leasing, administrative, construction and development operations; and

•

the real estate operations for the subject LLC’s and private entities excluding the four office properties for which the supervisor acts as the supervisor but that are not consolidated into the company’s predecessor for accounting purposes except for the company’s predecessor’s non-controlling interests in such properties.

You should read the following selected financial data in conjunction with the company’s combined historical and unaudited pro forma condensed consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust.”

The selected historical combined balance sheet information as of December 31, 2010 and 2009 of the company’s predecessor and selected combined statements of operations information for the years ended December 31, 2010, 2009 and 2008 of the company’s predecessor have been derived from the audited historical combined financial statements of the company’s predecessor. The historical combined balance sheet information as of September 30, 2011 and combined statements of operations for the nine months ended September 30, 2011 and 2010 have been derived from the unaudited combined financial statements of the company’s predecessor. The selected historical combined balance sheet information as of December 31, 2008, 2007 and 2006 and selected combined statements of operations information for the years ended December 31, 2007 and December 31, 2006 have been derived from the unaudited combined financial statements of the company’s predecessor. The company’s results of operations for the interim period ended September 30, 2011 are not necessarily indicative of the results that will be obtained for the full fiscal year.

The company’s unaudited selected pro forma condensed consolidated financial statements and operating information as of and for the nine months ended September 30, 2011 and for the year ended December 31, 2010 assumes completion of the consolidation and the IPO and the other adjustments described in the unaudited pro forma financial information beginning on page F-5 as of January 1, 2010 for the operating data and as of the stated date for the balance sheet data.

The company’s unaudited pro forma financial information is not necessarily indicative of what the company’s actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent the company’s future financial position or results of operations.

Empire State Realty Trust, Inc.

Selected Financial and Other Data

(amounts in thousands except for shares and per share data)

	Nine Months Ended September 30,				Year Ended December 31,
	Pro Forma Consolidated		Historical Combined		Pro Forma Consolidated	Historical Combined
	2011		2011	2010	2010	2010	2009	2008	2007	2006
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue:
Rental revenue	$220,819		$126,768	$122,632	$273,357	$166,159	$167,556	$162,194	$166,524	$161,976
Tenant expense reimbursement	47,027		22,869	24,549	70,064	32,721	36,309	35,684	35,789	30,307
Third-party management and other fees	4,671		4,671	2,829	3,750	3,750	4,296	5,916	4,220	3,959
Construction revenue	35,323		35,323	23,713	27,139	27,139	15,997	56,561	42,373	33,901
Observatory income(2)	62,943	(1)	—	—	78,880 (1)	—	—	—	—	—
Other income and fees	11,420		9,909	13,026	21,403	16,776	8,157	8,442	13,601	9,143

Total Revenues	382,203		199,540	186,749	474,593	246,545	232,315	268,797	262,507	239,286

Expenses
Operating expenses	100,596		40,520	44,043	142,294	60,356	58,850	55,291	51,180	46,473
Marketing, general, and administrative expenses(1)	23,083		13,431	13,031	23,534	13,924	16,145	17,763	17,173	15,803
Observatory expenses	14,967		—	—	18,395	—	—	—	—	—
Construction expenses(2)	34,121		34,121	23,258	27,581	27,581	17,281	56,080	42,217	33,369
Real estate taxes	50,343		21,968	20,310	63,409	27,585	28,937	24,863	22,063	23,760
Depreciation and amortization	41,811		25,773	25,048	57,481	34,041	29,327	26,838	25,802	24,025

Abandonment of tenant improvements	—		—	—	—	—	—	—	—	10

Total Operating Expenses	264,921		135,813	125,690	332,694	163,487	150,540	180,835	158,435	143,440

Income from Operations before Interest Expense and Equity in Net income of Non-controlled Entities	117,282		63,727	61,059	141,899	83,058	81,775	87,962	104,072	95,846
Interest expense, net	46,237		41,732	39,162	57,290	52,264	50,738	48,664	50,758	38,415
Income from Operations before Equity in Net Income of Non-controlled Entities	71,045		21,995	21,897	84,609	30,794	31,037	39,298	53,314	57,431
Equity in net income of non-controlled entities	—		12,239	12,376	—	15,324	10,800	13,422	15,947	12,778

Net Income	$71,045		$34,234	$34,273	$84,609	$46,118	$41,837	$52,720	$69,261	$70,209

Other Data
Funds from operations(3)	$112,325		$65,212	$63,321	$141,312	$85,827	$75,458	$83,513
EBITDA(4)	$165,393		$109,998	$105,384	$201,580	$142,090	$129,591	$134,269
Cash flows from:
Operating activities	$61,275		$61,275	$50,556	$74,381	$74,381	$58,509	$75,410
Investing activities	$(25,776		$(42,218)	$(30,705)	$(18,385)	$(34,837)	$(38,617)	$(13,768)
Financing activities	$(68,415)		$18,836	$(33,456)	$(132,851)	$(45,600)	$(5,035)	$(65,824)

Balance Sheet Data (at period end):
Net real estate	$1,123,741		$619,521			$590,466	$582,904	$567,404	$575,348	$567,279
Total assets	2,769,356		995,166			904,536	890,598	857,796	870,537	797,593
Notes and loans payable	1,043,625		937,347			869,063	871,636	828,150	828,812	592,049
Total liabilities	1,300,016		1,005,361			915,294	908,856	872,736	873,036	638,986
Stockholders’/owners’ equity	1,469,340		(10,195)			(10,758)	(18,258)	(14,940)	(2,499)	158,607
Total liabilities and stockholders’/ owners’ equity	2,769,356		995,166			904,536	890,598	857,796	870,537	797,593

(1)	Observatory income includes $3,640 and $4,728 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, of rental revenue attributable to a retail tenant which operates the concession space in the observatory under a lease expiring in May 2020.

(2)	For the historical combined periods, the company’s proportionate share of the revenues and expenses of the Empire State Building, including the observatory, are included in Equity in net income of non-controlled entities. Upon completion of the IPO, the revenues and expenses of the Empire State Building, including the observatory, will be presented on a consolidated basis.
(3)	For a definition and reconciliation of funds from operations, or FFO, and a statement disclosing the reasons why the company’s management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which the company’s management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust—Funds from Operations.”
(4)	For a definition and reconciliation of earnings before interest, income tax, depreciation and amortization, or EBITDA, and a statement disclosing the reasons why the company’s management believes that presentation of EBITDA provides useful information to investors and, to the extent material, any additional purposes for which the company’s management uses EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust—EBITDA.”

RISK FACTORS

Before you decide how to vote on the consolidation and the third-party portfolio proposal, you should be aware that there are various risks involved in the consolidation and a third-party portfolio transaction, including those described below. In addition to the other information included in this prospectus/consent solicitation, you should consider the following risk factors carefully in determining whether to vote in favor of the consolidation and the third-party portfolio proposal.

The supervisor and the company also caution you that this prospectus/consent solicitation contains forward-looking statements. These forward-looking statements are based on the supervisor’s or the company’s beliefs and expectations as applicable, which may not be correct. Important factors that could cause such actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth below, as well as general economic, business and market conditions, changes in federal and local laws and regulations, costs or difficulties relating to the consolidation and related transactions and increased competitive pressures. See “Forward-Looking Statements.” The terms of the agreements and the assumptions concerning the IPO could change prior to the closing of the consolidation and the IPO and such changes could be significant.

Risk Factors Related to the Company and Risks Resulting from the Consolidation

The value of the Class A common stock that you receive and trading price of the Class A common stock following completion of the IPO is uncertain. The value of the Class A common stock and the trading price could be lower than anticipated and, based on current market conditions, the supervisor believes that the value may be less than the exchange value.

The exchange values of the subject LLCs, each private entity and the management companies were determined based on the appraisal of each subject LLC, each private entity and the management companies prepared by the independent valuer. The appraisal does not necessarily represent the values that would be realized in a sale of the subject LLCs, the private entities, the management companies or their assets in arm’s length transactions. The value of the Class A common stock that you receive will be based on the enterprise value of the company determined in connection with the IPO. The enterprise value and the IPO price for the Class A common stock will be based on a variety of factors, including the price per share at which third-party investors are willing to invest in the Class A common stock and economic and market conditions for the Class A common stock at the time of the IPO. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

The market value of the Class A common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for the Class A common stock following the IPO, the extent of institutional investor interest in the company, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies, the company’s financial performance and general stock and bond market conditions.

The supervisor arbitrarily has assigned $10 as the hypothetical value of each share of Class A common stock for purposes of illustrating the number of shares of common stock and operating partnership units that will be issued to each of the subject LLCs, the private entities and the management companies in the consolidation. The IPO price of the Class A common stock may be below the hypothetical $10 per share;

The stock markets, including the NYSE on which the company expects to list shares of the Class A common stock, have from time to time experienced significant price and volume fluctuations. As a result, the market price of shares of the Class A common stock may be similarly volatile, and investors in shares of the Class A common stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to the company’s operating performance or prospects. The price of shares of the Class A common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus/consent solicitation and others such as:

•	the company’s operating performance and the performance of other similar companies;

•	actual or anticipated differences in the company’s quarterly operating results;

•	changes in the company’s revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about the company, the office or retail real estate sectors, office or retail tenants or the real estate industry;

•

increases in market interest rates, which may lead investors to demand a higher distribution yield for shares of the company’s common stock, and would result in increased interest expenses on the company’s debt;

•	actual or anticipated changes in the company’s and its tenants’ businesses or prospects;

•	the current state of the credit and capital markets, and the company’s ability and the ability of the company’s tenants to obtain financing;

•	additions and departures of key personnel;

•	increased competition in the commercial office and retail real estate business in the company’s markets;

•	strategic decisions by the company or the company’s competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect the company or the company’s industry;

•	speculation in the press or investment community;

•	actions by institutional stockholders;

•

equity issuances by the company (including the issuances of operating partnership units), or common stock resales by the company’s stockholders, or the perception that such issuances or resales may occur;

•	actual, potential or perceived accounting problems;

•	changes in accounting principles;

•	failure to qualify as a REIT;

•	terrorist acts, natural or man-made disasters or threatened or actual armed conflicts; and

•	general market and local, regional and national economic conditions, particularly in the Manhattan and greater New York metropolitan area, including factors unrelated to the company’s performance.

No assurance can be given that the market price of shares of the Class A common stock will not fluctuate or decline significantly in the future or that holders of shares of the Class A common stock will be able to sell their shares when desired on favorable terms, or at all. From time to time, in the past, securities class action litigation has been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert the company’s management’s attention and resources.

There will be a fundamental change in the nature of your investment if the consolidation is consummated.

The consolidation involves a fundamental change in the nature of your investment. As a result, you may be subject to increased risks, including:

•

Your investment currently consists of a participation interest in an entity, taxed as a partnership for U.S. federal income tax purposes, which owns an interest in a single office building property in Manhattan. After the consolidation, you will hold common stock of an operating company, that intends to elect and to qualify to be taxed as a REIT for U.S. federal income tax purposes, and that is expected to own as many as 18 properties that include office and retail properties in Manhattan and the greater New York metropolitan area, and expects to make additional investments;

•

If your subject LLC sold its property interests it would liquidate and distribute the net proceeds to its participants. The company intends to reinvest the net proceeds from any future property sales. The company may raise additional funds through equity or debt financings to make future acquisitions of properties;

•	The company will own types of properties different from those in which your subject LLC is invested;

•	The risks inherent in investing in an operating company such as the company include the risk that the company may invest in new properties that are not as profitable as anticipated;

•	It is possible that properties acquired in the consolidation will not be as profitable as anticipated and

•

Your investment will change from one in which you generally are entitled to receive distributions from rents received from the lessees of the property owned by your subject LLC and any net proceeds of a sale or refinancing of your subject LLC’s interest in a property to an investment in an entity in which you may realize the value of your investment only through the distributions of rents from the company and the sale of your common stock.

Holders of operating partnership units that acquire shares of Class B common stock will have a significant vote in matters submitted to a vote of stockholders.

Accredited investors in the private entities and the management companies which had an option to elect operating partnership units at the time that they made their election of consideration in the private solicitation had an option to elect to receive one share of Class B common stock in lieu of one operating partnership unit for every 50 operating partnership units such participant would otherwise receive in the consolidation (i.e., they will receive one share of Class B common stock and 49 operating partnership units). Each share of Class B common stock will entitle the holder to 50 votes per share on each matter on which holders of Class A common stock are entitled to vote of stockholders. Holders of Class B common stock will be entitled to share equally, on a per share basis, in all distributions payable with respect to shares of the Class A common stock. Holders of Class B common stock may have interests that differ from those holders of Class A common stock, including by reason of their interest in the operating partnership, and may accordingly vote as a stockholder in ways that may not be consistent with the interests of holders of Class A common stock. This significant voting influence over certain matters may have the effect of delaying, preventing or deterring a change of control of the company, or could deprive holders of Class A common stock of an opportunity to receive a premium for their Class A common stock as part of a sale of the company.

After the consolidation, participants will have exposure to the market and economic conditions of other properties.

As a result of the consolidation, the participants who receive common stock will own interests in a much larger, broader range of properties than any of the subject LLCs individually. A material adverse change affecting the company’s property will affect all the stockholders whether or not a particular stockholder previously was a participant in an entity owning an interest in such affected property. Each subject LLC owns a discrete property asset, and the consolidation will diversify the types of the properties in which the participants, as stockholders of the company, will have interests and result in ownership of interests in an entity owning properties located outside of Manhattan. As a result, the properties owned by the company may be affected differently by economic and market conditions than the property owned by an individual subject LLC.

Actual distribution levels to stockholders in the first year following the IPO will depend upon actual results of operations, economic conditions and other factors that could differ materially from current expectations and could be lower than the amount estimated and your current distributions.

The company cannot assure you that the estimated distribution yields will be made or sustained. Any distributions the company pays in the future will depend upon actual results of operations, economic conditions and factors that could differ materially from current expectations and will be determined in the sole discretion of the company’s board of directors. Actual results of operations will be affected by a number of factors, including the revenue the company receives from the existing and acquired properties, operating expenses, interest expense, occupancy levels, the ability of tenants to meet their obligations and unanticipated expenditures. As a result, cash distributions to the stockholders after the consolidation may be less than the anticipated cash distributions and the cash distributions currently received by the participants.

There are conflicts of interest inherent in the structure of the consolidation, and the supervisor and the Malkin Holdings group will receive substantial benefits if it is consummated.

The supervisor, the agents and their affiliates serve as supervisor, agents for groups of participants or in a similar capacity with respect to each subject LLC and each private entity, and, as such, have conflicts of interest structuring the consolidation. The supervisor and the Malkin Holdings group will receive benefits that may exceed the benefits that they would derive from ownership of their interests in the subject LLCs, the private entities and the management companies if the consolidation were not consummated. The Malkin Holdings group will receive an estimated aggregate of 64,220,800 operating partnership units, shares of Class A common stock and shares of Class B common stock, having an aggregate value based on the exchange value of $642,208,000, in addition to any operating partnership units issuable in respect of the voluntary pro rata reimbursement program consented to by participants in the subject LLCs and private entities in connection with the solicitation with respect to the consolidation and its share of distributions of any cash available for distribution from the private entity to the consolidation. The Malkin Holdings group may hold a greater interest, including overrides, in other subject LLCs and the other private entities which may include the operating lessees, than in your subject LLC. In addition, officers and members of the supervisor will be executive officers and a director of the company. Pursuant to an indemnification agreement, the principals of the supervisor also will be entitled to indemnification for claims relating to the consolidation, including a claim by participants in the subject LLCs. As a result, the supervisor of your subject LLC has a conflict of interest in connection with the consolidation, which could affect the structuring of the consolidation. For a detailed description of the conflicts of interests, see “Conflicts of Interest.”

The company may acquire properties or portfolios of properties through tax-deferred contribution transactions, which could result in stockholder dilution and limit the company’s ability to sell such assets.

In the future the company may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in the operating partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation the company could deduct over the tax life of the acquired properties, and may require that the company agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on the company’s ability to dispose of the acquired properties and the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit the company’s ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

The company may pursue less vigorous enforcement of terms of the contribution agreements because of conflicts of interest with certain principals and officers of the supervisor who will be officers of the company which could have a material adverse effect on the company’s business.

Principals and officers of the supervisor have ownership interests in the subject LLCs and the private entities that the company will acquire in the consolidation upon completion of the IPO. As part of the consolidation, Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal made limited representations and warranties to the company regarding the entities, properties and assets to be acquired by the company in the consolidation transaction and agreed to indemnify the company and the operating partnership for 12 months after the closing of the IPO for breaches of such representations and warranties subject to a deductible of $1 million and a cap of $25 million. Such indemnification is limited, however, and the company is not entitled to any other indemnification in connection with the consolidation. In addition, the company expects that Anthony E. Malkin will enter into an employment agreement with the company pursuant to which he will agree, among other things, not to engage in certain business activities in competition with the company (both during, and for a period of time following, his employment with the company). The company may choose not to enforce, or to enforce less vigorously, its rights under these agreements due to the company’s ongoing relationship with its predecessor principals and its executive officers, and this could have a material adverse effect on the company’s business.

If a participant consents to the voluntary pro rata reimbursement program for expenses of the legal proceedings with the former property manager and leasing agent, the supervisor will be reimbursed for costs previously advanced.

You are being asked to consent to the voluntary pro rata reimbursement program under which your share of distributions will be reduced by your pro rata share of the costs advanced by the supervisor and Peter L. Malkin for the former property manager and leasing agent legal proceedings. See the section entitled “Voluntary Pro Rata Reimbursement Program For Expenses of Legal Proceeding with Former Property Manager and Leasing Agent.” If you consent to the voluntary pro rata reimbursement program, the supervisor and Peter L. Malkin will be reimbursed for your pro rata share of costs previously incurred out of your share of the excess cash of your subject LLC that is being distributed to participants, and, to the extent that is insufficient, the shares of Class A common stock that you would receive in the consolidation or the consideration that you would receive in a third-party portfolio transaction, as applicable, will be reduced by the balance (valued, if the consolidation is consummated, at the IPO price) and such balance would be paid to the supervisor and Peter L. Malkin in shares of Class A common stock, if the consolidation is consummated, or out of distributions that you would receive from the proceeds of a third-party portfolio transaction, if consummated, or out of distributions from operations of the subject LLC. Your failure to consent to this proposal will not affect whether or not the subject LLC participates in the consolidation or a third-party portfolio transaction.

The independent valuer’s appraisal and fairness opinion relied on information that the supervisor provided and analysis performed by the independent valuer.

The independent valuer’s appraisal of the subject LLCs, the private entities and the management companies and its opinion as to the fairness from a financial point of view of the allocation of consideration relied on information the supervisor provided and analysis performed by the independent valuer. The information the supervisor provided to the independent valuer included in-place and certain other lease rates and other financial and descriptive information about the properties. The supervisor has a conflict of interest in connection with the information it provided because it affects the number of shares of common stock and operating partnership units issued to it and the Malkin Holdings group.

There are limitations on the independent valuer’s fairness opinion and appraisal that could affect the reliance on the fairness opinion and appraisal rendered by the independent valuer.

The independent valuer’s fairness opinion and appraisal are subject to limitations which could affect participants’ reliance on the fairness opinion and appraisal, including:

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The supervisor engaged the independent valuer to render both the fairness opinion and the appraisal, so participants do not have the potential benefit of a separate review of the independent valuer’s appraisal by a fairness opinion provider;

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The independent valuer’s fairness opinion addresses solely the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash) (i) among each subject LLC, each private entity and the management companies and (ii) to the participants in each subject LLC and each private entity (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities). The fairness opinion does not address any other term of the consolidation, the market value of the shares of common stock and operating partnership units, or alternatives to the consolidation. Accordingly, the fairness opinion does not address other matters which are significant to the participants’ evaluation of the consolidation and

•

Since the independent valuer will not further update its appraisal or fairness opinion, changes may occur from the date of the appraisal or fairness opinion that might affect the conclusions expressed in them. Some of the changes could be material.

The method of calculation of the value of your participation interests in the subject LLC (and consequently, the consideration payable to you in the consolidation) will “lock in” the relative value of all of the subject LLCs, the private entities and the management companies, which will limit your ability to benefit from relative changes in value of the property in which you currently hold direct or indirect participation interests and will cause you to bear a portion of the burden of changes in the value of the properties in which you do not currently hold direct or indirect participation interests.

The contribution agreements use a formula to ascribe “value” to the subject LLCs, the private entities, and the management companies. This formula is based, in part, on the relative exchange values of the subject LLCs, the private entities, and the management companies determined as of July 1, 2011 and effectively “locks in” the relative values of the subject LLCs, the private entities, and the management companies as of such date. Other than subsequent variations in relative valuation due to certain extraordinary receipts of or payments made by the subject LLCs, the private entities, and the management companies prior to the closing of the IPO (which are taken into account under the contribution agreements) and certain balance sheet adjustments, these “locked-in” relative valuations will not change prior to the closing of the consolidation. Therefore, you will not capture all of the benefit from pre-IPO increases in the value of the property relative to the rest of the properties as such increases will be shared pro rata by you and all other holders of participation interests in the subject LLCs, the private entities, and the management companies. Similarly, if the value of other properties declines in value relative to the property in which you currently hold an interest, you will bear a pro rata portion of this decline in value along with all other holders of participation interests in all of the properties.

There have been no arm’s-length negotiations.

The supervisor established the terms of the consolidation, including the exchange value, without any arm’s-length negotiations. Accordingly, the exchange value may not reflect the value that you could realize upon a sale of your participation interest or a liquidation of your subject LLC’s assets.

The terms of the consolidation may have been more favorable to you and the other participants if an independent representative had been retained on behalf of you and the other participants in structuring and negotiating the consolidation.

The subject LLCs have not retained any outside representative to act on behalf of the participants in structuring and negotiating the terms and conditions of the consolidation. No group of participants was empowered to negotiate the terms and conditions of the consolidation or to determine what procedures should be in place to safeguard the rights and interests of the participants. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the participants. The company and the supervisor of your subject LLC were the parties responsible for structuring all the terms and conditions of the consolidation. The company and the supervisor engaged legal counsel to assist with the preparation of the documentation for the consolidation, including this prospectus/consent solicitation. This legal counsel did not serve, or purport to serve, as legal counsel for the subject LLCs or the participants. If a representative or representatives had been retained for the participants, the terms of the consolidation might have been different and, possibly, more favorable to the participants.

The IPO may not be consummated if one or more LLCs do not obtain the requisite consent for the consolidation from its participants.

The closing of the consolidation is conditioned on the approval of Empire State Building Associates L.L.C., but is not conditioned on the approval of any other subject LLC. The other subject LLCs represent a material portion of the exchange value and anticipated cash flow and net income of the company (assuming that all private entities and subject LLCs participate in the consolidation). As a result, if one or more of the subject LLCs do not approve the consolidation, it could adversely affect the ability of the company to complete the IPO.

Participants who do not approve the consolidation, including participants that do not timely submit their consent forms, after notice that the required percentage of participants have so approved, may have their participation interests purchased at a lower price.

The organizational documents provide that if holders of 80% of the participation interests in any of the three participating groups in Empire State Building Associates L.L.C. or holders of 90% of the participation interests in any of the seven participating groups in 60 East 42nd St. Associates L.L.C. approve an action, the agents may purchase on behalf of the subject LLC the participation interests of participants who do not approve such action, and that price would be substantially below the exchange value of the interests. If the required consent of the participation interests in a subject LLC approves consolidation, the agent of any such participating group will purchase on behalf of the subject LLC the participation interest of any participant in such participating group that voted “AGAINST” the consolidation, “ABSTAIN,” or did not properly or timely submit a consent form. The buyout amount would be substantially lower than the exchange value. These buyout amounts are $100 for the interest held by a participant in Empire State Building Associates L.L.C. and $100 for the interest held by a participant in 60 East 42nd St. Associates L.L.C., as compared to the exchange value of $33,085 per $1,000 original investment for Empire State Building Associates L.L.C. and $38,972 per $1,000 original investment for 60 East 42nd St. Associates L.L.C., respectively. Prior to an agent purchasing the participation interests of non-consenting participants, an agent will give such participants not less than ten days’ notice after the required consent is received by the private entity to permit them to consent to the consolidation, in which case their participation interests will not be purchased.

If the participants in a subject LLC approve the consolidation and the subject LLC is consolidated with the company, the subject LLC no longer can enter into alternatives to the consolidation.

The alternatives to participation in the consolidation include continuation of a subject LLC and sale of such subject LLC’s interest in the property and the distribution of the net proceeds to its participants. Continuation of the subject LLC in accordance with its existing business plan would not subject the subject LLC to the risks associated with the consolidation or changes in participants’ rights. Sale of the subject LLC’s interest in a property would enable participants to receive the net proceeds from the sale of the subject LLC’s interest in its property. If a subject LLC were consolidated with the company, participants no longer will be able to realize the potential benefits of alternatives to the consolidation.

Participants have no cash appraisal rights.

You do not have the right to elect to receive a cash payment equal to the value of your participation interest in your subject LLC if your subject LLC approves the consolidation and you voted “AGAINST” it. Additionally, you do not have the right to have the value of your participation interest determined in a separate proceeding and paid in cash. While you have a cash options, the cash option is available only for up to [12-15]% of the shares of Class A common stock issuable to you in the consolidation.

At the time participants vote on the consolidation proposal, there will be uncertainties as to the size, makeup and leverage of the company after the consolidation which affects your ability to evaluate the consolidation.

There will be several uncertainties relating to the consolidation at the time that you and the other participants vote on the consolidation. Most importantly, you will not know which subject LLCs will approve the consolidation or which of the subject LLCs and the private entities will participate in the consolidation, either because conditions to closing are not satisfied or for other reasons, and thus, which properties the company will acquire. You also will not know the IPO price, the size of the IPO, the exact exchange value for each subject LLC, the enterprise value of the company prior to the IPO, the amount of leverage of the company or the operating partnership or the amount of cash you will receive if you elect to exercise the cash option. In addition, you will not know the amount of the underwriting discount payable by the company in the IPO, which will reduce the IPO price per share that you will receive on exercise of the cash option. The consolidation is conditioned on the participation of Empire State Building Associates L.L.C. and the private entity which owns an interest in the Empire State Building, but is not conditioned on any other subject LLC or private entity participating in the consolidation. You also will not know how many participants in the subject LLCs will elect to exercise the cash option or the capital structure of the company. These factors will affect the post-consolidation size and scope of the company and the value of your shares of common stock.

There is the potential for litigation associated with the consolidation. The company may incur costs from these litigations.

There is a risk that third parties will assert claims against the company or the supervisor, including, without limitation, that the supervisor breached its fiduciary duties to its participants or that the consolidation violates the relevant operating agreements, and third parties may commence litigation against the company or the supervisor. As a result, the company may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the date of this prospectus/consent solicitation, no participant in the subject LLCs or private entities has initiated any lawsuit on such grounds.

The company may assume unknown liabilities in connection with the consolidation, which, if significant, could materially and adversely affect the company’s business.

As part of the consolidation, the company (through the operating partnership) will acquire the properties and assets of the subject LLCs, the private entities and the management companies subject to existing liabilities, some of which may be unknown at the time the IPO is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with such entities prior to the IPO (whether or not asserted or threatened prior to the IPO), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. As part of the consolidation, Anthony E. Malkin, Scott D. Malkin and Cynthia Blumenthal made limited representations and warranties to the company regarding the subject LLCs, the private entities, the management companies, the properties and the assets to be acquired by the company in the consolidation and agreed to indemnify the company and the operating partnership for 12 months after the closing of the IPO for breaches of such representations subject to a deductible of $1 million and a cap of $25 million. Because many liabilities, including tax liabilities, may not be identified within such period, the company may have no recourse against Anthony E. Malkin, Scott D. Malkin or Cynthia Blumenthal for such liabilities. In addition, the company has agreed to indemnify members, managers, officers, directors, partners and agents of the supervisor for certain claims. Any unknown or unquantifiable liability that the company assumes in connection with the consolidation for which it has no or limited recourse could materially and adversely affect the company.

The departure of any of the company’s key personnel could materially and adversely affect the company.

The company’s success depends on the efforts of key personnel, particularly Anthony E. Malkin, the company’s Chairman, Chief Executive Officer and President. Among the reasons Anthony E. Malkin is important to the company’s success is that he has a national industry reputation that attracts business and investment opportunities and assists the company in negotiations with lenders, existing and potential tenants and industry personnel. He has led the acquisition, operating and repositioning of the company’s assets for the last two decades. If the company lost his services, the company’s external relationships and internal leadership resources would be materially diminished.

Other members of the company’s senior management team also have strong industry reputations and experience, which aid the company in attracting, identifying and exploiting opportunities. The loss of the services of one or more members of the company’s senior management team, particularly Anthony E. Malkin, could have a material and adverse impact on the company.

The company’s Chairman, Chief Executive Officer and President has outside business interests that will take his time and attention away from the company, which could materially and adversely affect the company.

The company’s Chairman, Chief Executive Officer and President will continue to own interests in the excluded properties, excluded businesses and option properties that are not being contributed to the company in the consolidation, some of which will be managed by the company and certain non-real estate family investments. In some cases, Anthony E. Malkin or his affiliates will have certain management and fiduciary obligations that may conflict with such person’s responsibilities as an officer or director of the company and may adversely affect the company’s operations. Anthony E. Malkin will devote a majority of his business time and attention to the company’s business and, under his employment agreement, he may also devote time to the excluded properties, option properties, the excluded businesses and certain family investments to the extent that such activities do not materially interfere with the performance of his duties to the company.

The potential liability of the officers and directors of the company is limited.

As a stockholder, you will have different rights and remedies against the company, its officers and directors than you have against the supervisor and agents of your subject LLC. The company’s charter provides that, to the maximum extent permitted by law, no officer or director is liable to the company or its stockholders for monetary damages. Generally, under the company’s charter and bylaws, the company will indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to the company. These provisions could limit the legal remedies against any officer or director of the company that are available to the company, to you and to other stockholders after the consolidation. The company’s charter limits the liability of its present and former directors and officers to the company and its stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, the company’s present and former directors and officers will not have any liability to the company or its stockholders for money damages other than liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action.

The company’s charter and bylaws require the company to indemnify its present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to the company. As a result, the company and the stockholders may have limited rights against the company’s present and former directors and officers, members, partners, employees and agents, which could limit your recourse in the event of actions not in your best interest.

After the consolidation, participants will have no control over major decisions.

Currently, a participant in a subject LLC generally has the right to vote on certain major transactions, such as a financing, sale, transfer or mortgage of the subject LLC’s interest in its property or the making or modification of the net operating lease of such property. After the consolidation, decisions regarding most major transactions will be made by the company’s management, subject to oversight by the company’s board of directors. Such decisions may not fully reflect the interests of the stockholders. Holders of common stock will have no opportunity to vote on financing, management or disposition decisions with respect to individual properties. Holders of common stock will have only the right to approve extraordinary transactions involving the company, such as a sale of all or substantially all of the company’s assets.

The board of directors of the company may change its strategies, policies or procedures without stockholder consent, which may subject the company to different and more significant risks in the future.

The company’s investment, financing, leverage and distribution policies and the company’s policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by its board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without notice to or a vote of the stockholders. This could result in the company’s conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus/consent solicitation. Under these circumstances, the company may expose itself to different and more significant risks in the future, which could have a material adverse effect on its business and growth. In addition, the board of directors may change the company’s policies with respect to conflicts of interest, provided that such changes are consistent with applicable legal requirements. A change in these policies could have an adverse effect on the company’s financial condition, results of operations, cash flow, per share trading price of the Class A common stock and ability to satisfy its principal and interest obligations and to make distributions to stockholders.

The operating partnership may issue additional operating partnership units without the consent of the stockholders, which could have a dilutive effect on the stockholders.

The operating partnership may issue additional operating partnership units to third parties without the consent of the stockholders, which would reduce the company’s ownership percentage in the operating partnership and would have a dilutive effect on the amount of distributions made to the company by the operating partnership and, therefore, the amount of distributions the company can make to its stockholders. Any such issuances, or the perception of such issuances, could materially and adversely affect the market price of the common stock.

The company’s operating performance and value are subject to risks associated with real estate assets and the real estate industry, the occurrence of which could materially and adversely affect the company.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond the company’s control. Certain events may decrease cash available for distributions, as well as the value of the company’s properties. These events include, but are not limited to:

•	adverse changes in international, national, regional or local economic and demographic conditions;

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vacancies or the company’s inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options;

•	adverse changes in market rental rates, particularly as the company’s buildings age, and the company’s ability to fund repair and maintenance costs;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•	the company’s inability to collect rent and expense reimbursements from tenants;

•	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

•	the introduction of a competitor’s property in or in close proximity to one of the company’s current submarkets in the greater New York metropolitan area;

•	reductions in the level of demand for office or retail space, and changes in the relative popularity of properties; increases in the supply of office or retail space;

•	increases in the supply of office or retail space;

•	opposition from local community or political groups with respect to the construction or operations at a property;

•	the company’s inability to provide effective and efficient management and maintenance at the company’s properties;

•	the company’s inability to provide effective management to the excluded properties for which it will be designated as the exclusive manager upon consummation of the consolidation;

•	the investigation, removal or remediation of hazardous materials or toxic substances at a property;

•	fluctuations in interest rates, which could adversely affect the company’s ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

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increases in expenses, including, without limitation, insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, which the company may be restricted in passing on to its tenants;

•	civil disturbances, hurricanes and other natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses and

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changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the ADA.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults among the company’s existing leases. If the company cannot operate its properties to meet its financial expectations, the company’s financial condition, results of operations, cash flow, per share trading price of the Class A common stock and the company’s ability to satisfy its principal and interest obligations and to make distributions to its stockholders could be adversely affected. There can be no assurance that the company can achieve its return objectives.

Conflicts of interest exist or could arise in the future between the interests of the company’s stockholders and the interests of holders of operating partnership units, which may impede business decisions that could benefit the company’s stockholders.

Conflicts of interest exist or could arise in the future as a result of the relationships between the company and its affiliates, on the one hand, and the operating partnership or any partner thereof, on the other. The company’s directors and officers have duties to the company under applicable Maryland law in connection with their management of the company. At the same time, the company, as the general partner in the operating partnership, has fiduciary duties and obligations to the operating partnership and its limited partners under Delaware law and the partnership agreement of the operating partnership in connection with the management of the operating partnership. The company’s fiduciary duties and obligations as general partner to the operating partnership and its partners may come into conflict with the duties of the company’s directors and officers to the company.

Additionally, the partnership agreement provides that the company and its directors and officers will not be liable or accountable to the operating partnership for losses sustained, liabilities incurred or benefits not derived if the company, or such director or officer acted in good faith. The partnership agreement also provides that the company will not be liable to the operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the operating partnership or any limited partner, except for liability for the company’s intentional harm or gross negligence. Moreover, the partnership agreement provides that the operating partnership is required to indemnify its directors and officers, the company and the company’s directors and officers and authorizes the operating partnership to indemnify present and former members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of the supervisor and authorizes the company to indemnify members, partners, employees and agents of the company or the supervisor, in each case for actions taken by them in those capacities from and against any and all claims that relate to the operations of the operating partnership, except (1) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which the indemnified p the supervisor party received an improper personal benefit, in money, property or services or otherwise, in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful. No reported decision of a Delaware appellate court has interpreted provisions similar to the provisions of the partnership agreement of the operating partnership that modify and reduce the company’s fiduciary duties or obligations as the general partner or reduce or eliminate the company’s liability for money damages to the operating partnership and its partners, and the company has not obtained an opinion of counsel as to the enforceability of the provisions set forth in the partnership agreement that purport to modify or reduce the fiduciary duties that would be in effect were it not for the partnership agreement.

Under his employment agreement, Anthony E. Malkin will have certain rights to terminate his employment and receive severance in connection with a change of control of the company, which may adversely affect the company.

In connection with the IPO, the company intends to enter into an employment agreement with Anthony E. Malkin. Although this agreement has not yet been negotiated, the company expects it will provide for termination payments in connection with a change of control if Mr. Malkin is terminated by the company without cause or leaves with good reason within a specified period of time either before or following a change of control (as defined in the employment agreement). Furthermore, these provisions could delay or prevent a transaction or a change in control that might involve a premium paid for shares of the company’s common stock or otherwise be in the best interests of the company’s stockholders.

The company could increase or decrease the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval, which could prevent a change in the company’s control and negatively affect the market value of the shares.

The company’s board of directors, without stockholder approval, has the power under the company’s charter to amend the company’s charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the company is authorized to issue, to authorize the company to issue authorized but unissued shares of the company’s common stock or preferred stock and to classify or reclassify any unissued shares of common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of Capital Stock—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock and—Power to Reclassify the Company’s Unissued Shares of Stock.” As a result, the company may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of common stock. Any such issuance could dilute the company’s existing stockholders’ interests. Although the company’s board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for the common stock or that the stockholders otherwise believe to be in their best interest.

Certain provisions of Maryland law could inhibit changes in control of the company, which could negatively affect the market price of the Class A common stock.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire the company or of impeding a change in control under circumstances that otherwise could provide stockholders with the opportunity to realize a premium over the then-prevailing market price of the Class A common stock. Among other things, the company is subject to the “business combination,” “control share acquisition” and “unsolicited takeover” provisions of the MGCL. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for the company or of delaying, deferring or preventing a change in control of the company under the circumstances that otherwise could provide stockholders with the opportunity to realize a premium over the then current market price. Pursuant to the statute, the company’s board of directors has by resolution exempted business combinations between the company and any other person, provided that such business combination is first approved by the company’s board of directors (including a majority of the directors who are not affiliates or associates of such person). The company’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of the company’s stock. There can be no assurance that these exemptions or provisions will not be amended or eliminated at any time in the future. The charter contains a provision whereby the company has elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on the company’s board of directors.

Certain provisions in the partnership agreement of the operating partnership may delay or prevent unsolicited acquisitions of the company.

Provisions in the partnership agreement of the operating partnership may delay or make more difficult unsolicited acquisitions of the company or changes of control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of the company or change of control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

•	redemption rights of qualifying parties;

•	transfer restrictions on operating partnership units;

•

the company’s ability, as general partner, in some cases, to amend the partnership agreement and to cause the operating partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of the company or the operating partnership without the consent of the limited partners and

•	the right of the limited partners to consent to transfers of the general partnership interest and mergers or other transactions involving the company under specified circumstances.

The charter, bylaws, the partnership agreement of the operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for the common stock or that the stockholders otherwise believe to be in their best interest.

The company has no operating history as a REIT or as a publicly-traded company, and the company’s inexperience could materially and adversely affect the company.

The company has no operating history as a REIT or as a publicly-traded company. The company’s board of directors and senior management team will have overall responsibility for the company’s management and, while certain members of the company’s senior management team and directors have extensive experience in real estate marketing, development, management, finance and law, none of the company’s directors or members of the company’s senior management team have prior experience in operating a business in accordance with the requirements under the Code applicable to REITs or in operating a public company. As a publicly-traded REIT, the company will be required to develop and implement substantial control systems, policies and procedures in order to maintain the company’s REIT qualification and satisfy the company’s periodic SEC reporting and New York Stock Exchange, or NYSE, listing requirements. The company cannot assure you that management’s past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate the company. Failure to do so could jeopardize the company’s status as a REIT or as a public company, and the loss of such status would materially and adversely affect the company.

The charter contains stock ownership limits, which may delay or prevent a change or control.

In order for the company to qualify as a REIT for each taxable year after the company’s taxable year ending December 31, 2012, no more than 50% in value of the company’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own the stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts and some charitable trusts. To assist the company in complying with these limitations, among other purposes, the company’s charter generally prohibits any person from directly or indirectly owning more than             % in value or number of shares, whichever is more restrictive, of the outstanding shares of the capital stock or more than             % in value or number of shares, whichever is more restrictive, of the outstanding shares of the common stock. As an exception to this general prohibition, the company’s charter permits the Malkin Family (as defined in the company’s charter) to own in the aggregate up to             % in value or number of shares of the company’s outstanding shares of common stock or capital stock. In addition, the company intends to grant the Helmsley estate a waiver from this general prohibition, to the extent required. The ownership limitations could have the effect of discouraging a takeover or other transaction in which stockholders might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

The company’s charter’s constructive ownership rules are complex and may cause the outstanding shares owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding shares by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding shares and thus violate the share ownership limits. The company’s charter also provides that any attempt to own or transfer shares of common stock or preferred stock (if and when issued) in excess of the stock ownership limits without the consent of the board of directors or in a manner that would cause the company to be “closely held” under Section 856(h) of the Code (without regard to whether the shares are held during the last half of a taxable year) will result in the shares being deemed to be transferred to a trustee for a charitable trust or, if the transfer to the charitable trust is not automatically effective to prevent a violation of the share ownership limits or the restrictions on ownership and transfer of the company’s shares, any such transfer of the company’s shares will be void.

The company’ board of directors will approve very broad investment guidelines for the company and will not review or approve each investment decision made by the company’s senior management team.

The company’s senior management team will be authorized to follow broad investment guidelines and, therefore, has great latitude in determining the types of assets that are proper investments for the company, as well as the individual investment decisions. The company’s senior management team may make investments with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns. The company’s board of directors will not review or approve each proposed investment by the company’s senior management team.

If the company fails to establish and maintain an effective system of integrated internal controls, the company may not be able to report the company’s financial results accurately, which could have a material adverse effect on the company.

In the past, the company has reported the company’s results to investors in the subject LLCs and the private entities on a property-by-property basis, and the company has not separately reported audited results for the supervisor. In addition, the company was not required to report the company’s results on a consolidated basis under GAAP basis. In connection with the company’s operation as a public company, the company will be required to report the company’s operations on a consolidated basis under GAAP and, in some cases, on a property-by-property basis. The company is in the process of implementing an internal audit function and modifying the company-wide systems and procedures in a number of areas to enable the company to report on a consolidated basis under GAAP as the company continues the process of integrating the financial reporting of the supervisor. Section 404 of the Sarbanes-Oxley Act of 2002 will require the company to evaluate and report on the company’s internal control over financial reporting and have the company’s independent auditors issue their own opinion on the company’s internal control over financial reporting. If the company fails to implement proper overall business controls, including as required to integrate the systems and procedures of the supervisor and support the company’s growth, the company’s results of operations could be harmed or the company could fail to meet the company’s reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in the company’s financial statements that could require a restatement, cause the company to fail to meet the company’s public company reporting obligations and cause investors to lose confidence in the company’s reported financial information, which could have a material adverse effect on the company.

There will be no public market for the Class A common stock prior to the IPO and an active trading market may not develop or be sustained following the IPO, which may negatively affect the market price of shares of the Class A common stock and make it difficult for investors to sell their shares.

Prior to the IPO, there will be no public market for the Class A common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of the Class A common stock will be resold at or above the initial public offering price. The initial public offering price of shares of the Class A common stock will be determined by agreement among the company and the underwriters, but there can be no assurance that the Class A common stock will not trade below the initial public offering price following the completion of the IPO. The market value of the Class A common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for the Class A common stock following the completion of the IPO, the extent of institutional investor interest in the company, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), the company’s financial performance and general stock and bond market conditions.

The stock markets, including the NYSE on which the company intends to list shares of the Class A common stock, have from time to time experienced significant price and volume fluctuations. As a result, the market price of shares of the Class A common stock may be similarly volatile, and investors in shares of the Class A common stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to the company’s operating performance or prospects. The price of shares of the Class A common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus/consent solicitation and others such as those listed above under “—The value of the Class A common stock that you receive and trading price of the Class A common stock following completion of the IPO is uncertain. The value of the Class A common stock and the trading price could be lower than anticipated and, based on current market conditions, the supervisor believes that the value may be less than the exchange value.” No assurance can be given that the market price of shares of the Class A common stock will not fluctuate or decline significantly in the future or that a holder of shares of the Class A common stock will be able to sell their shares when desired on favorable terms, or at all. From time to time in the past, securities class action litigation has been instituted against companies following periods of extreme volatility in their stock price. This type of litigation could result in substantial costs and divert the company’s management’s attention and resources.

Initial estimated cash available for distribution may not be sufficient to make distributions at expected levels.

The company intends to make distributions to holders of shares of its common stock and holders of operating partnership units. The company intends to maintain the company’s initial distribution rate for the 12-month period following completion of the IPO unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in the company’s estimate. All dividends and distributions will be made at the discretion of the company’s board of directors and will depend on the company’s earnings, financial condition, maintenance of REIT qualification and other factors as the company’s board of directors may deem relevant from time to time. If sufficient cash is not available for distribution from the company’s operations, the company may have to fund distributions from working capital or to borrow to provide funds for such distribution, or to reduce the amount of such distribution. However, the company currently has no intention to use the net proceeds from the IPO to make distributions. The company cannot yet estimate the amount of dividends and distributions that it will make or assure you that the company’s estimated distributions will be made or sustained. Any distributions the company pays in the future will depend upon the company’s actual results of operations, economic conditions and other factors that could differ materially from the company’s current expectations.

The market price of shares of the Class A common stock could be adversely affected by the company’s level of cash distributions.

The market value of the equity securities of a REIT is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, the Class A common stock may trade at prices that are higher or lower than the company’s net asset value per share. To the extent the company retains operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of the company’s underlying assets, may not correspondingly increase the market price of the Class A common stock. The company’s failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of the Class A common stock.

Increases in market interest rates may result in a decrease in the value of the Class A common stock.

One of the factors that will influence the price of the Class A common stock will be the dividend yield on the Class A common stock (as a percentage of the price of the Class A common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of the Class A common stock to expect a higher dividend yield and higher interest rates would likely increase the company’s borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of the Class A common stock to go down.

The number of shares available for future sale could adversely affect the market price of the company’s Class A common stock.

The company cannot predict whether future issuances of shares of the company’s Class A common stock or the availability of shares for resale in the open market will decrease the market price per share of the company’s Class A common stock. Upon completion of the consolidation, the Malkin Family will own 15.9% of the company’s outstanding common stock on a fully diluted basis. Based on the assumptions set forth herein, the company expects the Helmsley estate will hold approximately 25.71% of the company’s outstanding common stock upon the completion of the consolidation. Under the terms of the registration rights agreement, the participants in the consolidation, including the Helmsley estate, will receive rights to have shares of common stock held by them registered for resale under the Securities Act and the Malkin Family and the Helmsley estate will have rights to demand underwritten offerings with respect to such resales. As a result, these participants (other than the Malkin Family, the company’s directors and members of the company’s senior management team), pursuant to the terms of the lock-up agreements, will be able to freely sell 50% of the shares of common stock or securities convertible or exchangeable into Class A common stock (including operating partnership units) held by them beginning 180 days following the IPO pricing date and 100% of the shares of common stock held by them beginning one year after the IPO pricing date. The Malkin Family, the company’s directors and members of the company’s senior management team, pursuant to their lock-up agreements, will be able to freely sell 100% of the shares of common stock held by them beginning one year after the public offering pricing date. Although the Helmsley estate has advised the company that it currently expects to sell a significant portion of its Class A common stock as soon as market and other conditions permit following expiration of the lock-up period, any such sales will be solely within the discretion of the Helmsley estate and it may elect to hold all or any portion of its Class A common stock indefinitely. Each of the company’s officers and directors may sell the shares of the company’s common stock that they acquire in the consolidation or are granted in connection with the IPO at any time following the expiration of the lock-up periods for such shares, which expire one year after the public offering pricing date, or earlier with the prior written consent of the certain of the underwriters in the IPO. The company may also issue shares of common stock or operating partnership units in connection with future property, portfolio or business acquisitions. Sales of substantial amounts of shares of the company’s Class A common stock (including shares of Class A common stock issued pursuant to an equity incentive plan) in the public market, or upon redemption of operating partnership units, or the perception that such sales might occur could adversely affect the market price of the shares of the company’s Class A common stock. This potential adverse effect may be increased by the large number of shares of common stock, on a fully-diluted basis, owned by the Helmsley estate to the extent that it sells, or there is a perception that it may sell, a significant portion of its holdings. In addition, future sales of shares by the company of Class A common stock may be dilutive to existing stockholders.

Future issuances of debt securities, which would rank senior to shares of the company’s common stock upon the company’s liquidation, and future issuances of equity securities (including operating partnership units), which would dilute the holdings of the company’s existing common stockholders and may be senior to shares of the company’s common stock for the purposes of making distributions, periodically or upon liquidation, may materially and adversely affect the market price of shares of the company’s common stock.

In the future, the company may issue debt or equity securities or make other borrowings. Upon liquidation, holders of the company’s debt securities and other loans and preferred shares will receive a distribution of the company’s available assets before holders of shares of the company’s common stock. The company is not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional shares of the company’s common stock issuances, directly or through convertible or exchangeable securities (including operating partnership units), warrants or options, will dilute the holdings of the company’s existing common stockholders and such issuances or the perception of such issuances may reduce the market price of shares of the company’s common stock. The company’s preferred shares, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could limit the company’s ability to make distributions to holders of shares of the company’s common stock. Because the company’s decision to issue debt or equity securities or otherwise incur debt in the future will depend on market conditions and other factors beyond the company’s control, the company cannot predict or estimate the amount, timing or nature of the company’s future capital raising efforts. Thus, holders of shares of common stock bear the risk that the company’s future issuances of debt or equity securities or the company’s other borrowings will reduce the market price of shares of the company’s common stock and dilute their ownership in the company.

A portion of the company’s distributions may be treated as a return of capital for U.S. federal income tax purposes, which could reduce the basis of a stockholder’s investment in shares of the company’s common stock.

A portion of the company’s distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of the company’s distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of the company’s distributions for a year exceeds the company’s current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. See “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

The combined financial statements of the predecessor to the company and the company’s unaudited pro forma financial statements may not be representative of the company’s financial statement as an independent public company.

The combined financial statements of the predecessor to the company and the company’s unaudited pro forma financial statements that are included in this prospectus/consent solicitation do not necessarily reflect what the company’s financial position, results of operations or cash flows would have been had the company been an independent entity during the periods presented. Furthermore, this financial information is not necessarily indicative of what the company’s results of operations, financial position or cash flows will be in the future. It is impossible for the company to accurately estimate all adjustments which may reflect all the significant changes that will occur in the company’s cost structure, funding and operations as a result of the IPO and the consolidation, including potential increased costs associated with reduced economies of scale and increased costs associated with being a separate publicly traded company. For additional information, see “Selected Financial and Other Data” and the combined financial statements of the supervisor and the company’s unaudited pro forma financial statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust,” appearing elsewhere in this prospectus/consent solicitation.

The company’s balance sheet includes significant amounts of goodwill. The impairment of a significant portion of this goodwill would negatively affect the company business, financial condition and results of operations.

The company’s balance sheet includes goodwill, on a pro forma basis, of approximately $1.13 billion at September 30, 2011. These assets consist primarily of goodwill associated with the acquisition of the controlling interest in the Empire State Building Company L.L.C. and 501 Seventh Avenue Associates L.L.C. The company also expects to engage in additional acquisitions, which may result in its recognition of additional goodwill. Under accounting standards goodwill is not amortized. On an annual basis and whenever events or changes in circumstances indicate the carrying value or goodwill may be impaired, the company is required to assess whether there have been impairments in the carrying value of goodwill. If the carrying value of the asset is determined to be impaired, then it is written down to fair value by a charge to operating earnings. An impairment of goodwill could have a material adverse effect on the company’s business, financial condition and results of operations.

Risks Related to a Third-Party Portfolio Transaction

At the time you vote on the third-party portfolio proposal and the consolidation proposal, there will be significant uncertainties which affect your ability to evaluate both proposals.

At the time that you vote on the consolidation proposal and the third-party portfolio proposal, you will not have any information concerning offers that may be subsequently received. There may be other significant information then unknown to you which could be material to your decision as to whether to consent to either or both of the consolidation and the third-party portfolio proposal, such as information on whether an offer for a third-party portfolio transaction will be received and the amount and terms of such offer. Such information, if known to you, could affect your vote on either or both of these proposals. The effectiveness of your consent will not be affected by any information concerning any subsequent offers and or any other unknown information, regardless of how significant.

If both the consolidation proposal and the third-party portfolio proposal are approved, the supervisor may not approve a third-party portfolio transaction, even if it provides for greater consideration than to be issued or paid pursuant to the consolidation.

Because the supervisor believes the consolidation is likely to provide greater benefits to participants than a third-party portfolio transaction, the supervisor intends to accept an offer for a third-party portfolio transaction only if the consideration to be received pursuant to such offer represents what the supervisor believes is an adequate premium above the value expected to be realized over time from the consolidation. Accordingly, if both the consolidation proposal and the third-party portfolio proposal are approved, the supervisor may not approve a third-party portfolio transaction or if such third-party portfolio transaction is approved by the supervisor, the committee, which includes representatives of the supervisor and a representative of the Helmsley estate, may not approve the third-party portfolio transaction, even if such an offer is received providing greater consideration than the aggregate exchange value.

The supervisor does not know currently what structure a third-party portfolio transaction would take and may approve a third-party portfolio transaction which you may view as less favorable than the consolidation.

At the time you vote on the proposals, you may not have information concerning (a) the purchase price or terms of an offer, (b) the extent that the offer provides an option to receive securities instead of cash, and, if so, information concerning the business, prospects or risks associated with an investment in the third party or the market for the securities of the third party, or (c) to the extent participants have been provided with such information, whether or not the supervisor will accept an offer. Accordingly, participants will rely on the supervisor, which will determine whether to accept or reject the offer in its sole discretion and, if the supervisor approves a third-party portfolio transaction, subject to the unanimous approval of a committee which includes representatives of the supervisor and a representative of the Helmsley estate. While the supervisor intends to accept an offer for a third-party portfolio transaction only if the consideration represents what the supervisor believes is an adequate premium above the value expected to be realized over time from the consolidation, the supervisor has not established any specific criteria as to how much of a premium it would consider adequate.

In addition, if the third-party portfolio proposal is approved, the supervisor will have the authority to approve an offer for a third-party portfolio transaction, subject to unanimous approval by a committee which will include representatives of the supervisor and the Helmsley estate, even if the consideration does not represent what the supervisor believes is an adequate premium above the value expected to be realized over time from the consolidation. It is possible that the supervisor may approve a third-party portfolio transaction which you may view as less favorable than the consolidation.

The supervisor and the Malkin Holdings group may have a conflict of interest in determining whether to accept a third-party portfolio transaction offer and in establishing the terms of a third-party portfolio transaction.

The supervisor and the Malkin Holdings group may receive different benefits in connection with the consolidation, as compared with a third-party portfolio transaction. Accordingly, the supervisor and the Malkin Holdings group may have a conflict of interest in determining whether to accept a third-party portfolio transaction offer and in making decisions as to the amount and form of the consideration to be received in the transaction, the terms of the agreements, and other matters.

Even if there is a definitive agreement for a third-party portfolio transaction, it is possible that neither a third-party portfolio transaction nor the consolidation will be consummated.

If the supervisor approves an offer for a third-party portfolio transaction, it is possible (a) the supervisor and the third party making that offer may not be able to negotiate and conclude a definitive agreement or (b) if a definitive agreement is concluded, it may not be consummated due to its conditions or for other reasons. Nonetheless, the negotiation or execution of such definitive agreement for the portfolio transaction could prevent the IPO and consolidation from being consummated, even if a third-party portfolio transaction is not consummated.

The amount of consideration you would receive if a third-party portfolio transaction is consummated is uncertain.

If approved, the third-party portfolio proposal would authorize the supervisor to sell or contribute each subject LLC’s interest in its property as part of a portfolio transaction if the consideration to be received pursuant to such offer represents what the supervisor believes is an adequate premium above the value expected to be realized over time from the consolidation. The consideration in a third-party portfolio transaction will be allocated to the subject LLCs, the private entities, and the management companies on a basis which is consistent with the exchange values included in this prospectus/consent solicitation. Any third-party interested in making a portfolio proposal will be instructed to make its offer for all cash. It is possible that participants or the supervisor and its affiliates may be offered an option to receive securities in lieu of all or a portion of the cash. As a result, you will not know the amount of consideration you would receive if a third-party portfolio transaction is consummated.

Participants who do not approve the third-party portfolio proposal, including participants that do not timely submit their consent forms, after notice that the required percentage of participants have so approved may have their participation interests purchased at a lower price.

If consent is received for the third party portfolio proposal from holders of 80% of the participation interests in any of the three participating groups in Empire State Building Associates L.L.C. or holders of 90% of the participation interests in any of the seven participating groups in 60 East 42nd St. Associates L.L.C., the agent of any such participating group has the right to purchase on behalf of the subject LLC the participation interest of any participant in such participating group that failed to vote “FOR” the proposal, including participants that “ABSTAIN” or did not properly or timely submit a consent form, unless within 10 days after the agent gives such participant notice of such consent, such participant does vote “FOR” the proposal. The buyout amount will be substantially lower than the consideration received in a third-party portfolio transaction. These buyout amounts are $100 for the interest held by a participant in Empire State Building Associates L.L.C. and $100 for the interest held by a participant in 60 East 42nd St. Associates L.L.C.

Participants have no cash appraisal rights.

In a third-party portfolio transaction, you may not have the right to elect to receive a cash payment equal to the value of your participation interest in your subject LLC and you will not have the right to have the value of your participation interest determined in a separate proceeding and paid in cash. A third-party portfolio transaction offer may be for cash or securities or a combination of cash and securities, and a cash option may not be available or fully available.

Real Estate/Business Risks

All of the company’s properties are located in Manhattan and the greater New York metropolitan area, in particular midtown Manhattan, and adverse economic or regulatory developments in this area could materially and adversely affect the company.

All of the company’s properties are located in Manhattan and the greater New York metropolitan area, in particular midtown Manhattan, as well as nearby markets in Fairfield County, Connecticut and Westchester County, New York. Seven of the company’s 12 office properties are located in midtown Manhattan. As a result, the company’s business is dependent on the condition of the New York City economy in general and the market for office space in midtown Manhattan in particular, which exposes the company to greater economic risks than if it owned a more geographically diverse portfolio. The company is susceptible to adverse developments in the New York City economic and regulatory environment (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation). Such adverse developments could materially reduce the value of the company’s real estate portfolio and its rental revenues, and thus materially and adversely affect the company’s ability to service current debt and to pay dividends to stockholders. The Manhattan vacancy rate continues to exceed 9.1%. The company could also be impacted by adverse developments in the Fairfield County, Connecticut and Westchester County, New York markets. The company cannot assure you that these markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of office or retail properties. The company’s operations may also be affected if competing properties are built in either of these markets.

Adverse economic and geopolitical conditions in general and in Manhattan and the greater New York metropolitan area commercial office and retail markets in particular could have a material adverse effect on the company’s results of operations, financial condition and the company’s ability to make distributions to its stockholders.

The company’s business may be affected by the volatility and illiquidity in the financial and credit markets, a general global economic recession, and other market or economic challenges experienced by the real estate industry or the U.S. economy as a whole. The company’s business may also be materially and adversely affected by local economic conditions, as substantially all of the company’s revenues are derived from its properties located in Manhattan and the greater New York metropolitan area, particularly in Manhattan, Fairfield County and Westchester County. Because the company’s portfolio consists primarily of commercial office and retail buildings (as compared to a more diversified real estate portfolio) located principally in Manhattan, if economic conditions persist or deteriorate, then the company’s results of operations, financial condition and ability to service current debt and to make distributions to the company’s stockholders may be materially and adversely affected by the following, among other potential conditions:

•

the financial condition of the company’s tenants, many of which are financial, legal and other professional firms, may be adversely affected, which may result in tenant defaults under leases due to bankruptcy, lack of liquidity, operational failures or other reasons;

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significant job losses in the financial and professional services industries have occurred and may continue to occur, which may decrease demand for the company’s office space, causing market rental rates and property values to be impacted negatively;

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the company’s ability to borrow on terms and conditions that it finds acceptable, or at all, may be limited, which could reduce the company’s ability to pursue acquisition and development opportunities and refinance existing debt, reduce the company’s returns from both its existing operations and its acquisition and development activities and increase the company’s future interest expense;

•

reduced values of the company’s properties may limit its ability to dispose of assets at attractive prices or to obtain debt financing secured by the company’s properties and may reduce the availability of unsecured loans;

•	reduced liquidity in debt markets and increased credit risk premiums for certain market participants may impair the company’s ability to access capital;

•

the value and liquidity of the company’s short-term investments and cash deposits could be reduced as a result of a deterioration of the financial condition of the institutions that hold the company’s cash deposits or the institutions or assets in which the company has made short-term investments, the dislocation of the markets for the company’s short-term investments, increased volatility in market rates for such investments or other factors and

•

one or more counterparties to the company’s derivative financial instruments could default on their obligations to the company, increasing the risk that the company may not realize the benefits of these instruments.

These conditions may continue or worsen in the future, which could have materially and adversely affect the company’s results of operations, financial condition and ability to make distributions to the company’s stockholders.

There can be no assurance that the renovation and repositioning program will be completed in its entirety in accordance with the anticipated timing or at the anticipated cost, or that the company will achieve the results it expects from the company’s renovation and repositioning program, which could materially and adversely affect the company’s financial condition and results of operations.

Since the supervisor gradually gained day-to-day management of the company’s Manhattan office properties from 2002 through 2006, the supervisor has been undertaking a comprehensive renovation and repositioning program of the company’s Manhattan office properties that has included the physical improvement through upgrades and modernization of, and tenant upgrades in, such properties. The company currently intends to invest between $175.0 million and $215.0 million of additional capital through the end of 2013 on this program. The company expects to complete substantially this program by the end of 2013, except with respect to the Empire State Building, which is the last Manhattan office property that began its renovation program. In addition, the company currently estimates that between $55.0 million and $65.0 million of capital is needed beyond 2013 to complete the renovation program at the Empire State Building, which the company expects to complete substantially in 2016. However, these estimates are based on the supervisor’s current budgets (which do not include tenant improvements and leasing commissions) and may be less than the actual costs. The company may also experience conditions which delay or preclude program completion. In addition, the company may not be able to lease available space on favorable terms or at all. Further, the renovation and repositioning program may lead to temporary increased vacancy rates at the company’s Manhattan office properties. There can be no assurance that the renovation and repositioning program will be completed in its entirety in accordance with the anticipated timing or at the anticipated cost, or that the company will achieve the results it expects from the renovation and repositioning program, or that the company will be able to achieve results similar to those presented in the case studies described under “The Company Business and Properties—Renovation and Repositioning Case Studies,” which could materially and adversely affect the company’s financial condition and results of operations.

The company relies on four properties for a significant portion of its revenue.

As of September 30, 2011, four of the company’s properties, the Empire State Building, One Grand Central Place, First Stamford Place and 250 West 57th Street, together accounted for approximately 61.8% of the company’s portfolio’s annualized base rent, and no other property accounted for more than approximately 6.2% of the company’s portfolio’s annualized base rent (which excludes revenues from the company’s broadcasting licenses and related lease space). As of September 30, 2011, the Empire State Building individually accounted for approximately 27.7% of the company’s portfolio’s annualized base rent. The company’s revenue and cash available for distribution to its stockholders would be materially and adversely affected if the Empire State Building, One Grand Central Place, First Stamford Place or 250 West 57th Street were materially damaged or destroyed. Additionally, the company’s revenue and cash available for distribution to its stockholders would be materially adversely affected if a significant number of the company’s tenants at these properties experienced a downturn in their business which may weaken their financial condition and result in their failure to make timely rental payments, defaulting under their leases or filing for bankruptcy.

The company may be unable to renew leases, lease vacant space or re-lease space on favorable terms or at all as leases expire, which could materially and adversely affect the company’s financial condition, results of operations and cash flow.

As of September 30, 2011, the company had approximately 1.3 million rentable square feet of vacant space in its office properties and 82,459 rentable square feet of vacant space in its retail properties (in each case, excluding leases signed but not yet commenced). In addition, leases representing 2.4% and 8.2% of the square footage of the properties in the company’s portfolio will expire in 2011 (including month-to-month leases) and 2012, respectively. Above-market rental rates at some of the properties in the company’s portfolio may force it to renew some expiring leases or re-lease properties at lower rates. The company cannot assure you expiring leases will be renewed or that its properties will be re-leased at net effective rental rates equal to or above the current average net effective rental rates. If the rental rates of the company’s properties decrease, the company’s existing tenants do not renew their leases or the company does not re-lease a significant portion of its available space and space for which leases will expire, the company’s financial condition, results of operations, cash flow, per share trading price of its Class A common stock and the company’s ability to satisfy its principal and interest obligations and to make distributions to its stockholders would be materially and adversely affected.

The actual rents the company receives for the properties in its portfolio may be less than the company’s asking rents, and the company may experience a decline in realized rental rates from time to time, which could materially and adversely affect its financial condition, results of operations and cash flow.

Throughout this prospectus/consent solicitation, the company makes certain comparisons between its in-place rents and its asking rents, and between the company’s asking rents and average asking rents in its markets. As a result of various factors, including competitive pricing pressure in the company’s markets, a general economic downturn and the desirability of the company’s properties compared to other properties in its markets, the company may be unable to realize its asking rents across the properties in its portfolio. In addition, the degree of discrepancy between the company’s asking rents and the actual rents the company is able to obtain may vary both from property to property and among different leased spaces within a single property. If the company is unable to obtain sufficient rental rates across its portfolio, then the company’s ability to generate cash flow growth will be negatively impacted. In addition, depending on market rental rates at any given time as compared to expiring leases in the company’s portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

The company is exposed to risks associated with property redevelopment and development that could materially and adversely affect its financial condition and results of operations.

The company has engaged, and continues to engage, in development and redevelopment activities with respect to its Manhattan office properties. In addition, the company owns entitled land at the Stamford Transportation Center in Stamford, Connecticut, that can support the development of an approximately 340,000 rentable square foot office building and garage. To the extent that the company continues to engage in development and redevelopment activities, it will be subject to certain risks, including, without limitation:

•	the availability and pricing of financing on favorable terms or at all;

•	the availability and timely receipt of zoning and other regulatory approvals;

•

the potential for the fluctuation of occupancy rates and rents at developed properties due to a number of factors, including market and economic conditions, which may result in the company’s investment not being profitable;

•	start-up, repositioning and redevelopment costs may be higher than anticipated;

•	the cost and timely completion of construction (including risks beyond the company’s control, such as weather or labor conditions, or material shortages);

•	the potential that the company may fail to recover expenses already incurred if the company abandons development or redevelopment opportunities after it begins to explore them;

•	the potential that the company may expend funds on and devote management time to projects which it does not complete;

•	the inability to complete construction and leasing of a property on schedule, resulting in increased debt service expense and construction or renovation costs and

•	the possibility that developed or redeveloped properties will be leased at below expected rental rates.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent the initiation of development and redevelopment activities or the completion of development and redevelopment activities once undertaken, any of which could have an adverse effect on the company’s financial condition, results of operations, cash flow, per share trading price of the Class A common stock and ability to satisfy the company’s principal and interest obligations and to make distributions to its stockholders.

The company may be required to make rent or other concessions and/or significant capital expenditures to improve its properties in order to retain and attract tenants, which could materially and adversely affect the company, including the company’s financial condition, results of operations and cash flow.

To the extent there are adverse economic conditions in the real estate market and demand for office space decreases, upon expiration of leases at the company’s properties and with respect to its current vacant space, the company will be required to increase rent or other concessions to tenants, accommodate increased requests for renovations, build-to-suit remodeling and other improvements or provide additional services to its tenants. In addition, seven of the company’s existing properties are pre-war office properties which may require more frequent and costly maintenance to retain existing tenants or attract new tenants than newer properties. As a result, the company would have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, the company may need to raise capital to make such expenditures. If the company is unable to do so or capital is otherwise unavailable, it may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases and the company’s vacant space remaining untenanted, which could materially and adversely affect the company’s financial condition, results of operations, cash flow and per share trading price of its Class A common stock. As of September 30, 2011, the company had approximately 1.3 million rentable square feet of vacant space in its office properties, 75,898 rentable square feet of vacant space in the company’s ground floor retail space in its Manhattan office properties and 6,561 rentable square feet of vacant space in its standalone retail properties (in each case, excluding leases signed but not yet commenced), and leases representing 2.4% and 8.2% of the square footage of the properties in the company’s portfolio will expire in 2011 (including month-to-month leases) and 2012, respectively.

The company depends on significant tenants in its office portfolio, including LF USA, Legg Mason, Thomson Reuters, Warnaco and the Federal Deposit Insurance Corporation, which together represented approximately 18.4% of the company’s total portfolio’s annualized base rent as of September 30, 2011.

As of September 30, 2011, the company’s five largest tenants together represented 18.4% of its total portfolio annualized base rent. The company’s largest tenant is LF USA. As of September 30, 2011, LF USA leased an aggregate of 630,615 rentable square feet of office space at three of the company’s office properties, representing approximately 7.6% of the total rentable square feet and approximately 8.6% of the annualized base rent in the company’s portfolio. The company’s rental revenue depends on entering into leases with and collecting rents from tenants. General and regional economic conditions, such as the current challenging economic climate described above, may adversely affect the company’s major tenants and potential tenants in its markets. The company’s major tenants may experience a material business downturn, weakening their financial condition and potentially resulting in their failure to make timely rental payments and/or a default under their leases. In many cases, the company has made substantial up front investments in the applicable leases, through tenant improvement allowances and other concessions, as well as typical transaction costs (including professional fees and commissions) that the company may not be able to recover. In the event of any tenant default, the company may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment.

The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by the company’s properties. If any tenant becomes a debtor in a case under the United States Bankruptcy Code, the company cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate their lease with the company. The bankruptcy of a tenant or lease guarantor could delay the company’s efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is rejected by a tenant in bankruptcy, the company would have only a general unsecured claim for damages. Any unsecured claim the company holds may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim the company can make if a lease is rejected.

The company’s revenue and cash flow could be materially adversely affected if any of its significant tenants were to become bankrupt or insolvent, or suffer a downturn in their business, default under their leases or fail to renew their leases at all or renew on terms less favorable to the company than their current terms.

Competition may impede the company’s ability to attract or retain tenants or re-let space, which could materially and adversely affect the company’s results of operations and cash flow.

The leasing of real estate in the greater New York metropolitan area is highly competitive. The principal means of competition are rent charged, location, services provided and the nature and condition of the premises to be leased. The company directly competes with all lessors and developers of similar space in the areas in which its properties are located as well as properties in other submarkets. Demand for retail space may be impacted by the recent bankruptcy of a number of retail companies and a general trend toward consolidation in the retail industry, which could adversely affect the company’s ability to attract and retain tenants. In addition, retailers at the company’s properties face increasing competition from outlet malls, discount shopping clubs, electronic commerce, direct mail and telemarketing, which could (i) reduce rents payable to the company, (ii) reduce the company’s ability to attract and retain tenants at its properties and (iii) lead to increased vacancy rates at the company’s properties, any of which could materially and adversely affect the company.

The company’s office properties are concentrated in highly developed areas of midtown Manhattan and densely populated metropolitan communities in Fairfield County and Westchester County. Manhattan is the largest office market in the United States. The number of competitive office properties in the markets in which the company’s properties are located (which may be newer or better located than the company’s properties) could have a material adverse effect on the company’s ability to lease office space at its properties, and on the effective rents the company is able to charge. Additionally, completion of the new Vornado Tower currently under construction at 15 Penn Plaza may provide a significant source of competition for office and retail tenants, due to its close proximity to the Empire State Building.

If the company’s tenants are unable to secure financing necessary to continue to operate their businesses and pay the company rent, the company could be materially and adversely affected.

Many of the company’s tenants rely on external sources of financing to operate their businesses. The U.S. financial and credit markets continue to experience significant liquidity disruptions, resulting in the unavailability of financing for many businesses. If the company’s tenants are unable to secure financing necessary to continue to operate their businesses, they may be unable to meet their rent obligations or be forced to declare bankruptcy and reject their leases, which could materially and adversely affect the company.

The company’s dependence on smaller and growth-oriented businesses to rent its office space could materially and adversely affect the company’s cash flow and results of operations.

The majority of the tenants in the company’s properties (measured by number of tenants as opposed to aggregate square footage) are smaller businesses that generally do not have the financial strength of larger corporate tenants. Smaller companies generally experience a higher rate of failure than large businesses. There is a current risk with these companies of a higher rate of tenant defaults, turnover and bankruptcies, which could materially and adversely affect the company’s distributable cash flow and results of operations.

The company’s dependence on rental income may materially and adversely affect the company’s profitability, the company’s ability to meet its debt obligations and the company’s ability to make distributions to its stockholders.

A substantial portion of the company’s income is derived from rental income from real property. See “The Company Business and Properties—Tenant Diversification.” As a result, the company’s performance depends on its ability to collect rent from tenants. The company’s income and funds for distribution would be negatively affected if a significant number of the company’s tenants, or any of its major tenants (as discussed in more detail below):

•	delay lease commencements;

•	decline to extend or renew leases upon expiration;

•	fail to make rental payments when due or

•	declare bankruptcy.

Any of these actions could result in the termination of the tenants’ leases and the loss of rental income attributable to the terminated leases. In these events, the company cannot be sure that any tenant whose lease expires will renew that lease or that the company will be able to re-lease space on economically advantageous terms or at all. The loss of rental revenues from a number of the company’s tenants and the company’s inability to replace such tenants may adversely affect the company’s profitability, its ability to meet debt and other financial obligations and the company’s ability to make distributions to its stockholders.

The company may not be able to control its operating costs, or the company’s expenses may remain constant or increase, even if income from its properties decreases, causing the company’s results of operations to be adversely affected.

The company’s financial results depend substantially on leasing space in its properties to tenants on terms favorable to the company. Costs associated with real estate investment, such as real estate taxes, insurance and maintenance costs, generally are not reduced even when a property is not fully occupied, rental rates decrease or other circumstances cause a reduction in income from the property. As a result, cash flow from the operations of the company’s properties may be reduced if a tenant does not pay its rent or the company is unable to rent its properties on favorable terms. Under those circumstances, the company might not be able to enforce its rights as landlord without delays and may incur substantial legal costs. The terms of the company leases may also limit its ability to change tenants for all or a portion of these expenses. Additionally, new properties that the company may acquire or redevelop may not produce significant revenue immediately, and the cash flow from existing operations may be insufficient to pay the operating expenses and principal and interest on debt associated with such properties until they are fully leased.

The company’s breach of or the expiration of its ground lease could materially and adversely affect the company’s results of operations.

The company’s interest in one of its commercial office properties, 1350 Broadway, is a long-term leasehold of the land and the improvements, rather than a fee interest in the land and the improvements. If the company is found to be in breach of this ground lease, it could lose the right to use the property. In addition, unless the company purchases the underlying fee interest in this property or extends the terms of its lease for this property before expiration on terms significantly comparable to the company’s current lease, the company will lose its right to operate this property and its leasehold interest in this property upon expiration of the lease or the company will continue to operate it at much lower profitability, which would significantly adversely affect the company’s results of operations. In addition, if the company is perceived to have breached the terms of this lease, the fee owner may initiate proceedings to terminate the lease. The remaining term of this long-term lease, including unilateral extension rights available to the company, is approximately 39 years (expiring July 31, 2050). Annualized base rent from this property as of September 30, 2011 was approximately $16.4 million.

Pursuant to the ground lease, the company, as tenant under the ground lease, performs the functions traditionally performed by owners, as landlords, with respect to its subtenants. In addition to collecting rent from its subtenants, the company also maintains the property and pays expenses relating to the property. The company does not have a right, pursuant to the terms of its lease or otherwise, to acquire the fee interest in this property.

The company will not recognize any increase in the value of the land or improvements subject to the company’s ground lease, and the company may only receive a portion of compensation paid in any eminent domain proceeding with respect to the property, which could materially and adversely affect the company.

The company has no economic interest in the land or improvements at the expiration of its ground lease at 1350 Broadway and therefore the company will not share in any increase in value of the land or improvements beyond the term of the company’s ground lease, notwithstanding the company’s capital outlay to purchase its interest in the property. Furthermore, if the state or federal government seizes the property subject to the ground lease under its eminent domain power, the company may only be entitled to a portion of any compensation awarded for the seizure. In addition, if the value of the property has increased, it may be more expensive for the company to renew its ground lease.

The company may be unable to identify and successfully complete acquisitions and even if acquisitions are identified and completed, including potentially the option properties, the company may fail to operate successfully acquired properties, which could materially and adversely affect the company and impede its growth.

The company’s ability to identify and acquire properties on favorable terms and successfully operate or redevelop them may be exposed to the following significant risks:

•

even if the company enters into agreements for the acquisition of properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to the company’s satisfaction and other conditions that are not within the company’s control, which may not be satisfied, and the company may be unable to complete an acquisition after making a non-refundable deposit and incurring certain other acquisition-related costs;

•	the company may be unable to finance the acquisition on favorable terms in the time period it desires, or at all, including potentially the option properties;

•	the company may spend more than budgeted to make necessary improvements or renovations to acquired properties;

•	the company may not be able to obtain adequate insurance coverage for new properties;

•

acquired properties may be located in new markets where the company may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures;

•

the company may be unable to integrate quickly and efficiently new acquisitions, particularly acquisitions of portfolios of properties, into its existing operations, and as a result the company’s results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates and

•

the company may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that the company is subsequently unable to complete.

Any delay or failure on the company’s part to identify, negotiate, finance and consummate such acquisitions in a timely manner and on favorable terms, or operate acquired properties to meet the company’s financial expectations, could impede the company’s growth and adversely affect its financial condition, results of operations, cash flow and per share trading price of the Class A common stock.

The company’s option properties are subject to various risks and the company may not be able to acquire them.

The company’s option properties consist of 112-122 West 34th Street, an office property in midtown Manhattan that was 89.3% leased as of September 30, 2011 and that encompasses approximately 696,372 rentable square feet (inclusive of the retail space on the ground, first and lower floors), and 1400 Broadway, an office property in midtown Manhattan that was 80.0% leased as of September 30, 2011 (or 81.3% giving effect to leases signed but not yet commenced as of that date) and that encompasses approximately 873,551 rentable square feet (inclusive of the retail space on the ground floor). 112-122 West 34th Street and 1400 Broadway will not be contributed to the company in the consolidation due to the ongoing litigation related to these properties. 112 West 34th Street Associates L.L.C. and 1400 Broadway Associates L.L.C., the operating lessees of the company’s option properties, are named as defendants in actions alleging that they undertook structural modifications to 112-122 West 34th Street and 1400 Broadway, respectively, without the required consent of the owner of the land on which 112 West 34th Street and 1400 Broadway were constructed (or the ground lessee, in the case of the portion of the 112-122 West 34th Street property that is owned by a private entity supervised by the supervisor and has been ground leased to such ground lessee and sublesse to such private entity). Although the company does not intend to acquire 112-122 West 34th Street or 1400 Broadway as part of the consolidation, the operating partnership has entered into option agreements that allow it to acquire the interests in the option properties upon resolution of such litigation. The company’s option properties are exposed to many of the same risks that may affect the other properties in its portfolio. The terms of the option agreements relating to the option properties were not determined by arm’s length negotiations, and such terms may be less favorable to the company than those that may have been obtained through negotiations with third parties. It may become economically unattractive to exercise the company’s options with respect to the option properties. These risks could cause the company to decide not to exercise its option to purchase these properties in the future.

The interests of the private entities that are supervised by the supervisor in the company’s option properties, 112-122 West 34th Street and 1400 Broadway, are fee (in the case of a portion of the 112-122 West 34th Street property), long-term leaseholds (in the case of both of the option properties) and sub-leasehold or sub-subleasehold (in the case of 112-122 West 34th Street only) of the land and the improvements. The remaining terms of these long-term leases, including unilateral extension rights available to the company, are approximately 66 years (expiring June 10, 2077) and approximately 52 years (expiring December 31, 2063), respectively. Even if the company exercises its option to purchase the option properties upon resolution of the ongoing litigation, unless the company purchases the underlying fee interest in these properties or extends the terms of its leases for these properties before expiration on terms significantly comparable to its current leases, the company will lose its right to operate these properties and its leasehold interest in these properties upon expiration of the leases or the company may extend the leases on new terms that may result in reduced profitability, which may significantly adversely affect its results of operations at that time. The purchase price is payable in a combination of cash, shares of the company’s common stock and operating partnership units, but the Helmsley Estate, which owns, on an aggregate basis, a       % interest in the option properties, will have the right to elect to receive all cash (and non-accredited investors are required to receive all cash), which may impact the company’s ability to acquire the option properties.

Additionally, Anthony E. Malkin has a conflict of interest because he and the Malkin Family control and own economic interests in the option properties. As a result, an exercise of such options by the company could economically benefit him.

Competition for acquisitions may reduce the number of acquisition opportunities available to the company and increase the costs of those acquisitions, which may impede the company’s growth.

The company plans to continue to acquire properties as it is presented with attractive opportunities. The company may face significant competition for acquisition opportunities in the greater New York metropolitan area with other investors, particularly private investors who can incur more leverage, and this competition may adversely affect the company by subjecting it to the following risks:

•

an inability to acquire a desired property because of competition from other well-capitalized real estate investors, including publicly traded and privately held REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, sovereign wealth funds, pension trusts, commercial developers, partnerships and individual investors and

•	an increase in the purchase price for such acquisition property, in the event the company is able to acquire such desired property.

The significant competition for acquisitions of commercial office and retail properties in the greater New York metropolitan area may impede the company’s growth.

The observatory operations at the Empire State Building are not traditional real estate operations, and competition and changes in tourist trends may subject the company to additional risks, which could materially and adversely affect the Company.

During the nine months ended September 30, 2011 and year ended December 31, 2010, the Empire State Building derived approximately $62.9 million and $78.9 million of revenue, respectively, from its observatory operations, representing approximately 42.0% and 40.8% of the Empire State Building’s total revenue for these periods. Demand for the Empire State Building’s observatory is highly dependent on domestic and overseas tourists. In addition, competition from observatory operations in the new property currently under construction at One World Trade Center and, to a lesser extent, from the existing observatory at Rockefeller Center, could have a negative impact on revenues from the company’s observatory operations. Adverse impacts on domestic travel and changes in foreign currency exchange rates may also decrease demand in the future which could have a material adverse effect on the company’s results of operations, financial condition and ability to make distributions to its stockholders.

The broadcasting operations at the Empire State Building are not traditional real estate operations, and competition and changes in the broadcasting of signals over air may subject the company to additional risks, which could materially and adversely affect the company.

The Empire State Building and its broadcasting mast provides radio and data communications services and supports delivery of broadcasting signals to cable and satellite systems and television and radio receivers. The company licenses the use of the broadcasting mast to third party television and radio broadcasters. During the nine months ended September 30, 2011 and the year ended December 31, 2010, the company derived approximately $11.8 million and $16.1 million of revenue from the Empire State Building’s broadcasting licenses and related lease space, representing approximately 7.8% and 8.3% of the Empire State Building’s total revenue for these periods. Competition from broadcasting operations in the planned property currently under construction at One World Trade Center and, to a lesser extent, from the existing broadcasting operations at Four Times Square, could have a negative impact on revenues from the company’s broadcasting operations. The company’s broadcast television and radio licensees also face a range of competition from advances in technologies and alternative methods of content delivery in their respective industries, as well as from changes in consumer behavior driven by new technologies and methods of content delivery, which may reduce the demand for over-the-air broadcast licenses in the future. New government regulations affecting broadcasters, including the implementation of the FCC’s National Broadband Plan, or the Plan, also might materially and adversely affect the company’s results of operations by reducing the demand for broadcast licenses. Among other things, the Plan urges Congress to make more spectrum available for wireless broadband service providers by encouraging over-the-air broadcast licensees to relinquish spectrum through a voluntary auction process, which raises many issues that could impact the broadcast industry. At this time the company cannot predict whether Congress or the FCC will adopt or implement any of the Plan’s recommendations or the rule changes as proposed, or how any such actions might affect the company’s broadcasting operations. Any of these risks might materially and adversely affect the company.

Acquired properties may expose the company to unknown liability, which could adversely affect the company’s results of operations, cash flow and the market value of its securities.

The company may acquire properties subject to liabilities and without any recourse, or with only limited recourse, against the prior owners or other third parties with respect to unknown liabilities. As a result, if a liability were asserted against the company based upon ownership of those properties, the company might have to pay substantial sums to settle or contest it, which could adversely affect the company’s results of operations, cash flow and the market value of its securities. Unknown liabilities with respect to acquired properties might include:

•	liabilities for clean-up of undisclosed environmental contamination;

•	claims by tenants, vendors or other persons against the former owners of the properties;

•	liabilities incurred in the ordinary course of business and

•	claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

The company may acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit the company’s ability to sell such assets.

In the future the company may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in the company’s operating partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation the company could deduct over the tax life of the acquired properties, and may require that the company agrees to protect the contributors’ ability to defer recognition of taxable gain through restrictions on the company’s ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit the company’s ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Turmoil in the capital and credit markets could materially and adversely affect the company.

Ongoing economic conditions have negatively impacted the capital and credit markets, particularly for real estate. The capital markets have witnessed significant adverse conditions, including a substantial reduction in the availability of and access to capital. The risk premium demanded by capital suppliers has increased markedly, as they are demanding greater compensation for credit risk. Lending spreads have widened from recent levels, and underwriting standards are being tightened. In addition, recent failures and consolidations of certain financial institutions have decreased the number of potential lenders, resulting in reduced lending levels available to the market. As a result, the company may not be able to obtain favorable debt financing in the future or at all. This may result in future acquisitions generating lower overall economic returns, which may adversely affect the company’s results of operations and distributions to stockholders. Furthermore, any turmoil in the capital or credit markets could adversely impact the overall amount of capital and debt financing available to invest in real estate, which may result in decreases in price or value of real estate assets.

With the turmoil in the capital markets, an increasing number of financial institutions have sought federal assistance or failed. In the event of a failure of a lender or counterparty to a financial contract, obligations under the financial contract might not be honored and many forms of assets may be at risk and may not be fully returned to the company. Should a financial institution fail to fund its committed amounts when contractually obligated to do so, the company’s ability to meet its obligations could be materially and adversely impacted.

Should the company decide at some point in the future to expand into new markets, it may not be successful, which could adversely affect the company’s financial condition, result of operations, cash flow and trading price of its Class A common stock.

If opportunities arise, the company may explore acquisitions of properties in new markets. Each of the risks applicable to the company’s ability to acquire and integrate successfully and operate properties in its current markets is also applicable to the company’s ability to acquire and integrate successfully and operate properties in new markets. In addition to these risks, the company will not possess the same level of familiarity with the dynamics and market conditions of any new markets that the company may enter, which could adversely affect the results of its expansion into those markets, and the company may be unable to build a significant market share or achieve a desired return on its investments in new markets. If the company is unsuccessful in expanding into new markets, it could adversely affect the company’s financial condition, results of operations, cash flow, per share trading price of its Class A common stock and ability to satisfy the company’s principal and interest obligations and to make distributions to its stockholders.

The company’s growth depends on external sources of capital that are outside of its control, which may affect the company’s ability to seize strategic opportunities, satisfy debt obligations and make distributions to its stockholders.

In order to qualify as a REIT, the company must distribute to its stockholders, on an annual basis, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, the company will be subject to U.S. federal income tax at regular corporate rates to the extent that the company distributes less than 100% of its net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which the company’s distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. Because of these distribution requirements, the company may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, the company may need to rely on third-party sources to fund its capital needs. The company may not be able to obtain financing on favorable terms, in the time period it desires, or at all. Any additional debt the company incurs will increase its leverage. The company’s access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of the company’s growth potential;

•	the company’s current debt levels;

•	the company’s current and expected future earnings;

•	the company’s cash flow and cash distributions and

•	the market price per share of the company’s Class A common stock.

If the company cannot obtain capital from third-party sources, it may not be able to acquire or redevelop properties when strategic opportunities exist, satisfy its principal and interest obligations or make the cash distributions to the company’s stockholders necessary to maintain its qualification as a REIT.

If the company is unable to sell, dispose of or refinance one or more properties in the future, the company may be unable to realize its investment objectives and the company’s business may be adversely affected.

The real estate investments made, and to be made, by the company are relatively difficult to sell quickly. Return of capital and realization of gains from an investment generally will occur upon disposition or refinancing of the underlying property. In addition, the Code imposes restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. The company may be unable to realize its investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions and changes in laws, regulations or fiscal policies of jurisdictions in which the company’s properties are located.

The company’s outstanding indebtedness upon completion of the IPO reduces cash available for distribution and may expose the company to the risk of default under its debt obligations.

Upon completion of the IPO, the company anticipates its pro forma total consolidated indebtedness will be approximately $1.04 billion, and the company may incur significant additional debt to finance future acquisition and redevelopment activities.

Payments of principal and interest on borrowings may leave the company with insufficient cash resources to operate its properties or to pay the distributions currently contemplated or necessary to qualify as a REIT. The company’s level of debt and the limitations imposed on the company by its loan documents could have significant adverse consequences, including the following:

•	the company’s cash flow may be insufficient to meet its required principal and interest payments;

•	the company may be unable to borrow additional funds as needed or on favorable terms;

•	the company may be unable to refinance its indebtedness at maturity or the refinancing terms may be less favorable than the terms of the company’s original indebtedness;

•	to the extent the company borrows debt that bears interest at variable rates, increases in interest rates could materially increase the company’s interest expense;

•	the company may be forced to dispose of one or more of its properties, possibly on disadvantageous terms;

•

the company may default on its obligations or violate restrictive covenants, in which case the lenders or mortgagees may accelerate the company’s debt obligations, foreclose on the properties that secure their loans and/or take control of the company’s properties that secure their loans and collect rents and other property income;

•

the company may violate restrictive covenants in its loan documents, which would entitle the lenders to accelerate the company’s debt obligations or reduce its ability to make, or prohibit it from making, distributions and

•	the company’s default under any one of its mortgage loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, the company’s financial condition, results of operations, cash flow, per share trading price of its Class A common stock and the company’s ability to satisfy its principal and interest obligations and to make distributions to its stockholders could be adversely affected. In addition, in connection with the company’s debt agreements it may enter into lockbox and cash management agreements pursuant to which substantially all of the income generated by the company’s properties will be deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of the company’s various lenders and from which cash will be distributed to the company only after funding of improvement, leasing and maintenance reserves and the payment of principal and interest on the company’s debt, insurance, taxes, operating expenses and extraordinary capital expenditures and leasing expenses. As a result, the company may be forced to borrow additional funds in order to make distributions to the company’s stockholders (including, potentially, to make distributions necessary to allow the company to qualify as a REIT).

Mortgage debt obligations expose the company to the possibility of foreclosure, which could result in the loss of the company’s investment in a property or group of properties subject to mortgage debt.

Incurring mortgage and other secured debt obligations increases the company’s risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately the company’s loss of the property securing any loans for which the company is in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of the company’s portfolio of properties. For tax purposes, a foreclosure of any of the company’s properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds the company’s tax basis in the property, the company would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder the company’s ability to meet the distribution requirements applicable to REITs under the Code. Foreclosures could also trigger the company’s tax indemnification obligations under the terms of its agreements with certain investors with respect to sales of certain properties, and obligate the company to make certain levels of indebtedness available for them to guarantee which, among other things, allows them to defer the recognition of gain in connection with the consolidation.

High mortgage rates and/or unavailability of mortgage debt may make it difficult for the company to finance or refinance properties, which could reduce the number of properties the company can acquire, its net income and the amount of cash distributions the company can make.

If mortgage debt is unavailable at reasonable rates, the company may not be able to finance the purchase of properties. If the company places mortgage debt on properties, it may be unable to refinance the properties when the loans become due, or to refinance on favorable terms. If interest rates are higher when the company refinances its properties, the company’s income could be reduced. If any of these events occur, the company’s cash flow could be reduced. This, in turn, could reduce cash available for distribution to the company’s stockholders and may hinder the company’s ability to raise more capital by issuing more stock or by borrowing more money. In addition, to the extent the company is unable to refinance the properties when the loans become due, the company will have fewer debt guarantee opportunities available to offer under its tax protection agreement. If the company is unable to offer certain guarantee opportunities to the parties to the tax protection agreement, or otherwise is unable to allocate sufficient liabilities of the operating partnership to those parties, it could trigger an indemnification obligation of the company under the tax protection agreement.

Some of the company’s financing arrangements involve balloon payment obligations, which may adversely affect its ability to make distributions.

Upon closing of the consolidation, the company will have pro forma total debt outstanding of approximately $1.04 billion, with a weighted average interest rate of 5.29%, a weighted average maturity of 4.5 years and 84.0% of which is fixed-rate indebtedness. Additionally, the company expects to have approximately $179.1 million of available borrowing capacity under its loans on a pro forma basis. The company has no debt maturing in 2012 and approximately $58.3 million maturing in 2013. Some of the company’s financing arrangements require it to make a lump-sum or “balloon” payment at maturity. The company’s ability to make a balloon payment at maturity is uncertain and may depend upon the company’s ability to obtain additional financing or its ability to sell the property. At the time the balloon payment is due, the company may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of the company’s assets. In addition, payments of principal and interest made to service the company’s debts may leave it with insufficient cash to make distributions necessary to meet the distribution requirements applicable to REITs under the Code.

The company’s degree of leverage and the lack of a limitation on the amount of indebtedness the company may incur could materially and adversely affect it.

The company’s organizational documents do not contain any limitation on the amount of indebtedness it may incur. Upon closing of the consolidation and on a pro forma basis for the year ended December 31, 2010, the company had a debt-to-EBITDA ratio of approximately 5.18x. For year the ended December 31, 2010 the company’s pro forma EBITDA and pro forma net income, the most comparable GAAP measure, were approximately $201.6 million and $84.6 million, respectively. Any changes that increase the company’s debt-to-EBITDA could be viewed negatively by investors. As a result, the company’s stock price could decrease. The company also considers factors other than debt-to-EBITDA in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of the company’s properties upon refinancing and the ability of particular properties and the company’s business as a whole to generate cash flow to cover expected debt service.

The company’s degree of leverage could affect its ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The company’s degree of leverage could also make it more vulnerable to a downturn in business or the economy generally. If the company becomes more leveraged in the future, the resulting increase in debt service requirements could cause the company to default on its obligations, which could materially and adversely affect the company.

The company’s tax protection agreement could limit its ability either to sell certain properties, engage in a strategic transaction or to reduce its level of indebtedness, which could materially and adversely affect the company.

As part of the consolidation, the operating partnership intends to enter into a tax protection agreement with Peter L. Malkin and Anthony E. Malkin pursuant to which the operating partnership will agree to indemnify the Wien group and an additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property) against certain tax liabilities if those tax liabilities result from (i) the operating partnership’s sale, transfer, conveyance, or other taxable disposition of four specified properties (First Stamford Place, Metro Center, 10 Bank Street and 1542 Third Avenue, which collectively represent 17.8% of the company’s annualized base rent as of September 30, 2011) to be acquired by the operating partnership in the consolidation for a period of 12 years with respect to First Stamford Place and for the later of (x) eight years or (y) the death of both Peter L. Malkin and Isabel W. Malkin for the three other properties, (ii) the operating partnership failing to maintain until maturity the indebtedness secured by those properties or failing to use commercially reasonable efforts to refinance such indebtedness upon maturity in an amount equal to the principal balance of such indebtedness, or, if the operating partnership is unable to refinance such indebtedness at its current principal amount, at the highest principal amount possible, or (iii) the operating partnership failing to make available to any of these investors the opportunity to guarantee, or otherwise bear the risk of loss, for U.S. federal income tax purposes, their allocable share of $160 million of aggregate indebtedness meeting certain requirements, until such investor owns less than the aggregate number of operating partnership units and shares of common stock equal to 50% of the aggregate number of such units and share such investor received in the consolidation. If the company’s tax indemnification obligations were to be triggered under these agreements, the company would be required to pay damages for the resulting tax consequences to the Malkin Family, and the company has acknowledged that a calculation of damages will not be based on the time value of money or the time remaining within the restricted period. Moreover, these obligations may restrict the company’s ability to engage in a strategic transaction. In addition, these obligations may require the company to maintain more or different indebtedness than the company would otherwise require for the company’s business.

The continuing threat of a terrorist event may materially and adversely affect the company’s properties, their value and the company’s ability to generate cash flow.

There may be a decrease in demand for space in Manhattan and the greater New York metropolitan area because it is considered at risk for a future terrorist event, and this decrease may reduce the company’s revenues from property rentals. In the aftermath of a terrorist event, tenants in Manhattan and the greater New York metropolitan area may choose to relocate their businesses to less populated, lower-profile areas of the United States that are not as likely to be targets of future terrorist activity. This in turn could trigger a decrease in the demand for space in Manhattan and the greater New York metropolitan area, which could increase vacancies in the company’s properties and force the company to lease its properties on less favorable terms. Further, certain of the company’s properties, including the Empire State Building, may be considered to be susceptible to increased risks of a future terrorist event due to the high-profile nature of the property. In addition, a terrorist event could cause insurance premiums at certain of the company’s properties to increase significantly. As a result, the value of the company’s properties and the level of its revenues could materially decline.

Potential losses such as those from adverse weather conditions, natural disasters, terrorist events and title claims, may not be fully covered by the company’s insurance policies, and such losses could materially and adversely affect the company.

The company’s business operations are susceptible to, and could be significantly affected by, adverse weather conditions, terrorist events and natural disasters that could cause significant damage to the properties in its portfolio. The company’s insurance may not be adequate to cover business interruption or losses resulting from such events. In addition, the company’s insurance policies include substantial self-insurance portions and significant deductibles and co-payments for such events, and recent hurricanes in the United States have affected the availability and price of such insurance. As a result, the company may incur significant costs in the event of adverse weather conditions, terrorist events and natural disasters. The company may discontinue certain insurance coverage on some or all of its properties in the future if the cost of premiums for any of these policies in the company’s judgment exceeds the value of the coverage discounted for the risk of loss.

The company carries comprehensive liability, fire, extended coverage, earthquake, terrorism and rental loss insurance, covering all of its Manhattan properties and its greater New York metropolitan area properties under a blanket policy. The company carries additional all-risk property and business insurance, which includes terrorism insurance, on the Empire State Building through ESB Captive Insurance Company L.L.C., or ESB Captive Insurance, the company’s wholly owned captive insurance company. ESB Captive Insurance covers terrorism insurance for $300 million in losses in excess of $900 million per occurrence suffered by the Empire State Building, providing the company with aggregate terrorism coverage of $1.2 billion. ESB Captive Insurance fully reinsures the 15% coinsurance under the Terrorism Risk Insurance Program Reauthorization Act of 2007 (TRIPRA) and the difference between the TRIPRA captive deductible and policy deductible of $25,000 for non-Nuclear, Biological, Chemical and Radiological exposures. As a result, the company remains only liable for the 15% coinsurance under TRIPRA for Nuclear, Biological, Chemical and Radiological (NBCR) exposures, as well as a deductible equal to 20% of the prior year’s premium, which premium was approximately $600,000 in 2010. As long as the company owns ESB Captive Insurance, the company is responsible for its liquidity and capital resources, and its accounts are part of the company’s consolidated financial statements. If the company experiences a loss and its captive insurance company is required to pay under its insurance policy, the company would ultimately record the loss to the extent of its required payment.

Furthermore, the company does not carry insurance for certain losses, including, but not limited to, losses caused by war. In addition, while the company’s title insurance policies insure for the current aggregate market value of the company’s portfolio, the company does not intend to increase its title insurance policies as the market value of its portfolio increases. As a result, the company may not have sufficient coverage against all losses that it may experience, including from adverse title claims.

If the company experiences a loss that is uninsured or which exceeds its policy limits, the company could incur significant costs and lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, the company would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

In addition, certain of the company’s properties could not be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that the company experiences a substantial or comprehensive loss of one of its properties, the company may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements.

TRIA, which was enacted in November 2002, was renewed on December 31, 2007. Congress extended TRIA, now called TRIPRA (Terrorism Risk Insurance Program Reauthorization Act of 2007) until December 31, 2014. The law extends the federal Terrorism Risk Insurance Program that requires insurance companies to offer terrorism coverage and provides for compensation for insured losses resulting from acts of foreign and domestic terrorism. The company’s debt instruments, consisting of mortgage loans secured by its properties (which are generally non-recourse to the company), ground leases and the company’s secured term loan, contain customary covenants requiring the company to maintain insurance, including TRIA insurance. While the company does not believe it will be likely, there can be no assurance that the lenders or ground lessors under these instruments will not take the position that a total or partial exclusion from “all-risk” insurance coverage for losses due to terrorist acts is a breach of these debt and ground lease instruments that allows the lenders or ground lessors to declare an event of default and accelerate repayment of debt or recapture of ground lease positions for those properties in the portfolio which are not insured against terrorist events. In addition, if lenders insist on full coverage for these risks and prevail in asserting that the company is required to maintain such coverage, it could result in substantially higher insurance premiums.

Certain mortgages on the company’s properties contain requirements concerning the financial ratings of the insurers who provide policies covering the property. The company provides the lenders on a regular basis with the identity of the insurance companies in its insurance programs. While the ratings of the company’s insurers currently satisfy the rating requirements in some of its loan agreements, in the future, the company may be unable to obtain insurance with insurers which satisfy the rating requirements which could give rise to an event of default under such loan agreements. Additionally, in the future the company’s ability to obtain debt financing secured by individual properties, or the terms of such financing, may be adversely affected if lenders generally insist on ratings for insurers which are difficult to obtain or which result in a commercially unreasonable premium.

The company may become subject to liability relating to environmental and health and safety matters, which could have a material and adverse effect on it.

Under various federal, state and/or local laws, ordinances and regulations, as a current or former owner or operator of real property, the company may be liable for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from such property, including costs for investigation or remediation, natural resource damages, or third party liability for personal injury or property damage. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. Some of the company’s properties have been or may be impacted by contamination arising from current or prior uses of the property or adjacent properties for commercial, industrial or other purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. The company also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when the company arranges for disposal or treatment of hazardous substances at such facilities, without regard to whether the company complies with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on the company’s properties may adversely affect its ability to attract and/or retain tenants and its ability to develop or sell or borrow against those properties. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on the company’s properties, environmental laws may impose restrictions on the manner in which that property may be used or how businesses may be operated on that property. For example, the company’s property at 69-97 Main Street is subject to an Environmental Land Use Restriction that imposes certain restrictions on the use, occupancy and activities of the affected land beneath the property. This restriction may prevent the company from conducting certain renovation activities at the property, which may adversely affect its resale value and may adversely affect the company’s ability to finance or refinance this property.

Some of the company’s properties are adjacent to or near other properties used for industrial or commercial purposes or that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Releases from these properties could impact the company’s properties. In addition, some of the company’s properties have previously been used by former owners or tenants for commercial or industrial activities, e.g., gas stations and dry cleaners, and a portion of the Metro Tower site is currently used for automobile parking and fuelling that may release petroleum products or other hazardous or toxic substances at such properties or to surrounding properties.

In addition, the company’s properties are subject to various federal, state and local environmental and health and safety laws and regulations. Noncompliance with these environmental and health and safety laws and regulations could subject the company or its tenants to liability. These liabilities could affect a tenant’s ability to make rental payments to the company. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the company’s operations, or those of its tenants, which could in turn have a material adverse effect on the company.

As the owner or operator of real property, the company may also incur liability based on various building conditions. For example, buildings and other structures on properties that the company currently owns or operates or those the company acquires or operates in the future contain, may contain, or may have contained, asbestos-containing material, or ACM. Environmental and health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements. These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs. In addition, the company may be subject to liability for personal injury or property damage sustained as a result of releases of ACM into the environment.

In addition, the company’s properties may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of the company’s properties could require it to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose the company to liability from its tenants, employees of its tenants or others if property damage or personal injury occurs.

The company cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect the company’s ability to make distributions to its stockholders or that such costs, liabilities, or other remedial measures will not have a material adverse effect on the company’s financial condition and results of operations.

Potential environmental liabilities may exceed the company’s environmental insurance coverage limits, which could have a material and adverse effect on it.

The company carries environmental insurance to cover certain potential environmental liabilities associated with pollution conditions certain of its properties. The company cannot assure you, however, that its insurance coverage will be sufficient or that the company’s liability will not have a material adverse effect on its financial condition, results of operations, cash flow, per share trading price of its Class A common stock and the company’s ability to satisfy its principal and interest obligations and to make distributions to the company’s stockholders.

The company may experience a decline in the fair value of its assets, which may have a material impact on the company’s financial condition, liquidity and results of operations and adversely impact its stock price.

A decline in the fair market value of the company’s assets may require it to recognize an other-than-temporary impairment against such assets under GAAP if the company were to determine that, with respect to any assets in unrealized loss positions, it does not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, the company would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect the company’s future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

Failure to hedge interest rates effectively could have a material and adverse effect on the company.

Subject to the company’s qualification as a REIT, the company may seek to manage its exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing the company’s exposure to interest rate changes. Moreover, there can be no assurance that the company’s hedging arrangements will qualify for hedge accounting or that the company’s hedging activities will have the desired beneficial impact on the company’s results of operations. Should the company desire to terminate a hedging agreement, there could be significant costs and cash requirements involved to fulfill the company’s initial obligation under the hedging agreement. Failure to hedge effectively against interest rate changes may adversely affect the company’s results of operations.

When a hedging agreement is required under the terms of a mortgage loan it is often a condition that the hedge counterparty maintains a specified credit rating. With the current volatility in the financial markets, there is an increased risk that hedge counterparties could have their credit rating downgraded to a level that would not be acceptable under the loan provisions. If the company were unable to renegotiate the credit rating condition with the lender or find an alternative counterparty with acceptable credit rating, the company could be in default under the loan and the lender could seize that property through foreclosure.

As a general contractor, Malkin Construction, the company’s wholly-owned subsidiary, is subject to the various risks associated with construction that could have a material adverse effect on the company’s business and results of operations.

As a general contractor, Malkin Construction, the company’s wholly-owned subsidiary, is subject to the various risks associated with construction (including, without limitation, shortages of labor and materials, work stoppages, labor disputes and weather interference) that could cause construction delays. The company is subject to the risk that it will be unable to complete construction at budgeted costs or be unable to fund any excess construction costs, which could have a material adverse effect on the company’s business and results of operations.

The company may incur significant costs complying with the ADA and similar laws, which could adversely affect the company’s financial condition, results of operations, cash flow and per share trading price of the Class A common stock.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The company has not conducted a recent audit or investigation of all of its properties to determine the company’s compliance with the ADA. If one or more of the properties in the company’s portfolio is not in compliance with the ADA, the company would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to the company’s properties, or restrict the company’s ability to renovate its properties. The company cannot predict the ultimate cost of compliance with the ADA or other legislation. If the company incurs substantial costs to comply with the ADA and any other legislation, the company’s financial condition, results of operations, cash flow, per share trading price of its Class A common stock and the company’s ability to satisfy its principal and interest obligations and to make distributions to the company’s stockholders could be adversely affected.

The company’s property taxes could increase due to property tax rate changes or reassessment, which could impact the company’s cash flows.

Even if the company qualifies as a REIT for U.S. federal income tax purposes, the company will be required to pay state and local taxes on its properties. The real property taxes on the company’s properties may increase as property tax rates change or as the company’s properties are assessed or reassessed by taxing authorities. In particular, the company’s portfolio of properties may be reassessed as a result of the IPO. Therefore, the amount of property taxes the company pays in the future may increase substantially from what the company has paid in the past. If the property taxes the company pays increase, the company’s financial condition, results of operations, cash flows, per share trading price of its Class A common stock and the company’s ability to satisfy its principal and interest obligations and to make distributions to the company’s stockholders could be adversely affected.

The company may become subject to litigation, which could have a material and adverse effect on the company’s financial condition, results of operations, cash flow and per share trading price of its Class A common stock.

In the future the company may become subject to litigation, including claims relating to its operations, offerings, and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against the company, some of which are not, or cannot be, insured against. The company generally intends to defend itself vigorously; however, the company cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against the company may result in it having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact the company’s earnings and cash flows, thereby having an adverse effect on the company’s financial condition, results of operations, cash flow and per share trading price of its Class A common stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of the company’s insurance coverage, which could adversely impact the company’s results of operations and cash flows, expose the company to increased risks that would be uninsured, and/or adversely impact the company’s ability to attract officers and directors.

Joint venture investments could be adversely affected by the company’s lack of sole decision-making authority, its reliance on co-venturers’ financial condition and disputes between the company and its co-venturers.

The company may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, the company would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with the company’s business interests or goals, and may be in a position to take actions contrary to the company’s policies or objectives, and they may have competing interests in the company’s markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither the company nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, prior consent of the company’s joint venture partners may be required for a sale or transfer to a third party of the company’s interests in the joint venture, which would restrict the company’s ability to dispose of its interest in the joint venture. If the company becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize the company’s status as a REIT or require it to pay tax, the company may be forced to dispose of its interest in such entity including at an unfavorable price. Disputes between the company and partners or co-venturers may result in litigation or arbitration that would increase the company’s expenses and prevent its officers and/or directors from focusing their time and effort on the company’s business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, the company may in certain circumstances be liable for the actions of its third-party partners or co-venturers. The company’s joint ventures may be subject to debt and, in any weakened credit market, the refinancing of such debt may require equity capital calls.

Changes in accounting rules, assumptions and/or judgments could materially and adversely affect the company.

Accounting rules for certain aspects of the company’s anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in the preparation of the company’s financial statements and the delivery of this information to the company’s stockholders. Furthermore, changes in accounting rules or in the company’s accounting assumptions and/or judgments, such as asset impairments, could materially impact its financial statements. Under any of these circumstances, the company could be materially and adversely affected.

The company may incur significant costs complying with various regulatory requirements, which could materially and adversely affect its financial performance.

The company’s properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If the company fails to comply with these various requirements, it might incur governmental fines or private damage awards. In addition, existing requirements could change and future requirements might require the company to make significant unanticipated expenditures, which materially and adversely affect its financial performance.

Risks Related to the Tax Consequences of the Consolidation

A participant that receives Class A common stock or cash in the consolidation will recognize gain or loss for U.S. federal income tax purposes.

You generally will recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest, exceeds your tax basis in your participation interest. You will recognize “phantom income” (i.e., income in excess of any cash and the value of any shares of common stock you receive) if you have a “negative capital account” with respect to your participation interest. The supervisor urges you to consult with your tax advisor to evaluate the tax consequences to you in your particular circumstances as a result of the consolidation. As a result of the cap on the cash option, even if you elect to receive cash in the consolidation, you may not be able to receive sufficient cash to pay the taxes liabilities resulting from the consolidation. In addition, due to the lock-up on your shares of Class A common stock, you may not be able to sell your shares of common stock to realize cash at the time such sale may be required to meet any tax or estimated tax obligation; For a further discussion of the general U.S. federal income tax consequences of the transactions contemplated herein that may be relevant, you should carefully review the section entitled “U.S. Federal Income Tax Considerations.”

Tax consequences to holders of operating partnership units upon a sale or refinancing of the company’s properties may cause the interests of certain members of the company’s senior management team to differ from your own.

As a result of the unrealized built-in gain attributable to a property at the time of contribution, some holders of operating partnership units, including Anthony E. Malkin and Peter L. Malkin, may suffer different and more adverse tax consequences than holders of Class A common stock upon the sale or refinancing of the properties owned by the operating partnership, including disproportionately greater allocations of items of taxable income and gain upon a realization event. As those holders will not receive a correspondingly greater distribution of cash proceeds, they may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties, or whether to sell or refinance such properties at all. As a result, the effect of certain transactions on Anthony E. Malkin and Peter L. Malkin may influence their decisions affecting these properties and may cause them to attempt to delay, defer or prevent a transaction that might otherwise be in the best interests of the company’s other stockholders. In connection with the consolidation, the operating partnership intends to enter into a tax protection agreement with Anthony E. Malkin and Peter L. Malkin pursuant to which the operating partnership will agree to indemnify the Wien group and an additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property) against certain tax liabilities if those tax liabilities result from (i) the operating partnership’s sale, transfer, conveyance, or other taxable disposition of four specified properties (First Stamford Place, Metro Center, 10 Bank Street and 1542 Third Avenue, which collectively represent 17.8% of the company’s annualized base rent as of September 30, 2011) to be acquired by the operating partnership in the consolidation for a period of 12 years with respect to First Stamford Place and for the later of (x) eight years or (y) the death of both Peter L. Malkin and Isabel W. Malkin for the three other properties, (ii) the operating partnership failing to maintain until maturity the indebtedness secured by those properties or failing to use commercially reasonable efforts to refinance such indebtedness upon maturity in an amount equal to the principal balance of such indebtedness, or, if the operating partnership is unable to refinance such indebtedness at its current principal amount, at the highest principal amount possible, or (iii) the operating partnership failing to make available to any of these investors the opportunity to guarantee, or otherwise bear the risk of loss, for U.S. federal income tax purposes, of their allocable share of $160 million of aggregate indebtedness meeting certain requirements, until such investor owns less that the aggregate number of operating partnership units and shares of common stock equal to 50% of the aggregate number of such units and shares such investor received in the consolidation. As a result of entering into the tax protection agreement, Anthony E. Malkin and Peter L. Malkin may have an incentive to cause the company to enter into transactions from which they may personally benefit.

The company’s failure to qualify or remain qualified as a REIT would subject the company to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the company’s stockholders.

The company has been organized and intends to operate in a manner that will enable it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2012. The company has not requested and does not intend to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and Treasury Regulations promulgated thereunder for which there are limited judicial and administrative interpretations. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like the company, holds its assets through partnerships. To qualify as a REIT, the company must meet, on an ongoing basis, various tests regarding the nature and diversification of its assets and the company’s income, the ownership of its outstanding shares, and the amount of its distributions. The company’s ability to satisfy these asset tests depends upon its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which the company will not obtain independent appraisals. The company’s compliance with the REIT income and quarterly asset requirements also depends upon the company’s ability to manage successfully the composition of its income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the company to qualify as a REIT. Thus, while the company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the company’s circumstances, no assurance can be given that the company will so qualify for any particular year. These considerations also might restrict the types of assets that the company can acquire in the future.

If the company fails to qualify as a REIT in any taxable year, and it does not qualify for certain statutory relief provisions, it would be required to pay U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, and distributions to its stockholders would not be deductible by it in determining its taxable income. In such a case, the company might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay its taxes. The company’s payment of income tax would reduce significantly the amount of cash available for distribution to its stockholders. Furthermore, if the company fails to maintain its qualification as a REIT, it no longer would be required to distribute substantially all of its net taxable income to its stockholders. In addition, unless the company was eligible for certain statutory relief provisions, it could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.

Complying with the REIT requirements may cause the company to forego and/or liquidate otherwise attractive investments.

To qualify as a REIT, the company must ensure that it meets the REIT gross income tests annually. In addition, the company must ensure that, at the end of each calendar quarter, at least 75% of the value of its total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-backed securities. The remainder of the company’s investment in securities (other than government securities, securities of corporations that are treated as taxable REIT subsidiaries, or TRSs, and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of the company’s assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of the company’s total securities can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Asset Tests.” If the company fails to comply with these asset requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences.

To meet these tests, the company may be required to take or forgo taking actions that it would otherwise consider advantageous. For instance, in order to satisfy the gross income or asset tests applicable to REITs under the Code, the company may be required to forego investments that it otherwise would make. Furthermore, the company may be required to liquidate from its portfolio otherwise attractive investments. In addition, the company may be required to make distributions to stockholders at disadvantageous times or when the company does not have funds readily available for distribution. These actions could have the effect of reducing the company’s income and amounts available for distribution to its stockholders. Thus, compliance with the REIT requirements may hinder the company’s investment performance.

The REIT distribution requirements could require the company to borrow funds during unfavorable market conditions or subject the company to tax, which would reduce the cash available for distribution to the company’s stockholders.

In order to qualify as a REIT, the company must distribute to its stockholders, on an annual basis, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, the company will be subject to U.S. federal income tax at regular corporate rates to the extent that it distributes less then 100% of its net taxable income, (including capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which its distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. The company intends to distribute its net income to its stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax.

In addition, the company’s taxable income may exceed its net income as determined by GAAP because, for example, realized capital losses will be deducted in determining the company’s GAAP net income, but may not be deductible in computing the company’s taxable income. In addition, the company may incur nondeductible capital expenditures or be required to make debt or amortization payments. As a result of the foregoing, the company may generate less cash flow than taxable income in a particular year and the company may incur U.S. federal income tax and the 4% nondeductible excise tax on that income if the company does not distribute such income to stockholders in that year. In that event, the company may be required to use cash reserves, incur debt or liquidate assets at rates or times that the company regards as unfavorable or make a taxable distribution of its shares in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year.

If the operating partnership is treated as a corporation for U.S. federal income tax purposes, the company will cease to qualify as a REIT.

The company believes the operating partnership qualifies as a partnership for U.S. federal income tax purposes. Assuming that it qualifies as a partnership for U.S. federal income tax purposes, the operating partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including the company, is required to pay tax on its allocable share of the operating partnership’s income. No assurance can be provided, however, that the IRS will not challenge the operating partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating the operating partnership as a corporation for U.S. federal income tax purposes, the company would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, therefore, cease to qualify as a REIT and the operating partnership would become subject to U.S. federal, state and local income tax. The payment by the operating partnership of income tax would reduce significantly the amount of cash available to the operating partnership to satisfy obligations to make principal and interest payments on its debt and to make distribution to its partners, including the company.

Even if the company qualifies as a REIT, it may incur tax liabilities that reduce its cash flow.

Even if the company qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, taxes on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “U.S. Federal Income Tax Considerations—Taxation of the Company—Taxation of REITs in General.” In addition, Empire State Realty Observatory TRS, LLC, a New York limited liability company, or Observatory TRS, Empire State Realty Holdings TRS, LLC, a Delaware limited liability company, or Holding TRS, and any other TRSs the company owns will be subject to U.S. federal, state and local corporate income taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, the company will hold some of its assets through taxable C corporations, including TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to the company’s stockholders.

If the company is not able to lease the Empire State Building observatory to a TRS in a manner consistent with the ruling that the company has received from the IRS, or if the company is not able to maintain its broadcast licenses in a manner consistent with the ruling it has received from the IRS, it would be required to restructure its operations in a manner that could adversely affect the value of its stock.

Rents from real property are generally not qualifying income for purposes of the REIT gross income tests if the rent is treated as “related party rent.” Related party rent generally includes (i) any rent paid by a corporation if the REIT (or any person who owns 10% or more of the stock of the REIT by value) directly or indirectly owns 10% or more of the stock of the corporation by vote or value and (ii) rent paid by a partnership if the REIT (or any person who owns 10% or more of the stock of the REIT by value) directly or indirectly owns an interest of 10% or more in the assets or net profits of the partnership. Under an exception to this rule, related party rent is treated as qualifying income for purposes of the REIT gross income tests if it is paid by a TRS of the REIT and (i) at least 90% of the leased space in the relevant property is rented to persons other than either TRSs or other related parties of the REIT, and (ii) the amounts paid to the REIT as rent from real property are substantially comparable to the rents paid by unrelated tenants of the REIT for comparable space.

Income from admissions to the Empire State Building observatory, and certain other income generated by the observatory, would not likely be qualifying income for purposes of the REIT gross income tests. The company will jointly elect with Observatory TRS, which is the current lessee and operator of the observatory and which will be wholly owned by the operating partnership following the completion of the IPO, for Observatory TRS to be treated as a TRS of the company for U.S. federal income tax purposes following the completion of the IPO. Observatory TRS will lease the Empire State Building observatory from the operating partnership pursuant to an existing lease that provides for fixed base rental payments and variable rental payments equal to certain percentages of Observatory TRS’s gross receipts from the operation of the observatory. Given the unique nature of the real estate comprising the observatory, the company does not believe that there is any space in the Empire State Building or in the same geographic area as the Empire State Building that would likely be considered sufficiently comparable to the observatory for the purpose of applying the exception to related party rent described above. The company has received from the IRS a private letter ruling that the rent that the operating partnership will receive from Observatory TRS pursuant to the lease described above will be qualifying income for purposes of the REIT gross income tests.

In addition, following completion of the IPO, the operating partnership will acquire various license agreements (i) granting certain third party broadcasters the right to use space on the tower on the top of the Empire State Building for certain broadcasting and other communication purposes and (ii) granting certain third party vendors the right to operate concession stands in the observatory. The company has received from the IRS a private letter ruling that the license fees that the operating partnership will receive under the license agreements described above will be qualifying income for purposes of the REIT gross income tests.

The company is entitled to rely upon these private letter rulings only to the extent that it did not misstate or omit a material fact in the ruling request and that it continues to operate in accordance with the material facts described in such request, and no assurance can be given that the company will always be able to do so. If the company were not able to treat the rent that the operating partnership receives from Observatory TRS as qualifying income for purposes of the REIT gross income tests, the company would be required to restructure the manner in which it operates the observatory, which would likely require the company to cede operating control of the observatory by leasing the observatory to an affiliate or third party operator. If the company were not able to treat the license fees that the operating partnership will receive from the license agreements described above as qualifying income for purposes of the REIT gross income tests, the company would be required to enter into the license agreements described above through a TRS, which would cause the license fees to be subject to U.S. federal income tax and accordingly reduce the amount of the company’s cash flow available to be distributed to its stockholders. In either case, if the company is not able to appropriately restructure its operations in a timely manner, it would likely realize significant income that does not qualify for the REIT gross income tests, which could cause the company to fail to qualify as a REIT.

Although the company’s use of TRSs may partially mitigate the impact of meeting certain requirements necessary to maintain its qualification as a REIT, there are limits on the company’s ability to own TRSs, and a failure to comply with the limits would jeopardize the company’s REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the

REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

The Company will jointly elect with each of Observatory TRS and Holding TRS, which will be a newly formed Delaware limited liability company that will be wholly owned by the operating partnership following the completion of the consolidation, for each of Observatory TRS and Holding TRS to be treated as a TRS under the Code for U.S. federal income tax purposes following the completion of the consolidation. Observatory TRS, Holdings TRS, and any other TRSs that the company forms will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to the company but is not required to be distributed unless necessary to maintain the company’s REIT qualification. Although the company will be monitoring the aggregate value of the securities of such TRSs and intends to conduct its affairs so that such securities will represent less than 25% of the value of its total assets, there can be no assurance that the company will be able to comply with the TRS limitation in all market conditions.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of the company’s Class A common stock.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 15% (through 2012). Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 35% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the company’s Class A common stock.

Complying with REIT requirements may limit the company’s ability to hedge effectively and may cause the company to incur tax liabilities.

The REIT provisions of the Code may limit the company’s ability to hedge its assets and operations. Under these provisions, any income that the company generates from transactions intended to hedge its interest rate risk will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Gross Income Tests” and “U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Hedging Transactions.” As a result of these rules, the company may have to limit its use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of the company’s hedging activities because the company’s TRS would be subject to tax on gains or expose the company to greater risks associated with changes in interest rates than the company would otherwise want to bear. In addition, losses in the company’s TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

The ability of the company’s board of directors to revoke the company’s REIT election without stockholder approval may cause adverse consequences to the company’s stockholders.

The company’s charter provides that the board of directors may revoke or otherwise terminate the company’s REIT election, without the approval of the company’s stockholders, if the board determines that it is no longer in the company’s best interest to continue to qualify as a REIT. If the company ceases to qualify as a REIT, it would become subject to U.S. federal income tax on its net taxable income and it generally would no longer be required to distribute any of its net taxable income to its stockholders, which may have adverse consequences on the company’s total return to its stockholders.

Legislative or regulatory tax changes related to REITs could materially and adversely affect the company’s business.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. The company cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. The company and its stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Your investment has various tax risks.

Although provisions of the Code generally relevant to an investment in shares of the Class A common stock are described in “U.S. Federal Income Tax Considerations,” you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of the Class A common stock.

The company may inherit tax liabilities from the entities to be merged into the company or its subsidiaries in the consolidation.

Pursuant to the consolidation, Malkin Properties of Connecticut, Inc., a Connecticut corporation, or Malkin Properties CT, and Malkin Construction Corp., a Connecticut corporation, or Malkin Construction, will merge with and into a subsidiary of the company, with the subsidiary surviving, in a transaction that is intended to be treated as a reorganization under the Code. Each of Malkin Properties CT and Malkin Construction has elected to be treated as an S Corporation for U.S. federal income tax purposes under Section 1361 of the Code. If either of Malkin Properties CT or Malkin Construction failed to qualify as an S corporation, the company could assume material U.S. federal income tax liabilities in connection with the consolidation and/or may be subject to certain other adverse tax consequences. In addition, to qualify as a REIT under these circumstances, the company would be required to distribute, prior to the close of its first taxable year in which it elected to be taxed as a REIT under the Code, any earnings and profits of these entities to which the company is deemed to succeed. No rulings from the IRS will be requested and no opinions of counsel will be rendered regarding the U.S. federal income tax treatment of any of Malkin Properties CT or Malkin Construction. Accordingly, no assurance can be given that Malkin Properties CT or Malkin Construction has qualified as an S corporation for U.S. federal income tax purposes, or that these entities do not have any other tax liabilities. In addition, the supervisor will merge with a subsidiary of the operating partnership in the consolidation, and as a result, the company may inherit any liabilities, including any tax liabilities, of the supervisor.

FORWARD-LOOKING STATEMENTS

This prospectus/consent solicitation contains forward-looking statements. In particular, statements pertaining to the company’s and the subject LLCs’ capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Likewise, the company’s unaudited pro forma financial statements and all the company’s statements regarding anticipated growth in the company’s portfolio from operations, acquisitions and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “preliminary,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and the company may not be able to realize them. The company and the supervisor do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the factors included in this prospectus/consent solicitation, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust” and “The Company Business and Properties;”

•

the effect of the credit crisis on general economic, business and financial conditions, and changes in the company’s industry and changes in the real estate markets in particular, either nationally or in Manhattan or the greater New York metropolitan area;

•	the value of the shares of common stock that you will receive in the consolidation;

•	reduced demand for office or retail space;

•	use of proceeds of the IPO;

•	general volatility of the capital and credit markets and the market price of the company’s Class A common stock;

•	changes in the company’s business strategy;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	fluctuations in interest rates and increased operating costs;

•	declining real estate valuations and impairment charges;

•	availability, terms and deployment of capital;

•	the company’s failure to obtain necessary outside financing;

•	the company’s expected leverage;

•	decreased rental rates or increased vacancy rates;

•	the company’s failure to generate sufficient cash flows to service its outstanding indebtedness;

•	the company’s failure to redevelop, renovate and reposition properties successfully or on the anticipated timeline or at the anticipated costs;

•	difficulties in identifying properties to acquire and completing acquisitions, including potentially the option properties described in this prospectus/consent solicitation;

•	risks of real estate acquisitions, dispositions and development (including the company’s Metro Tower development site), including the cost of construction delays and cost overruns;

•	the company’s failure to operate acquired properties and operations successfully;

•	the company’s projected operating results;

•	the company’s ability to manage its growth effectively;

•	estimates relating to the company’s ability to make distributions to its stockholders in the future;

•	impact of changes in governmental regulations, tax law and rates and similar matters;

•	the company’s failure to qualify as a REIT;

•	future terrorist events in the U.S.;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	lack or insufficient amounts of insurance;

•	financial market fluctuations;

•	availability of and the company’s ability to attract and retain qualified personnel;

•	conflicts of interest with the company’s senior management team;

•	the company’s understanding of its competition;

•	changes in real estate and zoning laws and increases in real property tax rates and

•	the company’s ability to comply with the laws, rules and regulations applicable to companies and, in particular, public companies.

While forward-looking statements reflect the company’s or the supervisor’s, as applicable, good faith beliefs, they are not guarantees of future performance. The company and the supervisor disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. For a further discussion of these and other factors that could impact the company’s future results, performance or transactions, see “Risk Factors.” You should not place undue reliance on any forward-looking statement, which is based only on information currently available to the company (or to third parties making the forward-looking statements).

BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

Background of the Subject LLCs

The three subject LLCs are publicly-registered limited liability companies originally formed as partnerships by principals of the supervisor from 1953 to 1961. The principals of the supervisor during this period consisted of Lawrence A. Wien, until his death in 1988 and, beginning in 1958, Peter L. Malkin. Anthony E. Malkin joined Peter L. Malkin as a principal in 1989. In exercising control, Peter L. Malkin and Anthony E. Malkin have been, and continue to be, subject to fiduciary duties owed multiple sets of equity owners in each subject LLC and private entity. Each subject LLC was formed to acquire the fee title or long-term ground lease interest in an office property located in Manhattan and to lease the property to an operating lessee, which operates the property. As lessor, each subject LLC receives from its operating lessee fixed base rent and overage rent (based on a percentage of the operating lessee’s profits). Each operating lessee was formed initially as a partnership, the partners of which included Lawrence A. Wien and Harry B. Helmsley, and later converted to a limited liability company. Malkin Holdings LLC and the Malkin Family provide supervisory and other services for each subject LLC, each operating lessee and the other private entities. The private entities, including the operating lessees which will contribute their interests in properties to the company, were formed between 1953 and 2008 and own office properties, retail properties and, in one case, fully entitled land including a development site, in Manhattan and the greater New York metropolitan area.

The table below sets forth certain information concerning the original participants in the subject LLCs:

LLC	Entity Formed (Month/Year)	Total Capital Raised	Date of Last Admission of Original Participants (Month/Year)(1)	Aggregate Distributions Through September 30, 2011	Aggregate Distributions per $1,000 Investment September 30, 2011
60 East 42nd St. Associates L.L.C.	September 1958	$7,000,000	September 1958	$171,971,605	$24,567
Empire State Building Associates L.L.C.	July 1961	$33,000,000	January 1962	$454,062,333	$13,760
250 West 57th St. Associates L.L.C.	May 1953	$3,600,000	September 1953	$82,501,200	$22,917

(1)	In 1954, the agents for the original participants acquired interests in One Grand Central Place as tenants-in-common for the benefit of the participants and the form of ownership was changed to ownership through a partnership in 1958.

The Manhattan office properties that will be included in the initial portfolio were acquired between 1950 and 1979 through the business ventures of Lawrence A. Wien in partnership with Harry B. Helmsley, and later with his son-in-law and, the company’s Chairman Emeritus Peter L. Malkin. Three properties, the Empire State Building, One Grand Central Place and 250 West 57th Street, were acquired by the subject LLCs from 1953 to 1961, following earlier transactions on structures developed by Lawrence A. Wien, which are credited as the first flow-through tax treatment real estate syndications ever conducted, including other Manhattan office properties, 1333 Broadway, 1350 Broadway, 1359 Broadway and 501 Seventh Avenue, which were acquired by the private entities from 1950 to 1979. With respect to the Manhattan office properties, Lawrence A. Wien and Peter L. Malkin were responsible for the syndication of the transactions, and Harry B. Helmsley was responsible for the identification of opportunities and the management and leasing of the properties once purchased. The principals of the supervisor during this period consisted of Lawrence A. Wien, until his death in 1988 and, beginning in 1958, Peter L. Malkin. Anthony E. Malkin joined Peter L. Malkin as a principal in 1989. All of the standalone retail assets and most of the Fairfield County and Westchester County office properties that will be included in the initial portfolio were acquired from 1989 to 2006 under the direction of Anthony E. Malkin.

The supervisor historically provided asset management services for most of the properties. The Manhattan office properties were managed, subject to the supervision of the supervisor, by the former property manager and leasing agent until 2002, in the case of One Grand Central Place, 250 West 57th Street and 501 Seventh Avenue; 2003, in the case of 1359 Broadway; and 2006, in the case of the Empire State Building, 1350 Broadway, 1333 Broadway and the option properties.

Over time, the supervisor observed and objected to a deterioration in the property management and leasing services provided by the former property manager and leasing agent to the properties owned by the subject LLCs and the other properties in which the supervisor and the Helmsley estate owned interests, which is referred to herein as the Manhattan office properties, resulting in deferred maintenance, reduced occupancy and/or rents and reduced tenant quality. The supervisor brought legal action to remove the former property manager and leasing agent as property manager and leasing agent of the properties owned by the subject LLCs (after it was sold by entities controlled by Leona M. Helmsley) of these properties both for cause and based on contractual removal rights. The resolutions of the ensuing arbitrations and litigations resulted in a gradual transfer of day-to-day management away from the former property manager and leasing agent beginning in 2002 and were fully settled in 2006. Upon such transfer, the supervisor conceived and designed a renovation and repositioning program for the Manhattan office properties, and a majority of the work on such program has taken place since 2008. The supervisor has overseen the engagement of third-party property management and leasing agents for these properties, and eventually the transformation of the Empire State Building to a self-managed structure, retaining a third party agent only for leasing.

Separately, entities organized and supervised by the supervisor acquired certain office, city-center retail and multi-family residential properties outside of Manhattan, which other than the greater New York metropolitan area properties, will not be part of the portfolio upon completion of the consolidation. It developed and implemented a branding strategy for brokers and tenants for this portfolio. The branded portfolio provides tenants with a consistently high quality level of services, installations, maintenance and amenities and has built strong relationships with the broker community.

As the former property manager and leasing agent legal proceedings progressed and were resolved, the supervisor conceived, planned and executed a comprehensive program to renovate and improve the Manhattan office properties in the portfolio with a combination of operating cash flow and debt financing. The improvements included restored and improved or new lobbies; elevator modernization; common hallway upgrades; bathroom renovations; roof and façade restorations; new windows; and building-wide systems upgrades. As each property renovation was put in place, the supervisor established its brand by deploying the same branding strategy with tenants and brokers as had succeeded with the office and retail properties in Fairfield County, Connecticut and Westchester County, New York.

Investment Objectives of LLCs

The investment objective of each subject LLC was to acquire and hold for the long term the fee and master lease interest in the property it now owns and for which it receives rental income. The offering documents for each subject LLC’s interests did not describe an exit strategy for the subject LLCs. The supervisor does not believe that a transfer of the subject LLC’s property interest in an individual sale would be in the best interest of the subject LLC. The supervisor has never recommended a sale of either the fee owner or the related operating lessee, which is part of a two-tier ownership structure, except as part of a sale of both entities. In cases where similar positions have been sold in the past, the supervisor has arranged for an independent valuation of the interests to be combined to provide for a fair division of sales proceeds.

The subject LLCs are authorized to sell their interests in the properties upon receiving in each case the required consent of the participants. In keeping with prior practice, the supervisor believes that to maximize the return on a sale, the operating lessee would be required to join in such sale. Generally, proceeds to a subject LLC from such disposition must be distributed to the participants in the subject LLC according to the terms of the subject LLC’s operating agreement. As noted above, in cases when there have been sales, the operating lessee has joined in the sale and the proceeds of the sale of the property have been allocated between the subject LLC and the operating lessee on such terms as have been recommended pursuant to an independent valuation and agreed to by the subject LLC and the operating lessee.

While the net proceeds of a sale for cash generally have not been reinvested in other properties in investment programs the supervisor, Peter L. Malkin and Anthony E. Malkin have supervised, the subject LLCs could reinvest proceeds or invest in new properties. In a consent for refinancing in 2008, Empire State Building Associates L.L.C. participants consented to the supervisor using proceeds from a financing of up to 50% of Empire State Building Associates L.L.C.’ value to purchase another property.

Historically, in accordance with prior practice for investment programs organized by the supervisor, Peter L. Malkin and Anthony E. Malkin, net proceeds of a sale have been distributed to the participants in accordance with each subject LLC’s operating agreement. Each operating agreement provides that the subject LLC will continue until it has disposed of all its assets.

Chronology of the Consolidation

Initially, Lawrence A. Wien, then Lawrence A. Wien, together with Peter L. Malkin, and subsequently Peter L. Malkin, together with Anthony E. Malkin, have maintained an ongoing program of raising money from private investors to invest in real estate for more than 70 years. The supervisor, starting in 1953, has acted as supervisor for the Manhattan portfolio of properties, including the Manhattan office properties, which collectively is referred to herein as the Manhattan Portfolio and the properties in the greater New York metropolitan area.

From time to time, for various reasons, the supervisor has pursued sales of properties in the Manhattan Portfolio where the supervisor believed a sale would produce a higher return than continuing to hold the property. Sometimes, sales were pursued because of a perceived property risk due to market conditions and disputes, but until recently, the supervisor did not believe that conditions favored either a sale or consolidation of the properties. See “The Supervisor’s Reasons for Proposing the Consolidation.”

From the first settlement with the Helmsley estate in 1997, relations between the supervisor and the Helmsley estate as the two major investors in certain properties in the Manhattan Portfolio, steadily improved. After the final properties involved in the resolution of disputes between Peter L. Malkin and the supervisor and the former property manager and leasing agent completed transitioning the operation and leasing of the properties away from the former property manager and leasing agent as property manager and leasing agent, the supervisor considered options in the market and the supervisor and the Helmsley estate consulted with each other concerning a possible sale of the Empire State Building. In 2007, the supervisor considered the possible sale of a combination of Empire State Building Associates L.L.C. and Empire State Building Company L.L.C. After consideration, it was ultimately decided that there was greater value in holding, improving, and repositioning the Empire State Building rather than selling the Empire State Building in its then current condition.

In 2008, the supervisor, in connection with its solicitation of participants in Empire State Building Associates L.L.C. of their consent to a financing, received the consent of its participants for a use of proceeds to acquire additional properties. As of yet, the supervisor has not pursued any acquisitions. At no time was Empire State Building Company L.L.C., the operating lessee, joined in this process. On July 26, 2011, pursuant to this authorization, Empire State Building Associates L.L.C. entered into a three-year term loan, or the secured term loan, under which the lenders provided Empire State Building Associates L.L.C. with an initial advance of $159 million (and subject to the conditions set forth in the secured term loan agreement (as amended), agreed to provide Empire State Building Associates L.L.C. with additional advances of up to $141 million). In addition, one of the lenders agreed to use commercially reasonable efforts to arrange for additional commitments from other financial institutions in an aggregate amount equal to $65 million and, upon the company’s request, and subject to certain other conditions, to source further additional commitments aggregating up to $200 million in the sole discretion of the lenders.

In 2007-2008, the supervisor negotiated a potential joint venture with an institutional partner with respect to the properties in Manhattan and the greater New York metropolitan area, but such transaction never was concluded.

In 2010, Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor, met with the executors of the Helmsley estate, as a significant investor, to discuss the merits of a consolidation and public offering of several properties, including the subject LLCs.

Thereafter, Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor, investigated the feasibility of a consolidation transaction and IPO which would be formed in connection with the consolidation. Following such initial discussions the supervisor interviewed and retained counsel, accountants, investment bankers and a valuation firm to assist in the process of evaluating a consolidation and IPO and implementing the transactions if the supervisor decided to pursue them.

In April 2010, Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor, met with representatives of Proskauer Rose LLP concerning the firm’s retention as counsel to represent the supervisor in its consideration of a consolidation and alternatives. They discussed the mechanics of the consolidation and Proskauer Rose LLP’s experience. In April 2010, the supervisor retained Proskauer Rose LLP.

In May 2010, through various conference calls and meetings, Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor, and the Helmsley estate, as a significant investor, met with representatives of several investment banks to discuss the feasibility of a potential IPO of a REIT organized pursuant to the consolidation and their serving as lead book runners in connection with an IPO. Following a series of meetings and conference calls, the supervisor selected two leading investments banks to act as lead book runners for the potential IPO.

In June 2010 Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor and a representative of the Helmsley estate, as a significant investor, met with representatives of Clifford Chance US LLP concerning the firm’s retention as counsel to the company in connection with an IPO and the consolidation. They discussed the mechanics of the IPO and Clifford Chance US LLP’s experience. In July 2010, the supervisor retained Clifford Chance US LLP as counsel to the company.

In June and July, 2010 Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor, met with several independent registered public accountants concerning their retention as independent registered public accountants to audit the financial statements of the company. On August 2, 2010, the supervisor retained Ernst & Young LLP for the audit and on August 17, 2010, the supervisor retained Ernst & Young LLP to assist with certain tax analysis.

During August and September 2010, Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor, and the Helmsley estate, as a significant investor, had several conference calls and meetings with representatives of several real estate valuation firms to discuss their retention to appraise the assets of the subject LLCs, the private entities and the management companies and to provide a fairness opinion. They discussed the firms’ experience in connection with consolidations and the valuation process. After several meetings and conference calls, on September 27, 2010, the supervisor retained Duff & Phelps as independent valuer.

In November 2010, Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor, met with several firms concerning their retention to provide advisory and consulting services in connection with the solicitation process. On December 8, 2010, the supervisor retained Mackenzie Partners, Inc. to provide these services.

In January 2011, Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor, met with several public relations firms concerning their retention. On February 18, 2011, the supervisor retained Sard Verbinnen & Co as public relations firm for the company.

Representatives of the supervisor met regularly during the period with counsel for the supervisor and counsel for the company to discuss the terms of the consolidation and the IPO.

From time to time during the period from October 2010 to November 2011, representatives of the supervisor met with the investments banks selected to act as lead book runners for the potential IPO and Hogan Lovells US LLP, their counsel, to discuss the terms of the IPO and the consolidation.

Representatives of the supervisor met with the independent valuer from time to time during the period from April 2011 to November 2011 to discuss the valuations being prepared by the independent valuer and its methodology, including meetings to discuss valuations of management companies and overrides.

The supervisor met with advisors to the Helmsley estate from time to time during the period from April 2011 to November 2011 to review and discuss the cash flow models, valuations and allocations provided by the independent valuer. These discussions included, among other things, discussions of the assumptions used in preparing cash flow models, valuations and allocations.

The supervisor and advisors to the Helmsley estate also met with the independent valuer from time to time during the period from April 2011 to November 2011 to review and discuss the cash flow models, draft valuations and allocations of consideration prepared by the independent valuer.

The supervisor determined at a meeting held in November 2011 to amend the limited liability company agreement of each of the subject LLCs to provide protections in the event of a third party acquisition of participation interests in the subject LLCs similar to that provided by shareholders rights plans.

The supervisor in meetings held during the period from March 2011 to November 2011 considered and determined to include in the consent solicitation to the subject LLCs and private entities propose to participants to authorize the supervisor to approve a portfolio transaction as a potential alternative to the consolidation. The supervisor during the period met with the lead book runners for the potential IPO.

During the period January 2010 to November 2011, Anthony E. Malkin and Peter L. Malkin, as principals of the supervisor, discussed from time to time the structure of the proposed consolidation. Thomas N. Keltner, Jr., general counsel and a member of the supervisor, and Proskauer Rose LLP, counsel to the supervisor, also participated in the meetings. In the course of these discussions, they reviewed and discussed alternatives to the consolidation and they reviewed drafts of the Registration Statements on Form S-4 and S-11.

On November 22, 2011, the supervisor concluded that none of these alternatives was more beneficial to the participants than the consolidation and determined to pursue the consolidation.

The supervisor commenced solicitation of consents of the participants in the private entities in November 2011. The solicitation was completed in January 2012 and contribution of the assets of each of the private entities to the company pursuant to the consolidation was approved by the required consent, if any, of participants in each of the private entities.

The supervisor in February 2012 determined to file the Registration Statement on Form S-4 relating to the consolidation and the Registration Statement on Form S-11 relating to the IPO with the SEC.

Because of the Helmsley estate’s significant ownership interest in certain of the private entities, representatives of the supervisor met with the Helmsley estate on a regular basis to discuss the consolidation, the treatment of the option properties and the proposal to authorize the supervisor to approve a portfolio transaction. The Helmsley estate participated in these meetings because of its significant membership interest in certain of the private entities, including the operating lessee of the subject LLCs, and its consent being required to proceed with the consolidation. The Helmsley estate was not representing the interests of other participants.

The Supervisor’s Reasons for Proposing the Consolidation

The supervisor proposed the consolidation and recommends that you vote “FOR” the consolidation. Affiliates of the supervisor will receive substantial benefits from the consolidation and have conflicts of interest in making this recommendation. The supervisor believes that the consolidation of your subject LLC into the company is the best way for you to maximize the value of your investment in your subject LLC and to have the option to receive the benefit of increased liquidity through ownership of shares of Class A common stock expected to be listed on the NYSE, which investors may sell from time to time as and when they so desire (subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period as described in this prospectus/consent solicitation).

The supervisor believes the consolidation is the logical next step for the subject LLCs after the successful replacement of Helmsley-Spear, Inc., the former property manager and leasing agent, the creation of the renovation and repositioning turnaround program, the creation and implementation of the branding of the subject LLCs as part of a well regarded portfolio brand and improvement of the credit quality of tenants at the subject LLCs’ properties.

The supervisor believes that the subject LLCs could sell their interests in the properties only in a separate sale that is not joined in by the operating lessees, and that such a sale would be inconsistent with the supervisor’s prior practice and would not maximize the value of the subject LLCs’ interests in the properties.

Following the consolidation, certain executives of the supervisor will be members of the senior management team and Anthony E. Malkin will be Chairman, Chief Executive Officer, President and a director of the company. The supervisor is a recognized operator of office and retail properties in Manhattan and the greater New York metropolitan area and has developed a comprehensive knowledge of its markets that has been acquired through substantial experience. Additionally, at any point after the consolidation, the IPO and expiration of the lock-up described in the section entitled “The Consolidation—Lock-Up Agreements,” participants will have the ability to sell their shares of Class A common stock at the time of their choice on the NYSE without limitation or need for any additional action.

The supervisor believes that, for the reasons described under “Alternatives to the Consolidation,” the consolidation of the subject LLCs and the private entities is more beneficial than continuing to operate the subject LLCs and the private entities, seeking separately to sell the interests in the properties the subject LLCs own or other alternatives the supervisor considered. The supervisor also believes that the consolidation will eliminate inefficiencies resulting from the current owner-operating lessee structure of the properties and create a diversified investment for the participants. The inefficiencies include the additional costs resulting from separately maintaining the two entities, including SEC reporting, consents for financings, tax filings, maintenance of books and records and financial statements.

The supervisor believes that the consolidation will provide you with the following benefits:

Liquidity. The supervisor believes that the consolidation will provide you with increased liquidity. The market for the participation interests that participants own is very limited. The supervisor believes that this results from each participant owning an interest in an entity that owns only an interest in a single property subject to an operating lease and because the participation interests are not listed on a national securities exchange. Therefore, there is only limited demand for the participation interests, and a potential buyer has only a limited basis upon which to value the participation interests. As a holder of a participation interest that has only a limited market, the pool of potential buyers for the participation interest is limited and, to the extent there is a willing buyer, the buyer likely would acquire the participation interest at a substantial discount. As stockholders, participants will own Class A common stock which is expected to be listed on the NYSE, and therefore will be publicly valued and freely tradable. Participants will be able to achieve liquidity (subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period) by selling all or part of the shares of common stock at a time of their choosing.

Regular Quarterly Cash Distributions. Similar to the subject LLCs’ present method of operation, the supervisor expects that the company will make regular quarterly cash distributions on its common stock, which will include distribution of at least 90% of the company’s annual net taxable income (excluding net capital gains), which is required for REIT qualification. If the company is successful in making acquisitions, the supervisor believes that the additional properties and related cash flow will enhance its ability to make distributions quarterly and in regular amounts.

More Efficient Decision-Making. Each subject LLC currently requires several internal procedural steps to undertake major transactions, which could affect its ability to take timely advantage of favorable opportunities. Financing and sales require costly and time consuming steps to obtain consent of a very high percentage of the participants in a subject LLC, as well as agreement of the corresponding operating lessee which operates the properties and requires the consent of its participants. The company, in contrast, will have a more modern and flexible governance structure.

Increased Accountability. As a result of the governance structure of a company with Class A common stock expected to be listed on the NYSE, stockholders will benefit from the oversight by a board of directors consisting predominantly of independent directors.

Greater and More Efficient Access to Capital. The company will have a larger base of assets and the supervisor believes that it will have a greater variety of options and ability to access the capital markets and the built-up equity value in its base of assets than any of the subject LLCs individually. As a result, the company expects to have greater and more efficient access to the capital necessary to fund its operations, fund renovations to the properties and consummate acquisitions than would be available to any of the subject LLCs individually. The supervisor believes that it would be extremely difficult, for the subject LLCs to obtain similar access to capital due to their size and ownership structure. The company anticipates that it also will have greater flexibility in obtaining financing because financing could be obtained by the company on a portfolio-wide basis, and the company also could raise capital or obtain financing through the issuance of additional shares of common stock, preferred stock, operating partnership units or unsecured debt securities. If not consolidated, each subject LLC and private entity in need of capital individually would be required to obtain standalone financing, which could be less efficient and more expensive to obtain. This greater access to capital should provide greater financial stability to the company and provide funding for growth through future acquisitions.

Growth Potential. The supervisor believes that there is greater potential for increased distributions and capital appreciation to you as a stockholder than there would be for you as a participant in your subject LLC. This growth potential results from several factors:

•	The supervisor expects that the company will be able to realize future benefits from the existing portfolio of properties that have not yet been fully realized. These benefits include:

•

Continuing to lease at higher rents, since, as of September 30, 2011, the company had approximately 1.3 million rentable square feet of vacant space in its office properties and 82,459 rentable square feet of vacant space in its retail properties (in each case, excluding leases signed but not yet commenced) and leases representing 2.4% and 8.2% of the square footage of the properties in the company’s portfolio will expire in 2011 (including month-to-month leases) and 2012, respectively;

•

Continuing the program of renovating and repositioning the properties, including energy efficiency retrofitting sustainability initiatives, from which the full benefits in enhanced market appeal and rental rates have not yet been fully realized, to create operating efficiencies and attract higher credit-quality tenants;

•	Implementing the branding strategy for a consolidated portfolio in Manhattan and the balance of the greater New York metropolitan area and

•

Developing the site at the Stamford Transportation Center which will support the development of an approximately 340,000 square foot office building and garage. This site is adjacent to the Metro Center Property.

•

The supervisor believes that substantial opportunities will exist for the company to acquire additional properties which would be expected to be accretive in value to stockholders. As a result of the company’s ability to use cash, common stock, operating partnership units or indebtedness to acquire additional properties, the company will have a greater degree of flexibility than the subject LLCs in making future acquisitions on advantageous economic terms. Participants in Empire State Building Associates L.L.C. have approved additional financing and consented to the supervisor using such financing for additional acquisitions, thus recognizing the benefits of additional investments. While participants in Empire State Building Associates L.L.C. could realize some of the benefit of growth through such investment, the supervisor believes that the consolidation is the best way for investors in the subject LLCs, including the Empire State Building, to realize this benefit;

•

The company also will be able to take advantage of its structure as an UPREIT, to acquire additional portfolios of properties by using operating partnership units as consideration. The use of operating partnership units enables the company to make acquisitions in a structure that permits the seller to defer the recognition of U.S. federal taxes due on the transfer, while providing the seller similar opportunities to participate in the company’s growth as those stockholders have and

•

The supervisor believes the company will have greater flexibility than the subject LLCs in obtaining financing, both to fund further property renovations and to fund acquisitions. The consolidation will result in increased flexibility in obtaining financing, including the ability to borrow on a portfolio basis, rather than just single asset borrowings.

Elimination of Risk from Subject LLCs’ Passive Ownership of the Property Interests. Each subject LLC owns an interest in a single property subject to an operating lease, the operating lessee operates the property and the subject LLC does not participate in the operations. The market for the interest held by each subject LLC is smaller than that for, and the subject LLC’s interests are less valuable than the entire property, and the operating lessee already has agreed to participate in the consolidation. Following the consolidation, ownership and operation of the properties owned by the subject LLCs and the private entities will be integrated.

Risk Diversification. The consolidation will result in a more diversified investment than your investment in your subject LLC. The company will own a larger number of properties and broader types of properties and tenants than your subject LLC, which owns an interest in a single property. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, the property interest your subject LLC owns. Your subject LLC owns an interest in a single property subject to a long term operating lease and does not participate in the operation of the property. Your subject LLC is exposed to all of the risks associated with ownership of an interest in a single property, including risks relating to loss of a significant tenant, adverse events that affect that property or the area where the property is located and casualties effecting that property.

Valuable Synergies. The subject LLCs presently benefit from being part of a common brand awareness with a portfolio of properties. However, under the current structure, there are major obstacles to obtaining true synergies and realization of value, such as combining financings, movements of tenants from one building to another, sharing of employees and management and oversight. The consolidation will remove such obstacles and free up access to value creation.

Position in Highly Desirable Marketplace. The properties owned by the subject LLCs and the private entities are concentrated in Manhattan and the greater New York metropolitan area. The supervisor believes this is one of the most highly desired markets in the world for office and retail properties.

Reduced Conflicts of Interest. From inception, the subject LLCs and the private entities were created with conflicts of interest inherent in their structure. Due to the structure, the supervisor represents many different ownership interests. The company will be managed by its officers, subject to the direction and control of its board of directors, which will consist predominantly of independent directors. There will not be separate interests of different groups of owners and there will not be a role for, or requirement of, an outside supervisor. The supervisor believes this structure eliminates the conflicts of interest inherent in the structure which have been there from inception of the subject LLCs and the private entities and more closely aligns the interests among the stockholders and management. The persons engaged to manage the company will be employees of the company. They will not be employees of a separate management company whose activities could be determined by objectives and goals inconsistent with the company’s financial objectives.

Election to Receive Cash. Participants in the subject LLCs may elect to receive cash (at a price per share equal to the IPO price reduced by the underwriting discount per share paid by the company in the IPO) for up to [12-15]% of the shares of Class A Common stock issuable to them in the consolidation if the consolidation is approved by their subject LLC and the consolidation is consummated. Participants in the subject LLCs are being provided with the option to enable them to receive cash to cover a portion of the U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15]% to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

For all these reasons, the supervisor believes that the consolidation, rather than continuation of the subject LLCs or a sale of each interest in the property each subject LLC owns, will result a higher possible value for your investment for you and the other participants.

Alternatives to the Consolidation

Before deciding to recommend the consolidation, the supervisor considered several alternatives in an effort to achieve maximum investor return and give a choice to participants. These alternatives were:

•	Sale by each subject LLC of its interests in its property, either individually or as part of third-party portfolio transaction, followed by a distribution of the net proceeds to its participants;

•	Continued management of the subject LLCs as currently structured;

•	Conversion of each subject LLC into a separate REIT;

•	Listing of each subject LLC’s participation interests on a national securities exchange or

•

Other means of producing liquidity for the participants, such as cash tender offers to acquire participation interests from participants or borrowing by the subject LLCs secured by its interests in its property to provide funds for distribution to participants.

Set forth below are the supervisor’s conclusions regarding its belief that the consolidation is more beneficial to participants than the alternatives.

Liquidation of the subject LLCs. An alternative available to the supervisor is to proceed with a sale of the interest in the property each subject LLC owns separately and distribute the net proceeds to its participants and holders of override interests. Through these sales, participants’ investments in the subject LLCs would be concluded.

The supervisor believes that there would be advantages to a liquidation of the subject LLCs, including:

•

Liquidation provides participants liquidity from a sale of the interest in the property of the subject LLC. Participants would receive their share of the net proceeds obtained from a sale of the interest in the property of the participant’s subject LLC;

•

The amount that a participant would receive would not depend on the stock market’s valuation of the company, but rather a participant’s share of the consideration received from a sale of the interests in the property of the subject LLC and

•	Participants would avoid the risks of continued ownership in their subject LLC and ownership of common stock.

The supervisor believes that there would be disadvantages to a liquidation of the subject LLCs, including:

•

The interest in the property owned by the subject LLC on its own may not create demand from investors, may not be attractive for financing for investors to acquire the property and has a higher risk profile than the interest in the property as a portfolio;

•

Participants would not participate in potential increases in value resulting from anticipated operating efficiencies, marketing efficiencies, capital market efficiencies and an improved governance structure;

•

Participants would not participate in potential increases in value resulting from (a) enhanced performance of the existing portfolio due to leasing available and expiring space at higher rents following the recent renovations and repositioning of the initial properties operated as a branded portfolio and (b) potential additional investments;

•

The combination of a subject LLC’s interest with the operating lessee’s interest as part of a larger portfolio of properties would provide greater value than selling that subject LLC’s interest in its property separately. The supervisor has never recommended a sale of either the fee owner or the related operating lessee, which is part of a two-tier ownership structure, except as part of a sale of both entities. The supervisor believes that in view of fact that the subject LLCs own the interest in the property, but the operating lessees operate the properties, it would not be in the best interests of the subject LLCs to sell their interests in the properties separate from a sale by the operating lessees. The private entities (including the operating lessees), with the required consent of their participants have agreed to transfer their interests in the properties, including their interests in the operating lessees, as part of the consolidation and

•	Participants would lose benefits from the consolidation, such as:

•	The potential realization of value due to the factors described under “The Supervisor’s Reasons for Proposing the Consolidation” and

•

Permitting participants who do not wish to liquidate their investment to continue to hold an investment managed by the principals of the supervisor until the participants determine that a sale of their investment is appropriate for their individual investment strategy.

Continuation of the subject LLCs. An alternative to the consolidation is to continue the current operations of the subject LLCs, the subject LLCs do not need to liquidate to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments. The subject LLCs would remain separate legal entities with their own assets and liabilities, governed by their existing operating agreements.

The supervisor believes there would be advantages to the continued operation of the subject LLCs, including:

•	The participants would continue to receive regular monthly distributions from Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.;

•

The subject LLCs eventually may sell their interests in the properties and distribute the net proceeds, although the supervisor does not believe that such a sale would optimize the value of the participants’ participation interests;

•	Continuing a subject LLC without change avoids the risks related to the consolidation as described in this prospectus/consent solicitation and

•

Each subject LLC would retain the individual benefits of ownership of its interest in its property, such as, in the case of the Empire State Building, sharing income from the observatory and broadcast antenna licenses.

The supervisor believes there would be disadvantages to the continued operation of the subject LLCs, including:

•	Illiquidity of participation interests on a current basis due to the lack of a large and established secondary market;

•	Difficulty in valuing the investment due to the limited secondary market for participation interests;

•

Inefficiency and cost in general of the operation of the subject LLCs and participants do not share in the true economics of ownership and operation of property by a single entity with a modern governance and capital structure;

•

Cumbersome and costly approval process for the subject LLCs, due to need to obtain high percentages of participant approvals for actions that may be required, such as selling the interests in the property or obtaining additional mortgage financing;

•

Difficulty in making decisions concerning the properties due to the two-tier owner-operating lessee structure, as a result of which the subject LLCs, as fee owners, either do not have the right to take an action or the action may require the consent of the operating lessee, and, in some cases, its participants;

•	Conflicting position of fee owner and operating lessee, because actions that benefit the operating lessee could reduce distributions to participants in the subject LLCs;

•	Less diversification;

•

Loss of ability to access capital markets or finance on a portfolio-wide basis to obtain capital for future renovations of the properties. As a result, financing may be more costly or the subject LLCs might be required to reduce distributions to participants to fund future property renovations. However, as described under “Background of and Reasons for the Consolidation—Chronology of the Consolidation,” Empire State Building Associates L.L.C. recently has obtained significant financing; and

•	Loss of benefits from the consolidation described under “The Supervisor’s Reasons for Proposing the Consolidation.”

Conversion of the subject LLCs into individual REITs. The supervisor considered the possibility of converting each subject LLC into a separate REIT that would list its shares on a national securities exchange. The supervisor believes that a separate, relatively small REIT advised by an outside advisor and owning an interest in a single property would not be well-received by traditional open-market purchasers of REIT common stock. The supervisor, therefore, believes that this alternative would not fulfill the objectives of participants in the subject LLCs.

Listing of the participation interests on a national securities exchange. The supervisor believes there would be limited trading interest in the presently outstanding participation interests due to, among other things, the fact that the subject LLCs own an interest in a property which is operated by an operating lessee, which has significant decision-making authority with respect to the property; the size of the subject LLCs; the subject LLC structure and the relative lack of certain corporate governance attributes, such as the ability to elect directors. The supervisor believes that this may result in minimal increases in liquidity and result in trading at discounts.

Other means of producing liquidity. The supervisor also considered other means of producing liquidity for the participants, such as cash tender offers to acquire participation interests from participants or borrowing by the subject LLCs secured by their interests in properties to provide funds for distribution to participants.

The supervisor believes that cash tender offers would not be desirable because the price that could be offered to participants would be adversely affected by the current two-tier owner-lessee structure through which the subject LLCs own their interests in the properties and the limited resale market for participation interests.

The supervisor believes that it would be difficult for a subject LLC to borrow to fund added distributions because, among other things, such financing would require the operating lessee’s consent and agreement to join in the financing. Additionally, increasing the leverage on the properties would result in increased risks to the participants in the subject LLCs.

Acquisition of assets of the subject LLCs as part of the consolidation in a tax deferred transaction. The supervisor also considered structuring the transaction as a tax deferred contribution of the assets of the subject LLCs in exchange for operating partnership units. However, the supervisor determined that such structure was not desirable because that structure would require registration of the sale of the operating partnership units and common stock under state securities laws and the application of state securities laws could delay the completion of the consolidation and create uncertainty as to whether the consolidation could be completed.

While the supervisor did not perform a detailed financial analysis of all these alternatives, other than continued operations of the subject LLCs and liquidation of the subject LLCs, the supervisor believes that these alternatives would not be as beneficial to participants as the consolidation.

Comparison of Alternatives

The supervisor has not provided an estimate of the going concern values and liquidation values of the subject LLCs and the private entities for the reasons set forth below. As explained below, the supervisor believes these values would be in the same range as, or lower than, the exchange values. These values may be more or less than the value of the consideration that you will receive in the consolidation.

Continuance as a Going-Concern. The supervisor considered the going-concern value of each subject LLC. The purpose of a going-concern analysis is to determine the estimated value of each subject LLC, assuming that each subject LLC continues to operate as a separate legal entity with its own assets and liabilities and governed by its organizational documents. A going-concern analysis differs from a liquidation analysis in that a liquidation analysis assumes that a subject LLC immediately commences an orderly disposition of its interest in the property and distributes the net liquidation proceeds, to the members and participants holding participation interests and to the supervisor on account of overrides and voluntary reimbursement payments. The going-concern analysis estimates the present value of the participation interests in each subject LLC, assuming that each subject LLC was operated as an independent standalone entity during an assumed ten-year holding period, and sold its interest in the property at the end of the ten-year period.

The supervisor believes that, based on, among other things, advice of the independent valuer, the going concern value of the participation interests in the subject LLCs pursuant to a going concern analysis, which would assume continued operation and eventual sale, is in the same range as the exchange value. The exchange value is based on (i) the appraised values of the properties owned by the subject LLCs and private entities which was based on the income approach taking into account, among other things, the expected financial performance such as estimated revenues, operating expenses, general and administrative costs, capital expenditures and leasing costs for the property, and operating cash flow of the properties, and (ii) the allocation of such appraised values to the participants in each subject LLC and each private entity as described in “Reports, Opinions, and Appraisals—Fairness Opinion.” Similarly, a going concern analysis would determine the value of the equity interest in a partnership or limited liability company by estimating the present value of distributions to such interests in the going concern entity. The supervisor believes that, based on advice from the independent valuer, the methodology used to determine the value of an equity interest in a partnership or a limited liability company, as was performed in the appraisal, is a generally accepted valuation and analytical technique, and, when performed using the same underlying assumptions, can be expected to yield a result in approximately the same range as the going concern analysis.

Liquidation of the subject LLCs and the private entities. Since another available alternative is to proceed with a sale of the interest in the property each subject LLC owns and to distribute the net proceeds to its participants, the supervisor has considered the liquidation value of each subject LLC. The supervisor assumed that, based on, among other things, advice from the independent valuer, the liquidation value would be calculated by assuming that in a liquidation the real estate of each subject LLC would be sold at its appraised value, as determined by the independent valuer, minus assumed selling and liquidation costs (real estate commissions and legal and other closing costs) that would equal approximately 2.5% to 5.0% of the appraised real estate value. The supervisor believes that the costs relating to liquidation, including costs of soliciting participants’ consent and legal fees, could exceed this percentage. This alternative also assumes that non-real estate assets are sold at their estimated realizable value determined on a basis consistent with the independent valuer’s appraisal.

However, while the appraisal is not necessarily indicative of the price at which the assets would sell, the real estate appraisal assumes that the interest in the property of each subject LLC is sold in an orderly manner and is not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual value. See “Reports, Opinions and Appraisals—Appraisal.”

The supervisor believes that the value of the participation interests in the subject LLCs and private entities in a liquidation would be lower than the exchange values because the value in a liquidation would be determined based on the appraised values of the properties owned by the subject LLCs and private entities (as described under “Reports, Opinions, and Appraisals—Appraisal”), reduced by the transaction costs associated with marketing and selling a property, and the costs of soliciting participants’ consent and legal fees. Such fees and expenses were not deducted in calculating the exchange value because they are being borne by the company. The liquidation value would also not incorporate any prepayment penalties that would be due upon the sale of a property, which is not expected to be payable, to the same extent, in the consolidation. Such fees and expenses would reduce the amounts distributable to the participants in the subject LLCs and the private entities in a liquidation to a level below the exchange values.

Secondary Market Prices. Participation interests in the subject LLCs are not traded on any national securities exchange. There is no established trading market for participation interests and it is not anticipated that any market will develop for the purchase and sale of the participation interests.

Sales transactions for participation interests have been limited and sporadic. The supervisor receives some information regarding the prices at which secondary sale transactions of participation interests have been effectuated but, in many instances, the supervisor is not of the aware of the prices at which transactions have been made. Affiliates of the supervisor have arranged for purchases of participation interests, from time to time, as an accommodation to participants that desired to sell their participation interests. The supervisor also is aware of third-party appraisals that were performed for participants. The supervisor generally used the methodology in these appraisals in determining the price to be offered to participants that requested that the supervisor arrange sales of their participation interests as an accommodation. The supervisor believes that these prices are less than the long-term value of the participation interests and the supervisor so advised each participant who requested that the supervisor arrange a sale. The extent of the participation interest sales transactions between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the subject LLCs, the expected value of their assets and their prospects for the future is unknown. Many participation interest sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the interests and, to facilitate the sales are willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold.

The supervisor is not aware of any tender offers during the period from January 1, 2009 through the date of this prospectus/consent solicitation.

Affiliates of the supervisor made the following purchases of participation interests in the subject LLCs from participants during the period from January 1, 2009 through September 30, 2011:

Subject LLC	Date of Transfer (Mo./Day/Yr.)	Amount of Purchase (Based on Original Investment)	Amount of Consideration Paid per $1,000 Original Investment
Empire State Building Associates L.L.C.	2/02/11	$10,000.00	$1,500.00
Empire State Building Associates L.L.C.	10/02/10	$5,000.00	$1,500.00
Empire State Building Associates L.L.C.	9/02/10	$1,666.67	$1,500.00
Empire State Building Associates L.L.C.	3/02/10	$2,500.00	$1,500.00
Empire State Building Associates L.L.C.	1/02/10	$5,000.00	$1,500.00
Empire State Building Associates L.L.C.	11/02/09	$10,000.00	$1,500.00
Empire State Building Associates L.L.C.	11/02/09	$10,000.00	$1,500.00
Empire State Building Associates L.L.C.	11/02/09	$10,000.00	$1,500.00
Empire State Building Associates L.L.C.	10/02/09	$7,500.00	$1,500.00
Empire State Building Associates L.L.C.	10/02/09	$5,000.00	$1,500.00
Empire State Building Associates L.L.C.	9/02/09	$6,666.66	$1,500.00
Empire State Building Associates L.L.C.	5/02/09	$5,000.00	$2,940.00
60 East 42nd St. Associates L.L.C.	9/02/10	$3,333.34	$1,500.00
60 East 42nd St. Associates L.L.C.	5/02/10	$6,666.67	$1,500.00
60 East 42nd St. Associates L.L.C.	4/02/10	$15,000.00	$1,466.67
60 East 42nd St. Associates L.L.C.	10/02/09	$5,000.00	$1,500.00
60 East 42nd St. Associates L.L.C.	9/02/09	$1,666.66	$1,500.01
250 West 57th St. Associates L.L.C.	9/02/10	$1,666.67	$4,000.19
250 West 57th St. Associates L.L.C.	5/02/10	$5,000.00	$4,000.00
250 West 57th St. Associates L.L.C.	3/02/10	$10,000.00	$4,000.00
250 West 57th St. Associates L.L.C.	7/02/09	$5,000.00	$4,000.00

The supervisor also is aware of the following additional purchases of participation interests by third parties in the subject LLCs during the period from January 1, 2009 through September 30, 2011:

Subject LLC	Date of Transfer (Mo./Day/Yr.)	Amount of Purchase (Based on Original Investment)	Amount of Consideration Paid per $1,000 Original Investment
Empire State Building Associates L.L.C.	5/02/11	$5,000.00	$100.00
Empire State Building Associates L.L.C.	5/02/11	$5,000.00	$100.00
Empire State Building Associates L.L.C.	4/02/10	$10,000.00	$1,700.00
Empire State Building Associates L.L.C.	3/02/09	$10,000.00	$2,940.00
Empire State Building Associates L.L.C.	3/02/09	$5,000.00	$2,940.00
Empire State Building Associates L.L.C.	1/02/09	$2,500.00	$5,000.00
60 East 42nd St. Associates L.L.C.	5/02/11	$2,500.00	$100.00
60 East 42nd St. Associates L.L.C.	3/02/11	$5,000.00	$1,600.00
60 East 42nd St. Associates L.L.C.	2/02/11	$2,500.00	$1,500.00
250 West 57th St. Associates L.L.C.	1/02/10	$2,500.00	$5,000.00

Assumptions, Limitations and Qualifications. The prices at which the Class A common stock initially trades may be affected, among other things, by: general market conditions, including the extent to which a secondary market develops for the Class A common stock following the IPO, the extent of institutional investor interest in the company, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), the company’s financial performance and general stock and bond market conditions.

It is impossible to predict how these factors will impact the price of the Class A common stock. The price may be either lower or higher than those used in computing the range of estimated values.

Distribution Comparison. The supervisor has considered the potential impact of the consolidation upon distributions that would be made to the participants that exchange their participation interests for common stock. The following table compares the current budgeted annual distributions for each subject LLC with the estimated initial dividends that will be received by participants in the subject LLCs per $1,000 investment by stockholders of the company assuming all subject LLCs and private entities participate in the consolidation (maximum participation).

Comparison of Distributions by the Subject LLCs and the Company

The following table sets forth the budgeted annual distributions of the subject LLCs for the year ended December 31, 2012:

Subject LLC	Budgeted Annual Distribution of Subject LLC for the year ending December 31, 2012 Per $1,000 Original Investment(1)
Empire State Building Associates L.L.C.	$118	(2)
60 East 42nd St. Associates L.L.C.	$150	(3)
250 West 57th St. Associates L.L.C.	$200	(4)

(1)	The budgeted annual distributions are based on budgeted cash flow of the subject LLCs for the purpose of calculating ranges of going-concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the subject LLCs available for distribution has been reduced by capital expenditures and other expenses of the subject LLCs. The actual amount of distributions will be based on numerous factors. Accordingly, participants should not treat this budgeted annual distribution as the amount that they would have received if the subject LLC continued its operations.
(2)	The budgeted annual distribution represents distributions out of base rent. Additional distributions of $0, $102 and $0, per $1,000 original investment, were made out of additional rent for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively.
(3)	The budgeted annual distribution represents distributions out of base rent. Additional distributions of $306, $0 and $0, per $1,000 original investment, were made out of additional rent for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively.
(4)	The budgeted annual distribution represents distributions out of base rent. Additional distributions of $1,162, $1,082 and $712, per $1,000 original investment, were made out of additional rent for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively.

Over the last 10 years, public REITs investing in similar types of properties in similar geographic areas to the company have paid an average dividend yield per annum in the range of 2.0% to 4.0% of their market price. These yields change as the market price of these public peer companies increases or decreases. The company anticipates that it will pay a quarterly dividend on its IPO price within or approximate to the range of dividend yields associated with these public peer companies existing at the time of the company’s IPO. However, the company’s actual dividend yield could be higher or lower than this range of dividend yields, and the company cannot estimate at this time the amount of dividends that it will be able to pay after closing of the consolidation and the IPO. The actual dividend yield on the company’s Class A common stock will depend on the market conditions at the time of the IPO and the company’s cash available for distribution at the time of the IPO. Further, any distributions declared by the company will be authorized by its board of directors in their sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of the company and the distribution requirements necessary to maintain the company’s qualification as a REIT. These factors include the distributable income generated by operations, the principal and interest payments on debt, capital expenditure levels, the company’s policy with respect to cash distributions and the capitalization and asset composition of the company, which will vary based on the subject LLCs and the private entities that ultimately participate in the consolidation.

RECOMMENDATION AND FAIRNESS DETERMINATION

General

The supervisor believes the consolidation to be fair to, and in the best interests of, each subject LLC and its respective participants. After careful evaluation, the supervisor concluded that the consolidation is the best way to maximize the value of your investment in the subject LLC. The supervisor of the subject LLCs recommends that you and the other participants vote “FOR” the consolidation. Affiliates of the supervisor will receive substantial benefits from the consolidation and have conflicts of interest making this recommendation.

Based upon the supervisor’s analysis of the consolidation, it believes that:

•	the terms of the consolidation are fair to you and the other participants;

•	the Class A common stock and cash offered to the participants were allocated fairly and constitute fair consideration for their participation interests in the subject LLCs and

•

after comparing the potential benefits and detriments of the consolidation with those of several alternatives, the consolidation is the best way for you to maximize the value of your investment in the subject LLC.

The supervisor’s beliefs are based upon its analysis of the terms of the consolidation, an assessment of its potential economic impact upon you and the other participants, a comparison of the potential benefits and detriments of the consolidation and alternatives to the consolidation and a review of the financial condition and performance of the subject LLCs, the private entities and the management companies and the proposed operations of the company.

The supervisor also believes that the consolidation is procedurally fair. First, the consolidation is required to be approved by a supermajority of the outstanding participation interests of the subject LLC and is subject to conditions set forth in “The Consolidation—Conditions to the Consolidation.” Second, participants in the subject LLCs will be given the option to elect to receive cash on exercise of the cash option for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation. Third, the supervisor believes that the exchange value of the subject LLCs has been determined according to a process that is fair because the process involved an appraisal of all of the subject LLCs’ property interests, the private entities’ property interests and the business of the management companies by the same appraisal firm, Duff & Phelps, LLC, thereby maximizing consistency among the valuation of the property portfolio. Finally, Duff & Phelps, LLC, the independent valuer, a recognized independent investment banking firm, has delivered its opinion to the effect that, subject to the assumptions, limitations and qualifications contained in its fairness opinion, the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among each subject LLC, each private entity and the management companies and (ii) to the participants in each subject LLC and each private entity is fair to the participants in the subject LLC from a financial point of view (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities).

Although the supervisor believes the terms of the consolidation are fair to you and the other participants, the supervisor and its affiliates have conflicts of interest with respect to the consolidation. These conflicts include, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the supervisor, see “Conflicts of Interest—Substantial Benefits to the Supervisor and its Affiliates.” To understand the actual benefits that the supervisor will receive if your subject LLC approves the consolidation, please review the supplement accompanying this prospectus/consent solicitation.

Notwithstanding the recommendation of the supervisor, each participant must make its own determination as to whether to vote for the consolidation and whether to elect to receive common stock or to elect to exercise the cash option based upon its personal situation, and such decision should be based upon a careful examination of personal finances, investment objectives, liquidity needs and expectations as to the company’s future growth.

Material Factors Underlying Belief as to Fairness

The following is a discussion of the material factors underlying the supervisor’s belief that the terms of the consolidation are fair to you and the other participants.

1. Consideration Allocated. The supervisor believes that the consideration offered to the subject LLCs and the participants constitute fair value for their participation interests. The supervisor and the Malkin Family will receive their consideration primarily in the form of operating partnership units in respect of their interests in the subject LLCs, the private entities and the management companies, which will provide the same economic rights as the Class A common stock being issued to the participants in your subject LLC, although the tax treatment will be different, as described under the section entitled “Conflicts of Interest—Different Tax Consequences to Participants in the Subject LLCs.” The allocation of the common stock to participants is based on the same valuation methodology and appraisal which was consistently applied to each subject LLC and each private entity. The allocation of the shares of common stock and operating partnership units with respect to the management companies was based on an appraisal by the independent valuer. Therefore, the supervisor believes that the exchange values take into account the relative values of each subject LLC, each private entity and the management companies. While the participants in the subject LLCs will receive their shares of Class A common stock in a taxable transaction, the supervisor nonetheless believes that the transaction is fair to the participants due to the fairness of the value of the consideration and the other benefits described under “The Supervisor’s Reasons for Proposing the Consolidation.”

2. Independent Appraisal and Fairness Opinion. The supervisor’s belief as to the fairness of the consolidation to the participants and the statements above regarding the material terms underlying its belief as to fairness partially are based upon the appraisal of each subject LLC’s interest in a property that the independent valuer prepared and upon the fairness opinion the independent valuer provided to the supervisor. The supervisor attributed significant weight to the appraisal and the fairness opinion of the independent valuer, which the supervisor believes support its belief that the consolidation is fair to the participants. The supervisor does not know of any factor that would materially alter the conclusions made in the appraisal or the fairness opinion of the independent valuer, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. The supervisor believes that the engagement of the independent valuer to provide the appraisal of each subject LLC’s property and to provide the fairness opinion assisted it in the fulfillment of its fiduciary duties to the subject LLCs and the participants, although the independent valuer received fees for its services and is entitled to indemnification. See “Reports, Opinions and Appraisals — Fairness Opinion.”

In rendering its opinions with respect to the fairness, from a financial point of view, to each subject LLC and each private entity and the participants in each subject LLC and each private entity, of the allocation of consideration (Class A common stock, Class B common stock, operating partnership units in the operating partnership or cash consideration) (i) among each subject LLC, each private entity and the management companies and (ii) to the participants in each subject LLC and each private entity (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities), the independent valuer did not address or render any opinion with respect to any other aspect of the consolidation, including, but not limited to:

•	the impact of the consolidation with respect to tax consequences for the participants in the subject LLCs or private entities

•	the market price or value of the company, either before or after the completion of the consolidation or the IPO;

•	any potential incremental value attributable to the portfolio of assets taken as a whole after giving effect to the consolidation and

•	the effects of variations in aggregate values attributed to the portfolio of assets after giving effect to the consolidation on relative values of such portfolio of assets.

In addition, the independent valuer was not requested to, and did not, solicit the interest of any other party in acquiring the subject LLCs or their respective assets. The independent valuer’s opinion also does not compare the relative merits of the consolidation with those of any other transaction or business strategy which were or might have been considered by the supervisor as alternatives to the consolidation.

The independent valuer’s fairness opinion does not constitute a recommendation to you as to how to vote on the consolidation or as to whether you should elect to receive Class A common stock or elect to exercise the cash option.

3. Increased Liquidity—While there is no assurance that the IPO price will be equal to or greater than the exchange value per share or that the Class A common stock will trade at a price equal to or greater than the IPO price following consummation of the consolidation and IPO, the supervisor believes that the increased liquidity will offer participants in the subject LLCs the opportunity to sell their shares of Class A common stock after the expiration of the lock-up period and receive cash. In addition, the cash option offers an alternative to those participants that desire immediate liquidity without the need to sell the shares of common stock. Some participants may prefer to have immediate liquidity rather than participating in a consolidated entity, where the value is dependent on the market valuation of the company. The cash option, however, is limited to [12-15]% of the shares of Class A common stock issued to a participant in the consolidation.

Each participant must make its own determination as to the form of consideration best suiting its personal situation. Such decision should be based upon a careful examination of the participant’s personal finances, investment objectives, liquidity needs, tax situation and expectations as to the company’s future growth.

4. Consideration of Alternatives. The supervisor considered alternatives to the consolidation including the continuation of the subject LLCs without change and the liquidation of the subject LLCs and the distributions of the net proceeds to participants. The supervisor does not believe that the subject LLCs could realize their allocable share of the value of the properties through a sale of the interests in the properties held by them. The supervisor believes that, over time, the likely value of the Class A common stock will be higher than the value of the consideration a participant would receive from any of the other alternatives as a result of increased efficiencies, growth opportunities and other opportunities for value enhancement.

5. Market Value. To the extent there is trading in the participation interests, such trading takes place in an informal secondary market. A direct comparison of the current or historical prices of the Class A common stock and the participation interests cannot be made because there is no current or historical market price information available with respect to the Class A common stock, which will not be issued or traded prior to the consolidation. Therefore, the determination of the consideration to be received by participants is based upon the valuation of the subject LLCs as described under “Background of and Reasons for the Consolidation—Derivation of Exchange Values” and is not based upon the current or historical market prices of the participation interests. Because there is no active trading market for the participation interests, the supervisor believes that historical sales prices of the participation interests in the secondary market are lower than, and not indicative of, the value of the underlying assets of the subject LLCs and the private entities.

6. Participant’s Choice of Investment—Class A Common Stock or Cash. Offering participants in the subject LLCs a choice to exchange their participation interests for Class A common stock or elect to exercise the cash option enhances the procedural fairness of the consolidation by giving all participants in the subject LLCs the opportunity to elect to receive Class A common stock or to elect to exercise the cash option, although it is subject to a cap of [12-15]% of the shares of Class A common stock issuable to a participant in the consolidation.

Through this element of the consolidation, the supervisor is attempting to accommodate the possibly different investment objectives of the participants in the subject LLCs.

While the participants in the subject LLCs will receive their shares of Class A common stock in a taxable transaction, the supervisor nonetheless believes that the transaction is fair to the participants due to the supervisor’s belief as to the fairness of the value of the consideration and the other benefits described under “The Supervisor’s Reasons for Proposing the Consolidation.”

7. Cash Available for Distribution Before and After the Consolidation. The supervisor believes the consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other participants. However, the effect of the consolidation and the cash available for distribution will vary among the subject LLCs. The supervisor’s belief is based on the anticipated growth in the revenues of the initial properties operated as a portfolio under the Malkin brand and potential additional investments the company expects to make in the future.

8. Other Benefits from the Consolidation. In addition to the receipt of cash available for distribution, you and the other participants whose subject LLCs participate in the consolidation will be able to benefit from the potential growth of the company and also will receive investment liquidity through the public market by selling all or part of the shares of Class A common stock, subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period described herein.

9. Net Book Value of the Subject LLCs. The supervisor calculated the net book value of each subject LLC under GAAP, as of September 30, 2011, per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is based primarily on depreciated historical cost and, therefore, is not indicative of the fair market value of the subject LLCs. This figure was compared to the exchange value per $1,000 original investment.

Summary of Valuations

(per $1,000 original investment (except as otherwise noted))

Entity	Exchange Value(1)(2)	GAAP Net Book Value (Deficit) as of September 30, 2011
Empire State Building Associates L.L.C.
Participants	$33,085	($102)
60 East 42nd St. Associates L.L.C.
Participants	$38,972	($1,773)
250 West 57th St. Associates L.L.C.
Participants	$35,722	($472)

(1)	The exchange value of each subject LLC is based in part on each subject LLC’s assets and liabilities included in the quarterly balance sheets of the subject LLC as of June 30, 2011. The exchange value will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation.
(2)	The amount shown in the table has been calculated as if all participants in each subject LLC that have been solicited with respect to the voluntary capital transaction override program have consented. The voluntary capital transaction override will be deducted only from the distributions allocable to those participants that consented. The distributions allocable to participants that did not consent to the voluntary capital transaction override program and/or the voluntary pro rata reimbursement program will be determined without any deduction for such payments. The actual aggregate overrides to the supervisor, based on the actual consents received with respect to the voluntary capital override transaction, are $111.19 million and $10.56 million less, respectively, than that shown in the table for Empire State Building Associates L.L.C. and 250 West 57th St. Associates L.L.C.

Relative Weight Assigned to Material Factors

The supervisor gave greatest weight to the factors set forth in paragraphs one, two, three, four and eight above in reaching its conclusions as to the fairness of the consolidation.

CONSIDERATION

If your subject LLC is consolidated with the company, you will be allocated shares of Class A common stock. You also will have a cash option. If your subject LLC votes “AGAINST” the consolidation and the consolidation closes, your subject LLC will continue as an independent entity with the company or one of the company’s subsidiaries as supervisor.

Class A Common Stock. The number of shares of Class A common stock that you will receive upon the consummation of the consolidation will be determined in accordance with your subject LLC’s organizational documents which specify how consideration is distributed to participants in the event of a liquidation of your subject LLC.

Cash Option. Participants in the subject LLCs have the option to receive cash for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation from a portion of the net proceeds of the IPO. If you exercise the cash option, the amount that you will receive per share of Class A common stock will equal the IPO price per share less an amount equal to the underwriting discount per share paid by the company in the IPO. The participants in the subject LLCs are being provided the cash option, because, unlike the accredited investors in the private entities, participants in the subject LLCs will not have the option to receive operating partnership units in a transaction that is intended to be tax deferred. Participants in the subject LLCs are being provided with the option to enable them to receive cash to cover a portion of taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15]% to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

Accredited investors in the private entities did not have a cash option. Charitable organizations, including the Helmsley estate were granted a cash option because the payment of cash to such charitable organizations pursuant to the cash option is not expected to affect the company’s ability to meet the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs. These charitable organizations had the option to receive cash at a price per share equal to the IPO price per share (reduced by the underwriting discount per share paid by the company in the IPO) to the extent of cash available from the IPO for this purpose, after cash is paid to non-accredited investors in the private entities for each operating partnership unit they would have otherwise received and cash is paid to the participants in the subject LLCs on exercise of the cash option. The Helmsley estate will also receive an amount equal to any New York City transfer tax savings resulting from its status as a charitable organization. To the extent that there is not sufficient available cash to pay in full the cash payable to electing charitable organizations, there will be a pro rata reduction in the cash received by each electing charitable organization and the balance will be in the form of Class A common stock.

You can elect to exercise the cash option in the consent form accompanying this prospectus/consent solicitation.

Supervisor. The supervisor and the Malkin Holdings group have override interests in the subject LLCs and in the private entities, which are the rights to receive a portion of the distributions in excess of a base amount distributable to participants in the subject LLCs and the private entities. The override interests allocable to the supervisor for Empire State Building Associates L.L.C. and 250 West 57th St. Associates L.L.C. will be distributed in operating partnership units and will be allocated to participants that have consented to a distribution to the supervisor pursuant to a voluntary program out of their share of distributions. The override interest with respect to 60 East 42nd St. Associates L.L.C. was determined in accordance with the organizational documents, as described under “Exchange Values—Allocation of Common Stock and Operating Partnership Units.” The amount of distributions payable to the supervisor and the Malkin Holdings group in respect of the override interests initially has been determined based on the exchange value for the subject LLC. The final amount will be determined based on the value of the shares of Class A common stock issued to the subject LLCs at the price per share of the Class A common stock in the IPO.

THE CONSOLIDATION

To effect the consolidation, the subject LLCs that vote in favor of the consolidation will contribute their assets subject to their liabilities to the operating partnership of the company or a subsidiary of the operating partnership. As described above, you will receive shares of Class A common stock or you can exercise the cash option for up to [12-15]% of the shares of Class A common stock issuable to you in the consolidation. The following is an overview of the principal components and other key aspects of the consolidation. The description below also includes a summary of the material provisions of the contribution agreements between the company, the operating partnership and each subject LLC. Such description does not purport to be complete and is subject to and qualified in its entirety by reference to the contribution agreement. A copy of the contribution agreement for your subject LLC is attached to the supplement accompanying this prospectus/consent solicitation as Appendix B. By reference to this contribution agreement, the company is incorporating the contribution agreement for your subject LLC into this prospectus/consent solicitation as required by the federal securities laws.

Principal Components of the Consolidation

The consolidation will consist of the following principal components:

The subject LLCs will consolidate into the company. The subject LLCs in which participants holding the required percentage of the subject LLC’s participation interests approve the consolidation will contribute their assets to the operating partnership or a subsidiary of the operating partnership as more fully described in “The Consolidation—Vote Required for Approval of the Consolidation.” Consequently, the company will own, through the operating partnership and its subsidiaries, the acquired subject LLCs’ property interests and certain other assets after the completion of the consolidation. In addition, the operating partnership or a subsidiary company generally will assume the liabilities of the subject LLCs. The number of subject LLCs that will approve the consolidation currently is unknown. The company will issue Class A common stock to the subject LLCs which, in turn, will distribute the Class A common stock to the participants in the subject LLCs, except to the extent which the participants receive cash on exercise of the cash option. The Class A common stock issuable to the participants in the subject LLCs are registered pursuant to the Registration Statement on Form S-4, of which this prospectus/consent solicitation is a part and, therefore, fully transferable after expiration of the lock-up period.

The company also has entered into a contribution agreement with the supervisor and the Wien group pursuant to which (i) the supervisor will contribute to the operating partnership all of the supervisor’s override interests in the subject LLCs in exchange for operating partnership units and (ii) the Wien group will contribute their participation interests in the subject LLCs to the operating partnership in exchange for operating partnership units and Class B common stock.

The company will acquire the properties of the private entities. To the extent required under their organizational documents, the participants in each private entity have consented to the consolidation. The company has entered into agreements with the private entities described under “Summary—the Subject LLCs and the Private Entities” pursuant to which each private entity has agreed to contribute its property interests and other assets, other than interests in excluded properties and excluded businesses, to the operating partnership or a subsidiary or merge with the operating partnership or a subsidiary of the operating partnership, conditioned on (i) the closing of the IPO and the listing of the Class A common stock on the NYSE or another national securities exchange; (ii) the closing of the consolidation no later than December 31, 2014; (iii) the participation of Empire State Building Associates L.L.C. and the private entity which owns an interest in the Empire State Building participating in the consolidation; (iv) delivery of a fairness opinion by the independent valuer and (v) other customary conditions. The contribution by the private entity will be made in exchange for operating partnership units, Class A common stock, Class B common stock and cash. Based on the hypothetical exchange value of

$10 per share which the supervisor has established for illustrative purposes, the company will issue to participants in the private entities and the participants in the management companies 114,156,728 operating partnership units having an exchange value of $1,141,567,280; 6,291,637 shares of Class A common stock having an exchange value of $62,916,376; and 835,157 shares of Class B common stock having an exchange value of $8,351,574 (not including any additional shares of Class A common stock that may be issued to charitable organizations as described below). In addition, participants in the private entities who are non-accredited investors who would have been entitled to 6,978,965 shares of common stock on a fully diluted basis having an exchange value of $69,789,652, will receive cash at a price per share equal to the offering price in the IPO. Participants in the private entities who are charitable organizations, including the Helmsley estate, who would have been entitled in the aggregate to 104,600,982 shares of common stock on a fully diluted basis having an exchange value of $1,046,009,823 that have made a cash election will receive cash, subject to a cut back (at a price per share equal to the IPO price reduced by the underwriting discount per share paid by the company in the IPO) and will receive Class A common stock for the balance. In addition, the operating partnership or one or more of its subsidiaries will be subject to all the liabilities of the private entities.

The private entities own interests in an aggregate of 18 properties that will be included in the consolidation, and include three private entities which are the operating lessees of the properties that the subject LLCs own. There can be no assurance that the company will acquire all of these properties, whether as a result of conditions in the contribution agreements for the private entities not being met or for other reasons.

The company will acquire the management companies. The company will acquire the supervisor and the other management companies that provide asset management and property management and leasing services to the subject LLCs and private entities and construction services. The management companies, which are controlled by Peter L. Malkin and Anthony E. Malkin, consist of Malkin Holdings LLC, which is the supervisor, Malkin Properties, L.L.C., Malkin Properties of New York, L.L.C., Malkin Properties of Connecticut, Inc. and Malkin Construction Corp. Malkin Holdings LLC, Malkin Properties, L.L.C., and Malkin Properties of New York, L.L.C. each will merge into a separate wholly-owned subsidiary of the operating partnership and the holders of limited liability company interests in these entities will receive operating partnership units and Class B common stock in exchange for the interests in these entities. Malkin Properties of Connecticut, Inc. and Malkin Construction Corp. each will merge into a wholly-owned subsidiary of the company and the holders of stock in such entities will receive Class A common stock in exchange for the interests in these entities.

Excluded Properties and Businesses. In addition to the interests in the properties being acquired from the subject LLCs and the private entities or entities organized by them, the Malkin Family owns controlling interests in six multi-family properties, five net leased retail properties, one former post office property which is subject to rezoning before it will be converted into a single tenant retail property, and a development parcel that is zoned for residential use. The Malkin Family also owns non-controlling interests in one Manhattan office property, two Manhattan retail properties and several retail properties outside of Manhattan, none of which will be contributed to the company in the consolidation. The controlling and non-controlling interests described above are referred to collectively herein as the excluded properties. In addition, the Malkin Family owns interests in six mezzanine and senior equity funds, two industrial funds, the operations of five residential management offices and a registered broker dealer, none of which will be contributed to the company in the consolidation, and which is referred collectively herein as the excluded businesses. The Malkin Family owns certain non-real estate family investments that will not be contributed to the company in the consolidation. The company does not believe that the excluded properties or the excluded businesses are consistent with its portfolio geographic or property type composition, management or strategic direction. Pursuant to management agreements with the owners of interests in these excluded properties and excluded businesses which historically were managed by the supervisor and its affiliates, the company will be designated as the manager. As the manager, the company will be paid a management fee with respect to those excluded properties and businesses where the supervisor and its affiliates had previously received a management fee on the same terms as the fee paid the supervisor and its affiliates, and reimbursed for costs in providing the management services to those excluded properties and businesses where the supervisor and its affiliates had not previously received a management fee. The company’s management of the excluded properties and excluded businesses will represent a minimal portion of its overall business. There is no established time period in which the company will manage such properties and businesses and Peter L Malkin and Anthony E. Malkin expect to sell certain of these properties or unwind certain of these businesses over time.

TRS Election. The company will jointly elect with Observatory TRS, which is the current lessee and operator of the observatory and which will be wholly owned by the operating partnership following the completion of the IPO and the consolidation, for Observatory TRS to be treated as a TRS under the Code for U.S. federal income tax purposes following the completion of the IPO and the consolidation. Observatory TRS will lease the Empire State Building observatory from the operating partnership pursuant to an existing lease that provides for fixed base rental payments and variable rental payments equal to certain percentages of Observatory TRS’s gross receipts from the operation of the observatory. In addition, the company will jointly elect with Holding TRS, which will be wholly owned by the operating partnership following the completion of the IPO, for Holding TRS to be treated as a TRS under the Code for U.S. federal income tax purposes following the completion of the IPO. Holding TRS and/or its wholly owned subsidiaries will provide certain construction services to third parties and will provide certain services to the tenants of the company’s properties.

Issuance of Shares of Class A Common Stock, Class B Common Stock and Operating Partnership Units. As described above, the company and the operating partnership will issue shares of Class A common stock, Class B common stock, operating partnership units and/or cash in connection with the consolidations with the subject LLCs, the private entities and the management companies. See “Consideration.” Each operating partnership unit provides the same rights to distributions as one share of Class A common stock and will be redeemable for cash, or at the company’s election into one share of Class A common stock after a twelve-month period, subject to certain specified conditions.

Accredited investors in the private entities and the management companies which had an option to elect operating partnership units at the time that they made their election of consideration in the private solicitation had an option to elect to receive one share of Class B common stock in lieu of one operating partnership unit for every 50 operating partnership units such participant would otherwise receive in the consolidation. Each outstanding share of Class B common stock will entitle the holder to 50 votes on each matter on which holders of Class A common stock are entitled to vote, including the election of directors. The Class B common stock provides the holders thereof voting rights that generally correspond to their economic interests in the company, assuming such accredited investor elected to receive the maximum amount of Class B common stock to which it was entitled in the consolidation transaction. No accredited investor receiving shares of Class B common stock will hold shares of common stock with an aggregate voting power that exceeds such accredited investor’s economic interest in the company. Shares of Class B common stock may be converted into Class A common stock at any time and are subject to automatic conversion into an equal number of shares of Class A common stock upon a direct or indirect transfer of Class B common stock or certain transfers of the operating partnership units held by the holder of Class B common stock other than to a person defined in the company’s charter as a family member, affiliate or controlled entity of such person.

The shares of common stock and operating partnership units issuable to the private entities and the holders of interests in the management companies and to the Wien group are not registered pursuant to the Registration Statement on Form S-4 of which this prospectus/consent solicitation is a part. Persons holding operating partnership units will have rights beginning 12 months after the completion of the consolidation, to cause the operating partnership to redeem each of their operating partnership units for a cash amount equal to the then-current market value of one share of Class A common stock per operating partnership unit or, at the company’s election, to exchange their operating partnership units for shares of Class A common stock on a one-for-one basis. The company will agree to use commercially reasonable efforts to file a registration statement covering the issuance of Class A common stock upon the redemption of operating partnership units, the resale of all shares of Class A common stock into which the operating partnership units are exchangeable or Class B common stock is convertible, and all shares of common stock issued to holders of participation interests in the private entities as part of the consolidation within 12 months after the closing of the IPO.

Cash option for participants in private entities. Charitable organizations, including the Helmsley estate were granted a cash option in connection with their interests in the private entities because the payment of cash to such charitable organizations pursuant to the cash option is not expected to affect the company’s ability to meet the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation. These charitable organizations had the option to receive cash at a price per share equal to the IPO price per share (reduced by the underwriting discount per share paid by the company in the IPO) to the extent of cash available from the IPO for this purpose, after cash is paid to non-accredited investors in the private entities for each operating partnership unit they would have otherwise received and cash is paid to the participants in the subject LLCs on exercise of the cash option. To the extent that there is not sufficient available cash to pay in full the cash payable to electing charitable organizations, there will be a pro rata reduction in the cash received by each electing charitable organization and the balance will be in the form of Class A common stock.

The Helmsley estate and other charitable organizations have exercised the cash option as to all of the operating partnership units issuable to them in the consolidation (which based on the exchange values represents 25.71% for the Helmsley estate and 0.60% for the other charitable organizations, respectively, of the common stock on a fully-diluted basis or $1.046 billion of the exchange value in the aggregate) and elected to receive Class A common stock if there is insufficient available cash. The Helmsley estate will also receive an amount equal to any New York City transfer tax savings resulting from its status as a charitable organization. In addition, the company and the Helmsley estate have also agreed that if the IPO is upsized after the effective time of the registration statement filed in connection with the IPO or if the underwriters in the IPO exercise their option to purchase additional shares of Class A common stock, all additional proceeds from the sale of shares of Class A common stock issued by the company in such upsize or option (after expenses) will be allocated solely to the Helmsley estate for purposes of the consolidation at the same value as the cash option described above.

The company has filed a registration statement with respect to the IPO and upon the closing of the IPO, it expects the Class A common stock to be listed on the NYSE. The company will provide liquidity and a trading market for the shares of common stock by listing the common stock for trading on the NYSE upon completion of the IPO, which will be concurrent with the consummation of the consolidation.

Pre- and Post-Consolidation Structure

The following charts reflect the organizational structure of each subject LLC before the consolidation:

Empire State Building Associates L.L.C.

60 East 42nd St. Associates L.L.C.

250 West 57th St. Associates L.L.C.

The chart below shows the organization of the company following the consolidation and the IPO reflecting the results of the following:

•	each subject LLC has contributed its property and assets into the operating partnership or a subsidiary of the operation partnership;

•

each private entity has contributed its interests in its property and other assets, other than interests in excluded properties and excluded businesses, to the operating partnership or the private entity has merged with the operating partnership or a subsidiary of the operating partnership and

•	the management companies have been acquired through mergers with wholly-owned subsidiaries of the company or the operating partnership.

Operating Partnership

Following the consummation of the IPO and the consolidation, substantially all of the company’s assets will be held, directly or indirectly, by, and the company’s operations will run through, the operating partnership. The company will contribute the net proceeds from the IPO to the operating partnership in exchange for operating partnership units. The company’s interest in the operating partnership will entitle the company to share in cash distributions from, and in the profits and losses of, the operating partnership in proportion to the company’s percentage ownership. As the sole general partner of the operating partnership, the company generally will have the exclusive power under the operating partnership agreement to manage and conduct its business, subject to certain limited approval and voting rights of the other limited partners described more fully below in “Description of the Partnership Agreement of the Operating Partnership.” The company’s board of directors will manage the affairs of the company by directing the affairs of the operating partnership.

Beginning on or after the date which is 12 months after the consummation of the IPO, limited partners of the operating partnership have the right to require the operating partnership to redeem part or all of their operating partnership units for cash or, at the company’s election, shares of Class A common stock, based upon the fair market value of an equivalent number of shares of Class A common stock at the time of the redemption, subject to the ownership limits set forth in the company’s charter and described under the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer.” With each redemption of operating partnership units, the company will increase its percentage ownership interest in the operating partnership and its share of the operating partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of the Operating Partnership.”

Management Companies

The management companies (or their successors) or another subsidiary of the operating partnership will manage all the company’s properties and assets. The management services will include oversight in marketing, leasing, insurance, capital and operating budgets and routine administrative tasks such as reports and tax and compliance filings. The management companies (or their successors) also will act as a general contractor with respect to construction and repair work for the properties the company acquires and their tenants.

Conditions to the Consolidation

The company and the supervisor have established conditions that must be satisfied for the consolidation of each of the subject LLCs to be consummated, including the following:

•	requisite consent of the participants in the subject LLC must have been received;

•

the IPO must close and the Class A common stock must be approved for listing on the NYSE or another national securities exchange prior to or concurrently with the consummation of the consolidation and the closing of the IPO;

•	the participation of Empire State Building Associates L.L.C. and the private entity that is the operating lessee of the Empire State Building in the consolidation;

•	the consolidation must have been completed by December 31, 2014 and

•	the consolidation will be subject to other customary conditions.

Pre-Closing Distributions

Prior to the closing of the IPO, as described under “Background of and Reasons for the Consolidation— Exchange Value Allocation of Common Stock,” the subject LLCs, the private entities and the management companies will distribute their cash (in the case of the subject LLCs and the private entities, excluding from such distributable cash, any reserves on deposit with lenders for escrow accounts; amounts attributable to certain prepayments of rent, management fees or other income streams or expense reimbursements; and amounts held by the subject LLCs and the private entities as security deposits or amounts otherwise required to be reserved by the subject LLCs or the private entities pursuant to existing agreements with third parties) to the participants or equity owners of such subject LLC, private entity or the management companies in accordance with the provisions of the applicable organizational documents of each such subject LLC, private entity or the management companies; provided that cash will only be distributed by any entity to the extent that it exceeds the normalized level of net working capital for the private entity, as determined by the supervisor (determined based on the most recent quarterly financial statements). Net working capital as used herein is defined as current assets (excluding cash and cash equivalents), less current liabilities (excluding the current portion of debt). Generally, any such distribution of cash will reduce a participant’s adjusted tax basis (but not below zero), determined for U.S. federal income tax purposes, in its participation interest immediately prior to the consolidation by the amount of cash received, which, as a general matter, will result in a correspondingly lower tax basis in the operating partnership units that such participant receives in connection with the consolidation. As a general matter, a distribution of cash in excess of a participant’s tax basis generally would result in taxable gain to the extent of such excess.

Each of the subject LLCs, the private entities and management companies has agreed that other than the distributions by the subject LLCs, the private entities and management companies contemplated by the consolidation, such subject LLC, such private entity or the management companies shall not take any action not in the ordinary course consistent with past practice to increase current assets or reduce current liabilities, including by increasing long-term liabilities, decreasing long-term assets, changing reserves or otherwise.

Contribution Agreements

If your subject LLC approves the consolidation, that approval also constitutes consent to the contribution of your subject LLC’s interest in its property to the operating partnership or its subsidiaries pursuant to the terms and conditions of your subject LLC’s contribution agreement which was entered into prior to the date of this prospectus/consent solicitation. Each contribution agreement provides that the subject LLC will contribute its assets subject to its liabilities to the company and the operating partnership or its subsidiary in exchange for the consideration under “Consideration.” The operating partnership or a subsidiary will assume the mortgage loans on the properties. At the time the consolidation occurs, all of the properties and other assets and the liabilities of each participating subject LLC will be deemed to have been transferred to the company.

The contribution agreements also provide that the properties and assets may be acquired in an alternative transaction, which may include the acquisitions being preceded by an actual or de facto recapitalization of a subject LLC, provided that the alternative transaction or the recapitalization, as the case may be, does not change the consideration a participant would receive or the anticipated tax consequences of the transaction.

A recapitalization may be effected through a transfer of the assets to a newly organized entity and occur on the same day as, but before, the closing of the consolidation.

An alternative transaction also may take the form of a merger of the subject LLC with and into the company or a subsidiary of the company, or a merger of the company or a subsidiary of the company with and into the subject LLCs, or any other transaction pursuant to which the economic benefits (taking into account the tax treatment of such alternative transaction) to the company and the participants are not adversely affected by such alternative transaction as compared to the economic benefits to be received by the company and the participants. The supervisor currently expects to effect a recapitalization pursuant to which the supervisor would be issued interests in the subject LLC (or its successor) in exchange for its override interests prior to the closing of the consolidation. The limited liability company interests would provide the supervisor with the same distributions as it would have received on account of its override interests, described under “Allocation of Common Stock and

Operating Partnership Units.” The recapitalization would be effected so that the ownership of interests in the subject LLC would reflect the distributions that each participant and the supervisor would be entitled to receive in the consolidation, in accordance with historic arrangements among the participants of the subject LLC and the supervisor and the exchange values determined by the independent valuer and approved by the supervisor.

The consideration allocated to each subject LLC will be increased by the amount of any working capital (determined based on the most recent quarterly financial statements), after the cash distributions described under “Pre-Closing Distributions” above in excess of the normalized level of working capital for the subject LLC, as determined by the supervisor. Conversely, the consideration allocated to each subject LLC will be decreased by the amount of any negative working capital (determined based on the most recent quarterly financial statement) that is less than the normalized level of working capital for the subject LLC, as determined by the supervisor.

Representations and warranties of each subject LLC. Each subject LLC will make customary warranties and representations including representations that it is duly organized and validly existing and in good standing; that the contribution agreement has been duly and validly authorized executed and delivered; that it has the power and authority to transfer, sell, assign and convey its participation interests to the operating partnership, and that there is no other right to purchase such participation interests; that, except as disclosed to the operating partnership, no consent, waiver, approval or authorization is required to complete the consolidation transaction; that the execution, delivery and performance of the contribution agreement will not result in a breach of the subject LLC’s organizational documents, any agreement to which the subject LLC is a party or any term or provision of any judgment, order, writ, injunction or decree binding on the subject LLC (or its assets or properties) and that there is no litigation pending against the subject LLC with respect to its participation interests and representations concerning the property and its operations. Such representations and warranties will survive the closing of the consolidation; however, neither the subject LLCs nor any of their members, managers, officers or employees, to the extent applicable, will be liable for any breaches of the representations or warranties contained in the contribution agreement.

Covenants of the subject LLCs. Each subject LLC will covenant that it will not sell, transfer or otherwise dispose of all or any portion of its participation interests; mortgage, pledge, hypothecate or encumber (or permit to become encumbered) all or any portion of such participation interests; authorize or consent to, or cause any person or entity to take, any of the actions prohibited by the contribution agreements, amend the organizational documents of the subject LLC or adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to the subject LLC or exercise rights, if any, under applicable organizational documents to initiate any buy-sell procedures or to commence any process to market and sell the property held by the subject LLC. Such covenants will not survive the closing of the consolidation.

Conditions to Closing. The following conditions must be satisfied to consummate the consolidation of the subject LLC: (i) requisite consent of the participants in the subject LLC must have been received; (ii) the closing of the IPO and the listing of the Class A common stock on the NYSE or another national securities exchange; (iii) the closing of the consolidation no later than December 31, 2014; (iv) the participation of Empire State Building Associates L.L.C. and the private entity that is the operating lessee of the Empire State Building participating in the consolidation and (v) other customary conditions.

Amendment. The contribution agreement may be amended prior to the closing of the IPO, without the consent of a participant, provided that such amendment does not adversely affect the economic benefits to the participants (taking into account the tax treatment of such amendment).

If your subject LLC approves the consolidation, it also will have consented to all actions necessary or appropriate to accomplish the consolidation.

Lock-Up Agreements

Each participant in a private entity or subject LLC who receives operating partnership units or common stock in connection with the consolidation will receive such operating partnership units or common stock subject to a lock-up agreement. Pursuant to the lock-up agreements, participants may not, and the company separately will agree that the company will not, sell or otherwise transfer or encumber any shares of common stock or securities convertible or exchangeable into Class A common stock (including operating partnership units) owned by the company or such persons at the completion of the IPO or thereafter acquired by them for a period of 180 days with respect to the company and one year with respect to a participant after the public offering pricing date, in each case without first obtaining the written consent of the representatives of the underwriters in the IPO, provided, that, commencing on the date that is 180 days after the public offering pricing date, a participant (other than the Malkin Family, the company’s directors and members of the company’s senior management team) may sell up to 50% of the shares of common stock or securities convertible or exchangeable into Class A common stock (including operating partnership units) held by it. Specifically, the company and the participants will agree, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock;

•	request or demand that the company file a registration statement related to the common stock;

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock (including operating partnership units). It also applies to operating partnership units and common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of any lock-up period referred to above, the company issues an earnings release or material news or a material event relating to the company occurs or (y) prior to the expiration of the lock-up periods referred to above, the company announces that it will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the applicable lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Registration Rights Agreement

Upon completion of the IPO, the company will enter into a registration rights agreement with participants in the consolidation. Under the registration rights agreement, subject to certain limitations, not later than 12 months from the beginning of the first full calendar month following the completion of the IPO, the company will file one or more registration statements, which are referred to herein as the resale shelf registration statements, covering the resale of all shares of Class A common stock issued in the consolidation (to the extent not already registered), all shares of Class A common stock issued to the company’s independent directors, all shares of Class A common stock issued to members of the company’s senior management team pursuant to the company’s equity incentive plan, and all shares of Class A common stock that may be issued upon redemption of operating partnership units or upon conversion of Class B common stock, or collectively the registrable shares. The company may, at its option, satisfy its obligation to prepare and file a resale shelf registration statement with respect to shares of Class A common stock issued upon redemption of operating partnership units or issued upon conversion of shares of Class B common stock by filing a registration statement, which, collectively with the resale shelf registration statements, are referred to as the shelf registration statements, registering the issuance by the company of shares of Class A common stock under the Securities Act. The company has agreed to use its commercially reasonable efforts to cause each shelf registration statement to be declared effective within 120 days of filing, which is referred to as the shelf effective date. Commencing upon the shelf effective date, under certain circumstances, the company will also be required to undertake an underwritten offering upon the written request of the Helmsley estate or the Malkin Family, which are referred to in this discussion as the holders, provided (i) the registrable shares to be registered in such offering will have a market value of at least $150 million, except that with respect to the fourth underwritten offering described in subclause (iii) below which is requested by the Helmsley estate, the registrable securities to be registered in such offering will have a market value of at least $100 million; (ii) the company will not be obligated to effect more than two underwritten offerings during any 12-month period following the resale shelf effective date; and (iii) no holder will have the ability to effect more than four underwritten offerings. In addition, commencing six months after the completion of the IPO and ending on the shelf effective date (unless the resale shelf registration statement has not been declared effective on the shelf effective date, in which case during each 180 day period following the shelf effective date), the holders will have demand rights to require the company, subject to certain limitations, to undertake an underwritten offering with respect to the registrable shares having a market value of at least $150 million under a registration statement, provided, however, that any such registration shall not be counted for purposes of determining the four underwritten offerings described in the preceding sentence. In addition, if the company files a registration statement with respect to an underwritten offering for its own account or on behalf of a holder, each holder will have the right, subject to certain limitations, to register such number of registrable shares held by him, her or it as each such holder requests. With respect to underwritten offerings on behalf of a holder, the company will have the right to register such number of primary shares as the company requests; provided, however, that if cut backs are required by the managing underwriters of such an offering, the company’s primary shares shall be cut back first (but in no event will the company’s shares be cut back to less than $25 million).

The company has also agreed to indemnify the persons receiving rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute to the payments such persons may be required to make in respect thereof. The company has agreed to pay all of the expenses relating to the registration and any underwritten offerings of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses and all fees and disbursements of counsel and independent public accountants retained by the company, but excluding underwriting discounts and commissions, any participant’s out-of-pocket expenses (except the company will pay any holder’s out-of-pocket fees (including disbursements of such holder’s of counsel, accountants and other advisors) up to $25,000 in the aggregate for each underwritten offering and each filing of a resale shelf registration statement or demand registration statement), and any transfer taxes.

Option to Acquire Two Additional Properties

The operating partnership has entered into option agreements with three private entities, one of which is the ground lessee of the property located at 112-120 West 34th Street and fee owner of the property located at 122 West 34th Street, one of which is the operating lessee of 112-122 West 34th Street and one of which is the ground lessee of 1400 Broadway, pursuant to which each of these private entities has granted to the operating partnership an option to acquire its property interest and other assets in exchange for operating partnership units, shares of common stock and/or cash following the settlement of, or final judgment not subject to further appeal with respect to, a litigation related to the properties owned by these private entities.

These private entities are parties to litigation with the third party ground lessor of the properties they own and the uncertainty resulting from the litigation could affect the valuations of these entities so long as the litigation is pending. The exchange values for these entities set forth in this prospectus/consent solicitation do not reflect any reduction for the effect of this litigation. In September 2011, the court before which these litigations are pending granted summary judgment dismissing the ground lessor’s claims with respect to 112-122 West 34th Street. The ground lessor has filed a notice of appeal of the grant of summary judgment. In November 2011, the supervisor filed a similar summary judgment motion with respect to the other property.

The option is exercisable by the operating partnership with respect to either or both of the properties until the later of (i) 12 months after notice of settlement of the litigation or of final, non-appealable judgment in litigation or (ii) six months after completion of the valuation referred to in the next paragraph, but not later than seven years from the completion of the IPO. The determination to exercise the option will be made by the independent directors and affiliates of the supervisors will not participate in the decision.

The purchase price for each of these property interests will be determined based on an appraisal by independent third parties, unless the private entities, with the consent of the Helmsley estate, and the company agree to a negotiated price, and unless the litigation related to these properties is resolved prior to the closing of the consolidation, in which case the consideration will be determined based on the exchange values determined by the independent valuer.

The consideration will consist of operating partnership units or common stock for accredited investors and cash for non-accredited investors, except that the company may elect to pay cash instead of common stock or operating partnership units to accredited investors if the market price of the Class A common stock (based on the average of the 20 trading days prior to the option closing) is below the IPO price or to accredited investors that have made cash elections. Additionally, the Helmsley estate will have the right to elect to receive cash.

Other Consolidation Transaction Agreements

The company will acquire through merger the supervisor and the other management companies, which are owned by the same persons as own the supervisor. Holders of interests in the management companies will receive shares of common stock or operating partnership units in exchange for the interests in such entities.

The company has entered into a contribution agreement with the supervisor and the Wien group pursuant to which they will contribute, upon closing of the consolidation, the participation interests and override interests they hold in the subject LLCs to the operating partnership in exchange for operating partnership units. The supervisor and the Wien group will receive the same amount of consideration they otherwise would have received in the absence of such contribution agreement as participants in the subject LLCs and as holders of override interests under the organization documents of the subject LLCs.

The company has also entered into a contribution agreement with the Helmsley estate pursuant to which the Helmsley estate will contribute all of its participation interests in the private entities in exchange for Class A common stock of the company and cash to the extent cash is received on exercise of the cash option. Under the contribution agreement, the Helmsley estate is entitled to the same consideration that it otherwise would have received in the absence of such contribution agreement plus an amount equal to any New York City transfer tax savings resulting from its status as a charitable organization. Pursuant to the contribution agreement, the Helmsley estate has agreed to irrevocably consent to the consolidation in each of the private entities in which it holds participation interests.

Pricing Committee

The company will establish a pricing committee in connection with the IPO, which will meet on March 31, 2013 and December 31, 2013 if the consolidation and IPO have not yet closed, and will have the authority to evaluate market conditions and determine the desirability of continuing to pursue the consolidation and IPO. The pricing committee will have the authority to approve the price and terms of the IPO and any extension of the lock-up period and will consist of representatives of the supervisor and a representative of the Helmsley estate. All actions of the pricing committee will require unanimous approval.

Description of the Tax Protection Agreement

Under the Code, taxable gain or loss recognized upon a sale of an asset contributed to a partnership must be allocated to the contributing partner in a manner that takes into account the variation between the tax basis and the fair market value of the asset at the time of the contribution. This requirement may result in a significant allocation of taxable gain to the contributing partner, without any increased cash distribution to the contributing partner. In addition, when a partner contributes an asset subject to a liability to a partnership, any reduction in the partner’s share of partnership liabilities may result in taxable gain to the contributing partner.

The operating partnership intends to enter into a tax protection agreement with Anthony E. Malkin and Peter L. Malkin that is intended to protect the Wien group and an additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property) against certain of the tax consequences described above to a limited extent. First, this agreement will provide that the operating partnership will not sell, exchange, transfer or otherwise dispose of four specified properties, which are referred to in this section as protected assets, or any interest in a protected asset for a period of 12 years, with respect to First Stamford Place and the later of (x) eight years or (y) the death of Peter L. Malkin and Isabel W. Malkin for the three other protected assets unless:

(1)	Anthony E. Malkin consents to the sale, exchange, transfer or other disposition; or

(2)	the operating partnership delivers to each protected party thereunder, a cash payment intended to approximate the tax liability arising from the recognition of the pre-contribution built-in gain resulting from the sale, exchange, transfer or other disposition of such protected asset (with the pre-contribution “built-in gain” being not more than the taxable gain that would have been recognized by such protected party had the protected asset been sold for fair market value in a taxable transaction at the time of the consolidation transaction) plus an additional amount so that, after the payment of all taxes on amounts received pursuant to the agreement (including any tax liability incurred as a result of receiving such payment), the protected party retains an amount equal to such protected party’s total tax liability incurred as a result of the recognition of the pre-contribution built-in gain pursuant to such sale, exchange, transfer or other disposition; or

(3)	the disposition does not result in a recognition of any built-in gain by the protected party.

Second, with respect to the Wien group, including Anthony E. Malkin and Peter L. Malkin, and one additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property), to protect against gain recognition resulting from a reduction in each such investor’s share of the operating liabilities, the agreement also will provide that during the period from the closing of the IPO until such investor owns less than the aggregate number of operating partnership units and shares of common stock equal to 50% of the aggregate number of such units and shares it received in the consolidation, which is referred to in this section as the tax protection period, the operating partnership will (i) refrain from prepaying any amounts outstanding under any indebtedness secured by the protected assets and (ii) use its commercially reasonable efforts to refinance such indebtedness at or prior to maturity at its current principal amount, or, if the operating partnership is unable to refinance such indebtedness at its current principal amount, at the highest principal amount possible. The agreement also will provide that, during the tax protection period, the operating partnership will make available to such investors the opportunity to (1) to enter into a “bottom dollar” guarantee of their allocable share of $160 million of aggregate indebtedness of the operating partnership meeting certain requirements or (2) in the event the operating partnership has recourse debt outstanding and the investor agrees in lieu of guaranteeing debt pursuant to clause (1) above, to enter into a deficit restoration obligation, in each case, in a manner intended to provide an allocation of operating partnership liabilities to the investor. In the event that an investor guarantees debt of the operating partnership, such investor will be responsible, under certain circumstances, for the repayment of the guaranteed amount to the lender in the event that the lender would otherwise recognize a loss on the loan, such as, for example, if property securing the loan was foreclosed and the value was not sufficient to repay a certain amount of the debt. A deficit restoration obligation is an obligation of such investor, under certain circumstances, to contribute a designated amount of capital to the operating partnership upon the operating partnership’s liquidation in the event that the assets of the operating partnership are insufficient to repay the operating partnership liabilities.

Because the company expects that the operating partnership will have at all times sufficient liabilities to allow it to meet its obligations to allocate liabilities to its partners that are protected parties under the tax protection agreement, the operating partnership’s indemnification obligation with respect to “certain tax liabilities” would generally arise only in the event that the operating partnership disposes of a protected asset in a taxable transaction within the period specified above in a taxable transaction. In the event of such a disposition, the amount of the operating partnership’s indemnification obligation would depend on several factors, including the amount of “built-in gain,” if any, recognized and allocated to the indemnified partners with respect to such disposition and the effective tax rate to be applied to such gain at the time of such disposition. The operating partnership estimates that if all of its assets subject to the tax protection agreement were sold in a taxable transaction immediately after the IPO, the amount of the operating partnership’s indemnification obligations (including additional payments to compensate the indemnified partners for additional tax liabilities resulting from the indemnification payments) would be approximately $82.6 million.

The operating partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. Under the tax protection agreement, the operating partnership has agreed to use the “traditional method” for accounting for book-tax differences for the properties acquired by the operating partnership in the consolidation. Under the traditional method, which is the least favorable method from the company’s perspective, the carryover basis of the acquired properties in the hands of the operating partnership (1) may cause the company to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the company if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (2) in the event of a sale of such properties, could cause the company to be allocated gain in excess of its corresponding economic or book gain (or taxable loss that is less than its economic or book loss), with a corresponding benefit to the partners transferring such properties to the operating partnership for interests in the operating partnership.

Participants in the private entities who are not protected under the tax protection agreement and who currently own an interest in a protected asset may benefit from the prohibition on disposing of such assets to the extent the prohibition prevents the operating partnership from recognizing gain. However, unlike the Wien group, such participants will not be parties to the tax protection agreement and will not be entitled to indemnification from the operating partnership if a protected asset is sold, nor is their consent required to dispose of a protected asset. In addition, a disposition of an existing property that is not a protected asset would not be subject to the tax protection agreement and could cause participants, including the Wien group, to recognize gain. The company currently has no intention to sell or otherwise dispose of the protected assets or interest therein in taxable transactions during the restriction period.

Representation, Warranty and Indemnity Agreement

Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal have entered into a separate representation, warranty and indemnity agreement with the company and the operating partnership in which they made limited representations and warranties to the company and the operating partnership with respect to the condition and operations of the entities, properties and assets to be contributed to the company. Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal, jointly and severally have agreed to indemnify the operating partnership for breach of such representations and warranties until 12 months after the closing of the IPO, subject to a deductible of $1 million and a cap of $25 million. Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal have pledged operating partnership units and common stock to the operating partnership with a value, based on the price per share of Class A common stock in the IPO (before the deduction of underwriting and other fees and expenses), equal to $25 million, to secure their indemnity obligation, and such operating partnership units are the sole recourse and sole remedy of the operating partnership in the case of a breach of representation or warranty or other claim for indemnification.

No Fractional Share of Common Stock

The company will not issue fractional shares of common stock in the consolidation. Each participant that otherwise would be entitled to a fractional share of common stock will receive one share of common stock for each fractional share of common stock of 0.50 or greater. The company will not issue a share of common stock for any fractional share of common stock of less than 0.50. The maximum amount which a participant could forfeit if such participant’s fractional share was 0.49 is approximately $4.90, based on the hypothetical exchange value of $10 per share arbitrarily assigned by the supervisor for illustrative purposes.

Effect of the Consolidation or a Third-Party Portfolio Transaction on Participants Who Vote Against the Consolidation or the Third-Party Portfolio Proposal

If you vote “AGAINST” the consolidation or the third-party portfolio proposal, “ABSTAIN” or do not submit a consent form, you do not have a statutory right to elect to be paid the appraised value of your participation interest in the subject LLC for cash. If the required percentage of the participants consent to the consolidation, non-consenting participants’ participation interests in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. will be bought out by the agent for the benefit of the subject LLC at a price substantially lower than the current value. The buyout price is $100 for your interest in the subject LLC.

If the required percentage of the participants consent to the third-party portfolio proposal, non-consenting participants’ participation interests in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. will be bought out by the agent for the benefit of the subject LLC at a price substantially lower than the current value regardless of whether there is a third-party portfolio offer, and even if the consolidation is consummated and the participant voted in favor of the consolidation.

Prior to an agent purchasing the participation interests of non-consenting participants in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C., an agent will give such participants not less than ten days’ notice after the required consent is received by a subject LLC to permit them to consent to the consolidation or the third-party portfolio proposal, as applicable, in which case their participation interests will not be purchased. The agents will purchase the participation interests for the benefit of the subject LLC and not for their own account and will be reimbursed by the subject LLC for the cost of such buyout. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of that participating group will be satisfied.

The agents, who are the members of your subject LLCs, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of each participating group in your subject LLC. Each new series provides protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. The new series will not affect voting rights, except with respect to any person or group that acquires 6%, 3%, or 7.5% or more, respectively, of the outstanding participation interests in the applicable participating group (an “acquiring person”) for each of Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. If there is an acquiring person, the effect of the new series is that approval of the consolidation proposal and the third-party portfolio proposal by a participating group will require approval by the requisite consent of the participants in the participating group, as holders of the new series of membership interests, excluding the acquiring person.

The buyout is described under the section entitled “Voting Procedures for the Consolidation Proposal and the Third-Party Portfolio Proposal.”

Effect of Consolidation on Subject LLCs not Acquired

If the company does not acquire your subject LLC’s assets in the consolidation and a third-party portfolio transaction is not consummated with respect to your subject LLC, your subject LLC will continue to operate as a separate limited liability company with its own assets and liabilities and will bear its proportionate share of the expenses of the consolidation. If the consolidation is not consummated, there will be no change in your subject LLC’s investment objectives and it will remain subject to the terms of its organizational documents.

Consolidation Expenses

If the company acquires your subject LLC in the consolidation, the company will bear all consolidation expenses.

If the consolidation does not close, each subject LLC and private entity will bear its proportionate share of the consolidation expenses based on their respective exchange values. If the consolidation closes, but the subject LLC does not participate in the consolidation, the subject LLC will bear its proportionate share of all consolidation expenses incurred through the date of termination of the contribution agreement. The supervisor does not know whether the acquiror in a third-party portfolio transaction will agree to pay any of the consolidation expenses.

Accounting Treatment

The consolidation of the subject LLCs, the private entities and the management companies, other than the non-controlling interests in the four office properties for which the supervisor acts as supervisor and not previously controlled by Peter L. Malkin, Anthony E. Malkin or the Malkin Family, will be accounted for at historical cost as a transfer of assets under common control. The acquisition of the controlling interests in the four office properties for which the supervisor acts as supervisor but which are not controlled by Peter L. Malkin, Anthony E. Malkin or the Malkin Family will be accounted for as purchase acquisitions, with the assets acquired and liabilities assumed recorded at the estimated fair value at the acquisition date.

Subsequent Modifications to Offering Terms

The company may make changes (including changes that may be deemed material) to the information described in this prospectus/consent solicitation, the supplement for your subject LLC accompanying this prospectus/consent solicitation, as well as to the forms of the agreements attached as appendices hereto and contained in the supplement. The contribution agreement attached to the supplement accompanying this prospectus/consent solicitation as Appendix B provides that each subject LLC (i) agrees and confirms that the terms of the Class A common stock described in this prospectus/consent solicitation, the applicable supplement and the appendices and exhibits thereto are not final and may be modified prior to the completion of the consolidation, depending in part on the prevailing market conditions at the time of the IPO, (ii) understands that, as of the date of the contribution agreement, the company does not know the value of the Class A common stock and that such value will depend on the company’s enterprise value in connection with the IPO and the IPO price and the number of shares outstanding, on a fully-diluted basis, immediately prior to the IPO may be higher or lower than that set forth herein and the IPO price may be higher or lower than the hypothetical $10 per share exchange value which the supervisor has arbitrarily selected and is used herein for illustrative purposes only, (iii) authorizes the company to, and understands and agrees that the company may, make changes (including changes that may be deemed material) to the charter and bylaws of the company, the limited partnership agreement of the operating partnership, the contribution agreements, the representation, warranty and indemnity agreement, the lock-up agreements, the tax protection agreement and this prospectus/consent solicitation, and that the subject LLC agrees to receive shares of Class A common stock with such final terms and conditions as the company determines and (iv) acknowledges that the subject LLC understands that the information presented in this prospectus/consent solicitation is preliminary and is subject to change (particularly the company management’s discussion and analysis of the financial condition and results of operation, the financial statements and footnotes thereto, the preliminary pro forma financial statements and footnotes thereto, the property information, the assumed IPO price and the assumed entity valuations) in connection with the review and comments of the SEC and in reaction to investor feedback during the course of the IPO and the subject LLCs’ agreement to participate in the consolidation will not be affected by any such changes.

Initial Public Offering

The closing of the consolidation is conditioned on the closing of the IPO. The company will contribute the net proceeds of the IPO to the operating partnership in exchange for operating partnership units, with the value of each operating partnership unit being treated as equivalent to one share of Class A common stock at the IPO price. The operating partnership will use a portion of the net proceeds to provide cash to non-accredited participants in the private entities, and to accredited participants in the private entities that are charitable organizations and all participants in the subject LLCs that elect to exercise the cash option as described under “The Consolidation—Principal Components of the Consolidation—Cash Option.”

The IPO price of the Class A common stock will be determined based on investor demand for the Class A common stock and in consultation with the underwriters in the IPO. Among the factors that influence the pricing of the IPO are the company’s record of operations; its management; its estimated net income; its estimated funds from operations; its estimated cash available for distribution; its anticipated dividend yield; its growth prospects; the current market valuations for comparable REITs; financial performance and dividend yields of publicly traded companies considered by the company and the underwriters to be comparable to the company and the state of the commercial real estate industry and the economy as a whole. The IPO price does not and will not necessarily bear any relationship to the company’s book value or the fair market value of the company’s assets.

THIRD-PARTY PORTFOLIO PROPOSAL

As a potential alternative to the consolidation, you also are being asked to consent to the sale or contribution of the subject LLC’s property interest as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to a third party. Through solicitation of consents, for the first time the properties owned by the subject LLCs and the private entities can be joined as a single portfolio. While the supervisor believes the consolidation and IPO represent the best opportunity for participants in the subject LLCs and the private entities to achieve liquidity and to maximize the value of their respective investments, the supervisor also believes it is in the best interest of all participants for the supervisor to be able to approve offers for the portfolio as a whole.

Market forces are dynamic, unpredictable, and subject to volatility. Should the public awareness of the proposed consolidation and IPO produce potential compelling offers from unaffiliated third parties to purchase the consolidated portfolio, it will be costly and time consuming to solicit consents to allow a sale or contribution of the portfolio to a third party, and there is considerable risk that any opportunity which might appear would be lost without the requested consent in place. Therefore, the supervisor believes that it is advisable to have the flexibility and discretion to accept an offer for the entire portfolio of properties from a third party, rather than pursue the consolidation and IPO, if the supervisor determines the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation. The supervisor only will consider an offer from an unaffiliated third-party for the entire portfolio of properties owned by all of the subject LLCs and all of the private entities, excluding (a) the option properties, (b) certain properties owned by the private entities that are not included in the consolidation, (c) any property interest as to which the required consent is not received, and (d) any property interest as to which customary contract conditions, such as absence of a material adverse change, are not satisfied. A third-party portfolio transaction also could include the management companies.

The third-party portfolio transaction would be undertaken only if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation and certain other conditions are met. If such a third-party portfolio transaction were to proceed, the consideration will be allocated among the subject LLCs, the private entities and the management companies on a basis consistent with the final exchange values.

A third-party portfolio transaction could take the form of a contribution of the properties and assets of the subject LLCs, the private entities and the management companies to the acquiror or its subsidiaries, a merger of the subject LLCs, the private entities and the management companies with the acquiror or its subsidiaries or a combination thereof. The supervisor may consider third-party offers with no limit on amount of consideration or any other limitation. Any third-party interested in making a portfolio proposal will be instructed to make its offer for all cash. It is possible that participants or the supervisor and its affiliates may be offered an option to receive securities in lieu of all or a portion of the cash.

In connection with a third party portfolio transaction, one or more of the supervisor and the Malkin Family may receive (a) securities for their interests (i.e., stock or partnership interests of the acquiror) even if other participants receive cash or securities with different rights, (b) may retain interests in the subject LLCs and the private entities even if other participants receive cash or other securities, and (c) other interests through a management incentive program, such as shares or overrides in the acquiring entity. Also, the principals and employees of the supervisor could become officers, directors, and/or employees of the acquiring entity after a third-party portfolio transaction.

Because of the inability to act without consent of the subject LLCs and certain of the private entities, the supervisor intends to inform any unaffiliated third-party which expresses interest in making a third-party offer that it will not consider any offer until after completion of the solicitation of consents of the subject LLCs and the private entities. If an offer is submitted during the solicitation period, the supervisor may be required to provide information regarding the proposal to participants, to assist them in their decision regarding the consolidation.

The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate. This committee will also meet on March 31, 2013, January 1, 2014 and January 1, 2015 if an agreement relating to a third-party portfolio transaction has not been entered into, and determine whether to continue to pursue a third-party portfolio transaction. The supervisor will be authorized to approve offers only if a definitive agreement is entered into prior to December 31, 2015 or such earlier date as the supervisor may set with or without notice or public announcement.

VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM FOR EXPENSES OF LEGAL PROCEEDINGS WITH FORMER PROPERTY MANAGER AND LEASING AGENT

The supervisor is requesting that the participants consent to a voluntary pro rata reimbursement program to reimburse the supervisor and Peter L. Malkin, a principal of the supervisor for all costs, plus interest, incurred in connection with the legal proceedings required to remove and replace the former property manager and leasing agent. The supervisor believes that the voluntary pro rata reimbursement program is fair and reasonable because the successful resolution of the legal proceedings allowed the property to participate in a renovation and repositioning turnaround program, conceived and implemented by the supervisor. The Helmsley estate, as part of an agreement with the supervisor covering this and other matters, has paid the voluntary pro rata reimbursement to the supervisor for its pro rata share of costs advanced, plus interest, which totaled $5,021,048 with respect to its interest in all the subject LLCs and private entities.

Lawrence A. Wien and Peter L. Malkin, affiliates of the supervisor, organized the subject LLCs, from 1953 to 1961.

The supervisor provided asset management services for, and supervised the operations of, the subject LLCs and the private entities that are the operating lessees. The properties owned by the subject LLCs and leased to the operating lessees were managed by Helmsley-Spear, Inc., the former property manager and leasing agent, from the subject LLCs’ formation until 2002 in the case of 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. and until 2006 in the case of Empire State Building Associates L.L.C., all subject to the supervisor’s supervision.

Over time, the supervisor observed and objected to deterioration in the property management provided by the former property manager and leasing agent to the properties owned by the subject LLCs and the Manhattan office properties, resulting in such problems as deferred maintenance, reduced occupancy and reduced quality of tenants. For that reason, the supervisor brought action to remove the former property manager and leasing agent (after it was sold by entities controlled by Leona M. Helmsley) as property manager and leasing agent of the properties owned by the subject LLCs both for cause and based on contractual removal rights. The ensuing lengthy legal proceedings, included a ruling in favor of the supervisor and Peter L. Malkin in the United States Supreme Court. A gradual transfer of day-to-day management away from the former property manager and leasing agent began in 2002 by votes of the private entities and the remaining litigation was fully settled in 2006. In accordance with a separate litigation against Harry B. Helmsley’s widow, Leona M. Helmsley, which was settled in 1997, the supervisor has overseen the engagement of third-party property management and leasing agents beginning in 2002 for these properties, and the transformation of the Empire State Building to a self-management structure, retaining a third-party agent only for leasing.

The supervisor believes that its efforts for the participants in the subject LLCs and the investors in the Manhattan office properties in respect of the legal proceedings against the former property manager and leasing agent enhanced the monitoring of the former property manager and leasing agent’s conduct and contributed to the former property manager and leasing agent’s replacement by effective property manager and leasing agents, thereby preventing the loss of the investment value of all the parties subject to the former property manager and leasing agent legal proceedings, including the subject LLCs.

While the supervisor has believed from inception that the supervisor and Peter L. Malkin are entitled to be reimbursed for these litigation and arbitration expenses, they advanced all costs pending the outcome of the former property manager and leasing agent legal proceedings. The supervisor also added engineering, marketing and tax/accounting staff to compensate for the former property manager and leasing agent’s deficiency. After the settlement, the supervisor was able to deploy its branding strategy for the Manhattan office properties and pursue a program of renovating and repositioning the Manhattan office properties. Now, with the impending consolidation, the supervisor requests of each participant in each subject LLC, on a voluntary and individual basis, consent to the voluntary pro rata reimbursement program.

The same voluntary pro rata reimbursement program has been approved by holders representing 72.36% of the interests in the 13 private entities and other entities supervised by the supervisor to which the proposal has been made. These approvals include the Helmsley estate, which as part of an agreement with the supervisor covering this and other matters has paid the voluntary pro rata reimbursement to the supervisor for its pro rata share of costs advanced, plus interest, which totaled $5,021,048. Accordingly, no additional amounts will be deducted from any distributions payable to it or from the consideration payable to it in the consolidation or a third-party portfolio transaction. If you fail to return a signed consent form by the end of the solicitation period, you will be deemed to have not consented to the voluntary pro rata reimbursement program.

If you consent to the voluntary pro rata reimbursement program, the supervisor and Peter L. Malkin will be reimbursed for your pro rata share of costs, plus interest, previously incurred out of your share of the excess cash of your subject LLC that is being distributed to participants, and, to the extent that is insufficient, the consideration that you would receive in the consolidation or the consideration that you would receive in a third-party portfolio transaction, as applicable, will be reduced by the balance and such balance would be paid to the supervisor and Peter L. Malkin in shares of Class A common stock, if the consolidation is consummated, or out of distributions that you would receive from the proceeds of a third-party portfolio transaction, if consummated. To the extent that the supervisor and Peter L. Malkin have not otherwise been reimbursed from distributions in connection with the consolidation, 50% of any distributions to be paid to you in excess of your share of aggregate monthly distributions by the subject LLC equal to $3,889,333 per annum, $1,046,320 per annum and $720,000 per annum, respectively, for Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. for the period commencing January 1, 2008 (including any cumulative deficiency from prior months) will be applied to reimburse the supervisor and Peter L. Malkin for a pro rata share of such advances, including interest at prime from the date of each such advance, until your pro rata share of the costs is paid in full. Cumulative distributions equal to the target amount have been made for the period from January 1, 2008 through the date hereof and therefore there are no past cumulative deficiencies.

Each public LLC’s and private entity’s share of these costs, which aggregate $20,510,884 for all public LLCs and private entities including interest at prime from the date of each advance through November 1, 2011 was determined based upon the property’s percentage of rentable area of all the Manhattan office properties held by the private entities and the public LLCs. Each subject LLC’s share will then be allocated to you based on your investment percentage among all participants in the subject LLC. Thus, advances by the supervisor and Peter L. Malkin would be allocated 14.15285% to Empire State Building Associates L.L.C., 7.0292% to 60 East 42nd St. Associates L.L.C. and 3.11945% to 250 West 57th St. Associates L.L.C. (with the balance allocated to the private entities that hold Manhattan office properties), in each case by rentable area, and then allocated to you in accordance with the participation interest held by you. The table below shows the amount to be received by the supervisor from the subject LLC (assuming that all participants have consented to the voluntary reimbursement) and for each $1,000 of original investment by a participant pursuant to the voluntary pro rata reimbursement program:

	Exchange Value of Shares of Common Stock to be Received by Participants per $1,000 Original Investment	Voluntary Reimbursement
		Per $1,000 Original Investment(1)	Total
Empire State Building Associates L.L.C.	$33,085	$101	$3,329,234
60 East 42nd St. Associates L.L.C.	$38,972	$236	$1,653,504
250 West 57th St. Associates L.L.C.	$35,722	$204	$733,795

(1)	Empire State Building Associates L.L.C.’s, 60 East 42nd St. Associates L.L.C.’s and 250 West 57th St. Associates L.L.C.’s share of the aggregate voluntary reimbursement (before any reimbursements) is $3,150,896, $1,564,930, and $694,487, respectively, plus interest. The amount shown in the table includes accrued interest through September 30, 2011 and does not include interest which will accrue subsequent to September 30, 2011.

The supervisor requests that each participant consent to the voluntary pro rata reimbursement program on the consent form accompanying this prospectus/consent solicitation. If you consent to the voluntary pro rata reimbursement program and the consolidation or a third-party portfolio transaction is consummated, your share of distributions will be reduced by your pro rata share of the costs, plus interest, advanced by the supervisor and Peter L. Malkin for the former property manager and leasing agent legal proceedings plus interest. If you give such consent but your subject LLC does not participate in the consolidation, your pro rata share of the former property manager and leasing agent legal proceedings advanced costs will be deducted from any future distributions until your pro rata share is paid in full.

The voluntary pro rata reimbursement program is an independent program. Your consent, withheld consent, or failure to consent to the voluntary pro rata reimbursement program will not have any effect on whether or not your subject LLC participates in the consolidation or a third-party portfolio transaction.

REPORTS, OPINIONS AND APPRAISALS

General

The exchange values were determined as of July 1, 2011 by Duff & Phelps, LLC, the independent valuer and have been assigned to each subject LLC, each private entity and the management companies solely to establish a consistent method of allocating the consideration among the participating entities for purposes of the consolidation. The exchange values were based on an appraisal of the subject LLCs, the private entities and the management companies by the independent valuer.

Duff & Phelps, as independent financial advisor, was engaged by the supervisor on behalf of the subject LLCs, the private entities and the management companies to appraise the properties owned by the subject LLCs and the private entities, value the supervisor and the management companies and to render its opinion as to the fairness, from a financial point of view, to each subject LLC and each private entity and the participants in each subject LLC and each private entity, of the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among each subject LLC, each private entity and the management companies and (ii) to the participants in each subject LLC and each private entity.

The independent valuer has delivered a written summary of its analysis, based upon the review, analysis, scope, assumptions, qualifications and limitations described therein, as to the estimated fair market value of the properties owned by the subject LLCs and the private entities as of July 1, 2011 (the “Appraisal”). The Appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix B and should be read in its entirety.

Duff & Phelps was engaged based on its experience as a leading global independent provider of financial advisory, real estate, and investment banking services. Duff & Phelps delivers advice principally in the areas of valuation, transactions, financial restructuring, dispute and taxation. Since 2005, Duff & Phelps has completed hundreds of valuations in the real estate investment trust and real estate operating company industry and rendered over 286 fairness opinions in transactions aggregating over $98 billion. Duff & Phelps has also rendered over 204 solvency opinions in transactions aggregating over $984 billion.

Appraisal

Summary of Methodology. In traditional valuation theory, the three approaches to estimating the value of an asset are the cost approach, sales comparison approach, and income capitalization approach. Each approach assumes valuation of the property at the property’s highest and best use. From the indications of these analyses, an opinion of value is reached based upon expert judgment within the outline of the appraisal process.

Income Approach

The income capitalization approach (“income approach”) simulates the reasoning of an investor who views the cash flows that would result from the anticipated revenue and expense on a property throughout its lifetime. The net income (“NOI”) developed in its analysis is the balance of potential income remaining after vacancy and collection loss, and operating expenses. This net income is then capitalized at an appropriate rate to derive an estimate of value or discounted by an appropriate yield rate over a typical projection period in a discounted cash flow analysis. Thus, two key steps are involved: (1) estimating the net income applicable to the subject and (2) choosing appropriate capitalization rates and discount rates.

The discounted cash flow (“DCF”) analysis focuses on the operating cash flows expected from the property and the anticipated proceeds of a hypothetical sale at the end of an assumed holding period. These amounts are then discounted to their present value. The discounted present values of the income stream and the reversion are added to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income projected in the early years more heavily than the income and the sale proceeds to be received later.

With respect to the DCF analysis, the independent valuer used financial projections of the supervisor and the management companies, in each case provided to the independent valuer by management of the supervisor. In addition, the independent valuer used financial projections of the subject LLCs and private entities and the properties owned by the subject LLCs and private entities. These financial projections were (i) presented by the independent valuer based on the Information (as defined below) provided by management of the supervisor and analysis performed by the independent valuer and (ii) reviewed and approved by management of the supervisor.

The independent valuer relied primarily on the DCF method to determine the market value of the operating properties owned by the subject LLCs and private entities. The independent valuer relied on the sales comparison approach to value the Stamford, CT land. However, the independent valuer corroborated its results through an analysis of the implied capitalization rate for each property. The independent valuer analyzed the implied capitalization rate based on the value determined via the DCF and the first several years of projected NOI.

The income approach was relied upon in determining the market value of the properties owned by the subject LLCs and private entities. This is the approach the independent valuer believes utilized by typical investors and other market participants in the local market of the properties owned by the subject LLCs and private entities, and was therefore determined to be the most reliable indicator of market value.

Cost Approach

The cost approach considers the cost to replace the existing improvements, less accrued depreciation, plus the market value of the land. The cost approach is based on the understanding that market participants relate value to cost. The value of the property is derived by adding the estimated value of the land to the current cost of constructing a reproduction or replacement for the improvements and then subtracting the amount of depreciation in the structure from all causes. Profit for coordination by the entrepreneur is included in the value indication.

The cost approach was omitted from the independent valuer’s analysis, as it is not an approach typically utilized by investors in the local market of the properties owned by the subject LLCs and private entities. Additionally, a portion of the properties owned by the subject LLCs and private entities are unique and historic buildings. The reproduction of the improvements would not be possible in many cases, and a replacement of the improvements would not necessarily constitute an adequate substitute, given their unique and historic nature.

Sales Comparison Approach

The sales comparison approach estimates value based on what other purchasers and sellers in the market have agreed to as price for comparable properties. This approach is based upon the principle of substitution, which states that the limits of prices, rents, and rates tend to be set by the prevailing prices, rents, and rates of equally desirable substitutes. In conducting the sales comparison approach, the independent valuer gathered data on reasonably substitutable properties and makes adjustments for transactional and property characteristics. The resulting adjusted prices lead to an estimate of the price one might expect to realize upon sale of the property.

The sales comparison approach was considered but omitted from its analysis (with the exception of the Stamford, CT land), as the income approach was deemed by the independent valuer to be a more reliable indicator of market value, as it is the typical approach utilized by investors in the local market of the properties owned by the subject LLCs and private entities. Sales comparables were used to corroborate the independent valuer’s value conclusions arrived at using the income approach.

Ground Lease and Operating Lease Methodology

The following table shows the individual properties that are subject to ground leases or operating leases:

Property	Ground Lease Type
The Empire State Building	Operating Lease with Private Entity
One Grand Central Place	Operating Lease with Private Entity
250 W 57th Street	Operating Lease with Private Entity
1350 Broadway	Third-Party
501 Seventh Avenue	Operating Lease with Private Entity

Four of the properties owned by the subject LLCs and private entities listed above are subject to operating leases with a private entity. A subsidiary of Malkin Holdings LLC is supervisor to both the property owner or ground lessee with a third-party and the operating lessee.

One of the properties (which is owned by a private entity) listed above is subject to a “third-party” ground lease, which is a standard ground lease in which a third-party owns the land, and a subsidiary of the private entity is the lessee of the land and the owner of the building, until ground lease expiration when building ownership reverts back to the ground lessor. The private entity that is the ground lessee makes contractual ground rent payments to the third-party land owner for these properties.

As some of the properties owned by the subject LLCs and private entities are subject to operating leases, the independent valuer determined the value for the private entity or subject LLC that is the property owner or ground lessee with a third-party and the private entity that is the operating lessee. In order to determine the market value of the land and building, the independent valuer used the same discounted cash flow technique highlighted above to estimate the value of the unencumbered property. Secondly, the independent valuer deducted the present value of the fixed rent payments. Lastly, the independent valuer split the adjusted value evenly between the private entity or subject LLC that is the property owner or ground lessee with a third-party and the private entity that is the operating lessee.

The allocated exchange value was allocated 50% to the property owner and 50% to the operating lessee in a two tier entity instead of being allocated in accordance with discounted cash flow based on representations of the supervisor as to the original intent to treat the two tier entities as equivalent to a joint venture and the historical treatment of the two tier entities in this manner. The supervisor has represented that historically, agreements have been entered into to share capital expenditure and financing costs and the operating leases have been extended in connection therewith. As a result, the allocated exchange value has been allocated equally to the property owner and operating lessee, rather than in proportion to discounted cash flow, which would have resulted in a higher allocation to the property owner, which, in the case of Empire State Building Associates L.L.C. would have been significantly higher.

For the property subject to a third-party ground lease, the independent valuer estimated the value of the private entity that is the ground lessee by calculating the present value of the future cash flows through the contractual term including all potential extensions noting that the reversion of the building would flow to the third-party ground lessor.

In applying the discounted cash flow technique, the independent valuer estimated the operating results over a hypothetical 10-year holding period and assumed the properties owned by the subject LLCs and private entities would be sold at the end of the final year for a price calculated by capitalizing the following year’s projected net operating income. The independent valuer averaged the 11th, 12th and 13th years to account for any inconsistencies in cash flow. The independent valuer then discounted the cash flows at a rate reflective of market conditions, bearing in mind the investment characteristics of the properties owned by the subject LLCs and private entities. Lastly, the independent valuer selected a terminal capitalization rate reflective of anticipated market conditions, the likely future condition of the properties owned by the subject LLCs and private entities, and the uncertainty associated with estimates of future income and value.

Conclusion as to Value. Based on the valuation methodology described above, the independent valuer estimated the value of properties owned by the subject LLCs and the private entities, before deducting mortgage indebtedness and other liabilities, and the business of the management companies as follows:

Property(1)	Real Estate or (for the Management Companies) Business Value Conclusion(2)
Empire State Building	$2,520,000,000
One Grand Central Place	$687,000,000
250 West 57th Street	$316,000,000
1333 Broadway	$189,000,000
1350 Broadway(3)	$186,000,000
1359 Broadway	$192,000,000
501 Seventh Avenue	$159,000,000
69-97 Main St.	$25,000,000
77 West 55th Street & 1010 Third Avenue	$56,000,000
Metro Center	$138,000,000
10 Union Square	$49,000,000
103-107 Main Street	$5,000,000
100, 200 & 300 First Stamford Place	$258,000,000
10 Bank Street	$45,000,000
1542 Third Avenue	$32,000,000
383 Main St.	$40,000,000
500 Mamaroneck Avenue	$44,000,000
BBSF LLC	$14,600,000
Supervisor and Management Companies(4)	$14,525,000

(1)	Excludes three private entities which are the ground lessees and an operating lessee of two properties that are supervised by the supervisor, having an appraised value of $715,100,000, determined on a basis consistent with the exchange values of the subject LLCs and the private entities that are supervised by the supervisor. The operating partnership has entered into option agreements pursuant to which it has the option to acquire their property interests upon the final resolution of certain ongoing litigation with respect to their properties.
(2)	Represents the fee simple values, except as otherwise noted, which have been allocated to the subject LLCs and the private entities as described in “Exchange Value and Allocation of Common Stock.”
(3)	Reflects the interest in the leasehold only.
(4)	Total exchange value of the supervisor excludes the value attributable to the supervisor’s overrides, which are included in the value of the overrides that the Malkin Holdings group holds in the subject LLCs and the private entities.

Compensation and Material Relationships. The subject LLCs and the private entities paid the independent valuer an aggregate fee of $1,050,000 for preparing the appraisal and for rendering a fairness opinion. In addition, the independent valuer is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making site visits and preparing the appraisal and the fairness opinion, subject to an aggregate maximum of $20,000, without the supervisor’s written consent, other than expenses of counsel retained by the independent valuer. The independent valuer also is entitled to indemnification against liabilities, including liabilities under federal securities laws from the subject LLCs and the private entities. The fee was negotiated between the subject LLCs, the private entities and the independent valuer and payment thereof is not dependent upon completion of the consolidation. The subject LLCs, the private entities and the management companies have not previously retained the independent valuer to perform services, although the independent valuer has performed a financial reporting appraisal in connection with the consolidation for which customary fees, expense reimbursement, and indemnification were received.

Properties

The following table provides descriptive information regarding the properties proposed to be included in the consolidation.

Properties Proposed For Inclusion In Consolidation

Property Name	Appraised Value as of July 1, 2011	Submarket	Year Built / Renovated(1)	Rentable Square Feet(2)	Percent Leased(3)	Annualized Base Rent(4)	Annualized Base Rent Per Leased Square Foot(5)	Net Effective Rent Per Leased Square Foot(6)	Number of Leases(7)
Manhattan Office Properties
The Empire State Building	$2,520,000,000	Penn Station- Times Sq. South	1930 / In Process					$39.40
Office(8)				2,675,779	67.3%	$62,642,545	$34.79		282
Retail(9)				163,655	89.7%	$14,382,077	$98.01		24
One Grand Central Place	$687,000,000	Grand Central	1930 / In Process					$47.43
Office				1,157,911	79.7%	$41,343,400	$44.77		306
Retail				68,343	87.1%	$5,713,916	$96.00		19
First Stamford Place(11)	$258,000,000	Stamford, Connecticut(12)	1986 / 2003	784,487	90.1%	$27,526,218	$38.95	$38.93	36
250 West 57th Street	$316,000,000	Columbus Circle-West Side	1921 / In Process					$42.73
Office				476,870	84.6%	$15,760,697	$39.05		191
Retail				53,837	100.0%	$4,479,500	$83.20		6
1359 Broadway	$192,000,000	Penn Station- Times Sq. South	1924 / In Process					$37.54
Office				437,943	96.3%	$15,620,373	$37.03		35
Retail				27,618	78.9%	$1,665,115	$76.37		6
1350 Broadway(10)	$186,000,000	Penn Station- Times Sq. South	1929 / In process					$56.29
Office				359,691	74.7%	$10,651,056	$39.65		74
Retail				30,895	100.0%	$5,724,987	$185.30		6
1333 Broadway	$189,000,000	Penn Station- Times Sq. South	1915 / In Process					$43.98
Office				296,565	93.2%	$11,391,478	$41.23		10
Retail				50,063	6.4%	$725,713	$226.86		3
501 Seventh Avenue	$159,000,000	Penn Station- Times Sq. South	1915 / In Process					$35.12
Office				431,971	90.8%	$13,596,266	$34.66		33
Retail				37,765	93.1%	$1,742,195	$49.55		11
Metro Center	$138,000,000	Stamford, Connecticut(12)	1987 / 1999	275,608	100.0%	$12,897,836	$46.80	$47.29	24
500 Mamaroneck Avenue	$44,000,000	Harrison, New York(14)	1986 / 2004	289,682	91.4%	$7,144,466	$26.98	$27.38	30
10 Bank Street	$45,000,000	White Plains, New York(15)	1989 / 2001	228,933	81.7%	$6,186,454	$33.08	$33.97	27
383 Main Avenue	$40,000,000	Norwalk, Connecticut(13)	1985 / 1996	260,468	81.3%	$5,836,564	$27.55	$28.00	19

Total/Weighted Average Office Properties	$4,774,000,000			7,675,908	79.9%	$230,597,353	$37.60	—	1,067

Property Name	Appraised Value as of July 1, 2011		Submarket	Year Built / Renovated(1)	Rentable Square Feet(2)	Percent Leased(3)	Annualized Base Rent(4)	Annualized Base Rent Per Leased Square Foot(5)	Net Effective Rent Per Leased Square Foot(6)	Number of Leases(7)
Retail Properties
10 Union Square	$49,000,000		Union Square	1988 / 1997	58,005	92.1%	$3,668,753	$68.64	$70.01	12
1010 Third Avenue	$56,000,000	(14)	Upper East Side	1963 / 2007(17)	44,662	100.0%	$2,812,709	$62.98	$65.88	2
1542 Third Avenue	$32,000,000		Upper East Side	1993(16)	56,250	100.0%	$2,833,796	$50.38	$47.15	3
77 West 55th Street	$56,000,000	(14)	Midtown	1962(16)	24,102	100.0%	$2,104,651	$87.32	$79.62	3
69-97 Main Street	$25,000,000		Westport, Connecticut	1922/ 2005	17,103	88.3%	$1,303,460	$86.33	$89.46	4
103-107 Main Street	$5,000,000		Westport, Connecticut	1900(16)	4,330	100.0%	$423,696	$97.85	$94.69	3

Sub-Total / Weighted Average Retail Properties	$223,000,000				204,452	96.8%	$13,147,064	$66.44	$65.78	27

Total/Weighted Average Retail Properties(18)					636,628	86.2%	$47,580,568	$86.66	—	102

Portfolio Total	4,997,000,000				8,312,536	80.4%	$278,177,921	$41.64	$41.43	1,169

(1)	For more information regarding the status of ongoing renovations at certain of the company’s properties, see “The Company Business and Properties—Description of the Company’s Properties.”
(2)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes (i) 133,299 square feet of space across the company’s portfolio attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the observatory.
(3)	Based on leases signed and commenced as of September 30, 2011 and calculated as (i) rentable square feet less available square feet divided by (ii) rentable square feet.
(4)	Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to the office properties for leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $3,659,861. Total annualized base rent, net of abatements and free rent, for the company’s office properties is $226,937,492. Annualized base rent for retail properties (including the retail space in the company’s Manhattan office properties) is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements, tenant reimbursements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements, tenant reimbursements and free rent with respect to the retail properties (including the retail space in the company’s Manhattan office properties) for leases in effect as of June 30, 2011 for the 12 months ending June 30, 2012 are $99,206. Total annualized base rent, net of abatements, tenant reimbursements and free rent, for the company’s retail properties is $47,481,362. Annualized base rent data for the company’s office and retail properties is as of September 30, 2011 and does not reflect scheduled lease expirations for the 12 months ending September 30, 2012.
(5)	Represents Annualized Base Rent under leases commenced as of September 30, 2011 divided by leased square feet.
(6)	Net effective rent per leased square foot represents (i) the contractual base rent for leases in place as of September 30, 2011, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of September 30, 2011.
(7)	Represents the number of leases at each property or on a portfolio basis. If a tenant has more than one lease, whether or not at the same property, but with different expirations, the number of leases is calculated equal to the number of leases with different expirations.
(8)	Includes 88,499 rentable square feet of space leased by the company’s broadcasting tenants.
(9)	Includes 3,457 rentable square feet of space leased by Host Services of New York, a licensee of the company’s observatory.
(10)	Denotes a ground leasehold interest in the property with a remaining term, including unilateral extension rights available to the company, of approximately 39 years (expiring July 31, 2050).
(11)	First Stamford Place consists of three buildings. Fairfax Merrifield Associates L.L.C. owns 62.36% of the fee title in a co-tenancy.
(12)	This submarket is part of the Stamford, Connecticut – central business district (CBD) submarket as defined by RCG. See “Economic and Market Overview.”
(13)	This submarket is part of the South Central Stamford, Connecticut submarket as defined by RCG. See “Economic and Market Overview.”
(14)	The appraised value of 1010 Third Avenue includes the value of 77 West 55th Street.

(14)	This submarket is part of the Eastern Westchester County submarket as defined by RCG. See “Economic and Market Overview.”
(15)	This submarket is part of the White Plains, New York – CBD submarket as defined by RCG. See “Economic and Market Overview.”
(16)	No major renovation activity was undertaken at this property
(17)	This property underwent major renovations in 2007 to coincide with the signing of a significant retail lease.
(18)	Includes 432,176 rentable square feet of retail space in the company’s Manhattan office properties.
(19)	112-122 West 34th Street consists of two parcels having separate owners and ownership structures. The real property interests that the company will acquire with respect to the parcel located at 112-120 West 34th Street consist of (i) a ground leasehold interest currently held by 112 West 34th Street Associates L.L.C., a private entity supervised by the supervisor with whom the company has entered into an option agreement and (ii) an operating leasehold interest currently held by 112 West 34th Street Company L.L.C., another private entity supervised by the supervisor with whom the company has entered into an option agreement. The real property interests that the company will acquire with respect to the parcel located at 122 West 34th Street consist of (i) a fee interest and a subleasehold interest currently held by 112 West 34th Street Associates L.L.C. and (ii) an operating leasehold interest currently held by 112 West 34th Street Company L.L.C.

Fairness Opinion

Duff & Phelps, LLC, the independent valuer, also was engaged by the supervisor to opine as to the fairness, from a financial point of view, to each subject LLC and each private entity and the participants in each subject LLC and each private entity, of the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among each subject LLC, each private entity and the management companies and (ii) to the participants in each subject LLC and each private entity (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities).

The full text of the fairness opinion, which contains a description of the assumptions made, matters considered and limitations on the review and analysis, is attached as Appendix A to this prospectus/consent solicitation and should be read in its entirety. Certain of the material assumptions and limitations to the fairness opinion are described below, but this does not purport to be a complete description of the analyses used by the independent valuer in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

Selection of the Fairness Opinion Provider. The supervisor selected the independent valuer because of its experience in real estate valuation and its reputation in valuing real estate assets and real estate entities. The compensation payable by the subject LLCs and private entities to the independent valuer in connection with the rendering of the fairness opinion is not contingent on the approval or completion of the consolidation.

Summary of Materials Considered and Analysis Performed.

In connection with its fairness opinion, the independent valuer has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. The independent valuer also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities, business, and real estate valuation, in general, and with respect to similar transactions, in particular. The independent valuer’s procedures, investigations, and financial analysis with respect to the preparation of its fairness opinion included, but were not limited to, the items summarized below:

1. Reviewed the following documents:

a. a draft of this prospectus/consent solicitation in substantially the form intended to sent to participants in the private entities;

b. a draft of the private consent solicitation in substantially the form intended to be provided to the participants in the private entities;

c. unaudited segment and pro forma financial information for the subject LLCs and private entities, the supervisor, and the management companies for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011, in each case, provided to the independent valuer by the supervisor;

d. historical operating and financial information including property-level financial data relating to the business, financial condition and results of operations of the subject LLCs and private entities, the properties owned by the subject LLCs and private entities, the supervisor, and the management companies, in each case, provided to the independent valuer by the supervisor;

e. other internal documents relating to the history, current operations, current budgets, and probable future outlook of the subject LLCs and private entities, the properties owned by the subject LLCs and private entities, the supervisor, and the management companies, including financial projections of the supervisor, and the management companies, in each case provided to the independent valuer by management of the supervisor, and financial projections of the subject LLCs and private entities and the properties owned by the subject LLCs and private entities, which financial projections were (i) presented by the independent valuer based on the Information (as defined below) provided by management of the supervisor and analysis performed by the independent valuer and (ii) reviewed and approved by management of the supervisor;

f. a letter dated              from the supervisor to the independent valuer which made certain representations as to historical financial statements, financial projections and the underlying assumptions for the subject LLCs and private entities, the properties owned by the subject LLCs and private entities, the supervisor, and the management companies, the allocation of fee simple value among certain entities which are ground lessees or operating lessees, and the equity interest allocation worksheets for the subject LLCs and private entities;

g. other documents and information related to the properties owned by the subject LLCs and prepared by management of the supervisor, including: floor plans, re-measurement projections, stacking plans, present market rental package including market rents and concessions, rent rolls, lease abstracts, property tax cards, capital expenditure projections stabilization estimates for the properties, Argus files prepared by the supervisor and operating expense estimates (collectively, the “Information”);

h. organizational and related documents of the subject LLCs and the private entities and

i. the schedule setting forth the allocation of consideration provided from the supervisor to the independent valuer.

2. Discussed the information referred to above and the background, other elements of the consolidation, conditions in property markets, conditions in the market for sales or acquisitions of properties similar to the properties owned by the subject LLCs and private entities, current and projected operations and performance, financial condition, and future prospects of such properties, the supervisor, and the management companies with the supervisor and professionals from Pearson Partners, Inc. and CBRE Group, Inc., both as representatives of the Helmsley estate, a significant investor in certain of the subject LLCs and the private entities;

3. Reviewed the historical trading price and trading volume of the publicly traded securities of certain other companies that the independent valuer deemed relevant;

4. With respect to the supervisor and the management companies, performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, and an analysis of selected public companies that the independent valuer deemed relevant;

5. With respect to the properties owned by the subject LLCs and the subject LLCs and private entities, conducted independent valuations using generally accepted valuation and analytical techniques that the independent valuer deemed relevant;

6. Performed site visits for each of the properties owned by the subject LLCs and the private entities, with the exception of the properties located in Westport, CT at 69-97 Main Street and 103-107 Main Street and

7. Conducted such other analyses and considered such other factors as the independent valuer deemed appropriate.

Summary of Analysis. The following is a summary of financial analyses conducted by the independent valuer in connection with, and in support of, the fairness opinion. The summary of the opinion and analysis of the independent valuer set forth in this prospectus/consent solicitation is qualified in its entirety by reference to the full text of such opinion.

Appraisal. In preparing its opinion, the independent valuer’s scope of work included an investigation, analysis, and valuation of the properties owned by the subject LLCs and the private entities. More specifically, it included inspecting the interior and exterior of the properties owned by the subject LLCs and the private entities (with the exception of 69-97 Main Street and 103-107 Main Street), and examining local and regional market data. The independent valuer spoke with the supervisor’s asset managers and the property managers for the properties and consulted local real estate professionals and databases for comparable rentals and sales. Additionally, the independent valuer analyzed local market conditions as well as competitive metrics, economics and yields and placed primary reliance on the income approach to determine the fair market value of the properties owned by the subject LLCs and the private entities as of July 1, 2011.

Supervisor and Management Companies—Business Enterprise Valuations. The independent valuer estimated the operating business values of each of the management companies and the supervisor. In estimating the operating business values for each of the management companies and the supervisor, the independent valuer utilized a discounted cash flow analysis. In addition, the independent valuer used a selected public companies analysis as a second indication of operating business value for Malkin Construction Corp. The exchange value ascribed to the supervisor and the management companies was derived by reducing their enterprise values by the net liabilities of each of the businesses, as described more fully in “Exchange Value and Allocation of Common Stock—Derivation of Exchange Values”.

Discounted Cash Flow Analysis. The independent valuer performed a discounted cash flow analysis of the projected free cash flows of the supervisor and the management companies, with free cash flow defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis provided an indication of the operating business value by discounting the future free cash flows utilizing a weighted average cost of capital for the discount rate. The projected free cash flows were based on financial projections and assumptions provided by the supervisor for the years ended December 31, 2011 through 2020.

The independent valuer estimated the present value of all cash flows after 2020, referred to herein as the terminal value, of the supervisor and the management companies by utilizing a perpetuity formula, a commonly accepted terminal value approach, based on the projected free cash flow in 2020. For Malkin Properties, the independent valuer normalized the projected 2020 free cash flow to reflect normalized levels of leasing, financing and other fees.

The independent valuer assumed an 11.5% to 13.5% weighted average cost of capital to discount the projected free cash flows and terminal value for the property management companies and the supervisor. The independent valuer assumed a 15.5% to 17.5% weighted average cost of capital to discount the projected free cash flows and terminal value for Malkin Construction Corp. The discount rates used are equivalent to the rates of return that security holders could expect to realize on alternative investment opportunities with risk profiles similar to those of the management companies and the supervisor.

Based on its assumptions, and the projected financials provided by the supervisor, the independent valuer’s discounted cash flow analysis indicated a range of operating business value for the property management companies of $4.0 million to $4.6 million, a range of operating business value for the supervisor of $4.0 million to $5.0 million, and a range of operating business value for Malkin Construction Corp of $5.3 million to $6.3 million. Note that the operating business value of the supervisor excludes the value of any of its or its affiliates overrides in the properties owned by the subject LLCs and the private entities, which are included in the consideration received by the Malkin Holdings group from the subject LLCs and private entities.

Selected Publicly Traded Companies Analysis. The independent valuer compared certain financial metrics of Malkin Construction Corp. to corresponding data and ratios from similar construction companies. For purposes of its analysis, the independent valuer used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which indicated an estimate of the operating business value of Malkin Construction Corp. The five companies included in the selected publicly traded companies analysis were:

•	Bird Construction Inc.

•	Balfour Beatty plc

•	Churchill Corp.

•	Kier Group plc

•	Tutor Perini Corporation

The independent valuer selected these companies for its selected publicly traded companies analysis based on its familiarity with companies in the construction industry and their relative similarity, primarily in terms of business model, to that of Malkin Construction Corp.

The table below reflects the observed trading multiples and the historical and projected financial performance, on an aggregate basis, of the peer group.

	EV / 2011E EBITDA	EV / 2012E EBITDA	EV / 2011E Revenue	Revenue Growth			EBITDA Margin
				3-YR CAGR	2011E	2012E	2011E	2012E
Minimum	3.3x	2.7x	0.14x	-11.6%	3.3%	2.1%	3.7%	3.8%
Maximum	5.5x	3.9x	0.32x	21.0%	17.2%	22.6%	5.8%	6.9%
Mean	4.1x	3.5x	0.22x	4.5%	8.8%	10.0%	4.6%	5.4%
Median	3.8x	3.7x	0.19x	3.8%	7.4%	7.6%	4.2%	5.7%

CAGR = Compounded Annual Growth Rate

Enterprise Value (“EV”) = (Market Capitalization) + (Debt + Preferred Stock + Minority Interest)—(Cash & Equivalents)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Note: Financial data as of June 30, 2011.

Source: Bloomberg, Capital IQ, SEC filings

In order to estimate a range of operating business values for Malkin Construction Corp, the independent valuer selected and applied valuation multiples of projected 2011 and 2012 EBITDA ranging from 3.5x to 4.5x and projected 2011 revenue multiples ranging from 0.10x to 0.12x based on the historical and projected financial performance of Malkin Construction Corp. as compared to the selected publicly traded companies. As a result of these selected valuation multiples, the selected publicly traded companies analysis indicated an estimated operating business value for Malkin Construction Corp. of $5.3 million to $6.3 million.

None of the companies utilized for comparative purposes in the independent valuer’s analysis were identical to Malkin Construction Corp. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected publicly traded companies, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Malkin Construction Corp.

Exchange Value and Allocation. The independent valuer’s evaluation of the fairness from a financial point of view of the allocations of Class A common stock, Class B common stock, operating partnership units or cash consideration among the subject LLCs, private entities, the supervisor, and the management companies employed comparisons of the exchange value of each individual interest to the to the aggregate exchange value of all such interests. The exchange values are based on the appraised values of the properties owned by the subject LLCs and private entities, the supervisor, and the management companies and is more fully described in “Exchange Value and Allocation of Common Stock—Derivation of Exchange Value.”

Relying on these exchange values, the independent valuer observed that the allocation of Class A common stock, Class B common stock, operating partnership units or cash consideration among the subject LLCs, private entities, the supervisor, and the management companies, reflects the net value of the assets contributed in the consolidation. The independent valuer believes that basing such allocations on the value of net assets contributed is fair from a financial point of view.

Conclusions. Based on the analysis and subject to the assumptions, limitations and qualifications discussed in this consent solicitation and in its fairness opinion, the independent valuer will deliver its opinion to the effect that, subject to the assumptions, limitations and qualifications contained in its opinion, the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among each subject LLC, each private entity and the management companies is fair from a financial point of view, and (ii) to the participants in each subject LLC and each private entity is fair from a financial point of view (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities).

Assumptions, Qualifications and Limiting Conditions. In performing its analyses and rendering its fairness opinion with respect to the consolidation, the independent valuer, with the supervisors’ consent relied on certain assumption stated in its fairness opinion, including the following:

1.	Relied upon the accuracy, completeness, and fair presentation of the Information and all other information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including management of the supervisor, and did not independently verify any of the Information or such information;

2.	Assumed that any estimates, evaluations, forecasts, projections, documents and information related to the properties owned by the subject LLCs and the private entities prepared by the management of the supervisor and the schedule setting forth the allocation of consideration among the holders of interest in each subject LLC and private entity furnished to the independent valuer were reasonably prepared and based upon the best information currently available to, and the good faith judgment of, the person furnishing the same;

3.	Assumed that information supplied and representations made by management of the supervisor are substantially accurate regarding the supervisor and the consolidation;

4.	Assumed that the factual statements concerning the subject LLCs, the private entities and their properties made in this prospectus/consent solicitation and in the offering memorandum/consent solicitation (other than descriptions of the Appraisal supplied by the independent valuer) in the solicitation of participants in the private entities do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading;

5.	Assumed that there has been no material change in the assets, financial condition, business, or prospects of the subject LLCs or private entities, the properties they own, the supervisor or the management companies since the date of the most recent financial statements and other information made available to the independent valuer;

6.	Assumed that each of the subject LLCs and private entities will consent to the consolidation, and that the company will acquire all of assets and liabilities of the subject LLCs and private entities, the supervisor, and the management companies (other than certain specific excluded assets);

7.	Assumed that, for the purposes of its analysis, the values of each form of consideration (Class A common stock, Class B common stock, operating partnership units or cash) are equivalent;

8.	Assumed at the direction of the supervisor that, for the purpose of its analysis, the value of each form of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) is equivalent;

9.	Assumed that all of the conditions required to implement the consolidation will be satisfied and that the consolidation will be completed in accordance with the prospectus/consent solicitation and the offering memorandum/consent solicitation for the private entities without any amendments thereto or any waivers of any terms or conditions thereof and

10.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the consolidation will be obtained without any adverse effect on the company, the supervisor, or the management companies.

Limitations and Qualifications of Fairness Opinion. To the extent that any of the foregoing assumptions or any of the facts on which the fairness opinion is based prove to be untrue in any material respect, the fairness opinion cannot and should not be relied upon. Furthermore, in the independent valuer’s analysis and in connection with the preparation of the fairness opinion, the independent valuer has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the consolidation. For purposes of the fairness opinion, the phrase “the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) to the participants in each subject LLC and each private entity is fair from a financial point of view (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each private entities)” means that, as of the date hereof and in the independent valuer’s judgment, the consideration set forth on the schedule of the allocation of consideration provided from the supervisor to the independent valuer opposite each participant or member’s name is the consideration to which such participant or member is entitled under the constituent documents of the subject LLCs and private entities as provided to the independent valuer by the supervisor.

The independent valuer has prepared the valuation of the subject LLCs and private entities, their properties, the supervisor and the management companies as of July 1, 2011 and assumes (i) no responsibility for changes in market conditions and (ii) no obligation to revise its analysis to reflect any such changes which occurred subsequent to July 1, 2011. The independent valuer fairness opinion was dated as of                      2012. The fairness opinion was necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of                      201  , and the independent valuer disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the fairness opinion which may come or be brought to the attention of the independent valuer after the date hereof.

The independent valuer has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the consolidation, the assets, businesses or operations of the properties owned by the subject LLCs and private entities, the supervisor, or the management companies, or (ii) advise the supervisor or any other party with respect to alternatives to the consolidation.

The independent valuer is not expressing any opinion as to the market price or value of the company, including the price at which the class A common stock may trade at any time, or, except as set forth in the valuation analysis, any particular property, the supervisor or the management companies, either before or after the completion of the consolidation or the IPO. The independent valuer fairness opinion is based on its valuation analyses of the properties owned by the subject LLCs and private entities, the subject LLCs and private entities, the supervisor, and the management companies as of June 30, 2011. The independent valuer’s analysis did not take into account (i) the impact of the consolidation with respect to tax consequences for the participants in the subject LLCs or private entities; (ii) the market price or value of the company or, except as set forth in the valuation analysis, any particular property, the supervisor or the management companies, either before or after the completion of the consolidation or the IPO; (iii) any potential incremental value attributable to the portfolio of assets taken as a whole after giving effect to the consolidation and (iv) the effects of variations in aggregate values attributed to the portfolio assets after giving effect to the consolidation on relative values of such portfolio assets. The fairness opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the supervisor’s credit worthiness, as tax advice, or as accounting advice. The independent valuer has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

The fairness opinion is for the information of the supervisor, its officers, managers and members of the subject LLCs and private entities in connection with their consideration of the consolidation and may not be used for any other purpose without the independent valuer’s prior written consent. The basis and methodology for the fairness opinion have been designed specifically for the express purposes of the supervisor, the subject LLCs, the private entities and the management companies and may not translate to any other purposes. The fairness opinion (i) does not address the merits of the underlying business decision to enter into the consolidation versus any alternative strategy or transaction, (ii)is not a recommendation as to how the participants of subject LLCs and private entities should vote or act with respect to any matters relating to the consolidation, and (iii) does not address whether the participants of subject LLCs and private entities should elect to receive common stock, limited partnership interests in the operating partnership, or cash, or whether to proceed with the consolidation or any related transaction. The ultimate decision to participate in the consolidation or any related transaction must be made by each subject LLC or private entity and will need to take into account factors unrelated to the financial analysis on which the fairness opinion is based. The fairness opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Compensation and Material Relationships. The subject LLCs and the private entities paid the independent valuer an aggregate fee for of $1,050,000 preparing the appraisal and to render a fairness opinion set forth under “Reports, Opinions and Appraisals—Fairness Opinion.”

EXCHANGE VALUE AND ALLOCATION OF COMMON STOCK

Exchange Value Allocation of Common Stock

General. The exchange value for each subject LLC, each private entity and the management companies was determined as of July 1, 2011 to establish a consistent method of allocating common stock and operating partnership units for purposes of the consolidation. The shares of common stock and operating partnership units to be issued to each subject LLC, private entity and the management companies will be allocated based on their respective share of the aggregate exchange value. The number of shares of common stock, on a fully-diluted basis, to be issued in the consolidation, as presented in this prospectus/consent solicitation, was determined by dividing the aggregate exchange value by $10 and each subject LLC’s share of the common stock, on a fully-diluted basis, is equal to its exchange value divided by $10. The hypothetical value per share of $10 was an arbitrary amount chosen by the supervisor for the sole purpose of illustrating the allocation of common stock and operating partnership units.

The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The value of the consideration will be based on the enterprise value determined in connection with the pricing of the IPO. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value of the company in connection with the IPO (which will be allocated in proportion to the relative share of the aggregate exchange value) divided by the IPO price. The enterprise value may be higher or lower than the aggregate exchange value. Additionally, the IPO price may be more or less than the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor for illustrative purposes and, after the offering, the shares of Class A common stock may trade above or below the IPO price. See “Risk Factors.” Accordingly, both the number of shares of common stock and the value of the shares of common stock that each participant will receive for each $1,000 of original investment could be higher or lower than the hypothetical amounts set forth in this prospectus/ consent solicitation. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

No fractional share of common stock will be issued by the company in connection with the consolidation. See “No Fractional Share of Common Stock.”

Adjustments to Exchange Value and Allocation of Shares of Common Stock. All determinations of the exchange value for purposes of allocating the common stock and operating partnership units among the subject LLCs, the private entities and the management companies were determined as of July 1, 2011 in the manner described below under “Derivation of Exchange Values.” No adjustment will be made to the allocations of any of the subject LLCs, private entities or the management companies. The exchange value will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation. As of the date of this prospectus/consent solicitation, the supervisor does not know of any material change regarding any subject LLC, any private entity or the management companies that will affect materially the exchange value for that entity.

Derivation of Exchange Values

The exchange value has been determined for each subject LLC, each private entity and the management companies, as described below.

The subject LLCs and the private entities for two tier properties in which there is a property owner and an operating lessee—the exchange value of each subject LLC or private entity is determined as follows:

•	the total allocable value as described below has been allocated equally between the property owner and operating lessee:

•	the total allocable value equals the sum of:

•	the appraised value, on a fee simple basis, of a subject LLC’s or private entity’s property, as determined by the independent valuer’s appraisal of such property, as of July 1, 2011 and

•

the amount by which the actual net working capital of the subject LLC and the private entity exceeds (such value being negative if it is exceeded by) the normalized level of net working capital required to operate the property owned by the subject LLC or private entity, except for cash in excess of the normalized level of working capital which will be retained by the subject LLC and the private entity and distributed to their participants. Net working capital as used in this allocation is defined as current assets (excluding cash and cash equivalents, except to the extent required to maintain the normalized levels of working capital), less current liabilities (excluding the current portion of debt). As of June 30, 2011 the supervisor determined that there was no excess or deficit in the net working capital over the normalized level of working capital at any of the subject LLCs or private entities, with the exception of the unpaid cash overrides addressed below and

•	the amount of cash held by the subject LLC and private entity that is expressly designated for property improvements, as of June 30, 2011, as provided by the supervisor;

•	reduced by:

•	the face value of shared mortgage debt obligations, which are mortgage debt obligations of the property owner that are serviced by basic rent paid by the operating lessee, as of June 30, 2011 and

•	the present value of the base operating lease payments from the operating lessee to the property owner.

•	fifty percent of such allocable value is allocated to the property owner and is adjusted as follows to estimate the exchange value of the property owner:

•	subtract the after-tax present value of supervisory fees paid to the supervisor and unpaid cash flow overrides as of June 30, 2011;

•	subtract the property owner debt obligations that are not shared mortgage debt obligations serviced with basic rent paid by the operating lessee as of June 30, 2011 and

•	add the present value of the base operating lease payments from the operating lessee to the property owner.

•	fifty percent of such allocable value is allocated to the operating lessee and is adjusted as follows to estimate the exchange value of the operating lessee:

•	subtract the after-tax net present value of the supervisory fees paid to the supervisor and the unpaid cash overrides as of June 30, 2011.

The allocated exchange value was allocated 50% to the property owner and 50% to the operating lessee in a two tier entity instead of being allocated in accordance with discounted cash flow based on representations of the supervisor as to the original intent to treat the two tier entities as equivalent to a joint venture and the historical treatment of the two tier entities in this manner. The supervisor has represented that historically, agreements have been entered into to share capital expenditure and financing costs and the operating leases have been extended in connection therewith. As a result, the allocated exchange value has been allocated equally to the property owner and operating lessee, rather than in proportion to discounted cash flow, which would have resulted in a higher allocation to the property owner, which, in the case of Empire State Building Associates L.L.C. would have been significantly higher.

The private entities for fee simple properties, properties with co-tenancy arrangements and properties with third-party ground leases—the exchange value of each private entity is determined as follows:

•	the sum of:

•

the appraised value of a private entity’s (i) property on a fee simple basis when such property is owned, or (ii) leasehold when the lessor of such leasehold is a third party, as determined by the independent valuer’s appraisal of such property or leasehold as of July 1, 2011;

•

the amount by which the actual net working capital exceeds (such value being negative if it is exceeded by) the normalized level of net working capital required to operate the property owned by the subject LLC or private entity and

•	the amount of cash held in the subject LLC or private entity that is expressly designated for property improvements as of June 30, 2011, as provided by the supervisor;

•	reduced by:

•	the face value of its mortgage debt balance as of June 30, 2011 and

•	the after-tax net present value of the supervisory fees paid to the supervisor.

The supervisor and management companies—The exchange value of the supervisor and the management companies was determined based on the independent valuer’s appraisal of such entities operating business values, as summarized in the following table as of July 1, 2011.

Appraised Value of the Management Companies

	Concluded Operating Business Value
	Low High	Midpoint
Malkin Holdings, LLC(1)	$4,000,000 – $5,000,000	$4,500,000
Malkin Properties	$4,000,000 – $4,550,000	$4,250,000
Malkin Construction Corp.	$5,325,000 – $6,250,000	$5,775,000

(1)	Total exchange value of the supervisor excludes the value attributable to the supervisor’s overrides, which are included in the value of the overrides that the Malkin Holdings group holds in the subject LLCs and the private entities.

The exchange value of the management companies was then computed as the operating business value determined by the independent valuer as of July 1, 2011 plus, in the case of the supervisor, the value of the unpaid cash overrides that are accrued but unpaid.

The derivation of the exchange value of each subject LLC, each private entity, the supervisor and the management companies, is summarized in the following tables.

The following table shows the derivation of the total allocable value which is the value that, in the case of Two Tier Properties, is shared equally by the property owner and ground lessee or operating lessee:

Entity(1)	Appraised Property Value(2)	Shared Debt Obligations(3)	Present Value of Base Operating Rent(4)	Cash for Improvements	Total Allocable Value(5)
Empire State Building	$2,520,000,000	($98,500,000)	($81,000,000)	$47,026,456
Empire State Building Associates L.L.C.					$1,193,763,228
Empire State Building Company L.L.C.					$1,193,763,228

Total	$2,520,000,000	($98,500,000)	($81,000,000)	$47,026,456	$2,387,526,456
One Grand Central Place	$687,000,000	($92,614,558)	($14,000,000)	$0
60 East 42nd St. Associates L.L.C.					$290,192,721
Lincoln Building Associates L.L.C.					$290,192,721

Total	$687,000,000	($92,614,558)	($14,000,000)	$0	$580,385,442
250 West 57th St.	$316,000,000	($40,432,051)	($10,000,000)	$0
250 West 57th St. Associates L.L.C.					$132,783,974
Fisk Building Associates L.L.C.					$132,783,974

Total	$316,000,000	($40,432,051)	($10,000,000)	$0	$265,567,949
1333 Broadway
1333 Broadway Associates L.L.C.	$189,000,000	($71,200,000)	$0	$19,000,348	$136,800,348
1350 Broadway(6)
1350 Broadway Associates L.L.C.	$186,000,000	($40,427,335)	$0	$0	$145,572,665
1359 Broadway
Marlboro Building Associates L.L.C.	$192,000,000	($48,398,090)	$0	$0	$143,601,910
501 Seventh Avenue	$159,000,000	($48,414,235)	($4,000,000)	$0
Seventh & 37th Building Associates L.L.C.					$53,292,882
501 Seventh Avenue Associates L.L.C.					$53,292,882

Total	$159,000,000	($48,414,235)	($4,000,000)	$0	$106,585,765
69-97 Main Street
Soundview Plaza Associates II L.L.C.	$25,000,000	($9,452,274)	$0	$0	$15,547,726
1010 Third Avenue and 79 West 55th Street
East West Manhattan Retail Portfolio L.P.	$56,000,000	($29,232,062)	$0	$0	$26,767,938
Metro Center
One Station Place, Limited Partnership	$138,000,000	($101,029,940)	$0	$0	$36,970,060
10 Union Square
New York Union Square Retail L.P.	$49,000,000	($21,712,399)	$0	$0	$27,287,601
103-107 Main Street
Westport Main Street Retail L.L.C.	$5,000,000	$0	$0	$0	$5,000,000
First Stamford Place(7)	$258,000,000	($244,243,222)	$0	$0
Fairfax Merrifield Associates L.L.C.					$4,289,363
Merrifield Apartments Company L.L.C.					$4,289,363
First Stamford Place L.L.C.					$5,178,051

Total	$258,000,000	($244,243,222)	$0	$0	$13,756,778
10 Bank Street
1185 Swap Portfolio L.P.	$45,000,000	($34,755,853)	$0	$0	$10,244,147
1542 Third Avenue
1185 Swap Portfolio L.P.	$32,000,000	($19,866,346)	$0	$0	$12,133,654
383 Main Ave
Fairfield Merrittview Limited Partnership	$40,000,000	($31,652,980)	$0	$0	$8,347,020
500 Mamaroneck Ave
500 Mamaroneck Avenue L.P.	$44,000,000	($37,831,646)	$0	$0	$6,168,354
BBSF LLC	$14,600,000	$0	$0	$0	$14,600,000
Supervisor and Management Companies
Malkin Holdings, LLC	$4,500,000	$0	$0	$0	$4,500,000
Malkin Properties	$4,250,000	$0	$0	$0	$4,250,000
Malkin Construction Corp.	$5,775,000	$0	$0	$0	$5,775,000

Total	$14,525,000	$0	$0	$0	$14,525,000
Total	$4,970,125,000	($969,762,990)	($109,000,000)	$66,026,804	$3,957,388,814

(1)	Excludes three private entities which are the ground lessees and an operating lessee of two properties that are supervised by the supervisor, having total allocable value of $544,527,000, determined on a basis consistent with the determination of exchange values of the subject LLCs and the private entities that are supervised by the supervisor. The operating partnership has entered into option agreements pursuant to which it has the option to acquire their property interests upon the final resolution of certain ongoing litigation with respect to their properties.
(2)	Represents the fee simple values, except as otherwise noted, which have been allocated to the subject LLCs and the private entities as described in “Exchange Value and Allocation of Common Stock.”
(3)	Debt obligations, including mortgage debt, and in the case of the Two Tier Properties, shared mortgage debt obligations of the fee owner that are serviced by basic rent paid by the operating lessee.
(4)	Represents the present value of the base operating lease payments from the operating lessee to the fee owner.
(5)	Total Allocable Value that is shared equally by the property owner or ground lessee and the operating lessee associated with the Two Tier Properties, defined below, equals the appraised value of such property minus the sum of shared debt obligations and the present value of base rent payable under the operating lease, plus the cash reserves for improvements. Two Tier properties are those in which one entity is a property owner or ground lessee and the other entity is an operating lessee or operating sublessee.
(6)	Reflects the interest in the leasehold only.
(7)	First Stamford Place L.L.C. is a 37.64% co-tenant with Fairfax Merrifield Associates L.L.C. and Merrifield Apartments Company L.L.C., together owning a 62.36% interest. Merrifield Apartments Company L.L.C. is the operating lessee, owning a 50.00% interest in the co-tenancy, for an aggregate ownership interest of 31.18% in the property.

The following table shows the additional adjustments to allocable value to derive the exchange value:

Entity(1)	Total Allocable Value(2)	Present Value of Supervisory Fees(3)	Unpaid Cash Overrides(4)	Unshared Debt Obligations(5)	Present Value of Base Rent(6)	Total Exchange Value(7)
Empire State Building
Empire State Building Associates L.L.C.	$1,193,763,228	($4,820,943)	$0	($60,500,000)	$81,000,000	$1,209,442,285
Empire State Building Company L.L.C.	$1,193,763,228	($3,987,647)	$0	$0	$0	$1,189,775,581

Total	$2,387,526,456	($8,808,589)	$0	($60,500,000)	$81,000,000	$2,399,217,867
One Grand Central Place
60 East 42nd St. Associates L.L.C.	$290,192,721	($1,185,499)	$0	$0	$14,000,000	$303,007,222
Lincoln Building Associates L.L.C.	$290,192,721	($2,662,580)	($608,835)	$0	$0	$286,921,306

Total	$580,385,442	($3,848,079)	($608,835)	$0	$14,000,000	$589,928,528
250 West 57th St.
250 West 57th St. Associates L.L.C.	$132,783,974	($697,707)	$0	$0	$10,000,000	$142,086,267
Fisk Building Associates L.L.C.	$132,783,974	($709,094)	($787,443)	$0	$0	$131,287,437

Total	$265,567,949	($1,406,801)	($787,443)	$0	$10,000,000	$273,373,704
1333 Broadway
1333 Broadway Associates L.L.C.	$136,800,348	($367,944)	$0	$0	$0	$136,432,404
1350 Broadway
1350 Broadway Associates L.L.C.	$145,572,665	($515,584)	$0	$0	$0	$145,057,081
1359 Broadway
Marlboro Building Associates L.L.C.	$143,601,910	($731,745)	$0	$0	$0	$142,870,166
501 Seventh Avenue
Seventh & 37th Building Associates L.L.C.	$53,292,882	($409,934)	$0	($819,876)	$4,000,000	$56,063,072
501 Seventh Avenue Associates L.L.C.	$53,292,882	($667,383)	$0	$0	$0	$52,625,499

Total	$106,585,765	($1,077,317)	$0	($819,876)	$4,000,000	$108,688,572
69-97 Main Street
Soundview Plaza Associates II L.L.C.	$15,547,726	($172,426)	$0	$0	$0	$15,375,300
1010 Third Avenue and 79 West 55th Street
East West Manhattan Retail Portfolio L.P.	$26,767,938	($185,355)	$0	$0	$0	$26,582,583
Metro Center
One Station Place, Limited Partnership	$36,970,060	$0	$0	$0	$0	$36,970,060
10 Union Square
New York Union Square Retail L.P.	$27,287,601	($189,570)	$0	$0	$0	$27,098,031
103-107 Main Street
Westport Main Street Retail L.L.C.	$5,000,000	($74,459)	$0	$0	$0	$4,925,541

Entity(1)	Total Allocable Value(2)	Present Value of Supervisory Fees(3)	Unpaid Cash Overrides(4)	Unshared Debt Obligations(5)	Present Value of Base Rent(6)	Total Exchange Value(7)
First Stamford Place(8)
Fairfax Merrifield Associates L.L.C.	$4,289,363	($77,228)	$0	$0	$0	$4,212,136
Merrifield Apartments Company L.L.C.	$4,289,363	($77,228)	$0	$0	$0	$4,212,136
First Stamford Place L.L.C.	$5,178,051	($345,135)	$0	$0	$0	$4,832,916

Total	$13,756,778	($499,591)	$0	$0	$0	$13,257,187
10 Bank Street
1185 Swap Portfolio L.P.	$10,244,147	($180,484)	$0	$0	$0	$10,063,663
1542 Third Avenue
1185 Swap Portfolio L.P.	$12,133,654	($180,484)	$0	$0	$0	$11,953,171
383 Main Ave
Fairfield Merrittview Limited Partnership	$8,347,020	($114,373)	$0	$0	$0	$8,232,647
500 Mamaroneck Ave
500 Mamaroneck Avenue L.P.	$6,168,354	($182,214)	$0	$0	$0	$5,986,141
BBSF LLC	$14,600,000	$0	$0	$0	$0	$14,600,000
Supervisor and Management Companies
Malkin Holdings, LLC(9)	$4,500,000	$0	$1,396,278	$0	$0	$5,896,278
Malkin Properties	$4,250,000	$0	$0	$0	$0	$4,250,000
Malkin Construction Corp.	$5,775,000	$0	$0	$0	$0	$5,775,000

Total	$14,525,000	$0	$1,396,278	$0	$0	$15,921,278
Total	$3,957,388,814	($18,535,015)	$0	($61,319,876)	$109,000,000	$3,986,533,923

(1)	Excludes three private entities which are the ground lessees and an operating lessee of two properties that are supervised by the supervisor, having exchange value of $551,686,612, determined on a basis consistent with the exchange values of the subject LLCs and the private entities that are supervised by the supervisor. The operating partnership has entered into option agreements pursuant to which it has the option to acquire their property interests upon the final resolution of certain ongoing litigation with respect to their properties.
(2)	Total Allocable Value that is shared equally by the property owner or ground lessee and the operating lessee associated with the Two Tier Properties, defined below, equals the appraised value of such property minus the sum of shared debt obligations and the present value of base rent payable under the operating lease, plus the cash reserves for improvements. Two Tier properties are those in which one entity is a property owner or ground lessee and the other entity is an operating lessee or operating sublessee.
(3)	Reflects the after-tax net present value of the supervisory fees paid to the supervisor. The net operating income used to determine the appraised value of the properties was calculated without deducting supervisory fees as an expense. Instead, the after-tax net present value of the supervisory fee was included in determining the appraised value of the supervisor.
(4)	Reflects operating overrides due to the supervisor in respect of cash flow from operations which were unpaid as of June 30, 2011. The appraised value of the supervisor includes an amount equal to the value of the unpaid overrides.
(5)	Debt obligations attributable solely to the fee owner of the Two Tier Properties.
(6)	Represents the present value of the base operating lease payments from the operating lessee to the fee owner.
(7)	The exchange value of each subject LLC, each private entity and the management companies is based on each subject LLC’s, each private entity’s and the management companies’ assets and liabilities included in the quarterly balance sheets of the subject LLCs, the private entities or the management companies, as of June 30, 2011. The exchange value will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation.
(8)	First Stamford Place L.L.C. is a 37.64% co-tenant with Fairfax Merrifield Associates L.L.C. and Merrifield Apartments Company L.L.C., together owning a 62.36% interest. Merrifield Apartments Company L.L.C. is the operating lessee, owning a 50.00% interest in the co-tenancy, for an aggregate ownership interest of 31.18% in the property.
(9)	Total exchange value of the management companies excludes the value attributable to the supervisor’s overrides, which are included in the value of the overrides that the Malkin Holdings group holds in the subject LLCs and the private entities.

Allocation of Common Stock and Operating Partnership Units

The method utilized to allocate common stock and operating partnership units is as follows:

•

Level 1 Allocation: The shares of common stock and operating partnership units will be allocated among the subject LLCs, the private entities and the management companies based upon the exchange value of each subject LLC, each private entity and the management companies relative to the aggregate estimated exchange value of all of the subject LLCs, the private entities and the management companies, as determined by the independent valuer and approved by the supervisor. The supervisor believes that the exchange value constitutes a reasonable basis for such allocation. The composition of the consideration issuable to each of the subject LLCs, and private entities will be based on the elections made by the participants.

•

Level 2 Allocation: Within each subject LLC, the Class A common stock and, with respect to the Wien group, operating partnership units and Class B common stock allocable to the subject LLC will be allocated among the participants holding participation interests in the subject LLC (including the supervisor in respect of its override interests) in accordance with the provisions of the subject LLC’s operating agreement and other agreements relating to distributions upon liquidation of the subject LLC. To obtain the participants’ share of the Class A common stock and operating partnership units of an applicable LLC, the Class A common stock and operating partnership units allocated to each subject LLC (which will be determined in accordance with the Level 1 Allocation) will be allocated to each participant after allocation of the overrides in proportion to the percentage of participation interests it holds. With respect to Empire State Building Associates L.L.C. and 250 West 57th St. Associates L.L.C., which have voluntary override programs, the voluntary capital transaction override then will be deducted only from the distributions allocable to those participants that have consented to the voluntary capital transaction override, and the distributions allocable to participants that have not consented to the voluntary capital transaction override program will be determined without any deduction for these payments. The presentation of the number of shares of Class A common stock that a participant would receive is based on the aggregate exchange value and the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor for illustrative purposes only. The actual number of shares of Class A common stock and, in the case of the Wien group only, operating partnership units and Class B common stock allocated to each participant and the number of operating partnership units allocated with respect to the voluntary capital transaction overrides, will be determined based on the amount of each subject LLC’s allocation (which will be determined in accordance with the Level 1 Allocation) of the Class A common stock, on a fully-diluted basis. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

The following paragraphs describe the allocations.

Allocation of Common Stock and Operating Partnership Units among the Subject LLCs, the Private Entities and the Management Companies

The number of shares of common stock and operating partnership units actually issued in the consolidation will be equal to the aggregate enterprise value divided by the IPO price. For illustrative purposes only, this prospectus/consent solicitation includes information regarding the allocation of common stock and operating partnership units based on a hypothetical value of $10 per share and a hypothetical enterprise value equal to the aggregate exchange value arbitrarily assigned by the supervisor to illustrate the allocation of the common stock and operating partnership units and to determine the hypothetical number of outstanding common stock and operating partnership units.

The table below shows such illustrative allocation of common stock and operating partnership units among each subject LLC, each private entity and the management companies assuming:

•	that all subject LLCs participate in the consolidation;

•	that all private entities participate in the consolidation;

•

that all participants in each subject LLC receive Class A common stock or, in the case of the Wien group, operating partnership units and Class B shares, and that all participants in the private entities and the equity owners of the management companies receive operating partnership units or shares of common stock. The actual number of shares of common stock and operating partnership units allocated to each subject LLC and private entity upon consummation of the consolidation will be reduced by an amount equal to the number of shares of common stock or operating partnership units that would have been issuable to participants in the subject LLCs and the private entities that receive cash and

•	that the enterprise value of the company in connection with the IPO is equal to the aggregate exchange value.

Entity(1)	Exchange Value	Number of Shares of Common Stock, on a Fully-Diluted Basis(2)	Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis
Empire State Building Associates L.L.C.	$1,209,442,285	120,944,229	30.4%
60 East 42nd St. Associates L.L.C.	$303,007,222	30,300,722	7.6%
250 West 57th St. Associates L.L.C.	$142,086,267	14,208,627	3.5%
Empire State Building Company L.L.C.(3)	$1,189,775,581	118,977,558	29.9%
Lincoln Building Associates L.L.C.(4)	$286,921,306	28,692,131	7.2%
Fisk Building Associates L.L.C.(5)	$131,287,437	13,128,744	3.3%
1333 Broadway Associates L.L.C.	$136,432,404	13,643,240	3.4%
1350 Broadway Associates L.L.C.	$145,057,081	14,505,708	3.7%
Marlboro Building Associates L.L.C.	$142,870,166	14,287,017	3.5%
Seventh & 37th Building Associates L.L.C.	$56,063,072	5,606,307	1.4%
501 Seventh Avenue Associates L.L.C.	$52,625,499	5,262,550	1.2%
Soundview Plaza Associates II L.L.C.	$15,375,300	1,537,530	0.4%
East West Manhattan Retail Portfolio L.P.	$26,582,583	2,658,258	0.6%
One Station Place, Limited Partnership	$36,970,060	3,697,006	0.9%
New York Union Square Retail L.P.	$27,098,031	2,709,803	0.6%
Westport Main Street Retail L.L.C.	$4,925,541	492,554	0.1%
Fairfax Merrifield Associates L.L.C.	$4,212,136	421,214	0.1%
Merrifield Apartments Company L.L.C.	$4,212,136	421,214	0.0%
First Stamford Place L.L.C.	$4,832,916	483,292	0.2%
1185 Swap Portfolio L.P.	$22,016,833	2,201,683	0.5%
Fairfield Merrittview Limited Partnership	$8,232,647	823,265	0.2%
500 Mamaroneck Avenue L.P.	$5,986,141	598,614	0.1%
BBSF LLC	$14,600,000	1,460,000	0.4%
Supervisor and Management Companies
Malkin Holdings, LLC(6)	$5,896,278	589,628	0.1%
Malkin Properties	$4,250,000	425,000	0.1%
Malkin Construction Corp.	$5,775,000	577,500	0.1%
Total	$15,921,278	1,592,128	0.4%
Total	$3,986,533,923	398,653,392	100.0%

(1)

Excludes three private entities which are the ground lessees and an operating lessee of two properties that are supervised by the supervisor, having an aggregate exchange value of $551,686,612, determined on a basis consistent with the exchange values of the subject LLCs and the private entities that are supervised by the supervisor. The operating partnership has entered into option agreements pursuant to which it has the option to acquire their property interests upon the final resolution of certain ongoing litigation with respect to their properties.
(2)	The number of shares of common stock issued, on a fully-diluted basis, equals the number of shares of Class A common stock issued in the consolidation plus shares of Class A common stock issuable upon the redemption of operating partnership units or upon conversion of Class B common stock for shares of Class A common stock on a one-for-one basis. If participants receive cash pursuant to the cash option, the common stock which would have been issued to them, will not be issued. As a result, the number of outstanding shares of common stock will be reduced and the percentage of the common stock each other participant owns will increase. The actual number of shares of common stock, on a fully-diluted basis, and the value allocated to each participant in the subject LLCs and the private entities will be based on the enterprise value in connection with the IPO and the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.
(3)	Operating lessee of Empire State Building Associates L.L.C.
(4)	Operating lessee of 60 East 42nd St. Associates L.L.C.
(5)	Operating lessee of 250 West 57th St. Associates L.L.C.
(6)	Total exchange value of the supervisor excludes the value attributable to the supervisor’s overrides, which are included in the value of the overrides that the Malkin Holdings group holds in the subject LLCs and the private entities.

Allocation of Common Stock and Operating Partnership Units among the Participants and the Supervisor and the Malkin Holdings group

The common stock and operating partnership units to be allocated among the subject LLCs, the private entities and the management companies will be allocated among the participants holding participation interests and the supervisor and the Malkin Holdings group in each subject LLC and private entity on account of override interests in accordance with the provisions of the subject LLC’s operating agreement and other agreements relating to distributions upon liquidation of the subject LLC.

A description of the allocations for each of the subject LLCs is shown in the supplement for each subject LLC.

Entity(1)	Exchange Value	Common Stock or Operating Partnership Unit Allocation(2)	Percentage of Total Exchange Value or Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(3)
Empire State Building Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$1,013,179,880	101,317,988	25.4%
The supervisor and the Malkin Holdings group as holders of participation interests	$78,618,177	7,861,818	2.0%
Override Interests(4)	$117,644,229	11,764,423	3.0%

Total	$1,209,442,285	120,944,229	30.4%
60 East 42nd St. Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$250,929,947	25,092,995	6.3%
The supervisor and the Malkin Holdings group as holders of participation interests	$21,874,553	2,187,455	0.5%
Override Interests(4)	$30,202,722	3,020,272	0.8%

Total	$303,007,222	30,300,722	7.6%
250 West 57th St. Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$119,067,333	11,906,733	3.0%
The supervisor and the Malkin Holdings group as holders of participation interests	$9,530,308	953,031	0.2%
Override Interests(4)	$13,488,627	1,348,863	0.3%

Total	$142,086,267	14,208,627	3.5%

Entity(1)	Exchange Value	Common Stock or Operating Partnership Unit Allocation(2)	Percentage of Total Exchange Value or Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(3)
Empire State Building Company L.L.C.(5)
Participants other than the supervisor and the Malkin Holdings group(4)	$1,066,414,295	106,641,430	26.8%
The supervisor and the Malkin Holdings group as holders of participation interests	$25,307,051	2,530,705	0.6%
Override Interests(4)(6)	$98,054,234	9,805,423	2.5%

Total	$1,189,775,581	118,977,558	29.9%
Lincoln Building Associates L.L.C.(7)
Participants other than the supervisor and the Malkin Holdings group(4)	$238,861,987	23,886,199	6.0%
The supervisor and the Malkin Holdings group as holders of participation interests	$19,367,188	1,936,719	0.5%
Override Interests(4)	$28,692,131	2,869,213	0.7%

Total	$286,921,306	28,692,131	7.2%
Fisk Building Associates L.L.C.(8)
Participants other than the supervisor and the Malkin Holdings group(4)	$75,843,963	7,584,396	1.9%
The supervisor and the Malkin Holdings group as holders of participation interests	$15,974,739	1,597,474	0.4%
Override Interests(4)	$39,468,735	3,946,873	1.0%

Total	$131,287,437	13,128,744	3.3%
1333 Broadway Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$108,837,892	10,883,790	2.7%
The supervisor and the Malkin Holdings group as holders of participation interests	$27,594,512	2,759,451	0.7%
Override Interests(4)	$0	0	0.0%

Total	$136,432,404	13,643,240	3.4%
1350 Broadway Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$125,338,225	12,533,822	3.1%
The supervisor and the Malkin Holdings group as holders of participation interests	$5,251,758	525,176	0.1%
Override Interests(4)	$14,467,098	1,446,710	0.4%

Total	$145,057,081	14,505,708	3.6%
Marlboro Building Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$121,053,175	12,105,318	3.0%
The supervisor and the Malkin Holdings group as holders of participation interests	$7,888,994	788,899	0.2%
Override Interests(4)	$13,927,997	1,392,800	0.3%

Total	$142,870,166	14,287,017	3.5%
Seventh & 37th Building Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$48,657,052	4,865,705	1.2%
The supervisor and the Malkin Holdings group as holders of participation interests	$2,159,713	215,971	0.1%
Override Interests(4)	$5,246,307	524,631	0.1%

Total	$56,063,072	5,606,307	1.4%

Entity(1)	Exchange Value	Common Stock or Operating Partnership Unit Allocation(2)	Percentage of Total Exchange Value or Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(3)
501 Seventh Avenue Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$37,668,346	3,766,835	0.9%
The supervisor and the Malkin Holdings group as holders of participation interests	$9,694,604	969,460	0.2%
Override Interests(4)	$5,262,550	526,255	0.1%

Total	$52,625,499	5,262,550	1.2%
Soundview Plaza Associates II L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$8,646,215	864,621	0.2%
The supervisor and the Malkin Holdings group as holders of participation interests	$6,729,085	672,909	0.2%
Override Interests(4)	$0	0	0.0%

Total	$15,375,300	1,537,530	0.4%
East West Manhattan Retail Portfolio L.P.
Participants other than the supervisor and the Malkin Holdings group(4)	$12,562,596	1,256,259	0.3%
The supervisor and the Malkin Holdings group as holders of participation interests	$861,608	86,161	0.0%
Override Interests(4)	$13,158,378	1,315,838	0.3%

Total	$26,582,583	2,658,258	0.6%
One Station Place, Limited Partnership
Participants other than the supervisor and the Malkin Holdings group(4)	$3,327,306	332,731	0.1%
The supervisor and the Malkin Holdings group as holders of participation interests	$33,642,754	3,364,275	0.8%
Override Interests(4)	$0	0	0.0%

Total	$36,970,060	3,697,006	0.9%
New York Union Square Retail L.P.
Participants other than the supervisor and the Malkin Holdings group(4)	$12,990,104	1,299,010	0.3%
The supervisor and the Malkin Holdings group as holders of participation interests	$694,401	69,440	0.0%
Override Interests(4)	$13,413,525	1,341,353	0.3%

Total	$27,098,031	2,709,803	0.6%
Westport Main Street Retail L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$4,751,157	475,116	0.1%
The supervisor and the Malkin Holdings group as holders of participation interests	$174,384	17,438	0.0%
Override Interests(4)	$0	0	0.0%

Total	$4,925,541	492,554	0.1%
Fairfax Merrifield Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$3,286,966	328,697	0.1%
The supervisor and the Malkin Holdings group as holders of participation interests	$503,956	50,396	0.0%
Override Interests(4)	$421,214	42,121	0.0%

Total	$4,212,136	421,214	0.1%

Entity(1)	Exchange Value	Common Stock or Operating Partnership Unit Allocation(2)	Percentage of Total Exchange Value or Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(3)
Merrifield Apartments Company L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$2,085,007	208,501	0.0%
The supervisor and the Malkin Holdings group as holders of participation interests	$852,957	85,296	0.0%
Override Interests(4)	$1,274,171	127,417	0.0%

Total	$4,212,136	421,214	0.0%
First Stamford Place L.L.C.
Participants other than the supervisor and the Malkin Holdings group(4)	$2,368,843	236,884	0.1%
The supervisor and the Malkin Holdings group as holders of participation interests	$71,780	7,178	0.0%
Override Interests(4)	$2,392,293	239,229	0.1%

Total	$4,832,915	483,292	0.2%
1185 Swap Portfolio L.P.
Participants other than the supervisor and the Malkin Holdings group(4)	$5,616,737	561,673	0.1%
The supervisor and the Malkin Holdings group as holders of participation interests	$16,400,097	1,640,010	0.4%
Override Interests(4)	$0	0	0.0%

Total	$22,016,833	2,201,683	0.5%
Fairfield Merrittview Limited Partnership
Participants other than the supervisor and the Malkin Holdings group(4)	$3,845,771	384,577	0.1%
The supervisor and the Malkin Holdings group as holders of participation interests	$270,556	27,056	0.0%
Override Interests(4)	$4,116,320	411,632	0.1%

Total	$8,232,647	823,265	0.2%
500 Mamaroneck Avenue L.P.
Participants other than the supervisor and the Malkin Holdings group(4)	$5,835,230	598,614	0.1%
The supervisor and the Malkin Holdings group as holders of participation interests	$150,911	0	0.0%
Override Interests(4)	$0	0	0.0%

Total	$5,986,141	598,614	0.1%
BBSF LLC
Participants other than the supervisor and the Malkin Holdings group(4)	$0	0	0.0%

The supervisor and the Malkin Holdings group as holders of participation interests	$14,600,000	1,460,000	0.4%
Override Interests(4)	$0	0	0.0%
Total	$14,600,000	1,460,000	0.4%
Supervisor and Management Companies(9)	$15,921,278	1,592,128	0.4%

Total	$3,986,533,923	398,653,392	100.0%

(1)	Excludes three private entities which are the ground lessees and an operating lessee of two properties that are supervised by the supervisor, having an aggregate exchange value of $551,686,612, determined on a basis consistent with the exchange values of the subject LLCs and the private entities that are supervised by the supervisor. The operating partnership has entered into option agreements pursuant to which it has the option to acquire their property interests upon the final resolution of certain ongoing litigation with respect to their properties.

(2)	Assumes all participants in the subject LLCs received common stock and all holders of participation interests in the private entities and the management companies receive operating partnership units or shares of common stock. Each operating partnership unit provides the same rights to distributions as one share of Class A common stock in the company and, subject to limitations, is redeemable into one share of Class A common stock after a one-year period.
(3)	The number of shares of common stock outstanding, on a fully-diluted basis, equals the number of shares of common stock outstanding plus shares of Class A common stock issuable upon the redemption of operating partnership units or upon conversion of Class B common stock for shares of Class A common stock on a one-for-one basis. If participants receive cash pursuant to the cash option, the common stock, on a fully-diluted basis, which would have been issued to them will not be issued. As a result, the number of shares of outstanding common stock, on a fully-diluted basis, will be reduced and the percentage of the common stock, on a fully-diluted basis, each other participant owns will increase.
(4)	The amount shown in the table has been calculated as if all participants in each subject LLC and each private entity that have been solicited with respect to the voluntary capital transaction override program have consented. The voluntary capital transaction override will be deducted only from the distributions allocable to those participants that consented. The distributions allocable to participants that did not consent to the voluntary capital transaction override program and/or the voluntary pro rata reimbursement program will be determined without any deduction for such payments. The actual overrides to the supervisor, based on the actual consents received with respect to the voluntary capital override transaction, are $111.19 million and $10.56 million less, respectively, than that shown in the table for Empire State Building Associates L.L.C. and 250 West 57th St. Associates L.L.C. and $136.10 million in the aggregate less than that shown in the table for all of the private entities and the subject LLCs.
(5)	Operating lessee of Empire State Building Associates L.L.C.
(6)	Does not include $10,611,894 of additional overrides payable by individual investors to unaffiliated third parties with respect to their interests in an investment entity that owns a membership interest in Empire State Building Company L.L.C.
(7)	Operating lessee of 60 East 42nd St. Associates L.L.C.
(8)	Operating lessee of 250 West 57th St. Associates L.L.C.
(9)	Total exchange value of the supervisor excludes the value attributable to the supervisor’s overrides, which are included in the value of the overrides that Malkin Holdings group holds in the subject LLCs and the private entities.

Derivation of Consolidation Expenses

Expenses of the consolidation will be borne by the company. The following table sets forth as of October 31, 2011 expenses of the consolidation allocated to each subject LLC and each private entity based on the exchange value of each entity. No consolidation expenses were allocated to the management companies.

The expenses related to the consolidation are summarized in the following table:

Entity	Appraisal and Fairness Opinion	Solicitation Printing & Mailing	Legal	Accounting	Title, Transfer & Recording	Pre-formation Costs	Total Expenses
Empire State Building Associates L.L.C.	$140,362	$27,347	$2,297,907	$3,657,448	$167	$100,269	$6,223,501
60 East 42nd St. Associates L.L.C.	$35,166	$6,851	$575,705	$916,317	$42	$25,121	$1,559,203
250 West 57th St. Associates L.L.C.	$16,490	$3,213	$269,960	$429,680	$20	$11,780	$731,142

Empire State Building Company L.L.C. (1)	$138,080	$26,903	$2,260,541	$3,597,974	$165	$98,639	$6,122,301
Lincoln Building Associates L.L.C. (2)	$33,369	$6,501	$546,299	$869,514	$40	$23,838	$1,479,561
Fisk Building Associates L.L.C. (3)	$15,328	$2,986	$250,939	$399,405	$18	$10,950	$679,626
1333 Broadway Associates L.L.C.	$15,834	$3,085	$259,218	$412,582	$19	$11,311	$702,049
1350 Broadway Associates L.L.C.	$16,835	$3,280	$275,604	$438,664	$20	$12,026	$746,429
Marlboro Building Associates L.L.C.	$16,581	$3,231	$271,449	$432,050	$20	$11,845	$735,176
Seventh & 37th Building Associates L.L.C.	$6,506	$1,268	$106,518	$169,539	$8	$4,648	$288,487
501 Seventh Avenue Associates L.L.C.	$6,107	$1,190	$99,987	$159,144	$7	$4,363	$270,798

Entity	Appraisal and Fairness Opinion	Solicitation Printing & Mailing	Legal	Accounting	Title, Transfer & Recording	Pre-formation Costs	Total Expenses
Soundview Plaza Associates II L.L.C.	$1,784	$348	$29,213	$46,496	$2	$1,275	$79,118
East West Manhattan Retail Portfolio L.P.	$3,085	$601	$50,506	$80,388	$4	$2,204	$136,788
One Station Place, Limited Partnership	$4,291	$836	$70,242	$111,800	$5	$3,065	$190,239
New York Union Square Retail L.P.	$3,145	$613	$51,486	$81,947	$4	$2,247	$139,440
Westport Main Street Retail L.L.C.	$572	$111	$9,358	$14,895	$1	$408	$25,346
Fairfax Merrifield Associates L.L.C.	$489	$95	$8,003	$12,738	$1	$349	$21,675
Merrifield Apartments Company L.L.C.	$489	$95	$8,003	$12,738	$1	$349	$21,675
First Stamford Place L.L.C.	$561	$109	$9,182	$14,615	$1	$401	$24,869
1185 Swap Portfolio L.P.	$2,555	$498	$41,831	$66,581	$3	$1,825	$113,293
Fairfield Merrittview Limited Partnership	$955	$186	$15,642	$24,896	$1	$683	$42,363
500 Mamaroneck Avenue L.P.	$695	$135	$11,374	$18,103	$1	$496	$30,803
BBSF LLC	$1,694	$330	$27,740	$44,152	$2	$1,210	$75,128
112 West 34th Street Company L.L.C.	$16,673	$3,248	$272,959	$434,454	$20	$11,911	$739,265
112 West 34th Street Associates L.L.C.	$17,422	$3,394	$285,221	$453,969	$21	$12,446	$772,473
1400 Broadway Associates L.L.C.	$29,931	$5,832	$490,009	$779,920	$36	$21,382	$1,327,109

Total Option Properties	$64,026	$12,474	$1,048,189	$1,668,343	$76	$45,738	$2,838,847

Total	$525,000	$102,288	$8,594,898	$13,680,007	$626	$375,038	$23,277,856

(1)	Operating lessee of Empire State Building Associates L.L.C.
(2)	Operating lessee of 60 East 42nd St. Associates L.L.C.
(3)	Operating lessee of 250 West 57th St. Associates L.L.C.

Estimated Exchange Value of Common Stock

The following table sets forth for each subject LLC, each private entity and the management companies:

•	the exchange value of each subject LLC, each private entity and the management companies;

•	the percentage of total exchange value and percentage of total shares of common stock, on a fully-diluted basis, to be issued;

•

the number of shares of common stock, on a fully-diluted basis, to be allocated to each subject LLC, each private entity and the management companies based on the hypothetical exchange value of $10 per share arbitrarily assigned by the supervisor for illustrative purposes, including the number of operating partnership units to be allocated on account of the override interests of the supervisor and the Malkin Holdings group;

•

the value of common stock or operating partnership units based on the hypothetical exchange value of $10 per share arbitrarily assigned by the supervisor for illustrative purposes for each $1,000 of original investment in each subject LLC and its operating lessee;

•

the book value (deficit) of the assets determined in accordance with U.S. generally accepted accounting principles, which is referred to herein as GAAP, per $1,000 of original investment in each subject LLC and its operating lessee; and

•	the number of shares of common stock, on a fully-diluted basis, per $1,000 original investment in each subject LLC and its operating lessee:

		Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(4)		Per $1,000 Original Investment (except as otherwise noted)
Entity(1)	Total Exchange Value(2)(3)		Number of Shares of Common Stock, on a Fully-Diluted Basis(5)	Value of Shares of Common Stock or Operating Partnership Units(3)(6)	GAAP Book Value (Deficit) as of September 30, 2011	Number of Shares of Common Stock, on a Fully-Diluted Basis(7)
Empire State Building Associates L.L.C.
Participants	$1,091,798,057	27.4%	109,179,806	$33,085	($102)	3,308
Overrides(7)	$117,644,229	3.0%	11,764,423	NA	NA	NA

Total	$1,209,442,285	30.4%	120,944,229
60 East 42nd St. Associates L.L.C.
Participants	$272,804,500	6.8%	27,280,450	$38,972	($1,773)	3,897
Overrides(7)	$30,202,722	0.8%	3,020,272	NA	NA	NA

Total	$303,007,222	7.6%	30,300,722
250 West 57th St. Associates L.L.C.
Participants	$128,597,641	3.2%	12,859,764	$35,722	($472)	3,572
Overrides(7)	$13,488,627	0.3%	1,348,863	NA	NA	NA

Total	$142,086,267	3.5%	14,208,627
Empire State Building Company L.L.C.(8)(9)
Members and Participants	$1,091,721,347	27.4%	109,172,134	$10,894,423	$2,713,710	1,089,442
Overrides(7)(10)	$98,054,234	2.5%	9,805,423	NA	NA	NA

Total	$1,189,775,581	29.9%	118,977,558
Lincoln Building Associates L.L.C.(11)
Members	$258,229,176	6.5%	25,822,918	$258,229	$53,046	25,823
Overrides(7)	$28,692,131	0.7%	2,869,213	NA	NA	NA

Total	$286,921,306	7.2%	28,692,131
Fisk Building Associates L.L.C.(12)
Members and Participants	$91,818,702	2.3%	9,181,870	$918,187	$254,767	91,818
Overrides(7)	$39,468,735	1.0%	3,946,873	NA	NA	NA

Total	$131,287,437	3.3%	13,128,744
1333 Broadway Associates L.L.C.
Members	$136,432,404	3.4%	13,643,240
1350 Broadway Associates L.L.C.
Peter L. Malkin—50% Group	$58,061,442	1.5%	5,806,144
Overrides(7)	$14,467,098	0.4%	1,446,710
David M. Baldwin—50% Group	$72,528,541	1.8%	7,252,854

Total	$145,057,081	3.7%	14,505,708

		Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(4)		Per $1,000 Original Investment (except as otherwise noted)
Entity(1)	Total Exchange Value(2)(3)		Number of Shares of Common Stock, on a Fully-Diluted Basis(5)	Value of Shares of Common Stock or Operating Partnership Units(3)(6)	GAAP Book Value (Deficit) as of September 30, 2011	Number of Shares of Common Stock, on a Fully-Diluted Basis(7)
Marlboro Building Associates L.L.C.
Members and participants	$128,942,169	3.2%	12,894,217
Overrides(7)	$13,927,997	0.3%	1,392,800

Total	$142,870,166	3.5%	14,287,017
Seventh & 37th Building Associates L.L.C.
Participants	$50,816,765	1.3%	5,081,676
Overrides(7)	$5,246,307	0.1%	524,631

Total	$56,063,072	1.4%	5,606,307
501 Seventh Avenue Associates L.L.C.
Member	$47,362,949	1.2%	4,736,295
Overrides(7)	$5,262,550	0.1%	526,255

Total	$52,625,499	1.2%	5,262,550
Soundview Plaza Associates II L.L.C.(13)
Malkin Co-Investor Capital L.P.(General Partner)(14)	$81,335	0.0%	8,134
Malkin Co-Investor Capital L.P.(Class A LPs)	$8,052,199	0.2%	805,220
Malkin Co-Investor Capital L.P.(Class B LPs)	$0	0.0%	0
Peter L. Malkin	$3,713,727	0.1%	371,373
New Soundview Plaza Associates, Limited Partnership	$3,528,039	0.1%	352,804

Total	$15,375,300	0.4%	1,537,530
East West Manhattan Retail Portfolio L.P.
General Partner(14)	$265,826	0.0%	26,583
Class A LPs	$13,158,378	0.3%	1,315,838
Class B LP	$13,158,378	0.3%	1,315,838

Total	$26,582,583	0.6%	2,658,258
One Station Place, Limited Partnership(13)
General Partner(14)	$369,701	0.0%	36,970
Class A LP	$3,327,305	0.1%	332,731
Class B LPs	$33,273,054	0.8%	3,327,305

Total	$36,970,060	0.9%	3,697,006
New York Union Square Retail L.P.
General Partner(14)	$270,980	0.0%	27,098
Class A LPs	$13,413,525	0.3%	1,341,353
Class B LP	$13,413,525	0.3%	1,341,353

Total	$27,098,031	0.6%	2,709,803

		Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(4)		Per $1,000 Original Investment (except as otherwise noted)
Entity(1)	Total Exchange Value(2)(3)		Number of Shares of Common Stock, on a Fully-Diluted Basis(5)	Value of Shares of Common Stock or Operating Partnership Units(3)(6)	GAAP Book Value (Deficit) as of September 30, 2011	Number of Shares of Common Stock, on a Fully-Diluted Basis(7)
Westport Main Street Retail L.L.C.(13)
Manager(15)	$49,255	0.0%	4,926
Class A Members	$4,876,286	0.1%	487,629
Class B Member	$0	0.0%	0

Total	$4,925,541	0.1%	492,554
Fairfax Merrifield Associates L.L.C.
Participants	$3,790,922	0.1%	379,092
Overrides(7)	$421,214	0.0%	42,121

Total	$4,212,136	0.1%	421,214
Merrifield Apartments Company L.L.C.
55% Members	$2,085,007	0.1%	208,501
45% Members	$852,957	0.0%	85,296
Overrides(7)	$1,274,171	0.0%	127,417

Total	$4,212,136	0.0%	421,214
First Stamford Place L.L.C.
Class A & A2 Members	$2,392,293	0.1%	239,229
Manager(15)	$48,329	0.0%	4,833
Class B Member	$2,392,293	0.1%	239,229

Total	$4,832,916	0.2%	483,292
1185 Swap Portfolio L.P.(13)
1185 Bank L.L.C. (General Partner)(14)	$200,632	0.0%	20,063
1185 Gotham L.L.C. (General Partner)(14)	$238,302	0.0%	23,830

Total (General Partner)	$438,935	0.0%	43,893
1185 Bank L.L.C. (Class 1 LP)	$9,863,030	0.2%	986,303
1185 Gotham L.L.C. (Class 1 LP)	$11,714,868	0.3%	1,171,487

Total (Class 1 LP)	$21,577,899	0.5%	2,157,790
1185 Bank L.L.C. (Class 2 LP)	$0	0.0%	0
1185 Gotham L.L.C. (Class 2 LP)	$0	0.0%	0

Total (Class 2 LP)	$0	0.0%	0
Total (1185 Swap Portfolio L.P.)	$22,016,833	0.5%	2,201,683
Fairfield Merrittview Limited Partnership(13)
General Partner(14)	$74,094	0.0%	7,409
Class A LP	$4,042,233	0.1%	404,223
Class B LP	$3,293,056	0.1%	329,306
Overrides(7)	$823,265	0.0%	82,326

Total	$8,232,647	0.2%	823,265

		Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(4)		Per $1,000 Original Investment (except as otherwise noted)
Entity(1)	Total Exchange Value(2)(3)		Number of Shares of Common Stock, on a Fully-Diluted Basis(5)	Value of Shares of Common Stock or Operating Partnership Units(3)(6)	GAAP Book Value (Deficit) as of September 30, 2011	Number of Shares of Common Stock, on a Fully-Diluted Basis(7)
500 Mamaroneck Avenue L.P.
Class A LPs	$4,444,709	0.1%	444,471
Class B LPs	$0	0.0%	0
General Partner(14)	$44,896	0.0%	4,490
Co-Tenant	$1,496,535	0.0%	149,654

Total	$5,986,141	0.1%	598,614
BBSF LLC	$14,600,000	0.4%	1,460,000
Supervisor and Management Companies
Malkin Holdings, LLC(16)	$5,896,278	0.1%	589,628
Malkin Properties(17)	$4,250,000	0.1%	425,000
Malkin Construction Corp.	$5,775,000	0.1%	577,500

Total	$15,921,278	0.4%	1,592,128

Total	$3,986,533,923	100.0%	398,653,392

Overrides (including Class B interests) held by the Supervisor and the Malkin Holdings group	$328,072,641	8.2%	32,807,641
Overrides (including Class B interests) of other Persons	$73,157,890	1.8%	7,315,789

(1)	Excludes three private entities which are the ground lessees and an operating lessee of two properties that are supervised by the supervisor, having an aggregate exchange value of $551,686,612, determined on a basis consistent with the exchange values of the subject LLCs and the private entities that are supervised by the supervisor. The operating partnership has entered into option agreements pursuant to which it has the option to acquire their property interests upon the final resolution of certain ongoing litigation with respect to their properties.
(2)	The exchange value is determined as described in “Exchange Value and Allocation of Common Stock – Derivation of Exchange Value.”
(3)	The exchange value of each subject LLC, each private entity and the management companies is based on each subject LLC’s, each private entity’s and the management companies’ assets and liabilities included in the quarterly balance sheets of the subject LLC, private entity or the management companies, as of June 30, 2011. The exchange value will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation.
(4)	The number of shares of common stock issued, on a fully-diluted basis, equals the number of shares of Class A common stock outstanding plus shares of Class A common stock issuable upon the redemption of operating partnership units or upon conversion of Class B common stock for shares of Class A common stock on a one-for-one basis. If participants elect the cash option, the Class A common stock, which would have been issued to them, will not be issued. As a result, the number of outstanding shares of Class A common stock will be reduced and the percentage of the Class A common stock each participant owns will increase.
(5)	The number of shares of common stock, on a fully-diluted basis, assumes that none of participants in the subject LLC has elected the cash option. The number of shares of common stock, on a fully-diluted basis, issuable to each subject LLC, as set forth in the table, was determined by dividing the exchange value for the subject LLC by $10, which is the hypothetical value that the supervisor arbitrarily assigned for illustrative purposes. The actual number of common stock, on a fully-diluted basis, and the value allocated to each participant in the subject LLCs and the private entities will be based on the enterprise value in connection with the IPO and the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal prepared by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.
(6)

The amount shown in the table has been calculated as if all participants in each subject LLC and each private entity that have been solicited with respect to the voluntary capital transaction override program have consented. The voluntary capital transaction override will be deducted only from the distributions allocable to those participants that consented. The distributions allocable to participants that did not consent to the voluntary capital transaction override program and/or the voluntary pro rata reimbursement program will be determined without any deduction for such payments. The actual overrides to the supervisor, based on the actual consents to the voluntary capital override transaction, are $111.19 million and $10.56 million, respectively, less than that shown in the table for Empire State Building Associates L.L.C. and 250 West 57th St. Associates L.L.C. and $136.10 million in the aggregate less than that shown in the table for all of the private entities and the subject LLCs.
(7)	Includes override interests in the subject LLCs and the private entities (i) held by the supervisor and the Malkin Holdings group and (ii) certain other persons, including other members of the Wien group.
(8)	Operating lessee of Empire State Building Associates L.L.C.
(9)	Information is provided per 1% interest instead of per $1,000 original investment.
(10)	Does not include $10,611,894 of additional overrides payable by individual investors to unaffiliated third parties with respect to their interests in an investment entity that owns a membership interest in Empire State Building Company L.L.C.
(11)	Operating lessee of 60 East 42nd St. Associates L.L.C.
(12)	Operating lessee of 250 West 57th St. Associates L.L.C.
(13)	Based on financial statements prepared on a tax basis and not in accordance with GAAP.
(14)	The general partner is an affiliate of the supervisor.
(15)	The manager is an affiliate of the supervisor.
(16)	Total exchange value of the supervisor excludes the value attributable to the supervisor’s overrides, which are included in the value of the overrides that the Malkin Holdings group holds in the subject LLCs and the private entities.
(17)	Refers collectively to Malkin Properties, L.L.C. Malkin Properties of New York, L.L.C. and Malkin Properties of Connecticut, L.L.C. (collectively “Malkin Properties”).

CONFLICTS OF INTEREST

Supervisor

The supervisor acts as supervisor to the subject LLCs and the private entities. Members of the supervisor act as agents for groups of participants under the organizational documents of the subject LLCs and certain of the private entities and are general partners or managing members of certain of the private entities. From inception of the subject LLCs, the supervisor and its affiliates have served in these capacities with conflicts of interest and as such have conflicts in connection with the consolidation. The supervisor and its affiliates that act in such capacities have independent obligations to assess whether the terms of the consolidation or a third-party portfolio transaction are fair and equitable to the participants in each subject LLC without regard to whether the consolidation or a third-party portfolio transaction is fair and equitable to any of the participants in other subject LLCs and the private entities. While your supervisor has in good faith sought to discharge its obligations to your subject LLC, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all other subject LLCs and private entities. If each subject LLC had a separate supervisor and separate agents who did not serve in a similar capacity for any of the other subject LLC or private entity, the supervisor would have had an independent perspective, which might have led it to advocate positions during the negotiations and structuring of the consolidation differently from those taken by the supervisor and may have been more beneficial to the subject LLC. In addition, certain executives of the supervisor will be members of the senior management team and Anthony E. Malkin will be Chairman, Chief Executive Officer, President and a director of the company, and the principals, executives and employees of the supervisor could be officers, directors and/or employees of the acquiring entity following the consummation of a third-party portfolio transaction.

Substantial Benefits to the Supervisor and its Affiliates

The supervisor and the Malkin Holdings group currently receive substantial benefits and from inception of the subject LLCs have had conflicts of interest in connection with the subject LLCs, including in connection with the consolidation or a third-party portfolio transaction. The Malkin Holdings group also could receive certain benefits from a third-party portfolio transaction. These benefits could exceed the benefits that the supervisor and its affiliates would receive from continued ownership of their interests in the subject LLCs and continuing to act as supervisor to the subject LLCs, and, as a result, the supervisor may have a conflict of interest in recommending that participants vote “FOR” the consolidation and the third-party portfolio proposal. These conflicts and benefits include:

The supervisor and the Malkin Holdings group will receive shares of Class A common stock, Class B common stock and operating partnership units. If the consolidation is consummated, the Malkin Holdings group will receive 64,220,800 shares of Class A common stock, Class B common stock and operating partnership units in exchange for their interests in the subject LLCs and the private entities, including their override interests, and the management companies, having an aggregate value of $642,208,000, which they are entitled to receive, and will be allocated to them in accordance with the subject LLCs’ and private entities’ organizational documents, and, with respect to their interests in the management companies, in accordance with the valuations of the management companies by the independent valuer, based on the hypothetical $10 per share exchange value that the supervisor arbitrarily assigned for illustrative purposes. This is in addition to any share of Class A common stock issuable in respect of the voluntary pro rata reimbursement program consented to by participants in the subject LLCs in connection with the solicitation with respect to the consolidation and its share of distributions of any cash available for distribution from the subject LLCs prior to the consolidation.

Members and officers of the supervisor will become officers and senior management of the company after the consolidation and will receive salary and benefits which will be approved by the board of directors. Following the consolidation, as is customary in connection with formation of a REIT, certain executives of the supervisor will be members of the senior management team and Anthony E. Malkin, an executive and principal of the supervisor, will be Chairman, Chief Executive Officer, President and a director. They may receive equity incentives, including restricted stock grants under the company’s performance-based incentive plan and any other plan approved by the stockholders of the company. The benefits that may be realized by them may exceed the benefits that they would expect to derive from the subject LLCs or the private entities if the consolidation does not occur.

Some individuals will receive benefits under employment agreements with the company. In publicly traded companies, it is customary practice for the company to enter into employment agreements with key employees. As such, the company intends to enter into an employment agreement with Anthony E. Malkin, providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances and issuance of equity awards as described under “Management—Employment Agreement.”

Some individuals will be relieved of “bad boy” guarantee obligations. Anthony E. Malkin and Peter L. Malkin will be released from or indemnified for liabilities arising under certain “bad boy guarantees” with respect to approximately $1.12 billion of the mortgage loans (including currently undrawn amounts) on the properties, which will be assumed by the company upon closing of the consolidation. The bad boy guarantees generally involve guarantees of certain bad acts by the borrower, such as fraud, intentional misrepresentations, willful misconduct, misappropriation, transfer or conveyance of the property in violation of the loan agreement, filing by the borrower of a voluntary bankruptcy petition or the borrowers consenting to or joining in an involuntary filing. In connection with this assumption, the company will seek to have the guarantors released from these guarantees and to have the operating partnership assume any such guarantee obligations as a replacement guarantor. To the extent the lenders do not consent to the release of these guarantors, and they remain guarantors on assumed indebtedness following the consolidation, the operating partnership will enter into indemnification agreements with the guarantors pursuant to which the operating partnership will be obligated to indemnify such guarantors for any amounts paid by them under guarantees with respect to such assumed indebtedness.

Certain loans will be repaid. In addition, one of the private entities which owns an interest in two entities which will contribute properties to the company in the consolidation will repay a loan in the amount of approximately $2.0 million relating to a property not included in the consolidation to Anthony E. Malkin, Peter L. Malkin and certain other persons by applying a portion of the consideration received by it in the consolidation.

Some individuals will be indemnified by the company against claims, including claims for actions on behalf of the supervisor. Members, managers and officers of the supervisor, who will be employed by the company, will be indemnified by the company for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them for actions taken as officers and as a director of the company and for actions taken on behalf of the supervisor and other management companies, in their capacities as such, including actions relating to the consolidation.

Some individuals will have the benefit of a tax protection agreement. As part of the consolidation, the operating partnership intends to enter into a tax protection agreement with Peter L. Malkin and Anthony E. Malkin pursuant to which the operating partnership will agree to indemnify the Wien group and an additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property), against certain tax liabilities if those tax liabilities result from (i) the operating partnership’s sale, transfer, conveyance or other taxable disposition of four specified properties (First Stamford Place, Metro Center, 10 Bank Street and 1542 Third Avenue, which collectively represent approximately 17.8% of the company’s annualized base rent as of September 30, 2011) to be acquired by the operating partnership in the consolidation, for a period of 12 years with respect to First Stamford Place and for the later of (x) eight years or (y) the death of both of Peter L. Malkin and Isabel W. Malkin for the three other properties, (ii) the operating partnership failing to maintain until maturity the indebtedness secured by these properties or failing to use commercially reasonable efforts to refinance such indebtedness upon maturity in an amount equal to the principal balance of such indebtedness, or, if the operating partnership is unable to refinance such indebtedness at its current principal amount, at the highest principal amount possible or (iii) the operating partnership failing to make available to any of these investors the opportunity to guarantee, or otherwise bear the risk of loss, for U.S. federal income tax purposes, of their allocable share of $160 million of aggregate indebtedness meeting certain requirements, until such investor owns less than the aggregate number of operating partnership units and shares of common stock equal to 50% of the aggregate number of such units and shares such investor received in the consolidation.

The company will release certain individuals from liabilities for certain actions, including actions previously taken on behalf of the supervisor. The company will release Anthony E. Malkin and Peter L. Malkin and certain other officers of the supervisor from all claims, liabilities, damages and obligations against them related to their ownership of the management companies, interests in any of the subject LLCs or the private entities or for serving as an agent for the participants and their employment with the management companies that exist immediately after the closing of the consolidation, other than breaches by them or entities related to them, as applicable, of the employment and non-competition agreement and the contribution agreements entered into by them and these entities in connection with the consolidation.

If a participant consents to the voluntary pro rata reimbursement program, the supervisor will receive substantial benefits. If a participant consents to the voluntary pro rata reimbursement program for expenses of the former property manager and leasing agent legal proceedings, the supervisor will be reimbursed for costs previously advanced. You are being asked to consent to the voluntary pro rata reimbursement program under which your share of distributions will be reduced by your pro rata share of the costs advanced by the supervisor and Peter L. Malkin for the former property manager and leasing agent legal proceedings. If you consent to the voluntary pro rata reimbursement program, the supervisor and Peter L. Malkin will be reimbursed for your pro rata share of costs previously incurred out of your share of the excess cash of your subject LLC that is being distributed to participants, and, to the extent that is insufficient, the shares of Class A common stock that you would receive in the consolidation or the consideration that you would receive in a third-party portfolio transaction, as applicable, will be reduced by the balance (valued, if the consolidation is consummated, at the IPO price) and such balance would be paid to the supervisor and Peter L. Malkin in shares of Class A common stock, if the consolidation is consummated, or out of distributions that you would receive from the proceeds of a third-party portfolio transaction, if consummated, or out of distributions from operations of the subject LLC. Your failure to consent to this proposal will not affect whether or not the subject LLC participates in the consolidation or a third-party portfolio transaction.

There may be conflicts regarding the allocation of the chief executive officer’s time. After the consolidation, the company intends to enter into management agreements with the entities that own interests in certain excluded properties and excluded businesses, which entities are owned in part by Anthony E. Malkin. Anthony E. Malkin is only required to dedicate a majority of his working time to the business of the company. There may be conflicts of interest in the allocation of his time between the company and his other interests. In addition, Anthony E. Malkin will have a conflict of interest in connection with the decision to exercise the option, because he may receive benefits from the exercise of the option not shared by holders of common stock of the company or operating partnership units.

There may be conflicts regarding the option properties and other excluded properties and excluded businesses. Affiliates of the supervisor also will retain interests in the option properties with respect to which the company has entered into option agreements, certain other properties to which the company will provide management services and certain excluded businesses. Affiliates of the supervisor are subject to conflicts of interest in connection with the terms of these arrangements.

Officers of the supervisor will be granted long-term incentive plan units and/or restricted shares of Class A common stock. Effective upon consummation of the consolidation, the company expects to grant long-term incentive plan units and/or restricted shares of Class A common stock, subject to certain vesting requirements to certain members of the senior management team, including officers of the supervisor.

The supervisor and its affiliates may have a conflict of interest in deciding whether to approve a third-party portfolio proposal due to the benefits that the supervisor and the Malkin Holdings group could receive in that transaction. The supervisor or the Malkin Holdings group may receive an interest in the acquiror or its subsidiaries in connection with a third-party portfolio transaction. This interest could be of greater value or could provide greater benefits to the supervisor or the Malkin Holdings group than those they would receive in the consolidation. In addition, affiliates of the supervisor could receive other benefits from a third-party portfolio transaction, such as employment agreements or benefits under compensation or incentive plans. On the other hand, the benefits to the supervisor and the Malkin Holdings group from the consolidation could exceed the benefits from a third-party portfolio transaction, particularly since senior executives of the supervisor will be senior executive officers and a director of the company, and the supervisor will receive other benefits from the consolidation described under “Conflicts of Interest—Substantial Benefits to the Supervisor and its Affiliates.” Accordingly, the supervisor may have a conflict of interests in determining whether to approve a third-party offer.

The supervisor and its affiliates may have a conflict of interest in connection with decisions concerning the terms of a third-party portfolio transaction. The benefits that the supervisor and the Malkin Holdings group may receive from a third-party portfolio transaction may be greater than or different from the benefits received by participants. As a result, the supervisor and its affiliates may have conflicts of interest in making decisions as to amount and form of the consideration to be received in the transaction, the terms of the agreements, and other matters.

The supervisor and its affiliates could receive tax benefits from a third-party portfolio transaction that are more favorable than those received by other participants. The supervisor and the Malkin Family could receive consideration for their interests in the subject LLCs and the private entities and their override interests in the form of partnership interests of the unaffiliated third party even if other participants receive shares of common stock or cash from such unaffiliated third party. These partnership interests could be issued in transactions intended to qualify for the deferral of U.S. federal income tax. As a result, as is the case in connection with the consolidation, the supervisor and the Malkin Holdings group could receive tax benefits not available to other participants.

Different Tax Consequences to Participants in Subject LLCs

The participants in the subject LLCs will have different U.S. federal income tax and other tax consequences from the tax consequences of participants in the private entities and the Wien group. The participants in the subject LLCs will be issued shares of Class A common stock and/or cash in a taxable transaction. Accordingly, participants will recognize gain or loss for U.S. federal income tax purposes in connection with the consolidation. By contrast, the supervisor and the Wien group will receive operating partnership units and/or shares of Class A common stock and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes. The participants in the private entities also will receive operating partnership units and/or shares of Class A and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes. As a result, the supervisor and the Wien group are not expected to incur U.S. federal income tax with respect to the exchange of their interests in subject LLCs, the private entities and the management companies. In addition, as a result, certain holders of operating partnership units, including the supervisor and its affiliates, may experience different and more adverse tax consequences compared to those experienced by participants in the subject LLCs upon the sale of, or the reduction of indebtedness encumbering, any of the properties. Therefore, such holders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of an individual property. See “Risk Factors – Risks Related to the Tax Consequences of the Consolidation.”

Lack of Independent Representation of Participants

While the independent valuer has provided an independent appraisal and fairness opinion, the subject LLCs have not retained any outside representative to act on behalf of the participants in structuring and negotiating the terms and conditions of the consolidation. The supervisor did not retain an independent representative to represent the participants. No group of participants was empowered to negotiate the terms and conditions of the consolidation or to determine what procedures should be in place to safeguard the rights and interests of the participants. If a representative or representatives had been retained for the participants, the terms of the consolidation might have been different and, possibly, more favorable to the participants.

Terms of the Consolidation with the Other Subject LLCs, the Private Entities and the Management Companies

The supervisor and the Malkin Holdings group may hold a greater interest (including their share of distributions in respect of the override interests) in other subject LLCs or private entities than in your subject LLC, including the private entity which is the operating lessee of the property your subject LLC owns. Accordingly, they would be benefited to the extent that a greater portion of the exchange value is allocated to other subject LLCs or private entities than to your subject LLC.

The exchange values were determined based on the appraisal by the independent valuer and the independent valuer has rendered a fairness opinion as to the fairness of the allocation of consideration (operating partnership units, Class A common stock, Class B common stock or cash consideration) (i) among each private entity, each subject LLC and the management companies and (ii) to the participants in each private entity and each subject LLC is fair to the participants in the subject LLC and the private entity from a financial point of view (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities).

The supervisor believes that these terms are fair and reasonable and that the number of shares of common stock and operating partnership units allocable in respect of the private entities and the management companies was determined on the same basis and using the same methodology as the determination of the number of shares of Class A common stock issuable to the subject LLCs. However, due to the conflicts of interest the supervisor and its affiliates had in determining the terms of the transactions with the subject LLCs, the private entities and the management companies, the transaction was not the result of arm’s-length negotiations.

Non-Arm’s-Length Agreements

All agreements and arrangements, including those relating to compensation and the contribution of the interests in the properties (and other assets) by the subject LLCs, the private entities and the management companies were determined by the supervisor and its affiliates. The agreements and arrangements were not the result of arm’s-length negotiations.

Conflicts of Interest in Voting Participation Interests

The Malkin Holdings group owns participation interests in all of the subject LLCs and have a conflict of interest in voting their participation interests. The company will acquire each subject LLC if the participants in that subject LLC who hold the required percentage of the outstanding participation interests vote in favor of the consolidation. The Wien group collectively owns participation interests in the subject LLCs and has advised that it will vote in favor of the consolidation and the third-party portfolio proposal. These participation interests represent the following percentage ownership for each subject LLC: 8.5921% for Empire State Building Associates L.L.C., 8.7684% for 60 East 42nd St. Associates L.L.C. and 7.3148% for 250 West 57th St. Associates L.L.C.

Features Discouraging Potential Takeovers

The company’s management could use provisions of the company’s organizational documents to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, the company.

Provisions in the partnership agreement of the operating partnership may delay or make more difficult unsolicited acquisitions of the company or changes of control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of the company or change of control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

•	redemption rights of qualifying parties;

•	transfer restrictions on units;

•

the company’s ability, as general partner, in some cases, to amend the partnership agreement and to cause the operating partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of the company or the operating partnership without the consent of the limited partners and

•	the right of the limited partners to consent to transfers of the general partnership interest and mergers or other transactions involving the company under specified circumstances.

In addition, certain provisions of the MGCL may have the effect of deterring a third party from making a proposal to acquire the company or of impeding a change in control under circumstances that otherwise could provide stockholders with the opportunity to realize a premium over the then-prevailing market price of the Class A common stock. Among other things, the company is subject to the “business combination,” “control share acquisition” and “unsolicited takeover” provisions of the MGCL. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for the company or of delaying, deferring or preventing a change in control of the company under the circumstances that otherwise could provide stockholders with the opportunity to realize a premium over the then current market price. Pursuant to the statute, the company’s board of directors has by resolution exempted business combinations between the company and any other person, provided that such business combination is first approved by the company’s board of directors (including a majority of the directors who are not affiliates or associates of such person). The company’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of the company’s stock. There can be no assurance that these exemptions or provisions will not be amended or eliminated at any time in the future. The charter contains a provision whereby the company has elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on the company’s board of directors. See “Certain Provisions of the Maryland General Corporation Law and the Company’s Charter and Bylaws–Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

Furthermore, in order for the company to qualify as a REIT for each taxable year after its taxable year ending December 31, 2012, no more than 50% in value of the company’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own the company’s stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts and some charitable trusts. To assist the company in complying with these limitations, among other purposes, the company’s charter generally prohibits any person from directly or indirectly owning more than                     % by value or number of shares, whichever is more restrictive, of the outstanding shares of the company’s capital stock or more than                     % by value or number of shares, whichever is more restrictive, of the outstanding shares of the company’s common stock. As an exception to this general prohibition, the company’s charter permits the Malkin Family (as defined in the company’s charter) to own up to                     % by value or number of shares of the company’s outstanding shares of common stock or capital stock. In addition, the company intends to grant the Helmsley estate a waiver from this general prohibition, to the extent required. The ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

The company’s charter’s constructive ownership rules are complex and may cause the outstanding shares owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding shares of common stock by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding shares and thus violate the share ownership limits. The company’s charter also provides that any attempt to own or transfer shares of the company’s common stock or preferred stock (if and when issued) in excess of the stock ownership limits without the consent of the company’s board of directors or in a manner that would cause the company to be “closely held” under Section 856(h) of the Code (without regard to whether the shares are held during the last half of a taxable year) will result in the shares being deemed to be transferred to a trustee for a charitable trust or, if the transfer to the charitable trust is not automatically effective to prevent a violation of the share ownership limits or the restrictions on ownership and transfer of the company’s shares, any such transfer of the company’s shares will be void.

The company’s bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the company’s board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to the company’s notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice provisions set forth in the bylaws.

With respect to special meetings of stockholders, only the business specified in the company’s notice of meeting may be brought before the meeting. Nominations of individuals for election to the board of directors may be made only (1) by or at the direction of the board of directors or (2) provided, that the meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in the bylaws.

The purpose of requiring stockholders to give the company advance notice of nominations and other business is to afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the bylaws do not give the board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the company and its stockholders.

The charter and bylaws of the company and the partnership agreement of the operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for the common stock or that the stockholders otherwise believe to be in their best interest.

COMPARISON OF OWNERSHIP OF PARTICIPATION INTERESTS AND

SHARES OF COMMON STOCK

The information below highlights a number of the significant differences between the subject LLCs and the company relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees and investor rights, and compares the principal legal rights associated with the ownership of participation interests in the subject LLCs and shares of common stock. These comparisons have been included to assist you in understanding how your investment will change if, as a result of the consolidation, your participation interest is exchanged for Class A common stock. This discussion is only a summary and does not constitute a complete discussion. The company strongly encourages you to review this prospectus/consent solicitation, as well as the accompanying supplement for your subject LLC for additional information.

The interests in each subject LLC are held by members of such subject LLC, each of whom holds that interest for the benefit of participants in that agent’s participating group.

Form of Organization and Purpose

Subject LLCs	The Company
The three subject LLCs are publicly-registered limited liability companies originally formed as partnerships or joint ventures to acquire the fee title or long-term ground lease interest in an office property located in New York, New York and to lease the property to an operating lessee, which operates the property.	The company is a Maryland corporation which intends to elect and to qualify to be taxed as a REIT under the Code. Its primary focus will be to own and manage its current portfolio and continue to operate, acquire and reposition office and retail properties in Manhattan and the greater New York metropolitan area.

The company will have broader business opportunities than the subject LLCs, which each own an interest in a single office building, subject to an operating lease, and will have access to financing opportunities that are currently not accessible to the subject LLCs. Inherent in several of the additional financing opportunities are risks which do not exist in the case of your subject LLC, and the company encourages you to review “Risk Factors” for a detailed description of such risks.

Length and Type of Investment

Subject LLCs	The Company
Each subject LLC was originally formed between 1953 and 1961 without a stated term. The investment objective of each subject LLC was to acquire and hold for the long-term the fee or leasehold interest in the property it now owns and for which it receives rental income. As a participant in your subject LLC, you are entitled to receive cash distributions out of your subject LLC’s net operating income, if any. While historically the supervisor generally has not reinvested the proceeds from a sale, it is not restricted from doing so. Net proceeds of such a sale which are not reinvested or reserved in the supervisor’s discretion would be distributed to the participants in accordance with each subject LLC’s operating agreement and participating agreements.	The company will have a perpetual term and intends to continue its operations for an indefinite time period. To the extent the company sells or refinances its assets, the net proceeds therefrom will generally be reinvested in additional properties or retained by the company for working capital and other corporate purposes, except to the extent distributions must be made to permit the company to continue to qualify as a REIT for U.S. federal income tax purposes.

The investment objective of each subject LLC was to acquire and hold for the long-term the fee or leasehold interest in the property it now owns and for which it receives rental income. The supervisor does not expect to reinvest net proceeds from a sale and net proceeds of such a sale which are not reinvested or reserved in the supervisor’s discretion would be distributed to the participants in accordance with each subject LLC’s operating agreement and participating agreements. In contrast, the company generally will be an operating company and will reinvest the proceeds of asset dispositions, if any, in new properties or other appropriate investments consistent with the company’s investment objectives.

Business and Property Diversification

Subject LLCs	The Company
The investment portfolio of each subject LLC currently consists of an interest in one office property subject to an operating lease and assets related to the property.	Assuming all of the properties of the subject LLCs and private entities are acquired by the company, the company will own, indirectly through the operating partnership, an interest in a portfolio of 12 office properties encompassing in the aggregate approximately 7.7 million rentable square feet of office space and 432,176 rentable square feet of retail space and six retail properties encompassing 204,755 rentable square feet in the aggregate. Additionally, the company will have fully entitled land in Stamford, Connecticut that will support the development of an approximately 340,000 rentable square foot office building and garage.

The assets of each subject LLC currently consist of one office property. The consolidation of the properties owned by the subject LLCs and the private entities under the company ownership will result in a more diversified investment than your investment in your subject LLC. The company will have a larger number of properties and broader types of properties, tenants and geographic locations. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, the one property your subject LLC owns.

Borrowing Policies

Subject LLCs	The Company
The operating agreements of Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. require the consent of 100% of the agents to enter into a mortgage financing. 250 West 57th St. Associates L.L.C.’s operating agreement requires the consent of at least 75% of the agents to enter into a mortgage financing. Each subject LLC’s respective participation agreements require an agent to obtain the required consent of the participants, as set forth in “Voting Rights” below, to enter into a mortgage financing of the interest in the subject LLC. As a practical matter the amount which each subject LLC can borrow is limited by its size.	The company expects to employ leverage in its capital structure in amounts determined from time to time by its board of directors. Although the company’s board of directors has not adopted a policy that limits the total amount of indebtedness that the company may incur, it will consider a number of factors in evaluating the company’s level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or floating rate. The company’s charter and bylaws do not limit the amount or percentage of indebtedness that it may incur nor do they restrict the form in which its indebtedness will be taken (including, but

Subject LLCs	The Company
not limited to, recourse or non-recourse debt and cross collateralized debt). The company’s board of directors may from time to time modify its leverage policies in light of the then current economic conditions, relative costs of debt and equity capital, market values of the company’s properties, general market conditions for debt and equity securities, fluctuations in the market price of the company’s common stock, growth and acquisition opportunities and other factors.

Each subject LLC has incurred mortgage indebtedness, with a debt to total assets ratio ranging from 6.31% to 13.40%. The consent of participants is required for incurrence of debt. As a stockholder, you will become an investor in an entity that may incur debt in the ordinary course of business without the consent of stockholders and that may invest proceeds from borrowings. The ability of the company to incur indebtedness in the ordinary course of business increases the risk of your investment in common stock.

Other Investment Restrictions

Subject LLCs	The Company
The operating agreement for each subject LLC does not restrict the entity from investment of net proceeds of a sale of its property or the purchase of additional real property. However, the supervisor does not expect to reinvest net proceeds from a sale and net proceeds of such a sale which are not reinvested or reserved in the supervisor’s discretion would be distributed to the participants in accordance with each subject LLC’s operating agreement and participating agreements. Such agreement in each case provides that the subject LLC will continue until it has disposed of all its assets.	The company may diversify its real estate investments in terms of property locations, size and market or submarket, and it does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. The company does not have a specific policy to acquire assets primarily for capital gain or primarily for income. The company may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties it presently owns or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant. Although the company does not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment, it may elect to invest in mortgages and other types of real estate interests, including, without limitation, participating or convertible mortgages; provided, in each case, that such investment is consistent with its qualification as a REIT. The company does not currently have any policy limiting the types of entities in which it may make investments in securities or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture, however, the company intends to invest primarily in entities that own commercial real estate.

Neither the operating agreement for the subject LLCs nor the participation agreements for the participating groups contemplate the reinvestment of cash available for distribution for the purchase of additional real property. However, there is no specific restriction on the authority of the agents to consent to the subject LLC reinvesting its sales proceeds. The organizational documents of the company provide it with discretion in selecting the type of investments it may pursue and reinvesting sales proceeds.

Management Control

Subject LLCs	The Company
Under the operating agreement for each subject LLC, the supervisor is appointed to supervise the operation of the agreement. The operating agreements for the subject LLCs do no not address the participation of members in the management of the subject LLC except that generally the property held by the subject LLC shall not be sold, mortgaged or transferred in any way, nor the lease modified, nor a new lease made, unless approved by agents owning 100% of Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. and at least 75% of the membership interests of 250 West 57th St. Associates L.L.C., respectively. The participation agreements provide that the agents may act in accordance with the operating agreement on all matters and that the actions of the agents will bind the participants in the group. However, for the agent to consent to certain actions such as the sale, transfer or mortgaging of the property, or the making or modification of a lease affecting the same, the agent must receive the required consent of participants in the participating group, as set forth in “Voting Rights” below. The participation agreements for 250 West 57th St. Associates L.L.C. do not give the participants the right to remove the agent. The participation agreements for Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. provide that an agent for participants pursuant to a participation agreement may be removed by the written direction of participants owning at least 75% of such participating group.	After the consolidation, decisions regarding major transactions will be made for the company by the company’s management, subject to oversight by the company’s board of directors, but, except for certain extraordinary transactions, without any vote or approval of the company’s stockholders. The company’s board of directors and management will also have broad discretion, without being subject to stockholder vote or approval, to make decisions regarding the company’s policies, including its policies with respect to investment, financing, growth, acquisitions, development, debt, capitalization and dividends.

Under the operating agreement and participation agreements for the subject LLCs, the participants are not involved in management, except on certain matters where consent of participants in the participating groups is required, as set forth in “Voting Rights” below. Under the charter and bylaws, the board of directors directs management of the company. Except for their vote in the elections of directors and their vote in major transactions, as set forth above, stockholders have no control over the management of the company.

Fiduciary Duties

Subject LLCs	The Company
Each subject LLC was originally formed as a partnership or a joint venture under the laws of New York and each was converted to a limited liability company under New York law. The agents hold their membership interests in the subject LLCs as agents for the participants in their respective participating group. The agents for each participating group are fiduciaries for the participants in their respective participating group and owe such participants a duty of loyalty and a duty of care, and are required to exercise good faith and fair dealing in conducting the affairs of the subject LLC in which they hold membership interests.	The company’s directors and officers have duties under applicable Maryland law to act in good faith, in a manner reasonably believed to be in the company’s best interest and with the care of an ordinarily prudent person in a like position under similar circumstances. At the same time, in its capacity as the general partner of the operating partnership, the company has fiduciary duties to manage the operating partnership in a manner beneficial to the operating partnership and its partners. The company’s duties, as the general partner, to the operating partnership and its limited partners, therefore, may come into conflict with the duties of the company’s directors and officers to the company and its stockholders. The company will be under no obligation to give priority to the separate interests of the limited partners of the operating partnership or its stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of the operating partnership have agreed that in the event of a conflict in the duties owed by the company’s directors and officers to the company and its stockholders and the fiduciary duties owed by the company, in its capacity as general partner of the operating partnership, to such limited partners, the company will fulfill its fiduciary duties to such limited partners by acting in the best interests of its stockholders. The limited partners of the operating partnership expressly acknowledged that the company is acting for the benefit of the operating partnership, the limited partners and its stockholders, collectively.

The agents of a participating group and the directors of the company, respectively, owe duties to their constituent parties. It is unclear, however, whether, or to what extent, there are actual differences in such duties.

Management’s Liability and Indemnification

Subject LLCs	The Company
The participation agreements provide that the agent of a participating group shall not be personally liable for any act performed in good faith, nor for any action except for willful misconduct or gross negligence. The participation agreements for Empire State Building Associates L.L.C. provide that an agent may also be personally liable for liabilities under the Securities Act. Each participation agreement for 250 West 57th St. Associates L.L.C. and 60 East 42nd St. Associates L.L.C. provides that the participants in a participating	The Maryland General Corporation Law, or the MGCL, allows a Maryland corporation to include a provision in its charter limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The company’s charter contains a provision which

Subject LLCs	The Company
group shall indemnify the agent, in proportion to their participation interests, against any liability to which the agent may be subject by reason of holding record title to the participation interests in his name. For Empire State Building Associates L.L.C., the agents are indemnified for any loss or liability arising out of their actions as agent, and the indemnity obligation by the participants in a participating group does not apply where the agent incurs a loss or liability as a result of bad faith or contravention of the participation agreement.	eliminates the liability of its directors and officers to the maximum extent permitted by the MGCL. The MGCL requires the company (unless the company’s charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits the company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The company’s charter and bylaws require the company to indemnify its directors and officers to the maximum extent permitted by the MGCL. The company will obtain a policy of insurance under which its directors and officers will be insured against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Additionally, the company intends to enter into indemnification agreements with each of its directors and executive officers upon the closing of the IPO.

The agent of a participating group will generally be held liable only for their own willful misconduct or gross negligence or acts not performed in good faith, and may be indemnified in certain cases. The liability of the company’s directors and officers is limited to the fullest extent permitted under the MGCL, and such directors and officers are indemnified by the company to the fullest extent permitted by the MGCL.

Takeover Provisions

Subject LLCs	The Company
The operating agreements for the subject LLCs do not provide for removal of a member. For each participating group of 250 West 57th St. Associates L.L.C., a change	Certain provisions of the MGCL and the company’s charter and bylaws may have the effect of delaying, deferring or preventing a transaction or a change in

Subject LLCs	The Company

in the agent may be effected only by resignation, death, incompetence or other disability of the agent (who are agents for participants). The participation agreements for the other subject LLCs require the consent of 75% of the participants in a participating group to remove the agent for that participating group.

The agents, who are the members of your subject LLCs, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of each participating group in your subject LLC. The new series provide protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. The new series will not affect voting rights, except with respect to any person or group that acquires 6%, 3%, or 7.5% or more, respectively, of the outstanding participation interests in the applicable participating group (an “acquiring person”) for each of Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. If there is an acquiring person, the effect of the new series is that approval of the consolidation proposal and the third-party portfolio proposal by a participating group will require approval by the requisite consent of the participants in the participating group, as holders of the new series of membership interests, excluding the acquiring person.

The new series will not affect distributions unless there is an acquiring person. Each participant in the applicable participating group other than an acquiring person prior to the closing of the consolidation will have the right to receive distributions on the new series (equal to three times the distributions on the participations) and as a result if there is an acquiring person prior to the closing of the consolidation, the distributions to the acquiring person will be reduced and the distributions of other participants in the participating group in which there is an acquiring person will be correspondingly increased.

control of the company that might involve a premium price for stockholders or otherwise be in their best interests. See “Certain Provisions of the Maryland General Corporation Law and the Company’s Charter and Bylaws.”

Restrictions on removal of agents by the participants could deter attempts to obtain control of the subject LLCs. Certain provisions of the organizational documents of the company could be used to deter attempts to obtain control of the company in transactions not approved by the company’s board of directors.

Sale

Subject LLCs	The Company
The operating agreements of the subject LLCs require the consent of the members, as set forth under “Management Control” above, who are agents for the participants, to sell or transfer the property held by the subject LLCs. The participation agreements for each subject LLC require the consent of participants, as described in “Voting Rights” below for each agent to consent to a sale or transfer of property.	Under the MGCL and the company’s charter, the sale of all or substantially all of the assets of the company must be declared advisable by the board of directors and approved by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. No approval of the stockholders is required for the sale of less than substantially all of the company’s assets. In addition, under the tax protection agreement, transferring of certain of the company’s properties will be restricted without the consent of the parties to the tax protection agreement. See the section entitled, “The Consolidation—Description of the Tax Protection Agreement.”

Under the operating agreements and participation agreements, the sale or transfer of property may be affected with the required consent of participants, as set forth in “Voting Rights” below. Under the charter of the company, the sale of assets which do not amount to all or substantially all of the assets of the company does not require any consent of the stockholders; however, a sale of all or substantially all of the company’s assets requires stockholder consent.

Dissolution

Subject LLCs	The Company
Each subject LLC shall dissolve when the all of the property owned by it shall have been disposed of pursuant to its operating agreement. Each participating group shall dissolve when all of the participation interests held by the participating group shall have been disposed of pursuant to its participation agreement.	Under the MGCL and the company’s charter, the dissolution of the company must be declared advisable by the board of directors and approved by the affirmative vote of the stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

Under each subject LLC’s operating agreement and participation agreements the entity or participating group shall be dissolved when its property shall be disposed of. Under the charter of the company, the entity may be dissolved with the consent of stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

Amendments

Subject LLCs	The Company
The operating agreements of the subject LLCs do not address the vote required for amendment of the operating agreement. The operating agreements provide that the agents will have the same rights and liabilities in relation to the other members of the subject LLC after conversion of the subject LLCs to limited liability companies as they would have under New York partnership law. Under New York partnership law, unanimous consent of the agents would be required to	Generally, amendments to the charter must be declared advisable by the board of directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all of the votes entitled to be cast on the matter.

Subject LLCs	The Company
amend the operating agreement of each subject LLC. The agents are not required to obtain the consents of the participants in their respective participating groups to consent to an amendment of the operating agreement. The participation agreements for Empire State Building Associates L.L.C. specify that amendment of the participation agreement requires consent of all of the participants in such participating group. The participation agreements for the subject LLCs, other than Empire State Building Associates L.L.C., do not address the vote required for amendment of the operating agreements. As a result, an amendment of the participation agreements requires the consent of all the participants in such participating group.

Amendment of the operating agreement for the subject LLCs would require the consent of all of the agents and the amendment of the participation agreements would require the consent of all of the participants in such participating group. Amendment of the charter of the company requires the approval of both the board of directors and majority of the votes entitled to be cast at a meeting of stockholders.

Review of Investor Lists

Subject LLCs	The Company
Neither the operating agreement nor participation agreements for the subject LLCs address the right of investors to receive an investor list. Under New York limited liability company law, a member would have the right to inspect and make copies of investor lists at its own expense for any purpose reasonably related to the member’s interest as a member. Under the New York partnership law, which may apply to participation agreements, a participant in a participating group would have the right to access and to make copies of the participating group’s books, which would include the list of participants.	The company’s bylaws require that it must maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder. Under the MGCL, any stockholder may make a written request for a statement showing all stock and securities issued by the corporation during a specified period of not more than 12 months before the date of the request, and the corporation must prepare and have available a sworn statement containing (i) the number of shares or amounts of each class of stock or other securities issued during the specified period; (ii) the consideration received per share or unit, which may be aggregated as to all issuances for the same consideration per share or unit and (iii) the value of any consideration other than money as set in a resolution of the board of directors. The MGCL provides additional rights of inspection to a person or persons who, for at least six months, have held an aggregate of 5% of the outstanding stock of any class of the company, including the right to inspect the company’s stock ledger or a list of its stockholders.

The members and participants in the subject LLCs and the stockholders of the company may be entitled, subject to certain limitations, to inspect and, at their own expense, make copies of investor lists.

The following discussion describes the investment attributes and legal rights associated with your ownership of participation interest and shares of Class A common stock.

Nature of Investment

Participation Interest	Common Stock
The participation interest you hold constitutes an equity interest entitling you to your pro rata share of distributions made to the participants in your subject LLC. The distributions to participants are made after distributions to the supervisor of its share of cash distributions under its override on distributions and, to the extent that a participant has consented, its share of distributions of capital proceeds pursuant to the overrides. The distributions payable by your subject LLC to its participants are not fixed in amount and depend upon the operating results and net sales or refinancing proceeds available from the disposition or refinancing of your subject LLC’s assets.	The shares of common stock constitute equity interests in the company. As a stockholder, you will be entitled to your pro rata share of any distributions paid with respect to the common stock. The distributions payable to you are not fixed in amount and are only paid if, as and when authorized by the board of directors of the company and declared by the company. In order for the company to qualify as a REIT, the company must distribute to its stockholders, on an annual basis, at least 90% of its REIT taxable income, determined without the deduction for dividends paid and excluding net capital gains. In addition, the company will be subject to U.S. federal income tax at regular corporate rates to the extent that the company distributes less than 100% of its net taxable income (including any net capital gains) and will be subject to a 4% nondeductible excise tax on the amount, if any, by which the company’s distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws.

The participation interest and the common stock constitute equity interests. As a participant in your subject LLC, you are entitled to your pro rata share of the cash distributions of your subject LLC, and as a stockholder, you will be entitled to your pro rata share of any dividends or distributions of the company which are paid with respect to the common stock. Distributions and dividends payable with respect to participation interest and common stock depend on the performance of your subject LLC and the company, respectively.

Additional Equity/Potential Dilution

Participation Interest	Common Stock
Neither the operating agreements nor the participating agreements of the subject LLCs address whether the subject LLCs or the agents for each applicable participating group is authorized to issue additional equity securities. It would be necessary to amend the applicable operating agreement or participating agreement to issue additional membership interests or participation interests, which would require the consent set forth in “Amendments” above.	At the discretion of the board of directors, the company may issue additional equity securities, including shares of common stock, and may classify or reclassify unissued shares into one or more classes or series of common stock or preferred stock with certain terms or preferences set by the board of directors. The issuance of additional equity securities by the company will result in the dilution of your percentage ownership interest in the company. See “Description of Capital Stock—Power to Reclassify the Company’s Unissued Shares of Stock” and “—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock.”

The issuance of additional equity securities by the subject LLCs was not contemplated by the operating agreements of the subject LLCs, although the agents may have the authority to authorize the subject LLCs to issue additional equity securities without the consent of the participants in their participating group. As a stockholder, your percentage ownership interest will be diluted if the company issues additional common stock (or securities convertible into common stock). Furthermore, the company may issue preferred stock with priorities or preferences with respect to dividends and liquidation proceeds.

Liability of Investors

Participation Interest	Common Stock
Since the subject LLCs are limited liability companies, the agents are not personally liable for the debts and obligations of such limited liability company, subject to certain limitations under New York law. The participants are only participants in these membership interests, and, as such, are not personally liable for the debts and obligations of the limited liability company.	Under the MGCL, you will not be personally liable for the debts or obligations of the company.

As a holder of a participation interest, your liability for the debts and obligations of your subject LLC is limited to the amount of your investment. As a stockholder, you generally would have no liability for the debts and obligations of the company.

Voting Rights

Participation Interest	Common Stock

Generally, with some exceptions, you and the other participants in the subject LLCs have voting rights only on the sale, mortgage or transfer of the interest in the property, modification of the existing lease on the property held by your subject LLC or entry into a new lease affecting the same.

The participation interests in each subject LLC are divided into separate participating groups. Each participating group has an agent who holds its interests in the subject LLC for the benefit of the participants in the participating group. Participants holding 100% of the outstanding participation interests in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. must consent for the agent of their participating group to consent to an action requiring the consent of the participants. Participants holding greater than 75% of the outstanding participation interests in at least eight out of ten of the participating groups of 250 West 57th St. Associates L.L.C. must consent for the agent of their participating group to consent to an action requiring the consent of the participants. If holders of 80% of the participation interests in any of the three participating groups in Empire State Building Associates L.L.C. or holders of 90% of the participation

The company is managed under the direction of a board of directors, as elected by the stockholders at the annual meeting of stockholders of the company. The MGCL and the company’s charter generally require that major actions, including most amendments to the charter, be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. You will have one vote for each share of Class A common stock that you own and will have the right to vote in the election of directors.

Participation Interest	Common Stock

interests in any of the seven participating groups in 60 East 42nd St. Associates L.L.C. approve an action, the agent of any such participating group will be entitled to purchase the participation interest of any participant in such participating group that voted “AGAINST” such action or that did not submit a consent form at a purchase price equal to the participant’s original fractional interest in the agent’s share of the capital of the subject LLC, less any repayment thereon, but in no event will the purchase price be less than $100. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of that participating group will be satisfied.

The agents, who are the members of your subject LLCs, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of a participating group in your subject LLC. The new series will not affect voting rights, except with respect to any person or group that acquires 6%, 3%, or 7.5% or more, respectively, of the outstanding participation interests in the applicable participating group (an “acquiring person”) for each of Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. See “Takeover Provisions” above.

The participation interests in each subject LLC are divided into separate participating groups, each of which has an agent who holds his interests in the subject LLC for the benefit of the participants in the participating group. Consent of participants is required to approve certain transactions, including the consolidation. As a stockholder, you will have voting rights that permit you to elect the board of directors and to approve or disapprove certain major actions.

Liquidity

Participation Interest	Common Stock
The participation interest that represents your ownership interest in your subject LLC is a relatively illiquid investment with a limited resale market. The trading volume of the participation interest in the resale market is limited and the prices at which your subject LLC’s participation interests trade may not reflect the fair market value. In addition, transfer restrictions in the participation agreements 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. could affect the development of a more active or substantial market for the participation interest. Neither you nor any other participant, individually, can require your subject

Shares of common stock of the company will be freely transferable upon registration under the Securities Act subject to the restrictions on transfer and ownership set forth in the charter. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” The company expects its shares of Class A common stock to be listed on the NYSE, and the company expects a public market for the shares of common stock to develop. The breadth and strength of this market will depend upon, among other things, the amount of shares of the company’s Class A common stock that are outstanding, the

Participation Interest	Common Stock
LLC to dispose of its assets or redeem your or any other participants’ interests in your subject LLC.	company’s financial results and prospects, and the general interest in the company’s dividend yield and growth potential compared to that of other debt and equity securities. See “The Consolidation—Consideration.”

Your participation interest has a limited resale market. The Class A common stock you receive will be freely transferable, subject to the restrictions of the applicable U.S. federal and state securities laws and after expiration of the lock-up period as described in this prospectus/consent solicitation and subject to the restrictions on transfer and ownership set forth in the charter, and the company expects such Class A common stock to be listed on the NYSE. As a stockholder of the company, you will have the opportunity to achieve liquidity by trading the Class A common stock in the public market.

Expected Distributions and Payments

Participation Interest	Common Stock
Your subject LLC makes annual distributions to the extent of available cash flow, if any. Amounts distributed to you are derived from your pro rata share of cash flow from operations or cash flow from sales or financings. See Selected Financial Information of the subject LLCs” for a presentation of the cash distributions to you and the other limited partners of the subject LLCs over the five most recent calendar years.	The company intends to make quarterly dividend and distribution payments to the holders of its common stock. The amount of such dividends and distributions will be established by the board of directors, taking into account the capital requirements of the company, funds from operations, yields available to stockholders, the market price for the common stock, the requirements for qualification as a REIT and the MGCL. In order for the company to qualify as a REIT, the company must distribute to its stockholders, on an annual basis, at least 90% of its REIT taxable income, determined without the deduction for dividends paid and excluding capital gains. Unlike the subject LLCs, the company is not required to distribute net proceeds from the sale or refinancing of properties.

Your subject LLC makes annual distributions to the extent of available cash flow. Dividends will be paid if, as and when authorized by the board of directors in its discretion out of funds legally available therefor and declared by the company. If you become a stockholder, you will receive your pro rata share of the dividends and distributions made with respect to your shares of common stock. The amount of such dividends and distributions will depend upon the company’s revenues, operating expenses, debt service payments, capital expenditures, and funds set aside for renovations or improvements of properties.

Taxation of Taxable Investors

Participation Interest	Common Stock
Each subject LLC is intended to be treated as a partnership for U.S. federal income tax purposes. As a partnership, a subject LLC is generally not subject to U.S. federal income tax at the entity-level. Participants must report their allocable share of partnership income, gain, loss and deduction on their tax return, regardless of	As a general matter, the company will be able, as a REIT, to deduct dividends paid to stockholders, generally eliminating entity-level taxation to the extent that such income is distributed. In order to qualify as a REIT, the company must distribute, on an annual basis, at least 90% of its REIT taxable income

Participation Interest	Common Stock

whether cash distributions are made by the relevant subject LLC.

A participant’s allocable share of income or loss from the subject LLC generally constitutes “passive activity” income or loss, subject to the passive activity rules of Section 469 of the Code.

Generally, by February 15 of each year, you receive an annual Schedule K-1 with respect to information about your subject LLC for inclusion on your U.S. federal income tax returns.

You must file state income tax returns and incur state income tax in the state in which your subject LLC owns its interest in a property.

(determined without regard to the deduction for dividends paid and excluding net capital gain). As a general matter, the company will be subject to U.S. federal corporate income tax on its income and capital gain for a given taxable year that it does not distribute. The company may also be subject to certain other taxes (including U.S. federal excise taxes and state and local taxes).

Distributions by the company to the stockholders will generally be treated as taxable dividends to the extent of the company’s accumulated earnings and profits. The company will mail stockholders an annual 1099-DIV in January.

Distributions received by a stockholder and gain or loss from a disposition of common stock by a stockholder generally does not constitute income from a passive activity for purposes of Section 469 of the Code, and therefore cannot be offset by passive losses.

As a general matter, stockholders will not be obligated to file state income tax returns in states in which the company has properties solely as a result of owning common stock of the company.

Each subject LLC is intended to be treated as a partnership for U.S. federal income tax purposes. As a partnership, a subject LLC is generally not subject to U.S. federal income tax at the entity-level. Participants must report their allocable share of partnership income, gain, loss and deduction on their tax return, regardless of whether cash distributions are made by the relevant subject LLC. A participant’s allocable share of income or loss from the subject LLC generally constitutes “passive activity” income or loss, subject to the passive activity rules of Section 469 of the Code. By contrast, as a general matter, the company will be able, as a REIT, to deduct dividends paid to stockholders for U.S. federal income tax purposes, generally eliminating entity level taxation to the extent that such income is distributed. In order to qualify as a REIT, the company must distribute, on an annual basis, at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain). As a general matter, the company will be subject to U.S. federal corporate income tax on its income and capital gain for a given taxable year that it does not distribute. Distributions by the company to the stockholders will generally be treated as taxable dividends to the extent of the company’s accumulated earnings and profits. Distributions received by a stockholder and gain or loss from a disposition of common stock by a stockholder generally does not constitute income from a passive activity for purposes of Section 469 of the Code, and therefore cannot be offset by passive losses. Corporate stockholders will not be able to claim the dividends received deduction for dividends distributed by the company.

Taxation of Tax-Exempt Investors

Participation Interest	Common Stock
Allocations of income from a subject LLC and gain from the disposition of an interest in a subject LLC are characterized as unrelated business taxable income, or UBTI, to a tax-exempt investor, only to the extent that the tax-exempt investor incurs acquisition indebtedness with respect to its interest in the public partnership or to the extent the subject LLC incurs acquisition indebtedness.	Dividends received from the company and gain from a disposition of common stock will generally not constitute UBTI except to the extent the tax-exempt investor finances the common stock with “acquisition indebtedness,” or, in the case of certain tax-exempt investors, unless the company is a “pension-held REIT.” See “U.S. Federal Income Tax Considerations —Taxation of Tax-Exempt U.S. Stockholders.”

A tax-exempt entity is treated as owning and carrying on the business activity conducted by a partnership in which such entity owns an interest. Income received from a tax-exempt entity must not constitute UBTI for the tax-exempt investor to avoid U.S. federal income tax on such income. Income from the public partnership does not constitute UBTI except to the extent the public partnership incurs “acquisition indebtedness” or the tax-exempt investor incurs “acquisition indebtedness” with respect to its interest in the public partnership. In general, income attributable to the common stock is not UBTI.

Compensation and Fees

Under each subject LLC’s operating agreement or pursuant to the consent of the participants, the management companies and the Malkin Holdings group receive distributions, reimbursements, fees and sales proceeds. The following chart details the nature of the supervisor’s compensation for each subject LLC and compares it to the company.

	250 West 57th St. Associates L.L.C.	Empire State Building Associates L.L.C.	60 East 42nd St. Associates L.L.C.	The Company

Interest in Cash Flow, and Partnership Management Fee

Basic supervisory fee was equal to $40,000 per annum prior to July 1, 2010 and was increased to equal to $102,000 per year after July 1, 2010, plus an annual adjustment for inflation after July 1, 2010.

Supervisory fee for special services, such as legal and accounting services, payable at hourly rates.

Distributions of cash flow of 10% of all cash distributions (other than from mortgage, sale or condemnation proceeds) in excess of 15% on the remaining cash investment in any one year.

The Malkin Holdings group also receive distributions on account of interests owned by them on the same basis as other participants.

Basic supervisory fee was equal to $100,000 per annum prior to July 1, 2010 and was increased to $725,000 per year after July 1, 2010, plus an annual adjustment for inflation after July 1, 2010.

Supervisory fee for special services, such as legal and accounting services, payable at hourly rates.

Distributions of (i) 6% of any distributions of overage rent received under the operating sublease; (ii) 6% of 50% of savings from mortgage elimination; and (iii) 6% of 50% of scheduled reductions in ground rent in 1992 and 2013 except to participants who approved the voluntary compensation plan for the management companies.

Basic supervisory fee was equal to $24,000 per annum prior to July 1, 2010 and was increased to $180,000 per year after July 1, 2010, plus an annual adjustment for inflation.

Supervisory fee for special services, such as legal and accounting services, payable at hourly rates.

Distributions of cash flow of 10% of all cash distributions in excess of 14% on the remaining cash investment in any one year.

The Malkin Holdings group also receive distributions on account of interests owned by them on the same basis as other participants.

The company will pay all management expenses. Such management expenses will reduce the funds available for distribution by the company. The officers and directors of the company will receive compensation for their services as described herein under “Management.” The company will not otherwise pay any management fees, other than property management fees paid to third party property manager.

As an internally-advised REIT, the company will not otherwise pay a portion of net cash flow or allocations to management, except for distribution pro rata in accordance with ownership of the company’s common stock and operating partnership units.

	250 West 57th St. Associates L.L.C.	Empire State Building Associates L.L.C.	60 East 42nd St. Associates L.L.C.	The Company
The Malkin Holdings group also receive distributions on account of interests owned by them on the same basis as other participants.

Reimbursements

Disbursements and regular accounting fees related to the supervisor’s maintenance of the books and records of 250 West 57th St. Associates L.L.C. and supervision of the operation of the 250 West 57th St. Associates L.L.C. operating agreement are paid by 250 West 57th St. Associates L.L.C.

In addition to the basic supervisory fee and overrides, the supervisor receives payments for time charges for services not included in the supervisory fee, that include administrative fees for tax information (k-l) preparation, fees for investing funds, internal disbursements (i.e. copies, fax), third party disbursements (postage and delivery, supplies, filing fees) and third party billings advanced by the supervisor.

Disbursements and regular accounting fees related to the supervisor’s maintenance of the books and records of Empire State Building Associates L.L.C. and supervision of the operation of the Empire State Building Associates L.L.C. operating agreement are paid by Empire State Building Associates L.L.C.

In addition to the basic supervisory fee and overrides, the supervisor receives payments for time charges for services not included in the supervisory fee, that include administrative fees for tax information (k-l) preparation, fees for investing funds, internal disbursements (i.e. copies, fax), third party disbursements (postage and delivery, supplies, filing fees) and third party billings advanced by the supervisor.

Disbursements and regular accounting fees related to the management companies’ maintenance of the books and records of 60 East 42nd St. Associates L.L.C. and supervision of the operation of the 60 East 42nd St. Associates L.L.C. operating agreement are paid by 60 East 42nd St. Associates L.L.C.

In addition to the basic supervisory fee and overrides, the supervisor receives payments for time charges for services not included in the supervisory fee, that include administrative fees for tax information (k-l) preparation, fees for investing funds, internal disbursements (i.e. copies, fax), third party disbursements (postage and delivery, supplies, filing fees) and third party billings advanced by the supervisor.

The company will pay all management expenses. Such management expenses will reduce the funds available for distribution by the company.

	250 West 57th St. Associates L.L.C.	Empire State Building Associates L.L.C.	60 East 42nd St. Associates L.L.C.	The Company

Property Management Fees	None.	None.	None.	None.

Real Estate Disposition Fees	None.	None.	None.	None.

Distribution of Net Sales Proceeds	Under the voluntary capital transaction override program, approximately 79.6% of participants approved paying a portion of their distributions to the supervisor as follows: if cumulative net proceeds received by a participant from all capital transactions (including a partial or full sale, mortgage, pledge or assignment of the property or substantially all the interests in 250 West 57th St. Associates L.L.C.) exceed two times the original cash investment, then 10% of the excess shall be paid to the supervisor.	Under the voluntary capital transaction override program, approximately 94% of participants approved paying a portion of their distributions to the supervisor as follows: (i) if cumulative net sale and refinancing proceeds received by a participant exceed the participants original cash investment, then 10% of the excess shall be paid to the supervisor; (ii) 10% of the master lease reductions (other than those scheduled for 1992 and 2013) shall be paid to the management companies; and (iii) if the annual financing charges under the senior mortgage are less than $1,970,000 through 2012 and $1,723,750 thereafter, then 10% of the difference shall be paid to the management companies.	None.	Distributions will be made pro rata in accordance with ownership of the company’s common stock and operating partnership units.

VOTING PROCEDURES FOR THE CONSOLIDATION PROPOSAL AND THE THIRD-PARTY PORTFOLIO PROPOSAL

Distribution of Solicitation Materials

This prospectus/consent solicitation, together with the accompanying supplement, transmittal letter and consent form constitute the solicitation materials being distributed to you and the other participants to obtain their votes “FOR” or “AGAINST” your subject LLC’s participation in the consolidation and the third-party portfolio proposal. The power of attorney and participant consent is referred to, collectively, as the consent form.

Participants are being asked to vote on both the proposed consolidation and the third-party portfolio proposal. The participants holding the required percentage of the outstanding participation interests of your subject LLC must approve each proposal in order for such proposal to be approved by your subject LLC. If the consolidation is approved by your subject LLC and the consolidation is consummated, your subject LLC will consolidate with the company in the manner described in this prospectus/consent solicitation and in the supplement relating to your subject LLC. If you vote “FOR” the consolidation and your subject LLC participates in the consolidation, you effectively will be voting against the alternatives to the consolidation, other than a third-party portfolio transaction, unless you vote “AGAINST” the third-party portfolio proposal. These alternatives include continuation of your subject LLC and a sale of your subject LLC’s interest in the property and distribution of the net proceeds to participants. If the consolidation is not approved your subject LLC and a third-party portfolio transaction is not consummated, the supervisor expects the operations of your subject LLC to continue. You should complete and return the consent form before the expiration of the solicitation period, which is the time period during which participants may vote “FOR” or “AGAINST” the consolidation and the third-party portfolio proposal. The solicitation period will commence upon delivery of the solicitation materials to you which is on or about             , and will continue until the later of: (i)              or (ii) such later date as the supervisor may select. At its discretion, the supervisor from time to time may elect to extend the solicitation period for one or more proposals for one or more of the subject LLCs without extending for other proposals or subject LLCs. Any consent form will be effective provided that such consent form has been properly completed and signed if received by MacKenzie Partners, Inc., which the company hired to tabulate your votes, prior to 5:00 p.m. Eastern time, on             , 2012, unless the supervisor extends the solicitation period for one or more proposals, in such case, the last day of such extended solicitation period.

If you return a signed consent form but fail to indicate whether you are voting “FOR,” “AGAINST” or “ABSTAIN” from the consolidation proposal or the third-party portfolio proposal, you will be deemed to have voted “FOR” such proposal. If you fail to return a signed consent form by the end of the solicitation period, your participation interest will be counted as voting “AGAINST” the consolidation proposal and the third-party portfolio proposal.

The consent form seeks your consent to the consolidation and the third-party portfolio proposal. If you own participation interests in more than one subject LLC, for each subject LLC in which you own a participation interest you will receive a transmittal letter, supplement and consent form. Regardless of how many subject LLCs in which you own a participation interest, you will receive a single copy of the prospectus/consent solicitation. Participants in each subject LLC will vote separately on whether or not to approve the consolidation and the third-party portfolio proposal. Accordingly, if you hold interests in more than one subject LLC, you must complete one consent form for each subject LLC in which you are a participant.

The consent form also includes a section which permits participants to elect to exercise the cash option. See “The Consolidation—Cash Option.”

Required Vote for the Consolidation Proposal and the Third-Party Portfolio Proposal and Other Conditions

The participation interests in each subject LLC are divided into separate participating groups. Participants are being asked to vote on both the proposed consolidation and the third-party portfolio proposal. For each proposal to be approved, participants holding 100% of the outstanding participation interests in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. must approve that proposal, and participants holding greater than 75% of the outstanding participation interests in eight out of the ten participating groups of 250 West 57th St. Associates L.L.C. must approve that proposal. Approval by the required vote of the participants in 250 West 57th St. Associates L.L.C. in favor of a proposal will be binding on you if you are a participant in 250 West 57th St. Associates L.L.C. even if you vote “AGAINST” such proposal. Each of these proposals is subject to a separate consent and approval of each proposal is not dependent on approval of any other proposal.

If holders of 80% of the participation interests in any of the three participating groups in Empire State Building Associates L.L.C. or holders of 90% of the participation interests in any of the seven participating groups in 60 East 42nd St. Associates L.L.C. approve the consolidation, the agent of any such participating group will purchase, pursuant to each subject LLC’s organizational documents, on behalf of the subject LLC the participation interest of any participant in such participating group that voted “AGAINST” or “ABSTAIN” with respect to the consolidation or that did not submit a consent form, at a price that would be substantially lower than the exchange value.

If holders of 80% of the participation interests in any of the three participating groups in Empire State Building Associates L.L.C. or holders of 90% of the participation interests in any of the seven participating groups in 60 East 42nd St. Associates L.L.C. approve the third-party portfolio proposal, the agent of any such participating group will purchase on behalf of the subject LLC the participation interest of any participant in such participating group that voted “AGAINST” or “ABSTAIN” with respect to the third-party portfolio proposal or that did not submit a consent form, at a price that would be substantially lower than the exchange value regardless of whether there is a third-party portfolio offer and even if the consolidation is consummated and the participant voted in favor of the consolidation.

Prior to an agent purchasing the participation interests of non-consenting participants, an agent will give such participants not less than ten days’ notice after the required consent is received by a subject LLC to permit them to consent to the consolidation or the third-party portfolio proposal, as applicable, in which case their participation interests will not be purchased. The agents will purchase the participation interests for the benefit of the subject LLC and not for their own account and will be reimbursed by the subject LLC for the cost of such buyout. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of that participating group will be satisfied.

The agents, who are the members of your subject LLCs, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of a participating group in your subject LLC. The new series provide protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. The new series will not affect voting rights, except with respect to any person or group that acquires 6%, 3%, or 7.5% or more, respectively, of the outstanding participation interests in the applicable participating group (an “acquiring person”) for each of Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. If there is an acquiring person, the effect of the new series is that approval of the consolidation proposal and the third-party portfolio proposal by a participating group will require approval by the requisite consent of the participants in the participating group, as holders of the new series of membership interests, excluding the acquiring person.

The buyout amount would be substantially lower than the exchange value. These buyout amounts are $100 for the interest held by a participant in Empire State Building Associates L.L.C. and $100 for the interest held by a participant in 60 East 42nd St. Associates L.L.C., as compared to the exchange value of $33,085 per $1,000 original investment for Empire State Building Associates L.L.C. and $38,972 per $1,000 original investment for 60 East 42nd St. Associates L.L.C., respectively. The cash required to buyout non-consenting participants will not be paid from the proceeds from the IPO.

The Wien group collectively owns participation interests in the subject LLCs and has advised that it will vote in favor of the consolidation and the third-party portfolio proposal. These participation interests represent the following percentage ownership for each subject LLC: 8.5921% for Empire State Building Associates L.L.C., 8.7684% for 60 East 42nd St. Associates L.L.C. and 7.3148% for 250 West 57th St. Associates L.L.C. For a more detailed discussion relating to your subject LLC, please review the accompanying supplement.

Outstanding Participation interests. Holders of participation interests for all subject LLCs as of             , 2012 are entitled to vote. As of September 30, 2011, the following numbers of participation interests were held by the number of participants indicated below:

Subject LLC	Number of Participants	Number of Participation Interests Held(1)
Empire State Building Associates L.L.C.	2,813	3,300
60 East 42nd St. Associates L.L.C.	837	700
250 West 57th St. Associates L.L.C.	622	720

(1)	Based on an original investment per participation interest of $10,000.

You are entitled to one vote for each participation interest held. Accordingly, the number of participation interests entitled to vote with respect to the consolidation and the third-party portfolio proposal is equivalent to the number of participation interests held on the last day of the consent solicitation period.

Investor Lists. Under Rule 14a-7 of the Securities Exchange Act of 1934, as amended, which is referred to herein as the Exchange Act, your subject LLC is required, upon your written request, to provide to you:

•	a statement of the approximate number of participants in your subject LLC and

•	the estimated cost of mailing a proxy statement, form of proxy or other similar communication to your subject LLC’s participants.

In addition, you have the right, at your option, either:

•	to have your subject LLC mail (at your expense) copies of any consent statement, consent form or other soliciting materials to be furnished by you to the other participants in your subject LLC or

•

to have the subject LLC deliver to you, within five business days of the receipt of the request, a reasonably current list of the names, addresses and participation interests held by the participants in your subject LLC.

The right to receive the list of participants is subject to your payment of the cost of mailing and duplication at a rate of $0.20 fee per page.

Tabulation of Votes. An automated system administered by Mackenzie Partners, Inc. will tabulate the votes and consents. Abstentions will be tabulated with respect to the consolidation and other matters to be voted on. Abstentions will have the effect of a vote “AGAINST” the consolidation, as will the failure to return a consent form and broker nonvotes. Broker nonvotes are where a broker submits a consent but does not have authority to vote a participant’s participation interest the consolidation proposal.

Revocability of Consent. You may withdraw or revoke your consent form at any time before the later of the date that consents from participants holding the required percentage of outstanding participation interests are received by your subject LLC and the 60th day after the date of this prospectus/consent solicitation. You can send the supervisor a written statement that you would like to revoke your consent, or you can send the supervisor a new consent form. This written statement or new consent form should be sent to the same address as the original consent form.

CONSENT PROCEDURES FOR VOLUNTARY PRO RATA REIMBURSEMENT PROPOSAL

The consent form being distributed to you and the other participants also seeks to obtain your consent to the payment of a voluntary pro rata reimbursement to the supervisor and Peter L. Malkin for costs advanced, plus interest, for the former property manager and leasing agent legal proceedings.

If you return a signed consent form but fail to indicate whether you consent to or disapprove of the voluntary pro rata reimbursement program, you will be deemed not to have consented to the voluntary pro rata reimbursement program. If you fail to return a signed consent form by the end of the solicitation period, you will be deemed not to have consented to the voluntary pro rata reimbursement program.

The solicitation of consents for the voluntary pro rata reimbursement program will continue until the later of: (i)                      or (ii) such later date as the supervisor from time to time may select. At its discretion, the supervisor may elect to extend the solicitation period for such proposal. Any consent form will be effective provided that such consent form has been properly completed and signed if received by MacKenzie Partners, Inc., which the company hired to tabulate your votes, prior to 5:00 p.m. Eastern time, on                      2012, unless the supervisor extends the solicitation period for such proposal, and, in such case, the last day of such extended solicitation period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EMPIRE STATE REALTY TRUST

This prospectus/consent solicitation contains forward-looking statements that involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus/consent solicitation. The company’s results of operations and financial condition, as reflected in the accompanying combined financial statements and related notes, are subject to the company’s management’s evaluation and interpretation of business conditions, changing capital market conditions and other factors that could affect the ongoing viability of the company’s tenants. You should read the following discussion with “Forward-Looking Statements” and the combined financial statements and related notes included elsewhere in this prospectus/consent solicitation.

Upon completion of the IPO and the consolidation, the historical operations of the predecessor and the properties that have been operated through the predecessor, will be combined with the company, the operating partnership and/or their subsidiaries. The following discussion and analysis should be read in conjunction with “Selected Financial and Other Data,” the company’s combined financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 and the notes related thereto, the company’s unaudited combined financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 and the company’s unaudited condensed consolidated pro forma financial information appearing elsewhere in this prospectus/consent solicitation. Since the company’s formation, the company has not had any corporate activity. Accordingly, the company believes a discussion of its results of operations would not be meaningful, and this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust therefore only discusses the historical operations of the predecessor and the unaudited pro forma results of the company.

Unless the context otherwise requires or indicates, references in this section to “the company,” refer to (i) the company and its consolidated subsidiaries (including the operating partnership) after giving effect to the consolidation and the IPO and (ii) the predecessor before giving effect to the consolidation and the IPO.

Overview

The company is a self-administered and self-managed REIT that owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area. The company was formed to continue and expand the commercial real estate business of the supervisor and its affiliates. The company’s primary focus will be to continue to own, manage and operate its current portfolio and to acquire and reposition office and retail properties in Manhattan and the greater New York metropolitan area.

For the periods presented, this Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses only the historical financial condition and results of operations of the predecessor which owns controlling interests in 16 properties and non-controlling interests in the following four office properties, which are accounted for under the equity method of accounting: the Empire State Building, 1350 Broadway, 1333 Broadway and 501 Seventh Avenue. The fee ownership interests of the Empire State Building and 501 Seventh Avenue are included in the predecessor’s portfolio but the operating lease interests of these two properties are part of the predecessor’s equity interest in non-controlled entities. These non-controlled interests will represent a significant part of the company’s operations following the consolidation and the IPO (51.0% of the company’s pro forma revenues for the nine months ended September 30, 2011) when they become consolidated into the company’s operations. Therefore, the company does not show historical consolidated financial information for the company’s entire portfolio following the consolidation and the IPO. For the periods following the consummation of the consolidation and the IPO, the company’s operations will consolidate the operations of the non-controlled entities (as defined below) which will result in a material change in the company’s disclosure of the company’s financial condition and results of operations. The company also presents in this prospectus/consent solicitation pro forma financial information for the company reflecting the company’s entire portfolio on a consolidated basis as of September 30, 2011 and for the nine months ended September 30, 2011 and the year ended December 31, 2010.

The company operates an integrated business that currently consists of two operating segments: real estate and construction contracting.

As of September 30, 2011, the company’s Manhattan and greater New York metropolitan area office properties were 76.9% (or 80.6% giving effect to leases signed but not yet commenced as of that date) and 89.5% leased, respectively, and the company’s office properties as a whole were 79.9% leased (or 83.0% giving effect to leases signed but not yet commenced as of that date). The company’s ability to increase occupancy and rental revenue at its office properties depends on the successful completion of the company’s repositioning program and market conditions. The other component of the company’s real estate segment, retail leasing, comprises both standalone retail properties and retail space in the company’s Manhattan office properties. The company’s retail properties, including retail space in its Manhattan office properties, were 86.2% leased as of September 30, 2011.

Although construction contracting represented approximately 17.7% and 11.0%, respectively, of the company’s revenues for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, its relative contribution to the company’s net income was much less significant than its contribution to the company’s revenues.

The Empire State Building is the company’s flagship property and accounted for 41.0% of the company’s total pro forma revenues for the nine months ended September 30, 2011. The Empire State Building provides the company with a diverse source of revenue through its office and retail leases, observatory operations and broadcasting licenses and related leased space. During the nine months ended September 30, 2011 and the year ended December 31, 2010, the Empire State Building generated approximately $62.9 million and $78.9 million of revenue, respectively, from its observatory operations which represented approximately 16.5% and 16.6% of the company’s pro forma revenues, respectively. The company anticipates that the observatory operations will be a separate accounting segment following the consolidation and the IPO.

From 2002 through 2006, the supervisor gradually gained day-to-day management of the company’s Manhattan office properties. Since then, the supervisor has been undertaking a comprehensive renovation and repositioning strategy of the Manhattan office properties that has included the physical improvement through upgrades and modernization of, and tenant upgrades in, such properties. From 2002 through September 30, 2011, the private entities and the subject LLCs have invested a total of approximately $296.0 million (excluding tenant improvements and leasing commissions) into its Manhattan office properties pursuant to this program. The company currently intends to invest between $175.0 million and $215.0 million of additional capital through the end of 2013. The company expects to complete substantially this program by the end of 2013, except with respect to the Empire State Building, which is the last Manhattan office property that began its renovation program. In addition, the company currently estimates that between $55.0 million and $65.0 million of capital is needed beyond 2013 to complete the renovation program at the Empire State Building, which the company expects to complete substantially in 2016 due to the size and scope of the company’s remaining work and its desire to minimize tenant disruptions at the property. These estimates are based on the supervisor’s current budgets (which do not include tenant improvement and leasing commission costs) and are subject to change.

The company intends to fund these capital improvements through a combination of operating cash flow and borrowings. These improvements, within the company’s renovation and repositioning program, include restored, renovated and upgraded or new lobbies; elevator modernization; renovated public areas and bathrooms; refurbished or new windows; upgrade and standardization of retail storefront and signage; façade restorations; modernization of building-wide systems; and enhanced tenant amenities. These improvements are designed to improve the overall value and attractiveness of the company’s properties and have contributed significantly to the company’s tenant repositioning efforts, which see to increase its occupancy; raise the company’s rental rates;

increase rentable square feet; increase the company’s aggregate rental revenue; lengthen its average lease term; increase its average lease size; and improve its tenant credit quality. The company has also aggregated smaller spaces in order to offer larger blocks of office space, including multiple floors, that are attractive to larger, higher credit-quality tenants and to offer new, pre-built suites with improved layouts. This strategy has shown attractive results to date, as illustrated by the case studies which are described in “The Company Business and Properties—Renovation and Repositioning Case Studies,” and the company believes has the potential to improve the company’s operating margins and cash flows in the future. The company believes it will continue to enhance its tenant base and improve rents as the company’s pre-renovation leases continue to expire and be re-leased.

Historically, the supervisor has operated the business to preserve capital through conservative debt levels. Upon completion of the consolidation and the IPO, the company will have no debt maturing in 2012 and approximately $58.3 million of debt maturing in 2013 and the company expects to have pro forma total debt outstanding of approximately $1.04 billion, with a weighted average interest rate of 5.29% and a weighted average maturity of 4.5 years. Additionally, the company expects to have approximately $179.1 million of available borrowing capacity under its loans on a pro forma basis. The company’s overall leverage will depend on the company’s mix of investments and the cost of leverage. The company’s charter does not restrict the amount of leverage that the company may use.

The company is a Maryland corporation that was formed on July 29, 2011. The company conducts all of its business activities through its operating partnership, of which the company is the sole general partner. The company intends to elect and to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2012.

The Predecessor

The predecessor is not a legal entity but rather a combination of (i) controlling interests in (a) 16 office and retail properties, (b) one development parcel, and (c) certain management companies, which are owned by certain entities that are owned or controlled by the sponsors (Anthony E. Malkin and Peter L. Malkin) and/or their affiliates and family members, which are collectively referred to as the controlled entities, and (ii) non-controlling interests in four office properties (which include two of the 16 properties set forth in (i) above), held through entities which are collectively referred to as the non-controlled entities, and are presented as uncombined entities in the company’s combined financial statements. Specifically, the term “the predecessor” means (i) Malkin Holdings LLC, a New York limited liability company that acts as the supervisor of, and performs various asset management services and routine administration with respect to, certain of the existing entities (as described below), which the company refers to as “the supervisor;” (ii) the limited liability companies or limited partnerships that currently (a) own, directly or indirectly and either through a fee interest or a long-term leasehold in the underlying land, and/or (b) operate, directly or indirectly and through a fee interest, an operating lease, an operating sublease or an operating sub-sublease, the 18 office and retail properties (which include non-controlling interests in four office properties for which Malkin Holdings LLC acts as the supervisor but that are not consolidated into the predecessor for accounting purposes) and entitled land that will support the development of an approximately 340,000 rentable square foot office building and garage that the company will own after the consolidation, which the company refers to as the “existing entities;” (iii) Malkin Properties, L.L.C., a New York limited liability company that serves as the manager and leasing agent for certain of the existing entities in Manhattan, which the company refers to as “Malkin Properties;” (iv) Malkin Properties of New York, L.L.C., a New York limited liability company that serves as the manager and leasing agent for certain of the existing entities in Westchester County, New York, which the company refers to as “Malkin Properties NY;” (v) Malkin Properties of Connecticut, Inc., a Connecticut corporation that serves as the manager and leasing agent for certain of the existing entities in the State of Connecticut, which the company refers to as “Malkin Properties CT;” and (vi) Malkin Construction Corp., a Connecticut corporation that is a general contractor and provides services to certain of the existing entities and third parties (including certain tenants at the properties in the company’s portfolio), which the company refers to as “Malkin Construction.” The term “the predecessor’s management companies” refers to the supervisor, Malkin Properties, Malkin Properties NY,

Malkin Properties CT and Malkin Construction, collectively. The predecessor accounts for its investment in the non-controlled entities under the equity method of accounting.

Controlled Entities

As of September 30, 2011, properties controlled by the sponsors and/or their affiliates and family members and whose operations are 100% consolidated into the financial statements of the predecessor include:

Office:

One Grand Central Place, New York, New York

250 West 57th Street, New York, New York

1359 Broadway, New York, New York

First Stamford Place, Stamford, Connecticut

Metro Center, Stamford, Connecticut

383 Main Avenue, Norwalk, Connecticut

500 Mamaroneck Avenue, Harrison, New York

10 Bank Street, White Plains, New York

Fee ownership position of 350 Fifth Avenue (Empire State Building), New York, New York

Fee ownership position of 501 Seventh Avenue, New York, New York

Retail:

10 Union Square, New York, New York

1010 Third Avenue, New York, New York

77 West 55th Street, New York, New York

1542 Third Avenue, New York, New York

69-97 Main Street, Westport, Connecticut

103-107 Main Street, Westport, Connecticut

Land Parcels:

The company owns entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of the company’s office properties that will support the development of an approximately 340,000 rentable square foot office building and garage.

The acquisition of interests in the company’s predecessor will be recorded at historical cost at the time of the consolidation.

Non-Controlled Entities

As of September 30, 2011, properties in which the sponsors and/or their affiliates and family members own non-controlling interests and whose operations are reflected in the predecessor’s combined financial statements as an equity interest include:

Office:

Master operating lease position of 350 Fifth Avenue, New York, New York—Empire State Building Company L.L.C.

Master operating lease position of 1350 Broadway, New York, New York—1350 Broadway Associates L.L.C. (long term ground lease)

1333 Broadway, New York, New York—1333 Broadway Associates L.L.C.

Master operating lease position of 501 Seventh Avenue, New York, New York—501 Seventh Avenue Associates L.L.C.

All of the company’s business activities will be conducted through its operating partnership. The company will be the sole general partner of the company’s operating partnership. Pursuant to the consolidation, the company’s operating partnership will (i) acquire interests in the office and retail properties owned by the controlled entities (including the predecessor management companies) and the non-controlled entities and (ii) assume related debt and other specified liabilities of such assets and businesses, in exchange for shares of the company’s Class A common stock, Class B common stock, operating partnership units, and/or cash.

Consolidation Transactions

Prior to or concurrently with the completion of the IPO, the company will engage in the consolidation pursuant to which the company will acquire, through a series of contributions and merger transactions, (i) the 18 properties owned by the controlled and non-controlled entities, (ii) one development parcel in which the predecessor owns a controlling interest and (iii) the business and assets of the predecessor management businesses. In the aggregate, these interests will comprise the company’s ownership of its property portfolio. The company will not acquire its predecessor’s affiliates’ interests in the option properties, the excluded properties or the excluded businesses.

To acquire the properties to be included in the company’s portfolio from the current owners the company will issue to the holders of interests in the predecessor and the non-controlled entities shares of the company’s Class A common stock, shares of the company’s Class B common stock and operating partnership units, and the company will pay cash to those holders of interests in the predecessor and the non-controlled entities that are non-accredited and accredited investors that are charitable organizations but choose cash consideration. Cash amounts will be provided from the net proceeds of the IPO. These contributions and other transactions will be effected prior to or substantially concurrently with the completion of the IPO.

The company has determined that its predecessor is the acquirer for accounting purposes, and therefore the contribution of the assets of, or acquisition by merger of, the controlled entities is considered a transaction between entities under common control since the sponsors control a majority interest in each of the controlled entities comprising the predecessor. As a result, the acquisition of interests in the controlled entities will be recorded at the company’s historical cost. The contribution of the assets of, or acquisition by merger of, the non-controlled entities (including the predecessor’s non-controlling interest in these entities) will be accounted for as an acquisition under the acquisition method of accounting and recognized as the estimated fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The fair value of these assets and liabilities has been allocated in accordance with Accounting Standards Codification, or ASC, Section 805-10, Business Combinations, or ASC 805 (formerly known as Statement of Financial Accounting Standards (“SFAS”) No. 141 (“SFAS No. 141”), which was later replaced by SFAS 141 (R)). The company’s methodology for allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. The company estimates the fair value of acquired tangible assets (consisting of land, buildings and improvements), identified intangible lease assets and liabilities (consisting of acquired above-market leases, acquired in-place lease value and acquired below-market leases) and assumed debt.

Based on these estimates, the company allocates the purchase price to the applicable assets and liabilities. The value allocated to in-place leases costs (tenant improvements and leasing commissions) are amortized over the related lease term and reflected as depreciation and amortization. The value of in-place lease assets and assumed above- and below-market leases is amortized over the related lease term and reflected as either an increase (for below-market leases) or a decrease (for in-place lease assets above-market leases) to rental income. The fair value of the debt assumed is determined using current market interest rates for comparable debt financings.

Factors That May Influence Future Results of Operations

Rental Revenue

The company derives revenues primarily from rents, rent escalations, expense reimbursements and other income received from tenants under existing leases at each of the company’s properties. “Escalations and expense reimbursements” consist of payments made by tenants to the company under contractual lease obligations to reimburse a portion of the property operating expenses and real estate taxes incurred at each property.

The company believes that the average rental rates for in-place leases at its properties are generally below the current market rates, although individual leases at particular properties presently may be leased above, at or below the current market rates within its particular submarket.

The amount of net rental income and reimbursements that the company receives depends principally on the company’s ability to lease currently available space, re-lease space to new tenants upon the scheduled or unscheduled termination of leases or renew expiring leases and to maintain or increase the company’s rental rates. Factors that could affect the company’s rental incomes include, but are not limited to: local, regional or national economic conditions; an oversupply of, or a reduction in demand for, office or retail space; changes in market rental rates; the company’s ability to provide adequate services and maintenance at its properties; and fluctuations in interest rates could adversely affect the company’s rental income in future periods. Future economic or regional downturns affecting the company’s submarkets or downturns in the company’s tenants’ industries could impair the company’s ability to lease vacant space and renew or re-lease space as well as the ability of the company’s tenants to fulfill their lease commitments, and could adversely affect the company’s ability to maintain or increase the occupancy at its properties.

Tenant Credit Risk

The economic condition of the company’s tenants may also deteriorate, which could negatively impact their ability to fulfill their lease commitments and in turn adversely affect the company’s ability to maintain or increase the occupancy level and/or rental rates of the company’s properties. The recent economic downturn has resulted in many companies shifting to a more cautionary mode with respect to leasing. Many potential tenants are looking to consolidate, reduce overhead and preserve operating capital and many are also deferring strategic decisions, including entering into new, long-term leases at properties.

Leasing

The company has seen an improvement since 2008 in leasing activity. For example, during 2010, on a pro forma basis, the company signed 1,197,170 rentable square feet of new leases and lease renewals, an increase of 4.5% over 2009 and 45.0% over 2008. Additionally, during the nine months ended September 30, 2011, the company signed 1,223,036 rentable square feet of new leases and lease renewals.

Due to the relatively small number of leases that are signed in any particular quarter, one or more larger leases may have a disproportionately positive or negative impact on average base rent, tenant improvement and leasing commission costs for that period. As a result, the company believes it is more appropriate when analyzing trends in average base rent and tenant improvement and leasing commission costs to review activity over multiple quarters or years. Tenant improvement costs include expenditures for general improvements occurring concurrently with, but that are not directly related to, the cost of installing a new tenant. Leasing commission costs are similarly subject to significant fluctuations depending upon the length of leases being signed and the mix of tenants from quarter to quarter.

As of September 30, 2011, the company’s Manhattan and greater New York metropolitan area office properties were 76.9% (or 80.6% giving effect to leases signed but not yet commenced as of that date) and 89.5% leased, respectively, and the company’s office properties as a whole were 79.9% leased (or 83.0% giving effect to leases signed but not yet commenced as of that date). As of September 30, 2011, there was approximately 1.4 million rentable square feet of space in the company’s portfolio available to lease (excluding leases signed but not yet commenced) representing 16.7% of the net rentable square footage of the properties in the company’s portfolio. In addition, leases representing 2.4% and 8.2% of net rentable square footage of the properties in the company’s portfolio will expire in the remainder of 2011 (including month-to-month leases) and in 2012, respectively. These leases are expected to represent approximately 2.6% and 9.5%, respectively, of the company’s annualized base rent for such periods. The company’s revenues and results of operations can be impacted by expiring leases that are not renewed or re-leased or that are renewed or re-leased at base rental rates equal to above or below the current average base rental rates. Further, the company’s revenues and results of operations can also be affected by the costs the company incurs to re-lease available space, including payment of leasing commissions, renovations and build-to-suit remodeling that may not be borne by the tenant.

Market Conditions

The properties in the company’s portfolio are located in Manhattan and the greater New York metropolitan area, which includes Fairfield County, Connecticut and Westchester County, New York. Positive or negative changes in conditions in these markets, such as business hirings or layoffs or downsizing, industry growth or slowdowns, relocations of businesses, increases or decreases in real estate and other taxes, costs of complying with governmental regulations or changed regulation, can impact the company’s overall performance.

Taxable REIT Subsidiaries

Following the consolidation and the IPO, Empire State Realty Observatory TRS, LLC, a New York limited liability company, which is referred to herein as Observatory TRS, and Empire State Realty Holdings TRS, LLC, a Delaware limited liability company, which is referred to herein as Holding TRS, will be wholly owned subsidiaries of the operating partnership. The company intends to elect, together with Observatory TRS and Holding TRS, to treat Observatory TRS and Holding TRS as TRSs of the company’s for U.S. federal income tax purposes. A TRS generally may provide non-customary and other services to the company’s tenants and engage in activities that the company may not engage in directly without adversely affecting the company’s qualification as a REIT, although a TRS may not operate or manage a lodging facility or provide rights to any brand name under which any lodging facility is operated. See “U.S. Federal Income Tax Considerations—Taxation of the Company—Requirements for Qualification—General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries.” The company may form additional TRSs in the future, and the operating partnership may contribute some or all of its interests in certain wholly owned subsidiaries or their assets to Observatory TRS and Holding TRS. Any income earned by a TRS of the company’s will not be included in the company’s taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to the company as a dividend, in which case such dividend income will qualify under the 95%, but not the 75%, gross income test. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Gross Income Tests.” Because a TRS is subject to entity-level U.S. federal income tax and state and local income tax (where applicable) in the same manner as other taxable corporations, the income earned by a TRS of the company’s generally will be subject to an additional level of tax as compared to the income earned by the company’s other subsidiaries.

The observatory operations at the Empire State Building have historically been part of the financial results of the Empire State Building Company L.L.C., one of the non-controlled entities, and therefore, have not been consolidated into the predecessor’s financial statements. Instead, they have been a component of the predecessor’s equity investment in non-controlled entities. Following the consolidation and the IPO, these operations will be part of the company’s consolidated results and the company anticipates it will constitute a separate accounting segment. The revenues from the company’s observatory operations will represent a significant portion of the company’s operations following the consolidation and the IPO representing 16.5% and 16.6% of the company’s pro forma revenues for the nine months ending September 30, 2011 and the year ended December 31, 2010, respectively. For the year ended December 31, 2010, the lease payment from the observatory operations to the Empire State Building Company L.L.C. was $44.8 million. These operations will be run by Observatory TRS. The company’s operating partnership and Observatory TRS are party to a lease which is structured to pay the operating partnership a fixed minimum rent plus variable gross participations in certain operations of the company’s observatory. Therefore, the amounts payable under this lease will be dependent upon the following: (i) the number of tourists (domestic and international) that come to New York City and visit the observatory, as well as any related tourism trends; (ii) the prices per admission that can be charged; (iii) seasonal trends affecting the number of visitors to the observatory; (iv) competition, in particular from the planned observation in the new property under construction at One World Trade Center; and (v) weather trends.

Operating expenses

The company’s operating expenses generally consist of repairs and maintenance, security, utilities, property-related payroll, bad debt expense and prior to the IPO, third-party management fees. Factors that may affect the company’s ability to control these operating costs include: increases in insurance premiums, tax rates, the cost of periodic repair, renovation costs and the cost of re-leasing space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws and interest rate levels. Also, as a public company, the company’s annual general and administrative expenses will be meaningfully higher compared to historical expenses due to legal, insurance, accounting and other expenses related to corporate governance, SEC reporting, other compliance matters and the costs of operating as a public company. If the company’s operating costs increase as a result of any of the foregoing factors, the company’s future cash flow and results of operations may be adversely affected.

The expenses of owning and operating a property are not necessarily reduced when circumstances, such as market factors and competition, cause a reduction in income from the property. If revenues drop, the company may not be able to reduce the company’s expenses accordingly. Costs associated with real estate investments, such as real estate taxes and maintenance generally, will not be materially reduced even if a property is not fully occupied or other circumstances cause the company’s revenues to decrease. As a result, if revenues decrease in the future, static operating costs may adversely affect the company’s future cash flow and results of operations. If similar economic conditions exist in the future, the company may experience future losses.

Cost of funds and interest rates

The company expects future changes in interest rates will impact the company’s overall performance. Subject to maintaining its qualification as a REIT for U.S. federal income tax purposes, the company may mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. While the company may seek to manage the company’s exposure to future changes in rates, portions of the company’s overall outstanding debt will likely remain at floating rates. Following the IPO and the consolidation, the company expects to have floating rate mortgage loans on 501 Seventh Avenue (third lien), 250 West 57th Street (third lien), 1350 Broadway (second lien) and the company’s secured term loan on the Empire State Building, which collectively represent 16.0% of the company’s pro forma indebtedness. The company’s floating rate debt may increase to the extent the company uses available borrowing capacity under its loans to fund capital improvements. The company continually evaluates its debt maturities, and, based on the company’s management’s current assessment, believes it has viable financing and refinancing alternatives that will not materially adversely impact the company’s expected financial results. Upon completion of the consolidation and the IPO, the company will have no debt maturities in 2012 and maturities in the amount of $58.3 million in 2013.

Competition

The leasing of real estate is highly competitive in Manhattan and the greater New York metropolitan market in which the company operates. The company competes with numerous acquirers, developers, owners and operators of commercial real estate, many of which own or may seek to acquire or develop properties similar to the company’s in the same markets in which the company’s properties are located. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased.

In addition, the company faces competition from other real estate companies including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors and others that may have greater financial resources or access to capital than the company does or that are willing to acquire properties in transactions which are more highly leveraged or are less attractive from a financial viewpoint than the company is willing to pursue. In addition, competition from observatory and/or broadcasting operations in the new property currently under construction at One World Trade Center and, to a lesser extent, from the existing observatory at Rockefeller Center and the existing broadcasting facility at Four Times Square, could have a negative impact on revenues from the company’s observatory and/or broadcasting operations. Adverse impacts on domestic travel and changes in foreign currency exchange rates may also decrease demand in the future, which could have a material adverse effect on the company’s results of operations, financial condition and ability to make distributions to its stockholders. Additionally, completion of the new Vornado Tower currently under construction at 15 Penn Plaza may provide a source of competition for office and retail tenants, due to its close proximity to the Empire State Building. If the company’s competitors offer space at rental rates below current market rates, below the rental rates the company currently charges its tenants, in better locations within the company’s markets or in higher quality facilities, the company may lose potential tenants and may be pressured to reduce its rental rates below those the company currently charges in order to retain tenants when its tenants’ leases expire.

Critical Accounting Policies

Basis of Presentation and Principles of Combination

The accompanying combined financial statements of the supervisor are prepared in accordance with U.S. generally accepted accounting principles, or GAAP and with the rules and regulations of the U.S. SEC. The effect of all significant intercompany balances and transactions has been eliminated. The combined financial statements include all the accounts and operations of the supervisor. The real estate entities included in the accompanying combined financial statements have been combined on the basis that, for the periods presented, such entities were under common control, common management and common ownership of the sponsors and/or their affiliates and family members. Equity interests in the combining entities that are not controlled by the sponsors and/or their affiliates and family members are shown as investments in uncombined entities. The company will also acquire these interests.

In June 2009, the Financial Accounting Standards Board, or FASB, amended the guidance for determining whether an entity is a variable interest entity, or VIE, and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. Adoption of this guidance on January 1, 2010 did not have a material impact on the company’s combined financial statements. The company’s management does not believe that the company has any variable interests in VIEs.

The company will assess the accounting treatment for each investment it may have in the future. This assessment will include a review of each entity’s organizational agreement to determine which party has what rights and whether those rights are protective or participating. For all VIEs, the company will review such agreements in order to determine which party has the power to direct the activities that most significantly impact the entity’s economic performance and benefit. In situations where the company or its partner could approve, among other things, the annual budget, the entity’s tax return before filing, and leases that cover more than a nominal amount of space relative to the total rentable space at each property, the company would not consolidate the investment as the company considers these to be substantive participation rights that result in shared power of the activities that would most significantly impact the performance and benefit of such joint venture investment. Such agreements could also contain certain protective rights such as the requirement of partner approval to sell, finance or refinance the investment and the payment of capital expenditures and operating expenditures outside of the approved budget or operating plan.

A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. Non-controlling interests are required to be presented as a separate component of equity in the combined balance sheets and in the combined statements of income by requiring earnings and other comprehensive income to be attributed to controlling and non-controlling interests. As the financial statements of the supervisor have been prepared on a combined basis, there is no non-controlling interest for the periods presented.

Accounting Estimates

The preparation of the combined financial statements in accordance with GAAP requires the company’s management to use estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant items subject to such estimates and assumptions include allocation of the purchase price of acquired real estate properties among tangible and intangible assets, determination of the useful life of real estate properties and other long-lived assets, valuation and impairment analysis of combined and uncombined commercial real estate properties and other long-lived assets, estimate of percentage of completion on construction contracts, and valuation of the allowance for doubtful accounts. These estimates are prepared using the company’s management’s best judgment, after considering past, current, and expected events and economic conditions. Actual results could differ from those estimates.

Real Estate

Commercial real estate properties are recorded at cost, less accumulated depreciation and amortization. The recorded cost includes cost of acquisitions, development and construction and tenant allowances and improvements. Expenditures for ordinary repairs and maintenance are charged to operations as incurred. Significant replacements and betterments which improve or extend the life of the asset are capitalized. Tenant improvements which improve or extend the life of the asset are capitalized. If a tenant vacates its space prior to the contractual termination of its lease, the unamortized balance of any tenant improvements are written off if they are replaced or have no future value.

Properties are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Category	Term
Building (fee ownership)	39 years
Building improvements	Shorter of remaining life of the building or useful life
Building (leasehold interest)	Lesser of 39 years or remaining term of the lease
Furniture and fixtures	Four to seven years
Tenant improvements	Shorter of remaining term of the lease or useful life

For commercial real estate properties acquired after June 30, 2001, the company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, above- and below-market leases, origination costs, acquired in-place leases, other identified intangible assets and assumed liabilities) in accordance with guidance included in ASC 805, and allocates the purchase price to the acquired assets and assumed liabilities, including land at appraised value and buildings as if vacant, based on estimated fair values. The company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that the company deems appropriate, as well as available market information. Estimates of future cash flows are based on a number of factors, including the historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenant’s credit quality and expectations of lease renewals. Based on the company’s acquisitions to date, the company’s allocation to customer relationship intangible assets has been immaterial. Real estate properties acquired prior to July 1, 2001 were accounted for under the provisions of Accounting Principles Board (“APB”) 16, or APB 16, using the purchase method. Under the provisions of APB 16, the company did not allocate any of the purchase prices to acquired leases. APB 16 was superseded by SFAS 141 and later SFAS 141(R).

Acquired in-place lease costs (tenant improvements and leasing commissions) are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Acquired in-place lease assets and assumed above- and below-market leases are amortized on a straight-line basis as an adjustment to rental revenue over the remaining term of the underlying leases, including, for below-market leases, fixed option renewal periods, if any. To date, all such acquired lease intangibles were deemed to be immaterial and have been recorded as part of the cost of the acquired building.

Results of operations of properties acquired are included in the combined statements of income from the date of acquisition. Effective January 1, 2009, the date the company adopted ASC 805, the company was required to expense all acquisition related costs as incurred. Prior to this date, directly related acquisition costs were treated as part of consideration paid and were capitalized. No properties were acquired during the periods presented, nor did the company incur any acquisition related costs.

Should a tenant terminate its lease, any unamortized acquired in-place lease costs, in-place lease assets and acquired above- and assumed below-market leases associated with that tenant will be written off to amortization expense or rental revenue, as indicated above.

For properties which the company constructs, the company capitalizes the cost to acquire and develop the property. The costs to be capitalized include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of development.

Construction in progress is stated at cost, which includes the cost of construction, other direct costs and overhead costs attributable to the construction. Interest is capitalized if deemed material. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use.

The company ceases capitalization on the portions of a construction property substantially completed and occupied or held available for occupancy, and capitalizes only those costs associated with the portions under construction.

As a part of and concurrent with the consolidation and the IPO, the company will distribute its interest in certain residential buildings and land located in Stamford, Connecticut, which is zoned for residential use and held for future development. These interests have a historical cost of $15.6 million as of September 30, 2011 and such residential buildings and land will be distributed to certain of the owners of the supervisor and therefore will not be acquired by the company.

A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Once an asset is held for sale, depreciation expense is no longer recorded and the historic results are reclassified as discontinued operations.

Investments in Non-Controlled Entities

The company accounts for its investments under the equity method of accounting where the company does not have control but has the ability to exercise significant influence. Under this method, the company’s investments are recorded at cost, and the investment accounts are adjusted for the company’s share of the entities’ income or loss and for distributions and contributions. Equity income (loss) from non-controlled entities is allocated based on the portion of the company’s ownership interest that is controlled by the sponsor in each entity. The agreements may designate different percentage allocations among investors for profits and losses; however, the company’s recognition of the entity’s income or loss generally follows the entity’s distribution priorities, which may change upon the achievement of certain investment return thresholds.

To the extent that the company contributed assets to an entity, the company’s investment in the entity is recorded at cost basis in the assets that were contributed to the entity. Upon contributing assets to an entity, the company makes a judgment as to whether the economic substance of the transaction is a sale. If so, gain or loss is recognized on the portion of the asset to which the other partners in the entity obtain an interest.

To the extent that the carrying amount of these investments on the company’s combined balance sheets is different than the basis reflected at the entity level, the basis difference would be amortized over the life of the related asset and included in the company’s share of equity in net income of the entity.

On a periodic basis, the company assesses whether there are any indicators that the carrying value of the company’s investments in entities may be impaired on an other than temporary basis. An investment is impaired only if the company’s management’s estimate of the fair value of the investment is less than the carrying value of the investment on an other than temporary basis. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying value of the investment over the fair value of the investment. None of the company’s investments in non-controlled entities are other than temporarily impaired.

The company recognizes incentive income in the form of overage fees from certain uncombined entities (which include non-controlled and other properties not included in the supervisor) as income to the extent it has been earned and not subject to a clawback feature.

If the company’s share of distributions and net losses exceeds its investments for certain of the equity method investments and if the company remains liable for future obligations of the entity or may otherwise be committed to provide future additional financial support, the investment balances would be presented in the accompanying combined balance sheets as liabilities. The effects of material intercompany transactions with these equity method investments are eliminated. None of the entity debt is recourse to the company.

The revenues and expenses of the company’s non-controlled entities, including those generated by the company’s observatory operations and the company’s broadcasting operations, are not included in the historical operating results of the supervisor. These revenues and expenses are included in the non-controlled entities’ financial statements and the company recognizes its share of net income, including those generated by the company’s observatory operations and the company’s broadcasting operations, through its share of equity in earnings. Upon completion of the consolidation and the IPO, the operations of the company’s non-controlled entities, including the company’s observatory operations and the company’s broadcasting operations, will be combined with the company, the operating partnership and/or the company’s subsidiaries. The revenue and expense recognition accounting policies in the financial statements of the company’s non-controlled entities are substantially the same as those of the historical predecessor. For the company’s observatory operations, revenues consist of admission fees to visit the company’s observatory and are recognized as income when admission tickets are sold. The company also recognizes rental revenue attributable to a retail tenant which operates the concession space in the observatory. In addition, the company also participates in revenues generated by concession operators from photography, audio and other products and services which are recognized as income at the time of sale. For the company’s broadcasting operations, revenues consist of broadcasting licenses and related leased space. The company recognizes broadcast licenses on a straight-line basis over the terms of the license agreements. The company also receives rental revenue from certain broadcasting tenants which the company recognizes on a straight-line basis over the terms of the separate lease agreements. Expenses for the company’s observatory and broadcasting operations are recognized as incurred.

Impairment of Long-Lived Assets

Long-lived assets, such as commercial real estate properties and purchased intangible assets subject to amortization, are reviewed for impairment on a property by property basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On a periodic basis, the company assesses whether there are any indicators that the value of the company’s real estate properties may be impaired or that its carrying value may not be recoverable. If circumstances require that a long-lived asset be tested for possible impairment, the company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. The company does not believe that the value of any of its properties and intangible assets were impaired during the nine months ended September 30, 2011 or during the years ended December 31, 2010, 2009 and 2008.

Income Taxes

The company intends to elect and to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2012. So long as the company qualifies as a REIT, the company generally will not be subject to U.S. federal income tax on the company’s net income that it distributes currently to its stockholders. To maintain the company’s qualification as a REIT, the company is required under the Code to distribute at least 90% of its REIT taxable income (without regard to the deduction for dividends paid and excluding net capital gains) to the company’s stockholders and meet certain other requirements. If the company fails to qualify as a REIT in any taxable year, the company will be subject to U.S. federal income tax on its taxable income at regular corporate rates. Even if the company qualifies for taxation as a REIT, the company may also be subject to certain state, local and franchise taxes. Under certain circumstances, U.S. federal income and excise taxes may be due on the company’s undistributed taxable income.

During the periods presented, the entities included in the combined financial statements are treated as partnerships or S corporations for U.S. federal and state income tax purposes and, accordingly, are not subject to entity-level tax. Rather, each entity’s taxable income or loss is allocated to its owners. Therefore, no provision or liability for U.S. federal or state income taxes has been included in the accompanying combined financial statements.

Two of the limited liability companies in the combined group have non-real estate income that is subject to New York City unincorporated business tax, or NYCUBT. In the periods presented, these entities have generated losses for NYCUBT purposes, for which it is estimated that it is more likely than not that those losses will not provide future benefit. Consequently, no provision or liability for federal, state, or local income taxes has been included in these combined financial statements.

The company accounts for uncertain tax positions in accordance with ASC 740, “Income Taxes.” ASC No. 740-10-65 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-65, the company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC No. 740-10-65 also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods and requires increased disclosures. As of December 31, 2010 and 2009, the company does not have a liability for uncertain tax positions. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of the income tax provision. As of December 31, 2010, the tax years ended December 31, 2007 through December 31, 2010 remain open for an audit by the IRS. The company has not received a notice of audit from the IRS for any of the open tax years.

Segment Reporting

The company’s management has determined that the predecessor operates in two reportable segments: a real estate segment and a construction contracting segment. The real estate segment includes all activities related to ownership, management, the operation, acquisition, repositioning and disposition of the company’s real estate assets, including properties which are accounted for by the equity method. The construction segment includes all activities related to providing construction services to tenants and to other entities within and outside the company. These two lines of businesses are managed separately because each business requires different support infrastructures, provides different services and has dissimilar economic characteristics such as investments needed, stream of revenues and different marketing strategies. The company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. Although the company’s observatory operations are currently not presented as a segment in the predecessor’s historical financial statements since the predecessor has a non-controlling interest in such observatory operations, the company anticipates that the operations of the company’s observatory will encompass a reportable segment upon completion of the consolidation and the IPO. The company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

Goodwill

Certain of the properties the company will acquire in the consolidation are owned in two-tier structures with one entity owning a fee or master leasehold interest in the property and the other entity owning an operating or sub leasehold interest. This structure was implemented at inception to achieve flow through tax treatment. The operating lessee controls the operations of the property with the operating lease structured in a manner that shares net operating results, including capital expenditures and debt service, between these two entities. Two of the operating lessees, Empire State Building Company L.L.C. and 501 Seventh Avenue Associates L.L.C., are non-controlled entities and only the predecessor’s non-controlling interest in the operations of these two entities are part of the predecessor’s historical operations. In the remainder of these two-tier structures, the operations of both the owner and the operating lessee are part of the historical predecessor and are consolidated into the predecessor’s historical financial statements.

The interests in the predecessor will be recorded at historical cost at the time of the consolidation. Using the preliminary aggregate exchange values, as of September 30, 2011, on a pro forma basis, the carrying value of the company’s assets is substantially below their fair value. The acquisition of the controlling interests in the non-controlled entities, including the two operating lessees, will be accounted for as an acquisition under the acquisition method of accounting and the company will recognize the estimated fair value of the assets and liabilities acquired at the time of the consummation of the consolidation. When the company acquires the controlling interest in the assets of these two non-controlled operating lessees, the operating lease will be cancelled as the operations of the properties will be consolidated into the company’s operations. The purchase price will be allocated to any identified tangible or intangible assets the company is acquiring from these two entities. Since the non-controlled operating lessees have no interest in the land or base building the excess of the purchase price over any identified tangible and intangible assets for Empire State Building Company L.L.C. and 501 Seventh Avenue Associates L.L.C. will be recognized as goodwill on its balance sheet.

Using the preliminary aggregate exchange values for the acquisition of these two non-controlled operating leaseholds, the company expects to record approximately $1.13 billion of goodwill. Approximately $229.0 million of the expected goodwill represents the fair value of the observatory operations of the Empire State Building after adjustment for an estimated market rent that the observatory would incur to the property owner, and approximately $900.6 million of the expected goodwill represents the remainder of the excess of the purchase price over identified tangible and intangible assets, of which approximately $888.8 million is attributable to Empire State Building Company L.L.C. and approximately $11.8 million is attributable to 501 Seventh Avenue Associates, L.L.C. Goodwill is not amortized and, therefore, will not affect the company’s future cash flows but may affect its income statement, if impaired. Based upon the preliminary aggregate exchange values as of September 30, 2011, the fair value of the assets of the company subsequently would have to decrease by over 63.1% or $2.5 billion, for a determination that the goodwill may be impaired.

The company will review goodwill annually for impairment and whenever events or changes in circumstances indicate the carrying value of goodwill may be impaired. Goodwill impairment evaluation requires the company to perform a two-step impairment test. In the first step, the company will compare the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the second step of the impairment test is performed in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then the company will record an impairment write-off equal to the difference. After completion of the consolidation, the company may assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. This assessment can consider relevant events and circumstances such as macro economic conditions, industry and market considerations, overall report general financial performance and other relevant entity-specific events.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, discount rates and future economic and market conditions. The company’s estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. These valuations require the use of management’s assumptions, which would not reflect unanticipated events and circumstances that may occur.

The preliminary aggregate exchange value was determined by the independent valuer for the purpose of allocating equity interests in the 18 office and retail assets, one development parcel and the management companies that are being contributed to the company pursuant to the consolidation. The independent valuer’s preliminary appraisal was prepared for the purpose of determining these allocations and not for the purpose of establishing the absolute enterprise value of the company. The independent valuer’s preliminary appraisal may be materially different from the market determination of the enterprise value of the company in the IPO.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits with financial institutions and short-term liquid investments with original maturities of three months or less when purchased. The majority of the company’s cash and cash equivalents are held at major commercial banks which may at times exceed the Federal Deposit Insurance Corporation limit. To date, the company has not experienced any losses on its invested cash.

Restricted Cash

Restricted cash consists of amounts held by lenders and/or escrow agents to provide for future real estate tax expenditures and insurance expenditures, tenant vacancy related costs, debt service obligations and amounts held for tenants in accordance with lease agreements such as security deposits, as well as amounts held by the company’s third-party property managers.

Revenue Recognition

Rental Revenue

Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease which includes the effects of rent steps and rent abatements under the leases. The company commences rental revenue recognition when the tenant takes possession of the leased space or controls the physical use of the leased space and the leased space is substantially ready for its intended use. In addition, many of the company’s leases contain fixed percentage increases over the base rent to cover escalations. The company accounts for all of its leases as operating leases.

Deferred rent receivables, including free rental periods and leasing arrangements allowing for increased base rent payments are accounted for in a manner that provides an even amount of fixed lease revenues over the respective non-cancelable lease terms. Differences between rental income recognized and amounts due under the respective non-cancelable lease agreements are recognized as an increase or decrease to deferred rents receivable.

The timing of rental revenue recognition is impacted by the ownership of tenant improvements and allowances. When the company is the owner of the tenant improvements, revenue recognition commences after both the improvements are completed and the tenant takes possession or control of the space. In contrast, if the company determines that the tenant allowances it is funding are lease incentives, then the company commences revenue recognition when possession or control of the space is turned over to the tenant. Tenant improvement ownership is determined based on various factors including, but not limited to, whether the lease stipulates how and on what a tenant improvement allowance may be spent, whether the tenant or landlord retains legal title to the improvements at the end of the lease term, whether the tenant improvements are unique to the tenant or general-purpose in nature, and whether the tenant improvements are expected to have any residual value at the end of the lease.

In addition to base rent, the company’s tenants also generally will pay their pro rata share of increases in real estate taxes and operating expenses for the building over a base year. In some leases, in lieu of paying additional rent based upon increases in building operating expenses, the tenant will pay additional rent based upon increases in the wage rate paid to porters over the porters’ wage rate in effect during a base year or increases in the Consumer Price Index over the index value in effect during a base year.

The company will recognize rental revenue of acquired in-place above- and below-market leases at their fair values over the terms of the respective leases.

Lease cancellation fees are recognized when the fees are determinable, tenant vacancy has occurred, collectability is reasonably assured, the company has no continuing obligation to provide services to such former tenants and the payment is not subject to any conditions that must be met or waived. Such fees are included in other income and fees in the company’s combined statements of income.

Upon completion of the consolidation and the IPO, the operations of the company’s non-controlled entities, including the company’s observatory operations and the company’s broadcasting operations, will be combined with the company, the company’s operating partnership and/or the company’s subsidiaries. For the company’s observatory operations, revenues consist of admission fees to visit the company’s observatory and the company will recognize them as income when admission tickets are sold. For the company’s broadcasting operations, revenues consist of broadcasting licenses and related leased space. The company recognizes broadcasting licenses on a straight-line basis over the terms of the license agreements. The company also receives rental revenue from certain broadcasting tenants which the company recognizes on a straight-line basis over the terms of the separate lease agreements.

The company also earns concession revenues from photography, gifts and other products and services related to the company’s observatory operations which are recognized at the time of sale.

Gains on Sale of Real Estate

The company records a gain on sale of real estate when title is conveyed to the buyer and the company has no substantial economic involvement with the property. If the sales criteria for the full accrual method are not met, the company defers some or all of the gain recognition and accounts for the continued operations of the property by applying the finance, leasing, profit sharing, deposit, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Gains from sales of depreciated properties are included in discontinued operations and the proceeds from the sale of these properties are classified in the investing activities section of the combined statements of cash flows. During the periods presented, the company does not sell any properties.

Third-Party Management, Leasing and Other Fees

The company earns revenue arising from contractual agreements with affiliated entities of the sponsors that are not presented as controlled entities. This revenue is recognized as the related services are performed under the respective agreements in place.

Construction Revenue

Revenues from construction contracts are recognized under the percentage-of completion method. Under this method, progress towards completion is recognized according to the ratio of incurred costs to estimated total costs. This method is used because management considers the “cost-to-cost” method the most appropriate in the circumstances.

Contract costs include all direct material, direct labor and other direct costs and an allocation of certain overhead related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Allowance for Doubtful Accounts

The company maintains an allowance against tenant and other receivables and deferred rents receivables for future potential tenant credit losses. The credit assessment is based on the estimated accrued rental revenue that is recoverable over the term of the respective lease. The company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants’ payment history and current credit status, as well as certain industry or geographic specific credit considerations. If the company’s estimate of collectability differs from the cash received, then the timing and amount of the company’s reported revenue could be impacted. Bad debt expense is included in marketing, general and administrative expenses on the company’s combined statements of income and is an offset to allowance for doubtful accounts on the company’s combined balance sheets.

Discontinued Operations

The company reclassifies material operations related to properties sold during the period or held for sale at the end of the period to discontinued operations for all periods presented. There were no discontinued operations in the periods presented.

Deferred Lease Costs

Deferred lease costs consist of fees and direct costs incurred to initiate and renew leases, are amortized on a straight-line basis over the related lease term and the expense is included in depreciation and amortization in the company’s combined statements of income. Upon the early termination of a lease, unamortized deferred leasing costs are charged to expense.

Deferred Financing Costs

Fees and costs incurred to obtain long-term financing have been deferred and are being amortized as a component of interest expense in the company’s combined statements of income over the life of the respective mortgage on the straight-line method which approximates the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking debt, which do not close, are expensed in the period in which it is determined that the financing will not close.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred.

Fair Value

Fair value is a market-based measurement, not an entity-specific measurement, and is determined based on the assumptions that market participants use in pricing the asset or liability. Under GAAP, the company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the company is required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate and long-lived assets). The company follows the FASB guidance that defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The guidance applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.

The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1:	inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the company has the ability to access at the measurement date.

Level 2:	inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	inputs are unobservable inputs for the asset or liability, which are typically based upon an entity’s own assumptions, as there is little if any, related market activity.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Changes in assumptions or estimation methodologies can have a material effect on these estimated values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

As of September 30, 2011 and December 31, 2010, 2009, and 2008, the company does not have any assets or liabilities subject to Level 1, 2, or 3 fair value measurements.

Offering Costs

The company has incurred external offering costs of approximately $8.7 million for the nine months ended September 30, 2011 and approximately $3.9 million for the year ended December 31, 2010 which are included in deferred costs, net in the company’s combined balance sheets. Such costs are comprised of accounting fees, legal fees and other professional fees. The company has deferred such costs, which will be recorded as a reduction of proceeds of the IPO upon consummation of the IPO. Additional offering costs for work done by employees of the supervisor of approximately $842,000 for the nine months ended September 30, 2011 and $453,000 for the year ended December 31, 2010 were incurred and advanced by the supervisor and have been reimbursed to the supervisor by the existing entities. These costs have been eliminated as intercompany transactions in the predecessor’s historical financial statements. Additionally, the non-controlled entities have incurred external offering costs of approximately $7.3 million for the nine months ended September 30, 2011 and approximately

$3.3 million for the year ended December 31, 2010 that are not included in the predecessor’s historical financial statements. Further, additional offering costs for work done by employees of the supervisor of $706,000 for the nine months ended September 30, 2011 and $380,000 for the year ended December 31, 2010 were incurred and advanced by the supervisor and have been reimbursed to the supervisor by the non-controlled entities.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in any additional disclosures in the company’s combined financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010. The company is currently evaluating the impact the adoption of the remainder of the standard will have on the company’s combined financial statements. The adoption of this guidance, while it will likely be applicable to the company, is not expected to have a material impact on the company’s combined financial statements. The company did not have any financial instruments that would be materially impacted by this standard as of September  30, 2011.

New Accounting Pronouncements Not Yet Adopted

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations.” This ASU clarifies for which periods supplemental disclosure of pro forma revenue and net income is required when a business combination occurs in the current period. The guidance clarifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In the company’s case, the guidance is in effect for the 2011 annual reporting period. The adoption of this guidance, while it will likely be applicable to the company, is not expected to have a material impact on the company’s combined financial statements.

In May 2011 the FASB issued ASU No. 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and International Financial Reporting Standards (“IFRS”), or ASU 2011-04. ASU 2011-04 represents the converged guidance of the FASB and the IASB (the “Boards”) on fair value measurements. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and IFRS. The amendments in this ASU are required to be applied prospectively, and are effective for interim and annual periods beginning after December 15, 2011. The company does not expect that the adoption of ASU 2011-04 will have a significant impact on the company’s consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Presentation of Comprehensive Income. The update provides an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In addition, an entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of the comprehensive income are presented. The amendments in this update are to be applied retrospectively and are effective for fiscal years ending after December 15, 2012 for nonpublic entities except for the amendment to the presentation of reclassifications of items out of accumulated other comprehensive income which the FASB issued a deferral of the effective date on November 8, 2011. The company is currently evaluating the impact of adopting this new accounting standards update on its combined financial statements.

In September 2011, the FASB issued a new Accounting Standards Update (ASU) to enhance the disclosure requirements about an employer’s participation in a multiemployer pension plan. Employers that participate in a multiemployer pension plan will be required to provide a narrative description of the general nature of the plans and the employer’s participation in the plans that would indicate how the risks of these plans are different from single-employer plans and a disclosure of the minimum contributions required by the agreement. For each multiemployer pension plan that is individually significant, employers are required to provide additional disclosures including disaggregation of information. The additional disclosures will be adopted retrospectively and effective for annual periods ending after December 15, 2011. The company is currently evaluating the impact of adopting this new accounting standards update on its combined financial statements.

Results of Operations

Overview

For the periods presented, the predecessor’s portfolio was comprised of interests in ten office properties and six retail properties and non-controlled interests in the following four office properties, which are accounted for under the equity method of accounting: the Empire State Building, 1350 Broadway, 1333 Broadway and 501 Seventh Avenue. The fee ownership interests of the Empire State Building and 501 Seventh Avenue are included in the predecessor’s portfolio but the operating lease interests of these two properties are part of the predecessor’s equity interest in non-controlled entities. These non-controlled interests will represent a significant part of the company’s operations following the consolidation and the IPO (51.0% of the company’s pro forma revenues for the nine months ended September 30, 2011) when they become consolidated into the company’s operations. Also, for the periods presented below, rental revenue includes rental revenue earned by the Empire State Building and 501 Seventh Avenue related to leasehold rent (which leasehold rent will be eliminated in consolidation), which upon acquisition by the company will be eliminated in consolidation. The following comparative discussion of results of operations discusses only the operations of the predecessor (which reflects its interest in the non-controlled entities as an equity investment). Therefore, for periods following the completion of the consolidation and the IPO, the company’s results of operations will be materially different as they will consolidate the non-controlled entities and will disclose more detailed information concerning the Empire State Building, 1350 Broadway, 1333 Broadway and 501 Seventh Avenue.

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010 (in thousands)

The following table summarizes the historical results of operations of the predecessor for the nine months ended September 30, 2011 and 2010:

	Nine Months Ended September 30,
	2011	2010	Change	%
Revenues:
Rental revenue(1)	$126,768	$122,632	$4,136	3.4%
Tenant expense reimbursement	22,869	24,549	(1,680)	(6.8%)
Third-party management and other fees	4,671	2,829	1,842	65.1%
Construction revenue	35,323	23,713	11,610	49.0%
Other income and fees	9,909	13,026	(3,117)	(23.9%)

Total Revenues	199,540	186,749	12,791	6.8%

Expenses:
Operating expenses	40,520	44,043	(3,523)	(8.0%)
Marketing, general and administrative expenses	13,431	13,031	400	3.1%
Construction expenses	34,121	23,258	10,863	46.7%
Real estate taxes	21,968	20,310	1,658	8.2%
Depreciation and amortization	25,773	25,048	725	2.9%

Total Operating Expenses	135,813	125,690	10,123	8.1%

Income from Operations Before Interest Expense and Equity in Net Income of Non-Controlled Entities	63,727	61,059	2,668	4.4%
Interest expense, net	41,732	39,162	2,570	6.6%
Income from Operations before Equity in Net Income of Non-controlled Entities	21,995	21,897	98	0.4%
Equity in net income of non-controlled entities	12,239	12,376	(137)	(1.1%)

Net Income	$34,234	$34,273	$(39)	(0.1%)

(1)	Includes $9.6 million and $9.8 million of leasehold rent for the nine months ended September 30, 2011 and September 30, 2010, respectively.

Rental Revenue

Rental revenue increased by $4,136, or 3.4%, to $126,768 for the nine months ended September 30, 2011 from $122,632 for the nine months ended September 30, 2010. This increase was primarily attributable to (i) new, renewal and expansion leases at One Grand Central Place and 500 Mamaroneck that collectively accounted for $2,658 of the increase; (ii) new leases including a significant retail lease at 250 West 57th Street that commenced in July 2010 that accounted for $860 of the increase; and (iii) a write-off in 2010 of deferred straight-line receivable for cancellation of the previous retail tenant’s lease that accounted for $1,559 of the increase, partially offset by a reduction of $459 at 383 Main Avenue attributable to vacancies.

Tenant Expense Reimbursement

Tenant expense reimbursement decreased by $1,680, or 6.8%, to $22,869 for the nine months ended September 30, 2011 from $24,549 for the nine months ended September 30, 2010. Generally, under the company’s leases, the company is entitled to reimbursement from the company’s tenants for increases in specific operating expenses associated with the leased property over the amount incurred for these operating expenses in the first year of the leases. Therefore, no tenant reimbursements are typically earned during the first year of a lease term. The decrease in tenant expense reimbursements for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010 was primarily attributable to (i) operating expense reimbursements, which decreased by $1,603 mainly due to no reimbursement for the base year of new and renewal leases commenced in 2011; (ii) a decline in electric income of $693, which is reimbursable; (iii) Consumer Price Index income, which decreased by $622; (iv) real estate tax escalation income, which increased by $977 mainly due to increased real estate tax expense; (v) cleaning income, which increased by $122 and (vi) security and repairs income, which increased by $130.

Third-Party Management and Other Fees

Third-party management and other fees increased by $1,842, or 65.1%, to $4,671 for the nine months ended September 30, 2011 from $2,829 for the nine months ended September 30, 2010. This increase is primarily attributable to increased supervisory and professional fees charged to the properties being accounted for under the equity method, the option properties and the excluded properties and excluded businesses. The company earned (i) supervisory fees from such entities of $2,699 and $1,422 for the nine months ended September 30, 2011 and 2010, respectively, and (ii) property management fees from such entities of $1,530 and $822 for the nine months ended September 30, 2011 and 2010, respectively.

Construction Revenue

Construction revenue increased by $11,610, or 49.0%, to $35,323 for the nine months ended September 30, 2011 from $23,713 for the nine months ended September 30, 2010. This increase is attributable to greater construction activity in the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010. In 2011, the company experienced a significant increase in the project size of its construction projects. The aggregate billings for the five largest projects in the nine months ended September 30, 2011 was $29,540, while the aggregate billings for the five largest projects in the nine months ended September 30, 2010 was $18,000. The company does not expect this increase in the project size and quantity of its construction projects to continue in the immediate future.

Other Income and Fees

Other income and fees decreased by $3,117, or 23.9%, to $9,909 for the nine months ended September 30, 2011 from $13,026 for the nine months ended September 30, 2010. This decrease is attributable to lease cancellation income which was $9,416 higher in the nine months ended September 30, 2010, related to three tenants at 1359 Broadway and 250 West 57th Street, all of which vacated their spaces in 2010. This decrease was partially offset by $5,068 of income received from the Helmsley estate as a voluntary reimbursement of legal expenses previously incurred by the company, and $717 of professional fees earned from the option properties for the nine months ended September 30, 2011. Additionally, the overage rent earned was $666 higher in the nine months ended September 30, 2011.

Operating Expenses

Operating expenses decreased by $3,523, or 8.0%, to $40,520 for the nine months ended September 30, 2011 from $44,043 for the nine months ended September 30, 2010. This decrease is primarily attributable to a decrease in electricity expense of $1,931 following a change in electric provider at certain of the company’s Manhattan office properties resulting in better rates. The company’s bad debt expense also declined by $1,969 in 2011 due to improved collections. These decreases were partially offset by an increase to payroll of $792.

Marketing, General and Administrative Expenses

Marketing, general and administrative expenses increased by $400, or 3.1%, to $13,431 for the nine months ended September 30, 2011 from $13,031 for the nine months ended September 30, 2010. This increase is primarily attributable to an increase in administrative payroll.

Construction Expenses

Construction expenses increased by $10,863, or 46.7%, to $34,121 for the nine months ended September 30, 2011 from $23,258 for the nine months ended September 30, 2010. This increase correlates with the increase in the new construction projects that were commenced in the nine month period ended September 30, 2010 and 2011.

Real Estate Taxes

Real estate taxes increased by $1,658, or 8.2%, to $21,968 for the nine months ended September 30, 2011 from $20,310 for the nine months ended September 30, 2010. The increase was primarily attributable to increases of $848 at First Stamford Place and $267 at Metro Center, both attributable to prior year refunds received in the nine months ended September 30, 2010, and an increase of $236 at One Grand Central Place.

Depreciation and Amortization

Depreciation and amortization increased by $725, or 2.9%, to $25,773 for the nine months ended September 30, 2011 from $25,048 for the nine months ended September 30, 2010. The increase in depreciation and amortization expense was primarily the result of improvements made at the Empire State Building and One Grand Central Place partially offset by the write-off of unamortized tenant improvements and leasing costs at 1359 Broadway in 2010 associated with the early termination of leases.

Interest Expense, net

The company’s interest expense, net (including amortization of mortgage costs) increased by $2,570, or 6.6%, to $41,732 for the nine months ended September 30, 2011 from $39,162 for the nine months ended September 30, 2010. The increase was primarily attributable to (i) a prepayment fee of $2,343 and increased amortization of prior mortgage costs of $772 less lower interest expense of $365 with respect to the company’s new secured term loan at the Empire State Building which closed in July 2011; (ii) increased mortgage interest expense at 500 Mamaroneck Avenue due to increased borrowings (approximately $215); and (iii) partially offset at 10 Union Square due to the 2010 prepayment of debt ($155 of increase in expense for the nine months ended September 30, 2010) respectively.

Equity in Income of Non-controlled Entities

Equity in income of non-controlled entities decreased by $137, or 1.1%, to $12,239 for the nine months ended September 30, 2011 from $12,376 for the nine months ended September 30, 2010. The company’s share of equity in net income of non-controlled entities benefitted from increased net income at the company’s equity investments in 1333 Broadway, 1350 Broadway and 501 Seventh Avenue. This increase resulted from increased occupancy and lower operating expenses and was offset by a slight decrease of the company’s share of equity in income at the Empire State Building due to lower operating income due to increased operating expenses and depreciation and amortization from capital expenditures partially offset by higher rents and net observatory income primarily attributable to revenues resulting from higher admission prices and increased attendance.

Year Ended December 31, 2010 Compared To Year Ended December 31, 2009 (in thousands)

The following table summarizes the historical results of operations of the predecessor for the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009	Change	%
Revenues:
Rental revenue(1)	$166,159	$167,556	$(1,397)	(0.8%)
Tenant expense reimbursement	32,721	36,309	(3,588)	(9.9%)
Third-party management and other fees	3,750	4,296	(546)	(12.7%)
Construction revenue	27,139	15,997	11,142	69.7%
Other income and fees	16,776	8,157	8,619	105.7%

Total Revenues	246,545	232,315	14,230	6.1%

Expenses:
Operating expenses	60,356	58,850	1,506	2.6%
Marketing, general and administrative expenses	13,924	16,145	(2,221)	(13.8%)
Construction expenses	27,581	17,281	10,300	59.6%
Real estate taxes	27,585	28,937	(1,352)	(4.7%)
Depreciation and amortization	34,041	29,327	4,714	16.1%

Total Operating Expenses	163,487	150,540	12,947	8.6%

Income from Operations Before Interest Expense and Equity in Net Income of Non-Controlled Entities	83,058	81,775	1,283	1.6%
Interest expense, net	52,264	50,738	1,526	3.0%
Income from Operations Before Equity in Net Income of Non-Controlled Entities	30,794	31,037	(243)	(0.8%)
Equity in net income of non-controlled entities	15,324	10,800	4,524	41.9%

Net Income	$46,118	$41,837	$4,281	10.2%

(1)	Includes $17.1 million and $19.7 million of leasehold rent for the years ended December 31, 2010 and December 31, 2009, respectively.

Rental Revenue

Rental revenue decreased by $1,397, or 0.8%, to $166,159 for the year ended December 31, 2010 from $167,556 for the year ended December 31, 2009. This decrease was primarily attributable to a decrease in additional leasehold rent received from the operating lessee at the Empire State Building in the amount of $3,459. Additional leasehold rent is calculated as a function of the property’s operating income and is reduced by capital expenditures made by the lessee. Rent was further reduced by the expiration or early termination of tenant leases at various properties (including a retail lease at 250 West 57th Street), which resulted in lower revenues. The retail lease cancellation resulted in reduced rents of $1,500. New leasing at One Grand Central Place added $3,000 of rental revenue in 2010 compared to 2009. Additionally, rental revenue at First Stamford Place increased by $783. The decline was mitigated by new leases and increases to rent from various assets.

Tenant Expense Reimbursement

Tenant expense reimbursement decreased by $3,588, or 9.9%, to $32,721 for the year ended December 31, 2010 from $36,309 for the year ended December 31, 2009. The decrease was primarily the result of a decrease in real estate tax escalation reimbursement of $2,506, caused by a decrease in real estate tax expense, as well as leasing of vacant space in 2010 and portions of 2009. Additionally, the decrease has also been caused by a reduction in operating escalations of $1,309 as a result of the expiration and termination in 2010 of several leases with comparatively higher escalation billings. The decrease was offset by an increase in CPI escalations of $868 resulting from higher CPI in 2010 and several new tenants with CPI based escalations.

Third-Party Management and Other Fees

Third-party management and other fees decreased by $546, or 12.7%, to $3,750 for the year ended December 31, 2010 from $4,296 for the year ended December 31, 2009. This decrease is attributable to decreased supervisory fees charged to the properties being accounted for under the equity method, the option properties and the excluded properties and excluded businesses.

Construction Revenue

Construction revenue increased by $11,142, or 69.7%, to $27,139 for the year ended December 31, 2010 from $15,997 for the year ended December 31, 2009. This increase is attributable to a general increase in construction activity in 2010. In 2010, the company experienced a significant increase in the project size of its construction projects. Most notably, there were three projects which commenced in 2010 which were not present in 2009 totaling approximately $11,400 of construction revenue in 2010.

Other Income and Fees

Other income and fees increased by $8,619, or 105.7%, to $16,776 for the year ended December 31, 2010 from $8,157 for the year ended December 31, 2009. This increase is primarily attributable to an increase in lease cancellation fees in 2010 of $7,832. Three tenants terminated their leases in 2010 at 1359 Broadway, First Stamford Place, and 250 West 57th Street resulting in $10,877 of other income in 2010. Comparatively, one tenant at One Grand Central Place accounted for $2,900 of the cancellation income in 2009.

Operating Expenses

Operating expenses increased by $1,506, or 2.6%, to $60,356 for the year ended December 31, 2010 from $58,850 for the year ended December 31, 2009. The company’s property-related payroll expenses increased by $1,155 due to increased staffing. Additionally, the company’s bad debt expense increased by $705 due to increased reserves. These increases were offset by lower repairs and maintenance which declined by $1,073.

Marketing, General and Administrative Expenses

Marketing, general and administrative expenses decreased by $2,221, or 13.8%, to $13,924 for the year ended December 31, 2010 from $16,145 for the year ended December 31, 2009. The decrease is primarily due to lower administrative payroll expense of $1,699 in 2010 compared to 2009.

Construction Expenses

Construction expenses increased by $10,300, or 59.6%, to $27,581 for the year ended December 31, 2010 from $17,281 for the year ended December 31, 2009. In 2010, the company experienced a significant increase in the project size of its construction projects. Most notably, there were three projects which commenced in 2010 which were not present in 2009 totaling approximately $10,300 of construction expense in 2010.

Real Estate Taxes

Real estate taxes decreased by $1,352, or 4.7%, to $27,585 for the year ended December 31, 2010 from $28,937 for the year ended December 31, 2009. The decrease was attributable to reduced assessments and prior year refunds for First Stamford Place ($1,300) and Metro Center ($400), offset by increases at other properties.

Depreciation and Amortization

The company’s depreciation and amortization expense increased by $4,714, or 16.1%, to $34,041 for the year ended December 31, 2010 from $29,327 for the year ended December 31, 2009. This resulted from an approximately 14% increase in 2010, which was primarily associated with tenant improvements concentrated at One Grand Central Place, First Stamford Place, and 10 Bank Street.

Interest Expense, net

The company’s interest expense, net increased by $1,526, or 3.0%, to $52,264 for the year ended December 31, 2010 from $50,738 for the year ended December 31, 2009. The increase was attributable to increased borrowings to fund capital expenditures, tenant improvements and leasing commissions at the Empire State Building, One Grand Central Place and 10 Union Square.

Equity in Income of Non-controlled Entities

Equity in income of non-controlled entities increased by $4,524, or 41.9%, to $15,324 for the year ended December 31, 2010 from $10,800 for the year ended December 31, 2009. This increase was due to (i) increased rental income at 1350 Broadway as a result of two large retail tenants whose leases commenced in April and May 2009 and several other new leases entered into in 2010 partially offset by expiring leases; (ii) improved operating results at 1333 Broadway where in 2009, the entity incurred a net loss whereas in 2010, it generated net income; and (iii) increased net income at the Empire State Building due to higher observatory revenues and licensing fees. These increases were partially offset by lower net income at 501 Seventh Avenue due to higher repairs and maintenance, increased depreciation expense on improvements placed in service during 2009 and 2010 and higher overage rent payable to the company.

Year Ended December 31, 2009 Compared To Year Ended December 31, 2008 (in thousands)

The following table summarizes the historical results of operations of the predecessor for the years ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008	Change	%
Revenues:
Rental revenue(1)	$167,556	$162,194	$5,362	3.3%
Tenant expense reimbursement	36,309	35,684	625	1.8%
Third-party management and other fees	4,296	5,916	(1,620)	(27.4%)
Construction revenue	15,997	56,561	(40,564)	(71.7%)
Other income and fees	8,157	8,442	(285)	(3.4%)
Total Revenues	232,315	268,797	(36,482)	(13.6%)
Expenses:
Operating expenses	58,850	55,291	3,559	6.4%
Marketing, general and administrative expenses	16,145	17,763	(1,618)	(9.1%)
Construction expenses	17,281	56,080	(38,799)	(69.2%)
Real estate taxes	28,937	24,863	4,074	16.4%
Depreciation and amortization	29,327	26,838	2,489	9.3%
Total Operating Expenses	150,540	180,835	(30,295)	(16.8%)
Income from Operations Before Interest Expense and Equity in Net Income of Non-Controlled Entities	81,775	87,962	(6,187)	(7.0%)
Interest expense, net	50,738	48,664	2,074	4.3%
Income from Operations Before Equity in Net Income of Non-Controlled Entities	31,037	39,298	(8,261)	(21.0%)
Equity in net income of non-controlled entities	10,800	13,422	(2,622)	(19.5%)
Net Income	$41,837	$52,720	$(10,883)	(20.6%)

(1)	Includes $19.7 million and $15.4 million of leasehold rent for the years ended December 31, 2009 and December 31, 2008, respectively.

Rental Revenue

Rental revenue increased by $5,362, or 3.3%, to $167,556 for the period ended December 31, 2009 from $162,194 for the period ended December 31, 2008. Basic and additional rent paid by the lessee of the Empire State Building increased by $1,790 and $4,061, respectively, and additional rent paid by the lessee of 501 Seventh Avenue decreased by $1,515. The change to basic rent for the Empire State Building was related to increased borrowings for improvements made during the period, and the related change to basic rent to fund the debt service payments. Additional leasehold rent is calculated as a function of the property’s operating income and is reduced by capital expenditures made by the lessee. Higher rents and new leasing added to the increase in rents for 2009.

Tenant Expense Reimbursement

Tenant expense reimbursement increased by $625, or 1.8%, to $36,309 for the period ended December 31, 2009 from $35,684 for the period ended December 31, 2008. Generally, under the company’s leases, the company is entitled to reimbursement from the company’s tenants increases in specific operating expenses associated with the leased property over the amount incurred for these operating expenses in the first year of the leases. Therefore, no tenant reimbursements are typically earned during the first year of a lease term. The increase was primarily the result of an increase in real estate tax escalation reimbursements caused by increased real estate tax expenses.

Third-Party Management and Other Fees

Third-party management and other fees income decreased by $1,620, or 27.4%, to $4,296 for the period ended December 31, 2009 from $5,916 for the period ended December 31, 2008. This decrease is primarily attributable to a $1,602 decrease related to professional and service fees earned from related parties that are managed by the predecessor and mortgage origination fees received in 2008 that were not received in 2009. This decrease is also attributable to decreased supervisory fees charged to the properties being accounted for under the equity method, the option properties and the excluded properties and excluded businesses.

Construction Revenue

Construction revenue decreased by $40,564, or 71.7%, to $15,997 for the year ended December 31, 2009 from $56,561 for the year ended December 31, 2008. This decrease is attributable to a decrease in construction activity due to the economic downturn and the completion of several large projects in 2008.

Other Income and Fees

Other income and fees decreased by $285, or 3.4%, to $8,157 for the year ended December 31, 2009 from $8,442 for the year ended December 31, 2008.

Operating Expenses

Operating expenses increased by $3,559, or 6.4%, to $58,850 for the year ended December 31, 2009 from $55,291 for the year ended December 31, 2008. This increase is primarily attributable to an increase of $3,550 in repairs and related work performed on vacant space. $2,406 of the increase relates to repairs and maintenance at One Grand Central Place, which performed asbestos testing, painting, and other building repairs in 2009. This increase was offset by lower insurance premiums, utility expenses and property-related payroll expenses across the company’s portfolio.

Marketing, General and Administrative Expense

The company’s marketing, general and administrative expenses decreased by $1,618, or 9.1%, to $16,145 for the period ended December 31, 2009 from $17,763 for the period ended December 31, 2008. This decrease was primarily attributable to lower professional fees during 2009.

Construction Expenses

Construction expenses decreased by $38,799, or 69.2%, to $17,281 for the period ended December 31, 2009 from $56,080 for the period ended December 31, 2008. This decrease corresponds to the decrease in construction activity in 2009 compared to 2008.

Real Estate Taxes

Real estate taxes increased by $4,074, or 16.4%, to $28,937 for the year ended December 31, 2009 from $24,863 for the year ended December 31, 2008. This increase is attributable to an increase in real estate tax rates and assessed values in 2009 related to One Grand Central Place, 1359 Broadway, 250 West 57th Street, First Stamford Place and Metro Center. The properties received higher tax value assessments; additionally, the City of Stamford increased the millage rate for the 2009/2010 tax year, further increasing the tax for the second half of 2009 for the properties located there.

Depreciation and Amortization

The company’s depreciation and amortization expense increased by $2,489, or 9.3%, to $29,327 for the year ended December 31, 2009 from $26,838 for the year ended December 31, 2008. The increase in depreciation and amortization expense was the result of higher capital expenditures during 2008 and 2009. Tenant improvements increased approximately 14% from 2008 to 2009, with the largest increase at One Grand Central Place. The building was undergoing improvements and increased leasing activity during 2008 and 2009, resulting in the capitalization of additional assets at a faster rate than assets were written off. Additional smaller increases were due to the amortization of deferred leasing costs, which also increased from 2008 to 2009 because of new tenant leases signed during the period.

Interest Expense, net

The company’s interest expense, net increased by $2,074, or 4.3%, to $50,738 for the year ended December 31, 2009 from $48,664 for the year ended December 31, 2008. The increase was attributable to increased borrowings to fund capital expenditures and tenant improvements at the Empire State Building and One Grand Central Place.

Equity in income of non-controlled entities

Equity in income of non-controlled entities decreased by $2,622, or 19.5%, to $10,800 for the year ended December 31, 2009 from $13,422 for the year ended December 31, 2008. This decrease was due to (i) net income at 1333 Broadway and 1350 Broadway declined due to higher interest expense resulting from increased borrowings to fund property improvements and tenanting costs, and (ii) basic rent and overage rent payable by the Empire State Building to the company was lower due to higher debt service and lower capital expenditures both of which increase rent payable. Although observatory revenues remained relatively consistent from 2008 to 2009, observatory expenses were higher in 2008 due to higher expenditures.

Liquidity and Capital Resources

Liquidity is a measure of the company’s ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain the company’s assets and operations, including lease-up costs, fund the company’s renovation and repositioning programs, acquire properties, make distributions to the company’s stockholders and other general business needs. Based on the historical experience of the supervisor and the company’s business strategy, in the foreseeable future the company anticipates it will generate positive cash flows from operations. In order to qualify as a REIT, the company is required under the Code to distribute to the company’s stockholders, on an annual basis, at least 90% of the company’s REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. The company expects to make quarterly distributions to the company’s stockholders.

While the company may be able to anticipate and plan for certain liquidity needs, there may be unexpected increases in uses of cash that are beyond the company’s control and which would affect the company’s financial condition and results of operations. For example, the company may be required to comply with new laws or regulations that cause the company to incur unanticipated capital expenditures for the company’s properties, thereby increasing the company’s liquidity needs. Even if there are no material changes to the company’s anticipated liquidity requirements, the company’s sources of liquidity may be fewer than, and the funds available from such sources may be less than, anticipated or needed. The company’s primary sources of liquidity will generally consist of cash on hand and cash generated from the company’s operating activities and mortgage financings. The company expects to meet the company’s short-term liquidity requirements, including distributions, operating expenses, working capital, debt service, and capital expenditures from cash flows from operations, the net proceeds from the IPO and $179.1 million of available borrowing capacity under the company’s loans on a pro forma basis following the consolidation and the IPO (based on September 30, 2011 pro forma outstanding balances). The $179.1 million of available borrowing capacity is comprised of $141.0 million with respect to the company’s secured term loan on the Empire State Building, $20.1 million with respect to the company’s mortgage loan on 250 West 57th Street and $18.0 million of available borrowing capacity with respect to the company’s mortgage loan on 1350 Broadway. The availability of these borrowings is subject to the conditions set forth in the applicable loan agreements. The company expects to meet the company’s long-term capital requirements, including acquisitions (including potentially the option properties), redevelopments and capital expenditures through the company’s cash flows from operations, the net proceeds from the IPO, mortgage financings, debt issuances, common and/or preferred equity issuances and asset sales.

The company does not intend to use any of the net proceeds from the IPO to fund distributions to the company’s stockholders, but to the extent the company uses the net proceeds to fund distributions, these payments will be treated as a return of capital to the company’s stockholders for U.S. federal income tax purposes. Pending the use of the net proceeds, the company intends to invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities that are consistent with the company’s intention to qualify for taxation as a REIT.

The company expects to have approximately $1.04 billion of total consolidated indebtedness outstanding and $179.1 million of available borrowing capacity under the company’s loans on a pro forma basis upon consummation of the consolidation and the IPO (based on September 30, 2011 pro forma outstanding balances). The company’s overall leverage will depend on the company’s mix of investments and the cost of leverage. The company’s charter does not restrict the amount of leverage that the company may use.

The company’s properties require periodic investments of capital for individual lease related tenant improvements allowances, general capital improvements and costs associated with capital expenditures.

The following table summarizes the company’s tenant improvement costs, leasing commission costs and the company’s capital expenditures for the 18 properties the company will own following the consolidation and the IPO as if they were consolidated for each of the periods presented:

Office Properties(1)

	Nine Months Ended September 30, 2011	Year Ended December 31,
		2010	2009	2008
Total New Leases and Renewals
Number of leases signed	185	312	253	224
Total Square Feet	1,177,067	1,111,221	1,036,962	797,529
Leasing commission costs(2)	$21,120,331	$11,412,065	$11,716,091	$11,823,226
Tenant improvement costs(2)	$47,322,323	$35,493,556	$39,275,220	$22,665,740
Total leasing commissions and tenant improvement costs(2)	$68,442,654	$46,905,621	$50,991,311	$34,488,966
Leasing commission costs per square foot(2)	$17.94	$10.27	$11.30	$14.82
Tenant improvement costs per square foot(2)	$40.20	$31.94	$37.88	$28.42
Total leasing commissions and tenant improvement costs per square foot(2)	$58.15	$42.21	$49.17	$43.24

Retail Properties(3)

	Nine Months Ended September 30, 2011	Year Ended December 31,
		2010	2009	2008
Total New Leases and Renewals
Number of leases signed	14	21	26	9
Total Square Feet	45,990	85,949	107,717	12,591
Leasing commission costs(2)	$1,788,030	$2,666,173	$2,885,227	$1,565,062
Tenant improvement costs(2)	$212,088	$760,650	$215,000	$25,000
Total leasing commissions and tenant improvement costs(2)	$2,000,118	$3,426,823	$3,100,227	$1,590,062
Leasing commission costs per square foot(2)	$38.88	$31.02	$26.79	$124.30
Tenant improvement costs per square foot(2)	$4.61	$8.85	$2.00	$1.99
Total leasing commissions and tenant improvement costs per square foot(4)	$43.49	$39.87	$28.78	$126.29
Total Portfolio
Capital expenditures(4)	$20,192,056	$46,729,861	$57,221,197	$58,031,971

(1)	Excludes an aggregate of 432,176 rentable square feet of retail space in the company’s Manhattan office properties. Includes the Empire State Building broadcasting licenses and observatory operations.
(2)	Presents all tenant improvement and leasing commission costs as if they were incurred in the period in which the lease was signed, which may be different than the period in which they were actually paid.
(3)	Includes an aggregate of 432,176 rentable square feet of retail space in the company’s Manhattan office properties. Excludes the Empire State Building broadcasting licenses and observatory operations.
(4)	Includes all capital expenditures, excluding tenant improvement and leasing commission costs, which are primarily attributable to the renovation and repositioning program conducted at the company’s Manhattan office properties.

As of September 30, 2011, on a pro forma basis, the company expects to incur additional costs of approximately $75.1 million relating to obligations on signed new leases. This consists of approximately $70.6 million for tenant improvements and other improvements related to new leases and approximately $4.5 million on leasing commissions.

The company currently intends to invest between $175.0 million and $215.0 million of additional capital through the end of 2013 (excluding leasing commissions and tenant improvements) in continuation of the company’s renovation and repositioning program for the company’s Manhattan office properties. The company expects to complete substantially this program by the end of 2013, except with respect to the Empire State Building, which is the last Manhattan office property that began its renovation and repositioning program. In addition, the company currently estimates that between $55.0 million and $65.0 million of capital is needed beyond 2013 to complete the renovation and repositioning program at the Empire State Building, which the company expects to complete substantially in 2016 due to the size and scope of the company’s remaining work and the company’s desire to minimize tenant disruptions at the property. However, these estimates are based on current budgets and are subject to change.

During the nine months ended September 30, 2011,

(i)	the company arranged a variable-rate mortgage loan on 501 Seventh Avenue in the amount of $6.5 million, bearing interest at LIBOR plus 200 basis points in connection with improvements as part of the company’s renovation and repositioning program.

(ii)	the company refinanced mortgage loans on the Empire State Building totaling $92.0 million with a new secured term loan in the amount of up to $300.0 million (of which $159.0 million was drawn in 2011) bearing interest at 250 basis points over the 30-day LIBOR rate, in connection with improvements as part of the company’s renovation and repositioning program.

During 2010,

(i)	the company borrowed $9.1 million under an existing mortgage loan on 1333 Broadway bearing interest at 6.32% per annum in connection with improvements as part of the company’s renovation and repositioning program; and

(ii)	the company refinanced a maturing $18.4 million loan on 10 Union Square with a $22.0 million mortgage bearing interest at a rate of 6.00% per annum. The net proceeds were used for tenant improvements, loan costs and to distribute $3.1 million to existing investors.

During 2009,

(i)	the company borrowed approximately $31.5 million through a fixed-rate mortgage loan on the Empire State Building bearing interest at 6.50% per annum, in connection with improvements as part of the company’s renovation and repositioning program;

(ii)	the company borrowed approximately $16.0 million through a fixed-rate mortgage loan on One Grand Central Place bearing interest at 7.00% per annum, in connection with improvements as part of the company’s renovation and repositioning program;

(iii)	the company arranged a variable-rate mortgage loan on 250 West 57th Street in the amount of $21.0 million (of which $0.9 million was drawn in 2009), bearing interest at a rate of Prime plus 100 basis points with a minimum floor of 6.50% per annum, in connection with improvements as part of the company’s renovation and repositioning program;

(iv)	the company arranged a variable-rate mortgage loan on 1350 Broadway in the amount of $18.7 million (of which $0.7 million was drawn in 2010), bearing interest at a rate of Prime plus 100 basis points with a minimum floor of 6.50% per annum; and

(v)	the company borrowed a total of $23.7 million under existing mortgage loans on 1350 Broadway, 250 West 57th Street, and 1333 Broadway bearing interest at 5.87%, 6.13%, and 6.32% per annum, respectively, in connection with improvements as part of the company’s renovation and repositioning program.

During 2008,

(i)	the company arranged a fixed-rate mortgage loan on 1350 Broadway in the amount of $39.8 million (of which $34.0 million was drawn in 2008) bearing interest at a rate of 5.87% per annum, in connection with improvements as part of the company’s renovation and repositioning program;

(ii)	the company borrowed $29.2 million under an existing a fixed-rate mortgage loan on 1333 Broadway bearing interest at a rate of 6.32% per annum, in connection with improvements as part of the company’s renovation and repositioning program; and

(iii)	the company borrowed $3.0 million under an existing mortgage loan on 250 West 57th Street bearing interest at a rate of 6.13% per annum, in connection with improvements as part of the company’s renovation and repositioning program.

These principal amounts and rates of interest represent the fair values at the date of financing.

Leverage Policies

The company expects to employ leverage in the company’s capital structure in amounts determined from time to time by the company’s board of directors. Although the company’s board of directors has not adopted a policy that limits the total amount of indebtedness that the company may incur, the company anticipates that its board of directors will consider a number of factors in evaluating the company’s level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or floating rate. The company’s charter and bylaws do not limit the amount or percentage of indebtedness that the company may incur nor do they restrict the form in which the company’s indebtedness will be taken (including, but not limited to, recourse or non-recourse debt and cross collateralized debt). The company’s board of directors may from time to time modify the company’s leverage policies in light of the then current economic conditions, relative costs of debt and equity capital, market values of the company’s properties, general market conditions for debt and equity securities, fluctuations in the market price of the company’s common stock, growth and acquisition opportunities and other factors.

Consolidated Indebtedness to be Outstanding After the IPO

Upon completion of the consolidation and the IPO, the company expects to have pro forma total indebtedness outstanding of approximately $1.04 billion (based on September 30, 2011 pro forma outstanding balances). This indebtedness is comprised of 23 mortgage loans secured by 17 of the company’s properties including the secured term loan on the Empire State Building, 84.0% of which is anticipated to be at fixed rates. The weighted average interest rate on the total indebtedness is expected to be 5.29% per annum.

The following table (in thousands) sets forth certain information with respect to the mortgage indebtedness as of September 30, 2011 that the company expects will be outstanding after the consolidation and the IPO.

Property Name	Stated Interest Rate	Principal Balance as of September 30, 2011		Debt Service Nine months Ended September 30, 2011		Amortization Commencement Date/Period	Maturity Date(1)		Estimated Principal Balance at Maturity
69-97 Main Street, Westport, CT	5.64%	$9,402		$519		05/01/07; 30 years	05/01/13		$9,150

501 Seventh Avenue (first lien mortgage loan)	5.75%	$1,118		$74		02/07/05; 25 years	08/01/13		$1,053
(second lien mortgage loan)(2)	5.75%; 6.04%	$41,271		$2,736		25 years(3)	08/01/13		$38,913
(third lien mortgage loan)	LIBOR + 2.0%	$6,540		$25	(4)	Interest Only	08/01/13		$6,540

The Empire State Building (secured term loan)(5)	LIBOR + 2.5%	$159,000		$439		Interest Only	07/26/14		$159,000

1359 Broadway (first lien mortgage loan)	5.75%	$10,323		$685		02/16/05; 25 years	08/01/14		$9,366
(second lien mortgage loan)(6)	5.75%; 5.87%; 6.40%	$37,765		$2,484		02/16/05; 25 years	08/01/14		$34,781

One Grand Central Place	5.34%; 7.00%	$92,050		$5,588		25 years(7)	11/05/14		$84,411

500 Mamaroneck Avenue	5.41%	$34,075		$1,858		02/01/07; 30 years	01/01/15		$31,827

250 West 57th Street (first lien mortgage loan)	5.33%	$27,409		$1,658		01/05/07; 25 years	01/05/15		$24,680
(second lien mortgage loan)	6.13%	$11,842		$729		04/05/09; 25 years	01/05/15		$10,937
(third lien mortgage loan)	Greater of 6.50% and Prime + 1%(8)	$935		$46		Interest Only	01/05/15		$935

Metro Center (Note 1)(9)	5.80%	$61,701		$3,707		12/31/03; 30 years	01/01/16		$55,144
(Note 2)(9)	6.02%	$38,856		$2,163		08/01/09; 30 years	01/01/16		$36,225

10 Union Square	6.00%	$21,645		$1,198		04/28/10; 30 years	05/01/17		$19,752

10 Bank Street	5.72%	$34,628		$1,872		07/01/09; 30 years	06/01/17		$31,194

1540 Third Avenue	5.90%	$19,788		$1,132		05/09/07; 30 years	06/01/17		$17,569

First Stamford Place	5.65%	$250,000		$10,711		Interest Only(10)	07/05/17		$231,607

383 Main Avenue	5.59%	$31,536		$1,677		08/05/09; 30 years	07/05/17		$28,278

1010 Third Avenue and 77 West 55th Street	5.69%	$29,126		$1,565		08/05/09; 30 years	07/05/17		$26,160

1333 Broadway	6.32%	$79,946	(11)	$3,375		Interest Only(12)	01/05/18		$66,602

1350 Broadway (first lien mortgage loan)	5.87%	$43,892	(17)	$1,750		Interest Only(14)	04/05/18		$36,983
(second lien mortgage loan)	Greater of 6.50% and Prime + 1%(16)	$777	(16)	$34		Interest Only	04/05/18	(17)	$677

Total/Weighted Average:	5.29%	$1,043,625		$46,026					$961,784

(1)	Pre-payment is generally allowed for each loan upon payment of a customary pre-payment penalty.
(2)	Represents the two tranches of the second lien mortgage loan.
(3)	Amortization began on April 1, 2005 as to $39,424 original principal and on April 1, 2006 as to $8,276 original principal.
(4)	Loan made on June 29, 2011.

(5)	Loan is secured by the Empire State Building. This loan closed in July 2011. For a description of the loan, see “—Description of Certain Debt—Empire State Building Secured Term Loan” below.
(6)	Represents three tranches of the second lien mortgage loan.
(7)	Amortization began on August 7, 2007 as to $84,000 original principal and on November 5, 2009 as to $16,000 original principal.
(8)	The company has the option to fix the interest rate on all or any portion of the principal, up to three times during the term of the loan and in minimum increments of $5,000 to an annual rate equal to either (i) the greater of (a) 6.50% or (b) 300 basis points in excess of the weekly average yield on United States Treasury Securities adjusted to a maturity closest to January 5, 2015 as most recently made available by the Fed Reserve Board as of two days prior to the effective date of the fixing of the interest rate, and (ii) the greater of (a) 6.75% or (b) 325 basis points in excess of the weekly average yield on United States Treasury Securities adjusted to a maturity closest to January 5, 2015 as most recently made available by the Federal Reserve Board as of 30 days prior to the effective date of the fixing of the interest rate. If option (i) is selected, the company will be subject to the payment of pre-payment fees, and if option (ii) is selected, the company may prepay the loan without any pre-payment fees.
(9)	Notes 1 and 2 are pari passu.
(10)	Amortization will begin on August 5, 2012, with a period of 30 years.
(11)	Includes unamortized premium of $8,746.
(12)	Amortization will begin on February 5, 2013, with a period of 30 years.
(13)	Includes unamortized premium of $4,142.
(14)	Amortization will begin on May 5, 2013, with a period of 30 years.
(15)	Prior to October 10, 2014, the company has the option to fix the interest rate on all or any portion of the principal, up to three times and in minimum increments of $5,000 to an annual rate equal to either (i) the greater of (a) 6.50% or (b) 300 basis points in excess of the weekly average yield on United States Treasury Securities adjusted to a maturity closest to October 10, 2014 as most recently made available by the Fed Reserve Board as of two business days prior to the effective date of the fixing of the interest rate. Upon the earlier of (i) October 10, 2012, or (ii) 90 days after 90% of the loan has been advanced, the interest rate on the remaining portion of the loan that has not been previously fixed shall be fixed until October 10, 2014 at an annual rate equal to the greater of (a) 6.50% or (b) 300 basis points in excess of the weekly average yield on United States Treasury Securities adjusted to a maturity closest to October 14, 2014 as most recently made available by the Federal Reserve Board as of two business days prior to the effective date of the fixing of the interest rate.
(16)	Includes unamortized premium of $100.
(17)	The company has the right to extend the maturity date to April 5, 2018. If the company elects to extend the term of the loan, the interest rate will be reset at an annual rate equal to, at the company’s option, either: (i) the greater of (a) 6.5% or (b) 300 basis points in excess of the weekly average yield on United States Treasury Securities adjusted to a maturity closest to April 5, 2018 as most recently made available by the Fed Reserve Board as of 30 days prior to the first day of the extended term of the loan or (ii) the greater of (a) 6.75% or (b) 325 basis points in excess of the weekly average yield on United States Treasury Securities adjusted to a maturity closest to April 5, 2018 as most recently made available by the Federal Reserve Board as of 30 days prior to the first day of the extended term of the loan. If option (i) is selected, the company will be subject to the payment of pre-payment fees, and if option (ii) is selected, the company may prepay the loan without any pre-payment fees.

Description of Certain Debt

The following is a summary of the material provisions of the secured term loan agreement with respect to the loan secured by the Empire State Building.

Empire State Building Secured Term Loan

On July 26, 2011, the company entered into a three-year term loan, or the company’s secured term loan, with institutional lenders, including HSBC Bank USA, National Association as agent and HSBC Bank USA, National Association and DekaBank Deutsche Girozentrale as lead arrangers. The secured term loan is secured by the Empire State Building. The secured term loan was amended by the First Amendment to Loan Agreement, Ratification of Loan Documents and Omnibus Amendment dated as of November 2, 2011 to provide for additional commitments from Capital One, National Association so that, collectively, the loan was increased to $300.0 million. No additional funds were drawn at the time of the modification.

The lenders provided the company with an initial advance of $159.0 million and, subject to the conditions set forth in the secured term loan agreement (as amended), agreed to provide the company with additional advances of up to $141.0 million. Provided no event of default has occurred, and subject to other conditions, upon the company’s request, HSBC has also agreed to source further additional commitments aggregating up to $200 million in the sole discretion of the lenders. If this is accomplished, the secured term loan would increase to $500 million.

The outstanding principal amount of the secured term loan bears interest at a rate equal to 2.5% per annum above 30-day LIBOR, unless such rate is not available, in which event the secured term loan would bear interest at 2.5% per annum in excess of (i) HSBC’s prime rate or (ii) the BBA LIBOR Daily Floating Rate. The initial advance noted above accrued interest at the BBA LIBOR Daily Floating Rate plus the margin of 2.5% per annum until August 1, 2011. In connection with this loan, the company issued promissory notes, a mortgage encumbering the Empire State Building in favor of the lenders, and other customary security and other loan documents. The maturity date of this loan is July 26, 2014, which the company may extend to July 26, 2015 and thereafter to July 26, 2016, in each case, upon payment of an extension fee of 0.25% of the total availability under the secured term loan agreement at the time of such extension. Such extensions are subject to customary conditions, including the satisfaction of certain loan-to-value and debt yield ratios at the time the extension is requested and the absence of an event of default.

The initial advance of $159.0 million was used to pay and discharge then existing secured mortgage loans relating to the Empire State Building and to fund operations and working capital requirements related to the Empire State Building (including for improvements).

Payment obligations relating to the secured term loan may be accelerated upon the occurrence of an event of default under the secured term loan agreement. Events of default under the secured term loan agreement include, subject in some cases to specified cure periods: payment defaults; failure by the company to pay taxes; failure to keep certain insurance policies in effect; breaches of representations and covenants contained in the mortgage; defaults in the observance or performance of covenants; inaccuracy of representations and warranties in any material respect; bankruptcy and insolvency related defaults; and the entry of one or more final judgments for the payment of more than $1 million that are not satisfied within 30 days.

The secured term loan agreement contains affirmative and negative covenants customary for financings of this type. Negative covenants in the secured term loan agreement limit the company’s ability, subject to certain exceptions, to transfer all or substantially all of the company’s property; incur indebtedness and liens; dissolve, liquidate or enter into mergers or similar transactions; change the company’s line of business; cancel debt; enter into transactions with affiliates; rezone the company’s property; sell the company’s assets; make certain distributions to investors; and change the company’s organizational documents. The company must also maintain a debt yield as specified in the secured term loan agreement.

Restrictive Covenants

The terms of the company’s mortgage debt include certain restrictions and covenants which may limit, among other things, certain investments, the incurrence of additional indebtedness and liens and the disposition or other transfer of assets and interests in the borrower and other credit parties, and requires compliance with certain debt yield, debt service coverage and loan to value ratios. In addition, the company’s secured term loan restricts the payment of dividends prior to the payment of operating expenses.

Contractual Obligations

The following table summarizes the amounts due in connection with the company’s contractual obligations described below as of December 31, 2010 for the years ended December 31, 2011 (assuming all debt obligations as of September 30, 2011 were outstanding as of January 1, 2011) through 2016 and thereafter on a pro forma basis (in thousands). For a description of the pro forma adjustments made to the predecessor’s historical financial statements, See “Unaudited Pro Forma Financial Information.”

	Pro Forma Year Ended December 31,
	2011	2012	2013	2014	2015	2016	Thereafter	Total
Mortgages and other debt(1)
Interest expense	$54,544	$54,103	$52,067	$45,915	$33,445	$27,659	$18,535	$286,268
Amortization	$10,318	$12,275	$15,468	$14,841	$10,203	$8,400	$5,616	$77,121
Principal repayment	—	—	$55,543	$287,211	$68,426	$91,369	$458,822	$961,371
Ground leases	$108	$108	$108	$108	$108	$108	$2,763	$3,411
Operating leases	—	—	—	—	—	—	—	—
Tenant improvement and leasing commission costs(2)	$72,741	$37,536	—	—	—	—	—	$110,277

Total	$137,711	$104,022	$123,186	$348,075	$112,182	$127,536	$485,736	$1,438,448

(1)	Assumes no extension options are exercised.
(2)	The timing of the amounts due in connection with the company’s contractual obligations associated with tenant improvement and leasing commission costs are not ascertainable and, accordingly, such amounts have been recorded equally in both 2011 and 2012.

Off-Balance Sheet Arrangements

As of September  30, 2011, the company does not have any off-balance sheet arrangements.

Distribution Policy

In order to qualify as a REIT, the company must distribute to the company’s stockholders, on an annual basis, at least 90% of the company’s REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, the company will be subject to U.S. federal income tax at regular corporate rates to the extent that the company distributes less than 100% of the company’s net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount, if any, by which the company’s distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. The company intends to distribute the company’s net income to the company’s stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax liability on the company’s income and the 4% nondeductible excise tax.

Before the company pays any distribution, whether for U.S. federal income tax purposes or otherwise, the company must first meet both the company’s operating requirements and obligations to make payments of principal and interest, if any. However, under some circumstances, the company may be required to use cash reserves, incur debt or liquidate assets at rates or times that the company regards as unfavorable or make a taxable distribution of the company’s shares in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year. However, the company currently has no intention to use the net proceeds from the IPO to make distributions nor does the company currently intend to make distributions using shares of the company’s common stock.

Cash Flows

Comparison of Nine Months Ended September 30, 2011 to Nine Months Ended September 30, 2010 (in thousands)

Net cash. Cash on hand was $125,924 and $80,482, respectively, as of September 30, 2011 and 2010.

Operating activities. Net cash provided by operating activities increased by $10,951 to $61,507 for the nine months ended September 30, 2011 compared to $50,556 for the nine months ended September 30, 2010. This increase primarily resulted from an increase in net operating income generated by the company’s properties.

Investing activities. Net cash used in investing activities increased $11,513 to $42,218 for the nine months ended September 30, 2011 compared to $30,705 for the nine months ended September 30, 2010. This increase resulted primarily from a $12,890 increase in tenant improvement costs.

Financing activities. Net cash provided in financing activities increased $52,292 to $18,836 for the nine months ended September 30, 2011 compared to $33,456 of net cash used for the nine months ended September 30, 2010. This increase primarily resulted from a $67,000 increase in net borrowings in connection with the Empire State Building, partially offset by financing charges of $6,554 on the new loan and an increase in deferred costs of $8,744 relating to the consolidation.

Comparison of Year Ended December 31, 2010 to Year Ended December 31, 2009 (in thousands)

Net cash. Cash on hand was $88,031 and $94,087, respectively, as of December 31, 2010 and 2009.

Operating activities. Net cash provided by operating activities increased $15,872 to $74,381 for the year ended December 31, 2010 compared to $58,509 for the year ended December 31, 2009. This increase primarily resulted from an increase in net operating income generated by the company’s properties and the timing in which the company settled accounts payable and accrued expenses.

Investing activities. Net cash used in investing activities decreased $3,780 to $34,837 for the year ended December 31, 2010 compared to $38,617 for the year ended December 31, 2009. This decrease of net cash used in investing activities primarily resulted from a decrease in capital expenditures and costs associated with the development of Metro Tower of $14,353 partially offset by an increase in tenant improvements of $10,862.

Financing activities. Net cash used in financing activities increased $40,565 to $45,600 for the year ended December 31, 2010 compared to $5,035 for the year ended December 31, 2009. This increase primarily resulted from a decrease in net borrowings, including financing charges, of $43,212 and a decrease in contributions of $1,615 partially offset by a decrease in distributions of $8,152.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008 (in thousands)

Net cash. Cash on hand was $94,087 and $79,230, respectively, as of December 31, 2009 and 2008.

Operating activities. Net cash provided by operating activities decreased $16,901 to $58,509 for the year ended December 31, 2009 compared to $75,410 for the year ended December 31, 2008. This decrease primarily resulted from a decrease in net operating income generated by the company’s properties ($10,883) plus changes in operating assets and liabilities ($16,274), offset by a decrease in investment in non-controlled entities ($2,622) and an increase in depreciation and amortization ($2,698).

Investing activities. Net cash used in investing activities increased $24,849 to $38,617 for the year ended December 31, 2009 compared to $13,768 for the year ended December 31, 2008. This increase of net cash used in investing activities primarily resulted from an increase in capital expenditures of $20,955, an increase in tenant improvements of $2,716 and a decrease in restricted cash used for investing activities of $1,520 partially offset by a decrease in costs associated with the development of Metro Tower of $342.

Financing activities. Net cash used in financing activities decreased $60,789 to $5,035 for the year ended December 31, 2009 compared to $65,824 for the year ended December 31, 2008. This decrease primarily resulted from an increase in net borrowings, including financing charges, of $40,783, a decrease in distributions of $18,584 and an increase in contributions of $1,422.

Net Operating Income

Following the closing of the IPO, the company’s financial reports will include a discussion of property net operating income, or NOI. NOI is a non-GAAP financial measure of performance. NOI is used by investors and the company’s management to evaluate and compare the performance of the company’s properties and to determine trends in earnings and to compute the fair value of the company’s properties as it is not affected by; (i) the cost of funds of the property owner, (ii) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, or (iii) general and administrative expenses and other gains and losses that are specific to the property owner. The cost of funds is eliminated from net operating income because it is specific to the particular financing capabilities and constraints of the owner. The cost of funds is also eliminated because it is dependent on historical interest rates and other costs of capital as well as past decisions made by the company regarding the appropriate mix of capital which may have changed or may change in the future. Depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets are eliminated because they may not accurately represent the actual change in value in the company’s office or retail properties that result from use of the properties or changes in market conditions. While certain aspects of real property do decline in value over time in a manner that is reasonably captured by depreciation and amortization, the value of the properties as a whole have historically increased or decreased as a result of changes in overall economic conditions instead of from actual use of the property or the passage of time. Gains and losses from the sale of real property vary from property to property and are affected by market conditions at the time of sale which will usually change from period to period. These gains and losses can create distortions when comparing one period to another or when comparing the company’s operating results to the operating results of other real estate companies that have not made similarly timed, purchases or sales. The company believes that eliminating these costs from net income is useful because the resulting measure captures the actual revenue, generated and actual expenses incurred in operating the company’s properties as well as trends in occupancy rates, rental rates and operating costs.

However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, interest income and other expense, depreciation and amortization expense and gains or losses from the sale of properties, and other gains and losses as stipulated by GAAP, the level of capital expenditures and leasing costs necessary to maintain the operating performance of the company’s properties, all of which are significant economic costs. NOI may fail to capture significant trends in these components of net income which further limits its usefulness.

NOI is a measure of the operating performance of the company’s properties but does not measure the company’s performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income computed in accordance with GAAP and discussions elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations regarding the components of net income that are eliminated in the calculation of NOI. Other companies may use different methods for calculating NOI or similarly entitled measures and, accordingly, the company’s NOI may not-be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as the company does.

The following table presents a reconciliation of the company’s historical and pro forma net income, the most directly comparable GAAP measure, to NOI for the periods presented (in thousands):

	Pro Forma		Historical
	For the Nine Months Ended September 30, 2011	For the Year Ended December 31, 2010	For the Nine Months Ended September 30, 2011	For the Year Ended December 31,
				2010	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Net income(1)	$71,045	$84,609	$34,234	$46,118	$41,837	$52,720
Add:
Marketing, general and administrative expenses	$23,083	$23,534	$13,431	$13,924	$16,145	$17,763
Total depreciation and amortization(2)	$41,811	$57,481	$31,245	$40,121	$33,986	$31,066
Interest expense, net(3)	$46,237	$57,290	$44,519	$55,851	$53,768	$50,483
Construction expenses	$34,121	$27,581	$34,121	$27,581	$17,281	$56,080
Less:
Construction revenue	$(35,323)	$(27,139)	$(35,323)	$(27,139)	$(15,977)	$(56,561)
Third-party management and other fees	$(4,671)	$(3,750)	$(4,671)	$(3,750)	$(4,296)	$(5,916)

Net operating income	$176,303	$219,606	$117,556	$152,706	$142,744	$145,635

Other Net Operating Income Data
Straight line rental revenue	$6,591	$12,635	$2,434	$4,032	$1,149	$1,982
Net Increase (decrease) in rental revenue from the amortization of in place lease assets, above and below-market lease assets and liabilities	$1,243	$(6,716)	—	—	—	—
Amortization of assumed below market ground lease(4)	$1,226	$1,635	—	—	—	—
Ground rent earned from non-controlled entities(4)	—	—	$9,593	$17,106	$19,717	$15,380
Management fees from non-controlled entities	—	—	$2,324	$1,254	$1,383	$1,834

(1)	Excludes gains/losses from sales.
(2)	Includes adjustment for proportionate share of depreciation and amortization expense relating to non-controlled entities of $5,472 for the nine months ended September 30, 2011 and $6,080, $4,659 and $4,228 for the three years ended December 31, 2010.
(3)	Includes adjustment for proportionate share of interest expense, net related to non-controlled entities of $2,787 for the nine months ended September 30, 2011 and $3,587, $3,030 and $1,819 for the three years ended December 31, 2010.
(4)	Upon completion of the IPO and the consolidation, the company will incur amortization of the assumed below-market ground lease attributable to 1350 Broadway, in addition to the contractual ground rent payment of $108.

Funds from Operations

Presented below is a discussion of funds from operations, or FFO. The company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment writedowns of investments in depreciable real estate and investments in in-substance real estate investments, gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures. FFO is a widely recognized non-GAAP financial measure for REITs that the company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate has generally appreciated over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The company presents FFO because the company considers it an important supplemental measure of the company’s operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company’s properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company’s properties, all of which have real economic effect and could materially impact the company’s results from operations, the utility of FFO as a measure of the company’s performance is limited. There can be no assurance that FFO presented by the company is comparable to similarly titled measures of other REITs. FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or to cash flow from operating activities determined in accordance with GAAP. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.

The following table presents a reconciliation of the company’s historical and pro forma net income, the most directly comparable GAAP measure, to FFO for the periods presented (in thousands):

	Pro Forma		Historical
	For the Nine Months Ended September 30, 2011	For the Year Ended December 31, 2010	For the Nine Months Ended September 30, 2011	For the Year Ended December 31,
				2010	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Net income(1)	$71,045	$84,609	$34,234	$46,118	$41,837	$52,720
Add:
Real estate depreciation and amortization(2)	$41,280	$56,703	$30,978	$39,709	$33,621	$30,793

Funds from operations	$112,325	$141,312	$65,212	$85,827	$75,458	$83,513

(1)	Excludes gains/losses from sales.
(2)	Includes adjustment for proportionate share of real estate depreciation and amortization expense relating to non-controlled entities of $5,337 for the nine months ended September 30, 2011 and $5,915, $4,559 and $4,208 for the three years ended December 31, 2010.

EBITDA

Presented below is a discussion of EBITDA. The company computes EBITDA as net income plus interest expense, net of interest income, income taxes and depreciation and amortization. The company presents EBITDA because the company believes that EBITDA, along with cash flow from operating activities, investing activities and financing activities, provides investors with an additional indicator of the company’s ability to incur and service debt. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the company’s liquidity.

The following table presents a reconciliation of the company’s historical and pro forma net income, the most directly comparable GAAP measure, to EBITDA for the periods presented (in thousands):

	Pro Forma		Historical
	For the Nine Months Ended September 30, 2011	For the Year Ended December 31, 2010	For the Nine Months Ended September 30, 2011	For the Year Ended December 31,
				2010	2009	2008
Net income(1)	$71,045	$84,609	$34,234	$46,118	$41,837	$52,720
Add:
Income taxes(2)	$6,300	$2,200	—	—	—	—
Interest expense, net(3)	$46,237	$57,290	$44,519	$55,851	$53,768	$50,483
Total depreciation and amortization(4)	$41,811	$57,481	$31,245	$40,121	$33,986	$31,066
EBITDA	$165,393	$201,580	$109,998	$142,090	$129,591	$134,269

(1)	Excludes gains/losses from sales.
(2)	Includes additional federal, state and local tax expense of $6,300 and $2,200 the company expects to incur for the nine months ended September 30, 2011 and for the year ended December 31, 2010 related to the company’s observatory operations through a TRS.
(3)	Includes adjustment for proportionate share of interest expense, net related to non-controlled entities of $2,787 as of the nine months ended September 30, 2011 and $3,587, $3,030 and $1,819 for the three years ended December 31, 2010.
(4)	Includes adjustment for proportionate share of depreciation and amortization expense relating to non-controlled entities of $5,472 for the nine months ended September 30, 2011 and $6,080, $4,659 and $4,228 for the three years ended December 31, 2010.

Distribution to Equity Holders:

Distributions have been made to equity holders in 2008, 2009, 2010 and for the nine months ended September 30, 2011 as follows:

For the year ended:
December 31, 2008	$67,410,000
December 31, 2009	$48,826,000
December 31, 2010	$40,674,000
For the nine months ended:
September 30, 2011	$34,751,000

Inflation

Substantially all of the company’s leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. The company believes inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above. The company does not believe inflation has had a material impact on the company’s historical financial position or results of operations.

Seasonality

The company does not consider the company’s business to be subject to material seasonal fluctuations, except that the company’s observatory business is subject to tourism trends and weather, and therefore does experience some seasonality. Over the past ten years, the number of visitors to the observatory, on average, has been slightly higher in the third quarter and slightly lower in the first quarter of each year.

Quantitative and Qualitative Disclosures About Market Risk

The company’s future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. One of the principal market risks facing the company is interest rate risk on the company’s floating rate indebtedness. Following the consolidation and the IPO, the company expects to have floating rate mortgage loans on 501 Seventh Avenue (third lien), 250 West 57th Street (third lien), 1350 Broadway (second lien) and the company’s secured term loan on the Empire State Building, which collectively represents 16.0% of the company’s pro forma indebtedness.

Subject to maintaining the company’s qualification as a REIT for U.S. federal income tax purposes, the company may mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. The company’s primary objectives when undertaking hedging transactions and derivative positions will be to reduce the company’s floating rate exposure and to fix a portion of the interest rate for anticipated financing and refinancing transactions. This in turn will reduce the risk that the variability of cash flows will impose on floating rate debt. However, the company can provide no assurances that the company’s efforts to manage interest rate volatility will successfully mitigate the risks of such volatility on the company’s portfolio. The company is not subject to foreign currency risk.

The company is exposed to interest rate changes primarily through (i) property-specific floating rate construction financing, and (ii) other property-specific floating rate mortgages. The company’s objectives with respect to interest rate risk are to limit the impact of interest rate changes on operations and cash flows, and to lower the company’s overall borrowing costs. To achieve these objectives, the company may borrow at fixed rates and may enter into derivative financial instruments such as interest rate swaps or caps in order to mitigate the company’s interest rate risk on a related floating rate financial instrument. The company does not enter into derivative or interest rate transactions for speculative purposes.

As of September 30, 2011 and December 31, 2010, the company had total outstanding pro forma floating rate mortgage debt obligations of $167.3 million and $1.6 million, respectively. Based on the company’s variable balances, interest expense would have increased by approximately $1.7 million for the 12 months ended September 30, 2011, if short-term interest rates had been 1% higher. As of September 30, 2011 and December 31, 2010, the weighted average interest rate on the $863.5 million and $963.2 million, respectively, of pro forma fixed-rate indebtedness outstanding was 5.77% per annum, each with maturities at various dates through April 5, 2018.

As of September 30, 2011, the company’s pro forma outstanding debt was approximately $1.04 billion which was approximately $13.0 million more than the historical book value as of such date. Interest risk amounts were determined by considering the impact of hypothetical interest rates on the company’s financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, the company may take actions to further mitigate the company’s exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in the company’s financial structure.

ECONOMIC AND MARKET OVERVIEW

Unless otherwise indicated, all information in this Economic and Market Overview section is derived from the market studies prepared by Rosen Consulting Group, or RCG, a national commercial real estate advisory company in January 2012. Market data not derived from the market studies prepared by RCG were derived from publicly available information and other industry sources. These sources generally state that the information they provide has been obtained from sources believed to be reliable. Forecasts are based on data (including third-party data), models and experience of these sources, and are based on various assumptions, all of which are subject to change without notice. There is no assurance any of the projected amounts will be achieved. The company believes the data others have compiled are reliable, but the company has not independently verified this information. The manner in which the company defines its property markets and submarkets differs from how RCG has done so in its market study included herein. Further, RCG’s definition of the New York metropolitan area differs from the company’s definition of the greater New York metropolitan area in that it includes Putnam County and Rockland County in New York and Bergen County, Hudson County, and Passaic County in Northern New Jersey and excludes Fairfield County in Connecticut.

New York Metropolitan Division Economy and Demographics

New York City Overview

As the financial and entertainment capital of the United States, New York City is a destination for new residents, businesses, and tourists alike. New York City is an international hub for entertainment, finance, culture, cuisine, art, education, political affairs and media. Home to major conglomerates in the areas of finance, entertainment, and advertising, New York City is also one of the most-prized office markets in the world. The market’s high barriers to entry and wide array of office demand driving industries provides stability through economic cycles and a foundation for the market’s growth over the long-term. The city’s lively, 24-7 environment makes New York City a go-to destination for both domestic and international tourists and attracts close to 50 million visitors annually, which helps to maintain the market’s status as one of the most expensive retail markets in the country. Reaching a record-breaking 50.2 million visitors in 2011, New York City remains a top tourist destination among U.S. cities. One of the world’s premiere gateway cities, New York, with its large, diversified economy, will play a central role in the expanding global economy.

Regional Overview

The New York metropolitan division, which includes New York City, three suburban counties located north of New York City: Putnam County, Rockland County, and Westchester County, and three counties located in Northern New Jersey: Bergen County, Hudson County, and Passaic County, is the largest regional economy in the United States, with an employment base that totaled approximately 5.2 million as of November 2011. The New York metropolitan statistical area, which in addition to the aforementioned New York metropolitan division includes Long Island and parts of northern and central New Jersey, had a nominal gross product of $1.3 trillion in 2010, the latest data available and the largest in the United States. Because of its global reach and available professional, educational and cultural resources, the New York metropolitan division is a highly desirable location for businesses and new residents. While New York City remains the global financial capital, the regional economic base is diverse and driven by other major industries such as business services, education, health care, technology, tourism, media and publishing.

In November 2011, year-over-year employment growth in the Manhattan borough (New York County) increased for a second consecutive month, rising by 0.5% to approximately 933,000 jobs, according to the BLS Household Survey.

Major Economic Drivers

Anticipated to be one of the fastest-growing employment sectors during the forecast period, the professional and business services sector accounted for 15.4% of the total labor force and 14.6% of the New York metropolitan statistical area’s gross metropolitan area product in 2010, the latest available data for this sector, for a total of $187.4 billion. Payroll expansion in the professional and business services, trade, educational and health services, and leisure and hospitality sectors contributed to a healthy level of private sector hiring. Job growth within these sectors can be largely attributed to gains in tourism spending, the growth of New York’s diverse array of technology-related industries, and favorable demographic trends in the area. Capitalizing on the area’s concentration of technical and creative talent, the New York regional professional and businesses sector encompasses a variety of professions from engineering and law to architecture, fashion design, and marketing. The anticipated rise in demand for specialized services such as law, consulting, accounting, and architecture should increase as the larger economy recovers from recent lows, which should fuel growth in the sector. In New York City, the growth of companies in the professional and business services sector is closely tied to the health of the heavily concentrated finance and media industries. New York City’s large, diverse and educated workforce should facilitate the continued growth of companies in research and development, as well as in computer systems design. A promising trend for both the New York City economy and office market is the expansion of high-tech companies in the market, which have contributed to the growth of the New York City economy during the recent decade, and will play a prominent role in the recovery of the economy and future expansion. The New York regional tech industry is the East Coast’s answer to California’s Silicon Valley. The area’s proximity to existing media and entertainment networks, as well as the availability of highly-skilled talent and venture capital firms, should continue to attract tech entrepreneurs to New York City. This trend should support accelerated growth and visibility among burgeoning tech companies and the expansion of existing companies such as Foursquare, BuzzFeed, and Tumblr.

Despite the New York metropolitan division economy’s increasing diversity, the financial activities sector remains a major growth driver in the economy, particularly because of the sector’s concentration of high-income jobs and the business services needed to support operations. Many other sectors of the economy depend on the financial industry for growth including business services, retail trade, residential and commercial real estate, arts and leisure, and many others. Understandably, the unwinding of the financial markets had a disproportionately large effect on the New York region’s financial services sector. During the two-year period following the onset of the national recession in December 2007, the New York region’s financial services sector lost more than 200,000 jobs but has since recovered. As of late 2011, employers restaffed approximately 40% of the total jobs cut since the recession.

The educational and health services sector is also a major economic driver in the area, accounting for 20.0% of total employment or just over one million jobs as of November 2011. Expected to be one of the fastest-expanding employment sectors during the forecast period, educational services will benefit from the continued growth of younger age-cohorts combined with the heightened need for health services from aging baby-boomers. The sector recorded a gross product totaling $109.9 billion in 2010, the latest available data, or 8.5% of the total metropolitan statistical area economy. According to the 2009 American Community Survey, approximately 891,000 or 7.6% of the New York metropolitan division’s estimated 11.7 million residents were enrolled in higher education. With more than 110 colleges and universities located within New York City, education is a major service industry in the local economy. The city’s four medical schools are all attached to tertiary-care hospitals, forming academic medical centers that provide advanced care to local residents and the thousands of out-of-area patients who visit the area specifically to receive treatment in these centers. The strength of the sector is further bolstered by several major medical research facilities in the area. New York State’s total funding by the National Institutes of Health was the second-highest of all states for 2009, with many recipients located in New York City.

A source for media and entertainment for both national and international audiences, the New York metropolitan division’s information services sector, which accounts for 3.7% of total employment, encompasses a wide range of industries such as traditional print publishing, motion picture and audio recording, broadcasting, telecommunications, and others. The New York region is the country’s largest media market and is home to some of the country’s largest and most influential newspapers and publishing houses. The area is also home to the country’s major television and record industry conglomerates and the world’s largest advertising agencies. These firms form a large base of tenants for New York City’s office market. The information services sector gross product totaled $96.5 billion in 2010, the latest available data, or 7.5% of the overall economy. Going forward, while New York City is expected to maintain its place as the global center for television, music and publishing, long-term dynamic factors like technological advancements, shifting consumer preferences, and rising popularity of other forms of media are likely to cause continued shifts within the media and entertainment industry.

Dependent upon consumer spending habits and the area’s bustling tourism industry, the New York metropolitan division’s trade and leisure and hospitality sectors combined, to account for 22.2% of total employment with more than 1.1 million jobs as of November 2011. Fueled by retail sales and visitor spending, New York City’s tourism industry is an integral part of the continued success of the local economy. In 2010, 48.7 million domestic tourists (80%) and international tourists (20%) visited New York City, accounting for approximately $31 billion in spending, which supports more than 300,000 jobs in the area. This surpasses the 2009 total of 45 million domestic visitors and $28.2 billion in spending. Following the stronger-than-expected recovery in the local tourism industry through 2010, the anticipated continuation of this trend should allow the city to reach its goal of attracting 50 million visitors annually by 2012.

The fashion industry remains an important source of job growth and office demand in New York City. According to the New York Economic Development Corporation, New York City’s fashion industry—the largest in the country—employs approximately 165,000 people, accounting for approximately 5.5% of the city’s workforce, and serves as the headquarters for more than 900 fashion companies. The New York metropolitan division’s fashion industry consists of jobs in fashion/apparel design and trade, which are largely concentrated in the Manhattan’s Garment Center District, as well as Chinatown and Long Island City.

Demographic Characteristics

The New York metropolitan division has the largest and one of the wealthiest populations of any U.S. metropolitan region, with approximately 11.6 million residents living within the 11-county metropolitan division defined by the Census, as of 2010. Historically, the New York metropolitan division’s large and stable population base generally grows more slowly than the national average in percentage terms. Through the previous decade, the New York metropolitan division’s population growth averaged 0.3% annually, rising at a slower pace in comparison with the national average of 0.9% growth per year. However, the New York metropolitan area’s population grew by 574,107 people in the ten years through 2010, making it the ninth-fastest-growing region during the previous decade in terms of total new residents added. In 2010, the New York metropolitan division’s mean per capita income was $52,963. During the most recent recession, the onset of the credit crunch and subsequent financial crisis led to a significant deceleration in the New York metropolitan division’s per capita income growth but, more recently, trended upwards to 1.5% in 2010. As a result of accommodative federal fiscal and monetary policies initiated in 2007, a decline in per capita income in 2008 and 2009 was prevented. As per capita income levels rebound as a result of improvements to the local job market, the resulting rise in disposable income levels should drive more robust retail sales activity in the coming years.

As of 2010, an estimated 4.3 million households were located in the New York metropolitan division. A variety of factors influence the rate of household creation, including job growth, housing supply and costs, and overall population growth, among others. Through the last decade, the total number of households in the New York metropolitan division grew at a slower pace than the national average, rising by 0.3% annually on average between 2000 and 2010 compared to household growth nationally, which increased at an annual average rate of 1.1% during the same period. More recently, since the onset of the national recession in 2007, household creation in the New York metropolitan division has accelerated at a time when the national rate of household creation has decelerated as the decline in rental rates combined with positive job growth facilitated new household creation.

Forecast and Outlook

Driven by positive net migration through the forecast period resulting from a continued influx of new residents from other states and other countries, the company expects the New York metropolitan division’s population to rise at a relatively strong rate compared with the last decade. In the forecast period through 2015, population is forecasted to grow at an average annual rate of 0.5%. In absolute terms, the forecast calls for population to increase by 314,000 through 2015. As new residents move into vacant housing units and sustained job creation encourages households to unbundle, the rate of household creation is expected to closely mirror the rate of population growth through forecast period. Total households will likely grow, on average, 0.5% annually during the five years through 2015. The national household growth rate is expected to surpass that of the New York metropolitan division and average 0.9% growth annually through 2015.

The company’s expectations for positive population growth and household formation are driven by its forecast for sustained job growth and moderate economic recovery during the forecast period. Following the moderate improvements to payroll levels in 2011, the company expects total payroll employment to expand at a healthy pace through the remainder of the forecast period as the recovery and restaffing within the private sector gains momentum. Much of the employment growth will be concentrated in Manhattan.

Following an anticipated pullback in the pace of job creation through the near-term forecast period to 0.4% in 2012, job growth throughout the metropolitan division should accelerate through the latter half of the forecast period, reaching a year-over-year rate of 1.4% by the end of 2015, led by healthy gains in the professional and business services, financial activities, and educational and health services sectors. Supporting the expansion of the labor force during this time will be the strong rebound in leisure and hospitality employment fueled by the recovery in tourism and business travel by both domestic and international visitors. By comparison, the rate of employment growth at the national level is forecasted to rise to by 1.2% in 2012. Job growth at the local level is expected to ease through 2012 fueled by stagnant job growth across the financial services industry. Following this slowdown in the rate of job creation, job growth in the New York metropolitan division is expected to increase to 1.0% by 2013 and 1.4% by 2014, outpacing the rate of job growth nationally during this period. By 2015, job creation in the New York metropolitan division is expected to rise by 1.4%, closely mirroring the pace of job creation at the national level.

Despite recent turmoil in the financial services industry and rising influence from financial centers in other countries, New York City will maintain its role as the primary financial capital of the world. The New York regional economy will be further strengthened as the metropolitan division’s economic base adapts and diversifies in lockstep with the evolution of the business and regulatory environment. Looking forward, industries such as new media, health care, business services, and education will drive growth in the market, strengthening New York City’s appeal to tourists and business travelers. These favorable economic and demographic trends during the forecast period will likely translate into a healthy, though moderate, rebound in retail sales during this time.

Stamford Metropolitan Statistical Area Economy and Demographics

Regional Overview

The Stamford metropolitan statistical area encompasses all of Fairfield County, the most populous county in the State of Connecticut, which includes the cities of Stamford and Norwalk and the towns of Greenwich, New Canaan, Darien, Westport, Weston, and Wilton. With an employment base that totaled approximately 395,000 jobs as of November 2011, the area is home to companies from a broad range of industries such as television, computer software, chemicals, and manufacturing, in addition to industry-leading hedge funds and investment management firms. In addition to the metropolitan statistical area’s financial prowess, the regional economy is also driven by trade, professional and business services, and educational and health services sectors. Fairfield County’s diverse economic base should promote the influx of companies into the area, promoting the area’s long-term economic and demographic growth, as well as for the health of the area’s commercial real estate market.

Major Economic Drivers

Home to numerous corporate divisions and major players in the financial services industry, Fairfield County has one of the largest concentrations of financial services companies and corporations, which include UBS, RBS Securities, and GE Capital. The City of Stamford remains the economic engine of Fairfield County and is home to a number of Fortune 500 companies. Companies headquartered or with large operating divisions housed within the metro division include Nestle, Starwood, Thomson Reuters, Xerox, Elizabeth Arden, and Pitney Bowes.

A major driver of the Stamford metropolitan statistical area economy is the financial activities sector, which employed approximately 42,200 people as of November 2011 and accounted for roughly 10.7% of the total labor force and 26.2% of total earnings in the metropolitan statistical area as of 2008, the latest data available. In 2010, the finance industry accounted for approximately 40.2% of GDP growth in the Stamford metropolitan statistical area.

Employment in professional and business services composed 16.0% of the total labor force with close to 64,000 employed as of November 2011. Second only to the area’s finance industry, the professional and business services sector accounts for approximately 14.6% of the Stamford metropolitan statistical area GDP in 2010.

With more than 68,300 people employed in educational and health services as of November 2011, 17.3% of total employment was in this sector, the largest employment sector by total number of people employed.

Trade is also a major driver of the economy, employing 59,200 people as of November 2011, accounting for 15.0% of total employment in the area. The City of Stamford is the major retail center of Fairfield County.

Demographic Characteristics

Fairfield County is often the preferred location to raise families due to the high quality of life offered by Southwestern Connecticut’s suburban neighborhoods. The expansion of companies in the area in addition to the area’s high-quality residential product, cultural amenities, and convenient public transportation has led to an increase in the number of workers commuting into Fairfield County from surrounding locations, many of which utilize the area’s public transportation network. The area’s extensive network is centered on the Stamford Transportation Center, which is in close proximity to the city’s major retail and office hubs. More than 30% of all riders passing through the transit center commute for work into the Stamford metropolitan statistical area. The busiest New Haven Line station outside of New York City, the Stamford Transportation Center has facilitated the rise in the number of reverse commuters into Fairfield County from New York City, which doubled during the 10-year period from 1997 to 2007, with approximately 1,900 riders commuting into the Fairfield County area as of 2007. Commonly referred to as the “Gold Coast,” the southwestern portion of Fairfield County is known for its concentration of exceptional wealth. The region is known for having some of the wealthiest towns and neighborhoods in the country, which include the towns of New Canaan, Greenwich, and Weston.

In 2010, households with incomes of $100,000 or greater made up 38.8% of all households in Fairfield County, surpassing the number of $100,000 or greater income households nationally (19.9%) and in the state of Connecticut (29.9%), according to the 2010 American Community Survey. An indication of the extreme concentration of wealth in the area, the percentage of households with incomes of $200,000 or greater was 14.3% in Fairfield County compared to 3.9% nationally and 7.6% in the State of Connecticut.

The concentration of wealthy households in the area should increase as financial markets stabilize and employment levels in the region gradually revert to pre-recession levels. Per capita income in the Stamford metropolitan statistical area was $75,868 in 2010, a 2.4% increase from the previous year—the first annual increase in per capita personal income since 2007.

Forecast and Outlook

In comparison to the previous decade, the company expects total population in the area to rise at a faster rate, driven by positive net migration through the forecast period, which is expected to average 1,300 residents annually through the forecast period ending in 2015. The total population is forecasted to grow at an average annual rate of 0.6%. In absolute terms, the forecast calls for population to increase by close to 30,000 through 2015. The company’s household formation forecast is expected to follow a similar trend and increase by an annual average rate of 0.6%.

The company expects total employment in Fairfield County to increase through the near-term forecast period, as a result of the on-going recovery in the financial markets and increased job growth across a broader array of industries. Following the estimated 0.4% decline in total employment in 2011, the company expects more robust job creation, particularly among the economy’s largest job employment sectors, to result in an annual employment growth rate of 0.9% in 2012 followed by a 0.6% rise in 2013. As the economy enters a more prosperous phase of the economic cycle, job growth is expected to rise to 1.1% by 2014 as companies in the financial activities, leisure and hospitality, as well as educational and health services employment sectors re-staff at a more brisk pace. The company expects the economy to regain momentum, resulting in a 1.2% employment growth rate in 2015. The forecasted 14,100 net jobs added during the five-year period from 2010 to 2015 replenishes 53% of the roughly 27,000 jobs lost during the two-year period following the onset of the national recession in December 2007.

Office Markets

Manhattan

Manhattan’s office market is by far the largest in the United States measured by total square footage. With approximately 393 million square feet of office space, the island leads every other major city by a healthy margin. For comparison, the Washington, D.C. and Chicago office markets contain 289 million square feet and 214 million square feet, respectively. Rounding out the top five are Los Angeles with 194 million square feet of space and Boston with 183 million square feet. Manhattan is further split into three major markets: Midtown, Midtown South and Downtown. Midtown is defined to include the land north of 32nd Street east of 6th Avenue and north of 30th Street west of 6th Avenue. Midtown South is between Midtown and 14th Street. Downtown is defined to include all areas south of Canal Street and the Manhattan Bridge. The depth of New York’s workforce, economic ties with countries around the globe, and clusters of sophisticated service industries make Manhattan a highly desirable place to do business, which together drive strong demand for office space irrespective of economic cycles. While the local office tenant base is broad, several industries cluster in Manhattan office space, including financial activities, legal, consulting and other professional services, media and publishing, advertising, communications, and fashion/apparel.

Demand-Supply Analysis

The recovery of the Manhattan office market is well underway, with each submarket recording positive net absorption for 2011. Demand for office space bounced back through the year, with leasing activity in 2011 increased 14% over 2010 to its highest level in a decade, according to Cushman & Wakefield. Positive net absorption totaled approximately 5.5 million square feet during the year. Office employment grew by 1.3% year-to-date through November 2011, which translates into approximately 18,200 new office jobs. The overall vacancy rate, which includes all non-owner-occupied, Class A, B and C office buildings in Manhattan, decreased to 9.1% as of the fourth quarter of 2011 from 10.5% at year-end 2010. No new multi-tenant buildings came online in Manhattan during 2011. In Midtown, the office vacancy rate decreased by 1.0 percentage points to 9.6% during the year. The Downtown office vacancy rate decreased 1.4 percentage points to 9.5%. Within the Midtown South submarket, the vacancy rate decreased 2.2 percentage points to 6.4%. Manhattan’s vacancy rate compares favorably with other U.S. gateway cities. Its overall office vacancy rate was lower than Boston, Chicago, Los Angeles, San Francisco and Washington, D.C. since at least 2005. As of the fourth quarter of 2011, the vacancy rates in these other gateway cities ranged between 11.4% in San Francisco and 18.9% in Chicago, compared with 9.1% in Manhattan. The Manhattan vacancy rate also compares favorably to other major CBDs. As of the end of 2011, the vacancy rate in the CBDs of these gateway cities ranged from 9.7% in San Francisco to 19.1% in Los Angeles.

Leasing office space in Manhattan and, in particular, within the Midtown market is the most expensive in terms of overall average gross asking rents among major office markets within the United States, far exceeding those of other gateway cities. As of the fourth quarter of 2011, the overall total market average gross asking rents in the Boston, Chicago, Los Angeles, San Francisco and Washington, D.C. office markets, which include all building classes within the CBD submarket, ranged between $31.28 per square foot in Chicago and $49.70 per square foot in Washington, D.C. Manhattan’s overall average gross asking rent was recorded at $57.25 per square foot, with Midtown averaging $65.42 per square foot. On the whole, the overall average asking rental rate in Manhattan started growing in 2011. The overall average asking rent, which includes all non-owner-occupied office space, grew by 1.9% to $57.25 per square foot in the fourth quarter of 2011. On a year-over-year basis, the average asking rent increased to 5.4% greater than at year-end 2010.

Barriers to entry in Manhattan’s office market are high. Following the delivery of 1.5 million square feet of new space to the Manhattan office market in 2010, no new buildings came online 2011.

Outlook

RCG’s outlook for Manhattan’s office market as a whole is positive. RCG believes continued hiring among office-using industries and continued strength in business confidence should drive new leasing activity as well as the withdrawal of sublease space from the market. RCG expects Midtown to benefit from much of the new office demand in addition to the restructuring demand base and general migration of major firms from Downtown. Furthermore, while the bounce back in demand during 2010 and 2011 was concentrated among the top-tier “trophy” assets and from tenants making lateral moves, including consolidations and trading up, the recovery going forward will be more broad-based, with Class B/C fundamentals likely to improve going forward.

Overall, Manhattan’s office vacancy rate, which covers all office space in Midtown, Midtown South and Downtown, is forecasted to decrease through the forecast period to ultimately reach around 7.4% by 2014 from 9.1% in 2010—a 1.7 percentage-point drop. The market should considerably tighten in both Midtown and Downtown by the end of the five-year forecast period; the expected drop in the Midtown South vacancy rate is not likely to match the magnitude of Midtown or Downtown, given that its vacancy rate is already low and new supply is expected to come online within the five-year horizon. Manhattan’s overall vacancy rate is forecasted to decrease to 7.4% by 2015 from 9.1% in 2011.

RCG’s forecast calls for the overall average asking rent in the Manhattan office market to continue rising on a year-over-year basis through 2015. A falling vacancy rate should enable building owners to raise rents. Also the influx of unleased space on the market at new speculative office buildings through the forecast period will add an upward bias on the average rent calculation. RCG expects the average asking rent to increase by 5.9% in 2012 and by 9.2% in 2013. Annual rent growth is likely to peak in 2014 when the average rent is forecasted to increase by 14.3%, followed by slower growth of 8.1% in 2015. Manhattan office average asking rent growth is forecasted to exceed other U.S. gateway cities through the forecast period, an effect of strong demand and constraints on new supply. Compared with an annual average of 9.4% growth in Manhattan, average annual rent growth in other U.S. gateway city CBDs through 2015 are forecasted to range between 3.3% in Los Angeles and 8.3% in Boston.

RCG does not expect any new multi-tenant buildings to come online in 2012, a result of the economic and financial market turmoil in 2007-2009 that caused the suspension or cancellation of several major office construction projects that would have been delivered during this period. Through the medium term, RCG expects four major office towers to come online in 2013 and 2014. 1 World Trade Center is currently under construction and is scheduled to deliver 2.6 million square feet of new space to the Downtown market in 2013. Above-ground construction work on the 1.8 million square-foot 4 World Trade Center is under way and likely on pace for a 2014 delivery. Construction work on the 896,000 square-foot 250 West 55th Street resumed in 2011 in time for a 2014 delivery date. The first phase on the Hudson Yards project on the west side of Midtown—an office tower whose non-owner-occupied portion totals 1.1 million square foot office tower—is scheduled to be completed by 2015.

Midtown

Midtown’s office market spans the island of Manhattan from 30th Street north to Central Park. Approximately 241 million square feet of rentable space are contained within Midtown’s multi-tenant office buildings, making it the largest CBD office market in the country by far. For a size comparison, Downtown Chicago and the Washington, D.C. CBD combine for a total of just 226 million square feet of office space. Three-quarters 74.9% of Midtown’s office stock is classified as Class A with total square footage of 181 million square feet. Approximately 44.6 million square feet of Midtown office space is counted as Class B stock, accounting for 18.5% of the total market. The remaining 6.5% of Midtown office space (16.4 million square feet) is categorized as Class C space.

Midtown is split into 11 submarkets: The Grand Central submarket is defined as the area bound by Fifth Avenue to the west, Second Avenue to the east, 39th Street to the south and 47th Street to the north, excluding Park Avenue north of 43rd Street. The Penn Station-Times Square South submarket it is defined as the area bound by Sixth Avenue to the east, the Hudson River to the west, 42nd Street to the north and 30th Street to the south. The West Side submarket is defined to include all office properties north of 42nd Street, west of 7th Avenue, with 59th Street and 57th streets forming a border to the north and the Hudson River forming the western boundary. Other submarkets include: 6th Ave/Rockefeller Center, Madison/Fifth, Park Avenue, East Side, Murray Hill, Lincoln Center and United Nations.

Demand-Supply Analysis

The Midtown office market is considered one of the world’s premier central business districts based on its mix of tenants, deep and broad available labor force, excellent transportation access and overall prestige. Included among its major tenants are world-class media conglomerates and publishing houses, international corporate businesses and major financial institutions. In addition to these major tenants, sophisticated professional services firms, including accounting, advertising, legal and consulting, among others, also congregate in Midtown to locate near clients.

RCG believes the Midtown office market as a whole is in the midst of a recovery. Despite uncertainty in the global economy and volatility in the capital markets during the second half of 2011, tenants are still trading up into higher quality space and consolidating into more central locations in order to lock in long-term leases for desirable locations at favorable pricing. Leasing activity overall in 2011 was relatively flat to 2010, approximately 19.0 million square feet of office space were leased throughout Midtown during 2011, even with 2010.

Leasing trends varied among Class B and C space. While a market-wide flight-to-quality led the bounce back in demand for high-quality assets, building owners’ financial health continues to prove an important deciding variable in driving leasing activity. A total of 3.2 million square feet of Class B space were leased in 2011, a decrease of 0.9% from 2010. Leasing volume of Class C space increased 10.7% to 920,000 square feet.

The improving economic climate has also pushed some office users to withdraw sublease space from the market. The removal of sublease space reflects positively on market statistics since available sublease space raises the vacancy rate and exerting a twofold negative impact on the average rent by biasing average asking rent calculation downward and reducing landlords’ pricing power on direct availabilities. The amount of space available for sublease in Midtown declined to 3.9 million square feet as of the fourth quarter of 2011 – a 51.9% drop from the second quarter of 2009. By comparison, the total amount of vacant space available in Midtown has declined by 17.0% during the same period. Sublease availabilities are generally less prevalent in Class B and C buildings than Class A. As of the fourth quarter of 2011, the overall vacancy rate, which covers all of Midtown office space, decreased by 3.0 percentage points since the first quarter of 2010 to reach 9.6%.

Based on high demand, RCG believes the cyclical decline in the overall average asking rent covering all of Midtown office space has passed. Midtown’s overall average gross asking rent increased by 4.7% to $65.42 per square foot in 2011. Because 80% of Midtown’s total vacant office stock is located in Class A buildings, Midtown’s market-wide overall average gross asking rent, which is weighted on vacant stock, was heavily biased by the Class A concentration. Leading this trend have been the trophy buildings, particularly those clustered along the desirable Park and Madison Avenue corridors and near Central Park, where owners have been able to raise asking rents as space availabilities decline. RCG believes that falling vacancy rates have enabled landlords to raise asking rents for high-quality spaces. At the lower-end of the market, however, concessions still drive new leasing transactions, attributable to the imbalance between available supply and current demand among smaller office spaces and tenants specifically looking for smaller spaces.

Because of the difficulty and high costs associated with new building activity in Midtown, purely speculative construction projects have been rare in recent years. These constraints on supply also generally limit office development to dense high-rise office towers. During the past cycle, building activity has been concentrated to the immediate south of Times Square and around Bryant Park. In fact, three buildings delivered within two city blocks of each other account for 61% of the total amount of new multi-tenant office space delivered in Manhattan between 2004 and 2010. The 1.5 million square-foot New York Times building was completed in 2007 at 620 Eighth Avenue, followed by Bank of America’s 2.1 million square-foot One Bryant Park tower in 2008. Despite the difficulties associated with purely speculative construction projects in Midtown, particularly at a time when construction financing was largely unavailable, SJP Properties delivered the 1.1 million square-foot 11 Times Square tower, located directly adjacent to the New York Times Building, in early 2010 completely vacant. The law firm Proskauer Rose subsequently signed on for approximately 400,000 square feet of space.

Outlook

Based on the likelihood of a sustained demand recovery and a muted supply response, RCG’s outlook for Midtown’s office market is positive. Underpinning this demand recovery are several factors. While rents are still relatively inexpensive, firms will likely continue to take advantage of favorable opportunities to sign long-term leases at rents well-below recent peak levels. As of 2011, Midtown’s overall average asking rent, which is calculated from all available space in the submarket, was $65.42 per square foot.

While top-quality spaces in desirable locations have led the market’s early stage recovery, RCG believes that sustained job growth will drive office demand for smaller spaces and in second-tier locations going forward. In particular, recent data suggest job growth among smaller office space users will likely drive much of the leasing and expansion activity in the Midtown market in the future. Illustrating the significance of smaller firms on overall office demand, small firms expand at a disproportionately rapid rate compared with large firms, a trend that bodes well for the demand of small-scale office spaces in Midtown. During the last multi-year period of consistent job growth in New York State, from 2004 through 2008, smaller firms outgrew large firms by a wide margin. Firms employing 1 to 49 workers expanded total payrolls by a total of 6.2% during the five-year period. By contrast, companies in New York State with 1,000 or more employees only grew 1.7% during the five-year period. In terms of absolute magnitude, firms employing 1 to 250 workers accounted for 82% of the total number of new jobs added during the 2004 to 2008 period throughout New York. While statistics specifically describing Midtown firms’ staffing levels are not available, the patterns are likely similar to the New York state-wide trends.

As firms grow beyond the capacity of their existing locations and become increasingly confident in the economic climate going forward, expansion into larger office spaces becomes more likely. As a result, office employment growth should more directly translate to strengthening office demand through the medium term. Various employment statistics covering Manhattan, New York City and the New York metropolitan division indicate that job growth recovery continued through late 2011. The federal government’s establishment survey, which counts total jobs, indicates that in the 11-county metropolitan division, which in addition to New York City includes Bergen, Hudson and Passaic Counties in New Jersey and Putnam, Rockland and Westchester Counties in New York, employers added a total of 32,200 jobs year-over-year through November 2011, a 0.6% year-over-year increase. A large majority of these new jobs were located in New York City: within the five boroughs, employers added 23,300 jobs in the 12 months through November 2011, expanding total employment by 0.6%. According to the government’s survey of households, which counts number of persons employed (as opposed to the establishment survey’s jobs tally), approximately 3,100 more Manhattan residents were employed as of November 2011 compared with the year prior, a 0.2% expansion. RCG’s New York employment forecast, which covers the 11-county metropolitan division, calls for office employment to grow by 79,900 jobs through the 2012-2015 period at an average annual rate of 1.3%.

With concessions likely to drive leasing activity in the lower-end of the market through the immediate- to near-term, well-capitalized owners that are able to fund tenant improvement packages and other concessions should lead the recovery within the second-tier segment. Through the near term, RCG expects the overall vacancy rate, which covers all of Midtown office space, to fluctuate while following a gradual trend downward. By the end of 2012, the overall vacancy rate should reach 9.0% from 9.6% in the fourth quarter of 2011. In the years that follow, RCG predicts Midtown’s office vacancy rate will decrease to ultimately reach 7.6% in 2015.

Midtown’s overall average asking rent, which is calculated based on all available office space in Midtown, is likely to continue rising in spite of any near-term slowdown in leasing activity as a result of decreasing availability of space. Midtown’s overall average asking rent is forecasted to grow at a fourth quarter-over-fourth quarter rate of 5.5% to $69.02 per square foot in 2012. Beyond 2012, RCG expects the overall average asking rent to rise at an accelerating pace as the market tightens and pricing power shifts in favor of landlords. With steady absorption and just one new building expected to come online in Midtown between 2011 and 2014, suitable office space is likely to be available only in short supply, particularly for tenants looking for large blocks in a single building. As tenants continue to expand and landlords gain more pricing power on lease negotiations, the likelihood of market-wide rent spikes increases. The average asking rent is forecasted to grow at a fourth quarter-over-fourth quarter rate of 11.2% to $76.75 per square foot in 2013 and 17.1% to $89.87 per square foot in 2014. By 2015, RCG’s forecast calls for the average asking rent to grow 7.8% to $96.88.

Penn Station-Times Square South Submarket

The Penn Station-Times Square South submarket, located on the west side of Midtown Manhattan, to the south and west of Times Square and Bryant Park, is the largest office submarket in Midtown Manhattan by total office inventory at more than 45.8 million square feet. The submarket includes a portion of Times Square, Penn Station, Madison Square Garden, the James Farley Post Office, Macy’s flagship store, the Herald Square retail district, the Port Authority Bus Terminal, the Jacob K. Javits Convention Center, and many other landmarks. Whereas Midtown as a whole is comprised of mostly Class A office space, the opposite is true in the Penn Station-Times Square South submarket. Class A buildings represent just 30% of the total square footage, while Class B and C buildings make up 44% and 26%, respectively. The Penn Station-Times Square South submarket’s unique set of features attracts a diverse tenant base. The area’s low cost compared with Midtown’s other submarkets attracts large firms in a variety of industries, including fashion and retail, media and publishing, corporate, and professional services firms.

One of the main attractions for office tenants is the excellent connectivity via mass transit to other parts of Manhattan, the outer boroughs, New Jersey, Connecticut, Long Island and Upstate New York. The submarket’s eponymous transit node, Pennsylvania Station, is one of the busiest rail stations in the world, serving approximately 600,000 passengers per day. The Port Authority Bus Terminal, located on 8th Avenue between 41st and 42nd Streets, is the largest bus terminal in the United States and the busiest in the world by passenger count, serving more than 58 million passengers passed through the terminal in 2008, or an average of nearly 159,000 per day, according to the latest available data. The Times Square-42nd Street subway station, which services 11 lines (1, 2, 3, 7, A, C, E, N, Q, R and shuttle to Grand Central), connected more passengers in 2010 than any other in the city’s network with annual ridership totaling approximately 58.4 million. Three subway nodes along 34th Street serve the Penn Station and Herald Square area, with combined annual ridership totaling 88.9 million in 2010.

Counter to the trend in the overall Midtown market, the Penn Station-Times Square South vacancy rate increased slightly in 2011 to 9.8% from 9.4% in 2010. Driving an increase in the vacancy rate are new arrivals of large blocks of vacant space on the market. As of the fourth quarter of 2011, 12 large blocks of space, defined as 100,000 square feet or more, totaling 2.6 million square feet were available. By contrast, five block large blocks of space totaling 1.4 million square feet were available at year-end 2010. The vacancy rate excluding large blocks of space was measured at 4.1% at year-end 2011, down from 6.3% one year earlier.

The Penn Station-Times Square South overall average asking rent, which is calculated from all available office space in the submarket, increased 2.7% year-over-year to $50.63 per square foot as of the fourth quarter of 2011.

Two major office towers came online in the submarket during the last several years, both of which were located on opposite corners of the 8th Avenue and 41st Street intersection. The 1.5 million square-foot New York Times Building, located adjacent the Port Authority Bus Terminal at 620 8th Avenue, was completed in 2007. The New York Times has since subleased a portion of its original footprint in the building. The second tower, 11 Times Square, consists of 1.1 million square feet and was delivered without an anchor tenant in early 2010. Law firm Proskauer Rose subsequently leased approximately 36% of the space, followed by another law firm Zukerman Gore Brandeis & Crossman leasing just over 17,000 square feet in 2011.

RCG does not expect any additional office buildings to be completed in the Penn Station-Times Square South submarket through at least 2014. Nevertheless, two office development projects are in various stages of development: the Related Companies’ large-scale and multi-use Hudson Yards project and Vornado’s proposed 15 Penn Plaza. Hudson Yards is likely on a shorter development schedule than 15 Penn Plaza. With respect to the Hudson Yards project, preliminary site preparation and planning work, including demolishing an existing building began in 2010, though structural work on the new complex has not yet commenced. The first office tower will contain approximately 1.7 million square feet of space. Coach Inc. pledged in late 2011 to purchase and occupy 600,000 square feet of the tower, leaving the remainder open for lease. Construction will reportedly commence in 2012 with a tentative completion date of 2015. Physical construction work on 15 Penn Plaza, on the other hand, is not likely for several years, with a completion date likely beyond 2015.

Grand Central Submarket

The Grand Central submarket is the second-largest office submarket in Midtown Manhattan with 43.7 million square feet and is located on the east side of Midtown Manhattan, to the north of Murray Hill and to the south of the Park Avenue corridor. The large majority of office space in the Grand Central submarket is contained within high quality office towers. Approximately 83% of the office space within the Grand Central submarket is classified as Class A. Respectively, Class B and C office space comprise 17% and 0.6% of submarket. The Grand Central submarket has benefitted over the last two decades as financial firms and professional service firms that support them have migrated to Midtown from Downtown. Midtown’s high-rise office buildings offered greater flexibility and prestige versus Downtown’s older office stock, while Midtown’s excellent transit connectivity is an important advantage for workers commuting from Upstate New York, Connecticut and New Jersey. The Grand Central Terminal specifically is the largest train station in the world by number of platforms. In addition, advancement in computing and telecommunications technology over the past several decades have allowed securities traders to operate at a distance to the major exchanges on Wall Street.

Other features of the Grand Central submarket include proximity to the top-quality, trophy office buildings along the Fifth Avenue, Madison Avenue, Park Avenue corridors at significantly lower rents, a particularly attractive trait to cost-sensitive firms with clients on the east side of Midtown. Demand for space has bounced back strongly since the recession, marked by the jump in leasing activity since 2009. Total leasing volume increased to 4.2 million square feet in 2011, 21.6% greater than the 2010 volume. In 2011, more office space was leased in Grand Central than any other Midtown submarket. Despite the sharp rise in leasing activity, the overall submarket vacancy rate, which covers all office space, dropped only 0.1 percentage point to 11.2%.

Grand Central’s overall average asking rent, which is calculated from all available office space in the submarket, decreased 6.5% year-over-year to $55.03 per square foot as of the fourth quarter of 2011.

Development opportunities in the Grand Central submarket are scarce, making new office construction a rarity. The last new building to come online in the submarket was the 296,000 square-foot CIT Building in 2006, at 505 Fifth Avenue and East 42nd Street, adjacent to Bryant Park. Though the building sits on a formerly vacant plot of land, most development requires assembling multiple parcels and demolition work, which extends the build-out timelines of new construction and increases the overall complexity of the development process. As a result of the lead time associated with major new construction projects in Manhattan, RCG does not expect any new office space to come online through at least 2014.

West Side Submarket

The West Side office submarket, located to the south and west of Central Park and including the area around Columbus Circle, consists of 25.4 million square feet of office space. The diverse submarket includes Manhattan’s Theater District, a portion of Times Square and the Hell Kitchen’s residential/commercial district. Like the Grand Central submarket, non-prime Class B and C office spaces make up a relatively small share of the West Side submarket’s total. Approximately 12% and 9% of the submarket’s total office space is categorized as Class B and C, respectively. Class A spaces account for 79% of the submarket’s office stock. Office-using firms are drawn to the top-quality high-rise office buildings that line the 7th Avenue corridor, while transit connectivity allows firms to recruit from all areas of the vast greater New York metropolitan region. Firms from a variety of industries cluster in the West Side submarket, including publishing, media, finance, legal, consulting, retail and lodging. Furthermore, several high-profile corporations have headquarters or a major base of operations in and around Times Square, including Viacom, Conde Nast, Ernst & Young, Thomson Reuters, Barclays, Morgan Stanley, and many others. In 2011, Nomura signed a 900,000 square-foot lease for Worldwide Plaza, the largest lease in Midtown since 2004.

Much like elsewhere in Midtown, demand for space in the submarket has rebounded since the recession. A total of 2.7 million square feet of space was leased in the submarket during 2011, an increase of 74.9% from

2010. Though the Nomura lease represents a large portion of the total volume of leased space in 2011, excluding it from the annual total would still yield a 16.8% annual increase. At 7.6% as of the fourth quarter of 2011, the West Side’s vacancy rate, which covers all submarket office space, has fallen 4.5 percentage points since year-end 2010.

West Side’s overall average gross asking rent, which is calculated from all available office space in the submarket, averaged $59.86 per square foot as of the fourth quarter of 2011, a 5.0% increase year-over-year. By comparison, the overall asking rent for Midtown as a whole, which includes both direct and sublease spaces, averaged $65.46 per square foot.

On the supply side, RCG expects a new office building located at 250 West 55th Street in the West Side submarket will come online by the end of 2014. Boston Properties resumed construction on the office tower in 2011 following a lease commitment by law firm Morrison & Foerster for nearly 20% of the building.

Westchester County

Westchester County contains approximately 28.4 million square feet of office space and is split into six major submarkets: White Plains CBD and non-CBD, Northern, Central, Eastern and Southern. Office-using firms are attracted to the Westchester office market for its lower costs of occupancy but still close proximity to New York City, suburban towns within Westchester County and Upstate New York, as well as Southwestern Connecticut, Northeastern New Jersey and Long Island. The availability of on-site amenities, scalability of office space usage and transportation infrastructure attract corporate tenants and a variety of other industries including financial services, insurance, professional services, technology, biotech, consumer products, fashion/apparel, healthcare and pharmaceuticals. Westchester’s lower rents, a more diverse tenant base compared with Manhattan and a near-complete lack of new building activity during the last expansion period shielded the office market from a sharp rise in vacancy and steep rent declines during the recession. With sustained economic growth expected going forward, renewed hiring in key sectors should boost office demand through the near- to medium term.

Demand-Supply Analysis

While heavy dependence on the financial sector proved to be a drag on office markets in Manhattan and many of its surrounding suburban submarkets during the recession, Westchester’s diversity and high barriers to entry are a stabilizing force. RCG believes that the Westchester office market bottomed during 2010 and 2011 and is poised for recovery. The New York metropolitan division, within which Westchester is located, registered office employment growth at a rate of approximately 1.8% and 1.3% in 2010 and 2011, respectively, implying the creation of 44,700 new office-using jobs during the two-year span. Despite this job growth, however, fresh office demand has not yet grown significantly. In Westchester, the vacancy rate fluctuated during 2011, and ended even with 2010.

Evidence suggests large blocks of vacant space at properties formerly occupied by single tenants, often large corporate users, are contributing significantly to a high office vacancy rate in Westchester County. Reader’s Digest recently vacated 200,000 at 480 Bedford Road in Pleasantville, which added to the existing block of 136,000 square feet of direct vacant space at the property. In addition, partially resulting from Starwood’s relocation to neighboring Fairfield County, 350,000 square feet are now vacant at its two former buildings, along with another 100,000 square feet from Nokia leaving 102 Corporate Park Drive. Combined these blocks of space represent 18.2% of the total vacant space in the market, or 3.1% of the total office stock.

With the vacancy rate still at an elevated level, landlords lack pricing power on rent negotiations for second- and third-tier spaces. For top-tier buildings in desirable locations—such as those near highways and transit nodes—landlords have begun to regain some negotiating leverage. The average asking rent continued to decline through 2011. At $29.37 per square foot as of the fourth quarter of 2011, the average asking rent was 2.8% less in the fourth quarter than at year-end 2010.

New office construction in Westchester County is rare, attributable to its high barriers to entry that originate from a lack of suitable land in desirable submarkets and high costs of construction. No new buildings have come online in Westchester County since 2005 when two properties totaling 91,000 square feet were completed. Prior to that, approximately 168,000 square feet of new space come online in 2002. In total, new construction expanded Westchester’s total office inventory by just 0.9% between 1998 and the fourth quarter of 2011. By comparison, total office stock grew by 4.9% in Manhattan, where building is notoriously difficult, between 1998 and 2011. High barriers to entry, which have limited new building in the past, contributed to a relatively minor increase in the vacancy rate during the recession.

Outlook

While the recovery in office market fundamentals has been choppy since the end of the recession, RCG believes that several factors suggest an imminent recovery in the demand-supply balance for the market. Sustained job growth is expected across a range of industries, including healthcare, professional services, and technology—particularly among small and medium-sized firms that prefer to operate in multi-tenant suburban office space. Among office employment, RCG expects job growth to average 1.3% annually through 2015, translating to the creation of 79,900 positions. Office employment growth will directly boost office demand in Westchester County and the region as a whole. Demand will likely rise steadily in the future, while the supply response is likely to be muted.

RCG forecasts net absorption, a proxy for fluctuations in office space demand, to turn positive in 2012. As a result, the overall vacancy rate, which covers all office space in Westchester County, is expected to stabilize at 16.4% through the year-end 2012. Through the remainder of the forecast period, the vacancy rate is likely to continue moving downward as demand grows and high barriers to entry prevent a swift supply response. By 2015, RCG’s forecast calls for the vacancy rate to reach 15.0%, roughly equal with pre-recession levels from 2005.

RCG believes there is potential for rental rate expansion in Westchester County. A gradual tightening of the market going forward will likely transfer negotiating power on lease terms to the landlord from the prospective tenant, where it currently lies. As a result, rent growth is forecasted to turn positive as the vacancy rate drops down from cyclical highs through the near term. After a 2.8% drop in 2011, the average asking rent is forecasted to grow 1.2% to $29.72 per square foot in 2012. Rent growth should gain momentum through the medium term as the vacancy rate drops to pre-recession levels. By 2015, coinciding with a drop in the vacancy rate and an expected high demand for high-quality office space in multi-tenant properties, RCG expects the average asking rent to grow at a fourth quarter-over-fourth quarter rate of 4.6% to $33.04 per square foot, up from 2.7% and 3.5% growth in 2013 and 2014, respectively.

High-quality multi-tenant office buildings in desirable locations that cater to high-value tenants will likely outperform the market in terms of demand and rent growth going forward. Firms in the corporate sector, as well as financial services and professional services industries prefer to occupy these spaces based on proximity to transportation and executive and employee housing as well as the higher quality-of-life amenities, like parking, on-site dining, nearby commercial districts, views, and others. Although a shortage of these high-quality, “trophy” spaces is expected to emerge later in the forecast period, RCG does not expect any new construction to be completed by 2015.

White Plains CBD Submarket

The White Plains CBD is situated in south central Westchester County, along the Cross-Westchester Expressway (Interstate 287) corridor between the Sprain Brook Parkway and the Hutchinson River Parkway. The submarket consists of approximately 6.3 million square feet of office space and is defined to include the area south of Barker Avenue, north of Quinby Avenue, east of the Bronx River Parkway and west of South Broadway/Post Road. Within the submarket is a thriving and densely developed central business district that has attracted office users of varying size. In 2008, an estimate from the city mayor’s office placed the worker population at approximately 250,000, compared with a resident population of 60,000.

Workers commute into White Plains via a number of major roadway connections and the Metro-North Railroad, which connects to Grand Central Terminal. Its central location among Westchester County towns and villages makes White Plains an easy commute for upstate residents. Roadway access to the CBD is granted from both the Bronx River Parkway and the Cross Westchester Expressway (Interstate 287), while the White Plains Metro North Transportation Center provides a rail connection to Grand Central Terminal. With travel times as low as 31 minutes, the direct rail connection between Grand Central Terminal in Midtown Manhattan and the

White Plains CBD gives local employers access to one of the deepest labor pools in the world. Furthermore, because of close proximity to transportation, office locations within walking distance of the White Plains MetroNorth station are more desirable than locations. Its accessibility and dense clustering of firms in the financial services and professional services industries are major positives for the market. Local amenities including retail, restaurants and luxury multifamily housing have also been instrumental in luring tenants to the submarket.

As of the fourth quarter of 2011, approximately 16.2% of the White Plains CBD office market was available for lease. This compares favorably with the overall Westchester office market, where the vacancy rate stood at 17.1% in the fourth quarter of 2011. While the overall vacancy rate translates to approximately 1.0 million square feet of vacant office space, large blocks of space are in short supply. Asking rent on office space in the White Plains CBD averaged $32.36 per square foot overall as of the fourth quarter of 2011, 0.7% increase year-over-year. For comparison, the overall average asking rent on all Westchester County office space decreased by 2.8% on a year-over-year basis to $29.37 per square foot through the fourth quarter of 2011.

Eastern Submarket

Westchester’s Eastern office submarket consists of 6.5 million square feet of space and is located to the east of White Plains, between New Rochelle and the Connecticut state border. By definition, the submarket encompasses the towns of Harrison, Hartsdale, Larchmont, Mamaroneck, Port Chester, Purchase, Rye, Rye Brook and Scarsdale. A dense network of transportation infrastructure weaves through the various towns in the submarket, making accessibility a strong advantage for office properties competing for tenants. In addition to Interstate 95, the Cross-Westchester Expressway (Interstate 287) and the Hutchinson River Parkway, two lines along the Metro-North Railroad pass through the Eastern Submarket with several stops between New York City and Connecticut. While office development is less dense in these towns than in the White Plains CBD, the submarket is still an attractive location for office tenants. Based on the strength of its transportation infrastructure and the close proximity of amenities like banks, restaurants, hotels, executive conference centers and recreational resources, firms that choose to locate in the Eastern submarket are able to recruit high quality employees from nearby suburban towns, New York City and Connecticut.

The submarket’s vacancy rate, which includes Class A, B and C office space, was recorded at 17.7% in the fourth quarter of 2011, up from 16.3% one year earlier.

Driving up the current vacancy rate are a collection of large office properties along the Cross-Westchester Expressway corridor in Harrison and Rye that were built in the 1950s and 1960s for large, corporate users that have since vacated the premises. Many of the properties are now functionally obsolete and are otherwise not suitable for the small and medium-sized tenants that prefer to occupy modernized multi-tenant office buildings. However, adaptive re-use of these outdated facilities, which has already begun in some cases, should correct the problem of unused and unmarketable office space in the area, which is attractive based on its access to transportation and rail lines. Fordham University opened a campus along the corridor in 2008 in a former office building. Memorial Sloan-Kettering Cancer Center has proposed and is awaiting regulatory approval to build a treatment center in the former Verizon complex, a 114,000 square-foot building. Life Time Fitness plans to demolish the former Gannett Suburban Newspapers office building and construct a new 109,000 square-foot facility. Histogenics, a biotech firm, bought the 118,000 square-foot building at 104 Corporate Park Drive, formerly occupied by Malcolm Pirnie Inc. before it relocated to White Plains, with the intention of repurposing the property.

Average rental rates calculated from all available office space in the Eastern submarket exceed Westchester County as a whole. As of the fourth quarter of 2011, the overall average asking rent was recorded at $29.96 per square foot, a 4.3% decline from one year earlier.

Fairfield County

Consisting of approximately 40 million square feet of office space, the Fairfield County office market is driven largely by the presence of major corporate tenants and key players in the financial services industries. Key submarkets in the area include: Stamford CBD, Stamford Non-CBD, South Central, Greenwich, Central, Eastern, and Greater Danbury. The Stamford CBD and Stamford Non-CBD office submarkets make up the Stamford office market, which consists of approximately 15.2 million square feet of space. The Stamford CBD office submarket is bordered by Broad St. to the north and extends south past I-95 and encompassing the Stamford Transit Center and office properties along State St., Station Place, and First Stamford Place. The South Central office submarket contains approximately 8.5 million square feet of office space, encompassing the areas of Norwalk, Darien/New Canaan, and Wilton/Weston. The Greenwich office submarket consists of 4.3 million square feet and located within the city of Greenwich. The Central Fairfield submarket includes 2.9 million square feet of office space across the cities of Westport, Southport, and Fairfield. The Eastern Fairfield submarket consists of 6.7 million square feet of office space located within in the cities of Bridgeport, Shelton, Stratford, and Trumbull. The Greater Danbury office submarket includes 3.3 million square feet of office space spread across the cities of Danbury, Bethel, Redding, Brookfield, Newtown, and Ridgefield. Having benefitted from the migration of corporate tenants from adjacent office markets during recent decades, the high concentration of financial services tenants in the market warrants the presence of professional and business services companies in the areas of law, accounting, and other technical services such as engineering, research, and consulting. Given the area’s diversifying tenant base, established finance cluster, and rising prominence as a multimedia hub, the health of the Fairfield County economy is less dependent on growth in neighboring New York in comparison with previous economic cycles. The on-going diversification of the Stamford metropolitan statistical area economy should bolster job growth, as well as office demand in the area, providing greater stability through future economic cycles as it continues to evolve into a more self-sustaining, dynamic economy.

Demand-Supply Analysis

RCG believes that the Fairfield County office market is in the midst of a recovery fueled by favorable office employment growth trends and a recent influx of high profile tenants, which is resulting in increased office absorption. Having withstood the brunt of the financial crisis on the local economy and office market conditions, office employment payrolls trended upwards through the second half of 2010 and through much of 2011, as companies slowly began to re-staff in response to stabilization in financial market conditions and an improving national economic outlook. Though office employment levels declined by 1.9% year-over-year through November 2011, office-using employment still increased by a net 500 jobs during the previous two-year span. Despite a slowdown in office employment growth through the second half of 2011, which mirrored the job trend nationally, office employment levels remain stable and companies continued to lease space at a more hurried pace. Given this improvement in leasing activity, market conditions in the Fairfield County office market have tightened in recent quarters, with the vacancy rate declining to 20.5% in the fourth quarter of 2011 from 21.0% in the second quarter of 2011. In 2011, leasing activity totaled more than 2.4 million square feet, which followed the 2.9 million square feet leased in 2010. As leasing activity rebounded, the overall office lease rate increased 0.7% to $33.02 per square foot in 2011.

Though vacancy rates edged downward through the second half of 2011—a trend the company expects to continue through much of the forecast period, vacancy rates remain elevated in comparison to recent history. The continued flight-to-quality trend in the market has led to a reduction in sublease inventory, particularly for Class A sublease space. Available Class A sublease space in the market contracted to 845,000 square feet from 928,000 square feet in 2010. The rising demand for high-quality space placed upward pressure on Class A rates during this time, as the overall Class A lease rate increased by 3.9% in 2011 to $35.65 per square foot. Given the company’s expectations for more robust office employment growth through the forecast period, and with minimal supply-side pressure in the market, market conditions are expected to tighten more significantly as companies begin leasing office space in earnest to accommodate this growth.

An indication of the area’s diversifying economy, a number of high profile companies announced plans to relocate operations to Fairfield County. In late 2010, NBC Sports Group announced plans to build a number of studios in the Stamford, bringing 450 new jobs to the area and $100 million in capital improvements and consolidating much of the its northeast operations beginning in 2012. Starwood Hotels has begun to relocate its operations in the Westchester submarket to Stamford, occupying 250,000 square feet at 333 Ludlow St. in the Harbor Point area. The completion of both of these blockbuster deals was facilitated by attractive tax incentives, loans, and sales tax exemptions afforded by both state and local development authorities.

As companies in the office employment sector begin to re-staff, RCG expects the rebound in the financial activities and professional services employment sectors to lead the market’s recovery. Also, job growth in a number of other key industries is expected to drive the economy’s resurgence: information services, re-insurance, shipping, media, as well as health and education. With the pace of employment growth expected to increase in

2012 and through the remainder of the forecast period, office absorption should continue to trend upwards during this time, placing downward pressure on the office vacancy rate through 2015.

During the 10-year period between 2000 and 2010, approximately 2.3 million square feet of new office space were added to the market—an increase of 6.1% in total office stock. Practically all new office construction during this period took place in the suburban office market with much of the new office construction in recent years concentrated in the South Central, Stamford non-CBD, and Eastern submarkets. In 2011, 445,000 square feet were added to the market with the delivery of several office projects, the largest of which was the completion of Harbor Point I and II in the Stamford non-CBD submarket. Although the Harbor Point area is technically located within the non-CBD office submarket, the project area’s proximity to downtown and the Stamford Transit Center allow it to compete for tenants against office properties within the CBD. With a lower-cost environment, high-quality buildings and proximity to New York City, Fairfield County is a highly desirable location for large corporate headquarters. The professional and business services sector provides ancillary support to these headquarters operations that come from a wide variety of industries. The anticipated rebound in the professional and business services employment sector should be the primary driver of improvements in the office demand fundamentals through the forecast period. With no office construction projects in the development pipeline, there will be limited supply-side pressure in the market, which should facilitate the office market’s return to equilibrium. The limited supply of developable land in the Stamford area minimizes supply-side pressure on the market, restricting new construction to redevelopment in existing commercial areas.

Outlook

RCG’s outlook for the Fairfield County office market is positive. RCG believes continued hiring among office-using industries should drive new leasing activity and erode much of the sublease space weighing on the market. RCG expects Stamford to benefit from the influx of companies in growing industries such as multimedia and the recovery in financial services employment to drive the new office demand going forward. Rising investor confidence and business creation in the coming period should support job creation in office employment sectors and a tightening in office market conditions. RCG anticipates more broad-based leasing activity going forward, resulting in the absorption of commodity space and improving fundamentals in this segment of the office market.

As job growth in the market accelerates into the coming year, RCG expects the vacancy rate to decline to 19.8% in 2012 and 19.4% in 2013. By 2013, the overall office rental rate should increase at a rate of 2.5% to $34.92 per square foot. Into the latter part of the forecast period, as office employment payroll growth accelerates, RCG expects this trend to push the vacancy rate to 18.7% in 2014 followed by a 17.9% vacancy rate in 2015. By 2015, the average office lease rate should reach $37.17 per square foot, surpassing pre-recession rent levels. During the five-year period ending in 2015, forecasted office employment levels in the metropolitan statistical area are expected to increase by close to 7,000 jobs, replenishing close to 60% of all office employment jobs lost during the two-year period following the onset of the national recession in December 2007.

Stamford CBD Submarket

Encompassing the commercial areas surrounding the Stamford Transit Center and the area north of the I-95 to Broad St., the Stamford CBD office submarket consists of approximately 6.8 million square feet of space tenanted by a number of major corporations and investment companies including UBS, Royal Bank of Scotland, Thomson-Reuters, and Jefferies. Approximately 93% of all office space in the CBD market is Class A space. The market’s proximity to Manhattan and location along the region’s transportation network help to incent the location of companies to the area. The City of Stamford is less than one hour from midtown Manhattan by commuter rail or interstate highway and is located directly on the major rail lines and is intersected by highway I-95, which connects New York and Boston. For Metro-North express trains to New York City, the average express trip is approximately 45 minutes. The area is also within easy driving distance of the major New York area airports and approximately 20 minutes from the Westchester County Airport. Technological advancement will likely drive the decentralization of financial market activities going forward, strengthening the demand for office space in suburban office markets. And, though the Stamford office market will continue to benefit from its relatively lower costs and proximity to New York and Boston as office hiring accelerates, the growing concentration of housing and companies in other office-using industries that facilitate the area’s development into a 24/7 live-work environment should support the market’s recovery going forward. In particular, properties located in close proximity to major transit nodes are better positioned to benefit from the local economy’s on-going recovery in comparison to properties in adjacent submarkets.

As of the fourth quarter of 2011, the overall CBD vacancy rate rose to 26.6% from 23.1% in 2010 and remains elevated in comparison with market conditions four years prior, at which point the vacancy rate stood at 14.2%.

Tenant interest in parts of the submarket is also heightened by incentives provided through the Stamford enterprise zone, which encompasses the portion of the City of Stamford that is south of the I-95. Under the enterprise zone incentive program, qualified companies may receive benefits such as an 80%, five-year local property tax abatement on eligible real and personal property, as well as a 25% or 50% credit on the state corporate business tax, depending upon the program type and location of the certified project. The additional savings to tenants provided by these incentive programs should continue to draw new companies to this developing portion of the city.

South Central Submarket

Located along the southern edge of Fairfield County, the South Central office submarket consists of approximately 8.5 million square feet of office space, encompassing the areas of Norwalk, Darien/New Canaan, and Wilton/Weston. Close to two-thirds of the office submarket’s inventory is located in the Norwalk submarket. The office market is home to many large corporations, which include Virgin Atlantic Airways, SoBe, Priceline.com, Siemens IT Solutions and Services, Xerox, Kayak.com, Pepperidge Farm, Emcor Group, and Arch Chemicals. With an average lease rate of less than $30 per square foot and its proximity to major highways and transit nodes, the South Central submarket’s relative affordability and location continues to attract companies to the area.

As of the fourth quarter of 2011, the submarket vacancy rate reached 20.7%, an increase from the 20.0% in 2010, 17.1% vacancy rate in 2009 and 14.2% vacancy rate in 2008. Lingering uncertainty and the availability of more centralized, high-quality space at deep discounts from previous highs placed upward pressure on the vacancy rate for office space located in tertiary submarkets. Despite the still softened market conditions, the overall average lease rate rose 1.4% to $28.73 per square foot in 2011, following a 5.9% decline in 2010.

Retail Markets

New York

New York’s retail market benefits from positive long-term fundamentals, including favorable demographics, a very high income population, significant barriers to entry and a strong local demand base, as well as a high volume of domestic and international visitors. In addition to the 11.8 million residents living within the New York-White Plains-Wayne, NY-NJ Metropolitan Division, approximately 8.3 million residents live in the surrounding region, including Newark, Central New Jersey, Long Island and Connecticut’s Fairfield County. With this combined population greater than 20 million, the Greater New York City region is by far the most populous in the country and second only to Mexico City in North America.

New York’s long-term economic base is supported by the region’s talented workforce, its dense base of customers and clients for businesses, and its highly integrated network of potential partners and investors that convene on the city from all parts of the world. High-paying, knowledge-based industry clusters—such as finance, legal services, consulting, media and publishing and others – fuel growth in other sectors of the economy. Furthermore, residents come from a highly diverse background: 33.5% of the New York metropolitan division’s population was born outside the United States as of 2009, compared with 12.5% for the country as a whole. All types of retailers—from discount, family-oriented outlets all the way to high-end, exclusive luxury—are required to serve the heterogeneous population.

Domestic and international leisure travelers are drawn to New York City for its theaters, historical sites, museums, shopping and other cultural opportunities. As heightened focus on public safety and sanitation has helped to transform New York City, and Manhattan specifically, into a family-friendly tourist destination through the last two decades, tourism has come to account for a large share of the local economy. A record high of 50.2 million travelers visited New York City in 2011, according to NYC & Company, reaching Mayor Bloomberg’s goal of 50 million visitors by 2012 one year early. Direct visitor spending in New York City reached $32 billion in 2011, up from $14.7 billion in 1998. According to the latest available data from 2009 when visitor volume totaled 45.6 million, or 9.2% less than the 2011 total, visitor spending supported nearly 304,000 jobs, $16.6 billion in total wages and generated $7.5 billion in taxes for the area.

Other measures indicate rising volumes of tourism and business-related travel, which bodes well for retail demand in the region. Total passenger traffic at New York-area airports grew to 105.5 million in the 12 months through October 2011, an increase of 1.7% over the previous 12-month period. An estimated 364,000 people passed through Times Square on a daily basis in 2009, an increase of 8% compared with the year prior, according to the Times Square Alliance. As of the summer of 2010, Saturday pedestrian traffic volume in Times Square increased 89% over the same period a year earlier.

On the supply side, New York’s retail market has high barriers to entry, including limited available land to develop, long lead times on new construction, ambiguous zoning regulations, a difficult planning approval process, and high costs of construction. Major new construction projects are rare, particularly within Manhattan’s main corridors, and are generally limited to the outer boroughs and the suburbs of Northern New Jersey and Upstate New York.

Although job growth in New York slowed during second half of 2011, RCG’s outlook for New York’s retail market is positive. With job growth expected to remain positive, decreasing unemployment and stabilizing home values should encourage local residents to loosen spending habits, bolstering demand from local residents, the primary driver of retail demand in the New York area. Siena Research Institute’s Current Consumer Confidence Index for New York City registered 62.2 as of the fourth quarter of 2011, a decrease of 9.6 points from the first quarter of 2011, likely due to the ongoing European economic troubles and political gridlock in the federal government. The forward-looking Future Economic Expectations Index increased slightly to 68.6 during the fourth quarter, suggesting increased economic optimism about the near future.

While barriers to entry in New York City’s retail market are significant, select major projects are likely to continue construction through the foreseeable future. The number of projects in the planning and proposal stage has increased through the 2011 calendar year. One of the largest projects under development is the retail component of the World Trade Center complex, which totals 500,000 square feet of space. A public plaza that includes retail space is planned along 42nd Street between Sixth Avenue and Broadway. Several large projects planned in the Bronx include a 780,000 square-foot shopping mall at Bay Plaza in Co-op City, an 80,000 square-foot parcel on Broadway and 230th Street, and the 162,000 square-foot retail complex at the former Stella D’Oro factory anchored by BJ’s Wholesale Club.

Manhattan

The borough of Manhattan contains approximately 110 million square feet of retail space, according to the Real Estate Board of New York, and is split into six major submarkets: East Side, West Side, Midtown, Midtown South, Downtown and North Manhattan. The majority (78%) of the space is located within Midtown South, Midtown and Downtown. Spaces in prime corridors, which are spread out among the major submarkets, are among the most highly sought-after real estate in the world and also among the most expensive in terms of rental rates per square foot. Retail demand in the borough is driven by an affluent local population, commuters from outside the borough and a high concentration of business and leisure travelers.

On various measures of income, Manhattan exceeds surrounding geographies and the nation as a whole by wide margins according to the 2009 Census American Community Survey. Manhattan’s median household income was recorded at $68,706 in 2009, compared with $50,033 for all of New York City, $54,967 for the New York metropolitan division and $50,221 at the national level. Manhattan’s per capita income was recorded at $61,992 as of 2009, much greater than $30,885 for all of New York City, $32,696 throughout the New York metropolitan division and $26,409 for the United States as a whole.

Midtown, the area loosely defined to span between 31st and 59th streets, is among the premier commercial districts in the world and is home to a diverse base of office tenants, retail stores, entertainment venues, theaters, hotels, and residences, along with some light manufacturing, warehouse and storage. Midtown accounts for more than 61% of Manhattan’s office space. Retail sales in Midtown totaled an estimated $23.7 billion in 2010, or 48% of Manhattan’s total. Given the primacy of its commercial activities, Midtown accounts for a relatively small percentage of Manhattan’s residential population. In fact, approximately 197,200 residents live within the area, equating to roughly 12% of Manhattan’s total. Indicated by several income statistics, however, Midtown’s residential population is more affluent than Manhattan as a whole, which helps to support retail demand in the area. The median household income within Midtown Manhattan was estimated at $86,902 in 2010, compared with $66,851 for all of Manhattan.

Demand is recovering, driven by job growth and tourism activity in 2010. According to the latest available data, the average vacancy rate among major retail corridors decreased to 7.2% in the second quarter of 2011 from 8.2% one year earlier. In terms of rents, prime retail corridors command very high rents, though a very small sample size leads to volatile average measures. According to Cushman & Wakefield, average rents in the Upper Fifth Avenue corridor averaged $2,075 per square foot in the third quarter of 2010, a 10.4% year-over-year decrease. Rents on Times Square retail space averaged $842 per square foot, 29.3% greater than one year earlier. In total, rents grew by an average of 1.9% year-over-year in Manhattan’s five most-expensive retail submarkets. Overall Manhattan average asking rents declined slightly between Fall 2009 and Fall 2010 to $112 per square foot from $118, according to the Real Estate Board of New York.

As with the New York metropolitan division as a whole, RCG’s outlook for Manhattan’s retail market is positive. The main retail corridors have improved during the early stages of economic recovery as consumer spending stabilized and tourism activity rebounded. While rents are rising in the majority of the prime submarkets, rents are still relatively low in Manhattan’s second-tier submarkets, like the Flatiron District, Meatpacking District and Columbus Avenue, among others. Discounted lease rates present opportunities for small-scale and somewhat cost-sensitive retailers to enter the market where they have been previously priced out in the past. On the supply side, major new construction projects in Manhattan will likely be limited to the area north of Central Park, with the exception of the World Trade Center complex. One example is the conversion of a former manufacturing facility in Harlem into a Target- and Costco-anchored retail center. Smaller-scale deliveries, like conversion of old building stock into retail boutiques, will likely account for the dominant share of new supply in high-traffic, desirable submarkets.

Driving retail demand near Penn Station is a critical mass of pedestrian traffic in the neighborhood, comprised of office workers, tourists and inhabitants of the surrounding area. Office development, retail shops and Pennsylvania Station all drive pedestrian traffic in the area. The 34th Street Partnership estimated that 185,000 people work in offices in the area surrounding Penn Plaza and Herald Square in 2009. Approximately 27,000 people were counted leaving Penn Station in one hour on an average weekday in December 2009, also according to the 34th Street Partnership, while nearly 11,000 pedestrians per hour were counted at the corner of Seventh Avenue and 34th Street. Madison Square Garden is regularly ranked number one in North America for total ticket sales across the wide variety of events housed in the arena, including professional and collegiate basketball, professional hockey, live music events, one-time events like professional wrestling, and many others. Approximately 4 million tourists visit the Empire State Building observation decks each year, where tickets cost between $16 and $55 each. Approximately 30,600 residents occupy 17,300 households within one-half mile of the intersection Broadway and West 36th Street, around which 1333 Broadway, 1350 Broadway and 1359 Broadway are clustered. The median household income within the same area was estimated at $79,847, greater than $66,851 for all of Manhattan.

The East/West Manhattan Retail Portfolio consists of two properties located in Midtown Manhattan: 1010 Third Avenue and 77 West 55th Street. Located at the intersection of Third Avenue and East 60th Street, the retail space at 1010 Third Avenue is located within the Decorative Arts District: four blocks west of the Fifth Avenue entrance to Central Park, adjacent to 59th Street-Lexington multi-line subway stop and one block from the Queensboro Bridge off ramp. Other retail outlets cluster in this high-pedestrian traffic neighborhood, most prominently including Bloomingdales, along with luxury hotels, highly desirable residential buildings and major office tenants. The median household income within a half-mile radius of 1010 Third Avenue was an estimated $105,076 in 2010, higher than Manhattan’s overall median household income of $66,851. Retail activity in the immediate area is extraordinarily high: 2010 total retail sales reached an estimated $4.5 billion within a half-mile radius of the property. Other major retail locations in the area include Savoy Plaza with 33,800 square feet and the Shops at Citicorp Center with 70,000 square feet.

Also in Midtown, 77 West 55th Street is located at the intersection of West 55th Street and Sixth Avenue. While Sixth Avenue is not known as a high-end retail corridor, pedestrian foot traffic is high, attributable to major office tenants and dense residential development in the area. High costs of living in the area surrounding the property have further concentrated an affluent population. The median household income within a half-mile radius of 77 West 55th Street was $106,031 in 2010. Retail sales in 2010 were at estimated at $1.9 billion. Only one other major retail center is located within a half-mile of the property, the 70,000 square-foot Shops at Citicorp Center.

The ground-level retail at 10 Union Square East is located on the eastern edge of Union Square where Park Avenue South meets 14th Street. With high-quality open spaces, a wide variety of pop-up markets, excellent transit accessibility, and active clusters of retail, education, healthcare, office tenants and other residential and commercial development, Union Square is one of the most heavily-trafficked pedestrian areas in Manhattan. Measured over a 14-hour period in July of 2011, weekday pedestrian traffic totaled 176,000 and 159,000 on the weekend. Overall, pedestrian traffic has increased 28% over the most recent five-year period, according to Union Square Partnership. Furthermore, three major subway lines (L, N/Q/R, 4/5/6) converge on Union Square, connecting the neighborhood to New York’s outer boroughs as well as Long Island, Connecticut, New Jersey and suburban Upstate New York. The 14th Street-Union Square subway station served 34.7 million riders during 2010, a 1.4% increase over 2009 and 39.4% greater than 2000, making it the fourth-largest station in New York City. While area retailers benefit from customers that live at considerable distances to Union Square, affluent local residents also provide a stable demand base. The median household income within a half-mile radius was estimated at $98,642 in 2010, compared with $66,851 for all of Manhattan. Retail sales volume within a half-mile radius of 10 Union Square East totaled $3.8 billion in 2010. Though Union Square is a major retail submarket within Manhattan, large shopping centers are still in short supply in the surrounding area. Union Square South is the only shopping center within a half-mile radius of 10 Union Square East. Demand for space in Union Square South has been strong by national retail chains. Following the closure of Circuit City and Virgin Megastores, both of which occupied the property at a point in time, retail space at Union Square South was subsequently re-leased to Best Buy and Nordstrom Rack. Also at the property is Regal Cinemas. Other major retailers are in the neighborhood as well, including Whole Foods, Forever 21, Diesel, Barnes & Noble and many others. Within a one-mile radius of 10 Union Square East are two other major shopping centers: the 170,000 square-foot Manhattan Mall at Broadway and West 33rd Street and the 92,200 square-foot Kip’s Bay Shopping Center.

The Gotham retail property is located on the Upper East Side at the intersection of East 86th Street and Third Avenue, among a cluster of residential buildings, retail stores and entertainment spaces. One block from the 86th Street-Lexington subway stop, the area is easily accessible from other areas around New York City. Major landmarks in the surrounding area include the Metropolitan Museum of Art and the Guggenheim Museum. The neighborhood population is more affluent than Manhattan as a whole. The median household income within a half-mile radius was estimated at $97,865 in 2010, compared with $66,851 for all of Manhattan. Retail sales volume within a half-mile radius of the Gotham totaled $1.5 billion in 2010. According to Claritas, not a single major shopping center exists within a one-mile radius of the Gotham.

Fairfield County

Fairfield County’s favorable demographics and high concentration of high-paying professionals and wealthy households drives high-end retail sales in the area. The region is studded with luxury retail establishments consisting of high-end boutiques and department stores. High-end retail stores cluster in affluent Fairfield County neighborhoods where residents live and work, particularly in Greenwich, New Canaan, and Westport – retail submarkets which command the highest retail rents in the area. In the second quarter of 2011, the retail vacancy rate increased by 30 basis points from 2010 to 4.5%, while the average asking retail lease rate in Fairfield County slipped 0.8% through the first half of 2011 to $27.68 per square foot, according to Cassidy Turley Research. Historic average annual rent growth in the market is 1.7%. In 2010, total consumer expenditures in Fairfield County retail establishments totaled $15.2 billion, according to Claritas. Because of the area’s concentration of middle-aged, high net worth professionals, Fairfield County is one of the most affluent counties in the country, representing a concentrated market for high-end and luxury retail goods, and services like restaurants, spas, and golf courses/clubs.

Driven by the recent resurgence in job growth and increasingly positive economic outlook, retail sales in the area quickly rebounded from recent lows—a trend RCG expects to continue through the forecast period. An indication of improving retail demand fundamentals, state sales and use tax collections, a proxy for retail sales volume in Connecticut, increased by 2.3% in 2010 and 13.6% in 2011 to $1.5 billion, following the 7.4% drop in sales tax revenue in 2009.

Going forward, the continued stabilization of home values and acceleration in job growth should fuel retail sales activity, supported higher levels of retail space absorption in the coming years. As employment levels rebound from recent lows, the improvements to the local economy should also drive an increase in population and household growth through the forecast period, supplying the market with consumers to support local retail sales. Through the forecast period, RCG expects both total population and total household levels to increase at an annual average rate of 0.6% through 2015, resulting in the addition of approximately 28,000 new residents and the formation of more than 10,000 new households during this time. The area’s favorable demographic trends suggest that its retail market will be healthy through the forecast period.

Located in the Town of Westport, 69-97 Main St. is situated in one of the town’s most affluent shopping districts located along the main thoroughfare. The high concentration of major national and regional retail tenants in the area include retailers such as Coach, Tiffany & Co., Restoration Hardware, and Williams Sonoma. Not surprisingly, the surrounding neighborhood population is more affluent in comparison to other submarkets in Fairfield County. The median household income within a one-mile radius was estimated at $141,945 in 2010, with households making more than $200,000 accounting for 35% of all households in the area. Retail sales volume within a one-mile radius of the retail property totaled approximately $129 million in 2010.

Also located along Westport’s main thoroughfare, 103-107 Main St. is located in the main shopping district. Given the property’s central location within the area’s most affluent shopping districts, the median household income is high relative to surrounding submarket. Within a one-mile radius the median household income was $142,587 and $118,523 within a two-mile radius of the property in 2010. Retail sales volume within a one-mile radius of the retail property totaled approximately $127 million in 2010.

THE COMPANY BUSINESS AND PROPERTIES

Overview

The company is a self-administered and self-managed real estate investment trust, or REIT, that owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area. The company was formed to continue and expand the commercial real estate business of the supervisor and its affiliates. The company’s primary focus will be to continue to own, manage and operate its current portfolio and to acquire and reposition office and retail properties in Manhattan and the greater New York metropolitan area.

As of September 30, 2011, the company owned 12 office properties encompassing approximately 7.7 million rentable square feet of office space, which were approximately 79.9% leased (or 83.0%, giving effect to leases signed but not yet commenced as of that date). Seven of these properties are located in the midtown Manhattan market and encompass in the aggregate approximately 5.8 million rentable square feet of office space, including the Empire State Building, the world’s most famous office building. The company’s Manhattan office properties also contain an aggregate of 432,176 rentable square feet of premier retail space on their ground floor and/or lower levels. The company’s remaining five office properties are located in Fairfield County, Connecticut and Westchester County, New York, encompassing in the aggregate approximately 1.8 million rentable square feet. The majority of the square footage for these five properties is located in densely populated metropolitan communities with immediate access to mass transportation. Additionally, the company has entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of the company’s office properties, that will support the development of an approximately 340,000 rentable square-foot office building and garage, which is referred to herein as Metro Tower. As of September 30, 2011, the company’s portfolio also included four standalone retail properties located in Manhattan and two standalone retail properties located in the city center of Westport, Connecticut, encompassing 204,452 rentable square feet in the aggregate. As of September 30, 2011, the company’s standalone retail properties were approximately 96.8% leased in the aggregate (or 96.8%, giving effect to leases signed but not yet commenced as of that date). The company’s portfolio represents all of the Manhattan and greater New York metropolitan area office and retail assets owned by the entities organized and supervised by the company.

In addition, the company has an option to acquire from three private entities supervised by the supervisor two additional Manhattan office properties encompassing approximately 1.4 million rentable square feet of office space and 153,298 rentable square feet of ground floor retail space. These option properties currently are subject to ongoing litigation and the company has an option to acquire fee, long-term leasehold, sub-leasehold and/or sub-subleasehold interests in these two properties, as applicable, after such litigation is resolved. These properties are referred to herein as the option properties. For more information, please see “—Description of Option Properties.”

The company has a comprehensive knowledge of its markets that has been developed through its senior management team’s substantial experience, and the company believes it is a recognized owner and operator of office properties. All of the company’s properties are located in Manhattan and the greater New York metropolitan area, which, according to RCG, is one of the most prized office markets in the world and a world-renowned retail market due to a combination of supply constraints, high barriers to entry, near-term and long-term prospects for job creation, vacancy absorption and rental rate growth. From 2002 through 2006, the supervisor gradually gained day-to-day management of the company’s Manhattan office properties. Since then, the company has been undertaking a comprehensive renovation and repositioning strategy of the supervisor’s Manhattan office properties that has included the physical improvement through upgrades and modernization of, and tenant upgrades in, such properties. Since the supervisor assumed day-to-day management of the company’s Manhattan office properties, beginning with One Grand Central Place in 2002 and through September 30, 2011, the company has invested a total of approximately $296.0 million (excluding tenant improvement costs and leasing commissions) in its Manhattan office properties pursuant to this program. The company currently intends to invest between $175.0 million and $215.0 million of additional capital through the end of 2013. The company expects to complete substantially the program by the end of 2013, except with respect to the Empire State

Building, which is the last Manhattan office property that began its renovation program. In addition, the company currently estimates that between $55.0 million and $65.0 million of capital is needed beyond 2013 to complete the renovation program at the Empire State Building, which the company expects to complete substantially in 2016, due to the size and scope of the company’s remaining work and its desire to minimize tenant disruptions at the property. These estimates are based on the supervisor’s current budgets (which do not include tenant improvement and leasing commission costs) and are subject to change. The company intends to fund these capital improvements through a combination of operating cash flow and borrowings.

These improvements, within the company’s renovation and repositioning program, include restored, renovated and upgraded or new lobbies, elevator modernization, renovated public areas and bathrooms, refurbished or new windows, upgrade and standardization of retail storefront and signage, façade restorations, modernization of building-wide systems, and enhanced tenant amenities. These improvements are designed to improve the overall value and attractiveness of the company’s properties and have contributed significantly to the company’s tenant repositioning efforts, which seek increase the company’s occupancy; raise its rental rates; increase rentable square feet; increase the company’s aggregate rental revenue; lengthen its average lease term; increase its average lease size; and improve its tenant credit quality. The company has also aggregated smaller spaces in order to offer larger blocks of office space, including multiple floors, that are attractive to larger, higher credit-quality tenants and to offer new, pre-built suites with improved layouts. This strategy has shown attractive results to date, as illustrated by the case studies which are described in “—Renovation and Repositioning Case Studies,” and the company believes has the potential to improve its operating margins and cash flows in the future. The company believes it will continue to enhance its tenant base and improve rents as the company’s pre-renovation leases continue to expire and be re-leased.

The Empire State Building is the company’s flagship property. The 102-story building comprises 2,675,779 rentable square feet of office space and 163,655 rentable square feet of retail space. The building also includes the company’s observatory and broadcasting operations. The building occupies the entire blockfront from 33rd Street to 34th Street on Fifth Avenue, anchoring the east side of the 34th Street corridor in midtown Manhattan. The ongoing repositioning of the Empire State Building is representative of the company’s strategic vision for its Manhattan office properties. After the supervisor gained day-to-day management of the Empire State Building in August 2006, the company developed and began implementing a restoration and renovation plan for the property and, as of September 30, 2011, the subject LLCs and the private entities had invested a total of approximately $123.0 million. The company currently estimates that between $190.0 million and $230.0 million of additional capital is needed to complete this renovation plan, which the company expects to complete substantially in 2016, due to the size and scope of the company’s remaining work and its desire to minimize tenant disruptions at the property. These estimates are based on the supervisor’s current budgets (which do not include tenant improvement and leasing commission costs) and are subject to change. The company intends to fund these capital improvements through a combination of operating cash flow and borrowings. These improvements include restored and upgraded the landmark art deco lobby, renovated public areas and bathrooms, refurbished 6,514 windows, renovated the observatories and broadcasting facilities and modernized building-wide systems. In addition, the company pioneered a process for a replicable, world-leading energy efficiency retrofit program. Future planned renovation expenditures include additional improvements to the building lobby, restroom renovations, elevator modernization, corridor upgrades, and enhanced ventilation and security systems. Plans are also in place for the development of a tenants-only fitness center and a conference center in the building. The few remaining details of the comprehensive renovation program for the observatory are expected to be completed substantially by 2013. As part of the supervisor’s effort to increase the quality of its tenants, the supervisor has embarked on a renovation and repositioning program over time to aggregate smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. To date the company believes these efforts have accelerated the company’s ability to lease space to new higher credit-quality tenants, including: LF USA; Skanska; Coty, Inc.; the Federal Deposit Insurance Corporation; Funaro & Co.; LinkedIn; Noven Pharmaceuticals; People’s Daily Online USA; Taylor Global; Turkish Airlines; and World Monuments Fund. The company believes completing the repositioning program for the Empire State Building, as well as its other Manhattan office properties, represents a significant growth opportunity for the company. Monuments Fund. The company believes completing the repositioning program for the Empire State Building, as well as its other Manhattan office properties, represents a significant growth opportunity for the company.

The Empire State Building provides the company with a significant and diversified source of revenue through its office and retail leases, observatory operations and broadcasting licenses and related leased space. For the years ended December 31, 2007 through December 31, 2010 and for the nine months ended September 30, 2011, the number of visitors to the observatory was approximately 3.67 million, 4.03 million, 3.75 million, 4.03 million and 3.06 million, respectively. The average ticket revenue per admission for each of the 11 years from 2000 to 2010 increased at a compound annual growth rate of 9.9% and the growth rate during each of those years, on a year-over-year basis, has never been negative. For the years ended December 31, 2007 through December 31, 2010, the company increased the average ticket revenue per admission from $15.47 to $17.37 and, for the nine months ended September 30, 2011, the average ticket revenue per admission was $18.61. In addition, the company has 74 broadcasting licenses with an average remaining term of 7.5 years as of September 30, 2011. On a pro forma basis, during the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, the company generated approximately $156.7 million and $197.4 million of revenue from the Empire State Building, which included approximately $62.9 million and $78.9 million of revenue, respectively, from its observatory operations and approximately $11.8 million and $16.1 million of revenue, respectively, from its broadcasting licenses and related leased space.

The company is led by Anthony E. Malkin, the company’s Chairman, Chief Executive Officer and President, who has a strong reputation in the industry for quality management, repositioning and marketing expertise. Mr. Malkin, together with the company’s senior management team, has developed the company’s strategy with a focus on tenant and broker relationships and the cultivation of the company’s brand to attract higher credit-quality tenants to its improved buildings and negotiate attractive rental terms. Mr. Malkin has over 23 years of real estate experience specifically in expanding, renovating, repositioning and managing this portfolio. The company’s senior management team has an average of approximately 28 years of experience covering all aspects of real estate, including asset and property management, leasing, marketing, acquisitions, construction, development, legal and finance, and Messrs. Malkin, Durels and Keltner have worked together for the supervisor for over 22 years, and have supervised the design and implementation of the company’s renovation and repositioning program.

History

The Manhattan office properties that will be included in the company’s initial portfolio were acquired between 1950 and 1979 through the business ventures of Lawrence A. Wien in partnership with Harry B. Helmsley, and later with his son-in-law and the company’s Chairman Emeritus Peter L. Malkin. Three properties, the Empire State Building, One Grand Central Place and 250 West 57th Street, were acquired through public partnerships from 1953 to 1961, following earlier transactions on structures developed by Lawrence A. Wien, which are credited as the first flow-through tax treatment real estate syndications ever conducted, including other Manhattan office properties, 1333 Broadway, 1350 Broadway, 1359 Broadway and 501 Seventh Avenue, which were acquired through private partnerships from 1950 to 1979. With respect to the Manhattan office properties, Lawrence A. Wien and Peter L. Malkin were responsible for the syndication of the transactions, and Harry B. Helmsley was responsible for the identification of opportunities and the management and leasing of the properties once purchased. The principals of the supervisor during this period consisted of Lawrence A. Wien, until his death in 1988 and, beginning in 1958, Peter L. Malkin. Anthony E. Malkin joined Peter L. Malkin as a principal in 1989. All of the standalone retail assets and most of the Fairfield County and Westchester County office properties that will be included in the company’s initial portfolio were acquired from 1989 to 2006 under the direction of Anthony E. Malkin.

The supervisor historically provided asset management services for most of the company’s properties. The company’s Manhattan office properties were managed, subject to the supervision of the supervisor, by Helmsley-Spear until 2002, in the case of One Grand Central Place, 250 West 57th Street and 501 Seventh Avenue; 2003, in the case of 1359 Broadway; and 2006, in the case of the Empire State Building, 1350 Broadway, 1333 Broadway and the option properties.

Over time, the supervisor observed and objected to a deterioration in the property management and leasing services provided by Helmsley-Spear to the Manhattan office properties, resulting in deferred maintenance, reduced occupancy and/or rents and reduced tenant quality. The supervisor brought legal action to remove Helmsley-Spear as manager (after it was sold by entities controlled by Leona M. Helmsley) of these properties both for cause and based on contractual removal rights. The resolutions of the ensuing arbitrations and litigations resulted in a gradual transfer of day-to-day management away from Helmsley-Spear beginning in 2002 and were fully settled in 2006. Upon such transfer, Mr. Malkin and the company’s senior management team conceived and designed the company’s renovation and repositioning program for the company’s Manhattan office properties, and a majority of the work on such program has taken place since 2008. The supervisor oversaw the engagement of third-party property management and leasing agents for these properties, and eventually the transformation of the Empire State Building to a self-managed structure, retaining a third party agent only for leasing.

Separately, the entities organized and supervised by the supervisor acquired certain office, city-center retail and multi-family residential properties outside of Manhattan, which other than the private entities’ greater New York metropolitan area properties, will not be part of the company’s portfolio upon completion of the consolidation and the IPO. It developed and implemented a branding strategy for brokers and tenants for this portfolio. The branded portfolio provides tenants with a consistently high quality level of services, installations, maintenance and amenities and has built strong relationships with the broker community.

As the Helmsley-Spear management disputes progressed and were resolved, the supervisor conceived, planned and executed a comprehensive program to renovate and improve the Manhattan office properties in the company’s portfolio with a combination of operating cash flow and debt financing. The improvements included restored and improved or new lobbies; elevator modernization; common hallway upgrades; bathroom renovations; roof and façade restorations; new windows; and building-wide systems upgrades. As each property renovation was put in place, the supervisor established its brand by deploying the same branding strategy with tenants and brokers as had succeeded with the office and retail properties in Fairfield County, Connecticut and Westchester County, New York.

The Company’s Competitive Strengths

The company believes that it distinguishes itself from other owners and operators of office and retail properties as a result of the following competitive strengths:

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Irreplaceable Portfolio of Office Properties in Midtown Manhattan. The company’s Manhattan office properties are located in one of the most prized office markets in the world due to a combination of supply constraints, high barriers to entry, near-term and long-term prospectus for job creation, vacancy absorption and rental rate growth. The company’s management believes these properties could not be replaced today on a cost-competitive basis, if at all. As of September 30, 2011, the company owned seven Manhattan office properties, encompassing approximately 5.8 million rentable square feet of office space, including the Empire State Building, the company’s flagship property and the world’s most famous office building. Unlike traditional office buildings, the Empire State Building provides the company with a significant source of income from its observatory and broadcasting operations. All of these properties include premier retail space on their ground floor and/or lower levels, which comprise 432,176 rentable square feet in the aggregate and all of which have recently undergone significant renovations. The company believes the high quality of its buildings, services and amenities, their desirable locations and commuter access to mass transportation should allow the company to increase rents and occupancy to generate positive cash flow and growth.

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Expertise in Repositioning and Renovating Manhattan Office Properties. The company has substantial expertise in renovating and repositioning Manhattan office properties, having invested a total of approximately $296.0 million (excluding tenant improvement costs and leasing commissions) in the Manhattan office properties since the supervisor assumed day-to-day management of these properties, beginning with One Grand Central Place in November 2002. The company has gained substantial experience in upgrading, renovating and modernizing (or are in the process thereof) all building lobbies, corridors, bathrooms and elevator cabs and old, antiquated spaces to include new ceilings, lighting, pantries and base building systems (including electric distribution and air conditioning, as well as enhanced tenant amenities). The company has successfully aggregated and is continuing to aggregate smaller spaces and to offer larger blocks of space, including multiple floors, that are attractive to larger, higher credit-quality tenants and to offer new, pre-built suites with improved layouts. As part of this program, the company converted some or all of the ground office floors of certain of its Manhattan office properties to higher rent retail space. The company believes that the post-renovation high quality of the company’s buildings and the service the company provides also attract higher credit-quality tenants and allow the company to grow cash flow. In addition, the company believes that, based on the results of the company’s energy retrofitting efforts at the Empire State Building, the company can derive cost savings through innovative energy efficiency retrofitting and sustainability initiatives, reducing direct and indirect energy costs paid both by tenants and by the company throughout the company’s other Manhattan office properties.

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Leader in Energy Efficiency Retrofitting. The company has pioneered certain practices in energy efficiency at the Empire State Building where the company has partnered with the Clinton Climate Initiative, Johnson Controls Inc., Jones Lang LaSalle and the Rocky Mountain Institute to create and implement a groundbreaking, replicable process for integrating energy efficiency retrofits in the existing built environment. The reduced energy consumption reduces costs for the company and its tenants, and the company believes creates a competitive advantage for its properties. The company believes that higher quality tenants in general place a higher priority on sustainability, controlling costs and minimizing contributions to greenhouse gases. The company believes its expertise in this area gives it the opportunity to attract higher quality tenants at higher rental rates and to reduce the company’s expenses. As a result of the company’s efforts, the Empire State Building is now an Energy Star building and has been awarded LEED EBOM-Gold certification. The Company plans on implementing energy efficiency retrofitting projects in its Manhattan office properties based on its work at the Empire State Building. Finally, the company maintains a series of management practices utilizing recycling of tenant and construction waste, recycled content carpets, low off-gassing paints and adhesives, “green” pest control and cleaning solutions, and recycled paper products throughout the company’s office portfolio. The company believes that its portfolio’s attractiveness is enhanced by these practices and that this should result in higher rental rates, longer lease terms and higher quality tenants.

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Attractive Retail Locations in Densely Populated Metropolitan Communities. As of September 30, 2011, the company’s portfolio also included six standalone retail properties and retail space at the ground floor and/or lower levels of the company’s Manhattan office properties, encompassing 636,628 rentable square feet in the aggregate, which were approximately 86.2% leased in the aggregate (or 87.0%, giving effect to leases signed but not yet commenced as of that date). All of these properties are located in premier retail corridors with convenient access to mass transportation, a diverse tenant base and high pedestrian traffic and/or main destination locations. The company’s retail portfolio includes 615,195 rentable square feet located in Manhattan and 21,433 rentable square feet located in Westport, Connecticut. The company’s retail tenants cover a number of industries, including financial services, and include AT&T; Ann Taylor; Bank of America; Bank Santander (Sovereign Bank); Best Buy; Billabong; Charles Schwab; Chipotle; Duane Reade; Ethan Allen; the GAP; HSBC; JP Morgan Chase; Loews Theatre; Lululemon; Men’s Wearhouse; Nike; Panera Bread; Sprint; Starbuck’s; Theory; TJ Maxx; and Walgreens. The company’s Westport, Connecticut retail properties are located on Main Street, the main pedestrian thoroughfare in Westport, Connecticut, and have the advantage of being adjacent to one of the few available large-scale parking lots in town.

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Experienced and Committed Management Team with Proven Track Record. The company’s senior management team is highly regarded in the real estate community and has extensive relationships with a broad range of brokers, owners, tenants and lenders. The company has developed relationships it believes enable it to both secure high credit-quality tenants on attractive terms, as well as provide the company with potential acquisition opportunities. The company has substantial in-house expertise and resources in asset and property management, leasing, marketing, acquisitions, construction, development and financing and a platform that is highly scalable. Members of the company’s senior management team have worked in the real estate industry for an average of approximately 28 years, and Messrs. Malkin, Durels and Keltner have worked together for the supervisor for over 22 years. The company takes an intensive, hands-on approach to the management of the company’s portfolio and quality brand building. Upon completion of the consolidation and the IPO, the company’s senior management team is expected to own                     % of the company’s common stock on a fully diluted basis, and therefore their interests are expected to be aligned with those of the company’s stockholders, and they are incentivized to maximize returns for the company’s stockholders.

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Strong Balance Sheet Well Positioned For Future Growth. Upon completion of the consolidation and the IPO, the company expects to have pro forma total debt outstanding of approximately $1.04 billion, with a weighted average interest rate of 5.29%, a weighted average maturity of 4.5 years and 84.0% of which is fixed-rate indebtedness. Additionally, the company expects to have approximately $179.1 million of available borrowing capacity under the company’s loans on a pro forma basis. Upon completion of the consolidation and the IPO and on a pro forma basis for the year ended December 31, 2010, the company had a debt-to-earnings before interest, income tax, depreciation and amortization, or EBITDA, ratio of approximately 5.18x. For the year ended December 31, 2010, the company’s pro forma EBITDA and pro forma net income were approximately $201.6 million and $84.6 million, respectively. The company has no debt maturing in 2012 and approximately $58.3 million maturing in 2013. The company’s fiscal strength and disciplined ownership and operation of its business has enabled the company to weather multiple market downturns and challenging financing environments. The company operates its business to preserve capital through conservative debt levels and to provide adequate capital for maintenance and improvements.

Business and Growth Strategies

The company’s primary business objectives are to maximize cash flow and total returns to the company’s stockholders and to increase the value of the company’s properties through the pursuit of the following business and growth strategies:

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Lease-up Available Space at Manhattan Office Properties. As of September 30, 2011, the company’s Manhattan office properties were approximately 76.9% leased (or 80.6%, giving effect to leases signed but not yet commenced as of that date) and had approximately 1.1 million rentable square feet of available space (excluding leases signed but not yet commenced). This compares to an average of 90.4% leased in midtown Manhattan according to RCG as of December 31, 2011. The company believes the renovation and repositioning program for its Manhattan office properties is a catalyst for additional lease-up. The company has created large blocks of available space and intends to continue to create such blocks over the next several years as part of the company’s comprehensive repositioning strategy to attract larger, higher credit-quality tenants at higher rents for longer lease terms with higher average retention rates and greater prospects for growth. Individual and multiple floors have been assembled and are being assembled for larger users. To date the company believes these efforts have accelerated its ability to lease space to new higher credit-quality tenants, many of which have expanded the office space they lease from the company over time. Examples of this include LF USA, Coty. Inc., the Federal Deposit Insurance Corporation, and Actimize which collectively have leases signed with the company for over 1,275,265 rentable square feet that represent additional annualized base rent of $51,117,013 as of September 30, 2011. LF USA, the company’s largest tenant based on both total leased square feet and annualized base rent, signed a lease for 482,399 square feet of office space in the Empire State Building in January 2011 that represents an additional $18,813,561 of annualized base rent and, in November 2011, signed another lease for an additional 106,545 square feet that represents an additional $4,155,255 of an annualized base rent. In order to accommodate the initial lease, the company relocated two other tenants to other available space in the building in order to provide LF

USA with space on two consecutive floors. As of September 30, 2011, LF USA leased an aggregate of 630,615 rentable square feet of office space at three of the company’s office properties, representing approximately 7.6% of the total rentable square feet and approximately 8.6% of the annualized base rent in the company’s portfolio. The company also employs a pre-built suite strategy in selected portions of some of its properties to appeal to many credit-worthy smaller tenants by fitting out some available space with new ceilings, lighting, pantries and base building systems (including electric distribution and air conditioning) for immediate occupancy. These pre-built suites deploy energy efficiency strategies developed in the company’s work at the Empire State Building and are designed with efficient layouts sought by a wide array of users which the company believes will require only minor painting and carpeting for future re-leasing thus reducing the company’s future costs.

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Increase Existing Below-Market Rents. The company believes it can capitalize on the successful repositioning of the company’s Manhattan office portfolio and improving market fundamentals to increase rents. For example, the company expects to benefit from the re-leasing of 26.1%, or approximately 1.5 million rentable square feet (including month-to-month leases), of the company’s Manhattan office leases expiring through December 31, 2014, which the company generally believes are currently at below market rates. These expiring leases represent a weighted average base rent of $35.72 per square foot based on current measurements. As older leases expire, the company expects to continue to upgrade certain space to further increase rents and the company expects to increase the total rentable square footage of such space as a result of remeasurement and application of market loss factors to the company’s space which the company expects will generate additional rental revenue. The company’s concentration in Manhattan and the greater New York metropolitan area should also enable the company to benefit from increased rents associated with current and anticipated near-term improvements in the financial and economic environment in these areas. The company also expects to benefit from the lack of development of office and retail space in midtown Manhattan for the foreseeable future due to the recent economic downturn, scarcity of available development sites, and long lead time for new construction.

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Complete the Redevelopment and Repositioning of the Company’s Current Portfolio. The company intends to continue to increase occupancy, improve tenant quality and enhance cash flow and value by completing the renovation and repositioning of the company’s Manhattan office properties. The company intends selectively to continue to allow leases for smaller spaces to expire or relocate smaller tenants in order to aggregate, demolish and re-demise existing office space into larger blocks of vacant space, which the company believes will attract higher credit-quality tenants at higher rental rates. The company applies rigorous underwriting analysis to determine if aggregation of vacant space for future leasing to larger tenants will improve the company’s cash flows over the long term. In addition, the company is a leader in developing economically justified energy efficiency retrofitting and sustainability and has made it a portfolio-wide initiative. The company believes this makes its properties desirable to high credit-quality tenants at higher rental rates and longer lease terms.

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Pursue Attractive Acquisition and Development Opportunities. The company also opportunistically pursue attractive opportunities to acquire office and retail properties including the option properties. The company intends to focus its acquisition strategy primarily on Manhattan office properties and, to a lesser extent, office and multi-tenanted retail properties in densely populated communities in the greater New York metropolitan area and other markets it may identify in the future. The company believes it can utilize its industry relationships (including well-known real estate owners in Manhattan), brand recognition, and its expertise in redeveloping and repositioning office properties to identify acquisition opportunities where the company believes it can increase occupancy and rental rates. The company’s strong balance sheet, access to capital, and ability to offer operating partnership units in tax deferred acquisition transactions should give the company significant flexibility in structuring and consummating acquisitions. Further, the company has a development site, Metro Tower at the Stamford Transportation Center, which is adjacent to the company’s Metro Center property, which the company believes to be one of the premier office buildings in Connecticut. All required zoning approvals have been obtained to allow development of an approximately 340,000 rentable square foot office tower and garage. The company intends to develop this site when it deems the appropriate combination of market and other conditions are in place.

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Proactively Manage the Company’s Portfolio. The company believes its proactive, service-intensive approach to asset and property management helps increase occupancy and rental rates. The company utilizes its comprehensive building management services and its strong commitment to tenant and broker relationships and satisfaction to negotiate attractive leasing deals and to attract high credit-quality tenants. The company proactively manages its rent roll and maintains continuous communication with its tenants. The company fosters strong tenant relationships by being responsive to tenant needs. The company does this through the amenities it provides, the quality of the company’s buildings and services, its employee screening and training, energy efficiency initiatives, and preventative maintenance and prompt repairs. The company’s attention to detail is integral to serving its clients and building the company’s brand. The company’s properties have received numerous industry awards for their operational efficiency. The company believes long-term tenant relationships will improve the company’s operating results over time by reducing leasing, marketing and tenant improvement costs and reducing tenant turnover.

Renovation and Repositioning Case Studies

Over the period beginning from 2002 through 2006, the company gradually gained day-to-day management of its Manhattan office properties. Since then, the company has been undertaking a comprehensive renovation and repositioning strategy of its Manhattan office properties that has included the physical improvement through upgrades and modernization of, and tenant upgrades in, such properties. The company expects to complete substantially this program by the end of 2013, except with respect to the Empire State Building, which is the last Manhattan office property that began its renovation program, which it expects to complete substantially in 2016, due to the size and scope of its remaining work and its desire to minimize tenant disruptions at the property. The improvements undertaken in connection with the renovation and repositioning program include restored, renovated and upgraded or new lobbies; elevator modernization; renovated public areas and bathrooms; refurbished or new windows; upgrade and standardization of retail storefront and signage; façade restorations; modernization of building-wide systems; and enhanced tenant amenities. These improvements are designed to improve the overall value and attractiveness of company properties and have contributed significantly to its tenant repositioning efforts, which seek to increase its occupancy; raise its rental rates; increase its rentable square feet; increase its aggregate rental revenue; lengthen its average lease term; increase its average lease size; and improve its tenant credit quality. This strategy has shown attractive results to date as illustrated by the case studies which are set forth below. There can be no assurance that the company’s renovation and repositioning program will be completed in its entirety in accordance with the anticipated timing or at the anticipated cost or that the results the company expects to achieve will be accomplished. Accordingly, the information presented in the case studies should not be considered as indicative of the company’s possible results and you should not rely on this information as an indication of its future performance.

The pre-renovation and repositioning statistics in the tables below represent the leases existing on the applicable floor of the applicable building at a date within a three-year period prior to the commencement of tenant repositioning efforts which were implemented on such floor and which generally represented the highest occupancy for such floor during such period. The tenant repositioning efforts include the exercise of the company’s rights to relocate tenants, negotiated relocations of tenants, the strategic expiration of existing leases to aggregate large blocks of space, including whole floors, as well as the implementation of marketing efforts in such space including the signing of significant tenants prior to the onset of the renovation work. Post-renovation and repositioning statistics in the table below represent full floors where the company has concluded its renovation and repositioning efforts and reflect leases signed for such space. In certain circumstances, certain tenants have signed leases where only a portion of their lease has commenced with the remainder of the lease to commence through 2012, except with respect to one tenant where such tenant’s leases will commence through 2014. The information in the tables below presents statistics as if all such space under such leases have commenced.

Empire State Building Case Study

After the company gained day-to-day management of the Empire State Building in August 2006, it developed and began implementing a restoration and renovation program at the property. As of September 30, 2011, the company had completed substantially the renovation and repositioning of 22 of the 81 non-retail and non-observatory floors in the building where it has aggregated smaller spaces in order to seek larger, higher credit-quality tenants and to offer new, pre-built suites with improved layouts. In order to maximize space utilization, the company aggregated smaller spaces to offer large blocks of space, including whole floors, by employing several strategies including the exercise of the company’s rights to relocate tenants to alternative space, negotiated relocations of tenants and the strategic expiration of existing leases. As illustrated by the table below, for these 22 floors, the company has increased (i) annualized gross rent by an aggregate of approximately $23.4 million, representing a 118.5% increase, (ii) weighted average annualized gross rent per leased square foot by $6.19 in the aggregate, representing an 17.5% increase and (iii) total rentable square footage by 244,598 square feet in the aggregate, representing a 30.4% increase.

	Number of Leases	Total Rentable Square Feet(1)	Percent Leased(2)	Average Rentable Square Feet per Leased Space	Weighted Average Lease Term (years)	Annualized Gross Rent(3)	Weighted Average Annualized Gross Rent per Leased Square Foot(4)
Floors 3 - 10
Pre	77	415,966	76.6%	4,139	9.4	$11,723,671	$36.79
Post	1	555,204	100.0%	555,204	16.3	$21,653,904	$39.00

Change	(76)	139,238	23.4%	551,065	6.8	84.7%	6.0%
Floor 11
Pre	7	33,465	89.1%	4,259	5.4	$1,309,999	$43.94
Post	2	50,006	100.0%	25,003	13.4	$2,121,027	$42.42

Change	(5)	16,541	10.9%	20,744	8.0	61.9%	(3.5%)
Floors 12 - 13
Pre	21	82,256	29.7%	1,164	5.3	$724,379	$29.64
Post	1	105,613	100.0%	105,613	10.1	$4,684,680	$44.36

Change	(20)	23,357	70.3%	104,449	4.8	546.7%	49.6%
Floors 14 - 17
Pre	43	156,021	68.1%	2,472	8.1	$3,223,231	$30.33
Post	1	193,798	100.0%	193,798	16.8	$8,841,424	$45.62

Change	(42)	37,777	31.9%	191,326	8.8	174.3%	50.4%
Floors 32 - 33
Pre	2	21,906	14.6%	1,596	4.9	$134,099	$42.01
Post	1	25,057	100.0%	25,057	15.0	$1,219,550	$48.67

Change	(1)	3,151	85.4%	23,461	10.1	809.4%	15.9%
Floor 37
Pre	1	22,800	100.0%	22,800	5.5	$810,359	$35.54
Post	1	25,346	100.0%	25,346	11.0	$785,726	$31.00

Change	—	2,546	0.0%	2,546	5.5	(3.0%)	(12.8%)
Floor 38
Pre	1	18,255	100.0%	18,255	15.4	$562,233	$30.80
Post	1	25,294	100.0%	25,294	10.5	$1,107,855	$43.80

Change	—	7,039	0.0%	7,039	(4.9)	97.0%	42.2%

	Number of Leases	Total Rentable Square Feet(1)	Percent Leased(2)	Average Rentable Square Feet per Leased Space	Weighted Average Lease Term (years)	Annualized Gross Rent(3)	Weighted Average Annualized Gross Rent per Leased Square Foot(4)
Floor 41
Pre	1	17,293	3.2%	545	2.6	$18,193	$33.38
Post	1	21,405	100.0%	21,405	12.5	$1,040,416	$48.61

Change	—	4,112	96.8%	20,860	9.9	5,618.7%	45.6%
Floor 53
Pre	6	17,634	90.2%	2,652	6.4	$538,459	$33.84
Post	4	26,032	57.7%	3,753	8.7	$627,743	$41.81

Change	(2)	8,398	(32.6%)	1,101	2.4	16.6%	23.6%
Floor 75
Pre	8	20,150	93.9%	2,364	4.2	$742,841	$39.27
Post	5	22,589	100.0%	4,518	6.3	$1,153,922	$51.08

Change	(3)	2,439	6.1%	2,154	2.1	55.3%	30.1%
Total
Pre	167	805,746	69.4%	3,346	8.5	$19,787,463	$35.41
Post	18	1,050,344	99.0%	57,740	14.8	$43,236,247	$41.60

Change	(149)	244,598	29.6%	54,394	6.3	118.5%	17.5%

(1)	The change in total rentable square footage results from a combination of remeasurement of, and changes in loss factor applied to, the renovated spaces. Post-renovation and repositioning property measurements are based on the Real Estate Board of New York measurement standards. Includes leases that have been signed but have not yet commenced.
(2)	Percent leased is calculated as (a) rentable square feet less available square feet divided by (b) rentable square feet.
(3)	Pre-renovation and repositioning annualized gross rent represents the last annualized fully escalated gross rent prior to the start of the renovation and repositioning of the floor and Post-renovation and repositioning annualized gross rent represents annualized contractual first monthly base rent (after free rent periods) for leases that have been signed and assumes the lease has commenced.
(4)	Represents annualized gross rent divided by leased square feet.

1333 Broadway Case Study

Since the company gained day-to-day management of 1333 Broadway in August 2006, it developed and began implementing a restoration and renovation program at the property. As of September 30, 2011, the company had completed substantially the renovation and repositioning of eight of the ten non-retail floors in the building where it has aggregated smaller spaces in order to offer larger blocks of office space in a similar manner to the program undertaken with respect to the Empire State Building. As illustrated by the table below, for these eight floors, the company has increased (i) annualized gross rent by an aggregate of approximately $6.4 million, representing a 184.1% increase, (ii) weighted average annualized gross rent per leased square foot by $11.07 in the aggregate, representing a 36.0% increase and (iii) total rentable square footage by 18,715 square feet in the aggregate, representing an 8.6% increase.

	Number of Leases	Total Rentable Square Feet(1)	Percent Leased(2)	Average Rentable Square Feet per Leased Space	Weighted Average Lease Term (years)	Annualized Gross Rent(3)	Weighted Average Annualized Gross Rent per Leased Square Foot(4)
Floor 3
Pre	6	26,696	86.0%	3,826	8.6	$646,730	$28.17
Post	3	28,866	100.0%	9,622	5.9	$1,293,374	$44.81

Change	(3)	2,170	14.0%	5,796	(2.7)	100.0%	59.0%
Floor 4
Pre	2	24,639	37.5%	4,614	1.3	$254,888	$27.62
Post	1	29,075	100.0%	29,075	10.5	$1,657,275	$57.00

Change	(1)	4,436	62.5%	24,461	9.2	550.2%	106.4%
Floor 6
Pre	3	26,316	10.3%	905	3.5	$83,553	$30.77
Post	1	29,566	100.0%	29,566	15.0	$1,360,036	$46.00

Change	(2)	3,250	89.7%	28,661	11.5	1,527.8%	49.5%
Floors 8, 9, 10, 11, & 12
Pre	48	138,971	55.9%	1,620	4.0	$2,483,572	$31.95
Post	1	147,830	100.0%	147,830	15.4	$5,543,625	$37.50

Change	(47)	8,859	44.1%	146,211	11.5	123.2%	17.4%
Total
Pre	59	216,622	52.0%	1,909	4.6	$3,468,743	$30.80
Post	6	235,337	100.0%	39,223	13.3	$9,854,310	$41.87

Change	(53)	18,715	48.0%	37,314	8.7	184.1%	36.0%

(1)	The change in total rentable square footage results from a combination of remeasurement of, and changes in loss factor applied to, the renovated spaces. Post-renovation and repositioning property measurements are based on the Real Estate Board of New York measurement standards. Includes leases that have been signed but have not yet commenced.
(2)	Percent leased is calculated as (a) rentable square feet less available square feet divided by (b) rentable square feet.
(3)	Pre-renovation and repositioning annualized gross rent represents the last annualized fully escalated gross rent prior to the start of the renovation and repositioning of the floor and post-renovation and repositioning annualized gross rent represents annualized contractual first monthly base rent (after free rent periods) for leases that have been signed and assumes the lease has commenced.
(4)	Represents annualized gross rent divided by leased square feet.

The Company’s Portfolio Summary

As of September 30, 2011, the company’s portfolio consisted of 12 office properties and six standalone retail properties totaling approximately 8.3 million rentable square feet and was approximately 80.4% leased (or 83.3%, giving effect to leases signed but not yet commenced as of that date). In addition, the company owned entitled land that will support the development of an approximately 340,000-rentable-square-foot office building and garage (Metro Tower) at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of the company’s office properties, as of September 30, 2011. The table below presents an overview of the company’s portfolio and the company’s option properties as of September 30, 2011:

Property Name	Submarket	Year Built / Renovated(1)	Rentable Square Feet(2)	Percent Leased (3)	Annualized Base Rent (4)	Annualized Base Rent Per Leased Square Foot(5)	Net Effective Rent Per Leased Square Foot(6)	Number of Leases (7)

Manhattan Office Properties

The Empire State Building	Penn Station- Times Sq. South	1930 /In process					$39.40
Office(8)			2,675,779	67.3%	$62,642,545	$34.79		282
Retail(9)			163,655	89.7%	$14,382,077	$98.01		24

One Grand Central Place	Grand Central	1930 /In process					$47.43
Office			1,157,911	79.7%	$41,343,400	$44.77		306
Retail			68,343	87.1%	$5,713,916	$96.00		19

250 West 57th Street	Columbus Circle- West Side	1921 /In process					$42.73
Office			476,870	84.6%	$15,760,697	$39.05		191
Retail			53,837	100.0%	$4,479,500	$83.20		6

501 Seventh Avenue	Penn Station- Times Sq. South	1923 /In process					$35.12
Office			431,971	90.8%	$13,596,266	$34.66		33
Retail			37,765	93.1%	$1,742,195	$49.55		11

1359 Broadway	Penn Station- Times Sq. South	1924 /In process					$37.54
Office			437,943	96.3%	$15,620,373	$37.03		35
Retail			27,618	78.9%	$1,665,115	$76.37		6

1350 Broadway(10)	Penn Station- Times Sq. South	1929 /In process					$56.29
Office			359,691	74.7%	$10,651,056	$39.65		74
Retail			30,895	100.0%	$5,724,987	$185.30		6

1333 Broadway	Penn Station- Times Sq. South	1915 /In process					$43.98
Office			296,565	93.2%	$11,391,478	$41.23		10
Retail			50,063	6.4%	$725,713	$226.86		3

Sub-Total / Weighted Average Manhattan Office Properties			6,268,906	77.2%	$205,439,318	$42.47	$42.11	1,006

Office Space			5,836,730	76.9%	$171,005,815	$38.12		931
Retail Space			432,176	81.3%	$34,433,503	$98.06		75

Property Name	Submarket	Year Built / Renovated(1)		Rentable Square Feet(2)	Percent Leased (3)	Annualized Base Rent (4)	Annualized Base Rent Per Leased Square Foot(5)	Net Effective Rent Per Leased Square Foot(6)	Number of Leases (7)

Greater New York Metropolitan Area Office Properties

First Stamford Place(11)	Stamford, Connecticut(12)	1986 /2003		784,487	90.1%	$27,526,218	$38.95	$38.93	36
Metro Center	Stamford, Connecticut(12)	1987 /1999		275,608	100.0%	$12,897,836	$46.80	$47.29	24
383 Main Avenue	Norwalk, Connecticut(13)	1985 /1996		260,468	81.3%	$5,836,564	$27.55	$28.00	19
500 Mamaroneck Avenue	Harrison, New York(14)	1987 /2004		289,682	91.4%	$7,144,466	$26.98	$27.38	30
10 Bank Street	White Plains, New York(15)	1989 /2001		228,933	81.7%	$6,186,454	$33.08	$33.97	27

Sub-Total / Weighted Average Greater New York Metropolitan Area Office Properties				1,839,178	89.5%	$59,591,538	$36.21	$36.50	136
Total / Weighted Average Office Properties				7,675,908	79.9%	$230,597,353	$37.60	—	1,067

Standalone Retail Properties
10 Union Square	Union Square	1987 /1997		58,005	92.1%	$3,668,753	$68.64	$70.01	12
1542 Third Avenue	Upper East Side	1993	(16)	56,250	100.0%	$2,833,796	$50.38	$47.15	3
1010 Third Avenue	Upper East Side	1962 /2007	(17)	44,662	100.0%	$2,812,709	$62.98	$65.88	2
77 West 55th Street	Midtown	1962	(16)	24,102	100.0%	$2,104,651	$87.32	$79.62	3
69-97 Main Street	Westport, Connecticut	1922 /2005		17,103	88.3%	$1,303,460	$86.33	$89.46	4
103-107 Main Street	Westport, Connecticut	1900	(16)	4,330	100.0%	$423,696	$97.85	$94.69	3

Sub-Total / Weighted Average Standalone Retail Properties				204,452	96.8%	$13,147,065	$66.44	$65.78	27

Total / Weighted Average Retail Properties(18)				636,628	86.2%	$47,580,568	$86.66	—	102

Portfolio Total				8,312,536	80.4%	$278,177,921	$41.64	$41.43	1,169

Option Properties

112-122 West 34th Street	Penn Station- Times Sq. South	1954 /2010						$34.64
Office				562,935	86.8%				64
Retail				133,437	100.0%				3

1400 Broadway	Penn Station- Times Sq. South	1930 /In process						$34.09
Office				853,690	81.0%				84
Retail				19,861	36.8%				6

Option Properties Total				1,569,923					157

(1)	For more information regarding the status of ongoing renovations at certain of the company’s properties, see “The Company Business and Properties—Description of the Company’s Properties.”
(2)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes (i) 133,299 square feet of space across the company’s portfolio attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the company’s observatory.

(3)	Based on leases signed and commenced as of September 30, 2011 and calculated as (i) rentable square feet less available square feet divided by (ii) rentable square feet.
(4)	Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to the office properties for leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $3,659,861. Total annualized base rent, net of abatements and free rent, for the company’s office properties is $226,937,492. Annualized base rent for retail properties (including the retail space in the company’s Manhattan office properties) is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements, tenant reimbursements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements, tenant reimbursements and free rent with respect to the retail properties (including the retail space in the company’s Manhattan office properties) for leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $99,206. Total annualized base rent, net of abatements, tenant reimbursements and free rent, for the company’s retail properties is $47,481,362. Annualized base rent data for the company’s office and retail properties is as of September 30, 2011 and does not reflect scheduled lease expirations for the 12 months ending September 30, 2012.
(5)	Represents Annualized Base Rent under leases commenced as of September 30, 2011 divided by leased square feet.
(6)	Net effective rent per leased square foot represents (i) the contractual base rent for office and retail leases in place as of September 30, 2011, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of September 30, 2011.
(7)	Represents the number of leases at each property or on a portfolio basis. If a tenant has more than one lease, whether or not at the same property, but with different expirations, the number of leases is calculated equal to the number of leases with different expirations.
(8)	Includes 88,499 rentable square feet of space leased by the company’s broadcasting tenants.
(9)	Includes 3,457 rentable square feet of space leased by Host Services of New York, a licensee of the company’s observatory.
(10)	Denotes a ground leasehold interest in the property with a remaining term, including unilateral extension rights available to the company, of approximately 39 years (expiring July 31, 2050).
(11)	First Stamford Place consists of three buildings.
(12)	This submarket is part of the Stamford, Connecticut – central business district (CBD) submarket as defined by RCG. See “Economic and Market Overview.”
(13)	This submarket is part of the South Central Stamford, Connecticut submarket as defined by RCG. See “Economic and Market Overview.”
(14)	This submarket is part of the Eastern Westchester County submarket as defined by RCG. See “Economic and Market Overview.”
(15)	This submarket is part of the White Plains, New York – CBD submarket as defined by RCG. See “Economic and Market Overview.”
(16)	No major renovation activity was undertaken at this property.
(17)	This property underwent major renovations in 2007 to coincide with the signing of a significant retail lease.
(18)	Includes 432,176 rentable square feet of retail space in the company’s Manhattan office properties.
(19)	112-122 West 34th Street consists of two parcels having separate owners and ownership structures. The real property interests that the company will acquire with respect to the parcel located at 112-120 West 34th Street consist of (i) a ground leasehold interest currently held by 112 West 34th Street Associates L.L.C., a private entity supervised by the supervisor with whom the company has entered into an option agreement and (ii) an operating leasehold interest currently held by 112 West 34th Street Company L.L.C., another private entity supervised by the supervisor with whom the company has entered into an option agreement. The real property interests that the company acquires with respect to the parcel located at 122 West 34th Street consist of (i) a fee interest and a subleasehold interest currently held by 112 West 34th Street Associates L.L.C. and (ii) an operating leasehold interest currently held by 112 West 34th Street Company L.L.C.

Tenant Diversification

As of September 30, 2011, the company’s office and retail portfolios were leased to a diverse base of approximately 1,170 tenants. The following table sets forth information regarding the ten largest tenants in the company’s portfolio based on annualized base rent as of September 30, 2011, after giving effect to the consolidation.

Tenant	Number of Leases	Number of Properties	Lease Expiration(1)	Weighted Average Remaining Lease Term(2)	Total Leased Square Feet(3)	Percent of Portfolio Rentable Square Feet(4)	Annualized Base Rent(5)	Percent of Portfolio Annualized Base Rent(6)
LF USA(7)	6	3	Oct. 2021-Oct. 2028	15 years, 1 month	630,615	7.6%	$23,961,264	8.6%
Legg Mason	2	1	Dec. 2012; Sept. 2024	10 years, 2 months	202,661	2.4%	$8,319,687	3.0%
Thomson Reuters	5	2	Feb. 2012-Apr. 2020	7 years, 5 months	154,514	1.9%	$6,620,504	2.4%
Warnaco	3	1	Sept. 2016-Feb. 2020	5 years, 4 months	187,265	2.3%	$6,595,012	2.4%
Federal Deposit Insurance Corporation	1	1	Jan. 2020	8 years, 3 months	121,879	1.4%	$5,489,847	2.0%
Host Services of New York	1	1	May 2020	8 years, 7 months	3,457	0.0%	$4,917,272	1.8%
Coty, Inc.(8)	1	1	Jan. 2030	18 years, 4 months	92,545	1.1%	$4,580,590	1.6%
Duane Reade	2	2	Feb 2021; May 2025	11 years, 9 months	23,134	0.3%	$3,650,000	1.3%
Odyssey Reinsurance	2	1	Jan. 2013; Sept. 2022	10 years, 8 months	104,679	1.3%	$3,488,010	1.3%
Aetna Life Insurance	2	1	Jan. 2013; Jun. 2018	2 years, 3 months	51,621	0.6%	$2,703,747	0.9%

Total	25				1,572,370	18.9%	$70,325,933	25.3%

(1)	Expiration dates are per lease and do not assume exercise of renewal or extension options. Except for the Federal Deposit Insurance Corporation lease (February 1, 2015), none of these leases contain early termination options. For tenants with more than two leases, the lease expiration is shown as a range.
(2)	Represents the weighted average lease term, based on annualized base rent.
(3)	Based on leases signed and commenced as of September 30, 2011.
(4)	Represents the percentage of rentable square feet of the company’s office and retail portfolios in the aggregate.
(5)	Represents annualized monthly cash base rent under leases commenced as of September 30, 2011. Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Annualized base rent for retail properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements, tenant reimbursements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12.
(6)	Represents the percentage of annualized base rent of the company’s office and retail portfolios in the aggregate.
(7)	LF USA is the US subsidiary of Li & Fung Ltd, a Hong Kong headquartered global consumer product design, development, sourcing and distribution company. Li & Fung Ltd has a market capitalization of approximately $13.8 billion as of September 30, 2011, is listed on the Hong Kong Stock Exchange and is a constituent member of the Hang Seng Index, MSCI Index, S&P/StanChart/Greater China Index, FTSEGood Index, Dow Jones Sustainability Asia Pacific Index and Hang Seng Corporate Sustainability Index Series. In January 2011, LF USA signed a lease that increased their total square footage at the Empire State Building to 482,399 square feet , of which 308,233 of the square footage has commenced as of September 30, 2011, and is reflected in the table above. LF USA also signed a lease in November 2011 (which is not reflected in the above table) for an additional 106,545 square feet that increased their total square footage at the Empire State Building to 588,944 square feet.
(8)	In May 2011, Coty’s lease was amended such that, upon commencement (expected to be in the second quarter of 2012), Coty will increase their total square footage at the Empire State Building to 194,281 square feet, representing an additional $4,272,912 of annualized base rent as of September 30, 2011, or annualized base rent per leased square foot of $42.00 as of September 30, 2011.

Lease Distribution

The following table sets forth information relating to the distribution of leases in the company’s portfolio, based on net rentable square feet under lease as of September 30, 2011.

Manhattan Office Properties(1)

Square Feet Under Lease	Number of Leases(2)	Leases as Percent of Total	Rentable Square Feet(3)	Percent of Portfolio Rentable Square Feet	Annualized Base Rent(4)	Percent of Portfolio Annualized Base Rent(5)
Available	—	—	1,130,188	13.6%	—	—
2,500 or less	537	45.4%	638,041	7.7%	$25,828,578	9.3%
2,501 – 10,000	316	26.7%	1,431,782	17.2%	$56,643,235	20.4%
10,001 – 20,000	44	3.7%	590,663	7.1%	$22,179,358	8.0%
20,001 – 40,000	23	2.0%	623,995	7.5%	$22,431,871	8.1%
40,001 – 100,000	7	0.6%	440,423	5.3%	$14,836,240	5.3%
Greater than 100,000	4	0.3%	761,485	9.2%	$29,086,533	10.4%
Signed leases not commenced	10	0.9%	220,153	2.6%	—	—

Manhattan Office Properties Total	941	79.6%	5,836,730	70.2%	$171,005,815	61.5%

Greater New York Metropolitan Area Office Properties

Square Feet Under Lease	Number of Leases(2)	Leases as Percent of Total	Rentable Square Feet(3)	Percent of Portfolio Rentable Square Feet	Annualized Base Rent(4)	Percent of Portfolio Annualized Base Rent(5)
Available	—	—	174,616	2.1%	—	—
2,500 or less	19	1.6%	26,693	0.3%	$1,125,164	0.4%
2,501 – 10,000	76	6.4%	383,374	4.6%	$12,948,190	4.6%
10,001 – 20,000	19	1.6%	264,733	3.2%	$9,270,625	3.3%
20,001 – 40,000	14	1.2%	371,139	4.5%	$14,339,621	5.2%
40,001 – 100,000	6	0.5%	348,049	4.2%	$12,228,792	4.4%
Greater than 100,000	2	0.2%	251,868	3.0%	$9,679,146	3.5%
Signed leases not commenced	2	0.2%	18,706	0.2%	—	—

Greater New York Metropolitan Area Office Properties Total	138	11.7%	1,839,178	22.1%	$59,591,538	21.4%

Retail Properties(6)

Square Feet Under Lease	Number of Leases(2)	Leases as Percent of Total	Rentable Square Feet(3)	Percent of Portfolio Rentable Square Feet	Annualized Base Rent(4)	Percent of Portfolio Annualized Base Rent(5)
Available	—	—	82,459	1.0%	—	—
2,500 or less	50	4.2%	45,831	0.6%	$6,317,044	2.3%
2,501 – 10,000	36	3.0%	165,886	2.0%	$23,355,209	8.4%
10,001 – 20,000	10	0.9%	145,102	1.7%	$10,162,209	3.6%
20,001 – 40,000	5	0.4%	143,848	1.7%	$6,965,732	2.5%
40,001 – 100,000	1	0.1%	48,377	0.6%	$780,375	0.3%
Greater than 100,000	—	—	—	—	—	—
Signed leases not commenced	1	0.1%	5,125	0.1%	—	—

Retail Property Total	103	8.7%	636,628	7.7%	$47,580,569	17.1%

(1)	Excludes (i) retail space in the company’s Manhattan office properties and (ii) the Empire State Building broadcasting licenses and observatory operations.
(2)	If a lease has two different expiration dates, it is considered to be two leases (for purpose of lease count and square footage).
(3)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes (i) 133,299 square feet of space across the company portfolio attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the company’s observatory.
(4)	Represents annualized cash base rent under leases commenced as of September 30, 2011. Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Annualized base rent for retail properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements, tenant reimbursements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12.
(5)	Represents the percentage of annualized base rent of the company’s office and retail portfolios in the aggregate.
(6)	Includes an aggregate of 432,176 rentable square feet of retail space in the company’s Manhattan office properties. The company’s Manhattan office properties include 75 retail leases representing $34,433,504 in annualized base rent. Excludes the Empire State Building broadcasting licenses and observatory operations.

Lease Expirations

The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2011 plus available space, for the three months ending December 31, 2011 and for each of the ten full calendar years beginning with the year ending December 31, 2012 at the properties in the company’s portfolio. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Manhattan Office Properties(1)

Year of Lease Expiration	Number of Leases Expiring(2)	Square Footage of Leases Expiring(3)	Percent of Portfolio Square Footage of Leases Expiring	Annualized Base Rent(4)	Percent of Portfolio Annualized Base Rent(5)	Annualized Base Rent Per Leased Square Foot
Available	—	1,130,188	13.6%	—	—	—
Signed leases not commenced	10	220,153	2.7%	—	—	—
Month-to-month leases	9	24,033	0.3%	$945,290	0.3%	$39.33
2011 (October 1, 2011 to December 31, 2011)	45	136,485	1.6%	$4,588,603	1.6%	$33.62
2012	186	502,303	6.0%	$17,118,543	6.2%	$34.08
2013	175	469,383	5.7%	$16,967,943	6.1%	$36.15
2014	149	393,698	4.7%	$14,881,616	5.3%	$37.80
2015	140	505,974	6.1%	$18,863,945	6.8%	$37.28
2016	50	389,615	4.7%	$13,589,766	4.9%	$34.88
2017	33	125,494	1.5%	$5,452,562	2.0%	$43.45
2018	51	293,934	3.5%	$12,998,724	4.7%	$44.22
2019	16	165,830	2.0%	$6,087,901	2.2%	$36.71
2020	33	382,693	4.6%	$15,167,411	5.5%	$39.63
2021	20	273,526	3.3%	$10,691,164	3.8%	$39.09
Thereafter	24	823,421	9.9%	$33,652,346	12.1%	$40.87

Total/Weighted Average	941	5,836,730	70.2%	$171,005,814	61.5%	$38.12

Greater New York Metropolitan Area Office Properties

Year of Lease Expiration	Number of Leases Expiring(2)	Square Footage of Leases Expiring(3)	Percent of Portfolio Square Footage of Leases Expiring	Annualized Base Rent(4)	Percent of Portfolio Annualized Base Rent(5)	Annualized Base Rent Per Leased Square Foot
Available	—	174,616	2.1%	—	—	—
Signed leases not commenced	2	18,706	0.2%	—	—	—
Month-to-month leases	—	—	—	—	—	—
2011 (October 1, 2011 to December 31, 2011)	7	34,733	0.4%	$1,344,796	0.5%	$38.72
2012	15	120,627	1.4%	$4,715,065	1.7%	$39.09
2013	20	117,737	1.4%	$4,314,923	1.5%	$36.65
2014	12	39,084	0.5%	$1,482,888	0.5%	$37.94
2015	21	124,574	1.5%	$4,328,793	1.6%	$34.75
2016	14	88,647	1.1%	$2,809,335	1.0%	$31.69
2017	8	112,907	1.4%	$4,227,930	1.5%	$37.45
2018	10	155,044	1.9%	$5,887,477	2.1%	$37.97
2019	8	234,463	2.8%	$7,454,510	2.7%	$31.79
2020	7	134,894	1.6%	$4,908,992	1.8%	$36.39
2021	6	99,365	1.2%	$3,779,739	1.4%	$38.04
Thereafter	8	383,781	4.6%	$14,337,090	5.1%	$37.36

Total/Weighted Average	138	1,839,178	22.1%	$59,591,538	21.4%	$36.21

Retail Properties(6)

Year of Lease Expiration	Number of Leases Expiring(2)	Square Footage of Leases Expiring(3)	Percent of Portfolio Square Footage of Leases Expiring	Annualized Base Rent(4)	Percent of Portfolio Annualized Base Rent(5)	Annualized Base Rent Per Leased Square Foot
Available	—	82,459	1.0%	—	—	—
Signed leases not commenced	1	5,125	0.1%	—	—	—
Month-to-month leases	3	4,025	0.1%	$474,960	0.2%	$118.00
2011 (October 1, 2011 to December 31, 2011)	1	466	0.0%	$32,620	0.0%	$70.00
2012	17	68,010	0.8%	$4,292,811	1.6%	$63.12
2013	13	41,883	0.5%	$4,782,147	1.7%	$114.18
2014	2	4,886	0.1%	$334,187	0.1%	$68.40
2015	7	27,539	0.3%	$2,571,104	0.9%	$93.36
2016	8	82,644	1.0%	$2,596,667	0.9%	$31.42
2017	6	46,449	0.6%	$3,849,416	1.4%	$82.87
2018	5	25,702	0.3%	$1,581,202	0.6%	$61.52
2019	7	27,748	0.3%	$2,566,126	0.9%	$92.48
2020	12	65,047	0.8%	$9,839,839	3.5%	$151.27
2021	7	34,898	0.4%	$4,728,205	1.7%	$135.49
Thereafter	14	119,747	1.4%	$9,931,285	3.6%	$82.94

Total/Weighted Average	103	636,628	7.7%	$47,580,569	17.1%	$86.66

(1)	Excludes (i) retail space in the company’s Manhattan office properties and (ii) the Empire State Building broadcasting licenses and observatory operations.

(2)	If a lease has two different expiration dates, it is considered to be two leases (for the purposes of lease count and square footage).
(3)	Office property measurements are based on Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes (i) 133,299 rentable square feet across the company portfolio attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the company’s observatory.
(4)	Represents annualized cash base rent under leases commenced as of September 30, 2011. Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Annualized base rent for retail properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements, tenant reimbursements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12.
(5)	Represents the percentage of annualized base rent of the company’s office and retail portfolios in the aggregate.
(6)	Includes an aggregate of 432,176 rentable square feet of retail space in the company’s Manhattan office properties. Its Manhattan office properties include 75 retail leases representing $34,433,504 in annualized base rent. Excludes the Empire State Building broadcasting licenses and observatory operations.

Tenant Improvement Costs and Leasing Commissions

The following table sets forth certain information regarding tenant improvement costs and leasing commissions for tenants at the office and retail properties in the company’s portfolio for the years ended December 31, 2008, 2009 and 2010 and for the nine months ended September 30, 2011.

Office Properties(1)

	Nine Months Ended September 30, 2011				Total/Weighted Average January 1, 2008 to September 30, 2011
		Year Ended December 31,
		2010	2009	2008
New Leases
Number of leases signed	54	98	87	103	342
Total Square Feet	644,230	361,081	577,373	538,088	2,120,772
Leasing commission costs(2)	$13,445,128	$4,466,974	$7,963,454	$9,957,836	$35,833,392
Tenant improvement costs(2)	$33,977,233	$17,071,670	$30,114,200	$19,715,503	$100,878,606
Total leasing commissions and tenant improvement costs(2)	$47,422,360	$21,538,644	$38,077,654	$29,673,339	$136,711,997
Leasing commission costs per square foot(2)	$20.87	$12.37	$13.79	$18.51	$16.90
Tenant improvement costs per square foot(2)	$52.74	$47.28	$52.16	$36.64	$47.57
Total leasing commissions and tenant improvement costs per square foot(2)	$73.61	$59.65	$65.95	$55.15	$64.46
Renewals
Number of leases signed	131	214	165	126	636
Total Square Feet	532,837	750,140	459,687	273,814	2,016,478
Leasing commission costs(2)	$7,802,976	$6,945,091	$3,994,736	$1,735,972	$20,478,775
Tenant improvement costs(2)	$13,345,090	$18,421,887	$9,041,187	$2,997,500	$43,805,664
Total leasing commissions and tenant improvement costs(2)	$21,148,167	$25,366,978	$13,035,923	$4,733,471	$64,284,439
Leasing commission costs per square foot(2)	$14.64	$9.26	$8.69	$6.34	$10.16
Tenant improvement costs per square foot(2)	$25.05	$24.56	$19.67	$10.95	$21.72
Total leasing commissions and tenant improvement costs per square foot(2)	$39.69	$33.82	$28.36	$17.29	$31.88

Office Properties(1)	Nine Months Ended September 30, 2011				Total/Weighted Average January 1, 2008 to September 30, 2011
		Year Ended December 31,
		2010	2009	2008
Total New Leases and Renewals
Number of leases signed	185	312	252	229	978
Total Square Feet	1,177,067	1,111,221	1,037,060	811,902	4,137,250
Leasing commission costs(2)	$21,248,104	$11,412,065	$11,958,190	$11,693,808	$56,312,167
Tenant improvement costs(2)	$47,322,323	$35,493,556	$39,155,388	$22,713,002	$144,684,270
Total leasing commissions and tenant improvement costs(2)	$68,570,427	$46,905,621	$51,113,578	$34,406,810	$200,996,436
Leasing commission costs per square foot(2)	$18.05	$10.27	$11.53	$14.40	$13.61
Tenant improvement costs per square foot(2)	$40.20	$31.94	$37.76	$27.98	$34.97
Total leasing commissions and tenant improvement costs per square foot(2)	$58.26	$42.21	$49.29	$42.38	$48.58

Retail Properties(3)

New Leases
Number of leases signed	6	5	12	4	27
Total Square Feet	17,763	33,085	34,486	9,943	95,277
Leasing commission costs(2)	$801,727	$1,028,094	$2,697,960	$1,517,611	$6,045,392
Tenant improvement costs(2)	$212,088	$760,650	$255,456	$—	$1,228,194
Total leasing commissions and tenant improvement costs(2)	$1,013,815	$1,788,744	$2,953,416	$1,517,611	$7,273,586
Leasing commission costs per square foot(2)	$45.13	$31.07	$78.23	$152.63	$63.45
Tenant improvement costs per square foot(2)	$11.94	$22.99	$7.41	$0.00	$12.89
Total leasing commissions and tenant improvement costs per square foot(2)	$57.07	$54.07	$85.64	$152.63	$76.34
Renewals
Number of leases signed	8	16	11	3	38
Total Square Feet	28,206	52,864	74,494	3,516	159,080
Leasing commission costs(2)	$998,370	$1,638,077	$305,467	$40,330	$2,982,234
Tenant improvement costs(2)	—	—	—	—	—
Total leasing commissions and tenant improvement costs(2)	$998,370	$1,638,077	$305,457	$40,330	$2,982,234
Leasing commission costs per square foot(2)	$35.40	$30.99	$4.10	$11.47	$18.75
Tenant improvement costs per square foot(2)	—	—	—	—	—
Total leasing commissions and tenant improvement costs per square foot(2)	$35.40	$30.99	$4.10	$11.47	$18.75

Retail Properties(3)	Nine Months Ended September 30, 2011				Total/Weighted Average January 1, 2008 to September 30, 2011
		Year Ended December 31,
		2010	2009	2008
Total New Leases and Renewals
Number of leases signed	14	21	23	7	65
Total Square Feet	45,969	85,949	108,980	13,459	254,357
Leasing commission costs(2)	$1,800,097	$2,666,171	$3,003,417	$1,557,941	$9,027,627
Tenant improvement costs(2)	$212,088	$760,650	$255,456	$—	$1,228,194
Total leasing commissions and tenant improvement costs(2)	$2,012,186	$3,426,821	$3,258,873	$1,557,941	$10,255,821
Leasing commission costs per square foot(2)	$39.16	$31.02	$27.56	$115.75	$35.49
Tenant improvement costs per square foot(2)	$4.61	$8.85	$2.34	$—	$4.83
Total leasing commissions and tenant improvement costs per square foot(2)	$43.77	$39.87	$29.90	$115.75	$40.32

(1)	Excludes an aggregate of 432,176 rentable square feet of retail space in the company’s Manhattan office properties. Includes the Empire State Building broadcasting licenses and observatory operations.
(2)	Presents all tenant improvement and leasing commission costs as if they were incurred in the period in which the lease was signed, which may be different than the period in which they were actually paid.
(3)	Includes an aggregate of 432,176 rentable square feet of retail space in the company’s Manhattan office properties. Excludes the Empire State Building broadcasting licenses and observatory operations.

Historical Capital Expenditures

The following table sets forth certain information regarding historical capital expenditures at the properties in the company’s office and retail portfolios for the years ended December 31, 2008, 2009 and 2010 and for the nine months ended September 30, 2011. Historically the company has not tracked expenditures as either recurring or non-recurring and the company believes a substantial amount of these capital expenditures during the periods presented would be considered to be non-recurring due to the extensive amount of capital spent on renovation, repositioning and deferred maintenance at the company’s Manhattan office properties at the time the company began its renovation and repositioning program.

	Nine Months Ended September 30, 2011	Year Ended December 31,			Weighted Average January 1, 2008 to September 30, 2011
		2010	2009	2008
Manhattan Office Properties(1)	$18,770,372	$44,352,027	$54,509,278	$54,925,514	$44,790,380

Greater New York Metropolitan Area Office Properties	1,329,888	2,149,395	2,622,885	2,975,556	2,333,273

Standalone Retail Properties	91,796	228,439	89,034	130,901	137,954

Portfolio Total(2)	$20,192,056	$46,729,861	$57,221,197	$58,031,971	$47,261,607

(1)	Includes an aggregate of 432,176 rentable square feet of retail space in the company’s Manhattan office properties.
(2)	Includes all capital expenditures, excluding tenant improvement and leasing commission costs, primarily due to the renovation and repositioning program conducted at the company’s Manhattan office properties.

Description of the Company’s Properties

Each of the Empire State Building and One Grand Central Place accounts for more than 10% of the company’s total assets based on book value, or more than 10% of the company’s gross revenues, as of September 30, 2011 and for the year ended December 31, 2010. The company’s other properties described below each account for less than 10% of the company’s total assets based on book value and less than 10% of the company’s gross revenues as of September 30, 2011 and for the year ended December 31, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State

Realty Trust—Consolidated Indebtedness to be Outstanding After the IPO” for a description of the company’s indebtedness to be outstanding after completion of the IPO.

The Empire State Building, New York, New York

Empire State Building Associates L.L.C. acquired a master operating leasehold interest in the Empire State Building, the world’s most famous office building, through a public partnership in 1961 and acquired the fee title to this property in 2002. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in August 2006. The building comprises premier office space, a concourse, lower lobby, two observatories, broadcasting facilities and ground-floor retail space. It occupies the entire blockfront from 33rd Street to 34th Street on Fifth Avenue, anchoring the east side of the 34th street corridor in midtown Manhattan, located within walking distance of multiple parking garages, world-class shopping, dining and lodging. The Empire State Building was built in 1931. The 102-story building comprises 2,675,779 rentable square feet of office space and 163,655 rentable square feet of retail space (including the observatory and broadcasting operations) and is constructed of concrete, steel, masonry and stone. Its close proximity to mass transportation includes numerous subway lines; and bus routes; Pennsylvania Station; Grand Central Terminal; the Port Authority Bus Terminal; and PATH train services. In-building services and amenities include a visitor reception desk, bank equipped with an ATM, FedEx/Kinko’s, Starbucks, upscale cocktail lounge and a variety of specialty stores and eat-in or take-out dining facilities within the retail arcade. As part of the company’s effort to increase the quality of its tenants, since 2007 the company has embarked on a renovation and repositioning program over time to aggregate smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were LF USA, Inc., an affiliate of Li & Fung, a global supply chain management firm; the Federal Deposit Insurance Corporation; Host Services of New York, a leader in creating dining and shopping concessions for travel venues; Coty, Inc., a leading global fragrance and beauty company; and Walgreen Eastern Co., a New York City-based pharmacy. Other tenants include Funaro & Co., an accounting services firm; LinkedIn, an online professional network; Noven Pharmaceuticals, Inc., a specialty pharmaceutical company; People’s Daily Online USA, an online Chinese newspaper; Taylor Global, Inc., a public relations firm; Turkish Airlines, the national flag carrier of Turkey; and World Monuments Fund, a not-for-profit organization dedicated to preserving and protecting endangered ancient and historic sites around the world.

The Empire State Building offers panoramic views of New York and neighboring states from its world-famous 86th and 102nd floor observatories that draw millions of visitors per year. For the years ended December 31, 2007 through December 31, 2010, the number of visitors to the observatories was approximately 3.67 million, 4.03 million, 3.75 million and 4.03 million, respectively, and the number of visitors to the observatories was 3.06 million for the nine months ended September 30, 2011. For the years ended December 31, 2007 through December 31, 2010, the company increased the average ticket revenue per admission from $15.47 to $17.37, and as of September 30, 2011, the average ticket revenue per admission was $18.61. The 86th floor observatory has a 360-degree outdoor deck as well as indoor viewing galleries to accommodate guests day and night, all year-round. The 102nd floor observatory is entirely indoors and offers a 360-degree view of New York City from 1,250 feet above ground. Observatory visitors enter the building via its main entrance on Fifth Avenue. Visitors proceed directly up dedicated escalators to the second floor and through security to purchase various ticket options at the cashier or to retrieve tickets purchased online at the company’s ticket kiosks. While waiting to gain access to the elevators, guests are entertained by a multi-media exhibit on sustainability and energy efficiency, which may be accessed in eight languages and is designed to inform and inspire the visitors. Also on the second floor, guests may purchase multilingual audio tours and viewer maps from the company’s licensee and be photographed by the licensee. There is a separately ticketed and independently owned and operated tour simulator under lease operating under the name NY Skyride. Visitors then proceed to one of six elevators to the 80th floor, where they are entertained by an exhibit operated by the NY skyscraper museum, “The Race to the Top,” which chronicles the construction of the building. They then have the opportunity to take one of two elevators or to walk up the stairs to the 86th floor observatory, which offers indoor and outdoor viewing areas.

From the 86th floor, guests who have purchased an additional ticket may take an elevator to the fully enclosed 102nd floor observatory. Visitors then return first to the 86th floor and then to the 80th floor where they must exit through Empire: The Store, the official Empire State Building souvenir shop operated by the company’s licensee HMS Host. Finally, they take the elevator to the second floor where they have the opportunity to purchase their photograph and ride one of two dedicated escalators to the lobby at the main entrance on Fifth Avenue, where they exit the building; by the end of 2012, they will also have the opportunity to exit through the company’s tenant Walgreens, which will shortly expand its ground floor retail space to the 2nd floor with direct frontage to the observatories’ exit path. The company generated approximately $62.9 million and $78.9 million in revenue from its observatory operations for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.

The company’s observatory business is subject to tourism trends and weather, and therefore does experience some seasonality. Over the past ten years, the number of visitors to the observatory, on average, has been slightly higher in the third quarter of each year and slightly lower in the first quarter of each year. The Empire State Building’s observatory has maintained stable performance levels over the past ten years, despite changing competitive dynamics and economic conditions. Total revenue and operating income from the observatory’s operations have exhibited positive growth in all but two years from 2001 to 2010 (2001 and 2009), representing a compound annual growth rate for total revenue and operating income (including concessions revenue) of 11.6% and 11.5%, respectively. In addition, the average ticket revenue per admission has increased for each of the 11 years from 2000 to 2010 at a compound annual growth rate of 9.9% and the growth rate during each of those years, on a year over year basis, has never been negative. In the year ended December 31, 2010, the observatory experienced record admissions of over 4.03 million visitors and approximately $78.9 million of total revenue. The observatory has demonstrated strong performance despite competitive pressures as total revenue and operating income (including concessions revenue) increased by over 25.0% in 2005 and over 11.0% in 2006, despite the opening of the Top of the Rock observation deck at Rockefeller Center in November 2005. The Empire State Building’s observatory has also fared well during the recent recession. Despite a 7.0% decrease in the number of visitors as compared to 2008, 2009 admissions were still 2.0% higher than 2007 and the average ticket revenue per admission increased by 6.9% over 2008’s record level.

In addition to being a top New York City tourist attraction, the Empire State Building is also the center of the New York Tri-State region’s broadcasting operations. During the nine months ended September 30, 2011 and the year ended December 31, 2010, the company’s broadcasting licenses and related leased space generated approximately $11.8 million and $16.1 million, respectively. Various entities transmit from the company’s building setbacks and surfaces and the company’s broadcasting mast which rises 230 feet from the ceiling deck of the 103rd floor. Over 150 antennae provide a variety of point-to-point radio and data communications services and support delivery of broadcasting signals to cable and satellite systems and directly to television and radio receivers. As of September 30, 2011, 16 television broadcasters and 19 radio broadcasters were licensed to use the company’s broadcasting facilities and served the greater New York metropolitan designated market area, which includes New York, New Jersey and Connecticut. As of September 30, 2011, the company leased approximately 88,499 square feet to broadcasting tenants in the aggregate. Tenants that utilize the company’s broadcasting services receive the right to use the broadcasting facilities and also to lease transmitter space in the Empire State Building. In addition, the broadcasting licenses and related leased space are long-term and require that tenants pay substantially all maintenance expenses. The average remaining term of such license fees is approximately 7.5 years. The company’s broadcasting tenants, based on annualized broadcasting revenue, include, among others, FOX, CBS, ABC, NBC and WPIX, as well as many of the major radio stations in Manhattan and the greater New York metropolitan area.

Since the supervisor gained day-to-day management of the Empire State Building in August 2006, Empire State Building Associates L.L.C. has invested a total of approximately $123.0 million through its restoration and renovation program at the property through September 30, 2011. The company currently estimates that between $190.0 million and $230.0 million of additional capital is needed to complete this renovation program, which the company expects to complete substantially in 2016. These estimates are based on the supervisor’s current budgets (which do not include tenant improvement and leasing commission costs) and are subject to change. The company’s renovation program at the property has taken substantial time to design and implement due to many factors, including the overall scale of the program, the market timing of re-leasing upgraded spaces to existing and prospective tenants, the company’s desire to minimize existing tenant disruptions, and the need to obtain consents of investors in the property to complete financings. The following table summarizes the status of major improvements the company has completed, those that are currently in process, and those that the company expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby restoration and upgrade	x
Renovate 2nd floor observatory ticketing area	x
Renovate 86th floor observatory	x
Observatory exhibits	x
Energy efficiency retrofits including
- building automated controls - chiller plant retrofit - window retrofits - radiator barriers	x x x x
Renovate 102nd floor observatory		x
Renovate and provide cooling to public corridors		x
Renovate public bathrooms		x
Elevator modernization		x
Elevator shaft wall repairs		x
Exterior waterproofing and roofs		x
Additional electrical power and distribution		x
Building wide sprinklers to comply with Local Law 26		x
Future energy efficiency retrofits including new air handling units, heat exchangers, steam turbine retrofits		x
Temporary exterior construction hoist		x
New tenants-only conference center			x
New tenants-only fitness center			x
Tower lighting replacement			x
Additional observatory exhibit			x
Security system enhancements			x

The observatory and broadcasting businesses at the Empire State Building are subject to competition from existing observatories and broadcasting space and others that may be constructed in the future. In addition, competition from observatory and broadcasting operations in the new property currently under construction at One World Trade Center and, to a lesser extent, from the existing observatory at Rockefeller Center and the existing broadcasting facility at Four Times Square, could have a negative impact on revenues from the company’s broadcasting and observatory operations. The company’s broadcast television and radio licensees face competition from advances in technologies and alternative methods of content delivery in their respective industries, as well as from changes in consumer behavior driven by new technologies and methods of content delivery, which may reduce the demand for over-the-air broadcast licenses in the future. New government regulations affecting broadcasters, including the implementation of the FCC’s National Broadband Plan, or the Plan, might also affect the company’s results of operations by reducing the demand for broadcast licenses.

Empire State Building Primary Tenants

The following table summarizes information regarding the primary tenants of the Empire State Building as of September 30, 2011:

Tenant	Principle Nature of Business	Lease Expiration		Date of Earliest Termination Option	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet(1)	Annualized Base Rent(2)	Percent of Property Annualized Base Rent	Annualized Base Rent Per Square Foot
LF USA(3)	Fashion	Oct. 2028		—	1 x 7 years or 2 x 5 years	308,233	10.8%	$12,021,087	15.6%	$39.00
Federal Deposit Insurance Corp. Corporation	Government	Jan. 2020		2/1/2015	1 x 5 years	121,879	4.3%	$5,489,847	7.1%	$45.04
Host Services of New York	Retail store	May 2020		—	—	3,457	0.1%	$4,917,272	6.4%	$1,422.41
Coty, Inc.(4)	Cosmetics	Jan. 2030		—	1 x 5 years	92,545	3.3%	$4,580,590	5.9%	$49.50
Walgreen Eastern Co.	Retail store	—	(5)	—	—	25,688	0.9%	$1,470,000	1.9%	$57.23
LinkedIn	Internet networking business	May 2018		6/1/2016	—	31,742	1.1%	$1,237,938	1.6%	$39.00
Skanska USA Building	Engineering	Mar. 2024		—	1 x 5 years	25,057	0.9%	$1,219,550	1.6%	$48.67
Manhattan Professional Group	Tax professionals	Aug. 2026		—	—	25,611	0.9%	$1,180,264	1.5%	$46.08
Bank of America	Bank	Apr. 2015		—	1 x 5 years	14,234	0.5%	$1,152,577	1.5%	$80.97
Taylor Global	Public relations	Jul. 2018		—	—	25,744	0.9%	$1,119,105	1.5%	$43.47

Total/Weighted Average						674,190	23.7%	$34,388,230	44.6%	$51.01

(1)	Excludes (i) 52,382 rentable square feet attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the company’s observatory.
(2)	Annualized company’s base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $3,084,144. Total annualized base rent, net of abatements and free rent is $73,940,478.
(3)	In January 2011, LF USA signed a lease that increased their total square footage at the Empire State Building to 482,399 square feet, representing an additional $18,813,561 of annualized based rent, or annualized base rent per square foot of $39.00. 308,233 of this square footage has commenced as of September 30, 2011. LF USA also signed a lease in November 2011 (which is not reflected in the above table) for an additional 106,545 square feet that increased their total square footage at the Empire State Building to 588,944 square feet.
(4)	In May 2011, Coty’s lease was amended such that, upon commencement (expected to be in the second quarter of 2012), Coty will increase their total square footage at the Empire State Building to 194,281 square feet, representing an additional $4,272,912 of annualized base rent as of September 30, 2011, or annualized base rent per leased square foot of $42.00 as of September 30, 2011.
(5)	The lease will expire 15 years and four months following substantial completion of certain expansion space pursuant to the First Lease Modification and Extension Agreement, as of August 15, 2011, between Empire State Building Company L.L.C. and Walgreen Eastern Co., Inc.

Empire State Building Lease Expirations

The following table sets forth the lease expirations for leases in place at the Empire State Building as of September 30, 2011 for the three months ending December 31, 2011 and for each of the ten full calendar years beginning with the year ending December 31, 2012 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights. As of September 30, 2011, the weighted average remaining lease term for the property was eight years and four months.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Leases Expiring(2)	Percent of Property Square Feet	Annualized Base Rent(3)	Percent of Property Annualized Base Rent(4)	Annualized Base Rent Per Leased Square Foot
Available	—	706,018	24.9%	—	—	—
Signed leases not commenced	—	186,182	6.5%	—	—	—
Month-to-month leases	1	1,887	0.1%	$18,450	0.0%	$9.78
2011 (October 1, 2011 to December 31, 2011)	16	54,085	1.9%	$1,670,494	2.2%	$30.89
2012	60	244,220	8.6%	$7,234,697	9.4%	$29.62
2013	50	215,569	7.6%	$5,640,261	7.3%	$26.16
2014	39	143,772	5.1%	$4,462,817	5.8%	$31.04
2015	30	156,276	5.5%	$6,280,314	8.2%	$40.19
2016	16	94,174	3.3%	$3,025,801	3.9%	$32.13
2017	13	35,982	1.3%	$1,504,922	2.0%	$41.82
2018	26	142,416	5.0%	$5,746,967	7.5%	$40.35
2019	8	45,698	1.6%	$2,703,989	3.5%	$59.17
2020	20	231,162	8.1%	$14,441,823	18.7%	$62.47
2021	10	66,391	2.3%	$2,701,243	3.5%	$40.69
Thereafter	17	515,602	18.2%	$21,592,844	28.0%	$41.88

Total/Weighted Average	306	2,839,434	100.0%	$77,024,622	100.0%	$39.56

(1)	Excludes broadcasting licenses and observatory operations.
(2)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes (i) 52,382 rentable square feet attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the company’s observatory.
(3)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $3,084,144. Total annualized base rent, net of abatements and free rent is $73,940,478.
(4)	Represents the percentage of annualized base rent of office and ground-floor retail leases at the Empire State Building.

Empire State Building Percent Leased and Base Rent

The following table sets forth the percent leased, annualized base rent per leased square foot and net effective base rent per leased square foot for the Empire State Building as of the dates indicated below:

Date	Percentage Leased(1), (2)	Annualized Base Rent per Leased Square Foot(3)	Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2011	68.6%	$39.56	$39.40
December 31, 2010	66.2%	$35.68	$35.04
December 31, 2009	68.5%	$34.95	$34.10
December 31, 2008	69.0%	$32.41	$31.82
December 31, 2007	70.2%	$27.96	$27.29
December 31, 2006	75.6%	$27.10	$26.60

(1)	Based on leases commenced as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.
(2)	As part of the company’s effort to increase the credit quality of its tenants, the company has been aggregating smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. As a result, percent leased has decreased from December 31, 2006 through September 30, 2011.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements and free rent)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(4)	Net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

The Empire State Building and improvements to the property are being depreciated on a straight-line basis over their estimated useful lives of 39 years. The current real estate tax rate for the Empire State Building is $101.52 per $1,000 of assessed value. Real estate taxes for the years ended December 31, 2010 and 2009 were $27,664,886 and $24,785,578, respectively. In the opinion of the company’s management, the Empire State Building is adequately covered by insurance.

One Grand Central Place, New York, New York

60 East 42nd St. Associates L.L.C. made a convertible mortgage on One Grand Central Place in 1954 through a public partnership and subsequently acquired fee title to the property in 1958. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in November 2002. The building comprises premier office space and lower-level and ground-floor retail space. It is located on 42nd Street, between Park and Madison Avenues, directly across the street from Grand Central Terminal, located within walking distance of multiple parking garages, world-class shopping, dining and lodging. One Grand Central Place was built in 1930. The 55-story building comprises 1,157,911 rentable square feet of office space and 68,343 rentable square feet of retail space and is constructed of concrete, steel and masonry. Its close proximity to mass transportation includes numerous subway lines and bus routes; Grand Central Terminal; and the Times Square Shuttle. In-building services and amenities include on-site building management office; 24/7 attended lobby; a multi-media conference center; messenger center for the exclusive use of building tenants; a visitor center for convenient and efficient access for building visitors; bank, newsstand and dining facilities; and additional conveniences in the building’s retail arcade. As part of the company’s effort to increase the quality of its tenants, the company has embarked on a renovation and repositioning program over time to aggregate smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. The company has implemented a program to pre-build modern office suites with efficient layouts which are leased to higher credit-quality tenants for longer lease terms. As of September 30, 2011, the building’s five largest third-party tenants based on annualized base rent were JP Morgan Chase Bank, a global financial services firm; Pipeline Financial Group, Inc., an operator of institutional electronic brokerages in the United States and Europe; Bank of America, N.A., a global financial services firm; Charles Schwab & Co., Inc., a retail brokerage service provider; and Schoeman, Updike & Kaufman LLP, a New York and Chicago-based law firm.

One Grand Central Place was the recipient of the BOMA 2010 Pinnacle Award for the Operating Building of the Year, in recognition of “outstanding operations including energy management, emergency preparedness, environmental compliance, community impact, tenant relations, operational standards, training excellence and overall attractiveness,” and in 2007, BOMA named One Grand Central Place as the Pinnacle Award winner for the Historical Building of the Year award, honoring a “commitment to the preservation of historical integrity while taking full advantage of the improvements of the modern era.”

Since the supervisor gained day-to-day management of One Grand Central Place in November 2002, 60 East 42nd St. Associates L.L.C. has invested approximately $27.0 million through its restoration and renovation program at the property through September 30, 2011. The company expects to complete its renovation program by 2013. The company’s renovation program at the property has taken substantial time to design and implement due to many factors, including the overall scale of the program, the market timing of re-leasing upgraded spaces to existing and prospective tenants, the company’s desire to minimize existing tenant disruptions, and the need to obtain consents of investors in the property to complete financings. The following table summarizes the status of major improvements the company has completed, those that are currently in process, and those that the company expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby restoration and upgrade	x
Renovate and provide cooling to public corridors	x
Renovate public bathrooms	x
New windows	x
Elevator modernization	x
New tenants only conference center	x
Visitors center	x
Roof replacements	x
Restore façade	x
Replace fire alarm system	x
Additional roof replacements		x
Building wide sprinklers to comply with Local Law 26		x
Upgrade finishes in public corridors			x
Additional bathrooms to be upgraded			x
Cooling tower			x
Energy efficiency retrofits			x

One Grand Central Place is subject to competition from a large number of other existing office properties and new office properties that may be constructed in the future.

One Grand Central Place Primary Tenants

The following table summarizes information regarding the primary tenants of One Grand Central Place as of September 30, 2011:

Tenant	Principle Nature of Business	Lease Expiration	Date of Earliest Termination Option	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet(1)	Annualized Base Rent(2)	Percent of Property Annualized Rent	Annualized Base Rent per Leased Square Foot
JP Morgan Chase Bank	Bank	Sept. 2013	—	—	18,683	1.5%	$1,465,315	3.1%	$78.43
Pipeline Financial Group, Inc.	Network solutions for block trading	Oct. 2018	—	—	24,965	2.0%	$1,348,110	2.9%	$54.00
Bank of America, N.A.	Bank	Apr. 2017	—	1 x 5 years	14,127	1.1%	$1,325,000	2.8%	$93.79
Charles Schwab & Co., Inc.	Retail broker	May 2021	—	1 x 5 years	10,702	0.9%	$1,287,300	2.7%	$120.29
Schoeman, Updike & Kaufman, LLP	Law firm	Oct. 2012	—	—	24,493	2.0%	$1,071,417	2.3%	$43.74
Pine Brook Road Partners, LLC	Private equity firm	Sept. 2021	1/1/2015	1 x 5 years	17,825	1.5%	$937,376	2.0%	$52.59
Sunbelt Beverage Co., LLC	Wine & spirits wholesaler	Aug. 2023	—	—	21,498	1.8%	$924,414	2.0%	$43.00
Haver Analytics, Inc.	Economic & financial database	Apr. 2018	—	—	12,041	1.0%	$818,788	1.7%	$68.00
Special Funds Conservation	Defends special disability fund & workers’ comp cases	Apr. 2021	—	1 x 5 years	17,614	1.4%	$704,560	1.5%	$40.00
Gibbs & Soell, Inc.	Public relations	Nov. 2019	—	1 x 5 years	12,724	1.0%	$699,820	1.5%	$55.00

Total/Weighted Average					174,672	14.2%	$10,582,099	22.5%	$60.58

(1)	Excludes 31,295 rentable square feet attributable to building management use and tenant amenities.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2010, by (ii) 12. Total abatements and free rent with respect to leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $267,059. Total annualized base rent, net of abatements and free rent is $46,790,257.

One Grand Central Place Lease Expirations

The following table sets forth the lease expirations for leases in place at One Grand Central Place as of September 30, 2011 for the three months ending December 31, 2011 and for each of the ten full calendar years beginning with the year ending December 31, 2012 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights. As of September 30, 2011, the weighted average remaining lease term for the property was four years, seven months.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring(1)	Percent of Property Square Feet	Annualized Base Rent(2)	Percent of Property Annualized Rent(3)	Annualized Base Rent per Leased Square Foot
Available	—	219,118	17.9%	—	—	—
Signed leases not commenced	6	24,212	2.0%	—	—	—
Month-to-month leases	9	22,381	1.8%	$1,252,412	2.6%	$55.96
2011 (October 1, 2011 to December 31, 2011)	20	49,586	4.0%	$1,829,258	3.9%	$36.89
2012	68	161,619	13.2%	$6,727,715	14.3%	$41.63
2013	69	135,649	11.1%	$6,996,652	14.9%	$51.58
2014	51	108,016	8.8%	$4,984,373	10.6%	$46.14
2015	47	136,227	11.1%	$5,803,230	12.3%	$42.60
2016	12	38,907	3.2%	$1,673,787	3.5%	$43.02
2017	14	64,602	5.3%	$3,708,429	7.9%	$57.40
2018	8	53,169	4.3%	$2,952,856	6.3%	$55.54
2019	5	38,892	3.2%	$1,828,296	3.9%	$47.01
2020	9	42,634	3.5%	$2,106,626	4.5%	$49.41
2021	9	81,620	6.7%	$4,788,678	10.2%	$58.67
Thereafter	4	49,622	3.9%	$2,405,005	5.1%	$48.47

Total/Weighted Average	331	1,226,254	100.0%	$47,057,316	100.0%	$47.87

(1)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes 31,295 rentable square feet attributable to building management use and tenant amenities.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $267,059. Total annualized base rent, net of abatements and free rent is $46,790,257.
(3)	Represents the percentage of annualized base rent of office and ground-floor retail leases at One Grand Central Place.

One Grand Central Place Percent Leased and Base Rent

The following table sets forth the percent leased, annualized base rent per leased square foot and net effective base rent per leased square foot for One Grand Central Place as of the dates indicated below:

Date	Percentage Leased(1), (2)	Annualized Base Rent per Leased Square Foot(3)	Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2011	80.2%	$47.87	$47.43
December 31, 2010	80.2%	$46.42	$46.20
December 31, 2009	76.6%	$45.16	$44.92
December 31, 2008	81.3%	$43.84	$43.14
December 31, 2007	87.9%	$39.53	$39.28
December 31, 2006	89.1%	$36.23	$35.97

(1)	Based on leases commenced as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.
(2)	As part of the company’s effort to increase the credit quality of its tenants, the company has been aggregating smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms at higher rents. As a result, percent leased has decreased from December 31, 2006 through September 30, 2011.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(4)	Net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

One Grand Central Place and improvements to the property are being depreciated on a straight-line basis over their estimated useful lives of 39 years. The current real estate tax rate for One Grand Central Place is $101.52 per $1,000 of assessed value. Real estate taxes for the years ended December 31, 2010 and December 31, 2009 were $10,594,397 and $10,395,749, respectively. In the opinion of the company’s management, One Grand Central Place is adequately covered by insurance.

250 West 57th Street, New York, New York

250 West 57th St. Associates L.L.C. acquired fee title to 250 West 57th Street through a public partnership in 1953. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in November 2002. The building comprises premier office space and ground-floor and lower-level retail space. It occupies the entire blockfront of 57th Street between Broadway and Eighth Avenue, close to Columbus Circle and the new media headquarters concentration in New York City, including Time Warner, Random House and Hearst Corporation, and is located within walking distance of multiple parking garages, world-class shopping, dining and lodging. 250 West 57th Street was built in 1921. The 26-story building comprises 476,870 rentable square feet of office space and 53,837 rentable square feet of retail space and is constructed of concrete, steel, masonry and terra cotta. Its close proximity to mass transportation includes direct access to numerous subway lines and bus routes. In-building services and amenities include on-site building management office; concierge desk; 24/7 attended lobby; specialty retail stores; a drug store; and a barber shop. As part of the company’s effort to increase the quality of its tenants, the company has embarked on a renovation and repositioning program over time to aggregate smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. The company has implemented a program to pre-build modern office suites with efficient layouts which are leased to higher credit-quality tenants for longer lease terms. As of September 30, 2011, the building’s five largest tenants based on annualized rent rate were The TJX Companies, Inc., a discount retailer of apparel and home fashions; Duane Reade, a New York-based pharmacy chain owned by Walgreen; the Gap, Inc., a specialty retailer offering clothing, accessories and personal care products; N.S. Bienstock, Inc., a leading talent agency; and NIP Training Institute, a provider of psychoanalytic treatment and training for clinicians.

Since the supervisor gained day-to-day management of 250 West 57th Street in November 2002, 250 West 57th St. Associates L.L.C. has invested approximately $30.0 million through its restoration and renovation program at the property through September 30, 2011. The company expects to complete its renovation program by 2013. The company’s renovation program at the property has taken substantial time to design and implement due to many factors, including the overall scale of the program, the market timing of re-leasing upgraded spaces to existing and prospective tenants, the company’s desire to minimize existing tenant disruptions, and the need to obtain consents of investors in the property to complete financings. The following table summarizes the status of major improvements the company has completed, those that are currently in process, and those that the company expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby renovation	x
Renovate public corridors	x
Renovate public bathrooms	x
New windows	x
Conversion of second floor to retail space	x
Chiller replacement	x
Electrical upgrades	x
Replace fire alarm system	x
Upgrade finishes in public corridors		x
Restore façade		x
Building wide sprinklers to comply with Local Law 26		x
Energy efficiency retrofits			x
New cooling tower			x
Freight elevator modernization			x

501 Seventh Avenue, New York, New York

One of the private entities acquired fee title to 501 Seventh Avenue through a private partnership in 1950. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in November 2002. The building comprises premier office space, apparel showroom space and ground-floor retail space. It occupies the northeast corner of 37th Street and Seventh Avenue, between the Times Square and Herald Square transportation hubs, within walking distance of multiple parking garages, world-class shopping, dining and lodging. 501 Seventh Avenue was built in 1923. The 18-story building comprises 431,971 rentable square feet of office space and 37,765 rentable square feet of retail space and is constructed of concrete, steel, masonry and stone. Its close proximity to mass transportation includes numerous subway lines and bus routes; Pennsylvania Station; Grand Central Terminal; the Port Authority Bus Terminal; and PATH train services. In-building services and amenities include on-site building management office; a lobby newsstand; dining facilities; and 24/7 attended lobby. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were Warnaco, Inc., a global apparel leader; Local Initiatives Support Corporation, the largest community development support organization in the country; Office of Alcohol and Substance Abuse Services, an organization that plans, develops and regulates the state’s system of chemical dependence and gambling treatment agencies; Carolina Herrera Ltd., an international design firm; and Chipotle Mexican Grill, Inc., an operator of Mexican fast food restaurants.

501 Seventh Avenue is the recipient of the BOMA 2006 Pinnacle Award for the Renovated Building of the Year, for undergoing “modernization through restoration, renovation, expansion and/or conversion,” and in 2005, BOMA named 501 Seventh Avenue as the Pinnacle Award winner of the Operating Building of the Year award, in recognition of “outstanding operations including energy management, emergency preparedness, environmental compliance, community impact, tenant relations, operational standards, training excellence and overall attractiveness.”

Since the supervisor gained day-to-day management of 501 Seventh Avenue in November 2002, the private entity has invested approximately $47.0 million through its restoration and renovation program at the property through September 30, 2011. The company expects to complete its renovation program by 2013. The company’s renovation program at the property has taken substantial time to design and implement due to many factors, including the overall scale of the program, the market timing of re-leasing upgraded spaces to existing and prospective tenants, the company’s desire to minimize existing tenant disruptions, and the need to obtain consents of investors in the property to complete financings. The following table summarizes the status of major improvements the company has completed, those that are currently in process, and those that the company expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby renovation	x
New elevator cabs	x
Renovate public corridors	x
Renovate public bathrooms	x
New windows	x
Restore façade	x
New cooling tower and distribution	x
New sidewalks	x
New electrical distribution	x
Replace fire alarm system	x
Energy efficiency retrofits			x
Elevator modernization			x
Additional corridors and bathrooms to be upgraded			x
Cooling tower expansion			x

1359 Broadway, New York, New York

One of the private entities acquired fee title to 1359 Broadway through a private partnership in 1953. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in May 2003. The building comprises premier office space and ground-floor retail space. It occupies the northwest corner of 36th Street and Broadway, between the nearby Times Square and Herald Square transportation hubs, located within walking distance of multiple parking garages, world-class shopping, dining and lodging. 1359 Broadway was built in 1924. The 22-story building comprises 437,943 rentable square feet of office space and 27,618 rentable square feet of retail space and is constructed of concrete, steel, masonry and stone. Its close proximity to mass transportation includes numerous subway lines and bus routes; Pennsylvania Station; Grand Central Terminal; the Port Authority Bus Terminal; and PATH train services. In-building services and amenities include 24/7 attended lobby; a bank; lobby newsstand; dining facilities; and a UPS store. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were LF USA, Inc., an affiliate of Li & Fung, a global supply chain management firm; Actimize, Inc., a leading worldwide provider of financial crime, risk and compliance solutions; IPREO Holdings LLC, a leading global provider of market intelligence, deal execution platforms and investor communication tools; Redeemer Presbyterian Church, an orthodox Protestant church; and Conference for Jewish Material Claims Against Germany, an aid organization for victims of Nazism.

1359 Broadway is the recipient of BOMA 2007 Pinnacle Award for the Renovated Building of the Year, for undergoing “modernization through restoration, renovation, expansion and/or conversion.” Additionally, in 2007, 1359 Broadway won the Fashion Center Property Improvement Award in the Lobby Renovation category.

Since the supervisor gained day-to-day management of 1359 Broadway in May 2003, the private entity has invested approximately $24.0 million through its restoration and renovation program at the property through September 30, 2011. The company’s renovation program at this property is substantially complete, except for further planned improvements shown in the below chart. The timing of implementation of the company’s improvement program is dependent on various factors including the overall scale of the program, existing tenant lease expiration dates that may interfere with the company’s ability to execute certain work until existing tenants vacate or can be relocated, and the prior need to obtain consents of investors in the property to complete financings to fund improvement programs or fund improvements from cash flow. The following table summarizes the status of major improvements the company has completed, those that are currently in process, and those that the company expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby renovation	x
Elevator modernization	x
Renovate public corridors	x
Renovate public bathrooms	x
New windows	x
Restore façade	x
New sidewalk	x
Structural vault restoration	x
Roof replacement	x
Storefront replacement	x
Electric service upgrade and distribution	x
Replace fire alarm system	x
Energy efficiency measures			x
New cooling tower			x
Remaining storefront replacement			x

1333 Broadway, New York, New York

One of the private entities acquired fee title to 1333 Broadway through a private partnership in 1979. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in August 2006. The building comprises premier office space and lower-level, ground-floor and second-floor retail space. It occupies the northwest corner of 35th Street and Broadway, between the nearby Times Square and Herald Square transportation hubs, directly across from the Macy’s flagship location, located within walking distance of multiple parking garages, world-class shopping, dining and lodging. 1333 Broadway was built in 1915. The 12-story building comprises 296,565 rentable square feet of office space and 50,063 rentable square feet of retail space and is constructed of concrete, steel, masonry and stone. Its close proximity to mass transportation includes numerous subway lines and bus routes; Pennsylvania Station; Grand Central Terminal; the Port Authority Bus Terminal; and PATH train services. In-building services and amenities include a 24/7 attended lobby. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were LF USA, Inc., an affiliate of Li & Fung, a global supply chain management firm; Aetna Life Insurance Company, one of the nation’s leading providers of insurance and employee benefits; OCE-USA Holding, Inc., a global leader in digital document management and delivery technology; Gerber Childrenswear LLC, a leading marketer of infant and toddler apparel; and New York Outdoor, an outdoor billboard advertising company.

Since the supervisor gained day-to-day management of 1333 Broadway in August 2006, the private entity has invested approximately $23.0 million through its restoration and renovation program at the property through September 30, 2011. The company expects to complete its renovation program by 2013. The company’s renovation program at the property has taken substantial time to design and implement due to many factors, including the overall scale of the program, the market timing of re-leasing upgraded spaces to existing and prospective tenants, the company’s desire to minimize existing tenant disruptions, and the need to obtain consents of investors in the property to complete financings. The following table summarizes the status of major improvements the company has completed, those that are currently in process, and those that the company expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby renovation	x
Elevator modernization	x
Renovate public corridors	x
Renovate public bathrooms	x
New windows	x
Restore façade	x
Roof replacement	x
Sidewalk and structural vault replacement	x
Replace fire alarm system	x
Base building work for retail space		x
Retail storefront			x
Energy efficiency retrofits			x

1350 Broadway, New York, New York

One of the private entities acquired a long-term leasehold in the land underlying 1350 Broadway and the improvements in 1965 pursuant to a ground lease with a remaining term, including unilateral extension rights available to the company, of approximately 39 years, expiring on July 31, 2050. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in August 2006. The building comprises premier office space and ground-floor retail space. It occupies the entire block amidst Broadway, Sixth Avenue, 35th and 36th Streets, between the nearby Times Square and Herald Square transportation hubs, located within walking distance of multiple parking garages, world-class shopping, dining and lodging. 1350 Broadway was built in 1929. The 26-story building comprises 359,691 rentable square feet of office space and 30,895 rentable square feet of retail space and is constructed of concrete, steel, masonry and stone. Its close proximity to mass transportation includes numerous subway lines; numerous bus routes; Pennsylvania Station; Grand Central Terminal; the Port Authority Bus Terminal; and PATH train services. In-building services and amenities include on-site building management office; 24/7 attended lobby; a bank; FedEx/Kinko’s; Duane Reade; Starbucks; and a hair salon. As part of the company’s effort to increase the quality of its tenants, the company has embarked on a renovation and repositioning program over time to aggregate smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. The company has implemented a program to pre-build modern office suites with efficient layouts which are leased to higher credit-quality tenants for longer lease terms. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were Duane Reade, a New York-based pharmacy chain owned by Walgreen; Sovereign Bank, one of the largest banks in the northeastern United States; HSBC, one of the largest banking and financial services organizations in the world; Tarter Krinsky & Drogin LLP, a full-service law firm; and The Hawthorne Agency LLC, a full-service marketing, public relations and web site solutions firm.

1350 Broadway is the recipient of the BOMA 2011 Pinnacle Award winner of the Operating Building of the Year award in the 250,000 – 499,999 Square Feet subcategory, in recognition of “outstanding operations including energy management, emergency preparedness, environmental compliance, community impact, tenant relations, operational standards, training excellence and overall attractiveness.”

Since the supervisor gained day-to-day management of 1350 Broadway in August 2006, the private entity has invested approximately $22.0 million through its restoration and renovation program at the property through September 30, 2011. The company expects to complete its renovation program by 2013. The company’s renovation program at the property has taken substantial time to design and implement due to many factors, including the overall scale of the program, the market timing of re-leasing upgraded spaces to existing and prospective tenants, the company’s desire to minimize existing tenant disruptions, and the need to obtain consents of investors in the property to complete financings. The following table summarizes the status of major improvements the company has completed, those that are currently in process, and those that the company expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby renovation	x
Freight elevator modernization	x
New passenger elevator cabs	x
Renovate public corridors	x
Renovate public bathrooms	x
New windows	x
Restore façade	x
Replace roofs	x
New sidewalks and structural vaults	x
Replace fire alarm system	x
New chiller			x
Automated building controls			x
Energy efficiency retrofit			x

First Stamford Place, Stamford, Connecticut

One of the private entities acquired fee title in First Stamford Place in 2001. The office complex is located in Stamford, Connecticut, adjacent to the Stamford Transportation Center which serves the Metro North commuter line with express service to Grand Central Terminal. First Stamford Place was built in 1986. The complex consists of three mirrored glass and precast concrete office buildings, integrated in a campus environment and comprises 784,487 rentable square feet of office space. Its close proximity to mass transportation at the Stamford Transportation Center includes access to Acela Express Amtrak and Metro North train services; Connecticut transit buses with local and inter-county service to Westchester County, New York; taxis; and van pool transportation options. In-building services and amenities include on-site building management offices; concierge; full-time security; structured parking garage; a tenants-only conference center; tenants-only fitness center; dining facility; a privately operated day-care center in a leased space that can accommodate 96 children; an outdoor landscaped seating area; courier and express mail drop boxes; auto spa; barber shop; sundry shop; ATM; a tenants-only shuttle van service to and from the Stamford Transportation Center and downtown shopping areas; and there is a Hilton Hotel within the campus. Tenants also have access to a secured structured parking facility with approximately 1,770 parking spaces upon which the complex sits. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were Legg Mason, an asset management firm; Odyssey America Reinsurance Corporation, an underwriter of reinsurance and specialty insurance; Thomson Reuters, a publishing and information services company; Elizabeth Arden, Inc., a global prestige beauty, cosmetics and fragrance company; and Citibank N.A., a global banking and financial services organization.

First Stamford Place is the recipient of an award from The Building Owners and Managers Association of Southern Connecticut, or BOMA Southern Connecticut, which named First Stamford Place as the 2003 winner of The Outstanding Building of the Year, or TOBY, award in the Suburban Mid-Rise Office Park subcategory, honoring “the best of the best in commercial buildings.”

Metro Center, Stamford, Connecticut

One of the private entities acquired fee title in Metro Center in 1984. The office building is located in Stamford, Connecticut, near the Stamford Transportation Center which serves the Metro North commuter line with express service to Grand Central Terminal. Metro Center was built in 1987. The eight-story office building comprises 275,608 rentable square feet of office space and is constructed of concrete, steel and masonry. Its close proximity to mass transportation at the Stamford Transportation Center includes access to Acela Express, Amtrak and Metro North train services; Connecticut transit buses with local and inter-county service to Westchester County, New York; taxis; and van pool transportation options. In-building services and amenities include on-site building management offices; concierge; full-time security; structured parking garage; tenants-only conference center; tenants-only fitness center; dining facility; on-site auto rental agencies; a sundry shop; ATM; and a tenants-only shuttle van service to and from downtown shopping areas. Tenants also have access to a secured structured parking facility within the building. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were Thomson Reuters, a provider of intellectual property and regulatory information; Jeffries Group, a global securities and investment banking group; Torm USA LLC, a sea transport shipping company; Media Networks Inc., a division of Time-Warner that provides local advertisers access to national magazines; and Columbus Circle Investors, an institutional equity investment manager.

Metro Center is the recipient of the 2007 BOMA Mid-Atlantic Conference TOBY award, honoring “the best of the best in commercial buildings.” Additionally, in 2006 and 1998, Metro Center won TOBY awards from BOMA Southern Connecticut. Metro Center recently earned the federal government’s “Energy Star” designation, signifying that it ranks among the best of the nation’s commercial buildings in terms of energy efficiency.

10 Bank Street, White Plains, New York

One of the private entities acquired fee title interest in 10 Bank Street in 1999. The office building is located in downtown White Plains, New York, immediately adjacent to the White Plains Transportation Center, which serves the Metro North commuter line with express service to Grand Central Terminal. 10 Bank Street was built in 1989. The 12-story building comprises 228,933 rentable square feet of office space and is constructed of concrete with a glass façade. Its close proximity to mass transportation includes the Metro North Commuter Line; the Bee-Line Bus System, providing service to the Port Chester, Metro North Railroad, New Haven Line; taxis; and access to major highways. In-building services and amenities include on-site building management; concierge; on-site dining; full-time security; and an ATM. Tenants also have access to a six-level secured structured parking facility that is connected to the building. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were Addison Wesley Longman, Inc., an educational publishing services company; Fifth Street Capital, Inc., a buyout financing firm; Evolution Markets LLC, a global advisory and brokerage firm; Rockwood Capital, LLC, a private real estate investment firm; and Marubeni Specialty Chemicals, Inc., a distributor, importer and exporter of specialty chemicals and value added materials.

10 Bank Street is the recipient of the 2011 Building Owners and Managers Association of Westchester County, or BOMA Westchester County, TOBY award for Best Green Initiatives and the 2000 and 2005 TOBY award for Office Building of the Year, honoring “the best of the best in commercial buildings.” Additionally, in 1999, 10 Bank Street won the Owner/Investor Acquisition of the Year award from the Connecticut & Suburban New York chapter of the Commercial Real Estate Development Association, or NAIOP, awarded to the developer “that best exemplifies leadership and innovation in the commercial real estate market.” 10 Bank Street recently earned the federal government’s “Energy Star” designation, signifying that it ranks among the best of the nation’s commercial buildings in terms of energy efficiency.

383 Main Avenue, Norwalk, Connecticut

One of the private entities acquired fee title in 383 Main Avenue in 1994. The office building is located in Norwalk, Connecticut, at the intersection of the Super 7 Expressway and the Merritt Parkway, with immediate access to the Super 7 Expressway, Exits 40A and 40B of the Merritt Parkway and the Metro North Commuter Railroad. 383 Main Avenue was built in 1985. The eight-story building comprises 260,468 rentable square feet of office space and is constructed of glass, steel and brick. Its close proximity to mass transportation includes the South Norwalk Railroad Station and Merritt 7 Station, which provide access to Metro North train services. In-building services and amenities include on-site building management; full-time security and concierge; 24-hour attended access; tenants-only fitness center; tenants-only conference center; dining facilities; an ATM; and a tenants-only shuttle van service to the South Norwalk Transportation Center and Merritt 7 Station. Tenants also have access to free on-site parking, structured parking on which the building sits. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were Reed Elsevier, Inc., a provider of professional information solutions; CIT Inc., a lending, leasing and advisory services provider; Nestle Holdings, Inc. a nutrition, health and wellness company; SAP America, Inc., a provider of business management software; and The Fairfield County Community Foundation, a foundation that supports Fairfield County, Connecticut.

383 Main Avenue is the recipient of an award from BOMA Southern Connecticut, which named 383 Main Avenue as the 1999 winner of the TOBY award, honoring “the best of the best in commercial buildings.” 383 Main Avenue recently earned the federal government’s “Energy Star” designation, signifying that it ranks among the best of the nation’s commercial buildings in terms of energy efficiency.

500 Mamaroneck Avenue, Harrison, New York

One of the private entities acquired fee title in 500 Mamaroneck Avenue in 1999. The office building is located 1 1/4 miles north of I-95 at Exit 18B West and 1 3/4 miles to the Mamaroneck train station. 500 Mamaroneck Avenue was built in 1987. The five-story building comprises 289,682 rentable square feet of office space and is constructed of a mirrored glass curtain wall on 35 landscaped acres in Harrison, New York. Its close proximity to mass transportation includes the Mamaroneck and White Plains train stations, which provide access to Metro North train services. In-building services and amenities include on-site management; concierge; full-time security; tenants-only executive conference center; tenants-only fitness center; a dining facility; an ATM; and a tenants-only shuttle service to the Mamaroneck train station. Tenants also have access to free on-site parking. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were Mariner Investment Group, Inc., an alternative investment management firm; O’Connor Davies Munns & Dobbins, an accounting and consulting firm; GFK NOP LLC, a market research company; Universal Remote Control, a manufacturer of wireless remote control devices; and Stark Business Solutions, a manufacturer of shared office suites.

500 Mamaroneck Avenue is the recipient of the 2002 BOMA Westchester County TOBY award, honoring “the best of the best in commercial buildings.” Additionally, in 1999, 500 Mamaroneck Avenue won the Owner/Investor Acquisition of the Year Award from the Connecticut & Suburban New York chapter of the Commercial Real Estate Development Association, or NAIOP, awarded to the developer “that best exemplifies leadership and innovation in the commercial real estate market.” 500 Mamaroneck Avenue recently earned the federal government’s “Energy Star” designation, signifying that it ranks among the best of the nation’s commercial buildings in terms of energy efficiency.

1010 Third Avenue, New York, New York

The supervisor acquired a condominium interest in 1010 Third Avenue in 1998. The retail property is located at the northwest corner of 60th Street and Third Avenue, directly adjacent to Bloomingdale’s flagship store, located in the heart of one of Manhattan’s Upper East Side’s most vibrant office, retail and residential neighborhoods. 1010 Third Avenue was built in 1962. The three-story condominium unit, located at the base of a 20-story mixed use residential condominium building, comprises 44,662 rentable square feet of retail condominium space and a 34-space condominium parking garage unit, and is constructed of brick. Its close proximity to mass transportation includes numerous subway lines and bus routes. As of September 30, 2011, the property’s tenants were Ethan Allen, a manufacturer and retailer of home furnishings; and Quik Park, a leading operator of parking facilities throughout the New York metro area.

Significant work was completed at 1010 Third Avenue following its acquisition as part of a long term strategy to convert the entire property to retail space, included conversion of the second and third-floor office space into retail space, obtaining city approvals for a required loading zone that involved the relocation of a city bus stop and prior no-standing zone, and engineering to install a tenant escalator to provide street-level access to the second floor. All required zoning approvals were obtained as part of a subsequent effort to convert all of the remaining office space into retail space and to consolidate the entire first, second and third floors for occupancy by large retailers.

77 West 55th Street, New York, New York

One of the private entities acquired a condominium interest in 77 West 55th Street in 1998. The retail property is located at the northeast corner of Sixth Avenue and 55th Street, a well established 24-hour destination that attracts day-time workers, convenience and destination shoppers, tourists and residents. 77 West 55th Street was built in 1962. The ground-floor condominium unit, situated at the base of a 20-story residential condominium building, comprises 24,102 rentable square feet of retail condominium space and a 61-space condominium parking garage unit, and is constructed of brick. Its close proximity to mass transportation includes numerous subway lines and bus routes. As of September 30, 2011, the property’s tenants were Tapps Supermarkets Inc., a gourmet foods supermarket; Bank of America, a financial services leader; and Quik Park, a leading operator of parking facilities throughout the New York metro area.

10 Union Square, New York, New York

One of the private entities acquired a condominium interest in 10 Union Square in 1996. The retail property is situated on the entire block-front between 14th and 15th Streets on the east side of Union Square. 10 Union Square was built in 1987. The ground-floor and lower-level condominium unit, located at the base of a 29-story mixed-use development known as the Zeckendorf Towers, comprises 58,005 rentable square feet of retail space. Its close proximity to mass transportation includes numerous subway lines, the PATH trains and bus routes, and it is located atop one of the busiest subway stations in New York City. As of September 30, 2011, the property’s five largest tenants based on annualized base rent were A&P, a metro New York area supermarket, which filed for bankruptcy on December 10, 2010 but has affirmed its lease and is current on rental payments; Best Buy Stores, an electronics retailer; Starbucks, a coffee company; Chipotle Mexican Grill, Inc., an operator of Mexican fast food restaurants; and LM Restaurant Group, the parent company of several restaurants on the east coast.

1542 Third Avenue, New York, New York

One of the private entities acquired a condominium interest in 1542 Third Avenue in 1999. The retail property is located on the west side of Third Avenue between East 86th and 87th Streets and the north side of 86th Street between Lexington and Third Avenues in Manhattan’s Upper East Side. 1542 Third Avenue was built in 1991. The ground-floor retail condominium unit, located at the base of a 25-story luxury residential condominium building, comprises 56,250 rentable square feet of retail space and is constructed of brick. Its close proximity to mass transportation includes numerous subway lines and bus routes. As of September 30, 2011, the property’s tenants were Sprint, a provider of wireless and wireline communications services; Loews Orpheum Cinemas, a movie exhibition company; and Payless Shoesource, a specialty family footwear retailer.

69-97 Main Street, Westport, Connecticut

One of the private entities acquired fee title to 69-97 Main Street in 2003. The adjacent retail units are located on Main Street in Westport, Connecticut, one of Fairfield County’s most affluent shopping districts with one of the country’s highest concentrations of major national, regional and local retail tenants. 69-97 Main Street was built in 1922. The single-story structure comprises 17,103 rentable square feet of high-end retail space and is constructed of brick and masonry. Its dual entrances provide direct public access to the stores from Main Street and Parker Harding Plaza, a public parking lot directly behind the property, and it is located in close proximity to major highways. As of September 30, 2011, the property’s tenants were Lululemon, a manufacturer of technical athletic apparel; Nike, an athletic footwear and apparel company that recently signed a ten-year lease for approximately 5,400 square feet; Theory, a high-fashion clothier that also recently signed a ten-year lease for approximately 2,600 square feet; and Ann Taylor, a leading specialty retailer for women’s clothing.

103-107 Main Street, Westport, Connecticut

One of the private entities acquired fee title in 103-107 Main Street in 2006. The adjacent retail units are located on Main Street in Westport, Connecticut, one of Fairfield County’s most affluent shopping districts with one of the country’s highest concentrations of major national, regional and local retail tenants. 103-107 Main Street was built in 1900. The single-story structure comprises 4,330 rentable square feet of high-end retail space and restaurant space and is constructed of brick and masonry. Its dual entrances provide direct public access to the stores from Main Street and Parker Harding Plaza, a public parking lot directly behind the property, and it is located in close proximity to major highways. As of September 30, 2011, the property’s tenants were Kate Spade, a global accessories and clothing brand; Westport Pizzeria & Restaurant, a restaurant; and Francois du Pont Jewelers, a jewelry retailer.

The company is contemplating performing work at 103-107 Main Street, which would include the potential consolidation of three inefficiently demised retail spaces into one or two retail spaces.

Metro Tower, Stamford, Connecticut

One of the private entities acquired fee title to the land on which Metro Tower will be located in 2001. The project will be built on an in-fill, 1.9 acre site bounded by Station Place and Henry Street. The site is currently improved with a temporary surface parking area, rental car agency parking areas and a related car wash facility, which are to be relocated. The site is directly adjacent to Metro Center and the Stamford Transportation Center. All required zoning approvals have been obtained to allow development of an approximately 340,000 rentable square foot office tower and garage.

Metro Tower will be a 17-story, multi-tenanted commercial office building that is expected to comprise approximately 340,000 rentable square feet on 13 floors of office space. Tenants will have access to a fully enclosed parking garage at the base of the building. Its immediate adjacency to mass transportation at the Stamford Transportation Center provides access to Metro North; Acela Express and other Amtrak train services, Connecticut transit buses with local and inter-county service to Westchester County, New York; and taxis. In-building services and amenities will likely include on-site building management; concierge; 24/7 security; multi-media conference center; fitness center; dining facility; sundry shop; and access to landscaped rooftop gardens and its garage.

Metro Tower is part of a transit-oriented, mixed use development project, Metro Green, which when fully built will include three residential buildings and a separate residential garage. Only the development office building and its garage, known as “Metro Tower,” will be acquired by the company in the consolidation. The site and related plans and permit pertaining to residential developments will not be acquired by the company.

As of September 30, 2011, the company had incurred costs of approximately $7.0 million relating to the Metro Tower development.

Depreciation

The following table sets forth for each property that comprised ten percent or more of the company’s total consolidated assets as of September 30, 2011, or that had gross revenues that amounted to ten percent or more of the company’s consolidated gross revenues for the 12 months ended December 31, 2010, and component thereof, upon which depreciation is taken, the (i) tax basis (determined for U.S. federal income tax purposes) upon completion of the consolidation and the IPO, (ii) depreciation rate, (iii) method and (iv) life claimed with respect to such property or component thereof for purposes of depreciation.

	Federal Tax Basis
Property	December 31, 2010	Rate	Method(1)	Life Claimed(2)
The Empire State Building	$177,859,049	Various	DDB/Straight-line	5-39 years
One Grand Central Place	$74,068,941	Various	DDB/Straight-line	5-39 years

(1)	Unless otherwise noted, depreciation method and life claimed for each property and component thereof is determined by reference to IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.
(2)	Buildings, building improvements and tenant improvements are depreciated over 39 years using the straight line method. Tenant improvements incurred in 2010 and 2011 are depreciated over 15 years using the straight line method after allowing for any applicable bonus depreciation. Equipment is depreciated over five to seven years using the double declining balance method.

Property Revenue and Operating Expenses

Certain of the company’s properties provide the company with diversified sources of income. In addition, base rent does not include tenant reimbursements for real estate taxes, insurance, common area maintenance, utilities or operating expense escalations. In addition certain of the company’s properties are entitled to business improvement district tax reimbursements that are not included in base rent. In order to provide a better understanding of how these reimbursements impact the comparability of the leases in place at the properties in the company’s portfolio, the table below includes information as of September 30, 2011 regarding base rent, reimbursement income, other property income and property operating expenses associated with each of the properties in the company’s portfolio. Property operating expenses include property management fees paid to third parties as well as property management and supervisory fees paid to the supervisor.

Property	Base Rent(1)	Expense Reimbursements(2)	Other Income(3)		Total Income	Operating Expenses(4)	Net Operating Income
The Empire State Building	$62,323,824	$25,789,363	$83,459,289	(5)	$171,572,476	$97,829,247	$73,743,229
One Grand Central Place	44,041,737	10,478,232	543,105	(6)	55,063,074	32,238,185	22,824,889
First Stamford Place	27,780,655	5,160,982	2,257,007	(7)	35,198,644	14,805,027	20,393,617
250 West 57th Street	19,499,769	5,551,349	448,131		25,499,249	12,984,716	12,514,533
1359 Broadway	15,820,323	2,938,669	117,776	(8)	18,876,768	7,373,737	11,503,031
1350 Broadway	15,545,332	2,303,826	244,641		18,093,799	8,403,292	9,690,507
1333 Broadway	12,197,920	1,175,201	393,280		13,766,401	6,088,532	7,677,869
501 Seventh Avenue	14,390,203	2,993,659	161,589		17,545,451	8,979,351	8,566,100
Metro Center	11,696,321	3,754,851	926,757	(9)	16,377,929	6,880,098	9,497,831
500 Mamaroneck Avenue	6,022,563	1,869,854	90,399	(10)	7,982,816	4,964,322	3,018,494
10 Bank Street	6,121,920	1,380,680	633,709	(11)	8,136,309	4,618,959	3,517,350
383 Main Avenue	5,658,824	1,500,968	264,398	(12)	7,424,190	4,411,958	3,012,232
10 Union Square	4,011,241	773,027	127,700		4,911,968	1,751,742	3,160,226
1010 Third Avenue and 77 West 55th Street(13)	2,775,748	435,912	—		3,211,660	1,012,202	2,199,458
1542 Third Avenue	4,890,536	429,284	20,000		5,339,820	1,817,890	3,521,930
69-97 Main Street	1,317,899	143,231	28,471		1,489,601	312,072	1,177,529
103-107 Main Street	413,196	73,153	25		486,374	117,165	369,209

Total	$254,508,011	$66,752,241	$89,716,277		$410,976,529	$214,588,495	$196,388,034

(1)	Represents base rent for the 12 months ended September 30, 2011 (before free rent and abatements) and excludes impact of straight line rent and FAS 141 adjustments. Total abatements for the company’s portfolio were $14,232,773 for the 12 months ended September 30, 2011.

(2)	Represents tenant expense reimbursements relating to the 12 months ended September 30, 2011.
(3)	Represents additional property-related income for the 12 months ended September 30, 2011, which includes (i) observatory income, (ii) other property income (such as lease termination fees and parking revenue).
(4)	Represents property operating expenses for the 12 months ended September 30, 2011. Property operating expenses includes all rental expenses, but exclude ground rent, leasehold rent, overage rents, interest expense, capital expense, debt service and non-cash items such as depreciation and amortization.
(5)	Includes approximately $62,700,572 from observatory operations.
(6)	Includes approximately $70,500 in lease termination fees.
(7)	Includes approximately $88,074 in parking revenue and $1,876,580 in lease termination fees.
(8)	Includes approximately $45,647 in lease termination fees.
(9)	Includes approximately $755,461 in parking revenue and $10,271 in lease termination fees.
(10)	Includes approximately $11,833 in lease termination fees.
(11)	Includes approximately $498,295 in parking revenue and $93,100 in lease termination fees.
(12)	Includes approximately $219,873 in lease termination fees.
(13)	1010 Third Avenue and 77 West 55th Street are treated as one property for accounting purposes and presented on an aggregate basis.

Description of Option Properties

The company’s option properties consist of 112-122 West 34th Street, an office property in midtown Manhattan that was 89.3% leased as of September 30, 2011 and that encompasses approximately 696,372 rentable square feet (inclusive of the retail space on the ground, first and lower floors), and 1400 Broadway, an office property in midtown Manhattan that was 80.0% leased as of September 30, 2011 (or 81.3% giving effect to leases signed but not yet commenced as of that date) and that encompasses approximately 873,551 rentable square feet (inclusive of the retail space on the ground floor). The company’s management team believes that, if acquired, 112-122 West 34th Street and 1400 Broadway would be consistent with the company’s portfolio composition and strategic direction. 112-122 West 34th Street and 1400 Broadway will not be contributed to the company in the consolidation due to the ongoing litigation related to these properties, but the company has entered into agreements granting the company the option to acquire the interests in the option properties following the resolution of the ongoing litigation. The purchase price for each of the option properties will be based on an appraisal by independent third parties, unless the company and the owners of the properties, with the consent of the Helmsley estate, agree to a negotiated price, and unless the litigation related to these properties is resolved prior to the closing of the consolidation, in which case investors in the entities owning the option properties will receive consideration in connection with the consolidation on the same basis as investors in other entities contributing properties in connection with the consolidation. The company has agreed that Anthony E. Malkin, the company’s Chairman, Chief Executive Officer and President, will not participate in the negotiations and valuation process on the company’s behalf. One or more of the company’s independent directors will lead the appraisal or negotiation on the company’s behalf and a majority of the company’s independent directors must approve the price and terms of the acquisition of interests in each of the company’s option properties. The purchase price is payable in a combination of cash, shares of the company’s common stock and operating partnership units, but the Helmsley estate, which owns, on an aggregate basis, a             % interest in the option properties, will have the right to elect to receive all cash. The company’s option expires on the later of (i) 12 months after the company receives notice of a settlement or a final, non-appealable judgment in relation to certain ongoing litigation with respect to the properties or (ii) six months after the completion of the independent valuation described above, but in no event later than seven years from the completion of the IPO.

The interests held by private entities supervised by the supervisor in the company’s option properties, 112-122 West 34th Street and 1400 Broadway, are fee (in the case of a portion of the 112-122 West 34th Street property), long-term leaseholds (in the case of both of the option properties) and sub-leasehold or sub-subleasehold (in the case of 112-122 West 34th Street only) of the land and the improvements. Pursuant to management agreements with the owner of the long-term leasehold interest (in the case of 1400 Broadway) and the owner of the long-term sub-leasehold interest or sub-subleasehold, as applicable, in the case of 112-122 West 34th Street, the company will be designated as the asset and property manager for the option properties and the company will receive a management fee for services rendered under the agreements.

Presented below is an overview of the properties for which the company entered into option agreements:

Property	Location	Type of Property	Rentable Square Feet(1)	Percentage Ownership Subject to Option Agreement
112-122 West 34th Street	Manhattan	Office/Retail	696,372	100%
1400 Broadway	Manhattan	Office/Retail	873,551	100%

Total:			1,569,923

(1)	Based on the Real Estate Board of New York measurement standards.

Excluded Properties and Businesses

The company’s portfolio represents all of the Manhattan and greater New York metropolitan area office and retail assets owned by the entities organized and supervised by the company. Anthony E. Malkin, the company’s Chairman, Chief Executive Officer and President, together with the Malkin Family, also owns controlling interests in, six multi-family properties, five net leased retail properties, one former post office property which is subject to rezoning before it will be converted into a single tenant retail property, and a development parcel that is zoned for residential use. The Malkin Family also owns non-controlling interests in one Manhattan office property, two Manhattan retail properties and several retail properties outside of Manhattan, none of which will be contributed to the company as part of the consolidation. The company refers to the controlling and non-controlling interests described above collectively as the excluded properties. In addition, the Malkin Family owns interests in six mezzanine and senior equity funds, two industrial funds, the operations of five residential management offices and a registered broker dealer, none of which will be contributed to the company in the consolidation, and which are collectively referred to herein as the excluded businesses. The Malkin Family owns certain non-real estate family investments that will not be contributed to the company in the consolidation. The company does not believe that the excluded properties or the excluded businesses are consistent with the company’s portfolio geographic or property type composition, management or strategic direction. Pursuant to management agreements with the owners of interests in those excluded properties and excluded businesses which historically were managed by affiliates of the supervisor, the company will be designated as the manager. As the manager, the company will be paid a management fee with respect to those excluded properties and businesses where the supervisor had previously received a management fee on the same terms as the fee paid to the supervisor, and reimbursed for the company’s costs in providing the management services to those excluded properties and businesses where the supervisor had not previously received a management fee. The company’s management of the excluded properties and excluded businesses will represent a minimal portion of its overall business. There is no established time period in which the company will manage such properties and businesses and Peter L. Malkin and Anthony E. Malkin expect to sell certain of these properties or unwind certain of these businesses over time.

Leasing

The company is focused on maintaining a brand that tenants associate with a consistently high level of quality of services, installations, maintenance and amenities with long term financial stability. Through the company’s commitment to brokers, the company has developed long-term relationships that focus on negotiating attractive deals with high credit-quality tenants. The company proactively manages and cultivates the company’s industry relationships and makes the most senior members of its management team available to the company’s constituencies. The company believes that its consistent, open dialogue with its tenants and brokers enables the company to maximize its redevelopment and repositioning opportunities. The company’s focus on performance and perspective allows the company to concentrate on the ongoing management of its portfolio, while seeking opportunities for growth in the future.

Property Management

The company protects its investments by regularly monitoring the company’s properties, performing routine preventive maintenance, and implementing capital improvement programs in connection with property redevelopment and life cycle replacement of equipment and systems. The company proactively manages its properties and rent rolls to (i) aggregate smaller demised spaces to create large blocks of vacant space, to attract high credit-quality tenants at higher rental rates with lower landlord contributions towards tenant installation costs, and (ii) create efficient, modern, pre-built offices that can be rented through several lease cycles and attract better credit-quality tenants. The company also aggressively manages common area expenses to make the company’s properties as competitive as possible for new and existing tenants. In addition, the company has made energy efficiency retrofitting and sustainability a portfolio-wide initiative driven by economic return. The company passes on the cost savings achieved by such improvements to its tenants through lower utility costs and reduced operating expense escalations. The company believes these improvements make the company’s properties more desirable to a broader tenant base than the properties of its competitors.

Construction Management

The company’s construction management business is recognized as a leading general contracting and construction management business in the greater New York metropolitan area with in-depth experience in projects of varying type, complexity, budget and schedule. The company follows a disciplined approach to every aspect of project management, from pre-construction planning, estimating and procurement, to project management and field supervision. The company works with its client and their team of architects, engineers, and owner’s representatives to develop the right solutions for every project that it manages. The company has built or renovated millions of square feet of commercial, medical, institutional, multi-family and retail space throughout thousands of completed projects. The company is experienced in both ground-up construction and executing building renovation programs. The company is also skilled in procuring sustainable building products and implementation of environmentally sensitive construction technologies. The company’s years of experience, combined with a helpful approach, provide solutions that keep the company’s clients’ projects on schedule and on budget.

Regulation

General

The properties in the company’s portfolio are subject to various laws, ordinances and regulations, including regulations relating to common areas. The company believes each of the existing properties has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

The company’s properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of the company’s properties where such removal is readily achievable. The company believes the existing properties are in substantial compliance with the ADA and that the company will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and the company will continue to assess its properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various federal, state and/or local laws, ordinances and regulations, as a current or former owner or operator of real property, the company may be liable for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from such property, including costs for investigation or remediation, natural resource damages, or third party liability for personal injury or property damage. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. Some of the company’s properties have been or may be impacted by contamination arising from current or prior uses of the property or adjacent properties for commercial, industrial or other purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. The company also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when the company arranges for disposal or treatment of hazardous substances at such facilities, without regard to whether the company complies with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on the company’s properties may adversely affect its ability to attract and/or retain tenants, and its ability to develop or sell or borrow against those properties. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on the company’s properties, environmental laws may impose restrictions on the manner in which that property may be used or how businesses may be operated on that property.

Some of the company’s properties are adjacent to or near other properties used for industrial or commercial purposes or that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Releases from these properties could impact the company’s properties. In addition, some of the company’s properties have previously been used by former owners or tenants for commercial or industrial activities, e.g., gas stations and dry cleaners, and a portion of the Metro Tower site is currently used for automobile parking and fueling, that may release petroleum products or other hazardous or toxic substances at such properties or to surrounding properties. While certain properties contain or contained uses that could have or have impacted the company’s properties, the company is not aware of any liabilities related to environmental contamination that it believes will have a material adverse effect on the company operations.

Soil contamination has been identified at 69-97 Main Street in Westport, Connecticut. The affected soils are more than four feet below the ground surface. An Environmental Land Use Restriction has been imposed on this site to ensure the soil is not exposed, excavated or disturbed such that it could create a risk of migration of pollutants or a potential hazard to human health or the environment. While the contamination is currently contained, the potential resale value of this property and the company’s ability to finance or refinance this property in the future may be adversely affected as a result of such contamination. In addition, pursuant to the Environmental Land Use Restriction, plans for the redevelopment of the property would be subject to the review of the Town of Westport, Connecticut among other conditions.

The property situated at 500 Mamaroneck Avenue in Harrison, New York was the subject of a voluntary remedial action work cleanup plan performed by the former owner following its conveyance of title to the present owners under an agreement with the New York State Department of Environmental Conservation, or NYDEC. As a condition to the issuance of a “no further action” letter, NYDEC required that certain restrictive and affirmative covenants be recorded against the subject property. In substantial part, these include prohibition against construction that would disturb the soil cap isolating certain contaminated subsurface soil, limiting the use of such property to commercial uses, implementing engineering controls to assure that improvements be kept in good condition, not using ground water at the site for potable purposes without treatment, implementing safety procedures for workers to follow excavating at the site to protect their health and safety and filing an annual certification that the controls implemented in accordance with the voluntary remedial action work cleanup plan remain in place. Furthermore, a substantial portion of the site that had been substantially unimproved prior to acquisition may not be further developed.

In addition, the company’s properties are subject to various federal, state and local environmental and health and safety laws and regulations. Noncompliance with these environmental and health and safety laws and regulations could subject the company or its tenants to liability. These liabilities could affect a tenant’s ability to make rental payments to the company. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the company’s operations, or those of the company’s tenants, which could in turn have a material adverse effect on the company. The company sometimes requires its tenants to comply with environmental and health and safety laws and regulations and to indemnify the company for any related liabilities in the company’s leases with them. But in the event of the bankruptcy or inability of any of the company’s tenants to satisfy such obligations, the company may be required to satisfy such obligations. The company is not presently aware of any instances of material non-compliance with environmental or health and safety laws or regulations at the company’s properties, and believes that it and/or its tenants have all material permits and approvals necessary under current laws and regulations to operate the company’s properties.

As the owner or operator of real property, the company may also incur liability based on various building conditions. For example, buildings and other structures on properties that the company currently owns or operates or those the company acquires or operates in the future contain, may contain, or may have contained, asbestos-containing material, or ACM. Environmental and health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements. These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs. In addition, the company may be subject to liability for personal injury or property damage sustained as a result of releases of ACM into the environment. The company is not presently aware of any material liabilities related to building conditions, including any instances of material non-compliance with asbestos requirements or any material liabilities related to asbestos.

In addition, the company’s properties may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of the company’s properties could require the company to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose the company to liability from the company’s tenants, employees of the company’s tenants or others if property damage or personal injury occurs. The company is not presently aware of any material adverse indoor air quality issues at its properties.

Insurance

The company carries comprehensive liability, fire, extended coverage, earthquake, terrorism and rental loss insurance covering all of its Manhattan properties and its greater New York metropolitan area properties under a blanket policy. The company believes the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of the company’s management, the properties in the company’s portfolio are adequately insured. The company’s terrorism insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons.

The company carries additional all-risk property and business insurance, which includes terrorism insurance on the Empire State Building through ESB Captive Insurance Company L.L.C., or ESB Captive Insurance, the company’s wholly owned captive insurance company. ESB Captive Insurance issued an all-risk property and business interruption policy providing coverage for such risks to the Empire State Building in New York City, effective for the policy periods from July 1, 2011 through June 20, 2012. The program covers property and business interruption risks including losses arising from acts of terrorism with limits of $300 million in losses in excess of $900 million per occurrence, providing the company with aggregate terrorism coverage of $1.2 billion. Non-terrorism risks are 100% reinsured to a panel of reinsurers. ESB Captive Insurance fully reinsures the 15% coinsurance under the Terrorism Risk Insurance Program Reauthorization Act of 2007 (TRIPRA) and the difference between the TRIPRA captive deductible and policy deductible of $25,000 for non-Nuclear, Biological, Chemical and Radiological exposures. As a result, the company remains only liable for the 15% coinsurance under TRIPRA for Nuclear, Biological, Chemical and Radiological (NBCR) exposures, as well as a deductible equal to 20% of the prior year’s premium, which premium was approximately $600,000 in 2010. There were no losses incurred or paid during year ended December 31, 2010 and the period from July 27, 2009 (commencement of operations) through December 31, 2009.

The policies described above cover certified terrorism losses as defined under the Terrorism Risk Insurance Act of 2002 (TRIA) and subsequent extensions. On December 26, 2007, the President of the United States signed into law TRIPRA, which extends TRIA through December 31, 2014. TRIA provides for a system of shared public and private compensation for insured losses resulting from acts of terrorism. As a result, the certified terrorism coverage provided by ESB Captive Insurance is eligible for 85% coinsurance provided by the United States Treasury in excess of a statutorily calculated deductible. ESB Captive Insurance reinsures 100% of their 15% coinsurance for non-NBCR exposures. The 15% coinsurance on NBCR exposures is retained by ESB Captive Insurance.

Reinsurance contracts do not relieve ESB Captive Insurance from its primary obligations to its policyholders. Additionally, failure of the various reinsurers to honor their obligations could result in significant losses to ESB Captive Insurance. The reinsurance has been ceded to reinsurers approved by the State of Vermont. ESB Captive Insurance continually evaluates the reinsurers’ financial condition by considering published financial stability ratings of the reinsurers and other factors. There can be no assurance that reinsurance will continue to be available to ESB Captive Insurance to the same extent and at the same cost. ESB Captive Insurance may choose in the future to reevaluate the use of reinsurance to increase or decrease the amounts of risk it cedes.

In addition to insurance held through the company’s captive insurance company described above, the company carries terrorism insurance on all of the company’s properties in an amount and with deductibles which it believes are commercially reasonable. See “Risk Factors—Real Estate/Business Risks—Potential losses such as those from adverse weather conditions, natural disasters, terrorist events and title claims, may not be fully covered by the company’s insurance policies, and such losses could materially and adversely affect the company.”

Competition

The leasing of real estate is highly competitive in Manhattan and the greater New York metropolitan market in which the company operates. The company competes with numerous acquirers, developers, owners and operators of commercial real estate, many of which own or may seek to acquire or develop properties similar to the company’s in the same markets in which the company’s properties are located. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. In addition, the company faces competition from other real estate companies including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors and others that may have greater financial resources or access to capital than the company does or that are willing to acquire properties in transactions which are more highly leveraged or are less attractive from a financial viewpoint than the company is willing to pursue. In addition, competition from observatory and/or broadcasting operations in the new property currently under construction at One World Trade Center and, to a lesser extent, from the existing observatory at Rockefeller Center and the existing broadcasting facility at Four Times Square, could have a negative impact on revenues from the company’s observatory operations and/or broadcasting revenues. Adverse impacts on domestic travel and changes in foreign currency exchange rates may also decrease demand in the future, which could have a material adverse effect on the company’s results of operations, financial condition and ability to make distributions to the company’s stockholders. Additionally, completion of the new Vornado Tower currently under construction at 15 Penn Plaza may provide a significant source of competition for office and retail tenants, due to its close proximity to the Empire State Building. If the company’s competitors offer space at rental rates below current market rates, below the rental rates the company currently charges the company’s tenants, in better locations within the company’s markets or in higher quality facilities, the company may lose potential tenants and may be pressured to reduce its rental rates below those it currently charges in order to retain tenants when the company’s tenants’ leases expire.

Employees

As of September 30, 2011, the company had approximately 574 employees, 96 of whom were managers and professionals. There are currently collective bargaining agreements which cover the workforce that services all of the company’s office properties.

Offices

The company’s principal executive offices are located at One Grand Central Place, 60 East 42nd Street, New York, New York 10165. In addition, the company has seven additional regional leasing and property management offices in Manhattan and the greater New York metropolitan area. The company’s current facilities are adequate for its present and future operations, although the company may add regional offices or relocate its headquarters, depending upon the company’s future operations.

Legal Proceedings

From time to time, the company is party to various lawsuits, claims for negligence and other legal proceedings that arise in the ordinary course of the company’s business. The company is not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on the company’s business, financial condition or results of operations if determined adversely to the company.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of the company’s investment, financing and other policies. These policies have been determined by the company’s board of directors and, in general, may be amended and revised from time to time at the discretion of the company’s board of directors without notice to or a vote of the stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

The company will conduct all of its investment activities through the operating partnership and its affiliates. The company’s investment objectives are to increase cash flow available for distribution to its stockholders, increase the value of the company’s properties and maximize long-term stockholder value through stable dividends and share appreciation. The company has not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the properties and the company’s acquisition and other strategic objectives, see “The Company Business and Properties.”

The company expects to pursue its investment objectives primarily through the ownership and operation, directly or indirectly, by the operating partnership of the properties that the company will own following the consolidation. The company intends to focus primarily on Manhattan and greater New York metropolitan area office properties and, in addition, office and multi-tenanted retail properties in Manhattan and the greater New York metropolitan area. Future investment or redevelopment activities will not be limited to any geographic area, product type or to a specified percentage of the company’s assets. While the company may diversify in terms of property locations, size and market or submarket, the company does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. The company intends to engage in such future investment or development activities in a manner that is consistent with the maintenance of the company’s qualification as a REIT for U.S. federal income tax purposes. The company does not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, the company may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties it presently owns or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

The company may also participate with third parties in property ownership, through joint ventures or other types of co-ownership, if it determines that doing so would be the most effective means of raising capital. The company will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet its investment policies. The company also may acquire real estate or interests in real estate in exchange for the issuance of common stock, operating partnership units, preferred stock or options to purchase stock.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on the company’s debt will have a priority over any dividends with respect to the company’s common stock. Investments are also subject to the company’s policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

The company’s current portfolio consists entirely of, and the company’s business objectives emphasize, equity investments in commercial real estate. Although the company does not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment, the company may elect, in its discretion, to invest in mortgages and other types of real estate interests, including, without limitation, participating or convertible mortgages; provided, in each case, that such investment is consistent with the company’s qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable the company to recoup its full investment.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the company’s qualification as a REIT, the company may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. The company does not currently have any policy limiting the types of entities in which it may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. The company intends to invest primarily in entities that own commercial real estate. The company has no current plans to invest in entities that are not engaged in real estate activities. The company’s investment objectives are to maximize the cash flow of the company’s investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to the company’s stockholders through increases in the value of the company. The company has not established a specific policy regarding the relative priority of these investment objectives.

Investment in Other Securities

Other than as described above, the company does not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Dispositions

The company from time to time dispose of properties if, based upon the company’s management’s periodic review of the company’s portfolio, the company’s board of directors determines such action would be in the company’s best interest. In addition, the company may elect to enter into joint ventures or other types of co-ownership with respect to properties that it already owns, either in connection with acquiring interests in other properties (as discussed above in “—Investment in Real Estate or Interests in Real Estate”) or from investors to raise equity capital. Certain members of the company’s senior management team who hold operating partnership units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property. In addition, the company may be obligated to indemnify certain investors, including members of the company’s senior management team, against adverse tax consequences to them in the event that the company sells or disposes of certain properties in taxable transactions. See “Risk Factors—Risks Related to the Tax Consequences of the Consolidation—Tax consequences to holders of operating partnership units upon a sale or refinancing of the company’s properties may cause the interests of certain members of the company’s senior management team to differ from your own.”

Financing Policies

The company expects to employ leverage in the company’s capital structure in amounts determined from time to time by the company’s board of directors. Although the company’s board of directors has not adopted a policy that limits the total amount of indebtedness that the company may incur, it will consider a number of factors in evaluating the company’s level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. The company’s charter and bylaws do not limit the amount or percentage of indebtedness that the company may incur nor do they restrict the form in which the company’s indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). The company’s board of directors may from time to time modify the company’s debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of the company’s properties, general market conditions for debt and equity securities, fluctuations in the market price of the company’s Class A common stock, growth and acquisition opportunities and other factors.

To the extent the company’s board of directors determines to obtain additional capital, the company may, without stockholder approval, issue debt or equity securities, including additional operating partnership units, retain earnings (subject to the distribution requirements applicable to REITs under the Code) or pursue a combination of these methods. As long as the operating partnership is in existence, the proceeds of all equity capital raised by the company will be contributed to the operating partnership in exchange for additional interests in the operating partnership, which will dilute the ownership interests of the limited partners in the operating partnership.

Conflict of Interest Policies

Conflicts of interest could arise in the future as a result of the relationships between the company and the company’s affiliates, on the one hand, and the operating partnership or any partner thereof, on the other. The operating partnership intends to enter into a tax protection agreement with Anthony E. Malkin and Peter L. Malkin pursuant to which the operating partnership will agree to indemnify the Wien group, and one additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property) against certain tax liabilities if those tax liabilities result from (i) the operating partnership’s sale, transfer, conveyance or other taxable disposition of four specified properties (First Stamford Place, Metro Center, 10 Bank Street and 1542 Third Avenue, which collectively represent approximately 17.8% of the company’s annualized base rent as of September 30, 2011) to be acquired by the operating partnership in the consolidation, for a period of 12 years with respect to First Stamford Place and for the later of (x) eight years or (y) the death of both of Peter L. Malkin and Isabel W. Malkin for the three other properties, (ii) the operating partnership failing to maintain until maturity the indebtedness secured by these properties or failing to use commercially reasonable efforts to refinance such indebtedness upon maturity in an amount equal to the principal balance of such indebtedness, or, if the operating partnership is unable to refinance such indebtedness at its current principal amount, at the highest principal amount possible or (iii) the operating partnership failing to make available to any of these investors the opportunity to guarantee, or otherwise bear the risk of loss, for U.S. federal income tax purposes, of their allocable share of $160 million of aggregate indebtedness meeting certain requirements, until such investor owns less than the aggregate number of operating partnership units and shares of common stock equal to 50% of the aggregate number of such units and shares such investor received in the consolidation.

In addition, Anthony E. Malkin, together with the Malkin Family, has outside business interests which include ownership interests in the excluded properties and excluded businesses which the company is not acquiring. The company’s directors and officers have duties to the company under applicable Maryland law in connection with their management of the company. At the same time, the company has fiduciary duties, as a general partner, to the operating partnership and to the limited partners under Delaware law in connection with the management of the operating partnership. The company’s duties as a general partner to the operating partnership and its partners may come into conflict with the duties of the company’s directors and officers to the company. Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of loyalty and care and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The limited partners of the operating partnership have agreed that in the event of such a conflict, the company will fulfill the company’s fiduciary duties to such limited partners by acting in the best interests of the company’s stockholders.

Additionally, the operating partnership agreement expressly limits the company’s liability by providing that neither the general partner of the operating partnership, nor any of its directors or officers, will be liable or accountable in damages to the operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if the company, or such director or officer, acted in good faith. In addition, the operating partnership is required to indemnify the company, the company’s affiliates and each of the company’s respective officers, directors and employees and any person the company may designate from time to time in the company’s sole and absolute discretion, including present and former members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of the supervisor, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that the operating partnership will not indemnify such person for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by an operating partnership agreement have not been resolved in a court of law, and the company has not obtained an opinion of counsel covering the provisions set forth in the operating partnership agreement that purport to waive or restrict the company’s fiduciary duties that would be in effect under common law were it not for the operating partnership agreement.

The company has adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, the company will adopt a code of business conduct and ethics that prohibits conflicts of interest between the company’s officers, employees and directors on the one hand, and the company on the other hand, except in compliance with the policy. The company’s code of business conduct and ethics will state that a conflict of interest exists when a person’s private interest interferes with the company’s interest. For example, a conflict of interest will arise when any of the company’s employees, officers or directors or any immediate family member of such employee, officer or director receives improper personal benefits as a result of his or her position with the company. The company’s code of business conduct and ethics will also limit the company’s employees, officers and directors from engaging in any activity that is competitive with the business activities and operations of the company, except as disclosed in this prospectus. Waivers of the company’s code of business conduct and ethics will be required to be disclosed in accordance with NYSE and Securities and Exchange Commission requirements. In addition, the company will adopt corporate governance guidelines to assist the company’s board of directors in the exercise of its responsibilities and to serve the company’s interests and those of its stockholders. In addition, certain provisions of Maryland law are also designed to minimize conflicts. However, the company cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Except with respect to the option properties, excluded properties, excluded businesses and certain non-real estate family investments owned and managed by Anthony E. Malkin and Peter L. Malkin, together with the Malkin Family, none of the company’s senior management team will be permitted to compete with the company during their employment with the company.

Policies with Respect to Other Activities

The company has authority to offer common stock, operating partnership units, preferred stock, options to purchase stock or other securities in exchange for property, repurchase or otherwise acquire the company’s common stock or other securities in the open market or otherwise, and the company may engage in such activities in the future. As described in “Description of the Partnership Agreement of the Operating Partnership,” the company expects, but is not obligated, to issue common stock to holders of operating partnership units upon exercise of their redemption rights. Except in connection with the consolidation or pursuant to the company’s equity incentive plan, the company has not issued common stock, units or any other securities in exchange for property or any other purpose, although, as discussed above in “Investment in Real Estate or Interests in Real Estate,” the company may elect to do so. After the consummation of the consolidation, the company’s board of directors has no present intention of causing the company to repurchase any common stock, although the company may do so in the future. The company may issue preferred stock from time to time, in one or more series, as authorized by the company’s board of directors without the need for stockholder approval. See “Description of Capital Stock.” The company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than the operating partnership and do not intend to do so. At all times, the company intends to make investments in a manner consistent with the qualification as a REIT unless the board of directors determines that it is no longer in the company’s best interest to qualify as a REIT. The company has not made any loans to third parties, although the company may make loans to third parties, including, without limitation, to joint ventures in which the company participates. The company intends to make investments in such a way that it will not be treated as an investment company under the 1940 Act.

Reporting Policies

The company intends to make available to the company’s stockholders the company’s annual reports, including the company’s audited financial statements. After the IPO, the company will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, the company will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND THE COMPANY’S CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law applicable to the company and of the company’s charter and bylaws. For a complete description, the company refers you to the MGCL and the company’s charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to Maryland law and the company’s charter and bylaws. Copies of the company’s charter and bylaws are filed as exhibits to the registration statement of which is prospectus is a part. See “Where You Can Find More Information.”

The Company’s Board of Directors

The company’s charter and bylaws provide that the number of directors the company has may be established by the company’s board of directors but that the number may not be less than the minimum number required by the MGCL nor more than 15. The company’s charter and bylaws currently provide that, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of the company’s directors is elected by the company’s stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of the company’s directors at any annual meeting. Directors are elected by a plurality of all votes cast in the election of directors.

Removal of Directors

The company’s charter provides that subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the company through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of the company’s board of directors to fill vacancies on the company’s board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and for cause and (2) filling the vacancies created by such removal with their own nominees.

Policy on Majority Voting

The company’s board of directors will adopt a policy regarding the election of directors in uncontested elections. Pursuant to such policy, in an uncontested election of directors, any nominee who receives a greater number of votes affirmatively withheld from his or her election than votes for his or her election will, within two weeks following certification of the stockholder vote by the company, submit a written resignation offer to the company’s board of directors for consideration by the company’s Nominating and Corporate Governance Committee. The company’s Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by the company of the stockholder vote with respect to such election, make a recommendation to the company’s board of directors concerning the acceptance or rejection of the resignation offer. The company’s board of directors will take formal action on the recommendation no later than 90 days following certification of the stockholder vote by the company. The company will publicly disclose, in a Form 8-K filed with the SEC, the decision of the company’s board of directors. The company board of directors will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the company’s board of directors has by resolution exempted business combinations between the company and any other person, provided that such business combination is first approved by the company’s board of directors (including a majority of the company’s directors who are not affiliates or associates of such person) and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between the company and any person as described above. As a result, any person described above may be able to enter into business combinations with the company that may not be in the best interest of the company’s stockholders without compliance by the company with the supermajority vote requirements and other provisions of the statute.

The company cannot assure you its board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal. If the company’s board of directors opted back into the business combination statute or failed to first approve a business combination, the business combination statute may discourage others from trying to acquire control of the company and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

The company’s bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of the company’s stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

The company’s charter provides that, at such time as the company is able to make a Subtitle 8 election, vacancies on the company’s board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the company’s charter and bylaws unrelated to Subtitle 8, the company already (1) requires the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal also requires cause, (2) vests in the board the exclusive power to fix the number of directorships and (3) requires, unless called by the chairman of the company’s board of directors, the company’s chief executive officer, the company’s president or the company’s board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to the company’s bylaws, a meeting of the company’s stockholders for the election of directors and the transaction of any business will be held annually at a date, time and place set by the company’s board of directors beginning in 2013. The chairman of the company’s board of directors, the company’s chief executive officer, the company’s president or the company’s board of directors may call a special meeting of the company’s stockholders. Subject to the provisions of the company’s bylaws, a special meeting of the company’s stockholders will also be called by the company’s secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at a meeting of stockholders and containing the information required in the company’s bylaws.

Amendments to the Company’s Charter and Bylaws

Except for amendments to the provisions of the company’s charter relating to the removal of directors, the restrictions on ownership and transfer of the company’s shares of stock and the vote required to amend these provisions (each of which must be advised by the company’s board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), the company’s charter generally may be amended only with the approval of the company’s board of directors and the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter. However, the board of directors, without stockholder approval, has the power under the company’s charter to amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the company is authorized to issue, to authorize the company to issue authorized but unissued shares of its common stock or preferred stock and to classify and reclassify any unissued shares of common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of Capital Stock—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock and—Power to Reclassify the Company’s Unissued Shares of Stock.”

The company’s board of directors has the exclusive power to adopt, alter or repeal any provision of the company’s bylaws and to make new bylaws.

Dissolution of the Company

The dissolution of the company must be declared advisable by a majority of the company’s entire board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The company’s bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the company’s board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to the company’s notice of the meeting, (2) by or at the direction of the company’s board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice provisions set forth in the company’s bylaws.

With respect to special meetings of stockholders, only the business specified in the company’s notice of meeting may be brought before the meeting. Nominations of individuals for election to the company’s board of directors may be made only (1) by or at the direction of the company’s board of directors or (2) provided, that the meeting has been called in accordance with the company’s bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in the company’s bylaws.

The purpose of requiring stockholders to give the company advance notice of nominations and other business is to afford the company’s board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the company’s board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the company’s bylaws do not give the company’s board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the company and the company’s stockholders.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws

The company’s charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for the company’s shares of common stock or otherwise be in the best interests of the company’s stockholders, including restrictions on ownership and transfer of the company’s stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if the company were to opt into the business combination provisions of the MGCL or the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between the company and a director or between the company and any other corporation or other entity in which any of the company’s directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•

the fact of the common directorship or interest is disclosed or known to the company’s board of directors or a committee of the company’s board, and the company’s board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to the company’s stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the contract or transaction is fair and reasonable to the company.

Upon the closing of the IPO, the company intends to adopt a policy that requires all contracts and transactions between the company or any of the company’s subsidiaries, on the one hand, and any of the company’s directors or named executive officers or any entity in which such director or named executive officer is a director or has a material financial interest, on the other hand, to be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, the company’s board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although the company’s board of directors will have no obligation to do so.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The company’s charter contains such a provision and eliminates the liability of the company’s directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The company’s charter and bylaws obligate the company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the company and at the company’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

The company’s charter and bylaws also permit the company, with the approval of the company’s board of directors, to indemnify and advance expenses to members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of the predecessor in their capacities as such.

Upon completion of the IPO, the company intends to enter into indemnification agreements with each of the company’s directors, executive officers, chairman emeritus and certain other parties, providing for the indemnification by the company for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) the company’s directors, executive officers and chairman emeritus and (ii) the company’s executive officers, chairman emeritus and certain other parties who are former members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of the predecessor in their capacities as such. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the company for liability arising under the Securities Act, the company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

The company’s charter provides that the company’s board of directors may revoke or otherwise terminate the company’s REIT election, without approval of the company’s stockholders, if it determines that it is no longer in the company’s best interests to continue to qualify as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP

The following is a summary of the material provisions of the operating partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus/consent solicitation is a part. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the operating partnership agreement. See “Where You Can Find More Information.” For the purposes of this section, references to the “general partner” refer to Empire State Realty Trust, Inc.

General

The operating partnership is a Delaware limited partnership that was formed on November 28, 2011. The company is the sole general partner of the operating partnership. Pursuant to the operating partnership agreement, the company has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of the operating partnership or a sale of substantially all of the assets of the operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.

The company may not conduct any business without the consent of a majority of the limited partners other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business of the operating partnership, the company’s operation as a reporting company with a class of securities registered under the Exchange Act, the offering, sale syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to the operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, the company must contribute any assets or funds that the company acquires to the operating partnership in exchange for additional partnership interests. The company may, however, in the company’s sole and absolute discretion, from time to time hold or acquire assets in the company’s own name or otherwise other than through the operating partnership so long as the company takes commercially reasonable measures that the economic benefits and burdens of such property are otherwise vested in the operating partnership. The company and its affiliates may also engage in any transactions with the operating partnership on such terms as the company may determine in its sole and absolute discretion.

The company is under no obligation to give priority to the separate interests of the limited partners or the company’s stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of the company’s stockholders on one hand and the limited partners on the other, the company will endeavor in good faith to resolve the conflict in a manner not adverse to either the company’s stockholders or the limited partners. The company is not liable under the operating partnership agreement to the operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that the company has acted in good faith.

Upon completion of the consolidation and the IPO, substantially all of the company’s business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through the operating partnership, and the operating partnership must be operated in a manner that will enable the company to satisfy the requirements for qualification as a REIT.

Management Liability and Indemnification

Neither the company nor the company’s directors and officers are liable to the operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The operating partnership agreement provides for indemnification of the company, its affiliates and each of the company’s respective officers, directors, employees and any persons the company may designate from time to time in its sole and absolute discretion, including present and former members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of the supervisor, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that the operating partnership will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the operating partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

The company’s directors and officers have duties under applicable Maryland law to manage the company in a manner consistent with the company’s best interests. At the same time, the general partner of the operating partnership has fiduciary duties to manage the operating partnership in a manner beneficial to the operating partnership and its partners. The company’s duties, as the general partner, to the operating partnership and its limited partners, therefore, may come into conflict with the duties of the company’s directors and officers to the company and its stockholders. The company will be under no obligation to give priority to the separate interests of the limited partners of the operating partnership or the company’s stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of the operating partnership have agreed that in the event of a conflict in the duties owed by the company’s directors and officers to the company and its stockholders and the fiduciary duties owed by the company, in its capacity as general partner of the operating partnership, to such limited partners, the company will fulfill its fiduciary duties to such limited partners by acting in the best interests of the company’s stockholders.

The limited partners of the operating partnership expressly acknowledged that the company is acting for the benefit of the operating partnership, the limited partners and the company’s stockholders collectively.

LTIP Units

Upon completion of the IPO, the company may cause the operating partnership to issue LTIP units to the company’s executive officers. These LTIP units will be subject to certain vesting requirements. In general, LTIP units are a class of partnership units in the operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in the operating partnership. The rights, privileges, and obligations related to each series of LTIP units will be established at the time the LTIP units are issued. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with the operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the holder equivalent to common units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of the company’s Class A common stock on a one-for-one basis or for the cash value of such shares, at the company’s election. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of the company’s Class A common stock and may be zero.

Distributions

The operating partnership agreement provides that the company may cause the operating partnership to make quarterly (or more frequent) distributions of all, or such portion as the company may in the company’s sole and absolute discretion determine, of available cash (which is defined to be cash available for distribution as determined by the general partner) (i) first, with respect to any operating partnership units and LTIP units that are entitled to any preference in accordance with the rights of such operating partnership unit or LTIP unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any operating partnership units and LTIP units that are not entitled to any preference in distribution, in accordance with the rights of such class of operating partnership unit or LTIP units (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of the operating partnership are determined and allocated with respect to each fiscal year of the operating partnership as of the end of the year. Except as otherwise provided in the operating partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the operating partnership agreement, net income and net loss are allocated to the holders of operating partnership units or LTIP units holding the same class of operating partnership units or LTIP units in accordance with their respective percentage interests in the class at the end of each fiscal year. In particular, upon the occurrence of certain specified events, the operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit or LTIP units holders. See “Management—Equity Incentive Plan.” The operating partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the operating partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of the operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the operating partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as the operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of operating partnership units or LTIP units taking into consideration the requirements of Section  704(c). See “U.S. Federal Income Tax Considerations.”

Redemption Rights

After 12 months of becoming a holder of operating partnership units (including any LTIP units that are converted into operating partnership units), each limited partner of the operating partnership will have the right, subject to the terms and conditions set forth in the operating partnership agreement, to require the operating partnership to redeem all or a portion of the operating partnership units held by such limited partner in exchange for a cash amount equal to the number of tendered operating partnership units multiplied by the price of a share of the company’s Class A common stock (determined in accordance with, and subject to adjustment under, the terms of the operating partnership agreement), unless the terms of such operating partnership units or a separate agreement entered into between the operating partnership and the holder of such operating partnership units provide that they are not entitled to a right of redemption or provide for a shorter or longer period before such limited partner may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the fifth business day after the company receives a notice of redemption, the company may, in the company’s sole and absolute discretion, but subject to the restrictions on the ownership of the company’s common stock imposed under the company’s charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered operating partnership units from the tendering partner in exchange for shares of the company’s Class A common stock, based on an exchange ratio of one share of the company’s Class A common stock for each operating partnership unit (subject to anti-dilution adjustments provided in the operating partnership agreement). It is the company’s current intention to exercise this right in connection with any redemption of operating partnership units.

Transferability of Operating Partnership Units; Extraordinary Transactions

The company will not be able to withdraw voluntarily from the operating partnership or transfer the company’s interest in the operating partnership, including the company’s limited partner interest unless the transfer is made in connection with (i) any merger, consolidation or other combination in which, following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to the company’s stockholders, (ii) a transfer to a qualified REIT subsidiary or (iii) as otherwise expressly permitted under the operating partnership agreement. The operating partnership agreement permits the company to engage in a merger, consolidation or other combination, or sale of substantially all of the company’s assets if:

•	the company receives the consent of a majority in interest of the limited partners (excluding the company);

•	following the consummation of such transaction, substantially all of the assets of the surviving entity consist of partnership units; or

•

as a result of such transaction all limited partners will receive, or will have the right to receive, for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of the company’s Class A common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of the company’s common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of the company’s Class A common stock immediately prior to the expiration of the offer.

With certain limited exceptions, the limited partners may not transfer their interests in the operating partnership, in whole or in part, without the company’s prior written consent, which consent may be withheld in the company’s sole and absolute discretion. Except with the company’s consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote or effect a redemption with respect to such partnership units in any matter presented to the limited partners for a vote. The company, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by the company in the company’s sole and absolute discretion.

Issuance of Common Stock and Additional Partnership Interests

Pursuant to the operating partnership agreement, upon the issuance of the company’s stock other than in connection with a redemption of operating partnership units, the company will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to the operating partnership in exchange for, in the case of common stock, operating partnership units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock. In addition, the company may cause the operating partnership to issue additional operating partnership units or other partnership interests and to admit additional limited partners to the operating partnership from time to time, on such terms and conditions and for such capital contributions as the company may establish in the company’s sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, units or other partnership interests or other securities issued by the operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into the operating partnership.

Tax Matters

Pursuant to the operating partnership agreement, the general partner is the tax matters partner of the operating partnership and has certain other rights relating to tax matters. Accordingly, as both the general partner and tax matters partner, the company has authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of the operating partnership.

Term

The term of the operating partnership commenced on November 28, 2011 and will continue perpetually, unless earlier terminated in the following circumstances:

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a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•

an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•

the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all operating partnership units that the general partner has authorized other than those held by the company; or

•

the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Operating Partnership Agreement

Amendments to the operating partnership agreement may only be proposed by the general partner. Generally, the operating partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by the company or its subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

•	modify the limited liability of a limited partner;

•	alter the rights of any partner to receive the distributions to which such partner is entitled (subject to certain exceptions);

•	alter or modify the redemption rights provided by the operating partnership agreement; or

•	alter or modify the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, the company will have the power, without the consent of the limited partners, to amend the operating partnership agreement as may be required to:

•	add to the company’s obligations or surrender any right or power granted to the company or any of its affiliates for the benefit of the limited partners;

•

reflect the admission, substitution, or withdrawal of partners or the termination of the operating partnership in accordance with the operating partnership agreement and to amend the list of operating partnership unit and LTIP unit holders in connection with such admission, substitution or withdrawal;

•

reflect a change that is of an inconsequential nature or does not adversely affect the limited partners as such in any material respect, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with the law or with the provisions of the operating partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•

set forth or amend the designations, preferences, conversion or other rights, voting powers, duties restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional partnership units issued or established pursuant to the operating partnership agreement;

•

reflect such changes as are reasonably necessary for the company to maintain or restore the company’s qualification as a REIT, to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among the company and any qualified REIT subsidiary or entity that is disregarded as an entity separate from the general partner for U.S. federal income tax purposes;

•

modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the operating partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

•	issue additional partnership interests; and

•

reflect any other modification to the operating partnership agreement as is reasonably necessary for the business or operations of the operating partnership or the general partner of the operating partnership and which does not otherwise require the consent of each partner adversely affected.

Certain provisions affecting the company’s rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving the company or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by the company).

BUSINESS OF THE SUBJECT LLCs

The following discussion describes the current business of the subject LLCs and the terms upon which the properties in which the subject LLCs’ own an interest are leased.

General

The three subject LLCs are publicly-registered limited liability companies originally formed as partnerships by Lawrence A. Wien and Peter L. Malkin, affiliates of the supervisor, from 1953 to 1961. Each of these subject LLCs was formed to acquire the fee title or long-term ground lease interest in an office property located in New York, New York and to lease the property to an operating lessee, which operates the property. As lessor, each subject LLC receives from its operating lessee fixed base rent and overage rent (based on a percentage of the operating lessee’s profits). Each operating lessee was formed initially as a partnership, the partners of which included Lawrence A. Wien and Harry B. Helmsley, and later converted to a limited liability company. The supervisor provides supervisory and other services for each subject LLC, each operating lessee and the other private entities. The private entities, including the operating lessees, which will contribute their interests in properties to the company, were formed between 1953 and 2008 and own office properties, in one case with adjacent vacant land including development approvals, and retail properties.

In 1953, 250 West 57th St. Associates L.L.C. acquired fee title to 250 West 57th Street and the land thereunder, located at 250 West 57th Street, New York, New York. In 1958, 60 East 42nd St. Associates L.L.C. acquired fee title to One Grand Central Place and the land thereunder, located at One Grand Central Place, New York, New York. In 2002, Empire State Building Associates L.L.C. acquired the fee title to the Empire State Building and the land thereunder, located at 350 Fifth Avenue, New York, New York. The subject LLCs raised capital of $43.6 million in three public offerings registered with the SEC, and as of September 30, 2011, had 4272 participants.

Investment Policies

Each subject LLC was organized to acquire a single property or long-term ground lease which was to be net leased to an operating lessee formed for the purposes of operating the property. While each subject LLC generally holds its interest in its property for a long-term investment, a subject LLC may dispose of its interest in the property if the supervisor, with consent of the participants, deems such disposition to be in its best interests. The supervisor does not believe that a transfer of the subject LLC’s property interest in an individual sale would be in the best interest of the subject LLC. The supervisor has never recommended a sale of either the fee owner or the related operating lessee, which is part of a two-tier ownership structure, except as part of a sale of both entities. The supervisor believes that in view of fact that the subject LLCs own the interest in the property, but the operating lessees operate the properties, it would not be in the best interests of the subject LLCs to sell their interests in the properties separate from a sale by the operating lessees. In each case, unless the supervisor determined the proceeds should be reimbursed, the proceeds would be distributed between the subject LLC and the operating lessee in accordance with their agreement at the time of such sale. Any proceeds from such disposition that were not reinvestment would be distributed to the participants in the subject LLC according to the terms of the operating agreements governing the subject LLC. Each subject LLC generally intended to hold its interest in its property for an indefinite period.

Description of Properties

The Empire State Building, New York, New York

Empire State Building Associates L.L.C. acquired a master operating leasehold interest in the Empire State Building, the world’s most famous office building, through a public partnership in 1961 and acquired the fee title to this property in 2002. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in August 2006. The building comprises premier office space, a concourse, lower lobby, two observatories, broadcasting facilities and ground-floor retail space. It occupies the entire blockfront from 33rd Street to 34th Street on Fifth Avenue, anchoring the east side of the 34th street corridor in midtown Manhattan, located within walking distance of multiple parking garages, world-class shopping, dining and lodging. The Empire State Building was built in 1931. The 102-story building comprises 2,675,779 rentable square feet of office space and 163,655 rentable square feet of retail space (including the observatory and broadcasting operations) and is constructed of concrete, steel, masonry and stone. Its close proximity to mass transportation includes numerous subway lines; and bus routes; Pennsylvania Station; Grand Central Terminal; the Port Authority Bus Terminal; and PATH train services. In-building services and amenities include a visitor reception desk, bank equipped with an ATM, FedEx/Kinko’s, Starbucks, upscale cocktail lounge and a variety of specialty stores and eat-in or take-out dining facilities within the retail arcade. As part of the supervisor’s effort to increase the quality of its tenants, since 2007 the supervisors has embarked on a renovation and repositioning program over time to aggregate smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were LF USA, Inc., an affiliate of Li & Fung, a global supply chain management firm; the Federal Deposit Insurance Corporation; Host Services of New York, a leader in creating dining and shopping concessions for travel venues; Coty, Inc., a leading global fragrance and beauty company; and Walgreen Eastern Co., a New York City-based pharmacy. Other tenants include Funaro & Co., an accounting services firm; LinkedIn, an online professional network; Noven Pharmaceuticals, Inc., a specialty pharmaceutical company; People’s Daily Online USA, an online Chinese newspaper; Taylor Global, Inc., a public relations firm; Turkish Airlines, the national flag carrier of Turkey; and World Monuments Fund, a not-for-profit organization dedicated to preserving and protecting endangered ancient and historic sites around the world.

The Empire State Building offers panoramic views of New York and neighboring states from its world-famous 86th and 102nd floor observatories that draw millions of visitors per year. For the years ended December 31, 2007 through December 31, 2010, the number of visitors to the observatories was approximately 3.67 million, 4.03 million, 3.75 million and 4.03 million, respectively, and the number of visitors to the observatories was 3.06 million for the nine months ended September 30, 2011. For the years ended December 31, 2007 through December 31, 2010, Empire State Building Associates L.L.C. increased the average ticket revenue per admission from $15.47 to $17.37, and as of September 30, 2011, the average ticket revenue per admission was $18.61. The 86th floor observatory has a 360-degree outdoor deck as well as indoor viewing galleries to accommodate guests day and night, all year-round. The 102nd floor observatory is entirely indoors and offers a 360-degree view of New York City from 1,250 feet above ground. Observatory visitors enter the building via its main entrance on Fifth Avenue. Visitors proceed directly up dedicated escalators to the second floor and through security to purchase various ticket options at the cashier or to retrieve tickets purchased online at Empire State Building Associates L.L.C.’s ticket kiosks. While waiting to gain access to the elevators, guests are entertained by a multi-media exhibit on sustainability and energy efficiency, which may be accessed in eight languages and is designed to inform and inspire the visitors. Also on the second floor, guests may purchase multilingual audio tours and viewer maps from Empire State Building Associates L.L.C.’s licensee and be photographed by the licensee. There is a separately ticketed and independently owned and operated tour simulator under lease operating under the name NY Skyride. Visitors then proceed to one of six elevators to the 80th floor, where they are entertained by an exhibit operated by the NY skyscraper museum, “The Race to the Top,” which chronicles the construction of the building. They then have the opportunity to take one of two elevators or to walk up the stairs to the 86th floor observatory, which offers indoor and outdoor viewing areas. From the 86th floor, guests who have purchased an additional ticket may take an elevator to the fully enclosed 102nd floor observatory. Visitors then return first to the 86th floor and then to the 80th floor where they must exit through Empire: The Store, the official Empire State Building souvenir shop operated by Empire State Building Associates L.L.C.’s licensee HMS Host. Finally, they take the elevator to the second floor where they have the opportunity to purchase their photograph and ride one of two dedicated escalators to the lobby at the main entrance on Fifth Avenue, where they exit the building; by the end of 2012, they will also have the opportunity to exit through

Empire State Building Associates L.L.C.’s tenant Walgreens, which will shortly expand its ground floor retail space to the 2nd floor with direct frontage to the observatories’ exit path. Empire State Building Associates L.L.C. generated approximately $62.9 million and $78.9 million in revenue from its observatory operations for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.

Empire State Building Associates L.L.C.’s observatory business is subject to tourism trends and weather, and therefore does experience some seasonality. Over the past ten years, the number of visitors to the observatory, on average, has been slightly higher in the third quarter of each year and slightly lower in the first quarter of each year. The Empire State Building’s observatory has maintained stable performance levels over the past ten years, despite changing competitive dynamics and economic conditions. Total revenue and operating income from the observatory’s operations have exhibited positive growth in all but two years from 2001 to 2010 (2001 and 2009), representing a compound annual growth rate for total revenue and operating income (including concessions revenue) of 11.6% and 11.5%, respectively. In addition, the average ticket revenue per admission has increased for each of the 11 years from 2000 to 2010 at a compound annual growth rate of 9.9%, and the growth rate during each of those years, on a year over year basis, has never been negative. In the year ended December 31, 2010, the observatory experienced record admissions of over 4.03 million visitors and approximately $78.9 million of total revenue. The observatory has demonstrated strong performance despite competitive pressures as total revenue and operating income (including concessions revenue) increased by over 25.0% in 2005 and over 11.0% in 2006, despite the opening of the Top of the Rock observation deck at Rockefeller Center in November 2005. The Empire State Building’s observatory has also fared well during the recent recession. Despite a 7.0% decrease in the number of visitors as compared to 2008, 2009 admissions were still 2.0% higher than 2007 and the average ticket revenue per admission increased by 6.9% over 2008’s record level.

In addition to being a top New York City tourist attraction, the Empire State Building is also the center of the New York Tri-State region’s broadcasting operations. During the nine months ended September 30, 2011 and the year ended December 31, 2010, Empire State Building Associates L.L.C.’s broadcasting licenses and related leased space generated approximately $11.8 million and $16.1 million, respectively. Various entities transmit from Empire State Building Associates L.L.C.’s building setbacks and surfaces and Empire State Building Associates L.L.C.’s broadcasting mast which rises 230 feet from the ceiling deck of the 103rd floor. Over 150 antennae provide a variety of point-to-point radio and data communications services and support delivery of broadcasting signals to cable and satellite systems and directly to television and radio receivers. As of September 30, 2011, 16 television broadcasters and 19 radio broadcasters were licensed to use Empire State Building Associates L.L.C.’s broadcasting facilities and served the greater New York metropolitan designated market area, which includes New York, New Jersey and Connecticut. As of September 30, 2011, Empire State Building Associates L.L.C. leased approximately 88,499 square feet to broadcasting tenants in the aggregate. Tenants that utilize Empire State Building Associates L.L.C.’s broadcasting services receive the right to use the broadcasting facilities and also to lease transmitter space in the Empire State Building. In addition, the broadcasting licenses and related leased space are long-term and require that tenants pay substantially all maintenance expenses. The average remaining term of such license fees is approximately 7.5 years. Empire State Building Associates L.L.C.’s broadcasting tenants, based on annualized broadcasting revenue, include, among others, FOX, CBS, ABC, NBC and WPIX, as well as many of the major radio stations in Manhattan and the greater New York metropolitan area.

Empire State Building Associates L.L.C. also licenses the trademarked Empire State Building name and image for movies, television, promotional and advertising purposes and offer portions of the building for rent for private events. The primary benefit of such arrangements is the opportunity to build Empire State Building brand awareness through co-branding with well-respected brands and causes. Empire State Building Associates L.L.C. also enters into agreements through its Empire State Building Lighting Partner program, which give selected applicants the privilege of choosing a lighting scheme for the tower on a certain date in exchange for publicity and attention through their organization’s networks. The Empire State Building has an extensive social media presence including a highly-visited website (on which Empire State Building Associates L.L.C. controls ticket sales to the observatories and offers a growing range of tourist-related attraction sales), Facebook page and Twitter account.

The building and certain aspects of its interior are designated landmarks of the New York City Landmarks Preservation Committee. The building was designated as a National Historic Landmark in 1986. In a national survey conducted in 2007, it was rated number one above the White House and the Washington Monument on the List of America’s Favorite Architecture according to the American Institute of Architects. The Empire State Building is an Energy Star building and has been awarded LEED EBOM-Gold certification. The Empire State Building’s energy retrofit program will result in significant energy cost savings annually and significant expense savings for Empire State Building Associates L.L.C.’s tenants, which Empire State Building Associates L.L.C. believes has enhanced its desirability to prospective tenants. Empire State Building Associates L.L.C. recently entered into a two-year contract to purchase wind power to provide 100% of the Empire State Building’s energy. The Empire State Building is the recipient of numerous awards. The Building Owners and Managers Association of Greater New York, Inc., or BOMA, and BOMA Mid-Atlantic Region named the Empire State Building as the 2011 Regional TOBY award Winner for Middle Atlantic Regional Outstanding Building of the Year and as the 2009-2010 Pinnacle Award winner for the Historical Building of the Year, honoring a “commitment to the preservation of historical integrity while taking full advantage of the improvements of the modern era.” Additionally, in 2010, the Empire State Building won the MASterworks Best Restoration award from the Municipal Arts Society for the restoration of a historically significant commercial, residential or institutional building and/or publicly accessible lobby; the National Trust for Historic Preservation National Preservation Honor Award recognizing “the efforts of individuals, nonprofit organizations, public agencies and corporations whose skill and determination have given new meaning to their communities through preservation;” the Preservation League of New York State Project’s Excellence in Historic Preservation Award celebrating “the outstanding leadership of public officials and individuals in the field of preservation;” and the New York Landmarks and Conservancy’s Lucy G. Moses Preservation Award for outstanding preservation efforts. Prior to 2010, the Sustainable Buildings Industry Council awarded the Empire State Building the 2009 Beyond Green High Performance Building Award recognizing “the exceptional contributions its members make to sustainability across the United States.”

Since the supervisor gained day-to-day management of the Empire State Building in August 2006, Empire State Building Associates L.L.C. has invested a total of approximately $123.0 million through its restoration and renovation program at the property through September 30, 2011. Empire State Building Associates L.L.C. currently estimates that between $190.0 million and $230.0 million of additional capital is needed to complete this renovation program, which Empire State Building Associates L.L.C. expects to complete substantially in 2016. These estimates are based on the supervisor’s current budgets (which do not include tenant improvement and leasing commission costs) and are subject to change. Empire State Building Associates L.L.C.’s renovation program at the property has taken substantial time to design and implement due to many factors, including the overall scale of the program, the market timing of re-leasing upgraded spaces to existing and prospective tenants, Empire State Building Associates L.L.C.’s desire to minimize existing tenant disruptions, and the need to obtain consents of investors in the property to complete financings. The following table summarizes the status of major improvements Empire State Building Associates L.L.C. has completed, those that are currently in process, and those that Empire State Building Associates L.L.C. expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby restoration and upgrade	x
Renovate 2nd floor observatory ticketing area	x
Renovate 86th floor observatory	x
Observatory exhibits	x
Energy efficiency retrofits including
- building automated controls	x
- chiller plant retrofit	x
- window retrofits	x
- radiator barriers	x
Renovate 102nd floor observatory		x
Renovate and provide cooling to public corridors		x
Renovate public bathrooms		x
Elevator modernization		x
Elevator shaft wall repairs		x
Exterior waterproofing and roofs		x
Additional electrical power and distribution		x
Building wide sprinklers to comply with Local Law 26		x
Future energy efficiency retrofits including new air handling units, heat exchangers, steam turbine retrofits		x
Temporary exterior construction hoist		x
New tenants-only conference center			x
New tenants-only fitness center			x
Tower lighting replacement			x
Additional observatory exhibit			x
Security system enhancements			x

The observatory and broadcasting businesses at the Empire State Building are subject to competition from existing observatories and broadcasting space and others that may be constructed in the future. In addition, competition from observatory and broadcasting operations in the new property currently under construction at One World Trade Center and, to a lesser extent, from the existing observatory at Rockefeller Center and the existing broadcasting facility at Four Times Square, could have a negative impact on revenues from Empire State Building Associates L.L.C.’s broadcasting and observatory operations. Empire State Building Associates L.L.C.’s broadcast television and radio licensees face competition from advances in technologies and alternative methods of content delivery in their respective industries, as well as from changes in consumer behavior driven by new technologies and methods of content delivery, which may reduce the demand for over-the-air broadcast licenses in the future. New government regulations affecting broadcasters, including the implementation of the FCC’s National Broadband Plan, or the Plan, might also affect Empire State Building Associates L.L.C.’s results of operations by reducing the demand for broadcast licenses.

Empire State Building Primary Tenants

The following table summarizes information regarding the primary tenants of the Empire State Building as of September 30, 2011:

Tenant	Principle Nature of Business	Lease Expiration	Date of Earliest Termination Option	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet(1)	Annualized Base Rent(2)	Percent of Property Annualized Base Rent	Annualized Base Rent Per Square Foot
LF USA(3).	Fashion	Oct. 2028	—	1 x 7 years or 2 x 5 years	308,233	10.8%	$12,021,087	15.6%	$39.00
Federal Deposit Insurance Corp.	Government	Jan. 2020	2/1/2015	1 x 5 years	121,879	4.3%	$5,489,847	7.1%	$45.04
Host Services of New York	Retail Store	May 2020	—	—	3,457	0.1%	$4,917,272	6.4%	$1,422.41
Coty, Inc.(4)	Cosmetics	Jan. 2030	—	1 x 5 years	92,545	3.3%	$4,580,590	5.9%	$49.50
Walgreen Eastern Co.	Retail Store	— (5)	—	—	25,688	0.9%	$1,470,000	1.9%	$57.23
LinkedIn	Internet Networking Business	May 2018	6/1/2016	—	31,742	1.1%	$1,237,938	1.6%	$39.00
Skanska USA Building	Engineering	Mar. 2024	—	1 x 5 years	25,057	0.9%	$1,219,550	1.6%	$48.67
Manhattan Professional Group	Tax Professionals	Aug. 2026	—	—	25,611	0.9%	$1,180,264	1.5%	$46.08
Bank of America	Bank	Apr. 2015	—	1 x 5 years	14,234	0.5%	$1,152,577	1.5%	$80.97
Taylor Global	Public Relations	Jul. 2018	—	—	25,744	0.9%	$1,119,105	1.5%	$43.47

Total/Weighted Average					674,190	23.7%	$34,388,230	44.6%	$51.01

(1)	Excludes (i) 52,382 rentable square feet attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the observatory.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $3,158,998. Total annualized base rent, net of abatements and free rent is $73,865,624.
(3)	In January 2011, LF USA signed a lease that increased their total square footage at the Empire State Building to 482,399 square feet, representing an additional $18,813,561 of annualized based rent, or annualized base rent per square foot of $39.00. 308,233 of this square footage has commenced as of September 30, 2011. LF USA also signed a lease in November 2011 (which is not reflected in the above table) for an additional 106,545 square feet that increased their total square footage at the Empire State Building to 588,944 square feet.
(4)	In May 2011, Coty’s lease was amended such that, upon commencement (expected to be in the second quarter of 2012), Coty will increase their total square footage at the Empire State Building to 194,281 square feet, representing an additional $4,272,912 of annualized base rent, or annualized base rent per leased square foot of $42.00 as of September 30, 2011.
(5)	The lease will expire 15 years and four months following substantial completion of certain expansion space pursuant to the First Lease Modification and Extension Agreement, as of August 15, 2011, between Empire State Building L.L.C. and Walgreen Eastern Co., Inc.

Empire State Building Lease Expirations

The following table sets forth the lease expirations for leases in place at the Empire State Building as of September 30, 2011 for the three months ending December 31, 2011 and for each of the ten full calendar years beginning with the year ending December 31, 2012 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights. As of September 30, 2011, the weighted average remaining lease term for the property was eight years and four months.

Year of Lease Expiration(1)	Number of Leases Expiring	Square Footage of Leases Expiring(2)	Percent of Property Square Feet	Annualized Base Rent(3)	Percent of Property Annualized Base Rent(4)	Annualized Base Rent Per Leased Square Foot
Available	—	706,018	24.9%	—	—	—
Signed leases not commenced	—	186,182	6.5%	—	—	—
Month-to-month leases	1	1,887	0.1%	$18,450	0.0%	$9.78
2011 (October 1, 2011 to December 31, 2011)	16	54,085	1.9%	$1,670,494	2.2%	$30.89
2012	60	244,220	8.6%	$7,234,697	9.4%	$29.62
2013	50	215,569	7.6%	$5,640,261	7.3%	$26.16
2014	39	143,772	5.1%	$4,462,817	5.8%	$31.04
2015	30	156,276	5.5%	$6,280,314	8.2%	$40.19
2016	16	94,174	3.3%	$3,025,801	3.9%	$32.13
2017	13	35,982	1.3%	$1,504,922	2.0%	$41.82
2018	26	142,416	5.0%	$5,746,967	7.5%	$40.35
2019	8	45,698	1.6%	$2,703,989	3.5%	$59.17
2020	20	231,162	8.1%	$14,441,823	18.7%	$62.47
2021	10	66,391	2.3%	$2,701,243	3.5%	$40.69
Thereafter	17	515,602	18.2%	$21,592,844	28.0%	$41.88

Total/Weighted Average	306	2,839,434	100.0%	$77,024,622	100.0%	$39.56

(1)	Excludes broadcasting licenses and observatory operations.
(2)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes (i) 52,382 rentable square feet attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the company’s observatory.
(3)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $3,158,998. Total annualized base rent, net of abatements and free rent is $73,865,624.
(4)	Represents the percentage of annualized base rent of office and ground-floor retail leases at the Empire State Building.

Empire State Building Percent Leased and Base Rent

The following table sets forth the percent leased, annualized base rent per leased square foot and net effective base rent per leased square foot for the Empire State Building as of the dates indicated below:

Date	Percentage Leased(1), (2)	Annualized Base Rent per Leased Square Foot(3)	Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2011	68.6%	$39.56	$39.40
December 31, 2010	66.2%	$35.64	$35.04
December 31, 2009	68.5%	$34.95	$34.10
December 31, 2008	69.0%	$32.41	$31.82
December 31, 2007	70.2%	$27.96	$27.29
December 31, 2006	75.6%	$27.10	$26.60

(1)	Based on leases commenced as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	As part of the supervisor’s effort to increase the credit quality of its tenants, the supervisor has been aggregating smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. As a result, percent leased has decreased from December 31, 2006 through September 30, 2011.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements and free rent)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(4)	Net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

The Empire State Building and improvements to the property are being depreciated on a straight-line basis over their estimated useful lives of 39 years. The current real estate tax rate for the Empire State Building is $101.52 per $1,000 of assessed value. Real estate taxes for the years ended December 31, 2010 and 2009 were $27,664,886 and $24,785,578, respectively. In the opinion of the supervisor, the Empire State Building is adequately covered by insurance.

Empire State Building Operating Lease

Empire State Building Company L.L.C. operates the property pursuant to a sublease with Empire State Building Associates L.L.C. The sublease included an initial term which expired on January 4, 1992 with renewal options to January 4, 2076, which renewals have been exercised by Empire State Building Company L.L.C. As the operating lessee, Empire State Building Company L.L.C. is required to pay Empire State Building Associates L.L.C. a fixed annual basic rent in the amount of $6,018,750 through January 4, 2013, and after such date, $5,895,625 through the expiration of all renewal terms. Under the sublease, Empire State Building Company L.L.C. also pays an additional rent of 50% of its net operating profit (as defined in the sublease) in excess of $1,000,000 for each lease year. Empire State Building Company L.L.C. is additionally required to pay for all operating and maintenance expenses, real estate taxes, and necessary repairs and replacements, and keep the property adequately insured against fire and accident. Pursuant to a modification to the sublease, the basic rent was increased to cover debt service relating to the secured term loan, up to the maximum principal amount as to which the operating lessee has consented. The supervisor provides supervisory and other services for Empire State Building Company L.L.C. and Empire State Building Associates L.L.C.

One Grand Central Place, New York, New York

60 East 42nd St. Associates L.L.C. made a convertible mortgage on One Grand Central Place in 1954 through a public partnership and subsequently acquired fee title to the property in 1958. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in November 2002. The building comprises premier office space and lower-level and ground-floor retail space. It is located on 42nd Street, between Park and Madison Avenues, directly across the street from Grand Central Terminal, located within walking distance of multiple parking garages, world-class shopping, dining and lodging. One Grand Central Place was built in 1930. The 55-story building comprises 1,157,911 rentable square feet of office space and 68,343 rentable square feet of retail space and is constructed of concrete, steel and masonry. Its close proximity to mass transportation includes numerous subway lines and bus routes; Grand Central Terminal; and the Times Square Shuttle. In-building services and amenities include on-site building management office; 24/7 attended lobby; a multi-media conference center; messenger center for the exclusive use of building tenants; a visitor center for convenient and efficient access for building visitors; bank, newsstand and dining facilities; and additional conveniences in the building’s retail arcade. As part of an effort to increase the quality of tenants, the supervisor has embarked on a renovation and repositioning program over time to aggregate smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. The supervisor has implemented a program to pre-build modern office suites with efficient layouts which are leased to higher credit-quality tenants for longer lease terms. As of September 30, 2011, the building’s five largest third-party tenants, based on annualized base rent, were JP Morgan Chase Bank, a global financial services firm; Pipeline Financial Group, Inc., an operator of institutional electronic brokerages in the United

States and Europe; Bank of America, N.A., a global financial services firm; Charles Schwab & Co., Inc., a retail brokerage service provider; and Schoeman, Updike & Kaufman LLP, a New York and Chicago-based law firm.

One Grand Central Place was the recipient of the BOMA 2010 Pinnacle Award for the Operating Building of the Year, in recognition of “outstanding operations including energy management, emergency preparedness, environmental compliance, community impact, tenant relations, operational standards, training excellence and overall attractiveness,” and in 2007, BOMA named One Grand Central Place as the Pinnacle Award winner for the Historical Building of the Year award, honoring a “commitment to the preservation of historical integrity while taking full advantage of the improvements of the modern era.”

Since the supervisor gained day-to-day management of One Grand Central Place in November 2002, 60 East 42nd St. Associates L.L.C. has invested approximately $27.0 million through a restoration and renovation program at the property through September 30, 2011. The supervisor expects to complete the renovation program by 2013. The renovation program at the property has taken substantial time to design and implement due to many factors, including the overall scale of the program, the market timing of re-leasing upgraded spaces to existing and prospective tenants, the desire to minimize existing tenant disruptions, and the need to obtain consents of investors in the property to complete financings. The following table summarizes the status of major improvements that have been completed, those that are currently in process, and those that the supervisor expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby restoration and upgrade	x
Renovate and provide cooling to public corridors	x
Renovate public bathrooms	x
New windows	x
Elevator modernization	x
New tenants only conference center	x
Visitors center	x
Roof replacements	x
Restore façade	x
Replace fire alarm system	x
Additional roof replacements		x
Building wide sprinklers to comply with Local Law 26		x
Upgrade finishes in public corridors			x
Additional bathrooms to be upgraded			x
Cooling tower			x
Energy efficiency retrofits			x

One Grand Central Place is subject to competition from a large number of other existing office properties and new office properties that may be constructed in the future.

One Grand Central Place Primary Tenants

The following table summarizes information regarding the primary tenants of One Grand Central Place as of September 30, 2011:

Tenant	Principle Nature of Business	Lease Expiration	Date of Earliest Termination Option	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet(1)	Annualized Base Rent(2)	Percent of Property Annualized Rent	Annualized Base Rent per Leased Square Foot
JP Morgan Chase Bank	Bank	Sept. 2013	—	—	18,683	1.5%	$1,465,315	3.1%	$78.43
Pipeline Financial Group, Inc.	Network solutions for block trading	Oct. 2018	—	—	24,965	2.0%	$1,348,110	2.9%	$54.00
Bank of America, N.A.	Bank	Apr. 2017	—	1 x 5 years	14,127	1.1%	$1,325,000	2.8%	$93.79
Charles Schwab & Co., Inc.	Retail Broker	May 2021	—	1 x 5 years	10,702	0.9%	$1,287,300	2.7%	$120.29
Schoeman, Updike & Kaufman, LLP	Law firm	Oct. 2012	—	—	24,493	2.0%	$1,071,417	2.3%	$43.74
Pine Brook Road Partners, LLC	Private equity firm	Sept. 2021	1/1/2015	1 x 5 years	17,825	1.5%	$937,376	2.0%	$52.59
Sunbelt Beverage Co., LLC	Wine & spirits wholesaler	Aug. 2023	—	—	21,498	1.8%	$924,414	2.0%	$43.00
Haver Analytics, Inc.	Economic & Financial Database	Apr. 2018	—	—	12,041	1.0%	$818,788	1.7%	$68.00
Special Funds Conversation	Defends Special Disability Fund & Workers Comp Cases	Apr. 2021	—	1 x 5 years	17,614	1.4%	$704,560	1.5%	$40.00
Gibbs & Soell, Inc.	Public relations	Nov. 2019	—	1 x 5 years	12,724	1.0%	$699,820	1.5%	$55.00

Total/Weighted Average					174,672	14.2%	$10,582,099	22.5%	$60.58

(1)	Excludes 31,295 rentable square feet attributable to building management use and tenant amenities.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2010, by (ii) 12. Total abatements and free rent with respect to leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $267,059. Total annualized base rent, net of abatements and free rent is $46,790,257.

One Grand Central Place Lease Expirations

The following table sets forth the lease expirations for leases in place at One Grand Central Place as of September 30, 2011 for the three months ending December 31, 2011 and for each of the ten full calendar years beginning with the year ending December 31, 2012 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights. As of September 30, 2011, the weighted average remaining lease term for the property was four years, seven months.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring(1)	Percent of Property Square Feet	Annualized Base Rent(2)	Percent of Property Annualized Rent(3)	Annualized Base Rent per Leased Square Foot
Available	—	219,118	17.9%	—	—	—
Signed leases not commenced	6	24,212	2.0%	—	—	—
Month-to-month leases	9	22,381	1.8%	$1,252,412	2.6%	$55.96
2011(October 1, 2011 to December 31, 2011)	20	49,586	4.0%	$1,829,258	3.9%	$36.89
2012	68	161,619	13.2%	$6,727,715	14.3%	$41.63
2013	69	135,649	11.1%	$6,996,652	14.9%	$51.58
2014	51	108,016	8.8%	$4,984,373	10.6%	$46.14
2015	47	136,227	11.1%	$5,803,230	12.3%	$42.60
2016	12	38,907	3.2%	$1,673,787	3.5%	$43.02
2017	14	64,602	5.3%	$3,708,429	7.9%	$57.40
2018	8	53,169	4.3%	$2,952,856	6.3%	$55.54
2019	5	38,892	3.2%	$1,828,296	3.9%	$47.01
2020	9	42,634	3.5%	$2,106,626	4.5%	$49.41
2021	9	81,620	6.7%	$4,788,678	10.2%	$58.67
Thereafter	4	49,622	3.9%	$2,405,005	5.1%	$48.47

Total/Weighted Average	331	1,226,254	100.0%	$47,057,316	100.0%	$47.87

(1)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes 31,295 rentable square feet attributable to building management use and tenant amenities.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $267,059. Total annualized base rent, net of abatements and free rent is $46,790,257.
(3)	Represents the percentage of annualized base rent of office and ground-floor retail leases at One Grand Central Place.

One Grand Central Place Percent Leased and Base Rent

The following table sets forth the percent leased, annualized base rent per leased square foot and net effective base rent per leased square foot for One Grand Central Place as of the dates indicated below:

Date	Percentage Leased(1), (2)	Annualized Base Rent per Leased Square Foot(3)	Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2011	80.2%	$47.87	$47.43
December 31, 2010	80.2%	$46.42	$46.20
December 31, 2009	76.6%	$45.16	$44.92
December 31, 2008	81.3%	$43.84	$43.14
December 31, 2007	87.9%	$39.53	$39.28
December 31, 2006	89.1%	$36.23	$35.97

(1)	Based on leases commenced as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	As part of an effort to increase the credit quality of tenants, the supervisor has been aggregating smaller office spaces to facilitate for re-leasing of larger blocks of space to higher credit quality tenants for longer lease terms at higher rents. As a result, percent leased has decreased from December 31, 2006 through September 30, 2011.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(4)	Net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

One Grand Central Place and improvements to the property are being depreciated on a straight-line basis over their estimated useful lives of 39 years. The current real estate tax rate for One Grand Central Place is $101.52 per $1,000 of assessed value. Real estate taxes for the years ended December 31, 2010 and December 31, 2009 were $10,594,397 and $10,395,749, respectively. In the opinion of the supervisor, One Grand Central Place is adequately covered by insurance.

One Grand Central Place Operating Lease

Lincoln Building Associates L.L.C. leases the property from 60 East 42nd St. Associates L.L.C. pursuant to an operating lease currently set to expire on September 30, 2033, and pursuant to such lease, Lincoln Building Associates L.L.C. operates the property. As lessee, Lincoln Building Associates L.L.C. pays to 60 East 42nd St. Associates L.L.C. annual basic rent equal to the sum of $24,000 plus the constant annual mortgage charges on all mortgages, and annual additional rent, or additional rent, equal to the lesser of Lincoln Building Associates L.L.C.’s net operating income (as defined in the operating lease) for the lease year or $1,053,800. Under the operating lease, Lincoln Building Associates L.L.C. pays further additional rent equal to 50% of any remaining balance of its net operating income. The operating lease also requires an advance against additional rent equal to an annual basis, the lesser of (x) Lincoln Building associates L.L.C.’s net operating increase for the preceding lease year or (y) $1,053,800. The supervisor provides supervisory and other services for Lincoln Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C.

250 West 57th Street, New York, New York

250 West 57th St. Associates L.L.C. acquired fee title to 250 West 57th Street through a public partnership in 1953. The supervisor removed the prior managing and leasing agent and gained day-to-day management of the property in November 2002. The building comprises premier office space and ground-floor and lower-level retail space. It occupies the entire blockfront of 57th Street between Broadway and Eighth Avenue, close to Columbus Circle and the new media headquarters concentration in New York City, including Time Warner, Random House and Hearst Corporation, and is located within walking distance of multiple parking garages, world-class shopping, dining and lodging. 250 West 57th Street was built in 1921. The 26-story building comprises 476,870 rentable square feet of office space and 53,837 rentable square feet of retail space and is constructed of concrete, steel, masonry and terra cotta. Its close proximity to mass transportation includes direct access to numerous subway lines and bus routes. In-building services and amenities include on-site building management office; concierge desk; 24/7 attended lobby; specialty retail stores; a drug store; and a barber shop. As part of an effort to increase the quality of tenants, the supervisor has embarked on a renovation and repositioning program over time to aggregate smaller office spaces to facilitate re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms and at higher rents. The supervisor has implemented a program to pre-build modern office suites with efficient layouts which are leased to higher credit-quality tenants for longer lease terms. As of September 30, 2011, the building’s five largest tenants based on annualized base rent were The TJX Companies, Inc., a discount retailer of apparel and home fashions; Duane Reade, a New York-based pharmacy chain owned by Walgreen; the Gap, Inc., a specialty retailer offering clothing, accessories and personal care products; N.S. Bienstock, Inc., a leading talent agency; and NIP Training Institute, a provider of psychoanalytic treatment and training for clinicians.

Since the supervisor gained day-to-day management of 250 West 57th Street in November 2002, 250 West 57th St. Associates L.L.C. has invested approximately $30.0 million through a restoration and renovation program at the property through September 30, 2011. The supervisor expects to complete the renovation program by 2013. The renovation program at the property has taken substantial time to design and implement due to many factors, including the overall scale of the program, the market timing of re-leasing upgraded spaces to existing and prospective tenants, the desire to minimize existing tenant disruptions, and the need to obtain consents of investors in the property to complete financings. The following table summarizes the status of major improvements that have been completed, those that are currently in process, and those that the supervisor expects to complete in the future:

	Completed	In Process	To Be Completed
Lobby renovation	x
Renovate public corridors	x
Renovate public bathrooms	x
New windows	x
Conversion of second floor to retail space	x
Chiller replacement	x
Electrical upgrades	x
Replace fire alarm system	x
Upgrade finishes in public corridors		x
Restore façade		x
Building wide sprinklers to comply with Local Law 26		x
Energy efficiency retrofits			x
New cooling tower			x
Freight elevator modernization			x

250 West 57th Street Primary Tenants

No tenant occupies 10% or more of the aggregate rentable square footage in 250 West 57th Street.

250 West 57th Street Lease Expirations

The following table sets forth the lease expirations for leases in place at 250 West 57th Street as of September 30, 2011 for the three months ending December 31, 2011 and for each of the nine full calendar years beginning with the year ending December 31, 2012 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	Percent of Property Square Feet	Annualized Base Rent(1)	Percent of Property Annualized Rent	Annualized Base Rent per Leased Square Foot
Available		73,315	13.8%
Signed leases not commenced	—	—	0.0%
Month-to-month leases	1	257	0.0%	$22,200	0.1%	$86.38
2011 (July 1, 2011 to December 31, 2011)	2	1,752	0.3%	$78,015	0.4%	$44.53
2012	44	70,278	13.2%	$3,138,793	15.5%	$44.66
2013	36	47,708	9.0%	$1,791,692	8.9%	$37.56
2014	39	79,343	15.0%	$2,979,779	14.7%	$37.56
2015	36	65,541	12.3%	$2,465,068	12.2%	$37.61
2016	17	50,176	9.5%	$1,795,983	8.9%	$35.79
2017	3	9,731	1.8%	$352,953	1.7%	$36.27
2018	11	57,268	10.8%	$2,681,013	13.2%	$46.82
2019	5	30,310	5.7%	$1,139,996	5.6%	$37.61
2020	2	37,194	7.0%	$2,144,704	10.6%	$57.66
2021	1	7,834	1.5%	$1,650,000	8.2%	$210.62
Thereafter	—	—	0.0%	—	0.0%	—

Total/Weighted Average	197	530,707	100.0%	$20,240,197	100.0%	$44.25

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Total abatements and free rent with respect to leases in effect as of September 30, 2011 for the 12 months ending September 30, 2012 are $77,060. Total annualized base rent, net of abatements and free rent is $20,163,137.

250 West 57th Street Percent Leased Base Rent

The following table sets forth the percent leased, annualized base rent per leased square foot and net effective base rent per leased square foot for West 57th Street as of the dates indicated below:

Date	Percentage Leased(1), (2)	Annualized Base Rent per Leased Square Foot(3)	Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2011	86.2%	$44.25	$42.73
December 31, 2010	82.3%	$43.57	$42.39
December 31, 2009	82.8%	$45.16	$43.16
December 31, 2008	88.4%	$38.09	$35.23
December 31, 2007	81.5%	$41.94	$43.25
December 31, 2006	82.3%	$39.26	$41.81

(1)	Based on leases commenced as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.
(2)	As part of an effort to increase the quality of tenants, the supervisor has been aggregating smaller office spaces to allow for re-leasing of larger blocks of space to higher credit-quality tenants for longer lease terms at higher rents.

(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(4)	Net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

250 West 57th Street and improvements to the property are being depreciated on a straight-line basis over their estimated useful lives of 39 years. The current real estate tax rate for 250 West 57th Street is $101.52 per $1,000 of assessed value. Real estate taxes for the years ended December 31, 2010 and December 31, 2009 were $3,945,185 and $3,827,486, respectively. In the opinion of the supervisor, 250 West 57th Street is adequately covered by insurance.

250 West 57th Street Operating Lease

Fisk Building Associates L.L.C. leases the property from 250 West 57th St. Associates L.L.C. pursuant to an operating lease, as modified, which is currently set to expire on September 30, 2028, with an additional renewal option to September 30, 2053, which option Fisk Building Associates L.L.C. has exercised. Fisk Building Associates L.L.C. has also been granted options to extend the operating lease for two additional 25-year renewal terms expiring in 2103. The lease provides for an annual basic rent payable by Fisk Building Associates L.L.C. to 250 West 57th St. Associates L.L.C. equal to the sum of the constant annual to mortgage charges on all mortgages, plus $28,000. The lease also provides for payments of primary overage rent equal Fisk Building Associates L.L.C.’s net operating profit (as defined in the lease) in each lease year up to a maximum of $752,000, and secondary overage rent subsequent to September 30 of the amount equal to 50% of the excess of the of the net operating profit in excess of $752,000, less a certain amount representing interest on certain borrowed funds. The supervisor provides supervisory and other services for Fisk Building Associates L.L.C. and 250 West 57th St. Associates L.L.C.

Financing

The organizational documents of each subject LLC contain restrictions on the subject LLCs’ authority to borrow. Participants holding 100% of the outstanding participation interests in Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C. must approve a financing and the participants holding greater than 75% of the outstanding participation interests in at least eight out of the ten participating groups of 250 West 57th St. Associates L.L.C. must approve a financing. If holders of 80% of the participation interests in any of the three participating groups in Empire State Building Associates L.L.C. or holders of 90% of the participation interests in any of the seven participating groups in 60 East 42nd St. Associates L.L.C. approve a financing, the agent of each participating group will be entitled to purchase the participation interests of any participants that voted against a financing. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests will be satisfied. In addition, if the operating lessees’ interest in the property will be securing the loan or will be subordinated to the loan, the operating lessee may be required to approve any financing which will require consent of its participants. As of September 30, 2011, the subject LLCs had a ratio of total indebtedness to total assets of 6.31% -13.40%.

On July 26, 2011, Empire State Building Associates L.L.C. entered into a three-year term loan or the secured term loan, with institutional lenders, including HSBC Bank USA, National Association as agent and HSBC Bank USA, National Association and DekaBank Deutsche Girozentrale as lead arrangers. The secured term loan is secured by a mortgage on the Empire State Building. The secured term loan was amended by the First Amendment to Loan Agreement, Ratification of Loan Documents and Omnibus Amendment dated as of November 2, 2011 to provide for additional commitments from Capital One, National Association and Bank of America, N.A. so that, collectively, the loan was increased to $300.0 million. No additional funds were drawn at the time of the modification.

The lenders provided Empire State Building Associates L.L.C. with an advance of $159.0 million (of which $92.0 million refinanced existing indebtedness), and subject to the conditions set forth in the secured term loan (as amended), agreed to provide Empire State Building Associates L.L.C. with additional advances of up to $141.0 million. Provided no event of default has occurred, and subject to other conditions, upon the request of Empire State Building Associates L.L.C., HSBC has also agreed to source further additional commitments aggregating up to $200.0 million in the sole discretion of the lenders. Any further advances under the secured term loan are subject to the consent of Empire State Building Company L.L.C.

Pursuant to the terms of the secured term loan agreement, Empire State Building Associates L.L.C. and Empire State Building Company L.L.C. entered into an amendment dated July 26, 2011 to the sublease (“Third Modification of Sublease”) pursuant to which (i) Empire State Building Company L.L.C. consented to the advance of up to $159.0 million under the secured term loan and (ii) in accordance with the terms of the existing sublease agreement, which terminates on January 4, 2076, between Empire State Building Company L.L.C. and Empire State Building Associates L.L.C., the basic rent payable by Empire State Building Company L.L.C. was increased by an amount equal to the debt service on the portion of the borrowing from the secured term loan associated with improvements (excluding any principal payable upon maturity). The original basic rent payable by Empire State Building Company L.L.C. is more than sufficient to pay the debt service on the portion of the borrowing associated with purchasing the fee position in 2002. Empire State Building Company L.L.C. and ESB Observatory LLC, a subsidiary of Empire State Building Company L.L.C., also entered into subordination agreements with the agent on behalf of the lenders pursuant to which the sublease and the lease of the observatory were subordinated to the mortgage securing the secured term loan. As a result, the sublease and the observatory lease can be terminated in connection with a foreclosure by secured term loan lenders.

Subject to the terms and conditions of the secured term loan agreement, the outstanding principal amount of the secured term loan shall bear interest at a rate equal to 2.5% per annum above 30-day LIBOR, unless such rate is not available, in which event the secured term loan would bear interest at 2.5% per annum in excess of (i) HSBC’s prime rate or (ii) the BBA LIBOR Daily Floating Rate. In connection with this loan, Empire State Building Associates L.L.C. issued promissory notes, a mortgage encumbering the Empire State Building in favor of the agent for the lenders, and other customary security and other loan documents. The maturity date of this loan is July 26, 2014, which Empire State Building Associates L.L.C. may extend to July 26, 2015 and thereafter to July 26, 2016, in each case upon payment of an extension fee of 0.25% of the total availability under the secured term loan agreement at the time of such extension. Such extensions are subject to customary conditions, including the satisfaction of certain loan-to-value and debt yield ratios and the absence of an event of default.

The initial advance was used to pay and discharge then existing secured mortgage loans relating to the Empire State Building and to fund operations and working capital requirements related to the Empire State Building (including for improvements), including reimbursements to Empire State Building Company L.L.C. for expenditures relating to improvements previously incurred by Empire State Building Company L.L.C., and certain other general entity purposes permitted in the secured term loan including costs of the financing.

Payment obligations relating to the secured term loan may be accelerated upon the occurrence of an event of default under the secured term loan agreement. Events of default under the secured term loan agreement include, subject in some cases to specified cure periods: payment defaults; failure by Empire State Building Associates L.L.C. to pay taxes; failure to keep certain insurance policies in effect; breaches of representations and covenants contained in the mortgage; defaults in the observance or performance of covenants; inaccuracy of representations and warranties in any material respect; bankruptcy and insolvency related defaults; and the entry of one or more final judgments for the payment of more than $1.0 million that are not satisfied within 30 days.

The secured term loan agreement contains affirmative and negative covenants customary for financings of this type. Negative covenants in the secured term loan agreement limit Empire State Building Associates L.L.C.’s ability, subject to certain exceptions, to transfer all or substantially all of its property; incur indebtedness and liens; dissolve, liquidate or enter into mergers or similar transactions; change its line of business; cancel debt; enter into transactions with affiliates; rezone its property; sell its assets; make certain distributions to investors; and change its organizational documents. Empire State Building Associates L.L.C. must also maintain a debt yield as specified in the secured term loan agreement.

Empire State Building Associates L.L.C. as both the fee owner and the ground lessor of the Empire State Building are mortgagors and their respective estates are therefore mortgaged. Empire State Building Company L.L.C. and the observatory tenant agreed to subordinate their respective leasehold interest to the mortgage. Accordingly, in the event of a foreclosure, their leasehold estates could be terminated.

Competition

The competitive environment in which the subject LLCs operate is substantially similar to that of the company. See “The Company Business and Properties.”

MANAGEMENT

The Company’s Directors, Director Nominees and Senior Management Team

Currently, the company has one director, Anthony E. Malkin. Upon completion of the IPO, the company’s board of directors will consist of seven members, including the independent director nominees named below who will become directors upon completion of the IPO. Each of the company’s directors is elected by the company’s stockholders to serve until the next annual meeting of the company’s stockholders and until his or her successor is duly elected and qualifies. Of the seven directors, the company expects that the company’s board of directors will determine that each of them other than Anthony E. Malkin will be considered independent in accordance with the requirements of the NYSE. The first annual meeting of the company’s stockholders after the IPO will be held in 2013. The company’s charter and bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless the company’s charter and bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15. The company’s Chairman Emeritus may attend meetings but will not have voting status. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of the company’s board of directors.

The following table sets forth certain information concerning the individuals who will be the company’s executive officers, directors, director nominees and certain other senior officers upon the completion of the IPO:

Name	Age	Position
Anthony E. Malkin**	49	Chairman of the company’s Board of Directors, Chief Executive Officer and President
Peter L. Malkin	77	Chairman Emeritus
		Director Nominee*
		Director Nominee*
		Director Nominee*
		Director Nominee*
		Director Nominee*
		Director Nominee*
David A. Karp**	52	Executive Vice President, Chief Financial Officer and Treasurer
Thomas P. Durels**	50	Executive Vice President
Thomas N. Keltner, Jr.**	65	General Counsel and Secretary

*	The company expects the company’s board of directors to determine that this director is independent for purposes of the NYSE corporate governance listing standards.
**	Denotes the company’s expected named executive officers.

The following sets forth biographical information concerning the individuals who will be the company’s executive officers, directors, director nominees and certain other senior officers upon the completion of the IPO.

Anthony E. Malkin is the company’s Chairman, Chief Executive Officer and President. Anthony E. Malkin joined his father and the company’s Chairman Emeritus, Peter L. Malkin, as a principal of the supervisor in 1989 and may be deemed to be the company’s promoter. As Chief Executive Officer and President, Anthony E. Malkin oversees all acquisitions, capital markets activities, leasing and corporate strategy. Prior to joining the supervisor, Anthony E. Malkin worked for Chemical Venture Partners, L.P. (now CCMP Capital Advisors, LLC), a then-recently formed venture capital and leveraged buyout affiliate of Chemical Financial Corporation and then briefly on his own to consult with and purchase small businesses. Anthony E. Malkin is a member of the Urban Land Institute, the Real Estate Roundtable, the Board of Governors of the Real Estate Board of New York, the Committee Encouraging Corporate Philanthropy, the Advisory Council of the National Resource Defense Council’s Center for Market Innovation and the Advisory Council of the Harvard Stem Cell Institute. Anthony E. Malkin is also member of the board of directors of GreenWood Resources, Inc., a sustainable forestry management company and a member of the advisory board of MissionPoint Capital Partners, a private investment firm focused on companies in the clean energy, energy efficiency and environmental finance sectors. Anthony E. Malkin guest lectures on real estate and family businesses at the McIntire School of Commerce at the University of Virginia. Anthony E. Malkin received a bachelor’s degree cum laude, General Studies, from Harvard College. Anthony E. Malkin was selected to serve as the Chairman of the company’s Board of Directors based on his real estate experience, his network of industry relationships and his comprehensive knowledge of the company’s business as the president of the supervisor.

Peter L. Malkin is the company’s Chairman Emeritus. Peter L. Malkin joined his father-in-law and the company’s co-founder, Lawrence A. Wien, as a principal of the supervisor in 1958, and was responsible for the syndication of property acquisition transactions completed by the supervisor. Peter L. Malkin is the founding chairman and currently a director of the Grand Central Partnership, a director of The 34th Street Partnership and a director of The Fashion Center Business Improvement District, each of which is a not-for-profit organization that provides supplemental public safety, sanitation and capital improvement services to a designated area in midtown Manhattan. Peter L. Malkin is also a member of the Executive Committee of the Board of Directors of Lincoln Center for the Performing Arts, (the longest serving board member of that institution), Chairman of the Dean’s Council of the John F. Kennedy School of Government at Harvard University, Co-Chair Emeritus of The Real Estate Council of the Metropolitan Museum of New York, founder and Honorary Co-Chair of the Committee Encouraging Corporate Philanthropy, a Director Emeritus of U.S. Trust Corporation, a member of the Advisory Committee of the Greenwich Japanese School, a partner in the New York City Partnership and Chamber of Commerce and a director of the Realty Foundation of New York. Peter L. Malkin received a bachelor’s degree summa cum laude, Phi Beta Kappa, from Harvard College and a law degree magna cum laude from Harvard Law School.

David A. Karp is the company’s Executive Vice President and Chief Financial Officer and Treasurer. Mr. Karp joined the supervisor in November 2011 and is responsible for the finance, capital markets, investor relations and administration. Prior to joining the supervisor from February 2006 to February 2011, Mr. Karp served as Managing Director and Chief Financial Officer, and from February 2009 to February 2011, he served as Chief Operating Officer of Forum Partners Investment Management, a global real estate private equity firm, where he was responsible for both firm-level and fund-level financial management and strategy, including risk management, treasury, foreign exchange and interest rate hedging, budgeting and debt financing. From January 1996 to August 2005, Mr. Karp served as President, Chief Operating Officer and Chief Financial Officer of Falcon Financial Investment Trust, a publicly traded real estate investment trust and its predecessor. Mr. Karp received a bachelor’s degree summa cum laude in Economics from the University of California, Berkeley and an M.B.A. in Finance and Real Estate from the Wharton School at the University of Pennsylvania.

Thomas P. Durels is one of the company’s Executive Vice Presidents. Mr. Durels joined the supervisor in 1990 and is responsible for the company’s real estate activities, including property redevelopment, repositioning, leasing, management and construction. Mr. Durels also supervises the company’s acquisition staff and oversees the development of Metro Tower. Prior to joining the supervisor, from February 1984 to April 1990, he served as Assistant Vice President—Engineering and Construction at Helmsley Spear, Inc., where Mr. Durels was responsible for construction and engineering of office, hotel, residential and retail properties, and he was also a licensed real estate salesperson, specializing in the sale of investment properties. Mr. Durels is a member of the Real Estate Board of New York, the Urban Land Institute and the Young Men’s and Women’s Real Estate Association, for which he served as Treasurer in 2003. Mr. Durels received a bachelor’s degree in Mechanical Engineering from Lehigh University.

Thomas N. Keltner, Jr. is the company’s General Counsel and Secretary. Mr. Keltner joined the supervisor in 1978 and became its general counsel in 1997, and is responsible for leading a legal staff that provides and coordinates legal services in the supervisor’s transaction, compliance, and litigation matters. Mr. Keltner has served as a chair and/or member of bar association committees on both real estate and business entities, and he is a member of the Real Estate Board of New York and the New York Advisory Board of the Stewart Title

Insurance Company. From 1974-1975, Mr. Keltner served as law clerk to Judge Alfred P. Murrah, U.S. Court of Appeals (10th Circuit). Mr. Keltner received a bachelor’s degree cum laude from Harvard College and a law degree as a Stone Scholar from Columbia Law School.

Corporate Governance Profile

The company has structured its corporate governance in a manner the company believes closely aligns its interests with those of its stockholders. Notable features of the company’s corporate governance structure include the following:

•	the company’s board of directors is not staggered, with each of the company’s directors subject to re-election annually;

•

of the seven persons who will serve on the company’s board of directors immediately after the completion of the consolidation and the IPO, the company expects that the company’s board of directors will determine that six, or approximately 85%, of the company’s directors are independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	the company anticipates that at least one of the company’s directors will qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission, or the SEC;

•	the company has opted out of the business combination and control share acquisition statutes in the MGCL; and

•	the company does not have a stockholder rights plan.

The company’s business is managed by the company’s senior management team, subject to the supervision and oversight of the company’s board of directors, which has established investment policies described under “Policies with Respect to Certain Activities—Investment Policies” for the company’s senior management team to follow in its day-to-day management of the company’s business. The company’s directors will stay informed about the company’s business by attending meetings of the company’s board of directors and its committees and through supplemental reports and communications. The company’s independent directors will meet regularly in executive sessions without the presence of the company’s corporate officers or non-independent directors.

The Board’s Leadership Structure

The company’s board of directors understands there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which the company operates, the appropriate leadership may vary as circumstances warrant. The company’s board of directors currently believes it is in the company’s best interests to have Anthony E. Malkin serve as Chairman of the company’s Board of Directors, Chief Executive Officer and President. The company’s board of directors believes combining these roles promotes effective leadership and provides the clear focus needed to execute the company’s business strategies and objectives.

The company’s board of directors intends to select                  to serve as the company’s initial lead independent director. The lead independent director’s duties include chairing executive sessions of the independent directors, facilitating communications and resolving conflicts between the independent directors, other members of the company’s board of directors and the management of the company, and consulting with and providing counsel to the company’s chief executive officer as needed or requested. It is expected that the lead independent director will be rotated among the company’s independent directors every two years.

The Board’s Role in Risk Oversight

The company’s board of directors will play an active role in overseeing management of the company’s risks. Upon completion of the IPO, the committees of the company’s board of directors will assist the company’s full board in risk oversight by addressing specific matters within the purview of each committee. The company’s audit committee will focus on oversight of financial risks relating to the company; the company’s compensation committee will focus primarily on risks relating to executive compensation plans and arrangements; and the company’s nominating and corporate governance committee will focus on reputational and corporate governance risks relating to the company including the independence of the company’s board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the company’s full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise. The company believes the leadership structure of the company’s board of directors supports effective risk management and oversight.

Board Committees

Upon completion of the IPO, the company’s board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as the company are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The audit committee will be comprised of                     ,                      and                     , each of whom will be an independent director and “financially literate” under the rules of the NYSE.                      will chair the company’s audit committee and serve as the company’s audit committee financial expert, as that term is defined by the applicable SEC regulations.

The audit committee assists the company’s board of directors in overseeing:

•	the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements;

•	the company’s compliance with legal and regulatory requirements and ethical behavior;

•	the independent auditor’s qualifications and independence;

•	the performance of the company’s internal audit function and independent auditor; and

•	the preparation of audit committee reports.

The audit committee is also responsible for engaging the company’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of the company’s internal accounting controls.

Compensation Consultant

The company has retained FPL Associates LP, a compensation consulting firm, to provide advice regarding the executive compensation program for its senior management team following the completion of the IPO. FPL Associates LP has not performed and does not currently provide any other services to management, the company or the supervisor. The company has requested that FPL Associates LP provide analysis and recommendations regarding base salaries, annual bonuses and long-term incentive compensation for its executive management team, and a director compensation program for non-employee members of its board of directors.

Compensation Committee

The compensation committee will be comprised of                     ,                      and                     , each of whom will be an independent director.                      will chair the company’s compensation committee.

The principal functions of the compensation committee will be to:

•

review and approve on an annual basis the corporate goals and objectives relevant to the compensation paid by the company to the company’s president and chief executive officer and the other members of the company’s senior management team, evaluate the company’s president and chief executive officer’s performance and the other members of the company’s senior management team’s performance in light of such goals and objectives and, either as a committee or together with the company’s independent directors (as directed by the board of directors), determine and approve the remuneration of the company’s chief executive officer and the other members of the company’s senior management team based on such evaluation;

•	oversee any equity-based remuneration plans and programs;

•	assist the board of directors and the chairman in overseeing the development of executive succession plans;

•	determine from time to time the remuneration for the company’s non-executive directors; and

•	prepare compensation committee reports.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be comprised of                     ,                      and                     , each of whom will be an independent director.                      will chair the company’s nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for:

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

•	overseeing the self-evaluation of the board of directors as a whole and of the individual directors and the board’s evaluation of management and report thereon to the board;

•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, the company’s corporate governance policies and procedures;

•	identifying and recommending to the board of directors potential director candidates for nomination; and

•	recommending to the full board of directors the appointment of each of the company’s executive officers.

Code of Business Conduct and Ethics

Upon completion of the IPO, the company’s board of directors will establish a code of business conduct and ethics that applies to the company’s directors and officers. Among other matters, the company’s code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the company’s SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for the company’s directors or officers may be made only by the company’s board of directors or one of the company’s board committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

A member of the company’s board of directors who is also an employee or affiliate of the company is referred to as an executive director. Executive directors will not receive compensation for serving on the company’s board of directors. The company intends to approve and implement a compensation program for its independent directors that consists of annual retainer fees and long-term equity awards. The company will also reimburse each of the company’s independent directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. The company has not made any payments to any of its independent director nominees to date.

Executive Compensation

Compensation Discussion and Analysis

The company believes the primary goal of executive compensation is to align the interests of the company’s senior management team with those of the company’s stockholders in a way that allows the company to attract and retain the best executive talent. The company’s board of directors has not yet formed the company’s compensation committee. Accordingly, the company has not adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to the company’s senior management team. The company anticipates the compensation committee, once formed, will design a compensation program that rewards, among other things, favorable stockholder returns, share appreciation, the company’s competitive position within its segment of the real estate industry and each member of the company’s senior management team’s long-term career contributions to the company. The company expects compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards, and long-term cash and equity incentives measured by performance targets to be established by the compensation committee. In addition, the company’s compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve the company. The company will pay base salaries and annual bonuses and expect to make grants of awards under the company’s equity incentive plan to certain members of the company’s senior management team, effective upon completion of the IPO. These awards under the company’s equity incentive plan will be granted to recognize such individuals’ efforts on the company’s behalf in connection with the company’s formation and the IPO and to provide a retention element to their compensation.

Compensation of Named Executive Officers

Because the company was only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annualized base salary and other compensation that would have been paid in 2012 to the company’s chief executive officer, the company’s chief financial officer and the two other most highly compensated members of the company’s senior management team, whom the company refer to collectively as the company’s “named executive officers,” assuming they were officers for all of 2012. The anticipated 2012 compensation for each of the company’s named executive officers listed in the table below was determined through negotiations with them. The company expects to disclose actual 2012 compensation for the company’s named executive officers in 2013, to the extent required by applicable SEC disclosure rules.

Summary Compensation Table

	2012 Annualized Compensation				Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)
Name and Principal Position	Salary ($)(1)	Bonus ($)(1)	Stock Awards(2)	Option Awards				Total ($)(4)
Anthony E. Malkin Chairman of the Board, Chief Executive Officer and President
David A. Karp Chief Financial Officer, Executive Vice President and Treasurer
Thomas P. Durels Executive Vice President
Thomas N. Keltner, Jr. General Counsel and Secretary

(1)	Salary amounts are annualized for the year ending December 31, 2012 based on employment based on the expected base salary levels to be effective upon consummation of the IPO.
(2)	Reflects grant of LTIP units/ shares of restricted Class A common stock under the company’s equity incentive plan upon completion of the IPO. Upon completion of the IPO, the company will grant , , and units/shares to each of Messrs. Malkin, Karp, Durels and Keltner, respectively.
(3)	The executive officers may receive certain perquisites or other personal benefits.
(4)	Amounts shown in this column do not include (i) the value of the LTIP unit/restricted Class A common stock grants (described in Note 2 above) that are expected to be granted to the company’s named executive officers in connection with the IPO or (ii) the value of the perquisites or other personal benefits the company’s named executive officers will receive.

Employment Agreement

Upon completion of the IPO, the company intends to enter into a written employment agreement with Anthony E. Malkin. The company anticipates that this employment agreement will provide an initial base salary to Mr. Malkin that is competitive to the compensation paid to officers at companies within the company’s peer group. In addition, Mr. Malkin will be eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on the attainment of performance criteria established by the company’s compensation committee. The company will also grant Mr. Malkin a certain number of LTIP units and/or shares of restricted Class A common stock pursuant to the company’s equity incentive plan. The company anticipates that the employment agreement will provide that Mr. Malkin may be entitled to severance payments or the provision of other benefits from the company in certain circumstances upon termination of his employment or upon a change of control. The company also anticipates that the employment agreement will include certain employment restrictions including nondisclosure, non-compete, and non-solicitation provisions, and will require Mr. Malkin to devote a majority of his business time and attention to the company subject to certain exceptions described in “Certain Relationships and Related Transactions—Excluded Properties and Businesses.”

401(k) Plan

The company intends to adopt a tax-qualified 401(k) Retirement Savings Plan, or the 401(k) Plan. All eligible employees will be able to participate in the company’s 401(k) plan, including the company’s named executive officers. The company intends to provide this plan to help the company’s employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the company’s 401(k) plan, employees will be eligible to defer a portion of their salary, and the company expects to match a portion of each eligible employee’s contributions. The company does not intend to provide an option for the company’s employees to invest in the company’s Class A common stock through the company’s 401(k) plan.

Equity Incentive Plan

Prior to the completion of the IPO, the company will adopt an equity incentive plan to provide incentive distributions to members of the company’s senior management team, the company’s independent directors, advisers, consultants and other personnel. Unless terminated earlier or renewed, the company’s equity incentive plan will terminate in 2022, but will continue to govern unexpired awards. The company’s equity incentive plan provides for grants of stock options, shares of restricted Class A common stock, phantom shares, dividend equivalent rights and other equity-based awards.

The company’s equity incentive plan is administered by the compensation committee appointed for such purposes. The compensation committee, as appointed by the company’s board of directors, has the full authority to (i) authorize the granting of awards to eligible persons, (ii) determine the eligibility of directors, members of the company’s senior management team, advisors, consultants and other personnel to receive an equity award, (iii) determine the number of shares of Class A common stock to be covered by each award (subject to the individual participant limitations provided in the company’s equity incentive plan), (iv) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the company’s equity incentive plan), (v) prescribe the form of instruments evidencing such awards, (vi) make recommendations to the company’s board of directors with respect to equity awards that are subject to board approval and (vii) take any other actions and make all other determinations that it deems necessary or appropriate in connection with the company’s equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of the IPO, the compensation committee will consist solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as the company are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code, or, if no committee exists, the board of directors.

Available Shares

The company’s equity incentive plan provides for grants of stock options, shares of restricted Class A common stock, phantom shares, dividend equivalent rights and other equity-based awards up to an aggregate of             % of the issued and outstanding shares of the company’s common stock as of the later of the date of the IPO or the last closing date of any shares of the company’s Class A common stock sold pursuant to the underwriters’ exercise of their option to purchase additional shares (on a fully diluted basis (assuming, if applicable, the exercise of all outstanding stock options, the conversion of all warrants and convertible securities into shares of Class A common stock and the exchange of all outstanding operating partnership units into shares of Class A common stock) and including shares to be sold pursuant to the underwriters’ exercise of their option to purchase up to an additional              shares of the company’s Class A common stock), but excluding any shares issued or issuable under the company’s equity incentive plan. If an award granted under the company’s equity incentive plan expires, is forfeited or terminates, the shares of the company’s Class A common stock subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by the company’s board of directors, no new award may be granted under the company’s equity incentive plan after the tenth anniversary of the earlier of date that such plan was approved by the company’s board of directors or the holders of the company’s common stock. Upon the completion of the IPO, the company

will grant              LTIP units and/or shares of the company’s restricted Class A common stock to the company’s executive officers under the company’s equity incentive plan and              shares of the company’s restricted Class A common stock to the company’s independent directors, which will be subject to certain vesting requirements.

To the extent the compensation committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

Awards Under the Plan

Stock Options.     The terms of specific stock options, including whether stock options shall constitute “incentive stock options” for purposes of Section 422(b) of the Code, shall be determined by the compensation committee. The exercise price of a stock option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the company’s equity incentive plan) of the fair market value of the company’s Class A common stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the company’s equity incentive plan). Incentive stock options may only be granted to the company’s employees and employees of the company’s subsidiaries. Stock options will be exercisable at such times and subject to such terms as determined by the compensation committee. The company may also grant stock appreciation rights, which are stock options that permit the recipient to exercise the stock option without payment of the exercise price and to receive shares of Class A common stock (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the shares of the company’s Class A common stock with respect to which the stock option is being exercised over the exercise price of the stock option with respect to those shares. The exercise price with respect to stock appreciation rights may not be lower than 100% of the fair market value of the company’s Class A common stock on the date of grant.

Shares of Restricted Common Stock.     A restricted stock award is an award of shares of Class A common stock that is subject to restrictions on transferability and such other restrictions the compensation committee may impose at the date of grant. Grants of shares of restricted Class A common stock will be subject to vesting schedules and other restrictions as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the shares of restricted Class A common stock, a participant granted shares of restricted Class A common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares of restricted Class A common stock. Although dividends may be paid on shares of restricted Class A common stock, whether or not vested, at the same rate and on the same date as on shares of the company’s Class A common stock (unless otherwise provided in an award agreement), holders of shares of restricted Class A common stock are prohibited from selling such shares until they vest.

Phantom Shares.     A phantom share represents a right to receive the fair market value of a share of Class A common stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of Class A common stock in excess of a base value established by the compensation committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Class A common stock (as may be elected by the participant or the compensation committee or as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed ten years.

Dividend Equivalents.     A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Share-Based Awards.     the company’s equity incentive plan authorizes the granting of other awards based upon shares of the company’s Class A common stock (including the grant of securities convertible into shares of Class A common stock and the grant of LTIP units), subject to terms and conditions established at the time of grant.

The company intends to file with the SEC a Registration Statement on Form S-8 covering the shares of the company’s Class A common stock issuable under the company’s equity incentive plan.

Change in Control

Under the company’s equity incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of the company’s then outstanding shares of common stock or the combined voting power of the company’s outstanding securities by any person; (ii) the sale or disposition of all or substantially all of the company’s assets, other than certain sales and dispositions to entities owned by the company’s stockholders; (iii) a merger, consolidation or statutory share exchange where the company’s stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) during any consecutive twenty-four calendar month period, the members of the company’s board of directors at the beginning of such period, the “incumbent directors,” cease for any reason (other than due to death) to constitute at least a majority of the members of the company’s board (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent directors shall be deemed to be an incumbent director); or (v) stockholder approval of a plan or proposal for the company’s liquidation or dissolution.

Upon a change in control, the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the compensation committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and Termination

The company’s board of directors may amend, suspend, alter or discontinue the company’s equity incentive plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient’s consent unless such amendments are required in order to comply with applicable laws. The company’s board of directors may not amend the company’s equity incentive plan without stockholder approval in any case in which amendment in the absence of such approval would cause the company’s equity incentive plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement, such as an amendment that would:

•

other than through adjustment as provided in the company’s equity incentive plan, increase the total number of shares of Class A common stock reserved for issuance under the company’s equity incentive plan;

•	materially expand the class of directors, officers, employees, consultants and advisors eligible to participate in the company’s equity incentive plan;

•	reprice any stock options under the company’s equity incentive plan; or

•	otherwise require such approval.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The company’s charter contains such a provision and eliminates the liability of the company’s directors and officers to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of the company’s directors and officers, the indemnification of the company’s directors and officers and the relevant provisions of the MGCL, see “Certain Provisions of the Maryland General Corporation Law and the Company’s Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.” In addition, the company’s directors and officers will be entitled to indemnification under the partnership agreement of the company’s operating partnership; for further details see “Description of the Partnership Agreement of the Operating Partnership—Management Liability and Indemnification.”

The company will obtain a policy of insurance under which the company’s directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Additionally, the company intends to enter into indemnification agreements with each of the company’s directors, executive officers, chairman emeritus and certain other parties upon the closing of the IPO, which will require, among other things, that the company maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity.

Rule 10b5-1 Sales Plans

The company’s directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of the company’s Class A common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. The company’s directors and officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information subject to compliance with the terms of the company’s insider trading policy. Prior to one year after the date of the completion of the IPO (subject to potential extension, early termination and certain other conditions contained in the lock-up agreement) with respect to the company’s senior management team, the sale of any shares under such plan will be subject to the lock-up agreement that the director or executive officer has entered into with the underwriters.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is a current or former officer or employee of the company or any of its subsidiaries. None of the company’s named executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of the company’s board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth certain information regarding the beneficial ownership of shares of the company’s common stock and shares of the company’s common stock into which operating partnership units are exchangeable immediately following the completion of the consolidation and the IPO for:

•	the company’s directors and each of the director nominees;

•	each of the company’s named executive officers;

•	each person who is expected to be the beneficial owner of 5% or more of the company’s outstanding common stock immediately following the completion of the IPO; and

•	all of the company’s directors, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted Class A common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of the company’s principal executive office, Empire State Realty Trust, Inc., One Grand Central Place, New York, New York. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name and Address	Number of Shares of Common Stock Beneficially Owned(1)	Percent of All Shares of Common Stock(1)	Number of Shares of Common Stock and Operating Partnership Units Beneficially Owned(2)	Percent of All Shares of Common Stock and Operating Partnership Units(2)
Anthony E. Malkin
Peter L. Malkin
Director Nominee
Director Nominee
Director Nominee
Director Nominee
Director Nominee
Director Nominee
David A. Karp
Thomas P. Durels
Thomas N. Keltner, Jr.
The Helmsley estate
All directors, director nominees and executive officers as a group (10 persons)

*	Represents less than 1% of the number of shares of common stock outstanding upon the closing of the IPO.
**	Represents less than 1% of the number of shares of common stock and operating partnership units, including LTIP units/shares of restricted Class A common stock outstanding immediately after the closing of the consolidation and the IPO.

(1)	Assumes a total of shares of common stock outstanding immediately after the closing of the consolidation and the IPO.
(2)	Assumes a total of shares of the company’s common stock and operating partnership units are outstanding immediately after the closing of the consolidation and the IPO comprised of shares of Class A common stock, including shares of restricted Class A common stock and shares of Class B common stock, which may be exchanged on a one-for-one basis for shares of the Company’s Class A common stock and operating partnership units which may be exchanged for cash or, at the company’s option, shares of Class A common stock on a one-for-one basis beginning 12 months after the closing of the IPO and LTIP units. In addition, share amounts for individuals, directors, director nominees and executive officers as a group assume that all operating partnership units, including LTIP units, held by the person are exchanged for shares of Class A common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the operating partnership units held by other persons are exchanged for shares of Class A common stock.

The company currently has outstanding 1,000 shares of common stock, all of which are owned by Anthony E. Malkin, the company’s Chairman, Chief Executive Officer and President. Upon completion of the IPO, the company will repurchase all 1,000 shares of Class A common stock from Anthony E. Malkin at cost of $0.10 per share.

RELATED PARTY TRANSACTIONS

Transactions Relating to the Consolidation

Following the consolidation, certain executives of the supervisor will be members of the senior management team and Anthony E. Malkin, an executive and principal of the supervisor, will be Chairman, Chief Executive Officer, President and a director of the company. These executives and the Malkin Holdings group hold interests in the subject LLCs, the private entities and the management companies. Upon completion of the consolidation, the Malkin Holdings group will receive 64,220,800 shares of Class A common stock, Class B common stock and operating partnership units in exchange for their interests in the subject LLCs and private entities, including their override interests, which they are entitled to receive, and will be allocated to them in accordance with the subject LLCs’ and private entities’ organizational documents, and their interests in the management companies which will be allocated to them in accordance with the valuations of the management companies by the independent valuer. The shares of common stock, including the shares issuable upon exchange of the operating partnership units, issuable to the supervisor and the Malkin Holdings group have an aggregate value of $642,208,000 based on the hypothetical $10 per share exchange value that the supervisor arbitrarily assigned for illustrative purposes. For more information on transactions in connection with the consolidation, see “The Consolidation.”

For additional related party transactions and potential conflicts, see “Conflicts of Interest.”

FIDUCIARY RESPONSIBILITY

Directors and Officers of the Company

The company’s directors and officers have duties under applicable Maryland law to manage the company in a manner consistent with the company’s best interests. At the same time, the general partner of the operating partnership has fiduciary duties to manage the operating partnership in a manner beneficial to the operating partnership and its partners. The company’s duties, as the general partner, to the operating partnership and its limited partners, therefore, may come into conflict with the duties of the company’s directors and officers to the company and the its stockholders. The company will be under no obligation to give priority to the separate interests of the limited partners of the operating partnership or the company’s stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of the operating partnership have agreed that in the event of a conflict in the duties owed by the company’s directors and officers to the company and the its stockholders and the fiduciary duties owed by the company, in its capacity as general partner of the operating partnership, to such limited partners, the company will fulfill its fiduciary duties to such limited partners by acting in the best interests of the company’s stockholders.

The limited partners of the operating partnership expressly acknowledged that the company is acting for the benefit of the operating partnership, the limited partners and the company’s stockholders collectively.

Supervisor of the Subject LLCs and Agent for Participants

The operating agreement of each subject LLC appoints the supervisor to provide supervisory and other services for the subject LLC. The supervisor is accountable to the subject LLC as a fiduciary and owes the subject LLCs and participants a duty of loyalty and a duty of care. The supervisor is required to exercise good faith and fair dealing in providing supervisory and other services. The operating agreement of each subject LLC does not limit the liability of the supervisor in connection with providing supervisory and other services to the subject LLC.

The agents hold their membership interests in the subject LLCs as agents for their participants. The agent for each participating group is a fiduciary for the participants in its participating group and owes such participants a duty of loyalty and a duty of care. In connection with these duties, the agent is required to exercise good faith and fair dealing in conducting the affairs of the subject LLC on behalf of its participating group. Each participation agreement for Empire State Building Associates L.L.C. provides that an agent may be personally liable for liabilities under the Securities Act. Each participation agreement for the subject LLCs provides that the agent of a participating group shall not be personally liable for any act performed in good faith or for anything save their willful misconduct or gross negligence. Each participation agreement provides that the participants in a participating group shall indemnify the agent, in proportion to their participation interests, against any liability to which the agent may be subject by reason of having the participating group’s interest in a subject LLC in their name. Each participation agreement for Empire State Building Associates L.L.C. provides that the participants in a participating group need not indemnify an agent who incurs a loss or liability as a result of his bad faith or contravention of such participation agreement.

Insofar as the foregoing provisions permit indemnification for liability arising under the Securities Act, the company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of the company’s capital stock. While the company believes the following description covers the material terms of its securities, the description does not purport to be complete and is subject to and is qualified in its entirety by reference to the MGCL and the company’s charter and bylaws. The company encourages you to read carefully this entire prospectus, the company’s charter and bylaws and the other documents the company refers to for a more complete understanding of the company’s securities. Copies of the company’s charter and bylaws are filed as exhibits to the registration statement of which this prospectus/consent solicitation is a part. See “Where You Can Find More Information.”

General

The company’s charter provides that it may issue up to 400,000,000 shares of Class A common stock, $0.01 par value per share, which is referred to herein as the Class A common stock, up to 50,000,000 shares of Class B common stock, $0.01 par value per share, which is referred to herein as the Class B common stock, and together with the Class A common stock, is referred to herein as the “common stock”, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. The company’s charter authorizes the board of directors to amend the company’s charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that the company has authority to issue without stockholder approval. After giving effect to the consolidation and the IPO,                      shares of Class A common stock (                     shares if the underwriters’ option to purchase up to                      additional shares of Class A common stock is exercised in full) and                      shares of Class B common stock will be issued and outstanding on a fully diluted basis and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders are not generally liable for the company’s debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

All of the shares of Class A common stock and Class B common stock issued in the consolidation will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of the company’s stock and to the provisions of the company’s charter regarding the restrictions on ownership and transfer of the company’s stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by the company’s board of directors and declared by the company , and the holders of shares of common stock are entitled to share ratably in the company’s assets legally available for distribution to the company’s stockholders in the event of the company’s liquidation, dissolution or winding up after payment of or adequate provision for all the company’s known debts and liabilities.

Subject to the provisions of the company’s charter regarding the restrictions on ownership and transfer of the company’s stock and except as may otherwise be specified in the company’s charter, each outstanding share of Class A common stock entitles the holder to one vote, and each outstanding share of Class B common stock entitles the holder to 50 votes, on all matters on which the stockholders of Class A common stock are entitled to vote, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Class A common stock and Class B common stock will vote together as a single class and will possess the exclusive voting power. There is no cumulative voting in the election of the company’s directors, which means that the stockholders entitled to cast a majority of the votes of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all the votes cast in the election of directors. Under a plurality voting standard, directors who receive the greatest number of votes cast in their favor are elected to the board of directors. Please see “Certain provisions of the Maryland General Corporation Law and the Company’s Charter and Bylaws—Policy on Majority Voting.”

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of the company and generally have no appraisal rights unless the company board of directors determines that appraisal rights apply, with respect to all or any such classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the company’s charter regarding the restrictions on ownership and transfer of the company’s stock and except as otherwise provided in the company’s charter, shares of common stock will have equal dividend, liquidation and other rights. Shares of Class B common stock are subject to automatic conversion into an equal number of shares of Class A common stock upon certain direct or indirect transfers of Class B common stock held by the holder of Class B common stock to a person other than a permitted transferee. Shares of Class B common stock are also subject to automatic conversion upon certain direct or indirect transfers of operating partnership units held by the holder of such Class B common stock at a ratio of one share of Class B common stock for every 49 operating partnership units transferred to a person other than a permitted transferee. A “permitted transferee” with respect to a person is defined in the company’s charter as a family member, affiliate or controlled entity of such person.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The company’s charter provides that these actions (other than certain amendments to the provisions of the company charter related to the removal of directors, the restrictions on ownership and transfer of the company’s stock and the vote required to amend these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify the Company’s Unissued Shares of Stock

The company’s charter authorizes the company’s board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the company’s board of directors is required by Maryland law and by the company’s charter to set, subject to the provisions of the company’s charter regarding restrictions on ownership and transfer of the company’s stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, the company’s board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for the company’s shares of common stock or otherwise be in the best interest of the company’s stockholders. No shares of preferred stock are presently outstanding, and the company has no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

The company believes the power of the company’s board of directors to amend the company’s charter from time to time to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide the company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by the company’s stockholders, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although the company’s board of directors does not intend to do so, it could authorize the company to issue a class or series of stock that may, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for the company’s shares of common stock or otherwise be in the company’s best interest.

Restrictions on Ownership and Transfer

In order for the company to qualify as a REIT under the Code, the company’s shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, no more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, the company must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General.”

The company’s charter contains restrictions on the ownership and transfer of the company’s shares of common stock and other outstanding shares of stock. The relevant sections of the company’s charter provide that no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than                     % in value or number of shares, whichever is more restrictive, of the outstanding shares of the company’s common stock (the common stock ownership limit), or                     % in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes or series of the company’s capital stock (the aggregate stock ownership limit). The common stock ownership limit and the aggregate stock ownership limit are collectively referred to herein as the “ownership limits.” As an exception to this general prohibition, the company’s charter permits the Malkin Family (as defined in the company’s charter) to own in the aggregate up to                     % in value or number of shares, whichever is more restrictive, of the company’s outstanding shares of common stock or capital stock. In addition, the company intends to grant the Helmsley estate a waiver from this general prohibition, to the extent required. A person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of the company’s stock as described below, would beneficially own or be deemed to beneficially own, by virtue of the applicable constructive ownership provisions of the Code, shares of the company’s stock and/or, if appropriate in the context, a person or entity that would have been the record owner of such shares of the company’s stock is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than                     % in value or number of shares, whichever is more restrictive, of the outstanding shares of the company’s common stock or                     % in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes or series of the company’s stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of the company’s stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limits.

The company’s board of directors may, in its sole discretion and subject to the receipt of such certain representations, covenants and undertakings deemed reasonably necessary by the board, prospectively or retroactively, exempt a person from the ownership limits and establish an excepted holder limit for such person. However, the company’s board of directors may not exempt any person whose ownership of the company’s outstanding stock would result in the company’s being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in the company’s failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must provide the company’s board of directors with information and undertakings deemed satisfactory to the company’s board of directors that such person does not own, actually or constructively, an interest in one of the company’s tenants (or a tenant of any entity which the company owns or controls) that would cause the company to own beneficially or constructively more than a 9.9% interest in the tenant if the income derived by the company from such tenant would reasonably be expected to equal or exceed the lesser of (i) one percent of the company’s gross income (as determined for purposes of Section 856(c) of the Code) or (ii) an amount that would cause the company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code. The person seeking an exemption must provide representations and undertakings to the satisfaction of the company’s board of directors that it will not violate these restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, the company’s board of directors may require an opinion of counsel or IRS ruling satisfactory to the company’s board of directors with respect to the company’s qualification as a REIT.

In connection with the waiver of the ownership limits, creating an excepted holder limit or at any other time, the company’s board of directors may, in its sole and absolute discretion, from time to time increase or decrease the ownership limits subject to the restrictions in the paragraph above; provided, however, that the ownership limits may not be decreased or increased if, after giving effect to such decrease or increase, five or fewer persons could own or beneficially own in the aggregate, more than 49.9% in value of the company’s shares then outstanding. Prior to the modification of the ownership limits, the company’s board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the company’s qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in the company’s shares of common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage ownership of the company’s common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of the company’s common stock or stock of all classes and series, as applicable, in excess of such percentage ownership of the company’s shares of common stock or total shares of stock will be in violation of the ownership limits.

The company’s charter further prohibits:

•

any person from beneficially or constructively owning (taking into account applicable attribution rules under the Code) shares of the company’s stock that would result in the company’s being “closely held” under Section 856(h) of the Code or otherwise cause the company to fail to qualify as a REIT;

•

any person from beneficially or constructively owning shares of the company’s stock to the extent that such ownership would result in the company owning (directly or indirectly) more than a 9.9% interest in one of the company’s tenants (or a tenant of any entity which the company owns or controls) if the income derived by the company (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would reasonably be expected to equal or exceed the lesser of (a) one percent of the company’s gross income (as determined for purposes of Section 856(c) of the Code) or (b) an amount that would cause the company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; and

•

any person from transferring the company’s shares of stock if such transfer would result in the company’s shares of stock being beneficially owned by fewer than 100 persons (determined, as a general matter, without reference to any attribution rules).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the company’s stock that will or may violate the ownership limits or any of the foregoing restrictions on ownership and transfer will be required to give written notice immediately to the company (or, in the case of a proposed or attempted acquisition, at least 15 days prior written notice to the company) and provide the company with such other information as the company may request in order to determine the effect of such transfer on the company’s qualification as a REIT. These restrictions on ownership and transfer will not apply if the company’s board of directors determines that it is no longer in the company’s best interests to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.

If any transfer of shares of the company’s stock would result in shares of the company’s stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of the company’s stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by the company’s board of directors or in the company’s being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT or in the company’s owning (directly or indirectly) more than a 9.9% interest in one of the company’s tenants (or a tenant of any entity which the company owns or controls) if the income derived by the company from such tenant would reasonably be expected to equal or exceed the lesser of (i) one percent of the company’s gross income (as determined for purposes of Section 856(c) of the Code) or (b) an amount that would cause the company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, then generally that number of shares (rounded up to the nearest whole share) that would cause the company to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the company and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to the company’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for the benefit of the charitable beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or the company’s being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then the company’s charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to the company, or the company’s designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the market price on the date the company, or the company’s designee, accepts such offer. The company has the right to accept such offer until the trustee has sold the shares of the company’s stock held in the trust pursuant to the clauses discussed below. Upon a sale to the company, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner but the trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. To the extent the prohibited owner would receive an amount for such shares that exceeds the amount that such prohibited owner would have been entitled to receive had the trustee sold the shares held in the trust to a third party, such excess shall be retained by the trustee for the benefit of the charitable beneficiary.

If the company does not buy the shares, the trustee must, within 20 days of receiving notice from the company of the transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limitations set forth in the charter. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust and any dividend or other distribution paid to trustee shall be held in trust for the charitable beneficiary. In addition, if, prior to discovery by the company that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by the company and will be unaffiliated with the company and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by the company with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to the company’s discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to the company’s discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if the company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if the company’s board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of the company’s shares of stock set forth in the company’s charter, the company’s board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem the shares of stock, refusing to give effect to the transfer on the company’s books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the company’s stock, within 30 days after the end of each taxable year, is required to give the company written notice, stating the stockholder’s name and address, the number of shares of each class and series of the company’s stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide the company with such additional information as the company may request in order to determine the effect of the stockholder’s beneficial ownership on the company’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide the company with such information as the company may request in good faith in order to determine the company’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates, or written statements of information delivered in lieu of certificates, representing shares of the company’s stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if the company’s board of directors determines that it is no longer in the company’s best interests to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the company’s common stock or otherwise be in the best interest of the company’s stockholders.

Transfer Agent and Registrar

The company expects the transfer agent and registrar for the company’s shares of common stock to be                     .

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to the consolidation, the voluntary pro rata reimbursement program for the former property manager and leasing agent legal proceedings, a third-part portfolio transaction, the company’s qualification and taxation as a REIT, and the acquisition, holding, and disposition of the company’s Class A common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” means only Empire State Realty Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of the consolidation, the voluntary pro rata reimbursement program for the former property manager and leasing agent legal proceedings, a third-part portfolio transaction, and ownership and disposition of the company’s shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Except to the extent described below, no advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that you will hold the company’s Class A common stock as a capital asset, which generally means as property held for investment. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular participant in light of the participant’s investment or tax circumstances, or to participants subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market the company’s Class A common stock;

•	subchapter S corporations;

•	U.S. stockholders, as defined below, whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or “RICs”;

•	REITs;

•	trusts and estates;

•	holders who receive Class A common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in the company and, except to the extent discussed below:

•	tax-exempt organizations and

•	non-U.S. stockholders, as defined below.

For purposes of this summary, a U.S. stockholder is a participant who for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A non-U.S. stockholder is a participant who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE CONSOLIDATION, THE VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM FOR THE FORMER PROPERTY MANAGER AND LEASING AGENT LEGAL PROCEEDINGS, A THIRD-PARTY PORTFOLIO TRANSACTION, AND OF HOLDERS OF CLASS A COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE CONSOLIDATION, THE VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM FOR THE FORMER PROPERTY MANAGER AND LEASING AGENT LEGAL PROCEEDINGS, A THIRD-PARTY PORTFOLIO TRANSACTION, AND HOLDING CLASS A COMMON STOCK TO ANY PARTICULAR PARTICIPANT WILL DEPEND ON THE PARTICIPANT’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE CONSOLIDATION, THE VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM FOR THE FORMER PROPERTY MANAGER AND LEASING AGENT LEGAL PROCEEDINGS, A THIRD-PARTY PORTFOLIO TRANSACTION, AND OF ACQUIRING, HOLDING, AND DISPOSING OF CLASS A COMMON STOCK.

U.S. Federal Income Tax Consequences of the Consolidation

General.    It is anticipated that, for U.S. federal income tax purposes, the contribution by a subject LLC of its assets (subject to its liabilities) to the operating partnership for Class A common stock and cash, and the contribution by the supervisor and the Wien group of their interests in the subject LLC to the operating partnership in exchange for operating partnership units, in both cases in connection with the consolidation, will be treated as an “assets over” partnership merger for U.S. federal income tax purposes within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i), and, as a result, as a taxable sale by participants of their respective participation interests in exchange for cash and/or Class A common stock. Each participant will, upon receipt of cash and/or Class A common stock in respect of their participation interest in connection with the consolidation, be deemed to have consented to treat the consolidation as a sale of the participant’s participation interest in exchange for such shares and/or cash for U.S. federal income tax purposes.

Receipt of Class A Common Stock and/or Cash.    Whether you elect to receive Class A common stock and/or cash in exchange for your participation interest, as a general matter, you will recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest, exceeds your tax basis. You generally will recognize “phantom income” (i.e., income or gain in excess of any cash and the value of any shares of Class A common stock you receive) if you have a “negative capital account” with respect to your participation interest. As a result, the amount of gain you recognize in connection with the consolidation, or even any resulting U.S. federal income tax liability, may exceed the amount of cash that you receive in connection with the consolidation. The supervisor believes that participants in 60 East 42nd St. Associates L.L.C. who have held their participation interests since the subject LLC’s original investment had a negative capital account of approximately $2,500 per original $1,000 investment, and participants in 250 West 57th St. Associates L.L.C. who have held their participation interests since the subject LLC’s original investment had a negative capital account of approximately $1,500 per original $1,000 investment as of December 31, 2010. Moreover, as a result of the cap on the cash option, you may not be able to receive sufficient cash, even if you make the cash election, to pay taxes on any gain, regardless of whether you have a negative capital account. In addition, due to the lock-up on your shares of Class A common stock, you may not be able to sell your shares of Class A common stock to realize cash at the time such sale may be required to meet any tax or estimated tax obligation.

Character of Gain Recognized.    Except as described in the following paragraph, and provided you are a U.S. individual participation interest holder, gain that you recognize, computed as described above, generally will be capital gain and will be treated as long term capital gain currently subject to a maximum U.S. federal income tax rate of 15% for non-corporate holders, except to the extent such gain is attributable to the recapture of your share of prior real estate depreciation, in which case such gain is currently subject to a maximum U.S. federal income tax rate of 25% for non-corporate holders, in each case, provided you have a holding period in your participation interest of more than one year.

Notwithstanding the general rule that any gain or loss you recognize will be capital gain or loss, you may recognize ordinary income or loss under the special rules of Section 751(a) of the Code. Under Section 751(a), you generally will recognize ordinary income (or loss) with respect to a sale of all or a portion of your participation interest to the extent that the amount realized (i.e., the amount of cash and/or the fair market value of the shares of Class A common stock received for your participation interests, increased by the liabilities allocable to such participation interests) is attributable to any of your private entity’s inventory and “unrealized receivables” (customarily referred to as “hot assets”). For this purpose, “unrealized receivables” are defined generally as rights to receive payment for goods and services to the extent not already recognized in income, as well as certain amounts of ordinary income the subject LLC would recognize if it sold its properties for fair market value (for example, depreciation recapture under Code Section 1245 attributable to depreciable non-real estate assets that have a fair market value in excess of their tax basis). The amount of ordinary income or loss recognized under Section 751(a) of the Code is generally equal to the amount of income or loss from hot assets that would be allocated to you if your subject LLC sold all of its assets for fair market value in a fully-taxable transaction.

Use of Suspended Losses.    The basis rules under Section 704(d) of the Code or the “at risk” rules under Section 465 may have prevented you from deducting all or a portion of your distributive share of any partnership losses attributable to your subject LLC. These limitations are applied separately and in sequence. Losses previously suspended under Section 704(d) will not be available to offset any gain that you recognize with respect to your participation interest. Losses previously allowed under Section 704(d) but suspended under Section 465, by contrast, generally may be used to offset gain that you recognize with respect to your participation interest to the extent that the gain gives you a positive “at-risk” basis in your participation interest, as discussed above.

Any gain that you recognize with respect to your participation interests will generally be treated as passive activity income (except to the extent attributable to any activity of a subject LLC that is not a passive activity with respect to you), and thus may be offset, as applicable, by any passive activity losses that you incur in the taxable year in which the consolidation occurs or by suspended passive activity losses from prior years (i.e., losses previously allowed under Sections 704(d) and 465 of the Code, but disallowed under Section 469). In addition, suspended passive activity losses associated with your participation interests, if any, may be eligible for treatment as losses that are not from a passive activity. You are urged to consult your tax advisor with regard to potential passive activity losses associated with your participation interests and the impact of recognizing such losses in connection with your exchange of participation interests in the consolidation.

Termination of the Subject LLCs.    As a result of the consolidation, the taxable year of each subject LLC will end. The subject LLCs will issue to each participant an IRS Schedule K-1 reflecting such participant’s share of all income, gain, loss, deduction and credit of the subject LLC for the period ending on the date of the consolidation, and each participant will be required to take such items into account for the participant’s taxable year that includes the consolidation.

Withholding Considerations for Participants.    Under certain circumstances, you may be subject to information reporting and backup withholding in connection with the consolidation. Backup withholding generally will not apply if you are an exempt entity, or if you furnish a correct taxpayer identification number and certify on IRS Form W-9, or an appropriate substitute form, that you are not subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a participant’s U.S. federal income tax liability, provided such participant furnishes the required information to the IRS. In addition, the Code provides that the transferee of a U.S. real property interest, or USRPI, must withhold 10% of the amount realized by the transferor of such an interest if the transferor is a foreign person. It is likely that the participation interests are subject to withholding as USRPIs under the Code. As a result, the operating partnership intends to withhold 10% of the amount realized by you in connection with the consolidation unless you timely provide the operating partnership with a certificate of your non-foreign status, or FIRPTA Affidavit, in the form provided with the accompanying materials, or another certificate that relieves the operating partnership of its obligation to withhold under the Code and Treasury Regulations.

Amounts withheld from you do not constitute an additional tax, but rather are credited against your U.S. federal income tax liability, or otherwise refundable, provided such participant furnishes the required information to the IRS in a timely manner.

U.S. Federal Income Tax Considerations of the Voluntary Pro Rata Reimbursement Program for the Former Property Manager and Leasing Agent Legal Proceedings

The following is a general summary of certain U.S. federal income tax considerations that you should take into account in connection with the voluntary reimbursement program for the former property manager and leasing agent legal proceedings expenses.

Although not entirely clear, if you consent to the voluntary reimbursement program, you should be treated for U.S. federal income tax purposes as if you received any distributions from your subject LLC that you forego as a result of such consent and transferred such distributions to the supervisor as a reimbursement payment. You should generally be entitled to deduct the amount of this deemed payment as an expense associated with your participation interest in your subject LLC. This deduction is generally expected to offset any income allocations that are attributable to the distribution you forego as a result of providing your consent. However, this deduction may be subject to certain limitations depending on your individual circumstances and may be required to be capitalized, and you should consult with your tax advisor regarding your ability to utilize all or a portion of this deduction for U.S. federal income tax purposes.

Although not entirely clear, if you consent to the voluntary reimbursement program, your subject LLC participates in the consolidation and any distributions that you forego as a result of such consent have not been paid at the time of the consolidation, you should be treated as receiving the cash and/or shares of Class A common stock that you would otherwise receive in the consolidation and immediately transferring such cash and/or shares of Class A common stock to the supervisor as a reimbursement payment. Accordingly, the gain or loss that you recognize in the consolidation transaction should take into account your deemed receipt of such cash and/or Class A common stock. See “Tax Consequences of the Consolidation.” You should generally be entitled to deduct the amount of the cash and/or the value of the shares of Class A common stock that you are deemed to pay to the supervisor as an expense associated with your participation interest in your subject LLC. This deduction is generally expected to offset the amount of gain you recognize, or the amount of losses you would otherwise recognize, as a result of your deemed receipt of cash and/or shares of Class A common stock. However, this deduction may be subject to certain limitations depending on your individual circumstances and may be required to be capitalized, and you should consult with your tax advisor regarding your ability to utilize all or a portion of this deduction for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of a Third-Party Portfolio Transaction

Although the structure that will be used in a third-party portfolio transaction will depend on the circumstances of the transaction, the supervisor expects that it may not be possible to structure a third-party portfolio transaction as a tax-deferred transaction. To the extent that a third-party portfolio transaction is treated as a sale by your subject LLC of its underlying property for cash consideration, your subject LLC would likely recognize gain or loss equal to the difference between the amount of cash received, plus any liabilities that are assumed in the sale, and your subject LLC’s adjusted basis in the property. Any such gain or loss would be allocated between you and the other holders of participation interests in your subject LLC pursuant to the terms of your subject LLC’s partnership agreement. In addition, you may recognize additional gain or loss when your subject LLC distributes the cash consideration in liquidation of your participation interest. Any gain or loss that you recognize in connection with the liquidating distribution would generally have the character described above under “—Character of Gain Recognized.” However, notwithstanding the foregoing, a third-party portfolio transaction could have a different structure than described above, which could affect the U.S. federal income tax consequences of the transaction to you. Alternatively, to the extent that, in connection with a third-party portfolio transaction, you are treated as selling all or a portion of your participation interest, the U.S. federal income tax consequences to you will generally be described in “— Receipt of Class  A Common Stock and/or Cash” and “—Character of Gain Recognized.”

Taxation of the Company

The company intends to elect and to qualify to be taxed as a REIT under the Code, commencing with its taxable year ending December 31, 2012. The company believes it has been organized and the company intends to operate in a manner that will allow the company to qualify for taxation as a REIT under the Code commencing with its taxable year ending December 31, 2012.

The law firm of Clifford Chance US LLP has acted as the company’s counsel in connection with the IPO. The company will receive the opinion of Clifford Chance US LLP prior to effectiveness of the registration statement on Form S-11 to the effect that, commencing with the company’s taxable year ending December 31, 2012, the company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the company’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Clifford Chance US LLP will be based on various assumptions relating to the company’s organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that the company will at all times operate in accordance with the method of operation described in the company’s organizational documents and registration statement. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by the company’s management regarding the company’s organization, assets, and present and future conduct of the company’s business operations and other items regarding the company’s ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that the company will take no action that could adversely affect the company’s qualification as a REIT. Although the company believes it will be organized and intends to operate so that the company will qualify as a REIT commencing with its taxable year ending December 31, 2012, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the company’s circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or the company that the company will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise the company or the holders of Class A common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on the company’s ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, the company’s ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which the company invests. The company’s ability to qualify as a REIT for a particular year also requires that the company satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets in which the company directly or indirectly own an interest. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of the company’s operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Certain Tax Considerations Related to the Consolidation

In connection with the consolidation, Malkin Properties CT and Malkin Construction will merge with and into the company in a transaction that is intended to be treated as a tax-deferred reorganization under the Code. If each of the mergers qualifies as a reorganization for U.S. federal income tax purposes, the company will succeed to the earnings and profits of Malkin Properties CT and Malkin Construction, and the company’s tax basis of those assets acquired from Malkin Properties CT and Malkin Construction will be determined by reference to the tax basis of the asset in the hands of, as relevant, Malkin Properties CT and Malkin Construction.

Each of Malkin Properties CT and Malkin Construction has elected to be treated as an S Corporation for U.S. federal income tax purposes under Section 1361 of the Code. If the merger of either or both of Malkin Properties CT and Malkin Construction into the company does not qualify as a reorganization for U.S. federal income tax purposes, and if such corporation failed to qualify as an S corporation for U.S. federal income tax purposes, such merger would generally be treated as a sale by such corporation of its assets to the company in a taxable transaction, and the company would succeed to any tax liability of such corporation with respect to such gain. Assuming that Malkin Properties CT and Malkin Construction, as the case may be, qualified as an S corporation at the time of the merger and had not otherwise succeeded to any such tax liabilities or to the assets of a subchapter C corporation in a carryover basis transaction, such corporation generally would not have any such U.S. federal income tax liability from the merger. However, in such event, such corporation may have certain state and local tax liabilities, and the company would succeed to any such tax liabilities as the legal successor-in-interest to such corporation. If either or both of such mergers do not qualify as a reorganization for U.S. federal income tax purposes, as a general matter, the company would not succeed to the earnings and profits of the merging corporation and the company’s tax basis in the assets it acquires from such corporation would not be determined by reference to the tax basis of the asset in the hands of such corporation, regardless of whether such corporation qualified as an S corporation.

In addition, the U.S. federal income tax treatment of the consolidation could affect the company’s ability to qualify as a REIT, as discussed below under “—Taxation of REITs—Requirements for Qualification—General” and “—Taxation of REITs—Requirements for Qualification—Tax on Built-In Gains.”

Taxation of REITs in General

As indicated above, the company’s qualification and taxation as a REIT for a particular year depend upon its ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While the company intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge the company’s qualification as a REIT, or that the company will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that the company qualifies as a REIT, the company will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on its net taxable income that is currently distributed to the company’s stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

For tax years through 2012, stockholders who are noncorporate U.S. stockholders are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, ordinary dividends received by noncorporate U.S. stockholders from the company or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2012. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If the company qualifies as a REIT, it will nonetheless be subject to U.S. federal income tax as follows:

•	The company will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	The company may be subject to the “alternative minimum tax” on the company’s items of tax preference, if any.

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If the company has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See “—Requirements for Qualification—General—Prohibited Transactions,” and “—Requirements for Qualification—General—Foreclosure Property,” below.

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If the company elects to treat property that the company acquires in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” the company may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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If the company fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain the company’s qualification as a REIT because other requirements are met, the company will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which the company fails the 75% gross income test or (B) the amount by which the company fails the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect the company’s profitability.

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If the company fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but the company’s failure is due to reasonable cause and not due to willful neglect and the company nonetheless maintains its REIT qualification because of specified cure provisions, the company will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which the company failed to satisfy the asset tests.

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If the company fails to satisfy any provision of the Code that would result in the company’s failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, the company may retain the company’s REIT qualification, but the company will be required to pay a penalty of $50,000 for each such failure.

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If the company fails to distribute on an annual basis at least the sum of (1) 85% of the company’s REIT ordinary income for such year, (2) 95% of the company’s REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the “required distribution,” the company will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

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The company may be required to pay monetary penalties to the IRS in certain circumstances, including if the company fails to meet record-keeping requirements intended to monitor the company’s compliance with rules relating to the composition of the company’s stockholders, as described below in “—Requirements for Qualification—General.”

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The company may be subject to a 100% excise tax on some items of income and expense that are directly or constructively paid between the company, the company’s tenants and/or any TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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If the company acquires appreciated assets from a subchapter C corporation (generally a corporation that is not a REIT, an RIC or an S corporation) in a transaction in which the adjusted tax basis of the assets in the company’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, the company will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if the company subsequently recognizes gain on a disposition of any of the assets during the 10-year period following the company’s acquisition of the assets from the subchapter C corporation. The results described in this paragraph assume that the subchapter C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the company acquires the assets. See “–Tax on Built-in Gains” below.

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The company may elect to retain and pay income tax on the company’s net long-term capital gain. In that case, a stockholder would include the stockholder’s proportionate share of the company’s undistributed long-term capital gain (to the extent the company makes a timely designation of such gain to the stockholder) in the stockholder’s income, would be deemed to have paid the tax that the company paid on such gain, and would be allowed a credit for the stockholder’s proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in the Class A common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

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The company will have subsidiaries or own interests in other lower-tier entities that are taxable C corporations, including Observatory TRS, Holding TRS, and any other TRSs, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, the company and the company’s subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, transfer, franchise, property and other taxes. The company could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)	that has no earnings and profits from any non-REIT taxable year as of a successor to any subchapter C corporation at the close of any taxable year;

(9)	that uses the calendar year for U.S. federal income tax purposes; and

(10)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. The company’s charter provides restrictions regarding the ownership and transfer of the company’s shares, which are intended, among other purposes, to assist the company in satisfying the share ownership requirements described in conditions (5) and (6) above. The company intends to monitor the beneficial owners of the company’s stock to ensure that the company’s stock is at all times beneficially owned by 100 or more persons, but no assurance can be given that the company will be successful in this regard. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, the company is required to maintain records regarding the actual ownership of the company’s shares. To do so, the company must demand written statements each year from the record holders of significant percentages of the company’s stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by the company). A list of those persons failing or refusing to comply with this demand must be maintained as part of the company’s records. Failure by the company to comply with these record-keeping requirements could subject the company to monetary penalties. If the company satisfies these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, the company will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with the stockholder’s tax return disclosing the actual ownership of the shares and other information.

With respect to condition (8), the company believes it will not initially have any earnings and profits from any non-REIT taxable year or as a successor to any subchapter C corporation. As described above under “—

Certain Tax Considerations Related to the Consolidation,” in connection with the IPO, the company will acquire Malkin Properties CT and Malkin Construction in a transaction pursuant to which the company will succeed to the earnings and profits of the corporations. The company believes that such corporations are S corporations that have distributed all accumulated earnings and profits and therefore will not cause the company to have any non-REIT earnings and profits. If, however, either Malkin Properties CT or Malkin Construction did not, at any time, qualify as an S Corporation, or otherwise succeeded to the earnings and profits of a subchapter C Corporation, and assuming that either or both of the mergers qualified as a reorganization for U.S. federal income tax purposes, the company generally would succeed to the subchapter C earnings and profits of Malkin Properties CT and/or Malkin Construction. In such case, the company would be required to distribute any such earnings and profits by the close of the taxable year in which the mergers occur or the company would fail to qualify as a REIT.

With respect to condition (9), the company intends to adopt December 31 as the company’s taxable year-end and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, the company’s proportionate share of the assets and items of income of partnerships in which the company owns an equity interest (including the company’s interest in the company’s operating partnership and its equity interests in any lower-tier partnerships), is treated as the company’s assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that the company directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect the company’s ability to qualify as a REIT, even though the company may have no control, or only limited influence, over the partnership.

As discussed in greater detail in “—Tax Aspects of Investments in Partnerships” below, an investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of the company’s assets and items of gross income would change, possibly causing the company to fail the requirements to qualify as a REIT. See “—Tax Aspects of Investments in Partnerships—Entity Classification” and “—Failure to Qualify” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. These rules could adversely affect the company, for example, by requiring that a lower amount of depreciation deductions be allocated to the company, which in turn would cause the company to have a greater amount of taxable income without a corresponding increase in cash and result in a greater portion of the company’s distributions being taxed as dividend income. See “—Tax Aspects of Investments in Partnerships—Tax Allocations with Respect to Partnership Properties” below.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under

“—Requirements for Qualification—General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries,” that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which the company holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by the company—for example, if any equity interest in the subsidiary is acquired by a person other than the company or another disregarded subsidiary of the company—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect the company’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Requirements for Qualification—General—Asset Tests” and “—Requirements for Qualification—General—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state, local and income and franchise taxes on its earnings, which may reduce the cash flow generated by the company and the company’s subsidiaries in the aggregate, and the company’s ability to make distributions to the company’s stockholders. Observatory TRS and Holding TRS will each elect to be treated as a corporation for U.S. federal income tax purposes, and the company intends to jointly elect with each of Observatory TRS and Holding TRS, respectively, for each to be treated as a TRS. This will allow Observatory TRS and Holding TRS to invest in assets and engage in activities that could not be held or conducted directly by the company without jeopardizing its qualification as a REIT.

For purposes of the gross income and asset tests applicable to REITs, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that a REIT, due to the requirements applicable to REITs, might otherwise not be able to undertake directly or through pass-through subsidiaries (or, if such activities could be undertaken, it would only be in a commercially unfeasible manner) such as, for example, activities that give rise to certain categories of income such as management fees. If dividends are paid to the company by one or more TRSs the company may own, then a portion of the dividends that the company distributes to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates (through 2012). See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders” and “—Requirements for Qualification—General—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents received by the company that include amounts for services furnished by a TRS to any of the company’s tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to the company by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents paid to the company by tenants leasing comparable space at such property and that are receiving such services from the TRS (and the charge for the services is separately stated); or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service. The company intends that Holding TRS and/or its wholly owned subsidiaries will provide certain services to the company’s tenants following the consolidation. Although the company intends to operate Holding TRS in a manner that does not cause the company to be subject to the excise tax discussed above, there is no assurance that the company will be successful in this regard.

Gross Income Tests

In order to maintain the company’s qualification as a REIT, the company annually must satisfy two gross income tests. First, at least 75% of the company’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of the company’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by the company will qualify as “rents from real property” in satisfying the 75% gross income test described above only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by the company. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, the company generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which the company derives no income, or through a TRS. The company is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, the company may directly or indirectly provide non-customary services to tenants of the company’s properties if the gross income from such services does not exceed 1% of the total gross income from the property for the relevant taxable year. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. If, however, the gross income from such non-customary services exceeds this 1% threshold, none of the gross income derived from the property for the relevant property is treated as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, the company is permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property. While the company will provide services to the company’s tenants directly following the consolidation in a manner consistent with the company’s qualification as a REIT, the company intends to also cause Holding TRS and/or its wholly owned subsidiaries to provide certain other services following the consolidation. Also, rental income will qualify as rents from real property only to the extent it is not treated as “unrelated party rent,” which generally includes rent from a tenant if the company directly or indirectly (through application of certain constructive ownership rules) owns, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if the company owns more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Income from admissions to the Empire State Building observatory, and certain other income generated by the observatory, would not likely be qualifying income for purposes of the REIT gross income tests. The company will jointly elect with Observatory TRS, the current lessee and operator of the observatory, which will be wholly owned by the operating partnership following the completion of the IPO, for Observatory TRS to be treated as a TRS of the company’s for U.S. federal income tax purposes following the completion of the IPO. Observatory TRS will lease the Empire State Building observatory from the operating partnership pursuant to an existing lease that provides for fixed base rental payments and variable rental payments equal to certain percentages of Observatory TRS’s gross receipts from the operation of the observatory. Given the unique nature of the real estate comprising the observatory, the company does not believe that there is any space in the Empire State Building or in the same geographic area as the Empire State Building that would likely be considered sufficiently comparable to the observatory for the purpose of applying the exception to related party rent described above. The company has received from the IRS a private letter ruling that the rent that the operating partnership will receive from Observatory TRS pursuant to the lease described above will be qualifying income for purposes of the REIT gross income tests.

In addition, following completion of the offering the operating partnership will acquire various license agreements (i) granting certain third party broadcasters the right to use space on the tower on the top of the Empire State Building for certain broadcasting and other communication purposes and (ii) granting certain third party vendors the right to operate concession stands in the observatory. The company has received from the IRS a private letter ruling that the license fees that the operating partnership will receive under these agreements will be treated as rental payments for the use of real property and therefore as qualifying income for purposes of the REIT gross income tests.

The company is entitled to rely upon these rulings only to the extent that the company did not misstate or omit a material fact in the ruling request and that the company continues to operate in the future in accordance with the material facts described in such request, and no assurance can be given that the company will always be able to do so. If the company was not able to treat the rent that the operating partnership receives from Observatory TRS as qualifying income for purposes of the REIT gross income tests, the company would be required to restructure the manner in which it operates the observatory, which would likely require the company to cede operating control of the observatory by leasing the observatory to an affiliate or third party operator. If the company was not able to treat the license fees that the operating partnership will receive from the license agreements described above as qualifying income for purposes of the REIT gross income tests, the company would be required to enter into the license agreements described above through a TRS, which would cause the license fees to be subject to U.S. federal income tax and accordingly reduce the amount of the company’s cash flow available to be distributed to the company’s stockholders. In either case, if the company is not able to appropriately restructure the company’s operations in a timely manner, the company would likely realize significant income that does not qualify for the REIT gross income tests, which could cause the company to fail to qualify as a REIT.

Unless the company determines that the resulting non-qualifying income under any of the following situations, taken together with all other non-qualifying income earned by the company in the taxable year, will not jeopardize the company’s qualification as a REIT, the company does not intend to:

•

charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•

rent any property to a related party tenant, including Observatory TRS, Holding TRS, or any other TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•

derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which no more than 15% of the total rent received under the lease; or

•	directly perform services considered to be non-customary or rendered to the occupant of the property.

The company may receive distributions from Observatory TRS, Holding TRS, and any other TRSs or other C corporations that are neither REITs nor qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by the company from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test, as described above, to the extent that the obligation is secured by a mortgage on real property. If the company receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that the company acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and the company’s income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Although not currently anticipated, the company may, on a selective basis, opportunistically make real estate-related debt investments, provided that the underlying real estate meets the company’s criteria for direct investment. Under recent IRS guidance, the company would be required to treat a portion of the gross income derived from a mortgage loan that is acquired at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan as non-qualifying income for the 75% gross income test even if the company’s acquisition price for the loan (that is, the fair market value of the loan at the time that the company acquired it) is less than the value of the real property securing the loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless also qualify for purposes of the 95% gross income test.

In addition, although not currently anticipated, the company’s opportunistic real estate-related debt investments may include mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns retail real estate assets. The IRS issued Revenue Procedure 2003-65, or the Revenue Procedure, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Mezzanine loans that the company acquires may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above).

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property.

The company expects to earn fees from certain construction services the company will provide to the company’s tenants and other third parties. Gross income from such services generally may only constitute qualifying income for purposes of the 75% and 95% gross income tests to the extent that it is attributable to construction services provided to the company’s tenants in connection with the entering into or renewal of a lease. In addition, construction services provided to the company’s tenants other than in such circumstances might constitute non-customary services. As a result, to the extent that the company provides construction services to third parties or to tenants other than in connection with the entering into or renewal of a lease, the company expects to provide such services through Holding TRS or another TRS, which will be subject to full corporate tax with respect to such income.

Hedging Transactions

The company may enter into hedging transactions with respect to one or more of the company’s assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction the company enters into (1) in the normal course of the company’s business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which the company clearly identifies as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that the company enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. The company intends to structure any hedging transactions in a manner that does not jeopardize the company’s qualification as a REIT.

Failure to Satisfy the Gross Income Tests

The company intends to monitor the company’s sources of income, including any non-qualifying income received by the company, so as to ensure the company’s compliance with the gross income tests. If the company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the company may still qualify as a REIT for the year if the company is entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of the company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, the company sets forth a description of each item of the company’s gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether the company would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving the company, the company will not qualify as a REIT. As discussed above under “—Taxation of the Company—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which the company fails to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter the company must also satisfy four tests relating to the nature of the company’s assets. First, at least 75% of the value of the company’s total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by the company may not exceed 5% of the value of the company’s total assets. Third, the company may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of Observatory TRS, Holding TRS, and any other TRSs held by the company may not exceed 25% of the value of the company’s total assets.

The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% asset test described above. In addition, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. For these purposes, (1) a REIT’s interest as a partner in a partnership is not considered a security; (2) any debt instrument issued by a partnership (other than straight debt or another security that is excluded from the 10% value test) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if the company, and any of the company’s “controlled taxable REIT subsidiaries,” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

As mentioned above, although not currently contemplated, the company may, on a selective basis, opportunistically make real estate-related debt investments, provided the underlying real estate meets the company’s criteria for direct investment. A real estate mortgage loan that the company owns generally will be treated as a real estate asset for purposes of the 75% asset test if, on the date that the company acquires or originates the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Furthermore, under recent IRS guidance, unlike the rules described above that are applicable to the gross income tests, the company would not be required to treat any portion of a mortgage loan as non-qualifying for the 75% asset test if at the time that the company acquires the loan the company’s acquisition price for the loan (that is, the fair market value of the loan at the time that the company acquired it) does not exceed the fair market value of the real property securing the loan. Furthermore, although modifications of a loan held by the company generally may be treated as an acquisition of a new loan for U.S. federal income tax purposes, a modification would not be treated as an acquisition of a new loan for this purpose provided that the modification is occasioned by a default or a significant risk of default.

After initially meeting the asset tests at the close of a quarter, the company will not lose the company’s qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If the company fails to satisfy the asset tests because the company acquires or increases the company’s ownership interest in securities during a quarter, the company can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If the company fails the 5% asset test, the 10% vote test, or the 10% value test at the end of any quarter, and such failure is not cured within 30 days thereafter, the company may dispose of sufficient assets (generally, within six months after the last day of the quarter in which the company’s identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the company’s assets at the end of the relevant quarter or $10,000,000. If the company fails any of the other asset tests, or the company’s failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, the company is permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which the company’s identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which the company failed to satisfy the relevant asset test.

The company believes its holdings of securities and other assets will comply with the foregoing REIT asset requirements, and the company intends to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that the company will be successful in this effort. Moreover, the values of some of the company’s assets, including the securities of Observatory TRS, Holding TRS, and any other TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that the company’s assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, the company is required to distribute dividends, other than capital gain dividends, to the company’s stockholders in an amount at least equal to:

(1)	the sum of:

•	90% of the company’s “REIT taxable income” (computed without regard to the deduction for dividends paid and net capital gains), and

•	90% of the net income from foreclosure property (after tax), as described below, and recognized built-in gain, as discussed above, minus

(2)	the sum of specified items of non-cash income that exceeds a percentage of the company’s income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by the company and received by each stockholder on December 31 of the year in which they are declared. In addition, at the company’s election, a distribution for a taxable year may be declared before the company timely files its tax return for the year, provided the company pays such distribution with or before the company’s first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to the company’s stockholders in the year in which paid, even though the distributions relate to the company’s prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards the company’s distribution requirement, and to give rise to a tax deduction to the company, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among the company’s different classes of stock as set forth in the company’s organizational documents.

To the extent that the company distributes at least 90%, but less than 100%, of the company’s REIT taxable income, as adjusted, the company will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, the company may elect to retain, rather than distribute, the company’s net long-term capital gains and pay tax on such gains. In this case, the company would elect to have the company’s stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by the company. The company’s stockholders would then increase their adjusted basis in the company’s stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If the company fails to distribute on an annual basis at least the sum of (1) 85% of the company’s REIT ordinary income for such year, (2) 95% of the company’s REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, the company will be subject to a nondeductible 4% excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which the company has paid corporate income tax. The company intends to distribute the company’s net income to the company’s stockholders in a manner that satisfies the REIT 90% distribution requirement and that protects the company from being subject to U.S. federal income tax on the company’s income and the 4% nondeductible excise tax.

It is possible that the company, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (2) the inclusion of items in income by the company for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of the Class A common stock. Both a taxable stock distribution and sale of Class A common stock resulting from such distribution could adversely affect the price of the Class A common stock.

The company may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in the company’s deduction for dividends paid for the earlier year. In this case, the company may be able to avoid losing the company’s REIT qualification. However, the company will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

If the company acquires appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the company’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation (a “carry-over basis transaction”), and if the company subsequently disposes of any such assets during the 10 year period following the acquisition of the assets from the subchapter C corporation, the company will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to the company over the basis of such assets on such date, which is referred to as built-in gains. However, the built-in gains tax will not apply if the subchapter C corporation elects to be subject to an immediate tax when the asset is acquired by the company.

The company intends that the merger of Malkin Properties CT and Malkin Construction with and into the company will be carry-over basis transactions for U.S. federal income tax purposes. Assuming that both Malkin

Properties CT and Malkin Construction have at all times qualified as S Corporations and have not otherwise acquired assets of a subchapter C Corporation in a carry over basis transaction, the company will not be treated as acquiring assets from a subchapter C Corporation in a carry-over basis transaction as a result of the mergers. If, however, either Malkin Properties CT or Malkin Construction did not, at any time, qualify as an S Corporation, or otherwise acquired assets of a subchapter C Corporation in a carry-over transaction, and assuming that either or both of the mergers qualified as a reorganization for U.S. federal income tax purposes, the assets that the company acquires from such entities could be subject to the built-in gains tax.

Recordkeeping Requirements

The company is required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist the company in determining the actual ownership of the company’s outstanding stock and maintaining the company’s qualification as a REIT.

Prohibited Transactions

Net income the company derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT. The company intends to conduct the company’s operations so that no asset owned by the company or the company’s pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by the company directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which the company holds a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property by Observatory TRS, Holding TRS, or any other TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

The Code provides a safe harbor that, if met, allows the company to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) the company must have held the property for at least two years for the production of rental income (and, in the case of property which consists of land or improvements not acquired through foreclosure, the company must have held the property for two years for the production of rental income), (ii) the company capitalized expenditures on the property in the two years preceding the sale that are less than 30% of the net selling price of the property, and (iii) the company (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) either (I) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of the company’s assets as of the beginning of the taxable year, or (II) the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of the company’s assets as of the beginning of the taxable year, and (III) in the case of either (I) or (II), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the company derives no income. For these purposes, the sale of more than one property to one buyer as part of one transaction constitutes one sale.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the

REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

To the extent that the company acquires non-performing or distressed debt secured by retail real estate assets with a view to subsequently taking control of the collateral (i.e., loan-to-own investments), any property that the company acquires through such a transaction will not qualify to be treated as foreclosure property because it will not satisfy condition (2) in the preceding paragraph. However, provided that the income generated by such property is qualifying income for purposes of the 75% gross income test, such income will not be subject to tax at the maximum corporate rate assuming that it is currently distributed to the company’s stockholders. See “—Requirements for Qualification—General—Annual Distribution Requirements.”

Tax Aspects of Investments in Partnerships

General

The company will hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including the company’s interest in the operating partnership and equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. The company will include in its income the company’s proportionate share of these partnership items for purposes of the various REIT income tests, based on the company’s capital interest in such partnerships. Moreover, for purposes of the REIT asset tests, the company will include the company’s proportionate share of assets held by subsidiary partnerships, based on the company’s capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of the company’s interest in partnership assets will be based on the company’s proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that the company holds an equity interest in a partnership, the partnership’s assets and operations may affect the company’s ability to qualify as a REIT, even though the company may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by the company in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the company’s subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation that for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Although the operating partnership units will not be traded on an established securities market, there is a significant risk that the right of a holder of operating partnership units to redeem the units for the Class A common stock could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. The company expects that the operating partnership will initially qualify for one of these safe harbors. However, the company cannot provide any assurance that the operating partnership will continue to do so for each of its taxable years. If the operating partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consisted of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. The company believes the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to the company to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, the company does not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If the operating partnership were taxable as a corporation, the character of the company’s assets and items of the company’s gross income would change and could preclude the company from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Requirements for Qualification—General—Asset Tests” and “—Requirements for Qualification—General—Gross Income Tests” above, and in turn could prevent the company from qualifying as a REIT. See “—Failure to Qualify,” below, for a discussion of the effect of the company’s failure to meet these tests for a taxable year. In addition, any change in the status of any of the company’s subsidiary partnerships for tax purposes might be treated as a taxable event, in which case the company could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The operating partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated under this section of the Code.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

In connection with the consolidation, appreciated property will be acquired by the operating partnership in exchange for interests in the operating partnership. The operating partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. Under the tax protection agreement, the operating partnership has agreed to use the “traditional method” for accounting for book-tax differences for the properties acquired by the operating partnership in the consolidation. Under the traditional method, which is the least favorable method from the company’s perspective, the carryover basis of the acquired properties in the hands of the operating partnership (1) may cause the company to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the company if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (2) in the event of a sale of such properties, could cause the company to be allocated gain in excess of the company’s corresponding economic or book gain (or taxable loss that is less than the company’s economic or book loss), with a corresponding benefit to the partners transferring such properties to the operating partnership for interests in the operating partnership. Therefore, the use of the traditional method could result in the company’s having taxable income that is in excess of the company’s economic or book income as well as the company’s cash distributions from the operating partnership, which might adversely affect the company’s ability to comply with the REIT distribution requirements or result in a greater portion of the company’s distributions being treated as taxable dividend income.

Failure to Qualify

In the event that the company violates a provision of the Code that would result in the company’s failure to qualify as a REIT, the company may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to the company to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) the company pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to the company’s disqualification as a REIT for violations due to reasonable cause. If the company fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, the company will be subject to tax, including any applicable alternative minimum tax, on the company’s taxable income at regular corporate rates. Distributions to the company’s stockholders in any year in which the company is not a REIT will not be deductible by the company, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to the company’s stockholders will generally be taxable in the case of noncorporate U.S. stockholders at a maximum rate (through 2012) of 15%, and dividends in the hands of the company’s corporate U.S. stockholders may be eligible for the dividends received deduction. Unless the company is entitled to relief under the specific statutory provisions, the company will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the company will be entitled to statutory relief in all circumstances.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the company’s stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Class A common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of the company’s stock by the partnership.

Distributions. Provided that the company qualifies as a REIT, distributions made to the company’s taxable U.S. stockholders out of the company’s current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to Class A common stock constitutes a dividend for U.S. federal income tax purposes, the company’s earnings and profits will be allocated first to distributions with respect to the company’s preferred stock, if any is outstanding, and then to the company’s common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently applicable to noncorporate U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from the company that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the company’s actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has the stock. To the extent that the company elects under the applicable provisions of the Code to retain the company’s net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, the company’s undistributed capital gains as well as a corresponding credit for taxes paid by the company on such retained capital gains.

U.S. stockholders will increase their adjusted tax basis in the company’s Class A common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by the company. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2012) in the case of noncorporate U.S. stockholders, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for noncorporate U.S. stockholders, to the extent of previously claimed depreciation deductions.

A portion of the company’s distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of the company’s distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of the company’s distributions for a year exceeds the company’s current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. As a general matter, any such gain will be long-term capital gain if the shares have been held for more than one year. In addition, any dividend declared by the company in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by the company and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by the company before the end of January of the following calendar year.

With respect to noncorporate U.S. stockholders, the company may elect to designate, through 2012, a portion of the company’s distributions paid to such U.S. stockholders as “qualified dividend income”. A portion of a distribution that is properly designated as qualified dividend income is taxable to noncorporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the Class A common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such Class A common stock became ex-dividend with respect to the relevant distribution. The maximum amount of the company’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by the company during such taxable year from subchapter C corporations (including any TRSs);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by the company with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time the company’s REIT election became effective over the U.S. federal income tax paid by the company with respect to such built-in gain.

Generally, dividends that the company receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic subchapter C corporation, such as Observatory TRS, Holding TRS, and any other TRSs, and specified holding period and other requirements are met.

To the extent that the company has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Requirements for Qualification—General—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by the company, which are generally subject to tax in the hands of U.S. stockholders to the extent that the company has current or accumulated earnings and profits.

Dispositions of Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of Class A common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the Class A common stock at the time of the disposition. A U.S. stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (as discussed above), less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other noncorporate U.S. stockholders upon the sale or disposition of shares of Class A common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2012, if Class A common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2012) if Class A common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate holders) to a portion of capital gain realized by a noncorporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Prospective stockholders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of Class A common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of noncorporate taxpayers, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Class A common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from the company that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of Class A common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. Although these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of Class A common stock, or transactions that might be undertaken directly or indirectly by the company. Moreover, you should be aware that the company and other participants in transactions involving the company (including the company’s advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by the company and gain arising from the sale or exchange by a U.S. stockholder of Class A common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to the Class A common stock. Distributions made by the company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Expansion of Medicare Tax

Under newly enacted legislation, in certain circumstances, certain U.S. stockholders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of shares, effective for taxable years beginning after December 31, 2012. Prospective U.S. stockholders should consult their tax advisors regarding this new legislation.

Foreign Accounts

Under recently enacted legislation, certain payments made after December 31, 2013 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this recent legislation on their ownership and disposition of shares of their common stock.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to in this registration statement as unrelated business taxable income, or “UBTI.” Although many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held the Class A common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Class A common stock is not otherwise used in an unrelated trade or business, distributions from the company and income from the sale of the Class A common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c) (9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from the company as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in the Class A common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of the company’s stock could be required to treat a percentage of the dividends from the company as UBTI if the company is a “pension-held REIT.” The company will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of the company’s stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of the company’s stock, collectively owns more than 50% of such stock and (2) the company would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the company’s stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the Class A common stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of the company’s earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of the company’s stock. In cases where the dividend income from a non-U.S. stockholder’s investment in the Class A common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless (1) the Class A common stock constitutes a U.S. real property interest, or “USRPI,” or (2) either (A) the non-U.S. stockholder’s investment in the Class A common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by the company which are not treated as dividends for U.S. federal income tax purposes (i.e., not treaded as being paid out of the company’s current and accumulated earnings and profits) will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will constitute a dividend for U.S. federal income tax purposes, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of the company’s current and accumulated earnings and profits and, therefore, did not constitute a dividend for U.S. federal income tax purposes. In addition, if the company’s Class A common stock constitutes a USRPI, as described below, distributions by the company in excess of the sum of the company’s earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in the Class A common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding tax (at a rate of 10%) of the amount by which the distribution exceeds the stockholder’s share of the company’s earnings and profits plus the stockholder’s adjusted basis in the company’s stock. As discussed below, the company expects that the Class A Class A common stock will not be treated as a USRPI in the hands of a non-U.S. stockholder who holds less than 5% of the Class A common stock.

Because it will not generally be possible for the company to determine the extent to which a distribution will be from the company’s current or accumulated earnings and profits at the time the distribution is made, the company intends to withhold and remit to the IRS 30% of distributions to non-U.S. stockholders (other than distributions that are deemed to be attributable to USRPI capital gains, as described in greater detail below) unless (i) a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with the company; or (ii) the non-U.S. stockholder files an IRS Form W-8ECI with the company claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business. However, if the company determines that any of the company’s stock held by a non-U.S. stockholder is likely to be treated as a USRPI, the company intends to withhold and remit to the IRS at least 10% of distributions on such stock even if a lower rate would apply under the preceding discussion.

Capital Gain Dividends. Under FIRPTA, a distribution made by the company to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by the company directly or through pass-through subsidiaries, or “USRPI capital gains,” will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, the company will be required to withhold tax equal to 35% of the amount of any distribution to the extent it is attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. However, this 35% withholding tax will not apply to any distribution with respect to any class of the company’s stock which is “regularly traded” on an established securities market located in the United States (as defined by applicable Treasury Regulations) if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any such distribution will be treated as a distribution subject to the rules discussed above under “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution.

A distribution is not attributable to USRPI capital gain if the company held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not attributable to USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in the Class A common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). The company intends to withhold and remit to the IRS 35% of a distribution to a non-U.S. stockholder only to the extent that such distribution is attributable to USRPI capital gains. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the IRS.

Dispositions of the Class A Common Stock. Unless the Class A common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of the company’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, the company expects that more than 50% of the company’s assets will consist of interests in real property located in the United States.

Still, the Class A common stock nonetheless will not constitute a USRPI if the company is a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if, at all times during a specified testing period (generally the lesser of the five-year period ending on the date of disposition of its shares of Class A common stock or the period of existence), less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. The company expects to be a domestically controlled qualified investment entity and, therefore, the sale of the Class A common stock should not be subject to taxation under FIRPTA. Because the company’s stock will be publicly traded, however, no assurance can be given that the company will be, or that if the company is, that the company will remain, a domestically controlled qualified investment entity.

Specific “wash sale” rules applicable to sales of shares in a REIT could result in gain recognition, taxable under FIRPTA, upon the sale of the Class A common stock. These rules would apply if a non-U.S. stockholder (1) disposes of the Class A Class A common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, (2) is treated as acquiring, or as entering into a contract or option to acquire, other shares of the Class A Class A common stock during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if shares of the Class A Class A common stock are “regularly traded” on an established securities market in the United States, such non-U.S. stockholder has owned more than 5% of the Class A Class A common stock at any time during the one-year period ending on the date of such distribution.

In the event that the company does not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder’s sale of the Class A common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the Class A common stock is “regularly traded on an established securities market located in the United States” (as defined by applicable Treasury Regulations), and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of the company’s outstanding Class A common stock at all times during the five-year period ending on the date of sale.

If gain on the sale of the Class A common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, including applicable alternative minimum tax (and a special alternative minimum tax in the case of non- resident alien individuals), and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of the Class A common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in the Class A common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

The company will report to the company’s U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding (the current rate is 28%) with respect to dividends paid, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, the company may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

The company must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of the Class A common stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of the Class A common stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Foreign Accounts

Recently enacted legislation may impose withholding taxes on U.S. source payments made after December 31, 2013 to “foreign financial institutions” and certain other non-U.S. entities and on certain non-U.S. source “pass-through” payments made, and disposition proceeds of U.S. securities realized, after December 31, 2014. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders who own shares of the Class A common stock through foreign accounts or foreign intermediaries and to certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, the Class A common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, as a general matter, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective stockholders should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

The company and its subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or the company transacts business, own property or reside. The company will likely own interests in properties located in a number of jurisdictions, and the company may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of the company and the company’s stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by the company would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in the Class A common stock.

Proposed Legislation or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the company and its stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in the Class A common stock.

Sunset of reduced tax rate provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in the company’s class A common stock.

The foregoing tax section is included for general information only for U.S. holders of participation interests, and is based upon U.S. federal income tax law as of the date of this Prospectus/Consent Solicitation Statement. The particular circumstances of each participant may differ, and, consequently, this discussion may not apply to you. This section does not discuss tax consequences of the consolidation under state, local or foreign law or the U.S. federal income tax consequences to non-U.S. persons or tax-exempt persons. You should consult your tax advisor as to the specific tax consequences to you resulting from the consolidation and the receipt of Class A common stock and/or cash for your participation interest, including the application and effect of U.S. federal, state, local and foreign tax laws.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited (i) the balance sheet of Empire State Realty Trust, Inc. at September 30, 2011 as set forth in their report, (ii) the combined financial statements and financial statement schedules of Empire State Realty Trust, Inc., Predecessor at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010 which, as to the years 2009 and 2008, are based in part on the reports of Margolin, Winer & Evens LLP, independent registered public accounting firm, as set forth in their reports on the financial statements as of and for the two years ended December 31, 2009 for 250 West 57th St. Associates L.L.C., Fisk Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., Lincoln Building Associates L.L.C., and the consolidated financial statements of Empire State Building Associates L.L.C., and the consolidated financial statements of Empire State Building Company L.L.C. and Affiliates, (iii) the statements of revenues and certain expenses of 1333 Broadway Associates, L.L.C. for each of the three years in the period ended December 31, 2010 as set forth in their report; (iv) the statements of revenues and certain expenses of 1350 Broadway Associates, L.L.C. for each of the three years in the period ended December 31, 2010 as set forth in their report; (v) the statements of revenues and certain expenses of 501 Seventh Avenue Associates, L.L.C. for each of the three years in the period ended December 31, 2010 as set forth in their report, (vi) the consolidated financial statements of Empire State Building Company L.L.C. and Affiliates as of December 31, 2010 and for the year then ended as set forth in their report, (vii) the consolidated financial statements and financial statement schedule of Empire State Building Associates L.L.C. at December 31, 2010 and for the year then ended as set forth in their report, (viii) the financial statements and financial statement schedule of 60 East 42nd St. Associates L.L.C. at December 31, 2010 and for the year then ended as set forth in their report, (ix) the financial statements and financial statement schedule of 250 West 57th St. Associates L.L.C. at December 31,2010 and for the year then ended as set forth in their report, (x) the financial statements of Lincoln Building Associates L.L.C. at December 31, 2010 and for the year then ended as set forth in their report and (xi) the financial statements of Fisk Building Associates L.L.C. at December 31, 2010 and for the year then ended as set forth in their report. The company has included each of the aforementioned financial statements and schedules in this prospectus/consent solicitation and elsewhere in the registration statement in reliance on the reports of Ernst & Young LLP and to the extent indicated in (ii) above, the reports of Margolin, Winer & Evens LLP, given on their authority as experts in accounting and auditing.

Margolin, Winer & Evens LLP, independent registered public accounting firm, has audited (i) the consolidated financial statements and financial statement schedule of Empire State Building Associates L.L.C. at December 31, 2009 and for the year then ended as set forth in their report, (ii) the consolidated financial statements of Empire State Building Company L.L.C. and Affiliates at December 31, 2009 and for each of the two years in the period ended December 31, 2009 as set forth in their report, (iii) the financial statements and financial statement schedule of 60 East 42nd St. Associates L.L.C. at December 31, 2009 and for the year then ended as set forth in their report, (iv) the financial statements of Lincoln Building Associates L.L.C. at December 31, 2009 and for the year then ended as set forth in their report, (v) the financial statements and financial statement schedule of 250 West 57th St. Associates L.L.C. at December 31, 2009 and for the year then ended as set forth in their report and (vi) the financial statements of Fisk Building Associates L.L.C. at December 31, 2009 and for the year then ended as set forth in their report. Each of the aforementioned financial statements and schedules referred to in this paragraph is included in this prospectus/consent solicitation and elsewhere in the registration statement in reliance on the reports of Margolin, Winer & Evens LLP, given on their authority as experts in accounting and auditing.

Unless otherwise indicated, the statistical and economic market data included in this prospectus/consent solicitation, including information relating to the economic conditions within the company’s markets contained in “Summary” and “ Market Overview” is derived from market information prepared for the company by RCG Consulting Group, or RCG, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on RCG’s authority as an expert in such matters. The company paid RCG a fee of $30,000 for its services.

LEGAL MATTERS

Certain legal matters for the company will be passed upon by Clifford Chance US LLP, New York, New York. Certain tax matters for the company will be passed upon by Clifford Chance US LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

Each subject LLC is subject to the reporting requirements of the Exchange Act, and is required to file reports and other information with the SEC. The company has filed with the SEC a Registration Statement on Form S-4, including exhibits and schedules filed with the registration statement of which this prospectus/consent solicitation is a part, under the Securities Act, with respect to the shares of common stock offered pursuant to this prospectus/consent solicitation. This prospectus/consent solicitation does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to the company and the shares of common stock to be sold in the IPO, reference is made to the Registration Statement on Form S-11, including the exhibits and schedules to the registration statement. Copies of both registration statements, including the exhibits and schedules to the registration statements, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statements may be obtained from the public reference room of the SEC upon payment of prescribed fees. The company’s SEC filings, including its registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of the IPO and the issuance of common stock in connection with the consolidation, the company will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to its stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

The accompanying supplement to this prospectus/consent solicitation has been prepared for your subject LLC and will be delivered to you and the other participants in your subject LLC. Upon receipt of a written request by you or your representative so designated in writing, the company will send a copy of any supplement without charge. All requests should be directed to Mackenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or call toll free at (888) 410-7850.

Statements contained in this prospectus/consent solicitation or any supplements hereto as to the contents of any contract or other document which is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

INDEX TO FINANCIAL STATEMENTS

Empire State Realty Trust, Inc.:
Pro Forma Condensed Consolidated Financial Statements (unaudited):
Maximum Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2011 (Unaudited)	F-10
Minimum Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2011 (Unaudited)	F-11
Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 2011 (Unaudited)	F-12
Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 2010 (Unaudited)	F-13
Maximum Pro Forma Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2011 and the year ended December 31, 2010 (Unaudited)	F-14
Minimum Pro Forma Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2011 and the year ended December 31, 2010 (Unaudited)	F-15
Notes and Management’s Assumptions to Pro Forma Condensed Consolidated Financial Statements	F-16

Historical Financial Statements (audited):
Report of Independent Registered Public Accounting Firm—Ernst & Young LLP	F-26
Balance Sheet as of September 30, 2011	F-27
Notes to Balance Sheet as of September 30, 2011	F-28

Empire State Realty Trust, Inc. Predecessor (“Predecessor”):
Historical Combined Financial Statements: (audited)
Report of Independent Registered Public Accounting Firm—Ernst & Young LLP	F-30
Reports of Independent Registered Public Accounting Firm—Margolin, Winer & Evens LLP	F-31
Combined Balance Sheets as of December 31, 2010 and 2009	F-37
Combined Statements of Income for the years ended December 31, 2010, 2009 and 2008	F-38
Combined Statements of Owners’ Equity for the years ended December 31, 2010, 2009 and 2008	F-39
Combined Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F-40
Notes to Empire State Realty Trust, Inc. Predecessor Combined Financial Statements	F-41
Schedule II—Valuation and Qualifying Accounts	F-70
Schedule III—Real Estate and Accumulated Depreciation	F-71

Empire State Realty Trust, Inc. Predecessor:
Interim Historical Combined Financial Statements: (unaudited)
Condensed Combined Balance Sheets as of September 30, 2011 and December 31, 2010 (unaudited)	F-73
Condensed Combined Statements of Income for the nine months ended September 30, 2011 and 2010 (unaudited)	F-74
Condensed Combined Statements of Owners’ Deficit for the nine months ended September 30, 2011 and 2010 (unaudited)	F-75
Condensed Combined Statements of Cash Flows for the nine months ended September 30, 2011 and 2010 (unaudited)	F-76
Notes to Empire State Realty Trust, Inc. Predecessor Condensed Combined Financial Statements	F-77

Empire State Building Company, L.L.C. and Affiliates:
Report of Independent Registered Public Accounting Firm—Ernst & Young LLP for the year ended December 31, 2010	F-96
Report of Independent Registered Public Accounting Firm—Margolin, Winer & Evens LLP for the years ended December 31, 2009 and 2008	F-97
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-98
Consolidated Statements of Income for the years ended December 31, 2010, 2009 and 2008	F-100
Consolidated Statements of Equity for the years ended December 31, 2010, 2009 and 2008	F-101
Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F-102
Notes to Consolidated Financial Statements	F-103
Consolidated Balance Sheets as of September 30, 2011 (Unaudited)	F-116

Consolidated Statements of Income for the nine months ended September 30, 2011 and 2010 (Unaudited)	F-118
Consolidated Statements of Equity for the nine months ended September 30, 2011 (Unaudited)	F-119
Consolidated Statements of Cash Flows for the nine months ended September 30, 2011 and 2010 (Unaudited)	F-120
Notes to Consolidated Financial Statements	F-122

1333 Broadway Associates, L.L.C.
Report of Independent Registered Public Accounting Firm—Ernst & Young LLP	F-136
Statements of Revenues and Certain Expenses for the nine months ended September 30, 2011 and 2010 (unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-137
Notes to the Statements of Revenues and Certain Expenses	F-138

1350 Broadway Associates L.L.C.:
Report of Independent Registered Public Accounting Firm—Ernst & Young LLP	F-141
Statements of Revenues and Certain Expenses for the nine months ended September 30, 2011 and 2010 (unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-142
Notes to the Statements of Revenues and Certain Expenses	F-143

501 Seventh Avenue Associates L.L.C.
Report of Independent Registered Public Accounting Firm—Ernst & Young LLP	F-147
Statements of Revenues and Certain Expenses for the nine months ended September 30, 2011 and 2010 (unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-148
Notes to the Statements of Revenues and Certain Expenses	F-149

Empire State Building Associates L.L.C.
A. Summary Financial Data	F-152
B. Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-153
C. Historical Financial Statements, Audited:
Empire State Building Associates L.L.C.:
Report of Ernst & Young LLP—Independent Registered Public Accounting Firm	F-160
Report of Margolin, Winer & Evens LLP—Independent Registered Public Accounting Firm	F-161
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-162
Consolidated Statements of Income for the Years Ended December 31, 2010 and 2009	F-163
Consolidated Statements of Members’ Equity for the Years Ended December 31, 2010 and 2009	F-164
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010 and 2009	F-165
Notes to Consolidated Financial Statements	F-166
SCHEDULE III—Real Estate and Accumulated Depreciation as of December 31, 2010 and 2009	F-174
Empire State Building Company L.L.C.:
Report of Ernst & Young LLP—Independent Registered Public Accounting Firm	F-176
Report of Margolin, Winer & Evens LLP—Independent Registered Public Accounting Firm	F-177
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-178
Consolidated Statements of Income for the Years Ended December 31, 2010 and 2009	F-179
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2010 and 2009	F-180
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010 and 2009	F-181
Notes to Consolidated Financial Statements	F-182
D. Historical Financial Statements, Unaudited:
Empire State Building Associates L.L.C.:
Condensed Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010	F-195
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2011 and 2010	F-197

Empire State Realty Trust, Inc.

Unaudited Pro Forma Financial Information

(in thousands)

As used in these unaudited pro forma condensed consolidated financial statements, unless the context otherwise requires, “we,” “us,” and “our company” mean the Predecessor (as defined below) for the periods presented and Empire State Realty Trust, Inc. and its consolidated subsidiaries upon consummation of its initial public offering, or the IPO, and the formation transactions defined below.

Empire State Realty Trust, Inc. (formerly known as Empire Realty Trust, Inc.) is a Maryland corporation formed on July 29, 2011 to acquire the assets of entities owning various controlling and non-controlling interests in real estate assets and the equity interests of certain management businesses controlled and managed by Mr. Peter L. Malkin and Mr. Anthony E. Malkin, or the Sponsors.

Prior to or concurrently with the completion of the IPO, we will engage in a series of formation transactions pursuant to which we will acquire, through a series of contributions and merger transactions, these assets, interests and businesses, which we refer to as our formation transactions. The formation transactions are intended to enable us to (i) combine the ownership of our property portfolio under our operating partnership subsidiary, Empire State Realty OP, L.P. (formerly known as Empire Realty Trust, L.P.), a Delaware limited partnership, or the Operating Partnership; (ii) succeed to the asset management, property management, leasing and construction businesses of the Predecessor; (iii) facilitate the IPO; and (iv) elect and qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2012. We will not have any operating activity until the consummation of the IPO and the formation transactions.

Empire State Realty Trust, Inc., Predecessor, or the Predecessor, is not a legal entity but rather a combination of (i) controlling interests in (a) 16 office and retail properties, (b) one development parcel, and (c) certain management companies, which are owned by certain entities that are owned or controlled by the Sponsors and/or their affiliates and family members, which we collectively refer to as the controlled entities, and (ii) non-controlling interests in four office properties (which include two of the 16 properties set forth in (i) above), held through entities we collectively refer to as the non-controlled entities, and are presented as equity method investments in our historical combined financial statements. Specifically, the term the “Predecessor” means (i) Malkin Holdings LLC, a New York limited liability company that acts as the supervisor of, and performs various asset management services and routine administration with respect to, certain of the existing entities (as described below), which we refer to as “the supervisor;” (ii) the limited liability companies or limited partnerships that currently (a) own, directly or indirectly and either through a fee interest or a long-term leasehold in the underlying land, and/or (b) operate, directly or indirectly and through a fee interest, an operating lease, an operating sublease or an operating sub-sublease, the 18 office and retail properties (which include non-controlling interests in four office properties for which Malkin Holdings LLC acts as the supervisor but that are not consolidated into our predecessor for accounting purposes) and entitled land that will support the development of an approximately 340,000 rentable square foot office building and garage that we will own after the formation transactions described in this prospectus, which we refer to as the “existing entities;” (iii) Malkin Properties, L.L.C., a New York limited liability company that serves as the manager and leasing agent for certain of the existing entities in Manhattan, which we refer to as “Malkin Properties;” (iv) Malkin Properties of New York, L.L.C., a New York limited liability company that serves as the manager and leasing agent for certain of the existing entities in Westchester County, New York, which we refer to as “Malkin Properties NY;” (v) Malkin Properties of Connecticut, Inc., a Connecticut corporation that serves as the manager and leasing agent for certain of the existing entities in the State of Connecticut, which we refer to as “Malkin Properties CT;” and (vi) Malkin Construction Corp., a Connecticut corporation that is a general contractor and provides services to certain of the existing entities and third parties (including certain tenants at the properties in our portfolio), which we refer to as “Malkin Construction.” The term “the Predecessor’s management companies” refers to the supervisor, Malkin Properties, Malkin Properties NY, Malkin Properties CT and Malkin Construction, collectively. The Predecessor accounts for its investment in the non-controlled entities under the equity method of accounting.

Controlled Entities

As of September 30, 2011, properties controlled by the Sponsors and/or their affiliates and family members and whose operations are 100% consolidated into the financial statements of the Predecessor include:

Office:

One Grand Central Place, New York, New York

250 West 57th Street, New York, New York

1359 Broadway, New York, New York

First Stamford Place, Stamford, Connecticut

Metro Center, Stamford, Connecticut

383 Main Avenue, Norwalk, Connecticut

500 Mamaroneck Avenue, Harrison, New York

10 Bank Street, White Plains, New York

Fee ownership position of 350 Fifth Avenue (Empire State Building), New York, New York

Fee ownership position of 501 Seventh Avenue, New York, New York

Retail:

10 Union Square, New York, New York

1010 Third Avenue, New York, New York

77 West 55th Street, New York, New York

1542 Third Avenue, New York, New York

69-97 Main Street, Westport, Connecticut

103-107 Main Street, Westport, Connecticut

Land Parcels:

We own entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of our office properties, that will support an approximately 340,000 rentable square feet office building and garage.

The acquisition of interests in the Predecessor will be recorded at historical cost at the time of the formation transactions.

Non-Controlled Entities

As of September 30, 2011, properties in which the Sponsors and/or their affiliates and family members own non-controlling interests and whose operations are reflected in the Predecessor’s consolidated financial statements as an equity interest include:

Office:

Master operating lease position of 350 Fifth Avenue, New York, New York - Empire State Building

Company L.L.C.

Master operating lease position of 1350 Broadway, New York, New York - 1350 Broadway Associates L.L.C. (long term ground lease)

1333 Broadway, New York, New York - 1333 Broadway Associates L.L.C.

Master operating lease position of 501 Seventh Avenue, New York, New York - 501 Seventh Avenue

Associates L.L.C.

All of our business activities will be conducted through the Operating Partnership. We will be the sole general partner of the Operating Partnership. Pursuant to the formation transactions, our Operating Partnership will (i) acquire the assets of, or equity interests in, the controlled entities, (including the Predecessor’s management companies) and the non-controlled entities and (ii) assume related debt and other specified liabilities of such assets and businesses, in exchange for shares of our Class A common stock, par value $0.01 per share, or the Class A common stock; shares of our Class B common stock, par value $0.01 per share, or the Class B common stock; operating partnership units of the Operating Partnership, or operating partnership units; and/or cash.

We will be a self-administered and self-managed REIT. Additionally, we will form one or more taxable REIT subsidiaries, or TRSs, that will be owned by the Operating Partnership. The TRSs, through several wholly-owned limited liability companies, will conduct third-party services businesses, including the Empire State Building observatory operations, parking facilities, cleaning services, property management and leasing, construction, mortgage brokerage, and property maintenance.

The unaudited pro forma condensed consolidated financial statements assume the approval of the formation transactions by the requisite consent of the participants in Empire State Building Associates L.L.C., 250 West 57th Street Associates L.L.C. and 60 East 42nd Street Associates L.L.C., which we collectively refer to as the subject LLCs, the closing of the IPO and that prior to or concurrently with the closing of the IPO, we will engage in a series of formation transactions pursuant to which we will acquire, through a series of contributions and merger transactions, 100% of (i) the 18 properties in which the Predecessor owns a controlling or non-controlling interest, (ii) one development parcel in which the Predecessor owns a controlling interest and (iii) the business and assets of the Predecessor management businesses. In the aggregate, these interests, or the Interests, will comprise our ownership of our property portfolio. We will not acquire the Predecessor’s affiliates’ interests in the option properties, the excluded properties or the excluded businesses (each such term as defined in this prospectus/consent solicitation) (none of which are reflected in the Predecessor’s financial statements).

For purposes of these unaudited pro forma condensed consolidated financial statements in this filing, we have assumed that we will acquire the Interests for an aggregate equity value of approximately $3,986,500. This amount represents the preliminary aggregate exchange value as determined by an independent valuation firm, or the independent valuer, for the purpose of allocating equity interests in the 18 office and retail assets, one development parcel and the Predecessor’s management companies that are being contributed to our company pursuant to the consolidation. The independent valuer’s preliminary appraisal was prepared for the purpose of determining these allocations and not for the purpose of establishing the absolute enterprise value of our company. However, we have used the independent valuer’s preliminary appraisal as our preliminary estimate in order to complete the pro forma financial statements for purposes of this filing. The independent valuer’s preliminary appraisal may be materially different from the market determination of the enterprise value of our company in this offering. The final valuation by the independent valuer will be completed shortly prior to the effectiveness of the prospectus/consent solicitation which constitutes a part of the Registration Statement on Form S-4 at which time these unaudited pro forma condensed consolidated financial statements will be adjusted to reflect an aggregate exchange value based on such final appraisal. Simultaneously with the filing of the Registration Statement on Form S-4 of which this prospectus/consent solicitation is a part, we also filed a Registration Statement on Form S-11 relating to the IPO. The aggregate consideration for the acquisition of the Interests that will be shown in the pro forma condensed consolidated financial statements included in the prospectus relating to the IPO will reflect an aggregate enterprise value based on the mid-point of the range of initial public offering prices per share set forth in such preliminary prospectus and not the aggregate exchange value as determined by the independent valuer.

The owners of the controlled entities, the non-controlled entities and the Predecessor’s management companies will receive shares of our Class A common stock, shares of our Class B common stock, operating partnership units, cash or a combination thereof (all of which is expected to be provided from the net proceeds of the IPO) as consideration for the Interests. The number of shares of common stock and operating partnership units to be issued in the formation transactions will be determined by dividing the enterprise value of our company (which excludes indebtedness) as determined by market conditions at the time of the IPO, or the enterprise value, by the actual IPO price per share, or the IPO price, reduced by the number of shares of common stock and operating partnership units which would have otherwise been issuable to investors in the controlled and non-controlled entities that receive cash.

For purposes of these unaudited pro forma condensed consolidated financial statements, we have assumed that (i) the enterprise value (which excludes indebtedness) is equal to the exchange value; and (ii) the gross proceeds of the IPO will be $1,000,000 (assuming no exercise of the underwriters’ option to purchase additional shares). We cannot make any guarantee as to (i) what the enterprise value of our company in the IPO will be or whether it will be equal to or less than the exchange value; (ii) what the IPO price will be; or (iii) what the actual gross proceeds in the IPO will be. Historically, in a typical IPO for a REIT, the IPO price and the enterprise value are at a discount to the net asset value of the REIT’s portfolio of properties. We are making these assumptions for illustrative purposes only and actual results may materially differ from these assumptions. The formation transactions will be consummated substantially concurrently with the closing of this offering.

We expect that the net proceeds from the IPO will be approximately $             after deducting estimated underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the assumed underwriters’ option to purchase additional shares. We expect that the net proceeds from the IPO will be used to repay debt, for debt assumption fees, transfer taxes and as cash consideration to (i) non-accredited investors in the private entities; (ii) investors in the subject LLCs who elect cash consideration (up to a maximum of     % of their total consideration) for taxes they may incur due to the formation transactions; and (iii) tax-exempt investors in the private entities who elect cash consideration.

Following the completion of the IPO and the formation transactions, we will be the sole general partner of, and own a majority of the interests in, the Operating Partnership. We will have control over major decisions, including the decisions related to the sale or refinancing of our properties (subject to certain exceptions). Accordingly, we will consolidate the assets, liabilities and operations of the Operating Partnership. We will contribute the net proceeds of the IPO to the Operating Partnership in exchange for operating partnership units.

We have determined that the Predecessor is the acquirer for accounting purposes, and therefore the contribution of, or acquisition by merger in, the controlled entities is considered a transaction between entities under common control since the Sponsors control a majority of the assets of, or equity interests in, each of the controlled entities comprising the Predecessor. As a result, the acquisition of the assets of, or equity interests in, each of the controlled entities will be recorded at the Predecessor’s historical cost. The contribution of the assets of, or acquisition by merger in, the four non-controlled entities (including the Predecessor’s non-controlling interest in these entities) will be accounted for as an acquisition under the acquisition method of accounting and recognized as the estimated fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The fair value of these assets and liabilities has been allocated in accordance with Accounting Standards Codification, or ASC, Section 805-10, Business Combinations. Our methodology for allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. We estimate the fair value of acquired tangible assets (consisting of land, buildings and improvements), identified intangible lease assets and liabilities (consisting of acquired above-market leases, acquired in-place lease value, acquired below-market leases and goodwill) and assumed debt.

Based on these estimates, we allocate the purchase price to the applicable assets and liabilities. The value allocated to in-place leases is amortized over the related lease term and reflected as a decrease to rental income. The value of above- and below-market leases is amortized over the related lease term and reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income. Goodwill is not amortized, but it is evaluated at least annually for impairment. The fair value of the debt assumed is determined using current market interest rates for comparable debt financings and the resulting premium is amortized as a component of interest expense over the remaining loan term. The estimated purchase price of the non-controlled entities for pro forma purposes is based on the assumptions stated above and are solely utilized for illustrative purposes.

The unaudited pro forma condensed consolidated financial statements as of, and for the nine months ended, September 30, 2011, and for the year ended December 31, 2010, are presented as if (i) the formation transactions, (ii) the IPO, and related use of proceeds; and (iii) certain other miscellaneous adjustments are effective concurrent with the IPO and had all occurred on September 30, 2011, for the unaudited pro forma condensed consolidated balance sheet and on January 1, 2010 for the unaudited pro forma condensed consolidated statements of operations and unaudited pro forma condensed consolidated cash flows.

The unaudited pro forma adjustments included herein reflect: (i) combining the properties and the Predecessor’s management companies as a result of the acquisition of the assets of the controlled entities (including the non-controlling interests) and the non-controlled entities through contributions and mergers by our company and the Operating Partnership and the issuance of operating partnership units, shares of our Class A common stock and shares of our Class B common stock and the payment of cash to the investors in the controlled and non-controlled entities as part of the formation transactions; (ii) the issuance of shares of our Class A common stock in the IPO; (iii) the costs of entering into, and borrowings under, the secured term loan and the refinancing of existing mortgages secured by the Empire State Building with proceeds from such secured term loan; and (iv) other pro forma adjustments.

Pro forma financial data has been provided under two separate assumptions: (1) all of the private entities, subject LLCs and management companies participate in the consolidation (“Maximum”) and (2) the private entities and the management companies, which have previously entered into agreements to participate in the consolidation and obtained required investor consents, and Empire State Building Associates L.L.C., the participation of which is required as a condition to the consolidation, participate in the consolidation (“Minimum”).

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the combined historical financial statements of the Predecessor and the non-controlled entities, including the notes thereto, and other financial information and analysis, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented elsewhere in this prospectus/consent solicitation. The unaudited pro forma condensed consolidated financial statements (i) are based on available information and assumptions that we deem reasonable; (ii) are presented for informational purposes only; (iii) do not purport to represent our financial position or results of operations or cash flows that would actually have occurred assuming completion of the formation transactions, the IPO and other adjustments described above all had occurred on September 30, 2011, for the pro forma condensed consolidated balance sheet or on January 1, 2010 for the pro forma condensed consolidated statements of operations and unaudited pro forma condensed consolidated statement of cash flows; and (iv) do not purport to be indicative of our future results of operations or our financial position.

EMPIRE STATE REALTY TRUST, INC. AND SUBSIDIARIES

Maximum Pro Forma Condensed Consolidated Balance Sheet

September 30, 2011

(unaudited and in thousands)

	Empire State Realty Trust, Inc (A)	Predecessor (B)	Acquisition of Non-Controlling Entities (C)	Other Pro Forma Adjustments			Consolidated Balance Sheet Prior to the IPO	Proceeds from Offering		Uses of Proceed from Offering			Other Equity Adjustments (Q)	Company Pro Forma
Assets
Commercial real estate properties, net	$	$619,521	$519,820		$(15,600	)(D)	$1,123,741	$		$			$	$1,123,741
Cash and cash equivalents		125,924	16,452		(83,651	)(E)	58,725		(K)					55,125
												(L)
												(M)
												(N)
											(3,600)	(O)
												(P)
Restricted cash		26,968	41,540				68,508							68,508
Tenant and other receivables, net		13,101	6,978				20,079							20,079
Deferred rent receivables, net		46,664	—				46,664							46,664
Investment in non-controlled entities		84,693			(84,693	)(F)	-							—
Deferred costs, net		66,547	191,747		(18,256	)(G)	240,038							240,038
Due From Affiliated Companies		3,001			(2,266	)(H)	735							735
Prepaid expenses and other assets		8,747	12,123		(1,331	)(I)	19,539							19,539
Other Assets (Below market ground lease)			65,378				65,378							65,378
Goodwill			1,129,549				1,129,549							1,129,549

Total Assets	$	$995,166	$1,983,587		$(205,797)		$2,772,956	$			$(3,600)		$	$2,769,356

Liabilities
Mortgage notes payable	$	$919,010	$124,615	$			$1,043,625	$		$			$	$1,043,625
Unsecured loan and notes payable- related parties		18,337			(14,737	)(D)	3,600				(3,600)	(O)		—
Accrued interest payable		2,865	—				2,865							2,865
Accounts payable and accrued expenses		17,747	16,452				34,199							34,199
Due to affiliated companies		23,120	—		(12,439	)(H)	10,680							10,680
Deferred revenue and other liabilities		7,967	176,172		(351	)(J)	183,788							183,788
Tenants’ security deposits		16,315	8,544		-		24,859							24,859

Total Liabilities	$	$1,005,361	$325,783		$(27,527)		$1,303,616	$			$(3,600)		$	$1,300,016

Owners’ Equity (Deficit)
Common Stock and Additional Paid in Capital														$—
Total Predecessor Equity		(10,195)	1,657,804		(178,269)		1,469,340							1,469,340
Non-Controlling Interest														$—

Total Equity	$	$(10,195)	$1,657,804		$(178,269)		$1,469,340	$		$			$	$1,469,340

Total Liabilities and Owners’ Equity (Deficit)	$	$995,166	$1,983,587		$(205,797)		$2,772,956	$			$(3,600)		$	$2,769,356

EMPIRE STATE REALTY TRUST, INC. AND SUBSIDIARIES

Minimum Pro Forma Condensed Consolidated Balance Sheet

September 30, 2011

(unaudited and in thousands)

	Empire State Realty Trust, Inc (A)	Predecessor (B)	Acquisition of Non-Controlling Entities (C)	Other Pro Forma Adjustments			Elimination of 60 East 42nd Street and 250 West 57th Street (R)	Consolidated Balance Sheet Prior to the IPO	Proceeds from Offering		Uses of Proceed from Offering			Other Equity Adjustments (Q)	Company Pro Forma
Assets
Commercial real estate properties, net	$	$619,521	$519,820		$(15,600	)(D)	(104,468)	$1,019,273	$		$			$	$1,019,273
Cash and cash equivalents		125,924	16,452		(83,651	)(E)	(10,856)	47,869		(K)					44,269
													(L)
													(M)
													(N)
												(3,600	)(O)
													(P)
Restricted cash		26,968	41,540					68,508							68,508
Tenant and other receivables, net		13,101	6,978				(77)	20,002							20,002
Deferred rent receivables, net		46,664	—					46,664							46,664
Investment in non-controlled entities		84,693			(84,693	)(F)		—							—
Deferred costs, net		66,547	191,747		(18,256	)(G)		240,038							240,038
Due From Affiliated Companies		3,001			(2,266	)(H)	9,420	10,155							10,155
Prepaid expenses and other assets		8,747	12,123		(1,331	)(I)	(4,111)	15,428							15,428
Other Assets (Below market ground lease)			65,378					65,378							65,378
Goodwill			1,129,549					1,129,549							1,129,549

Total Assets	$	$995,166	$1,983,587		$(205,797)		$(110,092)	$2,662,864	$			$(3,600)		$	$2,659,264

Liabilities
Mortgage notes payable	$	$919,010	$124,615	$			$(132,236)	$911,389	$		$			$	$911,389
Unsecured loan and notes payable- related parties		18,337			(14,737	)(D)		3,600				(3,600	)(O)		—
Accrued interest payable		2,865	—				(616)	2,249							2,249
Accounts payable and accrued expenses		17,747	16,452				(852)	33,347							33,347
Due to affiliated companies		23,120	—		(12,439	)(H)	7,584	18,264							18,264
Deferred revenue and other liabilities		7,967	176,172		(351	)(J)		183,788							183,788
Tenants’ security deposits		16,315	8,544		—			24,859							24,859

Total Liabilities	$	$1,005,361	$325,783		$(27,527)		$(126,120)	$1,177,496	$			$(3,600)		$	$1,173,896

Owners’ Equity (Deficit)
Common Stock and Additional Paid in Capital															$—
Total Predecessor Equity		(10,195)	1,657,804		(178,269)		16,028	1,485,368							1,485,368
Non-Controlling Interest															$—

Total Equity	$	$(10,195)	$1,657,804		$(178,269)		$16,028	$1,485,368	$		$			$	$1,485,368

Total Liabilities and Owners’ Equity (Deficit)	$	$995,166	$1,983,587		$(205,797)		$(110,092)	$2,662,864	$			$(3,600)		$	$2,659,265

EMPIRE STATE REALTY TRUST, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statements of Income

For the Nine Months Ended September 30, 2011

(unaudited and in thousands except per share amounts)

	Empire State Realty Trust, Inc (AA)	Predecessor (BB)	Acquisition of Non-Controlled Entities (CC)	Adjustments		Maximum Company Pro Forma	Elimination of 60 East 42nd Street and 250 West 57th Street (LL)	Minimum Company Pro Forma
Revenues
Rental revenue	$	$126,768	$103,571	$(9,520	)(DD)	$220,819		$220,819
Tenant expense reimbursement		22,869	24,158			47,027		47,027
Third party management and other fees		4,671				4,671	657	5,328
Construction revenue		35,323				35,323		35,323
Observatory revenue			62,943			62,943		62,943
Other income and fees		9,909	4,101	(2,590	)(EE)	11,420	(2)	11,418

Total Revenues		199,540	194,773	(12,110)		382,203	655	382,858

Expenses
Operating expenses		40,520	60,076			100,596	15,021	115,617
Marketing, general, and administrative expenses		13,431	5,310	(1,960	)(FF)
				6,300	(GG)
					(HH)
					(II)	23,083	(195)	22,888
Observatory expenses			14,967			14,967		14,967
Construction expenses		34,121				34,121		34,121
Real estate taxes		21,968	28,375			50,343		50,343
Depreciation and amortization		25,773	16,038			41,811	(3,399)	38,412

Total Operating Expenses		135,813	124,768	4,340		264,921	11,428	276,348

Income from Operations before Interest Expense and Equity in Net Income of Non-controlled Entities		63,727	70,005	—		117,282	(10,773)	106,510

Interest expense, net		41,732	3,764	740	(JJ)	46,237	(6,121)	40,115

Income from Operations before Equity in Net Income of Non-controlled entities		21,995	66,241	(740)		71,045	(4,652)	66,395
Equity in net income of non-controlled entities		12,239		(12,239	)(KK)	—	—	—

Net income (loss)	$	$34,234	$66,241	$(12,979)		$71,045	$(4,652)	$66,395

Less: net (income) loss attributable to non-controlling interests					(MM)		(MM)

Net income (loss) attributable to equity owners						$71,045		$66,395

Pro Forma weighted average common shares outstanding—basic and diluted

Pro Forma weighted average operating partnership units outstanding—basic and diluted

Pro Forma basic earnings (loss) per share					(NN)		(NN)

Pro Forma diluted earnings (loss) per share					(OO)		(OO)

EMPIRE STATE REALTY TRUST, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statements of Income

For the Year Ended December 31, 2010

(unaudited and in thousands except per share amounts)

	Empire State Realty Trust, Inc (AA)	Predecessor (BB)	Acquisition of Non-Controlled Entities (CC)	Adjustments		Maximum Company Pro Forma	Elimination of 60 East 42nd Street and 250 West 57th Street (LL)	Minimum Company Pro Forma
Revenues
Rental revenue	$	$166,159	$124,260	$(17,062	)(DD)	$273,357		$273,357
Tenant expense reimbursement		32,721	37,343			70,064		70,064
Third party management and other fees		3,750				3,750	708	4,458
Construction revenue		27,139				27,139		27,139
Observatory revenue			78,880			78,880		78,880
Other income and fees		16,776	5,881	(1,254	)(EE)	21,403	(3)	21,400

Total Revenues		246,545	246,364	(18,316)		474,593	704	475,298

Expenses
Operating expenses		$60,356	$81,938			$142,294	18,319	160,613
Marketing, general, and administrative expenses		13,924	8,173	(763	)(FF)
				2,200	(GG)
					(HH)
					(II)	23,534	(152)	23,382
Observatory expenses			18,395			18,395		18,395
Construction expenses		27,581				27,581		27,581
Real estate taxes		27,585	35,824			63,409		63,409
Depreciation and amortization		34,041	23,440			57,481	(3,787)	53,694

Total Operating Expenses		163,487	167,770	1,437		332,694	14,380	347,074

Income from Operations before Interest Expense and Equity in Net Income of Non-controlled Entities		83,058	78,594	(19,753)		141,899	(13,676)	128,224

Interest expense, net		52,264	4,717	309	(JJ)	57,290	(8,313)	48,977

Income from Operations before Equity in Net Income of Non-controlled entities		30,794	73,877	(20,062)		84,609	(5,363)	79,246
Equity in net income of non-controlled entities		15,324		(15,324	)(KK)		—	—

Net income (loss)	$	$46,118	$73,877	$(35,386)		$84,609	$(5,363)	$79,247

Less: net (income) loss attributable to non-controlling interests					(MM)		(MM)
Net income (loss)attributable to equity owners						$84,609		$79,247

Pro Forma weighted average common shares outstanding—basic and diluted
Pro Forma weighted average operating partnership units outstanding—basic and diluted

Pro Forma basic earnings (loss) per share					(NN)		(NN)

Pro Forma diluted earnings (loss) per share					(OO)		(OO)

EMPIRE STATE REALTY TRUST, INC. AND SUBSIDIARIES

Maximum Pro Forma Condensed Consolidated Statement of Cash Flows

(unaudited and in thousands, except unit and share amounts)

	For the Nine Months Ended September 30, 2011				For the Year Ended December 31, 2010
	Predecessor	Adjustments		Company Pro Forma	Predecessor	Adjustments		Company Pro Forma
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$61,275	$—		$61,275	$74,381	$—		$74,381

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by (used in) investing activities	$(42,218)	$16,452	(AAA)	$(25,766)	$(34,837)	$16,452	(AAA)	$(18,385)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used in financing activities	$18,836	$(87,251	)(BBB)	$(68,415)	$(45,600)	$(87,251	)(BBB)	$(132,851)

NET INCREASE IN CASH AND CASH EQUIVALENTS	37,893	(70,799)		(32,906)	(6,056)	(70,799)		(76,855)

CASH AND CASH EQUIVALENTS - beginning of period	88,031	—		88,031	94,087	—		88,031

CASH AND CASH EQUIVALENTS - end of period	$125,924	$(70,799)		$55,125	$88,031	$(70,799)		$11,176

EMPIRE STATE REALTY TRUST, INC. AND SUBSIDIARIES

Minimum Pro Forma Condensed Consolidated Statement of Cash Flows

(unaudited and in thousands, except unit and share amounts)

	For the Nine Months Ended September 30, 2011				For the Year Ended December 31, 2010
	Predecessor	Adjustments		Company Pro Forma	Predecessor	Adjustments		Company Pro Forma
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$61,275	$(10,856	)(CCC)	$50,419	$74,381	$(10,856	)(CCC)	$63,525

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by (used in) investing activities	$(42,218)	$16,452	(AAA)	$(25,766)	$(34,837)	$16,452	(AAA)	$(18,385)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used in financing activities	$18,836	$(87,251	)(BBB)	$(68,415)	$(45,600)	$(87,251	)(BBB)	$(132,851)

NET INCREASE IN CASH AND CASH EQUIVALENTS	37,893	(81,655)		(43,762)	(6,056)	81,659		(47,711)

CASH AND CASH EQUIVALENTS - beginning of period	88,031	—		88,031	94,087	—		88,031

CASH AND CASH EQUIVALENTS - end of period	$125,924	$(81,655)		$44,269	$88,031	$(81,655)		$320

1.	Adjustments to the Pro Forma Condensed Consolidated Balance Sheet (in thousands except per share amounts):

(A)	Represents the audited historical condensed balance sheet of Empire State Realty Trust, Inc. as of September 30, 2011. We have had no corporate activity since our formation on July 29, 2011, other than the issuance of 1,000 shares of our common stock in connection with our initial capitalization for $0.10 per share, which was paid on July 29, 2011. We expect to conduct our business activities through the Operating Partnership upon completion of the IPO and the formation transactions. At such time, we, as the sole general partner of the Operating Partnership, are expected to own a majority of the interests in the Operating Partnership based on the assumed IPO terms described herein and will have control over major decisions, including decisions related to the sale or refinancing of our properties (subject to certain exceptions). Accordingly, under generally accepted accounting principles in the United States, or GAAP, we will consolidate the assets, liabilities and results of operations of the Operating Partnership and its subsidiaries.

We have filed a registration statement on Form S-11, or the registration statement, with the Securities and Exchange Commission, or the SEC, with respect to a public offering of shares of our Class A common stock (not including shares of our Class A common stock to be included in the underwriters’ option to purchase additional shares) simultaneously with this prospectus/consent solicitation. We will contribute the net proceeds of the IPO to the Operating Partnership in exchange for operating partnership units.

(B)	Reflects the historical condensed combined balance sheet of the Predecessor as of September 30, 2011. Because Empire State Realty Trust, Inc., the accounting acquirer, and the Predecessor are under common control, the Predecessor’s assets and liabilities will be recorded at their historical cost basis.

(C)	Reflects the acquisition by us of the ownership interests (including the Predecessor’s non-controlling interests) in: (i) Empire State Building Company L.L.C. (“Empire State Building Company”); (ii) 1350 Broadway Associates L.L.C. (“1350 Broadway”); (iii) 1333 Broadway Associates L.L.C. (“1333 Broadway”); and (iv) 501 Seventh Avenue Associates, L.L.C. (“501 Seventh Avenue”) in exchange for cash, shares of our Class A common stock, shares of our Class B common stock and/or operating partnership units and the assumption of debt on the properties having an assumed aggregate equity value of $1,089,789 (based on the preliminary aggregate exchange value as determined by the independent valuer), representing the controlling interests in the non-controlled entities. The Predecessor is responsible for the day-to-day management of these entities, has a non-controlling ownership interest in such entities and therefore such ownership interests have been included in the Predecessor’s financial statements as equity method investments. After acquisition of the ownership interests in the non-controlled entities (including the Predecessor’s non-controlling interests therein), such entities will be 100% owned and consolidated by us. The acquisition of the non-controlled entities will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC 805-10, Business Combinations.

The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired. The amounts allocated to net real estate, which includes buildings and building improvements, are depreciated over their estimated useful lives of 39 years. The amounts allocated to tenant improvements are amortized over the lives of the remaining respective lease terms. The amounts allocated to in-place lease assets, above- and below-market leases and to intangible lease assets are amortized over the lives of the respective remaining lease terms. The amount allocated to goodwill was $1,129,549 and is not subject to amortization but evaluated at least annually for impairment. As a result of the acquisition method of accounting, the carrying value of the mortgage debt assumed for 1350 Broadway and 1333 Broadway was adjusted to its fair value resulting in a $12,988 premium. The premium is amortized to interest expense over the remaining lives of the underlying debt instruments.

Certain of the properties we will acquire in the formation transactions are owned in two-tier structures with one entity owning a fee or master leasehold interest in the property and the other entity owning an operating or sub leasehold interest. This structure was implemented at inception to achieve flow through tax treatment. The operating lessee controls the operations of the property with the operating lease structured in a manner that shares net operating results, including capital expenditures and debt service, between these two entities. Two of the operating lessees, Empire State Building Company and 501 Seventh Avenue, are non-controlled entities and only the Predecessor’s non-controlling interest in the operations of these two entities are part of the Predecessor’s historical operations. In the remainder of these two-tier structures, the operations of both the owner and the operating lessee are part of the historical Predecessor and are consolidated into our predecessor’s historical financial statements.

The interests in the Predecessor will be recorded at historical cost at the time of the formation transactions. Using the preliminary aggregate exchange values, as of September 30, 2011, on a pro forma basis, the carrying value of our assets is substantially below their fair value. The acquisition of the controlling interests in the non-controlled entities, including the two operating lessees, will be accounted for as an acquisition under the acquisition method of accounting and we will recognize the estimated fair value of the assets and liabilities acquired at the time of the consummation of the formation transactions. When we acquire the controlling interest in the assets of these two non-controlled operating lessees, the operating lease will be cancelled as the operations of the properties will be consolidated into our operations. The purchase price will be allocated to any identified tangible or intangible assets we are acquiring from these two entities. Since the non-controlling operating leases have no interest in the land and base building, the excess of the purchase price over any identified tangible and intangible assets for Empire State Building Company and 501 Seventh Avenue will be recognized as goodwill on our balance sheet.

Using the preliminary aggregate exchange values for the acquisition of these two non-controlled operating leaseholds, we expect to record approximately $1,129,549 of goodwill. Approximately $228,999 of the expected goodwill represents the fair value of the observatory operations of the Empire State Building after adjustment for an estimated market rent that the observatory would incur to the property owner, and approximately $900,550 of the expected goodwill represents the remainder of the excess of the purchase price over identified tangible and intangible assets, of which approximately $888,750 is attributable to Empire State Building Company and approximately $11,801 is attributable to 501 Seventh Avenue. Goodwill is not amortized and, therefore, will not affect our future cash flows but may impact our income statement if impaired. Based upon the preliminary exchange values as of September 30, 2011, the fair value of the assets of our company subsequently would have to decrease by 63.1%, or $2,517,194, for a determination that the goodwill may be impaired.

The allocation of purchase price shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

	As of September 30, 2011
	Empire State Building Company Pro Forma	1350 Broadway Pro Forma	1333 Broadway Pro Forma	501 Seventh Avenue Pro Forma	Pro Forma
Assets
Commercial real estate properties, net	$190,841	$130,829	$180,814	$17,336	$519,820	(1)
Cash and cash equivalents	13,758	931	759	1,004	16,452	(2)
Restricted cash	12,804	1,584	25,642	1,510	41,540
Tenant and other receivables, net	6,134	—	134	710	6,978
Deferred costs, net	134,160	20,486	16,764	20,337	191,747	(3)
Prepaid expenses and other assets	9,550	894	581	1,098	12,123
Below-market ground lease	—	65,378	—	—	65,378	(4)
Goodwill	1,117,748	—	—	11,801	1,129,549	(5)

Total Assets	$1,484,995	$220,102	$224,694	$53,796	$1,983,587

Liabilities and Equity
Liabilities
Mortgage notes payable	$—	$44,669	$79,946	$—	$124,615	(6)
Accounts payable and accrued expenses	13,758	931	758	1,005	16,452
Deferred revenue and other liabilities	135,173	28,234	7,223	5,542	176,172	(7)
Tenants’ security deposits	5,954	1,210	335	1,045	8,544

Total Liabilities	$154,885	$75,044	$88,262	$7,592	$325,783

Total Equity	$1,330,110	$145,058	$136,432	$46,204	$1,657,804

Non-Predecessor controlled ownership interest at fair value	$907,203	$72,529	$68,216	$41,842	$1,089,789	(8)
Predecessor’s existing ownership interest at fair value	282,572	72,529	68,216	10,783	434,100	(9)

Estimated equity value paid to acquire the equity in the non-controlled entities	1,189,775	145,058	136,432	52,625	1,523,890	(10)
Gain (loss) on termination of operating lease	140,335	—	—	(6,422)	133,914	(11)

Total Equity	$1,330,110	$145,058	$136,432	$46,204	$1,657,804

(1)	Reflects the fair market value of the tangible assets allocated to building, leasehold and tenant improvements.
(2)	Represents pro forma cash and cash equivalents after an adjustment for the distribution of cash in excess of current liabilities at each of the properties expected to occur immediately prior to the consummation of the formation transactions.
(3)	Reflects the allocation of purchase price to intangible assets including above-market leases, in-place leases, leasing commissions and legal/marketing fees.

	Empire State Building Company	1350 Broadway	1333 Broadway	501 Seventh Avenue	Total
Above-market leases	$27,587	$5,210	$6,108	$1,729	$40,634
Lease-in place	76,003	9,274	5,862	15,104	106,243
Leasing commissions and costs	27,245	5,090	3,961	2,950	39,246
Portfolio planning costs	3,325	912	833	554	5,624

Deferred costs, net	$134,160	$20,486	$16,764	$20,337	$191,747

(4)	Reflects the adjustment to fair market value relating to the assumed below-market ground lease in connection with the acquisition of 1350 Broadway.

(5)	The Goodwill for the Empire State Building observatory represents the fair value of the Empire State Building observatory operations, after adjustment for an estimated market rent that the Empire State Building observatory would incur to the property owner. The remaining Goodwill represents the excess of the purchase price of the equity interests over the amounts allocated to all other identified tangible and intangible assets of the Empire State Building Company (including the Goodwill allocated to the Empire State Building observatory) and 501 Seventh Avenue.

	Empire State Building Company	501 Seventh Avenue	Total
Purchase price excess	$888,750	$11,801	$900,550
Goodwill-observatory	228,999	—	228,999

Goodwill	$1,117,749	$11,801	$1,129,549

(6)	Reflects the fair market value of the mortgage debt assumed in connection with the acquisition of 1350 Broadway and 1333 Broadway.
(7)	Reflects the assumed below-market lease liabilities and the assumed liabilities relating to the acquisition of each of the non-controlled entities as well as the assumption of other liabilities of the non-controlled entities.

	Empire State Building Company	1350 Broadway	1333 Broadway	501 Seventh Avenue	Total
Below-market leases	$128,774	$27,551	$7,143	$4,788	$168,256
Other assumed liabilities of the non-controlled entities	6,399	683	80	754	7,916

Deferred revenues and other liabilities	$135,173	$28,234	$7,223	$5,542	$176,172

(8)	Reflects the cost to acquire all of the non-Predecessor owned interests in the non-controlled entities.
(9)	Reflects the Predecessor’s interests in the non-controlled entities at fair value. The gain associated with marking the Predecessor’s interests in the acquired assets and assumed liabilities of the non-controlled entities to their estimated fair market value is calculated as follows.

	Empire State Building Company	1350 Broadway	1333 Broadway	501 Seventh Avenue	Total
Predecessor’s existing ownership interest in non-controlled entities at book value	$70,061	$5,866	$2,576	$6,190	$84,693
Gain upon obtaining control on non-controlled entities	212,511	66,663	65,640	4,593	349,406

Predecessor’s existing ownership interest at fair value	$282,572	$72,529	$68,216	$10,783	$434,100

(10)	Represents the consideration paid to acquire the non-controlled entities.
(11)	Based upon current market rates for similar arrangements, we have determined that the current market rent would be less than the pre-existing contractual rent under the operating lease between one of the Predecessor entities and the Empire State Building Company. Accordingly, upon elimination of the leasehold position and the related liability for the above-market lease, we will be recording an estimated gain reflecting the aggregate fair value of this arrangement of approximately $140,000 upon our acquisition of the equity interests in the Empire State Building Company. Based upon current market rates for similar arrangements, we have determined that the current market rent would be in excess of the pre-existing contractual rent under the operating lease between one of the Predecessor entities and 501 Seventh Avenue. Accordingly, upon elimination of the leasehold position and the related asset for the below-market lease, we will be recording an estimated loss reflecting the aggregate fair value of this arrangement of approximately $6,400 upon our acquisition of the equity interests in the 501 Seventh Avenue. The net amount of approximately $133,900 has been reflected as an increase in pro forma stockholders’ equity on the Pro Forma Balance Sheet as of September 30, 2011.

(D)	Reflects the elimination of $15,600 of real property (residential buildings and land) owned by a controlled entity which will be distributed to the owners of such entity prior to the consummation of the formation transactions and $14,737 of unsecured debt and accrued interest which will be assumed by the owners of such entity prior to the consummation of the formation transactions.

(E)

Pursuant to the contribution and merger agreements executed as part of the formation transactions, any excess of the normalized net working capital balance (as defined in the contribution agreements) will be distributed or paid to prior investors prior to the consummation of the formation transactions. $83,651 of cash (based on September 30, 2011 cash balances) is assumed to be distributed or paid to investors in the controlled entities in connection with the formation transactions. This amount may be higher or lower due to earnings and other cash outlays prior to the time of such distributions or payments.

(F)	Reflects the elimination of equity method investments of $84,693 representing the Predecessor’s equity interest in the non-controlled entities.

(G)	Reflects the recognition of capitalized offering costs incurred through September 30, 2011 of $18,256 as a reduction of total equity.

(H)	Reflects the elimination upon our acquisition of the non-controlled entities of a $2,266 related party receivable balance representing amounts owed by the non-controlled entities to the Predecessor for portfolio planning services. Additionally, reflects the elimination of a $11,013 related party payable owed to the Predecessor from a non-controlled entity for capital expenditures and a $1,426 related party payable representing cash held by the Predecessor on behalf of the non-controlled entities designated for distributions.

(I)	Reflects the elimination of split dollar life insurance receivable of $1,331 on the life of Mr. Anthony E. Malkin.

(J)	Reflects the elimination upon our acquisition of 501 Seventh Avenue of $351 of ground rent received in advance.

(K)	Reflects assumed gross proceeds in this offering of $ .

(L)	Represents $ of estimated offering expenses, which includes the underwriting discounts and commissions and other offering costs (assuming no exercise of the underwriters’ option to purchase additional shares). These costs will be charged against gross offering proceeds upon completion of the IPO.

(M)	As a part of the formation transactions, non-accredited investors, who are not eligible to elect to receive operating partnership units or shares of our common stock, accredited investors that are charitable organizations in certain private entities and investors in the subject LLCs that make a cash election will receive in consideration for their interests in the Predecessor or non-controlled entities cash aggregating $ in an amount calculated to equal the value of operating partnership units or shares of our common stock that would be issued to these investors under the applicable contribution and merger agreements if they were accredited investors and/or did not make the cash elections.

(N)	We have assumed that we will incur $ in property transfer taxes as a result of the completion of the formation transactions, which will be accrued upon completion of the IPO and the formation transactions.

(O)	Reflects the repayment of a loan in the amount of $3,600 made in connection with 500 Mamaroneck Avenue to fund leasing costs at the property, of which $1,170 of such loan was made by Peter L. Malkin and Anthony E. Malkin.

(P)	Reflects $ of estimated assumption and transfer costs to be incurred in connection with the transfer of mortgage debt from the Predecessor to Empire State Realty Trust, Inc.

(Q)	To reflect the allocation of pro forma total equity as of September 30, 2011 based on the issuance of shares of Class A common stock in the IPO and the formation transactions and the recording of the non-controlling interest to reflect the issuance of operating partnership units to the continuing investors which constitutes part of the equity consideration to be paid to continuing investors in the formation transactions.

(R)	To eliminate the assets and liabilities relating to 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.

2.	Adjustments to the Pro Forma Condensed Consolidated Statements of Operations (in thousands except per share amounts)

The adjustments to the pro forma condensed consolidated statements of operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010 are as follows:

(AA)	Represents the audited historical condensed statements of operations of Empire State Realty Trust, Inc. for the nine months ended September 30, 2011 and the year ended December 31, 2010. We have had no corporate activity since our formation on July 29, 2011, other than the issuance of 1,000 shares of Class A common stock in connection with our initial capitalization for $0.10 per share, which was paid on July 29, 2011. We expect to conduct our business activities through the Operating Partnership upon completion of the IPO and the formation transactions. At such time, we, as the sole general partner of the Operating Partnership, are expected to own a majority of the interests of the Operating Partnership and will have control over major decisions, including decisions related to the sale or refinancing of our properties (subject to certain exceptions). Accordingly, under GAAP we will consolidate the assets, liabilities and results of operations of the Operating Partnership and its subsidiaries.

(BB)	Reflects the historical condensed statements of operations of the Predecessor for the nine months ended September 30, 2011 and for the year ended December 31, 2010. Because Empire State Realty Trust, Inc. the accounting acquirer, and the Predecessor are under common control, the Predecessor’s assets and liabilities will be recorded at their historical cost basis.

(CC)	Reflects the acquisition by us of the assets and liabilities (including the Predecessor’s non-controlling interests) of: (i) Empire State Building Company L.L.C. (“Empire State Building Company”); (ii) 1350 Broadway Associates L.L.C. (“1350 Broadway”); (iii) 1333 Broadway Associates L.L.C. (“1333 Broadway”); and (iv) 501 Seventh Avenue Associates L.L.C. (“501 Seventh Avenue”), in exchange for cash, shares of our Class A common stock, shares of our Class B common stock and/or operating partnership units and the assumption of debt on the properties having an assumed aggregate equity value of $1,089,789 (based on the preliminary aggregate exchange value as determined by the independent valuer), representing the controlling interests in the non-controlled entities. The Predecessor is responsible for the day-to-day management of these entities, has a non-controlling ownership interest in such entities and therefore such ownership interests have been included in the Predecessor’s financial statements as equity method investments. After acquisition of the ownership interests in the non-controlled entities (including the Predecessor’s non-controlling interests therein), such entities will be 100% owned and consolidated by us. The acquisition of the non-controlled entities will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC 805-10, Business Combinations.

The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired. The amounts allocated to net real estate, which includes buildings, are depreciated over the estimated useful life of 39 years. The amount allocated to above- and below-market leases and to intangible lease assets are amortized over the lives of the remaining lease terms. The amount allocated to goodwill was $1,129,549 and is not subject to amortization but evaluated at least annually for impairment. As a result of the acquisition method of accounting, the carrying value of debt for the acquired non-controlled entities was adjusted to its fair value resulting in a $12,988 premium. The premium is amortized to interest expense over the remaining lives of the underlying debt instruments.

The pro forma adjustments shown below for the nine months ended September 30, 2011 and the year ended December 31, 2010 are based on our preliminary estimates and are subject to change based on the final determination of the fair value of the assets and liabilities acquired.

	For The Nine Months Ended September 30, 2011
	Empire State Building Company Pro Forma	1350 Broadway Pro Forma		1333 Broadway Pro Forma		501 Seventh Avenue Pro Forma	Pro Forma
Revenues:
Rental revenue	$71,376	$12,754		$9,664		$9,777	$103,571	(1),(2)
Tenant expense reimbursement	18,959	1,797		846		2,556	24,158
Observatory revenue	62,943	—		—		—	62,943	(3)
Other income and fees	3,467	211		302		121	4,101

Total Revenues	$156,745	$14,762		$10,812		$12,454	$194,773

Expenses
Operating expenses	$49,127	$4,904	(4)	$2,075		$3,971	$60,076	(5)
Marketing, general and administrative expenses	4,051	408		485		367	5,310
Observatory expenses	14,967						14,967
Real estate taxes	22,119	2,391		1,733		2,132	28,375
Depreciation and amortization	8,756	3,579		2,355		1,348	16,038

Total operating expenses	$99,020	$11,282		$6,648		$7,818	$124,768

Operating Income	$57,725	$3,480		$4,164		$4,636	$70,005

Interest expense, net	—	1,345	(6)	2,419	(7)	—	3,764

Net income	$57,725	$2,135		$1,745		$4,636	$66,241

	For The Year Ended December 31, 2010
	Empire State Building Company Pro Forma	1350 Broadway Pro Forma		1333 Broadway Pro Forma		501 Seventh Avenue Pro Forma	Pro Forma
Revenues:
Rental revenue	$83,291	$15,745		$12,973		$12,251	$124,260	(1),(2)
Tenant expense reimbursement	30,041	2,593		1,280		3,429	37,343
Observatory revenue	78,880	—		—		—	78,880	(3)
Other income and fees	5,185	141		385		170	5,881

Total Revenues	$197,397	$18,479		$14,638		$15,850	$246,364

Expenses
Operating expenses	$64,802	$6,910	(4)	$4,161		$6,065	$81,938	(5)
Marketing, general and administrative expenses	6,333	692		571		577	8,173
Observatory expenses	18,395						18,395
Real estate taxes	27,665	2,960		2,440		2,759	35,824
Depreciation and amortization	12,801	5,029		3,359		2,251	23,440

Total operating expenses	$129,996	$15,591		$10,531		$11,652	$167,770

Operating Income	$67,401	$2,888		$4,107		$4,198	$78,594

Interest expense, net	—	1,792	(6)	2,925	(7)	—	4,717

Net income	$67,401	$1,096		$1,182		$4,198	$73,877

(1)	Pro forma rental revenue includes broadcasting licenses and related leased space revenues of $11,769 and $16,056 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.
(2)	Pro forma rental revenue includes the net amortization of acquired above- and below-market lease assets and liabilities and in-place lease assets and the pro forma adjustment to straight line rental revenue assuming that the formation transactions occurred on January 1, 2010.

Nine Months Ended September 30, 2011	Empire State Building Company	1350 Broadway	1333 Broadway	501 Seventh Avenue	Total
Historical rental revenue	$64,759	$12,394	$10,105	$10,913	$98,171
Increase (decrease) to pro forma rental revenue relating to the amortization of above- and below-market lease assets and liabilities and in-place lease assets	3,420	132	(691)	(1,618)	1,243
Increase (decrease) in straight line rental revenue	3,197	228	250	482	4,157

Pro forma rental revenue	$71,376	$12,754	$9,664	$9,777	$103,571

Year Ended December 31, 2010
Historical rental revenue	$79,294	$15,612	$13,584	$13,883	$122,373
Increase (decrease) pro forma rental revenue relating to the amortization of above- and below-market lease assets and liabilities and in-place lease assets of	(2,740)	(326)	(956)	(2,694)	(6,716)
Increase (decrease) in straight line rental revenue	6,737	459	345	1,062	8,603

Pro forma rental revenue	$83,291	$15,745	$12,973	$12,251	$124,260

(3)	Pro forma observatory revenue includes $3,640 and $4,728 for the nine months ended September 30, 2011 and year ended December 31, 2010, respectively, of rental revenue attributable to a retail tenant which operates the concession space in the Empire State Building observatory under its lease expiring in May 2020.
(4)	1350 Broadway pro forma operating expenses included $1,226 and $1,635 related to the amortization of the below-market ground lease for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively.
(5)	Pro forma operating expenses reflect the elimination of rental expense incurred by Empire State Building Company and 501 Seventh Avenue to the Predecessor as follows for the nine months ended September 30, 2011 and year ended December 31, 2010.

	Empire State Building Company	501 Seventh Avenue	Total
Nine Months Ended September 30, 2011	$(26,963)	$(3,379)	$(30,342)
Year Ended December 31, 2010	(12,161)	(4,901)	(17,062)

(6)	1350 Broadway pro forma interest expense included a reduction in interest expense of ($674) and ($899) related to the fair value adjustment on the assumed debt for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively.
(7)	1333 Broadway pro forma interest expense included a reduction in interest expense of ($1,135) and ($1,129) related to the fair value adjustment on the assumed debt for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively.

(DD)	After the acquisition of 501 Seventh Avenue and the Empire State Building Company, the historical operating lease arrangements will be eliminated. As a result, rental revenue earned by the Predecessor from 501 Seventh Avenue ($3,379 and $4,901 for the nine months ended September 30, 2011 and year ended December 31, 2010, respectively) and Empire State Building Company ($6,141 and $12,161 for the nine months ended September 30, 2011 and year ended December 31, 2010, respectively) has been eliminated.

(EE)	Supervisory, management and portfolio planning income earned by the Predecessor of $2,590 and $1,254, in respect of Empire State Building Company, 1350 Broadway, 1333 Broadway and 501 Seventh Avenue is eliminated in consolidation for pro forma purposes for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively.

(FF)	Costs charged by the Predecessor and expensed by the Empire State Building Company, 1350 Broadway, 1333 Broadway and 501 Seventh Avenue relating to supervisory, management and portfolio planning services of $1,960 and $763 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, are eliminated from marketing, general and administrative expenses in consolidation for pro forma purposes.

(GG)

We expect to incur through taxable REIT subsidiaries additional federal, state and local tax expenses of $6,300 and $2,200 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, of which $3,700 and $2,000 for the nine months ended

September 30, 2011 and the year ended December 31, 2010, respectively, related to the operations of the Empire State Building observatory, and $2,600 and $200 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, related to the operations of our management and construction companies.

(HH)	As a result of the formation transactions general and administrative costs are expected to increase by $ and $ for the nine months ended September 30, 2011 and for the year ended December 31, 2010. The increase is comprised of increased salaries relating to contractual increases in executive salaries and the hiring of new executive officers and estimated additional costs relating to director and officer insurance, directors fees, and additional payroll. We expect to incur additional corporate general and administrative expenses of approximately $ to $ that are not a current contractual obligation or factually supportable, which are comprised primarily of legal and accounting expense associated with operating as a public company.

(II)	Reflects share-based compensation expenses relating to the intended grant of unvested LTIP units and/or restricted shares of Class A common stock to our executive officers and unvested restricted shares of Class A common stock to our independent directors upon completion of this offering. The valuation of the restricted shares of Class A common stock was based on the fair value of the Class A common stock, or the $ per share offering price, which represents the mid-point of the range of initial public offering prices per share in this offering. The fair value of the LTIP units is based on a valuation method that considers the fair value of the Class A common stock and any applicable post-vesting transfer restrictions. We recognize the fair value of all share-based awards on a straight-line basis over the requisite service period. We estimated that there would be no forfeitures of the share-based awards.

(JJ)	Reflects the increase in net interest expense as a result of us entering into a three-year term loan secured by our interest in the Empire State Building on July 26, 2011 as amended November 2, 2011. The lenders provided us with an initial advance of $159,000 and, subject to certain conditions set forth in the loan agreement, may provide us with additional advances of up to $141,000. Simultaneously with entering into the secured term loan, we repaid the two existing mortgage debt financings on the Empire State Building which had an aggregate outstanding balance of $92,000 at the time they were repaid. As a result of this refinancing transaction and the repayment of $3,600 of unsecured debt (more fully described in Note O above), we expect interest expense on a pro forma basis to increase $740 and $309 for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively. The pro forma adjustment also includes amortization of capitalized fees in connection with our secured term loan of $1,650 and $2,200, respectively.

Historical Adjustments	Nine months ended September 30, 2011	Year ended December 31, 2010
Interest expense on refinanced mortgages	$(3,371)	$(6,063)
Interest expense from unsecured loan (repaid)	(270)	(4)
Amortization of deferred financing costs	(901)	(667)

Total interest expense	(4,542)	(6,734)
Adjustments for new financing
Interest expense on Empire State Building mortgage	$3,632	$4,843
Amortization of deferred financing costs	1,650	2,200

Total interest expense	5,282	7,043

Pro Forma Adjustment	$740	$309

(KK)	Due to the acquisition of Empire State Building Company, 1350 Broadway, 1333 Broadway and 501 Seventh Avenue, $12,239 and $15,324 of equity in net income (loss) from equity method investments is eliminated in the pro forma condensed consolidated statements of operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively.

(LL)	To eliminate the revenues and expenses relating to 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.

(MM)	The non-controlling interest in the net income of the Operating Partnership as a result of the issuance of operating partnership units was allocated to former owners of the Predecessor as partial consideration in the formation transactions.

(NN)	Pro forma basic earnings per share equals pro forma net income divided by the number of shares of our common stock and operating partnership units to be outstanding after this offering and the unvested shares of restricted stock and LTIP units, which qualify as participating securities, to be granted upon the closing of this offering and the formation transactions.

(OO)	Pro forma diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock and operating partnership units to be outstanding after this offering and the unvested restricted shares of Class A common stock and LTIP units, which qualify as participating securities, to be granted upon the closing of this offering and the formation transactions, plus an amount computed using the treasury stock method with respect to such restricted shares of Class A common stock and LTIP units which do not qualify as restricted securities.

3.	Adjustments to the Pro Forma Condensed Consolidated Statements of Cash Flows

(AAA)	The $16,452 increase in net cash provided by investing activities relates to the cash received in connection with the acquisition of non-controlling entities (Empire State Building Company, 1350 Broadway, 1333 Broadway and 501 Seventh Avenue) of $13,758, $931, $759 and $1,004, respectively. (Refer to note C above).

(BBB)	The $87,251 decrease in net cash used in financing activities relates to a decrease in cash due to the repayment from the proceeds of the IPO of $3,600 of unsecured debt on 500 Mamaroneck Avenue due by a controlled entity to Peter L. Malkin and other investors. (Refer to note O above) and $83,651 representing cash distributed to prior investors in connection with the formation transactions (refer to note E above).
(CCC)	The $10,856 decrease in net cash used in operating activities relates to the elimination of cash balances of 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. of $10,077 and $779, respectively. Refer to note R above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholder of Empire State Realty Trust, Inc.

We have audited the accompanying balance sheet of Empire State Realty Trust, Inc. (the “Company”) as of September 30, 2011. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Empire State Realty Trust, Inc. at September 30, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

February 13, 2012

Empire State Realty Trust, Inc.

Balance Sheet

As of September 30, 2011

Assets:
Cash	$100

Total Assets	$100

Stockholder’s Equity:
Common stock, $.01 par value 1,000 shares authorized, 1,000 shares issued and outstanding	$10
Additional paid in capital	90

Total Stockholder’s Equity	$100

The accompanying notes are an integral part of these financial statements.

Empire State Realty Trust, Inc.

Notes to Balance Sheet

As of September 30, 2011

NOTE 1. ORGANIZATION

Empire State Realty Trust, Inc. (formerly known as Empire Realty Trust, Inc.) (the “Company”) was organized as a Maryland corporation on July 29, 2011. Under its Articles of Incorporation, the Company is authorized to issue up to 1,000 shares of common stock and no shares of preferred stock. The Company was initially capitalized by issuing 1,000 shares of common stock to Anthony E. Malkin, Chairman, President and Chief Executive Officer and of the Company, for a par value of $0.01 per share. The Company has had no other operations since its formation.

The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering (the “Offering”) of Class A common stock, for a par value of $0.01 per share. The Company will contribute the net proceeds of the Offering for operating partnership units in Empire State Realty OP, L.P., a Delaware limited partnership (formerly known as Empire Realty Trust, L.P.) (the “Operating Partnership”). The Company, as the sole general partner of the Operating Partnership, will have responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Company will consolidate the Operating Partnership.

The Operating Partnership will own, manage, operate, acquire and reposition office and retail properties in Manhattan and the greater New York metropolitan area. The Operating Partnership will initially own 12 office properties, six standalone retail properties, and entitled land that will support the development of an office building and garage, all of which will be included in the consolidated financial statements of Company. The Operating Partnership intends to use the net proceeds of the Offering to pay certain holders of interests in the contributing entities of the initial portfolio that are non-accredited investors or who elect to receive cash for their equity interests in certain of such entities; pay fees in connection with the assumption of indebtedness; pay expenses incurred in connection with the Offering and the formation transactions; repay a loan that was made to one of the contributing entities by certain investors in such entity; and for general working capital purposes and to fund potential future acquisitions. The Company will be subject to the risks involved with the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, including creditworthiness of tenants, competition for tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

Income Taxes

The Company believes that it is organized and will operate in the manner that will allow it to be taxed as a real estate investment trust (“REIT”) in accordance with the Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2012. As a REIT, the Company will generally be entitled to deduction for dividends paid and therefore will not be subject to federal corporate income tax on its net taxable income that is being distributed to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable

Empire State Realty Trust, Inc.

Notes to Balance Sheet

As of September 30, 2011

year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Offering Costs

In connection with the Offering, affiliates of the Company have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the proceeds of the Offering, when it is consummated or expensed as incurred if the transaction is not consummated.

Underwriting Commissions and Costs

Underwriting commissions and costs to be incurred in connection with the Offering will be reflected as a reduction of additional paid in capital.

Report of Independent Registered Public Accounting Firm

The Partners, Members and Stockholders of Empire State Realty Trust, Inc., Predecessor

We have audited the accompanying combined balance sheets of Empire State Realty Trust, Inc. Predecessor as of December 31, 2010 and 2009, and the related combined statements of income, owners’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2010. Our audits also include the financial statement schedules listed on the Index to Financial Statements included in the Form S-4. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits. We did not audit the financial statements as of December 31, 2009 and for the two years then ended for Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., 250 West 57th St. Associates L.L.C., Lincoln Building Associates L.L.C., and Fisk Building Associates L.L.C., which statements collectively reflect total assets of $304,549,000 as of December 31, 2009, and total revenues of $98,126,000 and $89,881,000, for the years ended December 31, 2009 and 2008, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., 250 West 57th St. Associates L.L.C., Lincoln Building Associates L.L.C., and Fisk Building Associates L.L.C., is based solely on the reports of the other auditors. Also, the consolidated financial statements as of December 31, 2009 and for the two years then ended for Empire State Building Company L.L.C. and Affiliates (a non-controlled entity in which the Company has an 23.75% interest), have been audited by other auditors whose report has been furnished to us, and our opinion on the combined financial statements, insofar as it relates to the amounts included for Empire State Building Company L.L.C. and Affiliates, is based solely on the report of the other auditors. In the combined financial statements, the Company’s investment in Empire State Building Company L.L.C. and Affiliates is stated at $55,901,184 at December 31, 2009, and the Company’s equity in the net income of Empire State Building Company L.L.C. and Affiliates is stated at $9,572,000 and $11,056,000 for the years ended December 31, 2009 and 2008, respectively.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion. In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the combined financial position of Empire State Realty Trust, Inc. Predecessor at December 31, 2010 and 2009, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

November 28, 2011

Report of Independent Registered Public Accounting Firm

Empire State Building Associates L.L.C.

(a Limited Liability Company)

We have audited the accompanying consolidated balance sheet of Empire State Building Associates L.L.C. (“Associates”) as of December 31, 2009 and the related consolidated statements of income, members’ equity and cash flows for the years ended December 31, 2009 and 2008. These consolidated financial statements are the responsibility of Associates’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Associates is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Associates’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

October 5, 2010

Report of Independent Registered Public Accounting Firm

60 East 42nd St. Associates L.L.C.

(a Limited Liability Company)

New York, New York

We have audited the accompanying balance sheet of 60 East 42nd St. Associates L.L.C. (“Associates”) as of December 31, 2009 and the related statements of income, members’ deficiency and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of Associates’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Associates is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Associates’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 60 East 42nd St. Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 17, 2010

Report of Independent Registered Public Accounting Firm

250 West 57th St. Associates L.L.C.

(a Limited Liability Company)

New York, New York

We have audited the accompanying balance sheet of 250 West 57th St. Associates L.L.C. (“Associates”) as of December 31, 2009 and the related statements of income, members’ deficiency and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of Associates’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Associates is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Associates’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West 57th St. Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 17, 2010

Report of Independent Registered Public Accounting Firm

Lincoln Building Associates L.L.C.

New York, New York

We have audited the accompanying balance sheet of Lincoln Building Associates L.L.C. (a New York limited liability company) (the “Company”) as of December 31, 2009 and the related statements of income, changes in members’ equity and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Building Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 22, 2011

Report of Independent Registered Public Accounting Firm

Fisk Building Associates L.L.C.

New York, New York

We have audited the accompanying balance sheet of Fisk Building Associates L.L.C. (a New York limited liability company) (the “Company”) as of December 31, 2009 and the related statements of income, changes in members’ equity and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fisk Building Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 23, 2011

Report of Independent Registered Public Accounting Firm

Empire State Building Company L.L.C.

New York, New York

We have audited the accompanying consolidated balance sheet of Empire State Building Company L.L.C. (a New York limited liability company) and Affiliates (the “Company”) as of December 31, 2009 and the related consolidated statements of income, changes in equity and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the management of Empire State Building Company L.L.C. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Company L.L.C. and Affiliates as of December 31, 2009 and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009, the Company adopted the provisions pertaining to noncontrolling interests of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, “Consolidation,” and the provisions pertaining to uncertain tax positions of FASB ASC 740, “Income Taxes.”

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 23, 2011

Empire State Realty Trust, Inc., Predecessor

Combined Balance Sheets

December 31, 2010 and 2009

(amounts in thousands)

	December 31,
	2010	2009
ASSETS
Commercial real estate properties, at cost:
Land	$102,475	$102,475
Land held for future development	15,801	14,438
Building and improvements	567,123	554,415
Building leasehold interests and improvements	110,609	97,405

	796,008	768,733
Less: accumulated depreciation	(205,542)	(185,829)

	590,466	582,904
Cash and cash equivalents	88,031	94,087
Restricted cash	34,233	43,543
Tenant and other receivables, net of allowance of	—	—
$845 and $473 in 2010 and 2009, respectively	8,765	7,569
Deferred rent receivables, net of allowance of	—	—
$648 and $691 in 2010 and 2009, respectively	44,230	40,199
Investment in non-controlled entities	81,744	69,887
Deferred costs, net	43,016	39,398
Due from affiliated companies, net	2,220	1,300
Prepaid expenses and other assets	11,831	11,711

TOTAL ASSETS	$904,536	$890,598

LIABILITIES
Mortgage notes payable	$853,176	$859,307
Unsecured loan and notes payable—related parties	15,887	12,329
Accrued interest payable	3,194	3,217
Accounts payable and accrued expenses	19,758	9,510
Deferred revenue and other liabilities	7,544	7,428
Tenants’ security deposits	15,735	17,065

TOTAL LIABILITIES	915,294	908,856
OWNERS’ (DEFICIT)	(10,758)	(18,258)

TOTAL LIABILITIES AND OWNERS’ (DEFICIT)	$904,536	$890,598

The accompanying notes are an integral part of these financial statements

Empire State Realty Trust, Inc., Predecessor

Combined Statements of Income

For the years ended December 31, 2010, 2009 and 2008

(amounts in thousands)

	Year Ended December 31,
	2010	2009	2008
REVENUES
Rental revenue	$166,159	$167,556	$162,194
Tenant expense reimbursement	32,721	36,309	35,684
Third-party management and other fees	3,750	4,296	5,916
Construction revenue	27,139	15,997	56,561
Other income and fees	16,776	8,157	8,442

Total Revenues	246,545	232,315	268,797

OPERATING EXPENSES
Operating expenses	60,356	58,850	55,291
Marketing, general, and administrative expenses	13,924	16,145	17,763
Construction expenses	27,581	17,281	56,080
Real estate taxes	27,585	28,937	24,863
Depreciation and amortization	34,041	29,327	26,838

Total Operating Expenses	163,487	150,540	180,835

Income from Operations before Interest Expense and Equity in Net Income of Non-controlled Entities	83,058	81,775	87,962
Interest expense	52,264	50,738	48,664

Income from Operations before Equity in Net Income of Non-controlled Entities	30,794	31,037	39,298
Equity in net income of non-controlled entities	15,324	10,800	13,422

NET INCOME	$46,118	$41,837	$52,720

The accompanying notes are an integral part of these financial statements

Empire State Realty Trust, Inc., Predecessor

Combined Statements of Owners’ Equity

For the years ended December 31, 2010, 2009 and 2008

(amounts in thousands)

Owners’ (Deficit) at January 1, 2008	$(2,499)
Net income—2008	52,720
Contributions from owners—2008	2,249
Distributions to owners—2008	(67,410)

Owners’ (Deficit) at December 31, 2008	(14,940)
Net income—2009	41,837
Contributions from owners—2009	3,671
Distributions to owners—2009	(48,826)

Owners’ (Deficit) at December 31, 2009	(18,258)
Net income—2010	46,118
Contributions from owners—2010	2,056
Distributions to owners—2010	(40,674)

Owners’ (Deficit) at December 31, 2010	$(10,758)

The accompanying notes are an integral part of these financial statements

Empire State Realty Trust, Inc., Predecessor

Combined Statements of Cash Flows

For the years ended December 31, 2010, 2009 and 2008

(amounts in thousands)

	Year Ended December 31,
	2010	2009	2008
	(amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$46,118	$41,837	$52,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,025	30,860	28,162
Straight-lining of rental revenue	(4,032)	(1,149)	(1,982)
Bad debts	2,410	1,705	1,543
Equity in net income of non-controlled entities	(15,324)	(10,800)	(13,422)
Distributions of cumulative earnings of non-controlled entities	3,468	10,161	6,904
Other non cash adjustments	2,811	2,298	1,614
Increase (decrease) in cash flows due to changes in operating assets and liabilities:
Restricted cash	6,129	(389)	2,293
Tenant and other receivables	(3,606)	2,980	5,097
Deferred leasing costs	(8,623)	(7,430)	(5,812)
Due from affiliated companies	(919)	(6,203)	3,523
Prepaid expenses and other assets	(120)	(87)	(2,259)
Accounts payable and accrued expenses	9,951	(6,446)	(3,572)
Accrued interest payable	(23)	143	159
Deferred revenue and other liabilities	116	1,029	442

Total adjustments	28,263	16,672	22,690

Net cash provided by operating activities	74,381	58,509	75,410

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in restricted cash for investing activities	1,851	1,562	3,082
Additions to developments in progress	(1,372)	(3,161)	(3,503)
Additions to tenant improvements	(24,498)	(13,636)	(10,920)
Additions to building improvements	(10,818)	(23,382)	(2,427)

Net cash used in investing activities	(34,837)	(38,617)	(13,768)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage notes payable	3,645	50,495	3,000
Repayment of mortgage notes payable	(9,776)	(8,126)	(6,707)
Proceeds from unsecured loan payable	3,558	1,118	3,044
Portfolio planning costs	(3,890)	—	—
Deferred financing costs	(519)	(3,367)	—
Contributions from owners	2,056	3,671	2,249
Distributions to owners	(40,674)	(48,826)	(67,410)

Net cash used in financing activities	(45,600)	(5,035)	(65,824)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,056)	14,857	(4,182)
CASH AND CASH EQUIVALENTS—beginning of year	94,087	79,230	83,412

CASH AND CASH EQUIVALENTS—end of year	$88,031	$94,087	$79,230

Supplemental Disclosures of Cash Flow Information:
Interest paid during the year	$52,271	$50,480	$47,397

The accompanying notes are an integral part of these financial statements

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements

(amounts in thousands)

1. Organization and Description of Business

As used in these combined financial statements, unless the context otherwise requires, “we,” “us,” and “our company” mean the Predecessor (as defined below) for the periods presented and Empire State Realty Trust, Inc. and its combined subsidiaries upon consummation of its initial public offering, or IPO, and the formation transactions defined below.

Empire State Realty Trust, Inc. (formerly known as Empire Realty Trust, Inc.) is a Maryland corporation formed on July 29, 2011 to acquire the assets or equity interests of entities owning various controlling and non-controlling interests in real estate assets and certain management businesses controlled and/or managed by Mr. Peter L. Malkin and Mr. Anthony E. Malkin, or the Sponsors.

Prior to or concurrently with the IPO, we will engage in a series of formation transactions pursuant to which we will acquire, through a series of contributions and merger transactions, these assets, interests and businesses which we refer to as our formation transactions. These acquisitions will be made upon completion of the IPO. The formation transactions are intended to enable us to (i) combine the ownership of our property portfolio under our operating partnership subsidiary, Empire State Realty OP, L.P. (formerly known as Empire Realty Trust, L.P.), a Delaware limited partnership, or the Operating Partnership; (ii) succeed to the asset management, property management, leasing and construction businesses of the Predecessor; (iii) facilitate the IPO; and (iv) elect and qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2012. We will not have any operating activity until the consummation of our IPO and the formation transactions. Accordingly, we believe that a discussion of the results of Empire State Realty Trust, Inc. would not be meaningful for the periods covered by these financial statements prior to that acquisition.

The Predecessor

The predecessor is not a legal entity but rather a combination of (i) controlling interests in (a) 16 office and retail properties, (b) one development parcel, and (c) certain management companies, which are owned by certain entities that are owned or controlled by the Sponsors and/or their affiliates and family members, which we collectively refer to as the controlled entities, and (ii) non-controlling interests in four office properties (which include two of the 16 properties set forth in (i) above), held through entities which we collectively refer to as the non-controlled entities, and are presented as uncombined entities in our combined financial statements. Specifically, the term “the predecessor” means (i) Malkin Holdings LLC, a New York limited liability company that acts as the supervisor of, and performs various asset management services and routine administration with respect to, certain of the existing entities (as described below), which we refer to as “the supervisor;” (ii) the limited liability companies or limited partnerships that currently (a) own, directly or indirectly and either through a fee interest or a long-term leasehold in the underlying land, and/or (b) operate, directly or indirectly and through a fee interest, an operating lease, an operating sublease or an operating sub-sublease, the 18 office and retail properties (which include non-controlling interests in four office properties for which Malkin Holdings LLC acts as the supervisor but that are not consolidated into our predecessor for accounting purposes) and entitled land that will support the development of an approximately 340,000 rentable square foot office building and garage that we will own after the formation transactions described in this prospectus, which we refer to as the “existing entities;” (iii) Malkin Properties, L.L.C., a New York limited liability company that serves as the manager and leasing agent for certain of the existing entities in Manhattan, which we refer to as “Malkin Properties;” (iv) Malkin Properties of New York, L.L.C., a New York limited liability company that serves as the manager and leasing agent for certain of the existing entities in Westchester County, New York, which we refer to as “Malkin Properties NY;” (v) Malkin Properties of Connecticut, Inc., a Connecticut corporation that serves

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

as the manager and leasing agent for certain of the existing entities in the State of Connecticut, which we refer to as “Malkin Properties CT;” and (vi) Malkin Construction Corp., a Connecticut corporation that is a general contractor and provides services to certain of the existing entities and third parties (including certain tenants at the properties in our portfolio), which we refer to as “Malkin Construction.” The term “the predecessor’s management companies” refers to the supervisor, Malkin Properties, Malkin Properties NY, Malkin Properties CT and Malkin Construction, collectively. The predecessor accounts for its investment in the non-controlled entities under the equity method of accounting.

Controlled Entities:

As of June 30, 2011, properties controlled by the Sponsors and/or their affiliates and family members and whose operations are 100% consolidated into the financial statements of the predecessor include:

Office:

One Grand Central Place, New York, New York

250 West 57th Street, New York, New York

1359 Broadway, New York, New York

First Stamford Place, Stamford, Connecticut

Metro Center, Stamford, Connecticut

383 Main Avenue, Norwalk, Connecticut

500 Mamaroneck Avenue, Mamaroneck, New York

10 Bank Street, White Plains, New York

Fee ownership position of 350 Fifth Avenue (Empire State Building), New York, New York

Fee ownership position of 501 Seventh Avenue, New York, New York

Retail:

10 Union Square, New York, New York

1010 Third Avenue, New York, New York

77 West 55th Street, New York, New York

1542 Third Avenue, New York, New

York 69-97 Main Street, Westport, Connecticut

103-107 Main Street, Westport, Connecticut

Land Parcels:

We own entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of our office properties that will support the development of an approximately 340,000 rentable square foot office building and garage.

The acquisition of interests in our predecessor will be recorded at historical cost at the time of the formation transactions.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Non-Controlled Entities:

As of December 31, 2010, properties in which the sponsors and/or their affiliates and family members own non-controlling interests and whose operations are reflected in our predecessor’s combined financial statements as an equity interest include:

Office:

Master operating lease position of 350 Fifth Avenue, New York, New York—Empire State Building Company L.L.C.

Master operating lease position of 1350 Broadway, New York, New York—1350 Broadway Associates L.L.C. (long term ground lease)

1333 Broadway, New York, New York – 1333 Broadway Associates L.L.C.

Master operating lease position of 501 Seventh Avenue, New York, New York—501 Seventh Avenue Associates L.L.C.

All of our business activities will be conducted through our operating partnership. We will be the sole general partner of our Operating Partnership. Pursuant to the formation transactions, our Operating Partnership will (i) acquire interests in the office and retail properties owned by the controlled entities (including our predecessor management companies) and the non-controlled entities and (ii) assume related debt and other specified liabilities of such assets and businesses, in exchange for shares of our Class A common stock, Class B common stock, operating partnership units, and/or cash.

We will be self-administered and self-managed. Additionally, we will form or acquire one or more taxable REIT subsidiaries, or TRSs, that will be owned by the Operating Partnership. The TRSs, through several wholly-owned limited liability companies, will conduct third-party services businesses, including the Empire State Building Observatory, parking facilities, cleaning services, property management and leasing, construction, mortgage brokerage, and property maintenance.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Combination

The accompanying combined financial statements of the predecessor are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and with the rules and regulations of the U.S. Securities Exchange Commission, or the SEC. The effect of all significant intercompany balances and transactions has been eliminated. The combined financial statements include all the accounts and operations of our Predecessor. The real estate entities included in the accompanying combined financial statements have been combined on the basis that, for the periods presented, such entities were under common control, common management and common ownership of the Sponsors and/or their affiliates and family members. Equity interests in the combining entities that are not controlled by the Sponsors and/or their affiliates and family members are shown as investments in uncombined entities. We will also acquire these interests.

In June 2009, the Financial Accounting Standards Board, or FASB, amended the guidance for determining whether an entity is a variable interest entity, or VIE, and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

from the VIE that could be significant to the VIE. Adoption of this guidance on January 1, 2010 did not have a material impact on our combined financial statements. Management does not believe that we have any variable interests in VIEs.

We will assess the accounting treatment for each investment we may have in the future. This assessment will include a review of each entity’s organizational agreement to determine which party has what rights and whether those rights are protective or participating. For all VIEs, we will review such agreements in order to determine which party has the power to direct the activities that most significantly impact the entity’s economic performance and benefit. In situations where we or our partner could approve, among other things, the annual budget, the entity’s tax return before filing, and leases that cover more than a nominal amount of space relative to the total rentable space at each property, we would not consolidate the investment as we consider these to be substantive participation rights that result in shared power of the activities that would most significantly impact the performance and benefit of such joint venture investment. Such agreements could also contain certain protective rights such as the requirement of partner approval to sell, finance or refinance the investment and the payment of capital expenditures and operating expenditures outside of the approved budget or operating plan.

A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. Non-controlling interests are required to be presented as a separate component of equity in the combined balance sheets and in the combined statements of income by requiring earnings and other comprehensive income to be attributed to controlling and non-controlling interests. As the financial statements of the predecessor have been prepared on a combined basis, there is no non-controlling interest for the periods presented.

Accounting Estimates

The preparation of the combined financial statements in accordance with GAAP requires management to use estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant items subject to such estimates and assumptions include allocation of the purchase price of acquired real estate properties among tangible and intangible assets, determination of the useful life of real estate properties and other long-lived assets, valuation and impairment analysis of combined and uncombined commercial real estate properties and other long-lived assets, estimate of percentage of completion on construction contracts, and valuation of the allowance for doubtful accounts. These estimates are prepared using management’s best judgment, after considering past, current, and expected events and economic conditions. Actual results could differ from those estimates.

Real Estate

Commercial real estate properties are recorded at cost, less accumulated depreciation and amortization. The recorded cost includes cost of acquisitions, development and construction and tenant allowances and improvements. Expenditures for ordinary repairs and maintenance are charged to operations as incurred. Significant replacements and betterments which improve or extend the life of the asset are capitalized. Tenant improvements which improve or extend the life of the asset are capitalized. If a tenant vacates its space prior to the contractual termination of its lease, the unamortized balance of any tenant improvements are written off if they are replaced or have no future value.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Properties are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Category	Term
Building (fee ownership)	39 years
Building improvements	Shorter of remaining life of the building or useful life
Building (leasehold interest)	Lesser of 39 years or remaining term of the lease
Furniture and fixtures	Four to seven years
Tenant improvements	Shorter of remaining term of the lease or useful life

Depreciation expense amounted to $26,969, $23,516 and $21,776 for the years ended December 31, 2010, 2009 and 2008, respectively.

For commercial real estate properties acquired after June 30, 2001, we assess the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, above- and below-market leases, origination costs, acquired in-place leases, other identified intangible assets and assumed liabilities in accordance with guidance included in Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”) (formerly known as Statement of Financial Accounting Standards (“SFAS”) No. 141 (“SFAS No. 141”), which was later replaced by SFAS 141 (R)), and allocate the purchase price to the acquired assets and assumed liabilities, including land at appraised value and buildings as if vacant, based on estimated fair values. We assess and consider fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that we deem appropriate, as well as available market information. Estimates of future cash flows are based on a number of factors, including the historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. We also consider an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenant’s credit quality and expectations of lease renewals. Based on our acquisitions to date, our allocation to customer relationship intangible assets has been immaterial. Real estate properties acquired prior to July 1, 2001 were accounted for under the provisions of Accounting Principles Board (“APB”) 16 (“APB 16”) using the purchase method. Under the provisions of APB 16, we did not allocate any of the purchase prices to acquired leases. APB 16 was superseded by SFAS 141 and later SFAS 141(R).

Acquired in-place lease costs (tenant improvements and leasing commissions) are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Acquired in-place lease assets and assumed above- and below-market leases are amortized on a straight-line basis as an adjustment to rental revenue over the remaining term of the underlying leases, including, for below-market leases, fixed option renewal periods, if any. To date, all such acquired lease intangibles were deemed to be immaterial and have been recorded as part of the cost of the acquired building.

Results of operations of properties acquired are included in the combined statements of income from the date of acquisition. Effective January 1, 2009, the date we adopted ASC 805, we were required to expense all acquisition related costs as incurred. Prior to this date, directly related acquisition costs were treated as part of consideration paid and were capitalized. No properties were acquired during the periods presented, nor did we incur any acquisition related costs.

Should a tenant terminate its lease, any unamortized acquired in-place lease costs and acquired in-place lease assets and assumed above- and below-market leases associated with that tenant will be written off to amortization expense or rental revenue, as indicated above.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

For properties which we construct, we capitalize the cost to acquire and develop the property. The costs to be capitalized include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of development.

Construction in progress is stated at cost, which includes the cost of construction, other direct costs and overhead costs attributable to the construction. Interest is capitalized if deemed material. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress, which is included in Building and Improvements, was $2,973 and $1,050 as of December 31, 2010 and 2009, respectively.

We cease capitalization on the portions of a construction property substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with the portions under construction.

As a part of and concurrently with the IPO and the formation transactions, we will distribute our interest in certain residential buildings and land located in Stamford, Connecticut, which is zoned for residential use and held for future development. These interests have a historical cost of $15,600 and such residential buildings and land will be distributed to certain of the owners of the predecessor and therefore will not be acquired by us.

A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Once an asset is held for sale, depreciation expense is no longer recorded and the historic results are reclassified as discontinued operations.

Effective January 1, 2009, we are required to expense costs incurred to effect a business combination such as legal, due diligence, and other closing related costs.

Investments in Non-Controlled Entities

We account for our investments under the equity method of accounting where we do not have control but have the ability to exercise significant influence. Under this method, our investments are recorded at cost, and the investment accounts are adjusted for our share of the entities’ income or loss and for distributions and contributions. Equity income (loss) from non-controlled entities is allocated based on the portion of the ownership interest that is controlled by the Sponsor in each entity. The agreements may designate different percentage allocations among investors for profits and losses; however, our recognition of the entity’s income or loss generally follows the entity’s distribution priorities, which may change upon the achievement of certain investment return thresholds.

To the extent that we contributed assets to an entity, our investment in the entity is recorded at cost basis in the assets that were contributed to the entity. Upon contributing assets to an entity, we make a judgment as to whether the economic substance of the transaction is a sale. If so, gain or loss is recognized on the portion of the asset to which the other partners in the entity obtain an interest.

To the extent that the carrying amount of these investments on our combined balance sheets is different than the basis reflected at the entity level, the basis difference would be amortized over the life of the related asset and included in our share of equity in net income of the entity.

On a periodic basis, we assess whether there are any indicators that the carrying value of our investments in entities may be impaired on an other than temporary basis. An investment is impaired only if management’s

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

estimate of the fair value of the investment is less than the carrying value of the investment on an other than temporary basis. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying value of the investment over the fair value of the investment. None of our investments in non-controlled entities are other than temporarily impaired.

We recognize incentive income in the form of overage fees from certain uncombined entities (which include non-controlled and other properties not included in the predecessor) as income to the extent it has been earned and not subject to a clawback feature.

If our share of distributions and net losses exceeds our investments for certain of the equity method investments and if we remain liable for future obligations of the entity or may otherwise be committed to provide future additional financial support, the investment balances would be presented in the accompanying combined balance sheets as liabilities. The effects of material intercompany transactions with these equity method investments are eliminated. None of the entity debt is recourse to us.

Impairment of Long-Lived Assets

Long-lived assets, such as commercial real estate properties and purchased intangible assets subject to amortization, are reviewed for impairment on a property by property basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On a periodic basis, we assess whether there are any indicators that the value of our real estate properties may be impaired or that its carrying value may not be recoverable. If circumstances require that a long-lived asset be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. We do not believe that the value of any of our properties and intangible assets were impaired during the years ended December 31, 2010, 2009 and 2008.

Income Taxes

We expect to elect and qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2012. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net income that we distribute currently to our stockholders. To maintain our qualification as a REIT, we are required under the Internal Revenue Code of 1986, as amended, or the Code to distribute at least 90% of our REIT taxable income (without regard to the deduction for dividends paid and excluding net capital gains) to our stockholders and meet certain other requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may also be subject to certain state, local and franchise taxes. Under certain circumstances, U.S. federal income and excise taxes may be due on our undistributed taxable income.

During the periods presented, the entities included in the combined financial statements are treated as partnerships or S corporations for U.S. federal and state income tax purposes and, accordingly, are not subject to entity-level tax. Rather, each entity’s taxable income or loss is allocated to its owners. Therefore, no provision or liability for U.S. federal or state income taxes has been included in the accompanying combined financial statements.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Two of the limited liability companies in the combined group have non-real estate income that is subject to New York City unincorporated business tax (“NYCUBT”). In the periods presented, these entities have generated losses for NYCUBT purposes, for which it is estimated that it is more likely than not that those losses will not provide future benefit.

Consequently, no provision or liability for federal, state, or local income taxes has been included in these combined financial statements.

We account for uncertain tax positions in accordance with ASC 740, “Income Taxes.” ASC No. 740-10-65 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-65, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC No. 740-10-65 also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods and requires increased disclosures. As of December 31, 2010 and 2009, we do not have a liability for uncertain tax positions. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of the income tax provision. As of December 31, 2010, the tax years ended December 31, 2007 through December 31, 2010 remain open for an audit by the Internal Revenue Service. We have not received a notice of audit from the Internal Revenue Service for any of the open tax years.

As of December 31, 2010, the NYCUBIT net operating loss carryforward was $21,802, expiring in the years 2021 to 2030. The carryforwards gave rise to a deferred tax asset of $872 and $714 at December 31, 2010 and 2009, respectively. The deferred tax asset was fully reserved by a valuation allowance at December 31, 2010. The increase in the valuation allowance was $158 and $194 in 2010 and 2009, respectively.

Segment Reporting

Management has determined that it operates in two reportable segments: a real estate segment and a construction contracting segment. Our real estate segment includes all activities related to the ownership, management, operation, acquisition, repositioning and disposition of our real estate assets, including properties which are accounted for by the equity method. Our construction segment includes all activities related to providing construction services to tenants and to other entities within and outside our company. These two lines of businesses are managed separately because each business requires different support infrastructures, provides different services and has dissimilar economic characteristics such as investments needed, stream of revenues and different marketing strategies. We account for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. Although our observatory operations are currently not presented as a segment in our predecessor’s historical financial statements since our predecessor has a non-controlling interest in such observatory operations, we anticipate that the operations of our observatory will encompass a reportable segment upon completion of this offering and the formation transactions. We account for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits with financial institutions and short-term liquid investments with original maturities of three months or less when purchased. The majority of our cash and cash equivalents are held at major commercial banks which may at times exceed the Federal Deposit Insurance Corporation limit. To date, we have not experienced any losses on our invested cash.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Restricted Cash

Restricted cash consists of amounts held by lenders and/or escrow agents to provide for future real estate tax expenditures and insurance expenditures, tenant vacancy related costs, debt service obligations and amounts held for tenants in accordance with lease agreements such as security deposits, as well as amounts held by our third-party property managers.

Revenue Recognition

Rental Revenue

Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease which includes the effects of rent steps and rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space or controls the physical use of the leased space and the leased space is substantially ready for its intended use. In addition, many of our leases contain fixed percentage increases over the base rent to cover escalations. We account for all of our leases as operating leases. Deferred rent receivables, including free rental periods and leasing arrangements allowing for increased base rent payments are accounted for in a manner that provides an even amount of fixed lease revenues over the respective non-cancelable lease terms. Differences between rental income recognized and amounts due under the respective lease agreements are recognized as an increase or decrease to deferred rents receivable.

The timing of rental revenue recognition is impacted by the ownership of tenant improvements and allowances. When we are the owner of the tenant improvements, revenue recognition commences after both the improvements are completed and the tenant takes possession or control of the space. In contrast, if we determine that the tenant allowances we are funding are lease incentives, then we commence revenue recognition when possession or control of the space is turned over to the tenant. Tenant improvement ownership is determined based on various factors including, but not limited to, whether the lease stipulates how and on what a tenant improvement allowance may be spent, whether the tenant or landlord retains legal title to the improvements at the end of the lease term, whether the tenant improvements are unique to the tenant or general-purpose in nature, and whether the tenant improvements are expected to have any residual value at the end of the lease.

In addition to base rent, our tenants also generally will pay their pro rata share of increases in real estate taxes and operating expenses for the building over a base year. In some leases, in lieu of paying additional rent based upon increases in building operating expenses, the tenant will pay additional rent based upon increases in the wage rate paid to porters over the porters’ wage rate in effect during a base year or increases in the Consumer Price Index over the index value in effect during a base year.

We will recognize rental revenue of acquired in-place above- and below-market leases at their fair values over the terms of the respective leases.

Lease cancellation fees are recognized when the fees are determinable, tenant vacancy has occurred, collectability is reasonably assured, we have no continuing obligation to provide services to such former tenants and the payment is not subject to any conditions that must be met or waived. Total lease cancellation fees for the years ended December 31, 2010, 2009 and 2008 were $11,869, $4,037 and $685, respectively. Such fees are included in other income and fees in our combined statements of income.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Gains on Sale of Real Estate

We record a gain on sale of real estate when title is conveyed to the buyer and we have no substantial economic involvement with the property. If the sales criteria for the full accrual method are not met, we defer some or all of the gain recognition and accounts for the continued operations of the property by applying the finance, leasing, profit sharing, deposit, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Gains from sales of depreciated properties are included in discontinued operations and the proceeds from the sale of these properties are classified in the investing activities section of the combined statements of cash flows. During the periods presented, we did not sell any properties.

Third Party Management, Leasing and Other Fees

We earn revenue arising from contractual agreements with affiliated entities of the Sponsors that are not presented as controlled entities. This revenue is recognized as the related services are performed under the respective agreements in place.

Construction Revenue

Revenues from construction contracts are recognized under the percentage-of completion method. Under this method, progress towards completion is recognized according to the ratio of incurred costs to estimated total costs. This method is used because management considers the “cost-to-cost” method the most appropriate in the circumstances.

Contract costs include all direct material, direct labor and other direct costs and an allocation of certain overhead related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Allowance for Doubtful Accounts

We maintain an allowance against tenant and other receivables and deferred rents receivables for future potential tenant credit losses. The credit assessment is based on the estimated accrued rental revenue that is recoverable over the term of the respective lease. We also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants’ payment history and current credit status, as well as certain industry or geographic specific credit considerations. If our estimate of collectability differs from the cash received, then the timing and amount of our reported revenue could be impacted. Bad debt expense is included in marketing, general and administrative expenses on our combined statements of income and is an offset to allowance for doubtful accounts on our combined balance sheets, of $2,410, $1,705 and $1,543 for the years ended December 31, 2010, 2009, and 2008, respectively.

Discontinued Operations

We reclassify material operations related to properties sold during the period or held for sale at the end of the period to discontinued operations for all periods presented. There were no discontinued operations in the periods presented.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Deferred Lease Costs

Deferred lease costs consist of fees and direct costs incurred to initiate and renew leases, are amortized on a straight-line basis over the related lease term and the expense is included in depreciation and amortization in our combined statements of income. Upon the early termination of a lease, unamortized deferred leasing costs are charged to expense.

Deferred Financing Costs

Fees and costs incurred to obtain long-term financing have been deferred and are being amortized as a component of interest expense in our combined statements of income over the life of the respective mortgage on the straight-line method which approximates the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking debt, which do not close, are expensed in the period in which it is determined that the financing will not close.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. The expense for the years ended December 31, 2010, 2009 and 2008 was $1,841, $2,071 and $1,701, respectively.

Fair Value

Fair value is a market-based measurement, not an entity-specific measurement, and is determined based on the assumptions that market participants use in pricing the asset or liability. Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate and long-lived assets). We follow the FASB guidance that defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The guidance applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.

The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1:	inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2:	inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	inputs are unobservable inputs for the asset or liability, which are typically based upon an entity’s own assumptions, as there is little if any, related market activity.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Changes in assumptions or estimation methodologies can have a material effect on these estimated values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

As of December 31, 2010, 2009, and 2008, we did not have any assets or liabilities subject to Level 1, 2, or 3 fair value measurements.

Offering Costs

We have incurred external offering costs of approximately $3,890 for the year ended December 31, 2010 which are included in deferred costs, net in our combined balance sheets. Such costs are comprised of accounting fees, legal fees and other professional fees. We have deferred such costs which will be recorded as a reduction of proceeds of the IPO, or expensed as incurred if the IPO is not consummated. Additional offering costs for work done by employees of the supervisor of approximately $453 for the year ended December 31, 2010 were incurred and advanced by our supervisor and have been reimbursed to the supervisor by the existing entities. These costs have been eliminated as intercompany transactions in our predecessor’s historical financial statements. Additionally, the non-controlled entities have incurred external offering costs of approximately $3,255 for the year ended December 31, 2010 that are not included in our predecessor’s historical financial statements. Further, additional offering costs for work done by employees of the supervisor of $380 for the year ended December 31, 2010 were incurred and advanced by our supervisor and have been reimbursed to our supervisor by the non-controlled entities.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in any additional disclosures in our combined financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance, while it will likely be applicable to us, is not expected to have a material impact on our combined financial statements. We did not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

New Accounting Pronouncements Not Yet Adopted

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations”. This ASU clarifies for which periods supplemental disclosure of pro forma revenue and net income is required when a business combination occurs in the current period. The guidance clarifies that if a public entity presents comparative financial statements, the

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In our case, the guidance is in effect for the 2011 annual reporting period. The adoption of this guidance, while it will likely be applicable to us, is not expected to have a material impact on our combined financial statements.

In May 2011 the FASB issued ASU No. 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and International Financial Reporting Standards (“IFRS”) (“ASU 2011-04”). ASU 2011-04 represents the converged guidance of the FASB and the IASB (the “Boards”) on fair value measurements. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and IFRS. The amendments in this ASU are required to be applied prospectively, and are effective for interim and annual periods beginning after December 15, 2011. We do not expect that the adoption of ASU 2011-04 will have a significant impact on our combined financial statements.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Presentation of Comprehensive Income. The update provides an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In addition, an entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of the comprehensive income are presented. The amendments in this update are to be applied retrospectively and are effective for fiscal years ending after December 15, 2012 for nonpublic entities except for the amendment to the presentation of reclassifications of items out of accumulated other comprehensive income which the FASB issued a deferral of the effective date on November 8, 2011. We are currently evaluating the impact of adopting this new accounting standards update on our combined financial statements.

In September 2011, the FASB issued a new Accounting Standards Update (ASU) to enhance the disclosure requirements about an employer’s participation in a multiemployer pension plan. Employers that participate in a multiemployer pension plan will be required to provide a narrative description of the general nature of the plans and the employer’s participation in the plans that would indicate how the risks of these plans are different from single-employer plans and a disclosure of the minimum contributions required by the agreement. For each multiemployer pension plan that is individually significant, employers are required to provide additional disclosures including disaggregation of information. The additional disclosures will be adopted retrospectively and effective for annual periods ending after December 15, 2011. Management is currently evaluating the impact of adopting this new accounting standards update on the Company’s combined financial statements.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

3. Deferred Costs, Net

Deferred costs, net consisted of the following at December 31, 2010 and 2009:

	2010	2009
Leasing costs	$74,121	$68,867
Finance costs	17,332	16,967
Portfolio planning costs	3,890	—

Total	95,343	85,834
Less: Accumulated amortization	52,327	46,436

	$43,016	$39,398

Amortization expense related to deferred leasing costs was $7,071, $5,811 and $5,062 and deferred financing costs was $1,983, $1,533 and $1,323, for the years ended December 31, 2010, 2009 and 2008, respectively.

4. Investments in Non-controlled Entities

The investments in non-controlled entities consisted of the following at December 31, 2010 and 2009:

Entity	Property	Nominal % Ownership
Empire State Building Company, L.L.C.	350 Fifth Ave, New York, NY	23.750%
1333 Broadway Associates, L.L.C.	1333 Broadway, New York, NY	50.000%
1350 Broadway Associates, L.L.C.	1350 Broadway, New York, NY	50.000%
501 Seventh Avenue Associates, L.L.C.	501 Seventh Ave, New York, NY	20.469%

Empire State Building Company, L.L.C. is the operating lessee of the property at 350 Fifth Avenue. The land and fee owner, Empire State Building Associates L.L.C., is a predecessor controlled entity whose operations are included in our combined financial statements. For the observatory operations, revenues consist of admission fees to visit the observatory and are recognized as income when admission tickets are sold. Revenues from photography, gifts and other products and services are recognized at the time of sale.

1333 Broadway Associates, L.L.C. is the operating lessee of the property at the same address.

1350 Broadway Associates, L.L.C. is the operating lessee of the property at the same address.

501 Seventh Avenue Associates L.L.C. is the operating lessee of the property at the same address. The fee owner, Seventh Avenue Building Associates L.L.C., is a predecessor controlled entity whose operations are included in our combined financial statements.

Our share of income from these entities may exceed nominal ownership percentages based on the achievement of certain income thresholds as set forth in the relevant partnership agreements.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

The following table reflects the activity in our investments in non-controlled entities for the years ended December 31, 2010 and 2009:

	2010	2009
Balance at beginning of year	$69,887	$69,248
Equity in Net income	15,324	10,800
Distributions	(3,467)	(10,161)

Balance at end of year	$81,744	$69,887

	December 31, 2010
Balance Sheets	Empire State Building Co.	1333 Broadway Associates	1350 Broadway Associates	501 Seventh Avenue Associates	Total
Real estate and development in process, net	$194,747	$31,277	$33,698	$17,609	$277,331
Other assets	126,797	47,942	20,618	15,240	210,597

Total assets	$321,544	$79,219	$54,316	$32,849	$487,928

Mortgage and notes payable	$—	$71,200	$40,427	$—	$111,627
Other liabilities	42,466	2,047	3,331	3,172	51,016
Members’/partners’ equity	279,078	5,972	10,558	29,676	325,284

Total liabilities and members’/partners’ equity	$321,544	$79,219	$54,316	$32,849	$487,928

Our share of equity—carrying value of our investments in non-controlled entities	$67,469	$2,497	$5,881	$5,897	$81,744

The following reflects combined summarized financial information of the non-controlled entities:

	December 31, 2009
Balance Sheets	Empire State Building Co.	1333 Broadway Associates	1350 Broadway Associates	501 Seventh Avenue Associates	Total
Real estate and development in process, net	$151,218	$29,296	$28,888	$17,038	$226,440
Other assets	123,125	43,788	27,284	13,856	208,053

Total assets	$274,343	$73,084	$56,172	$30,894	$434,493

Mortgage and notes payable	$—	$62,100	$40,427	$—	$102,527
Other liabilities	43,970	5,366	4,396	3,013	56,745
Members’/partners’ equity	230,373	5,618	11,349	27,881	275,221

Total liabilities and members’/partners’ equity	$274,343	$73,084	$56,172	$30,894	$434,493

Our share of equity—carrying value of our investments in non-controlled entities	$55,901	$2,110	$6,277	$5,599	$69,887

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

	December 31, 2008
Balance Sheets	Empire State Building Co.	1333 Broadway Associates	1350 Broadway Associates	501 Seventh Avenue Associates	Total
Real estate and development in process, net	$119,234	$21,018	$21,533	$13,578	$175,363
Other assets	125,393	35,672	29,545	16,233	206,843

Total assets	$244,627	$56,690	$51,078	$29,811	$382,206

Mortgage and notes payable	$—	$46,200	$33,950	$—	$80,150
Other liabilities	16,020	2,570	4,061	3,936	26,587
Members’/partners’ equity	228,607	7,920	13,067	25,875	275,469

Total liabilities and members’/partners’ equity	$244,627	$56,690	$51,078	$29,811	$382,206

Our share of equity—carrying value of our investments in non-controlled entities	$54,294	$3,318	$6,477	$5,159	$69,248

	December 31, 2010
Statements of Income	Empire State Building Co.	1333 Broadway Associates	1350 Broadway Associates	501 Seventh Avenue Associates	Total
Revenue:
Rental real estate revenue	$114,520	$15,249	$18,347	$17,482	$165,598
Observatory revenue	78,880	—	—	—	78,880

Total revenue	193,400	15,249	18,347	17,482	244,478

Expenses:
Operating expenses—rental	111,153	7,172	8,927	13,072	140,324
Operating expenses—observatory	18,249	—	—	—	18,249
Interest	—	4,483	2.691	—	7,174
Depreciation and amortization	11,693	2,840	2.695	2,614	19,842

Total expenses	141,095	14,495	14.313	15,686	185,589

Net Income	$52,305	$754	$4,034	$1,796	$58,889

Our share of equity in net income of non-controlled entities	$12,423	$587	$2,017	$297	$15,324

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

	December 31, 2008
Statements of Income	Empire State Building Co.	1333 Broadway Associates	1350 Broadway Associates	501 Seventh Avenue Associates	Total
Revenue:
Real estate revenue	$109,146	$10,736	$16,337	$17,885	$154,104
Observatory revenue	72,197	—	—	—	72,197

Total revenue	181,343	10,736	16,337	17,885	226,301

Expenses:
Operating expenses—rental	108,656	8,284	8,805	13,789	139,534
Operating expenses—observatory	15,868	—	—	—	15,868
Interest	—	2,265	1,374	—	3,639
Depreciation and amortization	10,267	1,275	1,930	913	14,385

Total expenses	134,791	11,824	12,109	14,702	173,426

Net Income	$46,552	$(1,088)	$4,228	$3,183	$52,875

Our share of equity in net income of non-controlled entities	$11,056	$(503)	$2,180	$689	$13,422

	December 31, 2009
Statements of Income	Empire State Building Co.	1333 Broadway Associates	1350 Broadway Associates	501 Seventh Avenue Associates	Total
Revenue:
Real estate revenue	$112,700	$10,741	$17,296	$17,493	$158,230
Observatory revenue	71,647	—	—	—	71,647

Total Revenue	184,347	10,741	17,296	17,493	229,877

Expenses:
Operating expenses—rental	116,693	7,383	9,214	13,069	146,359
Operating expenses—observatory	18,306	—	—	—	18,306
Interest	—	3,645	2,415	—	6,060
Depreciation and amortization	9,044	2,015	2,559	1,092	14,710

Total expenses	144,043	13,043	14,188	14,161	185,435

Net income (loss)	$40,304	$(2,302)	$3,108	$3,332	$44,442

Our share of equity in net income of non-controlled entities	$9,572	$(1,208)	$1,724	$712	$10,800

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

5. Debt

Mortgage Notes Payable

Mortgage notes payable are collateralized by the following respective real estate properties and assignment of operating leases at December 31:

	Principal Balance as of December 31,		Stated Rate	Effective Rate(1)	Maturity Date(2)
	2010	2009
Mortgage debt collateralized by:
Fixed rate debt
The Empire State Building (first lien mortgage loan)(3)	$60,500	$60,500	6.50%	7.31%	5/1/2012
(second lien mortgage loan)(3)	31,500	31,500	6.50%	7.31%	5/1/2012
250 West 57th Street (first lien mortgage loan)	27,958	28,659	5.33%	6.09%	1/5/2015
(second lien mortgage loan)	12,022	12,248	6.13%	6.90%	1/5/2015
First Stamford Place	250,000	250,000	5.65%	5.87%	7/5/2017
69-97 Main Street	9,516	9,659	5.64%	5.93%	5/1/2013
501 Seventh Avenue (first lien mortgage loan)	1,142	1,174	5.75%	6.30%	8/1/2013
(second lien mortgage loan)(4)	42,163	43,294	5.75%;	6.30%;	8/1/2013
			6.04%	6.60%
1359 Broadway (first lien mortgage loan)	10,551	10,840	5.75%	6.18%	8/1/2014
(second lien mortgage loan)(5)	38,470	39,363	5.75%;	6.13%;	8/1/2014
			5.87%;	6.25%;
			6.40%	6.78%
One Grand Central Place	93,720	95,851	5.34%;	5.72%;	11/5/2014
			7.00%	7.39%
500 Mamaroneck Avenue	34,540	35,131	5.41%	5.64%	1/1/2015
Metro Center (first lien mortgage loan))(6)	62,700	63,966	5.80%	5.97%	1/1/2016
(second lien mortgage loan))(6)	39,255	39,759	6.02%	6.02%	1/1/2016
10 Union Square	21,850	18,455	6.00%	7.71%	5/1/2017
10 Bank Street	35,005	35,483	5.72%	5.89%	6/1/2017
1542 Third Avenue	20,025	20,326	5.90%	6.25%	6/1/2017
1010 Third Avenue and 77 West 55th Street	29,441	29,840	5.69%	6.05%	7/5/2017
383 Main Avenue	31,883	32,324	5.59%	5.72%	7/5/2017

Total fixed rate debt	$852,241	$858,372

Floating rate debt
250 West 57th St, (third lien mortgage loan)	$935	$935	(7)	(7)	1/5/2015

Total floating rate debt	$935	$935

Total Mortgage Notes Payable	$853,176	$859,307

(1)	The effective rate is the yield as of the issuance date, including the effects of debt issuance costs. There are no discounts or premiums on the notes.
(2)	Pre-payment is generally allowed for each loan upon payment of a customary pre-payment penalty.
(3)	This debt was refinanced in July 2011. See Note 12.
(4)	Represents the two tranches of the second lien mortgage loan.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

(5)	Represents three tranches of the second lien mortgage loan.
(6)	Notes 1 and 2 are pari passu.
(7)	Floating at Prime + 1.0% with a floor of 6.5%, with an option to fix the rate up to three times per annum in minimum increments of $5,000. The total line of credit is $21,000.

The carrying amount of the properties collateralizing the mortgage notes payable amounted to $561,943 and $554,406 at December 31, 2010 and 2009, respectively.

Contractual Principal Payments

Contractual aggregate required principal payments on mortgage notes payable at December 31, 2010 are as follows:

2011	$10,354
2012(1)	104,165
2013	63,178
2014	141,454
2015	883
Thereafter	533,142

Total principal maturities	$853,176

(1)	$92,000 of the debt was refinanced in July 2011. See Note 12.

The mortgage note payable balance of $853,176 does not include the accrued interest of $3,110.

Unsecured Loan and Notes Payable

We hold an unsecured loan payable to Peter L. Malkin, one of the Sponsors, with a balance of $14,771 and $12,429 as of December 31, 2010 and 2009, respectively. The loan balances include accrued interest of $84 and $99, respectively. The loan is payable on demand with interest compounded monthly at the short term Applicable Federal Rate. This liability will be distributed to certain owners of the Predecessor and will not be assumed by us.

On December 20, 2010, one of the combined entities (500 Mamaroneck, L.P.) entered into a promissory note agreement with the Sponsors (“2010 Promissory Note”), whereby the latter would lend up to $3,600 to the entity primarily for tenant improvements. As of December 31, 2010, $1,200 was borrowed under the agreement. An additional $1,200 was borrowed in January 2011 and $800 was borrowed in March 2011. Loans made pursuant to the 2010 Promissory Note were payable on demand and earned interest at the rate of 10% per annum, payable at the time of principal repayments. The $3,200 borrowed under the 2010 Promissory Note, together with applicable interest, was repaid in full on April 21, 2011.

On April 21, 2011, 500 Mamaroneck, L.P. entered into a second promissory note agreement with the Sponsors, as agents for certain investors in 500 Mamaroneck, L.P. (“2011 Promissory Note”), under which the investors loaned $3,600 (including $1,174 from the Sponsors) to 500 Mamaroneck, L.P. From the proceeds of this loan, $3,200 was used to repay the principal of the 2010 Promissory Note. Loans made pursuant to the 2011 Promissory Note earn interest at the rate of 10% per annum, payable quarterly, beginning July 1, 2011. The loans will mature on the earliest of (i) January 1, 2015, (ii) sale or transfer of title to the property, or (iii) satisfaction of the existing first mortgage loan on the property. Loans made under the 2011 Promissory Note may be repaid without penalty at any time in part or in full, along with all accrued interest.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

6. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31:

	2010	2009
Accounts payable and accrued liabilities	$16,084	$8,113
Improvements payable	2,983	772
Other	691	625

Accounts payable and accrued expenses	$19,758	$9,510

7. Fair Value of Financial Instruments

Our estimates of the fair value of financial instruments at December 31, 2010 and 2009 were determined by management using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The following table presents the aggregate carrying value of our debt and the corresponding estimates of fair value as of December 31, 2010 and 2009:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Mortgage notes payable	$853,176	$877,005	$859,307	$804,835
Unsecured loans and notes payable—related parties	15,887	15,887	12,329	12,329

Fair value of financial instruments	$869,063	$892,892	$871,636	$817,164

The fair value of our mortgage notes payable is based on a discounted cash flow models using currently available market rates assuming the loans are outstanding through maturity and considering the loan to value ratios. The unsecured loans and notes payable are carried at amounts which reasonably approximate their fair value at inception.

Cash and cash equivalents, restricted cash, tenant and other receivables, accrued interest payable, due from affiliated companies, deferred revenue, tenant security deposits and accounts payable approximate their fair values because of the short-term nature of these instruments.

8. Rental Income

We lease various office spaces to tenants over terms ranging from one to 19 years. Certain leases have renewal options for additional terms. The leases provide for base monthly rentals and reimbursements for real estate taxes, escalations linked to the consumer price index or common area maintenance known as operating expense escalation. Operating expense reimbursements are reflected in our combined statements of income as tenant expense reimbursement.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

At December 31, 2010, we were entitled to the following future contractual minimum lease payments on non-cancellable operating leases to be received which expire on various dates through 2030.

2011	$161,668
2012	149,104
2013	131,421
2014	120,034
2015	103,843
Thereafter	905,412

$1,571,482

Future minimum rent as reflected above includes approximately $12,154 in 2011, $10,767 in 2012, $9,957 in each of the years 2013 through 2015 and $492,828 thereafter from Empire State Building Company L.L.C. (lease term as extended expires on January 4, 2076) and 501 Seventh Avenue Associates L.L.C. (lease term as extended expires on March 31, 2050), who are lessees of two fee lessor positions included in the combined financial statements. The lessees are non-controlled entities and are included in the combined financial statements under the equity method. Upon acquisition by our company, the foregoing rental income will be eliminated in consolidation. For purposes of computing future minimum rent from Empire State Building Company, L.L.C. and 501 Seventh Avenue Associates L.L.C., it was assumed that mortgages maturing during this period will be refinanced and that debt service will remain the same.

The above future minimum lease payments exclude tenant recoveries, amortization of deferred rent receivables and the net accretion of above/below-market lease intangibles. Some leases are subject to termination options, generally upon payment of a termination fee. The preceding table is prepared assuming such options are not exercised.

9. Commitments and Contingencies

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the ultimate settlement of these actions will not have a material adverse effect on our combined financial position, results of operations or liquidity.

Litigation

We are not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against us or our properties, other than routine litigation arising in the ordinary course of business such as disputes with tenants. We believe that the costs and related liabilities, if any, which may result from such actions, will not materially affect our combined financial position, operating results or liquidity.

Unfunded Capital Expenditures

At December 31, 2010, we estimate that we will incur $36,938 of capital expenditures (including tenant improvements and leasing commissions) on our wholly-owned properties pursuant to existing lease agreements. We expect to fund these capital expenditures with operating cash flow, additional property level mortgage

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

financings and cash on hand. Future property acquisitions may require substantial capital investments for refurbishment and leasing costs. We expect that these financing requirements will be met in a similar fashion.

Concentration of Credit Risk

Financial instruments that subject us to credit risk consist primarily of cash, restricted cash, due from affiliated companies, tenant and other receivables and deferred rent receivable.

Included in cash and cash equivalents and restricted cash at December 31, 2010 and 2009 were $83,712 and $88,370 of bank balances in excess of amounts insured by the Federal Deposit Insurance Corporation that were held on deposit at one major New York money center bank. In addition, $58,094 and $75,719 at December 31, 2010 and 2009, respectively, consisted of money market mutual funds sponsored by that institution. The underlying investments of those funds are divided between short-term United States Treasury securities and a diversified portfolio of other short-term obligations.

Real Estate Investments

Our properties are located in Manhattan, New York; Fairfield County, Connecticut; and Westchester County, New York. The latter locations are suburbs of the city of New York. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social factors affecting the markets in which the tenants operate. We perform ongoing credit evaluations of our tenants for potential credit losses.

Tenant Credit Evaluations

Our investments in real estate properties are subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in general economic conditions, trends in the real estate industry, creditworthiness of tenants, competition of tenants and customers, changes in tax laws, interest rate levels, the availability and cost of financing, and potential liability under environmental and other laws.

Our management performs ongoing credit evaluations of tenants and may require tenants to provide some form of credit support such as corporate guarantees and/or other financial guarantees. Although the tenants operate in a variety of industries, to the extent we have a significant concentration of rental revenue from any single tenant, the inability of that tenant to make its lease payments could have an adverse effect on our company.

Major Customers and Other Concentrations

Excluding the revenues we recognized under operating leases with non-controlled entities, for the year ended December 31, 2010, three tenants were major tenants who made up more than 10% of the revenues in the aggregate. These tenants represent approximately 5.28%, 2.24% and 2.79% (total of 10.31%) of 2010 revenues. For the year ended December 31, 2009, four tenants were major tenants who made up more than 10% of the revenues in the aggregate. These tenants represent approximately 4.49%, 2.43%, 1.93% and 1.76% (total of 10.62%) of 2009 revenues. For the year ended December 31, 2008, three tenants were major tenants who made up more than 10% of the revenues in the aggregate. These tenants represent approximately 5.42%, 2.67% and 2.38% (total of 10.47%) of 2008 revenues.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

For the years ended December 31, 2010, 2009 and 2008, three properties accounted for more than 10% of total revenues in the aggregate. For 2010, One Grand Central Place represented approximately 23.93% of total revenues, First Stamford Place represented approximately 17.17%, and 250 West 57th Street represented approximately 10.57%. For 2009, One Grand Central Place represented approximately 24.62% of total revenues, First Stamford Place represented approximately 15.35%, and 250 West 57th Street represented approximately 12.62%. For 2008, One Grand Central Place represented approximately 26.36% of total revenues, First Stamford Place represented approximately 16.26%, and 250 West 57th Street represented approximately 12.57%.

Unionized Work Force

Each property’s maintenance and cleaning staffs are employed under the terms of collective bargaining agreements and have union representation. As of June 30, 2011, all union contracts are current with the exception of Local 30 for building engineers, which have expired. Employees in Local 30 continue to work under the terms of the prior agreements on a temporary basis. It is anticipated that the final contracts will contain provisions for salary adjustments to be made retroactive to the expiration date of the prior contracts.

Asset Retirement Obligations

We are required to accrue costs that we are legally obligated to incur on retirement of our properties which result from acquisition, construction, development and/or normal operation of such properties. Retirement includes sale, abandonment or disposal of a property. Under that standard, a conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement is conditional on a future event that may or may not be within a company’s control and a liability for a conditional asset retirement obligation must be recorded if the fair value of the obligation can be reasonably estimated. Environmental site assessments and investigations have identified asbestos or asbestos-containing building materials in certain of our properties. As of December 31, 2010, management has no plans to remove or alter these properties in a manner that would trigger federal and other applicable regulations for asbestos removal, and accordingly, the obligations to remove the asbestos or asbestos-containing building materials from these properties have indeterminable settlement dates. As such, we are unable to reasonably estimate the fair value of the associated conditional asset retirement obligation. However ongoing asbestos abatement, maintenance programs and other required documentation are carried out as required and related costs are expensed as incurred.

Other Environmental Matters

Certain of our properties have been inspected for soil contamination due to pollutants, which may have occurred prior to our ownership of these properties or subsequently in connection with its development and/or its use. Required remediation to such properties has been completed and as of December 31, 2010, management believes that there are no obligations related to environmental remediation other than maintaining the affected sites in conformity with the relevant authority’s mandates and filing the required documents. All such maintenance costs are expensed as incurred.

We expect that resolution of the environmental matters relating to the above will not have a material impact on our business, assets, combined financial condition, results of operations or liquidity. However, we cannot be certain that we have identified all environmental liabilities at our properties, that all necessary remediation actions have been or will be undertaken at our properties or that we will be indemnified, in full or at all, in the event that such environmental liabilities arise.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Insurance Coverage

We carry insurance coverage on our properties of types and in amounts with deductibles that we believe are in line with coverage customarily obtained by owners of similar properties.

Multiemployer Pension Plan

In connection with our collective-bargaining agreements with the Service Employees Janitorial Union—Local 32B-32J and the Central Pension Fund—Local 94, some of the individual entities participate with other companies in two defined benefit pension plans. The plans cover all of those entities’ janitorial and engineering employees who are members of the union. Such plans are defined benefit pension plans. These plans are not administered by us and contributions are determined in accordance with provisions of negotiated labor contracts. We incurred union pension and welfare expense (which is included in operating expenses) of $627, $522 and $441 for the years ended December 31, 2010, 2009 and 2008, respectively.

Under the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal from or termination of a multiemployer plan for its proportionate share of the plan’s unfunded vested benefits liability. Management has no intention of undertaking any action which could subject any of those individual entities to the obligation.

Certain entities maintain defined contribution plans which cover substantially all employees of those entities who meet the eligibility requirements set forth in the plans’ documents. These plans include a cash or deferred arrangement subject to the provisions of Section 401(k) of the Internal Revenue Code. Accordingly, each participant may elect to defer and contribute to the plans (under a salary reduction agreement) a portion of such participant’s compensation up to the maximum amount, as defined.

Participants become fully vested in their accounts, to the extent of their contributions, immediately upon entry into the plans. The plans also allow for discretionary employer contributions, to which participants become vested in over a period of five years. In 2010, we elected to discontinue our discretionary employer contribution. We made discretionary employer contributions of $0, $1, and $138 for the years ended December 31, 2010, 2009 and 2008, respectively. The plans may be terminated at the option of each participating individual entity.

10. Related Party Transactions

Services are provided by us to affiliates of the Sponsors that are not part of the predecessor. These affiliates are related parties because beneficial interests in the predecessor and the affiliated entities are held, directly or indirectly, by the Sponsors, their affiliates and their family members.

During 2010, 2009 and 2008, we engaged in various transactions with affiliates of the Sponsors and their family members. These transactions are reflected in our combined statements of income as third-party management and other fees and the unpaid balances are reflected net in the due from affiliated companies on the combined balance sheet. The balance of $2,220 and $1,300 for the years ended December 31, 2010 and 2009, respectively, in the due from affiliated companies, net represents $7,014 and $7,760 in the due to affiliated companies offset by $9,234 and $9,060 in due from affiliated companies.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Supervisory Fee Revenue

We earned supervisory fees from affiliated entities not included in the combined financial statements of $1,512, $1,743 and $1,778 during the years ended December 31, 2010, 2009 and 2008, respectively. These fees are included within Third-party management and other fees.

We earned supervisory fees from uncombined entities included in the combined financial statements on the equity method of $413 in 2010, 2009 and 2008. These fees are included within Third-party management and other fees.

Property Management Fee Revenue

We earned property management fees from affiliated entities not included in the combined financial statements of $1,055, $1,443 and $2,441 during the years ended December 31, 2010, 2009 and 2008, respectively. These fees are included within Third-party management and other fees.

We earned property management fees from uncombined entities included in these combined financial statements on the equity method of $178, $376 and $520 during the years ended December 31, 2010, 2009 and 2008, respectively. These fees are included within Third-party management and other fees.

Lease Commissions

We earned leasing commissions from affiliated entities not included in the combined financial statements of $2, $79 and $0 during the years ended December 31, 2010, 2009 and 2008, respectively.

Profit Share

We received additional payments equal to a specified percentage of distributions in excess of specified amounts, both being defined, from affiliated entities not included in the combined financial statements. Our profits interest totalled $824, $953 and $1,572 during the years ended December 31, 2010, 2009 and 2008, respectively. These fees are included within Other income and fees.

We received additional payments equal to a specified percentage of distributions in excess of specified amounts, both being defined, from uncombined entities included in these combined financial statements on the equity method. Our profits interest totalled $491, $595 and $901 during the years ended December 31, 2010, 2009 and 2008, respectively. These fees are included within Other income and fees.

Other Fees and Disbursements from Non-Controlled Affiliates

We received other fees and disbursements from affiliated entities not included in the combined financial statements of $561, $146 and $649 during the years ended December 31, 2010, 2009 and 2008, respectively. These fees are included within Other income and fees.

We received other fees and disbursements from unconsolidated subsidiaries included in these combined financial statements on the equity method of $201, $96 and $115 during the years ended December 31, 2010, 2009 and 2008, respectively. These fees are included within Other income and fees.

Included in these other fees are reimbursements from affiliates for deferred offering costs related to the IPO.

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Family Office Services

Family office services mainly comprise accounting and bookkeeping services. During the years ended December 31, 2009 and 2008, we provided certain family office services to the Sponsors without charge. In 2010, the Sponsors reimbursed us for direct costs incurred in 2010 in the amount of $705. For the years ended December 31, 2009 and 2008, the identifiable direct costs of these services were $721 and $710, respectively, which were not reimbursed.

Aircraft Use

We owned shares of three aircraft for our use and for the use of the Sponsors. A significant portion of the aircraft use is for the “personal use” of Peter L. Malkin and Anthony E. Malkin. The costs of the aircraft, and attendant expenses, which are attributable to such “personal use,” are not deductible for income tax purposes. An amount, in accordance with a formula set forth in the Code, is added to the compensation of Peter L. Malkin and Anthony E. Malkin. “Personal use” expenses amounted to $581, $672 and $813 for the years ended December 31, 2010, 2009 and 2008, respectively. These expenses are included within Marketing, general and administrative expenses.

In May 2011, we sold two of our aircraft interests for $238. The third aircraft interest was sold in May, 2011 to Air Malkin LLC (a company owned by Peter L. Malkin) at its estimated fair value of $383. There was no material income or loss to us in connection with these transactions.

Receivable in Connection with Officer’s Life Insurance

Malkin Properties of Connecticut Inc., or MPC, one of the companies that comprise the Predecessor, pays the premium on a split dollar life insurance policy with a face amount of $11,000 carried on the life of Anthony E. Malkin, President of MPC. The owner and beneficiary of the policy is a trust whose beneficiaries are members of the family of Mr. Malkin. The trust reimburses MPC a portion of the annual premium of this policy, at a rate determined to be solely the cost of the insurance protection.

The trustee of the trust has assigned to MPC the right to receive an amount equal to the cumulative annual premiums it has paid on the policy since origination (i) from amounts payable to the trust on account of death of the insured or (ii) upon surrender of the policy by the trust. As of December 31, 2010 and 2009, the amounts due to MPC were $1,226 and $1,125, respectively. These amounts were included within Tenant and other receivables.

The insurance policy terminates on December 31, 2011 and we do not anticipate that it will be renewed. The cash surrender value of the insurance policy will be used to repay all of the monies due to MPC if sufficient. As of December 31, 2010, the cash surrender value exceeds the balance of the cumulative annual premiums due to MPC. The remaining obligation of MPC is $107 as of December 31, 2010.

Other

Amounts due from or (to) related parties at December 31 consisted of the following:

	2010	2009
Partners and shareholders	$125	$131
Other affiliated entities	2,220	1,300

Related party receivables	$2,345	$1,431

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

Balances due from partners and shareholders are classified within tenant and other receivables.

11. Segment Reporting

Our reportable segments consist of a real estate segment and a construction contracting segment. Management internally evaluates the operating performance and financial results of our segments based on net operating income. We also have certain general and administrative level activities, including legal and accounting, that are not considered separate operating segments. Our reportable segments are on the same basis of accounting as described in footnote 2.

The following table provides components of segment profit for each segment for the years ended December 31, 2010, 2009 and 2008, as reviewed by management:

2010	Real Estate	Construction Contracting	Totals
Revenues from external customers	$219,368	$27,139	$246,507
Intersegment revenues	72	11,843	11,915

Total revenues	219,440	38,982	258,422
All operating expenses, excluding noncash items	(87,651)	(38,297)	(125,948)
Interest expense	(52,264)	—	(52,264)
Depreciation and amortization expense	(34,008)	(33)	(34,041)
Equity in net income of investees accounted for by the equity method	15,324	—	15,324

Segment Profit	$60,841	$652	$61,493

Segment assets	$813,571	$9,221	$822,792

Investment in equity method investees	$81,744	$—	$81,744

Expenditures for segment assets	$35,262	$—	$35,262

2009	Real Estate	Construction Contracting	Totals
Revenues from external customers	$216,147	$15,997	$232,144
Intersegment revenues	168	3,758	3,926

Total revenues	216,315	19,755	236,070
All operating expenses, excluding noncash items	(87,358)	(20,940)	(108,298)
Interest expense	(50,738)	—	(50,738)
Depreciation and amortization expense	(29,285)	(42)	(29,327)
Equity in net income of investees accounted for by the equity method	10,800	—	10,800

Segment Profit	$59,734	$(1,227)	$58,507

Segment assets	$815,218	$5,493	$820,711

Investment in equity method investees	$69,887	$—	$69,887

Expenditures for segment assets	$39,520	$4	$39,524

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

2008	Real Estate	Construction Contracting	Totals
Revenues from external customers	$210,373	$56,561	$266,934
Intersegment revenues	159	5,671	5,830

Total revenues	210,532	62,232	272,764
All operating expenses, excluding noncash items	(79,625)	(61,537)	(141,162)
Interest expense	(48,664)	—	(48,664)
Depreciation and amortization expense	(26,797)	(41)	(26,838)
Equity in net income of investees accounted for by the equity method	13,422	—	13,422

Segment Profit	$68,868	$654	$69,522

Segment assets	$772,683	$10,962	$783,645

Investment in equity method investees	$69,248	$—	$69,248

Expenditures for segment assets	$9,336	$61	$9,397

The following table provides a reconciliation of segment data to the combined financial statements:

	2010	2009	2008
Revenue reconciliation
Total revenues for reportable segments	$258,422	$236,070	$272,764
Other revenues	38	171	1,863
Elimination for intersegment revenues	(11,915)	(3,926)	(5,830)

Total combined revenues	$246,545	$232,315	$268,797

Profit or loss
Total profit or loss for reportable segments	$61,493	$58,507	$69,522
Other profit or loss items	(13,214)	(15,361)	(16,894)
Elimination for intersegment profit or loss	(1,489)	(696)	(902)
Unallocated amounts:
Investment income	38	171	1,862
Aircraft expenses	(710)	(784)	(868)

Net income	$46,118	$41,837	$52,720

12. Subsequent Events

Except as disclosed below, there have not been any events that have occurred that would require adjustments to or disclosure in our combined financial statements.

In January 2011, the estate of Leona Helmsley paid to us $5,000 as a voluntary reimbursement for legal expenses previously incurred.

On July 26, 2011, we closed on a new mortgage loan with HSBC Bank USA and other participating banks (the “Lenders”) with an initial advance of $159,000 to be used to pay and discharge all existing mortgage loans (the “original loans”) secured by our fee interest in the Empire State Building and our master operating lease position of 350 Fifth Avenue, held by one of the non-controlled entities, Empire State Building Company LLC,

Empire State Realty Trust, Inc., Predecessor

Notes to Combined Financial Statements (continued)

(amounts in thousands)

to fund operations and working capital requirements relating to the property (including for improvements) and certain other general purposes. Subject to the conditions set forth in the loan agreement (the “Loan Agreement”), the Lenders may provide us with additional advances of up to $76,000 and use commercially reasonable efforts to arrange for additional commitments from other financial institutions in an aggregate amount equal to $65,000. Subject to the terms and conditions of the Loan Agreement, the outstanding principal amount of the loan shall bear interest at a rate equal to 2.5% per annum above 30-day LIBOR. We are obligated to repay the outstanding amount of the loan plus accrued and unpaid interest and all other amounts due under the Loan Agreement and related documents on July 26, 2014, which we may extend to July 26, 2015 and thereafter to July 26, 2016, in each case, subject to an extension fee of 0.25% of the total availability under the Loan Agreement at the time of such extension. Such extensions are subject to customary conditions, including the maintenance of a certain loan-to-value ratio (as updated) and debt yield and the absence of an event of default. We incurred a prepayment penalty of approximately $2,400 in connection with the repayment of the original loans.

The secured term loan was amended by the First Amendment to Loan Agreement, Ratification of Loan Documents and Omnibus Amendment dated as of November 2, 2011 to provide for additional commitments from Capital One, National Association so that, collectively, the loan was increased to $300 million. No additional funds were drawn at the time of the modification.

Empire State Realty Trust, Inc., Predecessor

Schedule II—Valuation and Qualifying Accounts

(amounts in thousands)

Description	Balance At Beginning of Year	Additions Charged Against Operations	Uncollectible Accounts Written-Off	Balance at End of Year
Year ended December 31, 2010
Allowance for doubtful accounts	$1,164	$2,410	($2,081)	$1,493
Year ended December 31, 2009
Allowance for doubtful accounts	$772	$1,705	($1,313)	$1,164
Year ended December 31, 2008
Allowance for doubtful accounts	$188	$1,543	($959)	$772

Empire State Realty Trust, Inc., Predecessor

Schedule III—Real Estate and Accumulated Depreciation

(amounts in thousands)

			Initial Cost to the Company		Cost Capitalized Subsequent to Acquisition		Gross Amount of which Carried at 12/31/10
Development	Type	Encumbrances	Land	Building & Leasehold	Improvements	Carrying Costs	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Life on which depreciation in latest income statement is computed
250 West 57th Street, New York, NY	office/ retail	40,915	2,117	5,041	54,261	n/a	2,117	59,302	61,419	(15,975)	1921	1953	various
Fee ownership position of 501 Seventh Avenue, New York, NY	office/ retail	43,305	1,100	2,600	40,485	n/a	1,100	43,085	44,185	(19,031)	1923	1950	various
1359 Broadway, New York, NY	office/ retail	49,021	1,233	1,809	39,317	n/a	1,233	41,126	42,359	(11,797)	1924	1953	various
Fee ownership position of 350 Fifth Avenue (Empire State Building), New York, NY	office/ retail	92,000	21,551	38,934	10,162	n/a	21,551	49,096	70,647	(9,106)	1930	1961 / 2002A	various
One Grand Central Place, New York, NY	office/ retail	93,720	7,240	17,490	111,490	n/a	7,240	128,980	136,220	(41,297)	1930	1954	various
First Stamford Place, Stamford, CT	office	250,000	22,953	122,739	30,043	n/a	24,862	152,782	177,644	(39,520)	1986	2001	various
One Station Place, Stamford, CT (Metro Center)	office	101,955	5,313	28,602	7,359	n/a	5,313	35,961	41,274	(20,763)	1987	1984	various
383 Main Street, Norwalk, CT	office	31,883	2,262	12,820	6,545	n/a	2,262	19,365	21,627	(7,343)	1985	1994	various
500 Mamaroneck Avenue, Mamaroneck, NY	office	34,540	4,571	25,915	14,905	n/a	4,571	40,820	45,391	(11,378)	1987	1999	various
10 Bank Street, White Plains, NY	office	35,005	5,612	31,803	6,373	n/a	5,612	38,176	43,788	(10,649)	1989	1999	various
10 Union Square, New York, NY	retail	21,850	5,003	12,866	434	n/a	5,003	13,300	18,303	(4,700)	1987	1996	various
1542 Third Avenue, New York, NY	retail	20,025	2,239	15,266	57	n/a	2,239	15,323	17,562	(4,458)	1991	1999	various
1010 Third Avenue, New York, NY and 77 West 55th Street, New York, NY	retail	29,441	4,462	15,819	690	n/a	4,462	16,509	20,971	(5,178)	1962 1962
69-97 Main Street, Westport, CT	retail	9,516	2,782	15,766	280	n/a	2,782	16,046	18,828	(3,168)	1922	2003	various
103-107 Main Street, Westport, CT	retail	—	1,243	7,043	17	n/a	1,243	7,060	8,303	(761)	1900	2006	various
Property for development at the Transportation Hub in Stamford CT	land	—	10,885	—	15,801	—	10,885	15,801	26,686	—	na	na	na
Other*			—	—	801	—	—	801	801	(418)	na	na	various

Totals		853,176	100,566	354,513	339,020	—	102,475	693,533	796,008	(205,542)

*	Assets acquired by the management companies (mainly furniture and fixtures)
A	purchased the master operating position in 1961 and the fee position in 2002

Empire State Realty Trust, Inc., Predecessor

Notes to Schedule III—Real Estate and Accumulated Depreciation

(amounts in thousands)

1. Reconciliation of Investment Properties

The changes in our investment properties for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
Balance, beginning of year	$768,733	$730,710	$725,570
Improvements	36,688	40,179	16,850
Disposals	(9,413)	(2,156)	(11,710)

Balance, end of year	$796,008	$768,733	$730,710

The unaudited aggregate cost of investment properties for federal income tax purposes as of December 31, 2010 was $756,744.

2. Reconciliation of Accumulated Depreciation

The changes in our accumulated depreciation for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
Balance, beginning of year	$185,829	$163,306	$150,222
Depreciation expense	26,970	23,515	21,776
Disposals	(7,257)	(992)	(8,692)

Balance, end of year	$205,542	$185,829	$163,306

Depreciation of investment properties reflected in the combined statements of income is calculated over the estimated original lives of the assets as follows:

Buildings	39 years
Building improvements	39 years
Tenant improvements	Term of related lease

Empire State Realty Trust, Inc., Predecessor

Condensed Combined Balance Sheets

September 30, 2011 and December 31, 2010

(amounts in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Commercial real estate properties, at cost:
Land	$102,646	$102,475
Land held for future development	15,614	15,801
Building and improvements	586,109	567,123
Building leasehold interests and improvements	141,101	110,609

	845,470	796,008
Less: accumulated depreciation	(225,949)	(205,542)

	619,521	590,466
Cash and cash equivalents	125,924	88,031
Restricted cash	26,968	34,233
Tenant and other receivables, net of allowance of $201 and $845 as of September 30, 2011 and December 31, 2010, respectively	13,101	8,765
Deferred rent receivables, net of allowance of $701 and $648 as of September 30, 2011 and December 31, 2010, respectively	46,664	44,230
Investment in non-controlled entities	84,693	81,744
Deferred costs, net	66,547	43,016
Due from affiliated companies	3,001	9,383
Prepaid expenses and other assets	8,747	11,831

TOTAL ASSETS	$995,166	$911,699

LIABILITIES
Mortgage notes payable	$919,010	$853,176
Unsecured loan and notes payable—related parties	18,337	15,887
Accrued interest payable	2,865	3,194
Accounts payable and accrued expenses	17,747	19,758
Due to affiliated companies	23,120	7,163
Deferred revenue and other liabilities	7,967	7,544
Tenants’ security deposits	16,315	15,735

TOTAL LIABILITIES	1,005,361	922,457
OWNERS’ (DEFICIT)	(10,195)	(10,758)

TOTAL LIABILITIES AND OWNERS’ (DEFICIT)	$995,166	$911,699

The accompanying notes are an integral part of these financial statements

Empire State Realty Trust, Inc., Predecessor

Condensed Combined Statements of Income

(unaudited)

For the Nine Months Ended September 30, 2011 and 2010

(amounts in thousands)

	Nine Months Ended September 30,
	2011	2010
REVENUES
Rental revenue	$126,768	$122,632
Tenant expense reimbursement	22,869	24,549
Third-party management and other fees	4,671	2,829
Construction revenue	35,323	23,713
Other income and fees	9,909	13,026

Total Revenues	199,540	186,749

OPERATING EXPENSES
Operating expenses	40,520	44,043
Marketing, general and administrative expenses	13,431	13,031
Construction expenses	34,121	23,258
Real estate taxes	21,968	20,310
Depreciation and amortization	25,773	25,048

Total Operating Expenses	135,813	125,690

Income from Operations before Interest Expense and Equity in Net Income of Non-controlled Entities	63,727	61,059
Interest expense	41,732	39,162

Income from Operations before Equity in Net Income of Non-controlled Entities	21,995	21,897
Equity in net income of non-controlled entities	12,239	12,376

NET INCOME	$34,234	$34,273

The accompanying notes are an integral part of these financial statements

Empire State Realty Trust, Inc., Predecessor

Condensed Combined Statement of Owners’ Deficit

(unaudited)

September 30, 2011 and 2010

(amounts in thousands)

Owners’ (Deficit) at December 31, 2010	$(10,758)
Net income—January 1 through September 30, 2011	34,234
Contributions from owners—January 1 through September 30, 2011	1,080
Distributions to owners—January 1 through September 30, 2011	(34,751)

Owners’ (Deficit) at September 30, 2011	$(10,195)

The accompanying notes are an integral part of these financial statements

Empire State Realty Trust, Inc., Predecessor

Condensed Combined Statements of Cash Flows

(unaudited)

For the Nine Months Ended September 30, 2011 and 2010

(amounts in thousands)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$34,234	$34,273

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,064	26,480
Straight-lining of rental revenue	(2,434)	5,756
Bad debts	147	2,116
Equity in net income of non-controlled entities	(12,239)	(12,376)
Distributions of cumulative earnings of non-controlled entities	9,289	2,325
Increase (decrease) in cash flows due to changes in operating assets and liabilities:
Restricted cash	7,787	5,024
Tenant and other receivables	(4,482)	(14,258)
Deferred leasing costs	(2,681)	(6,776)
Due to/from affiliated companies	1,389	(3,809)
Prepaid expenses and other assets	3,084	2,815
Accounts payable and accrued expenses	(1,026)	10,132
Accrued interest payable	(280)	(64)
Deferred revenue and other liabilities	423	(1,082)

Total adjustments	27,041	16,283

Net cash provided by operating activities	61,275	50,556

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in restricted cash for investing activities	57	932
Additions to development in progress	—	(2,165)
Additions to tenant improvement costs	(22,321)	(9,431)
Additions to building improvements	(19,954)	(20,041)

Net cash used in investing activities	(42,218)	(30,705)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage notes payable	165,540	3,644
Repayment of mortgage notes payable	(99,705)	(7,261)
Proceeds from unsecured loan payable	5,600	395
Repayment of unsecured loan payable	(3,200)	—
Deferred financing costs	(6,984)	(266)
Portfolio planning costs	(8,744)	—
Contributions from owners	1,080	1,420
Distributions to owners	(34,751)	(31,388)

Net cash provided by (used in) financing activities	18,836	(33,456)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	37,893	(13,605)
CASH AND CASH EQUIVALENTS—beginning of period	88,031	94,087

CASH AND CASH EQUIVALENTS—end of period	$125,924	$80,482

Supplemental Disclosures of Cash Flow Information:
Interest paid during the period	$42,061	$39,297

The accompanying notes are an integral part of these financial statements

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (unaudited)

(amounts in thousands)

1. Organization and Description of Business

As used in these condensed combined financial statements, unless the context otherwise requires, “we,” “us,” and “our company” mean the Predecessor (as defined below) for the periods presented and Empire State Realty Trust, Inc. and its combined subsidiaries upon consummation of its initial public offering, or IPO, and the formation transactions defined below.

Empire State Realty Trust, Inc. (formerly known as Empire Realty Trust, Inc.) is a Maryland corporation formed on July 29, 2011 to acquire the assets or equity interests of entities owning various controlling and non-controlling interests in real estate assets and certain management businesses controlled and/or managed by Mr. Peter L. Malkin and Mr. Anthony E. Malkin, or the Sponsors.

Prior to or concurrently with the IPO, we will engage in a series of formation transactions pursuant to which we will acquire, through a series of contributions and merger transactions, these assets, interests and businesses which we refer to as our formation transactions. These acquisitions will be made upon completion of the IPO. The formation transactions are intended to enable us to (i) combine the ownership of our property portfolio under our operating partnership subsidiary, Empire State Realty OP, L.P. (formerly known as Empire Realty Trust, L.P.), a Delaware limited partnership, or the Operating Partnership; (ii) succeed to the asset management, property management, leasing and construction businesses of the Predecessor; (iii) facilitate the IPO; and (iv) elect and qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2012. We will not have any operating activity until the consummation of our IPO and the formation transactions. Accordingly, we believe that a discussion of the results of Empire State Realty Trust, Inc. would not be meaningful for the periods covered by these financial statements prior to that acquisition.

The Predecessor

The predecessor is not a legal entity but rather a combination of (i) controlling interests in (a) 16 office and retail properties, (b) one development parcel, and (c) certain management companies, which are owned by certain entities that are owned or controlled by the Sponsors and/or their affiliates and family members, which we collectively refer to as the controlled entities, and (ii) non-controlling interests in four office properties (which include two of the 16 properties set forth in (i) above), held through entities we collectively refer to as the non-controlled entities, and are presented as uncombined entities in our combined financial statements. Specifically, the term “the predecessor” means (i) Malkin Holdings LLC, a New York limited liability company that acts as the supervisor of, and performs various asset management services and routine administration with respect to, certain of the existing entities (as described below), which we refer to as “the supervisor;” (ii) the limited liability companies or limited partnerships that currently (a) own, directly or indirectly and either through a fee interest or a long-term leasehold in the underlying land, and/or (b) operate, directly or indirectly and through a fee interest, an operating lease, an operating sublease or an operating sub-sublease, the 18 office and retail properties (which include non-controlling interests in four office properties for which Malkin Holdings LLC acts as the supervisor but that are not consolidated into our predecessor for accounting purposes) and entitled land that will support the development of an approximately 340,000 rentable square foot office building and garage that we will own after the formation transactions described in this prospectus, which we refer to as the “existing entities;” (iii) Malkin Properties, L.L.C., a New York limited liability company that serves as the manager and leasing agent for certain of the existing entities in Manhattan, which we refer to as “Malkin Properties;” (iv) Malkin Properties of New York, L.L.C., a New York limited liability company that serves as the manager and leasing agent for certain of the existing entities in Westchester County, New York, which we refer

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

to as “Malkin Properties NY;” (v) Malkin Properties of Connecticut, Inc., a Connecticut corporation that serves as the manager and leasing agent for certain of the existing entities in the State of Connecticut, which we refer to as “Malkin Properties CT;” and (vi) Malkin Construction Corp., a Connecticut corporation that is a general contractor and provides services to certain of the existing entities and third parties (including certain tenants at the properties in our portfolio), which we refer to as “Malkin Construction.” The term “the predecessor’s management companies” refers to the supervisor, Malkin Properties, Malkin Properties NY, Malkin Properties CT and Malkin Construction, collectively. The predecessor accounts for its investment in the non-controlled entities under the equity method of accounting.

Controlled Entities:

As of September 30, 2011, properties controlled by the Sponsors and/or their affiliates and family members and whose operations are 100% consolidated into the financial statements of the predecessor include:

Office:

One Grand Central Place, New York, New York

250 West 57th Street, New York, New York

1359 Broadway, New York, New York

First Stamford Place, Stamford, Connecticut

Metro Center, Stamford, Connecticut

383 Main Avenue, Norwalk, Connecticut

500 Mamaroneck Avenue, Harrison, New York

10 Bank Street, White Plains, New York

Fee ownership position of 350 Fifth Avenue (Empire State Building), New York, New York

Fee ownership position of 501 Seventh Avenue, New York, New York

Retail:

10 Union Square, New York, New York

1010 Third Avenue, New York, New York

77 West 55th Street, New York, New York

1542 Third Avenue, New York, New York

69-97 Main Street, Westport, Connecticut

103-107 Main Street, Westport, Connecticut

Land Parcels:

We own entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of our office properties that will support the development of an approximately 340,000 rentable square foot office building and garage.

The acquisition of interests in our predecessor will be recorded at historical cost at the time of the formation transactions.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

Non-Controlled Entities:

As of September 30, 2011, properties in which the sponsors and/or their affiliates and family members own non-controlling interests and whose operations are reflected in our predecessor’s combined financial statements as an equity interest include:

Office:

Master operating lease position of 350 Fifth Avenue, New York, New York—Empire State Building Company L.L.C.

Master operating lease position of 1350 Broadway, New York, New York—1350 Broadway Associates L.L.C. (long term ground lease)

1333 Broadway, New York, New York – 1333 Broadway Associates L.L.C.

Master operating lease position of 501 Seventh Avenue, New York, New York – 501 Seventh Avenue Associates L.L.C.

All of our business activities will be conducted through our operating partnership. We will be the sole general partner of our Operating Partnership. Pursuant to the formation transactions, our Operating Partnership will (i) acquire interests in the office and retail properties owned by the controlled entities (including our predecessor management companies) and the non-controlled entities and (ii) assume related debt and other specified liabilities of such assets and businesses, in exchange for shares of our Class A common stock, Class B common stock, operating partnership units, and/or cash.

We will be self-administered and self-managed. Additionally, we will form or acquire one or more taxable REIT subsidiaries, or TRSs, that will be owned by the Operating Partnership. The TRSs, through several wholly-owned limited liability companies, will conduct third-party services businesses, including the Empire State Building Observatory, parking facilities, cleaning services, property management and leasing, construction, mortgage brokerage, and property maintenance.

2. Summary of Significant Accounting Policies

Basis of Quarterly Presentation

The accompanying unaudited condensed combined financial statements of the predecessor have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, for interim financial information, and with the rules and regulations of the U.S. Securities and Exchange Commission, or the SEC. Accordingly, certain information and footnote disclosures required by GAAP for complete financial statements have been condensed or omitted in accordance with such rules and regulations. In the opinion of the Predecessor’s management, all adjustments and eliminations (including intercompany balances and transactions), consisting of normal recurring adjustments, considered necessary for the fair presentation of the financial statements have been included. The results of operations for the periods presented are not necessarily indicative of the results that may be expected for the corresponding full years. These financial statements should be read in conjunction with the financial statements and accompanying notes included in the financial statements for the year ended December 31, 2010. Certain prior year balances have been reclassified to conform with current period presentation.

The combined financial statements include all the accounts and operations of our Predecessor. The real estate entities included in the accompanying condensed combined financial statements have been combined on

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

the basis that, for the periods presented, such entities were under common control, common management and common ownership of the Sponsors and/or their affiliates and family members. Equity interests in the combining entities that are not controlled by the Sponsors and/or their affiliates and family members are shown as investments in uncombined entities. We will also acquire these interests.

In June 2009, the Financial Accounting Standards Board, or FASB, amended the guidance for determining whether an entity is a variable interest entity, or VIE, and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. Adoption of this guidance on January 1, 2010 did not have a material impact on our condensed combined financial statements. Management does not believe that we have any variable interests in VIEs.

We will assess the accounting treatment for each investment we may have in the future. This assessment will include a review of each entity’s organizational agreement to determine which party has what rights and whether those rights are protective or participating. For all VIEs, we will review such agreements in order to determine which party has the power to direct the activities that most significantly impact the entity’s economic performance and benefit. In situations where we or our partner could approve, among other things, the annual budget, the entity’s tax return before filing, and leases that cover more than a nominal amount of space relative to the total rentable space at each property, we would not consolidate the investment as we consider these to be substantive participation rights that result in shared power of the activities that would most significantly impact the performance and benefit of such investment. Such agreements could also contain certain protective rights such as the requirement of partner approval to sell, finance or refinance the investment and the payment of capital expenditures and operating expenditures outside of the approved budget or operating plan.

A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. Non-controlling interests are required to be presented as a separate component of equity in the combined balance sheets and in the combined statements of income by requiring earnings and other comprehensive income to be attributed to controlling and non-controlling interests. As the financial statements of the predecessor have been prepared on a combined basis, there is no non-controlling interest for the periods presented.

Accounting Estimates

The preparation of the condensed combined financial statements in accordance with GAAP requires management to use estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant items subject to such estimates and assumptions include allocation of the purchase price of acquired real estate properties among tangible and intangible assets, determination of the useful life of real estate properties and other long-lived assets, valuation and impairment analysis of combined and uncombined commercial real estate properties and other long-lived assets, estimate of percentage of completion on construction contracts, and valuation of the allowance for doubtful accounts. These estimates are prepared using management’s best judgment, after considering past, current, and expected events and economic conditions. Actual results could differ from those estimates.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

Income Taxes

As of December 31, 2010, the New York City unincorporated business tax (“NYCUBT”) net operating loss carry forward was approximately $21,802, expiring in the years 2021 to 2030. Taxable income for the nine months ended September 30, 2011 was approximately $6,096. The carry forwards net of the taxable income in 2011 gave rise to a deferred tax asset of $628 and $872 at September 30, 2011 and December 31, 2010, respectively. The deferred tax asset was fully reserved by a valuation allowance at September 30, 2011 and December 31, 2010. The valuation allowance was decreased by $244 during the nine months ended September 30, 2011 and increased by $148 during the nine months ended September 30, 2010.

Fair Value

As of September 30, 2011, we did not have any assets or liabilities subject to Level 1, 2, or 3 fair value measurements.

Offering Costs

We have incurred external offering costs of approximately $8,744 for the nine months ended September 30, 2011 and approximately $3,890 for the year ended December 31, 2010 which are included in deferred costs, net in our combined balance sheets. Such costs are comprised of accounting fees, legal fees and other professional fees. We have deferred such costs which will be recorded as a reduction of proceeds of the IPO, or expensed as incurred if the IPO is not consummated. Additional offering costs for work done by employees of the supervisor of approximately $842 for the nine months ended September 30, 2011 and $453 for the year ended December 31, 2010 were incurred and advanced by our supervisor and have been reimbursed to the supervisor by the existing entities. These costs have been eliminated as intercompany transactions in our predecessor’s historical financial statements. Additionally, the non-controlled entities have incurred external offering costs of approximately $7,307 for the nine months ended September 30, 2011 and approximately $3,255 for the year ended December 31, 2010 that are not included in our predecessor’s historical financial statements. Further, additional offering costs for work done by employees of the supervisor of $706 for the nine months ended September 30, 2011 and $380 for the year ended December 31, 2010 were incurred and advanced by our supervisor and have been reimbursed to our supervisor by the non-controlled entities.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in any additional disclosures in our condensed combined financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010. We did not have any financial instruments that would be materially impacted by this standard as of September 30, 2011, accordingly, adoption of this standard did not have any impact.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

New Accounting Pronouncements Not Yet Adopted

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations”. This ASU clarifies for which periods supplemental disclosure of pro forma revenue and net income is required when a business combination occurs in the current period. The guidance clarifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In our case, the guidance is in effect for the 2011 annual reporting period. The adoption of this guidance, while it will likely be applicable to us, is not expected to have a material impact on our combined financial statements.

In May 2011 the FASB issued ASU No. 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and International Financial Reporting Standards (“IFRS”) (“ASU 2011-04”). ASU 2011-04 represents the converged guidance of the FASB and the IASB (the “Boards”) on fair value measurements. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and IFRS. The amendments in this ASU are required to be applied prospectively, and are effective for interim and annual periods beginning after December 15, 2011. We do not expect that the adoption of ASU 2011-04 will have a significant impact on our combined financial statements.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Presentation of Comprehensive Income. The update provides an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In addition, an entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of the comprehensive income are presented. The amendments in this update are to be applied retrospectively and are effective for fiscal years ending after December 15, 2012 for nonpublic entities except for the amendment to the presentation of reclassifications of items out of accumulated other comprehensive income which the FASB issued a deferral of the effective date on November 8, 2011. We are currently evaluating the impact of adopting this new accounting standards update on our combined financial statements.

In September 2011, the FASB issued a new Accounting Standards Update (ASU) to enhance the disclosure requirements about an employer’s participation in a multiemployer pension plan. Employers that participate in a multiemployer pension plan will be required to provide a narrative description of the general nature of the plans and the employer’s participation in the plans that would indicate how the risks of these plans are different from single-employer plans and a disclosure of the minimum contributions required by the agreement. For each multiemployer pension plan that is individually significant, employers are required to provide additional disclosures including disaggregation of information. The additional disclosures will be adopted retrospectively and effective for annual periods ending after December 15, 2011. Management is currently evaluating the impact of adopting this new accounting standards update on the Company’s combined financial statements.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

3. Deferred Costs, Net

Deferred costs, net consisted of the following at September 30, 2011:

Leasing Costs	$87,598
Finance Costs	20,676
Portfolio Planning Costs	12,634

Total	120,908
Less: Accumulated Amortization	(54,361)

Deferred costs, net	$66,547

In connection with the July 2011 refinancing of a mortgage in the amount of $159,000 on the fee position of the Empire State Building, approximately $58,000 became available to the predecessor to fund building improvements and tenanting costs allowing reimbursement to Empire State Building Company L.L.C. (“ESBC”) one of the non-controlled entities, subsequent to June 30, 2011 of approximately $34,700 that ESBC had incurred and recorded on its financial statements during the first six months of 2011 for fixed asset additions of $24,900 and deferred leasing costs of $9,800. The foregoing was effected in the third quarter of 2011 and resulted in (1) ESBC’s removal of such asset additions and the predecessor’s recording of the same on its financial statements, and (2) ESBC’s accrual of overage rent payable to the predecessor equal to approximately 50% thereof. During the three months ended September 30, 2011, ESBC advanced on behalf of the predecessor approximately $11,169 for building improvements and tenanting costs that have been capitalized in the predecessor’s financial statements. The predecessor has released receivables of $8,990 and has transferred $26,500 in consideration of this transaction.

Amortization expense related to deferred leasing costs was $4,575 and $4,998 and deferred financing costs was $2,291 and $1,432 for the nine months ended September 30, 2011 and 2010, respectively.

4. Investments in Non-controlled Entities

The following table reflects the activity in our investments in non-controlled entities for the nine months ended September 30, 2011 and 2010:

	Nine months ended September 30,
	2011	2010
Balance at beginning of year	$81,744	$69,887
Equity in net income	12,239	12,376
Distributions	(9,290)	(2,322)

Balance at September 30	$84,693	$79,941

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

The following reflects combined summarized financial information of the non-controlled entities as of September 30, 2011:

Balance Sheets	Empire State Building Co.	1333 Broadway Associates	1350 Broadway Associates	501 Seventh Avenue Associates	Total
Real estate and development in process, net	$185,733	$35,144	$35,382	$18,591	$274,850
Other assets	131,962	43,358	18,396	15,106	208,822

Total assets	$317,695	$78,502	$53,778	$33,697	$483,672

Mortgage and notes payable	$—	$71,200	$40,427	$—	$111,627
Other liabilities	47,047	1,173	2,824	3,216	54,260
Members’/partners’ equity	270,648	6,129	10,527	30,481	317,785

Total liabilities and members’/partners’ equity	$317,695	$78,502	$53,778	$33,697	$483,672

Our share of equity—carrying value of our investments in non-controlled entities	$70,061	$2,576	$5,866	$6,190	$84,693

Statements of Income	Nine months ended September 30, 2011
	Empire State Building Co.	1333 Broadway Associates	1350 Broadway Associates	501 Seventh Avenue Associates	Total
Revenue:
Rental real estate revenue	$87,081	$11,252	$14,400	$13,590	$126,323
Observatory revenue	62,943	—	—	—	62,943

Total revenue	$150,024	$11,252	$14,400	$13,590	$189,266

Expenses:
Operating expenses—rental	102,414	4,293	6,832	9,849	123,388
Operating expenses—observatory	16,044	—	—	—	16,044
Interest	—	3,554	2,019	—	5,573
Depreciation and amortization	12,131	2,248	2,317	1,505	18,201

Total expenses	130,589	10,095	11,168	11,354	163,206

Net income	$19,435	$1,157	$3,232	$2,236	$26,060

Our share of equity in net income Of non-controlled entities	$9,586	$579	$1,616	$458	$12,239

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

	Nine months ended September 30, 2010
Statements of Income	Empire State Building Co.	1333 Broadway Associates	1350 Broadway Associates	501 Seventh Avenue Associates	Total
Revenue:
Rental real estate revenue	$86,472	$11,180	$13,914	$13,254	$124,820
Observatory revenue	58,410	—	—	—	58,410

Total revenue	$144,882	$11,180	$13,914	$13,254	$183,230

Expenses:
Operating expenses—rental	84,301	5,286	7,217	10,938	107,742
Operating expenses—observatory	14,310	—	—	—	14,310
Interest	—	3,303	2,018	—	5,321
Depreciation and amortization	8,302	2,108	2,009	1,026	13,445

Total expenses	106,913	10,697	11,244	11,964	140,818

Net income (loss)	$37,969	$483	$2,670	$1,290	$42,412

Our share of equity in net income (loss) of non-controlled entities	$10,535	$242	$1,335	$264	$12,376

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

5. Debt

Mortgage Notes Payable

Mortgage notes payable are collateralized by the following respective real estate properties and assignment of operating leases at September 30:

	Principal Balance as of September 30, 2011	Stated Rate	Effective Rate(1)	Maturity Date(2)
Mortgage debt collateralized by:
Fixed rate debt
250 West 57th Street
(first lien mortgage loan)	$27,409	5.33%	6.35%	1/5/2015
(second lien mortgage loan)	11,842	6.13%	6.35%	1/5/2015
First Stamford Place	250,000	5.65%	5.86%	7/5/2017
69-97 Main Street	9,402	5.64%	5.92%	5/1/2013
501 Seventh Avenue
(first lien mortgage loan)	1,118	5.75%	6.45%	8/1/2013
(second lien mortgage loan)(3)	41,271	5.75%;	6.45%;	8/1/2013
		6.04%	6.75%
1359 Broadway
(first lien mortgage loan)	10,323	5.75%	6.20%	8/1/2014
(second lien mortgage loan)(4)	37,765	5.75%;	6.20%;	8/1/2014
		5.87%;	6.32%;
		6.40%	6.86%
One Grand Central Place	92,050	5.34%;	6.01%;	11/5/2014
		7.00%	6.01%
500 Mamaroneck Avenue	34,075	5.41%	5.63%	1/1/2015
Metro Center
(first lien mortgage loan)(5)	61,701	5.80%	6.06%	1/1/2016
(second lien mortgage loan)(5)	38,856	6.02%	6.13%	1/1/2016
10 Union Square	21,645	6.00%	6.40%	5/1/2017
10 Bank Street	34,628	5.72%	5.90%	6/1/2017
1542 Third Avenue	19,788	5.90%	6.23%	6/1/2017
1010 Third Avenue and 77 West 55th Street	29,126	5.69%	6.05%	7/5/2017
383 Main Avenue	31,536	5.59%	5.72%	7/5/2017

Total fixed rate debt	$752,535

Floating rate debt
The Empire State Building (secured term loan)	$159,000	(6)	(6)	7/26/2014
501 Seventh Avenue	6,540	(7)	(7)	8/1/2013
250 West 57th Street (third lien mortgage loan)	935	(8)	(8)	1/5/2015

Total floating rate debt	$166,475

Total Mortgage Notes Payable	$919,010

(1)	The effective rate is the yield as of the issuance date, including the effects of debt issuance costs. There are no discounts or premiums on the notes.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

(2)	Pre-payment is generally allowed for each loan upon payment of a customary pre-payment penalty.
(3)	Represents the two tranches of the second lien mortgage loan.
(4)	Represents three tranches of the second lien mortgage loan.
(5)	Notes 1 and 2 are pari passu.
(6)	Floating at 30 day LIBOR + 2.5%. Loan is secured by the Empire State Building.
(7)	Floating at 30 day LIBOR + 2.0%.
(8)	Floating at Prime + 1.0% with a floor of 6.5%, with an option to fix the rate up to three times per annum in minimum increments of $5,000. The total line of credit is $21,000.

The carrying amount of properties collateralizing the mortgage notes payable amounted to $589,516 and $561,943 at September 30, 2011 and December 31, 2010, respectively.

Contractual Principal Payments

Contractual aggregate required principal payments on mortgage notes payable at September 30, 2011, are as follows:

2011	$2,648
2012	12,165
2013	69,718
2014	300,454
2015	883
Thereafter	533,142

Total principal maturities	$919,010

The mortgage note payable balance of $919,010 does not include the accrued interest of $2,865 at September 30, 2011.

Unsecured Loan and Notes Payable

We hold an unsecured loan payable to Peter L. Malkin, one of the Sponsors, with a balance of $14,737 as of September 30, 2011. The loan balance includes accrued interest of $49. The loan is payable on demand with interest compounded monthly at the short term applicable federal rate. This liability will be distributed to certain owners of the Predecessor and will not be assumed by us.

On December 20, 2010, one of the combined entities (500 Mamaroneck, L.P.) entered into a promissory note agreement with the Sponsors (“2010 Promissory Note”), whereby the latter would lend up to $3,600 to the entity primarily for tenant improvements. As of December 31, 2010, $1,200 was borrowed under the agreement. An additional $1,200 was borrowed in January 2011 and $800 was borrowed in March 2011. Loans made pursuant to the 2010 Promissory Note were payable on demand and earned interest at the rate of 10% per annum, payable at the time of principal repayments. The $3,200 borrowed under the 2010 Promissory Note, together with applicable interest, was repaid in full on April 21, 2011.

On April 21, 2011, 500 Mamaroneck, L.P. entered into a second promissory note agreement with the Sponsors, as agents for certain investors in 500 Mamaroneck, L.P. (“2011 Promissory Note”), under which the investors loaned $3,600 (including $1,174 from the Sponsors) to 500 Mamaroneck, L.P. From the proceeds of

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

this loan, $3,200 was used to repay the principal of the 2010 Promissory Note. Loans made pursuant to the 2011 Promissory Note earn interest at the rate of 10% per annum, payable quarterly, beginning July 1, 2011. The loans will mature on the earliest of (i) January 1, 2015, (ii) sale or transfer of title to the property, or (iii) satisfaction of the existing first mortgage loan on the property. Loans made under the 2011 Promissory Note may be repaid without penalty at any time in part or in full, along with all accrued interest.

6. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of September 30, 2011:

Accounts payable and accrued liabilities	$16,925
Improvements payable	82
Other	740

Accounts payable and accrued expenses	$17,747

7. Fair Value of Financial Instruments

Our estimates of the fair value of financial instruments at September 30, 2011 were determined by management using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The following table presents the aggregate carrying value of our debt and the corresponding estimates of fair value as of September 30, 2011.

	Carrying Amount	Fair Value
Mortgage notes payable	$919,010	$953,643
Unsecured loans and notes payable—related parties	18,337	18,337

Fair value of financial instruments	$937,347	$971,980

The fair value of our mortgage notes payable is based on a discounted cash flow models using currently available market rates assuming the loans are outstanding through maturity and considering the loan to value ratios. The unsecured loans and notes payable are carried at amounts which reasonably approximate their fair value at inception.

Cash and cash equivalents, restricted cash, tenant and other receivables accrued interest payable, due to affiliated companies, deferred revenue, tenant security deposits and accounts payable approximate their fair values because of the short-term nature of these instruments.

8. Rental Income

We lease various office spaces to tenants over terms ranging from one to 19 years. Certain leases have renewal options for additional terms. The leases provide for base monthly rentals and reimbursements for real estate taxes, escalations linked to the consumer price index or common area maintenance known as operating expense escalation. Operating expense reimbursements are reflected in our combined statements of income as tenant expense reimbursement.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

9. Commitments and Contingencies

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the ultimate settlement of these actions will not have a material adverse effect on our combined financial position, results of operations or liquidity.

Litigation

We are not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against us or our properties, other than routine litigation arising in the ordinary course of business such as disputes with tenants. We believe that the costs and related liabilities, if any, that may result from such actions will not materially affect our combined financial position, operating results or liquidity.

Unfunded Capital Expenditures

At September 30, 2011, we estimate that we will incur $75,000 of capital expenditures (including tenant improvements and leasing commissions) on our wholly-owned properties pursuant to existing lease agreements. We expect to fund these capital expenditures with operating cash flow, additional property level mortgage financings and cash on hand. Future property acquisitions may require substantial capital investments for refurbishment and leasing costs. We expect that these financing requirements will be met in a similar fashion.

Concentration of Credit Risk

Financial instruments that subject us to credit risk consist primarily of cash, restricted cash due from affiliated companies, tenant and other receivables and deferred rents receivable.

Included in cash and cash equivalents and restricted cash at September 30, 2011 were $140,669 of bank balances in excess of amounts insured by the Federal Deposit Insurance Corporation that were held on deposit at one major New York money center bank. In addition $97,983 at September 30, 2011 consisted of money market mutual funds sponsored by that institution. The underlying investments of those funds are divided between short-term United States Treasury securities and a diversified portfolio of other short term obligations.

Major Customers and Other Concentrations

Excluding the revenues we recognized under operating leases with non-controlled entities, for the nine months ended September 30, 2011, three tenants were major tenants who made up more than 10% of the revenues in the aggregate. These tenants represent approximately 4.92%, 3.86%, and 2.46% (total of 11.24%) of revenues. For the nine months ended September 30, 2010, three tenants were major tenants who made up more than 10% of the revenues. These tenants represent approximately 5.01%, 3.27%, and 2.56% (total of 10.84%) of revenues.

For the nine months ended September 30, 2011 and 2010, three properties accounted for more than 10% of total revenues. For 2011, One Grand Central Place represented approximately 27.06% of total revenues, First Stamford Place represented approximately 17.12%, and 250 West 57th Street represented approximately 11.81%. For 2010, One Grand Central Place represented approximately 26.36% of total revenues, First Stamford Place represented approximately 17.59%, and 250 West 57th Street represented approximately 11.33%.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

Unionized Work Force

Each property’s maintenance and cleaning staffs are employed under the term of collective bargaining agreements and have union representation. As of September 30, 2011, all union contracts are current with the exception of Local 30 for building engineers, which have expired. Employees in Local 30 continue to work under the terms of the prior agreements on a temporary basis. It is anticipated that the final contracts will contain provisions for salary adjustments to be made retroactive to the expirations date of the prior contracts.

Asset Retirement Obligations

We are required to accrue costs that we are legally obliged to incur on retirement of our properties which result from acquisition, construction, development and/or normal operation of such properties. Retirement includes sale, abandonment or disposal of a property. Under that standard, a conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement is conditional on a future event that may or may not be within a company’s control and a liability for a conditional asset retirement obligation must be recorded if the fair value of the obligation can be reasonably estimated. Environmental site assessments and investigations have identified asbestos or asbestos-containing building materials in certain of our properties. As of September 30, 2011, management has no plans to remove or alter these properties in a manner that would trigger federal and other applicable regulations for asbestos removal and accordingly the obligations to remove the asbestos or asbestos-containing building materials from these properties have indeterminable settlement dates. As such, we are unable to reasonably estimate the fair value of the associated conditional asset retirement obligation. However ongoing asbestos abatement, maintenance programs and other required documentation are carried out as required and related costs are expensed as incurred.

Other Environmental Matters

Certain of our properties have been inspected for soil contamination due to pollutants, which may have occurred prior to our ownership of these properties or subsequently in connection with its development and/or its use. Required remediation of such properties have been completed and as of September 30, 2011, management believes that there are no obligations related to environmental remediation other than maintaining the affected sites in conformity with the relevant authority’s mandates and filing the required documents. All such maintenance costs are expensed as incurred.

We expect that resolution of the environmental matters relating to the above will not have a material impact on our business, assets, combined financial condition, results of operations or liquidity. However, we cannot be certain that we have identified all environmental liabilities at our properties, that all necessary remediation actions have been or will be undertaken at our properties or that we will be indemnified, in full or at all, in the event that such environmental liabilities arise.

Insurance Coverage

We carry insurance coverage on our properties of types and in amounts and with deductibles that we believe are in line with coverage customarily obtained by owners of similar properties.

Multiemployer Pension Plan

In connection with our collective-bargaining agreements with the Service Employees Janitorial Union – Local 32B-32J and the Central Pension Fund—Local 94, some of the individual entities participate with other

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

companies in two defined benefit pension plans. The plans cover all of those entities’ janitorial and engineering employees who are members of the union. Such plans are defined benefit pension plans. These plans are not administered by us and contributions are determined in accordance with provisions of negotiated labor contracts. We incurred union pension and welfare expense (which is included in operating expenses) of $471 and $466 for the nine months ended September 30, 2011 and 2010, respectively.

Under the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal from or termination of a multiemployer plan for its proportionate share of the plan’s unfunded vested benefits liability. Management has no intention of undertaking any action which could subject any of those individual entities to the obligation.

Certain entities maintain defined contribution plans which cover substantially all employees of those entities who meet the eligibility requirements set forth in the plans’ documents. These plans include a cash or deferred arrangement subject to the provisions of Section 401(k) of the Internal Revenue Code. Accordingly, each participant may elect to defer and contribute to the plans (under a salary reduction agreement) a portion of such participant’s compensation up to the maximum amount, as defined.

Participants become fully vested in their accounts, to the extent of their contributions, immediately upon entry into the plans. The plans also allow for discretionary employer contributions, to which participants become vested in over a period of five years. In 2010, we elected to discontinue our discretionary employer contribution. We did not make any discretionary employer contributions during the nine months ended September 30, 2011 and 2010, respectively. The plans may be terminated at the option of each participating individual entity.

10. Related Party Transactions

Services are provided by us to affiliates of the Sponsors that are not part of the predecessor. These affiliates are related parties because beneficial interests in the predecessor and the affiliated entities are held, directly or indirectly, by the Sponsors, their affiliates and their family members.

During nine months ended September 30, 2011 and 2010, we engaged in various transactions with affiliates of the Sponsors and their family members. These transactions are reflected in our combined statements of income as third-party management and other fees and the unpaid balances are reflected in the due from affiliated companies on the combined balance sheet.

Supervisory Fee Revenue

We earned supervisory fees from affiliated entities not included in the condensed combined financial statements of $1,712 and $1,112 for the nine months ended September 30, 2011 and 2010, respectively.

We earned supervisory fees from uncombined entities included in these condensed combined financial statements on the equity method of $987 and $310 for the nine months ended September 30, 2011 and 2010, respectively. These fees are included within Third-party management and other fees.

Property Management Fee Revenue

We earned property management fees from affiliated entities not included in the condensed combined financial statements of $823 and $661 for the nine months ended September 30, 2011 and 2010, respectively. These fees are included within Third-party management and other fees.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

We earned property management fees from uncombined entities included in these condensed combined financial statements on the equity method of $707 and $161 for the nine months ended September 30, 2011 and 2010, respectively. These fees are included within Third-party management and other fees.

Lease Commissions

We earned leasing commissions from affiliated entities not included in the condensed combined financial statements of $2 and $2 for the nine months ended September 30, 2011 and 2010, respectively.

Profit share

We received additional payments equal to a specified percentage of distributions in excess of specified amounts, both being defined, from affiliated entities not included in the condensed combined financial statements. Our profits interest totaled $792 and $602 for the nine months ended September 30, 2011 and 2010, respectively. These fees are included within Other income and fees.

We received additional payments equal to a specified percentage of distributions in excess of specified amounts, both being defined, from uncombined entities included in these condensed combined financial statements on the equity method. Our profits interest totalled $631 and $368 for the nine months ended September 30, 2011 and 2010, respectively. These fees are included within Other income and fees.

Other Fees and Disbursements from Non-Controlled Affiliates

We received other fees and disbursements from affiliated entities not included in the condensed combined financial statements of $880 and $632 for the nine months ended September 30, 2011 and 2010, respectively. These fees are included within Other income and fees.

We received other fees and disbursements from unconsolidated subsidiaries included in these condensed combined financial statements on the equity method of $278 and $100 for the nine months ended September 30, 2011 and 2010, respectively. These fees are included within Other income and fees.

Included in these other fees are reimbursements from affiliates for portfolio planning costs related to the IPO.

Family Office Services

Family office services mainly comprise accounting and bookkeeping services. During the nine months ended September 30, 2011 and 2010, we provided certain family office services to the Sponsors. In the nine months ended September 30, 2011 and 2010, the Sponsors reimbursed us for direct costs in the amount of $529 and $531, respectively.

Aircraft Use

We owned shares of three aircraft for our use and for the use of the Sponsors. A significant portion of the aircraft use is for the “personal use” of Peter L. Malkin and Anthony E. Malkin. The costs of the aircraft, and attendant expenses, which are attributable to such “personal use” are not deductible for income tax purposes. An amount, in accordance with a formula set forth in the Code, is added to the compensation of Peter L. Malkin and Anthony E. Malkin. “Personal use” expenses amounted to approximately $283 and $465 for the nine months ended September 30, 2011 and 2010, respectively. These expenses are included within marketing, general and administrative expenses.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

In May 2011, we sold two of our aircraft interests for $238. The third aircraft interest was sold in May, 2011 to Air Malkin LLC (a company owned by Peter L. Malkin) at its estimated fair value of $383. There was no material income or loss to us in connection with these transactions.

Receivable in Connection with Officer’s Life Insurance

Malkin Properties of Connecticut Inc., or MPC, one of the companies that comprise the Predecessor, pays the premium on a split dollar life insurance policy with a face amount of $11,000 carried on the life of Anthony E. Malkin, President of MPC. The owner and beneficiary of the policy is a trust whose beneficiaries are members of the family of Mr. Malkin. The trust reimburses MPC for a portion of the annual premium of this policy, at a rate determined to be the cost of solely the insurance protection.

The trustee of the trust has assigned to MPC the right to receive an amount equal to the cumulative annual premiums it has paid on the policy since origination (i) from amounts payable to the trust on account of death of the insured or (ii) upon surrender of the policy by the trust. As of September 30, 2011 the amount due to MPC was $1,331. These amounts are included within tenant and other receivables.

As of September 30, 2011, the cash surrender value exceeded the value of the cumulative annual premiums due to MPC. The insurance policy terminated on December 31, 2011 and was not renewed. MPC was reimbursed for the cumulative premiums paid on behalf of Anthony E. Malkin of $1,331 upon surrender of the policy in January 2012. The cash surrender value of the insurance policy was used to repay all of the monies due to MPC.

Other

Amounts due from or (to) related parties at September 30, 2011 consisted of the following:

Partners and shareholders	$321
Other affiliated entities	(20,119)

Related party payables, net	$(19,798)

Balances due from partners and shareholders are classified within tenant and other receivables.

11. Segment Reporting

Our reportable segments consist of a real estate segment and a construction contracting segment. Management internally evaluates the operating performance and financial results of our segments based on net operating income. We also have certain general and administrative level activities, including legal and accounting, that are not considered separate operating segments. Our reportable segments are on the same basis of accounting as described in footnote 2.

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

The following table provides components of segment profit for each segment for the nine months ended September 30, 2011 and 2010, as reviewed by management:

	Real Estate	Construction Contracting	Totals
2011
Revenues from external customers	$164,185	$35,323	$199,508
Intersegment revenues	55	2,948	3,003

Total revenues	164,240	38,271	202,511
All operating expenses, excluding noncash items	(62,926)	(36,924)	(99,850)
Interest expense	(41,732)	—	(41,732)
Depreciation and amortization expense	(25,757)	(16)	(25,773)
Equity in net income of investees accounted for by the equity method	12,239	—	12,239

Segment Profit	$46,064	$1,331	$47,395

Segment assets	$897,275	$13,198	$910,473

Investment in equity method investees	$84,693	$—	$84,693

Expenditures for segment assets	$49,156	$—	$49,156

	Real Estate	Construction Contracting	Totals
2010
Revenues from external customers	$162,966	$23,713	$186,679
Intersegment revenues	55	5,426	5,481

Total revenues	163,021	29,139	192,160
All operating expenses, excluding noncash items	(64,142)	(26,587)	(90,729)
Interest expense	(39,162)	—	(39,162)
Depreciation and amortization expense	(25,023)	(25)	(25,048)
Equity in net income of investees accounted for by the equity method	12,376	—	12,376

Segment Profit	$47,070	$2,527	$49,597

Segment assets	$812,142	$11,190	$823,332

Investment in equity method investees	$78,428	$—	$78,428

Expenditures for segment assets	$37,638	$—	$37,638

Empire State Realty Trust, Inc., Predecessor

Notes to Condensed Combined Financial Statements (continued)

(amounts in thousands)

The following table provides a reconciliation of segment data to the condensed combined financial statements for the six months ended:

	2011	2010
Revenue reconciliation
Total revenues for reportable segments	$202,511	$192,160
Other revenues	32	29
Elimination for intersegment revenues	(2,948)	(5,426)

Total combined revenues	$199,595	$186,763

Profit or loss
Total profit or loss for reportable segments	$47,395	$49,597
Other profit or loss items	(12,037)	(12,547)
Elimination for intersegment profit or loss	(425)	(2,368)
Unallocated amounts:
Investment income	32	29
Aircraft expenses	(731)	(438)

Net income	$34,234	$34,273

12. Subsequent Events

Except as disclosed below, there have not been any events that have occurred that would require adjustments to or disclosure in our condensed combined financial statements.

On November 2, 2011, the term loan with HSBC Bank USA and other participating banks secured by our fee interest in the Empire State Building and our master operating lease position of 350 Fifth Avenue, was amended by the First Amendment to Loan Agreement, Ratification of Loan Documents and Omnibus Amendment to provide for additional commitments from Capital One, National Association so that, collectively, the loan was increased to $300 million. No additional funds were drawn at the time of the modification.

The loan agreement was further amended on November 23, 2011 Second Amendment to Loan Agreement which was concluded in order to clarify that (a) the fee, master lease and operating sublease estates in the building may be consolidated and transferred to an operating subsidiary of the proposed REIT, (b) the Observatory Lease will remain in effect following such transfer, (c) the tenant thereunder will be owned directly or indirectly by the REIT or operating partnership and (d) such tenant will encumber its interest in the Observatory Lease to secure the Loan. The Second Amendment was also adopted in order to conform a covenant in the Loan Agreement to the similar obligation agreed with Lenders’ Agent to use commercially reasonable efforts to deliver lease estoppels from the Building’s Broadcast tenants within 120 days after the initial Loan closing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Empire State Building Company L.L.C.

  (a Limited Liability Company)

We have audited the accompanying consolidated balance sheet of Empire State Building Company L.L.C. and Affiliates as of December 31, 2010, and the related consolidated statements of income, changes in equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Company L.L.C. and Affiliates at December 31, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

July 27, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Empire State Building Company L.L.C.

New York, New York

We have audited the accompanying consolidated balance sheet of Empire State Building Company L.L.C. (a New York limited liability company) and Affiliates (the “Company”) as of December 31, 2009 and the related consolidated statements of income, changes in equity and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the management of Empire State Building Company L.L.C. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Company L.L.C. and Affiliates as of December 31, 2009 and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009, the Company adopted the provisions pertaining to noncontrolling interests of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, “Consolidation,” and the provisions pertaining to uncertain tax positions of FASB ASC 740, “Income Taxes.”

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 23, 2011

Empire State Building Company L.L.C. and Affiliates

Consolidated Balance Sheets

	Year ended December 31
	2010	2009
ASSETS
Property—at cost:
Leasehold improvements	$169,116,734	$137,829,342
Subtenant improvements	62,001,552	42,472,221
Leasehold	740,000	740,000
Equipment	5,436,001	4,699,670

	237,294,287	185,741,233
Less accumulated depreciation and amortization	42,546,701	34,523,042

Net property	194,747,586	151,218,191

Other assets:
Cash and cash equivalents	42,797,338	44,931,683
Cash—restricted—tenants’ security deposits	4,836,544	4,578,113
Cash—tenant improvement escrow	683,147	679,608
Accounts receivable — net	2,263,592	2,136,164
Rent receivable	4,745,195	7,504,772
Unbilled rent receivable — net	35,403,198	30,662,269
Loans receivable	1,353,575	—
Prepaid expenses	16,024,792	14,700,905
Overage rent due from lessor	1,888,629	2,429,589
Deferred charges and other deferred costs, net of accumulated amortization	16,186,225	14,667,693
Due from Supervisor	300,000	300,000
Other assets	314,445	534,197

Total assets	$321,544,266	$274,343,184

The accompanying notes are an integral part of these consolidated financial statements.

Empire State Building Company L.L.C. and Affiliates

Consolidated Balance Sheets (Continued)

	Year ended December 31
	2010	2009
LIABILITIES AND EQUITY

Liabilities:
Accounts payable and accrued liabilities	$22,576,559	$24,810,212
Tenants’ security deposits payable	4,836,544	4,578,113
Due to lessor	8,963,473	8,961,815
Due to Supervisor	97,401	—
Deferred income	5,992,005	5,619,639

Total liabilities	42,465,982	43,969,779

Commitments and contingencies	—	—

Equity (deficit):
Empire State Building Company L.L.C. members’ equity	282,084,869	235,315,149
Noncontrolling interest	(3,006,585)	(4,941,744)

Total equity	279,078,284	230,373,405

Total liabilities and equity	$321,544,266	$274,343,184

The accompanying notes are an integral part of these consolidated financial statements.

Empire State Building Company L.L.C. and Affiliates

Consolidated Statements of Income

	Years Ended December 31
	2010	2009	2008
Income:

Rent:
Minimum rental revenue	$63,238,062	$62,521,301	$59,485,851
Tenant reimbursements	30,041,000	32,228,332	30,855,948
Antenna license fees	16,056,286	14,572,350	14,184,943
Other	5,045,107	3,241,154	3,403,213

Total rent	114,380,455	112,563,137	107,929,955

Observatory
Revenues	78,879,919	71,647,424	72,197,143
Expenses	18,249,147	18,305,997	15,867,938

Observatory net income	60,630,772	53,341,427	56,329,205

Total income	175,011,227	165,904,564	164,259,160

Operating expenses:
Basic rent expense	8,094,750	7,793,000	6,018,750
Overage rent	4,111,371	7,570,411	3,509,384
Real estate taxes	27,664,886	24,785,578	22,677,228
Payroll and related costs	21,116,346	21,528,386	21,866,938
Repairs and maintenance	10,689,687	14,388,484	13,730,856
Utilities	15,539,915	15,114,546	16,571,046
Supervisory fees	574,000	270,000	270,000
Professional fees	5,543,394	6,275,338	5,811,222
Insurance	7,657,206	8,668,795	7,961,856
Advertising	2,538,242	2,357,648	2,589,120
Cleaning	2,924,560	2,474,606	2,070,116
Administrative	2,292,902	2,069,858	2,212,422
Depreciation	9,318,935	6,730,365	7,739,997
Amortization	2,374,619	2,313,059	2,526,920
Bad debts, net	2,405,578	3,396,162	3,367,364

Total operating expenses	122,846,391	125,736,236	118,923,219

Operating income	52,164,836	40,168,328	45,335,941
Interest anddividend income	140,043	136,040	1,216,137

Net income	52,304,879	40,304,368	46,552,078
Net income of affiliate attributable to noncontrolling interest	(1,935,159)	(20)	(11)

Net income attributable to empire State Building Company L.L.C.	$50,369,720	$40,304,348	$46,552,067

The accompanying notes are an integral part of these consolidated financial statements.

Empire State Building Company L.L.C. and Affiliates

Consolidated Statements of Changes in Equity

	Years Ended December 31, 2010, 2009 and 2008
	Total	Empire State Building Company L.L.C. Members’ Equity	Noncontrolling Interest
Equity—January 1, 2008	$185,654,622	$185,596,397	$58,225

Distributions—2008	(3,600,000)	(3,600,000)	—

Net Income—2008	46,552,078	46,552,067	11

Equity—December 31, 2008	228,606,700	228,548,464	58,236

Cumulative effect of adopting FASB ASC 740	(5,000,000)	—	(5,000,000)

Distributions—2009	(33,537,663)	(33,537,663)	—

Net income—2009	40,304,368	40,304,348	20

Equity (deficit)—December 31, 2009	230,373,405	235,315,149	(4,941,744)

Distributions—2010	(3,600,000)	(3,600,000)	—

Net income—2010	52,304,879	50,369,720	1,935,159

Equity (deficit)—December 31, 2010	$279,078,284	$282,084,869	$(3,006,585)

The accompanying notes are an integral part of these consolidated financial statements.

Empire State Building Company L.L.C. and Affiliates

Consolidated Statements of Cash Flows

	Year ended December 31
Years Ended December 31,	2010	2009	2008
Cash flows from operating activities:
Net income	$52,304,879	$40,304,368	$46,552,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,318,935	6,730,365	7,739,997
Amortization	2,374,619	2,313,059	2,526,920
Bad debts	2,405,578	3,396,162	3,367,364
Net change in operating assets and liabilities:
Accounts receivable	(2,533,006)	(3,637,698)	(3,639,469)
Rent receivable	1,359,668	(3,542,014)	253,694
Unbilled rent receivable	(4,740,929)	(807,032)	97,333
Loans receivable	46,334	—	—
Prepaid expenses	(1,226,486)	(1,426,019)	(320,688)
Overage rent due from lessor	540,960	(2,429,589)	—
Deferred charges—leasing commissions and costs	(2,516,294)	(1,760,073)	(4,368,130)
Other assets	219,752	134,686	104,470
Accounts payable and accrued liabilities	(5,749,142)	6,815,027	175,423
Deferred income	372,366	3,350,789	606,796

Net cash provided by operating activities	52,177,234	49,442,031	53,095,788

Cash flows from investing activities:
Property additions	(49,768,496)	(34,036,584)	(45,797,454)
Tenant improvement escrow, net	(3,539)	5,372,826	(6,052,434)

Net cash used in investing activities	(49,772,035)	(28,663,758)	(51,849,888)

Cash flows from financing activities:
Members’ distributions	(3,600,000)	(33,537,663)	(3,600,000)
Advances from lessor to fund building improvements	1,658	8,961,815	—
Other deferred costs	(941,202)	—	—
Due from Supervisor, net	—	—	(134,106)

Net cash used in financing activities	(4,539,544)	(24,575,848)	(3,734,106)

Net decrease in cash and cash equivalents	(2,134,345)	(3,797,575)	(2,488,206)
Cash and cash equivalents—beginning of year	44,931,683	48,729,258	51,217,464

Cash and cash equivalents—end of year	$42,797,338	$44,931,683	$48,729,258

Supplemental schedule of noncash activities -
During 2010, the Company entered into lease modification agreements with two tenants which had rent receivable balances in arrears.
Decrease in rent receivable	$1,399,909	$—	$—
Increase in loans receivable	(1,399,909)	—	—

	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements

1. Organization and Nature of Business

Empire State Building Company L.L.C. (“ESB”) was originally organized on August 15, 1961 as a joint venture to lease and sublease the approximately 2,800,000 square foot office building and Observatory, more commonly known as the Empire State Building situated at 350 Fifth Avenue, New York, New York, (the “Property”). At December 31, 2010, the Property was approximately 68% occupied. On April 2, 1971, ESB converted from a joint venture to a general partnership. On December 17, 2001, ESB converted from a general partnership to a New York limited liability company and is now known as Empire State Building Company L.L.C. Although limited liability companies are unincorporated associations, their members have limited personal liability for the obligations or debts of the entity similar to stockholders of a corporation.

ESB commenced operations on August 15, 1961 and is to continue until the earlier of the complete disposition of all of the Company’s assets, unless sooner terminated pursuant to the Operating Agreement or by law.

On February 9, 1962, Empire State Building, Inc. (the “Observatory” or “Inc.”) was formed to sublease from ESB and operate the observation decks located on the 86th and 102nd floors of the Property. A new lease was entered into in 2010 under which Inc. acted as agent for a joint venture (the “Joint Venture”) owned 99% by ESB and 1% by Inc. The Joint Venture arrangement has no significant impact on the financial position or results of operations reported in the consolidated financial statements.

On July 15, 2009, ESB Captive Insurance Company L.L.C. (the “Captive”) was formed in the State of Vermont, as a captive insurance company to insure the Property and business interruption risks of ESB and the Observatory, including, but not limited to, terrorism risks. The Captive was formed as a single member limited liability company, wholly owned by ESB. For income tax reporting purposes, a single member LLC is classified as a division of its member, accordingly, the single member LLC’s taxable income or loss is reportable by its member. The Captive reinsures certain coinsurance amounts. There were no losses incurred through December 31, 2010.

2. Summary of Significant Accounting Policies

Principles of consolidation — The accompanying consolidated financial statements include the accounts of Empire State Building Company L.L.C. and its wholly owned subsidiary, ESB Captive Insurance Company L.L.C., the Joint Venture, and Empire State Building, Inc. (collectively, the “Company”).

All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company follows the provisions pertaining to noncontrolling interests of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, “Consolidation.” A noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. Among other matters, the noncontrolling interest standards require that noncontrolling interests be reported as part of equity in the consolidated balance sheet (separately from the controlling interest’s equity). The noncontrolling interest standards also require companies to disclose the changes in the noncontrolling interest in the statement of equity or in a separate note to the financial statements; and require that net income include earnings attributable to the noncontrolling interest with disclosure on the face of the statement of income of the amounts attributable to the parent and to the noncontrolling interest. The Company’s interest in Empire State Building, Inc. is classified as noncontrolling interest in the accompanying consolidated financial statements.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

Variable interest entities (“VIEs”) —Under FASB ASC 810, “Consolidation,” when a reporting entity (ESB) is the primary beneficiary of an entity that is a variable interest entity as defined in FASB ASC 810, the variable interest entity must be consolidated into the financial statements of the reporting entity.

FASB amended the guidance for determining whether an entity is a VIE, and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity's economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. Adoption of this guidance on January 1, 2010 did not have a material impact on the consolidated financial statements.

ESB has determined that both Inc. and the Joint Venture are VIEs of which ESB is the primary beneficiary. ESB consolidates both the Joint Venture and Inc. as ESB through its design of the Joint Venture and Inc. and its lease to the Joint Venture, has both the power to direct the activities that most significantly impact both the Joint Venture and Inc.’s economic performance and (ii) the obligation to absorb losses of both the Joint Venture and Inc. and the right to receive benefits from both the Joint Venture and Inc. that could be significant to both the Joint Venture and Inc.

The aggregate assets, liabilities and deficit of the Joint Venture as of December 31, 2010 were $6,895,694, $9,902,279 and $(3,006,585) (includes Inc.’s 1% interest in the Joint Venture), respectively. Net income for the year then ended was $4,515,868 (net of rent paid to ESB). Net income attributable to the noncontrolling interest was $1,935,159 (inclusive of a $1,890,000 income tax benefit).

The aggregate assets, liabilities and deficit of Inc. as of December 31, 2009 were $2,843,259, $7,785,003 and $(4,941,744), respectively, and net income for the year then ended was $20 (net of rent paid to ESB). Net income for 2008 was $11 (net of rent paid to ESB).

Revenue recognition:

Empire State Building Company L.L.C. — Minimum rental revenue is recognized on a straight-line basis over the terms of the subleases. The excess of rents so recognized over amounts contractually due pursuant to the underlying subleases is included in unbilled rents receivable on the accompanying balance sheet. Leases generally contain provisions under which tenants reimburse the Company for a portion of property operating expenses, real estate taxes and other recoverable costs. Receivables for escalation and expense reimbursements are accrued in the period the related expenses are incurred. Rental payments received before they are recognized as income are recorded as deferred income.

ESB provides an estimated allowance for uncollectible rent and loans receivable based upon an analysis of tenant and loan receivables and historical bad debts, tenant concentrations, tenant credit worthiness, tenant security deposits (including letters of credit and lease guarantees provided by the tenant), current economic trends and changes in tenant payment terms. Rent receivable is shown net of an estimated allowance for doubtful accounts of $1,192,000 at December 31, 2010 and no allowance at December 31, 2009. Unbilled rent receivable is shown net of an estimated allowance for doubtful accounts of $165,000 and $3,370,000 at December 31, 2010 and 2009, respectively.

Bad debt expense is shown net of recoveries.

Empire State Building, Inc. — Admission fees are recognized as income when admission tickets are sold. General admission tickets are non-refundable and there is a limited period during which group sales may be refunded. The effect of potential ticket refunds is not material to Observatory net income. Ancillary income is recognized as income when earned.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

Inc. provides an estimated allowance for uncollectible accounts receivable based upon an analysis of accounts receivable and historical bad debts, customer credit worthiness, current economic trends and changes in payment terms. Management believes no allowance is necessary for outstanding accounts receivable balances at December 31, 2010 and 2009.

Cash and cash equivalents — The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

At times the Company has demand and other deposits with a bank in excess of federally insured limits. The possibility of loss exists if the bank holding uninsured deposits were to fail.

Property - The Company reviews real estate assets for impairment whenever events or changes in circumstances indicate the carrying amount of assets to be held and used may not be recoverable. Impairment losses are recognized when the estimated undiscounted cash flows expected to be generated by those assets are less than the assets’ carrying amount. Impaired assets are recorded at their estimated fair value calculated based on the discounted cash flows expected to be generated by the asset. No impairment loss has been recorded for the years ended December 31, 2010, 2009 and 2008.

Depreciation and amortization — Depreciation is computed by the straight-line method over the estimated useful lives of forty years for the leasehold improvements and seven years for equipment. The leasehold is being depreciated by the straight-line method over the term of the sublease. Subtenant improvements, leasing commissions and leasing costs are amortized by the straight-line method over the terms of the related tenant leases.

Repairs and maintenance are charged to expense as incurred. Expenditures which increase the useful lives of the assets are capitalized.

Sales tax — Sales tax collected by ESB from tenants for sub-metered electricity is presented in the financial statements on a gross basis and, accordingly, included in revenue and expenses. Observatory admission ticket sales are reported net of sales tax and, accordingly, excluded from revenue and expenses.

Income taxes — Empire State Building Company L.L.C. is not subject to federal and state income taxes and, accordingly, makes no provision for federal and state income taxes in its financial statements. Empire State Building Company L.L.C.’s rental operations are not subject to local income taxes.

Empire State Building Company L.L.C.’s taxable income or loss (which includes the income or loss of the Captive) is reportable by its members. Empire State Building, Inc. has elected to be taxed under the Subchapter S provisions of the Internal Revenue Code and applicable New York State income tax law effective January 1, 1971. Accordingly, the Company has not provided for federal or state income taxes since all income is passed through directly to the stockholders for the years ended December 31, 2010, 2009 and 2008. New York City does not recognize S Corporations as pass-through entities. Therefore, Empire State Building, Inc is subject to New York City general corporate tax.

The Company follows the provisions pertaining to uncertain tax positions of FASB ASC 740, “Income Taxes,” which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FASB ASC 740 the tax benefit from an uncertain tax position may only be recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

of being realized upon ultimate settlement. Among other matters, FASB ASC 740 also provides guidance on accounting for interest and penalties associated with tax positions. As of December 31, 2010, the Company has recorded a liability of $3,110,000 for uncertain tax positions (including $950,000 of accrued interest and penalty). During 2010, the Company recorded a tax benefit of $1,890,000 (inclusive of a $496,000 net reduction in accrued interest and penalties) included as a component of Observatory Income, net on the accompanying consolidated statement of income. The liability is based on amounts of possible outcomes, using facts, circumstances and information available at the reporting date. Interest and penalties are included as a component of income tax benefit on the accompanying consolidated statement of income. Taxable years ended December 31, 2007, 2008, 2009 and 2010 are subject to IRS and other jurisdictions tax examinations.

Reclassification — Certain prior year balances have been reclassified to conform with the current year presentation.

Advertising — The Company expenses advertising costs as incurred. The Company incurred advertising costs of $5,054,935, $4,672,938 and $4,206,658, respectively, (inclusive of $2,516,693, $2,315,290 and $1,617,538 incurred by Empire State Building, Inc.) for the years ended December 31, 2010, 2009 and 2008.

Environmental costs — The Property contains asbestos. The asbestos is appropriately contained, in accordance with current environmental regulations. As certain demolition of the space occurs, environmental regulations are in place, which specify the manner in which the asbestos must be handled and disposed. Because the obligation to remove the asbestos has an indeterminable settlement date, the Company is unable to reasonably estimate the fair value of this obligation. Asbestos abatement costs are charged to expense as incurred.

Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. The Company regards the allowance for uncollectible rents (including unbilled rent receivable) as being particularly sensitive. Further, when tenants experience financial difficulties, uncertainties associated with assessing the recoverability of subtenant improvements and leasing commissions increase. Other items subject to such estimates and assumptions include the determination of the useful life of real estate and other long-lived assets, as well as the valuation and impairment analysis of real estate property and other long-lived assets.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

Recently adopted accounting pronouncements — In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in any additional disclosures in our consolidated financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010. We are currently evaluating the impact the adoption of the remainder of the standard will have on our consolidated financial statements. The Company does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

New accounting pronouncements not yet adopted - In December 2010 the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU clarifies for which periods supplemental disclosure of pro forma revenue and net income is required when a business combination occurs in the current period. The guidance clarifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In our case, the guidance is in effect for the 2011 annual reporting period. We are currently evaluating the impact the adoption of this standard will have on our consolidated financial statements. The adoption of this guidance, while it will likely be applicable to us, is not expected to have a material effect on our consolidated financial statements.

In May 2011 the FASB issued ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP. This ASU provides guidance setting forth additional requirements relating to disclosures about fair value. The guidance will be effective for us beginning with the first interim period in 2012. In accordance with the guidance, we will be required to disclose the level in the fair value hierarchy in which each fair value lies that is disclosed but not used to measure an asset or liability on the balance sheet. The guidance also clarifies that the fair value of a non-financial asset is based on its highest and best use and requires disclosure if a non-financial asset is being used in a manner that is not its highest and best use. The Company does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

3. Members’ Equity

Profits, losses and distributions are allocated to the members pursuant to the Company’s Operating Agreement.

The Company must maintain minimum capital and surplus of $250,000 in accordance with Vermont captive insurance regulations.

4. Deferred Charges

Deferred charges consist of the following as of December 31, 2010 and 2009:

	2010	2009
Leasing commissions	$24,635,393	$22,138,025
Leasing costs and other deferred costs	1,888,175	589,270

	26,523,568	22,727,295
Less accumulated amortization	(10,337,343)	(8,059,602)

Total	$16,186,225	$14,667,693

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

5. Loans Receivable

During 2010, the Company entered into lease modification agreements with two tenants which had rent receivable balances in arrears totaling $1,399,909. Interest income is recognized using the effective interest method and recognized on the accrual basis. As of December 31, 2010, loans receivable consist of the following:

Date of Loan	Balance	Interest Rate	Maturity
February 28, 2010	$1,053,575	LIBOR (*) + 3.5%	December 1, 2024
December 28, 2010	300,000	Prime (**) + 3.0%	December 1, 2015

	$1,353,575

(*)	0.303% (three month LIBOR) at December 31, 2010.
(**)	3.25% at December 31, 2010.

Future principal payments due are as follows:

2011	$118,000
2012	120,000
2013	123,000
2014	125,000
2015	128,000
Thereafter	739,575

$1,353,575

6. Related Party Transactions

ESB (the “Lessee”) entered into a lease agreement with Empire State Building Associates L.L.C. (the “Lessor”) which was set to expire on January 4, 2013. On February 11, 2010, the Company exercised the remaining lease renewal options for the period January 4, 2013 to January 4, 2076. The lease provides for an annual basic minimum rent equal to $6,018,750 through January 4, 2013; thereafter, the annual basic minimum rent is equal to $5,895,625.

In accordance with the 2nd lease modification dated as of February 25, 2009, the minimum basic rent described above had been increased to cover debt service on the Lessor’s $31,500,000 second mortgage loan obtained on February 25, 2009 (the “Loan”). The basic rent was increased to cover debt service, but excluding certain principal payment amounts not part of scheduled debt service and totaled $2,076,000 and $1,774,250 in 2010 and 2009, respectively. The principal amount of any refinancing of the Loan shall not exceed the then existing amount of debt plus refinancing costs.

The lease also provides for additional rent (“Overage Rent”) through all renewal terms equal to 50% of the Lessee’s annual net operating profit, as defined, in excess of $1,000,000, in each lease year. The Company advanced $6,000,000 through December 31, 2010 on account of additional rent and the excess of $1,888,629 was returned by the Lessor in 2011.

In addition to the above, the Lessee is required to pay for all operating and maintenance expenses, real estate taxes, and necessary repairs and replacements, and keep the Property adequately insured against fire and accident.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

A building improvements program (the “Program”) has been undertaken by the Company to maintain and enhance the Property and its competitive position. As of December 31, 2010, the Company has incurred costs related to the Program of approximately $143,200,000 and the Lessor had incurred costs related to the Program of approximately $10,160,000 and estimates that the total costs of all Program-related projects will be approximately $626,000,000. Lessor intends to seek additional financing to fund future Property improvements and tenanting costs.

The Company is financing the Program and billing the Lessor for certain costs incurred. The Program (1) grants the ownership of improvements and tenanting costs funded by Lessor to Lessor and acknowledges Lessor’s desire to finance such costs through an increase in the fee mortgage, and (2) allows for the increased mortgage charges to be paid by Lessor from an equivalent increase in basic rent paid by the Company, all to the extent the Company joins Lessor in approving such mortgage increase. Since additional rent will be decreased by one-half of that increase in basic rent, the net effect of the lease modification is to have the Company and Lessor share the costs of the Program equally, assuming the Company’s profitability continues to obligate it to pay further additional rent.

The Loan is scheduled to mature on May 1, 2012 and requires monthly payments of interest only at 6.5% per annum, payable monthly in arrears. The mortgage may be prepaid at any time without penalty.

In connection with the Loan, the Company has assigned all subleases and rents to the lender as additional collateral.

The following is a schedule of future minimum rental payments as of December 31, 2010 (based on the current amount of the Lessor’s outstanding second mortgage obligation):

Year ending December 31,
2011	$8,095,000
2012	6,710,000
2013	5,900,000
2014	5,900,000
2015	5,900,000
Thereafter	353,785,000

$386,290,000

On July 26, 2011, the Lessor closed on a new mortgage loan with HSBC Bank USA and other participating banks with an initial advance of $159,000,000, part of which was used to pay the existing mortgage loans totaling $92,000,000 scheduled to mature on May 1, 2012. See Note 14. In accordance with the Second Lease Modification Agreement, the above table includes increased basic rent equal to debt service that had been payable on the second mortgage loan through its scheduled maturity date in 2012. The above table does not reflect additional basic rent to cover debt service relating to the new financing.

Distributions are paid from a cash account held by Malkin Holdings which is reflected on the balance sheet as “Due from Supervisor.”

Due to Lessor at December 31, 2010 and 2009 represents advances made to the Company of $8,963,473 and $8,961,815, respectively, for building improvements.

Due from Supervisor at December 31, 2010 and 2009 represents cash held on our behalf by our Supervisor.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

Supervisory and other services are provided to the Company by its Supervisor, Malkin Holdings LLC (“Malkin Holdings”), a related party. Beneficial interests in the Company are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

Fees and payments to Malkin Holdings during the years ended December 31, 2010, 2009 and 2008, are as follows:

	2010	2009	2008
Basic supervisory fees	$574,000	$270,000	$270,000
Other fees and disbursements	*248,344	*272,060	*236,327
Service fee on security deposit accounts	*22,988	*41,707	*58,429

Total	$845,332	$583,767	$564,756

*	Included in other professional fees in the Consolidated Statements of Income.

For administration and investment of each tenant security deposit account, Malkin Holdings has earned since 1973 a service fee of 1% of the account balance, which fee totaled $22,988, $41,707 and $58,429 for the years ended December 31, 2010, 2009 and 2008, respectively. As this service fee is deducted from interest otherwise payable to tenants, these financial statements show no related expense to the Company.

Through December 31, 2010, the Company has incurred an aggregate of $1,038,603 to reimburse Malkin Holdings for third-party fees it advanced in connection with certain matters regarding ownership and operation of the Empire State Building. Such fees are to be borne entirely by the Company and are not shared indirectly with the Lessor through overage rent deductions. These fees were capitalized by the Company and included as part of deferred charges and other deferred costs, net of accumulated amortization in the accompanying consolidated balance sheet.

Under separate agreements to which the Company is not a party, Malkin Holdings, members of Mr. Malkin’s immediate family and other persons having no management role or ownership interest in Malkin Holdings receive additional payments from investors in the Company in varying percentages, based upon current year distributions. These third party payments do not impose any obligation upon the Company or affect its assets and liabilities.

Malkin Holdings also serves as supervisor for the Company’s Lessor and receives from Lessor a basic annual fee and a payment in respect of a profits interest based on distributions to Lessor’s investors. Beneficial interests in Lessor are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

7. Rental Income Under Operating Subleases

Future minimum rentals (including antenna license fees) on a straight-line basis, assuming neither renewals nor extensions of leases which may expire during the periods, on noncancelable operating leases in effect at December 31, 2010 are as follows:

Years ending December 31,
2011	$87,680,000
2012	82,270,000
2013	75,100,000
2014	70,170,000
2015	65,480,000
Thereafter	353,070,000

$733,770,000

At December 31, 2010, one tenant, a consumer goods sourcing company comprised approximately 20% of future minimum rental income. There were no other tenants which comprised over 10% of the future minimum rental income.

8. Leasing Agreements

The Company has engaged Newmark Knight Frank (“NKF”) since October 21, 2009 as leasing agent for the non-retail space of the Property. For the years ended December 31, 2010 and 2009, NKF earned commissions totaling approximately $772,000 and $8,500, respectively, all of which has been capitalized.

The Company has engaged CB Richard Ellis, Inc. (“CBRE”) as leasing agent for the retail space of the Property. For the years ended December 31, 2010, 2009 and 2008, CBRE earned commissions totaling approximately $930,000, $895,000 and $2,035,000, respectively, all of which has been capitalized.

9. Multiemployer Pension Plan

In connection with the Company’s collective-bargaining agreements with the Service Employees Janitorial Union - Local 32B-32J and the Central Pension Fund - Local 94, the Company participates with other companies in two defined benefit pension plans. The plans cover all of the Company’s janitorial and engineering employees who are members of the union. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. ESB incurred union pension and welfare expense (which is included in payroll and related costs) of approximately $2,683,000, $3,857,000 and $3,785,000, respectively, for the years ended December 31, 2010, 2009 and 2008. ESB, Inc. incurred union pension and welfare expense of approximately $2,155,000, $2,916,000 and $2,527,000, respectively (which is included in payroll and related costs — see Note 12), for the years ended December 31, 2010, 2009 and 2008.

Under the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal or termination of a multiemployer plan for its proportionate share of the plan’s unfunded vested benefits liability. Management has no intention of undertaking any action which could subject the Company to the obligation.

10. Pension Plan

The Company maintains a 401(k) defined contribution plan (the “Plan”) which covers substantially all employees of the Company who meet the eligibility requirements set forth in the Plan documents.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

The Plan allows the Company to make discretionary employer contributions. The provision for Company’s contributions was approximately $54,600, $3,000 and $40,000, respectively, for the years ended December 31, 2010, 2009 and 2008, respectively. The Plan may be terminated at the option of the Company.

11. Fair Value of Financial Instruments

Cash and cash equivalents (including tenant security deposit and tenant improvement escrow), accounts receivable, rent receivable, due from supervisor, overage rent due from lessor, accounts payable and accrued liabilities, tenants’ security deposits payable, deferred income, due to lessor, and due to Supervisor are carried at amounts which reasonably approximate their fair values, due to the short maturities of the instruments. Loans receivable are carried at amounts which reasonably approximate their fair values at inception due to no known changes in the credit worthiness of the borrower.

12. Observatory Operations

The operations of the Empire State Building Observatory are summarized as follows:

	2010	2009	2008
Income:
Admissions	$70,030,303	$63,310,227	$63,631,182
Ancillary income	570,793	1,155,349	1,452,206
Credit card and other sales fees	(730,504)	(623,881)	(734,944)

Total Income	69,870,592	63,841,695	64,348,444

Operating Expenses:
Payroll and related costs	15,051,314	14,326,402	12,540,010
Advertising	2,516,693	2,315,290	1,617,538
Commercial rent and other taxes	758,493	392,487	398,894
Repairs and maintenance	539,669	330,518	370,934
Professional fees	451,760	417,168	60,576
Administrative	804,381	524,132	466,785
Other expense	16,837	—	413,201

Total Operating Expenses	20,139,147	18,305,997	15,867,938

Operating Income	49,731,445	45,535,698	48,480,506

Income Tax Benefit	1,890,000	—	—

Income prior to income received directly by Empire State Building Company L.L.C.:	51,621,445	45,535,698	48,480,506

Revenue received directly by Empire State Building Company L.L.C.:
Observatory license fees	$4,727,697	$4,631,085	$4,110,657
Photography income	2,535,254	2,331,751	2,824,630
Audio tour income	882,875	684,283	706,212
Other income	863,501	158,610	207,200

Observatory Income, net	$60,630,772	$53,341,427	$56,329,205

*	Prior to rent paid and profit sharing to ESB which eliminates in consolidation.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

13. Litigation

The Company is a party to certain routine legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance, or, if not so covered, are without merit or are of such kind or involve such amounts, that an unfavorable disposition would not have a material effect on the financial position of the Company.

(1) 1997 Arbitration/Litigation Proceeding

Malkin Holdings and Peter L. Malkin, a member in the Company, were engaged in a proceeding with Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing and supervision of the Property, in which Malkin Holdings and Mr. Malkin sought an order removing Helmsley-Spear. In this connection, certain costs for legal and professional fees and other expenses were paid by Malkin Holdings and Mr. Malkin. Malkin Holdings and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment by the Company or (b) an investor voluntarily agrees that his or her proportionate share be paid. Mr. Malkin has requested, or intends to request, such voluntary agreement from all investors, which may include renewing such request in the future for any investor who previously received such request and failed to confirm agreement at that time. Because any related payment has been, or will be, made only by consenting investors, the Company has not provided for the expense and related liability with respect to such costs in these consolidated financial statements and such consent has not been received at December 31, 2010.

The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the Arbitrators, which was confirmed by the court, (i) reaffirmed the right of the investors to vote to terminate Helmsley-Spear without cause, (ii) dismissed Helmsley-Spear’s claims against Malkin Holdings and Peter L. Malkin, and (iii) rejected the termination of Helmsley-Spear for cause. The parts of the decision under appeal were initially affirmed by the Appellate Division, and the New York Court of Appeals declined to review such ruling. On October 6, 2003, the United States Supreme Court granted Malkin Holdings’ petition, vacated the judgment of the Appellate Division and remanded the case to the New York court.

On October 14, 2004, the Appellate Division issued a unanimous decision reversing the Arbitrators. The Appellate Division decided (i) that there was a covert assignment without the Company’s knowledge or consent and (ii) that the corporation controlled by Irving Schneider and now named “Helmsley-Spear,” which had represented itself to be the Company’s managing agent since September 1997, in fact never received a valid assignment to become the Company’s managing agent. The Company’s previously authorized managing agent, the original corporation named “Helmsley-Spear,” was owned by Harry B. Helmsley and had become inactive. On February 21, 2006, the Court of Appeals reversed the decision of the Appellate Division and reinstated the decision of the Arbitrators, including items (i), (ii) and (iii) in the preceding paragraph. On July 21, 2006, Malkin Holdings filed a certiorari petition seeking review by the U.S. Supreme Court, which it later withdrew as part of the August 29, 2006 settlement agreement terminating claims broadly by exchange of general releases between Helmsley-Spear, Irving Schneider, and their related parties, on one hand, and Leona M. Helmsley, Peter L. Malkin, Malkin Holdings, various property owners supervised by Malkin Holdings, and their related parties, on the other.

(2) 1998-2002 Irving Schneider Actions against the Company’s Supervisor and Member

In January 1998, Irving Schneider, who was then one of the controlling principals of Helmsley-Spear and has never had a record or beneficial interest in the Company, brought litigation against the Company’s supervisor, Malkin Holdings, and member, Peter L. Malkin, claiming misconduct and seeking damages and

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

disqualification from performing services for the Company. In March 2002, the court dismissed Mr. Schneider’s claims. Although Mr. Schneider thereafter appealed the dismissal, the claim was withdrawn prior to 2006.

Also in April 2002, an attorney whose fees were reportedly paid by Mr. Schneider submitted to the Departmental Disciplinary Committee of the Appellate Division of the Supreme Court of New York, First Department, copies of Mr. Schneider’s complaints in the foregoing and related litigation with such attorney’s letter asserting that the activities of Mr. Malkin and Malkin Holdings, as alleged in those complaints, violated the Code of Professional Responsibility. No action was ever taken by the Disciplinary Committee against Mr. Malkin or Malkin Holdings regarding any of these matters.

During 2002, acting upon a complaint of Mr. Schneider and his attorney, the Manhattan District Attorney’s Office conducted an investigation of Mr. Malkin and Malkin Holdings regarding Malkin Holding’s receipt of a 1% fee for administering the tenant security accounts of the Company and other supervised entities. Malkin Holdings made submissions through counsel to show that the fee was expressly permitted under statute and was in accord with prior agreement. By letter dated July 23, 2002, the District Attorney’s Office advised that it had concluded its investigation and that no charge would be brought against Mr. Malkin or Malkin Holdings.

In accord with a written legal opinion from Thelen Reid & Priest dated April 29, 2005, both Malkin Holdings and Mr. Malkin are entitled to reimbursement from the Company for their expenses to various service providers (including Dewey, Pegno & Kramarsky and Malkin Holdings) in the successful defense against all these Section (2) claims to the extent relating to the Company, as follows: (a) $238,069 for the successful defense against the 1998-2002 litigations, (b) $39,621 for the successful defense against Mr. Schneider’s complaint to the District Attorney, and (c) $13,827 for the successful defense against the related complaint to the Disciplinary Committee. These reimbursements were deferred without any charge for interest until the Company’s operations were stabilized and its cash and borrowing position permitted payment in June 2008.

All reimbursed expenses funded by the Company under this Section (2) were deducted in computing Overage Rent under the Lease with the Company’s Lessor. Accordingly, the Company effectively bore only 50% of such expenses.

(3) 2006 Settlement Agreement

As stated above, the August 29, 2006 settlement agreement terminated Helmsley-Spear, Inc. as managing and leasing agent at the Property as of August 30, 2006. The Company is now self-managing the Property, while engaging third party leasing agents, CB Richard Ellis, Inc. for retail space since August 30, 2006 and Newmark Knight Frank for non-retail space since October 21, 2009.

Based upon relative building area and revenue among all the properties at which Helmsley-Spear was terminated pursuant to the settlement agreement, the Company’s allocable share of the contract settlement payment was $3,056,000. Such amount was funded during 2006 with $1,834,000 from the Company’s cash reserves and $1,222,000 by a capital contribution to the Company from Mrs. Helmsley. There was no change in Mrs. Helmsley’s share of the Company’s distributions and profits as a result of such capital contribution, but an equivalent amount of the settlement expense was allocated to her.

The Company’s allocable share of the fees to service providers (including Dewey, Pegno & Kramarsky and Malkin Holdings) in connection with the settlement and related transition is $405,174, including preparation of a draft solicitation for a vote to remove Helmsley-Spear, submission to the Real Estate Board of New York of claims regarding Helmsley-Spear, negotiation and conclusion of the settlement agreement, and conclusion of a new leasing agreement with CB Richard Ellis. These fees were advanced by Malkin Holdings without any charge for interest and, pursuant to consent of the Company’s members, reimbursed by the Company in June 2008.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

The expenses funded by the Company under this Section (3) were deducted in computing Overage Rent under the Lease with the Company’s Lessor. Accordingly, the Company effectively bore only 50% of such expenses.

14. Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through July 27, 2011, the date the financial statements were available to be issued.

The lease agreement and Joint Venture arrangement between Empire State Building Company L.L.C. (“ESB”) and Empire State Building, Inc. expired on December 31, 2010 and was not renewed. On January 1, 2011, ESB entered into a lease for the observation decks with ESB Observatory LLC, a newly organized limited liability company owned 99% by ESB and 1% by ESB 102 Corporation (which, in turn, is owned 100% by ESB), for a five-year term commencing January 1, 2011 and expiring December 31, 2015. ESB Observatory LLC is to pay fixed annual rent of $6,700,000, adjusted each year commencing 2012 to reflect the increase in the Consumer Price Index, plus additional rent, as defined. The new leasing arrangement will not have a significant impact on the financial position or results of operations reported in the consolidated financial statements.

On July 26, 2011, the Lessor closed on a new mortgage loan with HSBC Bank USA and other participating banks (the “Lenders”) with an initial advance of $159,000,000 to be used to pay and discharge all existing mortgage loans secured by the Property, to fund operations and working capital requirements relating to the Property (including for improvements) and certain other general purposes. Subject to the conditions set forth in the loan agreement (the “Loan Agreement”), the Lenders may provide the Lessor with additional advances of up to $76,000,000 and use commercially reasonable efforts to arrange for additional commitments from other financial institutions in an aggregate amount equal to $65,000,000. Subject to the terms and conditions of the Loan Agreement, the outstanding principal amount of the loan shall bear interest at a rate equal to 2.5% p.a. above 30-day LIBOR. The Lessor is obligated to repay the outstanding amount of the loan plus accrued and unpaid interest and all other amounts due under the Loan Agreement and related documents on June 30, 2014, which the Lessor may extend to June 30, 2015 and thereafter to June 30, 2016, in each case, subject to an extension fee of 0.25% of the total availability under the Loan Agreement at the time of such extension. Such extensions are subject to customary conditions, including the maintenance of a certain loan-to-value ratio and debt yield and the absence of an event of default. The Company incurred a prepayment penalty of approximately $2,400,000 in connection with the repayment of the old notes.

Empire State Building Company L.L.C. and Affiliates

Consolidated Balance Sheet

(Unaudited)

September 30,	2011
ASSETS
Property — at cost:
Leasehold improvements	$169,138,993
Subtenant improvements	62,001,552
Leasehold	740,000
Equipment	5,436,001

237,316,546
Less accumulated depreciation and amortization	51,583,886

Net Property	185,732,660
Other Assets:
Cash and cash equivalents	33,580,627
Cash—restricted—tenants’ security deposits	5,136,757
Cash—tenant improvement escrow	7,667,715
Accounts receivable – net	1,700,517
Rent receivable	4,433,040
Unbilled rent receivable – net	41,876,538
Loans receivable	1,265,487
Prepaid expenses	9,549,884
Deferred charges and other deferred costs, net of accumulated amortization	16,199,256
Due from Lessor	10,252,606
Due from Supervisor	300,000

Total Assets	$317,695,087

The accompanying notes are an integral part of this consolidated financial statement.

Empire State Building Company L.L.C. and Affiliates

Consolidated Balance Sheet (continued)

(Unaudited)

September 30,	2011
LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued liabilities	$13,757,661
Tenants’ security deposits payable	6,051,354
Accrued overage rent due to Lessor	20,821,374
Deferred income	6,399,068
Other liabilities	17,768

Total Liabilities	47,047,225

Commitments and Contingencies	—
Equity (Deficit):
Empire State Building Company L.L.C. members’ equity	272,424,447
Noncontrolling interest	(1,776,585)

Total Equity	270,647,862

Total Liabilities and Equity	$317,695,087

The accompanying notes are an integral part of this consolidated financial statement.

Empire State Building Company L.L.C. and Affiliates

Consolidated Statements of Income

(Unaudited)

Nine Months Ended September 30,	2011	2010
Income:
Rent:
Minimum rental revenue	$52,989,893	$47,706,886
Tenant reimbursements	18,959,108	23,210,744
Antenna license fees	11,769,132	11,374,285
Other	3,363,157	4,100,685

Total Rent	87,081,290	86,392,600

Observatory:
Revenue	62,942,624	58,410,471
Expenses	14,813,862	12,351,514

Observatory Net Income	48,128,762	46,058,957

Total Income	135,210,052	132,451,557

Operating Expenses:
Basic rent expense	6,141,371	6,071,063
Overage rent	20,821,275	6,369,191
Real estate taxes	22,119,121	20,403,466
Payroll and related costs	16,991,291	15,909,914
Repairs and maintenance	10,811,006	6,711,115
Utilities	9,816,949	12,154,331
Supervisory fees	430,500	202,998
Professional fees	3,221,114	4,415,917
Insurance	5,641,396	5,727,211
Advertising	1,619,084	1,921,426
Cleaning	2,013,965	2,355,773
Administrative	679,541	1,022,289
Depreciation	9,574,726	6,647,950
Amortization	2,555,948	1,664,036
Bad debts (recovery), net	2,106,547	1,804,183

Total Operating Expenses	114,543,834	93,380,863

Operating Income	20,666,218	39,070,694
Interest and Dividend Income	103,360	79,112

Net Income	20,769,578	39,149,806
Net Income of Affiliate Attributable to Noncontrolling Interest	(1,230,000)	(1,958,660)

Net Income Attributable to Empire State Building Company L.L.C.	$19,539,578	$37,191,146

The accompanying notes are an integral part of this consolidated financial statements.

Empire State Building Company L.L.C. and Affiliates

Consolidated Statement of Changes in Equity

(Unaudited)

Nine Months Ended September 30, 2011
	Total	Empire State Building Company L.L.C. Members’ Equity	Noncontrolling Interest
Equity (Deficit)—January 1, 2011	$279,078,284	$282,084,869	$(3,006,585)
Distributions—2011	(29,200,000)	(29,200,000)	—
Net Income—2011	20,769,578	19,539,578	1,230,000

Equity (Deficit)—September 30, 2011	$270,647,862	$272,424,447	$(1,776,585)

The accompanying notes are an integral part of this consolidated financial statement.

Empire State Building Company L.L.C. and Affiliates

Consolidated Statements of Cash Flows

(Unaudited)

Nine Months Ended September 30,	2011	2010
Cash Flows from Operating Activities:
Net income	$20,769,578	$39,149,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,574,726	6,647,950
Amortization	2,555,948	1,664,036
Bad debts (recovery)	2,106,547	1,804,186
Net change in operating assets and liabilities:
Accounts receivable	563,075	(45,888)
Rent receivable	(1,794,392)	226,201
Unbilled rent receivable	(6,473,340)	(4,806,209)
Loans receivable	88,088	32,383
Prepaid expenses	6,474,908	5,744,974
Deferred charges—leasing commissions and costs	(621,243)	(2,268,647)
Accrued overage rent due from/to Lessor	22,710,003	8,771,630
Other assets	314,445	60,110
Accounts payable and accrued liabilities	(2,396,594)	(8,001,210)
Tenants’ security deposits	914,597	(74,015)
Deferred income	407,063	499,397
Other liabilities	17,768	—

Net Cash Provided by Operating Activities	55,211,177	49,404,703

Cash Flows from Investing Activities:
Property additions	(7,270,645)	(36,918,709)
Tenant improvement escrow, net	(6,984,568)	—

Net Cash Used in Investing Activities	(14,255,213)	(36,918,709)

Cash Flows from Financing Activities:
Members’ distributions	(29,200,000)	(2,700,000)
Reimbursements from Lessor	26,500,000	—
Outlays on behalf of Lessor	(45,716,078)	(1,275,928)
Other deferred costs	(1,756,597)	—

Net Cash Used in Financing Activities	(50,172,675)	(3,975,928)

Net Increase (Decrease) in Cash and Cash Equivalents	(9,216,711)	8,510,066
Cash and Cash Equivalents—beginning of period	42,797,338	44,931,683

Cash and Cash Equivalents—end of period	$33,580,627	$53,441,749

Net cash used in financing activities excludes increases of $1,567,997 and $-0- related to other deferred costs in accounts payable and accrued liabilities for the nine months ended September 30, 2011 and 2010, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Empire State Building Company L.L.C. and Affiliates

Consolidated Statements of Cash Flows (continued)

(Unaudited)

Nine Months Ended September 30,	2011	2010
Supplemental Schedule of Noncash Activities —
For the nine months ended September 30, 2010, the Company entered into a lease modification agreement with a tenant which had a rent receivable balance in arrears.
Decrease in rent receivable	$—	$1,099,909
Increase in loans receivable	—	1,099,909

	$—	$—

The accompanying notes are an integral part of this consolidated financial statement.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements

(Unaudited)

1. Organization and Nature of Business

Empire State Building Company L.L.C. (“ESB”) was originally organized on August 15, 1961 as a joint venture to lease and sublease the approximately 2,800,000 square foot office building and Observatory, more commonly known as the Empire State Building situated at 350 Fifth Avenue, New York, New York, (the “Property”). At September 30, 2011, the Property was approximately 68% occupied. On April 2, 1971, ESB converted from a joint venture to a general partnership. On December 17, 2001, ESB converted from a general partnership to a New York limited liability company and is now known as Empire State Building Company L.L.C. Although limited liability companies are unincorporated associations, their members have limited personal liability for the obligations or debts of the entity similar to stockholders of a corporation.

ESB commenced operations on August 15, 1961 and is to continue until the earlier of the complete disposition of all of the Company’s assets, unless sooner terminated pursuant to the Operating Agreement or by law.

On February 9, 1962, Empire State Building, Inc. (the “Observatory” or “Inc.”) was formed to sublease from ESB and operate the observation decks located on the 86th and 102nd floors of the Property. A new lease was entered into in 2010 (the “2010 Lease”) under which Inc. acted as agent for a joint venture (the “Joint Venture”) owned 99% by ESB and 1% by Inc. The Joint Venture arrangement has no significant impact on the financial position or results of operations reported in the consolidated financial statements. The 2010 Lease expired on December 31, 2010 and was not renewed.

On January 1, 2011, ESB entered into a lease for the observation decks with ESB Observatory LLC, a newly organized limited liability company owned 99% by ESB and 1% by ESB 102 Corporation (which, in turn, is owned 100% by ESB), for a five-year term commencing January 1, 2011 and expiring December 31, 2015. ESB Observatory LLC is to pay fixed annual rent of $6,700,000, adjusted each year commencing 2012 to reflect the increase in the Consumer Price Index, plus additional rent, as defined. The new leasing arrangement does not have a significant impact on the financial position or results of operations reported in the consolidated financial statements.

On July 15, 2009, ESB Captive Insurance Company L.L.C. (the “Captive”) was formed in the State of Vermont, as a captive insurance company to insure the Property and business interruption risks of ESB and the Observatory, including, but not limited to, terrorism risks. The Captive was formed as a single member limited liability company, wholly owned by ESB. For income tax reporting purposes, a single member LLC is classified as a division of its member, accordingly, the single member LLC’s taxable income or loss is reportable by its member. The Captive reinsures certain coinsurance amounts. There were no losses incurred through September 30, 2011.

2. Summary of Significant Accounting Policies

Principles of consolidation — The accompanying consolidated financial statements include the accounts of Empire State Building Company L.L.C. and its wholly owned subsidiaries: ESB Captive Insurance Company L.L.C., ESB 102 Corporation, and ESB Observatory LLC; and Empire State Building, Inc. (collectively, the “Company”).

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, for interim financial information. In the opinion of the Company’s management, all adjustments consisting of normal recurring adjustments, considered necessary for the fair presentation of the financial statements have been included. The results of operations for the nine months ended September 30, 2011 and 2010 are not necessarily indicative of the results to be expected for any interim period or the full year.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company follows the provisions pertaining to noncontrolling interests of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, “Consolidation.” A noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. Among other matters, the noncontrolling interest standards require that noncontrolling interests be reported as part of equity in the consolidated balance sheet (separately from the controlling interest’s equity). The noncontrolling interest standards also require companies to disclose the changes in the noncontrolling interest in the statement of equity or in a separate note to the financial statements; and require that net income include earnings attributable to the noncontrolling interest with disclosure on the face of the statement of income of the amounts attributable to the parent and to the noncontrolling interest.

The Company’s interest in Empire State Building, Inc. is classified as a noncontrolling interest in the accompanying consolidated financial statements.

Variable interest entities — Under FASB ASC 810, “Consolidation,” when a reporting entity (ESB) is the primary beneficiary of an entity that is a variable interest entity as defined in FASB ASC 810, the variable interest entity must be consolidated into the financial statements of the reporting entity. The determination of the primary beneficiary of a VIE is based on a qualitative rather than a quantitative analysis. An entity is required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE.

Prior to January 1, 2011, ESB had determined that both Inc. and the Joint Venture were VIEs of which ESB was the primary beneficiary. As a result, ESB consolidated both the Joint Venture and Inc. at December 31, 2010, as ESB through its design of the Joint Venture and Inc. and its lease to the Joint Venture, had both the power to direct the activities that most significantly impact both the Joint Venture and Inc.’s economic performance and the obligation to absorb losses of both the Joint Venture and Inc. and the right to receive benefits from both the Joint Venture and Inc. that could be significant to both the Joint Venture and Inc.

On January 1, 2011, ESB deconsolidated the Joint Venture as a result of the expiration of the 2010 Lease. ESB continues to consolidate Inc. as ESB is responsible for the estimated $1,880,000 income tax liability relating to uncertain tax positions of Inc.

The deconsolidation of the Joint Venture had no impact on ESB’s consolidated balance sheet and statement of income as ESB owned 99% of the Joint Venture and ESB continues to consolidate Inc.

The aggregate assets, liabilities and deficit of Inc. as of September 30, 2011 were $4,601,029, $6,377,614 and $(1,776,585), respectively, and net income for the nine months ended September 30, 2011 was $1,230,000 (consisting of a $1,230,000 income tax benefit). The liabilities of Inc. consist of $1,880,000 of income tax liability and approximately $4,500,000 of intercompany payable due to ESB, which eliminates in consolidation. Net income for the nine months ended September 30, 2010 attributable to the noncontrolling interest was $1,958,660 (net of rent paid to ESB and inclusive of a $1,940,000 income tax benefit).

Revenue recognition:

Empire State Building Company L.L.C. — Minimum rental revenue is recognized on a straight-line basis over the terms of the subleases. The excess of rents so recognized over amounts contractually due pursuant to the underlying subleases is included in unbilled rents receivable on the accompanying balance sheet. Leases

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

generally contain provisions under which tenants reimburse the Company for a portion of property operating expenses, real estate taxes and other recoverable costs. Receivables for escalation and expense reimbursements are accrued in the period the related expenses are incurred. Rental payments received before they are recognized as income are recorded as deferred income.

ESB provides an estimated allowance for uncollectible rent and loans receivable based upon an analysis of tenant and loan receivables and historical bad debts, tenant concentrations, tenant credit worthiness, tenant security deposits (including letters of credit and lease guarantees provided by the tenant), current economic trends and changes in tenant payment terms. Rent receivable is shown net of an estimated allowance for doubtful accounts of $1,661,809 at September 30, 2011. Unbilled rent receivable is shown net of an estimated allowance for doubtful accounts of $62,542 at September 30, 2011.

Bad debt expense is shown net of recoveries.

ESB Observatory LLC — Admission fees are recognized as income when admission tickets are sold. General admission tickets are nonrefundable and there is a limited period during which group sales may be refunded. The effect of potential ticket refunds is not material to Observatory net income. Ancillary income is recognized as income when earned.

ESB Observatory LLC provides an estimated allowance for uncollectible accounts receivable based upon an analysis of accounts receivable and historical bad debts, customer credit worthiness, current economic trends and changes in payment terms. Management believes no allowance is necessary for outstanding accounts receivable balances at September 30, 2011.

Cash and cash equivalents — The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

At times the Company has demand and other deposits with a bank in excess of federally insured limits. The possibility of loss exists if the bank holding uninsured deposits were to fail.

Property — The Company reviews real estate assets for impairment whenever events or changes in circumstances indicate the carrying amount of assets to be held and used may not be recoverable. Impairment losses are recognized when the estimated undiscounted cash flows expected to be generated by those assets are less than the assets’ carrying amount. Impaired assets are recorded at their estimated fair value calculated based on the discounted cash flows expected to be generated by the asset. No impairment loss has been recorded for the nine months ended September 30, 2011 and 2010.

Depreciation and amortization — Depreciation is computed by the straight-line method over the estimated useful lives of forty years for the leasehold improvements and seven years for equipment. The leasehold is being depreciated by the straight-line method over the term of the sublease. Subtenant improvements, leasing commissions and leasing costs are amortized by the straight-line method over the terms of the related tenant leases.

Repairs and maintenance are charged to expense as incurred. Expenditures which increase the useful lives of the assets are capitalized.

Sales tax — Sales tax collected by ESB from tenants for sub-metered electricity is presented in the financial statements on a gross basis and, accordingly, included in revenue and expenses. Observatory admission ticket sales are reported net of sales tax and, accordingly, excluded from revenue and expenses.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

Income taxes — ESB and ESB Observatory LLC are not subject to federal and state income taxes and, accordingly, make no provision for federal and state income taxes in the accompanying financial statements. ESB’s rental operations are not subject to local income taxes. ESB’s taxable income or loss (which includes the income or loss of the Captive) is reportable by its members.

Empire State Building, Inc. has elected to be taxed under the Subchapter S provisions of the Internal Revenue Code and applicable New York State income tax law effective January 1, 1971. Accordingly, the Company has not provided for federal or state income taxes since all income is passed through directly to the stockholders for the nine months ended September 30, 2011 and 2010. New York City does not recognize S Corporations as pass-through entities. Therefore, Empire State Building, Inc. is subject to New York City general corporate tax. ESB and ESB Observatory LLC are subject to New York City Unincorporated Business tax. ESB 102 Corporation is subject to federal, New York State and New York City corporation tax.

The Company follows the provisions pertaining to uncertain tax positions of FASB ASC 740, “Income Taxes,” which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FASB ASC 740 the tax benefit from an uncertain tax position may only be recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Among other matters, FASB ASC 740 also provides guidance on accounting for interest and penalties associated with tax positions. As of September 30, 2011, the Company has recorded a liability of $1,880,000 for uncertain tax positions (including $590,000 of accrued interest and penalties). During the nine months ended September 30, 2011 and 2010, the Company recorded a tax benefit of $1,230,000 and $1,940,000 (inclusive of reductions in interest and penalties of $360,000 and $370,000) as a component of Observatory Income, net on the accompanying consolidated statements of income. The liability is based on amounts of possible outcomes, using facts, circumstances and information available at the reporting date. Interest and penalties are included as a component of income tax benefit on the accompanying consolidated statements of income.

Taxable years ended December 31, 2008, 2009 and 2010 are subject to IRS and other jurisdictions tax examinations.

Advertising — The Company expenses advertising costs as incurred. The Company incurred advertising costs of $3,487,250 and $3,381,743, respectively (inclusive of $1,868,166 incurred by ESB Observatory LLC in 2011 and $1,460,317 incurred by Empire State Building, Inc. in 2010), for the nine months ended September 30, 2011 and 2010.

Environmental costs — The Property contains asbestos. The asbestos is appropriately contained, in accordance with current environmental regulations. As certain demolition of the space occurs, environmental regulations are in place, which specify the manner in which the asbestos must be handled and disposed. Because the obligation to remove the asbestos has an indeterminable settlement date, the Company is unable to reasonably estimate the fair value of this obligation. Asbestos abatement costs are charged to expense as incurred.

Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. The Company regards the allowance for uncollectible rents (including unbilled rent receivable) as being particularly sensitive. Further, when tenants

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

experience financial difficulties, uncertainties associated with assessing the recoverability of subtenant improvements and leasing commissions increase.

Other items subject to such estimates and assumptions include the determination of the useful life of real estate and other long-lived assets as well as the valuation and impairment analysis of real property and other long-lived assets.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

Recently adopted accounting pronouncements — In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in additional disclosures in our consolidated financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010. The Company does not have any financial instruments that would be materially impacted by this standard as of September 30, 2011.

New accounting pronouncements not yet adopted — In May 2011, the FASB issued ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP. This ASU provides guidance setting forth additional requirements relating to disclosures about fair value. The guidance will be effective for us beginning with the first interim period in 2012. In accordance with the guidance, we will be required to disclose the level in the fair value hierarchy in which each fair value lies that is disclosed but not used to measure an asset or liability on the balance sheet. The guidance also clarifies that the fair value of a non-financial asset is based on its highest and best use and requires disclosure if a non-financial asset is being used in a manner that is not its highest and best use. The Company does not have any financial instruments that would be materially impacted by this standard as of September 30, 2011.

In September 2011, the FASB issued ASU 2011-9, Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan. The ASU requires substantially more disclosures regarding the multiemployer plan the Company participates in, the nature of the Company’s commitment to the plan and other disclosures. The current recognition and measurement guidance is unchanged. The Company is evaluating the disclosures required under the ASU. This ASU is effective for annual periods for fiscal years ending after December 31, 2012.

3. Members’ Equity

Profits, losses and distributions are allocated to the members pursuant to the Company’s Operating Agreement.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

The Company must maintain minimum capital and surplus of $250,000 in accordance with Vermont captive insurance regulations.

4. Deferred Charges

Deferred charges consist of the following as of September 30, 2011:

Leasing commissions	$24,635,392
Leasing costs and other deferred costs	4,271,567

28,906,959
Less accumulated amortization	12,707,703

Total	$16,199,256

5. Loans Receivable

During 2010, the Company entered into lease modification agreements with two tenants which had rent receivable balances in arrears totaling $1,399,909. Interest income is recognized using the effective interest method and recognized on the accrual basis. As of September 30, 2011, loans receivable consist of the following:

Date of Loan	Outstanding Principal Balance	Interest Rate		Maturity
February 28, 2010	$1,010,487	LIBOR	(*) + 3.5%	December 1, 2024
December 28, 2010	255,000	Prime	(**) + 3.0%	December 1, 2015

	$1,265,487

(*)	0.037% (three month LIBOR) at September 30, 2011.
(**)	3.25% at September 30, 2011.

Future principal payments due are as follows:

2011 (three months ended December 31, 2011)	$30,000
2012	120,000
2013	123,000
2014	125,000
2015	128,000
2016	70,000
Thereafter	669,487

$1,265,487

6. Related Party Transactions

ESB (the “Lessee”) entered into a lease agreement with Empire State Building Associates L.L.C. (the “Lessor”) which was set to expire on January 4, 2013. On February 11, 2010, the Company exercised the remaining lease renewal options for the period January 4, 2013 to January 4, 2076. The lease provides for an annual basic minimum rent equal to $6,018,750 through January 4, 2013; thereafter, the annual basic minimum rent is equal to $5,895,625.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

In accordance with the 2nd lease modification dated as of February 25, 2009, the minimum basic rent described above was increased to cover debt service on the Lessor’s $31,500,000 second mortgage loan obtained on February 25, 2009 that was repaid on July 26, 2011 with the proceeds from the loan described below. The basic rent was increased to cover debt service, which consisted of only interest during the period the second mortgage loan was outstanding and totaled $1,120,438 and $1,557,000 for the nine months ended September 30, 2011 and 2010.

In accordance with the 3rd lease modification dated as of July 26, 2011, the minimum basic rent described above has been increased to cover debt service on the outstanding principal balance in excess of $60,500,000 on the Lessor’s $235,000,000 new mortgage loan obtained July 26, 2011 (the “Loan”), of which $159,000,000 has been advanced as of September 30, 2011. Minimum basic rent increased by $539,105 for the nine months ended September 30, 2011 representing the interest on the outstanding principal balance on the Loan in excess of $60,500,000.

The lease also provides for additional rent (“Overage Rent”) through all renewal terms equal to 50% of the Lessee’s annual net operating profit, as defined, in excess of $1,000,000, in each lease year totaling $20,821,275 and $6,369,191 as of nine months ended September 30, 2011 and September 30, 2010.

In addition to the above, the Lessee is required to pay for all operating and maintenance expenses, real estate taxes, and necessary repairs and replacements, and keep the Property adequately insured against fire and accident.

On July 26, 2011, the Lessor closed on a new mortgage loan with HSBC Bank USA and other participating banks (the “Lenders”) with an initial advance of $159,000,000 to be used to pay and discharge all existing mortgage loans secured by the Property, to fund operations and working capital requirements relating to the Property (including for improvements) and certain other general purposes. Subject to the conditions set forth in the Loan agreement, the Lenders may provide the Lessor with additional advances of up to $76,000,000 and use commercially reasonable efforts to arrange for additional commitments from other financial institutions in an aggregate amount equal to $65,000,000. On November 2, 2011 the Loan was amended to increase the loan amount to $300,000,000. There were no additional principal advances for the period ending September 30, 2011. Subject to the terms and conditions of the Loan, the outstanding principal amount of the loan shall bear interest at a rate equal to 2.5% p.a. above 30-day LIBOR, which aggregate rate was 2.72% at September 30, 2011. The Lessor is obligated to repay the outstanding amount of the Loan plus accrued and unpaid interest and all other amounts due under the Loan and related documents on June 30, 2014, which the Lessor may extend to June 30, 2015 and thereafter to June 30, 2016, in each case, subject to an extension fee of 0.25% of the total availability under the Loan at the time of such extension. Such extensions are subject to customary conditions, including the maintenance of a certain loan-to-value ratio and debt yield and the absence of an event of default. The Lessor incurred a prepayment penalty of approximately $2,400,000 in connection with the repayment of the old notes.

In connection with the July 2011 refinancing of Lessor’s mortgage loans with a new $159,000,000 mortgage, approximately $58,000,000 became available to fund property improvements and tenanting costs allowing reimbursement to the Company subsequent to June 30, 2011 of approximately $34,700,000 it had incurred and recorded on its financial statements during the first six months of 2011 for fixed asset additions of $24,900,000 and deferred leasing costs of $9,800,000. The foregoing was effected in the third quarter of 2011 and resulted in 1) Company’s removal of such asset additions and Lessor’s recording of same on its financial statements, and 2) Company’s accrual of overage rent payable to the Lessor equal to approximately 50% thereof. During the three months ended September 30, 2011, the Company outlaid approximately $11,739,000 for improvements and tenanting costs that will be reimbursed by the Lessor.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

A building improvements program (the “Program”) has been undertaken by the Company to maintain and enhance the Property and its competitive position. As of September 30, 2011, the Company has incurred costs related to the Program of approximately $147,000,000 and the Lessor had incurred costs related to the Program of approximately $56,600,000 and estimates that the total costs of all Program-related projects will be approximately $626,000,000. Lessor intends to seek additional financing to fund future Property improvements and tenanting costs.

The Company is financing the Program and billing the Lessor for certain costs incurred. The Program (1) grants the ownership of improvements and tenanting costs funded by Lessor to Lessor and acknowledges Lessor’s desire to finance such costs through an increase in the fee mortgage, and (2) allows for the increased mortgage charges to be paid by Lessor from an equivalent increase in basic rent paid by the Company, all to the extent the Company joins Lessor in approving such mortgage increase. Since additional rent will be decreased by one-half of that increase in basic rent, the net effect of the lease modification is to have the Company and Lessor share the costs of the Program equally, assuming the Company’s profitability continues to obligate it to pay overage rent.

Improvements and tenanting costs funded out of the proceeds from the Lessor’s mortgage loans which are secured by the Property are borne by the Lessor and capitalized as property improvements or tenanting costs in the Lessor’s financial statements. Improvements and tenanting costs funded out of the ESB’s operating cash flow are borne by ESB and are capitalized in its financial statements as leasehold improvements or tenanting costs.

In connection with the Loan, the Company has assigned all subleases and rents to the lender as additional collateral.

The following is a schedule of future minimum rental payments as of September 30, 2011 (based on the current amount of the Lessor’s outstanding mortgage obligation and assuming there are no additional principal drawdowns, the Loan continues to bear interest at the aggregate rate in effect as of September 30, 2011 and the Loan is repaid on its initial maturity date):

2011 (three months ended December 31, 2011)	$2,190,000
2012	8,740,000
2013	8,610,000
2014	8,120,000
2015	5,900,000
2016	5,900,000
Thereafter	347,910,000

$387,370,000

Distributions are paid from a cash account held by Malkin Holdings. That account is reflected on the balance sheet as “Due from Supervisor.”

Due from Lessor at September 30, 2011 represents advances made on behalf of the Lessor of $10,252,606 for building improvements. Due to Lessor represents the overage rent accrued at September 30, 2011.

Due from Supervisor at September 30, 2011 represents cash held on our behalf by our Supervisor.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

Supervisory and other services are provided to the Company by its Supervisor, Malkin Holdings LLC (“Malkin Holdings”), a related party.

Beneficial interests in the Company are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

Fees and payments to Malkin Holdings during the nine months ended September 30, 2011 and 2010, are as follows:

	2011		2010
Basic supervisory fees	$430,500		$202,998
Expenses related to financial and tax planning	221,200	*	—
Other fees and disbursements	695,563	*	143,273	*
Service fee on security deposit accounts	17,876		17,238

Total	$1,365,139		$363,509

*	Included in other professional fees in the Consolidated Statements of Income.

For administration and investment of each tenant security deposit account, Malkin Holdings has earned since 1973 a service fee of 1% of the account balance, which fee totaled $17,876 and $17,238 for the nine months ended September 30, 2011 and 2010, respectively. As this service fee is deducted from interest otherwise payable to tenants, these financial statements show no related expense to the Company.

Through September 30, 2011, the Company has incurred an aggregate of $3,324,594 (of which $2,383,392 related to the nine months ended September 30, 2011) to reimburse Malkin Holdings for third-party fees it had advanced pertaining to certain matters regarding ownership and operation of the Empire State Building. Such fees are to be borne entirely by the Company and are not shared indirectly with the Lessor through Overage Rent deductions. These fees were capitalized by the Company and included as part of deferred charges and other deferred costs.

Under separate agreements to which the Company is not a party, Malkin Holdings, members of Mr. Malkin’s immediate family and other persons having no management role or ownership interest in Malkin Holdings receive additional payments from investors in the Company in varying percentages, based upon current year distributions. These third party payments do not impose any obligation upon the Company or affect its assets and liabilities.

Malkin Holdings also serves as supervisor for the Company’s Lessor and receives from Lessor a basic annual fee and a payment in respect of a profits interest based on distributions to Lessor’s investors. Beneficial interests in Lessor are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

Malkin Holdings LLC, the supervisor of the Company, has embarked on a course of action that could result in the Company becoming part of a newly formed public REIT.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

7. Rental Income Under Operating Subleases

Future minimum rentals (including antenna license fees) on a straight-line basis, assuming neither renewals nor extensions of leases which may expire during the periods, on noncancelable operating leases in effect as of September 30, 2011 are as follows:

2011 (three months ended December 31, 2011)	$25,360,000
2012	95,860,000
2013	89,620,000
2014	84,060,000
2015	78,970,000
2016	67,150,000
Thereafter	343,310,000

$784,330,000

At September 30, 2011, one tenant, a consumer goods sourcing company comprised approximately 28% of future minimum rental income. There were no other tenants which comprised over 10% of the future minimum rental income.

In connection with a lease entered into during 2008, the Company was required to escrow funds for the Company’s contribution for improvement work to be performed. These funds will be disbursed as the work is completed (as defined).

8. Leasing Agreements

The Company has engaged Newmark Knight Frank (“NKF”) as leasing agent for the non-retail space of the Property. For the nine months ended September 30, 2011 and 2010, NKF earned commissions totaling approximately $-0- and $372,000, respectively, all of which has been capitalized.

The Company has engaged CB Richard Ellis, Inc. (“CBRE”) as leasing agent for the retail space of the Property. For the nine months ended September 30, 2011 and 2010, CBRE earned commissions totaling approximately $-0- and $930,000, respectively, all of which has been capitalized.

9. Multiemployer Pension Plan

In connection with the Company’s collective-bargaining agreements with the Service Employees Janitorial Union — Local 32B-32J and the Central Pension Fund - Local 94, the Company participates with other companies in two defined benefit pension plans. The plans cover all of the Company’s janitorial and engineering employees who are members of the union. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. ESB incurred union pension and welfare expense (which is included in payroll and related costs) of approximately $1,930,000 and $1,948,000, respectively, for the nine months ended September 30, 2011 and 2010. ESB, Inc. incurred union pension and welfare expense of approximately $1,542,000 (which is included in payroll and related costs - see Note 12) for the nine months ended September 30, 2010. ESB Observatory LLC incurred union pension and welfare expense of approximately $2,008,000 (which is included in payroll and related costs - see Note 12) for the nine months ended September 30, 2011.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

Under the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal or termination of a multiemployer plan for its proportionate share of the plan’s unfunded vested benefits liability. Management has no intention of undertaking any action which could subject the Company to the obligation.

10. Pension Plan

The Company maintains a 401(k) defined contribution plan (the “Plan”) which covers substantially all employees of the Company who meet the eligibility requirements set forth in the Plan documents.

The Plan allows the Company to make discretionary employer contributions. There were no employer contributions for the nine months ended September 30, 2011 and 2010. The Plan may be terminated at the option of the Company.

11. Fair Value of Financial Instruments

Cash and cash equivalents (including tenant security deposit and tenant improvement escrow), accounts receivable, rent receivable, due from Lessor, tenant security deposit payable, due to Supervisor, accounts payable and accrued liabilities, and accrued overage rent due to Lessor are carried at amounts which reasonably approximate their fair values, due to the short maturities of the instruments. Loans receivable are carried at amounts which reasonably approximate their fair values at inception due to no known changes in the credit worthiness of the borrowers.

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

12. Observatory Operations

The operations of the Empire State Building Observatory are summarized as follows:

	Nine Months Ended September 30,
	2011	2010
Income:
Admissions	$56,970,172	$52,207,810
Ancillary income	427,362	526,372
Credit card and other sales fees	(860,438)	(544,652)

Total Income	56,537,096	52,189,530

Operating Expenses:
Payroll and related costs	11,652,985	11,153,737
Advertising	1,868,166	1,460,317
Commercial rent and other taxes	804,663	291,235
Repairs and maintenance	345,899	443,446
Professional fees	994,706	99,038
Administrative	377,443	843,741

Total Operating Expenses	16,043,862	14,291,514

*Operating Income	40,493,234	37,898,016
Income Tax Benefit	1,230,000	1,940,000

Income prior to income received directly by Empire State Building Company L.L.C.:	41,723,234	39,838,016
Revenue received directly by Empire State Building Company L.L.C.:
Observatory license fees	3,640,217	3,534,185
Photography income	2,025,750	1,895,883
Audio tour income	471,956	610,333
Other income	267,605	180,540

Observatory Income, net	$48,128,762	$46,058,957

*	Prior to rent paid and profit sharing to ESB which eliminates in consolidation.

13. Litigation

The Company is a party to certain routine legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance, or, if not so covered, are without merit or are of such kind or involve such amounts, that an unfavorable disposition would not have a material effect on the financial position of the Company.

(1) 1997 Arbitration/Litigation Proceeding

Malkin Holdings and Peter L. Malkin, a member in the Company, were engaged in a proceeding with Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing and supervision of the Property, in which Malkin Holdings and Mr. Malkin sought an order removing Helmsley-Spear. In this connection, certain costs for legal and professional fees and other expenses were paid by Malkin Holdings and Mr. Malkin. Malkin Holdings and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

competent tribunal authorizes payment by the Company or (b) an investor voluntarily agrees that his or her proportionate share be paid. Mr. Malkin has requested, or intends to request, such voluntary agreement from all investors, which may include renewing such request in the future for any investor who previously received such request and failed to confirm agreement at that time. Because any related payment has been, or will be, made only by consenting investors, the Company has not provided for the expense and related liability with respect to such costs in these consolidated financial statements and such consent has not been received at September 30, 2011.

The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the Arbitrators, which was confirmed by the court, (i) reaffirmed the right of the investors to vote to terminate Helmsley-Spear without cause, (ii) dismissed Helmsley-Spear’s claims against Malkin Holdings and Peter L. Malkin, and (iii) rejected the termination of Helmsley-Spear for cause. The parts of the decision under appeal were initially affirmed by the Appellate Division, and the New York Court of Appeals declined to review such ruling. On October 6, 2003, the United States Supreme Court granted Malkin Holdings’ petition, vacated the judgment of the Appellate Division and remanded the case to the New York court.

On October 14, 2004, the Appellate Division issued a unanimous decision reversing the Arbitrators. The Appellate Division decided (i) that there was a covert assignment without the Company’s knowledge or consent and (ii) that the corporation controlled by Irving Schneider and now named “Helmsley-Spear,” which had represented itself to be the Company’s managing agent since September 1997, in fact never received a valid assignment to become the Company’s managing agent. The Company’s previously authorized managing agent, the original corporation named “Helmsley-Spear,” was owned by Harry B. Helmsley and had become inactive. On February 21, 2006, the Court of Appeals reversed the decision of the Appellate Division and reinstated the decision of the Arbitrators, including items (i), (ii) and (iii) in the preceding paragraph. On July 21, 2006, Malkin Holdings filed a certiorari petition seeking review by the U.S. Supreme Court, which it later withdrew as part of the August 29, 2006 settlement agreement terminating claims broadly by exchange of general releases between Helmsley-Spear, Irving Schneider, and their related parties, on one hand, and Leona M. Helmsley, Peter L. Malkin, Malkin Holdings, various property owners supervised by Malkin Holdings, and their related parties, on the other.

(2) 1998-2002 Irving Schneider Actions against the Company’s Supervisor and Member

In January 1998, Irving Schneider, who was then one of the controlling principals of Helmsley-Spear and has never had a record or beneficial interest in the Company, brought litigation against the Company’s supervisor, Malkin Holdings, and member, Peter L. Malkin, claiming misconduct and seeking damages and disqualification from performing services for the Company. In March 2002, the court dismissed Mr. Schneider’s claims. Although Mr. Schneider thereafter appealed the dismissal, the claim was withdrawn prior to 2006.

Also in April 2002, an attorney whose fees were reportedly paid by Mr. Schneider submitted to the Departmental Disciplinary Committee of the Appellate Division of the Supreme Court of New York, First Department, copies of Mr. Schneider’s complaints in the foregoing and related litigation with such attorney’s letter asserting that the activities of Mr. Malkin and Malkin Holdings, as alleged in those complaints, violated the Code of Professional Responsibility. No action was ever taken by the Disciplinary Committee against Mr. Malkin or Malkin Holdings regarding any of these matters.

During 2002, acting upon a complaint of Mr. Schneider and his attorney, the Manhattan District Attorney’s Office conducted an investigation of Mr. Malkin and Malkin Holdings regarding Malkin Holding’s receipt of a

Empire State Building Company L.L.C. and Affiliates

Notes to Consolidated Financial Statements (continued)

(Unaudited)

1% fee for administering the tenant security accounts of the Company and other supervised entities. Malkin Holdings made submissions through counsel to show that the fee was expressly permitted under statute and was in accord with prior agreement. By letter dated July 23, 2002, the District Attorney’s Office advised that it had concluded its investigation and that no charge would be brought against Mr. Malkin or Malkin Holdings.

In accord with a written legal opinion from Thelen Reid & Priest dated April 29, 2005, both Malkin Holdings and Mr. Malkin are entitled to reimbursement from the Company for their expenses to various service providers (including Dewey, Pegno & Kramarsky and Malkin Holdings) in the successful defense against all these Section (2) claims to the extent relating to the Company, as follows: (a) $238,069 for the successful defense against the 1998-2002 litigations, (b) $39,621 for the successful defense against Mr. Schneider’s complaint to the District Attorney, and (c) $13,827 for the successful defense against the related complaint to the Disciplinary Committee. These reimbursements were deferred without any charge for interest until the Company’s operations were stabilized and its cash and borrowing position permitted payment in June 2008.

All reimbursed expenses funded by the Company under this Section (2) were deducted in computing Overage Rent under the Lease with the Company’s Lessor. Accordingly, the Company effectively bore only 50% of such expenses.

(3) 2006 Settlement Agreement

As stated above, the August 29, 2006 settlement agreement terminated Helmsley-Spear, Inc. as managing and leasing agent at the Property as of August 30, 2006. The Company is now self-managing the Property, while engaging third party leasing agents, CB Richard Ellis, Inc. for retail space since August 30, 2006 and Newmark Knight Frank for non-retail space since October 21, 2009.

Based upon relative building area and revenue among all the properties at which Helmsley-Spear was terminated pursuant to the settlement agreement, the Company’s allocable share of the contract settlement payment was $3,056,000. Such amount was funded during 2006 with $1,834,000 from the Company’s cash reserves and $1,222,000 by a capital contribution to the Company from Mrs. Helmsley. There was no change in Mrs. Helmsley’s share of the Company’s distributions and profits as a result of such capital contribution, but an equivalent amount of the settlement expense was allocated to her.

The Company’s allocable share of the fees to service providers (including Dewey, Pegno & Kramarsky and Malkin Holdings) in connection with the settlement and related transition is $405,174, including preparation of a draft solicitation for a vote to remove Helmsley-Spear, submission to the Real Estate Board of New York of claims regarding Helmsley-Spear, negotiation and conclusion of the settlement agreement, and conclusion of a new leasing agreement with CB Richard Ellis. These fees were advanced by Malkin Holdings without any charge for interest and, pursuant to consent of the Company’s members, reimbursed by the Company in June 2008.

The expenses funded by the Company under this Section (3) were deducted in computing Overage Rent under the Lease with the Company’s Lessor. Accordingly, the Company effectively bore only 50% of such expenses.

14. Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through February 13, 2012 the date the financial statements were available to be issued.

REPORT OF INDEPENDENT AUDITORS

To Empire State Realty Trust, Inc.

We have audited the accompanying statements of revenues and certain expenses (as described in Note 1) of 1333 Broadway Associates L.L.C. (the “Company”) for each of the three years in the period ended December 31, 2010. These statements of revenues and certain expenses are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Empire State Realty Trust, Inc. as described in Note 1, and are not intended to be a complete presentation of the Company’s revenues and expenses.

In our opinion, the statements referred to above present fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of 1333 Broadway Associates L.L.C. for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

November 28, 2011

1333 Broadway Associates L.L.C.

Statements of Revenues and Certain Expenses

(In Thousands)

	For the nine months ended September 30, 2011	For the nine months ended September 30, 2010	Year ended December 31,
			2010	2009	2008
	(unaudited)	(unaudited)
Revenue:
Rental revenue	$10,105	$9,954	$13,584	$9,337	$7,524
Tenant expense reimbursements	846	951	1,280	1,082	2,842
Other property income	288	256	362	249	54

Revenue—Total	11,239	11,161	15,226	10,668	10,420

Certain expenses:
Rental operating	887	1,390	1,837	1,699	1,970
Utilities	776	1,111	1,479	1,094	1,094
Repairs and maintenance	294	533	771	614	604
Insurance	124	104	139	158	163
Real estate taxes	1,733	1,828	2,440	3,339	2,963
Management fees	91	91	121	123	118
General and administrative	283	224	312	298	289

Certain Expenses—Total	4,188	5,281	7,099	7,325	7,201

Revenues in excess of certain expenses	$7,051	$5,880	$8,127	$3,343	$3,219

See accompanying notes.

1333 Broadway Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying statements of revenues and certain expenses include the operations of 1333 Broadway (the “Property”), an office property, located in New York, NY. The Property is owned by 1333 Broadway Associates L.L.C. (the “Company”). The Predecessor of Empire State Realty Trust, Inc. has a non-controlling 50% co-member interest in the Company, and the Property is supervised by Malkin Holdings LLC (formerly, Wien & Malkin LLC) (“Malkin Holdings”), a related party.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual results of operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenues and expenses to be incurred in the future operations of the Property, have been excluded. Such excluded items include interest income, depreciation and amortization, interest expense, supervisory and related party fees and amortization of above and below market leases.

Unaudited Interim Financial Information

The statements of revenues and certain expenses for the nine months ended September 30, 2011 and 2010 are unaudited. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the results of the interim periods. All such adjustments are of a normal recurring nature.

Revenue Recognition

Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease which includes the effects of rent steps and rent abatements under the leases. The Company commences rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, many of the leases contain fixed percentage increases over the base rent to cover escalations.

In addition to base rent, tenants also generally will pay their pro rata share of increases in real estate taxes and operating expenses for the building over a base year. In some leases, in lieu of paying additional rent based upon increases in building operating expenses, the tenant will pay additional rent based upon increases in the Consumer Price Index over the index value in effect during a base year. Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

Lease cancellation fees are recognized when the fees are determinable and collectability is reasonably assured, the Company has no continuing obligation to provide services to such former tenants and the payment is not subject to any conditions that must be met or waived. No lease cancellations fees were recognized for any of the periods presented.

1333 Broadway Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

Bad Debt Expense

The Company incurred bad debt expense, which is included in rental operating expenses in the accompanying statements of revenues and certain expenses, of $148,431, $21,145, $234,286, $19,482 and $109,161 for the years ended December 31, 2010, 2009 and 2008 and the nine months ended September 30, 2011 and 2010, respectively.

Accounting Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

NOTE 3. MINIMUM FUTURE LEASE RENTALS

The Company leases various office spaces to tenants over terms ranging from five to seventeen years. Certain leases have renewal options for additional terms. The leases provide for base monthly rentals and reimbursements for real estate taxes, escalations linked to the Consumer Price Index or common area maintenance known as operating expense escalation. Operating expense reimbursements are reflected in tenant expense reimbursements in the accompanying statements of revenue and certain expenses.

At December 31, 2010, the Company was entitled to the following future contractual minimum lease payments on non-cancellable operating leases to be received which expire on various dates through 2027 (in thousands):

2011	$12,363
2012	11,800
2013	11,923
2014	12,052
2015	12,470
Thereafter	87,430

Total	$148,038

NOTE 4. CONCENTRATION OF CREDIT RISK

Two tenants comprise approximately 54% of rental revenue for the year ended December 31, 2008. Three tenants comprise approximately 65% of rental revenue for the year ended December 31, 2009. Four tenants comprise approximately 83%, 82% and 84% of rental revenue for the year ended December 31, 2010 and the nine months ended September 30, 2011 and 2010, respectively.

NOTE 5. RELATED PARTY TRANSACTIONS

The following expenditures are not reflected in the statements of revenues and certain expenses, but represent transactions between the Company and its supervisor, Malkin Holdings, a related party.

1333 Broadway Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

Supervisory and other professional services are provided to the Company by Malkin Holdings. Beneficial interests in the Company are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

For administration and investment of the Company’s supervisory account, Malkin Holdings has earned since 1979 a service fee of 10% of the account interest.

In addition to the above service fees, Malkin Holdings was reimbursed for certain expenses incurred in prior years relating to the successful defense against various claims by an investor and the final settlement agreement with Helmsley-Spear, Inc. Separately, Malkin Holdings and Peter L. Malkin have requested or intend to request voluntary reimbursement pro rata from each investor individually for certain other unreimbursed expenses advanced by them relating to the arbitration to remove and replace Helmsley-Spear, Inc. as managing agent for the Property. Such reimbursement would be paid only by consenting investors, and thus the Company’s financial statements do not show any related cost or liability.

NOTE 6. COMMITMENTS AND CONTINGENCIES

The Company entered into construction contracts with contractors for completion of the Property’s renovation project. For the year ended December 31, 2010, the amount of unpaid budgeted expenditures relating to the renovation project totals approximately $29,000,000. The total amount of the signed contracts has not been determined as of December 31, 2010 but those commitments do not exceed the unpaid budgeted expenditures.

Additionally, the Company entered into contracts with third parties for building repairs, alterations, or replacements. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

The Company is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Company, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Company believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Company’s operating results.

NOTE 7. SUBSEQUENT EVENTS

The Company has evaluated events and transactions for potential recognition or disclosure through February 13, 2012, the date the financial statements were available to be issued.

REPORT OF INDEPENDENT AUDITORS

To Empire State Realty Trust, Inc.

We have audited the accompanying statements of revenues and certain expenses (as described in Note 1) of 1350 Broadway Associates L.L.C. (the “Company”) for each of the three years in the period ended December 31, 2010. These statements of revenues and certain expenses are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Empire State Realty Trust, Inc. as described in Note 1, and are not intended to be a complete presentation of the Company’s revenues and expenses.

In our opinion, the statements referred to above present fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of 1350 Broadway Associates L.L.C. for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

November 28, 2011

1350 Broadway Associates L.L.C.

Statements of Revenues and Certain Expenses

(In Thousands)

	For the nine months ended September 30, 2011	For the nine months ended September 30, 2010	Year ended December 31,
			2010	2009	2008
	(unaudited)	(unaudited)
Revenue:
Rental revenue	$12,393	$11,723	$15,612	$13,720	$12,301
Tenant expense reimbursements	1,797	2,086	2,593	3,076	3,786
Other property income	210	103	138	463	50
Revenue—Total	14,400	13,912	18,343	17,259	16,137

Certain expenses:
Rental operating	1,554	1,783	2,466	2,478	2,347
Utilities	1,104	1,297	1,649	1,441	1,481
Repairs and maintenance	850	757	1,088	861	813
Insurance	114	103	140	160	164
Real estate taxes	2,391	2,459	2,960	3,501	3,049
Ground rent expense	73	99	123	136	136
Management fees	128	96	128	144	144
General and administrative	106	164	228	372	448
Certain Expenses—Total	6,320	6,758	8,782	9,093	8,582

Revenues in excess of certain expenses	$8,080	$7,154	$9,561	$8,166	$7,555

See accompanying notes.

1350 Broadway Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying statements of revenues and certain expenses include the operations of 1350 Broadway (the “Property”), an office property, located in New York, NY. 1350 Broadway Associates L.L.C. (the “Company”) holds a long-term ground leasehold interest in the Property. The Predecessor of Empire State Realty Trust, Inc. has a non-controlling 50% co-member interest in the Company, and the Property is supervised by Malkin Holdings LLC (formerly, Wien & Malkin LLC) (“Malkin Holdings”), a related party.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual results of operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenues and expenses to be incurred in the future operations of the Property, have been excluded. Such excluded items include interest income, depreciation and amortization, interest expense, supervisory and related party fees and amortization of above and below market leases.

Unaudited Interim Financial Information

The statements of revenues and certain expenses for the nine months ended September 30, 2011 and 2010 are unaudited. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the results of the interim periods. All such adjustments are of a normal recurring nature.

Revenue Recognition

Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease which includes the effects of rent steps and rent abatements under the leases. The Company commences rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, many of the leases contain fixed percentage increases over the base rent to cover escalations.

In addition to base rent, tenants also generally will pay their pro rata share of increases in real estate taxes and operating expenses for the building over a base year. In some leases, in lieu of paying additional rent based upon increases in building operating expenses, the tenant will pay additional rent based upon increases in the Consumer Price Index over the index value in effect during a base year. Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

Lease cancellation fees are recognized when the fees are determinable and collectability is reasonably assured, the Company has no continuing obligation to provide services to such former tenants and the payment is not subject to any conditions that must be met or waived. Total lease cancellation fees were $300,000 for the year ended December 31, 2009. There were no cancellation fees for the years ended December 31, 2010 and 2008 and the nine months ended September 30, 2011 and 2010, respectively.

1350 Broadway Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

Bad Debt Expense

The Company incurred bad debt expense, which is included in rental operating expenses in the accompanying statements of revenues and certain expenses, of $111,951, $232,068, $173,430, $79,878 and $97,980 for the years ended December 31, 2010, 2009 and 2008 and the nine months ended September 30, 2011 and 2010, respectively.

Accounting Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

NOTE 3. MINIMUM FUTURE LEASE RENTALS

The Company leases various office spaces to tenants over terms ranging from five to fifteen years. Certain leases have renewal options for additional terms. The leases provide for base monthly rentals and reimbursements for real estate taxes, escalations linked to the Consumer Price Index or common area maintenance known as operating expense escalation. Operating expense reimbursements are reflected in tenant expense reimbursements in the accompanying statements of revenue and certain expenses.

At December 31, 2010, the Company was entitled to the following future contractual minimum lease payments on non-cancellable operating leases to be received which expire on various dates through 2025 (in thousands):

2011	$14,399
2012	13,028
2013	12,059
2014	11,852
2015	10,909
Thereafter	64,140

Total	$126,387

NOTE 4. GROUND LEASE

On July 30, 1965, a ground lease (the “Ground Lease”) for the Property, with Aetna Life Insurance Company as Lessor, was assigned to the Company by 1350 Broadway Realty Corporation, with an initial term ending 1976. On April 25, 1978, the Company renewed the Ground Lease from August 1, 2001 through July 31, 2026 at an annual rent of $108,000. Aetna Life Insurance Company sold the fee title to GSL Enterprises, Inc. in 1983.

On August 23, 2010, the Company exercised an option to extend the Ground Lease for an additional term commencing on August 1, 2026 and expiring on July 31, 2050 at an annual rent of $72,000.

Minimum annual rentals are expensed on a straight-line basis over the term of the ground lease. Rent expense was $122,906, $135,666, $135,666, $73,040 and $98,560 for the years ended December 31, 2010, 2009 and 2008 and the nine months ended September 30, 2011 and 2010, respectively, which is included in the accompanying statements of revenue and certain expenses.

1350 Broadway Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

Future minimum rents under the Ground Lease for each of the next five years and in the aggregate (through July 31, 2050) as of December 31, 2010 are:

Years Ending December 31,	(in thousands) Amount
2011	$108
2012	108
2013	108
2014	108
2015	108
Thereafter	2,871

$3,411

NOTE 5. CONCENTRATION OF CREDIT RISK

Two tenants comprise approximately 27%, 21%, 25% and 27% of rental revenue for the years ended December 31, 2010 and 2009 and the nine months ended September 30, 2011 and 2010, respectively. There were no tenants comprising more than 10% of rental revenue for the year ended December 31, 2008.

NOTE 6. RELATED PARTY TRANSACTIONS

The following expenditures are not reflected in the statements of revenues and certain expenses, but represent transactions between the Company and its supervisor, Malkin Holdings, a related party.

Supervisory and other professional services are provided to the Company by Malkin Holdings. Beneficial interests in the Company are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

For administration and investment of the Company’s supervisory account, Malkin Holdings has earned since 1978 a service fee of 10% of the account interest.

Under separate agreement to which the Company is not a party, Malkin Holdings also receives additional payments in respect of its profits interest from certain investors in the Company based upon current year distributions in excess of an annual threshold. These third party payments do not impose any obligation upon the Company or affect its operations.

In addition to the above service fees, Malkin Holdings was reimbursed for certain expenses incurred in prior years relating to the successful defense against various claims by an investor and the final settlement agreement with Helmsley-Spear, Inc. Separately, Malkin Holdings and Peter L. Malkin have requested or intend to request voluntary reimbursement pro rata from each investor individually for certain other unreimbursed expenses advanced by them relating to the arbitration to remove and replace Helmsley-Spear, Inc. as managing agent for the Property. Such reimbursement would be paid only by consenting investors, and thus the Company’s financial statements do not show any related cost or liability.

1350 Broadway Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

NOTE 7. COMMITMENTS AND CONTINGENCIES

The Company entered into contracts with third parties for building repairs, alterations, or replacements. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

The Company is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Company, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Company believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Company’s operating results.

NOTE 8. SUBSEQUENT EVENTS

The Company has evaluated events and transactions for potential recognition or disclosure through February 13, 2012, the date the financial statements were available to be issued.

REPORT OF INDEPENDENT AUDITORS

To Empire State Realty Trust, Inc.

We have audited the accompanying statements of revenues and certain expenses (as described in Note 1) of 501 Seventh Avenue Associates L.L.C. (the “Company”) for each of the three years in the period ended December 31, 2010. These statements of revenues and certain expenses are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Empire State Realty Trust, Inc. as described in Note 1, and are not intended to be a complete presentation of the Company’s revenues and expenses.

In our opinion, the statements referred to above present fairly, in all material respects, the revenues and certain expenses, as described in Note 2, of 501 Seventh Avenue Associates L.L.C. for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

November 28, 2011

501 Seventh Avenue Associates L.L.C.

Statements of Revenues and Certain Expenses

(In Thousands)

	For the nine months ended September 30, 2011	For the nine months ended September 30, 2010	Year ended December 31,
			2010	2009	2008
	(unaudited)	(unaudited)
Revenue:
Rental revenue	$10,913	$10,652	$13,883	$13,966	$14,262
Tenant expense reimbursements	2,210	2,646	3,429	3,323	3,397
Other property income	121	129	170	196	225

Revenue—Total	13,244	13,427	17,482	17,485	17,884
Certain expenses:
Rental operating	1,646	1,888	2,286	2,439	2,061
Utilities	1,491	1,700	2,195	1,998	2,157
Repairs and maintenance	513	516	1,062	660	659
Insurance	104	103	133	140	144
Real estate taxes	2,132	2,049	2,759	2,682	2,316
Management fees	157	148	206	210	217
General and administrative	316	416	665	508	278

Certain Expenses—Total	6,359	6,820	9,306	8,637	7,832

Revenues in excess of certain expenses	$6,855	$6,607	$8,176	$8,848	$10,052

See accompanying notes.

501 Seventh Avenue Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying statements of revenues and certain expenses include the operations of 501 Seventh Avenue (the “Property”), an office property, located in New York, NY. The Property is owned by 501 Seventh Avenue Associates L.L.C. (the “Company”). The Predecessor of Empire State Realty Trust, Inc. has a non-controlling 20.5% co-member interest in the Company, and the Property is supervised by Malkin Holdings LLC (formerly, Wien & Malkin LLC) (“Malkin Holdings”), a related party. The Property is currently subject to a ground lease with Seventh and 37th Building Associates L.L.C. (Lessor), an affiliate of the Predecessor of Empire State Realty Trust, Inc.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual results of operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenues and expenses to be incurred in the future operations of the Property have been excluded. Such excluded items include interest income, depreciation and amortization, interest expense, ground rent (payable to affiliate), supervisory and related party fees and amortization of above and below market leases.

Unaudited Interim Financial Information

The statements of revenues and certain operating expenses for the nine months ended September 30, 2011 and 2010 are unaudited. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the results of the interim periods. All such adjustments are of a normal recurring nature.

Revenue Recognition

Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease which includes the effects of rent steps and rent abatements under the leases. The Company commences rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, many of the leases contain fixed percentage increases over the base rent to cover escalations.

In addition to base rent, tenants also generally will pay their pro rata share of increases in real estate taxes and operating expenses for the building over a base year. In some leases, in lieu of paying additional rent based upon increases in building operating expenses, the tenant will pay additional rent based upon increases in the Consumer Price Index over the index value in effect during a base year. Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

Lease cancellation fees are recognized when the fees are determinable and collectability is reasonably assured, the Company has no continuing obligation to provide services to such former tenants and the payment is not subject to any conditions that must be met or waived. No lease cancellation fees were recognized for any of the periods presented.

501 Seventh Avenue Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

Bad Debt Expense

The Company incurred bad debt expense, which is included in rental operating expenses in the accompanying statements of revenues and certain expenses, of $342, $706, $446, $241, and $494 for the years ended December 31, 2010, 2009 and 2008 and the nine months ended September 30, 2011 and 2010, respectively.

Accounting estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

NOTE 3. MINIMUM FUTURE LEASE RENTALS

The Company leases various office spaces to tenants over terms ranging from one to fifteen years. Certain leases have renewal options for additional terms. The leases provide for base monthly rentals and reimbursements for real estate taxes, escalations linked to the Consumer Price Index or common area maintenance known as operating expense escalation. Operating expense reimbursements are reflected in tenant expense reimbursements in the accompanying statements of revenue and certain expenses.

At December 31, 2010, the Company was entitled to the following future contractual minimum lease payments on non-cancellable operating leases to be received which expire on various dates through 2024 (in thousands):

2011	$14,060
2012	13,034
2013	12,484
2014	12,157
2015	11,675
Thereafter	31,126

Total	$94,536

NOTE 4. CONCENTRATION OF CREDIT RISK

Two tenants comprise approximately 56% of rental revenue for the years ended December 31, 2010, 2009 and 2008 and the nine months ended September 30, 2011 and 2010.

NOTE 5. RELATED PARTY TRANSACTIONS

The following expenditures are not reflected in the statements of revenue and certain expenses, but represent transactions between the Company and its supervisor, Malkin Holdings, a related party.

Supervisory and other professional services are provided to the Company by Malkin Holdings. Beneficial interests in the Company are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

501 Seventh Avenue Associates L.L.C.

Notes to Statements of Revenues and Certain Expenses

Nine months ended September 30, 2011 and 2010 (unaudited) and years ended December 31, 2010, 2009 and 2008

For administration and investment of the Company’s supervisory account, Malkin Holdings has earned since 1978 a service fee of 10% of the account interest.

Under separate agreement with investors in the Company to which the Company is not a party, Malkin Holdings also receives additional payments in respect of its profits interest from investors in the Company based upon current year distributions to the investors in excess of an annual threshold. These third party payments do not impose any obligation upon the Company or affect its operations.

Malkin Holdings also serves as supervisor for the Company’s Lessor and receives from Lessor a basic annual fee and a payment in respect of a profits interest based on distributions to Lessor’s investors. Beneficial interests in Lessor are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

In addition to the above service fees, Malkin Holdings was reimbursed for certain expenses incurred in prior years relating to the successful defense against various claims by an investor. Separately, Malkin Holdings and Peter L. Malkin have requested or intend to request voluntary reimbursement pro rata from each investor individually for certain other unreimbursed expenses advanced by them relating to the arbitration to remove and replace Helmsley-Spear, Inc. as managing agent for the Property. Such reimbursement would be paid only by consenting investors, and thus the Company’s financial statements do not show any related cost or liability.

NOTE 6. COMMITMENTS AND CONTINGENCIES

The Company is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Company, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Company believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Company’s operating results.

NOTE 7. SUBSEQUENT EVENTS

The Company has evaluated events and transactions for potential recognition or disclosure through February 13, 2012, the date the financial statements were available to be issued.

Empire State Building Associates L.L.C.

Summary Financial Data

(Unaudited and in thousands, except units and per unit data)

	Nine Months Ended September 30,		Year Ended December 31,
	Historical		Historical
	2011	2010	2010	2009	2008	2007	2006
Statement of Operations Data:
Income
Rental Revenue	$6,172	$6,066	$8,093	$7,809	$6,019	$6,019	$6,019
Additional rent	—	—	4,112	7,571	3,509	17,026	18,791
Dividend and interest income	7	10	12	50	217	418	340

Total Income:	6,179	6,076	12,217	15,430	9,745	23,463	25,150

Expenses
Leasehold rent	—	—	—	—	—	—	—
Interest on leasehold mortgage	7,785	5,035	6,730	6,387	4,178	4,167	4,167
Professional fees	327	132	237	143	213	216	45
Supervisory services	595	276	472	374	159	1,013	1,126
Depreciation and amortization	1,811	944	1,259	1,149	998	998	998
Miscellaneous	—	—	—	7	—	—	—

Total Expenses	10,518	6,387	8,698	8,060	5,548	6,394	6,336

NET INCOME (LOSS)	$(4,339)	$(311)	$3,519	$7,370	$4,197	$17,069	$18,814

Balance Sheet Data (at period end):
Net real estate	$94,384	$61,856	$61,541	$62,800	$53,787	$54,785	$55,783
Total assets	167,280	93,702	99,175	102,797	64,996	79,886	81,492
Notes and loans payable	159,361	92,498	92,515	92,515	60,839	60,839	60,839
Total liabilities	170,631	92,655	95,270	95,160	60,839	62,666	62,307
Owners’ equity	(3,351)	1,047	3,905	7,637	4,157	17,220	19,185
Total liabilities and owners equity	167,280	93,702	99,175	102,797	64,996	79,886	81,492
Other Data:
Cash flows from:
Operating activities	$(3,583)	$(2,105)	$5,401	$12,058	$3,538	$19,900	$20,122
Investing activities	$(26,500)	$—	$—	$(19,124)	$—	$—	$—
Financing activities	$55,483	$(6,603)	$(8,290)	$25,624	$(17,050)	$(19,085)	$(17,659)
Other Data:
Ratio of earnings to fixed charges	0.44	0.94	1.52	2.15	2.00	5.10	5.51
Cash and cash equivalents	$50,718	$20,238	$25,318	$28,207	$9,649	$23,161	$22,346
Total assets at the exchange value (based on the appraisal by the independent valuer)			—	—	—	—	—
Net increase (decrease) in cash and cash equivalents	$25,400	$(8,294)	$(2,889)	$18,558	$(13,512)	$815	$2,463
Distributions	$2,917	$6,279	$7,251	$3,889	$17,260	$19,033	$17,485
Per unit data
Net income (loss)	$(131)	$(9)	$107	$223	$127	$517	$570
Book value	$(102)	$32	$118	$231	$126	$522	$581
Exchange value
Distributions *	$88	$190	$220	$118	$523	$577	$530
From operations	$—	$—	$107	$118	$127	$517	$530
Return of capital	$88	$190	$113	0	$396	$60	$(0)

Unit size	$1,000
Original Investment	$33,000,000

The information per $1,000, except for the exchange value, is based on the original invested capital.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Forward Looking Statements

Readers of this discussion are advised that it should be read in conjunction with the condensed consolidated financial statements of Empire State Building Associates L.L.C. (“Associates”) (including related notes thereto) appearing elsewhere in this prospectus/consent solicitation. Certain statements in this discussion may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Associates’ current expectations regarding future results of operations, economic performance, financial condition and achievements of Associates, and do not relate strictly to historical or current facts. Associates has tried, wherever possible, to identify these forward-looking statements by using words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning.

Although Associates believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which may cause the actual results to differ materially from those anticipated in the forward looking statements. Such factors include, but are not limited to, the following: general economic and business conditions, which will, among other things, affect demand for rental space, the availability of prospective tenants, lease rents and the availability of financing; adverse changes in Associates’ real estate market, including, among other things, competition with other real estate owners, risks of real estate development and acquisitions; governmental actions and initiatives; and environmental/safety requirements.

Significant Accounting Policies and Estimates

The Securities and Exchange Commission (“SEC”) issued disclosure guidance for “Critical Accounting Policies.” The SEC defines Critical Accounting guidance for Critical Accounting Policies as those that require the application of management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Associates’ discussion and analysis of its financial condition and results of operations are based upon Associates’ consolidated financial statements, the preparation of which takes into account estimates based on judgments and assumptions that affect certain amounts and disclosures. Accordingly, actual results could differ from these estimates. The accounting policies and estimates used and outlined in Note 2 to Associates’ consolidated financial statements, which are presented elsewhere in this prospectus/consent solicitation, have been applied consistently as at December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009. Associates believes that the following accounting policies or estimates require the application of management’s most difficult, subjective, or complex judgments:

Valuation of Long-Lived Assets: Associates assesses the carrying amount of long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When Associates determines that the carrying amount of long-lived assets is impaired, the measurement of any impairment is based on a discounted cash flow method.

Revenue Recognition: Basic Rent and Additional Rent, which is based on the Sublessee’s annual net income as defined in the Sublease, are recognized when earned. Before Associates can recognize revenue, it is required to assess, among other things, its collectability. If Associates incorrectly determines the collectability of revenue, its net income and assets could be overstated.

Financial Condition and Results of Operations

At the time of its organization, Associates acquired the master lease of the Empire State Building (the “Master Lease”) subject to the sublease pursuant to which Empire State Building Company L.L.C. (the

“Sublessee”) subleases and operates the Empire State Building (the “Sublease”). Basic Rent received by Associates was used to pay annual rent due under the Master Lease and the Basic Payment for supervisory services to the supervisor; the balance of such Basic Rent was distributed to the participants. Basic Rent received by Associates is used to pay the Basic Payment and a portion of debt service on the Secured Term Loan (defined below); the balance of such Basic Rent is distributed to the participants. Commencing July 26, 2011, Basic Rent was increased to cover debt service on the refinanced loan balance to the extent the Secured Term Loan debt exceeds $60,500,000, which was the balance of the prior first mortgage fully paid on July 26, 2011.

Additional Rent and any interest and dividends accumulated thereon less any expenses and additions to general contingencies and other reserves are distributed to the participants after the additional payment to the supervisor. See Note 4 to the consolidated financial statements and Note D to the condensed consolidated financial statements included in this prospectus/consent solicitation. Pursuant to the Sublease, Sublessee has assumed responsibility for the condition, operation, repair, maintenance and management of the Empire State Building. Associates is not required to maintain liquid assets to defray any operating expenses of the Empire State Building.

The basic supervisory services provided to Associates by the supervisor include, but are not limited to, maintaining all of its entity and participant records, performing physical inspections of the Empire State Building, providing or coordinating certain counsel services to Associates, reviewing insurance coverage, conducting annual supervisory review meetings, receipt of monthly rent from Sublessee, payment of monthly and additional distributions to the participants, payment of all other disbursements, confirmation of the payment of real estate taxes, active review of financial statements submitted to Associates by Sublessee and financial statements audited by and tax information prepared by Associates’ independent registered public accounting firm, and distribution of related materials to the participants. The supervisor also prepares quarterly, annual and other periodic filings with the SEC and applicable state authorities.

Associates pays the supervisor for other services at hourly rates.

Nine months ended September 30, 2011 as compared to nine months ended September 30, 2010

During the nine-month period ended September 30, 2011, Associates made regular monthly distributions of $98.21 for each $10,000 participation ($1,178.52 per annum for each $10,000 participation). There are no restrictions on Associates’ present or future ability to make distributions; however, the amount of such distributions, particularly distributions of Additional Rent, depends solely on Sublessee’s ability to make payments of Basic Rent and Additional Rent to Associates. Associates expects to make distributions in the future to the extent it receives the payments provided for under the Sublease.

During March 2011 Associates made no additional distribution to participants of Additional Rent received for the year ending December 31, 2010. Additional Rent of $4,111,371 was applied to Associates’ mortgage interest obligation and the balance for general contingencies. See Note 4 to the consolidated financial statements and Notes C and D to the condensed financial statements included in this prospectus/consent solicitation.

Additional Rent for the year 2009 was $7,570,411. During March 2010, Associates made an additional distribution of Additional Rent of $3,361,924 received for the year ending December 31, 2009 to participants after deducting $2,000,000 to cover general contingencies of Associates, $2,020,000 to satisfy a portion of Associates’ First Mortgage interest obligation and $214,591 to the supervisor, offset by $26,104 of dividend and interest income.

Associates’ results of operations are affected primarily by the amount of rent payable to it under the Sublease. The amount of Additional Rent payable to Associates is affected by the New York City economy and real estate rental and tourist attraction markets, which are difficult for management to forecast, and by the amount of unfinanced improvements undertaken at the Empire State Building. The following summarizes, with respect to the current period as compared to the corresponding period of the previous year, the material factors regarding Associates’ results of operations for such periods:

Total revenues increased for the nine-month period ended September 30, 2011 as compared with the corresponding period of the prior year. The increase was the net result of an increase in basic rent income by the Sublessee to cover the increase in debt service on the increased loan balance and a decrease in dividend and interest income for the nine-month period as compared with the corresponding period of the prior year.

Total revenues increased for the three-month period ended September 30, 2011 as compared with the corresponding period of the prior year. The increase was the net result of an increase in basic rent income payable by the Sublessee to cover the increase in debt service on the increased loan balance and a decrease in dividend and interest income for the three-month period as compared with the corresponding period of the prior year.

Total expenses increased for the nine-month period ended September 30, 2011 as compared with the corresponding period of the prior year. The increase was mainly attributable to the inclusion of the prepayment penalty pertaining to the repayment of the prior First Mortgage and the write-off of unamortized loan costs in interest expense, an increase in basic supervisory fees to the supervisor effective July 1, 2010, an increase in depreciation on building improvements and amortization of leasing commissions, an increase in professional fees and miscellaneous expenses due to the fact that accounting fees now paid by Associates were previously paid by the supervisor and an increase in fees to the supervisor for services rendered in connection with certain matters regarding ownership and operation of the Empire State Building for the nine-month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Total expenses increased for the three-month period ended September 30, 2011 as compared with the corresponding period of the prior year. The increase was attributable to the inclusion of the prepayment penalty pertaining to the repayment of the prior First Mortgage and the write-off of unamortized loan costs in interest expense, and an increase in interest on the new loan payable as a result of an increased loan balance, an increase in basic supervisory fees to the supervisor effective July 1, 2010, an increase in depreciation on building improvements and amortization of leasing commissions, an increase in professional fees and miscellaneous expenses due to the fact that accounting fees now paid by Associates were previously paid by the supervisor and an increase in fees to the supervisor for services rendered in connection with certain matters regarding ownership and operation of the Empire State Building for the three-month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Year ended December 31, 2010 as compared to year ended December 31, 2009

The following summarizes the material factors affecting Associates’ results of operations for the year ended December 31, 2010 as compared to the year ended December 31, 2009:

Total revenues decreased for the year ended December 31, 2010 as compared with the year ended December 31, 2009. Such decrease was the net result of an increase in Basic Rent income to cover an increase in debt service, a decrease in Additional Rent received by Associates in 2010 and a decrease in dividend and interest income earned as compared with the year ended December 31, 2009. See Note 4 to the consolidated financial statements.

Total expenses increased for the year ended December 31, 2010 as compared with the year ended December 31, 2009. Such increase is the net result of an increase in the interest on the mortgages (attributable to $31,500,000 Second Mortgage financing closed on February 25, 2009), accounting and professional fees, depreciation of assets (attributable to building improvements placed in service in 2009), and the additional payment to the supervisor, and to a decrease in miscellaneous expenses as compared with the year ended December 31, 2009.

As compared with the prior year, a decrease in Additional Rent earned in any year reduces the available amount of distributions to the participants in the following year and the additional payment to the supervisor. A decrease in Additional Rent may have also affected Associates’ ability to set-aside $2,020,000 (of which $2,000,000 was deposited in a restricted cash account used to satisfy a portion of the First Mortgage interest obligation) annually towards payment of interest on the First Mortgage as had previously been required by the First Mortgage loan agreement, which loan was fully paid on July 26, 2011 in connection with the $159,000,000 financing that closed on that date. See Note 4 to the consolidated financial statements.

Liquidity, Capital Resources and Distributions

Associates’ liquidity has increased as of September 30, 2011, as compared with December 31, 2010 due to the Secured Term Loan financing proceeds pursuant to the loan document described below. Adverse developments in economic, credit and investment markets over the last several years impaired general liquidity (although some improvement in such markets has arisen recently) and the developments may negatively impact Associates and/or space tenants at the Empire State Building. Any such impact should be ameliorated by the fact that (a) each of Associates and its Sublessee has very low debt in relation to asset value, (b) the Empire State Building’s rental revenue is derived from a substantial number of tenants in diverse businesses with lease termination dates spread over numerous years.

On July 26, 2011, Associates entered into a three-year term loan (the “Secured Term Loan”) with institutional lenders, including HSBC Bank USA, National Association as agent and HSBC Bank USA, National Association and DekaBank Deutsche Girozentrale as lead arrangers. The Secured Term Loan is secured by a mortgage on the Empire State Building. The Secured Term Loan was amended by the First Amendment to Loan Agreement, Ratification of Loan Documents and Omnibus Amendment dated as of November 2, 2011 to provide for additional commitments from Capital One, National Association and Bank of America, N.A. so that, collectively, the loan was increased to $300,000,000. No additional funds were drawn at the time of the modification.

At the closing of the Secured Term Loan, the lenders provided Associates with an advance of $159,000,000 (of which $92,000,000 refinanced existing indebtedness). Based on the terms of the Secured Term Loan (as amended) and subject to the conditions set forth in the Secured Term Loan (as amended), the lenders agreed to provide Associates with additional advances of up to $141,000,000. Provided no event of default has occurred, and subject to other conditions, upon Associates’ request, HSBC has also agreed to source further additional commitments aggregating up to $200,000,000 in the sole discretion of the lenders. Any further advances under the Secured Term Loan are subject to the consent of the Sublessee.

Pursuant to the terms of the Secured Term Loan agreement, Associates and Sublessee entered into an amendment dated July 26, 2011 to the sublease (“Third Modification of Sublease”) pursuant to which (i) Sublessee consented to the advance of up to $159,000,000 under the Secured Term Loan and (ii) in accordance with the terms of the existing sublease agreement (which terminates on January 4, 2076) between Sublessee and Associates, the Basic Rent payable by Sublessee was increased by an amount equal to the debt service on the portion of the borrowing from the Secured Term Loan associated with improvements (excluding any principal payable upon maturity). The original Basic Rent payable by Sublessee is more than sufficient to pay the debt service on the portion of the borrowing associated with purchasing the fee position in 2002. The Sublessee and ESB Observatory LLC, a subsidiary of Sublessee, also entered into subordination agreements with the agent on behalf of the lenders pursuant to which the Sublease and the lease of the observatory were subordinated to the mortgage securing the Secured Term Loan. As a result, the Sublease and the observatory lease can be terminated in connection with a foreclosure by Secured Term Loan lenders.

Subject to the terms and conditions of the Secured Term Loan agreement, the outstanding principal amount of the Secured Term Loan shall bear interest at a rate equal to 2.5% per annum above 30-day LIBOR, unless such rate is not available, in which event the Secured Term Loan shall bear interest at 2.5% per annum in excess of (i) HSBC’s prime rate or (ii) the BBA LIBOR Daily Floating Rate. In connection with this loan, Associates issued promissory notes, a mortgage encumbering the Empire State Building in favor of the agent for the lenders, and other customary security and other loan documents. The maturity date of this loan is July 26, 2014, which Associates may extend to July 26, 2015 and thereafter to July 26, 2016, in each case upon payment of an extension fee of 0.25% of the total availability under the Secured Term Loan agreement at the time of such extension. Such extensions are subject to customary conditions, including the satisfaction of certain loan-to-value and debt yield ratios and the absence of an event of default.

The initial advance was used to pay and discharge then existing secured mortgage loans relating to the Empire State Building and to fund operations and working capital requirements related to the Empire State Building (including for improvements), including reimbursements to Sublessee for expenditures relating to improvements previously incurred by Sublessee, and certain other general entity purposes permitted in the Secured Term Loan including costs of the financing.

Payment obligations relating to the Secured Term Loan may be accelerated upon the occurrence of an event of default under the Secured Term Loan agreement. Events of default under the Secured Term Loan agreement include, subject in some cases to specified cure periods: payment defaults; failure by Associates to pay taxes; failure to keep certain insurance policies in effect; breaches of representations and covenants contained in the mortgage; defaults in the observance or performance of covenants; inaccuracy of representations and warranties in any material respect; bankruptcy and insolvency related defaults; and the entry of one or more final judgments for the payment of more than $1,000,000 that are not satisfied within 30 days.

The Secured Term Loan agreement contains affirmative and negative covenants customary for financings of this type. Negative covenants in the Secured Term Loan agreement limit Associates’ ability, subject to certain exceptions, to transfer all or substantially all of its property; incur indebtedness and liens; dissolve, liquidate or enter into mergers or similar transactions; change its line of business; cancel debt; enter into transactions with affiliates; rezone its property; sell its assets; make certain distributions to investors; and change its organizational documents. Associates must also maintain a debt yield as specified in the Secured Term Loan agreement.

Associates as both the fee owner and the ground lessor of the Empire State Building are mortgagors and their respective estates are therefore mortgaged. Sublessee and the observatory tenant agreed to subordinate their respective leasehold interest to the mortgage. Accordingly, in the event of a foreclosure, their leasehold estates could be terminated.

No amortization payments are due under the loan to reduce the outstanding principal balance prior to maturity. Furthermore, Associates does not maintain any reserve to cover the principal payment of loan indebtedness at maturity. Therefore, repayment of the loan will depend on Associates’ ability to arrange a refinancing. Assuming that the Empire State Building continues to generate an annual net profit in future years comparable to that in past years, and assuming further that real estate capital and operating markets return to more stable patterns, consistent with long-term historical trends in the geographic area in which the Empire State Building is located, Associates anticipates that the value of the Empire State Building will be in excess of the amount of the loan balance at maturity.

Associates anticipates that funds for short-term working capital requirements for the Empire State Building will be provided by cash on hand, rental payments received from the Sublessee (which entity is required under the Sublease to make payments of Basic Rent and, subject to cash flow, Additional Rent) and from additional advances of up to $141,000,000 available with respect to the July 26, 2011 refinancing and subsequent amendment on November 2, 2011. Long-term sources of working capital will be provided by rental payments from the Sublessee and, to the extent necessary, from additional capital investment by the members in Sublessee and/or additional external financing. Associates has no requirement to maintain substantial reserves to defray any operating expenses of the Empire State Building.

Sublessee is to maintain the Empire State Building as a high-class office building as required by the terms of the Sublease.

In connection with the July 2011 refinancing of the mortgage on the fee position of the Empire State Building in the new amount of $159,000,000, it is now intended that Associates generally will incur all capital improvement and tenanting costs commencing with expenditures incurred January 1, 2011 and thereafter. As a result of the refinancing, approximately $58,000,000 was available to Associates to fund such costs. Associates reimbursed approximately $34,700,000 of such costs which Sublessee had incurred and recorded in its financial statements during the first six months of 2011, consisting of fixed asset additions of $24,900,000 and deferred leasing costs of $9,800,000. The foregoing was effected in the third quarter of 2011 and resulted in Sublessee’s removal of such asset additions and Associates’ recording of same in its financial statements. During the three months ended September 30, 2011, Sublessee advanced on behalf of Associates $11,169,443 for improvements and tenanting costs that have been capitalized in the Associates’ financial statements. Associates will reimburse the Sublessee for these costs from available loan proceeds.

Based on Sublessee’s review of the need for upgrades and improvements to the Empire State Building, Associates has incurred improvement costs of $34,486,782 through September 30, 2011, which costs were funded from the Secured Term Loan financing proceeds. Other improvement and tenanting costs funded out of Sublessee’s operating cash flow are owned by Sublessee and reflected in its financial statements. As of September 30, 2011, the balance payable by Associates to the Sublessee for advances it made to fund improvements was $11,169,443. To seek to maximize overall funds for improvement and tenanting costs, funding for the foregoing has been derived from previously unapplied amounts from the $31,500,000 financing that closed in the first quarter of 2009 and from the Secured Term Loan obtained in July 2011 for which Associates received an initial advance of $159,000,000 and may be advanced an additional $141,000,000. Costs in excess of available loan proceeds will be funded out of Sublessee’s operating cash flow. Sublessee estimates that the total cost of all projects will be approximately $626,000,000 over 10 years including sprinklering of the Empire State Building of approximately $23,000,000 required by Local Law #26 to be completed by 2019.

Associates’ liquidity has decreased for the year ended December 31, 2010 as compared with the year ended December 31, 2009, substantially attributable to increased deferred costs. Adverse developments in economic, credit and investment markets over the last several years impaired general liquidity (although some improvement in such markets has arisen recently) and the developments may negatively impact Associates and/or space tenants at the Empire State Building. Any such impact should be ameliorated by the fact that (a) each of Associates and its Sublessee has very low debt in relation to asset value, (b) the Empire State Building’s rental revenue is derived from a substantial number of tenants in diverse businesses with lease termination dates spread over numerous years.

Associates had the following contractual obligations at December 31, 2010:

Payments due by period

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt obligations	$92,000,000	$0	$92,000,000	$0	$0	*
Interest Obligations	8,577,021	6,063,056	2,513,965	0	0
Basic Supervisory Fee	3,625,000	725,000	1,450,000	1,450,000		**

Total	$104,202,021	$6,788,056	$95,963,965	$1,450,000	$0

*	On July 26, 2011 Associates closed on the Secured Term Loan.
**	Basic supervisory fee payable to Supervisor is $725,000 per annum effective July 1, 2010, subject to further increase based on any future increase in the Consumer Price Index (“CPI”). Above chart does not reflect such CPI increases or the amount payable in more than five years for each year that such supervisory services continue to be provided.

Inflation

Inflationary trends in the economy do not directly impact Associates’ operations. As noted above, Associates does not actively engage in the operation of the Empire State Building. Inflation may impact the operations of the Sublessee. The Sublessee is required to pay the Basic Rent regardless of the results of its operations. Inflation and other operating factors affect the amount of Additional Rent payable by the Sublessee, which is based on the Sublessee’s net operating profit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Empire State Building Associates L.L.C.

(A Limited Liability Company)

We have audited the accompanying consolidated balance sheet of Empire State Building Associates L.L.C. as of December 31, 2010 and the related consolidated statements of income, members’ equity and cash flows for the year then ended. Our audit also includes the financial statement schedule, Schedule III- Real Estate and Accumulated Depreciation for the year ended December 31, 2010, also included in this Form S-4. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Associates’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates L.L.C. at December 31, 2010 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2010, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

August 16, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Empire State Building Associates L.L.C.

(a Limited Liability Company)

We have audited the accompanying consolidated balance sheet of Empire State Building Associates L.L.C. (“Associates”) as of December 31, 2009 and the related consolidated statements of income, members’ equity and cash flows for the year then ended, and the supporting financial statement schedule, Schedule III- Real Estate and Accumulated Depreciation for the year ended December 31, 2009. These consolidated financial statements and the schedule are the responsibility of Associates’ management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Associates is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Associates’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles, and the related financial statement schedule for the year ended December 31, 2009, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

October 5, 2010

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
Assets
Real estate:
Building:
Empire State Building, located at 350 Fifth Avenue, New York, N.Y.	$38,933,801	$38,933,801
Less: Accumulated depreciation	(8,694,307)	(7,696,045)

	30,239,494	31,237,756

Building improvements	10,162,577	10,162,577
Less: Accumulated depreciation	(411,235)	(150,666)

	9,751,342	10,011,911

Land	21,550,588	21,550,588

Total real estate, net	61,541,424	62,800,255

Cash and cash equivalents	25,318,179	28,207,433
Restricted cash	896,965	714,839
Due from Supervisor	324,111	324,111
Other receivables	92,118	119,896
Deferred costs	1,038,603	—
Due from Sublessee	8,961,815	8,961,815
Other assets	100,000	100,000
Mortgage financing costs	3,358,658	3,358,658
Less: accumulated amortization	2,457,051	1,790,448

Mortgage financing costs, net	901,607	1,568,210

Total assets	$99,174,822	$102,796,559

Liabilities and members’ equity
Liabilities:
Mortgages payable	$92,000,000	$92,000,000
Accrued mortgage interest	514,944	514,944
Additional rent due to Sublessee	1,888,629	2,429,589
Accrued supervisory fees, to a related party	312,500	214,591
Accrued expenses	553,522	—
Total liabilities	95,269,595	95,159,124
Members’ equity	3,905,227	7,637,435

Total liabilities and members’ equity	$99,174,822	$102,796,559

See accompanying notes to consolidated financial statements.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
	2010	2009
Revenue:
Rental income, from a related party	$12,204,649	$15,379,592
Interest and dividend income	12,142	49,985

Total revenue	12,216,791	15,429,577

Expenses:
Interest on mortgages	6,729,658	6,386,870
Supervisory services, to a related party	471,917	374,008
Depreciation of building and improvements	1,258,831	1,148,929
Professional fees, including amounts paid to a related party	153,990	143,023
Accounting fees	83,000	—
Miscellaneous	346	6,924

Total expenses	8,697,742	8,059,754

Net income	$3,519,049	$7,369,823

Earnings per $10,000 participation unit, based on 3,300 participation units outstanding during each year	$1,066	$2,233

See accompanying notes to consolidated financial statements.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

	Members’ Equity January 1,	Share of Net Income For Year	Distributions	Members’ Equity December 31,
Year Ended December 31, 2009:
Anthony E. Malkin Holdings group	$1,385,648	$2,456,608	$(1,296,445)	$2,545,811
Thomas N. Keltner, Jr. Group	1,385,649	2,456,608	(1,296,444)	2,545,813
Peter L. Malkin Holdings group	1,385,648	2,456,607	(1,296,444)	2,545,811

TOTALS	$4,156,945	$7,369,823	$(3,889,333)	$7,637,435

Year Ended December 31, 2010:
Anthony E. Malkin Holdings group	$2,545,811	$1,173,016	$(2,417,085)	$1,301,742
Thomas N. Keltner, Jr. Group	2,545,813	1,173,016	(2,417,086)	1,301,743
Peter L. Malkin Holdings group	2,545,811	1,173,017	(2,417,086)	1,301,742

TOTALS	$7,637,435	$3,519,049	$(7,251,257)	$3,905,227

See accompanying notes to consolidated financial statements.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$3,519,049	$7,369,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of building and improvements	1,258,831	1,148,929
Amortization of mortgage financing costs	666,603	585,439
Changes in operating assets and liabilities:
Change in restricted cash	(182,126)	164,942
Other receivables	27,778	(31,197)
Additional rent due to Sublessee	(540,960)	2,429,589
Accrued mortgage interest	—	176,312
Accrued expenses	553,522	—
Accrued supervisory fees, to a related party	97,909	214,591

Net cash provided by operating activities	5,400,606	12,058,428

Cash flows from investing activities:
Purchase of building improvements and improvements in progress	—	(10,162,577)
Advances to Sublessee to fund building improvements	—	(8,961,815)

Net cash used in investing activities	—	(19,124,392)

Cash flows from financing activities:
Financing costs	—	(1,562,371)
Proceeds of second mortgage	—	31,500,000
Distributions to Participants	(7,251,257)	(3,889,333)
Members’ distributions held by Supervisor	—	(324,111)
Change in deferred costs	(1,038,603)	(100,000)

Net cash provided by (used in) financing activities	(8,289,860)	25,624,185

Net (decrease) increase in cash and cash equivalents	(2,889,254)	18,558,221
Cash and cash equivalents, beginning of year	28,207,433	9,649,212

Cash and cash equivalents, end of year	$25,318,179	$28,207,433

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,063,055	$5,625,119

See accompanying notes to consolidated financial statements.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business Activity and Purchase of Real Estate

Through April 16, 2002, Empire State Building Associates L.L.C. (“Associates”) owned the tenant’s interest in a master operating leasehold (the “Master Lease”) on the Empire State Building (the “Building”), located at 350 Fifth Avenue, New York, New York. On April 17, 2002 Associates acquired, through a wholly-owned limited liability company, the fee title to the Building and to the land thereunder (the “Land”), (together, the “Real Estate”). Associates subleases the property to Empire State Building Company L.L.C. (“Sublessee”). The consolidated financial statements include the accounts of Associates and, effective April 17, 2002, its wholly-owned limited liability company, Empire State Land Associates L.L.C. All intercompany accounts and transactions have been eliminated in consolidation.

Associates’ members are Peter L. Malkin, Anthony E. Malkin and Thomas N. Keltner, Jr. each of whom also acts as an agent for holders of participations in his respective member interest in Associates. In the consolidated Statements of Members’ Equity, each such agent representation is referred to as a Group (i.e., Peter L. Malkin group, Thomas N. Keltner, Jr. Group and Anthony E. Malkin group).

2.	Summary of Significant Accounting Policies

a.	Cash and Cash Equivalents

Cash and cash equivalents include investments in money market funds and all highly liquid debt instruments with an original maturity of three months or less when acquired.

b.	Restricted Cash

Restricted cash at December 31, 2010 and 2009 includes a money market account held at Capital One Bank pursuant to the terms of the first mortgage, to be used monthly to satisfy a portion of the mortgage interest obligation.

c.	Use of Estimates

In preparing financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability, and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

d.	Real Estate and Depreciation

The Real Estate is carried in the financial statements at its historical cost of $60,484,389. The Building and Building improvements are being depreciated on the straight-line basis over their estimated useful lives of 39 years. Under the terms of the April 17, 2002 contract of sale, the deed contains language to avoid the merger of the fee estate and the leasehold, although on a consolidated financial statement basis Associates incurs no leasehold rent expense after acquiring the Real Estate.

e.	Mortgage Financing Costs and Amortization

Mortgage financing costs, totaling $3,358,658, are being amortized ratably over the lives of the respective mortgages and are included in mortgage interest expense.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

f.	Revenue Recognition

Basic rental income, as defined in a long-term lease, is a fixed minimum annual amount that Associates records ratably over the year. Additional rent is based on 50% of the net operating profit of the Sublessee, as defined, in excess of $1,000,000 for each lease year ending December 31st and is recorded by Associates when such amounts become determinable, at the end of each calendar year.

g.	Valuation of Long-Lived Assets

Associates assesses the carrying amount of long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When Associates determines that the carrying amount of long-lived assets is impaired, the measurement of any impairment is based on a discounted cash flow method. No impairment loss has been recorded for the years ended December 31, 2010 and 2009.

h.	Income Taxes

Associates is organized as a limited liability company and is taxed as a partnership for income tax purposes. Accordingly, Associates is not subject to federal and state income taxes and makes no provision for income taxes in its financial statements. Associates’ taxable income or loss is reportable by its members.

Associates has determined that there are no material uncertain tax positions that require recognition or disclosure in its financial statements. Taxable years ended December 31, 2008, 2009 and 2010 are subject to IRS and other jurisdictions tax examinations.

At December 31, 2010 and 2009, there are no differences between the tax bases and the reported amounts of Associates’ aggregate net assets.

i.	Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in any additional disclosures in our financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010. We are currently evaluating the impact of the adoption of the remainder of the standard will have on our financial statements. Associates does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

j.	New Accounting Pronouncements

In December 2010 the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU clarifies for which periods supplemental disclosure of pro forma revenue and net income is required when a business combination occurs in the current period. The guidance clarifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In our case, the guidance is in effect for the 2011 annual reporting period. The adoption of this guidance, while it will likely be applicable to us, is not expected to have a material effect on our consolidated financial statements.

In May 2011 the FASB issued ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP. This ASU provides guidance setting forth additional requirements relating to disclosures about fair value. The guidance will be effective for us beginning with the first interim period in 2012. In accordance with the guidance, we will be required to disclose the level in the fair value hierarchy in which each fair value lies that is disclosed but not used to measure an asset or liability on the balance sheet. The guidance also clarifies that the fair value of a non-financial asset is based on its highest and best use and requires disclosure if a non-financial asset is being used in a manner that is not its highest and best use. We are currently evaluating the impact the adoption of this standard will have on our consolidated financial statements. Associates does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

k.	Reclassification

Certain prior year balances have been reclassified to conform with the current year presentation.

3.	Mortgages Payable

a.	First Mortgage Payable

To finance the acquisition of the fee title to the Real Estate (Note 1) and certain related costs, on April 17, 2002 Associates obtained a $60,500,000 first mortgage with Capital One Bank. The mortgage is scheduled to mature on May 1, 2012 and requires monthly payments of interest only at 6.5% per annum. The mortgage may be prepaid at any time after 24 months with the payment of a premium equal to the greater of (a) 1% of the amount prepaid and (b) an amount calculated pursuant to a prepayment formula designed to preserve the bank’s yield to maturity. The mortgage is secured by a lien on the Real Estate and Associates’ leasehold estate under the Master Lease of the Real Estate.

b.	Second Mortgage Payable

To finance improvements at the property and costs of the financing, on February 25, 2009 Associates borrowed $31,500,000 from Signature Bank. The second mortgage is scheduled to mature on May 1, 2012 and requires monthly payments of interest only at 6.5% per annum. The mortgage may be prepaid at any time without penalty and is secured by a second lien on the Real Estate and Associates’ leasehold estate under the Master Lease of the Real Estate. In connection with obtaining the second mortgage, Associates incurred costs of approximately $1,560,000.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

3.	Mortgages Payable (continued)

The estimated fair value of Associates’ mortgages payable, based on available market information was $94,979,575 at December 31, 2010 and $92,990,000 at December 31, 2009. The fair values of our mortgages payable are based on discounted cash flow models using currently available market rates assuming the loans are outstanding through maturity and considering the loan to value ratios.

On July 26, 2011 Associates closed on a new mortgage loan with HSBC Bank USA and other participating banks with an initial advance of $159,000,000 to be used to pay and discharge all existing mortgage loans secured by a lien on the Real Estate and Associates’ leasehold estate under the Master Lease of the Real Estate, to fund operations and working capital requirements relating to the property (including for improvements) and certain other general purposes. (Notes 12 and 13).

4.	Related Party Transactions—Rental Income

Associates does not operate the Building (Note 1). It subleases the Building to the Sublessee, a related party (Note 5), pursuant to a net operating sublease which was set to expire on January 4, 2013. The sublease provided for three successive renewal options of 21 years each, at an annual basic rent of $5,895,625 throughout all subsequent renewal terms. During 2010, Sublessee exercised the remaining renewal options for the period January 4, 2013 through January 4, 2076. In accordance with the 2nd lease modification dated February 25, 2009, the minimum basic rent described above has been increased to cover debt service on the $31,500,000 second mortgage. The basic rent will be increased to cover debt service on any additional borrowings for improvements and tenanting costs and on any refinancing of such debt so long as the aggregate amount refinanced does not exceed the then existing amount of debt plus refinancing costs (See Note 3).

Additional rent through all renewal terms under the sublease is payable in an amount equal to 50% of the Sublessee’s annual net operating profit, as defined, in excess of $1,000,000. For 2010 and 2009, Sublessee reported net operating profit of $9,222,742 and $16,140,821, respectively. Therefore, rent income was comprised as follows:

	For the years ended December 31,
	2010	2009
Minimum net basic rent	$6,018,750	$6,018,750
Basic rent increase	2,074,528	1,790,431
Additional rent earned	4,111,371	7,570,411

	$12,204,649	$15,379,592

Sublessee advanced $6,000,000 through December 31, 2010 on account of additional rent and the excess, $1,888,629, was returned by Associates in 2011. Sublessee advanced $10,000,000 through December 31, 2009 on account of additional rent and the excess, $2,429,589, was returned by Associates in 2010. Associates advanced $8,961,815 to Sublessee as at December 31, 2010 and 2009 in connection with the improvement program. See Note 12.

Real estate taxes paid directly by the Sublessee for the years ended December 31, 2010 and 2009 totaled $27,664,886 and $24,785,578, respectively.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

4.	Related Party Transactions—Rental Income (continued)

The following is a schedule of future minimum rental income (assuming that the Sublessee does not surrender the Sublease):

Year ending December 31,
2011	$8,095,000
2012	6,710,000
2013	5,895,625
2014	5,895,625
2015	5,895,625
Thereafter	353,737,500

$386,229,375

On July 26, 2011, Associates refinanced the existing mortgages which were scheduled to mature on May 1, 2012. In accord with the 2nd lease modification, the above table includes increased basic rent equal to debt service that had been payable on the second mortgage through its scheduled maturity date in 2012. The above table does not reflect additional basic rent to cover debt service relating to the new financing. The above table reflects all lease renewals described above.

5.	Related Party Transactions—Supervisory and Other Services

Supervisory and other services are provided to Associates by its supervisor, Malkin Holdings LLC (“Malkin Holdings” or the “Supervisor”) (formerly Wien & Malkin LLC), a related party. Associates’ members consist of certain individuals who hold senior positions at Supervisor, each of whom also acts as an agent (collectively, the “Agents”) for holders (the “Participants”) of participations (“Participations”) in his respective member interest in Associates. Beneficial interests in Associates are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

Associates pays Supervisor for supervisory services and disbursements. The basic fee (the “Basic Payment”) has been payable at the rate of $100,000 per annum, payable $8,333 per month, since inception in 1961. The Agents have approved an increase in such fee in an amount equal to the increase in the consumer price index since such date, resulting in an increase in the Basic Payment to $725,000 per annum effective July 1, 2010. The Basic Payment will be subject to further increase in accordance with any future increase in the consumer price index. The fee is payable (i) not less than $8,333 per month and (ii) the balance out of available reserves from additional rent. If additional rent is insufficient to pay such balance, any deficiency shall be payable in the next year in which additional rent is sufficient. The Agents also approved payment by Associates, effective July 1, 2010, of the expenses in connection with regular accounting services related to maintenance of Associates’ books and records. Such expenses were previously paid by Supervisor.

In 2010, Malkin Holdings received $1,083,893 for special supervisory services at hourly rates on certain matters regarding ownership, and operation of the Empire State Building, all representing Associates’ allocable portion of such fees to be paid directly and not borne indirectly through overage rent deductions. Malkin Holdings also receives an additional payment equal to 6% of distributions to the Participants in Associates in excess of 9% per annum on their remaining cash investment in Associates (which at December 31, 2010 was equal to the Participants original cash investment of $33,000,000). For tax purposes, any additional payment is recognized as a profits interest and the Supervisor is treated as a

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

5.	Related Party Transactions—Supervisory and Other Services (continued)

partner, all without modifying each Participant’s distributive share of reportable income and cash distributions. Distributions in respect of Malkin Holdings’ profits interest totaled $59,417 for 2010 and $214,591 for 2009, respectively.

Malkin Holdings also serves as supervisor for Sublessee for which it receives a basic annual fee of $574,000 effective January 1, 2010. The 2009 basic supervisory fee was $270,000. For the years ended December 31, 2010 and 2009, Malkin Holdings received $271,332 and $313,767, respectively, from the Sublessee in other service fees. Under separate agreements to which Sublessee is not a party, certain of Sublessee’s participants pay Malkin Holdings and members of Peter L. Malkin’s immediate family a percentage of distributions above an annual threshold. These third party payments (which totaled $68,880 and $1,460,306 in 2010 and 2009, respectively, to Malkin Holdings and such Malkin family members) do not impose any obligation upon Sublessee or affect its assets and liabilities.

6.	Number of Participants

There were 2,813 and 2,790 Participants in the participating groups at December 31, 2010 and 2009, respectively.

7.	Determination of Distributions to Participants

Distributions to Participants during each year generally reflect the excess of the current year’s minimum annual rent income, plus additional rent income and dividend income earned in the prior year, over the cash expenses and mortgage requirements of the current year, adjusted for those cash reserves management judges to be suitable under the circumstances.

8.	Distributions and Amount of Income per $10,000 Participation Unit

Distributions per $10,000 participation unit during the years ended December 31, 2010 and 2009, based on 3,300 participation units outstanding during each year, consisted of the following:

	Year ended December 31,
	2010	2009
Income	$1,066	$1,179
Return of capital	1,131	—

Total distributions	$2,197	$1,179

9.	Related Party Transactions—Fees

The accompanying statements of income reflect fees paid or owed to Malkin Holdings, a related party (Note 5), as follows:

	2010	2009
Payments made or accrued	$1,083,893	$108,836

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

10.	Contingencies

Malkin Holdings LLC and Peter L. Malkin, a member in Associates, were engaged in a proceeding with Sublessee’s former managing agent, Helmsley-Spear, Inc. that commenced in 1997, concerning the management, leasing, and supervision of the property that is subject to the Sublease to Sublessee.

In this connection, certain costs for legal and professional fees and other expenses were paid by Malkin Holdings and Mr. Malkin. Malkin Holdings and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. On behalf of himself and Malkin Holdings, Mr. Malkin has requested, or intends to request, such voluntary agreement from all investors, which may include renewing such request in the future for any investor who previously received such request and failed to confirm agreement at that time. Because any related payment has been, or will be, made only by consenting investors, Associates has not provided for the expense and related liability with respect to such costs in these financial statements.

An August 29, 2006 settlement agreement terminated Helmsley-Spear, Inc. as managing and leasing agent at the property as of August 30, 2006. Sublessee is now self-managing the property while engaging third party leasing agents, CB Richard Ellis for retail space since August 30, 2006 and Newmark Knight Frank for non-retail space since October 21, 2009.

11.	Concentration of Credit Risk

	December 31,
	2010	2009
Cash and cash equivalents consist of the following:
JPMorgan Chase Bank	$6,045,419	$49,338
Signature Bank	141,357	141,295
Fidelity U.S. Treasury Income Portfolio	19,131,403	28,016,800

Total cash and cash equivalents	$25,318,179	$28,207,433

Associates maintains cash and cash equivalents (including restricted cash) in three banks and in money market funds (Capital One Bank and Fidelity U.S. Treasury Income Portfolio). The Federal Deposit Insurance Corporation (“FDIC”) insures each bank account up to $250,000. At December 31, 2010, there is an uninsured bank balance of $5,911,000. The funds (approximately $324,000 at December 31, 2010 and 2009) due from Malkin Holdings in the distribution account were paid to the Participants on January 1, 2011 and 2010, respectively. Funds in the money market funds (approximately $19,413,000 and $28,299,000) were not insured at December 31, 2010 and 2009, respectively.

12.	Building Improvements Program

In 2008, the Participants of Associates and the members in Sublessee consented to a building improvements program (the “Program”) with an initial borrowing of $31,500,000 and authorization for possible future refinancings of this new mortgage debt. To finance improvements to the Real Estate and costs of financing, on February 25, 2009 Associates borrowed $31,500,000 from Signature Bank (Note 3). In accordance with the 2nd lease modification dated February 25, 2009, basic rent described above has been increased to cover debt service on the $31,500,000 second mortgage (Note 3). As of December 31, 2010, Associates had

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

12.	Building Improvements Program (continued)

incurred costs related to the Program of $10,162,577 and estimates that the Program upon completion will be approximately $626,000,000 including sprinkler work of approximately $23,000,000, required to be completed by 2019. Due from the Sublessee at December 31, 2010 represents advances made to Sublessee of $8,961,815 for building improvements. The costs of the Program will be financed by the $31,500,000 mortgage, additional financing (Notes 3 and 13) and Sublessee’s operating cash flow.

The Sublessee is advancing costs of the Program and is reimbursed by Associates from available financing. The Program (1) grants the ownership of the improvements to Associates to the extent of its reimbursements to Sublessee and (2) allows for the increased mortgage charges to be paid by Associates from an equivalent increase in the basic rent paid by the Sublessee to Associates. Since any additional rent will be decreased by one-half of that amount, the net effect of the lease modification is to have Associates and the Sublessee share the costs of the Program equally, assuming additional rent continues to be earned.

13.	Subsequent Events

On July 26, 2011, Associates closed on a new mortgage loan with HSBC Bank USA and other participating banks (the “Lenders”) with an initial advance of $159,000,000 to be used to pay and discharge all existing mortgage loans secured by a lien on the Real Estate and Associates’ leasehold estate under the Master Lease of the Real Estate, to fund operations and working capital requirements relating to the property (including for improvements) and certain other general purposes. Subject to the conditions set forth in the loan agreement (the “Loan Agreement”), the Lenders may provide Associates with additional advances of up to $76,000,000 and use commercially reasonable efforts to arrange for additional commitments from other financial institutions in an aggregate amount equal to $65,000,000. Subject to the terms and conditions of the Loan Agreement, the outstanding principal amount of the loan shall bear interest at a rate equal to 2.5% per annum above 30-day LIBOR. Associates is obligated to repay the outstanding amount of the loan plus accrued and unpaid interest and all other amounts due under the Loan Agreement and related documents on June 30, 2014, which Associates may extend to June 30, 2015 and thereafter to June 30, 2016, in each case, subject to an extension fee of 0.25% of the total availability under the Loan Agreement at the time of such extension. Such extensions are subject to customary conditions, including the maintenance of a certain loan-to-value ratio (as updated) and debt yield and the absence of an event of default. The Company incurred a prepayment penalty of approximately $2,400,000 in connection with the repayment of the old notes.

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

SCHEDULE III

Real Estate and Accumulated Depreciation

		December 31, 2010		December 31, 2009
Column
A	Description
	Land and building situated at 350 Fifth Avenue, New York, New York
B	Encumbrances
	Capital One Bank and Signature Bank Balance	$92,000,000		$92,000,000

C	Initial cost to company
	Land and building	$60,484,389		$60,484,389

D	Cost capitalized subsequent to acquisition
	Building improvements	$10,162,577		$10,162,577

E	Gross amount at which carried at close of period
	Land	$21,550,588		$21,550,588
	Building and improvements	49,096,378		49,096,378

	Total	$70,646,966	(a)	$70,646,966	(a)

F	Accumulated depreciation	$9,105,542	(b)	$7,846,711	(b)

G	Date of construction	1931		1931
H	Date acquired	April 17, 2002		April 17, 2002
I	Life on which depreciation of building in latest income statements is computed	39 years		39 years
(a)	Gross amount of real estate balance at January 1	$70,646,966		$60,484,389
	Purchase of real estate: improvements	—		10,162,577

	Balance at December 31	$70,646,966		$70,646,966

	The costs for federal income tax purposes are the same as for financial statement purposes.
(b)	Accumulated depreciation
	Balance at January 1	$7,846,711		$6,697,782
	Depreciation: F/Y/E	1,258,831		1,148,929

	Balance at December 31	$9,105,542		$7,846,711

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The costs for federal income tax purposes are the same as for financial statement purposes.

Accumulated depreciation
Balance at January 1, 2009		$6,697,782
Depreciation:
F/Y/E 12/31/09	$1,148,929
F/Y/E 12/31/10	1,258,831	2,407,760

Balance at December 31, 2010		$9,105,542

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Empire State Building Company L.L.C.

(a Limited Liability Company)

We have audited the accompanying consolidated balance sheet of Empire State Building Company L.L.C. and Affiliates as of December 31, 2010, and the related consolidated statements of income, changes in equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Company L.L.C. and Affiliates at December 31, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

July 27, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Empire State Building Company L.L.C.

New York, New York

We have audited the accompanying consolidated balance sheet of Empire State Building Company L.L.C. (a New York limited liability company) and Affiliates (the “Company”) as of December 31, 2009 and the related consolidated statements of income, changes in equity and cash flows for the year then ended. These financial statements are the responsibility of the management of Empire State Building Company L.L.C. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Company L.L.C. and Affiliates as of December 31, 2009 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009, the Company adopted the provisions pertaining to noncontrolling interests of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, “Consolidation,” and the provisions pertaining to uncertain tax positions of FASB ASC 740, “Income Taxes.”

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 23, 2011

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Property—at cost:
Leasehold improvements	$169,116,734	$137,829,342
Subtenant improvements	62,001,552	42,472,221
Leasehold	740,000	740,000
Equipment	5,436,001	4,699,670

	237,294,287	185,741,233
Less accumulated depreciation and amortization	42,546,701	34,523,042

Net Property	194,747,586	151,218,191

Other Assets:
Cash and cash equivalents	42,797,338	44,931,683
Cash—restricted—tenants’ security deposits	4,836,544	4,578,113
Cash—tenant improvement escrow	683,147	679,608
Accounts receivable—net	2,263,592	2,136,164
Rent receivable	4,745,195	7,504,772
Unbilled rent receivable—net	35,403,198	30,662,269
Loans receivable	1,353,575	—
Prepaid expenses	16,024,792	14,700,905
Overage rent due from lessor	1,888,629	2,429,589
Deferred charges and other deferred costs, net of accumulated amortization	16,186,225	14,667,693
Due from Supervisor	300,000	300,000
Other assets	314,445	534,197

Total Assets	$321,544,266	$274,343,184

LIABILITIES AND EQUITY

Liabilities:
Accounts payable and accrued liabilities	$22,576,559	$24,810,212
Tenants’ security deposits payable	4,836,544	4,578,113
Due to lessor	8,963,473	8,961,815
Due to Supervisor	97,401	—
Deferred income	5,992,005	5,619,639

Total Liabilities	42,465,982	43,969,779

Commitments and Contingencies	—	—

Equity (Deficit):
Empire State Building Company L.L.C. members’ equity	282,084,869	235,315,149
Noncontrolling interest	(3,006,585)	(4,941,744)

Total Equity	279,078,284	230,373,405

Total Liabilities and Equity	$321,544,266	$274,343,184

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2010	2009
Income:

Rent:
Minimum rental revenue	$63,238,062	$62,521,301
Tenant reimbursements	30,041,000	32,228,332
Antenna license fees	16,056,286	14,572,350
Other	5,045,107	3,241,154

Total Rent	114,380,455	112,563,137

Observatory:
Revenues	78,879,919	71,647,424
Expenses	18,249,147	18,305,997

Observatory Net Income	60,630,772	53,341,427

Total Income	175,011,227	165,904,564

Operating Expenses:
Basic rent expense	8,094,750	7,793,000
Overage rent	4,111,371	7,570,411
Real estate taxes	27,664,886	24,785,578
Payroll and related costs	21,116,346	21,528,386
Repairs and maintenance	10,689,687	14,388,484
Utilities	15,539,915	15,114,546
Supervisory fees	574,000	270,000
Professional fees	5,543,394	6,275,338
Insurance	7,657,206	8,668,795
Advertising	2,538,242	2,357,648
Cleaning	2,924,560	2,474,606
Administrative	2,292,902	2,069,858
Depreciation	9,318,935	6,730,365
Amortization	2,374,619	2,313,059
Bad debts, net	2,405,578	3,396,162

Total Operating Expenses	122,846,391	125,736,236

Operating Income	52,164,836	40,168,328
Interest and Dividend Income	140,043	136,040

Net Income	52,304,879	40,304,368

Net Income of Affiliate Attributable to Noncontrolling Interest	(1,935,159)	(20)

Net Income Attributable to Empire State Building Company L.L.C.	$50,369,720	$40,304,348

The accompanying notes are an integral part of these consolidated financial statements.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Total	Empire State Building Company L.L.C. Members’ Equity	Noncontrolling Interest

Years Ended December 31, 2010 and 2009
Equity—January 1, 2009	$228,606,700	$228,548,464	$58,236
Cumulative Effect of Adopting FASB ASC 740	(5,000,000)	—	(5,000,000)
Distributions—2009	(33,537,663)	(33,537,663)	—
Net Income—2009	40,304,368	40,304,348	20

Equity (Deficit)—December 31, 2009	230,373,405	235,315,149	(4,941,744)
Distributions—2010	(3,600,000)	(3,600,000)	—
Net Income—2010	52,304,879	50,369,720	1,935,159

Equity (Deficit)—December 31, 2010	$279,078,284	$282,084,869	$(3,006,585)

The accompanying notes are an integral part of these consolidated financial statements.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
Cash Flows from Operating Activities:
Net income	$52,304,879	$40,304,368
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,318,935	6,730,365
Amortization	2,374,619	2,313,059
Bad debts	2,405,578	3,396,162
Net change in operating assets and liabilities:
Accounts receivable	(2,533,006)	(3,637,698)
Rent receivable	1,359,668	(3,542,014)
Unbilled rent receivable	(4,740,929)	(807,032)
Loans receivable	46,334	—
Prepaid expenses	(1,226,486)	(1,426,019)
Overage rent due from lessor	540,960	(2,429,589)
Deferred charges—leasing commissions and costs	(2,516,294)	(1,760,073)
Other assets	219,752	134,686
Accounts payable and accrued liabilities	(5,749,142)	6,815,027
Deferred income	372,366	3,350,789

Net Cash Provided by Operating Activities	52,177,234	49,442,031

Cash Flows from Investing Activities:
Property additions	(49,768,496)	(34,036,584)
Tenant improvement escrow, net	(3,539)	5,372,826

Net Cash Used in Investing Activities	(49,772,035)	(28,663,758)

Cash Flows from Financing Activities:
Members’ distributions	(3,600,000)	(33,537,663)
Advances from lessor to fund building improvements	1,658	8,961,815
Other deferred costs	(941,202)	—

Net Cash Used in Financing Activities	(4,539,544)	(24,575,848)

Net Decrease in Cash and Cash Equivalents	(2,134,345)	(3,797,575)
Cash and Cash Equivalents—beginning of year	44,931,683	48,729,258

Cash and Cash Equivalents—end of year	$42,797,338	$44,931,683

Supplemental Schedule of Noncash Activities—
During 2010, the Company entered into lease modification agreements with two tenants which had rent receivable balances in arrears.
Decrease in rent receivable	$1,399,909	$—
Increase in loans receivable	(1,399,909)	—

	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Nature of Business

Empire State Building Company L.L.C. (“ESB”) was originally organized on August 15, 1961 as a joint venture to lease and sublease the approximately 2,800,000 square foot office building and Observatory, more commonly known as the Empire State Building situated at 350 Fifth Avenue, New York, New York, (the “Property”). At December 31, 2010, the Property was approximately 68% occupied. On April 2, 1971, ESB converted from a joint venture to a general partnership. On December 17, 2001, ESB converted from a general partnership to a New York limited liability company and is now known as Empire State Building Company L.L.C. Although limited liability companies are unincorporated associations, their members have limited personal liability for the obligations or debts of the entity similar to stockholders of a corporation.

ESB commenced operations on August 15, 1961 and is to continue until the earlier of the complete disposition of all of the Company’s assets, unless sooner terminated pursuant to the Operating Agreement or by law.

On February 9, 1962, Empire State Building, Inc. (the “Observatory” or “Inc.”) was formed to sublease from ESB and operate the observation decks located on the 86th and 102nd floors of the Property. A new lease was entered into in 2010 under which Inc. acted as agent for a joint venture (the “Joint Venture”) owned 99% by ESB and 1% by Inc. The Joint Venture arrangement has no significant impact on the financial position or results of operations reported in the consolidated financial statements.

On July 15, 2009, ESB Captive Insurance Company L.L.C. (the “Captive”) was formed in the State of Vermont, as a captive insurance company to insure the Property and business interruption risks of ESB and the Observatory, including, but not limited to, terrorism risks. The Captive was formed as a single member limited liability company, wholly owned by ESB. For income tax reporting purposes, a single member LLC is classified as a division of its member, accordingly, the single member LLC’s taxable income or loss is reportable by its member. The Captive reinsures certain coinsurance amounts. There were no losses incurred through December 31, 2010.

2.	Summary of Significant Accounting Policies

Principles of consolidation—The accompanying consolidated financial statements include the accounts of Empire State Building Company L.L.C. and its wholly owned subsidiary, ESB Captive Insurance Company L.L.C., the Joint Venture, and Empire State Building, Inc. (collectively, the “Company”).

All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company follows the provisions pertaining to noncontrolling interests of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, “Consolidation.” A noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. Among other matters, the noncontrolling interest standards require that noncontrolling interests be reported as part of equity in the consolidated balance sheet (separately from the controlling interest’s equity). The noncontrolling interest standards also require companies to disclose the changes in the noncontrolling interest in the statement of equity or in a separate note to the financial statements; and require that net income include earnings attributable to the noncontrolling interest with disclosure on the face of the statement of income of the amounts attributable to the parent and to the noncontrolling interest. The Company’s interest in Empire State Building, Inc. is classified as noncontrolling interest in the accompanying consolidated financial statements.

Variable interest entities (“VIEs”)—Under FASB ASC 810, “Consolidation,” when a reporting entity (ESB) is the primary beneficiary of an entity that is a variable interest entity as defined in FASB ASC 810, the variable interest entity must be consolidated into the financial statements of the reporting entity.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

FASB amended the guidance for determining whether an entity is a VIE, and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. Adoption of this guidance on January 1, 2010 did not have a material impact on the consolidated financial statements.

ESB has determined that both Inc. and the Joint Venture are VIEs of which ESB is the primary beneficiary. ESB consolidates both the Joint Venture and Inc. as ESB through its design of the Joint Venture and Inc. and its lease to the Joint Venture, has both the power to direct the activities that most significantly impact both the Joint Venture and Inc.’s economic performance and (ii) the obligation to absorb losses of both the Joint Venture and Inc. and the right to receive benefits from both the Joint Venture and Inc. that could be significant to both the Joint Venture and Inc.

The aggregate assets, liabilities and deficit of the Joint Venture as of December 31, 2010 were $6,895,694, $9,902,279 and $(3,006,585) (includes Inc.’s 1% interest in the Joint Venture), respectively. Net income for the year then ended was $4,515,868 (net of rent paid to ESB). Net income attributable to the noncontrolling interest was $1,935,159 (inclusive of a $1,890,000 income tax benefit).

The aggregate assets, liabilities and deficit of Inc. as of December 31, 2009 were $2,843,259, $7,785,003 and $(4,941,744), respectively, and net income for the year then ended was $20 (net of rent paid to ESB).

Revenue recognition:

Empire State Building Company L.L.C.—Minimum rental revenue is recognized on a straight-line basis over the terms of the subleases. The excess of rents so recognized over amounts contractually due pursuant to the underlying subleases is included in unbilled rents receivable on the accompanying balance sheet. Leases generally contain provisions under which tenants reimburse the Company for a portion of property operating expenses, real estate taxes and other recoverable costs. Receivables for escalation and expense reimbursements are accrued in the period the related expenses are incurred. Rental payments received before they are recognized as income are recorded as deferred income.

ESB provides an estimated allowance for uncollectible rent and loans receivable based upon an analysis of tenant and loan receivables and historical bad debts, tenant concentrations, tenant credit worthiness, tenant security deposits (including letters of credit and lease guarantees provided by the tenant), current economic trends and changes in tenant payment terms. Rent receivable is shown net of an estimated allowance for doubtful accounts of $1,192,000 and zero at December 31, 2010 and 2009, respectively. Unbilled rent receivable is shown net of an estimated allowance for doubtful accounts of $165,000 and $3,370,000 at December 31, 2010 and 2009, respectively.

Bad debt expense is shown net of recoveries.

Empire State Building, Inc.—Admission fees are recognized as income when admission tickets are sold. General admission tickets are non-refundable and there is a limited period during which group sales may be refunded. The effect of potential ticket refunds is not material to Observatory net income. Ancillary income is recognized as income when earned.

Inc. provides an estimated allowance for uncollectible accounts receivable based upon an analysis of accounts receivable and historical bad debts, customer credit worthiness, current economic trends and changes in payment terms. Management believes no allowance is necessary for outstanding accounts receivable balances at December 31, 2010 and 2009.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

Cash and cash equivalents—The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

At times the Company has demand and other deposits with a bank in excess of federally insured limits. The possibility of loss exists if the bank holding uninsured deposits were to fail.

Property—The Company reviews real estate assets for impairment whenever events or changes in circumstances indicate the carrying amount of assets to be held and used may not be recoverable. Impairment losses are recognized when the estimated undiscounted cash flows expected to be generated by those assets are less than the assets’ carrying amount. Impaired assets are recorded at their estimated fair value calculated based on the discounted cash flows expected to be generated by the asset. No impairment loss has been recorded for the years ended December 31, 2010 and 2009.

Depreciation and amortization—Depreciation is computed by the straight-line method over the estimated useful lives of forty years for the leasehold improvements and seven years for equipment. The leasehold is being depreciated by the straight-line method over the term of the sublease. Subtenant improvements, leasing commissions and leasing costs are amortized by the straight-line method over the terms of the related tenant leases.

Repairs and maintenance are charged to expense as incurred. Expenditures which increase the useful lives of the assets are capitalized.

Sales tax—Sales tax collected by ESB from tenants for sub-metered electricity is presented in the financial statements on a gross basis and, accordingly, included in revenue and expenses. Observatory admission ticket sales are reported net of sales tax and, accordingly, excluded from revenue and expenses.

Income taxes—Empire State Building Company L.L.C. is not subject to federal and state income taxes and, accordingly, makes no provision for federal and state income taxes in its financial statements. Empire State Building Company L.L.C.’s rental operations are not subject to local income taxes. Empire State Building Company L.L.C.’s taxable income or loss (which includes the income or loss of the Captive) is reportable by its members.

Empire State Building, Inc. has elected to be taxed under the Subchapter S provisions of the Internal Revenue Code and applicable New York State income tax law effective January 1, 1971. Accordingly, the Company has not provided for federal or state income taxes since all income is passed through directly to the stockholders for the years ended December 31, 2010 and 2009. New York City does not recognize S Corporations as pass-through entities. Therefore, Empire State Building, Inc. is subject to New York City general corporate tax.

The Company follows the provisions pertaining to uncertain tax positions of FASB ASC 740, “Income Taxes,” which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FASB ASC 740 the tax benefit from an uncertain tax position may only be recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Among other matters, FASB ASC 740 also provides guidance on accounting for interest and penalties associated with tax positions. As of December 31, 2010, the Company has recorded a liability of $3,110,000 for uncertain tax positions (including $950,000 of accrued interest and penalty). During 2010, the Company recorded a tax benefit of $1,890,000 (inclusive of a $496,000 net reduction in accrued interest and penalties) included as a

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

component of Observatory Income, net on the accompanying consolidated statement of income. The liability is based on amounts of possible outcomes, using facts, circumstances and information available at the reporting date. Interest and penalties are included as a component of income tax benefit on the accompanying consolidated statement of income.

Taxable years ended December 31, 2007, 2008, 2009 and 2010 are subject to IRS and other jurisdictions tax examinations.

Reclassification—Certain prior year balances have been reclassified to conform with the current year presentation.

Advertising—The Company expenses advertising costs as incurred. The Company incurred advertising costs of $5,054,935 and $4,672,938, respectively, (inclusive of $2,516,693 and $2,315,290 incurred by Empire State Building, Inc.) for the years ended December 31, 2010 and 2009.

Environmental costs—The Property contains asbestos. The asbestos is appropriately contained, in accordance with current environmental regulations. As certain demolition of the space occurs, environmental regulations are in place, which specify the manner in which the asbestos must be handled and disposed. Because the obligation to remove the asbestos has an indeterminable settlement date, the Company is unable to reasonably estimate the fair value of this obligation. Asbestos abatement costs are charged to expense as incurred.

Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. The Company regards the allowance for uncollectible rents (including unbilled rent receivable) as being particularly sensitive. Further, when tenants experience financial difficulties, uncertainties associated with assessing the recoverability of subtenant improvements and leasing commissions increase.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

Recently adopted accounting pronouncements—In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in any additional disclosures in our consolidated financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010. We are currently evaluating the impact the adoption of the remainder of the standard will have on our consolidated financial statements. The Company does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

New accounting pronouncements—In December 2010 the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU clarifies for which periods supplemental disclosure of pro forma revenue and net income is required when a business combination occurs in the current period. The guidance clarifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In our case, the guidance is in effect for the 2011 annual reporting period. The adoption of this guidance, while it will likely be applicable to us, is not expected to have a material effect on our consolidated financial statements.

In May 2011 the FASB issued ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP. This ASU provides guidance setting forth additional requirements relating to disclosures about fair value. The guidance will be effective for us beginning with the first interim period in 2012. In accordance with the guidance, we will be required to disclose the level in the fair value hierarchy in which each fair value lies that is disclosed but not used to measure an asset or liability on the balance sheet. The guidance also clarifies that the fair value of a non-financial asset is based on its highest and best use and requires disclosure if a non-financial asset is being used in a manner that is not its highest and best use. We are currently evaluating the impact the adoption of this standard will have on our consolidated financial statements. The Company does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

3.	Members’ Equity

Profits, losses and distributions are allocated to the members pursuant to the Company’s Operating Agreement.

The Company must maintain minimum capital and surplus of $250,000 in accordance with Vermont captive insurance regulations.

4.	Deferred Charges

Deferred charges consist of the following as of December 31, 2010 and 2009:

	2010	2009
Leasing commissions	$24,635,393	$22,138,025
Leasing costs and other deferred costs	1,888,175	589,270

	26,523,568	$22,727,295
Less accumulated amortization	(10,337,343)	(8,059,602)

Total	$16,186,225	$14,667,693

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

5.	Loans Receivable

During 2010, the Company entered into lease modification agreements with two tenants which had rent receivable balances in arrears totaling $1,399,909. Interest income is recognized using the effective interest method and recognized on the accrual basis. As of December 31, 2010, loans receivable consist of the following:

Outstanding Date of Loan	Principal Balance	Interest Rate	Maturity
February 28, 2010	$1,053,575	LIBOR (*) + 3.5%	December 1, 2024
December 28, 2010	300,000	Prime (**) + 3.0%	December 1, 2015

	$1,353,575

(*)	0.303% (three month LIBOR) at December 31, 2010.
(**)	3.25% at December 31, 2010.

Future principal payments due are as follows:

2011	$118,000
2012	120,000
2013	123,000
2014	125,000
2015	128,000
Thereafter	739,575

$1,353,575

6.	Related Party Transactions

ESB (the “Lessee”) entered into a lease agreement with Empire State Building Associates L.L.C. (the “Lessor”) which was set to expire on January 4, 2013. On February 11, 2010, the Company exercised the remaining lease renewal options for the period January 4, 2013 to January 4, 2076. The lease provides for an annual basic minimum rent equal to $6,018,750 through January 4, 2013; thereafter, the annual basic minimum rent is equal to $5,895,625.

In accordance with the 2nd lease modification dated as of February 25, 2009, the minimum basic rent described above had been increased to cover debt service on the Lessor’s $31,500,000 second mortgage loan obtained on February 25, 2009 (the “Loan”). The basic rent was increased to cover debt service, but excluding certain principal payment amounts not part of scheduled debt service and totaled $2,076,000 and $1,774,250 in 2010 and 2009, respectively. The principal amount of any refinancing of the Loan shall not exceed the then existing amount of debt plus refinancing costs.

The lease also provides for additional rent (“Overage Rent”) through all renewal terms equal to 50% of the Lessee’s annual net operating profit, as defined, in excess of $1,000,000, in each lease year. The Company advanced $6,000,000 through December 31, 2010 on account of additional rent and the excess of $1,888,629 was returned by the Lessor in 2011.

In addition to the above, the Lessee is required to pay for all operating and maintenance expenses, real estate taxes, and necessary repairs and replacements, and keep the Property adequately insured against fire and accident.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

6.	Related Party Transactions (continued)

A building improvements program (the “Program”) has been undertaken by the Company to maintain and enhance the Property and its competitive position. As of December 31, 2010, the Company has incurred costs related to the Program of approximately $143,200,000 and the Lessor had incurred costs related to the Program of approximately $10,160,000 and estimates that the total costs of all Program-related projects will be approximately $626,000,000. Lessor intends to seek additional financing to fund future Property improvements and tenanting costs.

The Company is financing the Program and billing the Lessor for certain costs incurred. The Program (1) grants the ownership of improvements and tenanting costs funded by Lessor to Lessor and acknowledges Lessor’s desire to finance such costs through an increase in the fee mortgage, and (2) allows for the increased mortgage charges to be paid by Lessor from an equivalent increase in basic rent paid by the Company, all to the extent the Company joins Lessor in approving such mortgage increase. Since additional rent will be decreased by one-half of that increase in basic rent, the net effect of the lease modification is to have the Company and Lessor share the costs of the Program equally, assuming the Company’s profitability continues to obligate it to pay further additional rent.

The Loan is scheduled to mature on May 1, 2012 and requires monthly payments of interest only at 6.5% per annum, payable monthly in arrears. The mortgage may be prepaid at any time without penalty.

In connection with the Loan, the Company has assigned all subleases and rents to the lender as additional collateral.

The following is a schedule of future minimum rental payments as of December 31, 2010 (based on the current amount of the Lessor’s outstanding second mortgage obligation):

Year ending December 31,
2011	$8,095,000
2012	6,710,000
2013	5,900,000
2014	5,900,000
2015	5,900,000
Thereafter	353,785,000

$386,290,000

On July 26, 2011, the Lessor closed on a new mortgage loan with HSBC Bank USA and other participating banks with an initial advance of $159,000,000, part of which was used to pay the existing mortgage loans totaling $92,000,000 scheduled to mature on May 1, 2012. See Note 14. In accordance with the Second Lease Modification Agreement, the above table includes increased basic rent equal to debt service that had been payable on the second mortgage loan through its scheduled maturity date in 2012. The above table does not reflect additional basic rent to cover dent service relating to the new financing.

Distributions are paid from a cash account held by Malkin Holdings. That account is reflected on the balance sheet as “Due from Supervisor.”

Due to Lessor at December 31, 2010 and 2009 represents advances made to the Company of $8,963,473 and $8,961,815, respectively for building improvements.

Supervisory and other services are provided to the Company by its Supervisor, Malkin Holdings LLC (“Malkin Holdings”), a related party. Beneficial interests in the Company are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

6.	Related Party Transactions (continued)

Fees and payments to Malkin Holdings during the years ended December 31, 2010 and 2009, are as follows:

	2010	2009
Basic supervisory fees	$574,000	$270,000
Other fees and disbursements	*248,344	*272,060
Service fee on security deposit accounts	*22,988	*41,707

Total	$845,332	$583,767

*	Included in other professional fees in the Consolidated Statements of Income.

For administration and investment of each tenant security deposit account, Malkin Holdings has earned since 1973 a service fee of 1% of the account balance, which fee totaled $22,988 and $41,707 for the years ended December 31, 2010 and 2009, respectively. As this service fee is deducted from interest otherwise payable to tenants, these financial statements show no related expense to the Company.

In 2010, Malkin Holdings received $1,038,603 for special supervisory services at hourly rates on certain matters regarding ownership, and operation of the Empire State Building, all representing the Company’s allocable portion of such fees to be paid directly and not borne indirectly through overage rent deductions. These fees were capitalized by the Company and included as part of Deferred charges and other deferred costs, net of accumulated amortization in the accompanying consolidated balance sheet as of December 31, 2010.

Under separate agreements to which the Company is not a party, Malkin Holdings, members of Mr. Malkin’s immediate family and other persons having no management role or ownership interest in Malkin Holdings receive additional payments from investors in the Company in varying percentages, based upon current year distributions. These third party payments do not impose any obligation upon the Company or affect its assets and liabilities.

Malkin Holdings also serves as supervisor for the Company’s Lessor and receives from Lessor a basic annual fee and a payment in respect of a profits interest based on distributions to Lessor’s investors. Beneficial interests in Lessor are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

7.	Rental Income Under Operating Subleases

Future minimum rentals (including antenna license fees) on a straight-line basis, assuming neither renewals nor extensions of leases which may expire during the periods, on noncancelable operating leases in effect at December 31, 2010 are as follows:

Years ending December 31,
2011	$87,680,000
2012	82,270,000
2013	75,100,000
2014	70,170,000
2015	65,480,000
Thereafter	353,070,000

$733,770,000

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

7.	Rental Income Under Operating Subleases (continued)

At December 31, 2010, one tenant, a consumer goods sourcing company comprised approximately 20% of future minimum rental income. There were no other tenants which comprised over 10% of the future minimum rental income.

8.	Leasing Agreements

The Company has engaged Newmark Knight Frank (“NKF”) as leasing agent for the non-retail space of the Property. For the years ended December 31, 2010 and 2009 NKF earned commissions totaling approximately $772,000 and $8,500, respectively, all of which has been capitalized.

The Company has engaged CB Richard Ellis, Inc. (“CBRE”) as leasing agent for the retail space of the Property. For the years ended December 31, 2010 and 2009, CBRE earned commissions totaling approximately $930,000 and $895,000, respectively, all of which has been capitalized.

9.	Multiemployer Pension Plan

In connection with the Company’s collective-bargaining agreements with the Service Employees Janitorial Union—Local 32B-32J and the Central Pension Fund—Local 94, the Company participates with other companies in two defined benefit pension plans. The plans cover all of the Company’s janitorial and engineering employees who are members of the union. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. ESB incurred union pension and welfare expense (which is included in payroll and related costs) of approximately $2,683,000 and $3,857,000, respectively, for the years ended December 31, 2010 and 2009. ESB, Inc. incurred union pension and welfare expense of approximately $2,155,000 and $2,916,000, respectively (which is included in payroll and related costs—see Note 12), for the years ended December 31, 2010 and 2009.

Under the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal or termination of a multiemployer plan for its proportionate share of the plan’s unfunded vested benefits liability. Management has no intention of undertaking any action which could subject the Company to the obligation.

10.	Pension Plan

The Company maintains a 401(k) defined contribution plan (the “Plan”) which covers substantially all employees of the Company who meet the eligibility requirements set forth in the Plan documents.

The Plan allows the Company to make discretionary employer contributions. The provision for Company’s contributions was approximately $54,600 and $3,000, respectively, for the years ended December 31, 2010 and 2009, respectively. The Plan may be terminated at the option of the Company.

11.	Fair Value of Financial Instruments

Cash and cash equivalents (including tenant improvement escrow), accounts receivable, rent receivable, due from supervisor, overage rent, due from lessor, accounts payable and accrued liabilities, tenants’ security deposits payable, due to lessor and due to supervisor are carried at amounts which reasonably approximate their fair values, due to the short maturities of the instruments. Loans receivable are carried at amounts which reasonably approximate their fair values at inception.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

12.	Observatory Operations

The operations of the Empire State Building Observatory are summarized as follows:

	2010	2009
Income:
Admissions	$70,030,303	$63,310,227
Ancillary income	570,793	1,155,349
Credit card and other sales fees	(730,504)	(623,881)

Total Income	69,870,592	63,841,695

Expenses:
Payroll and related costs	15,051,314	14,326,402
Advertising	2,516,693	2,315,290
Commercial rent and other taxes	758,493	392,487
Repairs and maintenance	539,669	330,518
Professional fees	451,760	417,168
Administrative	804,381	524,132
Other expense	16,837	—

Total Expenses	20,139,147	18,305,997

Operating Income*	49,731,445	45,535,698

Income Tax Benefit	1,890,000	—

Income prior to income received directly by Empire State Building Company L.L.C.:	51,621,445	45,535,698

Revenue received directly by Empire State Building Company L.L.C.:
Observatory license fees	4,727,697	4,631,085
Photography income	2,535,254	2,331,751
Audio tour income	882,875	684,283
Other income	863,501	158,610

Observatory Income, net	$60,630,772	$53,341,427

*	Prior to rent paid and profit sharing to ESB which eliminates in consolidation.

13.	Litigation

The Company is a party to certain routine legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance, or, if not so covered, are without merit or are of such kind or involve such amounts, that an unfavorable disposition would not have a material effect on the financial position of the Company.

(1) 1997 Arbitration/Litigation Proceeding

Malkin Holdings and Peter L. Malkin, a member in the Company, were engaged in a proceeding with Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing and supervision of the Property, in which Malkin Holdings and Mr. Malkin sought an order removing Helmsley-Spear. In this connection, certain costs for legal and professional fees and other expenses were paid by Malkin Holdings and Mr. Malkin. Malkin Holdings and Mr. Malkin have represented that such costs will be recovered only to

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

13.	Litigation (continued)

the extent that (a) a competent tribunal authorizes payment by the Company or (b) an investor voluntarily agrees that his or her proportionate share be paid. Mr. Malkin has requested, or intends to request, such voluntary agreement from all investors, which may include renewing such request in the future for any investor who previously received such request and failed to confirm agreement at that time. Because any related payment has been, or will be, made only by consenting investors, the Company has not provided for the expense and related liability with respect to such costs in these consolidated financial statements and such consent has not been received at December 31, 2010.

The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the Arbitrators, which was confirmed by the court, (i) reaffirmed the right of the investors to vote to terminate Helmsley-Spear without cause, (ii) dismissed Helmsley-Spear’s claims against Malkin Holdings and Peter L. Malkin, and (iii) rejected the termination of Helmsley-Spear for cause. The parts of the decision under appeal were initially affirmed by the Appellate Division, and the New York Court of Appeals declined to review such ruling. On October 6, 2003, the United States Supreme Court granted Malkin Holdings’ petition, vacated the judgment of the Appellate Division and remanded the case to the New York court.

On October 14, 2004, the Appellate Division issued a unanimous decision reversing the Arbitrators. The Appellate Division decided (i) that there was a covert assignment without the Company’s knowledge or consent and (ii) that the corporation controlled by Irving Schneider and now named “Helmsley-Spear,” which had represented itself to be the Company’s managing agent since September 1997, in fact never received a valid assignment to become the Company’s managing agent. The Company’s previously authorized managing agent, the original corporation named “Helmsley-Spear,” was owned by Harry B. Helmsley and had become inactive. On February 21, 2006, the Court of Appeals reversed the decision of the Appellate Division and reinstated the decision of the Arbitrators, including items (i), (ii) and (iii) in the preceding paragraph. On July 21, 2006, Malkin Holdings filed a certiorari petition seeking review by the U.S. Supreme Court, which it later withdrew as part of the August 29, 2006 settlement agreement terminating claims broadly by exchange of general releases between Helmsley-Spear, Irving Schneider, and their related parties, on one hand, and Leona M. Helmsley, Peter L. Malkin, Malkin Holdings, various property owners supervised by Malkin Holdings, and their related parties, on the other.

(2) 1998-2002 Irving Schneider Actions against the Company’s Supervisor and Member

In January 1998, Irving Schneider, who was then one of the controlling principals of Helmsley-Spear and has never had a record or beneficial interest in the Company, brought litigation against the Company’s supervisor, Malkin Holdings, and member, Peter L. Malkin, claiming misconduct and seeking damages and disqualification from performing services for the Company. In March 2002, the court dismissed Mr. Schneider’s claims. Although Mr. Schneider thereafter appealed the dismissal, the claim was withdrawn prior to 2006.

Also in April 2002, an attorney whose fees were reportedly paid by Mr. Schneider submitted to the Departmental Disciplinary Committee of the Appellate Division of the Supreme Court of New York, First Department, copies of Mr. Schneider’s complaints in the foregoing and related litigation with such attorney’s letter asserting that the activities of Mr. Malkin and Malkin Holdings, as alleged in those complaints, violated the Code of Professional Responsibility. No action was ever taken by the Disciplinary Committee against Mr. Malkin or Malkin Holdings regarding any of these matters.

During 2002, acting upon a complaint of Mr. Schneider and his attorney, the Manhattan District Attorney’s Office conducted an investigation of Mr. Malkin and Malkin Holdings regarding Malkin Holding’s receipt

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

13.	Litigation (continued)

of a 1% fee for administering the tenant security accounts of the Company and other supervised entities. Malkin Holdings made submissions through counsel to show that the fee was expressly permitted under statute and was in accord with prior agreement. By letter dated July 23, 2002, the District Attorney’s Office advised that it had concluded its investigation and that no charge would be brought against Mr. Malkin or Malkin Holdings.

In accord with a written legal opinion from Thelen Reid & Priest dated April 29, 2005, both Malkin Holdings and Mr. Malkin are entitled to reimbursement from the Company for their expenses to various service providers (including Dewey, Pegno & Kramarsky and Malkin Holdings) in the successful defense against all these Section (2) claims to the extent relating to the Company, as follows: (a) $238,069 for the successful defense against the 1998-2002 litigations, (b) $39,621 for the successful defense against Mr. Schneider’s complaint to the District Attorney, and (c) $13,827 for the successful defense against the related complaint to the Disciplinary Committee. These reimbursements were deferred without any charge for interest until the Company’s operations were stabilized and its cash and borrowing position permitted payment in June 2008.

All reimbursed expenses funded by the Company under this Section (2) were deducted in computing Overage Rent under the Lease with the Company’s Lessor. Accordingly, the Company effectively bore only 50% of such expenses.

(3) 2006 Settlement Agreement

As stated above, the August 29, 2006 settlement agreement terminated Helmsley-Spear, Inc. as managing and leasing agent at the Property as of August 30, 2006. The Company is now self-managing the Property, while engaging third party leasing agents, CB Richard Ellis, Inc. for retail space since August 30, 2006 and Newmark Knight Frank for non-retail space since October 21, 2009.

Based upon relative building area and revenue among all the properties at which Helmsley-Spear was terminated pursuant to the settlement agreement, the Company’s allocable share of the contract settlement payment was $3,056,000. Such amount was funded during 2006 with $1,834,000 from the Company’s cash reserves and $1,222,000 by a capital contribution to the Company from Mrs. Helmsley. There was no change in Mrs. Helmsley’s share of the Company’s distributions and profits as a result of such capital contribution, but an equivalent amount of the settlement expense was allocated to her.

The Company’s allocable share of the fees to service providers (including Dewey, Pegno & Kramarsky and Malkin Holdings) in connection with the settlement and related transition is $405,174, including preparation of a draft solicitation for a vote to remove Helmsley-Spear, submission to the Real Estate Board of New York of claims regarding Helmsley-Spear, negotiation and conclusion of the settlement agreement, and conclusion of a new leasing agreement with CB Richard Ellis. These fees were advanced by Malkin Holdings without any charge for interest and, pursuant to consent of the Company’s members, reimbursed by the Company in June 2008.

The expenses funded by the Company under this Section (3) were deducted in computing Overage Rent under the Lease with the Company’s Lessor. Accordingly, the Company effectively bore only 50% of such expenses.

14.	Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through July 27, 2011, the date the financial statements were available to be issued.

EMPIRE STATE BUILDING COMPANY L.L.C. AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

14.	Subsequent Events (continued)

The lease agreement and Joint Venture arrangement between Empire State Building Company L.L.C. (“ESB”) and Empire State Building, Inc. expired on December 31, 2010 and was not renewed. On January 1, 2011, ESB entered into a lease for the observation decks with ESB Observatory LLC, a newly organized limited liability company owned 99% by ESB and 1% by ESB 102 Corporation (which, in turn, is owned 100% by ESB), for a five-year term commencing January 1, 2011 and expiring December 31, 2015. ESB Observatory LLC is to pay fixed annual rent of $6,700,000, adjusted each year commencing 2012 to reflect the increase in the Consumer Price Index, plus additional rent, as defined. The new leasing arrangement will not have a significant impact on the financial position or results of operations reported in the consolidated financial statements.

On July 26, 2011, the Lessor closed on a new mortgage loan with HSBC Bank USA and other participating banks (the “Lenders”) with an initial advance of $159,000,000 to be used to pay and discharge all existing mortgage loans secured by the Property, to fund operations and working capital requirements relating to the Property (including for improvements) and certain other general purposes. Subject to the conditions set forth in the loan agreement (the “Loan Agreement”), the Lenders may provide the Lessor with additional advances of up to $76,000,000 and use commercially reasonable efforts to arrange for additional commitments from other financial institutions in an aggregate amount equal to $65,000,000. Subject to the terms and conditions of the Loan Agreement, the outstanding principal amount of the loan shall bear interest at a rate equal to 2.5% p.a. above 30-day LIBOR. The Lessor is obligated to repay the outstanding amount of the loan plus accrued and unpaid interest and all other amounts due under the Loan Agreement and related documents on June 30, 2014, which the Lessor may extend to June 30, 2015 and thereafter to June 30, 2016, in each case, subject to an extension fee of 0.25% of the total availability under the Loan Agreement at the time of such extension. Such extensions are subject to customary conditions, including the maintenance of a certain loan-to-value ratio and debt yield and the absence of an event of default. The Company incurred a prepayment penalty of approximately $2,400,000 in connection with the repayment of the old notes.

Empire State Building Associates L.L.C.

(A Limited Liability Company)

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Real Estate:
Building	$38,933,801	$38,933,801
Less: Accumulated depreciation	9,443,004	8,694,307

	29,490,797	30,239,494

Building improvements	19,326,560	10,162,577
Less: Accumulated depreciation	650,786	411,235

	18,675,774	9,751,342

Building improvements in progress	7,240,000	—

Tenant Improvements	18,045,467	—
Less: Accumulated depreciation	618,662	—

	17,426,805	—

Land	21,550,588	21,550,588

Total real estate, net	94,383,964	61,541,424

Cash and cash equivalents	50,718,133	25,318,179
Restricted cash	374,084	896,965
Due from Supervisor	324,111	324,111
Other receivables	133,057	92,118
Deferred costs	3,084,604	1,038,603
Due from Sublessee	—	8,961,815
Other assets	—	100,000
Mortgage financing costs, less accumulated amortization of $369,680 in 2011 and $2,457,051 in 2010	6,284,561	901,607
Leasing commissions, less accumulated amortization of $204,389 in 2011	11,977,418	—

Total assets	$167,279,932	$99,174,822

Empire State Building Associates L.L.C.

(A Limited Liability Company)

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2011	December 31, 2010
Liabilities and members’ equity (deficiency)
Liabilities:
Mortgages payable	$159,000,000	$92,000,000
Accrued mortgage interest	360,599	514,944
Due to Sublessee	11,169,443	—
Additional rent due to Sublessee	—	1,888,629
Accrued supervisory fees, to a related party	—	312,500
Accrued expenses	101,180	553,522

Total liabilities	170,631,222	95,269,595
Commitments and contingencies	—	—
Members’ equity (deficiency) (at September 30, 2011 and December 31, 2010, there were 3,300 units (at $10,000 per unit) of participation units outstanding)	(3,351,290)	3,905,227

Total liabilities and members’ equity (deficiency)	$167,279,932	$99,174,822

See notes to condensed consolidated financial statements.

Empire State Building Associates L.L.C.

(A Limited Liability Company)

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Rent income, from a related party	$2,133,978	$2,027,938	$6,172,254	$6,066,213
Interest and dividend income	1,973	3,072	6,633	9,451

Total revenue	2,135,951	2,031,010	6,178,887	6,075,664

Expenses:
Interest on mortgages	4,445,328	1,694,874	7,785,241	5,034,786
Supervisory services, to a related party	202,680	196,104	594,889	275,812
Depreciation of building and tenant improvements	977,495	314,708	1,606,910	944,123
Amortization of leasing commissions	204,389	—	204,389	—
Professional fees and miscellaneous, including amounts paid to a related party	143,001	97,130	326,975	132,107

Total expenses	5,972,893	2,302,816	10,518,404	6,386,828

Net Loss	$(3,836,942)	$(271,806)	$(4,339,517)	$(311,164)

Loss per $10,000 participation unit, based on 3,300 participation units outstanding during the period	$(1,162.71)	$(82.36)	$(1,315.01)	$(94.29)

Distributions per $10,000 participation unit consisted of the following:
Income	$0	$0	$0	$0
Return of capital	294.64	294.64	883.93	1,902.70

Total distributions	$294.64	$294.64	$883.93	$1,902.70

See notes to condensed consolidated financial statements.

Empire State Building Associates L.L.C.

(A Limited Liability Company)

Condensed Consolidated Statements of Members’ Equity

(Unaudited)

	For the Nine Months Ended September 30, 2011	For the Year Ended December 31, 2010
Members’ equity:
January 1, 2011	$3,905,227
January 1, 2010		$7,637,435
Add (deduct), net income (loss):
January 1, 2011 through September 30, 2011	(4,339,517)
January 1, 2010 through December 31, 2010		3,519,049

	(434,290)	11,156,484

Less, distributions:
Monthly distributions
January 1, 2011 through September 30, 2011	2,917,000
January 1, 2010 through December 31, 2010		3,889,333
Additional distribution on March 2, 2010		3,361,924

Total distributions	2,917,000	7,251,257

Members’ equity (deficiency) at the end of the period	$(3,351,290)	$3,905,227

See notes to condensed consolidated financial statements.

Empire State Building Associates L.L.C.

(A Limited Liability Company)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30, 2011	For the Nine Months Ended September 30, 2010
Cash flows from operating activities:
Net loss	$(4,339,517)	$(311,164)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of building and tenant improvements	1,606,910	944,123
Amortization of mortgage financing costs	1,271,287	499,952
Amortization of leasing commissions	204,389	—
Changes in operating assets and liabilities:
Change in restricted cash	522,881	(674,560)
Change in other receivables	(40,939)	26,306
Rent due from sublessee	—	4,851
Additional rent due to Sublessee	(1,888,629)	(2,429,589)
Accrued mortgage interest	(154,345)	(16,611)
Accrued supervisory fees, to a related party	(312,500)	(58,342)
Accrued expenses	(452,342)	—

Net cash used in operating activities	(3,582,805)	(2,015,034)

Cash flows from investing activities:
Purchase of building improvements and improvements in progress	(16,403,982)	—
Purchase of tenant improvements	(10,096,016)	—

Net cash used in investing activities	(26,499,998)	—

Cash flows from financing activities:
Proceeds of new mortgage	159,000,000	—
Repayment of mortgages payable	(92,000,000)	—
Financing costs	(6,554,242)	—
Distributions to participants	(2,917,000)	(6,278,924)
Members’ distribution held by Supervisor	—	(324,111)
Deferred costs	(2,046,001)	—

Net cash provided by (used in) financing activities	55,482,757	(6,603,035)

Net change in cash and cash equivalents	25,399,954	(8,618,069)
Cash and cash equivalents, beginning of period	25,318,179	28,531,544

Cash and cash equivalents, end of period	$50,718,133	$19,913,475

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,668,296	$4,551,445

Supplemental Consolidated Statements of Cash Flow Information

A summary of our non-cash investing activities for the nine months ended September 30, 2011 and 2010 is presented below:

	Nine Months Ended September 30,
	2011	2010
Building and tenant improvements acquired from Sublessee in exchange for release of receivables	$8,961,815	—

See notes to condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (unaudited)

Note A Interim Period Reporting

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Empire State Building Associates L.L.C. (“Associates”) reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Associates as of September 30, 2011, its results of operations for the three and nine months ended September 30, 2011 and 2010 and its cash flows for the nine-months ended September 30, 2011 and 2010. The condensed consolidated financial statements include the accounts of Associates and its wholly-owned limited liability company, Empire State Land Associates L.L.C. All intercompany accounts and transactions have been eliminated in consolidation. Information included in the condensed balance sheet as of December 31, 2010 has been derived from the audited balance sheet for the year ended December 31, 2010. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted from these consolidated financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2010. The consolidated results of operations for the three and nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for any interim period or the full year.

Reclassification

Certain prior year balances have been reclassified to conform with the current period presentation.

Note B Organization

Associates was originally organized on July 11, 1961 as a general partnership. On October 1, 2001, Associates converted from a general partnership to a limited liability company under New York law and is now known as Empire State Building Associates L.L.C. The conversion did not change any aspect of the assets and operations of Associates other than to protect its investors from any future liability to a third party.

Associates members (“Members”) are Peter L. Malkin, Anthony E. Malkin and Thomas N. Keltner, Jr. (collectively, the “Agents”), each of whom also acts as an agent for holders of participations (“Participations”) in their respective member interest in Associates (the “Participants”).

Note C Purchase of Fee Title to The Empire State Building and Land Thereunder, Mortgage Debt, and Related Depreciation and Amortization

On April 17, 2002, Associates acquired, through a wholly-owned limited liability company (Empire State Land Associates L.L.C.) the fee title to the building known as the Empire State Building at 350 Fifth Avenue in New York (the “Building”), and the land thereunder (the “Land”) (together, the “Real Estate” or “Property”), at a price of $57,500,000, and obtained a $60,500,000 first mortgage (the “First Mortgage”) with Capital One Bank to finance the acquisition and certain related costs.

The Real Estate is carried in the financial statements at its historical cost of $60,484,389, consisting of $57,500,000 for the purchase price paid to the seller, $752,022 for acquisition costs, and $2,232,367 representing the unamortized balance of the cost of the master lease (“Master Lease”) on the date the Real Estate was acquired. The cost of the Land was estimated to be 35.63% of the total cost of the Real Estate, and the Building 64.37%. Under the terms of the contract of sale, the deed contains language to avoid the merger of the fee estate and the leasehold, although on a consolidated financial statement basis Associates incurred no leasehold rent expense after acquiring the Real Estate.

To finance improvements at the Property and costs of the financing, on February 25, 2009 Associates borrowed $31,500,000 from Signature Bank (the “Second Mortgage”). The Second Mortgage was also scheduled to mature on May 1, 2012 and required monthly payments of interest only at 6.5% per annum. The First Mortgage and Second Mortgage loans aggregating $92,000,000 plus accrued interest and prepayment penalties of $2,343,373 were prepaid on July 26, 2011 out of proceeds from the $159,000,000 financing described below.

On July 26, 2011, Associates entered into a three-year term loan (the “Secured Term Loan”) with institutional lenders, including HSBC Bank USA, National Association as agent and HSBC Bank USA, National Association and DekaBank Deutsche Girozentrale as lead arrangers. The Secured Term Loan is secured by a mortgage on the Property. The Secured Term Loan was amended by the First Amendment to Loan Agreement, Ratification of Loan Documents and Omnibus Amendment dated as of November 2, 2011 to provide for additional commitments from Capital One, National Association and Bank of America, N.A. so that, collectively, the loan was increased to $300,000,000. No additional funds were drawn at the time of the modification.

At the closing of the Secured Term Loan, the lenders provided Associates with an advance of $159,000,000 (of which $92,000,000 refinanced existing indebtedness). Based on the terms of the Secured Term Loan (as amended) and subject to the conditions set forth in the Secured Term Loan (as amended), the lenders agreed to provide Associates with additional advances of up to $141,000,000. Provided no event of default has occurred, and subject to other conditions, upon Associates’ request, HSBC has also agreed to source further additional commitments aggregating up to $200,000,000 in the sole discretion of the lenders. Any further advances under the Secured Term Loan are subject to the consent of Empire State Building Company L.L.C. (the “Sublessee”).

Pursuant to the terms of the Secured Term Loan agreement, Associates and Sublessee entered into an amendment dated July 26, 2011 to the sublease (“Third Modification of Sublease”) pursuant to which (i) Sublessee consented to the advance of up to $159,000,000 under the Secured Term Loan and (ii) in accordance with the terms of the existing sublease agreement (which terminates on January 4, 2076) between Sublessee and Associates, the basic rent payable by Sublessee was increased by an amount equal to the debt service on the portion of the borrowing from the Secured Term Loan associated with improvements (excluding any principal payable upon maturity). The original basic rent payable by Sublessee is more than sufficient to pay the debt service on the portion of the borrowing associated with purchasing the fee position in 2002. The Sublessee and ESB Observatory LLC, a subsidiary of Sublessee, also entered into subordination agreements with the agent on behalf of the lenders pursuant to which the Sublease and the lease of the observatory were subordinated to the mortgage securing the Secured Term Loan. As a result, the Sublease and the observatory lease can be terminated in connection with a foreclosure by Secured Term Loan lenders.

Subject to the terms and conditions of the Secured Term Loan agreement, the outstanding principal amount of the Secured Term Loan shall bear interest at a rate equal to 2.5% per annum above 30-day LIBOR, unless such rate is not available, in which event the Secured Term Loan shall bear interest at 2.5% per annum in excess of (i) HSBC’s prime rate or (ii) the BBA LIBOR Daily Floating Rate. In connection with this loan, Associates issued promissory notes, a mortgage encumbering the Property in favor of the agent for the lenders, and other customary security and other loan documents. The maturity date of this loan is July 26, 2014, which Associates may extend to July 26, 2015 and thereafter to July 26, 2016, in each case upon payment of an extension fee of 0.25% of the total availability under the Secured Term Loan agreement at the time of such extension. Such extensions are subject to customary conditions, including the satisfaction of certain loan-to-value and debt yield ratios and the absence of an event of default.

The initial advance was used to pay and discharge then existing secured mortgage loans relating to the Property and to fund operations and working capital requirements related to the Property (including for improvements), including reimbursements to Sublessee for expenditures relating to improvements previously incurred by Sublessee, and certain other general entity purposes permitted in the Secured Term Loan including costs of the financing.

Payment obligations relating to the Secured Term Loan may be accelerated upon the occurrence of an event of default under the Secured Term Loan agreement. Events of default under the Secured Term Loan agreement include, subject in some cases to specified cure periods: payment defaults; failure by Associates to pay taxes; failure to keep certain insurance policies in effect; breaches of representations and covenants contained in the mortgage; defaults in the observance or performance of covenants; inaccuracy of representations and warranties in any material respect; bankruptcy and insolvency related defaults; and the entry of one or more final judgments for the payment of more than $1,000,000 that are not satisfied within 30 days.

The Secured Term Loan agreement contains affirmative and negative covenants customary for financings of this type. Negative covenants in the Secured Term Loan agreement limit Associates ability, subject to certain exceptions, to transfer all or substantially all of its property; incur indebtedness and liens; dissolve, liquidate or enter into mergers or similar transactions; change its line of business; cancel debt; enter into transactions with affiliates; rezone its property; sell its assets; make certain distributions to investors; and change its organizational documents. Associates must also maintain a debt yield as specified in the Secured Term Loan agreement.

Associates as both the fee owner and the ground lessor of the Empire State Building are mortgagors and their respective estates are therefore mortgaged. Sublessee and the observatory tenant agreed to subordinate their respective leasehold interest to the mortgage. Accordingly, in the event of a foreclosure, their leasehold estates could be terminated.

The estimated fair value of Associates’ total mortgage debt based upon available market information was $158,754,462 at September 30, 2011. The fair value of borrowings is estimated by discounting the future cash flows using current interest rates at which similar borrowings could be made by us.

Restricted cash at September 30, 2011 represents funds in an account held at HSBC Bank pursuant to the terms of the Secured Term Loan, to be used for Associates’ monthly mortgage interest obligation.

The Building and Building improvements are being depreciated on the straight-line basis over their estimated useful lives of 39 years. Tenant improvements are being depreciated and leasing commissions are being amortized over the remaining lease term or the useful life, whichever is shorter. Mortgage financing costs relating to the Secured Term Loan totaling $6,654,241 are being amortized ratably over the life of the loan. As the prior First and Second mortgages were repaid on July 26, 2011, the remaining unamortized balance of applicable financing costs were written-off. The unamortized loan costs and the prepayment penalty on early repayment of such mortgages were included in interest expense of Associates in the third quarter of 2011.

The prospectus/consent solicitation in which these financial statements are included relates to the solicitation of consents of the Participants in Associates and other public limited liability companies supervised by the Supervisor to a consolidation transaction. In such consolidation, (x) the property interests of Associates, such other public limited liability companies and certain private entities supervised by the Supervisor, and (y) the Supervisor and certain affiliated management companies will be contributed to the operating partnership of a newly organized publicly traded real estate investment trust.

Consents are required from Participants in Associates and such other public limited liability companies for them to contribute their interests in the consolidation, and the solicitation of such consents will not commence until the SEC declares effective the registration statement on Form S-4. Consents have been obtained from Participants in the private entities and the Supervisor and certain affiliated companies and affiliates of the Supervisor for them to make such contribution.

The consideration to be paid to the contributing companies and entities in the consolidation will be allocated in accordance with exchange values determined based on appraisals by an independent third party. Such method of allocation has been approved by the Sublessee. Based on the preliminary exchange values, if the consolidation proposal is approved by Associates’ Participants, the consideration with respect to the Empire State Building will be allocated approximately 50% to Associates and 50% to the Sublessee, which the Supervisor believes is in accordance with the historical treatment of the Associates and Sublessee.

Note D Sublease

Associates does not operate the Building. It subleases the Building to Empire State Building Company L.L.C. (“Sublessee”) pursuant to a net operating sublease (the “Sublease”), which included an initial term which expired on January 4, 1992. The Sublease provided four separate options for Sublessee to renew the term, in each case for an additional 21 years, on the terms of the original Sublease. Such renewals have been exercised by Sublessee (a) on January 30, 1989, for the first renewal period from January 5, 1992 through January 4, 2013 and (b) as of February 11, 2010, for the remaining three renewal periods from January 5, 2013 through January 4, 2076 (the last two such renewals being exercised by Sublessee with Associates consent for early exercise).

Sublessee is required to pay annual basic rent (“Basic Rent”) of $6,018,750 from January 1, 1992 through January 4, 2013 and $5,895,625 from January 5, 2013 through the expiration of all renewal terms. Sublessee is also required to pay Associates additional rent of 50% of Sublessee’s net operating profit, as defined in the Sublease, in excess of $1,000,000 for each lease year ending December 31 (“Additional Rent”). In addition to the above, Sublessee is required to pay for all operating and maintenance expenses, real estate taxes, and necessary repairs and replacements, and keep the Property adequately insured against fire and accident.

In accordance with the 2nd lease modification dated February 25, 2009, Basic Rent described above had been increased to cover debt service on the $31,500,000 Second Mortgage that closed on February 25, 2009. Basic Rent will be increased to cover debt service on any additional borrowings for improvements and tenanting costs and on any refinancing of such debt so long as the aggregate amount refinanced does not exceed the then existing amount of debt plus refinancing costs. The increase in Basic Rent relating to the debt service on the Second Mortgage was $91,000 and $523,250 for the three months ended September 30, 2011 and 2010. The increase in Basic Rent relating to the debt service on the Second Mortgage was $1,120,438 and $1,557,000 for the nine months ended September 30, 2011 and 2010.

In accordance with the 3rd lease modification dated July 26, 2011, Basic Rent was increased to cover debt service relating to the Secured Term Loan refinancing that prepaid the first and second mortgages aggregating $92,000,000 (Note C), to the extent the Secured Term Loan debt exceeds the first mortgage of $60,500,000. Minimum Basic Rent increased by $539,105 for the three and nine months ended September 30, 2011 representing the interest on the outstanding principal balance of the Secured Term Loan in excess of $60,500,000.

Basic Rent will be increased to cover debt service on any additional borrowings for improvements and tenanting costs and on any refinancing of such debt so long as the aggregate amount refinanced does not exceed the then existing amount of debt plus refinancing costs.

Due to Sublessee at September 30, 2011 represents the payable to Sublessee for purchased building and tenanting costs.

Additional Rent and any interest and dividends accumulated thereon are distributed annually after deduction for any additional payment described in Note E below, and previous set-aside of $2,000,000 to satisfy a portion of Associates’ First Mortgage interest obligation before the repayment, other expenses and additions to general contingencies management judges to be suitable under the circumstances. For 2010, Sublessee reported net operating profit of $9,222,742; therefore, Additional Rent of $4,111,371 was earned for the year ended December 31, 2010. Associates recognizes Additional Rent income when earned from the Sublessee at the close of the lease year ending December 31st; such income is not determinable until Sublessee, pursuant to the Sublease, provides Associates with a certified operating report from a certified public accountant on the Sublessee’s operation of the Real Estate. The Sublease requires that this report be delivered to Associates annually within 60 days after the end of each such fiscal year. Accordingly, all Additional Rent income and the additional payment to Supervisor are reflected in the fourth quarter of each year. The Sublease does not provide for the Sublessee to render interim reports to Associates.

Sublessee is a New York limited liability company in which Peter L. Malkin is a member and entities for Peter L. Malkin’s family members are beneficial owners.

Note E Supervisory Services

Supervisory and other services are provided to Associates by its supervisor, Malkin Holdings LLC (“Malkin Holdings” or “Supervisor”) (formerly Wien & Malkin LLC), a related party. Beneficial interests in Associates are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

Associates pays Supervisor for supervisory services and disbursements. The basic fee (the “Basic Payment”) had been payable at the rate of $100,000 per annum, payable $8,333 per month, since inception in 1961. The Basic Payment was increased, with the approval of the Agents, by an amount equal to the increase in the Consumer Price Index since such date, resulting in an increase in the Basic Payment to $725,000 per annum effective July 1, 2010. The Basic Payment will be subject to further increase in accordance with any future increase in the Consumer Price Index. Based on such increase, the current annual fee is $751,306. The fee is payable (i) not less than $8,333 per month and (ii) the balance out of available reserves from Additional Rent. If Additional Rent is insufficient to pay such balance, any deficiency shall be payable in the next year in which Additional Rent is sufficient. The Agents also approved payment by Associates, effective July 1, 2010, of the expenses in connection with regular accounting services related to maintenance of Associates’ books and records. Such expenses were previously paid by Supervisor.

The basic supervisory services provided to Associates by Supervisor include, but are not limited to, maintaining all of its entity and Participant records, performing physical inspections of the Building, providing or coordinating certain counsel services to Associates, reviewing insurance coverage, conducting annual supervisory review meetings, receipt of monthly rent from Sublessee, payment of monthly and additional distributions to the Participants, payment of all other disbursements, confirmation of the payment of real estate taxes, active review of financial statements submitted to Associates by Sublessee and financial statements audited by and tax information prepared by Associates’ independent registered public accounting firm, and distribution of related materials to the Participants. Supervisor also prepares quarterly, annual and other periodic filings with the SEC and applicable state authorities.

Associates pays Supervisor for other services at hourly rates.

Pursuant to the fee arrangements described herein, Associates incurred supervisory service fees of $550,326 for the nine month period ended September 30, 2011 plus additional fees totaling $44,563 representing 6% of the annual rent and debt service reductions from which Associates has benefited. No remuneration was paid during the nine-month periods ended September 30, 2011 and 2010 by Associates to any of the Members.

Supervisor also receives an additional payment equal to 6% of distributions to Participants in Associates in excess of 9% per annum on their remaining cash investment in Associates (which remaining cash investment at September 30, 2011 was equal to the Participants’ original cash investment of $33,000,000). For tax purposes, such additional payment is recognized as a profits interest and the Supervisor is treated as a member, all without modifying each Participant’s distributive share of reportable income and cash distributions.

Reference is made to Note D above for a description of the terms of the Sublease between Associates and Sublessee. The respective interests of the Members in Associates and in Sublessee arise solely from ownership of their respective Participations in Associates and, in the case of Peter L. Malkin his participating interest and his family entities’ ownership of member interests in Sublessee. The Members as such receive no extra or special benefit not shared on a pro rata basis with all other Participants in Associates or members in Sublessee. However, all of the Members hold senior positions at Supervisor (which supervises Associates and Sublessee) and may, by reason of their positions at Supervisor, receive income attributable to supervisory or other remuneration paid by Associates to Supervisor and Sublessee.

Note F Subsequent Events

On November 2, 2011, the term loan with HSBC Bank USA and other participating banks secured by Associates’s fee interest in the Empire State Building and Associates’s master operating lease position of 350 Fifth Avenue, was amended by the First Amendment to Loan Agreement, Ratification of Loan Documents and Omnibus Amendment to provide for additional commitments from Capital One, National Association so that, collectively, the loan was increased to $300,000,000. No additional funds were drawn at the time of the modification.

The Secured Term Loan was amended on November 23, 2011 clarifying certain terms upon which the Property is permitted to be transferred into a consolidated entity without accelerating the Secured Term Loan.

Note G Legal Proceedings

The Property of Associates was the subject of the following material litigation:

Malkin Holdings LLC and Peter L. Malkin, a member in Associates, were engaged in a proceeding with Sublessee’s former managing agent, Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing and supervision of the Property that is subject to the Sublease to Sublessee. In this connection, certain costs for legal and professional fees and other expenses were paid by Malkin Holdings and Mr. Malkin. Malkin Holdings and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. Accordingly, Associates’s allocable share of such costs is as yet undetermined, and Associates has not provided for the expense and related liability with respect to such costs in its financial statements included in this Form 10-Q. As a result of an August 29, 2006 settlement agreement, which included termination of this proceeding, Associates will not recognize any gains or losses from this proceeding other than the possible charges for the aforementioned fees and expenses.

An August 29, 2006 settlement agreement terminated Helmsley-Spear, Inc. as managing and leasing agent at the Property as of August 30, 2006. Sublessee is now self-managing the Property while engaging third party leasing agents, CB Richard Ellis for retail space since August 30, 2006 and Newmark Knight Frank for non-retail space since October 21, 2009.

60 East 42nd Street Associates L.L.C.

Summary Financial Data

(Unaudited and in thousands, except units and per unit data)

	Nine Months Ended September 30,		Year Ended December 31,
	Historical		Historical
	2011	2010	2010	2009	2008	2007	2006
Statement of Operations Data:
Income
Rental Revenue	$5,606	$5,606	$7,474	$6,344	$6,051	$4,619	$3,278
Additional rent	3,876	846	1,109	3,544	7,908	10,827	10,157
Dividend and interest income	1	1	2	2	67	349	140

Total Income:	9,483	6,453	8,585	9,890	14,026	15,795	13,575

Expenses
Leasehold rent	—	—	—	—	—	—	—
Interest on leasehold mortgage	4,184	4,275	5,684	4,731	4,612	4,341	3,605
Professional fees	197	45	127	7	—	78	—
Supervisory services	142	63	109	269	717	980	942
Depreciation and amortization	2,143	1,647	2,598	2,517	2,180	2,008	1,635
Miscellaneous	—		3	4	—	1	1

Total Expenses	6,666	6,030	8,521	7,528	7,509	7,408	6,183

NET INCOME	$2,817	$423	$64	$2,362	$6,517	$8,387	$7,392

Balance Sheet Data (at period end):
Net real estate	$66,754	$67,280	$66,280	$62,787	$64,437	$66,087	$62,152
Total assets	83,633	83,996	81,160	83,182	69,718	77,577	68,194
Notes and loans payable	92,481	94,703	94,159	96,290	82,002	83,695	66,294
Total liabilities	96,042	97,817	95,601	96,641	82,353	89,517	78,928
Owners’ equity	(12,409)	(13,821)	(14,441)	(13,459)	(12,635)	(11,940)	(10,734)
Total liabilities and owners equity	83,633	83,996	81,160	83,182	69,718	77,577	68,194

Other Data:
Cash flows from:
Operating activities	$2,787	$2,319	$3,375	$5,201	$8,900	$8,868	$8,581
Investing activities	$(916)	$(3,117)	$(4,914)	$—	$2,405	$(11,409)	$(7,796)
Financing activities	$(3,349)	$(2,371)	$(3,628)	$10,170	$(10,226)	$2,590	$(797)

Other Data:
Ratio of earnings to fixed charges	1.67	1.10	1.01	1.50	2.41	2.93	3.05
Cash and cash equivalents	$10,077	$13,642	$11,555	$16,723	$1,353	$274	$225
Total assets at the exchange value (based on the appraisal by the independent valuer)			—	—	—	—	—
Net increase (decrease) in cash and cash equivalents	$(1,479)	$(3,168)	$(5,167)	$15,370	$1,079	$49	$(12)
Distributions	$785	$785	$1,046	$3,186	$7,212	$9,593	$9,238

Per unit data
Net income	$402	$60	$9	$337	$931	$1,198	$1,056
Book value	$(1,773)	$(1,974)	$(2,063)	$(1,923)	$(1,805)	$(1,706)	$(1,533)
Exchange value
Distributions *	$112	$112	$149	$455	$1,030	$1,370	$1,320
From operations	$112	$60	$9	$337	$931	$1,198	$1,056
Return of capital	$—	$52	$140	$118	$99	$172	$264

Unit size	$1,000
Original Investment	$7,000,000

The information per $1,000, except for the exchange value, is based on the original invested capital.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Forward Looking Statements

Readers of this discussion are advised that the discussion should be read in conjunction with the financial statements of 60 East 42nd St. Associates L.L.C. (“Associates”) (including related notes thereto) appearing elsewhere in this prospectus/consent solicitation. Certain statements in this discussion may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Associates current expectations regarding future results of operations, economic performance, financial condition and achievements of Associates, and do not relate strictly to historical or current facts. Associates has tried, wherever possible, to identify these forward-looking statements by using words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning.

Although Associates believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which may cause the actual results to differ materially from those anticipated in the forward looking statements. Such factors include, but are not limited to, the following: general economic and business conditions, which will, among other things, affect demand for rental space, the availability of prospective tenants, lease rents and the availability of financing; adverse changes in Associates’ real estate market, including, among other things, competition with other real estate owners, risks of real estate development and acquisitions; governmental actions and initiatives; and environmental/safety requirements.

Significant Accounting Policies and Estimates

The Securities and Exchange Commission (“SEC”) issued disclosure guidance for “Critical Accounting Policies.” The SEC defines Critical Accounting guidance for Critical Accounting Policies as those that require the application of management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Associates’ discussion and analysis of its financial condition and results of operations are based upon Associates’ financial statements, the preparation of which takes into account estimates based on judgments and assumptions that affect certain amounts and disclosures. Accordingly, actual results could differ from these estimates. The accounting policies and estimates used and outlined in Note 2 to Associates’ financial statements, which are presented elsewhere in this prospectus/consent solicitation, have been applied consistently as at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009.

Associates believes that the following accounting policies or estimates require the application of management’s most difficult, subjective, or complex judgments:

Valuation of Long-Lived Assets: Associates assesses the carrying amount of long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When Associates determines that the carrying amount of long-lived assets is impaired, the measurement of any impairment is based on a discounted cash flow method.

Revenue Recognition: Basic rental income, as defined in the Lease, is equal to the sum of the constant annual mortgage charges, plus a fixed amount. Associates records basic rental income as earned ratably on a monthly basis. Additional Rent represents a fixed amount of the Lessee’s net operating profit, as defined, in each lease year and is recorded ratably over the twelve-month period. Further Additional Rent, which is based on the net operating profit of the Lessee, as defined, is recorded by Associates when such amount becomes determinable.

Financial Condition and Results of Operations

Associates was organized for the purpose of acquiring One Grand Central Place, subject to an operating lease (the “Lease”) held by Lincoln Building Associates L.L.C. (the “Lessee”). Associates is required to pay, from Basic Rent under the Lease, mortgage charges and amounts for supervisory services. Associates is required to pay from Additional Rent and Further Additional Rent an Additional Payment to the supervisor and other expenses and then to distribute the balance of such Additional Rent and Further Additional Rent less any additions to reserves to the participants. See Note 4 to the financial statements and Note C to the condensed financial statements included in this prospectus/consent solicitation. Pursuant to the Lease, Lessee has assumed sole responsibility for the condition, operation, repair, maintenance and management of One Grand Central Place. Associates is not required to maintain substantial reserves or otherwise maintain liquid assets to defray any operating expenses of One Grand Central Place.

The basic supervisory services provided to Associates by the supervisor include, but are not limited to, maintaining all of its entity and participant records, performing physical inspections of One Grand Central Place, providing or coordinating certain counsel services to Associates, reviewing insurance coverage, conducting annual supervisory review meetings, receipt of monthly rent from the Lessee, payment of monthly and additional distributions to the participants, payment of all other disbursements, confirmation of the payment of real estate taxes, active review of financial statements submitted to Associates by the Lessee and financial statements audited by and tax information prepared by Associates’ independent registered public accounting firm, and distribution of related materials to the participants. The supervisor also prepares quarterly, annual and other periodic filings with the SEC and applicable state authorities.

Associates pays the supervisor for other services at hourly rates.

Associates’ results of operations are affected primarily by the amount of rent payable to it under the Lease. The amount of Additional Rent and Further Additional Rent payable to Associates is affected by the New York City economy and real estate rental market, which is difficult for management to forecast.

Nine months ended September 30, 2011 as compared to nine months ended September 30, 2010

During the nine-month period ended September 30, 2011, Associates made regular monthly distributions of $124.57 for each $10,000 participation ($1,494.89 per annum for each $10,000 participation). There are no restrictions on Associates present or future ability to make distributions; however, the amount of such distributions, particularly distributions of Additional Rent and Further Additional Rent, depends on the ability of Lessee to make payments of Basic Rent, Additional Rent and Further Additional Rent to Associates. Associates expects to make distributions so long as it receives the payments provided for under the Lease.

The following summarizes, with respect to the current period as compared to the corresponding period of the previous year, the material factors regarding Associates’ results of operations for such periods:

Total revenues increased for the nine-month period ended September 30, 2011 as compared with the corresponding period of the prior year. Such increase is the net result of an increase in Further Additional Rent payable by the Lessee due to a decrease in its expenditures for improvements and tenanting costs and a decrease in dividend income and basic rent for the nine-month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Total revenues increased for the three-month period ended September 30, 2011 as compared with the corresponding period of the prior year. Such increase is the net result of an increase in Further Additional Rent payable by the Lessee due to a decrease in its expenditures for improvements and tenanting costs and a decrease in dividend income for the three-month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Total expenses increased for the nine-month period ended September 30, 2011 as compared with the corresponding period of the prior year. Such increase is the net result of a decrease in interest on the mortgages payable as a result of principal payments that reduced the loan balance, an increase in basic supervisory fees to the supervisor effective July 1, 2010, an increase in depreciation of improvements and equipment attributable to an increase in depreciable assets placed in service, a decrease in amortization of leasing commissions as a result of certain leasing commissions having been fully amortized, an increase in professional fees due to the fact that accounting fees now paid by Associates were previously paid by the supervisor and an increase in fees to the supervisor for services rendered in connection with certain matters regarding ownership and operation of One Grand Central Place for the nine-month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Total expenses increased for the three-month period ended September 30, 2011 as compared with the corresponding period of the prior year. Such increase is the net result of a decrease in interest on the mortgages payable as a result of principal payments that reduced the loan balance, an increase in basic supervisory fees to the supervisor effective July 1, 2010, an increase in depreciation of improvements and equipment attributable to an increase in depreciable assets placed in service and a decrease in amortization of leasing commissions as a result of certain leasing commissions having been fully amortized, an increase in professional fees due to the fact that accounting fees now paid by Associates were previously paid by the supervisor and an increase in fees paid to the supervisor for services rendered in connection with certain matters regarding ownership and operation of One Grand Central Place for the three-month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Year ended December 31, 2010 as compared to year ended December 31, 2009

The following summarizes the material factors affecting Associates’ results of operations for the year ended December 31, 2010 as compared to the year ended December 31, 2009:

Total revenues decreased for the year ended December 31, 2010 as compared with the year ended December 31, 2009. Such decrease is the net result of an increase in Basic Rent and a decrease in Further Additional Rent received by Associates in 2010 and a decrease in dividend income. The decrease in Further Additional Rent in 2010 is due to a decrease in Lessee’s operating profit subject to Further Additional Rent.

Total expenses increased for the year ended December 31, 2010 as compared with the year ended December 31, 2009. Such increase is the net result of an increase in interest on the mortgages, depreciation of assets and accounting and professional fees and a decrease in the Additional Payment to the supervisor in 2010.

Liquidity and Capital Resources

Associates’ liquidity has increased at September 30, 2011 as compared with December 31, 2010 as a result of Further Additional Rent due from the Lessee at September 30, 2011. Associates may from time to time set cash aside for contingencies. Adverse developments in economic, credit and investment markets over the last two years impaired general liquidity (although some improvement in such markets has arisen recently) and the developments may negatively impact Associates and/or space tenants at One Grand Central Place. Any such impact should be ameliorated by the fact that (a) each of Associates and its Lessee has very low debt in relation to asset value, (b) the maturity of Associates existing and planned debt will not occur within the next 36 months, and (c) One Grand Central Place’s rental revenue is derived from a substantial number of tenants in diverse businesses with lease termination dates spread over numerous years.

Associates’ liquidity has decreased at December 31, 2010 as compared to December 31, 2009 as a result of payments made under the renovation and repositioning program. Associates may from time to time set aside cash for general contingencies. Adverse developments in economic, credit and investment markets over the last two years have impaired general liquidity (although some improvements in such markets has arisen recently) and the developments may negatively impact Associates and/or space tenants at One Grand Central Place. Any such impact should be ameliorated by the fact that (a) each of Associates and its Lessee has very low debt in relation to asset value, (b) the maturity of Associates’ existing and planned debt will not occur within the next 36 months, and (c) One Grand Central Place’s rental revenue is derived from a substantial number of tenants in diverse businesses with lease termination dates spread over numerous years.

Amortization payments due under the First Mortgage commenced August 5, 2007, calculated on a 25-year amortization schedule. Amortization payments due under the additional $16,000,000 loan commenced December 5, 2009 calculated on a 25-year amortization schedule. The mortgages mature on November 5, 2014 at which time the aggregate principal balance due will be $84,411,371. Associates does not maintain any reserve to cover the payments of such mortgage indebtedness at maturity. Therefore, repayment of the mortgages will depend on Associates ability to arrange a refinancing. Assuming that One Grand Central Place continues to generate an annual net profit in future years comparable to that in past years, and assuming further that real estate capital and operating markets return to more stable patterns, consistent with long-term historical real estate trends in the geographic area in which One Grand Central Place is located, Associates anticipates that the value of One Grand Central Place will be in excess of the amount of the mortgage balances at maturity.

Associates anticipates that funds for short-term working capital requirements for One Grand Central Place will be provided by cash on hand and rental payments received from Lessee. Long-term sources of working capital will be provided by rental payments received from Lessee, and, to the extent necessary, from additional capital investment by the members in Lessee and/or external financing. However, as noted above, Associates has no requirement to maintain substantial reserves to defray any operating expenses of One Grand Central Place.

Associates had the following contractual obligations at December 31, 2010:

Payments due by period

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$93,719,850	$2,241,546	$91,478,304	$0	$0
Interest Obligations	19,649,817	5,209,528	14,440,289	0	0
Basic Supervisory Fee	900,000	180,000	360,000	360,000		*

Total	$114,269,667	$7,631,074	$106,278,593	$360,000	$0

*	Basic supervisory fee payable to the supervisor is $180,000 per annum effective July 1, 2010, subject to further increase based on any future increase in the Consumer Price Index (“CPI”). Above chart does not reflect such CPI increases or the amount payable in more than five years for each year that such supervisory services continue to be provided.

Inflation

Inflationary trends in the economy do not directly affect Associates’ operations since, as noted above, Associates does not actively engage in the operation of One Grand Central Place. Inflation may impact the operations of Lessee. Lessee is required to pay Basic Rent, regardless of the results of its operations. Inflation and other operating factors affect the amount of Additional Rent and Further Additional Rent payable by Lessee, which is based on Lessee’s net operating profit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

60 East 42nd St. Associates L.L.C.

(A Limited Liability Company)

We have audited the accompanying balance sheet of 60 East 42nd St. Associates L.L.C. as of December 31, 2010 and the related statements of income, members’ deficiency and cash flows for the year then ended. Our audit also includes the financial statement schedule, Schedule III- Real Estate and Accumulated Depreciation for the year ended December 31, 2010, also included in this Form S-4. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 60 East 42nd St. Associates L.L.C. as of December 31, 2010, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2010, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

August 16, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

60 East 42nd St. Associates L.L.C.

(a Limited Liability Company)

New York, New York

We have audited the accompanying balance sheet of 60 East 42nd St. Associates L.L.C. (“Associates”) as of December 31, 2009 and the related statements of income, members’ deficiency and cash flows for the year then ended, and the supporting financial statement schedule, Schedule III- Real Estate and Accumulated Depreciation for the year ended December 31, 2009. These financial statements and the schedule are the responsibility of Associates’ management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Associates is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Associates’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 60 East 42nd St. Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles, and the related financial statement schedule for the year ended December 31, 2009, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 17, 2010

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

BALANCE SHEETS

	December 31
	2010	2009
Assets
Real Estate:
Building: One Grand Central Place, located at 60 East 42nd Street and 301 Madison Avenue, New York, N.Y.	$16,960,000	$16,960,000
Less: Accumulated depreciation	(16,960,000)	(16,960,000)

	—	—

Building improvements and equipment	66,034,042	65,986,655
Less: Accumulated depreciation	(12,076,880)	(10,439,517)

	53,957,162	55,547,138

Tenant improvements	5,598,316	—
Less: Accumulated depreciation	(515,948)	—

	5,082,368	—

Land	7,240,000	7,240,000

Total real estate, net	66,279,530	62,787,138

Cash and cash equivalents:
Cash in bank	34,677	66,112
Fidelity U.S. Treasury Income Portfolio	11,520,657	16,657,089

Total cash and cash equivalents	11,555,334	16,723,201

Due from Supervisor	87,202	87,202
Receivable from participants—NYS estimated tax	3,357	—
Deferred costs	454,277	—
Leasing commissions, less accumulated amortization of $2,742,063 in 2010 and $2,298,166 in 2009	1,367,758	1,811,655
Mortgage refinancing costs, less accumulated amortization of $1,461,613 in 2010 and $1,097,995 in 2009	1,412,019	1,772,806

Total assets	$81,159,477	$83,182,002

Liabilities and members’ deficiency
Liabilities:
Mortgages payable	$93,719,850	$95,840,990
Accrued mortgage interest	438,819	448,598
Accrued supervisory fees, a related party	78,000
Payable to Lessee, a related party	1,082,082	350,722
Due to Supervisor	43,555	—
Accrued expenses	238,200	700

Total liabilities	95,600,506	96,641,010
Commitments and contingencies	—	—
Members’ deficiency	(14,441,029)	(13,459,008)
Total liabilities and members’ deficiency	$81,159,477	$83,182,002

See accompanying notes to financial statements.

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENTS OF INCOME

	Years ended December 31
	2010	2009
Revenues:
Rent income, from a related party	$8,583,267	$9,887,481
Dividend income	1,878	2,541

Total revenues	8,585,145	9,890,022

Expenses:
Interest on mortgages	5,683,772	4,731,474
Supervisory services to a related party	109,380	269,121
Depreciation of building and tenant improvements and equipment	2,153,311	1,649,681
Amortization of leasing commissions	443,897	867,053
Fees for special services, including amounts paid to a related party	52,276	6,734
Accounting fees	75,000	—
Miscellaneous	3,110	3,649

Total expenses	8,520,746	7,527,712

Net income	$64,399	$2,362,310

Earnings per $10,000 participation unit, based on 700 participation units outstanding during each year	$92	$3,375

See accompanying notes to financial statements.

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENT OF MEMBERS’ DEFICIENCY

	Members’ Deficiency at January 1, 2010	Share of Net Income For the Year	Distributions	Members’ Deficiency at December 31, 2010
Year Ended December 31, 2010:
Peter L. Malkin Holdings group	$(1,922,716)	9,200	$(149,488)	$(2,063,004)
Thomas N. Keltner, Jr. Group	(1,922,715)	9,200	(149,488)	(2,063,003)
Peter L. Malkin Holdings group	(1,922,715)	9,200	(149,489)	(2,063,004)
Anthony E. Malkin Holdings group	(1,922,715)	9,200	(149,489)	(2,063,004)
Peter L. Malkin Holdings group	(1,922,715)	9,200	(149,489)	(2,063,004)
Peter L. Malkin Holdings group	(1,922,715)	9,199	(149,489)	(2,063,005)
Peter L. Malkin Holdings group	(1,922,717)	9,200	(149,488)	(2,063,005)

TOTALS	$(13,459,008)	$64,399	$(1,046,420)	$(14,441,029)

See accompanying notes to financial statements.

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENT OF MEMBERS’ DEFICIENCY

	Members’ Deficiency at January 1, 2009	Share of Net Income For the Year	Distributions	Members’ Deficiency at December 31, 2009
Year Ended December 31, 2009:
Peter L. Malkin Holdings group	$(1,805,034)	$337,473	$(455,155)	$(1,922,716)
Thomas N. Keltner, Jr. Group	(1,805,033)	337,473	(455,155)	(1,922,715)
Peter L. Malkin Holdings group	(1,805,033)	337,473	(455,155)	(1,922,715)
Anthony E. Malkin Holdings group	(1,805,033)	337,473	(455,155)	(1,922,715)
Peter L. Malkin Holdings group	(1,805,033)	337,473	(455,155)	(1,922,715)
Peter L. Malkin Holdings group	(1,805,033)	337,473	(455,155)	(1,922,715)
Peter L. Malkin Holdings group	(1,805,035)	337,472	(455,154)	(1,922,717)

TOTALS	$(12,635,234)	$2,362,310	$(3,186,084)	$(13,459,008)

See accompanying notes to financial statements.

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$64,399	$2,362,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of building improvements and equipment	2,153,311	1,649,681
Amortization of leasing commissions	443,897	867,053
Amortization of mortgage refinancing costs	363,618	236,432
Changes in operating assets and liabilities:
Due to Supervisor	43,555
Accrued mortgage interest and other accrued expenses	(9,779)	85,406
Accrued expenses	237,500
Accrued supervisory fees, a related party	78,000	—

Net cash provided by operating activities	3,374,501	5,200,882

Cash flows from investing activities:
Purchase of building improvements and equipment	(47,387)	—
Increase in payable to Lessee, a related party	731,360	—
Purchase of tenant improvements	(5,598,316)	—

Net cash used in investing activities	(4,914,343)	—

Cash flows from financing activities:
Change in receivable from participants—NYS estimated tax	(3,357)	—
Proceeds of mortgage payable	—	16,000,000
Repayment of mortgages payable	(2,121,140)	(1,797,408)
Financing costs	(2,831)	(759,714)
Distributions to Participants	(1,046,420)	(3,186,084)
Change in due from Supervisor	—	(87,202)
Deferred costs	(454,277)	—

Net cash (used in) provided by financing activities	(3,628,025)	10,169,592

Net (decrease) increase in cash and cash equivalents	(5,167,867)	15,370,474
Cash and cash equivalents, beginning of year	16,723,201	1,352,727

Cash and cash equivalents, end of year	$11,555,334	$16,723,201

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,329,934	$4,409,734

See accompanying notes to financial statements.

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.	Business Activity

60 East 42nd St. Associates L.L.C. (“Associates”) is a New York limited liability company owning commercial property at 60 East 42nd Street and 301 Madison Avenue, New York, N.Y. The property, known as One Grand Central Place (formerly the “Lincoln Building”), is leased (the “Lease”) to Lincoln Building Associates L.L.C. (the “Lessee”).

Associates’ members are Peter L. Malkin, Anthony E. Malkin and Thomas N. Keltner, Jr. each of whom also acts as an agent for holders of participations in his respective member interest in Associates. In the Statements of Members’ Deficiency, each such agent’s representation is referred to as a Group (i.e., Peter L. Malkin represents five Groups, Thomas N. Keltner, Jr. represents one Group and Anthony E. Malkin represents one Group).

2.	Summary of Significant Accounting Policies

a.	Cash and Cash Equivalents

Cash and cash equivalents include investments in money market funds and all highly liquid debt instruments with an original maturity of three months or less when acquired.

b.	Use of Estimates

In preparing financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

c.	Land, Building, Building Improvements, Equipment and Depreciation

Real estate, consisting of land, building, building improvements, tenant improvements and equipment, is stated at cost. The building and the building improvements are depreciated using the straight-line basis over their estimated useful lives of 39 years. The building with a cost of $16,960,000 and building improvements with a cost of $1,574,135 at December 31, 2010 and 2009 have been fully depreciated. The tenant improvements are being depreciated over the terms of the individual tenant leases.

In connection with the building improvements program which began in 1999 (Note 11), costs totaling $70,058,223 and $64,412,520 have been incurred through December 31, 2010 and 2009, respectively, for new building improvements ($64,329,907 for 2010 and $64,282,520 for 2009), tenant improvements ($5,598,316 for 2010 and none for 2009) and equipment ($130,000 in 2010 and none in 2009).

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

d.	Mortgage Refinancing Costs, Leasing Commissions and Amortization

Mortgage refinancing costs are being amortized ratably over the term of the related mortgages and included in mortgage interest expense.

Leasing commissions (incurred in connection with the building improvements program) represent reimbursements to the Lessee for commissions incurred for new tenants. Leasing commissions are being amortized over the terms of the individual tenant leases.

e.	Revenue Recognition

Basic rental income, as defined in the Lease, is equal to the sum of the mortgage charges plus a fixed amount. Associates records basic rental income as earned ratably on a monthly basis. Additional rent represents a fixed amount of the Lessee’s net operating profit, as defined, in each lease year and is recorded ratably over the 12-month period. Further additional rent, which is based on the net operating profit of the Lessee, as defined, is recorded by Associates when such amounts become determinable.

f.	Valuation of Long-Lived Assets

Associates assesses the carrying amount of long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When Associates determines that the carrying amount of long-lived assets is impaired, the measurement of any impairment is based on a discounted cash flow method. No impairment loss has been recorded in the years ended December 31, 2010 and 2009.

g.	Income Taxes

Associates is organized as a limited liability company and is taxed as a partnership for income tax purposes. Accordingly, Associates is not subject to federal and state income taxes and makes no provision for income taxes in its financial statements. Associates’ taxable income or loss is reportable by its members.

Associates has determined that there are no material uncertain tax positions that require recognition or disclosure in its financial statements.

Taxable years ended December 31, 2007, 2008, 2009 and 2010 are subject to IRS and other jurisdictions’ tax examinations.

At December 31, 2010 and 2009, the reported amounts of Associates’ aggregate net assets exceeded their tax bases by approximately $6,700,000 and $4,700,000, respectively.

h.	Reclassification

Certain prior year balances have been reclassified to conform with the current year presentation.

i.	Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in any additional disclosures in our financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010.We are currently evaluating the impact of the adoption of the remainder of the standard will have on our financial statements. Associates does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

j.	New Accounting Pronouncements

In May 2011 the FASB issued ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP. This ASU provides guidance setting forth additional requirements relating to disclosures about fair value. The guidance will be effective for us beginning with the first interim period in 2012. In accordance with the guidance, we will be required to disclose the level in the fair value hierarchy in which each fair value lies that is disclosed but not used to measure an asset or liability on the balance sheet. The guidance also clarifies that the fair value of a non-financial asset is based on its highest and best use and requires disclosure if a non-financial asset is being used in a manner that is not its highest and best use. We are currently evaluating the impact the adoption of this standard will have on our financial statements. Associates does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

3.	Mortgages Payable

On November 29, 2004, a new first mortgage was placed on the property in the amount of $84,000,000 with Prudential Insurance Company of America. At closing, $49,000,000 was drawn to pay off the former first mortgage with Morgan Guaranty Trust Company in the amount of $12,020,814 and the second mortgage in the amount of $27,979,186 with Emigrant Savings Bank. The remaining $35,000,000 available under the mortgage was drawn on various dates through July 5, 2007. The proceeds of $49,000,000 drawn at closing and all subsequent draws have been used to pay for the associated refinancing costs and capital improvements as needed. The initial draw of $49,000,000 and all subsequent draws required constant equal monthly payments of interest only, at the rate of 5.34% per annum until July 5, 2007. Commencing August 5, 2007, Associates is required to make equal monthly payments of $507,838 applied to interest and then principal, calculated on a 25-year amortization schedule. The entire $84,000,000 has been drawn and, at December 31, 2010, the balance is $77,985,800. The mortgage matures on November 5, 2014, at which time the principal balance will be $69,797,589.

On November 5, 2009, Associates concluded an additional $16,000,000 loan with Prudential Insurance Company of America secured by a mortgage on the property, subordinate to the first mortgage and to be used for capital improvements (the $84,000,000 and $16,000,000 mortgages are referred to as the

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

3.	Mortgages Payable (continued)

“Mortgages”). The new loan requires payments of interest at 7% per annum and principal in the amount of $113,085 per month calculated on a 25-year amortization schedule and is co-terminus with the first mortgage. At December 31, 2010, the balance is $15,734,050. The mortgage matures on November 5, 2014 with a principal balance of $14,613,782.

The mortgage loans may be prepaid at any time, in whole only, upon payment of a prepayment penalty based on a yield maintenance formula. There is no prepayment penalty if the mortgages are paid in full during the last 60 days of the term.

The following is a schedule of principal payments on the Mortgages in each of the four years (Mortgages mature in 2014) subsequent to December 31, 2010:

Year ending December 31,
2011	$2,241,545
2012	2,368,853
2013	2,503,464
2014	86,605,988

Total	$93,719,850

The real estate and all sublease rents are pledged as collateral for the Mortgages.

The estimated fair value of Associates’ mortgage debt based on available market information was approximately $98,784,000 and $91,110,000 at December 31, 2010 and 2009, respectively.

The fair values of our mortgages payable are based on discounted cash flow models using currently available market rates assuming the loans are outstanding through maturity and considering the loan to value ratios.

4.	Related Party Transactions—Rent Income

Associates does not operate the property (Note 1). It leases the property to the Lessee pursuant to an operating lease as modified, which is currently set to expire September 30, 2033. The Lease, as modified, provides for an annual basic rent equal to the sum of $24,000 plus the constant annual mortgage charges on all mortgages. In accordance with the Ninth Lease Modification Agreement dated November 5, 2009, basic rent was increased to cover debt service on a $100,000,000 mortgage. The basic rent will be increased or decreased upon the refinancing of the mortgages provided that the aggregate principal balance of all mortgages now or hereafter placed on the property does not exceed $100,000,000, plus refinancing costs.

The Lease, as modified, also provides for payments of total additional rent, as follows:

1.	Advances of additional rent are payable in equal monthly installments totaling an amount equal to the lesser of $1,053,800 ($87,817 per month) or the defined net operating profit of the Lessee during the preceding fiscal year ended September 30 (the “lease year”); and

2.	Further additional rent is payable in an amount equal to 50% of the Lessee’s remaining net operating profit, as defined, in each lease year.

Advances of additional rent are billed to and advanced by the Lessee and recorded in revenues by Associates in equal monthly installments of $87,817 throughout each year. Since it is not practicable to

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

4.	Related Party Transactions—Rent Income (continued)

estimate total additional rent for the lease year ending on the ensuing September 30 which would be allocable to the first nine months of the lease year until the Lessee, pursuant to the Lease, renders to Associates a report on the operation of the property, Associates recognizes further additional rent when earned from the Lessee at the close of the lease year ending September 30.

Payable to Lessee of $1,082,082 and $350,722 at December 31, 2010 and 2009, respectively, represents improvement and tenanting costs advanced by Lessee in connection with the improvement program (Note 11).

Rent income, including total additional rent based on operating profits subject to additional rent, reported by the Lessee of $8,583,267 and $9,887,481 for 2010 and 2009, respectively, was comprised as follows:

	Year ended December 31,
	2010	2009
Basic rent income	$7,474,120	$6,343,542

Advance of additional rent	1,053,800	1,053,800
Further additional rent	55,347	2,490,139

Total additional rent	1,109,147	3,543,939

Rent income	$8,583,267	$9,887,481

As a result of its revenue recognition policy, rental income for the year ending December 31 includes the advances of additional rent income received from October 1 to December 31 but does not include any portion of further additional rent based on the Lessee’s operations during that period.

Under the building improvement program (Note 11), the increase in debt service attributable to an increase in the mortgage is funded by a corresponding increase in basic rent payable by the Lessee.

The Lessee may surrender the lease at the end of any month, upon 60 days’ prior written notice; the liability of the Lessee will end on the effective date of such surrender.

The following is a schedule of future minimum rental income (assuming that the Lessee does not surrender the Lease):

Year ending December 31,
2011	$7,480,000
2012	7,480,000
2013	7,480,000
2014	6,230,000	*
2015	24,000	*
Thereafter	416,000	*

	$29,110,000

*	Associates intends to refinance the existing mortgages which mature on November 5, 2014. In accordance with the Ninth Lease Modification Agreement, basic rent will increase to include the required debt service on the refinanced mortgages. The above table does not reflect the additional basic rent that will result after November 2014 from the refinanced debt.

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

4.	Related Party Transactions—Rent Income (continued)

Real estate taxes paid directly by the Lessee for the years ended December 31, 2010 and 2009 totaled $10,594,397 and $10,395,749, respectively.

5.	Related Party Transactions—Supervisory and Other Services

Supervisory and other services are provided to Associates by its supervisor, Malkin Holdings LLC (“Malkin Holdings” or the “Supervisor”) (formerly “Wien & Malkin LLC”), a related party. Beneficial interests in Associates and the Lessee are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

Basic fees for supervisory services are $180,000 per annum effective July 1, 2010. Fees for supervisory services (including disbursements and costs of accounting services) for the years ended December 31, 2010 and 2009 totaled $109,380 and $269,121, respectively. Malkin Holdings receives an additional payment equal to 10% of all distributions received by the participants in Associates in excess of 14% per annum on the initial cash investment of $7,000,000. For tax purposes, such additional payment is treated as a profits interest and the Supervisor is treated as a partner, all without modifying each Participant’s distributive share of reportable income and cash distributions. Distributions in respect of Malkin Holdings’ profits interest totaled $7,380 and $245,121 for the years ended December 31, 2010 and 2009, respectively.

Malkin Holdings also serves as supervisor for the Lessee, for which it receives a basic annual fee of $383,000, effective January 1, 2010. The basic supervisory fee for the year ended December 31, 2009 was $180,000. For the years ended December 31, 2010 and 2009, Malkin Holdings received $11,370 and $44,333, respectively, from the Lessee in other service fees. Malkin Holdings also receives a payment from Lessee in respect of its profits interest equal to 10% of distributions in excess of $400,000 a year. Distributions in respect of Malkin Holdings’ profits interest from the Lessee totaled $460,004 for the years ended December 31, 2010 and 2009.

6.	Number of Participants

There were 837 and 828 participants in the participating groups at December 31, 2010 and 2009, respectively.

7.	Determination of Distributions to Participants

Distributions to participants during each year represent mainly the excess of rent income over the mortgage requirements and cash expenses.

8.	Distributions and Amount of Income per $10,000 Participation Unit

Distributions and amount of income per $10,000 participation unit during the years ended December 31, 2010 and 2009, based on 700 participation units outstanding during each year, consisted of the following:

	Year ended December 31
	2010	2009
Income	$92	$3,375
Return of capital	1,403	1,177

Total distributions	$1,495	$4,552

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

9.	Concentration of Credit Risk

Associates maintains cash and cash equivalents in a bank and a money market fund (Fidelity U.S. Treasury Income Portfolio). The Federal Deposit Insurance Corporation (“FDIC”) insures each account up to $250,000. At December 31, 2010 and 2009, the bank account is fully insured. Funds in the money market fund were not insured at December 31, 2010 and 2009. Distributions are paid from a cash account held by Malkin Holdings. That account is included on the accompanying balance sheet as “Due from Supervisor.” The funds (approximately $87,000 at December 31, 2010 and 2009) were paid to the participants on January 1, 2011 and 2010, respectively.

10.	Contingencies

Malkin Holdings and Peter L. Malkin, a member in Associates, were engaged in a proceeding with Lessee’s former managing agent, Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing, and supervision of the property that is subject to the Lease to Lessee. In this connection, certain costs for legal and professional fees and other expenses were paid by Malkin Holdings and Mr. Malkin. Malkin Holdings and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. On behalf of himself and Malkin Holdings, Mr. Malkin has requested, or intends to request, such voluntary agreement from all investors, which may include renewing such request in the future for any investor who previously received such request and failed to confirm agreement at that time. Because any related payment has been, or will be, made only by consenting investors, Associates has not provided for the expense and related liability with respect to such costs in these financial statements.

11.	Building Improvements Program and Agreement to Extend Lease

In 1999, the participants of Associates and the members in Lessee consented to a building improvements program (the “Program”) estimated to cost approximately $22,800,000. In 2000, the participants of Associates and the Lessee approved an increase in the Program from $22,800,000 to approximately $28,000,000 under substantially the same conditions as had previously been approved. To induce the Lessee to approve the Program, Associates agreed to grant to the Lessee, upon completion of the Program, the right to further extensions of the Lease to 2083. The Program was further increased in 2004 to up to $100,000,000. Such increase would extend the Lease beyond 2083, based on the net present benefit to Associates of the improvements made. The granting of such Lease extension rights upon completion of the Program is expected to trigger a New York State Transfer Tax under current tax rules, which will be paid from mortgage proceeds and/or the Lessee’s operating cash flow. As of December 31, 2010, Associates had incurred costs related to the Program of $70,058,223 and estimates that the costs of the Program upon completion will be approximately $100,000,000 including sprinkler work, required to be completed by 2019. The participants of Associates and the members in Lessee had approved increased refinancing of $16,000,000 from the total of $84,000,000 provided by the mortgage to up to $100,000,000. The balance of the costs of the Program will be financed by the new $16,000,000 mortgage and Lessee’s operating cash flow.

The Lessee is financing the Program and billing Associates for the costs incurred. The Program (1) grants the ownership of the improvements to Associates and acknowledges its intention to finance them through an increase in the fee mortgage (Note 3), and (2) allows for the increased mortgage charges to be paid by Associates from an equivalent increase in the basic rent paid by the Lessee to Associates. Since any further

60 EAST 42nd ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

11.	Building Improvements Program and Agreement to Extend Lease (continued)

additional rent will be decreased by one-half of that amount, the net effect of the lease modification is to have Associates and the Lessee share the costs of the Program equally, assuming further additional rent continues to be earned. The 1999 consent authorized the members of Associates who act as agents for the participant investors (the “Agents”) to give additional extension rights to the Lessee beyond the September 30, 2033 expiration date (Note 4) to September 30, 2083 upon completion of the Program, and to later date(s) for consideration and upon such terms as the Agents deem appropriate for the benefit of Associates.

12.	Subsequent Events

Subsequent events have been evaluated for potential recognition and disclosure.

SCHEDULE III

60 EAST 42nd ST. ASSOCIATES L.L.C

(A Limited Liability Company)

Real Estate and Accumulated Depreciation

Column		December 31, 2010			December 31, 2009
A	Description
	Land, building and building improvements and equipment situated at One Grand Central Place, 60 East 42nd Street and 301 Madison Avenue, New York, N.Y.

B	Encumbrances
	Prudential Insurance Company at December 31		$93,719,850			$95,840,990

C	Initial cost to company
	Land		$7,240,000			$7,240,000

	Building		$16,960,000			$16,960,000

D	Cost capitalized subsequent to acquisition
	Building improvements and equipment		$71,632,358			$65,986,655

	Carrying costs	$	None		$	None

E	Gross amount at which carried at close of period
	Land		$7,240,000			$7,240,000
	Building, building improvements and equipment		88,592,358			82,946,655

	Total		$95,832,358	(a)		$90,186,655	(a)

F	Accumulated depreciation		$29,552,828	(b)		$27,399,517	(b)

G	Date of construction		1930			1930

H	Date acquired		October 1, 1958			October 1, 1958

I	Life on which depreciation in latest income statements is computed		39 years for building improvements and 7 years for equipment			39 years for building improvements and 7 years for equipment

(a)	Gross amount of real estate
	Balance at January 1		$90,186,655			$90,186,655
	Purchase of building improvements and equipment and construction in progress (expenditures advanced by Lessee, a related party, and recorded by Associates):		5,645,703			—

	Balance at December 31		$95,832,358			$90,186,655

	The aggregate cost of land, building, and improvements, before depreciation, for Federal income tax purposes at December 31, 2010 was $95,702,358.

(b)	Accumulated depreciation
	Balance at January 1		$27,399,517			$25,749,836
	Depreciation: F/Y/E December 31		2,153,311			1,649,681

	Balance at December 31		$29,552,828			$27,399,517

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Lincoln Building Associates L.L.C.

(A Limited Liability Company)

We have audited the accompanying balance sheet of Lincoln Building Associates L.L.C. as of December 31, 2010 and the related statements of income, changes in members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Building Associates L.L.C. at December 31, 2010, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

July 27, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Lincoln Building Associates L.L.C.

New York, New York

We have audited the accompanying balance sheet of Lincoln Building Associates L.L.C. (a New York limited liability company) (the “Company”) as of December 31, 2009 and the related statements of income, changes in members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Building Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 22, 2011

LINCOLN BUILDING ASSOCIATES L.L.C.

BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Property—at cost (Notes 1, 2 and 5):
Leasehold improvements	$18,676,938	$17,560,249
Subtenant improvements	21,552,926	14,872,906
Equipment	158,132	158,132

	40,387,996	32,591,287
Less accumulated depreciation and amortization	(11,748,530)	(8,405,846)

Net Property	28,639,466	24,185,441

Other Assets:
Cash and cash equivalents (Note 2)	3,415,068	7,458,801
Restricted cash—tenants’ security deposits	5,722,515	5,656,810
Restricted cash—managing agent (Note 7)	917,573	696,626
Rent receivable—net (Note 2)	557,051	906,715
Unbilled rent receivable—net (Note 2)	6,723,487	4,839,677
Due from Lessor (Note 5)	732,045	—
Due from Supervisor	1,038,334	138,334
Prepaid expenses	5,359,887	5,282,123
Deferred charges and other deferred costs, net of accumulated amortization (Notes 2 and 4)	7,992,306	5,307,894

Total Assets	$61,097,732	$54,472,421

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Accounts payable and accrued liabilities	$2,983,242	$1,156,016
Accrued additional rent due Lessor (Note 5)	770,987	—
Tenants’ security deposits payable	5,722,515	5,656,810
Deferred income (Note 2)	1,958,673	2,120,012

Total Liabilities	11,435,417	8,932,838

Members’ Equity (Note 3)	49,662,315	45,539,583

Total Liabilities and Members’ Equity	$61,097,732	$54,472,421

The accompanying notes are an integral part of these statements.

LINCOLN BUILDING ASSOCIATES L.L.C.

STATEMENTS OF INCOME

	Years Ended December 31,
	2010	2009
Revenue (Notes 2, 5 and 6):
Minimum rental revenue	$44,065,035	$40,894,325
Escalations and expense reimbursements	11,051,151	11,454,181
Other income	1,096,472	4,444,195

Total Revenue	56,212,658	56,792,701

Operating Expenses:
Basic rent expense (Note 5)	7,474,379	6,343,640
Additional rent (Note 5)	1,053,804	1,053,804
Further additional rent (Note 5)	826,334	59,336
Real estate taxes	10,594,397	10,395,749
Payroll and related costs	7,145,280	7,123,354
Repairs and maintenance	4,903,544	5,861,199
Electricity	4,377,112	3,984,164
Utilities	1,651,158	1,197,771
Management fee (Note 7)	309,024	301,043
Supervisory and other fees (Note 5)	843,103	642,580
Professional fees	1,235,776	1,231,873
Insurance, advertising, administrative (Note 2)	1,490.535	1,516,443
Depreciation (Note 2)	3,592,262	2,359,973
Amortization (Note 2)	1,261,944	1,070,214
Bad debts, net (Note 2)	792,452	574,309

Total Operating Expenses	47,551,104	43,715,452

Operating Income	8,661,554	13,077,249

Interest Income	1,174	26,063

Net Income	$8,662,728	$13,103,312

The accompanying notes are an integral part of these statements.

LINCOLN BUILDING ASSOCIATES L.L.C.

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

	Years Ended December 31,
	2010	2009
Members’ Equity—beginning of year	$45,539,583	$36,976,267

Net Income	8,662,728	13,103,312

Distributions	(4,539,996)	(4,539,996)

Members’ Equity—end of year	$49,662,315	$45,539,583

The accompanying notes are an integral part of these statements.

LINCOLN BUILDING ASSOCIATES L.L.C.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
Cash Flows from Operating Activities:
Net income	$8,662,728	$13,103,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,592,262	2,359,973
Amortization	1,261,944	1,070,214
Bad debt	792,452	574,309
Net change in operating assets and liabilities:
Rent receivable	(442,788)	(716,116)
Due from Supervisor	(900,000)	—
Unbilled rent receivable	(1,883,810)	703,630
Restricted cash—managing agent	(220,947)	(88,127)
Prepaid expenses	(77,764)	(119,766)
Deferred charges—leasing commissions	(3,384,866)	(3,255,175)
Unfunded tenant security deposits	—	(1,028)
Accounts payable and accrued liabilities	1,284,749	(480,984)
Accrued additional rent due Lessor	770,987	(2,430,802)
Deferred income	(161,339)	557,101

Net Cash Provided by Operating Activities	9,293,608	11,276,541

Cash Flows from Investing Activities:
Property additions	(7,611,022)	(14,610,089)
Due from Lessor	(732,045)	—

Net Cash Used in Investing Activities	(8,343,067)	(14,610,089)

Cash Flows from Financing Activities:
Members’ distributions	(4,539,996)	(4,539,996)
Other deferred costs	(454,278)	—

Net Cash Used in Financing Activities	(4,994,274)	(4,539,996)

Net Decrease in Cash and Cash Equivalents	(4,043,733)	(7,873,544)
Cash and Cash Equivalents—beginning of year	7,458,801	15,332,345

Cash and Cash Equivalents—end of year	$3,415,068	$7,458,801

The accompanying notes are an integral part of these statements.

LINCOLN BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Nature of Business

The Company was originally organized on June 14, 1954 as a general partnership in order to lease and sublease the 1,200,000 square foot office building situated at 60 East 42nd Street, New York, New York (the “Property”). At December 31, 2010, the Property is approximately 83% occupied. On November 1, 2002, the Company converted from a general partnership to a New York limited liability company and is now known as Lincoln Building Associates L.L.C. (the “Company”). Although limited liability companies are unincorporated associations, their members have limited personal liability for the obligations or debts of the entity similar to stockholders of a corporation.

The Company commenced operations on June 14, 1954 and is to continue until the earlier of the complete disposition of all of the Company’s assets, unless sooner terminated pursuant to the Operating Agreement or by law.

2.	Summary of Significant Accounting Policies

Revenue recognition—Minimum rental revenue is recognized on a straight-line basis over the terms of the subleases. The excess of rents so recognized over amounts contractually due pursuant to the underlying subleases is included in unbilled rent receivable on the accompanying balance sheets. Subleases generally contain provisions under which tenants reimburse the Company for a portion of property operating expenses, real estate taxes and other recoverable costs. Receivables for escalation and expense reimbursements are accrued in the period the related expenses are incurred. Rental payments received before they are recognized as income are recorded as deferred income.

The Company provides an estimated allowance for uncollectible rent receivable based upon an analysis of tenant receivables and historical bad debts, tenant concentrations, tenant creditworthiness, tenant security deposits (including letters of credit and sublease guarantees provided by the tenant), current economic trends and changes in tenant payment terms. Rent receivable is shown net of an estimated allowance for doubtful accounts of $66,035 and $189,000 at December 31, 2010 and 2009, respectively. Unbilled rent receivable is shown net of an estimated allowance for doubtful accounts of approximately $356,000 and $311,000 at December 31, 2010 and 2009, respectively.

Bad debt expense is shown net of recoveries.

Cash and cash equivalents—The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of a money market mutual fund (Fidelity U.S. Treasury Income Portfolio).

At times the Company has demand and other deposits with a bank in excess of federally insured limits. The possibility of loss exists if the bank holding uninsured deposits were to fail.

Property—The Company reviews real estate assets for impairment whenever events or changes in circumstances indicate the carrying amount of assets to be held and used may not be recoverable. Impairment losses are recognized when the estimated undiscounted cash flows expected to be generated by those assets are less than the assets’ carrying amount. Impaired assets are recorded at their estimated fair value calculated based on the discounted cash flows expected to be generated by the asset. No impairment loss has been recorded in the years ended December 31, 2010 and 2009.

Depreciation and amortization—Depreciation is computed by the straight-line method over the estimated useful lives of 39 years for the leasehold improvements and five years for equipment. Subtenant improvements, leasing commissions and leasing costs are amortized by the straight-line method over the terms of the related tenant subleases.

See independent accountants’ audit reports.

LINCOLN BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

Repairs and maintenance are charged to expense as incurred. Expenditures which increase the useful lives of the assets are capitalized.

Income taxes—The Company is not subject to federal, state and local income taxes and, accordingly, makes no provision for income taxes in its financial statements. The Company’s taxable income or loss is reportable by its members.

The Company follows the provisions pertaining to uncertain tax positions of Financial Accounting Standards Board (FASB), Accounting Standards Codification (ASC) 740, Income Taxes, and has determined that there are no material uncertain tax positions that require recognition or disclosure in the financial statements.

Advertising—The Company expenses advertising costs as incurred.

Environmental costs—The Property contains asbestos. The asbestos is appropriately contained in accordance with current environmental regulations. As certain demolition of the space occurs, environmental regulations are in place, which specify the manner in which the asbestos must be handled and disposed. Because the obligation to remove the asbestos has an indeterminable settlement date, the Company is unable to reasonably estimate the fair value of this obligation. Asbestos abatement costs are charged to expense as incurred.

Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounted principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. The Company regards the allowance for uncollectible rent (including unbilled rent receivable) as being particularly sensitive. Further, when subtenants experience financial difficulties, uncertainties associated with assessing the recoverability of subtenant improvements and leasing commissions increase.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

Reclassification—Certain prior year balances have been reclassified to conform with the current year presentation.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, resulted in additional disclosures in our combined financial statements. The gross presentation of the Level 3 rollforward is required for interim and

See independent accountants’ audit reports.

LINCOLN BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

annual reporting periods beginning after December 15, 2010. Adoption of this guidance did not have a material impact on our financial statements. The Company does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

New Accounting Pronouncements

In May 2011 the FASB issued ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP. This ASU provides guidance setting forth additional requirements relating to disclosures about fair value. The guidance will be effective for us beginning with the first interim period in 2012. In accordance with the guidance, we will be required to disclose the level in the fair value hierarchy in which each fair value lies that is disclosed but not used to measure an asset or liability on the balance sheet. The guidance also clarifies that the fair value of a non-financial asset is based on its highest and best use and requires disclosure if a non-financial asset is being used in a manner that is not its highest and best use. The adoption of this guidance is not expected to have a material effect on our financial statements. The Company does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

3.	Members’ Equity

Profits, losses and distributions are allocated to the members pursuant to the Company’s Operating Agreement.

4.	Deferred Charges

Deferred charges consist of the following as of December 31, 2010 and 2009:

	2010	2009
Leasing commissions	$24,232,961	$20,740,883
Leasing costs and other deferred costs	516,803	62,525

	24,749,764	20,803,408
Less accumulated amortization	(16,757,458)	(15,495,514)

Total	$7,992,306	$5,307,894

5.	Related Party Transactions

The Company (the “Lessee”) has entered into a lease agreement with 60 East 42nd St. Associates L.L.C. (the “Lessor”) which is currently set to expire on September 30, 2033. The Company may terminate the lease on 60 days prior written notice without any further liability.

The lease provides for an annual basic rent equal to the sum of the constant annual mortgage charges incurred on all mortgages by the Lessor (excluding any balloon principal payment due at maturity), plus $24,000.

See independent accountants’ audit reports.

LINCOLN BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

5.	Related Party Transactions (continued)

The lease also provides for additional rent, as follows:

1)	Additional rent equal to the first $1,053,800 of Lessee’s net operating income, as defined, in each lease year.

2)	Further additional rent equal to 50% of the Lessee’s remaining net operating income, as defined, in each lease year.

The lease further provides for recoupment by the Lessee of advances in future lease years resulting from any overpayment of additional rent in any year.

In addition to the above, the Lessee is required to pay for all operating and maintenance expenses, real estate taxes, and necessary repairs and replacements, and keep the Property adequately insured against fire and accident.

Further additional rent expense is recognized prior to the end of the lease year based on net operating income earned to date, provided it is probable that the Company will generate net operating income for the lease year in such amount as to obligate the Company to pay further additional rent. In the event it becomes probable that net operating income for the lease year will be insufficient to require the payment of further additional rent, any previously recorded further additional rent would be reversed into income. As of December 31, 2010 accrued further additional rent attributable to the lease year ending September 30, 2011 was $770,987. No further additional rent accrual was made as of December 31, 2009.

During 1999, the Company and the Lessor entered into a building improvements program (the “Program”), whereby the Lessor would obtain financing to fund improvements to the Property. To induce the Company to approve the Program, the Lessor agreed to grant the Company, upon completion of the Program, the right to further extensions of the lease to 2083. In accord with the 2004 consent program, the Program was further increased to up to $100,000,000. Such increase would extend the lease beyond 2083, based on the net present benefit to the Lessor of the improvements made. On November 29, 2004, Lessor obtained a new first mortgage of $84,000,000 (the “Loan”), of which $40,000,000 was used to repay the existing first and second mortgages. On November 5, 2009, Lessor obtained an additional mortgage financing of $16,000,000 (the “Second Loan”). The balance of the Loan and the proceeds of the Second Loan will be used to complete currently estimated costs for existing and additional improvements, including subtenant installation and leasing commissions.

The Company is financing the Program and billing the Lessor for the costs incurred. The Program (1) grants the ownership of the improvements to the Lessor and acknowledges the Lessor’s intention to finance them through an increase in the fee mortgage, and (2) allows for the increased mortgage charges to be paid by the Lessor from an equivalent increase in the basic rent paid by the Company. Since any further additional rent will be decreased by one-half of that amount, the net effect is to have the Company and the Lessor share the costs of the Program equally, assuming the Company continues to be obligated to pay further additional rent. At December 31, 2010, the Company recorded a receivable of $732,045 from the Lessor for costs incurred by the Company under the Program. There was no receivable from lessor at December 31, 2009.

The Lessor’s Loan is scheduled to mature on November 5, 2014. The Loan bears interest at 5.34% per annum, payable monthly in arrears. Commencing August 5, 2007, the Loan requires equal monthly payments of $507,838 applied first to interest at 5.34% per annum, and then principal based on a 25-year amortization period. No prepayment fee shall be due if the Loan is prepaid during the final 60 days prior to the maturity date.

See independent accountants’ audit reports.

LINCOLN BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

5.	Related Party Transactions (continued)

The Lessor’s Second Loan is scheduled to mature on November 5, 2014 and bears interest at 7% per annum. The Second Loan requires equal monthly payments of $113,085 applied first to interest at 7% per annum, and then principal based on a 25-year amortization period. No prepayment fee shall be due if the Second Loan is prepaid during the final 60 days prior to the maturity date.

In connection with the mortgage loans, the Company has assigned all subleases and rents to the lender as additional collateral.

The following is a schedule of future minimum rental payments as of December 31, 2010 (based on the current amount of the Lessor’s outstanding mortgage obligations and assuming the Company does not surrender the lease):

Years ending December 31,
2011	$7,480,000
2012	7,480,000
2013	7,480,000
2014	6,230,000
2015	*24,000
Thereafter	*416,000

$29,110,000

*	The Lessor intends to refinance the existing mortgages which mature on November 5, 2014. In accordance with the Ninth Lease Modification Agreement, basic rent will increase to include the required debt service on the refinanced mortgages. The above table does not reflect the additional basic rent that will result after November 2014 from the refinanced debt.

As of December 31, 2010, the Lessor had incurred costs related to the Program of approximately $70,000,000 and estimates that costs upon completion will be approximately $100,000,000. The Lessor has funded and capitalized leasing commissions totaling $4,109,821 as of December 31, 2010.

Supervisory and other services are provided to the Company by its Supervisor, Malkin Holdings LLC (formerly Wien & Malkin LLC), a related party. Beneficial interests in the Company are held directly or indirectly by one or more persons at Malkin Holdings LLC and/or their family members.

Fees and payments to Malkin Holdings LLC for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
Basic supervisory fees	$383,000	$180,000
Service fee on investment income	99	2,576
Profits interest	460,004	460,004

Total	$843,103	$642,580

Malkin Holdings receives an additional payment from the Company equal to 10% of distributions in excess of $400,000 a year. For tax purposes, such additional payment is treated as a profits interest and Malkin Holdings is treated as a member. Distributions in respect of Malkin Holdings’ profits interest totaled $460,004 for each of the years ended December 31, 2010 and 2009. In addition, other fees and

See independent accountants’ audit reports.

LINCOLN BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

5.	Related Party Transactions (continued)

disbursements to Malkin Holdings were $78,554 and $41,757 for the years ended December 31, 2010 and 2009, respectively. The distributions are paid from a cash account held by Malkin Holdings. That account is reflected on the accompanying balance sheet as “Due from Supervisor.”

For administration and investment of the Company’s supervisory account, Malkin Holdings has earned since 1978 a service fee of 10% of the account interest (an annual fee currently less than 0.1% of the account balance), which fee totaled $99 and $2,576 for the years ended December 31, 2010 and 2009, respectively. Accrued fees of $99 and $2,576 were outstanding as of December 31, 2010 and 2009, respectively.

Malkin Holdings also serves as supervisor for the Company’s Lessor and receives from the Lessor a basic annual fee and a fee based on distributions to its investors, which totaled zero in 2010 and $245,121 in 2009. Beneficial interests in the Lessor are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

Malkin Holdings is a tenant of the Company at the Property. Its office lease was renewed prior to 2008-2009 expiration for a ten-year term from October 2006 through September 2016. The new rent, which is roughly equivalent to the then current, fully escalated rental rate, was determined by taking a recent transaction at the Property and reducing the rent by the costs not incurred by the Company in the Malkin Holdings renewal (as the Malkin Holdings renewal involves no free rent, base building work, tenant installation allowance, or commission paid to any broker). Malkin Holdings also surrendered its semi-annual cancellation right until October 2009, thereby reducing the Property’s substantial rollover exposure in 2007 through April 2009. Electricity is now billed to Malkin Holdings via sub-meter, consistent with other full floor tenants.

Rent payments (including escalations and expense reimbursements) made by Malkin Holdings totaled $1,010,435 and $1,088,603 for the years ended December 31, 2010 and 2009, respectively.

Peter L. Malkin, a member of Malkin Holdings LLC, was elected to the Board of the Grand Central Partnership, Inc. for a two-year term commencing January 1, 2007 and re-elected for another two-year term commencing January 1, 2009. The Grand Central Partnership, Inc. is a month-to-month tenant in the Property commencing March 1, 1998 for 206 rentable square feet at an annual rental of $1,200. The lease to the Grand Central Partnership, Inc. is on the same terms and conditions as other space it had previously occupied in the building under a lease dated July 24, 1997.

See independent accountants’ audit reports.

LINCOLN BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

6.	Rental Income Under Operating Subleases

Future minimum rentals to be received, assuming neither renewals nor extensions of subleases which may expire during the periods, on noncancelable operating subleases in effect at December 31, 2010 are approximately as follows:

Years ending December 31,
2011	$42,650,000
2012	38,710,000
2013	31,920,000
2014	25,200,000
2015	19,170,000
Thereafter	63,960,000

$221,610,000

The above table includes an aggregate $4,577,000 from Malkin Holdings LLC.

7.	Management Fee

The Company has engaged Newmark Knight Frank to lease and manage the Property. Pursuant to the management agreement, the management fee is equal to 1% of total collected proceeds per month with a cap of $350,000 per annum (which is reduced by the service fee on interest income earned on tenants’ security deposits). For the years ended December 31, 2010 and 2009, the management fee totaled $309,024 and $301,043, respectively.

A portion of the Company’s cash is held in accounts in the custody of the managing agent. These amounts are included in the accompanying balance sheet as “Restricted cash—managing agent.”

8.	Multiemployer Pension Plan

In connection with the Company’s collective-bargaining agreements with the Service Employees Janitorial Union—Local 32B-32J and the Central Pension Fund—Local 94, the Company participates with other companies in two defined benefit pension plans. The plans cover all of the Company’s janitorial and engineering employees who are members of the union. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. The Company incurred pension expense (which is included in payroll and related costs) of approximately $224,000 and $223,000 for the years ended December 31, 2010 and 2009, respectively.

Under the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal from or termination of a multiemployer plan for its proportionate share of the plan’s unfunded vested benefits liability. Management has no intention of undertaking any action which could subject the Company to the obligation.

9.	Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through July 27, 2011, the date the financial statements were available to be issued.

See independent accountants’ audit reports.

60 East 42nd St. Associates L.L.C.

(A Limited Liability Company)

Condensed Balance Sheets

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Real estate:
Building	$16,960,000	$16,960,000
Less: accumulated depreciation	16,960,000	16,960,000

	—	—

Building improvements and equipment	68,226,526	66,034,042
Less: accumulated depreciation	13,336,727	12,076,880

	54,889,799	53,957,162

Tenant improvements	5,793,417	5,598,316
Less: accumulated depreciation	1,168,842	515,948

	4,624,575	5,082,368

Land	7,240,000	7,240,000

Total real estate, net	66,754,374	66,279,530

Cash and cash equivalents	10,076,605	11,555,334
Due from Supervisor	87,202	87,202
Due from Lessee	3,085,983	—
Other receivable	3,357	3,357
Deferred costs	1,349,185	454,277
Leasing commissions, less accumulated amortization of $2,972,681 in 2011 and $2,742,063 in 2010	1,137,140	1,367,758
Mortgage refinancing costs, less accumulated amortization of $1,734,326 in 2011 and $1,461,613 in 2010	1,139,306	1,412,019

Total assets	$83,633,152	$81,159,477

Liabilities and members’ deficiency
Liabilities:
Mortgages payable	$92,050,349	$93,719,850
Accrued mortgage interest	431,118	438,819
Accrued supervisory fees, a related party	196,633	78,000
Payable to Lessee, a related party	2,553,221	1,082,082
Due to Supervisor	—	43,555
Accrued expenses	810,828	238,200

Total liabilities	96,042,149	95,600,506
Commitments and contingencies	—	—
Members’ deficiency (at September 30, 2011 and December 31, 2010, there were 700 units (at $10,000 per unit) of participation units outstanding)	(12,408,997)	(14,441,029)

Total liabilities and members’ deficiency	$83,633,152	$81,159,477

See notes to the condensed financial statements.

60 East 42nd St. Associates L.L.C.

(A Limited Liability Company)

Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Basic rent income, from a related party	$1,868,531	$1,868,517	5,605,564	$5,606,054
Advance of additional rent income, from a related party	263,450	263,450	790,350	790,350
Further additional rent from a related party	3,085,983	55,347	3,085,983	55,347

Total rent income	5,217,964	2,187,314	9,481,897	6,451,751
Dividend income	254	398	802	1,219

Total revenue	5,218,218	2,187,712	9,482,699	6,452,970

Expenses:
Interest on mortgages	1,386,869	1,418,318	4,183,817	4,274,907
Supervisory services, to a related party	48,478	46,845	142,168	62,535
Additional payment for services to supervisor, a related party	—	—	—	—
Depreciation of improvements and equipment	631,015	515,613	1,912,741	1,348,222
Amortization of leasing commissions	73,412	90,336	230,618	298,664
Professional fees and miscellaneous	108,841	42,602	196,508	45,602

Total expenses	2,248,615	2,113,714	6,665,852	6,029,930

Net Income	$2,969,603	$73,998	$2,816,847	$423,040

Income per $10,000 participation unit, based on 700 participation units outstanding during each period	$4,242.29	$105.71	$4,024.07	$604.34

Distributions per $10,000 participation unit consisted of the following:
Income	$373.72	$105.71	$1,121.16	$604.34
Return of capital	—	268.01	—	516.82

Total distributions	$373.72	$373.72	$1,121.16	$1,121.16

See notes to the condensed financial statements.

60 East 42nd St. Associates L.L.C.

(A Limited Liability Company)

Statement of Members’ Deficiency

(Unaudited)

	For the Nine Months Ended September 30, 2011	For the Year Ended December 31, 2010
Members’ deficiency:
January 1, 2011	$(14,441,029)
January 1, 2010		$(13,459,008)
Add net income:
January 1, 2011 through September 30, 2011	2,816,847
January 1, 2010 through December 31, 2010		64,399

	(11,624,182)	(13,394,609)

Less distributions:
Monthly distributions:
January 1, 2011 through September 30, 2011	784,815
January 1, 2010 through December 31, 2010		1,046,420

Total distributions	784,815	1,046,420

Members’ deficiency at the end of the period	$(12,408,997)	$(14,441,029)

See notes to the condensed financial statements.

60 East 42nd St. Associates L.L.C.

(A Limited Liability Company)

Condensed Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30, 2011	For the Nine Month Ended September 30, 2010
Cash flows from operating activities:
Net income	$2,816,847	$423,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of improvements and equipment	1,912,741	1,348,222
Amortization of leasing commissions	230,618	298,664
Amortization of mortgage refinancing costs	272,713	272,713
Changes in operating assets and liabilities:
Due to Supervisor	(43,555)	—
Increase (decrease) in Further additional rent due from lessee	(3,085,983)	(55,347)
Increase (decrease) in accrued supervisory fees, to a related party	118,633	39,000
Increase (decrease) in accrued mortgage interest and other expenses	564,927	(6,983)

Net cash provided by operating activities	2,786,941	2,319,309

Cash flows from investing activities:
Purchase of building improvements and equipment	(2,192,484)	(3,239,621)
Purchase of tenant improvements	(195,101)	(2,600,983)
Increase in payable to Lessee	1,471,139	2,724,047

Net cash used in investing activities	(916,446)	(3,116,557)

Cash flows from financing activities:
Other receivable	—	(3,357)
Repayment of mortgages payable	(1,669,501)	(1,579,828)
Financing costs	—	(2,831)
Distributions to Participants	(784,815)	(784,815)
Deferred costs	(894,908)	—

Net cash used in financing activities	(3,349,224)	(2,370,831)

Net decrease in cash and cash equivalents	(1,478,729)	(3,168,079)
Cash and cash equivalents, beginning of period	11,555,334	16,810,403

Cash and cash equivalents, end of period	$10,076,605	$13,642,324

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,918,805	$4,008,477

See notes to the condensed financial statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited)

Note A Interim Period Reporting

In the opinion of management, the accompanying unaudited condensed financial statements of 60 East 42nd St. Associates L.L.C. (“Associates”) reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Associates as of September 30, 2011 and its results of operations for the three and nine months ended September 30, 2011 and 2010 and cash flows for the nine months ended September 30, 2011 and 2010. Information included in the condensed balance sheet as of December 31, 2010 has been derived from the audited balance sheet for the year ended December 31, 2010. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed financial statements should be read in conjunction with the audited financial statements as of December 31, 2011. The results of operations for the three and nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for any interim period or the full year.

Reclassification

Certain prior year balances have been reclassified to conform with the current period presentation.

Note B Organization

Associates was originally organized as a partnership on September 25, 1958. On October 1, 1958, Associates acquired fee title to One Grand Central Place, formerly known as the Lincoln Building, at the address 60 East 42nd Street, New York, New York (the “Building”) and the land there under (the “Property”). On November 28, 2001, Associates converted to a limited liability company under New York law and is now known as 60 East 42nd St. Associates L.L.C. The conversion did not change any aspect of the assets and operations of Associates other than to protect its participants from liability to third parties. Associates’ members (“Members”) are Peter L. Malkin and Anthony E. Malkin (collectively, the “Agents”), each of whom also acts as an agent for holders of participations (“Participations”) in their respective member interest in Associates (the “Participants”). The Members in Associates hold senior positions at Malkin Holdings LLC (“Malkin Holdings” or “Supervisor”) (formerly Wien & Malkin LLC), One Grand Central Place, 60 East 42nd Street, New York, New York, which provides supervisory and other services to Associates and to Lessee. See Note E below.

Note C Lease

Associates does not operate the Property. Associates leases the Property to Lincoln Building Associates L.L.C. (“Lessee”) pursuant to an operating lease as modified (the “Lease”), which is currently set to expire on September 30, 2033. Lessee is a New York limited liability company whose members consist of, among others, entities for the benefit of members of Peter L. Malkin’s family.

The Lease provides that Lessee is required to pay rent to Associates as follows:

(i) annual basic rent (“Basic Rent”) equal to the sum of $24,000 plus the constant annual mortgage charges on all mortgages. In accordance with the Ninth Lease Modification Agreement dated November 5, 2009, Basic Rent was increased to cover debt service on a $100,000,000 mortgage. See Note D. Basic Rent will be increased or decreased upon the refinancing of the mortgages provided that the aggregate principal balance of all mortgages now or hereafter placed on the Property does not exceed $100,000,000 plus refinancing costs.

(ii) additional rent (“Additional Rent”) equal to, on an annual basis, the lesser of (x) Lessee’s net operating income (as defined) for the lease year ending September 30 or (y) $1,053,800 ($87,817 per month) and further additional rent (“Further Additional Rent”) equal to 50% of any remaining balance of

Lessee’s net operating income for such lease year. Lessee has no obligation to make any payment of Additional Rent or Further Additional Rent until after Lessee has recouped any cumulative operating loss accruing from and after September 30, 1977. There is currently no accumulated operating loss against which to offset payment of Additional Rent or Further Additional Rent.

The Lease also requires an advance against Additional Rent equal to, on an annual basis, the lesser of (x) Lessee’s net operating income for the preceding lease year or (y) $1,053,800 which is recorded in revenue in monthly installments of $87,817, which, in the latter amount, will permit basic distributions to Participants at an annual rate of approximately 14.95% per annum on their remaining cash investment in Associates; provided, however, if such advances exceed Lessee’s net operating income for any lease year, advances otherwise required during the subsequent lease year shall be reduced by an amount equal to such excess until Lessee shall have recovered, through retention of net operating income, the full amount of such excess. After the Participants have received distributions equal to a return of 14% per annum, $7,380 is paid to Supervisor from the advances against Additional Rent.

Lessee is required to make an annual payment to Associates of Further Additional Rent, which, as explained above, is the amount representing 50% of the remaining net operating income reported by Lessee for the lease year ending September 30th after deducting the advance against Additional Rent. The Lease requires that the report be delivered by Lessee to Associates annually within 60 days after the end of each such lease year. It is not practical to estimate Further Additional Rent for the lease year ending on September 30th which would be allocable to the first nine months of the lease year until Lessee, pursuant to the Lease, renders to Associates a report on the operation of the Property. Associates recognizes Further Additional Rent when earned from the Lessee at the close of the lease year ending September 30th and records such amount in revenue during the three months ended September 30th.

For the lease year ended September 30, 2011, Lessee reported net operating income of $7,225,766. Lessee paid advances against Additional Rent of $1,053,800 for that lease year prior to September 30, 2011 and Further Additional Rent of $3,085,983 subsequent to September 30, 2011. The Further Additional Rent of $3,085,983 represents 50% of the excess of the Lessee’s net operating income of $7,225,766 over $1,053,800. During November 2011 Associates did not make any additional distribution of Further Additional Rent received for the lease year ending September 30, 2011 to Participants but added such amount to the contingency reserves of Associates.

The prospectus/consent solicitation in which these financial statements are included relates to the solicitation of consents of the Participants in Associates and other public limited liability companies supervised by the Supervisor to a consolidation transaction. In such consolidation, (x) the property interests of Associates, such other public limited liability companies and certain private entities supervised by the Supervisor, and (y) the Supervisor and certain affiliated management companies will be contributed to the operating partnership of a newly organized publicly traded real estate investment trust.

Consents are required from Participants in Associates and such other public limited liability companies for them to contribute their interests in the consolidation, and the solicitation of such consents will not commence until the SEC declares effective the registration statement on Form S-4. Consents have been obtained from Participants in the private entities and the Supervisor and certain affiliated companies and affiliates of the Supervisor for them to make such contribution.

The consideration to be paid to the contributing companies and entities in the consolidation will be allocated in accordance with exchange values determined based on appraisals by an independent third party. Such method of allocation has been approved by the Lessee. Based on the preliminary exchange values, if the consolidation proposal is approved by Associates’ Participants, the consideration with respect to One Grand Central Place will be allocated approximately 50% to Associates and 50% to the Lessee, which the Supervisor believes is in accordance with the historical treatment of the Associates and Lessee.

Note D Mortgages Payable

On November 29, 2004, a new first mortgage (“Mortgage”) was placed on the Property in the amount of $84,000,000 with Prudential Insurance Company of America to provide financing for the improvement program described below. At closing, $49,000,000 was drawn to pay off the former first mortgage with Morgan Guaranty Trust Company in the amount of $12,020,814 and the second mortgage in the amount of $27,979,186 with Emigrant Savings Bank. The remaining $35,000,000 available under the Mortgage was drawn on various dates through July 5, 2007. The proceeds of $49,000,000 drawn at closing and all subsequent draws have been used to pay for refinancing costs and capital improvements as needed. The initial draw of $49,000,000 and all subsequent draws required constant equal monthly payments of interest only, at the rate of 5.34% per annum, until July 5, 2007. Commencing August 5, 2007, Associates is required to make equal monthly payments of $507,838 applied to interest and then principal calculated on a 25-year amortization schedule. The entire $84,000,000 has been drawn and at September 30, 2011 the balance is $76,512,558. The Mortgage matures on November 5, 2014 at which time the principal balance will be $69,797,589.

On November 5, 2009 Associates took out an additional $16,000,000 loan with Prudential Insurance Company of America secured by a second mortgage on the Property, subordinate to the first mortgage and to be used for capital improvements. The loan requires payments of interest at 7% per annum and principal in the aggregate amount of $113,085 calculated on a twenty-five year amortization schedule and is co-terminus with the first mortgage. At September 30, 2011, the balance is $15,537,791. The mortgage matures on November 5, 2014 with a principal balance of $14,613,782.

The mortgage loans may be prepaid at any time, in whole only, upon payment of a prepayment penalty based on a yield maintenance formula. There is no prepayment penalty if the mortgages are paid in full during the last 60 days of the term.

The estimated fair value of Associates’ mortgage debt based on available market information is approximately $97,513,962 as of September 30, 2011. The fair value of borrowings is estimated by discounting the future cash flows using current interest rates at which similar borrowings could be made by us.

Mortgage financing costs of $2,873,632 were capitalized by Associates and are being amortized ratably over the terms of the mortgages.

In 1999, the Participants of Associates and the members in Lessee consented to a building improvements program (the “Program”) estimated to cost approximately $22,800,000. In 2000, the Participants of Associates and members in Lessee approved an increase in the Program from $22,800,000 to approximately $28,000,000 under substantially the same conditions as had previously been approved. To induce the Lessee to approve the Program, Associates authorized the Agents to grant to the Lessee, upon completion of the Program, the right to further extensions of the Lease to 2083. The Program was further increased in 2004 to up to $100,000,000. Such increase is expected to permit extending the Lease beyond 2083, based on the net present benefit to Associates of the improvements made. The granting of such Lease extension rights upon completion of the Program is expected to trigger a New York State Transfer Tax under current tax rules, which will be paid from mortgage proceeds and/or the Lessee’s operating cash flow. As of September 30, 2011, Associates had incurred costs related to the Program of $74,019,943 and estimates that the Program upon completion will be approximately $100,000,000 including sprinkler work, required to be completed by 2019. The Participants of Associates and the members in Lessee had approved increased refinancing of $16,000,000 from the total of $84,000,000 provided by the Mortgage to up to $100,000,000. As noted above, the additional $16,000,000 financing closed on November 5, 2009. Costs of the Program in excess of financing, if applicable, will be funded out of Lessee’s operating cash flow.

Note E Supervisory Services

Associates pays Supervisor for supervisory services and disbursements. The basic fee (the Basic Payment”) has been payable at the rate of $24,000 per annum, payable $2,000 per month, since October 1, 1958. The Basic Payment was increased, with the approval of the Agents, by an amount equal to the increase in the consumer price index since such date, resulting in an increase in the Basic Payment to $180,000 per annum effective July 1, 2010. The Basic Payment will be subject to further increase in accordance with any future increase in the consumer price index. The fee is payable (i) not less than $2,000 per month and (ii) the balance out of available reserves from Further Additional Rent. If Further Additional Rent is insufficient to pay such balance, any deficiency shall be payable in the next year in which Further Additional Rent is sufficient. In addition, the Agents also approved payment by Associates, effective July 1, 2010, of the expenses in connection with regular accounting services related to maintenance of Associates’ books and records. Such expenses were previously paid by Supervisor.

The basic supervisory services provided to Associates by Supervisor include, but are not limited to, maintaining all of its entity and Participant records, performing physical inspections of the Building, providing or coordinating certain counsel services to Associates, reviewing insurance coverage and conducting annual supervisory review meetings, receipt of monthly rent from Lessee, payment of monthly and additional distributions to the Participants, payment of all other disbursements, confirmation of the payment of real estate taxes, active review of financial statements submitted to Associates by Lessee and financial statements audited by and tax information prepared by Associates’ independent registered public accounting firm, and distribution of related materials to the Participants. Supervisor also prepares quarterly, annual and other periodic filings with the SEC and applicable state authorities.

Associates pays Supervisor for other services at hourly rates. Pursuant to the fee arrangements described herein, Associates incurred supervisory service fees of $142,168 for the nine-month period ended September 30, 2011. Supervisory fees were $62,535 for the nine-month period ended September 30, 2010. No remuneration was paid during the nine-month periods ended September 30, 2011 and 2010 by Associates to any of the Members.

Supervisor also receives a payment (“Additional Payment”) equal to 10% of all distributions to Participants in Associates in any year in excess of the amount representing a return to them at the rate of 14% per annum on their remaining cash investment in Associates (which remaining cash investment at September 30, 2011 was equal to the Participants’ original cash investment of $7,000,000). For tax purposes, such Additional Payment is recognized as a profits interest, and the Supervisor is treated as a partner, all without modifying each Participant’s distributive share of reportable income and cash distribution. Supervisor receives $7,380 a year as an advance against the Additional Payment, which Associates expenses monthly.

Reference is made to Note C above for a description of the terms of the Lease between Associates and Lessee. As of September 30, 2011, entities for the benefit of Peter L. Malkin’s family own member interests in Lessee. The respective interests of the Members in Associates and Lessee arise solely from ownership of their respective Participations in Associates and, in the case of Peter L. Malkin, entity ownership of member interests for the benefit of family members in Lessee. The Members as such receive no extra or special benefit not shared on a pro rata basis with all other Participants in Associates or members in Lessee. However, all of the Members hold senior positions at Supervisor (which supervises Associates and Lessee) and, by reason of their positions at Supervisor, may receive income attributable to supervisory or other remuneration paid to Supervisor by Associates and Lessee.

Note F Subsequent Events

Subsequent events have been evaluated for potential recognition and disclosure.

Note G Legal Proceedings.

The property of Associates was the subject of the following material litigation:

Malkin Holdings LLC and Peter L. Malkin, a member in Associates, were engaged in a proceeding with Lessee’s former managing agent, Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing, and supervision of the property that is subject to the Lease to Lessee. In this connection, certain costs for legal and professional fees and other expenses were paid by Malkin Holdings LLC and Mr. Malkin. Malkin Holdings LLC and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. Accordingly, Associates’ allocable share of such costs is as yet undetermined, and Associates has not provided for the expense and related liability with respect to such costs in its financial statements included in this Form 10-Q. As a result of an August 29, 2006 settlement agreement, which included termination of this proceeding, Associates will not recognize any gains or losses from this proceeding other than the possible charges for the aforementioned fees and expenses.

250 West 57th Street Associates L.L.C.

Summary Financial Data

(Unaudited and in thousands, except units and per unit data)

	Nine Months Ended September 30,		Year Ended December 31,
	Historical		Historical
	2011	2010	2010	2009	2008	2007	2006
Statement of Operations Data:
Income
Rental Revenue	$2,454	$2,454	$3,272	$3,168	$2,730	$2,554	$1,736
Additional rent	4,914	5,645	5,833	5,533	3,709	4,034	2,453
Dividend and interest income	1	—	—	6	82	112	156

Total Income:	7,369	8,099	9,105	8,707	6,521	6,700	4,345

Expenses
Leasehold rent	—	—	—	—	—	—	—
Interest on leasehold mortgage	1,938	1,977	2,629	2,467	2,206	2,062	1,823
Professional fees	137	21	92	38	40	65	110
Supervisory services	377	494	524	525	363	370	250
Depreciation and amortization	1,255	851	1,190	1,069	1,009	978	806
Miscellaneous	—	—	4	3	—	1	1

Total Expenses	3,707	3,343	4,439	4,102	3,618	3,476	2,990

NET INCOME	$3,662	$4,756	$4,666	$4,605	$2,903	$3,224	$1,355

Balance Sheet Data (at period end):
Net real estate	$37,714	$34,446	$35,895	$33,871	$31,503	$31,945	$30,354
Total assets	45,384	42,578	39,716	38,159	36,746	39,175	33,895
Notes and loans payable	40,371	41,341	41,104	42,035	39,854	37,470	34,252
Total liabilities	47,083	43,233	44,537	43,031	41,321	43,202	37,641
Owners’ equity	(1,699)	(655)	(4,821)	(4,872)	(4,575)	(4,027)	(3,746)
Total liabilities and owners equity	45,384	42,578	39,716	38,159	36,746	39,175	33,895

Other Data:
Cash flows from:
Operating activities	$755	$912	$6,135	$5,600	$4,299	$4,273	$1,815
Investing activities	$160	$(836)	$(781)	$(3,479)	$(3,123)	$(2,182)	$(10,778)
Financing activities	$(1,648)	$(1,290)	$(5,735)	$(3,739)	$(2,856)	$1,824	$2,440

Other Data:
Ratio of earnings to fixed charges	2.89	3.41	2.77	2.87	2.32	2.56	1.74
Cash and cash equivalents	$779	$799	$1,513	$1,894	$3,512	$5,191	$1,276
Total assets at the exchange value (based on the appraisal by the independent valuer)		—	—	—	—	—	—
Net increase (decrease) in cash and cash equivalents	$(733)	$(1,214)	$(381)	$(1,618)	$(1,679)	$3,915	$(6,523)
Distributions	$540	$540	$4,616	$4,903	$3,450	$3,506	$2,428

Per unit data
Net income	$1,017	$1,321	$1,296	$1,279	$806	$896	$376
Book value	$(472)	$(182)	$(1,339)	$(1,353)	$(1,271)	$(1,119)	$(1,041)
Exchange value
Distributions *	$150	$150	$1,282	$1,362	$958	$974	$674
From operations	$150	$150	$1,282	$1,279	$806	$896	$376
Return of capital	$—	$—	$0	$83	$152	$78	$298

Unit size	$1,000
Original Investment	$3,600,000

The information per $1,000, except for the exchange value, is based on the original invested capital.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations.

Forward Looking Statements

Readers of this discussion are advised that the discussion should be read in conjunction with the financial statements of 250 West 57th St. Associates L.L.C. (“Associates”) (including related notes thereto) appearing elsewhere in this prospectus/consent solicitation. Certain statements in this discussion may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Associates current expectations regarding future results of operations, economic performance, financial condition and achievements of Associates, and do not relate strictly to historical or current facts. Associates has tried, wherever possible, to identify these forward-looking statements by using words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning.

Although Associates believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which may cause the actual results to differ materially from those anticipated in the forward looking statements. Such factors include, but are not limited to, the following: general economic and business conditions, which will, among other things, affect demand for rental space, the availability of prospective tenants, lease rents and the availability of financing; adverse changes in Associates’ real estate market, including, among other things, competition with other real estate owners, risks of real estate development and acquisitions; governmental actions and initiatives; and environmental/safety requirements.

Significant Accounting Policies and Estimates

The Securities and Exchange Commission (“SEC”) issued disclosure guidance for “Critical Accounting Policies.” The SEC defines Critical Accounting guidance for Critical Accounting Policies as those that require the application of management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Associates’ discussion and analysis of its financial condition and results of operations are based upon Associates’ financial statements, the preparation of which takes into account estimates based on judgments and assumptions that affect certain amounts and disclosures. Accordingly, actual results could differ from these estimates. The accounting policies and estimates used and outlined in Note 2 to Associates’ financial statements, which are presented elsewhere in this prospectus/consent solicitation, have been applied consistently as at December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009. Associates believes that the following accounting policies or estimates require the application of management’s most difficult, subjective, or complex judgments:

Valuation of Long-Lived Assets: Associates assesses the carrying amount of long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When Associates determines that the carrying amount of long-lived assets is impaired, the measurement of any impairment is based on a discounted cash flow method.

Revenue Recognition: Basic rental income, as defined in the Lease, is equal to the sum of the mortgage charges plus a fixed amount. Associates records basic rental income as earned ratably on a monthly basis. Primary Overage Rent represents the operating profit, as defined, of Fisk Building Associates L.L.C. (the “Lessee”) for the previous lease year up to a specified maximum (currently $752,000 a year) and is recorded ratably over the 12-month period. Secondary Overage Rent is based on the net profits of the Lessee in each lease year, as defined, and is recorded by Associates when such amount becomes determinable.

Financial Condition and Results of Operations

Associates was organized solely for the purpose of owning 250 West 57th Street subject to a net operating lease of 250 West 57th Street held by Lessee. Associates is required to pay, from Basic Rent under the Lease, the charges on the First and Second mortgages and the line of credit and amounts for supervisory services. Associates is required to pay from Primary Overage Rent and Secondary Overage Rent the Additional Payment to the supervisor, other expenses and then to distribute the balance of such Overage Rent less any additions to reserves to the participants. See Note 4 to the financial statements and Note E to the condensed financial statements. Pursuant to the Lease, Lessee has assumed responsibility for the condition, operation, repair, maintenance and management of 250 West 57th Street. Accordingly, Associates need not maintain substantial reserves or otherwise maintain liquid assets to defray any operating expenses of 250 West 57th Street.

The basic supervisory services provided to Associates by the supervisor include, but are not limited to, maintaining all of its entity and participant records, performing physical inspections of 250 West 57th Street, providing or coordinating certain counsel services to Associates, reviewing insurance coverage, conducting annual supervisory review meetings, receipt of monthly rent from Lessee, payment of monthly and additional distributions to the participants, payment of all other disbursements, confirmation of the payment of real estate taxes, active review of financial statements submitted to Associates by Lessee and financial statements audited by and tax information prepared by Associates’ independent registered public accounting firm, and distribution of related materials to the participants. The supervisor also prepares quarterly, annual and other periodic filings with the SEC and applicable state authorities.

Associates pays the supervisor for other services at hourly rates.

Associates’ results of operations are affected primarily by the amount of rent payable to it under the Lease. The amounts of Primary Overage Rent and Secondary Overage Rent are affected by the New York City economy and real estate rental market, which is difficult for management to forecast.

Nine months ended September 30, 2011 as compared to nine months ended September 30, 2010

During the nine-month period ended September 30, 2011, Associates made regular monthly distributions of $83.33 for each $5,000 participation ($1,000 per annum for each $5,000 participation). There are no restrictions on Associates present or future ability to make distributions; however, the amount of such distributions depends on the ability of Lessee to make monthly payments of Basic Rent, Primary Overage Rent, and Secondary Overage Rent to Associates in accordance with the terms of the Lease. Associates expects to make distributions so long as it receives the payments provided for under the Lease.

The following summarizes, with respect to the current period as compared to the corresponding period of the previous year, the material factors affecting Associates’ results of operations for such periods:

Total revenues decreased for the nine month period ended September 30, 2011 as compared with the corresponding period of the prior year. Such decrease was the result of a decrease in Secondary Overage Rent income payable by the Lessee due to lower income of the Lessee following lower lease termination income in 2011 as compared with 2010 partially offset by lower expenditures for improvements and tenanting costs and an increase in interest and dividend income for the nine month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Total revenues decreased for the three month period ended September 30, 2011 as compared with the corresponding period of the prior year. Such decrease was the result of a decrease in Secondary Overage Rent income payable by the Lessee due to lower income of the Lessee following lower lease termination income in 2011 as compared with 2010 partially offset by lower expenditures for improvements and tenanting costs and a decrease in interest and dividend income for the three month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Total expenses increased for the nine month period ended September 30, 2011 as compared with the corresponding period of the prior year. Such increase is the net result of a decrease in interest on the mortgages payable as a result of principal payments that reduced the loan balance, an increase in basic supervisory fees to the supervisor effective July 1, 2010, a decrease in the additional payment to the supervisor, an increase in depreciation of building and tenant improvements attributable to an increase in depreciable assets placed in service, an increase in professional fees due to the fact that accounting fees now paid by Associates were previously paid by the supervisor and an increase in fees to the supervisor for services rendered in connection with certain matters regarding ownership and operation of 250 West 57th St. for the nine month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Total expenses increased for the three month period ended September 30, 2011 as compared with the corresponding period of the prior year. Such increase for the three month period is the net result of a decrease in interest on the mortgages payable as a result of principal payments that reduced the loan balance, an increase in basic supervisory fees to the supervisor effective July 1, 2010, a decrease in the additional payment to the supervisor, an increase in depreciation of building and tenant improvements attributable to an increase in depreciable assets placed in service, an increase in professional fees due to the fact that accounting fees now paid by Associates were previously paid by the supervisor and an increase in fees to the supervisor for services rendered in connection with certain matters regarding ownership and operation of 250 West 57th St. for the three month period ended September 30, 2011 as compared with the corresponding period of the prior year.

Year ended December 31, 2010 as compared to year ended December 31, 2009

The following summarizes the material factors affecting Associates’ results of operations for the year ended December 31, 2010 as compared to the year ended December 31, 2009:

Total revenues increased for the year ended December 31, 2010, as compared with the year ended December 31, 2009. Such increase was the net result of an increase in Secondary Overage Rent received by Associates, an increase in Basic Rent and a decrease in dividend income. See Note 4 to the financial statements.

Total expenses increased for the year ended December 31, 2010, as compared with the year ended December 31, 2009. Such increase was the result of increases in interest expense, amortization of mortgage financing costs, depreciation of assets and accounting fees. See Notes 3 and 5 to the financial statements.

Liquidity and Capital Resources

Associates’ liquidity has not changed significantly at September 30, 2011 as compared with December 31, 2010. Associates may from time to time set aside cash for general contingencies. Recent adverse developments in economic, credit and investment markets over the last several years impaired general liquidity (although some improvement in such markets has arisen recently) and the developments may negatively impact Associates and/or space tenants at 250 West 57th Street. Any such impact should be ameliorated by the fact that (a) each of Associates and its Lessee has very low debt in relation to asset value, (b) the maturity of Associates’ existing and planned debt will not occur within the next 36 months, and (c) 250 West 57th Street’s rental revenue is derived from a substantial number of tenants in diverse businesses with lease termination dates spread over numerous years.

Associates’ liquidity decreased at December 31, 2010, as compared to December 31, 2009, as the result of payments made under the improvement program. Costs relating to the improvement program were funded in 2010 from proceeds of $2,050,000 drawn on the Second Mortgage, all of which has been drawn at December 31, 2010. On October 15, 2009, Associates closed on a $21,000,000 line of credit and drew $934,616 at closing. Associates may from time to time set aside cash for general contingencies. Recent adverse developments in economic, credit and investment markets over the last several years impaired general liquidity (although some improvement in such markets has arisen recently), and the developments may negatively impact Associates and/or space tenants at 250

West 57th Street. Any such impact should be ameliorated by the fact that (a) each of Associates and its Lessee has very low debt in relation to asset value, (b) the maturity of Associates’ existing and planned debt will not occur within the next 36 months, and (c) 250 West 57th Street’s rental revenue is derived from a substantial number of tenants in diverse businesses with lease termination dates spread over numerous years.

Amortization payments due under the First Mortgage commenced February 5, 2007, calculated on a 25-year amortization schedule. Amortization payments under the Second Mortgage commenced April 5, 2009, calculated on a 25-year amortization schedule. The First and the Second Mortgages mature on January 5, 2015. The line of credit requires payment of interest only and also matures on January 5, 2015. Associates does not maintain any reserve to cover the payment of such mortgage indebtedness at maturity. Therefore, repayment of mortgage debt will depend on Associates ability to arrange a refinancing. Assuming that 250 West 57th Street continues to generate an annual net profit in future years comparable to that in past years, and assuming further that real estate capital and operating markets return to more stable patterns, consistent with long-term historical real estate trends in the geographic area in which 250 West 57th Street is located, Associates anticipates that the value of 250 West 57th Street will be in excess of the amount of the senior mortgage debt and the line of credit balances at maturity.

Associates anticipates that funds for short-term working capital requirements for 250 West 57th Street will be provided by cash on hand, approximately $20,000,000 available to be drawn on the line of credit from Signature Bank, and rental payments received from the Lessee. Long-term sources of working capital will be provided by rental payments received from the Lessee and, to the extent necessary, from additional capital investment by the members in Lessee and/or external financing. However, as noted above, Associates has no requirement to maintain substantial reserves to defray any operating expenses of the 250 West 57th Street.

Associates had the following contractual obligations at December 31, 2010:

Payments due by period

Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$40,914,878	$979,334	$2,128,404	$37,807,140	$0
Interest Obligations	8,881,807	2,264,154	4,358,564	2,259,089	0
Basic Supervisory Fee	510,000	102,000	204,000	204,000		*

Total	$50,306,685	$3,345,488	$6,690,968	$40,270,229	$0

*	Basic supervisory fee payable to the supervisor is $102,000 per annum effective July 1, 2010, subject to further increase based on any future increase in the Consumer Price Index (“CPI”). Above chart does not reflect such CPI increases or the amount payable in more than five years for each year that such supervisory services continue to be provided.

Inflation

Inflationary trends in the economy do not directly affect Associates’ operations since Associates does not actively engage in the operation of 250 West 57th Street. Inflation may impact the operations of Lessee. Lessee is required to pay Basic Rent, regardless of the results of its operations. Inflation and other operating factors affect the amount of Primary and Secondary Overage Rent payable by Lessee, which is based on Lessee’s net operating profit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

250 West 57th St. Associates L.L.C.

(A Limited Liability Company)

We have audited the accompanying balance sheet of 250 West 57th St. Associates L.L.C. as of December 31, 2010 and the related statements of income, members’ deficiency and cash flows for the year then ended. Our audit also includes the financial statement schedule, Schedule III-Real Estate and Accumulated Depreciation for the year ended December 31, 2010, also included in this Form S-4. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West 57th St. Associates L.L.C. at December 31, 2010, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2010, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

August 16, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

250 West 57th St. Associates L.L.C.

(a Limited Liability Company)

New York, New York

We have audited the accompanying balance sheet of 250 West 57th St. Associates L.L.C. (“Associates”) as of December 31, 2009 and the related statements of income, members’ deficiency and cash flows for the year then ended, and the supporting financial statement schedule, Schedule III-Real Estate and Accumulated Depreciation for the year ended December 31, 2009. These financial statements and the schedule are the responsibility of Associates’ management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Associates is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Associates’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West 57th St. Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles, and the related financial statement schedule for the year ended December 31, 2009, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 17, 2010

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

BALANCE SHEETS

	December 31,
	2010	2009
Assets
Real Estate at 250-264 West 57th Street, New York, N.Y. :
Building	$4,940,682	$4,940,682
Less: Accumulated depreciation	(4,940,682)	(4,940,682)

	—	—

Building improvements	38,748,700	36,771,936
Less: Accumulated depreciation	(6,009,941)	(5,063,895)

	32,738,759	31,708,041

Tenant improvements	1,097,942	—
Less: Accumulated depreciation	(59,351)	—

	1,038,591	—

Building improvements in progress	—	45,356
Land	2,117,435	2,117,435

Total real estate, net	35,894,785	33,870,832

Cash and cash equivalents:
Cash in banks	321,716	440,489
Fidelity U.S. treasury income portfolio	1,191,436	1,453,440

Total cash and cash equivalents	1,513,152	1,893,929

Due from Supervisor	60,000	60,000
Deferred costs	192,400	—
Leasing commissions, less accumulated amortization of $1,011,122 in 2010 and $826,457 in 2009	773,944	736,274
Mortgage refinancing costs, less accumulated amortization of $946,107 in 2010 and $629,064 in 2009	1,281,713	1,598,806

Total assets	$39,715,994	$38,159,841

Liabilities and members’ deficiency
Liabilities:
Mortgage payable	$40,914,878	$41,841,700
Accrued mortgage interest	188,882	193,149
Payable to Lessee, a related party	3,245,027	996,638
Accrued supervisory fees, a related party	31,000	—
Accrued expenses	157,323	—

Total liabilities	44,537,110	43,031,487
Commitments and contingencies	—	—
Members’ deficiency	(4,821,116)	(4,871,646)

Total liabilities and members’ deficiency	$39,715,994	$38,159,841

See accompanying notes to financial statements.

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENTS OF INCOME

	Years Ended December 31
	2010	2009
Revenue:
Rent income, from a related party	$9,104,798	$8,700,964
Interest and dividend income	772	6,329

Total revenue	9,105,570	8,707,293

Expenses:
Interest on mortgages	2,629,466	2,467,160
Supervisory services, to a related party	523,865	524,737
Depreciation of building and tenant improvements	1,005,398	880,288
Amortization of leasing commissions	184,664	188,316
Accounting fees	70,000	—
Professional fees	22,264	37,976
Miscellaneous	3,600	3,150

Total expenses	4,439,257	4,101,627

Net income	$4,666,313	$4,605,666

Earnings per $5,000 participation unit, based on 720 participation units outstanding during each year	$6,481	$6,397

See accompanying notes to financial statements.

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENT OF MEMBERS’ DEFICIENCY

	Members’ Deficiency January 1, 2010	Share of Net Income for Year	Distributions	Members’ Deficiency December 31, 2010
Year ended December 31, 2010:
Anthony E. Malkin Joint Venture #1	$(487,165)	$466,631	$(461,578)	$(482,112)
Anthony E. Malkin Joint Venture #2	(487,165)	466,631	(461,578)	(482,112)
Anthony E. Malkin Joint Venture #3	(487,163)	466,631	(461,578)	(482,110)
Anthony E. Malkin Joint Venture #4	(487,164)	466,631	(461,578)	(482,111)
Peter L. Malkin Joint Venture #1	(487,163)	466,631	(461,578)	(482,110)
Peter L. Malkin Joint Venture #2	(487,163)	466,631	(461,578)	(482,110)
Peter L. Malkin Joint Venture #3	(487,165)	466,631	(461,578)	(482,112)
Peter L. Malkin Joint Venture #4	(487,166)	466,632	(461,579)	(482,113)
Peter L. Malkin Joint Venture #5	(487,165)	466,632	(461,579)	(482,112)
Peter L. Malkin Joint Venture #6	(487,167)	466,632	(461,579)	(482,114)

TOTALS	$(4,871,646)	$4,666,313	$(4,615,783)	$(4,821,116)

See accompanying notes to financial statements.

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENT OF MEMBERS’ DEFICIENCY

	Members’ Deficiency January 1, 2009	Share of Net Income for Year	Distributions	Members’ Deficiency December 31, 2009
Year ended December 31, 2009:
Anthony E. Malkin Joint Venture #1	$(457,468)	$460,567	$(490,264)	$(487,165)
Anthony E. Malkin Joint Venture #2	(457,468)	460,567	(490,264)	(487,165)
Anthony E. Malkin Joint Venture #3	(457,466)	460,567	(490,264)	(487,163)
Anthony E. Malkin Joint Venture #4	(457,467)	460,567	(490,264)	(487,164)
Peter L. Malkin Joint Venture #1	(457,466)	460,567	(490,264)	(487,163)
Peter L. Malkin Joint Venture #2	(457,467)	460,567	(490,263)	(487,163)
Peter L. Malkin Joint Venture #3	(457,468)	460,566	(490,263)	(487,165)
Peter L. Malkin Joint Venture #4	(457,469)	460,566	(490,263)	(487,166)
Peter L. Malkin Joint Venture #5	(457,468)	460,566	(490,263)	(487,165)
Peter L. Malkin Joint Venture #6	(457,470)	460,566	(490,263)	(487,167)

TOTALS	$(4,574,677)	$4,605,666	$(4,902,635)	$(4,871,646)

See accompanying notes to financial statements.

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2010	2009
Cash flows from operating activities:
Net income	$4,666,313	$4,605,666
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of building and tenant improvements	1,005,398	880,288
Amortization of leasing commissions	184,664	188,316
Amortization of mortgage refinancing costs	317,042	173,372
Changes in operating assets and liabilities:
Leasing commissions paid	(222,335)	(19,985)
Change in accrued mortgage interest	(4,267)	11,981
Change in accrued supervisory fees, related party	31,000	—
Change in accrued expenses	157,164	—
Change in prepaid rent	—	(239,418)

Net cash provided by operating activities	6,134,979	5,600,220

Cash flows from investing activities:
Purchase of building and tenant improvements	(3,029,299)	(3,247,874)
Increase in payable to Lessee	2,248,548	323,785
Change in building improvement costs payable	—	(555,200)

Net cash used in investing activities	(780,751)	(3,479,289)

Cash flows from financing activities:
Proceeds from mortgages payable	—	2,994,616
Repayment of mortgages payable	(926,822)	(825,333)
Financing costs	—	(945,277)
Members’ distributions held by Supervisor	—	(60,000)
Deferred costs	(192,400)	—
Distributions to Participants	(4,615,783)	(4,902,635)

Net cash used in financing activities	(5,735,005)	(3,738,629)

Net decrease in cash and cash equivalents	(380,777)	(1,617,698)
Cash and cash equivalents, beginning of year	1,893,929	3,511,627

Cash and cash equivalents, end of year	$1,513,152	$1,893,929

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,316,690	$2,281,807

See accompanying notes to financial statements.

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.	Business Activity

250 West 57th St. Associates L.L.C. (“Associates”) is a New York limited liability company owning commercial property at 250 West 57th Street, New York, N.Y. The property is leased (the “Lease”) to Fisk Building Associates L.L.C. (the “Lessee”).

Associates’ members are Peter L. Malkin and Anthony E. Malkin each of whom also acts as an agent for holders of participations in his respective member interest in Associates. In the Statements of Members’ Deficiency, each such agent’s representation is referred to as a joint venture (i.e., six Peter L. Malkin joint ventures and four Anthony E. Malkin joint ventures).

2.	Summary of Significant Accounting Policies

a.	Cash and Cash Equivalents:

Cash and cash equivalents include investments in money market funds and all highly liquid debt instruments with an original maturity of three months or less when acquired.

b.	Use of Estimates:

In preparing financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability, and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

c.	Land, Building, Building and Tenant Improvements, and Depreciation:

Land, building, building and tenant improvements are stated at cost. Building improvements are depreciated on the straight-line basis over their estimated useful life of 39 years. The building with a cost of $4,940,682 and building improvements with a cost of $688,000 at December 31, 2010 have been fully depreciated. The tenant improvements are being depreciated over the terms of the individual tenant leases.

In connection with the building improvement program, which began in 1999 (Note 11), costs totaling $39,158,642 and $36,083,936 have been incurred through December 31, 2010 and 2009, respectively, for new building and tenant improvements ($1,097,942 for 2010 and none for 2009).

d.	Mortgage Refinancing Costs, Leasing Commissions, and Amortization:

Mortgage refinancing costs are amortized ratably over the respective terms of the mortgages to which they relate and are included in mortgage interest expense.

Leasing commissions (incurred in connection with the building improvements program) represent reimbursements to the Lessee for commissions incurred for new tenants. They are being amortized over the terms of the individual tenant leases.

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

e.	Revenue Recognition:

Basic rental income, as defined in the Lease, is equal to the sum of the mortgage charges plus a fixed amount. Associates records basic rental income as earned ratably on a monthly basis. Primary overage rent represents the operating profit, as defined, of the Lessee for the previous lease year ending September 30 up to a specified maximum amount and is recorded ratably over the 12-month period. Secondary overage rent is based on the net profits of the Lessee in each lease year and is recorded by Associates when such amounts become determinable.

f.	Valuation of Long-Lived Assets:

Associates assesses the carrying amount of long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When Associates determines that the carrying amount of long-lived assets is impaired, the measurement of any impairment is based on a discounted cash flow method. No impairment loss has been recorded in the years ended December 31, 2010 and 2009.

g.	Income Taxes:

Associates is organized as a limited liability company and is taxed as a partnership for income tax purposes. Accordingly, Associates is not subject to federal and state income taxes and makes no provision for income taxes in its financial statements. Associates’ taxable income or loss is reportable by its members.

Associates has determined that there are no material uncertain tax positions that require recognition or disclosure in its financial statements.

Taxable years ended December 31, 2007, 2008, 2009, and 2010 are subject to IRS and other jurisdictions’ tax examinations.

At December 31, 2010 and 2009, the reported amounts of Associates’ aggregate net assets exceeded their tax bases by approximately $1,800,000 and $1,500,000, respectively.

h.	Reclassification:

Certain prior year balances have been reclassified to conform with the current year presentation.

i.	Recently Adopted Accounting Pronouncements:

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in any additional disclosures in our financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010. We are currently evaluating the impact of the adoption of the remainder of the standard will have on our financial statements. Associates does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

j.	New Accounting Pronouncements:

In May 2011 the FASB issued ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP. This ASU provides guidance setting forth additional requirements relating to disclosures about fair value. The guidance will be effective for us beginning with the first interim period in 2012. In accordance with the guidance, we will be required to disclose the level in the fair value hierarchy in which each fair value lies that is disclosed but not used to measure an asset or liability on the balance sheet. The guidance also clarifies that the fair value of a non-financial asset is based on its highest and best use and requires disclosure if a non-financial asset is being used in a manner that is not its highest and best use. We are currently evaluating the impact the adoption of this standard will have on our financial statements. Associates does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

3.	Mortgages Payable

On December 29, 2004, the First Mortgage (the “First Mortgage”) was placed on the property in the amount of $30,500,000 with Prudential Insurance Company of America. At closing, $3,000,000 was drawn, and the remaining $27,500,000 was drawn during 2005. These draws paid off the pre-existing first mortgage of $15,500,000 with Emigrant Savings Bank on September 1, 2005 and were used to finance capital improvements as needed. The initial draw of $3,000,000 and all subsequent draws through January 5, 2007 required constant equal monthly payments of interest only at the rate of 5.33% through January 5, 2007. Commencing February 5, 2007, Associates is required to repay the full $30,500,000 in equal monthly payments of $184,213 applied to interest and principal calculated on a 25-year amortization schedule. The balance of the First Mortgage is $27,958,705 at December 31, 2010 and $28,658,688 at December 31, 2009. The First Mortgage matures on January 5, 2015, when the principal balance will be $24,754,972. The First Mortgage may be prepaid at any time, in whole only, upon payment of a prepayment penalty based on a yield maintenance formula. There is no prepayment penalty if the mortgage is paid in full during the last 90 days of the term.

On May 25, 2006, a second mortgage (the “Second Mortgage”) was placed on the property in the amount of $12,410,000 with Prudential Insurance Company of America. At closing, $2,100,000 was drawn and $10,310,000 had been drawn as of March 31, 2009. The initial draw of $2,100,000 and all subsequent draws required constant equal monthly payments of interest only, at the rate of 6.13% per annum until March 5, 2009. Commencing April 5, 2009, Associates is required to make monthly payments of $80,947 applied to interest and principal calculated on a 25-year amortization schedule. The balance of the Second Mortgage is $12,021,557 at December 31, 2010 and $12,248,396 at December 31, 2009. The Second Mortgage matures on January 5, 2015, when the principal balance will be $10,961,870. The Second Mortgage may be prepaid

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

3.	Mortgages Payable (continued)

at any time, in whole only, upon payment of a prepayment penalty based on a yield maintenance formula. There is no prepayment penalty if the Second Mortgage is paid in full during the last 60 days of the term.

On October 15, 2009, Associates closed on a $21,000,000 line of credit (the “Line of Credit”) from Signature Bank secured by a mortgage on the property, subordinate to the existing senior mortgage debt held by Prudential Insurance Company of America in the original amount of $42,910,000, and to be used for capital improvements. At closing, $934,616 was drawn and is the balance at December 31, 2010 and 2009. The new loan requires payments of interest only and is co-terminus with the existing senior mortgage debt. Interest on the new loan is at a floating rate of prime plus 1.0% with a floor of 6.50% per annum unless Associates elects to fix the rate on the floating rate balance, in minimum increments of $5,000,000, for the then-remaining loan term. Associates has two options to fix the then-floating rate balance. Such fixed rate shall be (a) 300 basis points over the Treasury Bill rate with a floor of 6.50% per annum or (b) if Associates then chooses to eliminate any loan prepayment penalty, 325 basis points over the Treasury Bill rate with a floor of 6.75% per annum. As of December 31, 2010 and 2009, the option to fix the floating rate to a fixed rate has not been exercised.

The following is a schedule of principal payments on the mortgages in each of the five years subsequent to December 31, 2010, and thereafter:

Year ending December 31,
2011	$979,334
2012	1,034,859
2013	1,093,545
2014	1,155,574
2015	36,651,566

Total	$40,914,878

The real estate and all sublease rents are pledged as collateral for the First and Second Mortgage and the Line of Credit.

The estimated fair value of Associates’ mortgages payable, based on the available market information, was approximately $42,430,298 and $40,343,000 at December 31, 2010 and 2009, respectively. The fair values of our mortgages payable are based on discounted cash flow models using currently available market rates assuming the loans are outstanding through maturity and considering the loan to value ratios.

4.	Related-Party Transactions—Rental Income

All rental income is received by Associates from the Lessee, a related party.

Associates does not operate the property (Note 1). Associates leases the property to Fisk Building Associates L.L.C. (the Lessee) under a long-term net operating lease dated May 1, 1954. In 1985, the participants in Associates consented to Associates’ Agents granting Lessee four options to extend the Lease, in each case for an additional 25-year renewal period, the last expiring in 2103, all on the same terms as the original lease. The Agents intend to grant such options on behalf of the Registrant, subject to Lessee’s compliance with such consents. Such options have been granted by the Agents and exercised by Lessee as to (a) the first renewal period from October 1, 2003 through September 30, 2028, and (b) the second renewal period from October 1, 2028 through September 30, 2053. Under the Lease, effective May 1, 1975, between

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

4.	Related Party Transactions—Rental Income (continued)

Associates and Lessee, basic annual rent (“Basic Rent”) was equal to mortgage principal and interest payments plus $28,000 for partial payment to Malkin Holdings LLC for supervisory services. The lease modification dated November 17, 2000, and as further modified, between Associates and Lessee provides that Basic Rent will be equal to the sum of $28,000 plus the installment payments for interest and amortization (not including any balloon payment due at maturity) currently payable on all mortgages.

Lessee is required to make a monthly payment to Associates, as an advance against primary overage rent (“Primary Overage Rent”), of an amount equal to its operating profit for its previous lease year ending September 30 in the maximum amount of $752,000 per annum. Primary Overage Rent is advanced by the Lessee and recorded as revenue by Associates in equal monthly installments of $62,667 throughout each year.

Lessee is also required to make an annual payment to Associates of secondary overage rent (“Secondary Overage Rent”) subsequent to September 30 of the amount representing 50% of the excess of the net operating profit of the Lessee for the lease year ending September 30 over the Primary Overage Rent of $752,000, less the amount representing interest earned and retained by Associates on funds borrowed for the building improvement program described in Note 11. Associates recognizes Secondary Overage Rent when earned from the Lessee, at the close of the lease year ending September 30, since it is not practicable to estimate Secondary Overage Rent for the lease year ending on the ensuing September 30, which would be allocable to the first nine months of the lease year until the Lessee, pursuant to the Lease, renders to Associates a report on the operation of the property.

Rent income was comprised as follows:

	Year ended December 31,
	2010	2009
Basic minimum annual rent	$3,271,513	$3,168,449

Primary Overage rent	752,000	752,000
Secondary Overage rent	5,081,285	4,780,515

Total Overage rent	5,833,285	5,532,515

Rent income	$9,104,798	$8,700,964

Secondary Overage Rent represents 50% of the excess of the Lessee’s net operating profit of $10,915,299 and $10,331,483 in 2010 and 2009, respectively, over $752,000 in each year, less $363 and $9,225 in 2010 and 2009, respectively, of dividends earned and retained by Associates on funds borrowed for the improvement program.

As a result of Associates, revenue recognition policy, rental income for the years ending December 31 includes the advances of Primary Overage Rent received from October 1 to December 31, but does not include any portion of Secondary Overage Rent based on the Lessee’s operations during that period.

The Lessee may surrender the Lease at the end of any month, upon 60 days prior written notice; the liability of the Lessee will end on the effective date of such surrender.

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

4.	Related Party Transactions—Rental Income (concluded)

The following is a schedule of future minimum rental income (assuming that the Lessee does not surrender the Lease):

Year Ending December 31,
2011	$3,270,000
2012	3,270,000
2013	3,270,000
2014	3,270,000
2015	28,000	*
Thereafter	350,000	*

	$13,458,000

*	Associates intends to refinance the existing mortgages which mature on January 5, 2015. In accordance with the November 2000 Lease Modification Agreement and subsequent modifications, basic rent will increase to include the required debt service on the refinanced mortgages. The above table does not reflect the additional basic rent that will result after January 2015 from the refinanced debt.

Real estate taxes paid directly by the Lessee for the years ended December 31, 2010 and 2009 totaled $3,945,185 and $3,827,486, respectively.

5.	Related Party Transactions—Supervisory and Other Services

Supervisory and other services are provided to Associates by Malkin Holdings LLC (“Malkin Holdings” or the “Supervisor”) (formerly Wien & Malkin LLC), a related party. Beneficial interests in Associates and Lessee are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members. Distributions are paid from a cash account held by Malkin Holdings. That account is reflected on the balance sheet as “Due from Supervisor.”

Basic fees for supervisory services are $102,000 per annum effective July 1, 2010. Fees for supervisory services were $523,865 and $524,737 for 2010 and 2009, respectively. Malkin Holdings receives an additional payment equal to 10% of all distributions received by the participants in Associates in excess of 15% per annum on the original cash investment of $3,600,000. For tax purposes, such additional payment is recognized as a profits interest and the Supervisor is treated as a partner, all without modifying each participant’s distributive share of reportable income and cash distributions. Distributions in respect of Malkin Holdings’ profits interest totaled $452,865 and $484,737 for 2010 and 2009, respectively.

Malkin Holdings also serves as supervisor for the Lessee, for which it receives a basic annual fee of $102,000 effective January 1, 2010. The 2009 basic supervisory fee was $48,000. For the years ended December 31, 2010 and 2009, Malkin Holdings received $104,230 and $72,484, respectively, from the Lessee in other service fees. Malkin Holdings receives a payment from Lessee in respect of its profits interest equal to 10% of distributions in excess of $100,000 a year. Distributions in respect of Malkin Holdings’ profits interest from the

Lessee totaled $362,955 and $162,960 for the years ended December 31, 2010 and 2009, respectively.

Under separate agreements to which Lessee is not a party, certain of Lessee’s participants pay Malkin Holdings and members of Peter L. Malkin’s immediate family a percentage of distributions above an annual threshold. These third-party payments (which totaled $349,311 and $116,436 to Malkin Holdings and such Malkin family members in 2010 and 2009, respectively) do not impose any obligation upon Lessee or affect its assets and liabilities.

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

6.	Number of Participants

There were 622 and 615 participants in the various joint ventures as of December 31, 2010 and 2009, respectively.

7.	Determination of Distributions to Participants

Distributions to participants during each year represent mainly the excess of rent income received over the mortgage requirements and cash expenses.

8.	Distributions and Amount of Income per $5,000 Participation Unit

Distributions and amount of income per $5,000 participation unit during the years ended December 31, 2010 and 2009, based on 720 participation units outstanding during each year, consisted of the following:

	Year ended December 31,
	2010	2009
Income	$6,411	$6,397
Return of capital	—	412

Total distributions	$6,411	$6,809

9.	Concentration of Credit Risk

Associates maintains cash and cash equivalents in two banks and a money market fund (Fidelity U.S. Treasury Income Portfolio). The Federal Deposit Insurance Corporation insures each account up to $250,000. At December 31, 2010 and 2009, the bank accounts are fully insured. Funds in the money market fund were not insured at December 31, 2010 and 2009. Distributions are paid from a cash account held by Malkin Holdings. That account is included on the accompanying balance sheet as “Due from Supervisor.” The funds ($60,000 at December 31, 2010 and 2009) were paid to the participants on January 1, 2011 and 2010, respectively.

10.	Contingencies

Malkin Holdings and Peter L. Malkin, a member in Associates, were engaged in a proceeding with Lessee’s former managing agent, Helmsley-Spear, Inc. that commenced in 1997 concerning the management, leasing, and supervision of the property that is subject to the Lease to Lessee. In this connection, certain costs for legal and professional fees and other expenses were paid by Malkin Holdings and Mr. Malkin. Malkin Holdings and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. On behalf of himself and Malkin Holdings, Mr. Malkin has requested, or intends to request, such voluntary agreement from all investors, which may include renewing such request in the future for any investor who previously received such request and failed to confirm agreement at that time. Because any related payment has been, or will be, made only by consenting investors, Associates has not provided for the expense and related liability with respect to such costs in these financial statements.

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

11.	Building Improvement Program and Agreement to Extend Lease

In 1999, the Participants of Associates and the members in Lessee consented to a building improvement program (the “Program”) estimated to cost approximately $12,200,000. In 2004, the Participants and the Lessee approved an increase in the Program from $12,200,000 to approximately $31,400,000 under substantially the same conditions as had previously been approved. To induce the Lessee to approve the Program, Associates agreed to grant to the Lessee, upon completion of the Program, the right to further extensions of the Lease beyond 2103, based on the net present benefit to Associates of the improvements made. The Program was further increased in 2006 from $31,400,000 to up to $82,300,000. The Participants in Associates and the members in Lessee have approved increased refinancing of $20,990,000 from the total of $42,910,000 provided by the First and Second Mortgages to up to $63,900,000. Such increase would extend the Lease beyond 2103, based on the net present benefit to Associates of the improvements made. As of December 31, 2010, Associates had incurred or accrued costs related to the Program of $39,158,642 and estimates that costs upon completion will be approximately $82,300,000. The balance of the costs of the Program will be financed primarily by the additional borrowings available under the $21,000,000 previously approved loan that closed on October 15, 2009 and Lessee’s operating cash flow.

The Lessee is financing the Program and billing Associates for the costs incurred. The Program (1) grants the ownership of the improvements to Associates and acknowledges its intention to finance them through an increase in the mortgage (Note 3), and (2) allows for the increased mortgage charges to be paid by Associates from an equivalent increase in the basic rent paid by the Lessee to Associates. Since any Secondary Overage Rent will be decreased by one-half of that amount, the net effect of the lease modification is to have Associates and the Lessee share the costs of the Program equally, assuming Secondary Overage Rent continues to be earned.

12.	Subsequent Events

Subsequent events have been evaluated for potential recognition and disclosure.

SCHEDULE III

250 WEST 57th ST. ASSOCIATES L.L.C.

(A Limited Liability Company)

Real Estate and Accumulated Depreciation

Column		December 31, 2010		December 31, 2009
A	Description
	Office building and land located at 250-264 West 57th Street, New York, New York, known as the “Fisk Building”.
B	Encumbrances
	Prudential Insurance Company of America and Signature Bank at December 31		$40,914,878		$41,841,700

C	Initial cost to company
	Land		$2,117,435		$2,117,435

	Building		$4,940,682		$4,940,682

D	Cost capitalized subsequent to acquisition
	Building improvements (net of $249,791 written off in 2003)		$39,846,642		$36,817,292

	Carrying costs	$	None	$	None

E	Gross amount at which carried at close of period
	Land		$2,117,435		$2,117,435

	Building, building and tenant improvements		44,787,324		41,757,974

	Total	$	(a) 46,904,759	$	(a) 43,875,409

F	Accumulated depreciation
	(net of $249,791 written off in 2003)	$	(b) 11,009,975	$	(b) 10,004,577

G	Date of construction		1921		1921

H	Date acquired	September 30, 1953		September 30, 1953
I	Life on which depreciation in latest income statements is computed		39 years		39 years
(a)	Gross amount of real estate
	Balance at January 1		$43,875,409		$40,627,535
	Purchase of building improvements and building improvements in progress (expenditures advanced by Lessee, a related party, and recorded by the Company):		3,029,350		3,247,874

	Balance at December 31		$46,904,759		$43,875,409

	The aggregate cost of land, building and improvements, before depreciation, for Federal income tax purposes at December 31, 2010 was $46,904,759.
(b)	Accumulated depreciation
	Balance at January 1		$10,004,577		$9,124,289

	Depreciation		1,005,398		880,288

	Balance at December 31		$11,009,975		$10,004,577

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fisk Building Associates L.L.C.

(A Limited Liability Company)

We have audited the accompanying balance sheet of Fisk Building Associates L.L.C. as of December 31, 2010 and the related statements of income, changes in members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fisk Building Associates L.L.C. at December 31, 2010, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

July 27, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fisk Building Associates L.L.C.

New York, New York

We have audited the accompanying balance sheet of Fisk Building Associates L.L.C. (a New York limited liability company) (the “Company”) as of December 31, 2009 and the related statements of income, changes in members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fisk Building Associates L.L.C. as of December 31, 2009 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Margolin, Winer & Evens LLP

Garden City, New York

June 23, 2011

FISK BUILDING ASSOCIATES L.L.C.

BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Property—at cost (Notes 1, 2 and 5):
Leasehold	$100,000	$100,000
Leasehold improvements	7,514,498	7,237,415
Subtenant improvements	6,900,441	3,409,764

	14,514,939	10,747,179
Less accumulated depreciation and amortization	(4,964,762)	(4,058,860)

Net Property	9,550,177	6,688,319

Other Assets:
Cash and cash equivalents (Note 2)	6,010,023	5,742,879
Restricted cash—tenants’ security deposits	1,890,368	1,847,466
Restricted cash—tenants’ escrow deposits (Note 6)	769,099	—
Restricted cash—managing agent (Note 7)	310,430	921,870
Rent receivable—net (Note 2)	505,552	1,099,994
Unbilled rent receivable—net (Note 2)	5,469,653	7,216,775
Due from Lessor (Note 5)	3,245,027	933,972
Due from Supervisor	55,556	55,556
Prepaid expenses and other assets	2,025,897	2,013,456
Deferred charges and other deferred costs, net of accumulated amortization (Notes 2 and 4)	2,916,941	2,844,705

Total Assets	$32,748,723	$29,364,992

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Accounts payable and accrued liabilities	$1,938,960	$177,153
Accrued overage rent due Lessor (Note 5)	1,056,880	1,196,836
Tenants’ security deposits payable	1,890,368	1,847,466
Deferred income (Note 2)	714,107	702,003

Total Liabilities	5,600,315	3,923,458

Members’ Equity (Note 3)	27,148,408	25,441,534

Total Liabilities and Members’ Equity	$32,748,723	$29,364,992

The accompanying notes are an integral part of these financial statements.

FISK BUILDING ASSOCIATES L.L.C.

STATEMENTS OF INCOME

	Years Ended December 31,
	2010	2009
Revenue (Notes 2 and 6):
Minimum rental revenue	$17,003,753	$20,886,336
Escalations and expense reimbursements	5,258,166	4,857,351
Other income	7,881,570	171,355

Total Revenue	30,143,489	25,915,042

Operating Expenses:
Basic rent expense (Note 5)	3,271,513	3,166,713
Primary overage rent (Note 5)	752,000	752,000
Secondary overage rent (Note 5)	4,941,333	4,832,041
Real estate taxes	3,945,185	3,827,486
Payroll and related costs	3,249,731	3,187,025
Repairs and maintenance	1,276,682	727,578
Electricity	1,869,884	1,751,323
Utilities	355,602	286,658
Management fee (Note 7)	289,565	268,093
Supervisory and other fees (Note 5)	465,296	211,825
Professional fees	942,751	797,004
Insurance	231,902	236,949
Advertising (Note 2)	220,249	217,407
Administrative	243,570	186,484
Depreciation (Note 2)	961,647	744,178
Amortization (Note 2)	1,179,042	610,375
Bad debts, net (Note 2)	877,407	995,617

Total Operating Expenses	25,073,359	22,798,756

Operating Income	5,070,130	3,116,286

Interest Income	3,411	9,096

Net Income	$5,073,541	$3,125,382

The accompanying notes are an integral part of these financial statements.

FISK BUILDING ASSOCIATES L.L.C.

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

	Years Ended December 31,
	2010	2009
Members’ Equity—beginning of year	$25,441,534	$23,882,819

Net Income	5,073,541	3,125,382

Distributions	(3,366,667)	(1,566,667)

Members’ Equity—end of year	$27,148,408	$25,441,534

The accompanying notes are an integral part of these financial statements.

FISK BUILDING ASSOCIATES L.L.C.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
Cash Flows from Operating Activities:
Net income	$5,073,541	$3,125,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	961,647	744,178
Amortization	1,179,042	610,375
Bad debts	877,407	995,617
Net change in operating assets and liabilities:
Rent receivable	(282,965)	(1,248,387)
Unbilled rent receivable	1,747,122	362,699
Restricted cash—managing agent	611,440	(344,461)
Prepaid expenses	(12,041)	80,904
Other assets	—	81,285
Deferred charges—leasing commissions	(812,063)	(292,291)
Accounts payable and accrued liabilities	479,592	(171,796)
Accrued overage rent due Lessor	(139,956)	51,523
Deferred income	12,104	247,529

Net Cash Provided by Operating Activities	9,694,870	4,242,557

Cash Flows from Investing Activities:
Property additions	(2,788,505)	—
Other assets—net	—	(231)
Due from Lessor	(2,311,055)	(136,553)
Restricted tenants’ escrow deposits—net	(769,099)	—

Net Cash Used in Investing Activities	(5,868,659)	(136,784)

Cash Flows from Financing Activities—
Members’ distributions	(3,366,667)	(1,566,667)
Other deferred costs	(192,400)	—

Net Cash Used in Financing Activities	(3,559,067)	(1,566,667)

Net Increase in Cash and Cash Equivalents	267,144	2,539,106
Cash and Cash Equivalents—beginning of year	5,742,879	3,203,773

Cash and Cash Equivalents—end of year	$6,010,023	$5,742,879

Supplemental Schedule of Noncash Investing and Financing Activities:
During 2009, the Company recorded an adjustment for a prior year over-accrual of leasehold improvements:
Decrease in leasehold improvements	$—	$(126,304)
Increase in due from Lessor	—	126,304

Net	$—	$—

The accompanying notes are an integral part of these financial statements.

FISK BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Nature of Business

The Company was originally organized on May 1, 1954 as a general partnership in order to lease and sublease the 543,000-square-foot office building situated at 250 West 57th Street, New York, New York (the “Property”). At December 31, 2010, the Property is approximately 85% occupied. On February 13, 2003, the Company converted from a general partnership to a New York limited liability company and is now known as Fisk Building Associates L.L.C. (the “Company”). Although limited liability companies are unincorporated associations, their members have limited personal liability for the obligations or debts of the entity similar to stockholders of a corporation.

The Company commenced operations on May 1, 1954 and is to continue until the earlier of the complete disposition of all of the Company’s assets, unless sooner terminated pursuant to the Operating Agreement or by law.

2.	Summary of Significant Accounting Policies

Revenue recognition—Minimum rental revenue is recognized on a straight-line basis over the terms of the subleases. The excess of rents so recognized over amounts contractually due pursuant to the underlying subleases is included in unbilled rent receivable on the accompanying balance sheets. Subleases generally contain provisions under which tenants reimburse the Company for increases in the consumer price index, real estate taxes and other recoverable costs. Receivables for escalation and expense reimbursements are accrued in the period the related expenses are incurred. Rental payments received before they are recognized as revenue are recorded as deferred income.

The Company provides an estimated allowance for uncollectible rent receivable based upon an analysis of tenant receivables and historical bad debts, tenant concentrations, tenant credit worthiness, tenant security deposits (including letters of credit and sublease guarantees provided by the tenant), current economic trends and changes in tenant payment terms. Rent receivable is shown net of an estimated allowance for doubtful accounts of $253,039 and $130,000 at December 31, 2010 and 2009, respectively. Unbilled rent receivable is shown net of an estimated allowance for doubtful accounts of $292,000 and $380,000 at December 31, 2010 and 2009, respectively.

Bad debt expense in the Statements of Income is shown net of recoveries.

Cash and cash equivalents—The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of a money market mutual fund (Fidelity U.S. Treasury Income Portfolio).

At times, the Company has demand and other deposits with a bank in excess of federally insured limits. The possibility of loss exists if the bank holding uninsured deposits were to fail.

Property—The Company reviews real estate assets for impairment whenever events or changes in circumstances indicate the carrying amount of assets to be held and used may not be recoverable. Impairment losses are recognized when the estimated undiscounted cash flows expected to be generated by those assets are less than the assets’ carrying amount. Impaired assets are recorded at their estimated fair value calculated based on the discounted cash flows expected to be generated by the asset. No impairment loss has been recorded in the years ended December 31, 2010 and 2009.

Depreciation and amortization—Depreciation is computed by the straight-line method over the estimated useful lives of 40 years for the leasehold improvements. Subtenant improvements and leasing commissions are amortized by the straight-line method over the terms of the related tenant subleases.

FISK BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

Repairs and maintenance are charged to expense as incurred. Expenditures that increase the useful lives of the assets are capitalized.

Sales tax—Sales tax collected by the Company from tenants for sub-metered electricity is presented in the financial statements on a gross basis and, accordingly, included in revenue and expenses.

Income taxes—The Company is not subject to federal, state and local income taxes and, accordingly, makes no provision for income taxes in its financial statements. The Company’s taxable income or loss is reportable by its members.

The Company follows the provisions pertaining to uncertain tax positions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes, and has determined that there are no material uncertain tax positions that require recognition or disclosure in the financial statements.

Advertising—The Company expenses advertising costs as incurred.

Environmental costs—The Property contains asbestos. The asbestos is appropriately contained, in accordance with current environmental regulations. As certain demolition of the space occurs, environmental regulations are in place, which specify the manner in which the asbestos must be handled and disposed. Because the obligation to remove the asbestos has an indeterminable settlement date, the Company is unable to reasonably estimate the fair value of this obligation. Asbestos abatement costs are charged to expense as incurred.

Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. The Company regards the allowance for uncollectible rent (including unbilled rent receivable) as being particularly sensitive. Further, when subtenants experience financial difficulties, uncertainties associated with assessing the recoverability of subtenant improvements and leasing commissions increase.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability, and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

Recently adopted accounting pronouncements—In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 amends ASC 820 and requires disclosure of details of significant asset or liability transfers in and out of Level 1 and Level 2 measurements within the fair value hierarchy and inclusion of gross purchases, sales, issuances, and settlements in the rollforward of assets and liabilities valued using Level 3 inputs within the fair value hierarchy. The guidance also clarifies and expands existing disclosure requirements related to the disaggregation of fair value disclosures and inputs used in arriving at fair values for assets and liabilities using Level 2 and Level 3 inputs within the fair value hierarchy. These disclosure requirements were effective for interim and annual reporting periods beginning after December 15, 2009. Adoption of this guidance on January 1, 2010, excluding the Level 3 rollforward, did not result in any additional disclosures in our financial statements. The gross presentation of the Level 3 rollforward is required for interim and annual reporting periods beginning after December 15, 2010. We are currently evaluating the impact of the adoption of the remainder of the standard will have on our financial statements. The Company does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

FISK BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

New accounting pronouncements—In May 2011 the FASB issued ASU 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP. This ASU provides guidance setting forth additional requirements relating to disclosures about fair value. The guidance will be effective for us beginning with the first interim period in 2012. In accordance with the guidance, we will be required to disclose the level in the fair value hierarchy in which each fair value lies that is disclosed but not used to measure an asset or liability on the balance sheet. The guidance also clarifies that the fair value of a non-financial asset is based on its highest and best use and requires disclosure if a non-financial asset is being used in a manner that is not its highest and best use. We are currently evaluating the impact the adoption of this standard will have on our financial statements. The Company does not have any financial instruments that would be materially impacted by this standard as of December 31, 2010.

Reclassification—Certain prior year balances have been reclassified to conform with the current year presentation.

3.	Members’ Equity

Profits, losses, and distributions are allocated to the members pursuant to the Company’s Operating Agreement.

4.	Deferred Charges

Deferred charges consist of the following as of December 31, 2010 and 2009:

	2010	2009
Leasing commissions	$11,389,520	$10,330,242
Other deferred costs	192,000	—

	11,581,520	10,330,242
Less accumulated amortization	(8,664,579)	(7,485,537)

Total	$2,916,941	$2,844,705

5.	Related-Party Transactions

The Company (the “Lessee”) entered into a lease agreement with 250 West 57th St. Associates L.L.C. (the “Lessor”) that is currently set to expire on September 30, 2053. The participants in the Lessor have consented to the granting of options to the Lessee to extend the lease for two additional 25-year renewal terms expiring in 2103, and the Agents of the Lessor intend to grant all of these options, based on the Lessee’s compliance with the terms of such consents. There is no change in the terms of the lease during the renewal periods. The Lessee may terminate the lease on 60 days prior written notice without any further liability.

The lease provides for an annual basic rent equal to the sum of the constant annual mortgage charges incurred on all mortgages by the Lessor (excluding any balloon principal payment due at maturity), plus $28,000.

FISK BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

5.	Related-Party Transactions (continued)

The lease also provides for additional rent, as follows:

1)	Primary overage rent equal to the first $752,000 of Lessee’s net operating income, as defined, in each lease year.

2)	Secondary overage rent equal to 50% of the Lessee’s remaining net operating income, as defined, in each lease year.

The lease further provides for recoupment by the Lessee of advances in future lease years resulting from any overpayment of primary overage rent in any year.

In addition to the above, the Lessee is required to pay for all operating and maintenance expenses, real estate taxes, and necessary repairs and replacements, and keep the Property adequately insured against fire and accident.

Overage rent expense is recognized prior to the end of the lease year based on net operating income earned to date provided it is probable that the Company will generate net operating income for the lease year in such amount as to obligate the Company to pay overage rent. In the event it becomes probable that net operating income for the lease year will be insufficient to require the payment of overage rent, any previously recorded overage rent would be reversed into income. As of December 31, 2010 and 2009 the accrued secondary overage rent due Lessor was $1,056,880 and $1,196,836, respectively.

In 1999, the participants in Lessor and the members in Lessee consented to a building improvement program (the “Program”) estimated to cost approximately $12,200,000. In 2004, the Lessor and the Lessee approved an increase in the Program from $12,200,000 to approximately $31,400,000 under substantially the same conditions as had previously been approved. To induce the Lessee to approve the Program, the Lessor agreed to grant the Lessee, upon completion of the Program, the right to further extensions of the lease beyond 2103. In accord with the 2004 consent program, on December 29, 2004, Lessor obtained a new first mortgage of $30,500,000 (the “First Mortgage”), of which $15,500,000 was used to repay the then-existing first mortgage. The balance was used to complete the then-currently estimated costs for existing and additional improvements, including subtenant installation and leasing commissions. The Program was further increased in 2006 from $31,400,000 to up to $82,300,000. In 2006, the Lessor and Lessee approved increased refinancing of up to $63,900,000. On May 25, 2006, Lessor obtained a second mortgage of $12,410,000 (the “Second Mortgage”), which was used to finance capital improvements as needed. On October 15, 2009, Lessor closed on a $21,000,000 line of credit (the “Line of Credit”), of which $934,616 was drawn at closing. The Line of Credit is secured by a mortgage, which is subordinate to the First and Second Mortgages, which will be used to finance capital improvements as needed.

The Company is financing the Program and billing the Lessor for the costs incurred. The Program (1) grants the ownership of the improvements to the Lessor and acknowledges the Lessor’s intention to finance them through an increase in the fee mortgage and (2) allows for the increased mortgage charges to be paid by the Lessor from an equivalent increase in the basic rent paid by the Company. Since any secondary overage rent will be decreased by one-half of that amount, the net effect is to have the Company and the Lessor share the costs of the Program equally, assuming the Company continues to be obligated to pay secondary overage rent.

The Lessor’s First Mortgage in the amount of $30,500,000 is scheduled to mature on January 5, 2015. The First Mortgage bears interest at 5.33% per annum, payable monthly in arrears. Commencing February 5, 2007, the First Mortgage requires equal monthly payments of $184,213 applied first to interest at 5.33% per annum, and then principal based on a 25-year amortization period. No prepayment fee shall be due if the loan is prepaid during the final 90 days prior to the maturity date.

FISK BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

5.	Related-Party Transactions (continued)

The Lessor’s Second Mortgage in the amount of $12,410,000 is scheduled to mature on January 5, 2015. The Second Mortgage bears interest at 6.13% per annum, payable monthly in arrears. Commencing April 5, 2009, the Second Mortgage requires equal monthly payments of $80,947 applied first to interest at 6.13% per annum, and then principal based on a 25-year amortization period. No prepayment fee shall be due if the loan is prepaid during the final 90 days prior to the maturity date.

The Lessor’s Line of Credit in the amount of $21,000,000 is scheduled to mature on January 5, 2015. The Line of Credit bears interest at a floating rate of prime plus 1% with a floor of 6.5% per annum and requires payments of interest only.

In connection with the Lessor’s mortgage loans, the Company has assigned all subleases and rents to the lenders as additional collateral.

The following is a schedule of future minimum rental payments as of December 31, 2010 (based on the current amount of the Lessor’s outstanding mortgage obligations and assuming the Company does not surrender the lease):

Years ending December 31,
2011	$3,270,000
2012	3,270,000
2013	3,270,000
2014	3,270,000
2015	28,000	*
Thereafter	1,062,000	*

	$14,170,000

*	The Lessor intends to refinance the existing mortgages which mature on January 5, 2015. In accordance with the November 2000 Lease Modification Agreement and subsequent modifications, basic rent will increase to include the required debt service on the refinanced mortgages. The above table does not reflect the additional basic rent that will result after January 2015 from the refinanced debt.

As of December 31, 2010 and 2009, the Lessor had incurred costs related to the Program of $39,846,642 and $36,083,936, respectively, and estimates that costs upon completion will be approximately $82,300,000.The Lessor has funded and capitalized leasing commissions totaling $1,785,066 and $1,562,731 as of December 31, 2010 and 2009, respectively. The balance of the costs of the Program will be financed by the additional $21,000,000 previously approved loan that closed on October 15, 2009 and the Company’s operating cash flow.

Due from Lessor at each respective year-end represents leasehold improvement and leasing costs advanced by the Lessee to be reimbursed by Lessor from remaining refinancing proceeds when funds are required.

Supervisory and other services are provided to the Company by its Supervisor, Malkin Holdings LLC (“Malkin Holdings”) (formerly Wien & Malkin LLC), a related party. Beneficial interests in the Company are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

FISK BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

5.	Related-Party Transactions (continued)

Fees and payments to Malkin Holdings for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
Basic supervisory fees	$102,000	$48,000
Service fee on investment income	341	865
Profits interest	362,955	162,960

Total	$465,296	$211,825

Malkin Holdings receives an additional payment from the Company equal to 10% of distributions in excess of $100,000 a year. For tax purposes such additional payment is treated as a profits interest and Malkin Holdings is treated as a member. Distributions in respect of Malkin Holdings’ profits interest totaled $362,955 and $162,960 for the years ended December 31, 2010 and 2009, respectively. In addition, other fees and disbursements to Malkin Holdings were $103,889 and $71,619 for the years ended December 31, 2010 and 2009, respectively. Distributions are paid from a cash account held by Malkin Holdings. That account is reflected on the balance sheet as “Due from Supervisor.”

For administration and investment of the Company’s supervisory account, Malkin Holdings has earned since 1978 a service fee of 10% of the account interest (an annual fee currently less than 0.1% of the account balance), which fee totaled $341 and $865 for the years ended December 31, 2010 and 2009, respectively. Accrued fees of $341 and $865 were outstanding as of December 31, 2010 and 2009, respectively.

Malkin Holdings also serves as supervisor for the Lessor and receives from the Lessor a basic annual fee and a payment based on distributions to its investors which totaled $452,865 in 2010 and $484,737 in 2009. Beneficial interests in the Lessor are held directly or indirectly by one or more persons at Malkin Holdings and/or their family members.

6.	Rental Income Under Operating Subleases

Future minimum rentals to be received, assuming neither renewals nor extensions of subleases that may expire during the periods, on noncancelable operating subleases in effect at December 31, 2010, are as follows:

Years ending December 31,
2011	$18,700,000
2012	15,900,000
2013	14,300,000
2014	12,100,000
2015	9,500,000
Thereafter	28,400,000

$98,900,000

In connection with a sublease entered into during 2010 the Company was required to escrow funds of approximately $769,000 for the Company’s contribution for improvement work to be performed. These funds will be disbursed as the work is completed (as defined).

FISK BUILDING ASSOCIATES L.L.C.

NOTES TO FINANCIAL STATEMENTS

(continued)

6.	Rental Income Under Operating Subleases (continued)

In connection with the early termination of a sublease, the Company received a lease termination fee of approximately $7,900,000, which is included in other income. In connection with the transaction, the Company wrote off unbilled rent receivable of approximately $1,560,000 (recorded as a reduction of minimum rental income) and unamortized leasing commissions of approximately $420,000 (included in amortization expense).

7.	Management Fee

The Company has engaged Cushman & Wakefield, Inc. to lease and manage the Property. Pursuant to the management agreement, the management fee is equal to 1.125% of total collected proceeds per month, with a minimum annual fee of $112,500 per annum. For the years 2010 and 2009, the management fee totaled $289,565 and $268,093, respectively.

A portion of the Company’s cash is held in accounts in the custody of the managing agent. These amounts are included in the accompanying balance sheet as “Restricted cash—managing agent.”

8.	Multiemployer Pension Plan

In connection with the Company’s collective-bargaining agreements with the Service Employees Janitorial Union—Local 32B-32J and the Central Pension Fund—Local 94, the Company participates with other companies in two defined benefit pension plans. The plans cover all of the Company’s janitorial and engineering employees who are members of the union. These plans are not administered by the Company, and contributions are determined in accordance with provisions of negotiated labor contracts. The Company incurred pension expense (which is included in payroll and related costs) of approximately $162,000 and $147,000 for the years ended December 31, 2010 and 2009, respectively.

Under the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal from or termination of a multiemployer plan for its proportionate share of the plan’s unfunded vested benefits liability. Management has no intention of undertaking any action that could subject the Company to the obligation.

9.	Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through July 27, 2011, the date the financial statements were available to be issued.

250 West 57th St. Associates L.L.C.

(A Limited Liability Company)

Condensed Balance Sheets

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Real Estate at 250-264 West 57th Street, New York, New York:
Building	$4,940,682	$4,940,682
Less: accumulated depreciation	4,940,682	4,940,682

	—	—

Building improvements	40,258,299	38,748,700
Less: accumulated depreciation	6,767,827	6,009,941

	33,490,472	32,738,759

Tenant improvements	2,519,628	1,097,942
Less: accumulated depreciation	413,738	59,351

	2,105,890	1,038,591

Land	2,117,435	2,117,435

Total real estate, net	37,713,797	35,894,785

Cash and cash equivalents	779,456	1,513,152
Due from Supervisor	60,000	60,000
Due from Lessee	4,350,339	—
Deferred costs	571,421	192,400
Other receivable	73,911	—
Leasing commissions, less accumulated amortization of $1,154,106 in 2011 and $1,011,122 in 2010	790,909	773,944
Mortgage refinancing costs, less accumulated amortization of $1,183,891 and $946,107	1,043,930	1,281,713

Total assets	$45,383,763	$39,715,994

Liabilities and members’ deficiency
Liabilities:
Mortgages payable	$40,185,546	$40,914,878
Accrued mortgage interest	185,353	188,882
Payable to Lessee, a related party	6,336,261	3,245,027
Accrued expenses and other liabilities	90,680	157,323
Accrued supervisory fees, a related party	284,745	31,000

Total liabilities	47,082,585	44,537,110
Commitments and contingencies	—	—
Members’ deficiency (at September 30, 2011 and December 31, 2010, there were 720 units (at $5,000 per unit) of participation units outstanding)	(1,698,822)	(4,821,116)

Total liability and members’ deficiency	$45,383,763	$39,715,994

See notes to the condensed financial statements.

250 West 57th St. Associates L.L.C.

(A Limited Liability Company)

Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Basic minimum annual rent, from a related party	$818,005	$818,005	$2,453,508	$2,453,508
Advance of primary overage rent, from a related party	188,000	188,000	564,000	564,000
Secondary overage rent, from a related party	4,350,339	5,081,285	4,350,339	5,081,285

Total rent income	5,356,344	6,087,290	7,367,847	8,098,793
Dividend income	15	11	64	70
Interest income	199	260	635	405

Total revenue	5,356,558	6,087,561	7,368,546	8,099,268

Expenses:
Interest on mortgages	642,626	655,911	1,937,598	1,976,807
Basic fees for supervisory services, to a related party	31,425	30,500	92,425	60,500
Additional payment for supervisory services, to a related party	284,745	432,865	284,745	432,865
Depreciation of building and tenant improvements	379,159	238,236	1,112,272	707,810
Amortization of leasing commissions	46,247	46,604	142,985	143,161
Professional fees and miscellaneous	72,395	18,165	136,227	21,765

Total expenses	1,456,597	1,422,281	3,706,252	3,342,908

Net income	$3,899,961	$4,665,280	$3,662,294	$4,756,360

Earnings per $5,000 participation unit, based on 720 participation units outstanding during the period	$5,416.61	$6,479.56	$5,086.52	$6,606.06

Distributions per $5,000 participation unit consisted of the following:
Income	$250.00	$250.00	$750.00	$750.00
Return of capital	—	—	—	—

Total distributions	$250.00	$250.00	$750.00	$750.00

See notes to the condensed financial statements.

250 West 57th St. Associates L.L.C.

(A Limited Liability Company)

Statements of Members’ Deficiency

(Unaudited)

	For the Nine Months Ended September 30, 2011	For the Year Ended December 31, 2010
Members’ deficiency:
January 1, 2011	$(4,821,116)
January 1, 2010		$(4,871,646)
Add, net income:
January 1, 2011 through September 30, 2011	3,662,294
January 1, 2010 through December 31, 2010		4,666,313

	(1,158,822)	(205,333)

Less, distributions:
Distributions January 1, 2011 through September 30, 2011	540,000
Distributions January 1, 2010 through December 31, 2010		720,000
Distribution, November 30, 2010		3,895,783

	540,000	4,615,783

Members’ deficiency at the end of the period	$(1,698,822)	$(4,821,116)

See notes to the condensed financial statements.

250 West 57th St. Associates L.L.C.

(A Limited Liability Company)

Condensed Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30, 2011	For the Nine Months Ended September 30, 2010
Cash flows from operating activities:
Net income (loss)	$3,662,294	$4,756,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of building and tenant improvements	1,112,272	707,810
Amortization of leasing commissions	142,984	143,161
Amortization of mortgage refinancing costs	237,783	237,783
Changes in operating assets and liabilities:
Other receivable and Due from Lessee	(4,424,412)	(5,211,195)
Leasing commissions paid	(159,949)	(166,946)
Increase (decrease) in accrued mortgage interest	(3,529)	(3,347)
Increase (decrease) in accrued supervisory fees, a related party	253,745	448,365
Increase (decrease) in accrued expenses and other liabilities	(66,481)	—

Net cash provided by operating activities	754,707	911,991

Cash flows from investing activities:
Purchase of building and tenant improvements	(2,931,285)	(1,283,355)
Increase in payable to Lessee	3,091,234	447,005

Net cash provided by (used in) investing activities	159,949	(836,350)

Cash flows from financing activities:
Repayment of mortgages payable	(729,331)	(690,304)
Financing costs	—	50
Deferred costs	(379,021)	—
Distributions to Participants	(540,000)	(540,000)
Members’ distributions held by Supervisor	—	(60,000)

Net cash used in financing activities	(1,648,352)	(1,290,254)

Net decrease in cash and cash equivalents	(733,696)	(1,214,613)
Cash and cash equivalents, beginning of period	1,513,152	1,953,929

Cash and cash equivalents, end of period	$779,456	$739,316

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,703,342	$1,742,371

See notes to the condensed financial statements.

Notes to Condensed Financial Statements (Unaudited)

Note A Interim Period Reporting

In the opinion of management, the accompanying unaudited condensed financial statements of 250 West 57th St. Associates L.L.C. (“Associates”) reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Associates as of September 30, 2011 and its results of operations for the three and nine months ended September 30, 2011 and 2010 and cash flows for the nine months ended September 30, 2011 and 2010. Information included in the condensed balance sheet as of December 31, 2010 has been derived from the audited balance sheet for the year ended December 31, 2010. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed financial statements should be read in conjunction with the audited financial statements as of December 31, 2010. The results of operations for the three and nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for any interim period or the full year.

Reclassification

Certain prior year balances have been reclassified to conform with the current period presentation.

Note B Organization

Associates is a New York limited liability company which was organized as a joint venture on May 25, 1953. On September 30, 1953, Associates acquired fee title to the building known as 250 West 57th Street (the “Building”), formerly known as the Fisk Building, and the land thereunder located at 250-264 West 57th Street, New York, New York (collectively, the “Property”). On November 30, 2001, Associates converted to a limited liability company under New York law and is now known as 250 West 57th St. Associates L.L.C. The conversion did not change any aspect of the assets and operations of Associates other than to protect its Participants from future liability to a third party. Associates’ members (“Members”) are Peter L. Malkin and Anthony E. Malkin (collectively, the “Agents”), each of whom also acts as an agent for holders of participations (“Participations”) in their respective member interests in Associates (the “Participants”). The Members in Associates hold senior positions at Malkin Holdings LLC (“Malkin Holdings” or the “Supervisor”) (formerly Wien & Malkin LLC), One Grand Central Place, 60 East 42nd Street, New York, New York, which provides supervisory and other services to Associates and Lessee. See Note E below.

Note C Lease

Associates does not operate the Property. Associates leases the Property to Fisk Building Associates L.L.C. (the “Lessee”) under a long-term net operating lease dated May 1, 1954 (the “Lease”). In 1985, the Participants in Associates consented to Associates’ Agents granting Lessee four options to extend the Lease, in each case for an additional twenty-five year renewal period, the last expiring in 2103, all on the same terms as the original lease. The Agents intend to grant such options on behalf of Associates, subject to Lessee’s compliance with such consents. Such options have been granted by the Agents and exercised by Lessee as to (a) the first renewal period from October 1, 2003 through September 30, 2028, and (b) the second renewal period from October 1, 2028 through September 30, 2053. The Participants in Associates have consented to the granting of options to the Lessee to extend the lease for two additional 25-year renewal terms expiring in 2103. Lessee is a New York limited liability company whose members consist of, among others, Anthony E. Malkin and entities for the benefit of members of Peter L. Malkin’s and Anthony E. Malkin’s family.

Under the Lease, effective May 1, 1975, between Associates and Lessee, basic annual rent (“Basic Rent”) was equal to mortgage principal and interest payments plus $28,000 for partial payment to Malkin Holdings for supervisory services. The lease modification dated November 17, 2000, and as further modified, between Associates and Lessee provides that Basic Rent will be equal to the sum of $28,000 plus the installment payments for interest and amortization (not including any balloon payment due at maturity) currently payable on all mortgages. Basic Rent is payable in monthly installments on the first day of each calendar month in an amount equal to $2,333.33 plus the projected debt service due on the mortgages on the first day of the ensuing calendar month (with a reconciliation to be made as soon as practicable thereafter). Basic Rent shall be adjusted on a dollar-for-dollar basis by changes in the annual debt service on the mortgages. See Note D.

Lessee is required to make a monthly payment to Associates, as an advance against primary overage rent (“Primary Overage Rent”), of an amount equal to its operating profit for its previous lease year in the maximum amount of $752,000 per annum. Lessee currently advances $752,000 each year, which is recorded in revenues in monthly installments of $62,667 and permits Associates to make regular monthly distributions at 20% per annum on the Participants’ remaining original cash investment (which remaining cash investment at September 30, 2011, was equal to the participants’ original cash investment of $3,600,000) and to pay $1,667 monthly to Supervisor as an advance of the additional payment (the “Additional Payment”).

Lessee is also required to make an annual payment to Associates of secondary overage rent (“Secondary Overage Rent”) subsequent to September 30th of the amount representing 50% of the excess of the net operating profit (as defined) of the Lessee for the lease year ending September 30th over the Primary Overage Rent of $752,000, less the amount representing interest earned and retained by Associates on funds borrowed for the building improvement program described below. It is not practical to estimate Secondary Overage Rent for the lease year ending on September 30th which would be allocable to the first nine months of the lease year until the Lessee, pursuant to the Lease, renders to Associates a report on the operation of the Property. Associates recognizes Secondary Overage Rent when earned from the Lessee, at the close of the lease year ending September 30th and records such amount in revenue in the three months ended September 30th.

For the lease year ended September 30, 2011, Lessee reported net operating profit of $9,452,901 after deduction of Basic Rent. Lessee paid Primary Overage Rent of $752,000 for that lease year prior to September 30, 2011 and Secondary Overage Rent of $4,350,339 subsequent to September 30, 2011. The Secondary Overage Rent of $4,350,339 represents 50% of the excess of the Lessee’s net operating profit of $9,452,901 over $752,000, less $111 representing interest earned and retained by Associates on funds borrowed for the improvement program. As a result, the Secondary Overage Rent paid by the Lessee subsequent to September 30, 2011 of $4,350,339 plus $111 of interest income was available for distribution by the Associates to the Participants. After deducting $1,500,000 for general contingencies, the Additional Payment to Supervisor of $284,745 (Note E) and New York State filing fees of $3,000, the balance of $2,847,449 was distributed by Associates to the Participants on December 14, 2011.

As a result of its revenue recognition policy, rental income for the year ending December 31 includes the advances of Primary Overage Rent received from October 1 to December 31, but does not include any portion of Secondary Overage Rent based on the Lessee’s operations during that period.

The prospectus/consent solicitation in which these financial statements are included relates to the solicitation of consents of the Participants in Associates and other public limited liability companies supervised by the Supervisor to a consolidation transaction. In such consolidation, (x) the property interests of Associates, such other public limited liability companies and certain private entities supervised by the Supervisor, and (y) the Supervisor and certain affiliated management companies will be contributed to the operating partnership of a newly organized publicly traded real estate investment trust.

Consents are required from Participants in Associates and such other public limited liability companies for them to contribute their interests in the consolidation, and the solicitation of such consents will not commence until the SEC declares effective the registration statement on Form S-4. Consents have been obtained from Participants in the private entities and the Supervisor and certain affiliated companies and affiliates of the Supervisor for them to make such contribution.

The consideration to be paid to the contributing companies and entities in the consolidation will be allocated in accordance with exchange values determined based on appraisals by an independent third party. Such method of allocation has been approved by the Lessee. Based on the preliminary exchange values, if the consolidation proposal is approved by Associates’ Participants, the consideration with respect to the Property will be allocated approximately 50% to Associates and 50% to the Lessee, which the Supervisor believes is in accordance with the historical treatment of Associates and Lessee.

Note D Mortgages

On December 29, 2004, a first mortgage (the “First Mortgage”) was placed on the Property in the amount of $30,500,000 with Prudential Insurance Company of America. At closing, $3,000,000 was drawn and the remaining $27,500,000 was drawn during 2005. These draws paid off the pre-existing first mortgage of $15,500,000 with Emigrant Savings Bank on September 1, 2005 and were used to finance capital improvements as needed. The initial draw of $3,000,000 and all subsequent draws required constant equal monthly payments of interest only, at the rate of 5.33% per annum until January 5, 2007. Commencing February 5, 2007 Associates is required to make monthly payments of $184,213 applied to interest and principal calculated on a 25-year amortization schedule. The balance of the First Mortgage is $27,408,739 at September 30, 2011. The First Mortgage matures on January 5, 2015 when the principal balance will be $24,754,972. The First Mortgage may be prepaid at any time, in whole only, upon payment of a prepayment penalty based on a yield maintenance formula. There is no prepayment penalty if the First Mortgage is paid in full during the last 90 days of the term.

On May 25, 2006, a second mortgage (the “Second Mortgage”) was placed on the Property in the amount of $12,410,000 with Prudential Insurance Company of America. $2,100,000 was drawn at closing and $10,310,000 had been drawn as of March 5, 2009. The initial draw of $2,100,000 and all subsequent draws required constant equal monthly payments of interest only, at the rate of 6.13% per annum until March 5, 2009. Commencing April 5, 2009, Associates is required to make monthly payments of $80,947 applied to interest and principal calculated on a 25- year amortization schedule. The balance of the Second Mortgage is $11,842,191 at September 30, 2011. The Second Mortgage matures on January 5, 2015 when the principal balance will be $10,961,870. The Second Mortgage may be prepaid at any time, in whole only, upon payment of a prepayment penalty based on a yield maintenance formula. There is no prepayment penalty if the Second Mortgage is paid in full during the last 60 days of the term.

On October 15, 2009, Associates closed on a $21,000,000 line of credit from Signature Bank secured by a mortgage on the Property, subordinate to the existing senior mortgage debt held by Prudential Insurance Company of America in the original amount of $42,910,000, and to be used for capital improvements. $934,616 was drawn at closing and is the balance at September 30, 2011. The new loan requires payments of interest only and is co-terminus with the existing senior mortgage debt. Interest on the new loan is at a floating rate of prime plus 1.0% with a floor of 6.50% per annum unless Associates elects to fix the rate on the floating rate balance, in minimum increments of $5,000,000, for the then-remaining loan term. Associates has two options to fix the then floating rate balance. Such fixed rate shall be (a) 300 basis points over the Treasury Bill rate with a floor of 6.50% per annum or (b) if Associates then chooses to eliminate any loan prepayment penalty, 325 basis points over the Treasury Bill rate with a floor of 6.75% per annum.

The estimated fair value of Associates’ mortgage debt based on available market information is approximately $41,091,829 as of September 30, 2011. The fair value of borrowings is estimated by discounting the future cash flows using current interest rates at which similar borrowings could be made by us.

In 1999, the Participants in Associates and the members in Lessee consented to a building improvement program (the “Program”) estimated to cost approximately $12,200,000. In 2004, the Participants and Lessee approved an increase in the Program from $12,200,000 to approximately $31,400,000 under substantially the same conditions as had previously been approved. To induce the Lessee to approve the Program, Associates’ Participants authorized a grant to the Lessee, upon completion of the Program, of the right to further extensions of the Lease beyond 2103, based on the net present benefit to Associates of the improvements made.

The Program for improvements was further increased in 2006 from $31,400,000 to up to $82,300,000, again on the basis that such increase would allow a further extension of the Lease based on the net present benefit to Associates of the improvements made. The Participants in Associates and the members in Lessee have approved increasing the financing from the total of $42,910,000 provided by the First and Second Mortgages to up to $63,900,000. As of September 30, 2011, Associates had incurred or accrued costs related to the improvement program of $42,089,929 and estimated that costs upon completion will be approximately $82,300,000. The balance of the costs of the Program will be financed primarily by the additional borrowings available under the $21,000,000 previously approved loan that closed on October 15, 2009 and Lessee’s operating cash flow.

Note E Supervisory Services

Associates pays Supervisor for supervisory services and disbursements. The basic fee (the “Basic Payment”) has been payable at the rate of $40,000 per annum, payable $3,333 per month, since the fiscal year ended September 30, 1980. The Basic Payment was increased, with the approval of the Agents, by an amount equal to the increase in the Consumer Price Index since such date, resulting in an increase in the Basic Payment to $102,000 per annum effective July 1, 2010. The Basic Payment will be subject to further increase in accordance with any future increase in the Consumer Price Index. The fee is payable (i) not less than $2,333 per month, (ii) an additional $1,000 per month out of Primary Overage Rent payment and (iii) the balance out of available reserves from Secondary Overage Rent. Any deficiency in the portion of the fee payable from Primary or Secondary Overage Rent shall be payable out of Secondary Overage Rent in the next year in which Secondary Overage Rent is sufficient. The Agents also approved payment by Associates, effective July 1, 2010, of the expenses in connection with regular accounting services related to maintenance of Associates’ books and records. Such expenses were previously paid by Supervisor.

Associates pays Supervisor an Additional Payment equal to 10% of all distributions to Participants in any year in excess of the amount representing a return to them at the rate 15% per annum on their remaining cash investment in Associates (which remaining cash investment at September 30, 2011 was equal to the Participants’ original cash investment of $3,600,000). For tax purposes, such Additional Payment is recognized as a profits interest, and the Supervisor is treated as a partner, all without modifying each Participant’s distributive share of reportable income and cash distributions.

The basic supervisory services provided to Associates by Supervisor include, but are not limited to, maintaining all of its entity and Participant records, performing physical inspections of the Building, providing or coordinating certain counsel services to Associates, reviewing insurance coverage, conducting annual supervisory review meetings, receipt of monthly rent from Lessee, payment of monthly and additional distributions to the Participants, payment of all other disbursements, confirmation of the payment of real estate taxes, active review of financial statements submitted to Associates by Lessee and financial statements audited by and tax information prepared by Associates’s independent registered public accounting firm, and distribution of related materials to the Participants. Supervisor also prepares quarterly, annual and other periodic filings with the SEC and applicable state authorities.

Associates also pays Supervisor for other services at hourly rates. Pursuant to the fee arrangements described herein, Associates incurred supervisory service fees of $92,425 for the nine-month period ended September 30, 2011. No remuneration was paid during the nine-month periods ended September 30, 2011 and 2010 by Associates to either of the Members.

Reference is made to Note C above for a description of the terms of the Lease between Associates and Lessee. The respective interests of the Members in Associates and in Lessee arise solely from ownership of their respective Participations in Associates and Anthony E. Malkin’s participating interest in Lessee and Peter L. Malkin and Anthony E. Malkin’s family entities ownership of member interests in Lessee. The Members as such receive no extra or special benefit not shared on a pro rata basis with all other Participants in Associates or members in Lessee. However, all of the Members hold senior positions at Supervisor (which supervises Associates and Lessee) and, by reason of their positions at Supervisor, may receive income attributable to supervisory or other remuneration paid to Supervisor by Associates and Lessee.

Note F Subsequent Events

Associates has drawn down additional loan proceeds of $5,000,000 from the $21,000,000 line of credit with Signature Bank on December 22, 2011.

Note G Legal Proceedings.

The Property of Associates was the subject of the following material litigation:

Malkin Holdings LLC and Peter L. Malkin, a member in Associates, were engaged in a proceeding with Lessee’s former managing agent, Helmsley-Spear, Inc., commenced in 1997, concerning the management, leasing, and supervision of the property that is subject to the Lease to Lessee. In this connection, certain costs for legal and professional fees and other expenses were paid by Malkin Holdings and Mr. Malkin. Malkin Holdings and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. Accordingly, Associates’s allocable share of such costs is as yet undetermined, and Associates has not provided for the expense and related liability with respect to such costs in its financial statements included in this Form 10-Q. As a result of an August 29, 2006 settlement agreement, which included termination of this proceeding, Associates will not recognize any gains or losses from this proceeding other than the possible charges for the aforementioned fees and expenses.

Appendix A

DRAFT FORM OF OPINION LETTER PROPOSED TO BE DELIVERED. THIS FORM OF OPINION LETTER REMAINS SUBJECT TO DUFF & PHELPS’ REVIEW AND APPROVAL AND ALSO REMAINS SUBJECT TO CHANGE BASED UPON, AMONG OTHER THINGS, MARKET CONDITIONS AT THE TIME OF REQUESTED DELIVERY

Malkin Holdings LLC Each of the Partnerships referred to herein One Grand Central Place 60 East 42nd Street New York, NY 10165-3003	, 201

Ladies and Gentlemen:

Malkin Holdings LLC (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as independent financial advisor to the Company and on its behalf to each of the Partnerships (as herein defined) and to provide an opinion (the “Opinion”) to the Company, its officers, managers and members and each of the Partnerships as of the date hereof as to the fairness, from a financial point of view, to each of the Partnerships and the holders of membership interests or partnership interests, holders of participation and subparticipation interests in the membership interests held by the agents, and partners, members and shareholders of entities which directly or indirectly hold interests in the Partnerships (the “Investors”), of the allocation of Consideration (as herein defined) (i) among the Partnerships, Malkin Properties, L.L.C., Malkin Properties of New York, L.L.C., Malkin Properties of Connecticut, Inc. and Malkin Construction Corp. (collectively, the “Management Companies”) and the Company, and (ii) to the Investors in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular Investor other than in its capacity as an Investor in the Partnerships).

Description of the Proposed Transaction

The Proposed Transaction involves the consolidation of certain office and retail properties in Manhattan and the New York City metropolitan area owned by the Partnerships (the “Properties”) into the operating partnership whose general partner is Empire State Realty Trust, Inc., (the “REIT”) conditioned, among other things, upon the closing of the initial public offering (the “IPO”) of the REIT’s Class A common stock. After the series of transactions in which the assets of the Partnerships will be consolidated into the REIT, the REIT will own, through direct and indirect subsidiaries, the assets of the Partnerships, and the assets of the Company and the Management Companies, that provide asset management and property management, leasing services, and construction services to the Partnerships and certain other parties. The REIT will issue to each of the participants in certain of the Partnerships (other than certain affiliates of the Company) which are public reporting entities (the “Public LLCs” as listed in Exhibit A) either, at each participant’s option, (i) a specified number of shares of common stock that the REIT expects to be listed on the New York Stock Exchange or (ii) cash, to the extent available, subject to a cap, as described herein (the “Public LLC Consideration”). The REIT will issue to each of the participants in certain of the Partnerships which are private entities, affiliates of the Company which are participants in the Public LLCs and owners of the Company (the “Private Entities” as listed in Exhibit B, and together with the Public LLCs, the “Partnerships”) and the equity holders of the Management Companies, a specified number of limited partnership interests in the operating partnership of the REIT or, at each participant’s

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T +1 312 697 4600 F +1 312 697 0112	www.duffandphelps.com

option, cash, to the extent available, subject to a cap, or shares of Class A or Class B common stock in the REIT (the “Private Entity Consideration” and together with the Public LLC Consideration, the “Consideration”). We understand that the Company does not know which of the Private Entities or the Public LLCs will approve the Proposed Transaction, and assuming the receipt of all necessary approvals, whether the REIT will acquire all of the properties from the Private Entities and the Public LLCs, or the exact composition of the REIT’s properties.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities, business, and real estate valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	draft of the consent solicitation in substantially the form intended to be sent to participants in the private entities;

b.	a draft of the private consent solicitation (the “Private Solicitation” and together with the S-4, the “Solicitations”) in substantially the form intended to be provided to the participants in the Private Entities;

c.	unaudited segment and pro forma financial information for the Partnerships, the Company, and the Management Companies for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011, in each case, provided to us by management of the Company;

d.	historical operating and financial information including property-level financial data relating to the business, financial condition and results of operations of the Partnerships, the Properties, the Company, and the Management Companies, in each case, provided to us by management of the Company;

e.	other internal documents relating to the history, current operations, current budgets, and probable future outlook of the Partnerships, the Properties, the Company, and the Management Companies, including financial projections of the Company, and the Management Companies, in each case provided to us by management of the Company, and financial projections of the Partnerships and the Properties, which financial projections were (i) presented by Duff & Phelps based on the Information (as herein defined) provided by management of the Company and analysis performed by Duff & Phelps, and (ii) reviewed and approved by management of the Company;

f.	a letter dated , 201 from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions for the Properties, the Partnerships, the Company, and the Management Companies, the allocation of fee simple value among certain entities which are ground lessees or operating lessees, and the equity interest allocation worksheets for the Partnerships;

g.	other documents and information related to the Properties and prepared by management of the Company, including: floor plans, re-measurement projections, stacking plans, present market rental package including market rents and concessions, rent rolls, lease abstracts, property tax cards, capital expenditure projections, stabilization estimates for the Properties, and Argus files and operating expense estimates (collectively, the “Information”);

h.	organizational and related documents of the Partnerships; and

2.	The schedule setting forth the allocation of Consideration among participants within each Partnership (the “Allocation Schedule”) provided to us by management of the Company.

3.	Discussed the information referred to above and the background, other elements of the Proposed Transaction, conditions in property markets, conditions in the market for sales or acquisitions of properties similar to the Properties, current and projected operations and performance, financial condition, and future prospects of the Properties, the Company, and the Management Companies with the management of the Company, and professionals from Pearson Partners, Inc. and CBRE Group, Inc., both as representatives of a significant investor in certain partnerships;

4.	Reviewed the historical trading price and trading volume of the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	With respect to the Company and the Management Companies, performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, and an analysis of selected public companies that Duff & Phelps deemed relevant;

6.	With respect to the Properties and the Partnerships, conducted independent valuations using generally accepted valuation and analytical techniques that Duff & Phelps deemed relevant;

7.	Performed site visits for each of the Properties, with the exception of the properties located in Westport, CT at 69-97 Main Street and 103-107 Main Street; and

8.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of the Information, and all other information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify any of the Information or such information;

2.	Relied upon the fact that the Company has been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts, projections, the Information, and the Investor allocation schedules furnished to Duff & Phelps were reasonably prepared and based upon the best information currently available to, and the good faith judgment of, the person furnishing the same;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the factual statements concerning the Partnerships and Properties made in the Solicitations do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, financial condition, business, or prospects of the Partnerships, the Properties, the Company or the Management Companies since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.	Made no investigation of, and assumed no responsibility for, the legal description or for legal matters including title or encumbrances. Title to the Properties is assumed to be good and marketable unless otherwise stated. The Properties are further assumed to be free and clear of liens, easements, encroachments and other encumbrances unless otherwise stated, and all improvements are assumed to lie within property boundaries;

9.	Assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can readily be obtained, or renewed for any use on which the value estimates provided in this report are based;

10.	Assumed full compliance with all applicable federal, state and local zoning, use, occupancy, environmental, and similar laws and regulations, unless otherwise stated;

11.	Assumed responsible ownership and competent property management;

12.	Assumed areas and dimensions of the Properties were obtained from sources believed to be reliable. No independent surveys were conducted;

13.	Assumed there are no hidden or unapparent conditions of the Properties, subsoil, or structures that affect value. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them;

14.	No soil analysis or geological studies were ordered or made in conjunction with Duff & Phelps’ analysis, nor was an investigation made of any water, oil, gas, coal, or other subsurface mineral and use rights or conditions;

15.	Duff & Phelps was not engaged nor are we qualified to detect the existence of hazardous material, which may or may not be present on or near the Properties. The presence of potentially hazardous substances may affect the value of the Properties. The value estimate herein is predicated on the assumption that there is no such material on, in, or near the Property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them;

16.	The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. Duff & Phelps has not made a specific compliance survey and analysis of the Properties to determine whether or not they are in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property along with a detailed study of ADA requirements could reveal that the property is not in compliance with the ADA. If so, this would have a negative effect on the property value. Duff & Phelps was not furnished with any compliance surveys or any other documents pertaining to this issue and therefore did not consider compliance or noncompliance with the ADA requirements when estimating the value of the property;

17.	Assumed that each of the Partnerships will consent to the Proposed Transaction, and that the REIT will acquire all of assets and liabilities of the Partnerships, the Company, and the Management Companies (other than certain specified excluded assets);

18.	Assumed at the direction of the Company that, for the purposes of its analysis, the value of each form of Consideration (limited partnership interests in the operating partnership of the REIT, cash, or shares of Class A or Class B common stock in the REIT) is equivalent;

19.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Solicitations without any amendments thereto or any waivers of any terms or conditions thereof; and

20.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the REIT, the Company, or the Management Companies.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters many of which are beyond the control of any party involved in the Proposed Transaction. For purposes of this Opinion, the phrase “the allocation of the Consideration to the Investors in the Proposed Transaction is fair, from a financial point of view, to each of the Investors (without giving effect to any impact of the Proposed Transaction on any particular Investor other than in its capacity as a member of the Partnerships)” means that, as of the date hereof and in our judgment, the Consideration set forth on the Allocation Schedule opposite each Investor’s name is the Consideration to which such Investor is entitled under the constituent documents of the Partnerships as provided to Duff & Phelps by management of the Company.

Duff & Phelps has prepared the valuation of the Properties, the Partnerships, the Company, and the Management Companies as of July 1, 2011 and assumes (i) no responsibility for changes in market conditions and (ii) no obligation to revise its analysis to reflect any such changes which occurred subsequent to July 1, 2011. This Opinion is effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Properties, the Company, or the Management Companies, or (ii) advise the Company or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of REIT, including the price at which the Class A common stock may trade at any time, or, except as set forth in the valuation analysis, any particular Property, the Company or the Management Companies, either before or after the completion of the Proposed Transaction or the IPO. Duff & Phelps Opinion is based on its valuation analyses of the Properties, the Partnerships, the Company, and the Management Companies as of June 30, 2011. Our analysis did not take into account (i) any potential incremental value attributable to the portfolio of assets taken as a whole after giving effect to the Proposed Transaction; and (ii) the effects of variations in aggregate values attributed to the portfolio assets after giving effect to the Proposed Transaction on relative values of such portfolio assets. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

This Opinion is for the information of the Company, its officers, managers and members and the Partnerships in connection with their consideration of the Proposed Transaction and will be furnished to Investors in the Partnerships pursuant to the Solicitations and will be filed pursuant to the Form S-4 and may not be used for any other purpose without our prior written consent. The basis and methodology for this Opinion have been designed specifically for the express purposes of the Company, the Management Companies and the Partnerships and may not translate to any other purposes. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction,

(ii) is not a recommendation as to how the Investors should vote or act with respect to any matters relating to the Proposed Transaction, and (iii) does not address whether the Investors should elect to receive Class A common stock, limited partnership interests in the operating partnership, or cash, or whether to proceed with the Proposed Transaction or any related transaction. The ultimate decision to participate in the Proposed Transaction or any related transaction must be made by each Partnership and will need to take into account factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated September 27, 2010 (the “Engagement Letter”).

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Company, its officers, managers and members and the Partnerships and will receive a fee for its services and indemnification. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Company that it is prepared to deliver its Opinion. Other than this engagement, and a valuation advisory engagement prepared in connection with the Proposed Transaction for which customary fees, expense reimbursement, and indemnification were received, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof that the allocation of the Consideration (i) among the Partnerships, the Management Companies and the Company in the Proposed Transaction is fair, from a financial point of view, to each of the Partnerships and each of the Investors, and (ii) to the Investors in the Proposed Transaction is fair, from a financial point of view, to each of the Investors (without giving effect to any impact of the Proposed Transaction on any particular Investor other than in its capacity as an Investor in the Partnerships).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

DRAFT

Exhibit A—Public LLCs

Empire State Building Associates L.L.C.

60 East 42nd St. Associates L.L.C.

250 West 57th St. Associates L.L.C.

Exhibit B—Private Entities

Empire State Building Company L.L.C.

Lincoln Building Associates L.L.C.

Fisk Building Associates L.L.C.

1333 Broadway Associates L.L.C.

1350 Broadway Associates L.L.C.

Marlboro Building Associates L.L.C.

Seventh & 37th Building Associates L.L.C.

501 Seventh Avenue Associates L.L.C.

Soundview Plaza Associates II L.L.C.

East West Manhattan Retail Portfolio L.P.

One Station Place, Limited Partnership

New York Union Square Retail L.P.

Westport Main Street Retail L.L.C.

Fairfax Merrifield Associates L.L.C.

Merrifield Apartments Company L.L.C.

First Stamford Place L.L.C.

1185 Swap Portfolio L.P.

Fairfield Merrittview Limited Partnership

500 Mamaroneck Avenue L.P.

[112 West 34th Street Company L.L.C.

112 West 34th Street Associates L.L.C.

1400 Broadway Associates L.L.C].1

B.B.S.F., L.L.C.

1	Note: these properties would be covered by the Opinion only if the litigations involving these properties are resolved and these properties will be acquired as part of the consolidation.

Appendix B

Prepared For Malkin Holdings LLC One Grand Central Place 60 E 42nd Street New York, NY 10165-3003	Prepared by Duff & Phelps, LLC July 1, 2011

Ladies and Gentlemen:

The following valuation information relates to the properties, LLC’s and private entities (the “Properties”). The following information is not to be construed as an appraisal report.

The Properties are comprised of a mix of office and retail properties and one vacant land parcel, identified as follows:

IDENTIFICATION OF SUBJECT PROPERTIES

Property	Property Type	Address	City	State
The Empire State Building	Office	350 Fifth Avenue	New York	NY
One Grand Central Place	Office	60 East 42nd Street	New York	NY
First Stamford Place	Office	First Stamford Place	Stamford	CT
250 West 57th Street	Office	250 West 57th Street	New York	NY
112-122 W 34th Street	Office	112 West 34th Street	New York	NY
1359 Broadway	Office	1359 Broadway	New York	NY
1350 Broadway	Office	1350 Broadway	New York	NY
1333 Broadway	Office	1333 Broadway	New York	NY
501 Seventh Avenue	Office	501 Seventh Avenue	New York	NY
1400 Broadway	Office	1400 Broadway	New York	NY
Metro Center	Office	One Station Place	Stamford	CT
500 Mamaroneck Avenue	Office	500 Mamaroneck Avenue	Harrison	NY
10 Bank Street	Office	10 Bank Street	White Plains	NY
383 Main Avenue	Office	383 Main Avenue	Norwalk	CT
10 Union Square	Retail	10 Union Square East	New York	NY
1010 Third Avenue	Retail	1010 Third Avenue	New York	NY
1542 Third Avenue	Retail	1542 Third Avenue	New York	NY
77 West 55th Street	Retail	77 West 55th Street	New York	NY
69-97 Main Street	Retail	69-97 Main Street	Westport	CT
103-107 Main Street	Retail	103-107 Main Street	Westport	CT
Stamford, CT Land	Land	Station Place	Stamford	CT

DATE OF VALUATION

The date of valuation for the Properties is July 1, 2011.

B-1

VALUE DEFINITION

Market Value is defined by the Appraisal of Real Estate, Thirteenth Edition, as follows:

“The most probable price, as of a specified date, in cash, or in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to fair sale, with the buyer and seller each acting prudently, knowledgeably and for self-interest, and assuming that neither is under undue duress.”

The property rights being appraised for the Properties are the Fee Simple Interest, the Leased Fee Interest and the Leasehold Interest as of July 1, 2011.

The Fee Simple Interest is defined by the Appraisal of Real Estate, Thirteenth Edition, as follows:

“Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by governmental powers of taxation, eminent domain, police power, and escheat.”

The Leased Fee Interest is defined by the Appraisal of Real Estate, Thirteenth Edition, as follows:

“The ownership interest held by the lessor, which includes the right to the contract rent specified in the lease plus the reversionary right when the lease expires.”

The Leasehold Interest is defined by the Appraisal of Real Estate, Thirteenth Edition, as follows:

“The right held by the lessee to use and occupy real estate for a stated term and under the conditions specified in the lease.”

VALUATION METHODOLOGY

In traditional valuation theory, the three approaches to estimating the value of an asset are the cost approach, sales comparison approach, and income capitalization approach. Each approach assumes valuation of the property at the property’s highest and best use. From the indications of these analyses, an opinion of value is reached based upon expert judgment within the outline of the appraisal process.

Income Approach

The income capitalization approach (“income approach”) simulates the reasoning of an investor who views the cash flows that would result from the anticipated revenue and expense on a property throughout its lifetime. The net income (“NOI”) developed in our analysis is the balance of potential income remaining after vacancy and collection loss, and operating expenses. This net income is then capitalized at an appropriate rate to derive an estimate of value or discounted by an appropriate yield rate over a typical projection period in a discounted cash flow analysis. Thus, two key steps are involved: (1) estimating the net income applicable to the subject and (2) choosing appropriate capitalization rates and discount rates.

The discounted cash flow (“DCF”) analysis focuses on the operating cash flows expected from the property and the anticipated proceeds of a hypothetical sale at the end of an assumed holding period. These amounts are then discounted to their present value. The discounted present values of the income stream and the reversion are added to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income projected in the early years more heavily than the income and the sale proceeds to be received later.

We relied primarily on the DCF method to determine the Market Value of the operating Properties. We relied on the sales comparison approach to value the Stamford, CT land. However, we corroborated our results

B-2

through an analysis of the implied capitalization rate for each property. We analyzed the implied capitalization rate based on the value determined via the DCF and the first several years of projected NOI (as defined above).

The income approach was relied upon in determining the Market Value of the Properties. This is the approach utilized by typical investors and other market participants in the local market of the Properties, and was therefore determined to be the most reliable indicator of Market Value.

Cost Approach

The cost approach considers the cost to replace the existing improvements, less accrued depreciation, plus the market value of the land. The cost approach is based on the understanding that market participants relate value to cost. The value of the property is derived by adding the estimated value of the land to the current cost of constructing a reproduction or replacement for the improvements and then subtracting the amount of depreciation in the structure from all causes. Profit for coordination by the entrepreneur is included in the value indication.

The cost approach was omitted from our analysis, as it is not an approach typically utilized by investors in the local market of the Properties. Additionally, a portion of the Properties are unique and historic buildings. The reproduction of the improvements would not be possible in many cases, and a replacement of the improvements would not necessarily constitute an adequate substitute, given their unique and historic nature.

Sales Comparison Approach

The sales comparison approach estimates value based on what other purchasers and sellers in the market have agreed to as price for comparable properties. This approach is based upon the principle of substitution, which states that the limits of prices, rents, and rates tend to be set by the prevailing prices, rents, and rates of equally desirable substitutes. In conducting the sales comparison approach, we gather data on reasonably substitutable properties and makes adjustments for transactional and property characteristics. The resulting adjusted prices lead to an estimate of the price one might expect to realize upon sale of the property.

To value the Stamford, CT land, we relied on the sales comparison approach. The sales comparison approach estimates value based on what other purchasers and sellers in the market have agreed to as price for comparable properties. This approach is based upon the principle of substitution, which states that the limits of prices, rents, and rates tend to be set by the prevailing prices, rents, and rates of equally desirable substitutes. In conducting the sales comparison approach, we gather data on reasonably substitutable properties and make adjustments for transactional and property characteristics. The resulting adjusted prices lead to an estimate of the price one might expect to realize upon sale of the property.

The sales comparison approach was considered but omitted from our analysis (with the exception of the Stamford, CT land), as the income approach was deemed to be a more reliable indicator of Market Value, as it is the typical approach utilized by investors in the local market of the Properties. Sales comparables were used to corroborate our value conclusions arrived at using the income approach.

Ground Lease and Operating Lease Methodology

The following table shows the individual properties that are subject to ground leases or operating leases:

Property	Ground Lease Type
The Empire State Building	Operating Lease with Private Entity
One Grand Central Place	Operating Lease with Private Entity
250 W 57th Street	Operating Lease with Private Entity
1350 Broadway	Third-Party
501 Seventh Avenue	Operating Lease with Private Entity

B-3

Four of the Properties listed above are subject to operating leases with a private entity. A subsidiary of Malkin Holdings LLC is supervisor to both the property owner or ground lessee with a third-party and the operating lessee.

One of the Properties listed above is subject to a “third-party” ground lease, which is a standard ground lease in which a third-party owns the land, and a subsidiary of the private entity is the lessee of the land and the owner of the building, until ground lease expiration when building ownership reverts back to the ground lessor. The private entity that is the ground lessee makes contractual ground rent payments to the third-party land owner for these properties.

As some of the Properties are subject to operating leases, we determined the value for the private entity that is the property owner or ground lessee with a third-party and the private entity that is the operating lessee. In order to determine the Market Value of the land and building, we used the same discounted cash flow technique highlighted above to estimate the value of the unencumbered property. Secondly, we deducted the present value of the fixed rent payments. Lastly, we split the adjusted value evenly between the private entity that is the property owner or ground lessee with a third-party and the private entity that is the operating lessee.

The allocated exchange value was allocated 50% to the property owner and 50% to the operating lessee in a two tier entity instead of being allocated in accordance with discounted cash flow based on representations of the supervisor as to the original intent to treat the two tier entities as equivalent to a joint venture and the historical treatment of the two tier entities in this manner. The supervisor has represented that historically, agreements have been entered into to share capital expenditure and financing costs and the operating leases have been extended in connection therewith. As a result, the allocated exchange value has been allocated equally to the property owner and operating lessee, rather than in proportion to discounted cash flow, which would have resulted in a higher allocation to the property owner, which, in the case of Empire State Building Associates L.L.C. would have been significantly higher.

For the property subject to a third-party ground lease, we estimated the value of the private entity that is the ground lessee by calculating the present value of the future cash flows through the contractual term including all potential extensions noting that the reversion of the building would flow to the third-party ground lessor.

In applying the discounted cash flow technique, we estimated the operating results over a hypothetical 10-year holding period and assumed the Properties would be sold at the end of the final year for a price calculated by capitalizing the following year’s projected net operating income. We averaged the 11th, 12 and 13th years to account for any inconsistencies in cash flow. We then discounted the cash flows at a rate reflective of market conditions, bearing in mind the investment characteristics of the Properties. Lastly, we selected a terminal capitalization rate reflective of anticipated market conditions, the likely future condition of the Properties, and the uncertainty associated with estimates of future income and value.

Leased Fee Values

The above analysis considers the in-place ground leases at the Properties. As noted, we determined the Leased Fee values (assuming they are not subject to any in-place ground leases) for all properties before allocating the value to the various interests.

The following table shows the Leased Fee values of the Properties (subject to no in-place ground leases):

Property	Leased Fee Value
The Empire State Building[2]	$2,520,000,000
One Grand Central Place[2]	687,000,000
First Stamford Place	258,000,000
250 West 57th Street[2]	316,000,000

B-4

Property	Leased Fee Value
112-122 W 34th Street[2]	$404,000,000
1359 Broadway	192,000,000
1350 Broadway[2]	215,000,000
1333 Broadway	189,000,000
501 Seventh Avenue[2]	159,000,000
1400 Broadway[2]	363,000,000
Metro Center	138,000,000
500 Mamaroneck Avenue	44,000,000
10 Bank Street	45,000,000
383 Main Avenue	40,000,000
10 Union Square	49,000,000
1010 Third Avenue[1]	56,000,000
1542 Third Avenue	32,000,000
77 West 55th Street	N/A
69-97 Main Street	25,000,000
103-107 Main Street	5,000,000
Stamford, CT Land	14,600,000

Notes:

[1]	Includes value for both 1010 Third Avenue and 77 West 55th Street.
[2]	Value assuming no in-place ground leases.

Market Rent

In estimating the market rental rates, we surveyed competitive properties in the neighborhood of the Properties, in addition to analyzing the recently signed leases at the Properties and conversations with owner’s management to provide an indication of market rent. We also utilized third party databases including CoStar, Loopnet, and Real Capital Analytics, in addition to third party market reports from various brokerage houses (i.e. CBRE, Cushman Wakefield, Colliers, NAI, etc.) to provide an indication of market rent.

Market Rent Growth

Market rent growth was determined primarily through conversations with local market participants, taking into consideration how investors in the market of the Properties are modeling market rent growth. Market rent growth is primarily a function of location, quality, and property type. The projected market rent growth for the New York City properties is 0.0 percent growth in year 1, 5.0 percent growth in years 2-4, and 3.0 percent growth thereafter. The projected market rent growth for the suburban properties is 0.0 percent growth in year 1, and 3.0 percent growth thereafter.

Vacancy and Collection Loss

We held conversations with management and local market participants to estimate downtime, renewal probability and stabilized occupancy. Additionally, we assumed different stabilized occupancies and downtime for each property. The downtime, renewal probability, and stabilized occupancies are primarily a function of location, quality, and use (i.e. office vs. retail).

Operating Expense Analysis

Current and historical expenses constitute a guide for estimating future expenses. Not included among projected annual expenses for appraisal purposes are depreciation reserves, mortgage charges, income tax, corporation tax and capital additions.

B-5

In estimating the individual expense categories for the Properties, we looked at historical expenses from 2007 to 2010, year-to-date expenses as of June 30, 2011, as well as management’s budget for 2011. We also held discussions with management regarding their expense budget. Additionally we spoke to other market participants to aid in properly estimating projected expenses. We placed primary reliance on management’s 2011 budget, and considered historicals as applicable, while corroborating our expense estimates with estimates from the Building Owners and Managers Association (“BOMA”) and through conversations with local market participants.

Capital Expenditures—We were provided specific 10 year capital expenditure projections for each property by management. These 10 year projections were the basis for the capital expenditure projections utilized in our analysis.

Cash Flow Forecast

In applying the DCF technique, we estimated the operating results over a hypothetical holding period. We assumed the property would be sold at the end of the final year for a price calculated by capitalizing the projected following year’s net income. We averaged the 11th, 12th and 13th years to account for any inconsistencies in cash flow. We then discounted the cash flows at a rate reflective of market conditions as of the Valuation Date, bearing in mind the investment characteristics of the Properties. We selected a terminal capitalization rate reflective of anticipated market conditions, the likely future condition of the Properties, and the uncertainty associated with estimates of future income and value.

Discount Rate

A discount rate is an interest rate used to convert future payments or receipts into present value. The discount rate may or may not be the same as the internal rate of return (“IRR”) or yield rate depending on how it is extracted from the market and/or used in the analysis. The discount rates noted in this section are unlevered. If the discount rate is lower, the present value of the net operating income will be higher.

We considered conversations with investors and local market participants (institutional investors, publically listed real estate companies/REITs, and other privately held real estate companies), as well as third-party surveys in determining the discount rate. The discount rates were determined on a property by property basis. The discount rates utilized in our analysis are primarily function of property type, location, quality, projected net operating income growth during the holding period, projected capital expenditures during the holding period, and current occupancy.

The following table shows the various discount rates used in our analysis:

Property	Discount Rate
The Empire State Building	7.25%
One Grand Central Place	7.25%
First Stamford Place	8.75%
250 West 57th Street	7.50%
112-122 W 34th Street	8.75%
1359 Broadway	8.75%
1350 Broadway	8.75%
1333 Broadway	8.75%
501 Seventh Avenue	8.75%
1400 Broadway	8.75%
Metro Center	8.50%
500 Mamaroneck Avenue	9.25%
10 Bank Street	9.00%

B-6

Property	Discount Rate
383 Main Avenue	9.25%
10 Union Square	7.00%
1010 Third Avenue	7.00%
1542 Third Avenue	7.00%
77 West 55th Street	7.00%
69-97 Main Street	7.50%
103-107 Main Street	7.50%
Stamford, CT Land	N/A

Terminal Capitalization Rate

The terminal capitalization rates were also determined on a property by property basis. The terminal capitalization rates utilized in our analysis are primarily a function of property type, location, quality, projected net operating income growth during the holding period, projected capital expenditures during the holding period, and current occupancy. If the terminal capitalization rate is lower, the terminal value of the property will be higher.

The following table shows the various terminal capitalization rates used in our analysis:

Property	Terminal Capitalization Rate
The Empire State Building	6.00%
One Grand Central Place	6.00%
First Stamford Place	7.00%
250 West 57th Street	6.25%
112-122 W 34th Street	6.75%
1359 Broadway	6.75%
1350 Broadway	6.75%
1333 Broadway	6.75%
501 Seventh Avenue	6.75%
1400 Broadway	6.75%
Metro Center	7.00%
500 Mamaroneck Avenue	7.25%
10 Bank Street	7.25%
383 Main Avenue	7.25%
10 Union Square	6.00%
1010 Third Avenue	6.00%
1542 Third Avenue	6.00%
77 West 55th Street	6.00%
69-97 Main Street	6.25%
103-107 Main Street	6.25%
Stamford, CT Land	N/A

B-7

Summary of Values

The estimated Market Value of the various entities within scope as of the Valuation Date is as follows:

Entity(1)	Entity Type	Appraised Property Value	Present Value of Base Rent(2)	Appraised Entity Value(3)
Empire State Building		$2,520,000,000	($81,000,000)
Empire State Building Associates L.L.C.	Property Owner			$1,300,500,000
Empire State Building Company L.L.C.	Operating Lessee			$1,219,500,000

Total				$2,520,000,000

One Grand Central Place		$687,000,000	($14,000,000)
60 East 42nd St. Associates L.L.C.	Property Owner			$350,500,000
Lincoln Building Associates L.L.C.	Operating Lessee			$336,500,000

Total				$687,000,000

250 West 57th St.		$316,000,000	($10,000,000)
250 West 57th St. Associates L.L.C.	Property Owner			$163,000,000
Fisk Building Associates L.L.C.	Operating Lessee			$153,000,000

Total				$316,000,000

1333 Broadway
1333 Broadway Associates L.L.C.	Fee Simple	$189,000,000	$0	$189,000,000

1350 Broadway
1350 Broadway Associates L.L.C.	Operating Lessee	$186,000,000	$0	$186,000,000

1359 Broadway
Marlboro Building Associates L.L.C.	Fee Simple	$192,000,000	$0	$192,000,000

501 Seventh Avenue		$159,000,000	($4,000,000)
Seventh & 37th Building Associates L.L.C.	Property Owner			$81,500,000
501 Seventh Avenue Associates L.L.C.	Operating Lessee			$77,500,000

Total				$159,000,000

69-97 Main Street
Soundview Plaza Associates II L.L.C.	Fee Simple	$25,000,000	$0	$25,000,000

1010 Third Avenue and 79 West 55th Street
East West Manhattan Retail Portfolio L.P.	Fee Simple	$56,000,000	$0	$56,000,000

Metro Center
One Station Place, Limited Partnership	Fee Simple	$138,000,000	$0	$138,000,000

10 Union Square
New York Union Square Retail L.P.	Fee Simple	$49,000,000	$0	$49,000,000

103-107 Main Street
Westport Main Street Retail L.L.C.	Fee Simple	$5,000,000	$0	$5,000,000

First Stamford Place		$258,000,000	$0
Fairfax First Stamford SPE L.L.C.	Fee Simple			$80,444,400
Merrifield First Stamford SPE L.L.C.	Fee Simple			$80,444,400
First Stamford Place SPE L.L.C.	Fee Simple			$97,111,200

Total		$258,000,000	$0	$258,000,000

B-8

Entity(1)	Entity Type	Appraised Property Value	Present Value of Base Rent(2)	Appraised Entity Value(3)
10 Bank Street
1185 Swap Portfolio L.P.	Fee Simple	$45,000,000	$0	$45,000,000

1542 Third Avenue
1185 Swap Portfolio L.P.	Fee Simple	$32,000,000	$0	$32,000,000

383 Main Ave
Fairfield Merrittview Limited Partnership	Fee Simple	$40,000,000	$0	$40,000,000

500 Mamaroneck Ave
500 Mamaroneck Avenue L.P.	Fee Simple	$44,000,000	$0	$44,000,000

B.B.S.F., L.L.C.		$14,600,000	$0	$14,600,000
Total		$4,955,600,000		$4,955,600,000

(1)	Excludes three private entities which are the ground lessees and an operating lessee of two properties that are supervised by the supervisor, having an appraised value of $715,100,000, determined on a basis consistent with the exchange values of the subject LLCs and the private entities that are supervised by the supervisor. The operating partnership has entered into option agreements pursuant to which it has the option to acquire their property interests upon the final resolution of certain ongoing litigation with respect to their properties.
(2)	Represents the present value of the base operating lease payments from the operating lessee to the fee owner.
(3)	Value of the Leased Fee and Leasehold is shown before the allocation of mortgage obligations, cash for improvements, or other non-operating assets and liabilities

B-9

EMPIRE STATE REALTY TRUST, INC.

PROSPECTUS SUPPLEMENT

TO

PROSPECTUS/CONSENT SOLICITATION STATEMENT

DATED                     , 2012

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

This supplement is being furnished to you, as a participant of Empire State Building Associates L.L.C., or your subject LLC, by Malkin Holdings LLC, the supervisor of your subject LLC, to enable you to evaluate the proposed consolidation of your subject LLC into Empire State Realty Trust, Inc., a Maryland corporation, or the company.

The supervisor, requests that you, as a participant in your subject LLC, consent to the contribution of your subject LLC’s interest in the Empire State Building, as part of a consolidation of office and retail properties in Manhattan and the greater New York metropolitan area owned by your subject LLC, the other subject LLCs and certain private entities, or the private entities, supervised by the supervisor, along with certain related management businesses, into the company. This transaction is referred to herein as the consolidation.

The supervisor believes you will benefit from this consolidation through newly created opportunities for liquidity, enhanced operating and financing abilities and efficiencies, combined balance sheets, increased growth opportunities, enhanced property diversification, and continued leadership by the officers and a principal of the supervisor under the transparency and accountability of the governance structure of a reporting company with the Securities and Exchange Commission, or the SEC, with audited financial statements and a board of directors consisting predominantly of independent directors. Anthony E. Malkin will be the only management member of the board of directors.

As a potential alternative to the consolidation, the supervisor also requests that the participants consent to the sale or contribution of your subject LLC’s property interest as part of a sale or contribution of all of the properties owned by your subject LLC, the other subject LLCs and the private entities as a portfolio to a third party. While the supervisor believes the consolidation represents the best opportunity for participants to achieve liquidity and to maximize the value of their investment, the supervisor believes it also is in the best interest of all participants for the supervisor to have the flexibility and discretion to accept an offer for the portfolio of properties from an unaffiliated third party if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation and certain other conditions are met.

Participants also are being asked to consent to a voluntary pro rata reimbursement program pursuant to which the supervisor and Peter L. Malkin, a principal of the supervisor, will be reimbursed for the prior advances of all costs, plus interest, incurred in connection with the legal proceedings required to remove and replace the former property manager and leasing agent. The supervisor believes that the voluntary pro rata reimbursement program is fair and reasonable because the successful resolution of the legal proceedings allowed the property owned by your subject LLC to participate in a renovation and repositioning turnaround program conceived and implemented by the supervisor. The estate of Leona M. Helmsley, which we refer to as the Helmsley estate, as part of an agreement with the supervisor covering this and other matters, has paid the voluntary pro rata reimbursement to the supervisor for its pro rata share of costs advanced, plus interest, which totaled $5,021,048.

The Malkin Holdings group (as defined herein) will receive substantial benefits from the consolidation and have conflicts of interest in making this recommendation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the supervisor, see “Conflicts of Interest—Substantial Benefits to the Supervisor and its Affiliates” in the prospectus/consent solicitation.

Your subject LLC is one of three publicly-registered entities, which we refer to collectively as the subject LLCs, that the supervisor is seeking to consolidate into the company as part of a series of transactions that is referred to as the consolidation. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other participants in your subject LLC. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, or the prospectus/consent solicitation, which includes detailed discussions regarding the company, your subject LLC and the other entities being consolidated with the company.

Supplements have also been prepared for both of the other subject LLCs, copies of which may be obtained without charge by you or your representative upon written request to Mackenzie Partners, Inc., the company’s vote tabulator, at 105 Madison Avenue, NY, NY 10016 or call toll free at (888) 410-7850. The effects of the consolidation may be different for participants in the other subject LLCs.

Page
OVERVIEW	S1-1

ADDITIONAL INFORMATION	S1-7

RISK FACTORS	S1-8

FORWARD-LOOKING STATEMENTS	S1-14

THE SUPERVISOR’S REASONS FOR PROPOSING THE CONSOLIDATION	S1-16

EFFECT OF CONSOLIDATION ON SUBJECT LLCS NOT ACQUIRED	S1-18

SHARES OF COMMON STOCK ON A FULLY-DILUTED BASIS TO BE ALLOCATED TO YOUR SUBJECT LLC	S1-19

EXCHANGE VALUE AND ALLOCATION OF COMMON STOCK	S1-20

FAIRNESS OF THE CONSOLIDATION	S1-25

EXPENSES OF THE CONSOLIDATION	S1-30

DISTRIBUTIONS AND COMPENSATION PAID TO THE SUPERVISOR AND ITS AFFILIATES	S1-31

PROPERTY OVERVIEW	S1-32

VOTING PROCEDURES FOR THE CONSOLIDATION PROPOSAL AND THE THIRD-PARTY PORTFOLIO PROPOSAL	S1-33

U.S. FEDERAL INCOME TAX CONSIDERATIONS	S1-34

APPENDIX A—FAIRNESS OPINION [See Appendix A to the Prospectus/Consent Solicitation Statement]	A-1

APPENDIX B—CONTRIBUTION AGREEMENT	B-1

APPENDIX C—CONSENT FORM	C-1

EXPLANATORY NOTE: The information concerning the appraisal by Duff & Phelps LLC, the independent valuer, contained in the Registration Statement on Form S-4, which this supplement accompanies, is based on the preliminary appraisal by the independent valuer as of July 1, 2011, and the information concerning the fairness opinion of Duff & Phelps LLC is based on the draft form of fairness opinion provided by the independent valuer. The valuation will be updated as of a date in closer proximity to the effective date of the Registration Statement on Form S-4, which this supplement accompanies, and the fairness opinion is expected to be delivered as of a date in closer proximity to such effective date.

Unless the context otherwise requires or indicates, references in this Prospectus Supplement to the prospectus/consent solicitation, which is referred to herein as the supplement, to:

(i)	Your subject LLC refers to Empire State Building Associates L.L.C.,

(ii)	the subject LLCs refers to Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.,

(iii)	the private entities refer to the privately-held entities supervised by the supervisor which are all of the entities, other than the subject LLCs and the management companies listed in the chart under the section “Summary—The Subject LLCs, the Private Entities and the Management Companies” in the prospectus/consent solicitation, which will be included in the consolidation,

(iv)	the company refers to Empire State Realty Trust, Inc. (formerly known as Empire Realty Trust, Inc.), a Maryland corporation, together with its consolidated subsidiaries, including Empire State Realty OP, L.P. (formerly known as Empire Realty Trust, L.P.), a Delaware limited partnership, which is referred to herein as the operating partnership, after giving effect to the series of transactions involving the consolidation of the subject LLCs and the private entities described in this supplement and the prospectus/consent solicitation that have consented to the consolidation and a combination of (a) Malkin Holdings LLC, a New York limited liability company that acts as the supervisor of, and performs various asset management services and routine administration with respect to, your subject LLC, the other subject LLCs and certain of the private entities (as discussed in the prospectus/consent solicitation), which is referred to herein as the supervisor; (b) Malkin Properties, L.L.C., a New York limited liability company that serves as the manager and leasing agent to certain of the private entities in Manhattan, (c) Malkin Properties of New York, L.L.C., a New York limited liability company that serves as the manager and leasing agent to certain of the private entities located in Westchester County, New York, (d) Malkin Properties of Connecticut, Inc., a Connecticut corporation that serves as the manager and leasing agent to certain of the private entities in the State of Connecticut and (e) Malkin Construction Corp., a Connecticut corporation that is a general contractor and provides services to the private entities and third parties (including certain tenants at the properties owned by the private entities), which collectively are referred to herein as the management companies,

(v)	the property refers to your subject LLC’s direct or indirect fee ownership interests in the Empire State Building,

(vi)	the properties of the company and the portfolio refer to the property, the other assets of your subject LLC, the ownership interests of the other subject LLCs and the private entities in their properties and the other assets of the other subject LLCs and the private entities,

(vii)	the agents refer to holders of the membership interests in your subject LLC for the benefit of participants in the agent’s participating group; each of the agents is an affiliate of the supervisor,

(viii)	the participants refer to the holders of participation interests in the membership interests held by the agents and, as applicable, investors in the subject LLCs and the private entities,

(ix)	the participation interests refer to the beneficial ownership interests of participants in the membership interests of your subject LLC held by an agent for the benefit of participants and, as applicable, membership or partnership interests or the beneficial interests therein held by investors in the other subject LLCs and the private entities,

(x)	common stock and shares of common stock refer to both shares of the company’s Class A common stock, par value $0.01, and Class B common stock, par value $0.01 per share, unless otherwise indicated,

(xi)	the IPO refers to the initial public offering of the Class A common stock of the company and IPO price refers to the price per share of Class A common stock in the IPO,

S1-i

(xii)	operating partnership units refer to the operating partnership’s limited partnership interests, and

(xiii)	organizational documents refer to the limited liability company agreement, the participation agreements and the terms of any voluntary capital transaction override program for your subject LLC.

All references to the enterprise value refer to the value of the company after completion of the consolidation determined in connection with the IPO by the company in consultation with the investment banking firms managing the IPO and prior to the issuance of Class A common stock in the IPO and any issuance of Class A common stock pursuant to equity incentive plans.

All references to the aggregate exchange value refer to the aggregate exchange value of the subject LLCs, the private entities and the management companies based on the appraisal by Duff & Phelps, LLC, the independent valuer.

All references (other than information labeled as pro forma information, including the pro forma financial statements) to the number of shares of common stock, on a fully-diluted basis, issued in the consolidation refer to the number of shares of Class A common stock and Class B common stock issued or received in the consolidation, prior to the issuance of Class A common stock in the IPO and pursuant to any incentive plans, assuming that (i) the enterprise value in connection with the IPO equals the aggregate exchange value, (ii) the offering price per share in the IPO used herein which is used solely for illustrative purposes equals a hypothetical $10 per share, (iii) your subject LLC, the other subject LLCs, the private entities and the management companies participate in the consolidation, (iv) no cash is paid to the participants in your subject LLC, the other subject LLCs, the private entities or the management companies in the consolidation, (v) no shares of Class A common stock are issued to the supervisor pursuant to the voluntary pro rata reimbursement program, (vi) no fractional shares are issued and (vii) all operating partnership units issued in the consolidation are redeemed on a one-for-one basis and all shares of Class B common stock issued in the consolidation are converted on a one-for one basis for shares of Class A common stock.

The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The aggregate exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a real estate investment trust, which we refer to as a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

All references to distributions to participants assume that all amounts payable under the voluntary pro rata reimbursement program are paid out of cash distributions from your subject LLC, the other subject LLCs and the private entities, as applicable and that no shares of Class A common stock are issued to the supervisor for amounts due under the voluntary pro rata reimbursement program.

The supervisor has made certain of these assumptions to permit the presentation of information in tables in this supplement on a consistent basis. For example, while throughout this supplement the supervisor has assumed for purposes of this presentation of information that no cash is paid, cash will be paid to non-accredited investors in the private entities and to participants in the subject LLCs and to certain investors in the private entities that are charitable organizations and exempt from New York City real property transfer tax and elect to receive cash pursuant to the cash option described herein.

All references to the stockholders refer to the holders of Class A common stock and Class B common stock of the company.

All references to the Malkin Family refer to Anthony E. Malkin, Peter L. Malkin, each of their lineal descendants (including spouses of any of the foregoing), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing.

All references to the Malkin Holdings group refer to the Malkin Family and Thomas N. Keltner Jr. (and his spouse).

S1-ii

All references to the Wien group refer to each of the lineal descendants of Lawrence A. Wien, including Peter L. Malkin and Anthony E. Malkin (including spouses of such descendants), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing.

For demonstrative purposes, the supervisor has assigned a hypothetical IPO offering price of $10 per share. That value is strictly hypothetical and is for illustrative purposes only.

All references to the property and assets owned by the company upon completion of the consolidation refer to the company upon completion of the consolidation, without giving effect to the IPO, and assuming that all required consents of the participants in the subject LLCs have been obtained and all of the properties and assets to be acquired from your subject LLC, the other subject LLCs, the private entities and the management companies pursuant to the consolidation have been acquired.

All references to a third-party portfolio transaction refer to the sale or contribution of the subject LLCs’ property interests and other assets as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to a third party. The description of the company in this supplement assumes that all of the properties and assets to be acquired from your subject LLC, the other subject LLCs, the private entities and the management companies pursuant to the consolidation have been acquired by the company rather than a third party pursuant to a third-party portfolio transaction.

Certain terms and provisions of various agreements are summarized in the prospectus/consent solicitation and this supplement. These summaries are qualified in their entirety by reference to the complete text of any such agreements, which are either attached as exhibits or appendices to the prospectus/consent solicitation or this supplement in the form in which they are expected to be signed (but subject to change, including potentially significant changes, as described below) or filed as an exhibit to the Registration Statement on Form S-4 of which the prospectus/consent solicitation and this supplement is a part. The parties to such agreements may make changes (including changes that may be deemed material) to the forms of the agreements attached as appendices or exhibits hereto, contained in this supplement or filed as exhibits to the Registration Statement on Form S-4.

S1-iii

OVERVIEW

The consolidation

You are being requested to approve the consolidation in which your subject LLC will contribute its assets to the operating partnership in exchange for Class A common stock of the company and/or cash. The shares of Class A common stock are expected to be listed on the NYSE, which investors may sell from time to time as and when they so desire (subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period as described in the prospectus/consent solicitation). Presently there is no active trading market for the participation interest you hold in your subject LLC, which is only an indirect interest in real property subject to an operating lease, pursuant to which the property is operated by the Empire State Building Company L.L.C., which is the operating lessee. Through the consolidation, the company intends to combine the properties of your subject LLC, the other subject LLCs and the private entities and the assets and operations of the supervisor and the other management companies into the company, and intends to elect and to qualify as a REIT for U.S. federal income tax purposes. The closing of the consolidation will occur simultaneously with the closing of the IPO. All required consents of the private entities and the management companies, including the consents of the Wien group and the interests of the Helmsley estate, to the acquisition by the company of the assets of the private entities and the management companies have been obtained prior to the date of this supplement and the prospectus/consent solicitation.

If the consolidation is approved by your subject LLC and the other subject LLCs, the company acquires the properties from each of private entities and the company acquires the management companies, the company will own 12 office properties which, as of September 30, 2011, encompass approximately 7.7 million rentable square feet of office space, which were approximately 79.9% leased as of September 30, 2011 (or 83.0% giving effect to leases signed but not yet commenced as of that date). Seven of these properties are located in the midtown Manhattan market and encompass in the aggregate approximately 5.8 million rentable square feet of office space, including the Empire State Building, the world’s most famous office building. The Manhattan office properties also contain an aggregate of 432,176 rentable square feet of premier retail space on the ground floor and/or lower levels. The remaining five office properties are located in Fairfield County, Connecticut and Westchester County, New York, encompassing approximately 1.8 million rentable square feet in the aggregate. The majority of the square footage for these five properties is located in densely populated metropolitan communities with immediate access to mass transportation. Additionally, the company has entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of its office properties, that will support the development of an approximately 340,000 rentable square foot office building and garage. As of September 30, 2011, the portfolio also included four standalone retail properties located in Manhattan and two standalone retail properties located in the city center of Westport, Connecticut, encompassing 204,452 rentable square feet in the aggregate. As of September 30, 2011, the standalone retail properties were approximately 96.8% leased in the aggregate (or 96.8% giving effect to leases signed but not yet commenced as of that date).

The third-party portfolio proposal

As a potential alternative to the consolidation, you also are being asked to consent to the sale or contribution of your subject LLC’s property interest as part of a sale or contribution of the properties owned by your subject LLC, the other subject LLCs and the private entities as a portfolio to an unaffiliated third party. Through solicitation of consents, for the first time the properties owned by the subject LLCs and the private entities can be joined as a single portfolio. While the supervisor believes the consolidation and IPO represent the best opportunity for participants in your subject LLC, the other subject LLCs and the private entities to achieve liquidity and to maximize the value of their respective investments, the supervisor also believes it is in the best interest of all participants for the supervisor to be able to approve offers from unaffiliated third parties for the portfolio as a whole. All required consents of the private entities, including the consents of the Wien group and the interests of the Helmsley estate, to the third-party portfolio proposal have been obtained prior to the date of this supplement and the prospectus/consent solicitation.

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Market forces are dynamic, unpredictable, and subject to volatility. Should the public awareness of the proposed consolidation and IPO produce potential compelling offers from unaffiliated third parties to purchase the consolidated portfolio, it will be costly and time consuming to solicit consents to allow a sale or contribution of the portfolio to a third party, and there is considerable risk that any opportunity which might appear would be lost without the requested consent in place. Therefore, the supervisor believes that it is advisable to have the flexibility and discretion to accept an offer for the entire portfolio of properties from a third party, rather than pursue the consolidation and IPO, if the supervisor determines the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation.

The third-party portfolio transaction would be undertaken only if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation, subject to the committee approval described in the prospectus/consent solicitation, and would apply only to an offer from an unaffiliated third-party for the entire portfolio of properties owned by all of the subject LLCs and all of the private entities, subject to exclusions described under the section entitled “Third-Party Portfolio Proposal” in the prospectus/consent solicitation. A third-party portfolio transaction also could include the management companies.

Because of the inability to act without consent of your subject LLC, the other subject LLCs and certain of the private entities, the supervisor intends to inform any unaffiliated third-party which expresses interest in making a third-party offer that it will not consider any offer until after completion of the solicitation of consents of your subject LLC and the other subject LLCs. If an offer is submitted during the solicitation period, the supervisor may be required to provide information regarding the proposal to participants, to assist them in their decision regarding the consolidation.

The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate. Any third-party interested in making a portfolio proposal will be instructed to make its offer for all cash. It is possible that participants or the supervisor and its affiliates may be offered an option to receive securities in lieu of all or a portion of the cash. The supervisor will be authorized to approve offers only if a definitive agreement is entered into prior to December 31, 2015 or such earlier date as the supervisor may set with or without notice or public announcement.

The voluntary pro rata reimbursement program

You are being asked to consent to a voluntary pro rata reimbursement program pursuant to which the supervisor and Peter L. Malkin, a principal of the supervisor, will be reimbursed for the prior advances of all costs, plus interest, incurred in connection with the legal proceedings with Helmsley-Spear, Inc., the former property manager and leasing agent, which resulted in the removal of the former property manager and leasing agent as property manager and leasing agent of the properties owned by your subject LLC, the other subject LLCs and certain of the private entities and has enabled a renovation and repositioning turnaround program to be implemented by the supervisor. If you consent to the voluntary pro rata reimbursement program, the supervisor and Peter L. Malkin will be reimbursed for your pro rata share of costs, plus interest, previously incurred out of your share of the excess cash of your subject LLC that is being distributed to participants, and, to the extent that is insufficient, the shares of Class A common stock that you would receive in the consolidation or the consideration that you would receive in a third-party portfolio transaction, as applicable, will be reduced by the balance (valued, if the consolidation is consummated, at the IPO price) and such balance would be paid to the supervisor and Peter L. Malkin in shares of Class A common stock, if the consolidation is consummated, or out of distributions that you would receive from the proceeds of a third-party portfolio transaction, if consummated or out of distributions from operations of the subject LLC.

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The table below shows the amount to be received by the supervisor out of the distributions of each consenting participant in your subject LLC for each $1,000 of original investment by a participant pursuant to the voluntary pro rata reimbursement program:

	Exchange Value of Shares of Class A Common Stock to be Received by Participants per $1,000 Original Investment	Voluntary Reimbursement
		Per $1,000 Original Investment(1)	Total
Empire State Building Associates L.L.C.	$33,085	$101	$3,329,234

(1)	Your subject LLC’s share of the aggregate voluntary reimbursement (before any reimbursements) is $3,150,896, plus interest. The amount shown in the table includes accrued interest through September 30, 2011 and does not include interest which will accrue subsequent to September 30, 2011.

Number of shares of Class A common stock received if your subject LLC is consolidated with the company

Based on the hypothetical assumptions described herein, your subject LLC will be allocated 120,944,229 shares of Class A common stock, on a fully-diluted basis, that will be allocated to your subject LLC in the consolidation based on its exchange value of $1,209,442,285. The value of your participation interest, as described in the prospectus/consent solicitation, was determined based on the exchange value for your subject LLC. The exchange value of your subject LLC, the other subject LLCs, the private entities and the management companies is the value of these entities based on the appraisal by Duff & Phelps, LLC, which is referred to herein as Duff & Phelps, or the independent valuer, which serves as the independent valuer for your subject LLC, the other subject LLCs, the private entities and the management companies. Shares of common stock, operating partnership units and/or cash, as applicable, will be allocated among your subject LLC, the other subject LLCs, the private entities and the management companies based upon the exchange values of your subject LLC, the other subject LLCs, each private entity and the management companies. The exchange value was then allocated among the participants and the holders of the override interests in accordance with your subject LLC’s organizational documents. However, as described elsewhere in the prospectus/consent solicitation, while the exchange value was used to establish the relative value of the properties and participation interests, this value does not necessarily represent the fair market value of your participation interest.

You will receive a portion of the Class A common stock allocated to your subject LLC in accordance with your percentage interest in your subject LLC and your subject LLC’s organizational documents. The number of shares of Class A common stock presented in this supplement and in the prospectus/consent solicitation is based on the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor to illustrate the number of shares of Class A common stock that a participant would receive if the enterprise value of the company determined in connection with the IPO were the same as the aggregate exchange value and the IPO price were $10 per share. Participants in your subject LLC have the option to receive cash for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation from a portion of the net proceeds of the IPO. If you exercise the cash option, the amount that you will receive per share of Class A common stock will equal the IPO price per share less an amount equal to the underwriting discount per share paid by the company in the IPO. The participants in your subject LLC are being provided the cash option because, unlike the accredited investors in the private entities, participants in the subject LLCs will not have the option to receive operating partnership units in a transaction that is intended to be tax deferred. Participants in your subject LLC are being provided with the option to enable them to receive cash to cover a portion of the U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15]% to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

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The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The value of the consideration will be based on the enterprise value determined in connection with pricing of the IPO. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value divided by the actual IPO price upon pricing of the IPO. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

Similarities among the subject LLCs

Each of the subject LLCs owns an indirect interest in a Manhattan office property subject to an operating lease. Each of the subject LLCs is supervised by the supervisor. The subject LLCs all have similar structures for paying compensation to the supervisor and for distribution of cash flow and liquidation proceeds, except that your subject LLC and 250 West 57th St. Associates L.L.C. have a voluntary capital transaction override program and 60 East 42nd St. Associates L.L.C. does not have a voluntary capital transaction override program.

Differences among the subject LLCs

•

Your subject LLC owns an interest, subject to an operating lease, in a single property, the Empire State Building, which the supervisor believes has a greater value per square foot than the other assets in the company’s portfolio.

•

The Empire State Building is the largest property in the proposed consolidation and its renovation program began last. The renovation program for the Empire State Building is anticipated to require a greater investment than the renovation programs for the other subject LLCs. While the supervisor expects that the renovation programs for the other subject LLCs will be completed substantially by the end of 2013, the supervisor expects that the renovation program for the Empire State Building, which is the last Manhattan office property that began its renovation program, will be completed substantially in 2016.

•

Your subject LLC’s property has a debt to asset value (based on the appraised value) ratio of 6.31% as of September 30, 2011. The company’s properties have a debt to total assets ratio of 21.02% as of September 30, 2011. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets.

•

Your subject LLC’s property was 68.6% (67.3% of office space and 89.7% of retail space) leased as of September 30, 2011. The company’s properties were 80.4% (79.9% of office space and 86.2% of retail space) leased as of September 30, 2011.

•	The age of your subject LLC’s property is 81 years. The average age of the company’s properties is 61 years.

Vote required to approve the consolidation or third-party portfolio proposal

The participation interests in your subject LLC are divided into three separate participating groups. Participants are being asked to vote on both the proposed consolidation and the third-party portfolio proposal. For each proposal to be approved, participants holding 100% of the outstanding participation interests in your subject LLC must approve that proposal. Each of these proposals is subject to a separate consent and approval of each proposal is not dependent on approval of any other proposal.

If holders of 80% of the participation interests in any of the three participating groups in your subject LLC approve the consolidation, the agent of any such participating group will purchase, pursuant to your subject LLC’s organizational documents, on behalf of your subject LLC, the participation interest of any participant in

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such participating group that voted “AGAINST” or “ABSTAIN” with respect to the consolidation or that did not submit a consent form, at a price that would be substantially lower than the exchange value. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of that participating group will be satisfied.

If holders of 80% of the participation interests in any of the three participating groups in your subject LLC approve the third-party portfolio proposal, the agent of any such participating group will purchase on behalf of your subject LLC the participation interest of any participant in such participating group that voted “AGAINST” or “ABSTAIN” with respect to the third-party portfolio proposal or that did not submit a consent form, at a price that would be substantially lower than the exchange value regardless of whether there is a third-party portfolio offer, and even if the consolidation is consummated and the participant voted in favor of the consolidation. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of that participating group will be satisfied.

Prior to an agent purchasing the participation interests of non-consenting participants, an agent will give such participants not less than ten days’ notice after the required consent is received by your subject LLC to permit them to consent to the consolidation or the third-party portfolio proposal, as applicable, in which case their participation interests will not be purchased. The agents will purchase the participation interests for the benefit of your subject LLC and not for their own account and will be reimbursed by your subject LLC for the cost of such buyout. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of the participating group will be satisfied.

The buyout amount would be substantially lower than the exchange value. The buyout amounts are $100 for the interest held by a participant in your subject LLC as compared to the exchange value of $33,085 for a $1,000 original investment in your subject LLC. The cash required to buyout non-consenting participants will not be paid from the proceeds from the IPO.

The agents, who are the members of your subject LLC, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of each participating group in your subject LLC. Each new series provides protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. The new series will not affect voting rights, except with respect to any person or group that acquires 6% or more of the outstanding participation interests in the applicable participating group (an “acquiring person”). If there is an acquiring person, the effect of the new series is that approval of the consolidation proposal and the third-party portfolio proposal by a participating group will require approval by the requisite consent of the participants in the participating group, as holders of the new series of membership interests, excluding the acquiring person.

The Wien group collectively owns participation interests in your subject LLC and has advised that it will vote in favor of the consolidation and the third-party portfolio proposal. These participation interests represent 8.5921% for your subject LLC.

Consent required for the voluntary pro rata reimbursement program

The consent form being distributed to you and the other participants also seeks to obtain your consent to the payment of a voluntary pro rata reimbursement to the supervisor and Peter L. Malkin, a principal of the supervisor, the prior advances of all costs, plus interest, incurred in connection with the legal proceedings required to remove and replace the former property manager and leasing agent. If you return a signed consent form but fail to indicate whether you consent to or disapprove of the voluntary pro rata reimbursement program, you will be deemed not to have consented to the voluntary pro rata reimbursement program. If you fail to return a signed consent form by the end of the solicitation period, you will be deemed not to have consented to the voluntary pro rata reimbursement program.

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Tax consequences of the consolidation

You will generally recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest, exceeds your tax basis in your participation interest.

You will recognize “phantom income” (i.e., income in excess of any cash and the value of any shares of common stock you receive) if you have a “negative capital account” with respect to your participation interest.

The supervisor urges you to consult with your tax advisor to evaluate the tax consequences to you in your particular circumstances as a result of the consolidation.

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ADDITIONAL INFORMATION

“Selected Financial and Operating Data,” the company’s combined audited financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 and the notes related thereto, the company’s unaudited combined financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 and the company’s unaudited condensed consolidated pro forma financial information and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust, Inc. are set forth in the prospectus/consent solicitation. Your subject LLC is subject to the reporting requirements of the Exchange Act, and is required to file reports and other information with the SEC, including an Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC, including your subject LLC. The address of this website is http://www.sec.gov.” Your subject LLC’s audited financial statements as of December 31, 2010 and 2009 and the notes related thereto and your subject LLC’s unaudited financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 and Management’s Discussion and Analysis of Financial Condition are set forth on page F-152 of the prospectus/consent solicitation. In addition, unaudited pro forma financial information for the company is set forth on page F-5 of the prospectus/consent solicitation.

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RISK FACTORS

The risks from the consolidation generally are applicable to all of the subject LLCs, although certain of the risks affect your subject LLC differently from the other subject LLCs. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the consolidation on your subject LLC, as well as the other subject LLCs, you should carefully review the risks summarized below and the section entitled “Risk Factors” in the prospectus/consent solicitation.

Risks which affect your subject LLC differently or which involve changes in the nature of your investment

The following is a description of the risks which affect your subject LLC differently from the other subject LLCs.

•

Fundamental Change in Nature of Investment. You no longer will hold a participation interest in your subject LLC that owns an interest in a single property, the Empire State Building, subject to an operating lease, which the supervisor believes has a greater value per square foot than properties of the other subject LLCs. Instead, you will own an interest in the company, which owns directly or indirectly a portfolio of office and retail assets in Manhattan and the greater New York metropolitan area.

•

The Company Will Have Higher Leverage Than Your Subject LLC. The company’s debt to total assets value (based on the appraised value of the properties) ratio is greater than that of the property. As of September 30, 2011, the property had a debt to total assets ratio of 6.31% as compared to a debt to total assets ratio for the company of 21.02%. Accordingly, participants will be subject to the risks associated with higher leverage. See “Risk Factors—The company’s degree of leverage and the lack of a limitation on the amount of indebtedness the company may incur could materially and adversely affect it” in the prospectus/consent solicitation.

•

Exposure to Market and Economic Conditions of other Properties. You no longer will hold a participation interest in your subject LLC that owns an interest in a single property subject to an operating lease located in Manhattan. Instead, you will own shares of Class A common stock in the company if the consolidation is consummated, which will own a portfolio of office and retail assets in Manhattan and the greater New York metropolitan area.

•

The Company Expects to Reinvest Proceeds. Historically, the supervisor generally has not reinvested the proceeds from a sale of properties by investment programs that it supervises, although it is not restricted from doing so. Net proceeds which are not reinvested or reserved in the supervisor’s discretion would be distributed to the participants in accordance with your subject LLC’s organizational documents. The company expects to reinvest the proceeds from sales of its properties, subject to maintaining its compliance with the REIT distribution requirements.

•

Future Acquisitions of Properties. While the participants in your subject LLC in 2008 authorized the supervisor to obtain financing to invest in properties, your subject LLC has not acquired any additional properties. The company may raise additional funds through equity or debt financings to make future acquisitions of properties.

•	Different Types of Properties. The company will own, and in the future may invest in, types of properties different from those in which your subject LLC has invested.

•

If You Do Not Consent to the Consolidation or the Third-Party Portfolio Proposal, Your Participation Interest May be Purchased For a Price Substantially Below the Exchange Value. The organizational documents provide that if holders of 80%, or the required consent, of the participation interests in any of the three participating groups in Empire State Building Associates L.L.C. approve an action, the agents will purchase on behalf of the subject LLC the participation interests of participants who do not approve such action, and that price would be substantially below the exchange value of the interests. If the required consent of the participation interests in any participating group in the subject

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LLC approves consolidation or the third-party portfolio proposal, the agent of such participating group will purchase on behalf of the subject LLC the participation interest of any participant in such participating group that voted “AGAINST” the consolidation or the third-party portfolio proposal, “ABSTAIN,” or did not properly or timely submit a consent form. The buyout amount would be substantially lower than the exchange value. These buyout amounts are $100 for the interest held by a participant in your subject LLC as compared to the exchange value of $33,085 for a $1,000 original investment in your subject LLC. Prior to an agent purchasing the participation interests of non-consenting participants in your subject LLC, an agent will give such participants not less than ten days’ notice after the required consent is received by your subject LLC to permit them to consent to the consolidation and/or the third-party portfolio proposal, in which case their participation interests will not be purchased.

•

Uncertainties as to the Size and Makeup of the Company. The consolidation is conditioned on the participation of your subject LLC and the private entity that is the operating lessee of the Empire State Building participating in the consolidation but is not conditioned on any of the other subject LLCs or private entities participating in the consolidation. Your subject LLC represents a significant portion of the exchange value and anticipated future net income and cash flow of the company.

The Consolidation or a Third-Party Portfolio Transaction

The following is a summary of the material risks of the consolidation and the third-party portfolio transaction. The risks are more fully discussed in “Risk Factors” in the prospectus/consent solicitation. You should consider these risks in determining whether or not to vote “FOR” the consolidation proposal or the third-party portfolio proposal.

•

Uncertainties at the Time of Voting as to the Value of the Consideration You Will Receive. The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The valuation of the shares of Class A common stock that you will receive in the consolidation, as presented in this supplement and the prospectus/consent solicitation, is based on the exchange value of your subject LLC and the aggregate exchange value. These exchange valuations were based on appraisal by the independent valuer. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value;

•

Uncertainties as to the Size and Makeup of the Company and the Consideration You Will Receive. You will not know at the time you vote on the consolidation the size, makeup and leverage of the company or the exact number of shares of Class A common stock that you will receive in the consolidation. The consolidation is conditioned on the participation of your subject LLC and the private entity that is the operating lessee of the Empire State Building participating in the consolidation but is not conditioned on any of the other subject LLCs or private entities participating in the consolidation. Your subject LLC represents a significant portion of the exchange value and anticipated future net income and cash flow of the company;

•

Exchange Value May Not Equal Fair Market Value of the Common Stock. The supervisor arbitrarily has assigned $10 as the hypothetical value of each share of Class A common stock for purposes of illustrating the number of shares of common stock and operating partnership units that will be issued to your subject LLC, the other subject LLCs, the private entities and the management companies in the consolidation. The IPO price of the Class A common stock may be below the hypothetical $10 per share;

•	Exposure to Market and Economic Conditions. After the consolidation and completion of the IPO, your investment will be subject to market risk and the trading price of the Class A common stock may

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fluctuate significantly and may trade at prices below the IPO price. Your ability to sell shares of Class A common stock will be subject to the restrictions of applicable U.S. federal and state securities laws and subject to the lock-up period described in the prospectus/consent solicitation;

•

Value You Receive May Be Less than Fair Market Value of Your Participation Interests. The value of the shares of Class A common stock to be received by you in connection with the consolidation may be less than the fair market value of your participation interests in your subject LLC;

•

Absence of Arm’s Length Negotiations. While your subject LLC’s exchange value has been determined based on the appraisal by the independent valuer, and your subject LLC has received a fairness opinion from the independent valuer, no independent representative was retained to negotiate on behalf of the participants. If a representative or representatives had been retained for the participants, the terms of the consolidation might have been different and, possibly, more favorable to the participants;

•

Fairness Opinion Addressed only the Allocation of the Consideration. While the independent valuer appraised each property, the independent valuer’s fairness opinion addressed only the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among your subject LLC, the other subject LLCs, the private entities and the management companies and (ii) to the participants in your subject LLC, the other subject LLCs and each private entity (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities);

•

Fairness Opinion Cannot Address Market Value of Class A Common Stock. The independent valuer’s fairness opinion cannot address either the market value of the Class A common stock you will receive, which can only be set by the market value at the time the IPO is consummated, or the amount of cash participants may receive;

•

Participation in the Consolidation Eliminates Other Alternatives to the Consolidation. If the required percentage of participation interests in your subject LLC approves the consolidation and your subject LLC is consolidated with the company, your subject LLC no longer can enter into alternatives to the consolidation. These alternatives include (i) continuation of your subject LLC and (ii) a sale of your subject LLC’s interest in the property followed by the distribution of the net proceeds to its participants;

•

Conflicts of Interest. From inception, the supervisor, the agents and their affiliates have served in their respective capacities with respect to your subject LLC, the other subject LLCs and each private entity with conflicts of interest and as such have conflicts of interest in connection with the consolidation;

•

Benefits to Malkin Holdings group. The Malkin Holdings group will receive shares of Class A common stock, Class B common stock and operating partnership units which are redeemable for cash or, at the company’s election, Class A common stock, having an aggregate value of $642,208,000, which they are entitled to receive, and will be allocated to them in accordance with the subject LLCs’ and private entities’ organizational documents, and their interests in the management companies, which will be allocated to them in accordance with the valuations of the management companies by the independent valuer, in addition to any operating partnership units issuable in respect of the voluntary pro rata reimbursement program consented to by participants in the subject LLCs and its share of distributions of any cash available for distribution from the subject LLCs and the private entities prior to the consolidation. The Malkin Holdings group also will receive other benefits from the consolidation, and have interests that conflict with those of the participants;

•

Participants are Urged to Consult with Their Own Tax Advisors. You generally will recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest,

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exceeds your tax basis in your participation interest. You will recognize “phantom income” (i.e., income in excess of any cash and the value of any shares of Class A common stock you receive) if you have a “negative capital account” with respect to your participation interest. The supervisor urges you to consult with your tax advisor to evaluate the tax consequences to you in your particular circumstances as a result of the consolidation. As a result of the cap on the cash option, even if you elect to receive cash in the consolidation, you may not be able to receive sufficient cash to pay your tax liabilities resulting from the consolidation. In addition, due to the lock-up on your shares of Class A common stock, you may not be able to sell your shares of Class A common stock to realize cash at the time such sale may be required to meet any tax or estimated tax obligation;

•

Tax Consequences to Participants in Your Subject LLC are Different than Consequences to Participants in the Private Entities and Equity Owners of the Management Companies. The participants in your subject LLC will have different U.S. federal income tax and other tax consequences from the tax consequences of participants in the private entities and the Wien group. The participants in your subject LLC will be issued shares of Class A common stock and/or cash in taxable transactions. The Wien group will receive operating partnership units and/or shares of Class A common stock and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes. The participants in the private entities also will receive operating partnership units and/or shares of Class A and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes;

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The Supervisor May Not Approve a Third-Party Portfolio Transaction Even if it Provides for Premium Over Consideration in Consolidation. The supervisor may not approve a third-party portfolio transaction even if it provides for more consideration than to be issued or paid pursuant to the consolidation. The supervisor does not expect that it would approve a third-party portfolio transaction unless the supervisor believes it is an adequate premium above the value expected to be realized over time from the consolidation. The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate;

•

Uncertainties at the Time of Voting Include the Terms of Third-Party Portfolio Transaction. At the time you vote on the third-party portfolio proposal, there will be significant uncertainties as to the terms of any third-party portfolio transaction, a proposal for which may not be received until after the consent solicitation has been completed, including the amount of consideration you would receive if a third-party portfolio transaction is consummated. These uncertainties affect your ability to evaluate the third-party portfolio proposal. The supervisor may approve a third-party portfolio transaction which you may view as less favorable than the consolidation; and

•

Conflicts of Interest. The supervisor, the agents and their affiliates serve in their respective capacities with respect to your subject LLC, the other subject LLCs and the private entities and, as such, have conflicts of interest in connection with decisions concerning the terms of a third-party portfolio transaction.

Ownership of Shares of Common Stock in the Company

The following is a summary of the material risks of ownership of shares of common stock in the company.

•

Cash Distributions May be Less than Distributions of Your Subject LLC. There is no assurance as to the amount or source of funds for the estimated initial cash distributions of the operating partnership or the company, and the expected initial cash distributions to the participants following the consolidation could be less than the estimated cash distributions participants would receive from your subject LLC;

•

Adverse Economic and Regulatory and Geopolitical Conditions of Manhattan and the Greater New York Metropolitan Area. All of the company’s properties are located in Manhattan and the greater New York metropolitan area, in particular midtown Manhattan, and adverse economic or regulatory developments in this area could materially and adversely affect the company. Adverse economic and

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geopolitical conditions in general and in Manhattan and the greater New York metropolitan area commercial office and retail markets in particular, could materially and adversely affect the company’s results of operations, financial condition and its ability to make distributions to its stockholders;

•

Risks Associated with Renovation and Repositioning. There can be no assurance that the company’s renovation and repositioning program will be completed in its entirety in accordance with the anticipated timing or at the anticipated cost, or that the company will achieve the results the company expects from the company’s renovation and repositioning program, which could adversely affect the company’s financial condition and results of operations;

•

Expiration of Leases and Possible Inability to Find Other Lessees. The company may be unable to renew leases, lease vacant space or re-lease space on favorable terms or at all as leases expire, which could materially and adversely affect the company’s financial condition, results of operations and cash flow;

•

Risks Associated with Property Redevelopment and Developments. The company is exposed to risks associated with property redevelopment and development that could materially and adversely affect its financial condition and results of operations;

•

Dependence on Significant Tenants. The company depends on significant tenants in its office portfolio, including LF USA, Legg Mason, Thomson Reuters, Warnaco, and the Federal Deposit Insurance Corporation, which together represented approximately 18.4% of the company’s total portfolio’s annualized base rent as of September 30, 2011;

•

Dependence on Rental Income. The company’s dependence on rental income may materially and adversely affect its profitability, its ability to meet its debt obligations and its ability to make distributions to its stockholders;

•

Competition for Acquisitions. Competition for acquisitions may reduce the number of acquisition opportunities available to the company and increase the costs of those acquisitions, which may impede the company’s growth;

•

Risks of Observatory Operations. The observatory operations at the Empire State Building are not traditional real estate operations, and competition and changes in tourist trends may subject the company to additional risks;

•

Risks of Broadcasting Operations. The broadcasting operations at the Empire State Building are not traditional real estate operations, and competition and changes in the broadcasting of signals over air may subject the company to additional risks, which could materially and adversely affect the company;

•

Option Properties Risks. The company has an option to acquire from three private entities supervised by the supervisor two additional Manhattan office properties after an on-going litigation is resolved. These properties, which are referred to herein as the option properties, are subject to various risks, including but not limited to risks relating to the terms of the option agreements and risks relating to the ground leases with respect to the option properties, and the company may not acquire them;

•

Risks of Outstanding Indebtedness. The company’s outstanding indebtedness upon completion of the IPO reduces cash available for distribution and may expose the company to the risk of default under its debt obligations;

•	Continuing Threat of a Terrorist Event. The continuing threat of a terrorist event may adversely affect the company’s properties, their value and the ability to generate cash flow;

•	Exposure to Unknown Liabilities. The company may assume unknown liabilities in connection with the consolidation, which, if significant, could adversely affect its business;

•	Risk of Departure of Key Personnel. The departure of any of the company’s key personnel could materially and adversely affect the company;

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•

The Company’s Chairman Has Outside Business Interests. The company’s Chairman, Chief Executive Officer and President has outside business interests that will take his time and attention away from the company, which could materially and adversely affect the company;

•

Exposure To Risks Associated With Real Estate Assets And The Real Estate Industry. The company’s operating performance and value are subject to risks associated with real estate assets and the real estate industry, the occurrence of which could materially and adversely affect the company;

•

No Operating History as REIT or as a Publicly-Traded Company. The company has no operating history as a REIT or as a publicly-traded company and its lack of experience could materially and adversely affect the company;

•

Maryland Law Could Inhibit Changes in Control. Certain provisions of Maryland law could inhibit changes in control of the company, which could negatively affect the market price of the Class A common stock;

•

No Public Market for Class A Common Stock Prior to the IPO. There will be no public market for the Class A common stock prior to the IPO and an active trading market may not develop or be sustained following the IPO, which may negatively affect the market price of shares of the Class A common stock and make it difficult for investors to sell their shares;

•	Cash Available for Distribution May not be Sufficient. Cash available for distribution may not be sufficient to make distributions at expected levels;

•

Failure of the Company to Qualify as a REIT for Tax Purposes. Failure of the company to qualify or remain qualified as a REIT would subject the company to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the company shareholders; and

•

REIT Distribution Requirements Could Require The Company to Borrow Funds or Subject the Company to Tax. The REIT distribution requirements could require the company to borrow funds during unfavorable market conditions or subject the company to tax, which would reduce the cash available for distribution to the stockholders.

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FORWARD-LOOKING STATEMENTS

This supplement and the prospectus/consent solicitation contain forward-looking statements. In particular, statements pertaining to the company’s and the subject LLC’s capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Likewise, the company’s unaudited pro forma financial statements and all the company’s statements regarding anticipated growth in the company’s portfolio from operations, acquisitions and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “preliminary,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and the company may not be able to realize them. The company and the supervisor do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the factors included in the supplement and the prospectus/consent solicitation, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust” and “The Company Business and Properties;”

•

the effect of the credit crisis on general economic, business and financial conditions, and changes in the company’s industry and changes in the real estate markets in particular, either nationally or in Manhattan or the greater New York metropolitan area;

•	the value of the shares of common stock that you will receive in the consolidation;

•	reduced demand for office or retail space;

•	use of proceeds of the IPO;

•	general volatility of the capital and credit markets and the market price of the company’s Class A common stock;

•	changes in the company’s business strategy;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	fluctuations in interest rates and increased operating costs;

•	declining real estate valuations and impairment charges;

•	availability, terms and deployment of capital;

•	the company’s failure to obtain necessary outside financing;

•	the company’s expected leverage;

•	decreased rental rates or increased vacancy rates;

•	the company’s failure to generate sufficient cash flows to service its outstanding indebtedness;

•	the company’s failure to redevelop, renovate and reposition properties successfully or on the anticipated timeline or at the anticipated costs;

•	difficulties in identifying properties to acquire and completing acquisitions, including potentially the option properties described in the prospectus/consent solicitation;

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•	risks of real estate acquisitions, dispositions and development, including the cost of construction delays and cost overruns;

•	the company’s failure to operate acquired properties and operations successfully;

•	the company’s projected operating results;

•	the company’s ability to manage its growth effectively;

•	estimates relating to the company’s ability to make distributions to its stockholders in the future;

•	impact of changes in governmental regulations, tax law and rates and similar matters;

•	the company’s failure to qualify as a REIT;

•	future terrorist events in the U.S.;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	lack or insufficient amounts of insurance;

•	financial market fluctuations;

•	availability of and the company’s ability to attract and retain qualified personnel;

•	conflicts of interest with the company’s senior management team;

•	the company’s understanding of its competition;

•	changes in real estate and zoning laws and increases in real property tax rates and

•	the company’s ability to comply with the laws, rules and regulations applicable to companies and, in particular, public companies.

While forward-looking statements reflect the company’s or the supervisor’s, as applicable, good faith beliefs, they are not guarantees of future performance. The company and the supervisor disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this supplement, except as required by applicable law. For a further discussion of these and other factors that could impact the company’s future results, performance or transactions, see the sections entitled “Risk Factors” in this supplement and the prospectus/consent solicitation. You should not place undue reliance on any forward-looking statement, which is based only on information currently available to the company (or to third parties making the forward-looking statements). The company and the supervisor undertake no obligation publicly to release any revision to such forward-looking statement to reflect events or circumstances after the date of this supplement or the prospectus/consent solicitation, except as required by applicable law.

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THE SUPERVISOR’S REASONS FOR PROPOSING THE CONSOLIDATION

The supervisor proposed the consolidation and recommends that you vote “FOR” the consolidation. The supervisor believes this transaction represents the logical next step of value creation after years of action under the supervisor’s leadership to preserve, restore, and enhance your investment in your subject LLC.

Benefits of Participation in the Consolidation

The supervisor believes that the consolidation will provide you with the following benefits:

•

Liquidity. You will be able to achieve liquidity by selling all or part of your shares of Class A common stock, subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period described under “The Consolidation—Lock-Up Agreement” in the prospectus/consent solicitation. The shares of Class A common stock are expected to be listed on the NYSE;

•

Regular Quarterly Cash Distributions. Similar to your subject LLC’s present method of operation, the supervisor expects that the company will make regular quarterly cash distributions on its shares of common stock, which will include distributions of at least 90% of the company’s annual net taxable income (determined without regard to the deduction for dividends paid and excluding any net capital gains), which is required for REIT qualification;

•

More Efficient Decision-Making. Your subject LLC currently requires several internal procedural steps to undertake major transactions, which could affect its ability to take timely advantage of favorable opportunities. Financing and sales require costly and time consuming steps to obtain consent of a very high percentage of the participants in your subject LLC, as well as agreement of the corresponding operating lessee which operates the property and requires the consent of its participants. The company, in contrast, will have a more modern and flexible governance structure;

•

Increased Accountability. As a result of the governance structure of a company with its Class A common stock expected to be listed on the NYSE, stockholders will benefit from the oversight by a board of directors consisting predominantly of independent directors;

•

Greater and More Efficient Access to Capital. The company will have a larger base of assets and believes that it will have a greater variety of options and ability to access the capital markets and the equity value in its assets than your subject LLC individually. As a result, the company expects to have greater and more efficient access to the capital necessary to fund its operations, fund renovations to the properties and consummate acquisitions than would be available to your subject LLC individually. The supervisor believes that it would be extremely difficult for your subject LLC to obtain similar access to capital due to their size and ownership structure;

•

Growth Potential. The supervisor believes that you have greater potential for increased distributions as a stockholder and increased value from capital appreciation than as a participant in your subject LLC. The supervisor’s belief is based on the anticipated growth in the revenues of the initial properties operated as a portfolio under the Malkin brand and potential additional investments by the company;

•

Elimination of Risk from Subject LLC’s Passive Ownership of the Property Interests. Your subject LLC owns an interest in a single property subject to an operating lease. The operating lessee operates the property and your subject LLC does not participate in the management of the operations of the property. The market for the interest held by your subject LLC is smaller than that for, and your subject LLC’s interests are less valuable than, the entire property not subject to the operating lease. Following the consolidation, ownership and operation of the properties owned by your subject LLC and the operating lessee will be integrated;

•

Risk Diversification. The company will own a larger number of properties and have broader types of properties and tenants than your subject LLC, which owns an interest in a single property. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, owning an interest in a single property;

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•

Valuable Synergies. Your subject LLC presently benefits from being part of a portfolio of properties with a common brand awareness. However, under the current structure, there are major obstacles to obtaining true synergies and realization of value, such as combining financings, movements of tenants from one building to another, sharing of employees and management and oversight. The consolidation will remove such obstacles and free up access to value creation;

•

Position in Highly Desirable Marketplace. The properties owned by the subject LLCs and the private entities are concentrated in Manhattan and the greater New York metropolitan area. The supervisor believes this is one of the most highly desired markets in the world for office and retail properties;

•

Reduced Conflicts of Interest. From inception, your subject LLC was created with conflicts of interest inherent in its structure. Due to the structure, the supervisor represents many different ownership interests. The company will be managed by its officers, subject to the direction and control of its board of directors, which will consist predominantly of independent directors. There will not be separate interests of different groups of owners and there will not be a role for, or requirement of, an outside supervisor. The supervisor believes this structure eliminates the conflicts inherent in the structure which have been there from inception of your subject LLC and more closely aligns the interests among the stockholders and management; and

•

Election to Receive Cash. Participants in your subject LLC may elect to receive cash (at a price per share equal to the IPO price reduced by the underwriting discount per share paid by the company in the IPO) for up to [12-15]% of the shares of Class A Common stock issuable to them in the consolidation, which is described under “Consideration—Cash Option” in the prospectus/consent solicitation, if the consolidation is approved by their subject LLC and the consolidation is consummated. Participants in your subject LLC are being provided with the option to enable them to receive cash to cover a portion of U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15]% to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

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EFFECT OF CONSOLIDATION ON SUBJECT LLCS NOT ACQUIRED

If the company does not acquire your subject LLC’s assets in the consolidation and a third-party portfolio transaction is not consummated, your subject LLC will continue to operate as a separate limited liability company with its own assets and liabilities and will bear its proportionate share of the expenses of the consolidation. If the consolidation is not consummated, there will be no change in your subject LLC’s investment objectives and it will remain subject to the terms of its organizational documents.

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SHARES OF COMMON STOCK ON A FULLY-DILUTED BASIS TO BE

ALLOCATED TO YOUR SUBJECT LLC

The number of shares of common stock, on a fully-diluted basis, to be allocated to your subject LLC was determined based on the appraisal by Duff & Phelps, LLC, the independent valuer, as set forth under “Summary—Allocation of Consideration in the Consolidation” in the prospectus/consent solicitation.

The number of shares of common stock and operating partnership units actually issued in the consolidation will be equal to the aggregate enterprise value divided by the IPO price. For illustrative purposes only, this supplement includes information regarding the allocation of common stock and operating partnership units based on a hypothetical value of $10 per share and a hypothetical enterprise value equal to the aggregate exchange value arbitrarily assigned by the supervisor to illustrate the allocation of the common stock and operating partnership units and to determine the hypothetical number of outstanding common stock and operating partnership units.

The table below shows such illustrative allocation of common stock, on a fully-diluted basis, to your subject LLC and the private entity that is the operating lessee of the property. The table below assumes that all subject LLCs and all private entities participate in the consolidation. The table below also assumes that all participants in each subject LLC receive Class A common stock or, in the case of the Wien group, operating partnership units, and that all participants in the private entities and the equity owners of the management companies receive operating partnership units or shares of common stock. The actual number of shares of common stock and operating partnership units allocated to each subject LLC and private entity upon consummation of the consolidation will be reduced by an amount equal to the number of shares of common stock or operating partnership units that would have been issuable to participants in the subject LLCs and the private entities that receive cash.

Entity	Exchange Value	Common Stock, on a Fully-Diluted Basis(1)	Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis
Empire State Building Associates L.L.C.	$1,209,442,285	120,944,229	30.4%
Empire State Building Company L.L.C.(2)	$1,189,775,581	118,977,558	29.9%

(1)	The number of shares of common stock issued, on a fully-diluted basis, equals the number of shares of Class A common stock issued in the consolidation plus shares of Class A common stock issuable upon the redemption of operating partnership units or upon conversion of Class B common stock for shares of Class A common stock on a one-for-one basis. If participants receive cash pursuant to the cash option, the common stock which would have been issued to them, will not be issued. As a result, the number of outstanding shares of common stock will be reduced and the percentage of the common stock each other participant owns will increase. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value (which will be allocated to your subject LLC, the other subject LLCs, the private entities and the management companies in proportion to their relative share of the aggregate exchange value) divided by the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.
(2)	Operating lessee of Empire State Building Associates L.L.C.

For a detailed explanation of the manner in which the allocations are made, see “Exchange Value and Allocation of Common Stock—Allocation of Common Stock and Operating Partnership Units among the subject LLCs, the private entities and the Management Companies” in the prospectus/consent solicitation.

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EXCHANGE VALUE AND ALLOCATION OF COMMON STOCK

The shares of common stock and operating partnership units to be issued to each subject LLC, each private entity and the management companies will be allocated based on their respective share of the aggregate exchange value. The exchange value for each subject LLC, each private entity and the management companies was determined as of July 1, 2011 to establish a consistent method of allocating common stock and operating partnership units for purposes of the consolidation.

The number of shares of common stock, on a fully-diluted basis, to be issued in the consolidation, as presented in this supplement and the prospectus/consent solicitation, was determined by dividing the aggregate exchange value by $10, and your subject LLC’s share of the common stock, on a fully-diluted basis, to be issued in the consolidation is equal to its exchange value divided by $10. The hypothetical value per share of $10 was an arbitrary amount chosen by the supervisor for the sole purpose of illustrating the allocation of common stock and operating partnership units.

The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The value of the consideration will be based on the enterprise value determined in connection with the pricing of the IPO. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value of the company divided by the IPO price. The shares of common stock, on a fully-diluted basis, will be allocated among your subject LLC, the other subject LLCs, the private entities, and the management companies in proportion to their relative share of the aggregate exchange value. The enterprise value, which will be determined by the market conditions and the performance of the portfolio at the time of the IPO, may be higher or lower than the aggregate exchange value. Additionally, the IPO price may be more or less than the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor for illustrative purposes and, after the offering, the shares of Class A common stock may trade above or below the IPO price. See “Risk Factors.” Accordingly, both the number of shares of common stock and the value of the shares of common stock that each participant will receive for each $1,000 of original investment could be higher or lower than the hypothetical amounts set forth in this supplement and the prospectus/ consent solicitation.

Adjustments to Exchange Value and Allocation of Shares of Common Stock. All determinations of the exchange value for purposes of allocating the common stock and operating partnership units among the subject LLCs, the private entities and the management companies were determined as of July 1, 2011 in the manner described below under “Derivation of Exchange Values.” The exchange value will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation. No other adjustment will be made to the allocations of any of the subject LLCs, private entities or the management companies. As of the date of the prospectus/consent solicitation and this supplement, the supervisor does not know of any material change regarding your subject LLC that will affect materially the exchange value for your subject LLC.

For a detailed explanation of the manner in which the allocations are made, see “Exchange Value and Allocation of Common Stock” in the prospectus/consent solicitation.

Derivation of Exchange Values

Your subject LLC—the exchange value of your subject LLC has been determined by the independent valuer as follows:

•	the total allocable value as described below has been allocated equally between your subject LLC and the operating lessee:

•	the total allocable value equals the sum of:

•	the appraised value, on a fee simple basis, of the Empire State Building, as determined by the independent valuer’s appraisal of such property, as of July 1, 2011 and

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•

the amount by which the actual net working capital of both your subject LLC and the operating lessee exceeds (such value being negative if it is exceeded by) the normalized level of net working capital required to operate the property owned by your subject LLC, except for cash in excess of the normalized level of working capital which will be retained by your subject LLC and the operating lessee and distributed to your subject LLC’s and the operating lessee’s participants. Net working capital as used in this allocation is defined as current assets (excluding cash and cash equivalents, except to the extent required to maintain the normalized levels of working capital), less current liabilities (excluding the current portion of debt). As of June 30, 2011 the supervisor determined that there was no excess or deficit in the net working capital over the normalized level of working capital at any of the subject LLCs or operating lessees, with the exception of the unpaid cash overrides addressed below and

•	the amount of cash held by your subject LLC and the operating lessee that is expressly designated for property improvements, as of June 30, 2011, as provided by the supervisor;

•	reduced by:

•	the face value of shared mortgage debt obligations, which are mortgage debt obligations of your subject LLC that are serviced by basic rent paid by the operating lessee, as of June 30, 2011 and

•	the present value of the base operating lease payments from the operating lessee to your subject LLC.

•	fifty percent of such allocable value is allocated to your subject LLC and is adjusted as follows to estimate the exchange value of your subject LLC:

•	subtract the after-tax present value of supervisory fees paid to the supervisor and the unpaid cash flow overrides as of June 30, 2011;

•	subtract your subject LLC’s debt obligations that are not shared mortgage debt obligations serviced with basic rent paid by the operating lessee as of June 30, 2011 and

•	add the present value of the base operating lease payments from the operating lessee to your subject LLC.

The allocated exchange value was allocated 50% to your subject LLC and 50% to the operating lessee of the property instead of being allocated in accordance with discounted cash flow based on representations of the supervisor as to the original intent to treat the two entities as equivalent to a joint venture and the historical treatment of the two entities in this manner. The supervisor has represented that historically, agreements have been entered into to share capital expenditure and financing costs and the operating leases have been extended in connection therewith. As a result, the allocated exchange value has been allocated equally to your subject LLC and the operating lessee of the property, rather than in proportion to discounted cash flow, which would have resulted in a significantly higher allocation to the property owner.

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Allocation of Exchange Value and Common Stock

To allocate the shares of common stock, on a fully-diluted basis, for illustrative purposes, the supervisor arbitrarily used an enterprise value of the company equal to the aggregate exchange value and assigned a hypothetical $10 per share exchange value for illustrative purposes. The supervisor allocated to each subject LLC a number of shares of common stock, on a fully-diluted basis, equal to the exchange value of its assets divided by $10.

The following table sets forth for your subject LLC and the operating lessee, among other things, the calculation of the exchange value, the percentage of total exchange value and percentage of total number of shares of common stock to be issued, the number of shares of common stock to be issued, on a fully-diluted basis and the number of operating partnership units to be allocated to override interests of the supervisor and the Malkin Holdings group and to other persons.

Entity	Appraised Property Value(1)	Shared Debt Obligations(2)	Present Value of Base Rent(3)	Cash for Improve- ments	Total Allocable Value(4)	Present Value of Supervi- sory Fees(5)	Unpaid Cash Overrides(6)	Unshared Debt Obligations(7)	Present Value of Base Rent(8)	Exchange Value(9)(10)
Empire State Building	$2,520,000,000	($98,500,000)	($81,000,000)	$47,026,456
Empire State Building Associates L.L.C.					$1,193,763,228	($4,820,943)	$0	($60,500,000)	$81,000,000	$1,209,442,285
Empire State Building Company L.L.C.					$1,193,763,228	($3,987,647)	$0	$0	$0	$1,189,775,581

Entity	Exchange Value of Shares of Common Stock per $1,000 Original Investment (or 1% Interest for Empire State Building Company L.L.C.) of Participants	Percentage of Total Exchange Value / Percentage of Total Number of Shares of Common Stock Issued on a Fully-Diluted Basis	Number of Shares of Common Stock(10)		Number of Shares of Common Stock per Average $1,000 Original Investment (or 1% Interest for Empire State Building Company L.L.C.) of Participants	Number of Operating Partnership Units Allocated to Override Interests of Supervisor and the Malkin Holdings group(10)		Number of Operating Partnership Units Allocated to Override Interests of Other Persons
Empire State Building
Empire State Building Associates L.L.C.	$33,085	30.4%	120,944,229	(11)	3,308	11,764,423	(11)	0
Empire State Building Company L.L.C.	$10,894,423	29.9%	118,977,558		1,089,442	5,422,250		4,383,173	(12)

(1)	Reflects the appraisal of your subject LLC’s real property interests as of July 1, 2011 by the independent valuer.
(2)	Debt obligations, including mortgage debt of your subject LLC and shared mortgage debt obligations of your subject LLC and the operating lessee that are serviced by basic rent paid by the operating lessee.
(3)	Represents the present value of the base operating lease payments from the operating lessee to the fee owner.
(4)	Total allocable value which is shared equally by your subject LLC and the operating lessee, equals the appraised value of such property minus the sum of shared debt obligations and the present value of base rent payable under the operating lease, plus the cash reserves for improvements.
(5)	Reflects the after-tax net present value of the supervisory fees paid to the supervisor. The net operating income used to determine the appraised value of the properties was calculated without deducting supervisory fees as an expense. Instead, the after-tax net present value of the supervisory fee was included in determining the appraised value of the supervisor.
(6)	Reflects operating overrides due to the supervisor in respect of cash flow from operations which were unpaid as of June 30, 2011. The appraised value of the supervisor includes an amount equal to the value of the unpaid overrides.
(7)	Debt obligations, if any, attributable solely to your subject LLC and not shared by the operating lessee.

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(8)	Represents the present value of the base operating lease payments from the operating lessee.
(9)	The exchange values of your subject LLC and the operating lessee are based in part on your subject LLC’s and the operating lessee’s assets and liabilities included in their quarterly balance sheets as of June 30, 2011. The exchange values will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets after June 30, 2011 but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation.
(10)	The number of shares of common stock assumes that none of the participants in your subject LLC receives cash. The number of shares of common stock issuable to your subject LLC, as set forth in the table, was determined by dividing the exchange value for your subject LLC by $10, which is the hypothetical value that the supervisor arbitrarily assigned to illustrate the number of operating partnership units to be received. The actual number of shares of common stock and the value allocated to each participant in your subject LLC and the operating lessee will be based on the enterprise value in connection with the IPO and the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.
(11)	The amount shown in the table has been calculated as if all participants in your subject LLC have consented to the voluntary capital transaction override. The voluntary capital transaction override will be deducted only from the distributions allocable to those participants that have consented. The distributions allocable to participants that did not consent to the voluntary capital transaction override program and/or the voluntary pro rata reimbursement program will be determined without any deduction for such payments. The actual overrides to the supervisor, based on the actual consents to the voluntary capital override transaction, is 11,119,000 operating partnership units or $111,190,000 less than that shown in the table.
(12)	Does not include $10,611,894 of additional overrides payable by individual investors to unaffiliated third parties with respect to their interests in an investment entity that owns a membership interest in Empire State Building Company L.L.C.

Allocation of Common Stock on a Fully-Diluted Basis among the Participants and the Supervisor and the Malkin Holdings group

The common stock, on a fully-diluted basis, to be allocated to your subject LLC will be allocated among the participants holding participation interests in your subject LLC and the supervisor and the Malkin Holdings group in accordance with the provisions of your subject LLC’s operating agreement and other agreements relating to distributions upon liquidation of your subject LLC.

Entity	Exchange Value	Common Stock Allocation on a Fully-Diluted Basis(1)	Percentage of Total Exchange Value or Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(1)(2)
Empire State Building Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(3)	$1,013,179,880	101,317,988	25.4%
The supervisor and the Malkin Holdings group as holders of participation interests	$78,618177	7,861,818	2.0%
Override Interests(3)	$117,644,229	11,764,423	3.0%

Total	$1,209,442,285	120,944,229	30.4%
Empire State Building Company L.L.C.
Participants other than the supervisor and the Malkin Holdings group	$1,066,414,295	106,641,430	26.8%
The supervisor and the Malkin Holdings group as holders of participation interests	$25,307,051	2,530,705	0.6%
Override Interests(4)(5)	$98,054,234	9,805,423	2.5%

Total	$1,189,775,581	118,977,558	29.9%

(1)	Assumes all participants in your subject LLC receive common stock and all holders of participation interests in the private entities receive operating partnership units or shares of common stock. Each operating partnership unit provides the same rights to distributions as one share of Class A common stock in the company and, subject to limitations, is redeemable for cash or, at the company’s election, for one share of Class A common stock after a one-year period.
(2)

The number of shares of common stock outstanding, on a fully-diluted basis, equals the number of shares of common stock outstanding plus shares of Class A common stock issuable upon the redemption of operating partnership units for shares of Class A common stock on

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a one-for-one basis. If participants receive cash pursuant to the cash option, the common stock, on a fully-diluted basis, which would have been issued to them will not be issued. As a result, the number of shares of outstanding common stock, on a fully-diluted basis, will be reduced and the percentage of the common stock, on a fully-diluted basis, each other participant owns will increase.
(3)	The amount shown in the table has been calculated as if all participants in your subject LLC that have been solicited with respect to the voluntary capital transaction override program have consented. The voluntary capital transaction override will be deducted only from the distributions allocable to those participants that consented. The distributions allocable to participants that did not consent to the voluntary capital transaction override program and/or the voluntary pro rata reimbursement program will be determined without any deduction for such payments. The actual overrides to the supervisor, based on the actual consents to the voluntary capital override transaction, are $6,458,668 less than that shown in the table.
(4)	$43,886,657 of the overrides are paid to persons other than the supervisor and the Malkin Holdings group.
(5)	Does not include $10,611,894 of additional overrides payable by individual investors to unaffiliated third parties with respect to their interests in an investment entity that owns a membership interest in Empire State Building Company L.L.C.

The method utilized to allocate the Class A common stock is as follows:

•

Level 1 Allocation: The Class A common stock will be allocated to your subject LLC based upon the exchange value of your subject LLC, relative to the aggregate exchange value of all of the subject LLCs, the private entities and the management companies, as determined by the independent valuer. The supervisor believes that the exchange value constitutes a reasonable basis for such allocation.

•

Level 2 Allocation: Within your subject LLC, the Class A common stock allocable to your subject LLC will be allocated among the participants holding participation interests in your subject LLC and holders of override interests in accordance with the provisions of your subject LLC’s organizational documents relating to distributions upon liquidation of your subject LLC.

Under the organizational documents of your subject LLC, after any required payment of debts and liabilities of your subject LLC, the net proceeds to your subject LLC from the consolidation or a third-party portfolio transaction will be distributed to the members, each of whom is an agent for participants, in proportion to the members’ membership interests.

•	The net proceeds distributed to the members will be distributed to the participants as follows:

•

To participants in their participating group in proportion to the participants’ percentage interests in the participating group and the amount distributable to each participant that has consented to the voluntary capital transaction override program will be adjusted to reflect the amounts distributable under the voluntary capital transaction override program to the supervisor.

•

The supervisor will receive, as an override under the voluntary capital transaction override program, an amount equal to (i) 10% of the amount by which the net proceeds distributable in respect of a participant’s participation interest in connection with a capital transaction, including the consolidation, exceeds such participant’s original cash investment, (ii) 10% of master lease reductions (other than those reductions scheduled to take place in 2013) and (iii) 10% of the amount by which the annual financing charges under the senior mortgage are less than $1,970,000 through 2012 and $1,723,750 thereafter.

•

The amount distributable to each participant that has consented to the voluntary pro rata reimbursement program will be reduced by any amount distributable to the supervisor and Peter L. Malkin under such program.

The agents, who are the members of your subject LLC, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of each participating group. Each new series provides protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. If any person or group acquires 6% or more of the outstanding participation interests in the applicable participating group (an “acquiring person”), each participant in the applicable participating group other than an acquiring person prior to the closing of the consolidation, will have the right to receive distributions on the new series (equal to three times the distributions on the participations) and as a result if there is an acquiring person the distributions to the acquiring person will be reduced and the distributions of other participants in the participating group in which there is an acquiring person will be correspondingly increased.

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FAIRNESS OF THE CONSOLIDATION

General

The supervisor believes the consolidation to be fair to, and in the best interests of, your subject LLC and its respective participants. After careful evaluation, the supervisor concluded that the consolidation is the best way to maximize the value of your investment in your subject LLC.

Although the supervisor believes the terms of the consolidation are fair to you and the other participants, the supervisor and its affiliates have conflicts of interest with respect to the consolidation. These conflicts include, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the supervisor, see “Conflicts of Interest—Substantial Benefits to the Supervisor and its Affiliates” in the prospectus/consent solicitation. See “Exchange Value and Allocation of Common Stock—Allocation of Common Stock and Operating Partnership Units among the Participants and the Supervisor and the Malkin Holdings group” in the prospectus/consent solicitation.

Based upon the supervisor’s analysis of the consolidation:

•

The supervisor believes that the consideration offered to the participants in your subject LLC constitutes fair value for their participation interests. The exchange values of each of the subject LLCs, the private entities and the management companies are based on the appraisal by Duff & Phelps, LLC, the independent valuer. The independent valuer determined the exchange value, which was reviewed and approved by the supervisor. The supervisor believes that the allocations in accordance with the appraisal by the independent valuer were in the best interests of the participants.

•

The supervisor’s belief as to the fairness of the consolidation to the participants and the statements above regarding the material terms underlying its belief as to fairness partially are based upon the appraisal of each subject LLC’s interest in a property that the independent valuer prepared and upon the fairness opinion the independent valuer provided to the supervisor.

•

The supervisor considered that participants will be provided a cash option for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation if your subject LLC approves the consolidation. The cash option offers an alternative to those participants that desire immediate liquidity without the need to sell the portion of the shares of Class A common stock that they otherwise would receive.

•

While there is no assurance that the IPO price will be equal to or greater than the exchange value per share or that the Class A common stock will trade at a price equal to or greater than the IPO price following consummation of the consolidation and IPO, the supervisor believes that the increased liquidity will offer participants in the subject LLCs the opportunity to sell their shares of Class A common stock after the expiration of the lock-up period described in the prospectus/consent solicitation and receive cash.

•

The consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other participants. The supervisor’s belief is based on the anticipated growth in the revenues of the initial properties operated as a portfolio under the Malkin brand and potential additional investments the company expects to make in the future.

•

In addition to the receipt of cash available for distribution, you and the other participants whose subject LLCs participate in the consolidation will be able to benefit from the potential growth of the company and also will receive investment liquidity through the public market by selling all or part of the shares of Class A common stock, subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period described in the prospectus/consent solicitation.

•

As set forth in the table below, the supervisor calculated the net book value of your subject LLC under GAAP, as of September 30, 2011, per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is based primarily on depreciated historical cost and, therefore, is not indicative of the fair market value of your subject LLC. This figure was compared to the exchange value per $1,000 original investment.

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Summary of Valuations

(per $1,000 original investment)

Entity	Exchange Value	GAAP Net Book Value (Deficit) as of September 30, 2011
Empire State Building Associates L.L.C. Participants	$33,085	$(102)

•	The supervisor has adopted the conclusions of the fairness opinion from and the appraisal by the independent valuer, which are described in the consent solicitation.

Comparison of Alternatives

The supervisor has considered alternatives to the consolidation, including the continuation of your subject LLC without change and the liquidation of your subject LLC and the distributions of the net proceeds to you. The supervisor does not believe that your subject LLC could realize its allocable share of the value of the property through a sale of the interests in the property held by it. The supervisor believes that, over time, the likely value of the Class A common stock will be higher than the value of the consideration you would receive from any of the other alternatives as a result of increased efficiencies, growth opportunities and other opportunities for value enhancement.

The supervisor has not provided an estimate of the going-concern values and liquidation values of your subject LLC for the reasons set forth below. As explained below, the supervisor believes these values would be in the same range as, or lower than, the exchange values. These values may be more or less than the value of the consideration that you will receive in the consolidation. See “Risk Factors.”

Continuance as a Going-Concern. The supervisor considered the going-concern value of your subject LLC. The purpose of a going-concern analysis is to determine the estimated value of your subject LLC, assuming that your subject LLC continues to operate as a separate legal entity with its own assets and liabilities and governed by its organizational documents. A going-concern analysis differs from a liquidation analysis in that a liquidation analysis assumes that your subject LLC immediately commences an orderly disposition of its interest in the property and distributes the net liquidation proceeds, to the members and participants holding participation interests and to the supervisor on account of overrides and voluntary reimbursement payments. The going-concern analysis estimates the present value of the participation interests in your subject LLC, assuming that your subject LLC was operated as an independent standalone entity during an assumed ten-year holding period, and sold its interest in the property at the end of the ten-year period.

The supervisor believes that, based on, among other things, the advice of the independent valuer, the going concern value of the participation interests in your subject LLC pursuant to a going concern analysis, which would assume continued operation and eventual sale, is in the same range as the exchange value. The exchange value is based on (i) the appraised value of the property interest owned by your subject LLC which was based on the income approach taking into account, among other things, the expected financial performance such as estimated revenues, operating expenses, general and administrative costs, capital expenditures and leasing costs for the property, and operating cash flow of the property, and (ii) the allocation of such appraised values to the participants in your subject LLC as described in “Reports, Opinions, and Appraisals—Fairness Opinion” in the prospectus/consent solicitation. Similarly, a going concern analysis would determine the value of the equity interest in a partnership or limited liability company by estimating the present value of distributions to such interests in the going concern entity. The supervisor believes that, based on advice from the independent valuer, the methodology used to determine the value of an equity interest in a partnership or a limited liability company, as was performed in the appraisal, is a generally accepted valuation and analytical technique, and, when performed using the same underlying assumptions, can be expected to yield a result in approximately the same range as the going concern analysis.

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Liquidation of your subject LLC. Since another available alternative is to proceed with a sale of the interest in the property your subject LLC owns and to distribute the net proceeds to its participants, the supervisor has considered the liquidation value of your subject LLC. The supervisor assumed that, based on, among other things, the advice from the independent valuer, the liquidation value would be calculated by assuming that in a liquidation the real estate interest of your subject LLC would be sold at its appraised value, as determined by the independent valuer, minus assumed selling and liquidation costs (real estate commissions and legal and other closing costs) that would equal approximately 2.5% to 5% of the appraised real estate value. The supervisor believes that the costs relating to liquidation, including costs of soliciting participants’ consent and legal fees, could exceed this percentage. This alternative also assumes that non-real estate assets are sold at their estimated realizable value determined on a basis consistent with the independent valuer’s appraisal.

However, while the appraisal is not necessarily indicative of the price at which the assets would sell, the real estate appraisal assumes that the interest in the property of your subject LLC is sold in an orderly manner and is not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual value. See “Reports, Opinions and Appraisals—Appraisal.”

The supervisor believes that the value of the participation interests in the subject LLCs in a liquidation would be lower than the exchange values because the value in a liquidation would be determined based on the appraised value of the property interest owned by your subject LLC (as described under “Reports, Opinions, and Appraisals—Appraisal”), reduced by the transaction costs associated with marketing and selling a property, and the costs of soliciting participants’ consent and legal fees. Such fees and expenses were not deducted in calculating the exchange value because they are being borne by the company. The liquidation value would also not incorporate any prepayment penalties that would be due upon the sale of a property, which is not expected to be payable, to the same extent, in the consolidation. Such fees and expenses would reduce the amounts distributable to the participants in your subject LLC in a liquidation to a level below the exchange values.

Secondary Market Prices. Participation interests in your subject LLC are not traded on any national securities exchange. There is no established trading market for participation interests, and it is not anticipated that any market will develop for the purchase and sale of the participation interests.

Sales transactions for participation interests have been limited and sporadic. The supervisor receives some information regarding the prices at which secondary sale transactions of participation interests have been effectuated but, in many instances, the supervisor is not aware of the prices at which transactions have been made. The extent of the participation interest sales transactions between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of your subject LLC, the expected value of their assets and their prospects for the future is unknown. Many participation interest sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the interests and, to facilitate the sales, are willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold.

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Affiliates of the supervisor made the following purchases of participation interests in your subject LLC during the period from January 1, 2009 through September 30, 2011:

Date of Transfer (Month/Day/Year)	Amount of Purchase (Based on Original Investment)	Amount of Consideration Paid per $1,000 Original Investment
2/02/11	$10,000.00	$1,500.00
10/02/10	$5,000.00	$1,500.00
9/02/10	$1,666.67	$1,500.00
3/02/10	$2,500.00	$1,500.00
1/02/10	$5,000.00	$1,500.00
11/02/09	$10,000.00	$1,500.00
11/02/09	$10,000.00	$1,500.00
11/02/09	$10,000.00	$1,500.00
10/02/09	$7,500.00	$1,500.00
10/02/09	$5,000.00	$1,500.00
9/02/09	$6,666.66	$1,500.00
5/02/09	$5,000.00	$2,940.00

The supervisor also is aware of the following additional purchases of participation interests by third parties in your subject LLC during the period from January 1, 2009 through September 30, 2011:

Date of Transfer (Mo./Day/Yr.)	Amount of Purchase (Based on Original Investment)	Amount of Consideration Paid per $1,000 Original Investment
5/02/11	$5,000.00	$100.00
5/02/11	$5,000.00	$100.00
4/02/10	$10,000.00	$1,700.00
3/02/09	$10,000.00	$2,940.00
3/02/09	$5,000.00	$2,940.00
1/02/09	$2,500.00	$5,000.00

Comparison of Distributions

Distribution Comparison. The supervisor has considered the potential impact of the consolidation upon distributions that would be made to the participants that exchange their participation interests for Class A common stock.

The following table sets forth the current budgeted annual distributions of your subject LLC for the year ending December 31, 2012 and distributions paid per $1,000 original investment in the periods indicated below. The original cost per unit was $10,000.

Year Ended December 31,	Amount
2006	$531
2007	543
2008	482
2009	119
2010	221
Nine months ended September 30, 2011	88
Budgeted Annual Distribution for 2012(1)(2)	118

(1)

The budgeted annual distribution is based on budgeted cash flow of your subject LLC. The amounts are presented for comparative purposes only. In the past the amount of cash flow of your subject LLC available for distribution has been reduced by capital

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expenditures and other expenses of your subject LLC. The actual amount of distributions will be based on numerous factors. Accordingly, participants should not treat this budgeted annual distribution as the amount that they would have received if your subject LLC continued its operations. The company intends to make regular quarterly distributions to holders of its common stock following the IPO. Holders of operating partnership units will receive distributions on each operating partnership unit equal to any distributions that a stockholder receives on each share of common stock.
(2)	The budgeted annual distribution represents distributions out of base rent. In addition to distributions out of base rent, the subject LLC made additional distributions of $0, $102 and $0, out of additional rent, for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively.

Over the last 10 years, public REITs investing in similar types of properties in similar geographic areas to the company have paid an average dividend yield in the range of 2.0% to 4.0% per annum of their market price. These yields change as the market price of these public peer companies increases or decreases. The company anticipates that it will pay a quarterly dividend yield on its IPO price within or approximate to the range of dividend yields associated with these public peer companies existing at the time of the company’s IPO. However, the company’s actual dividend yield could be higher or lower than this range of dividend yields, and the company cannot estimate at this time the amount of dividends that it will be able to pay after closing of the consolidation and the IPO. The actual dividend yield on the company’s Class A common stock will depend on the market conditions at the time of the IPO and the company’s cash available for distribution at the time of the IPO. Further, any distributions declared by the company will be authorized by its board of directors in their sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of the company and the distribution requirements necessary to maintain the company’s qualification as a REIT. These factors include the distributable income generated by operations, the principal and interest payments on debt, capital expenditure levels, the company’s policy with respect to cash distributions and the capitalization and asset composition of the company, which will vary based on the private entities and the subject LLCs that ultimately participate in the consolidation.

Why the supervisor believes the third-party portfolio proposal is fair to you

You are being asked to consent to the sale or contribution of your subject LLC’s property interest as part of a sale or contribution of the properties owned by your subject LLC, the other subject LLCs and the private entities as a portfolio to an unaffiliated third party. Through solicitation of consents, for the first time the properties owned by your subject LLC, the other subject LLCs and the private entities can be joined as a single portfolio. While the supervisor believes the consolidation and the IPO represent the best opportunity for participants in your subject LLC, the other subject LLCs and the private entities to achieve liquidity and to maximize the value of their respective investments, the supervisor also believes it is in the best interest of all participants for the supervisor to be able to approve offers from unaffiliated third parties for the portfolio as a whole.

Market forces are dynamic, unpredictable, and subject to volatility. Should the public awareness of the proposed consolidation and IPO produce potential compelling offers from unaffiliated third parties to purchase the consolidated portfolio, it will be costly and time consuming to solicit consents to allow a sale or contribution of the portfolio to a third party, and there is considerable risk that any opportunity which might appear would be lost without the requested consent in place. Therefore, the supervisor believes that it is advisable to have the flexibility and discretion, subject to certain conditions, to accept an offer for the entire portfolio of properties from a third party, rather than pursue the consolidation and the IPO.

The third-party portfolio transaction would be undertaken only if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation, subject to the committee approval described in the prospectus/consent solicitation and would apply only to an offer from an unaffiliated third-party for the entire portfolio of properties owned by your subject LLC, the other subject LLCs and all of the private entities, subject to exclusions described under the section entitled “Third-Party Portfolio Proposal” in the prospectus/consent solicitation. A third-party portfolio transaction also could include the management companies.

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EXPENSES OF THE CONSOLIDATION

If the company acquires your subject LLC in the consolidation, the company will bear all consolidation expenses.

If the consolidation does not close, your subject LLC, each of the other subject LLCs and the private entities will bear its proportionate share of the consolidation expenses based on their respective exchange values. The supervisor does not know whether the acquiror in a third-party portfolio transaction will agree to pay any of the consolidation expenses.

The following table sets forth as of October 31, 2011 expenses of the consolidation allocated to your subject LLC based on the exchange value of each entity.

Pre-Closing and Closing Transaction Costs

Legal Fees	$2,297,907
Appraisal and Fairness Opinion	140,362
Solicitation, Printing and Mailing	27,347
Accounting Fees	3,657,448
Title, Transfer & Recording Fees	167
Pre-Formation Cost	100,269
Total	$6,223,501

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DISTRIBUTIONS AND COMPENSATION PAID TO THE SUPERVISOR AND ITS AFFILIATES

The following information has been prepared to compare the amounts of compensation paid and distributions made by your subject LLC to the supervisor and its affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

Compensation, Reimbursements and Distributions

To The Supervisor and its Affiliates

	2008		2009		2010		Nine Months Ended September 31, 2011
Historical:
Distributions on account of participation interest		$1,026,773		$231,373		$431,370		$173,529
Distributions on account of overrides		59,417		274,008		59,417		44,563
Supervisory fee		100,000		100,000		412,500		602,410
Reimbursements		1,520		108,836		142,691		781,854
Real estate disposition fees		0		0		0		0
Distribution of net sales proceeds		0		0		0		0

Total Historical		$1,187,710		$714,217		$1,045,978		$1,602,356

Pro Forma:
Distributions on operating partnership units or shares of common stock Issuable in respect of participation interests and overrides	$		$		$		$
Distributions on shares of common stock issuable in respect of the management companies
Restricted stock
Salary, bonuses and reimbursements

Total Pro Forma	$		$		$		$

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PROPERTY OVERVIEW

Your subject LLC owns a fee interest in the Empire State Building in New York. Information regarding the property as of September 30, 2011 is set forth below.

Property Name	Submarket	Year Built / Renovated(1)	Rentable Square Feet(2)	Percent Leased(3)	Annualized Base Rent(4)	Annualized Base Rent Per Leased Square Foot(5)	Net Effective Rent Per Leased Square Foot(6)	Number of Leases(7)
The Empire State Building	Penn Station- Times Sq. South	1930 / In process					$39.40
Office			2,675,779	67.3%	$62,642,545	$34.79		282
Retail			163,655	89.7%	$14,382,077	$98.01		24

(1)	For more information regarding the status of ongoing renovations at certain of the company’s properties, see “The Company Business and Properties—Description of Our Properties” in the prospectus/consent solicitation.
(2)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes (i) 52,382 square feet of space attributable to building management use and tenant amenities and (ii) 71,934 square feet of space attributable to the company’s observatory.
(3)	Based on leases signed and commenced as of September 30, 2011 and calculated as (i) rentable square feet less available square feet divided by (ii) rentable square feet.
(4)	Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Annualized base rent for retail properties (including the retail space the property) is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements, tenant reimbursements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Annualized base rent data for the company’s office and retail properties is as of September 30, 2011 and does not reflect scheduled lease expirations for the 12 months ended September 30, 2012.
(5)	Represents Annualized Base Rent under leases commenced as of September 30, 2011 divided by leased square feet.
(6)	Net effective rent per leased square foot represents (i) the contractual base rent for leases in place as of September 30, 2011, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of September 30, 2011.
(7)	Represents the number of leases at the property or on a portfolio basis. If a tenant has more than one lease, whether or not at the same property, but with different expirations, the number of leases is calculated equal to the number of leases with different expirations.

The property of your subject LLC is subject to mortgage in the principal amount, bearing interest rate and maturing as shown in the schedule below:

Property	Mortgage Principal as of September 30, 2011	Interest Rate	Maturity Date(1)
Empire State Building (secured term loan)(2)	$159,000,000	LIBOR + 2.5%	07/26/14

(1)	Pre-payment is generally allowed for each loan upon payment of a customary pre-payment penalty.
(2)	Loan made on June 29, 2011.

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VOTING PROCEDURES FOR THE CONSOLIDATION PROPOSAL AND

THE THIRD-PARTY PORTFOLIO PROPOSAL

The prospectus/consent solicitation, together with this supplement, transmittal letter and consent form constitute the solicitation materials being distributed to you and the other participants to obtain your votes “FOR” or “AGAINST” your subject LLC’s participation in the consolidation and the third-party portfolio proposal.

Participants are being asked to vote on both the proposed consolidation and the third-party portfolio proposal. The participants holding the required percentage of the outstanding participation interests of your subject LLC must approve each proposal in order for such proposal to be approved by your subject LLC. If the consolidation is approved by your subject LLC and the consolidation is consummated, your subject LLC will consolidate with the company in the manner described in the prospectus/consent solicitation and in this supplement.

If you vote “FOR” the consolidation and your subject LLC participates in the consolidation, you effectively will be voting against the alternatives to the consolidation, other than a third-party portfolio transaction, unless you vote “AGAINST” the third-party portfolio proposal. These alternatives include continuation of your subject LLC and a sale of your subject LLC’s interest in the property and distribution of the net proceeds to participants.

You should complete and return the consent form before the expiration of the solicitation period, which is the time period during which participants may vote “FOR” or “AGAINST” the consolidation and the third-party portfolio proposal. The solicitation period will commence upon delivery of the solicitation materials to you which is on or about                     , and will continue until the later of: (i)                      or (ii) such later date as the supervisor may select. At its discretion, the supervisor from time to time may elect to extend the solicitation period for one or more of the proposals for one or more of the subject LLCs without extending for other proposals or subject LLCs. Any consent form will be effective provided that such consent form has been properly completed and signed if received by Mackenzie Partners, Inc., which was company hired by us to tabulate your votes, prior to 5:00 p.m. Eastern time, on                     , 2012, unless the supervisor extends the solicitation period for one or more proposals, in such case, the last day of such extended solicitation period.

If you return a signed consent form but fail to indicate whether you are voting “FOR,” “AGAINST” or “ABSTAIN” from the consolidation proposal or the third-party portfolio proposal, you will be deemed to have voted “FOR” such proposal. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted “AGAINST” the consolidation proposal and the third-party portfolio proposal. You may withdraw or revoke your consent form at any time before the later of the date that consents from participants holding the required percentage of outstanding interests are received by your subject LLC and the 60th day after the date of the prospectus/consent solicitation and this supplement.

The consent form seeks your consent to the consolidation and the third-party portfolio proposal. Participants in each subject LLC will vote separately on whether or not to approve the consolidation and the third-party portfolio proposal. Accordingly, if you hold interests in more than one subject LLC, you must complete one consent form for each subject LLC in which you are a participant. If you return a signed consent form but fail to indicate whether you are voting “FOR,” “AGAINST” or “ABSTAIN” from the consolidation proposal or the third-party portfolio proposal, you will be deemed to have voted “FOR” such proposal.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

Certain U.S. federal income tax considerations relating to the consolidation are discussed in the prospectus/consent solicitation under the heading “U.S. Federal Income Tax Considerations.”

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CONTRIBUTION AGREEMENT

by and among

Empire State Building Associates L.L.C.,

Empire State Realty OP, L.P.

and

Empire State Realty Trust, Inc.

Dated as of [                    ], 201[    ]

i

(continued)

EXHIBITS

A	Contributing Entities, Contributed Properties and Property Interests

B	Form of Contribution and Assumption Agreement

C	Form of Existing Loan Indemnity Agreement

D	Form of Tenant Estoppel

E	Form of Release

F	Form of Bargain and Sale Deed

G	Form of Lock-Up Agreement

H	Form of Articles

SCHEDULES

1.4	Excluded Assets

1.6	Excluded Liabilities

1.8	Calculation of Contributor Value

1.9	Capital Expenditures

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits, hereinafter referred to as this “Agreement”) is made and entered into as [                    ], 201[    ] (the “Effective Date”) by and among Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”) and Empire State Building Associates L.L.C., a New York limited liability company (the “Contributor”). Terms used but not defined shall have the meanings ascribed to them in Section 7.1.

RECITALS

A.    The Operating Partnership desires to consolidate the ownership of (i) a portfolio of real properties (the “Contributed Properties”) owned by Contributor and other contributors (the “Other Contributors” and together with Contributor, the “Contributing Entities”) and (ii) Malkin Holdings LLC, Malkin Properties, L.L.C., Malkin Properties of New York, L.L.C., Malkin Properties of Connecticut, Inc. and Malkin Construction Corp. (collectively, the “Management Companies”), subject to the approval of the owners of the Contributing Entities and the Management Companies, through a series of transactions (the “Formation Transactions”) whereby the Operating Partnership intends to acquire, directly or indirectly, the right, title and interests (including fee interest, ground leasehold interests and operating leasehold interests, as applicable) of the Contributing Entities in the Contributed Properties as indicated on Exhibit A (the “Property Interests”). The Operating Partnership also desires to have an option to acquire the interests (the “Optional Property Interests”) owned by certain private entities (the “Optional Contributing Entities”) in the real properties (the “Optional Contributed Properties”) as indicated on Exhibit A, which may be exercised only after the final resolution of certain ongoing litigation with respect to the Optional Contributed Properties.

B.    The Formation Transactions will occur in conjunction with the proposed initial public offering (the “IPO”) of the Class A Common Stock of the Company, par value $0.01 per share (the “Class A Common Stock”). The Company will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and is the sole general partner of the Operating Partnership.

C.    Contributor is the holder of the Property Interest in the property known as the Empire State Building (the “Property”) as indicated on Exhibit A.

D.    Contributor desires to, and the Operating Partnership desires Contributor to, contribute to the Operating Partnership, all of Contributor’s Property Interest, free and clear of all Liens (other than Permitted Encumbrances), in exchange for limited partnership interests (the “OP Units”) in the Operating Partnership, shares of Class A Common Stock and/or cash on the terms and subject to the conditions set forth in this Agreement (the “Consolidation Transaction”).

E.    Subject to the conditions set forth in this Agreement, Contributor will distribute the OP Units, Class A Common Stock and/or cash consideration received in connection with the Consolidation Transaction to the holders of member, partner or profits interests (including the override interests currently held by the Supervisor or its successors), as applicable (provided that OP Units will only be distributed with respect to Participation Interests and any override interests contributed to the Operating Partnership by the Malkin Family Contributors (as defined below)), of Contributor, and to the extent any member or partner is an agent for participants, such member or partner will distribute the consideration received to its participants, in accordance with the applicable Organizational Documents of Contributor and the elections made by such members, partners or participants, after taking into account the allocation to the Supervisor, its successors or other persons in respect of its distributions on its override interests. A holder of an override interest or a Participation Interest, as applicable, in a Contributing Entity is referred to in this Agreement individually as a “Participant” and collectively as the “Participants.”

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F.    The parties acknowledge that the Operating Partnership’s (i) acquisition of the Contributed Assets and the Assumed Agreements and (ii) assumption of the Assumed Liabilities is subject to the conditions set forth in this Agreement. Additionally, it is understood that the Operating Partnership or a Subsidiary thereof may acquire the Optional Property Interests and may acquire interests in additional properties with the proceeds of the IPO or otherwise.

G.    The parties acknowledge that in connection with the Formation Transactions, Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal (the “Principals”), pursuant to that separate agreement among the Principals, the Company and the Operating Partnership (the “Representation, Warranty and Indemnity Agreement”), will indemnify, to the extent set forth therein, the Operating Partnership and the Company with respect to the breach of certain of the representations and warranties set forth in such agreement. Pursuant to a separate agreement among Anthony E. Malkin, Peter L. Malkin, the Company and/or the Operating Partnership (the “Tax Protection Agreement”), Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendents and those of Lawrence A. Wien (including spouses of such descendents), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing, certain other Affiliates and related parties of any of the foregoing, and a Participant in a privately-held Contributing Entity will receive protection from certain potential Tax consequences that could arise from transactions that may occur following the Formation Transactions.

H.    Pursuant to a Contribution Agreement entered into as of November 28, 2011, between the Company, the Operating Partnership and certain Persons affiliated with the Malkin Family Group (including the Supervisor) (individually, a “Malkin Family Contributor” and collectively, the “Malkin Family Contributors”), the Malkin Family Contributors agreed to contribute certain interests in the Contributor and certain of the Other Contributors to the Operating Partnership in exchange for OP Units and shares of Class B Common Stock of the Company, par value $0.01 per share (“Class B Common Stock”).

I.    Whereas, (i) the Company and the Operating Partnership have entered into separate contribution agreements with certain Participants in Contributor (the “Charitable Participants”) and the direct and indirect holders of the equity interests in such Charitable Participants, whereby each of the Company and the Operating Partnership has agreed to acquire immediately prior to the Closing hereunder from such Charitable Participants or such holders or transferees thereof that are Charitable Organizations (“Sellers”) the equity interests in such Charitable Participant or its Participation Interest, (ii) pursuant to such separate contribution agreements, the Operating Partnership will pay to the applicable Seller or its designee with respect to each such Charitable Participant the consideration under the applicable separate contribution agreement (which will be equal to the consideration such Charitable Participant would have been allocated and entitled to receive pursuant to the terms of this Agreement had it remained a Participant in Contributor, increased in certain cases by additional consideration relating to certain Participants’ exemption from New York City real estate transfer taxes applicable to the transfer) and will acquire the applicable Participation Interest or equity interests in each Charitable Participant, as the case may be, and (iii) after such acquisition, distributions from Contributor will be made in respect of the Participation Interests directly and indirectly transferred thereby, and the Company and/or the Operating Partnership, as the owner(s) of such Charitable Participants or Participation Interests, as the case may be, will be entitled to such distributions, except that each will assign to the applicable Seller the rights to receive distributions in respect of such Participation Interests as set forth in such separate contribution agreements.

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NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

ARTICLE 1.

CONTRIBUTION

Section 1.1    Contribution of Property Interest and Other Assets. At the Closing and subject to the terms and conditions contained in this Agreement, Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, and the Operating Partnership shall acquire and accept the following (other than Excluded Assets): (a) its Property Interest in the Property together with all easements and other rights appurtenant thereto and (b) all right, title and interest held directly or indirectly by Contributor in (i) all Fixtures and Personal Property related to the Property, if any, (ii) all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Property, if any (together with the Fixtures and Personal Property the “Contributed Assets”) and (iii) all agreements and arrangements related to the Property, if any, to which Contributor is a party, directly or indirectly, including without limitation, (A) all leases, licenses, tenancies, possession agreements and occupancy agreements (excluding subleases entered into by tenants of the Property, as sublandlord, if any) (“Leases”), if any, (B) all service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to the Property (in each case, other than such agreements entered into by tenants, if any) and (C) all other agreements to which Contributor is a party (all such agreements, collectively, the “Assumed Agreements”), in each case unless specified as an Excluded Asset in this Agreement and, in each case, free and clear of any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Lien), other than Permitted Encumbrances. The contribution of the Contributed Assets and the Assumed Agreements, if any, and the assumption of all obligations thereunder, shall be evidenced by the Contribution and Assumption Agreement in the form attached hereto as Exhibit B (the “Contribution and Assumption Agreement”).

Section 1.2    Designation of Assignee. The Company and the Operating Partnership reserve the right, by written notice to Contributor, to reallocate the Property Interest and any other Contributed Assets slated for acquisition by the Operating Partnership in the Consolidation Transaction, such that the Property Interest and any such Contributed Assets will instead be contributed to and acquired by the Company or any Subsidiary of the Company or the Operating Partnership and such entity will assume the obligations of the Operating Partnership under this Agreement (including all liabilities related to the Contributed Assets and Assumed Agreements); provided that such reallocation does not adversely affect the Tax treatment of the Consolidation Transaction contemplated herein to any party hereto.

Section 1.3    Alternate Transaction. In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership, may elect, in its sole and absolute discretion, to effect an Alternate Transaction, provided that the Requisite Consent would be sufficient to approve such Alternate Transaction. In such event, Contributor (i) hereby agrees and consents to such election without the need for the Operating Partnership to seek any further consent or action from Contributor or any Participant in Contributor and (ii) shall, and to the extent practicable, shall cause its Participants and, if applicable, its Subsidiaries to, enter into and perform any agreements as shall be necessary to consummate such Alternate Transaction. Notwithstanding the foregoing, the Supervisor (on behalf of Contributor) may elect, in its sole discretion, to effect an actual or de facto recapitalization of the Contributor provided that such recapitalization does not change the consideration a Participant in Contributor would receive or the anticipated Tax consequences of the Consolidation Transaction to a Participant in Contributor.

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Section 1.4    Excluded Assets. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all assets and properties of Contributor set forth on Schedule 1.4 shall be deemed “Excluded Assets” and not be contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement, and the Operating Partnership shall not have any rights or obligations with respect thereto. On or prior to the Closing, Contributor must distribute to its Participants all of its cash (excluding from distributable cash (a) any reserves on deposit with lenders for escrow accounts, (b) amounts attributable to prepayments of more than thirty-five (35) days of rent, management fees, other income streams or expense reimbursements, (c) amounts held by Contributor as security deposits or amounts otherwise required to be reserved by Contributor pursuant to existing agreements with third parties and (d) cash in addition to the foregoing, if any, required to maintain a normalized level (as determined in good faith by the Supervisor) of Net Working Capital of Contributor (determined based on the most recent quarterly financial statement of Contributor)) to its Participants in accordance with the provisions of the applicable Organizational Documents of Contributor (such assets being deemed part of the definition of “Excluded Assets”); provided, however, that other than the distributions by Contributor and actions taken in connection with the Consolidation Transaction, Contributor has not since the date hereof taken, and shall not take, any action other than actions in the ordinary course consistent with past practice to increase current assets or reduce current liabilities, including by increasing long-term liabilities, decreasing long-term assets, changing reserves or otherwise. The Operating Partnership agrees and acknowledges that none of the Excluded Assets, nor any right, title or interest of Contributor or any Participant therein, shall be deemed to constitute a part of the assets and liabilities contributed to the Operating Partnership, and that such assets and liabilities will be retained by Contributor at the Closing. The Operating Partnership agrees and acknowledges that Contributor must transfer or distribute the Excluded Assets to its Participants at any time and from time to time prior to or after the Closing and no such transfer or distribution shall be deemed to violate or breach any provision under this Agreement or any other documents contemplated hereby.

Section 1.5    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Operating Partnership shall assume from Contributor (or acquire the Property Interest subject to) and thereafter pay, perform or discharge in accordance with their terms all of the liabilities of Contributor other than the Excluded Liabilities, if any (the “Assumed Liabilities”).

Section 1.6    Excluded Liabilities. Notwithstanding the foregoing, the parties expressly acknowledge and agree that neither the Company nor the Operating Partnership shall assume or agree to pay, perform or otherwise discharge (and shall not acquire the Property Interest subject to) any liabilities, obligations or other expenses of Contributor as to the liabilities of Contributor set forth on Schedule 1.6 or arising out of or relating to the Excluded Assets (the “Excluded Liabilities”), and such Excluded Liabilities shall not be contributed, transferred, assigned, conveyed or delivered to the Company or the Operating Partnership pursuant to this Agreement or deemed to be acquired by the Company or Operating Partnership with the Property Interest and neither the Company nor the Operating Partnership shall have any rights or obligations with respect thereto.

Section 1.7    Existing Loans.

(a)    The Property is encumbered with certain financing as set forth on Section 3.3(q) of the Disclosure Letter (each an “Existing Loan” and collectively the “Existing Loans”). Such notes, mortgages, deeds of trust and all other documents or instruments evidencing, governing or securing such Existing Loans, including any financing statements, and any amendments, consolidations, restatements, modifications and assignments of the foregoing, shall be referred to, collectively, as the “Existing Loan Documents.” Each Existing Loan shall be considered a “Permitted Encumbrance” for purposes of this Agreement. With respect to each Existing Loan, the Operating Partnership at its election shall either (i) assume the Existing Loan at the Closing (subject to obtaining any necessary consents from the lender related to such Existing Loan (in each case a “Lender” and collectively the “Lenders”) prior to Closing), (ii) take title to the Property Interest subject to the lien of the applicable Existing Loan Documents or (iii) cause the Existing Loan to be refinanced or repaid in connection with the Closing; provided, however, that if the Operating Partnership elects to proceed under clauses (i) or (ii) of this sentence with respect to an Existing Loan, the Operating

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Partnership nonetheless, at its sole discretion, may cause such Existing Loan to be refinanced or repaid after the Closing. Contributor acknowledges that, from the date of the initial filing of the registration statement on Form S-11 (the “Initial Filing Date”) in connection with the IPO, it shall use its commercially reasonable efforts to facilitate (or, in the case that Contributor is not the borrower under such Existing Loan under which the Property is mortgaged, cooperate with the borrower under each Existing Loan to), within ninety (90) days from the Initial Filing Date, the consent of the Lender to the assumption of each such Existing Loan by the Operating Partnership or any of its Subsidiaries which the Operating Partnership or any of its Subsidiaries intends to assume at the Closing. In addition, Contributor and the Operating Partnership shall use commercially reasonable efforts to cause each Lender related to those Existing Loans which the Operating Partnership intends to assume or take subject to at the Closing, at or before the Closing, to deliver evidence of such Lender’s release of Contributor, the Principals and each of their respective Affiliates from any liability in respect of obligations first arising on or after the Closing Date pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations (the “Existing Loan Release”). In the absence of such Existing Loan Release, at or before the Closing, the Operating Partnership shall enter into an indemnification agreement in substantially the form attached hereto as Exhibit C (the “Existing Loan Indemnity Agreement”) with respect to any obligation under the Existing Loan Documents of Contributor, each of the Principals and each of their respective Affiliates.

(b)    In connection with the assumption of each Existing Loan or the taking of title to the Property Interest subject to the lien of the applicable Existing Loan Documents at the Closing or refinancing or payoff of an Existing Loan or release of any mortgage encumbering the Property after the Closing, as applicable, the Operating Partnership shall bear and be responsible for any assumption fee or prepayment premium, or other penalty or charge assessed by the applicable Lender pursuant to the Existing Loan Documents and associated with such assumption, refinancing or payoff prior to maturity or release, as applicable, and all other fees, charges, costs and expenses of any nature whatsoever, including without limitation, reasonable attorneys’ fees, incurred by or on behalf of Contributor in connection therewith (collectively, “Existing Loan Fees”), and shall indemnify and hold harmless Contributor, the Principals and each of their respective Affiliates from and against any liability under the Existing Loans arising from and after the Closing (including by reason of the failure to have obtained any necessary consents from each applicable Lender prior to Closing) and any Existing Loan Fees. Nothing contained in this Agreement shall preclude the Operating Partnership from reducing or increasing the indebtedness secured by the Property Interest below or above the amount outstanding on the Existing Loans in connection with any refinancing which may occur concurrently with or after Closing. Contributor shall use commercially reasonable efforts along with the Operating Partnership in seeking to obtain approval of the assumption of an Existing Loan or in beginning the process for any refinancing or a payoff of an Existing Loan (such as, without limitation, requesting a payoff statement and estoppel from the holder(s) of such Existing Loan), as applicable. Nothing contained in this Agreement shall be deemed to affect any limitation on the Operating Partnership’s ability to reduce the amount of indebtedness secured by the Property Interest pursuant to the terms of the Tax Protection Agreement.

Section 1.8    Consideration.

(a)    On the Closing Date, the Operating Partnership shall, in exchange for the transfer of the Property Interest and the other Contributed Assets, and the assumption of the Assumed Liabilities and the Assumed Agreements of Contributor to the Operating Partnership, issue to Contributor a number of OP Units, transfer to Contributor a number of shares of Class A Common Stock and/or pay cash with an aggregate value equal to Contributor’s “Value” (as determined in accordance with Schedule 1.8) (such amount being Contributor’s “Total Consideration”). The number of OP Units to be allocated to Contributor shall correspond to the Participation Interests and any override interests held by the Operating Partnership on the Closing Date as a result of the contribution of Participation Interests and override interests in the Contributor to the Operating Partnership by the Malkin Family Contributors. The number of shares of Class A Common Stock and/or cash to be allocated to Contributor shall be determined in accordance with its Participants’ election of

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Class A Common Stock and cash pursuant to Contributor’s Prospectus/Consent Solicitation Statement (the “Consent Solicitation”) to be provided to each Participant in Contributor to consent to the Consolidation Transaction. The number of shares of Class A Common Stock shall be reduced in accordance with Section 1.8(b) with respect to Participants in Contributor that will receive cash, and Contributor shall receive as part of the Total Consideration, cash in the amount determined pursuant to Section 1.8(b).

(b)    (i)    As soon as practicable after the Closing Date, the Contributor shall distribute to the Operating Partnership all of the OP Units held by the Contributor and shall distribute to its other Participants the shares of Class A Common Stock and cash to which they are entitled pursuant to this Agreement, the applicable Organizational Documents and the Consent Solicitation. Under and subject to the terms of the Consent Solicitation, each Participant in Contributor may be offered the right to elect to receive as a distribution in respect of its Participation Interests upon the consummation of the Consolidation Transaction and the closing of the IPO, instead of all or any portion of Class A Common Stock, cash, to the extent available, in an amount as provided in Section 1.8(b)(ii) and (iii) below or a combination of the foregoing, subject to the limitations set forth in the Consent Solicitation.

(ii)    The cash that remains available out of the proceeds (after the other uses as described in the Consent Solicitation) of the IPO for distribution to the Contributing Entities on behalf of the Participants of the Contributing Entities, shall be determined as follows.

(A) First:    With respect to each Participant in each Contributing Entity (other than the Public Entities) that is not an Accredited Participant (each, a “Non-Accredited Participant”), an amount equal to the IPO Price multiplied by the number of OP Units that it otherwise would be entitled to receive;

(B) Second:    With respect to each Participant in each Public Entity that elects to receive cash (the “Public Electing Participants”), an amount equal to the difference between the IPO Price and the Underwriting Discount per share multiplied by the number of shares of Class A Common Stock that it otherwise would be entitled to receive, which will be capped at an amount that the Supervisor believes is expected to allow the Formation Transactions to satisfy the requirements of Section 11-2102(e)(2)(D) of the Administrative Code of the City of New York and New York Tax Law Article 31, Section 1402(b)(2)(B)(ii); and

(C) Thereafter:    With respect to each Participant in each Contributing Entity that is a Charitable Organization and that elects to receive solely cash (the “Charitable Electing Participants”), an amount equal to the difference between the IPO Price and the Underwriting Discount per share multiplied by the number of OP Units that it otherwise would be entitled to receive.

(iii)    If after payment to the Non-Accredited Participants pursuant to clause (ii)(A) above, there is not sufficient remaining cash to pay all Public Electing Participants, then there will be a pro rata cutback of the amount of each Public Electing Participant’s cash election in proportion to the amount of the cash election of each such Public Electing Participant. If after payment to the Non-Accredited Participants pursuant to clause (ii)(A) above and the Public Electing Participants pursuant to clause (ii)(B) above, there is not sufficient remaining cash to pay all Charitable Electing Participants, then there will be a pro rata cutback of the amount of each Charitable Electing Participant’s cash election in proportion to the amount of the cash election of each such Charitable Electing Participant. If the size of the IPO is increased after the effective time of the registration statement relating to the IPO or if the underwriters in the IPO exercise their option to purchase additional shares of the Class A Common Stock in connection with the IPO, all additional proceeds from the sale of shares of Class A Common Stock issued by the Company in such upsize or option will be allocated solely to the Sellers affiliated with the Estate of Leona M. Helmsley in the same manner as the cash option described in clause (ii)(C) above and this clause (iii) with respect to the OP Units it otherwise would be entitled to receive in respect of such additional proceeds if such proceeds are received on the Closing, and if any of such proceeds are received following the Closing as a result of the exercise of the underwriter’s option following such date, such Sellers shall receive such proceeds in an amount equal to the number of

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shares of Class A Common Stock sold pursuant to such option multiplied by the difference between the IPO Price and the Underwriting Discount in exchange for an equal number of shares of Class A Common Stock then held by such Sellers. No proceeds from any upsize or option shall be allocated to any other Participant. The total amount of cash that shall be distributed to Contributor will be equal to the amount of cash to which all of its Participants are entitled to receive in accordance with the foregoing.

(iv)    No fractional shares of Class A Common Stock shall be issued to a Participant pursuant to this Agreement. If aggregating all shares of Class A Common Stock that a Participant in Contributor otherwise would be entitled to receive as a result of the Consolidation Transaction would require the issuance of a fractional share of Class A Common Stock, in lieu of such fractional share of Class A Common Stock, the Participant shall be entitled to receive one share of Class A Common Stock for each fractional share of Class A Common Stock of 0.50 or greater. The Company will not issue a share of Class A Common Stock for any fractional share of Class A Common Stock of less than 0.50.

(v)    As soon as practicable following the determination of the IPO Price and prior to the Closing, all calculations relating to Contributor’s Total Consideration shall be performed in good faith by, or under the direction of, the Company and the Operating Partnership, and, absent manifest error, shall be final and binding upon Contributor and its Participants.

(c)    The parties acknowledge that the transfer to Contributor (for distribution to its Participants) pursuant to this Section 1.8 of Class A Common Stock shall be evidenced through the electronic registration of such Class A Common Stock with the Depository Trust Company, a New York corporation (“DTC Registered REIT Stock”), in such names as Contributor shall direct, based on instructions from its Participants receiving shares of Class A Common Stock hereunder.

(d)    On the Closing Date:

(i)    The Total Consideration shall be increased by the amount by which any Net Working Capital (determined based on the most recent quarterly financial statement of Contributor) remaining after the cash distributions to Participants in Contributor described in Section 1.4 exceeds the normalized level of Net Working Capital for Contributor, as determined in good faith by the Supervisor.

(ii)    The Total Consideration shall be decreased by the amount by which any Net Working Capital (determined based on the most recent quarterly financial statement of Contributor) remaining after the cash distributions to Participants in Contributor described in Section 1.4 is less than the normalized level of Net Working Capital for Contributor, as determined in good faith by the Supervisor.

Section 1.9    Tax Treatment.

(a)    The parties intend and agree that the transfers contemplated by this Agreement, together with the contributions of Participation Interests in Contributor by the Malkin Family Contributors and the Charitable Participants, shall constitute an “assets over” partnership merger for U.S. federal income tax purposes within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i) and, as a result, that each distribution of cash and/or Class A Common Stock to a Participant in Contributor shall be treated as a sale by such Participant of its Participation Interest in Contributor and a purchase by the Operating Partnership of such Participation Interest for the cash and/or Class A Common Stock received by such Participant in accordance with Treasury Regulation Section 1.708-1(c)(4). Each such Participant who accepts such cash and/or Class A Common Stock explicitly agrees to the treatment described in the preceding sentence as a condition to receiving such cash or Class A Common Stock.

(b)    Contributor and the Operating Partnership hereby agree to the U.S. federal income tax treatment described in this Section 1.9, and Contributor and the Operating Partnership shall not maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith.

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(c)    The Company and the Operating Partnership shall be entitled to deduct and withhold from any portion of the Total Consideration to be distributed to a Participant in Contributor such amount as it is required to deduct and withhold from such payment under the Code or any provision of U.S. federal, state, local or foreign Tax Law. To the extent that amounts are withheld by the Company or the Operating Partnership, such amounts shall be treated for all purposes of this Agreement as having been paid to such Participant or Contributor in respect of which such deduction and withholding was made by the Company or the Operating Partnership.

Section 1.10    Term of Agreement. If the Closing does not occur by December 31, 2014 or such earlier time as the Company determines not to proceed with the IPO (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and none of the Company, the Operating Partnership or Contributor shall have any further obligations hereunder except as specifically set forth in this Agreement.

ARTICLE 2.

CLOSING

Section 2.1    Conditions Precedent.

(a)    Condition to Each Party’s Obligations. The obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

(i)    The requisite consent of the Participants in Contributor as set forth on Section 3.3(l) of the Disclosure Letter (the “Requisite Consent”) approving the Consolidation Transaction shall have been obtained. This condition may not be waived by any party;

(ii)    The Company’s registration statement on Form S-11 to be filed after the date hereof with the Securities and Exchange Commission (the “SEC”) shall have become effective under the Act. This condition may not be waived by any party;

(iii)    The Company’s registration statement on Form S-11 shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(iv)    The Company’s registration statement on Form S-4 shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(v)    The Company shall have received, substantially concurrently with Closing hereunder, the gross proceeds from the IPO less total Underwriting Discount. This condition may not be waived by any party;

(vi)    The consent of the Lenders to the assumption by the Operating Partnership or any of its Subsidiaries of those Existing Loans by the Operating Partnership or any of its Subsidiaries which the Operating Partnership or any of its Subsidiaries intends to assume at the Closing or to the taking of title to the Property Interest subject to the lien of the applicable Existing Loan Documents, as the case may be;

(vii)    All necessary consents and approvals of Governmental Authorities or third parties (other than the Lenders) for Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of Contributor to consummate the transactions contemplated by this Agreement) shall have been obtained and to the extent the consent or approval of the ground lessor of the Property is required for Contributor to consummate the transactions contemplated hereby, such consent or approval shall have been obtained without qualification as to materiality;

(viii)    No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, issued, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that prohibits the consummation of the transactions

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contemplated hereby (which condition may not be waived by any party), nor shall any proceeding brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing;

(ix)    The closing of the contributions with respect to Empire State Building Company L.L.C. pursuant to the Formation Transactions shall have occurred simultaneously with the Closing; and

(x)    The IPO Closing (as defined herein) shall have occurred simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing) and the Class A Common Stock shall have been approved for listing on the New York Stock Exchange or another national securities exchange, subject only to official notice of issuance. This condition may not be waived by any party.

(b)    Conditions to Obligations of the Company and the Operating Partnership. The obligations of the Company and Operating Partnership to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(b) shall be the only conditions to the obligations of the Company and the Operating Partnership and that, without limiting Contributor’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(b) shall be only conditions to Closing and shall not independently create any additional covenants on the part of Contributor):

(i)    Except as would not have a Material Adverse Effect (as defined in clause (i) of such defined term), the representations and warranties of Contributor contained in this Agreement, as well as those of the Principals contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii)    Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iii)    Subject to the provisions of Article 6, there shall not have occurred between the date hereof and the Closing Date any material adverse change in the assets, business, financial condition or results of operation of Contributor and its Subsidiaries and the Property, taken as a whole. It is understood that no material adverse change shall occur by reason of general economic conditions or economic conditions affecting the real estate market generally;

(iv)    [Intentionally Omitted];

(v)    There shall not have been a bankruptcy or similar insolvency proceeding with respect to Contributor; provided that the Company and the Operating Partnership shall have the right to elect to proceed with any Formation Transaction with respect to any Other Contributor that is not the subject of such proceeding;

(vi)    Contributor, directly or through the Attorney-in-Fact, shall have executed and delivered to the Operating Partnership the documents to which it is a party which are required to be delivered pursuant to Sections 2.3 and 2.4 hereof;

(vii)    A reputable title insurance company as selected by the Supervisor (the “Title Company”) shall have irrevocably issued a Title Policy to the Operating Partnership or a Subsidiary thereof, as fee owner of the Property, effective as of the Closing, with respect to the Property containing exceptions only for Permitted Encumbrances;

(viii)    Contributor shall have used commercially reasonable efforts to deliver to the Operating Partnership estoppel certificates from (A) the tenants leasing at least ten percent (10%) of space within the Property (the “Tenant Estoppels”) which estoppels shall be substantially in the form of Exhibit D, or otherwise in the form required under such tenants’ respective Lease, and (B) any third-party ground lessors with respect to the Property (the “Ground Lease Estoppels”), which estoppels shall be in form and substance reasonably satisfactory to the Operating Partnership;

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(ix)    Anthony E. Malkin, Peter L. Malkin, the Company and the Operating Partnership shall have entered into the Tax Protection Agreement; and

Any or all of the foregoing conditions may be waived by the Operating Partnership (on its behalf and on behalf of the Company) in its sole and absolute discretion.

(c)    Conditions to Obligations of Contributor. The obligations of Contributor to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(c) shall be the only conditions to the obligations of Contributor and that, without limiting any of the Company’s or the Operating Partnership’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(c) shall be only conditions to Closing and shall not independently create any additional covenants of the Company or the Operating Partnership):

(i)    Except as would not have a Material Adverse Effect (as defined in clause (ii) of such defined term), the representations and warranties of each of the Operating Partnership and the Company contained in this Agreement shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii)    The Company and the Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iii)    The Company and the Operating Partnership each shall have executed and delivered to Contributor the documents required to be delivered pursuant to Sections 2.3 and 2.4 hereof.

Section 2.2    Time and Place; Closing, Closing and IPO Closing. Unless this Agreement shall have been terminated pursuant to Section 1.10, and subject to the satisfaction or waiver of the conditions in Section 2.1, the closing of the transactions contemplated hereunder (the “Closing” or “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing. The Closing shall take place at the offices of Clifford Chance US LLP or such other place as determined by the Company in its sole discretion. The date, time and place of the consummation of the IPO, which shall occur concurrently with or immediately following the Closing, shall be referred to in this Agreement as the “IPO Closing.”

Section 2.3    Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, through the Power of Attorney or the Attorney-in-Fact (described in Article 5 hereof), the legal documents and items required to be executed or delivered in connection with the Closing (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith. The Closing Documents and other items to be delivered at the Closing shall be the following:

(a)    The Contribution and Assumption Agreement in the form attached hereto as Exhibit B;

(b)    The Articles;

(c)    [Intentionally Omitted];

(d)    Evidence of the DTC Registered REIT Stock, which shall bear substantially the legend set forth in the Articles or a written statement of information that the Company will furnish a full statement about certain restrictions on transferability to a stockholder as set forth in the Articles on request and without charge;

(e)    An affidavit from Contributor (or, if Contributor is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), the sole owner of Contributor for such purposes) of non-foreign status satisfying the requirements of Treasury Regulations section 1.1445-2(b)(2);

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(f)    The release executed by Operating Partnership and the Company in favor of the employees and Affiliates of the Supervisor in the form attached hereto as Exhibit E;

(g)    A copy of the most recent as-built survey of the Property, if any;

(h)    Any other documents that are in the possession of Contributor or which can be obtained through Contributor’s reasonable efforts which are reasonably requested by the Company or the Operating Partnership or that are reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Property Interest of Contributor directly, free and clear of all Liens (other than the Permitted Encumbrances) and effectuate the transactions contemplated hereby, including, without limitation, and only to the extent applicable, grant deeds (if transferred directly), assignments of ground leases, air space leases and space leases, bills of sale, general assignments and all state and local transfer Tax returns and any filings with any applicable governmental jurisdiction in which the Operating Partnership is required to file its partnership documentation or the recording of deeds or other Property Interest transfer documents is required;

(i)    An assignment of a bargain and sale deed in substantially the form attached as Exhibit F, or in such form as is customary in the applicable jurisdiction which the Title Company shall require in order to issue the Title Policies;

(j)    A standard owner’s affidavit executed by Contributor to the extent necessary to enable the Title Company to issue to the Operating Partnership or its Subsidiary, effective as of the Closing, with respect to the Property, either (i) an ALTA extended coverage owner’s or leasehold policy of title insurance (in current form), with such endorsements thereto as the Operating Partnership may reasonably request (including, without limitation, non-imputation endorsements) or (ii) such endorsements to the currently held owner’s or leasehold policy of title insurance for the Property as the Operating Partnership may reasonably request (including, without limitation, date-down, “Fairway” and co-insurance endorsements), in either event with coverage for the Property equal to the an amount reasonably acceptable to the Operating Partnership, and with a tie-in endorsement with respect to all Contributed Properties located in any state for which such tie-in endorsements can be issued for an owner’s or leasehold policy of title insurance, and levels of reinsurance for the Property as reasonably acceptable to the Operating Partnership, insuring fee simple and/or leasehold title (as applicable) to all real property and improvements comprising the Property in the name of the Operating Partnership (or a Subsidiary thereof, as the Operating Partnership may designate), subject only to the Permitted Encumbrances (collectively, the “Title Policies”);

(k)    The Operating Partnership and the Company on the one hand and Contributor on the other hand shall provide to the other a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions authorizing the execution, delivery and performance by the Operating Partnership and the Company (if so requested by Contributor) and Contributor (if so requested by the Operating Partnership or the Company) of this Agreement, any related documents and the documents listed in this Section 2.3;

(l)    Any Tenant Estoppels, any Ground Lease Estoppels and any other tenant estoppel certificates, in each case, to the extent obtained by the Contributor in accordance with Section 2.1(b)(viii);

(m)    The Operating Partnership and the Company on the one hand and Contributor on the other hand shall provide to the other a certification regarding the accuracy in all material respects of each of their respective representations and warranties in this Agreement at the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date and except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be certified as being accurate in all respects);

(n)    Any books, records and Organizational Documents relating to Contributor that are in the possession of Contributor or which can be obtained through Contributor’s reasonable efforts;

(o)    (i) All documents reasonably required by a Lender in connection with the assumption or prepayment of an Existing Loan at or prior to Closing and (ii) the Existing Loan Release or the Existing

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Loan Indemnity Agreement in substantially the form attached hereto as Exhibit C (unless such Existing Loans are repaid at or prior to Closing), as applicable, in each case, duly executed by the applicable party; and

(p)    An assignment of Excluded Assets from the Company, the Operating Partnership or a Subsidiary, as applicable, in favor of Contributor, to achieve the distributions contemplated under Section 1.4, if applicable.

Section 2.4    IPO Closing Deliveries. At the IPO Closing, (a) the Closing Documents shall be delivered to the applicable parties, and the Closing shall be deemed to have occurred (if such Closing has not otherwise occurred immediately prior thereto), and (b) the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively the “IPO Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which IPO Closing Documents and other items shall be the following:

(i)    [Intentionally Omitted];

(ii)    Lock-up Agreement, signed by or on behalf of Contributor and the Participants in Contributor, except to the extent that Contributor agrees not to distribute shares of Class A Common Stock to a Participant that has not executed a Lock-up Agreement, substantially in the form attached hereto as Exhibit G (“Lock-up Agreement”), and which shall have been executed and delivered concurrently with the execution and delivery of this Agreement;

(iii)    The Representation, Warranty and Indemnity Agreement and the Escrow Agreement;

(iv)    The Tax Protection Agreement; and

(v)    If requested by the Operating Partnership, a certified copy of all appropriate corporate or limited liability company resolutions or partnership actions, as applicable, authorizing the execution, delivery and performance by Contributor of this Agreement and any related documents and the documents listed in this Section 2.4.

Section 2.5    Closing Costs. Without limitation on and subject to Section 1.9(c), the Company and the Operating Partnership shall be responsible for (a) any and all documentary transfer, stamp, filing, recording, conveyance, intangible, sales and other similar Taxes incurred in connection with the transactions contemplated hereby, (b) all escrow fees and costs, (c) the costs of any Title Policy, surveys, appraisals, environmental, physical and financial audits and the costs of any other examinations, inspections or audits of the Property, (d) any and all assumption, prepayment or other fees, penalties or amounts due and payable in connection with the discharge and satisfaction or the assumption of any Existing Loan, (e) any costs associated with any new financing, including any application and commitment fees or the costs of such new lender’s other requirements, (f) its own and Contributor’s attorneys’ and advisors’ fees, charges and disbursements, including without limitation, any hourly rate fees paid to the Supervisor for services not included in the basic supervisory fees, (g) any out-of-pocket costs or fees relating to the Consent Solicitation (including, without limitation, the costs of printing and mailing the Consent Solicitation and the fees of the proxy solicitor) or associated with any approvals or deliverable items contemplated hereunder, including, without limitation, consents, waivers, assignments and assumptions, (h) any costs or fees relating to the winding up of Contributor, including the preparation and filing of final Tax returns, (i) all other costs and expenses it and Contributor have incurred in connection with the transactions contemplated hereby or the IPO and (j) all costs and expenses incident to this Agreement, the other documents contemplated by this Agreement and the documents and transactions contemplated hereby or thereby, and not specifically described above. The parties acknowledge and agree that, to the extent any of the foregoing for which the Company and the Operating Partnership are responsible pursuant to this Section 2.5 have been paid by Contributor prior to Closing, Contributor shall provide the Company and the Operating Partnership a schedule thereof together with reasonable evidence of payment thereof and the Company and the Operating Partnership shall be responsible for the reimbursement to Contributor therefor incurred at or prior to Closing. The provisions

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of this Section 2.5 shall survive the Closing. In the event that the Closing does not occur, each Contributing Entity shall be responsible for its allocable portion of such costs and expenses incurred prior to the date that this Agreement terminates in accordance with the terms hereof.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties with Respect to the Company and the Operating Partnership. The Operating Partnership and the Company hereby jointly and severally represent and warrant to Contributor as set forth below in this Section 3.1, which representations and warranties are true and correct as of the date hereof:

(a)    Organization; Authority.

(i)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Company, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)    The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Operating Partnership, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Due Authorization. The execution, delivery and performance by the Company and the Operating Partnership of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party have been duly and validly authorized by all necessary actions required of the Company and the Operating Partnership, respectively. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of the Company and the Operating Partnership constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company and the Operating Partnership, respectively, each enforceable against the Company and the Operating Partnership, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)    Litigation. There is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which challenges or impairs the ability of the Company, the Operating Partnership or any of its Subsidiaries to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby.

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(d)    Consents and Approvals. Assuming the accuracy of the representations and warranties of Contributor made hereunder, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws (each, a “Consent”) is required to be obtained by the Company, the Operating Partnership or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreements or transactions contemplated hereby or thereby, except for those consents, orders, waivers, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)    No Violation. Assuming the accuracy of the representations and warranties of Contributor made hereunder, none of the execution, delivery or performance by the Company or the Operating Partnership of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Consolidation Transaction contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of the Company and the Operating Partnership, (ii) any agreement, document or instrument to which the Company or the Operating Partnership is a party thereto or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or the Operating Partnership, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Class A Common Stock. The Class A Common Stock, when issued and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, will have been (i) duly authorized by the Company, and when issued against the consideration therefor, will be validly issued by the Company (ii) fully paid and non-assessable, (iii) not subject to preemptive or similar rights created by statute or any agreement to which the Company is a party or by which it is bound and (iv) free and clear of all Liens created by the Company (other than Liens created by the Articles).

(g)    Articles. Attached hereto as Exhibit H are true and correct copies of the Articles in substantially final form.

(h)    Taxes.

(i)    At the effective time of the IPO and Closing, the Company shall be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31 of the year in which the Closing takes place.

(ii)    At the effective time of the IPO and at the Closing, the Operating Partnership shall be classified as a partnership and not an association or publicly-traded partnership taxable as a corporation for U.S. federal income tax purposes.

(i)    Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to the Company, the Operating Partnership or any of its Subsidiaries.

(j)    Limited Activities. Except for activities in connection with the IPO or the Formation Transactions, neither the Company nor the Operating Partnership has engaged in any material business or incurred any material obligations.

(k)    No Broker. None of the Company, the Operating Partnership, any of their Subsidiaries, or any of their officers, directors or employees, to the extent applicable, has entered into any agreement with any

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broker, finder or similar agent or any Person or firm that will result in the obligation of Contributor or any of its Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(l)    No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.1, neither the Company nor the Operating Partnership shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations and warranties of the Company and the Operating Partnership contained in this Agreement shall expire at Closing.

Section 3.2    [Intentionally Omitted]

Section 3.3    Representations and Warranties of Contributor. Contributor hereby represents and warrants to the Company and the Operating Partnership as set forth below in this Section 3.3, which representations and warranties are true and correct as of the date hereof (or such other date specifically set forth below), except as disclosed in the Consent Solicitation, the Prospectus or the disclosure letter delivered from Contributor to the Company and the Operating Partnership simultaneously with the execution of this Agreement (the “Disclosure Letter”), as may be amended from time to time prior to the Closing Date with Consent of the Company and the Operating Partnership:

(a)    Organization; Authority.

(i)    Contributor is a limited liability company, duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its Property, as applicable, and its other assets, and to carry on its business as presently conducted. Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)    Section 3.3(a) of the Disclosure Letter sets forth as of the date hereof with respect to Contributor (A) each Subsidiary of Contributor, if applicable, (B) the ownership interest in each such Subsidiary and (C) if not wholly owned by Contributor, the identity and ownership interest of each of the other owners of such Subsidiary. Each real property owned or leased pursuant to a ground lease or operating lease by such Contributor is set forth on Exhibit A. Each Subsidiary of Contributor has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its real properties and its other assets, and to carry on its business as presently conducted. Each Subsidiary of Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Due Authorization. The execution, delivery and performance by Contributor of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party has been duly and validly authorized by all necessary actions required of Contributor. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of Contributor constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Contributor, each enforceable against Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(c)    Capitalization. Section 3.3(c) of the Disclosure Letter sets forth as of the date hereof a true, correct and complete description of the capitalization of Contributor as provided in the books and records of Contributor, including the override interests of the Supervisor. All of the issued and outstanding equity interests of Contributor are validly issued and, to Contributor’s Knowledge, are not subject to preemptive rights or appraisal, dissenters or similar rights. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in Contributor or any Subsidiary.

(d)    Licenses and Permits. To Contributor’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of its Property, and for the continued conduct and operation of the business of Contributor have been obtained or can be obtained without unreasonable cost, and to the extent the same have been obtained, are in full force and effect and (to the extent required in connection with the transactions contemplated by this Agreement) are assignable to the Company or the Operating Partnership or a Subsidiary thereof, except in each case for items that, if not so obtained, obtainable, effective and/or assigned, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Contributor’s Knowledge, none of Contributor, any of its Subsidiaries or any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)    Litigation. There is no action, suit or proceeding pending or, to Contributor’s Knowledge, threatened against Contributor or any of its Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to Contributor’s Knowledge, threatened against Contributor or any of its Subsidiaries which challenges or impairs the ability of Contributor or any of its Subsidiaries to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby. To Contributor’s Knowledge, there is no outstanding order, writ, injunction or decree of any Governmental Authority against it or affecting all or any portion of the Contributed Assets, which in any such case would reasonably be expected to have a Material Adverse Effect or that would impair Contributor’s ability to execute, deliver or perform its obligations under this Agreement. Contributor has not received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of the Property or any portion thereof which would substantially and materially impair the current or proposed use thereof.

(f)    Compliance with Laws. Contributor and its Subsidiaries have conducted their respective businesses and maintained the Property in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Contributor nor any of its Subsidiaries has Knowledge of, or has been informed in writing of, any continuing violation of any Laws relating to the conduct of the business of Contributor and/or any of its Subsidiaries or the commencement of any investigation respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Contributor’s Knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Property is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)    Property Interest.

(i)    Contributor is the holder of the Property Interest as set forth on Exhibit A, free and clear of all Liens except for Permitted Encumbrances.

(ii)    With respect to each ground lease and operating lease identified in Schedule 3.3(g), and each lease under which Contributor is a landlord or sublandlord at the date hereof that is material to the Property, (A) such lease is valid, binding against Contributor, and to Contributor’s Knowledge, the

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other parties thereto, and in full force and effect, (B) neither Contributor nor any Subsidiary party thereto, and to Contributor’s Knowledge, no other party thereto, is in material violation of, or material default under, such lease, (C) Contributor has not granted an option or a right of first refusal or offer, (D) to Contributor’s Knowledge, no event has occurred and is pending, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by Contributor or any of its Subsidiaries or the applicable lessor under the relevant lease and (E) complete (in all material respects) copies of all such leases have been made available to the Operating Partnership.

(h)    Leases. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Leases to which Contributor or any of its Subsidiaries is a party or by which Contributor or any of its Subsidiaries or the Property is bound or subject, is in full force and effect, and constitutes the legal, valid and binding obligation of Contributor or any of its Subsidiaries, and to Contributor’s Knowledge, the other parties thereto, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). To Contributor’s Knowledge, no tenant under any such Lease is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)    Insurance. Contributor and each of its Subsidiaries has in place the public liability, casualty and other insurance coverage with respect to the Property by such Contributor as Contributor reasonably deems necessary, including in all cases, such coverage as is required under the terms of any Existing Loan or ground or operating lease. To Contributor’s Knowledge, each such insurance policy is in full force and effect and all premiums currently due and payable thereunder have been fully paid. To Contributor’s Knowledge, neither Contributor nor any of its Subsidiaries has received from any insurance company any written notices of cancellation or intent to cancel any insurance which remain outstanding.

(j)    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Contributor and its Subsidiaries are not in violation of, and have not failed to comply with, any Environmental Laws, (ii) neither Contributor nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other written notice or written claim from any other party alleging that Contributor or any of its Subsidiaries is not in compliance with applicable Environmental Laws with respect to the Property (which non-compliance, if any, has not been remedied or resolved or is not being remedied or resolved), (iii) Contributor or its Subsidiaries, as applicable, has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their principal terms and conditions and (iv) there has not been a release of a hazardous substance on the Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 3.3(j) constitute the sole and exclusive representations and warranties made by Contributor concerning environmental matters.

(k)    Eminent Domain. There is no existing or, to Contributor’s Knowledge, threatened in writing condemnation, eminent domain or similar proceeding which would affect the Property.

(l)    Consents and Approvals. The Requisite Consent of the Participants in Contributor to approve the Consolidation Transaction is as set forth on Section 3.3(l) of the Disclosure Letter. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, and except (i) for the Requisite Consent of the Participants in Contributor to approve the Consolidation Transaction and (ii) as shall have been satisfied on or prior to the Closing Date, no Consent is required to be obtained by Contributor or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which Contributor is a party and the transactions contemplated hereby or thereby, except for those Consents, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected

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to have a Material Adverse Effect (it being agreed that the failure to obtain either (A) the Consent of any Lender under an Existing Loan or (B) the Requisite Consent would be expected to have a Material Adverse Effect).

(m)    No Violation. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, none of the execution, delivery or performance by Contributor of this Agreement or any other agreement or document contemplated by this Agreement to which Contributor is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Consolidation Transaction contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of Contributor or any Subsidiary, (ii) any material agreement, document or instrument to which Contributor or any Subsidiary or any of their respective assets or properties are bound or (iii) any material term or provision of any judgment, order, writ, injunction, or decree binding on Contributor or any Subsidiary, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)    Contributor and each of its Subsidiaries has timely filed all Tax returns and reports required to be filed by it with a Governmental Authority (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so). All such Tax returns and reports are accurate and complete in all material respects, and Contributor and each of its Subsidiaries has paid (or had paid on its behalf) all Taxes shown thereon as owing. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Contributor or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(ii)    There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of Contributor and any of its Subsidiaries.

(iii)    Contributor is and has been since its formation treated as a partnership or entity disregarded as an entity separate from its owner for U.S. federal income Tax purposes, and no Governmental Authority responsible for the assessment or collection of Tax has challenged such treatment.

(iv)    There are no pending or, to Contributor’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of Contributor or any of its Subsidiaries, or any matters under discussion with any Tax authority with respect to income or non-income Taxes that are likely to result in an additional liability for Taxes with respect to Contributor or its Subsidiaries, and neither Contributor nor its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax protection, Tax allocation agreement or similar contract.

(o)    Non-Foreign Status. Contributor (or, if Contributor is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), its sole owner for U.S. federal income tax purposes) is not a foreign person (within the meaning of Section 1445(f)(3) of the Code). No amount is required to be withheld by the Company or the Operating Partnership (or any of their respective Affiliates) in respect of consideration treated for U.S. federal income tax purposes as paid to Contributor pursuant to this Agreement.

(p)    Contracts and Commitments. Except as set forth in Section 3.3(p) of the Disclosure Letter, neither Contributor nor any of its Subsidiaries is a party to:

(i)    any agreement pursuant to which Contributor or any of its Subsidiaries provides property management, construction management, asset management, leasing or other real-estate related services to any Person other than another Contributing Entity or a Management Company;

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(ii)    any agreement pursuant to which Contributor or any of its Subsidiaries would be required to pay severance to any member, managing member, partner, general partner, director, officer or employee, to the extent applicable, of Contributor, any of its Subsidiaries or the Supervisor;

(iii)    any agreement with another Person limiting or restricting in any material respect the ability of Contributor or any of its Subsidiaries to enter into or engage in any market or line of business (other than agreements with tenants entered into in the ordinary course of business relating to the business that can be conducted at the leased premises and the covenants in any Existing Loan Document);

(iv)    any agreement for the sale of any of the assets of Contributor or any of its Subsidiaries other than in the ordinary course of business or with any other Contributing Entity, or for the grant to any Person of any Liens on or preferential rights to purchase (or buy-sell or similar rights with respect to) any of the assets of Contributor or any of its Subsidiaries other than Liens or any such rights granted to tenants or other third parties for non-material portions of the Properties (e.g., outparcels);

(v)    any agreement involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Contributor’s Organizational Documents, any agreement with any other Contributing Entity or Management Company and any such agreements that are terminable upon thirty (30) days’ or less notice without penalty or premium; or

(vi)    any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made from Contributor or any of its Subsidiaries in excess of $1,000,000 per year other than to its Affiliates.

With respect to each of the contracts to which Contributor or any of its Subsidiaries is a party and which is required to be set forth on Section 3.3(p) of the Disclosure Letter, if any (the “Material Contracts”), such Material Contract is in full force and effect and is the legal, valid and binding obligation of Contributor or its Subsidiaries, and, to Contributor’s Knowledge, the other parties thereto, as applicable, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Complete (in all material respects) copies of the Material Contracts have been made available to the Operating Partnership. With respect to each Material Contract, neither Contributor nor any of its Subsidiaries that is party thereto nor, to Contributor’s Knowledge, any other party, is in material breach or material violation of, or material default under, any such Material Contract, and to Contributor’s Knowledge, no event has occurred and is pending which after the giving of notice, with lapse of time or otherwise would constitute a material breach or material default by Contributor, any of its Subsidiaries or any other party to such Material Contract.

(q)    Existing Loans. Section 3.3(q) of the Disclosure Letter sets forth a complete list of all Existing Loans, including in each case the names of the Lender and borrower thereunder and the outstanding principal balance as of September 30, 2011. With respect to each Existing Loan, (i) the Lender has not declared in writing a default or event of default, (ii) the Lender has not brought any claim in writing under any guaranty and (iii) to Contributor’s Knowledge, no event has occurred which, after the giving of notice, with lapse of time, or otherwise, would constitute a monetary default or a material non-monetary default by the borrower thereunder or give rise to any material claims by the Lender under any guaranties provided with respect thereto. Complete (in all material respects) copies of the Existing Loan Documents have been made available to the Operating Partnership.

(r)    Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to Contributor or any of its Subsidiaries.

(s)    Employees. Neither Contributor nor any of its Subsidiaries has any employees.

(t)    No Broker. Neither Contributor nor any of its Subsidiaries nor any of their members, managing members, partners, general partners, directors, officers, employees or the Supervisor, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm

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that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(u)    No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.3, Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 3.4    Survival of Representations and Warranties of Contributor; Remedy for Breach.

(a)    All representations and warranties contained in Section 3.3 (as qualified by the Disclosure Letter) or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to the Agreement shall survive the Closing.

(b)    Notwithstanding anything to the contrary in the Agreement, following the Closing and issuance of Class A Common Stock and/or cash to Contributor, neither Contributor nor any member, managing member, partner, general partner, director, officer or employee, to the extent applicable, of Contributor or its Subsidiaries shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by it pursuant thereto.

ARTICLE 4.

COVENANTS

Section 4.1    Covenants of Contributor.

(a)    From the date hereof through the Closing, and except as contemplated by this Agreement or in connection with the Formation Transactions, Contributor shall not, without the prior written consent of the Operating Partnership:

(i)    Sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its interest in the Contributed Assets or all or any portion of Contributor’s Property Interest (other than Excluded Assets) other than in the ordinary course of its business consistent with past practice;

(ii)    Except as otherwise disclosed in the Disclosure Letter, mortgage, pledge, hypothecate or encumber all or any portion of the Contributed Assets or the Property;

(iii)    Terminate or amend any existing insurance policies affecting the Property that results in a material reduction in insurance coverage for the Property;

(iv)    Cause or take any action that would render any of the representations or warranties set forth in Section 3.3 untrue in any material respect;

(v)    Authorize or consent to any of the actions prohibited by this Agreement or any of the Closing Documents;

(vi)    Amend the Organizational Documents of Contributor;

(vii)    Adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to Contributor;

(viii)    Exercise rights, if any, under applicable Organizational Documents, to initiate any buy-sell procedures or to commence any process to market and sell the Property Interest held by Contributor; or

(ix)    Make or change any material Tax elections; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax indemnity

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agreement, Tax sharing agreement, Tax protection agreement, Tax allocation agreement or similar contract or Tax closing or settlement agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case, other than in the ordinary course of business and consistent with past practice.

Section 4.2    Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the Company, the Operating Partnership and Contributor covenants and agrees to use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations and (c) taking all actions and doing, or causing to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.

Section 4.3    Tax Covenants.

(a)    Contributor and the Operating Partnership shall provide each other with such reasonable cooperation and information relating to the Contributed Assets as the parties reasonably require in (i) filing any Tax return, amended Tax return or claim for Tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes or (iv) performing tax diligence, including with respect to the impact of this transaction on the Company’s qualification as a REIT for U.S. federal income Tax purposes. The Operating Partnership shall promptly notify Contributor upon receipt by the Operating Partnership or any of its Affiliates of written notice of (A) any pending or threatened tax audits or assessments with respect to the Property and (B) any pending or threatened U.S. federal, state, local or foreign audits or assessments of the Operating Partnership or any of its Affiliates, in each case which would affect the liabilities for Taxes of Contributor with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date. Contributor shall promptly notify the Operating Partnership upon receipt by Contributor or any of its Subsidiaries of written notice of any pending or threatened U.S. federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Contributor or with respect to the Property. The Operating Partnership shall be responsible for the prosecution of any claim or audit instituted after the Closing Date with respect to Taxes attributable to any taxable period, or portion thereof, ending on or before the Closing Date, provided, that the Contributor may participate at its own expense and the Operating Partnership shall cooperate with Contributor in the conduct of any such audit or proceeding or portion thereof. Notwithstanding the foregoing, if Contributor has not liquidated, the Operating Partnership may not settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the Contributor or its Affiliates (other than on Contributor or any of their Affiliates as a partner of the Operating Partnership) without the consent of the Contributor, such consent not to be unreasonably withheld, conditioned or delayed. Contributor shall deliver to the Operating Partnership all tax returns, schedules and work papers with respect to the Property, and all material records and other documents relating thereto.

(b)    With respect to the Contributed Assets contributed to the Operating Partnership pursuant to this Agreement, the Operating Partnership and Contributor agree that the Operating Partnership shall use the “traditional method,” as described in Section 1.704-3(b) of the Treasury Regulations promulgated under the Code, to make allocations of taxable income and loss among the partners of the Operating Partnership and therefore shall not make any curative or remedial allocations unless the Operating Partnership and the parties to the Tax Protection Agreement agree otherwise in the Tax Protection Agreement.

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ARTICLE 5.

POWER OF ATTORNEY

Section 5.1    Grant of Power of Attorney.

(a)    By executing this Agreement, Contributor hereby irrevocably appoints the Operating Partnership (or its designee) and any successor thereof from time to time (such Operating Partnership or designee or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”) as the true and lawful attorney-in-fact and agent of Contributor, to act in the name, place and stead of each of Contributor to make, execute, acknowledge and deliver all such other deeds (including grant deeds if applicable), assignments, contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including, without limitation, (i) the execution of any Closing Documents or other documents relating (A) to the acquisition by the Operating Partnership of Contributor’s Property Interest, the Contributed Assets, the Assumed Agreements or the Assumed Liabilities, or (B) an Alternate Transaction or Portfolio Sale as further described in each Contributing Entity’s Consent Solicitation, (ii) any registration rights agreements, tax protection agreements, partnership agreements, and the Lock-up Agreement, (iii) to provide information to the SEC and others about the transactions contemplated hereby and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement, the Formation Transactions and the IPO as fully as could Contributor if personally present and acting (the “Power of Attorney”).

(b)    The Power of Attorney and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of Contributor, and if any other such act or events shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact nevertheless shall be authorized and directed to complete all such transactions as if such other act or events had not occurred and regardless of notice thereof. Contributor agrees that, at the request of the Operating Partnership, it promptly will execute and deliver to the Operating Partnership a separate power of attorney on the same terms set forth in this Article 5, such execution to be witnessed and notarized, and in recordable form (if necessary). Contributor hereby authorizes the reliance of third parties on each of the Power of Attorney.

(c)    Contributor acknowledges that the Operating Partnership has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

(d)    Contributor may withhold distribution of Class A Common Stock to any Participant until such Participant executes the Lock-up Agreement and each other document required to be executed by such Participant in connection with the transactions contemplated hereby.

Section 5.2    Limitation on Liability. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any Person by virtue of the Power of Attorney granted by Contributor hereby. The Attorney-in-Fact makes no representations with respect to and shall have no responsibility in its capacity as Attorney-in-Fact for the Formation Transactions or the IPO, or the acquisition of the Contributed Assets or the Assumed Agreements by the Operating Partnership or the assumption of the Assumed Liabilities by the Operating Partnership and shall not be liable in its capacity as Attorney-in-Fact for any error or judgment or for any act done or omitted or for any mistake of fact or Law except for its own gross negligence or bad faith, or breach of this Agreement or the terms of its power of attorney provided for in this Agreement. Contributor agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any Losses incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the Power of Attorney created by Contributor hereby, as well as the cost and expense of investigating and defending against any such Losses, except to the extent such Losses are due to its own gross negligence or bad faith. Contributor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Operating Partnership or its successors or Affiliates), at its own cost, and it shall have full and complete authorization and protection for any action taken

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or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to Contributor hereunder, release, amend or modify any other power of attorney granted by any other Person under any related agreement.

Section 5.3    Ratification; Third-Party Reliance. Contributor hereby ratifies and confirms that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by Contributor under this Article 5, and Contributor authorizes the reliance of third parties on this Power of Attorney and waives its rights, if any, as against any such third party for its reliance hereon.

ARTICLE 6.

RISK OF LOSS

The risk of loss relating to Contributor’s Property Interest and the underlying Property prior to the Closing shall be borne by Contributor. If, prior to the Closing, (a) the Property is materially or totally destroyed or damaged by fire or other casualty or (b) the Property is materially or totally taken by eminent domain or through condemnation proceedings, then the Operating Partnership may, at its option (such election to be made as soon as reasonably practicable following such occurrence and in any event prior to the Closing), determine not to acquire the Property Interest of Contributor relating to the Property that has been destroyed, damaged or taken as described above. Contributor shall not have any obligation to repair or replace any such damage, destruction or taken property. Unless the Operating Partnership elects not to acquire the Property Interest of Contributor, at the Closing, Contributor shall pay or cause to be paid to the Operating Partnership any sums collected (directly or indirectly) by Contributor, if any, under any policies of insurance or award proceeds relating to such casualty or condemnation, if any, and otherwise assign to the Operating Partnership all rights (directly or indirectly) of Contributor to collect such sums as may then be uncollected except to the extent required for collection costs or repairs by Contributor prior to the Closing Date, and provided that Contributor shall retain any insurance proceeds attributable to lost rents or other items applicable to any period prior to the Determination Date, and all rights thereto. As used in this Article 6, “materially” destroyed, damaged or taken refers to any casualty loss or damage or any loss due to condemnation, in either case, to the Property or any portion thereof if (a) the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect or other qualified expert selected by Contributor and reasonably approved by the Operating Partnership, or the amount of the proposed condemnation award is, equal to or greater than ten percent (10%) of the Total Consideration for the Property, (b) such loss or damage would entitle tenants occupying more than ten percent (10%) of the total rentable square footage at the Property, in the aggregate, to terminate their Leases or (c) such loss or damage otherwise materially impairs the current use or square footage of such Property (including parking, if material to such use) or access thereto. This Article 6 is an express agreement to the contrary under Section 5-1311 of the New York General Obligation Law.

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ARTICLE 7.

MISCELLANEOUS

Section 7.1    Defined Terms.

(a)    Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Agreement	Preamble
Assumed Agreements	1.1
Assumed Liabilities	1.5
Attorney-in-Fact	5.1(a)
Charitable Electing Participant	1.8(b)(ii)(C)
Charitable Participant	Recital I
Class A Common Stock	Recital B
Class B Common Stock	Recital H
Closing	2.2
Closing Date	2.2
Closing Documents	2.3
Code	Recital B
Company	Preamble
Consent	3.1(d)
Consent Solicitation	1.8(a)
Consolidation Transaction	Recital D
Contributed Assets	1.1
Contributed Properties	Recital A
Contributing Entities	Recital A
Contribution and Assumption Agreement	1.1
Contributor	Preamble
Disclosure Letter	3.3
Dispute	7.9(a)
DTC Registered REIT Stock	1.8(c)
Effective Date	Preamble
Excluded Assets	1.4
Excluded Liabilities	1.6
Existing Loan	1.7(a)
Existing Loan Documents	1.7(a)
Existing Loan Fees	1.7(b)
Existing Loan Indemnity Agreement	1.7(a)
Existing Loan Release	1.7(a)
Formation Transactions	Recital A
Ground Lease Estoppel	2.1(b)(viii)
Initial Filing Date	1.7(a)
IPO	Recital B
IPO Closing	2.2
IPO Closing Documents	2.4(b)
Leases	1.1
Lender	1.7(a)(i)
Lock-up Agreement	2.4(b)(ii)
Non-Accredited Participant	1.8(b)(ii)(A)
Malkin Family Contributor	Recital H
Management Companies	Recital A

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TERM	SECTION
Material Contracts	3.3(p)
Operating Partnership	Preamble
Optional Contributing Entities	Recital A
Optional Contributed Properties	Recital A
Optional Property Interests	Recital A
OP Units	Recital D
Other Contributors	Recital A
Participant	Recital E
Power of Attorney	5.1(a)
Principals	Recital G
Property	Recital C
Public Electing Participant	1.8(b)(ii)(B)
Property Interests	Recital A
REIT	Recital B
Representation, Warranty and Indemnity Agreement	Recital G
Requisite Consent	2.1(a)(i)
SEC	2.1(a)(ii)
Sellers	Recital I
Tax Protection Agreement	Recital G
Tenant Estoppel	2.1(b)(viii)
Termination Date	1.10
Title Company	2.1(b)(vii)
Title Policies	2.3(j)
Total Consideration	1.8(a)
Value	1.8(a)

(b)    For the purposes of this Agreement, the following terms have the meanings set forth below.

“Act” means the Securities Act of 1933, as amended.

“Accredited Participant” means a Participant in a Contributing Entity (other than the Public Entities) that is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Act).

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alternate Transaction” means (i) the restructuring of the Consolidation Transaction as either (A) a merger of Contributor or a Subsidiary of Contributor with and into either the Company or a wholly-owned subsidiary of the Company or the Operating Partnership or a wholly-owned subsidiary of the Operating Partnership or (B) a merger of a wholly-owned subsidiary of either the Company or the Operating Partnership with and into Contributor or a Subsidiary of Contributor, in each case, to the extent such alternate transaction does not adversely affect the economic benefits to the Participants (taking into account the Tax treatment of such alternate transaction) or (ii) any other transaction pursuant to which the Company, the Operating Partnership or any of their Subsidiaries acquire Contributor or all of the Contributed Assets in a transaction pursuant to which the economic benefits (taking into account the Tax treatment of such alternate transaction) to the Company, the Operating Partnership and the Participants in Contributor are not adversely affected by such alternate transaction as compared to the economic benefits to be received by the Company, the Operating Partnership and such Participants pursuant to this Agreement.

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“Articles” means the Articles of Amendment and Restatement of the Company, as amended and restated and in effect immediately prior to the Closing.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Charitable Organization” means an entity that is or is owned by a charitable organization under Section 501(c)(3) of the Code.

“Claims” means any claims, liabilities, rights, actions, causes of action, allegations, assertions, suits, complaints, demands or requirements.

“Committee” means one or more committees formed in connection with the transactions contemplated hereby, in each case, consisting of representatives of the Supervisor and the Estate of Leona M. Helmsley, and all actions of which shall require unanimous approval.

“Common Stock” means the Class A Common Stock and the Class B Common Stock of the Company, par value $0.01 per share.

“Determination Date” means a date, designated by the Operating Partnership, no more than five (5) Business Days nor less than one (1) Business Day prior to the “Subject to Completion Date” date set forth on the preliminary prospectus printed and distributed to potential investors in connection with the marketing of the IPO (i.e., the “red herring”), provided, however, that if a subsequent preliminary prospectus is thereafter printed and recirculated to potential investors, then the Determination Date shall mean the date of such subsequent preliminary prospectus.

“Environmental Laws” means all applicable federal, state and local Laws governing pollution or the protection of human health or the environment.

“Escrow Agreement” means that certain Indemnity Escrow Agreement entered into concurrently herewith by and among the Principals and the Escrow Agent named therein.

“Fixtures and Personal Property” means all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property used in connection with the operation or maintenance of the Property; excluding, however, all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property owned by tenants, subtenants, guests, invitees, employees, easement holders, service contractors and other Persons who own any such property located on the Property.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Indemnity Holdback Amount” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“Indemnity Holdback Escrow” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“IPO Price” means the price per share of Class A Common Stock in the IPO, as set forth on the cover page of the final Prospectus relating to the IPO.

“Knowledge” means, with respect to Contributor, any Subsidiary of Contributor, the Company or the Operating Partnership, the current actual knowledge of any Principal or Thomas N. Keltner, Jr. without any duty of investigation or inquiry.

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“Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees of any Governmental Authority.

“Lien” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Losses” means all losses, damages, liabilities, fees, charges, costs and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, but does not include any diminution in value of the shares of Class A Common Stock.

“Material Adverse Effect” means, as the case may be, a material adverse effect on (i) the assets, business, financial condition or results of operations of Contributor and its Subsidiaries the taken as a whole (or on the applicable Property or Property Interest) (as to the representations and warranties relating to Contributor or any of its Subsidiaries) or (ii) on the Company, the Operating Partnership and their Subsidiaries and their properties taken as a whole, after giving effect to the Consolidation Transaction and the IPO (as to the representations and warranties relating to the Company and the Operating Partnership), as applicable.

“Malkin Family Group” means Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendents and the lineal descendents of Lawrence A. Wien (including spouses of such descendents), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing, including the Supervisor.

“Net Working Capital” means current assets of Contributor (excluding cash and cash equivalents, except to the extent required to maintain the normalized level of working capital for Contributor) less current liabilities of Contributor (excluding the outstanding principal balance under any Existing Loans).

“OP Units” means the limited partnership interests in the Operating Partnership

“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, participating agreements, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

“Participation Interests” means the limited liability company, general or limited partnership interests in the Contributing Entities, as applicable and, to the extent a limited liability company, general or limited partnership interests are held by an agent for the benefit of participants, the beneficial ownership of such interests.

“Permitted Encumbrances” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) zoning Laws generally applicable to the districts in which the Property is located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Property; (iv) Liens securing financing or credit arrangements existing as of the Closing Date and which are not Excluded Liabilities and assumed by the Operating Partnership; (v) Liens arising under leases entered into in the ordinary course of business; (vi) any exceptions contained in the title policies relating to the Property made available to the Company and the Operating Partnership at or prior the date hereof that do not materially detract from the value or the marketability of the Property or the ability of the Property to be financed; (vii) the Liens of all Existing Loan Documents and (viii) any matters that would not have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

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“Preliminary Appraisal” means the preliminary appraisal attached to the draft of the Consent Solicitation distributed to the Participants in the Contributing Entities that are not publicly owned.

“Prospectus” means the Company’s final prospectus as filed pursuant to Rule 424 under the Act with the SEC.

“Public Entities” means Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which the applicable Person owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest or (ii)(A) 50% or more of the voting power of the voting capital stock or other equity interests or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of Contributor, the Company or the Operating Partnership, as applicable, unless the context otherwise requires.

“Supervisor” means Malkin Holdings LLC or any of it Affiliates, in such Person’s capacity as the supervisor of certain of the Contributing Entities, as applicable.

“Taxes” means all applicable U.S. federal, state, local and foreign income, withholding, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Taxes with respect thereto.

“Underwriting Discount” means the underwriting discounts and commissions payable by the Company to the underwriters in the IPO for one share of Class A Common Stock, as set forth on the cover page of the final Prospectus relating to the IPO.

Section 7.2    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party).

To the Company and/or the Operating Partnership:

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Phone: (212) 878-8000

Facsimile: (212) 878-8375

Attn: Larry P. Medvinsky, Esq.

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To Contributor:

Empire State Building Associates L.L.C.

c/o Malkin Holdings LLC

One Grand Central Place

60 East 42nd Street

New York, NY 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Phone: (212) 969-3000

Facsimile: (212) 969-2900

Attn: Arnold S. Jacobs, Esq.

Section 7.3    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 7.4    Entire Agreement; Third-Party Beneficiaries. This Agreement and the Closing Documents, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement and the Closing Documents. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto, other than the Estate of Leona M. Helmsley and its Affiliates and Malkin Holdings LLC in respect of the following sentence. Nothing herein shall be deemed to affect the rights of the Estate of Leona M. Helmsley or any of its Affiliates, or Malkin Holdings LLC pursuant to (a) a separate agreement, dated November 28, 2011, between Malkin Holdings LLC and the Estate of Leona M. Helmsley in respect of the Committee or (b) the separate agreement, dated January 14, 2011, by and among Malkin Holdings LLC, LMH 34 LLC, LMH 1333 LLC, LMH 1350 LLC, LMH Equities LLC, Supervisory Management Corp., LMH EBC, LLC, LMH 1400 LLC, LMH Fisk LLC and LMH Lincoln LLC, and in the event of a conflict between either such agreement and this Agreement, the terms of such separate agreement shall control.

Section 7.5    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 7.6    Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. This Agreement may be amended prior to the IPO Closing without the consent of any Participant in Contributor, provided that such amendment does not adversely affect the economic benefits to such Participants (taking into account the Tax treatment).

Section 7.7    Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their permitted respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may designate assignees pursuant to Section 1.2 and otherwise may assign its rights and obligations hereunder to a wholly-owned subsidiary of the Operating Partnership. For the avoidance of doubt, any reference to an acquisition by the Operating Partnership shall also be deemed to refer to an acquisition by any of its Subsidiaries.

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Section 7.8    Jurisdiction. Subject to Section 7.9, the parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any Claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum or that the venue of the action is improper.

Section 7.9    Dispute Resolution. The parties intend that this Section 7.9 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a)    Upon any dispute, controversy or Claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) below without regard to any such 10-day negotiation period.

(b)    Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to clause (a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than fifteen (15) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible, in any event not to exceed forty-five (45) days. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c)    Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof pursuant to Section 7.8. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d)    The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator and the fees, costs and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

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Section 7.10    Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

Section 7.11    Rules of Construction.

(a)    The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)    The words “hereto,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.12    Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.13    Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.14    No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of the Supervisor or any Participant, shareholder, managing member, general partner, director, officer or employee of Contributor, the Supervisor, the Company or the Operating Partnership, to the extent applicable, in their capacities as such; provided that nothing in this Section 7.14 shall be deemed to affect any liability or obligation of any Person pursuant to the Representation, Warranty and Indemnity Agreement.

Section 7.15    Changes to Form Agreements. Contributor agrees and confirms that the terms of the Class A Common Stock and the Consent Solicitation are not final and may be modified depending on the prevailing market conditions at the time of the IPO. By executing this Agreement, Contributor hereby authorizes the Company or the Operating Partnership to, and understands and agrees that the Company or the Operating Partnership may make changes (including changes that may be deemed material) to the Consent Solicitation, and Contributor agrees to receive shares of Class A Common Stock and/or cash, as the case may be, with such final terms and conditions as the Operating Partnership and the Company shall determine, provided that such changes do not affect Contributor in a manner materially different from the Other Contributors. In addition, Contributor acknowledges that (a) it understands that the information presented in the Consent Solicitation and the attachments thereto will be preliminary and is subject to change (particularly management’s discussion and analysis of financial condition and results of operation, the financial statements and footnotes thereto, the preliminary pro forma financial statements and footnotes thereto, the property information, the IPO Price and the

B-31

assumed range of shares estimated to be offered in the IPO) in connection with the completion of the audit, the review and comments of the SEC and the investor feedback received during the course of the IPO, (b) the Formation Transactions may be consummated even if less than all of the Contributing Entities and the Public Entities participate in the Formation Transactions, (c) except as contemplated by Section 2.1(a)(ix), the participation of Contributor in the Formation Transactions is not conditioned on the participation of any other Contributing Entity, Public Entity or Management Company, (d) there is likely to be an extended period of time before the Formation Transactions are completed and the terms of the Formation Transactions as described in the Consent Solicitation and the Prospectus, including the Exchange Values, may be significantly different than described in such documents existing as of the date hereof and (e) notwithstanding the foregoing differences, this Agreement will be binding.

Section 7.16    Further Assurances. Contributor on the one hand and the Company and the Operating Partnership on the other hand shall take such other actions and execute such additional documents prior to and following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.

Section 7.17    Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on Tax advice or other advice from the other party to this Agreement, and that it has consulted with or will consult with its own advisors. The Operating Partnership shall not be liable for any damages resulting from a successful challenge of the treatment or characterization by any taxing authority of the transactions contemplated in this Agreement.

Section 7.18    Survival. The covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and then only to such extent.

Section 7.19    Equitable Remedies; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit Contributor to enforce consummation of the IPO.

[SIGNATURE PAGE FOLLOWS]

B-32

IN WITNESS WHEREOF, the parties have duly executed and delivered this Contribution Agreement as of the date first written above.

“COMPANY”

EMPIRE STATE REALTY TRUST, INC.

By:
Name: Title:

“OPERATING PARTNERSHIP”

EMPIRE STATE REALTY OP, L.P.

By:
Name: Title:

“CONTRIBUTOR”

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

By:
Name: Title:

B-33

EXHIBIT A

TO

CONTRIBUTION AGREEMENT

CONTRIBUTING ENTITIES, CONTRIBUTED PROPERTIES

AND PROPERTY INTERESTS

Set forth below is a list of each Contributing Entity, its Contributed Property and the Property Interests that are intended to be contributed, directly or indirectly, to the Operating Partnership as part of the Formation Transactions.

Contributing Entity	Contributed Property	Property Interest

Empire State Building Associates L.L.C.	Empire State Building	Ground lessee and indirect fee owner
Empire State Building Company L.L.C.		Operating sublessee

60 East 42nd St. Associates L.L.C.	One Grand Central Place	Fee owner
Lincoln Building Associates L.L.C.		Operating lessee

250 West 57th St. Associates L.L.C.	250 West 57th Street	Fee owner
Fisk Building Associates L.L.C.		Operating lessee

Seventh & 37th Building Associates L.L.C.	501 Seventh Avenue	Fee owner
501 Seventh Avenue Associates L.L.C.		Operating lessee

1333 Broadway Associates L.L.C.	1333 Broadway	Fee owner

1350 Broadway Associates L.L.C.	1350 Broadway	Ground lessee

Marlboro Building Associates L.L.C.	1359 Broadway	Fee owner

1185 Swap Portfolio L.P.	10 Bank Street	Indirect fee owner
	1542 Third Avenue	Indirect fee owner

Fairfield Merrittview Limited Partnership	383 Main Avenue	Indirect fee owner

Soundview Plaza Associates II L.L.C.	69-97 Main Street	Indirect fee owner

East West Manhattan Retail Portfolio L.P.	77 West 55th Street	Indirect fee owner
	1010 Third Avenue	Indirect fee owner

B-34

Contributing Entity	Contributed Property	Property Interest

BBSF LLC	Parcel T in Stamford, CT	Fee owner

One Station Place, Limited Partnership	Metro Center	Fee owner

New York Union Square Retail L.P.	10 Union Square	Fee owner

Westport Main Street Retail L.L.C.	103-107 Main Street	Fee owner

First Stamford Place L.L.C.	First Stamford Place	Indirect co-tenant
Fairfax Merrifield Associates L.L.C.		Indirect co-tenant
Merrifield Apartments Company L.L.C.		Indirect operating lessee

500 Mamaroneck Avenue L.P.	500 Mamaroneck Avenue	Co-tenant

OPTIONAL CONTRIBUTING ENTITIES, OPTIONAL CONTRIBUTED PROPERTIES

AND OPTIONAL PROPERTY INTERESTS

Set forth below is a list of each Optional Contributing Entity, its Optional Contributed Property and the Optional Property Interests that may, at the Company’s option, be contributed, directly or indirectly, to the Operating Partnership upon the final resolution of certain litigation with respect to such Optional Contributed Properties.

Optional Contributing Entity	Optional Contributed Property	Optional Property Interest
112 West 34th Street Associates L.L.C.	112-120 West 34th Street	Ground lessee
	122 West 34th Street	Fee owner
112 West 34th Street Company L.L.C.	112-122 West 34th Street	Operating sublessee
1400 Broadway Associates L.L.C.	1400 Broadway	Ground lessee

B-35

EXHIBIT B

TO

CONTRIBUTION AGREEMENT

FORM OF CONTRIBUTION AND ASSUMPTION AGREEMENT

Dated as of

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned (“Contributor”) hereby assigns, transfers, sells and conveys to Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”) or its designee, its entire legal and beneficial right, title and interest in, to and under the following (excluding, however, any Excluded Assets):

•

all of the Contributed Assets and the Assumed Agreements together with all amendments, waivers, supplements and other modifications of and to such Assumed Agreements through the date hereof, in each case to the fullest extent the assignment thereof is permitted by applicable Laws.

TO HAVE AND TO HOLD the same unto the Operating Partnership, its successors and assigns, forever.

Upon the execution and delivery hereof, the Operating Partnership absolutely and unconditionally accepts the foregoing assignment from Contributor of each Contributed Asset and Assumed Agreement listed for Contributor on Schedule A attached hereto, if any, and assumes all Assumed Liabilities (excluding, however, any Excluded Liabilities) from Contributor, and agrees to be bound by the terms, conditions and covenants thereof, and to perform all duties and obligations of Contributor thereunder from and after the date hereof. The Operating Partnership assumes no Excluded Liabilities, if any, and the parties thereto agree that all Excluded Liabilities, if any, shall remain the sole responsibility of Contributor.

Contributor, for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time after the date hereof upon the written request of the Operating Partnership or its successors or assigns, Contributor will, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required by the Operating Partnership or such successors and assigns in order to assign, transfer, set over, convey, assure and confirm unto and vest in the Operating Partnership, its successors and assigns, title to the Contributed Assets and the Assumed Agreements granted, sold, transferred, conveyed and delivered by this Agreement.

Capitalized terms used herein, but not defined have the meanings ascribed to them in the Contribution Agreement, dated as of [                    ], 201[    ], between the Operating Partnership, Contributor and the other parties thereto.

[Remainder of page left intentionally blank.]

B-36

IN WITNESS WHEREOF, the parties have duly executed and delivered this Contribution and Assumption Agreement as of the date first written above.

“CONTRIBUTOR”

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

By:
Name: Title:

“OPERATING PARTNERSHIP”

EMPIRE STATE REALTY OP, L.P.

By:
Name: Title:

B-37

EXHIBIT G

TO

CONTRIBUTION AGREEMENT

FORM OF LOCK-UP AGREEMENT

B-38

Empire Realty Trust, Inc.

Lock-Up Agreement

[Date]

[Names of Underwriters]

[Address of Underwriters]

as Representatives of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

Re: Empire Realty Trust, Inc.—Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in such agreement (collectively, the “Underwriters”) with Empire Realty Trust, Inc., a Maryland corporation (the “Company”), providing for a public offering (the “Public Offering”) of the Common Stock of the Company (the “Shares”) pursuant to a Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the periods specified in the following paragraph (the “Lock-Up Periods”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company or units of limited partnership interest in Empire Realty Trust, L.P. (“OP Units”), or any options or warrants to purchase any shares of Common Stock of the Company or OP Units, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company or OP Units, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”), and the undersigned will not exercise any right with respect to the registration of any of the Undersigned’s Shares, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The first initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement, with respect to 50% of the Undersigned’s Shares (as determined at the time of expiration of such initial Lock-Up Period), and the second initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 365 days after the Public Offering Date, with respect to the remaining amount the Undersigned’s Shares; provided, however, that if (1) during the last 17 days of either of the initial Lock-Up Periods, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of either of the initial Lock-Up Periods, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 15-day period following the last day of such initial Lock-Up Period, then in each case such Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless each Representative waives, in writing, such extension.

B-39

[Names of Underwriters]

The undersigned hereby agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of either initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that such Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to members of the immediate family of the undersigned, provided that any such immediate family member agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iv) to affiliates of, or entities controlled by, the undersigned, provided that any such affiliate or controlled entity agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (v) with the prior written consent of each Representative on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. It shall be a further condition to any transfer permitted by this paragraph (including clauses (i) through (v) above) that such transfer is not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and that the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfer. After giving effect to the transactions contemplated by the Public Offering, and, except as contemplated in this paragraph , for the duration of this Lock-Up Agreement, the undersigned will have good title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

In addition to the foregoing, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the public offering of Common Stock of the Company if and only if such sales are not required to be reported in any public report or filing with the SEC or otherwise and the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

B-40

SCHEDULE 1.4

TO

CONTRIBUTION AGREEMENT

EXCLUDED ASSETS

(a)	All cash and cash equivalents (including certificates of deposit), except to the extent otherwise provided for in Section 1.4 of the Agreement;

(b)	Any right to a refund or other payment relating to a period ending at or prior to the Closing Date, including any real estate tax refund;

(c)	Bank accounts (other than bank accounts holding any refundable cash security deposits, or other credit enhancements held by or for the benefit of Contributor under any applicable Assumed Agreements for the Property or reserves delivered to the Operating Partnership);

(d)	Any refund related to a period at or prior to Closing in connection with the termination of Contributor’s existing insurance policies;

(e)	All contracts between Contributor and any law or accounting firm prior to the Closing Date; and

(f)	Any materials relating to the background or financial condition of a present or prior Participant of Contributor.

B-41

SCHEDULE 1.8

TO

CONTRIBUTION AGREEMENT

CALCULATION OF CONTRIBUTOR VALUE

For the purposes of the Agreement, the “Value” of Contributor shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule 1.8 shall have the meanings set forth below and capitalized terms used in this Schedule 1.8 without definition shall have the meanings assigned to such terms in the Agreement.

Number of Shares of Class A Common Stock = V/IPO Price

V = AP x TIV

where:

V = Value

AP = Allocable Percentage

TIV = Total Inside Value

“Allocable Percentage” shall mean the percentage calculated as a fraction, the numerator of which is Contributor’s Exchange Value and the denominator of which is the aggregate Exchange Value of the Contributing Entities plus the Management Companies plus any Optional Contributing Entity to the extent consolidated simultaneously with the Formation Transactions on the Closing Date.

“Exchange Value” shall mean the final exchange value determined in accordance with the valuation described in the Prospectus/Consent Solicitation Statement included in the registration statement on Form S-4 for the Company, as the same may be amended or supplemented.

“Public Equity” shall mean the product of: (i) the aggregate number of shares of Class A Common Stock sold to the public in the IPO (excluding the over-allotment option, if any) times (ii) the IPO Price.

“Total Equity” shall mean the product of: (i) the sum of (A) the aggregate number of shares of Common Stock to be outstanding immediately following the IPO Closing (excluding the over-allotment option, if any) and (B) the aggregate number of OP Units to be outstanding immediately following the IPO Closing other than OP Units held by the Company times (ii) the IPO Price.

“Total Inside Value” shall mean the sum of Total Equity minus Public Equity.

B-42

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

CONSENT FORM

Reference is made to the Prospectus/Consent Solicitation Statement and the related Prospectus Supplement and Notice of Consent Solicitation to Participants, each dated [            ,         ] 2012. The undersigned participant in the entity named above (the “subject LLC”) hereby votes as set forth below with respect to all participation interests in the subject LLC which the undersigned may be entitled to vote:

Please check the appropriate box.

1.	A. CONSOLIDATION

FOR ☐	AGAINST ☐	ABSTAIN ☐

The consolidation (“the consolidation”) of the subject LLC into Empire State Realty Trust, Inc. (the “company”) as described in the Prospectus/Consent Solicitation Statement, including the authorization of Malkin Holdings LLC (the “supervisor”) to take, on behalf of the subject LLC, any and all actions that are necessary or appropriate to carry out the consolidation. By voting for the consolidation, the undersigned hereby agrees to all the terms of the contribution agreement.

B.	ELECTION OF FORM OF CONSIDERATION

(i) CLASS A COMMON STOCK:

The undersigned will receive its consideration 100% in the form of Class A common stock of the company except to the extent an election for cash is marked below.

(ii) CASH:

☐  I elect to receive     % of the consideration in the form of cash, instead of Class A common stock. The cash election is limited to [12-15]% of my consideration and I will receive the balance of consideration in Class A common stock.*

*	If the box is checked, but no percentage is filled in or the percentage filled in is greater than [12-15]%, the percentage will be deemed to be [12-15]%.

2.	THIRD-PARTY PORTFOLIO SALE

FOR ☐	AGAINST ☐	ABSTAIN ☐

Authorization of the supervisor to approve an offer from an unaffiliated third-party to purchase the consolidated portfolio if a definitive agreement is signed by December 31, 2015, and to take on behalf of the subject LLC any and all actions that are necessary or appropriate to carry out the foregoing, on the terms described in the Prospectus/Consent Solicitation Statement and Prospectus Supplement.

3.	VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM FOR LITIGATION AND ARBITRATION COSTS

CONSENTS TO ☐	DOES NOT CONSENT TO ☐	ABSTAIN ☐

C-1

Voluntary pro rata reimbursement to the supervisor and Peter L. Malkin as described in the Prospectus/Consent Solicitation Statement and Prospectus Supplement for the prior advances of all costs, plus interest, incurred in connection with litigations and arbitrations with the former property manager and leasing agent of the property in which the subject LLC owns an interest.

THIS CONSENT SOLICITATION IS MADE ON BEHALF OF THE SUPERVISOR, MALKIN HOLDINGS LLC. THE SUPERVISOR RECOMMENDS THAT PARTICIPANTS CONSENT TO EACH OF THE FOREGOING ITEMS.

WHAT EACH PARTICIPANT RECEIVES IN THE CONSOLIDATION OR THIRD-PARTY PORTFOLIO SALE WILL BE BASED ON THE ALLOCATION MADE IN ACCORDANCE WITH EXCHANGE VALUE AND THE ENTERPRISE VALUE DETERMINED IN THE COMPANY’S INITIAL PUBLIC OFFERING (THE “IPO”) OR SUCH SALE. THE EXCHANGE VALUE SHOWN IN THE PROSPECTUS/CONSENT SOLICITATION IS MADE BY DUFF & PHELPS, LLC (THE “INDEPENDENT VALUER”).

IF THIS CONSENT FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ITEMS 1.A OR 2, THE PARTICIPANT WILL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM. IF THIS CONSENT FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ITEM 3, THE PARTICIPANT WILL BE DEEMED NOT TO HAVE CONSENTED TO SUCH ITEM.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN COMPLETING THIS FORM, PLEASE CALL MACKENZIE PARTNERS, INC. (888-410-7850), WHICH HAS BEEN ENGAGED BY THE SUPERVISOR TO ASSIST IN ANSWERING PARTICIPANT INQUIRIES.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS CONSENT FORM, INCLUDING (1) THE ENCLOSED CERTIFICATE OF NON-FOREIGN STATUS (IF APPLICABLE) AND (2) THE ENCLOSED INTERNAL REVENUE SERVICE FORM W-9 (OR OTHER APPLICABLE FORM), ALL IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE U.S. (ALTERNATIVELY, YOU MAY FAX TO 212-929-0308 OR EMAIL TO MALKINHOLDINGS@MACKENZIEPARTNERS.COM.)

If you own participation interests in more than one group in the subject LLC, your consent applies to all such interests.

This consent form signature page also constitutes the signature page for the Lockup Agreement, a form of which is an exhibit to the Prospectus/Consent Solicitation Statement. By executing this consent form, you agree to be bound by each such applicable agreement in its final form in accordance with the Contribution Agreement to which the subject LLC is a party, all with the same effect as if you signed that agreement, including any change from the form attached to the Prospectus/Consent Solicitation Statement. Execution of this page constitutes execution of each such agreement, and the undersigned authorizes this page to be attached as a counterpart signature page for each such agreement.

This consent form must be completed and returned before the expiration date determined by the supervisor.

Date:

Name of Participant:

Investor ID#:

Original investment:	$

Exchange Value*:	$

Voluntary Reimbursement Share:	$

C-2

Signature(s) of Participant or Authorized Signatory	Signature(s) of Participant or Authorized Signatory

Title (if Trust or entity)	Title (if Trust or entity)

Please sign your name exactly as shown in print above. If there are two or more joint holders, all such holders must sign. If signing as attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If signing for an entity (corporation, partnership, or limited liability company), please give your full title (officer, partner, or authorized person). If more than one signature is required, this consent form may be executed in separate counterparts.

*	Exchange value has been derived from the appraisal by the Independent Valuer and does not represent the value of the consideration you will receive in the consolidation, which will be based on the enterprise value determined in connection with the pricing of the IPO. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO and may be higher or lower than the aggregate exchange value. Historically, in a typical initial public offering of a real estate investment trust, the enterprise value and IPO price are at a discount to the net asset value of the real estate investment trust’s portfolio of properties, which in turn may be above or below the aggregate exchange value. Exchange value has been computed without deduction for voluntary reimbursement.

C-3

CERTIFICATION OF NON-FOREIGN STATUS: INSTRUCTIONS

THE FOLLOWING TWO PAGES CONTAIN CERTIFICATIONS OF NON-FOREIGN STATUS FOR (1) PARTICIPANTS THAT ARE INDIVIDUALS AND (2) PARTICIPANTS THAT ARE ENTITIES OTHER THAN INDIVIDUALS, RESPECTIVELY. IF YOU ARE A U.S. PERSON FOR U.S. FEDERAL INCOME TAX PURPOSES, PLEASE COMPLETE THE APPLICABLE CERTIFICATION AND INCLUDE IT WITH YOUR CONSENT FORM IN ORDER TO PREVENT U.S. FEDERAL WITHHOLDING TAX FROM APPLYING TO THE CONSIDERATION THAT YOU RECEIVE IN THE CONSOLIDATION.

IF A PARTICIPANT IS AN ENTITY SUCH AS A LIMITED LIABILITY COMPANY THAT IS TREATED AS A “DISREGARDED ENTITY” FOR U.S. FEDERAL INCOME TAX PURPOSES, THE OWNER OF THE PARTICIPANT (OR, IF THE PARTICIPANT IS OWNED BY ANOTHER DISREGARDED ENTITY, THE FIRST INDIRECT OWNER OF THE PARTICIPANT THAT IS NOT TREATED AS A DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES) SHOULD COMPLETE THE CERTIFICATION OF NON-FOREIGN STATUS.

IF YOU ARE NOT A U.S. PERSON FOR U.S. FEDERAL INCOME TAX PURPOSES, DO NOT COMPLETE A CERTIFICATION OF NON-FOREIGN STATUS. SEE “U.S. FEDERAL INCOME TAX CONSIDERATIONS—U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATION— WITHHOLDING CONSIDERATIONS FOR PARTICIPANTS” IN THE PROSPECTUS/CONSENT SOLICITATION STATEMENT FOR MORE INFORMATION.

C-4

CERTIFICATION OF NON-FOREIGN STATUS (INDIVIDUAL PARTICIPANT)

Reference is made to the Prospectus/Consent Solicitation Statement and the related Supplement and Notice of Consent Solicitation to Participants, each dated                     , 2012 (the “Consent Solicitations”).

To inform Empire State Realty OP, L.P. that withholding of tax is not required upon the consummation of the transactions contemplated in the Consent Solicitations, the undersigned hereby certifies the following:

1.	My name is .

2.	I am not a nonresident alien for purposes of U.S. federal income taxation;

3.	My U.S. taxpayer identifying number (Social Security number) is ; and

4.	My home address is .

I understand that this certificate may be disclosed to the Internal Revenue Service by Empire State Realty OP, L.P. and that any false statement I have made here could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete.

Date:

Signature(s) of Participant	Signature(s) of Participant

C-5

CERTIFICATION OF NON-FOREIGN STATUS (NON-INDIVIDUAL ENTITY PARTICIPANT)

Reference is made to the Prospectus/Consent Solicitation Statement and the related Supplement and Notice of Consent Solicitation to Participants, each dated                     , 2012 (the “Consent Solicitations”).

To inform Empire State Realty OP, L.P. that withholding of tax is not required upon the consummation of the transactions contemplated in the Consent Solicitations, the undersigned hereby certifies the following on behalf of the Participant:

1.	The name of the Participant is: .

2.	The Participant is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Treasury Regulations);

3.	The Participant is not a disregarded entity as defined in Treasury Regulation §1.1445-2(b)(2)(iii);

4.	The Participant’s U.S. employer identification number is ; and

5.	The Participant’s office address is: .

The Participant understands that this certification may be disclosed to the Internal Revenue Service by Empire State Realty OP, L.P. and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Participant.

Date:

Signature(s) of Authorized Signatory	Signature(s) of Authorized Signatory

Title	Title

C-6

INTERNAL REVENUE SERVICE FORM W-9 AND W-8

If you are a “U.S. person” for U.S. federal income tax purposes, please complete, sign and date the attached Internal Revenue Service Form W-9 “Request for Taxpayer Identification Number and Certification” in accordance with the instructions accompanying such form (also attached) and include it with your consent form. If you are not a “U.S. person” for U.S. federal income tax purposes, you are generally required to complete an Internal Revenue Service Form W-8BEN “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” (the “W-8BEN”) or a different Form W-8, depending on your individual circumstances. If you are required to complete a W-8BEN or an alternate form, please complete, sign and date the appropriate form and include it with your consent form. Forms W-8BEN and alternate forms can be found online at www.irs.gov.

C-7

NON-U.S. PERSONS SHALL COMPLETE THE APPLICABLE IRS FORM W-8. THIS FORM MUST BE COMPLETED BY ALL U.S. PERSONS PARTICIPATING IN THE CONSOLIDATION. FAILURE TO COMPLETE AND RETURN THIS FORM (OR FOR NON-U.S. PERSONS, THE APPLICABLE IRS FORM W-8) MAY RESULT IN BACKUP WITHHOLDING ON ANY PAYMENTS MADE TO YOU PURSUANT TO THE CONSOLIDATION. ADDITIONAL INSTRUCTIONS ARE AVAILABLE ONLINE AT http://www.irs.gov/pub/irs-pdf/fw9.pdf.

TAXPAYER’S NAME:

SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification No.	Part I Taxpayer Identification No.—For All Accounts

Enter your taxpayer identification number in the appropriate box. For most individuals and sole proprietors, this is your social security number. For other entities, it is your employer identification number. If you do not have a number, see “How to Get a TIN” in the online instructions, available at:

http://www.irs.gov/pub/irs-pdf/fw9.pdf.

Note: If the account is in more than one name, see the chart in the online instructions to determine what number to enter.

	Social Security Number OR Employer Identification Number	Part II—For Payees Exempt From Backup Withholding, see the additional instructions available online at http://www.irs.gov/pub/irs-pdf/fw9.pdf.

Check appropriate box:

☐  Individual/Sole proprietor     ☐  C Corporation    ☐  S Corporation    ☐  Partnership    ☐  Trust/Estate ☐  Limited liability company. Enter tax classification (D = disregarded entity, C = corporation, P = partnership) V                          ☐  Other (specify)

☐   Exempt from Backup Withholding

Part III Certification—Under penalties of perjury, I certify that:

(1)	The number shown on this form is my correct taxpayer identification number or I am waiting for a number to be issued to me;

(2)	I am not subject to backup withholding either because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)	I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of the documents accompanying this form other than the certifications required to avoid backup withholding.

SIGNATURE                                              DATE                              , 2012

C-8

EMPIRE STATE REALTY TRUST, INC.

PROSPECTUS SUPPLEMENT

TO

PROSPECTUS/CONSENT SOLICITATION STATEMENT

DATED                     , 2012

60 EAST 42ND ST. ASSOCIATES L.L.C.

This supplement is being furnished to you, as a participant of 60 East 42nd St. Associates L.L.C., or your subject LLC, by Malkin Holdings LLC, the supervisor of your subject LLC, to enable you to evaluate the proposed consolidation of your subject LLC into Empire State Realty Trust, Inc., a Maryland corporation, or the company.

The supervisor, requests that you, as a participant in your subject LLC, consent to the contribution of your subject LLC’s interest in One Grand Central Place, New York, New York, as part of a consolidation of office and retail properties in Manhattan and the greater New York metropolitan area owned by your subject LLC, the other subject LLCs and certain private entities, or the private entities, supervised by the supervisor, along with certain related management businesses, into the company. This transaction is referred to herein as the consolidation.

The supervisor believes you will benefit from this consolidation through newly created opportunities for liquidity, enhanced operating and financing abilities and efficiencies, combined balance sheets, increased growth opportunities, enhanced property diversification, and continued leadership by the officers and a principal of the supervisor under the transparency and accountability of the governance structure of a reporting company with the Securities and Exchange Commission, or the SEC, with audited financial statements and a board of directors consisting predominantly of independent directors. Anthony E. Malkin will be the only management member of the board of directors.

As a potential alternative to the consolidation, the supervisor also requests that the participants consent to the sale or contribution of your subject LLC’s property interest as part of a sale or contribution of all of the properties owned by your subject LLC, the other subject LLCs and the private entities as a portfolio to a third party. While the supervisor believes the consolidation represents the best opportunity for participants to achieve liquidity and to maximize the value of their investment, the supervisor believes it also is in the best interest of all participants for the supervisor to have the flexibility and discretion to accept an offer for the portfolio of properties from an unaffiliated third party if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation and certain other conditions are met.

Participants also are being asked to consent to a voluntary pro rata reimbursement program pursuant to which the supervisor and Peter L. Malkin, a principal of the supervisor, will be reimbursed for the prior advances of all costs, plus interest, incurred in connection with the legal proceedings required to remove and replace the former property manager and leasing agent. The supervisor believes that the voluntary pro rata reimbursement program is fair and reasonable because the successful resolution of the legal proceedings allowed the property owned by your subject LLC to participate in a renovation and repositioning turnaround program conceived and implemented by the supervisor. The estate of Leona M. Helmsley, which we refer to as the Helmsley estate, as part of an agreement with the supervisor covering this and other matters, has paid the voluntary pro rata reimbursement to the supervisor for its pro rata share of costs advanced, plus interest, which totaled $5,021,048.

The Malkin Holdings group (as defined herein) will receive substantial benefits from the consolidation and have conflicts of interest in making this recommendation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the supervisor, see “Conflicts of Interest—Substantial Benefits to the Supervisor and its Affiliates” in the prospectus/consent solicitation.

Your subject LLC is one of three publicly-registered entities, which we refer to collectively as the subject LLCs, that the supervisor is seeking to consolidate into the company as part of a series of transactions that is referred to as the consolidation. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other participants in your subject LLC. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, or the prospectus/consent solicitation, which includes detailed discussions regarding the company, your subject LLC and the other entities being consolidated with the company.

Supplements have also been prepared for both of the other subject LLCs, copies of which may be obtained without charge by you or your representative upon written request to Mackenzie Partners, Inc., the company’s vote tabulator, at 105 Madison Avenue, NY, NY 10016 or call toll free at (888) 410-7850. The effects of the consolidation may be different for participants in the other subject LLCs.

Page
OVERVIEW	S2-1

ADDITIONAL INFORMATION	S2-7

RISK FACTORS	S2-8

FORWARD-LOOKING STATEMENTS	S2-14

THE SUPERVISOR’S REASONS FOR PROPOSING THE CONSOLIDATION	S2-16

EFFECT OF CONSOLIDATION ON SUBJECT LLCS NOT ACQUIRED	S2-18

SHARES OF COMMON STOCK ON A FULLY-DILUTED BASIS TO BE ALLOCATED TO YOUR SUBJECT LLC	S2-19

EXCHANGE VALUE AND ALLOCATION OF COMMON STOCK	S2-20

FAIRNESS OF THE CONSOLIDATION	S2-25

EXPENSES OF THE CONSOLIDATION	S2-30

DISTRIBUTIONS AND COMPENSATION PAID TO THE SUPERVISOR AND ITS AFFILIATES	S2-31

PROPERTY OVERVIEW	S2-32

VOTING PROCEDURES FOR THE CONSOLIDATION PROPOSAL AND THE THIRD-PARTY PORTFOLIO PROPOSAL	S2-33

U.S. FEDERAL INCOME TAX CONSIDERATIONS	S2-34

APPENDIX A—FAIRNESS OPINION [See Appendix A to the Prospectus/Consent Solicitation Statement]	A-1

APPENDIX B—CONTRIBUTION AGREEMENT	B-1

APPENDIX C—CONSENT FORM	C-1

EXPLANATORY NOTE: The information concerning the appraisal by Duff & Phelps LLC, the independent valuer, contained in the Registration Statement on Form S-4, which this supplement accompanies, is based on the preliminary appraisal by the independent valuer as of July 1, 2011, and the information concerning the fairness opinion of Duff & Phelps LLC is based on the draft form of fairness opinion provided by the independent valuer. The valuation will be updated as of a date in closer proximity to the effective date of the Registration Statement on Form S-4, which this supplement accompanies, and the fairness opinion is expected to be delivered as of a date in closer proximity to such effective date.

Unless the context otherwise requires or indicates, references in this Prospectus Supplement to the prospectus/consent solicitation, which is referred to herein as the supplement, to:

(i)	Your subject LLC refers to 60 East 42nd St. Associates L.L.C.,

(ii)	the subject LLCs refers to Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.,

(iii)	the private entities refer to the privately-held entities supervised by the supervisor which are all of the entities, other than the subject LLCs and the management companies listed in the chart under the section “Summary—The Subject LLCs, the Private Entities and the Management Companies” in the prospectus/consent solicitation, which will be included in the consolidation,

(iv)	the company refers to Empire State Realty Trust, Inc. (formerly known as Empire Realty Trust, Inc.), a Maryland corporation, together with its consolidated subsidiaries, including Empire State Realty OP, L.P. (formerly known as Empire Realty Trust, L.P.), a Delaware limited partnership, which is referred to herein as the operating partnership, after giving effect to the series of transactions involving the consolidation of the subject LLCs and the private entities described in this supplement and the prospectus/consent solicitation that have consented to the consolidation and a combination of (a) Malkin Holdings LLC, a New York limited liability company that acts as the supervisor of, and performs various asset management services and routine administration with respect to, your subject LLC, the other subject LLCs and certain of the private entities (as discussed in the prospectus/consent solicitation), which is referred to herein as the supervisor; (b) Malkin Properties, L.L.C., a New York limited liability company that serves as the manager and leasing agent to certain of the private entities in Manhattan, (c) Malkin Properties of New York, L.L.C., a New York limited liability company that serves as the manager and leasing agent to certain of the private entities located in Westchester County, New York, (d) Malkin Properties of Connecticut, Inc., a Connecticut corporation that serves as the manager and leasing agent to certain of the private entities in the State of Connecticut and (e) Malkin Construction Corp., a Connecticut corporation that is a general contractor and provides services to the private entities and third parties (including certain tenants at the properties owned by the private entities), which collectively are referred to herein as the management companies,

(v)	the property refers to your subject LLC’s fee ownership interest in One Grand Central Place, New York, New York,

(vi)	the properties of the company and the portfolio refer to the property, the other assets of your subject LLC, the ownership interests of the other subject LLCs and the private entities in their properties and the other assets of the other subject LLCs and the private entities,

(vii)	the agents refer to holders of the membership interests in your subject LLC for the benefit of participants in the agent’s participating group; each of the agents is an affiliate of the supervisor,

(viii)	the participants refer to the holders of participation interests in the membership interests held by the agents and, as applicable, investors in the subject LLCs and the private entities,

(ix)	the participation interests refer to the beneficial ownership interests of participants in the membership interests of your subject LLC held by an agent for the benefit of participants and, as applicable, membership or partnership interests or the beneficial interests therein held by investors in the other subject LLCs and the private entities,

(x)	common stock and shares of common stock refer to both shares of the company’s Class A common stock, par value $0.01, and Class B common stock, par value $0.01 per share, unless otherwise indicated,

(xi)	the IPO refers to the initial public offering of the Class A common stock of the company and IPO price refers to the price per share of Class A common stock in the IPO,

(xii)	operating partnership units refer to the operating partnership’s limited partnership interests, and

S2-i

(xiii)	organizational documents refer to the limited liability company agreement, the participation agreements for your subject LLC.

All references to the enterprise value refer to the value of the company after completion of the consolidation determined in connection with the IPO by the company in consultation with the investment banking firms managing the IPO and prior to the issuance of Class A common stock in the IPO and any issuance of Class A common stock pursuant to equity incentive plans.

All references to the aggregate exchange value refer to the aggregate exchange value of the subject LLCs, the private entities and the management companies based on the appraisal by Duff & Phelps, LLC, the independent valuer.

All references (other than information labeled as pro forma information, including the pro forma financial statements) to the number of shares of common stock, on a fully-diluted basis, issued in the consolidation refer to the number of shares of Class A common stock and Class B common stock issued or received in the consolidation, prior to the issuance of Class A common stock in the IPO and pursuant to any incentive plans, assuming that (i) the enterprise value in connection with the IPO equals the aggregate exchange value, (ii) the offering price per share in the IPO used herein which is used solely for illustrative purposes equals a hypothetical $10 per share, (iii) your subject LLC, the other subject LLCs, the private entities and the management companies participate in the consolidation, (iv) no cash is paid to the participants in your subject LLC, the other subject LLCs, the private entities or the management companies in the consolidation, (v) no shares of Class A common stock are issued to the supervisor pursuant to the voluntary pro rata reimbursement program, (vi) no fractional shares are issued and (vii) all operating partnership units issued in the consolidation are redeemed on a one-for-one basis and all shares of Class B common stock issued in the consolidation are converted on a one-for one basis for shares of Class A common stock.

The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The aggregate exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a real estate investment trust, which we refer to as a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

All references to distributions to participants assume that all amounts payable under the voluntary pro rata reimbursement program are paid out of cash distributions from your subject LLC, the other subject LLCs and the private entities, as applicable and that no shares of Class A common stock are issued to the supervisor for amounts due under the voluntary pro rata reimbursement program.

The supervisor has made certain of these assumptions to permit the presentation of information in tables in this supplement on a consistent basis. For example, while throughout this supplement the supervisor has assumed for purposes of this presentation of information that no cash is paid, cash will be paid to non-accredited investors in the private entities and to participants in the subject LLCs and to certain investors in the private entities that are charitable organizations and exempt from New York City real property transfer tax and elect to receive cash pursuant to the cash option described herein.

All references to the stockholders refer to the holders of Class A common stock and Class B common stock of the company.

All references to the Malkin Family refer to Anthony E. Malkin, Peter L. Malkin, each of their lineal descendants (including spouses of any of the foregoing), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing.

All references to the Malkin Holdings group refer to the Malkin Family and Thomas N. Keltner Jr. (and his spouse).

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All references to the Wien group refer to each of the lineal descendants of Lawrence A. Wien, including Peter L. Malkin and Anthony E. Malkin (including spouses of such descendants), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing.

For demonstrative purposes, the supervisor has assigned a hypothetical IPO offering price of $10 per share. That value is strictly hypothetical and is for illustrative purposes only.

All references to the property and assets owned by the company upon completion of the consolidation refer to the company upon completion of the consolidation, without giving effect to the IPO, and assuming that all required consents of the participants in the subject LLCs have been obtained and all of the properties and assets to be acquired from your subject LLC, the other subject LLCs, the private entities and the management companies pursuant to the consolidation have been acquired.

All references to a third-party portfolio transaction refer to the sale or contribution of the subject LLCs’ property interests and other assets as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to a third party. The description of the company in this supplement assumes that all of the properties and assets to be acquired from your subject LLC, the other subject LLCs, the private entities and the management companies pursuant to the consolidation have been acquired by the company rather than a third party pursuant to a third-party portfolio transaction.

Certain terms and provisions of various agreements are summarized in the prospectus/consent solicitation and this supplement. These summaries are qualified in their entirety by reference to the complete text of any such agreements, which are either attached as exhibits or appendices to the prospectus/consent solicitation or this supplement in the form in which they are expected to be signed (but subject to change, including potentially significant changes, as described below) or filed as an exhibit to the Registration Statement on Form S-4 of which the prospectus/consent solicitation and this supplement is a part. The parties to such agreements may make changes (including changes that may be deemed material) to the forms of the agreements attached as appendices or exhibits hereto, contained in this supplement or filed as exhibits to the Registration Statement on Form S-4.

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OVERVIEW

The consolidation

You are being requested to approve the consolidation in which your subject LLC will contribute its assets to the operating partnership in exchange for Class A common stock of the company and/or cash. The shares of Class A common stock are expected to be listed on the NYSE, which investors may sell from time to time as and when they so desire (subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period as described in the prospectus/consent solicitation). Presently there is no active trading market for the participation interest you hold in your subject LLC, which is only an indirect interest in real property subject to an operating lease, pursuant to which the property is operated by Lincoln Building Associates L.L.C., which is the operating lessee. Through the consolidation, the company intends to combine the properties of your subject LLC, the other subject LLCs and the private entities and the assets and operations of the supervisor and the other management companies into the company, and intends to elect and to qualify as a REIT for U.S. federal income tax purposes. The closing of the consolidation will occur simultaneously with the closing of the IPO. All required consents of the private entities and the management companies, including the consents of the Wien group and the interests of the Helmsley estate, to the acquisition by the company of the assets of the private entities and the management companies have been obtained prior to the date of this supplement and the prospectus/consent solicitation.

If the consolidation is approved by your subject LLC and the other subject LLCs, the company acquires the properties from each of private entities and the company acquires the management companies, the company will own 12 office properties which, as of September 30, 2011, encompass approximately 7.7 million rentable square feet of office space, which were approximately 79.9% leased as of September 30, 2011 (or 83.0% giving effect to leases signed but not yet commenced as of that date). Seven of these properties are located in the midtown Manhattan market and encompass in the aggregate approximately 5.8 million rentable square feet of office space, including the Empire State Building, the world’s most famous office building. The Manhattan office properties also contain an aggregate of 432,176 rentable square feet of premier retail space on the ground floor and/or lower levels. The remaining five office properties are located in Fairfield County, Connecticut and Westchester County, New York, encompassing approximately 1.8 million rentable square feet in the aggregate. The majority of the square footage for these five properties is located in densely populated metropolitan communities with immediate access to mass transportation. Additionally, the company has entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of its office properties, that will support the development of an approximately 340,000 rentable square foot office building and garage. As of September 30, 2011, the portfolio also included four standalone retail properties located in Manhattan and two standalone retail properties located in the city center of Westport, Connecticut, encompassing 204,452 rentable square feet in the aggregate. As of September 30, 2011, the standalone retail properties were approximately 96.8% leased in the aggregate (or 96.8% giving effect to leases signed but not yet commenced as of that date).

The third-party portfolio proposal

As a potential alternative to the consolidation, you also are being asked to consent to the sale or contribution of your subject LLC’s property interest as part of a sale or contribution of the properties owned by your subject LLC, the other subject LLCs and the private entities as a portfolio to an unaffiliated third party. Through solicitation of consents, for the first time the properties owned by the subject LLCs and the private entities can be joined as a single portfolio. While the supervisor believes the consolidation and IPO represent the best opportunity for participants in your subject LLC, the other subject LLCs and the private entities to achieve liquidity and to maximize the value of their respective investments, the supervisor also believes it is in the best interest of all participants for the supervisor to be able to approve offers from unaffiliated third parties for the portfolio as a whole. All required consents of the private entities, including the consents of the Wien group and the interests of the Helmsley estate, to the third-party portfolio proposal have been obtained prior to the date of this supplement and the prospectus/consent solicitation.

Market forces are dynamic, unpredictable, and subject to volatility. Should the public awareness of the proposed consolidation and IPO produce potential compelling offers from unaffiliated third parties to purchase

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the consolidated portfolio, it will be costly and time consuming to solicit consents to allow a sale or contribution of the portfolio to a third party, and there is considerable risk that any opportunity which might appear would be lost without the requested consent in place. Therefore, the supervisor believes that it is advisable to have the flexibility and discretion to accept an offer for the entire portfolio of properties from a third party, rather than pursue the consolidation and IPO, if the supervisor determines the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation.

The third-party portfolio transaction would be undertaken only if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation, subject to the committee approval described in the prospectus/consent solicitation, and would apply only to an offer from an unaffiliated third-party for the entire portfolio of properties owned by all of the subject LLCs and all of the private entities, subject to exclusions described under the section entitled “Third-Party Portfolio Proposal” in the prospectus/consent solicitation. A third-party portfolio transaction also could include the management companies.

Because of the inability to act without consent of your subject LLC, the other subject LLCs and certain of the private entities, the supervisor intends to inform any unaffiliated third-party which expresses interest in making a third-party offer that it will not consider any offer until after completion of the solicitation of consents of your subject LLC and the other subject LLCs. If an offer is submitted during the solicitation period, the supervisor may be required to provide information regarding the proposal to participants, to assist them in their decision regarding the consolidation.

The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate. Any third-party interested in making a portfolio proposal will be instructed to make its offer for all cash. It is possible that participants or the supervisor and its affiliates may be offered an option to receive securities in lieu of all or a portion of the cash. The supervisor will be authorized to approve offers only if a definitive agreement is entered into prior to December 31, 2015 or such earlier date as the supervisor may set with or without notice or public announcement.

The voluntary pro rata reimbursement program

You are being asked to consent to a voluntary pro rata reimbursement program pursuant to which the supervisor and Peter L. Malkin, a principal of the supervisor, will be reimbursed for the prior advances of all costs, plus interest, incurred in connection with the legal proceedings with Helmsley-Spear, Inc., the former property manager and leasing agent, which resulted in the removal of the former property manager and leasing agent as property manager and leasing agent of the properties owned by your subject LLC, the other subject LLCs and certain of the private entities and has enabled a renovation and repositioning turnaround program to be implemented by the supervisor. If you consent to the voluntary pro rata reimbursement program, the supervisor and Peter L. Malkin will be reimbursed for your pro rata share of costs, plus interest, previously incurred out of your share of the excess cash of your subject LLC that is being distributed to participants, and, to the extent that is insufficient, the shares of Class A common stock that you would receive in the consolidation or the consideration that you would receive in a third-party portfolio transaction, as applicable, will be reduced by the balance (valued, if the consolidation is consummated, at the IPO price) and such balance would be paid to the supervisor and Peter L. Malkin in shares of Class A common stock, if the consolidation is consummated, or out of distributions that you would receive from the proceeds of a third-party portfolio transaction, if consummated or out of distributions from operations of the subject LLC.

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The table below shows the amount to be received by the supervisor out of the distributions of each consenting participant in your subject LLC for each $1,000 of original investment by a participant pursuant to the voluntary pro rata reimbursement program:

	Exchange Value of Shares of Class A Common Stock to be Received by Participants per $1,000 Original Investment	Voluntary Reimbursement
		Per $1,000 Original Investment(1)	Total
60 East 42nd St. Associates L.L.C.	$38,972	$236	$1,653,504

(1)	Your subject LLC’s share of the aggregate voluntary reimbursement (before any reimbursements) is $1,564,930, plus interest. The amount shown in the table includes accrued interest through September 30, 2011 and does not include interest which will accrue subsequent to September 30, 2011.

Number of shares of Class A common stock received if your subject LLC is consolidated with the company

Based on the hypothetical assumptions described herein, your subject LLC will be allocated 30,300,722 shares of Class A common stock, on a fully-diluted basis, that will be allocated to your subject LLC in the consolidation based on its exchange value of $303,007,222. The value of your participation interest, as described in the prospectus/consent solicitation, was determined based on the exchange value for your subject LLC. The exchange value of your subject LLC, the other subject LLCs, the private entities and the management companies is the value of these entities based on the appraisal by Duff & Phelps, LLC, which is referred to herein as Duff & Phelps, or the independent valuer, which serves as the independent valuer for your subject LLC, the other subject LLCs, the private entities and the management companies. Shares of common stock, operating partnership units and/or cash, as applicable, will be allocated among your subject LLC, the other subject LLCs, the private entities and the management companies based upon the exchange values of your subject LLC, the other subject LLCs, each private entity and the management companies. The exchange value was then allocated among the participants and the holders of the override interests in accordance with your subject LLC’s organizational documents. However, as described elsewhere in the prospectus/consent solicitation, while the exchange value was used to establish the relative value of the properties and participation interests, this value does not necessarily represent the fair market value of your participation interest.

You will receive a portion of the Class A common stock allocated to your subject LLC in accordance with your percentage interest in your subject LLC and your subject LLC’s organizational documents. The number of shares of Class A common stock presented in this supplement and in the prospectus/consent solicitation is based on the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor to illustrate the number of shares of Class A common stock that a participant would receive if the enterprise value of the company determined in connection with the IPO were the same as the aggregate exchange value and the IPO price were $10 per share. Participants in your subject LLC have the option to receive cash for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation from a portion of the net proceeds of the IPO. If you exercise the cash option, the amount that you will receive per share of Class A common stock will equal the IPO price per share less an amount equal to the underwriting discount per share paid by the company in the IPO. The participants in your subject LLC are being provided the cash option because, unlike the accredited investors in the private entities, participants in the subject LLCs will not have the option to receive operating partnership units in a transaction that is intended to be tax deferred. Participants in your subject LLC are being provided with the option to enable them to receive cash to cover a portion of the U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15]% to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

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The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The value of the consideration will be based on the enterprise value determined in connection with pricing of the IPO. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value divided by the actual IPO price upon pricing of the IPO. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

Similarities among the subject LLCs

Each of the subject LLCs owns an indirect interest in a Manhattan office property subject to an operating lease. Each of the subject LLCs is supervised by the supervisor. The subject LLCs all have similar structures for paying compensation to the supervisor and for distribution of cash flow and liquidation proceeds, except that your subject LLC does not have a voluntary capital transaction override program and Empire State Building Associates L.L.C. and 250 West 57th St. Associates L.L.C. have a voluntary capital transaction override program. The override in your subject LLC is based on the existing override described below under “Exchange Value and Allocation of Common Stock.”

Differences among the subject LLCs

•

The Empire State Building is the largest property in the proposed consolidation and its renovation program began last. The renovation program for the Empire State Building is anticipated to require a greater investment than the renovation programs for the other subject LLCs. While the supervisor expects that the renovation programs for the other subject LLCs will be completed substantially by the end of 2013, the supervisor expects that the renovation program for the Empire State Building, which is the last Manhattan office property that began its renovation program, will be completed substantially in 2016.

•

Your subject LLC’s property has a debt to asset value (based on the appraised value) ratio of 13.40% as of September 30, 2011. The company’s properties have a debt to total assets ratio of 21.02% as of September 30, 2011. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets.

•

Your subject LLC’s property was 80.2% (79.7% of office space and 87.01% of retail space) leased as of September 30, 2011. The company’s properties were 80.4% (79.9% of office space and 86.2% of retail space) leased as of September 30, 2011.

•	The age of your subject LLC’s property is 82 years. The average age of the company’s properties is 61 years.

Vote required to approve the consolidation or third-party portfolio proposal

The participation interests in your subject LLC are divided into seven separate participating groups. Participants are being asked to vote on both the proposed consolidation and the third-party portfolio proposal. For each proposal to be approved, participants holding 100% of the outstanding participation interests in your subject LLC must approve that proposal. Each of these proposals is subject to a separate consent and approval of each proposal is not dependent on approval of any other proposal.

If holders of 90% of the participation interests in any of the seven participating groups in your subject LLC approve the consolidation, the agent of any such participating group will purchase, pursuant to your subject LLC’s organizational documents, on behalf of your subject LLC, the participation interest of any participant in such participating group that voted “AGAINST” or “ABSTAIN” with respect to the consolidation or that did not

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submit a consent form, at a price that would be substantially lower than the exchange value. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of that participating group will be satisfied.

If holders of 90% of the participation interests in any of the seven participating groups in your subject LLC approve the third-party portfolio proposal, the agent of any such participating group will purchase on behalf of your subject LLC the participation interest of any participant in such participating group that voted “AGAINST” or “ABSTAIN” with respect to the third-party portfolio proposal or that did not submit a consent form, at a price that would be substantially lower than the exchange value regardless of whether there is a third-party portfolio offer, and even if the consolidation is consummated and the participant voted in favor of the consolidation. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of that participating group will be satisfied.

Prior to an agent purchasing the participation interests of non-consenting participants, an agent will give such participants not less than ten days’ notice after the required consent is received by your subject LLC to permit them to consent to the consolidation or the third-party portfolio proposal, as applicable, in which case their participation interests will not be purchased. The agents will purchase the participation interests for the benefit of your subject LLC and not for their own account and will be reimbursed by your subject LLC for the cost of such buyout. If the agent purchases these participation interests, the requirement for consent of participants holding 100% of the participation interests of the participating group will be satisfied.

The buyout amount would be substantially lower than the exchange value. The buyout amounts are $100 for the interest held by a participant in your subject LLC as compared to the exchange value of $38,972 for a $1,000 original investment in your subject LLC. The cash required to buyout non-consenting participants will not be paid from the proceeds from the IPO.

The agents, who are the members of your subject LLC, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of each participating group in your subject LLC. Each new series provides protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. The new series will not affect voting rights, except with respect to any person or group that acquires 3% or more of the outstanding participation interests in the applicable participating group (an “acquiring person”). If there is an acquiring person, the effect of the new series is that approval of the consolidation proposal and the third-party portfolio proposal by a participating group will require approval by the requisite consent of the participants in the participating group, as holders of the new series of membership interests, excluding the acquiring person.

The Wien group collectively owns participation interests in your subject LLC and has advised that it will vote in favor of the consolidation and the third-party portfolio proposal. These participation interests represent 8.7684% for your subject LLC.

Consent required for the voluntary pro rata reimbursement program

The consent form being distributed to you and the other participants also seeks to obtain your consent to the payment of a voluntary pro rata reimbursement to the supervisor and Peter L. Malkin, a principal of the supervisor, the prior advances of all costs, plus interest, incurred in connection with the legal proceedings required to remove and replace the former property manager and leasing agent. If you return a signed consent form but fail to indicate whether you consent to or disapprove of the voluntary pro rata reimbursement program, you will be deemed not to have consented to the voluntary pro rata reimbursement program. If you fail to return a signed consent form by the end of the solicitation period, you will be deemed not to have consented to the voluntary pro rata reimbursement program.

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Tax consequences of the consolidation

You will generally recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest, exceeds your tax basis in your participation interest.

You will recognize “phantom income” (i.e., income in excess of any cash and the value of any shares of common stock you receive) if you have a “negative capital account” with respect to your participation interest. If you are an original investor, you have a negative capital account.

The supervisor urges you to consult with your tax advisor to evaluate the tax consequences to you in your particular circumstances as a result of the consolidation.

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ADDITIONAL INFORMATION

“Selected Financial and Operating Data,” the company’s combined audited financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 and the notes related thereto, the company’s unaudited combined financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 and the company’s unaudited condensed consolidated pro forma financial information and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust, Inc. are set forth in the prospectus/consent solicitation. Your subject LLC is subject to the reporting requirements of the Exchange Act, and is required to file reports and other information with the SEC, including an Annual Report on Form 10-K and Quarterly Reports on Form10-Q. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC, including your subject LLC. The address of this website is http://www.sec.gov.” Your subject LLC’s audited financial statements as of December 31, 2010 and 2009 and the notes related thereto and your subject LLC’s unaudited financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 and Management’s Discussion and Analysis of Financial Condition are set forth on page F-206 of the prospectus/consent solicitation. In addition, unaudited pro forma financial information for the company is set forth on page F-5 of the prospectus/consent solicitation.

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RISK FACTORS

The risks from the consolidation generally are applicable to all of the subject LLCs, although certain of the risks affect your subject LLC differently from the other subject LLCs. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the consolidation on your subject LLC, as well as the other subject LLCs, you should carefully review the risks summarized below and the section entitled “Risk Factors” in the prospectus/consent solicitation.

Risks which affect your subject LLC differently or which involve changes in the nature of your investment

The following is a description of the risks which affect your subject LLC differently from the other subject LLCs.

•

Fundamental Change in Nature of Investment. You no longer will hold a participation interest in your subject LLC that owns an interest in a single property, One Grand Central Place, subject to an operating lease. Instead, you will own an interest in the company, which owns directly or indirectly a portfolio of office and retail assets in Manhattan and the greater New York metropolitan area.

•

The Company Will Have Higher Leverage Than Your Subject LLC. The company’s debt to total assets value (based on the appraised value of the properties) ratio is greater than that of the property. As of September 30, 2011, the property had a debt to total assets ratio of 13.40% as compared to a debt to total assets ratio for the company of 21.02%. Accordingly, participants will be subject to the risks associated with higher leverage. See “Risk Factors—The company’s degree of leverage and the lack of a limitation on the amount of indebtedness the company may incur could materially and adversely affect it” in the prospectus/consent solicitation.

•

Exposure to Market and Economic Conditions of other Properties. You no longer will hold a participation interest in your subject LLC that owns an interest in a single property subject to an operating lease located in Manhattan. Instead, you will own shares of Class A common stock in the company if the consolidation is consummated, which will own a portfolio of office and retail assets in Manhattan and the greater New York metropolitan area.

•

The Company Expects to Reinvest Proceeds. Historically, the supervisor generally has not reinvested the proceeds from a sale of properties by investment programs that it supervises, although it is not restricted from doing so. Net proceeds which are not reinvested or reserved in the supervisor’s discretion would be distributed to the participants in accordance with your subject LLC’s organizational documents. The company expects to reinvest the proceeds from sales of its properties, subject to maintaining its compliance with the REIT distribution requirements.

•

Future Acquisitions of Properties. Your subject LLC has not acquired any additional properties. The company may raise additional funds through equity or debt financings to make future acquisitions of properties.

•	Different Types of Properties. The company will own, and in the future may invest in, types of properties different from those in which your subject LLC has invested.

•

If You Do Not Consent to the Consolidation or the Third-Party Portfolio Proposal, Your Participation Interest May be Purchased For a Price Substantially Below the Exchange Value. The organizational documents provide that if holders of 90%, or the required consent, of the participation interests in any of the seven participating groups in your subject LLC approve an action, the agents will purchase on behalf of your subject LLC the participation interests of participants who do not approve such action, and that price would be substantially below the exchange value of the interests. If the required consent of the participation interests in any participating group in the subject LLC approves consolidation or the third-party portfolio proposal, the agent of such participating group will purchase on behalf of the subject LLC the participation interest of any participant in such participating group that voted “AGAINST” the consolidation or the third-party portfolio proposal, “ABSTAIN,” or did not

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properly or timely submit a consent form. The buyout amount would be substantially lower than the exchange value. These buyout amounts are $100 for the interest held by a participant for your subject LLC, as compared to the exchange value of $38,972 for a $1,000 original investment in your subject LLC. Prior to an agent purchasing the participation interests of non-consenting participants in your subject LLC, an agent will give such participants not less than ten days’ notice after the required consent is received by your subject LLC to permit them to consent to the consolidation and/or the third-party portfolio proposal, in which case their participation interests will not be purchased.

•

Uncertainties as to the Size and Makeup of the Company. The consolidation is conditioned on the participation of the Empire State Building Associates L.L.C. and the private entity that is the operating lessee of the Empire State Building participating in the consolidation but is not conditioned on any of the other subject LLCs or private entities participating in the consolidation. Your subject LLC represents a significant portion of the exchange value and anticipated future net income and cash flow of the company.

The Consolidation or a Third-Party Portfolio Transaction

The following is a summary of the material risks of the consolidation and the third-party portfolio transaction. The risks are more fully discussed in “Risk Factors” in the prospectus/consent solicitation. You should consider these risks in determining whether or not to vote “FOR” the consolidation proposal or the third-party portfolio proposal.

•

Uncertainties at the Time of Voting as to the Value of the Consideration You Will Receive. The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The valuation of the shares of Class A common stock that you will receive in the consolidation, as presented in this supplement and the prospectus/consent solicitation, is based on the exchange value of your subject LLC and the aggregate exchange value. These exchange valuations were based on appraisal by the independent valuer. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value;

•

Uncertainties as to the Size and Makeup of the Company and the Consideration You Will Receive. You will not know at the time you vote on the consolidation the size, makeup and leverage of the company or the exact number of shares of Class A common stock that you will receive in the consolidation. The consolidation is conditioned on the participation of Empire State Building Associates L.L.C. and the private entity that is the operating lessee of the Empire State Building participating in the consolidation but is not conditioned on any of the other subject LLCs or private entities participating in the consolidation. Your subject LLC represents a significant portion of the exchange value and anticipated future net income and cash flow of the company;

•

Exchange Value May Not Equal Fair Market Value of the Common Stock. The supervisor arbitrarily has assigned $10 as the hypothetical value of each share of Class A common stock for purposes of illustrating the number of shares of common stock and operating partnership units that will be issued to your subject LLC, the other subject LLCs, the private entities and the management companies in the consolidation. The IPO price of the Class A common stock may be below the hypothetical $10 per share;

•

Exposure to Market and Economic Conditions. After the consolidation and completion of the IPO, your investment will be subject to market risk and the trading price of the Class A common stock may fluctuate significantly and may trade at prices below the IPO price. Your ability to sell shares of Class A common stock will be subject to the restrictions of applicable U.S. federal and state securities laws and subject to the lock-up period described in the prospectus/consent solicitation;

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•

Value You Receive May Be Less than Fair Market Value of Your Participation Interests. The value of the shares of Class A common stock to be received by you in connection with the consolidation may be less than the fair market value of your participation interests in your subject LLC;

•

Absence of Arm’s Length Negotiations. While your subject LLC’s exchange value has been determined based on the appraisal by the independent valuer, and your subject LLC has received a fairness opinion from the independent valuer, no independent representative was retained to negotiate on behalf of the participants. If a representative or representatives had been retained for the participants, the terms of the consolidation might have been different and, possibly, more favorable to the participants;

•

Fairness Opinion Addressed only the Allocation of the Consideration. While the independent valuer appraised each property, the independent valuer’s fairness opinion addressed only the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among your subject LLC, the other subject LLCs, the private entities and the management companies and (ii) to the participants in your subject LLC, the other subject LLCs and each private entity (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities);

•

Fairness Opinion Cannot Address Market Value of Class A Common Stock. The independent valuer’s fairness opinion cannot address either the market value of the Class A common stock you will receive, which can only be set by the market value at the time the IPO is consummated, or the amount of cash participants may receive;

•

Participation in the Consolidation Eliminates Other Alternatives to the Consolidation. If the required percentage of participation interests in your subject LLC approves the consolidation and your subject LLC is consolidated with the company, your subject LLC no longer can enter into alternatives to the consolidation. These alternatives include (i) continuation of your subject LLC and (ii) a sale of your subject LLC’s interest in the property followed by the distribution of the net proceeds to its participants;

•

Conflicts of Interest. From inception, the supervisor, the agents and their affiliates have served in their respective capacities with respect to your subject LLC, the other subject LLCs and each private entity with conflicts of interest and as such have conflicts of interest in connection with the consolidation;

•

Benefits to Malkin Holdings Group. The Malkin Holdings group will receive shares of Class A common stock, Class B common stock and operating partnership units which are redeemable for cash or, at the company’s election, Class A common stock, having an aggregate value of $642,208,000, which they are entitled to receive, and will be allocated to them in accordance with the subject LLCs’ and private entities’ organizational documents, and their interests in the management companies, which will be allocated to them in accordance with the valuations of the management companies by the independent valuer, in addition to any operating partnership units issuable in respect of the voluntary pro rata reimbursement program consented to by participants in the subject LLCs and its share of distributions of any cash available for distribution from the subject LLCs and the private entities prior to the consolidation. The Malkin Holdings group also will receive other benefits from the consolidation, and have interests that conflict with those of the participants;

•

Participants are Urged to Consult with Their Own Tax Advisors. You generally will recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest, exceeds your tax basis in your participation interest. You will recognize “phantom income” (i.e., income in excess of any cash and the value of any shares of Class A common stock you receive) if you have a “negative capital account” with respect to your participation interest. If you are an original investor, you have a negative capital account. The supervisor urges you to consult with your tax

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advisor to evaluate the tax consequences to you in your particular circumstances as a result of the consolidation. As a result of the cap on the cash option, even if you elect to receive cash in the consolidation, you may not be able to receive sufficient cash to pay your tax liabilities resulting from the consolidation. In addition, due to the lock-up on your shares of Class A common stock, you may not be able to sell your shares of Class A common stock to realize cash at the time such sale may be required to meet any tax or estimated tax obligation;

•

Tax Consequences to Participants in Your Subject LLC are Different than Consequences to Participants in the Private Entities and Equity Owners of the Management Companies. The participants in your subject LLC will have different U.S. federal income tax and other tax consequences from the tax consequences of participants in the private entities and the Wien group. The participants in your subject LLC will be issued shares of Class A common stock and/or cash in taxable transactions. The Wien group will receive operating partnership units and/or shares of Class A common stock and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes. The participants in the private entities also will receive operating partnership units and/or shares of Class A and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes;

•

The Supervisor May Not Approve a Third-Party Portfolio Transaction Even if it Provides for Premium Over Consideration in Consolidation. The supervisor may not approve a third-party portfolio transaction even if it provides for more consideration than to be issued or paid pursuant to the consolidation. The supervisor does not expect that it would approve a third-party portfolio transaction unless the supervisor believes it is an adequate premium above the value expected to be realized over time from the consolidation. The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate;

•

Uncertainties at the Time of Voting Include the Terms of Third-Party Portfolio Transaction. At the time you vote on the third-party portfolio proposal, there will be significant uncertainties as to the terms of any third-party portfolio transaction, a proposal for which may not be received until after the consent solicitation has been completed, including the amount of consideration you would receive if a third-party portfolio transaction is consummated. These uncertainties affect your ability to evaluate the third-party portfolio proposal. The supervisor may approve a third-party portfolio transaction which you may view as less favorable than the consolidation; and

•

Conflicts of Interest. The supervisor, the agents and their affiliates serve in their respective capacities with respect to your subject LLC, the other subject LLCs and the private entities and, as such, have conflicts of interest in connection with decisions concerning the terms of a third-party portfolio transaction.

Ownership of Shares of Common Stock in the Company

The following is a summary of the material risks of ownership of shares of common stock in the company.

•

Cash Distributions May be Less than Distributions of Your Subject LLC. There is no assurance as to the amount or source of funds for the estimated initial cash distributions of the operating partnership or the company, and the expected initial cash distributions to the participants following the consolidation could be less than the estimated cash distributions participants would receive from your subject LLC;

•

Adverse Economic and Regulatory and Geopolitical Conditions of Manhattan and the Greater New York Metropolitan Area. All of the company’s properties are located in Manhattan and the greater New York metropolitan area, in particular midtown Manhattan, and adverse economic or regulatory developments in this area could materially and adversely affect the company. Adverse economic and geopolitical conditions in general and in Manhattan and the greater New York metropolitan area commercial office and retail markets in particular, could materially and adversely affect the company’s results of operations, financial condition and its ability to make distributions to its stockholders;

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•

Risks Associated with Renovation and Repositioning. There can be no assurance that the company’s renovation and repositioning program will be completed in its entirety in accordance with the anticipated timing or at the anticipated cost, or that the company will achieve the results the company expects from the company’s renovation and repositioning program, which could adversely affect the company’s financial condition and results of operations;

•

Expiration of Leases and Possible Inability to Find Other Lessees. The company may be unable to renew leases, lease vacant space or re-lease space on favorable terms or at all as leases expire, which could materially and adversely affect the company’s financial condition, results of operations and cash flow;

•

Risks Associated with Property Redevelopment and Developments. The company is exposed to risks associated with property redevelopment and development that could materially and adversely affect its financial condition and results of operations;

•

Dependence on Significant Tenants. The company depends on significant tenants in its office portfolio, including LF USA, Legg Mason, Thomson Reuters, Warnaco, and the Federal Deposit Insurance Corporation, which together represented approximately 18.4% of the company’s total portfolio’s annualized base rent as of September 30, 2011;

•

Dependence on Rental Income. The company’s dependence on rental income may materially and adversely affect its profitability, its ability to meet its debt obligations and its ability to make distributions to its stockholders;

•

Competition for Acquisitions. Competition for acquisitions may reduce the number of acquisition opportunities available to the company and increase the costs of those acquisitions, which may impede the company’s growth;

•

Risks of Observatory Operations. The observatory operations at the Empire State Building are not traditional real estate operations, and competition and changes in tourist trends may subject the company to additional risks;

•

Risks of Broadcasting Operations. The broadcasting operations at the Empire State Building are not traditional real estate operations, and competition and changes in the broadcasting of signals over air may subject the company to additional risks, which could materially and adversely affect the company;

•

Option Properties Risks. The company has an option to acquire from three private entities supervised by the supervisor two additional Manhattan office properties after an on-going litigation is resolved. These properties, which are referred to herein as the option properties, are subject to various risks, including but not limited to risks relating to the terms of the option agreements and risks relating to the ground leases with respect to the option properties, and the company may not acquire them;

•

Risks of Outstanding Indebtedness. The company’s outstanding indebtedness upon completion of the IPO reduces cash available for distribution and may expose the company to the risk of default under its debt obligations;

•	Continuing Threat of a Terrorist Event. The continuing threat of a terrorist event may adversely affect the company’s properties, their value and the ability to generate cash flow;

•	Exposure to Unknown Liabilities. The company may assume unknown liabilities in connection with the consolidation, which, if significant, could adversely affect its business;

•	Risk of Departure of Key Personnel. The departure of any of the company’s key personnel could materially and adversely affect the company;

•

The Company’s Chairman Has Outside Business Interests. The company’s Chairman, Chief Executive Officer and President has outside business interests that will take his time and attention away from the company, which could materially and adversely affect the company;

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•

Exposure To Risks Associated With Real Estate Assets And The Real Estate Industry. The company’s operating performance and value are subject to risks associated with real estate assets and the real estate industry, the occurrence of which could materially and adversely affect the company;

•

No Operating History as REIT or as a Publicly-Traded Company. The company has no operating history as a REIT or as a publicly-traded company and its lack of experience could materially and adversely affect the company;

•

Maryland Law Could Inhibit Changes in Control. Certain provisions of Maryland law could inhibit changes in control of the company, which could negatively affect the market price of the Class A common stock;

•

No Public Market for Class A Common Stock Prior to the IPO. There will be no public market for the Class A common stock prior to the IPO and an active trading market may not develop or be sustained following the IPO, which may negatively affect the market price of shares of the Class A common stock and make it difficult for investors to sell their shares;

•	Cash Available for Distribution May not be Sufficient. Cash available for distribution may not be sufficient to make distributions at expected levels;

•

Failure of the Company to Qualify as a REIT for Tax Purposes. Failure of the company to qualify or remain qualified as a REIT would subject the company to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the company shareholders; and

•

REIT Distribution Requirements Could Require The Company to Borrow Funds or Subject the Company to Tax. The REIT distribution requirements could require the company to borrow funds during unfavorable market conditions or subject the company to tax, which would reduce the cash available for distribution to the stockholders.

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FORWARD-LOOKING STATEMENTS

This supplement and the prospectus/consent solicitation contain forward-looking statements. In particular, statements pertaining to the company’s and the subject LLC’s capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Likewise, the company’s unaudited pro forma financial statements and all the company’s statements regarding anticipated growth in the company’s portfolio from operations, acquisitions and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “preliminary,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and the company may not be able to realize them. The company and the supervisor do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the factors included in the supplement and the prospectus/consent solicitation, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust” and “The Company Business and Properties;”

•

the effect of the credit crisis on general economic, business and financial conditions, and changes in the company’s industry and changes in the real estate markets in particular, either nationally or in Manhattan or the greater New York metropolitan area;

•	the value of the shares of common stock that you will receive in the consolidation;

•	reduced demand for office or retail space;

•	use of proceeds of the IPO;

•	general volatility of the capital and credit markets and the market price of the company’s Class A common stock;

•	changes in the company’s business strategy;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	fluctuations in interest rates and increased operating costs;

•	declining real estate valuations and impairment charges;

•	availability, terms and deployment of capital;

•	the company’s failure to obtain necessary outside financing;

•	the company’s expected leverage;

•	decreased rental rates or increased vacancy rates;

•	the company’s failure to generate sufficient cash flows to service its outstanding indebtedness;

•	the company’s failure to redevelop, renovate and reposition properties successfully or on the anticipated timeline or at the anticipated costs;

•	difficulties in identifying properties to acquire and completing acquisitions, including potentially the option properties described in the prospectus/consent solicitation;

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•	risks of real estate acquisitions, dispositions and development, including the cost of construction delays and cost overruns;

•	the company’s failure to operate acquired properties and operations successfully;

•	the company’s projected operating results;

•	the company’s ability to manage its growth effectively;

•	estimates relating to the company’s ability to make distributions to its stockholders in the future;

•	impact of changes in governmental regulations, tax law and rates and similar matters;

•	the company’s failure to qualify as a REIT;

•	future terrorist events in the U.S.;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	lack or insufficient amounts of insurance;

•	financial market fluctuations;

•	availability of and the company’s ability to attract and retain qualified personnel;

•	conflicts of interest with the company’s senior management team;

•	the company’s understanding of its competition;

•	changes in real estate and zoning laws and increases in real property tax rates and

•	the company’s ability to comply with the laws, rules and regulations applicable to companies and, in particular, public companies.

While forward-looking statements reflect the company’s or the supervisor’s, as applicable, good faith beliefs, they are not guarantees of future performance. The company and the supervisor disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this supplement, except as required by applicable law. For a further discussion of these and other factors that could impact the company’s future results, performance or transactions, see the sections entitled “Risk Factors” in this supplement and the prospectus/consent solicitation. You should not place undue reliance on any forward-looking statement, which is based only on information currently available to the company (or to third parties making the forward-looking statements). The company and the supervisor undertake no obligation publicly to release any revision to such forward-looking statement to reflect events or circumstances after the date of this supplement or the prospectus/consent solicitation, except as required by applicable law.

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THE SUPERVISOR’S REASONS FOR PROPOSING THE CONSOLIDATION

The supervisor proposed the consolidation and recommends that you vote “FOR” the consolidation. The supervisor believes this transaction represents the logical next step of value creation after years of action under the supervisor’s leadership to preserve, restore, and enhance your investment in your subject LLC.

Benefits of Participation in the Consolidation

The supervisor believes that the consolidation will provide you with the following benefits:

•

Liquidity. You will be able to achieve liquidity by selling all or part of your shares of Class A common stock, subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period described under “The Consolidation—Lock-Up Agreement” in the prospectus/consent solicitation. The shares of Class A common stock are expected to be listed on the NYSE;

•

Regular Quarterly Cash Distributions. Similar to your subject LLC’s present method of operation, the supervisor expects that the company will make regular quarterly cash distributions on its shares of common stock, which will include distributions of at least 90% of the company’s annual net taxable income (determined without regard to the deduction for dividends paid and excluding any net capital gains), which is required for REIT qualification;

•

More Efficient Decision-Making. Your subject LLC currently requires several internal procedural steps to undertake major transactions, which could affect its ability to take timely advantage of favorable opportunities. Financing and sales require costly and time consuming steps to obtain consent of a very high percentage of the participants in your subject LLC, as well as agreement of the corresponding operating lessee which operates the property and requires the consent of its participants. The company, in contrast, will have a more modern and flexible governance structure;

•

Increased Accountability. As a result of the governance structure of a company with its Class A common stock expected to be listed on the NYSE, stockholders will benefit from the oversight by a board of directors consisting predominantly of independent directors;

•

Greater and More Efficient Access to Capital. The company will have a larger base of assets and believes that it will have a greater variety of options and ability to access the capital markets and the equity value in its assets than your subject LLC individually. As a result, the company expects to have greater and more efficient access to the capital necessary to fund its operations, fund renovations to the properties and consummate acquisitions than would be available to your subject LLC individually. The supervisor believes that it would be extremely difficult for your subject LLC to obtain similar access to capital due to their size and ownership structure;

•

Growth Potential. The supervisor believes that you have greater potential for increased distributions as a stockholder and increased value from capital appreciation than as a participant in your subject LLC. The supervisor’s belief is based on the anticipated growth in the revenues of the initial properties operated as a portfolio under the Malkin brand and potential additional investments by the company;

•

Elimination of Risk from Subject LLC’s Passive Ownership of the Property Interests. Your subject LLC owns an interest in a single property subject to an operating lease. The operating lessee operates the property and your subject LLC does not participate in the management of the operations of the property. The market for the interest held by your subject LLC is smaller than that for, and your subject LLC’s interests are less valuable than, the entire property not subject to the operating lease. Following the consolidation, ownership and operation of the properties owned by your subject LLC and the operating lessee will be integrated;

•

Risk Diversification. The company will own a larger number of properties and have broader types of properties and tenants than your subject LLC, which owns an interest in a single property. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, owning an interest in a single property;

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•

Valuable Synergies. Your subject LLC presently benefits from being part of a portfolio of properties with a common brand awareness. However, under the current structure, there are major obstacles to obtaining true synergies and realization of value, such as combining financings, movements of tenants from one building to another, sharing of employees and management and oversight. The consolidation will remove such obstacles and free up access to value creation;

•

Position in Highly Desirable Marketplace. The properties owned by the subject LLCs and the private entities are concentrated in Manhattan and the greater New York metropolitan area. The supervisor believes this is one of the most highly desired markets in the world for office and retail properties;

•

Reduced Conflicts of Interest. From inception, your subject LLC was created with conflicts of interest inherent in its structure. Due to the structure, the supervisor represents many different ownership interests. The company will be managed by its officers, subject to the direction and control of its board of directors, which will consist predominantly of independent directors. There will not be separate interests of different groups of owners and there will not be a role for, or requirement of, an outside supervisor. The supervisor believes this structure eliminates the conflicts inherent in the structure which have been there from inception of your subject LLC and more closely aligns the interests among the stockholders and management; and

•

Election to Receive Cash. Participants in your subject LLC may elect to receive cash (at a price per share equal to the IPO price reduced by the underwriting discount per share paid by the company in the IPO) for up to [12-15]% of the shares of Class A Common stock issuable to them in the consolidation, which is described under “Consideration—Cash Option” in the prospectus/consent solicitation, if the consolidation is approved by their subject LLC and the consolidation is consummated. Participants in your subject LLC are being provided with the option to enable them to receive cash to cover a portion of U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15]% to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

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EFFECT OF CONSOLIDATION ON SUBJECT LLCS NOT ACQUIRED

If the company does not acquire your subject LLC’s assets in the consolidation and a third-party portfolio transaction is not consummated, your subject LLC will continue to operate as a separate limited liability company with its own assets and liabilities and will bear its proportionate share of the expenses of the consolidation. If the consolidation is consummated, your interest in the property would be supervised by a subsidiary of the operating partnership as successor to the supervisor and the operating partnership or a subsidiary will be the operating tenant. If the consolidation is not consummated, there will be no change in your subject LLC’s investment objectives and it will remain subject to the terms of its organizational documents.

In addition, if the company does not acquire your subject LLC’s assets and the operating lessee consolidates with the company, the company will not have the need to sell its interest in the property to obtain liquidity and might be less likely than the current operating lessee to sell the operating lessee’s interests, especially in the near term. Accordingly, the sale of your subject LLC’s assets in the future may be more difficult and the amount that could be realized in a sale could be reduced because potential buyers may view this sale as less desirable than buying a combined owner/operating lessee enterprise. As a result, it will be less likely that a third party will acquire control of, or a significant equity interest in, your subject LLC.

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SHARES OF COMMON STOCK ON A FULLY-DILUTED BASIS TO BE

ALLOCATED TO YOUR SUBJECT LLC

The number of shares of common stock, on a fully-diluted basis, to be allocated to your subject LLC was determined based on the appraisal by Duff & Phelps, LLC, the independent valuer, as set forth under “Summary —Allocation of Consideration in the Consolidation” in the prospectus/consent solicitation.

The number of shares of common stock and operating partnership units actually issued in the consolidation will be equal to the aggregate enterprise value divided by the IPO price. For illustrative purposes only, this supplement includes information regarding the allocation of common stock and operating partnership units based on a hypothetical value of $10 per share and a hypothetical enterprise value equal to the aggregate exchange value arbitrarily assigned by the supervisor to illustrate the allocation of the common stock and operating partnership units and to determine the hypothetical number of outstanding common stock and operating partnership units.

The table below shows such illustrative allocation of common stock, on a fully-diluted basis, to your subject LLC and the private entity that is the operating lessee of the property. The table below assumes that all subject LLCs and all private entities participate in the consolidation. The table below also assumes that all participants in each subject LLC receive Class A common stock or, in the case of the Wien group, operating partnership units, and that all participants in the private entities and the equity owners of the management companies receive operating partnership units or shares of common stock. The actual number of shares of common stock and operating partnership units allocated to each subject LLC and private entity upon consummation of the consolidation will be reduced by an amount equal to the number of shares of common stock or operating partnership units that would have been issuable to participants in the subject LLCs and the private entities that receive cash.

Entity	Exchange Value	Common Stock, on a Fully-Diluted Basis(1)	Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis
60 East 42nd St. Associates L.L.C.	$303,007,222	30,300,722	7.6%
Lincoln Building Associates L.L.C.(2)	$286,921,306	28,692,131	7.2%

(1)	The number of shares of common stock issued, on a fully-diluted basis, equals the number of shares of Class A common stock issued in the consolidation plus shares of Class A common stock issuable upon the redemption of operating partnership units or upon conversion of Class B common stock for shares of Class A common stock on a one-for-one basis. If participants receive cash pursuant to the cash option, the common stock which would have been issued to them, will not be issued. As a result, the number of outstanding shares of common stock will be reduced and the percentage of the common stock each other participant owns will increase. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value (which will be allocated to your subject LLC, the other subject LLCs, the private entities and the management companies in proportion to their relative share of the aggregate exchange value) divided by the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.
(2)	Operating lessee of 60 East 42nd St. Associates L.L.C.

For a detailed explanation of the manner in which the allocations are made, see “Exchange Value and Allocation of Common Stock—Allocation of Common Stock and Operating Partnership Units among the subject LLCs, the private entities and the Management Companies” in the prospectus/consent solicitation.

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EXCHANGE VALUE AND ALLOCATION OF COMMON STOCK

The shares of common stock and operating partnership units to be issued to each subject LLC, each private entity and the management companies will be allocated based on their respective share of the aggregate exchange value. The exchange value for each subject LLC, each private entity and the management companies was determined as of July 1, 2011 to establish a consistent method of allocating common stock and operating partnership units for purposes of the consolidation.

The number of shares of common stock, on a fully-diluted basis, to be issued in the consolidation, as presented in this supplement and the prospectus/consent solicitation, was determined by dividing the aggregate exchange value by $10, and your subject LLC’s share of the common stock, on a fully-diluted basis, to be issued in the consolidation is equal to its exchange value divided by $10. The hypothetical value per share of $10 was an arbitrary amount chosen by the supervisor for the sole purpose of illustrating the allocation of common stock and operating partnership units.

The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The value of the consideration will be based on the enterprise value determined in connection with the pricing of the IPO. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value of the company divided by the IPO price. The shares of common stock, on a fully-diluted basis, will be allocated among your subject LLC, the other subject LLCs, the private entities, and the management companies in proportion to their relative share of the aggregate exchange value. The enterprise value, which will be determined by the market conditions and the performance of the portfolio at the time of the IPO, may be higher or lower than the aggregate exchange value. Additionally, the IPO price may be more or less than the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor for illustrative purposes and, after the offering, the shares of Class A common stock may trade above or below the IPO price. See “Risk Factors.” Accordingly, both the number of shares of common stock and the value of the shares of common stock that each participant will receive for each $1,000 of original investment could be higher or lower than the hypothetical amounts set forth in this supplement and the prospectus/ consent solicitation.

Adjustments to Exchange Value and Allocation of Shares of Common Stock. All determinations of the exchange value for purposes of allocating the common stock and operating partnership units among the subject LLCs, the private entities and the management companies were determined as of July 1, 2011 in the manner described below under “Derivation of Exchange Values.” The exchange value will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation. No other adjustment will be made to the allocations of any of the subject LLCs, private entities or the management companies. As of the date of the prospectus/consent solicitation and this supplement, the supervisor does not know of any material change regarding your subject LLC that will affect materially the exchange value for your subject LLC.

For a detailed explanation of the manner in which the allocations are made, see “Exchange Value and Allocation of Common Stock” in the prospectus/consent solicitation.

Derivation of Exchange Values

Your subject LLC—the exchange value of your subject LLC has been determined by the independent valuer as follows:

•	the total allocable value as described below has been allocated equally between your subject LLC and the operating lessee:

•	the total allocable value equals the sum of:

•	the appraised value, on a fee simple basis, of One Grand Central Place, as determined by the independent valuer’s appraisal of such property, as of July 1, 2011 and

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•

the amount by which the actual net working capital of both your subject LLC and the operating lessee exceeds (such value being negative if it is exceeded by) the normalized level of net working capital required to operate the property owned by your subject LLC, except for cash in excess of the normalized level of working capital which will be retained by your subject LLC and the operating lessee and distributed to your subject LLC’s and the operating lessee’s participants. Net working capital as used in this allocation is defined as current assets (excluding cash and cash equivalents, except to the extent required to maintain the normalized levels of working capital), less current liabilities (excluding the current portion of debt). As of June 30, 2011 the supervisor determined that there was no excess or deficit in the net working capital over the normalized level of working capital at any of the subject LLCs or operating lessees, with the exception of the unpaid cash overrides addressed below and

•	the amount of cash held by your subject LLC and the operating lessee that is expressly designated for property improvements, as of June 30, 2011, as provided by the supervisor;

•	reduced by:

•	the face value of shared mortgage debt obligations, which are mortgage debt obligations of your subject LLC that are serviced by basic rent paid by the operating lessee, as of June 30, 2011 and

•	the present value of the base operating lease payments from the operating lessee to your subject LLC.

•	fifty percent of such allocable value is allocated to your subject LLC and is adjusted as follows to estimate the exchange value of your subject LLC:

•	subtract the after-tax present value of supervisory fees paid to the supervisor and the unpaid cash flow overrides as of June 30, 2011;

•	subtract your subject LLC’s debt obligations that are not shared mortgage debt obligations serviced with basic rent paid by the operating lessee as of June 30, 2011 and

•	add the present value of the base operating lease payments from the operating lessee to your subject LLC.

The allocated exchange value was allocated 50% to your subject LLC and 50% to the operating lessee of the property instead of being allocated in accordance with discounted cash flow based on representations of the supervisor as to the original intent to treat the two entities as equivalent to a joint venture and the historical treatment of the two entities in this manner. The supervisor has represented that historically, agreements have been entered into to share capital expenditure and financing costs and the operating leases have been extended in connection therewith. As a result, the allocated exchange value has been allocated equally to your subject LLC and the operating lessee of the property, rather than in proportion to discounted cash flow, which would have resulted in a higher allocation to the property owner.

Allocation of Exchange Value and Common Stock

To allocate the shares of common stock, on a fully-diluted basis, for illustrative purposes, the supervisor arbitrarily used an enterprise value of the company equal to the aggregate exchange value and assigned a hypothetical $10 per share exchange value for illustrative purposes. The supervisor allocated to each subject LLC a number of shares of common stock, on a fully-diluted basis, equal to the exchange value of its assets divided by $10.

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The following table sets forth for your subject LLC and the operating lessee, among other things, the calculation of the exchange value, the percentage of total exchange value and percentage of total number of shares of common stock to be issued, the number of shares of common stock to be issued, on a fully-diluted basis and the number of operating partnership units to be allocated to override interests of the supervisor and the Malkin Holdings group and to other persons.

Entity	Appraised Property Value(1)	Shared Debt Obligations(2)	Present Value of Base Rent(3)	Cash for Improvements	Total Allocable Value(4)	Present Value of Supervisory Fees(5)	Unpaid Cash Overrides(6)	Unshared Debt Obligations (7)	Present Value of Base Rent(8)	Exchange Value(9)(10)
One Grand Central Place	$687,000,000	($92,614,558)	($14,000,000)	$0
60 East 42nd St. Associates L.L.C.					$290,192,721	($1,185,499)	$0	$0	$14,000,000	$303,007,222
Lincoln Building Associates L.L.C.					$290,192,721	($2,662,580)	($608,835)	$0	$0	$286,921,306

Entity	Exchange Value of Shares of Common Stock per $1,000 Original Investment of Participants	Percentage of Total Exchange Value / Percentage of Total Number of Shares of Common Stock Issued on a Fully-Diluted Basis	Number of Shares of Common Stock(10)	Number of Shares of Common Stock per Average $1,000 Original Investment of Participants	Number of Operating Partnership Units Allocated to Override Interests of Supervisor and the Malkin Holdings group(10)	Number of Operating Partnership Units Allocated to Override Interests of Other Persons
One Grand Central Place
60 East 42nd St. Associates L.L.C.	$38,972	7.6%	30,300,722	3,897	3,020,272	0
Lincoln Building Associates L.L.C.	$258,229	7.2%	28,692,131	25,823	2,869,213	0

(1)	Reflects the appraisal of your subject LLC’s real property interests as of July 1, 2011 by the independent valuer.
(2)	Debt obligations, including mortgage debt of your subject LLC and shared mortgage debt obligations of your subject LLC and the operating lessee that are serviced by basic rent paid by the operating lessee.
(3)	Represents the present value of the base operating lease payments from the operating lessee to the fee owner.
(4)	Total allocable value which is shared equally by your subject LLC and the operating lessee, equals the appraised value of such property minus the sum of shared debt obligations and the present value of base rent payable under the operating lease, plus the cash reserves for improvements.
(5)	Reflects the after-tax net present value of the supervisory fees paid to the supervisor. The net operating income used to determine the appraised value of the properties was calculated without deducting supervisory fees as an expense. Instead, the after-tax net present value of the supervisory fee was included in determining the appraised value of the supervisor.
(6)	Reflects operating overrides due to the supervisor in respect of cash flow from operations which were unpaid as of June 30, 2011. The appraised value of the supervisor includes an amount equal to the value of the unpaid overrides.
(7)	Debt obligations, if any, attributable solely to your subject LLC and not shared by the operating lessee.
(8)	Represents the present value of the base operating lease payments from the operating lessee.
(9)	The exchange values of your subject LLC and the operating lessee are based in part on your subject LLC’s and the operating lessee’s assets and liabilities included in their quarterly balance sheets as of June 30, 2011. The exchange values will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets after June 30, 2011 but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation.
(10)	The number of shares of common stock assumes that none of the participants in your subject LLC receives cash. The number of shares of common stock issuable to your subject LLC, as set forth in the table, was determined by dividing the exchange value for your subject LLC by $10, which is the hypothetical value that the supervisor arbitrarily assigned to illustrate the number of operating partnership units to be received. The actual number of shares of common stock and the value allocated to each participant in your subject LLC and the operating lessee will be based on the enterprise value in connection with the IPO and the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

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Allocation of Common Stock on a Fully-Diluted Basis among the Participants and the Supervisor and the Malkin Holdings group

The common stock, on a fully-diluted basis, to be allocated to your subject LLC will be allocated among the participants holding participation interests in your subject LLC and the supervisor and the Malkin Holdings group in accordance with the provisions of your subject LLC’s operating agreement and other agreements relating to distributions upon liquidation of your subject LLC.

Entity	Exchange Value	Common Stock Allocation on a Fully-Diluted Basis(1)	Percentage of Total Exchange Value or Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(1)(2)
60 East 42nd St. Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group	$250,929,947	25,092,995	6.3%
The supervisor and the Malkin Holdings group as holders of participation interests	$21,874,553	2,187,455	0.5%
Override Interests(3)	$30,202,722	3,020,272	0.8%

Total	$303,007,222	30,300,722	7.6%
Lincoln Building Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group	$238,861,987	23,886,199	6.0%
The supervisor and the Malkin Holdings group as holders of participation interests	$68,861,096	1,936,719	0.5%
Override Interests(3)	$28,692,131	2,869,213	0.7%

Total	$286,921,306	28,692,131	7.2%

(1)	Assumes all participants in your subject LLC receive common stock and all holders of participation interests in the private entities receive operating partnership units or shares of common stock. Each operating partnership unit provides the same rights to distributions as one share of Class A common stock in the company and, subject to limitations, is redeemable for cash or, at the company’s election, for one share of Class A common stock after a one-year period.
(2)	The number of shares of common stock outstanding, on a fully-diluted basis, equals the number of shares of common stock outstanding plus shares of Class A common stock issuable upon the redemption of operating partnership units for shares of Class A common stock on a one-for-one basis. If participants receive cash pursuant to the cash option, the common stock, on a fully-diluted basis, which would have been issued to them will not be issued. As a result, the number of shares of outstanding common stock, on a fully-diluted basis, will be reduced and the percentage of the common stock, on a fully-diluted basis, each other participant owns will increase.
(3)	All of the overrides are payable to the Malkin Holdings group.

The method utilized to allocate the Class A common stock is as follows:

•

Level 1 Allocation: The Class A common stock will be allocated to your subject LLC based upon the exchange value of your subject LLC, relative to the aggregate exchange value of all of the subject LLCs, the private entities and the management companies, as determined by the independent valuer. The supervisor believes that the exchange value constitutes a reasonable basis for such allocation.

•

Level 2 Allocation: Within your subject LLC, the Class A common stock allocable to your subject LLC will be allocated among the participants holding participation interests in your subject LLC and holders of override interests in accordance with the provisions of your subject LLC’s organizational documents relating to distributions upon liquidation of your subject LLC.

Under the organizational documents of your subject LLC, after any required payment of debts and liabilities of your subject LLC, the net proceeds to your subject LLC from the consolidation or a third-party portfolio transaction will be distributed as follows:

•

First, to the members, each of whom is an agent for participants, in proportion to their respective membership interests until they have received distributions equal to a return at the rate of 14% on their cash investment in the year in which the consolidation closes;

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•	Thereafter, 90% to the members in proportion to their respective membership interests and 10% to the supervisor as an override.

The provision in the consent relating to the foregoing 10% distribution to the supervisor refers to distributions without regard to source of distribution and is applied to include distributions from proceeds of both operations and capital transactions, including proceeds from any sale or consolidation as a capital transaction.

•	The net proceeds distributed to the members will be distributed to the participants as follows:

•	To participants in their participating group in proportion to the participants’ percentage interests in the participating group.

•

The amount distributable to each participant that has consented to the voluntary pro rata reimbursement program will be reduced by any amount distributable to the supervisor and Peter L. Malkin under such program.

The agents, who are the members of your subject LLC, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of each participating group. Each new series provides protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. If any person or group acquires 3% or more of the outstanding participation interests in the applicable participating group (an “acquiring person”), each participant in the applicable participating group other than an acquiring person prior to the closing of the consolidation, will have the right to receive distributions on the new series (equal to three times the distributions on the participations) and as a result if there is an acquiring person the distributions to the acquiring person will be reduced and the distributions of other participants in the participating group in which there is an acquiring person will be correspondingly increased.

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FAIRNESS OF THE CONSOLIDATION

General

The supervisor believes the consolidation to be fair to, and in the best interests of, your subject LLC and its respective participants. After careful evaluation, the supervisor concluded that the consolidation is the best way to maximize the value of your investment in your subject LLC.

Although the supervisor believes the terms of the consolidation are fair to you and the other participants, the supervisor and its affiliates have conflicts of interest with respect to the consolidation. These conflicts include, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the supervisor, see “Conflicts of Interest—Substantial Benefits to the Supervisor and its Affiliates” in the prospectus/consent solicitation. See “Exchange Value and Allocation of Common Stock—Allocation of Common Stock and Operating Partnership Units among the Participants and the Supervisor and the Malkin Holdings Group” in the prospectus/consent solicitation.

Based upon the supervisor’s analysis of the consolidation:

•

The supervisor believes that the consideration offered to the participants in your subject LLC constitutes fair value for their participation interests. The exchange values of each of the subject LLCs, the private entities and the management companies are based on the appraisal by Duff & Phelps, LLC, the independent valuer. The independent valuer determined the exchange value, which was reviewed and approved by the supervisor. The supervisor believes that the allocations in accordance with the appraisal by the independent valuer were in the best interests of the participants.

•

The supervisor’s belief as to the fairness of the consolidation to the participants and the statements above regarding the material terms underlying its belief as to fairness partially are based upon the appraisal of each subject LLC’s interest in a property that the independent valuer prepared and upon the fairness opinion the independent valuer provided to the supervisor.

•

The supervisor considered that participants will be provided a cash option for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation if your subject LLC approves the consolidation. The cash option offers an alternative to those participants that desire immediate liquidity without the need to sell the portion of the shares of Class A common stock that they otherwise would receive.

•

While there is no assurance that the IPO price will be equal to or greater than the exchange value per share or that the Class A common stock will trade at a price equal to or greater than the IPO price following consummation of the consolidation and IPO, the supervisor believes that the increased liquidity will offer participants in the subject LLCs the opportunity to sell their shares of Class A common stock after the expiration of the lock-up period described in the prospectus/consent solicitation and receive cash.

•

The consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other participants. The supervisor’s belief is based on the anticipated growth in the revenues of the initial properties operated as a portfolio under the Malkin brand and potential additional investments the company expects to make in the future.

•

In addition to the receipt of cash available for distribution, you and the other participants whose subject LLCs participate in the consolidation will be able to benefit from the potential growth of the company and also will receive investment liquidity through the public market by selling all or part of the shares of Class A common stock, subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period described in the prospectus/consent solicitation.

•

As set forth in the table below, the supervisor calculated the net book value of your subject LLC under GAAP, as of September 30, 2011, per $1,000 original investment. Since the calculation of the book

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value was done on a GAAP basis, it is based primarily on depreciated historical cost and, therefore, is not indicative of the fair market value of your subject LLC. This figure was compared to the exchange value per $1,000 original investment.

Summary of Valuations

(per $1,000 original investment)

Entity	Exchange Value	GAAP Net Book Value (Deficit) as of September 30, 2011
60 East 42nd St. Associates L.L.C. Participants	$38,972	($1,773)

•	The supervisor has adopted the conclusions of the fairness opinion from and the appraisal by the independent valuer, which are described in the consent solicitation.

Comparison of Alternatives

The supervisor has considered alternatives to the consolidation, including the continuation of your subject LLC without change and the liquidation of your subject LLC and the distributions of the net proceeds to you. The supervisor does not believe that your subject LLC could realize its allocable share of the value of the property through a sale of the interests in the property held by it. The supervisor believes that, over time, the likely value of the Class A common stock will be higher than the value of the consideration you would receive from any of the other alternatives as a result of increased efficiencies, growth opportunities and other opportunities for value enhancement.

The supervisor has not provided an estimate of the going-concern values and liquidation values of your subject LLC for the reasons set forth below. As explained below, the supervisor believes these values would be in the same range as, or lower than, the exchange values. These values may be more or less than the value of the consideration that you will receive in the consolidation. See “Risk Factors.”

Continuance as a Going-Concern. The supervisor considered the going-concern value of your subject LLC. The purpose of a going-concern analysis is to determine the estimated value of your subject LLC, assuming that your subject LLC continues to operate as a separate legal entity with its own assets and liabilities and governed by its organizational documents. A going-concern analysis differs from a liquidation analysis in that a liquidation analysis assumes that your subject LLC immediately commences an orderly disposition of its interest in the property and distributes the net liquidation proceeds, to the members and participants holding participation interests and to the supervisor on account of overrides and voluntary reimbursement payments. The going-concern analysis estimates the present value of the participation interests in your subject LLC, assuming that your subject LLC was operated as an independent standalone entity during an assumed ten-year holding period, and sold its interest in the property at the end of the ten-year period.

The supervisor believes that, based on, among other things, the advice of the independent valuer, the going concern value of the participation interests in your subject LLC pursuant to a going concern analysis, which would assume continued operation and eventual sale, is in the same range as the exchange value. The exchange value is based on (i) the appraised value of the property interest owned by your subject LLC which was based on the income approach taking into account, among other things, the expected financial performance such as estimated revenues, operating expenses, general and administrative costs, capital expenditures and leasing costs for the property, and operating cash flow of the property, and (ii) the allocation of such appraised values to the participants in your subject LLC as described in “Reports, Opinions, and Appraisals—Fairness Opinion” in the prospectus/consent solicitation. Similarly, a going concern analysis would determine the value of the equity interest in a partnership or limited liability company by estimating the present value of distributions to such interests in the going concern entity. The supervisor believes that, based on advice from the independent valuer,

S2-26

the methodology used to determine the value of an equity interest in a partnership or a limited liability company, as was performed in the appraisal, is a generally accepted valuation and analytical technique, and, when performed using the same underlying assumptions, can be expected to yield a result in approximately the same range as the going concern analysis.

Liquidation of your subject LLC. Since another available alternative is to proceed with a sale of the interest in the property your subject LLC owns and to distribute the net proceeds to its participants, the supervisor has considered the liquidation value of your subject LLC. The supervisor assumed that, based on, among other things, the advice from the independent valuer, the liquidation value would be calculated by assuming that in a liquidation the real estate interest of your subject LLC would be sold at its appraised value, as determined by the independent valuer, minus assumed selling and liquidation costs (real estate commissions and legal and other closing costs) that would equal approximately 2.5% to 5% of the appraised real estate value. The supervisor believes that the costs relating to liquidation, including costs of soliciting participants’ consent and legal fees, could exceed this percentage. This alternative also assumes that non-real estate assets are sold at their estimated realizable value determined on a basis consistent with the independent valuer’s appraisal.

However, while the appraisal is not necessarily indicative of the price at which the assets would sell, the real estate appraisal assumes that the interest in the property of your subject LLC is sold in an orderly manner and is not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual value. See “Reports, Opinions and Appraisals—Appraisal.”

The supervisor believes that the value of the participation interests in the subject LLCs in a liquidation would be lower than the exchange values because the value in a liquidation would be determined based on the appraised value of the property interest owned by your subject LLC (as described under “Reports, Opinions, and Appraisals—Appraisal”), reduced by the transaction costs associated with marketing and selling a property, and the costs of soliciting participants’ consent and legal fees. Such fees and expenses were not deducted in calculating the exchange value because they are being borne by the company. The liquidation value would also not incorporate any prepayment penalties that would be due upon the sale of a property, which is not expected to be payable, to the same extent, in the consolidation. Such fees and expenses would reduce the amounts distributable to the participants in your subject LLC in a liquidation to a level below the exchange values.

Secondary Market Prices. Participation interests in your subject LLC are not traded on any national securities exchange. There is no established trading market for participation interests, and it is not anticipated that any market will develop for the purchase and sale of the participation interests.

Sales transactions for participation interests have been limited and sporadic. The supervisor receives some information regarding the prices at which secondary sale transactions of participation interests have been effectuated but, in many instances, the supervisor is not aware of the prices at which transactions have been made. The extent of the participation interest sales transactions between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of your subject LLC, the expected value of their assets and their prospects for the future is unknown. Many participation interest sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the interests and, to facilitate the sales, are willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold.

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Affiliates of the supervisor made the following purchases of participation interests in your subject LLC during the period from January 1, 2009 through September 30, 2011:

Date of Transfer (Month/Day/Year)	Amount of Purchase (Based on Original Investment)	Amount of Consideration Paid per $1,000 Original Investment
9/02/10	$3,333.34	$1,500.00
5/02/10	$6,666.67	$1,500.00
4/02/10	$15,000.00	$1,466.67
10/02/09	$5,000.00	$1,500.00
9/02/09	$1,666.66	$1,500.01

The supervisor also is aware of the following additional purchases of participation interests by third parties in your subject LLC during the period from January 1, 2009 through September 30, 2011:

Date of Transfer (Mo./Day/Yr.)	Amount of Purchase (Based on Original Investment)	Amount of Consideration Paid per $1,000 Original Investment
5/02/11	$2,500.00	$100.00
3/02/11	$5,000.00	$1,600.00
2/02/11	$2,500.00	$1,500.00

Comparison of Distributions

Distribution Comparison. The supervisor has considered the potential impact of the consolidation upon distributions that would be made to the participants that exchange their participation interests for Class A common stock.

The following table sets forth the current budgeted annual distributions of your subject LLC for the year ending December 31, 2012 and distributions paid per $1,000 original investment in the periods indicated below. The original cost per unit was $10,000.

Year Ended December 31,	Amount
2006	$1,320
2007	1,370
2008	1,030
2009	455
2010	150
Nine months ended September 30, 2011	112
Budgeted Annual Distribution for 2012(1)(2)	150

(1)	The budgeted annual distribution is based on budgeted cash flow of your subject LLC. The amounts are presented for comparative purposes only. In the past the amount of cash flow of your subject LLC available for distribution has been reduced by capital expenditures and other expenses of your subject LLC. The actual amount of distributions will be based on numerous factors. Accordingly, participants should not treat this budgeted annual distribution as the amount that they would have received if your subject LLC continued its operations. The company intends to make regular quarterly distributions to holders of its common stock following the IPO. Holders of operating partnership units will receive distributions on each operating partnership unit equal to any distributions that a stockholder receives on each share of common stock.
(2)	The budgeted annual distribution represents distributions out of base rent. In addition to distributions out of base rent, the subject LLC made additional distributions of $306, $0 and $0, out of additional rent, for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively.

Over the last 10 years, public REITs investing in similar types of properties in similar geographic areas to the company have paid an average dividend yield in the range of 2.0% to 4.0% per annum of their market price.

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These yields change as the market price of these public peer companies increases or decreases. The company anticipates that it will pay a quarterly dividend yield on its IPO price within or approximate to the range of dividend yields associated with these public peer companies existing at the time of the company’s IPO. However, the company’s actual dividend yield could be higher or lower than this range of dividend yields, and the company cannot estimate at this time the amount of dividends that it will be able to pay after closing of the consolidation and the IPO. The actual dividend yield on the company’s Class A common stock will depend on the market conditions at the time of the IPO and the company’s cash available for distribution at the time of the IPO. Further, any distributions declared by the company will be authorized by its board of directors in their sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of the company and the distribution requirements necessary to maintain the company’s qualification as a REIT. These factors include the distributable income generated by operations, the principal and interest payments on debt, capital expenditure levels, the company’s policy with respect to cash distributions and the capitalization and asset composition of the company, which will vary based on the private entities and the subject LLCs that ultimately participate in the consolidation.

Why the supervisor believes the third-party portfolio proposal is fair to you

You are being asked to consent to the sale or contribution of your subject LLC’s property interest as part of a sale or contribution of the properties owned by your subject LLC, the other subject LLCs and the private entities as a portfolio to an unaffiliated third party. Through solicitation of consents, for the first time the properties owned by your subject LLC, the other subject LLCs and the private entities can be joined as a single portfolio. While the supervisor believes the consolidation and the IPO represent the best opportunity for participants in your subject LLC, the other subject LLCs and the private entities to achieve liquidity and to maximize the value of their respective investments, the supervisor also believes it is in the best interest of all participants for the supervisor to be able to approve offers from unaffiliated third parties for the portfolio as a whole.

Market forces are dynamic, unpredictable, and subject to volatility. Should the public awareness of the proposed consolidation and IPO produce potential compelling offers from unaffiliated third parties to purchase the consolidated portfolio, it will be costly and time consuming to solicit consents to allow a sale or contribution of the portfolio to a third party, and there is considerable risk that any opportunity which might appear would be lost without the requested consent in place. Therefore, the supervisor believes that it is advisable to have the flexibility and discretion, subject to certain conditions, to accept an offer for the entire portfolio of properties from a third party, rather than pursue the consolidation and the IPO.

The third-party portfolio transaction would be undertaken only if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation, subject to the committee approval described in the prospectus/consent solicitation and would apply only to an offer from an unaffiliated third-party for the entire portfolio of properties owned by your subject LLC, the other subject LLCs and all of the private entities, subject to exclusions described under the section entitled “Third-Party Portfolio Proposal” in the prospectus/consent solicitation. A third-party portfolio transaction also could include the management companies.

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EXPENSES OF THE CONSOLIDATION

If the company acquires your subject LLC in the consolidation, the company will bear all consolidation expenses.

If the consolidation does not close, your subject LLC, each of the other subject LLCs and the private entities will bear its proportionate share of the consolidation expenses based on their respective exchange values. If the consolidation closes, but your subject LLC does not participate in the consolidation, your subject LLC will bear its proportionate share of all consolidation expenses incurred through the date of termination of the contribution agreement. The supervisor does not know whether the acquiror in a third-party portfolio transaction will agree to pay any of the consolidation expenses.

The following table sets forth as of October 31, 2011 expenses of the consolidation allocated to your subject LLC based on the exchange value of each entity.

Pre-Closing and Closing Transaction Costs

Legal Fees	$575,705
Appraisal and Fairness Opinion	35,166
Solicitation, Printing and Mailing	6,851
Accounting Fees	916,317
Title, Transfer & Recording Fees	42
Pre-Formation Cost	25,121
Total	$1,559,203

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DISTRIBUTIONS AND COMPENSATION PAID TO THE SUPERVISOR AND ITS AFFILIATES

The following information has been prepared to compare the amounts of compensation paid and distributions made by your subject LLC to the supervisor and its affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

Compensation, Reimbursements and Distributions

To The Supervisor and its Affiliates

	2008		2009		2010		Nine Months Ended September 31, 2011
Historical:
Distributions on account of participation interest		$578,291		$255,473		$83,906		$62,930
Distributions on account of overrides		692,450		245,121		7,380		5,535
Supervisory fee		24,000		24,000		102,000		136,633
Reimbursements		0		3,465		52,066		96,750
Real estate disposition fees		0		0		0		0
Distribution of net sales proceeds		0		0		0		0

Total Historical		$1,294,741		$528,059		$245,352		$301,848

Pro Forma:
Distributions on operating partnership units or shares of common stock Issuable in respect of participation interests and overrides	$		$		$		$
Distributions on shares of common stock issuable in respect of the management companies
Restricted stock
Salary, bonuses and reimbursements

Total Pro Forma	$		$		$		$

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PROPERTY OVERVIEW

Your subject LLC owns a fee interest in One Grand Central Place in New York. Information regarding the property as of September 30, 2011 is set forth below.

Property Name	Submarket	Year Built / Renovated(1)	Rentable Square Feet(2)	Percent Leased(3)	Annualized Base Rent(4)	Annualized Base Rent Per Leased Square Foot(5)	Net Effective Rent Per Leased Square Foot(6)	Number of Leases(7)
One Grand Central Place	Grand Central	1930 / In process					$47.43
Office Space			1,157,911	79.7%	$41,343,400	$44.77		306
Retail Space			68,343	87.1%	$5,713,916	$96.00		19

(1)	For more information regarding the status of ongoing renovations at certain of the company’s properties, see “The Company Business and Properties—Description of Our Properties” in the prospectus/consent solicitation.
(2)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes 31,295 square feet of space attributable to building management use and tenant amenities.
(3)	Based on leases signed and commenced as of September 30, 2011 and calculated as (i) rentable square feet less available square feet divided by (ii) rentable square feet.
(4)	Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Annualized base rent for retail properties (including the retail space the property) is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements, tenant reimbursements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Annualized base rent data for the company’s office and retail properties is as of September 30, 2011 and does not reflect scheduled lease expirations for the 12 months ended September 30, 2012.
(5)	Represents Annualized Base Rent under leases commenced as of September 30, 2011 divided by leased square feet.
(6)	Net effective rent per leased square foot represents (i) the contractual base rent for leases in place as of September 30, 2011, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of September 30, 2011.
(7)	Represents the number of leases at the property or on a portfolio basis. If a tenant has more than one lease, whether or not at the same property, but with different expirations, the number of leases is calculated equal to the number of leases with different expirations.

The property of your subject LLC is subject to mortgage in the principal amount, bearing interest rate and maturing as shown in the schedule below:

Property	Mortgage Principal as of September 30, 2011	Interest Rate	Maturity Date(1)
One Grand Central Place	$92,050,000	5.34%; 7.00%	11/05/14

(1)	Pre-payment is generally allowed for each loan upon payment of a customary pre-payment penalty.

S2-32

VOTING PROCEDURES FOR THE CONSOLIDATION PROPOSAL AND

THE THIRD-PARTY PORTFOLIO PROPOSAL

The prospectus/consent solicitation, together with this supplement, transmittal letter and consent form constitute the solicitation materials being distributed to you and the other participants to obtain your votes “FOR” or “AGAINST” your subject LLC’s participation in the consolidation and the third-party portfolio proposal.

Participants are being asked to vote on both the proposed consolidation and the third-party portfolio proposal. The participants holding the required percentage of the outstanding participation interests of your subject LLC must approve each proposal in order for such proposal to be approved by your subject LLC. If the consolidation is approved by your subject LLC and the consolidation is consummated, your subject LLC will consolidate with the company in the manner described in the prospectus/consent solicitation and in this supplement.

If you vote “FOR” the consolidation and your subject LLC participates in the consolidation, you effectively will be voting against the alternatives to the consolidation, other than a third-party portfolio transaction, unless you vote “AGAINST” the third-party portfolio proposal. These alternatives include continuation of your subject LLC and a sale of your subject LLC’s interest in the property and distribution of the net proceeds to participants.

You should complete and return the consent form before the expiration of the solicitation period, which is the time period during which participants may vote “FOR” or “AGAINST” the consolidation and the third-party portfolio proposal. The solicitation period will commence upon delivery of the solicitation materials to you which is on or about                     , and will continue until the later of: (i)                      or (ii) such later date as the supervisor may select. At its discretion, the supervisor from time to time may elect to extend the solicitation period for one or more of the proposals for one or more of the subject LLCs without extending for other proposals or subject LLCs. Any consent form will be effective provided that such consent form has been properly completed and signed if received by Mackenzie Partners, Inc., which was company hired by us to tabulate your votes, prior to 5:00 p.m. Eastern time, on                     , 2012, unless the supervisor extends the solicitation period for one or more proposals, in such case, the last day of such extended solicitation period.

If you return a signed consent form but fail to indicate whether you are voting “FOR,” “AGAINST” or “ABSTAIN” from the consolidation proposal or the third-party portfolio proposal, you will be deemed to have voted “FOR” such proposal. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted “AGAINST” the consolidation proposal and the third-party portfolio proposal. You may withdraw or revoke your consent form at any time before the later of the date that consents from participants holding the required percentage of outstanding interests are received by your subject LLC and the 60th day after the date of the prospectus/consent solicitation and this supplement.

The consent form seeks your consent to the consolidation and the third-party portfolio proposal. Participants in each subject LLC will vote separately on whether or not to approve the consolidation and the third-party portfolio proposal. Accordingly, if you hold interests in more than one subject LLC, you must complete one consent form for each subject LLC in which you are a participant. If you return a signed consent form but fail to indicate whether you are voting “FOR,” “AGAINST” or “ABSTAIN” from the consolidation proposal or the third-party portfolio proposal, you will be deemed to have voted “FOR” such proposal.

S2-33

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Certain U.S. federal income tax considerations relating to the consolidation are discussed in the prospectus/consent solicitation under the heading “U.S. Federal Income Tax Considerations.”

S2-34

CONTRIBUTION AGREEMENT

by and among

60 East 42nd St. Associates L.L.C.,

Empire State Realty OP, L.P.

and

Empire State Realty Trust, Inc.

Dated as of [                    ], 201[    ]

i

ii

EXHIBITS

A	Contributing Entities, Contributed Properties and Property Interests

B	Form of Contribution and Assumption Agreement

C	Form of Existing Loan Indemnity Agreement

D	Form of Tenant Estoppel

E	Form of Release

F	Form of Bargain and Sale Deed

G	Form of Lock-Up Agreement

H	Form of Articles

SCHEDULES

1.4	Excluded Assets

1.6	Excluded Liabilities

1.8	Calculation of Contributor Value

1.9	Capital Expenditures

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits, hereinafter referred to as this “Agreement”) is made and entered into as [                    ], 201[    ] (the “Effective Date”) by and among Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”) and 60 East 42nd St. Associates L.L.C., a New York limited liability company (the “Contributor”). Terms used but not defined shall have the meanings ascribed to them in Section 7.1.

RECITALS

A.    The Operating Partnership desires to consolidate the ownership of (i) a portfolio of real properties (the “Contributed Properties”) owned by Contributor and other contributors (the “Other Contributors” and together with Contributor, the “Contributing Entities”) and (ii) Malkin Holdings LLC, Malkin Properties, L.L.C., Malkin Properties of New York, L.L.C., Malkin Properties of Connecticut, Inc. and Malkin Construction Corp. (collectively, the “Management Companies”), subject to the approval of the owners of the Contributing Entities and the Management Companies, through a series of transactions (the “Formation Transactions”) whereby the Operating Partnership intends to acquire, directly or indirectly, the right, title and interests (including fee interest, ground leasehold interests and operating leasehold interests, as applicable) of the Contributing Entities in the Contributed Properties as indicated on Exhibit A (the “Property Interests”). The Operating Partnership also desires to have an option to acquire the interests (the “Optional Property Interests”) owned by certain private entities (the “Optional Contributing Entities”) in the real properties (the “Optional Contributed Properties”) as indicated on Exhibit A, which may be exercised only after the final resolution of certain ongoing litigation with respect to the Optional Contributed Properties.

B.    The Formation Transactions will occur in conjunction with the proposed initial public offering (the “IPO”) of the Class A Common Stock of the Company, par value $0.01 per share (the “Class A Common Stock”). The Company will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and is the sole general partner of the Operating Partnership.

C.    Contributor is the holder of the Property Interest in the property known as One Grand Central Place (the “Property”) as indicated on Exhibit A.

D.    Contributor desires to, and the Operating Partnership desires Contributor to, contribute to the Operating Partnership, all of Contributor’s Property Interest, free and clear of all Liens (other than Permitted Encumbrances), in exchange for limited partnership interests (the “OP Units”) in the Operating Partnership, shares of Class A Common Stock and/or cash on the terms and subject to the conditions set forth in this Agreement (the “Consolidation Transaction”).

E.    Subject to the conditions set forth in this Agreement, Contributor will distribute the OP Units, Class A Common Stock and/or cash consideration received in connection with the Consolidation Transaction to the holders of member, partner or profits interests (including the override interests currently held by the Supervisor or its successors), as applicable (provided that OP Units will only be distributed with respect to Participation Interests and any override interests contributed to the Operating Partnership by the Malkin Family Contributors (as defined below)), of Contributor, and to the extent any member or partner is an agent for participants, such member or partner will distribute the consideration received to its participants, in accordance with the applicable Organizational Documents of Contributor and the elections made by such members, partners or participants, after taking into account the allocation to the Supervisor, its successors or other persons in respect of its distributions on its override interests. A holder of an override interest or a Participation Interest, as applicable, in a Contributing Entity is referred to in this Agreement individually as a “Participant” and collectively as the “Participants.”

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F.    The parties acknowledge that the Operating Partnership’s (i) acquisition of the Contributed Assets and the Assumed Agreements and (ii) assumption of the Assumed Liabilities is subject to the conditions set forth in this Agreement. Additionally, it is understood that the Operating Partnership or a Subsidiary thereof may acquire the Optional Property Interests and may acquire interests in additional properties with the proceeds of the IPO or otherwise.

G.    The parties acknowledge that in connection with the Formation Transactions, Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal (the “Principals”), pursuant to that separate agreement among the Principals, the Company and the Operating Partnership (the “Representation, Warranty and Indemnity Agreement”), will indemnify, to the extent set forth therein, the Operating Partnership and the Company with respect to the breach of certain of the representations and warranties set forth in such agreement. Pursuant to a separate agreement among Anthony E. Malkin, Peter L. Malkin, the Company and/or the Operating Partnership (the “Tax Protection Agreement”), Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendents and those of Lawrence A. Wien (including spouses of such descendents), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing, certain other Affiliates and related parties of any of the foregoing, and a Participant in a privately-held Contributing Entity will receive protection from certain potential Tax consequences that could arise from transactions that may occur following the Formation Transactions.

H.    Pursuant to a Contribution Agreement entered into as of November 28, 2011, between the Company, the Operating Partnership and certain Persons affiliated with the Malkin Family Group (including the Supervisor) (individually, a “Malkin Family Contributor” and collectively, the “Malkin Family Contributors”), the Malkin Family Contributors agreed to contribute certain interests in the Contributor and certain of the Other Contributors to the Operating Partnership in exchange for OP Units and shares of Class B Common Stock of the Company, par value $0.01 per share (“Class B Common Stock”).

I.    Whereas, (i) the Company and the Operating Partnership have entered into separate contribution agreements with certain Participants in Contributor (the “Charitable Participants”) and the direct and indirect holders of the equity interests in such Charitable Participants, whereby each of the Company and the Operating Partnership has agreed to acquire immediately prior to the Closing hereunder from such Charitable Participants or such holders or transferees thereof that are Charitable Organizations (“Sellers”) the equity interests in such Charitable Participant or its Participation Interest, (ii) pursuant to such separate contribution agreements, the Operating Partnership will pay to the applicable Seller or its designee with respect to each such Charitable Participant the consideration under the applicable separate contribution agreement (which will be equal to the consideration such Charitable Participant would have been allocated and entitled to receive pursuant to the terms of this Agreement had it remained a Participant in Contributor, increased in certain cases by additional consideration relating to certain Participants’ exemption from New York City real estate transfer taxes applicable to the transfer) and will acquire the applicable Participation Interest or equity interests in each Charitable Participant, as the case may be, and (iii) after such acquisition, distributions from Contributor will be made in respect of the Participation Interests directly and indirectly transferred thereby, and the Company and/or the Operating Partnership, as the owner(s) of such Charitable Participants or Participation Interests, as the case may be, will be entitled to such distributions, except that each will assign to the applicable Seller the rights to receive distributions in respect of such Participation Interests as set forth in such separate contribution agreements.

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NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

ARTICLE 1.

CONTRIBUTION

Section 1.1    Contribution of Property Interest and Other Assets. At the Closing and subject to the terms and conditions contained in this Agreement, Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, and the Operating Partnership shall acquire and accept the following (other than Excluded Assets): (a) its Property Interest in the Property together with all easements and other rights appurtenant thereto and (b) all right, title and interest held directly or indirectly by Contributor in (i) all Fixtures and Personal Property related to the Property, if any, (ii) all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Property, if any (together with the Fixtures and Personal Property the “Contributed Assets”) and (iii) all agreements and arrangements related to the Property, if any, to which Contributor is a party, directly or indirectly, including without limitation, (A) all leases, licenses, tenancies, possession agreements and occupancy agreements (excluding subleases entered into by tenants of the Property, as sublandlord, if any) (“Leases”), if any, (B) all service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to the Property (in each case, other than such agreements entered into by tenants, if any) and (C) all other agreements to which Contributor is a party (all such agreements, collectively, the “Assumed Agreements”), in each case unless specified as an Excluded Asset in this Agreement and, in each case, free and clear of any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Lien), other than Permitted Encumbrances. The contribution of the Contributed Assets and the Assumed Agreements, if any, and the assumption of all obligations thereunder, shall be evidenced by the Contribution and Assumption Agreement in the form attached hereto as Exhibit B (the “Contribution and Assumption Agreement”).

Section 1.2    Designation of Assignee. The Company and the Operating Partnership reserve the right, by written notice to Contributor, to reallocate the Property Interest and any other Contributed Assets slated for acquisition by the Operating Partnership in the Consolidation Transaction, such that the Property Interest and any such Contributed Assets will instead be contributed to and acquired by the Company or any Subsidiary of the Company or the Operating Partnership and such entity will assume the obligations of the Operating Partnership under this Agreement (including all liabilities related to the Contributed Assets and Assumed Agreements); provided that such reallocation does not adversely affect the Tax treatment of the Consolidation Transaction contemplated herein to any party hereto.

Section 1.3    Alternate Transaction. In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership, may elect, in its sole and absolute discretion, to effect an Alternate Transaction, provided that the Requisite Consent would be sufficient to approve such Alternate Transaction. In such event, Contributor (i) hereby agrees and consents to such election without the need for the Operating Partnership to seek any further consent or action from Contributor or any Participant in Contributor and (ii) shall, and to the extent practicable, shall cause its Participants and, if applicable, its Subsidiaries to, enter into and perform any agreements as shall be necessary to consummate such Alternate Transaction. Notwithstanding the foregoing, the Supervisor (on behalf of Contributor) may elect, in its sole discretion, to effect an actual or de facto recapitalization of the Contributor provided that such recapitalization does not change the consideration a Participant in Contributor would receive or the anticipated Tax consequences of the Consolidation Transaction to a Participant in Contributor.

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Section 1.4    Excluded Assets. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all assets and properties of Contributor set forth on Schedule 1.4 shall be deemed “Excluded Assets” and not be contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement, and the Operating Partnership shall not have any rights or obligations with respect thereto. On or prior to the Closing, Contributor must distribute to its Participants all of its cash (excluding from distributable cash (a) any reserves on deposit with lenders for escrow accounts, (b) amounts attributable to prepayments of more than thirty-five (35) days of rent, management fees, other income streams or expense reimbursements, (c) amounts held by Contributor as security deposits or amounts otherwise required to be reserved by Contributor pursuant to existing agreements with third parties and (d) cash in addition to the foregoing, if any, required to maintain a normalized level (as determined in good faith by the Supervisor) of Net Working Capital of Contributor (determined based on the most recent quarterly financial statement of Contributor)) to its Participants in accordance with the provisions of the applicable Organizational Documents of Contributor (such assets being deemed part of the definition of “Excluded Assets”); provided, however, that other than the distributions by Contributor and actions taken in connection with the Consolidation Transaction, Contributor has not since the date hereof taken, and shall not take, any action other than actions in the ordinary course consistent with past practice to increase current assets or reduce current liabilities, including by increasing long-term liabilities, decreasing long-term assets, changing reserves or otherwise. The Operating Partnership agrees and acknowledges that none of the Excluded Assets, nor any right, title or interest of Contributor or any Participant therein, shall be deemed to constitute a part of the assets and liabilities contributed to the Operating Partnership, and that such assets and liabilities will be retained by Contributor at the Closing. The Operating Partnership agrees and acknowledges that Contributor must transfer or distribute the Excluded Assets to its Participants at any time and from time to time prior to or after the Closing and no such transfer or distribution shall be deemed to violate or breach any provision under this Agreement or any other documents contemplated hereby.

Section 1.5    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Operating Partnership shall assume from Contributor (or acquire the Property Interest subject to) and thereafter pay, perform or discharge in accordance with their terms all of the liabilities of Contributor other than the Excluded Liabilities, if any (the “Assumed Liabilities”).

Section 1.6    Excluded Liabilities. Notwithstanding the foregoing, the parties expressly acknowledge and agree that neither the Company nor the Operating Partnership shall assume or agree to pay, perform or otherwise discharge (and shall not acquire the Property Interest subject to) any liabilities, obligations or other expenses of Contributor as to the liabilities of Contributor set forth on Schedule 1.6 or arising out of or relating to the Excluded Assets (the “Excluded Liabilities”), and such Excluded Liabilities shall not be contributed, transferred, assigned, conveyed or delivered to the Company or the Operating Partnership pursuant to this Agreement or deemed to be acquired by the Company or Operating Partnership with the Property Interest and neither the Company nor the Operating Partnership shall have any rights or obligations with respect thereto.

Section 1.7    Existing Loans.

(a)    The Property is encumbered with certain financing as set forth on Section 3.3(q) of the Disclosure Letter (each an “Existing Loan” and collectively the “Existing Loans”). Such notes, mortgages, deeds of trust and all other documents or instruments evidencing, governing or securing such Existing Loans, including any financing statements, and any amendments, consolidations, restatements, modifications and assignments of the foregoing, shall be referred to, collectively, as the “Existing Loan Documents.” Each Existing Loan shall be considered a “Permitted Encumbrance” for purposes of this Agreement. With respect to each Existing Loan, the Operating Partnership at its election shall either (i) assume the Existing Loan at the Closing (subject to obtaining any necessary consents from the lender related to such Existing Loan (in each case a “Lender” and collectively the “Lenders”) prior to Closing), (ii) take title to the Property Interest subject to the lien of the applicable Existing Loan Documents or (iii) cause the Existing Loan to be refinanced or repaid in connection with the Closing; provided, however, that if the Operating Partnership elects to proceed under clauses (i) or (ii) of this sentence with respect to an Existing Loan, the Operating

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Partnership nonetheless, at its sole discretion, may cause such Existing Loan to be refinanced or repaid after the Closing. Contributor acknowledges that, from the date of the initial filing of the registration statement on Form S-11 (the “Initial Filing Date”) in connection with the IPO, it shall use its commercially reasonable efforts to facilitate (or, in the case that Contributor is not the borrower under such Existing Loan under which the Property is mortgaged, cooperate with the borrower under each Existing Loan to), within ninety (90) days from the Initial Filing Date, the consent of the Lender to the assumption of each such Existing Loan by the Operating Partnership or any of its Subsidiaries which the Operating Partnership or any of its Subsidiaries intends to assume at the Closing. In addition, Contributor and the Operating Partnership shall use commercially reasonable efforts to cause each Lender related to those Existing Loans which the Operating Partnership intends to assume or take subject to at the Closing, at or before the Closing, to deliver evidence of such Lender’s release of Contributor, the Principals and each of their respective Affiliates from any liability in respect of obligations first arising on or after the Closing Date pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations (the “Existing Loan Release”). In the absence of such Existing Loan Release, at or before the Closing, the Operating Partnership shall enter into an indemnification agreement in substantially the form attached hereto as Exhibit C (the “Existing Loan Indemnity Agreement”) with respect to any obligation under the Existing Loan Documents of Contributor, each of the Principals and each of their respective Affiliates.

(b)    In connection with the assumption of each Existing Loan or the taking of title to the Property Interest subject to the lien of the applicable Existing Loan Documents at the Closing or refinancing or payoff of an Existing Loan or release of any mortgage encumbering the Property after the Closing, as applicable, the Operating Partnership shall bear and be responsible for any assumption fee or prepayment premium, or other penalty or charge assessed by the applicable Lender pursuant to the Existing Loan Documents and associated with such assumption, refinancing or payoff prior to maturity or release, as applicable, and all other fees, charges, costs and expenses of any nature whatsoever, including without limitation, reasonable attorneys’ fees, incurred by or on behalf of Contributor in connection therewith (collectively, “Existing Loan Fees”), and shall indemnify and hold harmless Contributor, the Principals and each of their respective Affiliates from and against any liability under the Existing Loans arising from and after the Closing (including by reason of the failure to have obtained any necessary consents from each applicable Lender prior to Closing) and any Existing Loan Fees. Nothing contained in this Agreement shall preclude the Operating Partnership from reducing or increasing the indebtedness secured by the Property Interest below or above the amount outstanding on the Existing Loans in connection with any refinancing which may occur concurrently with or after Closing. Contributor shall use commercially reasonable efforts along with the Operating Partnership in seeking to obtain approval of the assumption of an Existing Loan or in beginning the process for any refinancing or a payoff of an Existing Loan (such as, without limitation, requesting a payoff statement and estoppel from the holder(s) of such Existing Loan), as applicable. Nothing contained in this Agreement shall be deemed to affect any limitation on the Operating Partnership’s ability to reduce the amount of indebtedness secured by the Property Interest pursuant to the terms of the Tax Protection Agreement.

Section 1.8    Consideration.

(a)    On the Closing Date, the Operating Partnership shall, in exchange for the transfer of the Property Interest and the other Contributed Assets, and the assumption of the Assumed Liabilities and the Assumed Agreements of Contributor to the Operating Partnership, issue to Contributor a number of OP Units, transfer to Contributor a number of shares of Class A Common Stock and/or pay cash with an aggregate value equal to Contributor’s “Value” (as determined in accordance with Schedule 1.8) (such amount being Contributor’s “Total Consideration”). The number of OP Units to be allocated to Contributor shall correspond to the Participation Interests and any override interests held by the Operating Partnership on the Closing Date as a result of the contribution of Participation Interests and override interests in the Contributor to the Operating Partnership by the Malkin Family Contributors. The number of shares of Class A Common Stock and/or

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cash to be allocated to Contributor shall be determined in accordance with its Participants’ election of Class A Common Stock and cash pursuant to Contributor’s Prospectus/Consent Solicitation Statement (the “Consent Solicitation”) to be provided to each Participant in Contributor to consent to the Consolidation Transaction. The number of shares of Class A Common Stock shall be reduced in accordance with Section 1.8(b) with respect to Participants in Contributor that will receive cash, and Contributor shall receive as part of the Total Consideration, cash in the amount determined pursuant to Section 1.8(b).

(b)    (i)    As soon as practicable after the Closing Date, the Contributor shall distribute to the Operating Partnership all of the OP Units held by the Contributor and shall distribute to its other Participants the shares of Class A Common Stock and cash to which they are entitled pursuant to this Agreement, the applicable Organizational Documents and the Consent Solicitation. Under and subject to the terms of the Consent Solicitation, each Participant in Contributor may be offered the right to elect to receive as a distribution in respect of its Participation Interests upon the consummation of the Consolidation Transaction and the closing of the IPO, instead of all or any portion of Class A Common Stock, cash, to the extent available, in an amount as provided in Section 1.8(b)(ii) and (iii) below or a combination of the foregoing, subject to the limitations set forth in the Consent Solicitation.

(ii)    The cash that remains available out of the proceeds (after the other uses as described in the Consent Solicitation) of the IPO for distribution to the Contributing Entities on behalf of the Participants of the Contributing Entities, shall be determined as follows.

(A)    First:    With respect to each Participant in each Contributing Entity (other than the Public Entities) that is not an Accredited Participant (each, a “Non-Accredited Participant”), an amount equal to the IPO Price multiplied by the number of OP Units that it otherwise would be entitled to receive;

(B)    Second:    With respect to each Participant in each Public Entity that elects to receive cash (the “Public Electing Participants”), an amount equal to the difference between the IPO Price and the Underwriting Discount per share multiplied by the number of shares of Class A Common Stock that it otherwise would be entitled to receive, which will be capped at an amount that the Supervisor believes is expected to allow the Formation Transactions to satisfy the requirements of Section 11-2102(e)(2)(D) of the Administrative Code of the City of New York and New York Tax Law Article 31, Section 1402(b)(2)(B)(ii); and

(C)    Thereafter:    With respect to each Participant in each Contributing Entity that is a Charitable Organization and that elects to receive solely cash (the “Charitable Electing Participants”), an amount equal to the difference between the IPO Price and the Underwriting Discount per share multiplied by the number of OP Units that it otherwise would be entitled to receive.

(iii)    If after payment to the Non-Accredited Participants pursuant to clause (ii)(A) above, there is not sufficient remaining cash to pay all Public Electing Participants, then there will be a pro rata cutback of the amount of each Public Electing Participant’s cash election in proportion to the amount of the cash election of each such Public Electing Participant. If after payment to the Non-Accredited Participants pursuant to clause (ii)(A) above and the Public Electing Participants pursuant to clause (ii)(B) above, there is not sufficient remaining cash to pay all Charitable Electing Participants, then there will be a pro rata cutback of the amount of each Charitable Electing Participant’s cash election in proportion to the amount of the cash election of each such Charitable Electing Participant. If the size of the IPO is increased after the effective time of the registration statement relating to the IPO or if the underwriters in the IPO exercise their option to purchase additional shares of the Class A Common Stock in connection with the IPO, all additional proceeds from the sale of shares of Class A Common Stock issued by the Company in such upsize or option will be allocated solely to the Sellers affiliated with the Estate of Leona M. Helmsley in the same manner as the cash option described in clause (ii)(C) above and this clause (iii) with respect to the OP Units it otherwise would be entitled to receive in respect of such additional proceeds if such proceeds are received on the Closing, and if any of such proceeds are received following the Closing as a result of the exercise of the underwriter’s option following such date, such Sellers shall receive such proceeds in an

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amount equal to the number of shares of Class A Common Stock sold pursuant to such option multiplied by the difference between the IPO Price and the Underwriting Discount in exchange for an equal number of shares of Class A Common Stock then held by such Sellers. No proceeds from any upsize or option shall be allocated to any other Participant. The total amount of cash that shall be distributed to Contributor will be equal to the amount of cash to which all of its Participants are entitled to receive in accordance with the foregoing.

(iv)    No fractional shares of Class A Common Stock shall be issued to a Participant pursuant to this Agreement. If aggregating all shares of Class A Common Stock that a Participant in Contributor otherwise would be entitled to receive as a result of the Consolidation Transaction would require the issuance of a fractional share of Class A Common Stock, in lieu of such fractional share of Class A Common Stock, the Participant shall be entitled to receive one share of Class A Common Stock for each fractional share of Class A Common Stock of 0.50 or greater. The Company will not issue a share of Class A Common Stock for any fractional share of Class A Common Stock of less than 0.50.

(v)    As soon as practicable following the determination of the IPO Price and prior to the Closing, all calculations relating to Contributor’s Total Consideration shall be performed in good faith by, or under the direction of, the Company and the Operating Partnership, and, absent manifest error, shall be final and binding upon Contributor and its Participants.

(c)    The parties acknowledge that the transfer to Contributor (for distribution to its Participants) pursuant to this Section 1.8 of Class A Common Stock shall be evidenced through the electronic registration of such Class A Common Stock with the Depository Trust Company, a New York corporation (“DTC Registered REIT Stock”), in such names as Contributor shall direct, based on instructions from its Participants receiving shares of Class A Common Stock hereunder.

(d)    On the Closing Date:

(i)    The Total Consideration shall be increased by the amount by which any Net Working Capital (determined based on the most recent quarterly financial statement of Contributor) remaining after the cash distributions to Participants in Contributor described in Section 1.4 exceeds the normalized level of Net Working Capital for Contributor, as determined in good faith by the Supervisor.

(ii)    The Total Consideration shall be decreased by the amount by which any Net Working Capital (determined based on the most recent quarterly financial statement of Contributor) remaining after the cash distributions to Participants in Contributor described in Section 1.4 is less than the normalized level of Net Working Capital for Contributor, as determined in good faith by the Supervisor.

Section 1.9    Tax Treatment.

(a)    The parties intend and agree that the transfers contemplated by this Agreement, together with the contributions of Participation Interests in Contributor by the Malkin Family Contributors and the Charitable Participants, shall constitute an “assets over” partnership merger for U.S. federal income tax purposes within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i) and, as a result, that each distribution of cash and/or Class A Common Stock to a Participant in Contributor shall be treated as a sale by such Participant of its Participation Interest in Contributor and a purchase by the Operating Partnership of such Participation Interest for the cash and/or Class A Common Stock received by such Participant in accordance with Treasury Regulation Section 1.708-1(c)(4). Each such Participant who accepts such cash and/or Class A Common Stock explicitly agrees to the treatment described in the preceding sentence as a condition to receiving such cash or Class A Common Stock.

(b)    Contributor and the Operating Partnership hereby agree to the U.S. federal income tax treatment described in this Section 1.9, and Contributor and the Operating Partnership shall not maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith.

(c)    The Company and the Operating Partnership shall be entitled to deduct and withhold from any portion of the Total Consideration to be distributed to a Participant in Contributor such amount as it is required to deduct and withhold from such payment under the Code or any provision of U.S. federal, state,

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local or foreign Tax Law. To the extent that amounts are withheld by the Company or the Operating Partnership, such amounts shall be treated for all purposes of this Agreement as having been paid to such Participant or Contributor in respect of which such deduction and withholding was made by the Company or the Operating Partnership.

Section 1.10    Term of Agreement. If the Closing does not occur by December 31, 2014 or such earlier time as the Company determines not to proceed with the IPO (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and none of the Company, the Operating Partnership or Contributor shall have any further obligations hereunder except as specifically set forth in this Agreement.

ARTICLE 2.

CLOSING

Section 2.1    Conditions Precedent.

(a)    Condition to Each Party’s Obligations. The obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

(i)    The requisite consent of the Participants in Contributor as set forth on Section 3.3(l) of the Disclosure Letter (the “Requisite Consent”) approving the Consolidation Transaction shall have been obtained. This condition may not be waived by any party;

(ii)    The Company’s registration statement on Form S-11 to be filed after the date hereof with the Securities and Exchange Commission (the “SEC”) shall have become effective under the Act. This condition may not be waived by any party;

(iii)    The Company’s registration statement on Form S-11 shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(iv)    The Company’s registration statement on Form S-4 shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(v)    The Company shall have received, substantially concurrently with Closing hereunder, the gross proceeds from the IPO less total Underwriting Discount. This condition may not be waived by any party;

(vi)    The consent of the Lenders to the assumption by the Operating Partnership or any of its Subsidiaries of those Existing Loans by the Operating Partnership or any of its Subsidiaries which the Operating Partnership or any of its Subsidiaries intends to assume at the Closing or to the taking of title to the Property Interest subject to the lien of the applicable Existing Loan Documents, as the case may be;

(vii)    All necessary consents and approvals of Governmental Authorities or third parties (other than the Lenders) for Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of Contributor to consummate the transactions contemplated by this Agreement) shall have been obtained and to the extent the consent or approval of the ground lessor of the Property is required for Contributor to consummate the transactions contemplated hereby, such consent or approval shall have been obtained without qualification as to materiality;

(viii)    No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, issued, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that prohibits the consummation of the transactions contemplated hereby (which condition may not be waived by any party), nor shall any proceeding brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing;

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(ix)    The closing of the contributions with respect to Empire State Building Company L.L.C. and Empire State Building Associates L.L.C. pursuant to the Formation Transactions shall have occurred simultaneously with the Closing; and

(x)    The IPO Closing (as defined herein) shall have occurred simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing) and the Class A Common Stock shall have been approved for listing on the New York Stock Exchange or another national securities exchange, subject only to official notice of issuance. This condition may not be waived by any party.
(b)    Conditions to Obligations of the Company and the Operating Partnership. The obligations of the Company and Operating Partnership to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(b) shall be the only conditions to the obligations of the Company and the Operating Partnership and that, without limiting Contributor’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(b) shall be only conditions to Closing and shall not independently create any additional covenants on the part of Contributor):

(i)    Except as would not have a Material Adverse Effect (as defined in clause (i) of such defined term), the representations and warranties of Contributor contained in this Agreement, as well as those of the Principals contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii)    Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iii)    Subject to the provisions of Article 6, there shall not have occurred between the date hereof and the Closing Date any material adverse change in the assets, business, financial condition or results of operation of Contributor and its Subsidiaries and the Property, taken as a whole. It is understood that no material adverse change shall occur by reason of general economic conditions or economic conditions affecting the real estate market generally;

(iv)    [Intentionally Omitted];

(v)    There shall not have been a bankruptcy or similar insolvency proceeding with respect to Contributor; provided that the Company and the Operating Partnership shall have the right to elect to proceed with any Formation Transaction with respect to any Other Contributor that is not the subject of such proceeding;

(vi)    Contributor, directly or through the Attorney-in-Fact, shall have executed and delivered to the Operating Partnership the documents to which it is a party which are required to be delivered pursuant to Sections 2.3 and 2.4 hereof;

(vii)    A reputable title insurance company as selected by the Supervisor (the “Title Company”) shall have irrevocably issued a Title Policy to the Operating Partnership or a Subsidiary thereof, as fee owner of the Property, effective as of the Closing, with respect to the Property containing exceptions only for Permitted Encumbrances;

(viii)    Contributor shall have used commercially reasonable efforts to deliver to the Operating Partnership estoppel certificates from (A) the tenants leasing at least ten percent (10%) of space within the Property (the “Tenant Estoppels”) which estoppels shall be substantially in the form of Exhibit D, or otherwise in the form required under such tenants’ respective Lease, and (B) any third-party ground lessors with respect to the Property (the “Ground Lease Estoppels”), which estoppels shall be in form and substance reasonably satisfactory to the Operating Partnership;

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(ix)    Anthony E. Malkin, Peter L. Malkin, the Company and the Operating Partnership shall have entered into the Tax Protection Agreement; and

Any or all of the foregoing conditions may be waived by the Operating Partnership (on its behalf and on behalf of the Company) in its sole and absolute discretion.

(c)    Conditions to Obligations of Contributor. The obligations of Contributor to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(c) shall be the only conditions to the obligations of Contributor and that, without limiting any of the Company’s or the Operating Partnership’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(c) shall be only conditions to Closing and shall not independently create any additional covenants of the Company or the Operating Partnership):

(i)    Except as would not have a Material Adverse Effect (as defined in clause (ii) of such defined term), the representations and warranties of each of the Operating Partnership and the Company contained in this Agreement shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii)    The Company and the Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iii)    The Company and the Operating Partnership each shall have executed and delivered to Contributor the documents required to be delivered pursuant to Sections 2.3 and 2.4 hereof.

Section 2.2    Time and Place; Closing, Closing and IPO Closing. Unless this Agreement shall have been terminated pursuant to Section 1.10, and subject to the satisfaction or waiver of the conditions in Section 2.1, the closing of the transactions contemplated hereunder (the “Closing” or “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing. The Closing shall take place at the offices of Clifford Chance US LLP or such other place as determined by the Company in its sole discretion. The date, time and place of the consummation of the IPO, which shall occur concurrently with or immediately following the Closing, shall be referred to in this Agreement as the “IPO Closing.”

Section 2.3    Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, through the Power of Attorney or the Attorney-in-Fact (described in Article 5 hereof), the legal documents and items required to be executed or delivered in connection with the Closing (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith. The Closing Documents and other items to be delivered at the Closing shall be the following:

(a)    The Contribution and Assumption Agreement in the form attached hereto as Exhibit B;

(b)    The Articles;

(c)    [Intentionally Omitted];

(d)    Evidence of the DTC Registered REIT Stock, which shall bear substantially the legend set forth in the Articles or a written statement of information that the Company will furnish a full statement about certain restrictions on transferability to a stockholder as set forth in the Articles on request and without charge;

(e)    An affidavit from Contributor (or, if Contributor is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), the sole owner of Contributor for such purposes) of non-foreign status satisfying the requirements of Treasury Regulations section 1.1445-2(b)(2);

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(f)    The release executed by Operating Partnership and the Company in favor of the employees and Affiliates of the Supervisor in the form attached hereto as Exhibit E;

(g)    A copy of the most recent as-built survey of the Property, if any;

(h)    Any other documents that are in the possession of Contributor or which can be obtained through Contributor’s reasonable efforts which are reasonably requested by the Company or the Operating Partnership or that are reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Property Interest of Contributor directly, free and clear of all Liens (other than the Permitted Encumbrances) and effectuate the transactions contemplated hereby, including, without limitation, and only to the extent applicable, grant deeds (if transferred directly), assignments of ground leases, air space leases and space leases, bills of sale, general assignments and all state and local transfer Tax returns and any filings with any applicable governmental jurisdiction in which the Operating Partnership is required to file its partnership documentation or the recording of deeds or other Property Interest transfer documents is required;

(i)    An assignment of a bargain and sale deed in substantially the form attached as Exhibit F, or in such form as is customary in the applicable jurisdiction which the Title Company shall require in order to issue the Title Policies;

(j)    A standard owner’s affidavit executed by Contributor to the extent necessary to enable the Title Company to issue to the Operating Partnership or its Subsidiary, effective as of the Closing, with respect to the Property, either (i) an ALTA extended coverage owner’s or leasehold policy of title insurance (in current form), with such endorsements thereto as the Operating Partnership may reasonably request (including, without limitation, non-imputation endorsements) or (ii) such endorsements to the currently held owner’s or leasehold policy of title insurance for the Property as the Operating Partnership may reasonably request (including, without limitation, date-down, “Fairway” and co-insurance endorsements), in either event with coverage for the Property equal to the an amount reasonably acceptable to the Operating Partnership, and with a tie-in endorsement with respect to all Contributed Properties located in any state for which such tie-in endorsements can be issued for an owner’s or leasehold policy of title insurance, and levels of reinsurance for the Property as reasonably acceptable to the Operating Partnership, insuring fee simple and/or leasehold title (as applicable) to all real property and improvements comprising the Property in the name of the Operating Partnership (or a Subsidiary thereof, as the Operating Partnership may designate), subject only to the Permitted Encumbrances (collectively, the “Title Policies”);

(k)    The Operating Partnership and the Company on the one hand and Contributor on the other hand shall provide to the other a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions authorizing the execution, delivery and performance by the Operating Partnership and the Company (if so requested by Contributor) and Contributor (if so requested by the Operating Partnership or the Company) of this Agreement, any related documents and the documents listed in this Section 2.3;

(l)    Any Tenant Estoppels, any Ground Lease Estoppels and any other tenant estoppel certificates, in each case, to the extent obtained by the Contributor in accordance with Section 2.1(b)(viii);

(m)    The Operating Partnership and the Company on the one hand and Contributor on the other hand shall provide to the other a certification regarding the accuracy in all material respects of each of their respective representations and warranties in this Agreement at the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date and except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be certified as being accurate in all respects);

(n)    Any books, records and Organizational Documents relating to Contributor that are in the possession of Contributor or which can be obtained through Contributor’s reasonable efforts;

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(o)    (i)    All documents reasonably required by a Lender in connection with the assumption or prepayment of an Existing Loan at or prior to Closing and (ii) the Existing Loan Release or the Existing Loan Indemnity Agreement in substantially the form attached hereto as Exhibit C (unless such Existing Loans are repaid at or prior to Closing), as applicable, in each case, duly executed by the applicable party; and

(p)    An assignment of Excluded Assets from the Company, the Operating Partnership or a Subsidiary, as applicable, in favor of Contributor, to achieve the distributions contemplated under Section 1.4, if applicable.

Section 2.4    IPO Closing Deliveries. At the IPO Closing, (a) the Closing Documents shall be delivered to the applicable parties, and the Closing shall be deemed to have occurred (if such Closing has not otherwise occurred immediately prior thereto), and (b) the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively the “IPO Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which IPO Closing Documents and other items shall be the following:

(i)    [Intentionally Omitted];

(ii)    Lock-up Agreement, signed by or on behalf of Contributor and the Participants in Contributor, except to the extent that Contributor agrees not to distribute shares of Class A Common Stock to a Participant that has not executed a Lock-up Agreement, substantially in the form attached hereto as Exhibit G (“Lock-up Agreement”), and which shall have been executed and delivered concurrently with the execution and delivery of this Agreement;

(iii)    The Representation, Warranty and Indemnity Agreement and the Escrow Agreement;

(iv)    The Tax Protection Agreement; and

(v)    If requested by the Operating Partnership, a certified copy of all appropriate corporate or limited liability company resolutions or partnership actions, as applicable, authorizing the execution, delivery and performance by Contributor of this Agreement and any related documents and the documents listed in this Section 2.4.

Section 2.5    Closing Costs. Without limitation on and subject to Section 1.9(c), the Company and the Operating Partnership shall be responsible for (a) any and all documentary transfer, stamp, filing, recording, conveyance, intangible, sales and other similar Taxes incurred in connection with the transactions contemplated hereby, (b) all escrow fees and costs, (c) the costs of any Title Policy, surveys, appraisals, environmental, physical and financial audits and the costs of any other examinations, inspections or audits of the Property, (d) any and all assumption, prepayment or other fees, penalties or amounts due and payable in connection with the discharge and satisfaction or the assumption of any Existing Loan, (e) any costs associated with any new financing, including any application and commitment fees or the costs of such new lender’s other requirements, (f) its own and Contributor’s attorneys’ and advisors’ fees, charges and disbursements, including without limitation, any hourly rate fees paid to the Supervisor for services not included in the basic supervisory fees, (g) any out-of-pocket costs or fees relating to the Consent Solicitation (including, without limitation, the costs of printing and mailing the Consent Solicitation and the fees of the proxy solicitor) or associated with any approvals or deliverable items contemplated hereunder, including, without limitation, consents, waivers, assignments and assumptions, (h) any costs or fees relating to the winding up of Contributor, including the preparation and filing of final Tax returns, (i) all other costs and expenses it and Contributor have incurred in connection with the transactions contemplated hereby or the IPO and (j) all costs and expenses incident to this Agreement, the other documents contemplated by this Agreement and the documents and transactions contemplated hereby or thereby, and not specifically described above. The parties acknowledge and agree that, to the extent any of the foregoing for which the Company and the Operating Partnership are responsible pursuant to this Section 2.5 have been paid by Contributor prior to Closing, Contributor shall provide the Company and the Operating Partnership a schedule thereof together with reasonable evidence of payment thereof and the Company and the Operating Partnership

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shall be responsible for the reimbursement to Contributor therefor incurred at or prior to Closing. The provisions of this Section 2.5 shall survive the Closing. In the event that the Closing does not occur, each Contributing Entity shall be responsible for its allocable portion of such costs and expenses incurred prior to the date that this Agreement terminates in accordance with the terms hereof.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties with Respect to the Company and the Operating Partnership. The Operating Partnership and the Company hereby jointly and severally represent and warrant to Contributor as set forth below in this Section 3.1, which representations and warranties are true and correct as of the date hereof:

(a)    Organization; Authority.

(i)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Company, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)    The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Operating Partnership, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Due Authorization. The execution, delivery and performance by the Company and the Operating Partnership of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party have been duly and validly authorized by all necessary actions required of the Company and the Operating Partnership, respectively. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of the Company and the Operating Partnership constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company and the Operating Partnership, respectively, each enforceable against the Company and the Operating Partnership, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)    Litigation. There is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which challenges or impairs the ability of the Company, the Operating Partnership or any of its Subsidiaries to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby.

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(d)    Consents and Approvals. Assuming the accuracy of the representations and warranties of Contributor made hereunder, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws (each, a “Consent”) is required to be obtained by the Company, the Operating Partnership or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreements or transactions contemplated hereby or thereby, except for those consents, orders, waivers, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)    No Violation. Assuming the accuracy of the representations and warranties of Contributor made hereunder, none of the execution, delivery or performance by the Company or the Operating Partnership of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Consolidation Transaction contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of the Company and the Operating Partnership, (ii) any agreement, document or instrument to which the Company or the Operating Partnership is a party thereto or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or the Operating Partnership, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Class A Common Stock. The Class A Common Stock, when issued and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, will have been (i) duly authorized by the Company, and when issued against the consideration therefor, will be validly issued by the Company (ii) fully paid and non-assessable, (iii) not subject to preemptive or similar rights created by statute or any agreement to which the Company is a party or by which it is bound and (iv) free and clear of all Liens created by the Company (other than Liens created by the Articles).

(g)    Articles. Attached hereto as Exhibit H are true and correct copies of the Articles in substantially final form.

(h)    Taxes.

(i)    At the effective time of the IPO and Closing, the Company shall be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31 of the year in which the Closing takes place.

(ii)    At the effective time of the IPO and at the Closing, the Operating Partnership shall be classified as a partnership and not an association or publicly-traded partnership taxable as a corporation for U.S. federal income tax purposes.

(i)    Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to the Company, the Operating Partnership or any of its Subsidiaries.

(j)    Limited Activities. Except for activities in connection with the IPO or the Formation Transactions, neither the Company nor the Operating Partnership has engaged in any material business or incurred any material obligations.

(k)    No Broker. None of the Company, the Operating Partnership, any of their Subsidiaries, or any of their officers, directors or employees, to the extent applicable, has entered into any agreement with any

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broker, finder or similar agent or any Person or firm that will result in the obligation of Contributor or any of its Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(l)    No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.1, neither the Company nor the Operating Partnership shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations and warranties of the Company and the Operating Partnership contained in this Agreement shall expire at Closing.

Section 3.2    [Intentionally Omitted]

Section 3.3    Representations and Warranties of Contributor. Contributor hereby represents and warrants to the Company and the Operating Partnership as set forth below in this Section 3.3, which representations and warranties are true and correct as of the date hereof (or such other date specifically set forth below), except as disclosed in the Consent Solicitation, the Prospectus or the disclosure letter delivered from Contributor to the Company and the Operating Partnership simultaneously with the execution of this Agreement (the “Disclosure Letter”), as may be amended from time to time prior to the Closing Date with Consent of the Company and the Operating Partnership:

(a)    Organization; Authority.

(i)    Contributor is a limited liability company, duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its Property, as applicable, and its other assets, and to carry on its business as presently conducted. Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)    Section 3.3(a) of the Disclosure Letter sets forth as of the date hereof with respect to Contributor (A) each Subsidiary of Contributor, if applicable, (B) the ownership interest in each such Subsidiary and (C) if not wholly owned by Contributor, the identity and ownership interest of each of the other owners of such Subsidiary. Each real property owned or leased pursuant to a ground lease or operating lease by such Contributor is set forth on Exhibit A. Each Subsidiary of Contributor has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its real properties and its other assets, and to carry on its business as presently conducted. Each Subsidiary of Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Due Authorization. The execution, delivery and performance by Contributor of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party has been duly and validly authorized by all necessary actions required of Contributor. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of Contributor constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Contributor, each enforceable against Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(c)    Capitalization. Section 3.3(c) of the Disclosure Letter sets forth as of the date hereof a true, correct and complete description of the capitalization of Contributor as provided in the books and records of Contributor, including the override interests of the Supervisor. All of the issued and outstanding equity interests of Contributor are validly issued and, to Contributor’s Knowledge, are not subject to preemptive rights or appraisal, dissenters or similar rights. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in Contributor or any Subsidiary.

(d)    Licenses and Permits. To Contributor’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of its Property, and for the continued conduct and operation of the business of Contributor have been obtained or can be obtained without unreasonable cost, and to the extent the same have been obtained, are in full force and effect and (to the extent required in connection with the transactions contemplated by this Agreement) are assignable to the Company or the Operating Partnership or a Subsidiary thereof, except in each case for items that, if not so obtained, obtainable, effective and/or assigned, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Contributor’s Knowledge, none of Contributor, any of its Subsidiaries or any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)    Litigation. There is no action, suit or proceeding pending or, to Contributor’s Knowledge, threatened against Contributor or any of its Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to Contributor’s Knowledge, threatened against Contributor or any of its Subsidiaries which challenges or impairs the ability of Contributor or any of its Subsidiaries to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby. To Contributor’s Knowledge, there is no outstanding order, writ, injunction or decree of any Governmental Authority against it or affecting all or any portion of the Contributed Assets, which in any such case would reasonably be expected to have a Material Adverse Effect or that would impair Contributor’s ability to execute, deliver or perform its obligations under this Agreement. Contributor has not received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of the Property or any portion thereof which would substantially and materially impair the current or proposed use thereof.

(f)    Compliance with Laws. Contributor and its Subsidiaries have conducted their respective businesses and maintained the Property in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Contributor nor any of its Subsidiaries has Knowledge of, or has been informed in writing of, any continuing violation of any Laws relating to the conduct of the business of Contributor and/or any of its Subsidiaries or the commencement of any investigation respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Contributor’s Knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Property is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)    Property Interest.

(i)    Contributor is the holder of the Property Interest as set forth on Exhibit A, free and clear of all Liens except for Permitted Encumbrances.

(ii)    With respect to each ground lease and operating lease identified in Schedule 3.3(g), and each lease under which Contributor is a landlord or sublandlord at the date hereof that is material to the Property, (A) such lease is valid, binding against Contributor, and to Contributor’s Knowledge, the

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other parties thereto, and in full force and effect, (B) neither Contributor nor any Subsidiary party thereto, and to Contributor’s Knowledge, no other party thereto, is in material violation of, or material default under, such lease, (C) Contributor has not granted an option or a right of first refusal or offer, (D) to Contributor’s Knowledge, no event has occurred and is pending, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by Contributor or any of its Subsidiaries or the applicable lessor under the relevant lease and (E) complete (in all material respects) copies of all such leases have been made available to the Operating Partnership.

(h)    Leases. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Leases to which Contributor or any of its Subsidiaries is a party or by which Contributor or any of its Subsidiaries or the Property is bound or subject, is in full force and effect, and constitutes the legal, valid and binding obligation of Contributor or any of its Subsidiaries, and to Contributor’s Knowledge, the other parties thereto, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). To Contributor’s Knowledge, no tenant under any such Lease is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)    Insurance. Contributor and each of its Subsidiaries has in place the public liability, casualty and other insurance coverage with respect to the Property by such Contributor as Contributor reasonably deems necessary, including in all cases, such coverage as is required under the terms of any Existing Loan or ground or operating lease. To Contributor’s Knowledge, each such insurance policy is in full force and effect and all premiums currently due and payable thereunder have been fully paid. To Contributor’s Knowledge, neither Contributor nor any of its Subsidiaries has received from any insurance company any written notices of cancellation or intent to cancel any insurance which remain outstanding.

(j)    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Contributor and its Subsidiaries are not in violation of, and have not failed to comply with, any Environmental Laws, (ii) neither Contributor nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other written notice or written claim from any other party alleging that Contributor or any of its Subsidiaries is not in compliance with applicable Environmental Laws with respect to the Property (which non-compliance, if any, has not been remedied or resolved or is not being remedied or resolved), (iii) Contributor or its Subsidiaries, as applicable, has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their principal terms and conditions and (iv) there has not been a release of a hazardous substance on the Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 3.3(j) constitute the sole and exclusive representations and warranties made by Contributor concerning environmental matters.

(k)    Eminent Domain. There is no existing or, to Contributor’s Knowledge, threatened in writing condemnation, eminent domain or similar proceeding which would affect the Property.

(l)    Consents and Approvals. The Requisite Consent of the Participants in Contributor to approve the Consolidation Transaction is as set forth on Section 3.3(l) of the Disclosure Letter. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, and except (i) for the Requisite Consent of the Participants in Contributor to approve the Consolidation Transaction and (ii) as shall have been satisfied on or prior to the Closing Date, no Consent is required to be obtained by Contributor or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which Contributor is a party and the transactions contemplated hereby or thereby, except for those Consents, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected

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to have a Material Adverse Effect (it being agreed that the failure to obtain either (A) the Consent of any Lender under an Existing Loan or (B) the Requisite Consent would be expected to have a Material Adverse Effect).

(m)    No Violation. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, none of the execution, delivery or performance by Contributor of this Agreement or any other agreement or document contemplated by this Agreement to which Contributor is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Consolidation Transaction contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of Contributor or any Subsidiary, (ii) any material agreement, document or instrument to which Contributor or any Subsidiary or any of their respective assets or properties are bound or (iii) any material term or provision of any judgment, order, writ, injunction, or decree binding on Contributor or any Subsidiary, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)    Contributor and each of its Subsidiaries has timely filed all Tax returns and reports required to be filed by it with a Governmental Authority (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so). All such Tax returns and reports are accurate and complete in all material respects, and Contributor and each of its Subsidiaries has paid (or had paid on its behalf) all Taxes shown thereon as owing. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Contributor or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(ii)    There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of Contributor and any of its Subsidiaries.

(iii)    Contributor is and has been since its formation treated as a partnership or entity disregarded as an entity separate from its owner for U.S. federal income Tax purposes, and no Governmental Authority responsible for the assessment or collection of Tax has challenged such treatment.

(iv)    There are no pending or, to Contributor’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of Contributor or any of its Subsidiaries, or any matters under discussion with any Tax authority with respect to income or non-income Taxes that are likely to result in an additional liability for Taxes with respect to Contributor or its Subsidiaries, and neither Contributor nor its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax protection, Tax allocation agreement or similar contract.

(o)    Non-Foreign Status. Contributor (or, if Contributor is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), its sole owner for U.S. federal income tax purposes) is not a foreign person (within the meaning of Section 1445(f)(3) of the Code). No amount is required to be withheld by the Company or the Operating Partnership (or any of their respective Affiliates) in respect of consideration treated for U.S. federal income tax purposes as paid to Contributor pursuant to this Agreement.

(p)    Contracts and Commitments. Except as set forth in Section 3.3(p) of the Disclosure Letter, neither Contributor nor any of its Subsidiaries is a party to:

(i)    any agreement pursuant to which Contributor or any of its Subsidiaries provides property management, construction management, asset management, leasing or other real-estate related services to any Person other than another Contributing Entity or a Management Company;

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(ii)    any agreement pursuant to which Contributor or any of its Subsidiaries would be required to pay severance to any member, managing member, partner, general partner, director, officer or employee, to the extent applicable, of Contributor, any of its Subsidiaries or the Supervisor;

(iii)     any agreement with another Person limiting or restricting in any material respect the ability of Contributor or any of its Subsidiaries to enter into or engage in any market or line of business (other than agreements with tenants entered into in the ordinary course of business relating to the business that can be conducted at the leased premises and the covenants in any Existing Loan Document);

(iv)    any agreement for the sale of any of the assets of Contributor or any of its Subsidiaries other than in the ordinary course of business or with any other Contributing Entity, or for the grant to any Person of any Liens on or preferential rights to purchase (or buy-sell or similar rights with respect to) any of the assets of Contributor or any of its Subsidiaries other than Liens or any such rights granted to tenants or other third parties for non-material portions of the Properties (e.g., outparcels);

(v)    any agreement involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Contributor’s Organizational Documents, any agreement with any other Contributing Entity or Management Company and any such agreements that are terminable upon thirty (30) days’ or less notice without penalty or premium; or

(vi)    any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made from Contributor or any of its Subsidiaries in excess of $1,000,000 per year other than to its Affiliates.

With respect to each of the contracts to which Contributor or any of its Subsidiaries is a party and which is required to be set forth on Section 3.3(p) of the Disclosure Letter, if any (the “Material Contracts”), such Material Contract is in full force and effect and is the legal, valid and binding obligation of Contributor or its Subsidiaries, and, to Contributor’s Knowledge, the other parties thereto, as applicable, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Complete (in all material respects) copies of the Material Contracts have been made available to the Operating Partnership. With respect to each Material Contract, neither Contributor nor any of its Subsidiaries that is party thereto nor, to Contributor’s Knowledge, any other party, is in material breach or material violation of, or material default under, any such Material Contract, and to Contributor’s Knowledge, no event has occurred and is pending which after the giving of notice, with lapse of time or otherwise would constitute a material breach or material default by Contributor, any of its Subsidiaries or any other party to such Material Contract.

(q)    Existing Loans. Section 3.3(q) of the Disclosure Letter sets forth a complete list of all Existing Loans, including in each case the names of the Lender and borrower thereunder and the outstanding principal balance as of September 30, 2011. With respect to each Existing Loan, (i) the Lender has not declared in writing a default or event of default, (ii) the Lender has not brought any claim in writing under any guaranty and (iii) to Contributor’s Knowledge, no event has occurred which, after the giving of notice, with lapse of time, or otherwise, would constitute a monetary default or a material non-monetary default by the borrower thereunder or give rise to any material claims by the Lender under any guaranties provided with respect thereto. Complete (in all material respects) copies of the Existing Loan Documents have been made available to the Operating Partnership.

(r)    Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to Contributor or any of its Subsidiaries.

(s)    Employees. Neither Contributor nor any of its Subsidiaries has any employees.

(t)    No Broker. Neither Contributor nor any of its Subsidiaries nor any of their members, managing members, partners, general partners, directors, officers, employees or the Supervisor, to the extent

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applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(u)    No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.3, Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 3.4    Survival of Representations and Warranties of Contributor; Remedy for Breach.

(a)    All representations and warranties contained in Section 3.3 (as qualified by the Disclosure Letter) or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to the Agreement shall survive the Closing.

(b)    Notwithstanding anything to the contrary in the Agreement, following the Closing and issuance of Class A Common Stock and/or cash to Contributor, neither Contributor nor any member, managing member, partner, general partner, director, officer or employee, to the extent applicable, of Contributor or its Subsidiaries shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by it pursuant thereto.

ARTICLE 4.

COVENANTS

Section 4.1    Covenants of Contributor.

(a)    From the date hereof through the Closing, and except as contemplated by this Agreement or in connection with the Formation Transactions, Contributor shall not, without the prior written consent of the Operating Partnership:

(i)    Sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its interest in the Contributed Assets or all or any portion of Contributor’s Property Interest (other than Excluded Assets) other than in the ordinary course of its business consistent with past practice;

(ii)    Except as otherwise disclosed in the Disclosure Letter, mortgage, pledge, hypothecate or encumber all or any portion of the Contributed Assets or the Property;

(iii)    Terminate or amend any existing insurance policies affecting the Property that results in a material reduction in insurance coverage for the Property;

(iv)    Cause or take any action that would render any of the representations or warranties set forth in Section 3.3 untrue in any material respect;

(v)    Authorize or consent to any of the actions prohibited by this Agreement or any of the Closing Documents;

(vi)    Amend the Organizational Documents of Contributor;

(vii)    Adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to Contributor;

(viii)    Exercise rights, if any, under applicable Organizational Documents, to initiate any buy-sell procedures or to commence any process to market and sell the Property Interest held by Contributor; or

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(ix)    Make or change any material Tax elections; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax indemnity agreement, Tax sharing agreement, Tax protection agreement, Tax allocation agreement or similar contract or Tax closing or settlement agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case, other than in the ordinary course of business and consistent with past practice.

Section 4.2    Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the Company, the Operating Partnership and Contributor covenants and agrees to use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations and (c) taking all actions and doing, or causing to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.

Section 4.3    Tax Covenants.

(a)    Contributor and the Operating Partnership shall provide each other with such reasonable cooperation and information relating to the Contributed Assets as the parties reasonably require in (i) filing any Tax return, amended Tax return or claim for Tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes or (iv) performing tax diligence, including with respect to the impact of this transaction on the Company’s qualification as a REIT for U.S. federal income Tax purposes. The Operating Partnership shall promptly notify Contributor upon receipt by the Operating Partnership or any of its Affiliates of written notice of (A) any pending or threatened tax audits or assessments with respect to the Property and (B) any pending or threatened U.S. federal, state, local or foreign audits or assessments of the Operating Partnership or any of its Affiliates, in each case which would affect the liabilities for Taxes of Contributor with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date. Contributor shall promptly notify the Operating Partnership upon receipt by Contributor or any of its Subsidiaries of written notice of any pending or threatened U.S. federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Contributor or with respect to the Property. The Operating Partnership shall be responsible for the prosecution of any claim or audit instituted after the Closing Date with respect to Taxes attributable to any taxable period, or portion thereof, ending on or before the Closing Date, provided, that the Contributor may participate at its own expense and the Operating Partnership shall cooperate with Contributor in the conduct of any such audit or proceeding or portion thereof. Notwithstanding the foregoing, if Contributor has not liquidated, the Operating Partnership may not settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the Contributor or its Affiliates (other than on Contributor or any of their Affiliates as a partner of the Operating Partnership) without the consent of the Contributor, such consent not to be unreasonably withheld, conditioned or delayed. Contributor shall deliver to the Operating Partnership all tax returns, schedules and work papers with respect to the Property, and all material records and other documents relating thereto.

(b)    With respect to the Contributed Assets contributed to the Operating Partnership pursuant to this Agreement, the Operating Partnership and Contributor agree that the Operating Partnership shall use the “traditional method,” as described in Section 1.704-3(b) of the Treasury Regulations promulgated under the Code, to make allocations of taxable income and loss among the partners of the Operating Partnership and therefore shall not make any curative or remedial allocations unless the Operating Partnership and the parties to the Tax Protection Agreement agree otherwise in the Tax Protection Agreement.

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ARTICLE 5.

POWER OF ATTORNEY

Section 5.1    Grant of Power of Attorney.

(a)    By executing this Agreement, Contributor hereby irrevocably appoints the Operating Partnership (or its designee) and any successor thereof from time to time (such Operating Partnership or designee or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”) as the true and lawful attorney-in-fact and agent of Contributor, to act in the name, place and stead of each of Contributor to make, execute, acknowledge and deliver all such other deeds (including grant deeds if applicable), assignments, contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including, without limitation, (i) the execution of any Closing Documents or other documents relating (A) to the acquisition by the Operating Partnership of Contributor’s Property Interest, the Contributed Assets, the Assumed Agreements or the Assumed Liabilities, or (B) an Alternate Transaction or Portfolio Sale as further described in each Contributing Entity’s Consent Solicitation, (ii) any registration rights agreements, tax protection agreements, partnership agreements, and the Lock-up Agreement, (iii) to provide information to the SEC and others about the transactions contemplated hereby and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement, the Formation Transactions and the IPO as fully as could Contributor if personally present and acting (the “Power of Attorney”).

(b)    The Power of Attorney and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of Contributor, and if any other such act or events shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact nevertheless shall be authorized and directed to complete all such transactions as if such other act or events had not occurred and regardless of notice thereof. Contributor agrees that, at the request of the Operating Partnership, it promptly will execute and deliver to the Operating Partnership a separate power of attorney on the same terms set forth in this Article 5, such execution to be witnessed and notarized, and in recordable form (if necessary). Contributor hereby authorizes the reliance of third parties on each of the Power of Attorney.

(c)    Contributor acknowledges that the Operating Partnership has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

(d)    Contributor may withhold distribution of Class A Common Stock to any Participant until such Participant executes the Lock-up Agreement and each other document required to be executed by such Participant in connection with the transactions contemplated hereby.

Section 5.2    Limitation on Liability. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any Person by virtue of the Power of Attorney granted by Contributor hereby. The Attorney-in-Fact makes no representations with respect to and shall have no responsibility in its capacity as Attorney-in-Fact for the Formation Transactions or the IPO, or the acquisition of the Contributed Assets or the Assumed Agreements by the Operating Partnership or the assumption of the Assumed Liabilities by the Operating Partnership and shall not be liable in its capacity as Attorney-in-Fact for any error or judgment or for any act done or omitted or for any mistake of fact or Law except for its own gross negligence or bad faith, or breach of this Agreement or the terms of its power of attorney provided for in this Agreement. Contributor agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any Losses incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the Power of Attorney created by Contributor hereby, as well as the cost and expense of investigating and defending against any such Losses, except to the extent such Losses are due to its own gross negligence or bad faith. Contributor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Operating Partnership or its successors

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or Affiliates), at its own cost, and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to Contributor hereunder, release, amend or modify any other power of attorney granted by any other Person under any related agreement.

Section 5.3    Ratification; Third-Party Reliance. Contributor hereby ratifies and confirms that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by Contributor under this Article 5, and Contributor authorizes the reliance of third parties on this Power of Attorney and waives its rights, if any, as against any such third party for its reliance hereon.

ARTICLE 6.

RISK OF LOSS

The risk of loss relating to Contributor’s Property Interest and the underlying Property prior to the Closing shall be borne by Contributor. If, prior to the Closing, (a) the Property is materially or totally destroyed or damaged by fire or other casualty or (b) the Property is materially or totally taken by eminent domain or through condemnation proceedings, then the Operating Partnership may, at its option (such election to be made as soon as reasonably practicable following such occurrence and in any event prior to the Closing), determine not to acquire the Property Interest of Contributor relating to the Property that has been destroyed, damaged or taken as described above. Contributor shall not have any obligation to repair or replace any such damage, destruction or taken property. Unless the Operating Partnership elects not to acquire the Property Interest of Contributor, at the Closing, Contributor shall pay or cause to be paid to the Operating Partnership any sums collected (directly or indirectly) by Contributor, if any, under any policies of insurance or award proceeds relating to such casualty or condemnation, if any, and otherwise assign to the Operating Partnership all rights (directly or indirectly) of Contributor to collect such sums as may then be uncollected except to the extent required for collection costs or repairs by Contributor prior to the Closing Date, and provided that Contributor shall retain any insurance proceeds attributable to lost rents or other items applicable to any period prior to the Determination Date, and all rights thereto. As used in this Article 6, “materially” destroyed, damaged or taken refers to any casualty loss or damage or any loss due to condemnation, in either case, to the Property or any portion thereof if (a) the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect or other qualified expert selected by Contributor and reasonably approved by the Operating Partnership, or the amount of the proposed condemnation award is, equal to or greater than ten percent (10%) of the Total Consideration for the Property, (b) such loss or damage would entitle tenants occupying more than ten percent (10%) of the total rentable square footage at the Property, in the aggregate, to terminate their Leases or (c) such loss or damage otherwise materially impairs the current use or square footage of such Property (including parking, if material to such use) or access thereto. This Article 6 is an express agreement to the contrary under Section 5-1311 of the New York General Obligation Law.

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ARTICLE 7.

MISCELLANEOUS

Section 7.1    Defined Terms.

(a)    Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION

Agreement	Preamble
Assumed Agreements	1.1
Assumed Liabilities	1.5
Attorney-in-Fact	5.1(a)
Charitable Electing Participant	1.8(b)(ii)(C)
Charitable Participant	Recital I
Class A Common Stock	Recital B
Class B Common Stock	Recital H
Closing	2.2
Closing Date	2.2
Closing Documents	2.3
Code	Recital B
Company	Preamble
Consent	3.1(d)
Consent Solicitation	1.8(a)
Consolidation Transaction	Recital D
Contributed Assets	1.1
Contributed Properties	Recital A
Contributing Entities	Recital A
Contribution and Assumption Agreement	1.1
Contributor	Preamble
Disclosure Letter	3.3
Dispute	7.9(a)
DTC Registered REIT Stock	1.8(c)
Effective Date	Preamble
Excluded Assets	1.4
Excluded Liabilities	1.6
Existing Loan	1.7(a)
Existing Loan Documents	1.7(a)
Existing Loan Fees	1.7(b)
Existing Loan Indemnity Agreement	1.7(a)
Existing Loan Release	1.7(a)
Formation Transactions	Recital A
Ground Lease Estoppel	2.1(b)(viii)
Initial Filing Date	1.7(a)
IPO	Recital B
IPO Closing	2.2
IPO Closing Documents	2.4(b)
Leases	1.1
Lender	1.7(a)(i)
Lock-up Agreement	2.4(b)(ii)
Non-Accredited Participant	1.8(b)(ii)(A)

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TERM	SECTION

Malkin Family Contributor	Recital H
Management Companies	Recital A
Material Contracts	3.3(p)
Operating Partnership	Preamble
Optional Contributing Entities	Recital A
Optional Contributed Properties	Recital A
Optional Property Interests	Recital A
OP Units	Recital D
Other Contributors	Recital A
Participant	Recital E
Power of Attorney	5.1(a)
Principals	Recital G
Property	Recital C
Public Electing Participant	1.8(b)(ii)(B)
Property Interests	Recital A
REIT	Recital B
Representation, Warranty and Indemnity Agreement	Recital G
Requisite Consent	2.1(a)(i)
SEC	2.1(a)(ii)
Sellers	Recital I
Tax Protection Agreement	Recital G
Tenant Estoppel	2.1(b)(viii)
Termination Date	1.10
Title Company	2.1(b)(vii)
Title Policies	2.3(j)
Total Consideration	1.8(a)
Value	1.8(a)

(b)    For the purposes of this Agreement, the following terms have the meanings set forth below.

“Act” means the Securities Act of 1933, as amended.

“Accredited Participant” means a Participant in a Contributing Entity (other than the Public Entities) that is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Act).

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alternate Transaction” means (i) the restructuring of the Consolidation Transaction as either (A) a merger of Contributor or a Subsidiary of Contributor with and into either the Company or a wholly-owned subsidiary of the Company or the Operating Partnership or a wholly-owned subsidiary of the Operating Partnership or (B) a merger of a wholly-owned subsidiary of either the Company or the Operating Partnership with and into Contributor or a Subsidiary of Contributor, in each case, to the extent such alternate transaction does not adversely affect the economic benefits to the Participants (taking into account the Tax treatment of such alternate transaction) or (ii) any other transaction pursuant to which the Company, the Operating Partnership or any of their Subsidiaries acquire Contributor or all of the Contributed Assets in a transaction pursuant to which the economic benefits (taking into account the Tax treatment of such alternate transaction) to the Company, the Operating Partnership and the Participants in Contributor are not adversely affected by such alternate transaction as compared to the economic benefits to be received by the Company, the Operating Partnership and such Participants pursuant to this Agreement.

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“Articles” means the Articles of Amendment and Restatement of the Company, as amended and restated and in effect immediately prior to the Closing.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Charitable Organization” means an entity that is or is owned by a charitable organization under Section 501(c)(3) of the Code.

“Claims” means any claims, liabilities, rights, actions, causes of action, allegations, assertions, suits, complaints, demands or requirements.

“Committee” means one or more committees formed in connection with the transactions contemplated hereby, in each case, consisting of representatives of the Supervisor and the Estate of Leona M. Helmsley, and all actions of which shall require unanimous approval.

“Common Stock” means the Class A Common Stock and the Class B Common Stock of the Company, par value $0.01 per share.

“Determination Date” means a date, designated by the Operating Partnership, no more than five (5) Business Days nor less than one (1) Business Day prior to the “Subject to Completion Date” date set forth on the preliminary prospectus printed and distributed to potential investors in connection with the marketing of the IPO (i.e., the “red herring”), provided, however, that if a subsequent preliminary prospectus is thereafter printed and recirculated to potential investors, then the Determination Date shall mean the date of such subsequent preliminary prospectus.

“Environmental Laws” means all applicable federal, state and local Laws governing pollution or the protection of human health or the environment.

“Escrow Agreement” means that certain Indemnity Escrow Agreement entered into concurrently herewith by and among the Principals and the Escrow Agent named therein.

“Fixtures and Personal Property” means all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property used in connection with the operation or maintenance of the Property; excluding, however, all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property owned by tenants, subtenants, guests, invitees, employees, easement holders, service contractors and other Persons who own any such property located on the Property.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Indemnity Holdback Amount” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“Indemnity Holdback Escrow” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“IPO Price” means the price per share of Class A Common Stock in the IPO, as set forth on the cover page of the final Prospectus relating to the IPO.

“Knowledge” means, with respect to Contributor, any Subsidiary of Contributor, the Company or the Operating Partnership, the current actual knowledge of any Principal or Thomas N. Keltner, Jr. without any duty of investigation or inquiry.

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“Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees of any Governmental Authority.

“Lien” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Losses” means all losses, damages, liabilities, fees, charges, costs and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, but does not include any diminution in value of the shares of Class A Common Stock.

“Material Adverse Effect” means, as the case may be, a material adverse effect on (i) the assets, business, financial condition or results of operations of Contributor and its Subsidiaries the taken as a whole (or on the applicable Property or Property Interest) (as to the representations and warranties relating to Contributor or any of its Subsidiaries) or (ii) on the Company, the Operating Partnership and their Subsidiaries and their properties taken as a whole, after giving effect to the Consolidation Transaction and the IPO (as to the representations and warranties relating to the Company and the Operating Partnership), as applicable.

“Malkin Family Group” means Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendents and the lineal descendents of Lawrence A. Wien (including spouses of such descendents), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing, including the Supervisor.

“Net Working Capital” means current assets of Contributor (excluding cash and cash equivalents, except to the extent required to maintain the normalized level of working capital for Contributor) less current liabilities of Contributor (excluding the outstanding principal balance under any Existing Loans).

“OP Units” means the limited partnership interests in the Operating Partnership

“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, participating agreements, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

“Participation Interests” means the limited liability company, general or limited partnership interests in the Contributing Entities, as applicable and, to the extent a limited liability company, general or limited partnership interests are held by an agent for the benefit of participants, the beneficial ownership of such interests.

“Permitted Encumbrances” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) zoning Laws generally applicable to the districts in which the Property is located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Property; (iv) Liens securing financing or credit arrangements existing as of the Closing Date and which are not Excluded Liabilities and assumed by the Operating Partnership; (v) Liens arising under leases entered into in the ordinary course of business; (vi) any exceptions contained in the title policies relating to the Property made available to the Company and the Operating Partnership at or prior the date hereof that do not materially detract from the value or the marketability of the Property or the ability of the Property to be financed; (vii) the Liens of all Existing Loan Documents and (viii) any matters that would not have a Material Adverse Effect.

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“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Preliminary Appraisal” means the preliminary appraisal attached to the draft of the Consent Solicitation distributed to the Participants in the Contributing Entities that are not publicly owned.

“Prospectus” means the Company’s final prospectus as filed pursuant to Rule 424 under the Act with the SEC.

“Public Entities” means Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which the applicable Person owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest or (ii)(A) 50% or more of the voting power of the voting capital stock or other equity interests or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of Contributor, the Company or the Operating Partnership, as applicable, unless the context otherwise requires.

“Supervisor” means Malkin Holdings LLC or any of it Affiliates, in such Person’s capacity as the supervisor of certain of the Contributing Entities, as applicable.

“Taxes” means all applicable U.S. federal, state, local and foreign income, withholding, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Taxes with respect thereto.

“Underwriting Discount” means the underwriting discounts and commissions payable by the Company to the underwriters in the IPO for one share of Class A Common Stock, as set forth on the cover page of the final Prospectus relating to the IPO.

Section 7.2    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party).

To the Company and/or the Operating Partnership:

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Phone: (212) 878-8000

Facsimile: (212) 878-8375

Attn: Larry P. Medvinsky, Esq.

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To Contributor:

60 East 42nd St. Associates L.L.C.

c/o Malkin Holdings LLC

One Grand Central Place

60 East 42nd Street

New York, NY 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Phone: (212) 969-3000

Facsimile: (212) 969-2900

Attn: Arnold S. Jacobs, Esq.

Section 7.3    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 7.4    Entire Agreement; Third-Party Beneficiaries. This Agreement and the Closing Documents, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement and the Closing Documents. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto, other than the Estate of Leona M. Helmsley and its Affiliates and Malkin Holdings LLC in respect of the following sentence. Nothing herein shall be deemed to affect the rights of the Estate of Leona M. Helmsley or any of its Affiliates, or Malkin Holdings LLC pursuant to (a) a separate agreement, dated November 28, 2011, between Malkin Holdings LLC and the Estate of Leona M. Helmsley in respect of the Committee or (b) the separate agreement, dated January 14, 2011, by and among Malkin Holdings LLC, LMH 34 LLC, LMH 1333 LLC, LMH 1350 LLC, LMH Equities LLC, Supervisory Management Corp., LMH EBC, LLC, LMH 1400 LLC, LMH Fisk LLC and LMH Lincoln LLC, and in the event of a conflict between either such agreement and this Agreement, the terms of such separate agreement shall control.

Section 7.5    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 7.6    Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. This Agreement may be amended prior to the IPO Closing without the consent of any Participant in Contributor, provided that such amendment does not adversely affect the economic benefits to such Participants (taking into account the Tax treatment).

Section 7.7    Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their permitted respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may designate assignees pursuant

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to Section 1.2 and otherwise may assign its rights and obligations hereunder to a wholly-owned subsidiary of the Operating Partnership. For the avoidance of doubt, any reference to an acquisition by the Operating Partnership shall also be deemed to refer to an acquisition by any of its Subsidiaries.

Section 7.8    Jurisdiction. Subject to Section 7.9, the parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any Claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum or that the venue of the action is improper.

Section 7.9    Dispute Resolution.    The parties intend that this Section 7.9 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a)    Upon any dispute, controversy or Claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) below without regard to any such 10-day negotiation period.

(b)    Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to clause (a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than fifteen (15) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible, in any event not to exceed forty-five (45) days. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c)    Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof pursuant to Section 7.8. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

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(d)    The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator and the fees, costs and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 7.10    Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

Section 7.11    Rules of Construction.

(a)    The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)    The words “hereto,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.12    Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.13    Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.14    No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of the Supervisor or any Participant, shareholder, managing member, general partner, director, officer or employee of Contributor, the Supervisor, the Company or the Operating Partnership, to the extent applicable, in their capacities as such; provided that nothing in this Section 7.14 shall be deemed to affect any liability or obligation of any Person pursuant to the Representation, Warranty and Indemnity Agreement.

Section 7.15    Changes to Form Agreements. Contributor agrees and confirms that the terms of the Class A Common Stock and the Consent Solicitation are not final and may be modified depending on the prevailing market conditions at the time of the IPO. By executing this Agreement, Contributor hereby authorizes the Company or the Operating Partnership to, and understands and agrees that the Company or the Operating Partnership may make changes (including changes that may be deemed material) to the Consent Solicitation, and Contributor agrees to receive shares of Class A Common Stock and/or cash, as the case may be, with such final

B-31

terms and conditions as the Operating Partnership and the Company shall determine, provided that such changes do not affect Contributor in a manner materially different from the Other Contributors. In addition, Contributor acknowledges that (a) it understands that the information presented in the Consent Solicitation and the attachments thereto will be preliminary and is subject to change (particularly management’s discussion and analysis of financial condition and results of operation, the financial statements and footnotes thereto, the preliminary pro forma financial statements and footnotes thereto, the property information, the IPO Price and the assumed range of shares estimated to be offered in the IPO) in connection with the completion of the audit, the review and comments of the SEC and the investor feedback received during the course of the IPO, (b) the Formation Transactions may be consummated even if less than all of the Contributing Entities and the Public Entities participate in the Formation Transactions, (c) except as contemplated by Section 2.1(a)(ix), the participation of Contributor in the Formation Transactions is not conditioned on the participation of any other Contributing Entity, Public Entity or Management Company, (d) there is likely to be an extended period of time before the Formation Transactions are completed and the terms of the Formation Transactions as described in the Consent Solicitation and the Prospectus, including the Exchange Values, may be significantly different than described in such documents existing as of the date hereof and (e) notwithstanding the foregoing differences, this Agreement will be binding.

Section 7.16    Further Assurances. Contributor on the one hand and the Company and the Operating Partnership on the other hand shall take such other actions and execute such additional documents prior to and following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.

Section 7.17    Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on Tax advice or other advice from the other party to this Agreement, and that it has consulted with or will consult with its own advisors. The Operating Partnership shall not be liable for any damages resulting from a successful challenge of the treatment or characterization by any taxing authority of the transactions contemplated in this Agreement.

Section 7.18    Survival. The covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and then only to such extent.

Section 7.19    Equitable Remedies; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit Contributor to enforce consummation of the IPO.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Contribution Agreement as of the date first written above.

“COMPANY”

EMPIRE STATE REALTY TRUST, INC.

By:
Name:
Title:

“OPERATING PARTNERSHIP”

EMPIRE STATE REALTY OP, L.P.

By:
Name:
Title:

“CONTRIBUTOR”

60 EAST 42nd ST. ASSOCIATES L.L.C.

By:
Name:
Title:

B-33

EXHIBIT A

TO

CONTRIBUTION AGREEMENT

CONTRIBUTING ENTITIES, CONTRIBUTED PROPERTIES

AND PROPERTY INTERESTS

Set forth below is a list of each Contributing Entity, its Contributed Property and the Property Interests that are intended to be contributed, directly or indirectly, to the Operating Partnership as part of the Formation Transactions.

Contributing Entity	Contributed Property	Property Interest
Empire State Building Associates L.L.C.	Empire State Building	Ground lessee and indirect fee owner
Empire State Building Company L.L.C.		Operating sublessee

60 East 42nd St. Associates L.L.C.	One Grand Central Place	Fee owner
Lincoln Building Associates L.L.C.		Operating lessee

250 West 57th St. Associates L.L.C.	250 West 57th Street	Fee owner
Fisk Building Associates L.L.C.		Operating lessee

Seventh & 37th Building Associates L.L.C.	501 Seventh Avenue	Fee owner
501 Seventh Avenue Associates L.L.C.		Operating lessee

1333 Broadway Associates L.L.C.	1333 Broadway	Fee owner

1350 Broadway Associates L.L.C.	1350 Broadway	Ground lessee

Marlboro Building Associates L.L.C.	1359 Broadway	Fee owner

1185 Swap Portfolio L.P.	10 Bank Street	Indirect fee owner
	1542 Third Avenue	Indirect fee owner

Fairfield Merrittview Limited Partnership	383 Main Avenue	Indirect fee owner

Soundview Plaza Associates II L.L.C.	69-97 Main Street	Indirect fee owner

East West Manhattan Retail Portfolio L.P.	77 West 55th Street	Indirect fee owner
	1010 Third Avenue	Indirect fee owner

BBSF LLC	Parcel T in Stamford, CT	Fee owner

One Station Place, Limited Partnership	Metro Center	Fee owner

New York Union Square Retail L.P.	10 Union Square	Fee owner

Westport Main Street Retail L.L.C.	103-107 Main Street	Fee owner

First Stamford Place L.L.C.	First Stamford Place	Indirect co-tenant
Fairfax Merrifield Associates L.L.C.		Indirect co-tenant
Merrifield Apartments Company L.L.C.		Indirect operating lessee

500 Mamaroneck Avenue L.P.	500 Mamaroneck Avenue	Co-tenant

B-34

OPTIONAL CONTRIBUTING ENTITIES, OPTIONAL CONTRIBUTED PROPERTIES

AND OPTIONAL PROPERTY INTERESTS

Set forth below is a list of each Optional Contributing Entity, its Optional Contributed Property and the Optional Property Interests that may, at the Company’s option, be contributed, directly or indirectly, to the Operating Partnership upon the final resolution of certain litigation with respect to such Optional Contributed Properties.

Optional Contributing Entity	Optional Contributed Property	Optional Property Interest
112 West 34th Street Associates L.L.C.	112-120 West 34th Street	Ground lessee
	122 West 34th Street	Fee owner

112 West 34th Street Company L.L.C.	112-122 West 34th Street	Operating sublessee

1400 Broadway Associates L.L.C.	1400 Broadway	Ground lessee

B-35

EXHIBIT B

TO

CONTRIBUTION AGREEMENT

FORM OF CONTRIBUTION AND ASSUMPTION AGREEMENT

Dated as of

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned (“Contributor”) hereby assigns, transfers, sells and conveys to Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”) or its designee, its entire legal and beneficial right, title and interest in, to and under the following (excluding, however, any Excluded Assets):

•

all of the Contributed Assets and the Assumed Agreements together with all amendments, waivers, supplements and other modifications of and to such Assumed Agreements through the date hereof, in each case to the fullest extent the assignment thereof is permitted by applicable Laws.

TO HAVE AND TO HOLD the same unto the Operating Partnership, its successors and assigns, forever.

Upon the execution and delivery hereof, the Operating Partnership absolutely and unconditionally accepts the foregoing assignment from Contributor of each Contributed Asset and Assumed Agreement listed for Contributor on Schedule A attached hereto, if any, and assumes all Assumed Liabilities (excluding, however, any Excluded Liabilities) from Contributor, and agrees to be bound by the terms, conditions and covenants thereof, and to perform all duties and obligations of Contributor thereunder from and after the date hereof. The Operating Partnership assumes no Excluded Liabilities, if any, and the parties thereto agree that all Excluded Liabilities, if any, shall remain the sole responsibility of Contributor.

Contributor, for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time after the date hereof upon the written request of the Operating Partnership or its successors or assigns, Contributor will, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required by the Operating Partnership or such successors and assigns in order to assign, transfer, set over, convey, assure and confirm unto and vest in the Operating Partnership, its successors and assigns, title to the Contributed Assets and the Assumed Agreements granted, sold, transferred, conveyed and delivered by this Agreement.

Capitalized terms used herein, but not defined have the meanings ascribed to them in the Contribution Agreement, dated as of [                    ], 201[    ], between the Operating Partnership, Contributor and the other parties thereto.

[Remainder of page left intentionally blank.]

B-36

IN WITNESS WHEREOF, the parties have duly executed and delivered this Contribution and Assumption Agreement as of the date first written above.

“CONTRIBUTOR”

60 EAST 42nd ST. ASSOCIATES L.L.C.

By:
Name:
Title:

“OPERATING PARTNERSHIP”

EMPIRE STATE REALTY OP, L.P.

By:
Name:
Title:

B-37

EXHIBIT C

TO

CONTRIBUTION AGREEMENT

FORM OF EXISTING LOAN INDEMNITY AGREEMENT

B-38

EXHIBIT D

TO

CONTRIBUTION AGREEMENT

FORM OF TENANT ESTOPPEL

B-39

EXHIBIT G

TO

CONTRIBUTION AGREEMENT

FORM OF LOCK-UP AGREEMENT

B-40

Empire Realty Trust, Inc.

Lock-Up Agreement

[Date]

[Names of Underwriters]

[Address of Underwriters]

as Representatives of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

Re: Empire Realty Trust, Inc.—Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in such agreement (collectively, the “Underwriters”) with Empire Realty Trust, Inc., a Maryland corporation (the “Company”), providing for a public offering (the “Public Offering”) of the Common Stock of the Company (the “Shares”) pursuant to a Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the periods specified in the following paragraph (the “Lock-Up Periods”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company or units of limited partnership interest in Empire Realty Trust, L.P. (“OP Units”), or any options or warrants to purchase any shares of Common Stock of the Company or OP Units, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company or OP Units, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”), and the undersigned will not exercise any right with respect to the registration of any of the Undersigned’s Shares, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The first initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement, with respect to 50% of the Undersigned’s Shares (as determined at the time of expiration of such initial Lock-Up Period), and the second initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 365 days after the Public Offering Date, with respect to the remaining amount the Undersigned’s Shares; provided, however, that if (1) during the last 17 days of either of the initial Lock-Up Periods, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of either of the initial Lock-Up Periods, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 15-day period following the last day of such initial Lock-Up Period, then in each case such Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless each Representative waives, in writing, such extension.

B-41

[Names of Underwriters]

The undersigned hereby agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of either initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that such Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to members of the immediate family of the undersigned, provided that any such immediate family member agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iv) to affiliates of, or entities controlled by, the undersigned, provided that any such affiliate or controlled entity agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (v) with the prior written consent of each Representative on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. It shall be a further condition to any transfer permitted by this paragraph (including clauses (i) through (v) above) that such transfer is not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and that the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfer. After giving effect to the transactions contemplated by the Public Offering, and, except as contemplated in this paragraph , for the duration of this Lock-Up Agreement, the undersigned will have good title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

In addition to the foregoing, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the public offering of Common Stock of the Company if and only if such sales are not required to be reported in any public report or filing with the SEC or otherwise and the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

B-42

SCHEDULE 1.4

TO

CONTRIBUTION AGREEMENT

EXCLUDED ASSETS

(a)	All cash and cash equivalents (including certificates of deposit), except to the extent otherwise provided for in Section 1.4 of the Agreement;

(b)	Any right to a refund or other payment relating to a period ending at or prior to the Closing Date, including any real estate tax refund;

(c)	Bank accounts (other than bank accounts holding any refundable cash security deposits, or other credit enhancements held by or for the benefit of Contributor under any applicable Assumed Agreements for the Property or reserves delivered to the Operating Partnership);

(d)	Any refund related to a period at or prior to Closing in connection with the termination of Contributor’s existing insurance policies;

(e)	All contracts between Contributor and any law or accounting firm prior to the Closing Date; and

(f)	Any materials relating to the background or financial condition of a present or prior Participant of Contributor.

SCHEDULE 1.8

TO

CONTRIBUTION AGREEMENT

CALCULATION OF CONTRIBUTOR VALUE

For the purposes of the Agreement, the “Value” of Contributor shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule 1.8 shall have the meanings set forth below and capitalized terms used in this Schedule 1.8 without definition shall have the meanings assigned to such terms in the Agreement.

Number of Shares of Class A Common Stock = V/IPO Price

V = AP x TIV

where:

V = Value

AP = Allocable Percentage

TIV = Total Inside Value

“Allocable Percentage” shall mean the percentage calculated as a fraction, the numerator of which is Contributor’s Exchange Value and the denominator of which is the aggregate Exchange Value of the Contributing Entities plus the Management Companies plus any Optional Contributing Entity to the extent consolidated simultaneously with the Formation Transactions on the Closing Date.

“Exchange Value” shall mean the final exchange value determined in accordance with the valuation described in the Prospectus/Consent Solicitation Statement included in the registration statement on Form S-4 for the Company, as the same may be amended or supplemented.

“Public Equity” shall mean the product of: (i) the aggregate number of shares of Class A Common Stock sold to the public in the IPO (excluding the over-allotment option, if any) times (ii) the IPO Price.

“Total Equity” shall mean the product of: (i) the sum of (A) the aggregate number of shares of Common Stock to be outstanding immediately following the IPO Closing (excluding the over-allotment option, if any) and (B) the aggregate number of OP Units to be outstanding immediately following the IPO Closing other than OP Units held by the Company times (ii) the IPO Price.

“Total Inside Value” shall mean the sum of Total Equity minus Public Equity.

60 EAST 42ND ST. ASSOCIATES L.L.C.

CONSENT FORM

Reference is made to the Prospectus/Consent Solicitation Statement and the related Prospectus Supplement and Notice of Consent Solicitation to Participants, each dated [                ,     ] 2012. The undersigned participant in the entity named above (the “subject LLC”) hereby votes as set forth below with respect to all participation interests in the subject LLC which the undersigned may be entitled to vote:

Please check the appropriate box.

1.	A.	CONSOLIDATION

FOR ☐	AGAINST ☐	ABSTAIN ☐

The consolidation (“the consolidation”) of the subject LLC into Empire State Realty Trust, Inc. (the “company”) as described in the Prospectus/Consent Solicitation Statement, including the authorization of Malkin Holdings LLC (the “supervisor”) to take, on behalf of the subject LLC, any and all actions that are necessary or appropriate to carry out the consolidation. By voting for the consolidation, the undersigned hereby agrees to all the terms of the contribution agreement.

B.	ELECTION OF FORM OF CONSIDERATION

(i)	CLASS A COMMON STOCK:

The undersigned will receive its consideration 100% in the form of Class A common stock of the company except to the extent an election for cash is marked below.

(ii)	CASH:

☐ I elect to receive         % of the consideration in the form of cash, instead of Class A common stock. The cash election is limited to [12-15]% of my consideration and I will receive the balance of consideration in Class A common stock.*

* If the box is checked, but no percentage is filled in or the percentage filled in is greater than [12-15]%, the percentage will be deemed to be [12-15]%.

2.	THIRD-PARTY PORTFOLIO SALE

FOR ☐	AGAINST ☐	ABSTAIN ☐

Authorization of the supervisor to approve an offer from an unaffiliated third-party to purchase the consolidated portfolio if a definitive agreement is signed by December 31, 2015, and to take on behalf of the subject LLC any and all actions that are necessary or appropriate to carry out the foregoing, on the terms described in the Prospectus/Consent Solicitation Statement and Prospectus Supplement.

<<Investor ID>>

3.	VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM FOR LITIGATION AND ARBITRATION COSTS

CONSENTS TO ☐	DOES NOT CONSENT TO ☐	ABSTAIN ☐

Voluntary pro rata reimbursement to the supervisor and Peter L. Malkin as described in the Prospectus/Consent Solicitation Statement and Prospectus Supplement for the prior advances of all costs, plus interest, incurred in connection with litigations and arbitrations with the former property manager and leasing agent of the property in which the subject LLC owns an interest.

THIS CONSENT SOLICITATION IS MADE ON BEHALF OF THE SUPERVISOR, MALKIN HOLDINGS LLC. THE SUPERVISOR RECOMMENDS THAT PARTICIPANTS CONSENT TO EACH OF THE FOREGOING ITEMS.

WHAT EACH PARTICIPANT RECEIVES IN THE CONSOLIDATION OR THIRD-PARTY PORTFOLIO SALE WILL BE BASED ON THE ALLOCATION MADE IN ACCORDANCE WITH EXCHANGE VALUE AND THE ENTERPRISE VALUE DETERMINED IN THE COMPANY’S INITIAL PUBLIC OFFERING (THE “IPO”) OR SUCH SALE. THE EXCHANGE VALUE SHOWN IN THE PROSPECTUS/CONSENT SOLICITATION IS MADE BY DUFF & PHELPS, LLC (THE “INDEPENDENT VALUER”).

IF THIS CONSENT FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ITEMS 1.A OR 2, THE PARTICIPANT WILL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM. IF THIS CONSENT FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ITEM 3, THE PARTICIPANT WILL BE DEEMED NOT TO HAVE CONSENTED TO SUCH ITEM.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN COMPLETING THIS FORM, PLEASE CALL MACKENZIE PARTNERS, INC. (888-410-7850), WHICH HAS BEEN ENGAGED BY THE SUPERVISOR TO ASSIST IN ANSWERING PARTICIPANT INQUIRIES.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS CONSENT FORM, INCLUDING (1) THE ENCLOSED CERTIFICATE OF NON-FOREIGN STATUS (IF APPLICABLE) AND (2) THE ENCLOSED INTERNAL REVENUE SERVICE FORM W-9 (OR OTHER APPLICABLE FORM), ALL IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE U.S. (ALTERNATIVELY, YOU MAY FAX TO 212-929-0308 OR EMAIL TO MALKINHOLDINGS@MACKENZIEPARTNERS.COM.)

If you own participation interests in more than one group in the subject LLC, your consent applies to all such interests.

This consent form signature page also constitutes the signature page for the Lockup Agreement, a form of which is an exhibit to the Prospectus/Consent Solicitation Statement. By executing this consent form, you agree to be bound by each such applicable agreement in its final form in accordance with the Contribution Agreement to which the subject LLC is a party, all with the same effect as if you signed that agreement, including any change from the form attached to the Prospectus/Consent Solicitation Statement. Execution of this page constitutes execution of each such agreement, and the undersigned authorizes this page to be attached as a counterpart signature page for each such agreement.

<<Investor ID>>

This consent form must be completed and returned before the expiration date determined by the supervisor.

Date:

Name of Participant:

Investor ID#:

Original investment:	$
Exchange Value*:	$
Voluntary Reimbursement Share:	$

Signature(s) of Participant or Authorized Signatory	Signature(s) of Participant or Authorized Signatory

Title (if Trust or entity)	Title (if Trust or entity)

Please sign your name exactly as shown in print above. If there are two or more joint holders, all such holders must sign. If signing as attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If signing for an entity (corporation, partnership, or limited liability company), please give your full title (officer, partner, or authorized person). If more than one signature is required, this consent form may be executed in separate counterparts.

* Exchange value has been derived from the appraisal by the Independent Valuer and does not represent the value of the consideration you will receive in the consolidation, which will be based on the enterprise value determined in connection with the pricing of the IPO. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO and may be higher or lower than the aggregate exchange value. Historically, in a typical initial public offering of a real estate investment trust, the enterprise value and IPO price are at a discount to the net asset value of the real estate investment trust’s portfolio of properties, which in turn may be above or below the aggregate exchange value. Exchange value has been computed without deduction for voluntary reimbursement.

<<Investor ID>>

CERTIFICATION OF NON-FOREIGN STATUS: INSTRUCTIONS

THE FOLLOWING TWO PAGES CONTAIN CERTIFICATIONS OF NON-FOREIGN STATUS FOR (1) PARTICIPANTS THAT ARE INDIVIDUALS AND (2) PARTICIPANTS THAT ARE ENTITIES OTHER THAN INDIVIDUALS, RESPECTIVELY. IF YOU ARE A U.S. PERSON FOR U.S. FEDERAL INCOME TAX PURPOSES, PLEASE COMPLETE THE APPLICABLE CERTIFICATION AND INCLUDE IT WITH YOUR CONSENT FORM IN ORDER TO PREVENT U.S. FEDERAL WITHHOLDING TAX FROM APPLYING TO THE CONSIDERATION THAT YOU RECEIVE IN THE CONSOLIDATION.

IF A PARTICIPANT IS AN ENTITY SUCH AS A LIMITED LIABILITY COMPANY THAT IS TREATED AS A “DISREGARDED ENTITY” FOR U.S. FEDERAL INCOME TAX PURPOSES, THE OWNER OF THE PARTICIPANT (OR, IF THE PARTICIPANT IS OWNED BY ANOTHER DISREGARDED ENTITY, THE FIRST INDIRECT OWNER OF THE PARTICIPANT THAT IS NOT TREATED AS A DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES) SHOULD COMPLETE THE CERTIFICATION OF NON-FOREIGN STATUS.

IF YOU ARE NOT A U.S. PERSON FOR U.S. FEDERAL INCOME TAX PURPOSES, DO NOT COMPLETE A CERTIFICATION OF NON-FOREIGN STATUS. SEE “U.S. FEDERAL INCOME TAX CONSIDERATIONS—U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATION—WITHHOLDING CONSIDERATIONS FOR PARTICIPANTS” IN THE PROSPECTUS/CONSENT SOLICITATION STATEMENT FOR MORE INFORMATION.

<<Investor ID>>

CERTIFICATION OF NON-FOREIGN STATUS (INDIVIDUAL PARTICIPANT)

Reference is made to the Prospectus/Consent Solicitation Statement and the related Supplement and Notice of Consent Solicitation to Participants, each dated                     , 2012 (the “Consent Solicitations”).

To inform Empire State Realty OP, L.P. that withholding of tax is not required upon the consummation of the transactions contemplated in the Consent Solicitations, the undersigned hereby certifies the following:

1.	My name is .

2.	I am not a nonresident alien for purposes of U.S. federal income taxation;

3.	My U.S. taxpayer identifying number (Social Security number) is ; and

4.	My home address is .

I understand that this certificate may be disclosed to the Internal Revenue Service by Empire State Realty OP, L.P. and that any false statement I have made here could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete.

Date:

Signature(s) of Participant	Signature(s) of Participant

<<Investor ID>>

CERTIFICATION OF NON-FOREIGN STATUS (NON-INDIVIDUAL ENTITY PARTICIPANT)

Reference is made to the Prospectus/Consent Solicitation Statement and the related Supplement and Notice of Consent Solicitation to Participants, each dated                     , 2012 (the “Consent Solicitations”).

To inform Empire State Realty OP, L.P. that withholding of tax is not required upon the consummation of the transactions contemplated in the Consent Solicitations, the undersigned hereby certifies the following on behalf of the Participant:

1.	The name of the Participant is: .

2.	The Participant is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Treasury Regulations);

3.	The Participant is not a disregarded entity as defined in Treasury Regulation §1.1445-2(b)(2)(iii);

4.	The Participant’s U.S. employer identification number is ; and

5.	The Participant’s office address is: .

The Participant understands that this certification may be disclosed to the Internal Revenue Service by Empire State Realty OP, L.P. and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Participant.

Date:

Signature(s) of Authorized Signatory	Signature(s) of Authorized Signatory

Title	Title

<<Investor ID>>

INTERNAL REVENUE SERVICE FORM W-9 AND W-8

If you are a “U.S. person” for U.S. federal income tax purposes, please complete, sign and date the attached Internal Revenue Service Form W-9 “Request for Taxpayer Identification Number and Certification” in accordance with the instructions accompanying such form (also attached) and include it with your consent form. If you are not a “U.S. person” for U.S. federal income tax purposes, you are generally required to complete an Internal Revenue Service Form W-8BEN “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” (the “W-8BEN”) or a different Form W-8, depending on your individual circumstances. If you are required to complete a W-8BEN or an alternate form, please complete, sign and date the appropriate form and include it with your consent form. Forms W-8BEN and alternate forms can be found online at www.irs.gov.

<<Investor ID>>

NON-U.S. PERSONS SHALL COMPLETE THE APPLICABLE IRS FORM W-8. THIS FORM MUST BE COMPLETED BY ALL U.S. PERSONS PARTICIPATING IN THE CONSOLIDATION. FAILURE TO COMPLETE AND RETURN THIS FORM (OR FOR NON-U.S. PERSONS, THE APPLICABLE IRS FORM W-8) MAY RESULT IN BACKUP WITHHOLDING ON ANY PAYMENTS MADE TO YOU PURSUANT TO THE CONSOLIDATION. ADDITIONAL INSTRUCTIONS ARE AVAILABLE ONLINE AT http://www.irs.gov/pub/irs-pdf/fw9.pdf.

TAXPAYER’S NAME:

SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification No.	Part I Taxpayer Identification No.—For All Accounts

Enter your taxpayer identification number in the appropriate box. For most individuals and sole proprietors, this is your social security number. For other entities, it is your employer identification number. If you do not have a number, see “How to Get a TIN” in the online instructions, available at:

http://www.irs.gov/pub/irs-pdf/fw9.pdf.

Note: If the account is in more than one name, see the chart in the online instructions to determine what number to enter.

	Social Security Number OR Employer Identification Number	Part II—For Payees Exempt From Backup Withholding, see the additional instructions available online at http://www.irs.gov/pub/irs-pdf/fw9.pdf.

Check appropriate box:

☐ Individual/Sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/Estate ☐ Limited liability company. Enter tax classification (D = disregarded entity, C = corporation, P = partnership) V              ☐ Other (specify)

☐ Exempt from Backup Withholding

Part III Certification—Under penalties of perjury, I certify that:

(1)	The number shown on this form is my correct taxpayer identification number or I am waiting for a number to be issued to me;

(2)	I am not subject to backup withholding either because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)	I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of the documents accompanying this form other than the certifications required to avoid backup withholding.

SIGNATURE                                                        DATE                     , 2012

<<Investor ID>>

EMPIRE STATE REALTY TRUST, INC.

PROSPECTUS SUPPLEMENT

TO

PROSPECTUS/CONSENT SOLICITATION STATEMENT

DATED                     , 2012

250 WEST 57TH ST. ASSOCIATES L.L.C.

This supplement is being furnished to you, as a participant of 250 West 57th St. Associates L.L.C., or your subject LLC, by Malkin Holdings LLC, the supervisor of your subject LLC, to enable you to evaluate the proposed consolidation of your subject LLC into Empire State Realty Trust, Inc., a Maryland corporation, or the company.

The supervisor, requests that you, as a participant in your subject LLC, consent to the contribution of your subject LLC’s interest in 250 West 57th Street, New York, New York , as part of a consolidation of office and retail properties in Manhattan and the greater New York metropolitan area owned by your subject LLC, the other subject LLCs and certain private entities, or the private entities, supervised by the supervisor, along with certain related management businesses, into the company. This transaction is referred to herein as the consolidation.

The supervisor believes you will benefit from this consolidation through newly created opportunities for liquidity, enhanced operating and financing abilities and efficiencies, combined balance sheets, increased growth opportunities, enhanced property diversification, and continued leadership by the officers and a principal of the supervisor under the transparency and accountability of the governance structure of a reporting company with the Securities and Exchange Commission, or the SEC, with audited financial statements and a board of directors consisting predominantly of independent directors. Anthony E. Malkin will be the only management member of the board of directors.

As a potential alternative to the consolidation, the supervisor also requests that the participants consent to the sale or contribution of your subject LLC’s property interest as part of a sale or contribution of all of the properties owned by your subject LLC, the other subject LLCs and the private entities as a portfolio to a third party. While the supervisor believes the consolidation represents the best opportunity for participants to achieve liquidity and to maximize the value of their investment, the supervisor believes it also is in the best interest of all participants for the supervisor to have the flexibility and discretion to accept an offer for the portfolio of properties from an unaffiliated third party if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation and certain other conditions are met.

Participants also are being asked to consent to a voluntary pro rata reimbursement program pursuant to which the supervisor and Peter L. Malkin, a principal of the supervisor, will be reimbursed for the prior advances of all costs, plus interest, incurred in connection with the legal proceedings required to remove and replace the former property manager and leasing agent. The supervisor believes that the voluntary pro rata reimbursement program is fair and reasonable because the successful resolution of the legal proceedings allowed the property owned by your subject LLC to participate in a renovation and repositioning turnaround program conceived and implemented by the supervisor. The estate of Leona M. Helmsley, which we refer to as the Helmsley estate, as part of an agreement with the supervisor covering this and other matters, has paid the voluntary pro rata reimbursement to the supervisor for its pro rata share of costs advanced, plus interest, which totaled $5,021,048.

The Malkin Holdings group (as defined herein) will receive substantial benefits from the consolidation and have conflicts of interest in making this recommendation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the supervisor, see “Conflicts of Interest—Substantial Benefits to the Supervisor and its Affiliates” in the prospectus/consent solicitation.

Your subject LLC is one of three publicly-registered entities, which we refer to collectively as the subject LLCs, that the supervisor is seeking to consolidate into the company as part of a series of transactions that is referred to as the consolidation. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other participants in your subject LLC. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, or the prospectus/consent solicitation, which includes detailed discussions regarding the company, your subject LLC and the other entities being consolidated with the company.

Supplements have also been prepared for both of the other subject LLCs, copies of which may be obtained without charge by you or your representative upon written request to Mackenzie Partners, Inc., the company’s vote tabulator, at 105 Madison Avenue, NY, NY 10016 or call toll free at (888) 410-7850. The effects of the consolidation may be different for participants in the other subject LLCs.

Page
OVERVIEW	S3-1

ADDITIONAL INFORMATION	S3-6

RISK FACTORS	S3-7

FORWARD-LOOKING STATEMENTS	S3-13

THE SUPERVISOR’S REASONS FOR PROPOSING THE CONSOLIDATION	S3-15

EFFECT OF CONSOLIDATION ON SUBJECT LLCS NOT ACQUIRED	S3-17

SHARES OF COMMON STOCK ON A FULLY-DILUTED BASIS TO BE ALLOCATED TO YOUR SUBJECT LLC	S3-18

EXCHANGE VALUE AND ALLOCATION OF COMMON STOCK	S3-19

FAIRNESS OF THE CONSOLIDATION	S3-24

EXPENSES OF THE CONSOLIDATION	S3-29

DISTRIBUTIONS AND COMPENSATION PAID TO THE SUPERVISOR AND ITS AFFILIATES	S3-30

PROPERTY OVERVIEW	S3-31

VOTING PROCEDURES FOR THE CONSOLIDATION PROPOSAL AND THE THIRD-PARTY PORTFOLIO PROPOSAL	S3-32

U.S. FEDERAL INCOME TAX CONSIDERATIONS	S3-33

APPENDIX A—FAIRNESS OPINION [See Appendix A to the Prospectus/Consent Solicitation Statement]	A-1

APPENDIX B—CONTRIBUTION AGREEMENT	B-1

APPENDIX C—CONSENT FORM	C-1

EXPLANATORY NOTE: The information concerning the appraisal by Duff & Phelps LLC, the independent valuer, contained in the Registration Statement on Form S-4, which this supplement accompanies, is based on the preliminary appraisal by the independent valuer as of July 1, 2011, and the information concerning the fairness opinion of Duff & Phelps LLC is based on the draft form of fairness opinion provided by the independent valuer. The valuation will be updated as of a date in closer proximity to the effective date of the Registration Statement on Form S-4, which this supplement accompanies, and the fairness opinion is expected to be delivered as of a date in closer proximity to such effective date.

Unless the context otherwise requires or indicates, references in this Prospectus Supplement to the prospectus/consent solicitation, which is referred to herein as the supplement, to:

(i)	Your subject LLC refers to 250 West 57th St. Associates L.L.C.,

(ii)	the subject LLCs refers to Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.,

(iii)	the private entities refer to the privately-held entities supervised by the supervisor which are all of the entities, other than the subject LLCs and the management companies listed in the chart under the section “Summary—The Subject LLCs, the Private Entities and the Management Companies” in the prospectus/consent solicitation, which will be included in the consolidation,

(iv)	the company refers to Empire State Realty Trust, Inc. (formerly known as Empire Realty Trust, Inc.), a Maryland corporation, together with its consolidated subsidiaries, including Empire State Realty OP, L.P.(formerly known as Empire Realty Trust, L.P.), a Delaware limited partnership, which is referred to herein as the operating partnership, after giving effect to the series of transactions involving the consolidation of the subject LLCs and the private entities described in this supplement and the prospectus/consent solicitation that have consented to the consolidation and a combination of (a) Malkin Holdings LLC, a New York limited liability company that acts as the supervisor of, and performs various asset management services and routine administration with respect to, your subject LLC, the other subject LLCs and certain of the private entities (as discussed in the prospectus/consent solicitation), which is referred to herein as the supervisor; (b) Malkin Properties, L.L.C., a New York limited liability company that serves as the manager and leasing agent to certain of the private entities in Manhattan, (c) Malkin Properties of New York, L.L.C., a New York limited liability company that serves as the manager and leasing agent to certain of the private entities located in Westchester County, New York, (d) Malkin Properties of Connecticut, Inc., a Connecticut corporation that serves as the manager and leasing agent to certain of the private entities in the State of Connecticut and (e) Malkin Construction Corp., a Connecticut corporation that is a general contractor and provides services to the private entities and third parties (including certain tenants at the properties owned by the private entities), which collectively are referred to herein as the management companies,

(v)	the property refers to your subject LLC’s fee ownership interest in 250 West 57th Street, New York, New York,

(vi)	the properties of the company and the portfolio refer to the property, the other assets of your subject LLC, the ownership interests of the other subject LLCs and the private entities in their properties and the other assets of the other subject LLCs and the private entities,

(vii)	the agents refer to holders of the membership interests in your subject LLC for the benefit of participants in the agent’s participating group; each of the agents is an affiliate of the supervisor,

(viii)	the participants refer to the holders of participation interests in the membership interests held by the agents and, as applicable, investors in the subject LLCs and the private entities,

(ix)	the participation interests refer to the beneficial ownership interests of participants in the membership interests of your subject LLC held by an agent for the benefit of participants and, as applicable, membership or partnership interests or the beneficial interests therein held by investors in the other subject LLCs and the private entities,

(x)	common stock and shares of common stock refer to both shares of the company’s Class A common stock, par value $0.01, and Class B common stock, par value $0.01 per share, unless otherwise indicated,

(xi)	the IPO refers to the initial public offering of the Class A common stock of the company and IPO price refers to the price per share of Class A common stock in the IPO,

(xii)	operating partnership units refer to the operating partnership’s limited partnership interests, and

S3-i

(xiii)	organizational documents refer to the limited liability company agreement, the participation agreements and the terms of any voluntary capital transaction override program for your subject LLC.

All references to the enterprise value refer to the value of the company after completion of the consolidation determined in connection with the IPO by the company in consultation with the investment banking firms managing the IPO and prior to the issuance of Class A common stock in the IPO and any issuance of Class A common stock pursuant to equity incentive plans.

All references to the aggregate exchange value refer to the aggregate exchange value of the subject LLCs, the private entities and the management companies based on the appraisal by Duff & Phelps, LLC, the independent valuer.

All references (other than information labeled as pro forma information, including the pro forma financial statements) to the number of shares of common stock, on a fully-diluted basis, issued in the consolidation refer to the number of shares of Class A common stock and Class B common stock issued or received in the consolidation, prior to the issuance of Class A common stock in the IPO and pursuant to any incentive plans, assuming that (i) the enterprise value in connection with the IPO equals the aggregate exchange value, (ii) the offering price per share in the IPO used herein which is used solely for illustrative purposes equals a hypothetical $10 per share, (iii) your subject LLC, the other subject LLCs, the private entities and the management companies participate in the consolidation, (iv) no cash is paid to the participants in your subject LLC, the other subject LLCs, the private entities or the management companies in the consolidation, (v) no shares of Class A common stock are issued to the supervisor pursuant to the voluntary pro rata reimbursement program, (vi) no fractional shares are issued and (vii) all operating partnership units issued in the consolidation are redeemed on a one-for-one basis and all shares of Class B common stock issued in the consolidation are converted on a one-for one basis for shares of Class A common stock.

The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The aggregate exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a real estate investment trust, which we refer to as a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

All references to distributions to participants assume that all amounts payable under the voluntary pro rata reimbursement program are paid out of cash distributions from your subject LLC, the other subject LLCs and the private entities, as applicable and that no shares of Class A common stock are issued to the supervisor for amounts due under the voluntary pro rata reimbursement program.

The supervisor has made certain of these assumptions to permit the presentation of information in tables in this supplement on a consistent basis. For example, while throughout this supplement the supervisor has assumed for purposes of this presentation of information that no cash is paid, cash will be paid to non-accredited investors in the private entities and to participants in the subject LLCs and to certain investors in the private entities that are charitable organizations and exempt from New York City real property transfer tax and elect to receive cash pursuant to the cash option described herein.

All references to the stockholders refer to the holders of Class A common stock and Class B common stock of the company.

All references to the Malkin Family refer to Anthony E. Malkin, Peter L. Malkin, each of their lineal descendants (including spouses of any of the foregoing), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing.

All references to the Malkin Holdings group refer to the Malkin Family and Thomas N. Keltner Jr. (and his spouse).

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All references to the Wien group refer to each of the lineal descendants of Lawrence A. Wien, including Peter L. Malkin and Anthony E. Malkin (including spouses of such descendants), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing.

For demonstrative purposes, the supervisor has assigned a hypothetical IPO offering price of $10 per share. That value is strictly hypothetical and is for illustrative purposes only.

All references to the property and assets owned by the company upon completion of the consolidation refer to the company upon completion of the consolidation, without giving effect to the IPO, and assuming that all required consents of the participants in the subject LLCs have been obtained and all of the properties and assets to be acquired from your subject LLC, the other subject LLCs, the private entities and the management companies pursuant to the consolidation have been acquired.

All references to a third-party portfolio transaction refer to the sale or contribution of the subject LLCs’ property interests and other assets as part of a sale or contribution of the properties owned by the subject LLCs and the private entities as a portfolio to a third party. The description of the company in this supplement assumes that all of the properties and assets to be acquired from your subject LLC, the other subject LLCs, the private entities and the management companies pursuant to the consolidation have been acquired by the company rather than a third party pursuant to a third-party portfolio transaction.

Certain terms and provisions of various agreements are summarized in the prospectus/consent solicitation and this supplement. These summaries are qualified in their entirety by reference to the complete text of any such agreements, which are either attached as exhibits or appendices to the prospectus/consent solicitation or this supplement in the form in which they are expected to be signed (but subject to change, including potentially significant changes, as described below) or filed as an exhibit to the Registration Statement on Form S-4 of which the prospectus/consent solicitation and this supplement is a part. The parties to such agreements may make changes (including changes that may be deemed material) to the forms of the agreements attached as appendices or exhibits hereto, contained in this supplement or filed as exhibits to the Registration Statement on Form S-4.

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OVERVIEW

The consolidation

You are being requested to approve the consolidation in which your subject LLC will contribute its assets to the operating partnership in exchange for Class A common stock of the company and/or cash. The shares of Class A common stock are expected to be listed on the NYSE, which investors may sell from time to time as and when they so desire (subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period as described in the prospectus/consent solicitation). Presently there is no active trading market for the participation interest you hold in your subject LLC, which is only an indirect interest in real property subject to an operating lease, pursuant to which the property is operated by Fisk Building Associates L.L.C. which is the operating lessee. Through the consolidation, the company intends to combine the properties of your subject LLC, the other subject LLCs and the private entities and the assets and operations of the supervisor and the other management companies into the company, and intends to elect and to qualify as a REIT for U.S. federal income tax purposes. The closing of the consolidation will occur simultaneously with the closing of the IPO. All required consents of the private entities and the management companies, including the consents of the Wien group and the interests of the Helmsley estate, to the acquisition by the company of the assets of the private entities and the management companies have been obtained prior to the date of this supplement and the prospectus/consent solicitation.

If the consolidation is approved by your subject LLC and the other subject LLCs, the company acquires the properties from each of private entities and the company acquires the management companies, the company will own 12 office properties which, as of September 30, 2011, encompass approximately 7.7 million rentable square feet of office space, which were approximately 79.9% leased as of September 30, 2011 (or 83.0% giving effect to leases signed but not yet commenced as of that date). Seven of these properties are located in the midtown Manhattan market and encompass in the aggregate approximately 5.8 million rentable square feet of office space, including the Empire State Building, the world’s most famous office building. The Manhattan office properties also contain an aggregate of 432,176 rentable square feet of premier retail space on the ground floor and/or lower levels. The remaining five office properties are located in Fairfield County, Connecticut and Westchester County, New York, encompassing approximately 1.8 million rentable square feet in the aggregate. The majority of the square footage for these five properties is located in densely populated metropolitan communities with immediate access to mass transportation. Additionally, the company has entitled land at the Stamford Transportation Center in Stamford, Connecticut, adjacent to one of its office properties, that will support the development of an approximately 340,000 rentable square foot office building and garage. As of September 30, 2011, the portfolio also included four standalone retail properties located in Manhattan and two standalone retail properties located in the city center of Westport, Connecticut, encompassing 204,452 rentable square feet in the aggregate. As of September 30, 2011, the standalone retail properties were approximately 96.8% leased in the aggregate (or 96.8% giving effect to leases signed but not yet commenced as of that date).

The third-party portfolio proposal

As a potential alternative to the consolidation, you also are being asked to consent to the sale or contribution of your subject LLC’s property interest as part of a sale or contribution of the properties owned by your subject LLC, the other subject LLCs and the private entities as a portfolio to an unaffiliated third party. Through solicitation of consents, for the first time the properties owned by the subject LLCs and the private entities can be joined as a single portfolio. While the supervisor believes the consolidation and IPO represent the best opportunity for participants in your subject LLC, the other subject LLCs and the private entities to achieve liquidity and to maximize the value of their respective investments, the supervisor also believes it is in the best interest of all participants for the supervisor to be able to approve offers from unaffiliated third parties for the portfolio as a whole. All required consents of the private entities, including the consents of the Wien group and the interests of the Helmsley estate, to the third-party portfolio proposal have been obtained prior to the date of this supplement and the prospectus/consent solicitation.

Market forces are dynamic, unpredictable, and subject to volatility. Should the public awareness of the proposed consolidation and IPO produce potential compelling offers from unaffiliated third parties to purchase

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the consolidated portfolio, it will be costly and time consuming to solicit consents to allow a sale or contribution of the portfolio to a third party, and there is considerable risk that any opportunity which might appear would be lost without the requested consent in place. Therefore, the supervisor believes that it is advisable to have the flexibility and discretion to accept an offer for the entire portfolio of properties from a third party, rather than pursue the consolidation and IPO, if the supervisor determines the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation.

The third-party portfolio transaction would be undertaken only if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation, subject to the committee approval described in the prospectus/consent solicitation, and would apply only to an offer from an unaffiliated third-party for the entire portfolio of properties owned by all of the subject LLCs and all of the private entities, subject to exclusions described under the section entitled “Third-Party Portfolio Proposal” in the prospectus/consent solicitation. A third-party portfolio transaction also could include the management companies.

Because of the inability to act without consent of your subject LLC, the other subject LLCs and certain of the private entities, the supervisor intends to inform any unaffiliated third-party which expresses interest in making a third-party offer that it will not consider any offer until after completion of the solicitation of consents of your subject LLC and the other subject LLCs. If an offer is submitted during the solicitation period, the supervisor may be required to provide information regarding the proposal to participants, to assist them in their decision regarding the consolidation.

The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate. Any third-party interested in making a portfolio proposal will be instructed to make its offer for all cash. It is possible that participants or the supervisor and its affiliates may be offered an option to receive securities in lieu of all or a portion of the cash. The supervisor will be authorized to approve offers only if a definitive agreement is entered into prior to December 31, 2015 or such earlier date as the supervisor may set with or without notice or public announcement.

The voluntary pro rata reimbursement program

You are being asked to consent to a voluntary pro rata reimbursement program pursuant to which the supervisor and Peter L. Malkin, a principal of the supervisor, will be reimbursed for the prior advances of all costs, plus interest, incurred in connection with the legal proceedings with Helmsley-Spear, Inc., the former property manager and leasing agent, which resulted in the removal of the former property manager and leasing agent as property manager and leasing agent of the properties owned by your subject LLC, the other subject LLCs and certain of the private entities and has enabled a renovation and repositioning turnaround program to be implemented by the supervisor. If you consent to the voluntary pro rata reimbursement program, the supervisor and Peter L. Malkin will be reimbursed for your pro rata share of costs, plus interest, previously incurred out of your share of the excess cash of your subject LLC that is being distributed to participants, and, to the extent that is insufficient, the shares of Class A common stock that you would receive in the consolidation or the consideration that you would receive in a third-party portfolio transaction, as applicable, will be reduced by the balance (valued, if the consolidation is consummated, at the IPO price) and such balance would be paid to the supervisor and Peter L. Malkin in shares of Class A common stock, if the consolidation is consummated, or out of distributions that you would receive from the proceeds of a third-party portfolio transaction, if consummated or out of distributions from operations of the subject LLC.

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The table below shows the amount to be received by the supervisor out of the distributions of each consenting participant in your subject LLC for each $1,000 of original investment by a participant pursuant to the voluntary pro rata reimbursement program:

	Exchange Value of Shares of Class A Common Stock to be Received by Participants per $1,000 Original Investment	Voluntary Reimbursement
		Per $1,000 Original Investment(1)	Total
250 West 57th St. Associates L.L.C.	$35,722	$204	$733,795

(1)	Your subject LLC’s share of the aggregate voluntary reimbursement (before any reimbursements) is $694,487, plus interest. The amount shown in the table includes accrued interest through September 30, 2011 and does not include interest which will accrue subsequent to September 30, 2011.

Number of shares of Class A common stock received if your subject LLC is consolidated with the company

Based on the hypothetical assumptions described herein, your subject LLC will be allocated 14,208,627 shares of Class A common stock, on a fully-diluted basis, that will be allocated to your subject LLC in the consolidation based on its exchange value of $142,086,267. The value of your participation interest, as described in the prospectus/consent solicitation, was determined based on the exchange value for your subject LLC. The exchange value of your subject LLC, the other subject LLCs, the private entities and the management companies is the value of these entities based on the appraisal by Duff & Phelps, LLC, which is referred to herein as Duff & Phelps, or the independent valuer, which serves as the independent valuer for your subject LLC, the other subject LLCs, the private entities and the management companies. Shares of common stock, operating partnership units and/or cash, as applicable, will be allocated among your subject LLC, the other subject LLCs, the private entities and the management companies based upon the exchange values of your subject LLC, the other subject LLCs, each private entity and the management companies. The exchange value was then allocated among the participants and the holders of the override interests in accordance with your subject LLC’s organizational documents. However, as described elsewhere in the prospectus/consent solicitation, while the exchange value was used to establish the relative value of the properties and participation interests, this value does not necessarily represent the fair market value of your participation interest.

You will receive a portion of the Class A common stock allocated to your subject LLC in accordance with your percentage interest in your subject LLC and your subject LLC’s organizational documents. The number of shares of Class A common stock presented in this supplement and in the prospectus/consent solicitation is based on the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor to illustrate the number of shares of Class A common stock that a participant would receive if the enterprise value of the company determined in connection with the IPO were the same as the aggregate exchange value and the IPO price were $10 per share. Participants in your subject LLC have the option to receive cash for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation from a portion of the net proceeds of the IPO. If you exercise the cash option, the amount that you will receive per share of Class A common stock will equal the IPO price per share less an amount equal to the underwriting discount per share paid by the company in the IPO. The participants in your subject LLC are being provided the cash option because, unlike the accredited investors in the private entities, participants in the subject LLCs will not have the option to receive operating partnership units in a transaction that is intended to be tax deferred. Participants in your subject LLC are being provided with the option to enable them to receive cash to cover a portion of the U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15]% to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

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The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The value of the consideration will be based on the enterprise value determined in connection with pricing of the IPO. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value divided by the actual IPO price upon pricing of the IPO. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

Similarities among the subject LLCs

Each of the subject LLCs owns an indirect interest in a Manhattan office property subject to an operating lease. Each of the subject LLCs is supervised by the supervisor. The subject LLCs all have similar structures for paying compensation to the supervisor and for distribution of cash flow and liquidation proceeds, except that your subject LLC and the Empire State Building Associates L.L.C. have a voluntary capital transaction override program and 60 East 42nd St. Associates L.L.C. does not have a voluntary capital transaction override program.

Differences among the subject LLCs

•

The Empire State Building is the largest property in the proposed consolidation and its renovation program began last. The renovation program for the Empire State Building is anticipated to require a greater investment than the renovation programs for the other subject LLCs. While the supervisor expects that the renovation programs for the other subject LLCs will be completed substantially by the end of 2013, the supervisor expects that the renovation program for the Empire State Building, which is the last Manhattan office property that began its renovation program, will be completed substantially in 2016.

•

Your subject LLC’s property has a debt to asset value (based on the appraised value) ratio of 12.72% as of September 30, 2011. The company’s properties have a debt to total assets ratio of 21.02% as of September 30, 2011. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets.

•

Your subject LLC’s property was 86.2% (84.6% of office space and 100% of retail space) leased as of September 30, 2011. The company’s properties were 80.4% (79.9% of office space and 86.2% of retail space) leased as of September 30, 2011.

•	The age of your subject LLC’s property is 91 years. The average age of the company’s properties is 61 years.

Vote required to approve the consolidation or third-party portfolio proposal

The participation interests in your subject LLC are divided into ten separate participating groups. Participants are being asked to vote on both the proposed consolidation and the third-party portfolio proposal. For each proposal to be approved, participants holding greater than 75% of the outstanding participation interests in eight out of the ten participating groups of your subject LLC must approve that proposal. Each of these proposals is subject to a separate consent and approval of each proposal is not dependent on approval of any other proposal.

The agents, who are the members of your subject LLC, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of each participating group in your subject LLC. Each new series provides protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. The new series will not affect voting rights, except with respect to any person or group

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that acquires 7.5% or more of the outstanding participation interests in the applicable participating group (an “acquiring person”). If there is an acquiring person, the effect of the new series is that approval of the consolidation proposal and the third-party portfolio proposal by a participating group will require approval by the requisite consent of the participants in the participating group, as holders of the new series of membership interests, excluding the acquiring person.

The Wien group collectively owns participation interests in your subject LLC and has advised that it will vote in favor of the consolidation and the third-party portfolio proposal. These participation interests represent 7.3148% for your subject LLC.

Consent required for the voluntary pro rata reimbursement program

The consent form being distributed to you and the other participants also seeks to obtain your consent to the payment of a voluntary pro rata reimbursement to the supervisor and Peter L. Malkin, a principal of the supervisor, the prior advances of all costs, plus interest, incurred in connection with the legal proceedings required to remove and replace the former property manager and leasing agent. If you return a signed consent form but fail to indicate whether you consent to or disapprove of the voluntary pro rata reimbursement program, you will be deemed not to have consented to the voluntary pro rata reimbursement program. If you fail to return a signed consent form by the end of the solicitation period, you will be deemed not to have consented to the voluntary pro rata reimbursement program.

Tax consequences of the consolidation

You will generally recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest, exceeds your tax basis in your participation interest.

You will recognize “phantom income” (i.e., income in excess of any cash and the value of any shares of common stock you receive) if you have a “negative capital account” with respect to your participation interest. If you are an original investor, you have a negative capital account.

The supervisor urges you to consult with your tax advisor to evaluate the tax consequences to you in your particular circumstances as a result of the consolidation.

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ADDITIONAL INFORMATION

“Selected Financial and Operating Data,” the company’s combined audited financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 and the notes related thereto, the company’s unaudited combined financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 and the company’s unaudited condensed consolidated pro forma financial information and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust, Inc. are set forth in the prospectus/consent solicitation. Your subject LLC is subject to the reporting requirements of the Exchange Act, and is required to file reports and other information with the SEC, including an Annual Report on Form 10-K and Quarterly Reports on Form10-Q. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC, including your subject LLC. The address of this website is http://www.sec.gov.” Your subject LLC’s audited financial statements as of December 31, 2010 and 2009 and the notes related thereto and your subject LLC’s unaudited financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 and Management’s Discussion and Analysis of Financial Condition are set forth on page F-249 of the prospectus/consent solicitation. In addition, unaudited pro forma financial information for the company is set forth on page F-5 of the prospectus/consent solicitation.

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RISK FACTORS

The risks from the consolidation generally are applicable to all of the subject LLCs, although certain of the risks affect your subject LLC differently from the other subject LLCs. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the consolidation on your subject LLC, as well as the other subject LLCs, you should carefully review the risks summarized below and the section entitled “Risk Factors” in the prospectus/consent solicitation.

Risks which affect your subject LLC differently or which involve changes in the nature of your investment

The following is a description of the risks which affect your subject LLC differently from the other subject LLCs.

•

Fundamental Change in Nature of Investment. You no longer will hold a participation interest in your subject LLC that owns an interest in a single property, 250 West 57th Street, subject to an operating lease. Instead, you will own an interest in the company, which owns directly or indirectly a portfolio of office and retail assets in Manhattan and the greater New York metropolitan area.

•

The Company Will Have Higher Leverage Than Your Subject LLC. The company’s debt to total assets value (based on the appraised value of the properties) ratio is greater than that of the property. As of September 30, 2011, the property had a debt to total assets ratio of 12.72% as compared to a debt to total assets ratio for the company of 21.02%. Accordingly, participants will be subject to the risks associated with higher leverage. See “Risk Factors—The company’s degree of leverage and the lack of a limitation on the amount of indebtedness the company may incur could materially and adversely affect it” in the prospectus/consent solicitation.

•

Exposure to Market and Economic Conditions of other Properties. You no longer will hold a participation interest in your subject LLC that owns an interest in a single property subject to an operating lease located in Manhattan. Instead, you will own shares of Class A common stock in the company if the consolidation is consummated, which will own a portfolio of office and retail assets in Manhattan and the greater New York metropolitan area.

•

The Company Expects to Reinvest Proceeds. Historically, the supervisor generally has not reinvested the proceeds from a sale of properties by investment programs that it supervises, although it is not restricted from doing so. Net proceeds which are not reinvested or reserved in the supervisor’s discretion would be distributed to the participants in accordance with your subject LLC’s organizational documents. The company expects to reinvest the proceeds from sales of its properties, subject to maintaining its compliance with the REIT distribution requirements.

•

Future Acquisitions of Properties. Your subject LLC has not acquired any additional properties. The company may raise additional funds through equity or debt financings to make future acquisitions of properties.

•	Different Types of Properties. The company will own, and in the future may invest in, types of properties different from those in which your subject LLC has invested.

•

Uncertainties as to the Size and Makeup of the Company. The consolidation is conditioned on the participation of the Empire State Building Associates L.L.C. and the private entity that is the operating lessee of the Empire State Building participating in the consolidation but is not conditioned on any of the other subject LLCs or private entities participating in the consolidation. Your subject LLC represents a significant portion of the exchange value and anticipated future net income and cash flow of the company.

•

Requisite Vote of Participants in Your Subject LLC Binds all Participants in Your Subject LLC. Approval of the consolidation by the requisite vote of the participants in your subject LLC will cause your subject LLC to participate in the consolidation, whether you vote “FOR” or “AGAINST” the consolidation.

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The Consolidation or a Third-Party Portfolio Transaction

The following is a summary of the material risks of the consolidation and the third-party portfolio transaction. The risks are more fully discussed in “Risk Factors” in the prospectus/consent solicitation. You should consider these risks in determining whether or not to vote “FOR” the consolidation proposal or the third-party portfolio proposal.

•

Uncertainties at the Time of Voting as to the Value of the Consideration You Will Receive. The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The valuation of the shares of Class A common stock that you will receive in the consolidation, as presented in this supplement and the prospectus/consent solicitation, is based on the exchange value of your subject LLC and the aggregate exchange value. These exchange valuations were based on the appraisal by the independent valuer. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value;

•

Uncertainties as to the Size and Makeup of the Company and the Consideration You Will Receive. You will not know at the time you vote on the consolidation the size, makeup and leverage of the company or the exact number of shares of Class A common stock that you will receive in the consolidation. The consolidation is conditioned on the participation of the Empire State Building Associates L.L.C. and the private entity that is the operating lessee of the Empire State Building participating in the consolidation but is not conditioned on any of the other subject LLCs or private entities participating in the consolidation. Your subject LLC represents a significant portion of the exchange value and anticipated future net income and cash flow of the company;

•

Exchange Value May Not Equal Fair Market Value of the Common Stock. The supervisor arbitrarily has assigned $10 as the hypothetical value of each share of Class A common stock for purposes of illustrating the number of shares of common stock and operating partnership units that will be issued to your subject LLC, the other subject LLCs, the private entities and the management companies in the consolidation. The IPO price of the Class A common stock may be below the hypothetical $10 per share;

•

Exposure to Market and Economic Conditions. After the consolidation and completion of the IPO, your investment will be subject to market risk and the trading price of the Class A common stock may fluctuate significantly and may trade at prices below the IPO price. Your ability to sell shares of Class A common stock will be subject to the restrictions of applicable U.S. federal and state securities laws and subject to the lock-up period described in the prospectus/consent solicitation;

•

Value You Receive May Be Less than Fair Market Value of Your Participation Interests. The value of the shares of Class A common stock to be received by you in connection with the consolidation may be less than the fair market value of your participation interests in your subject LLC;

•

Absence of Arm’s Length Negotiations. While your subject LLC’s exchange value has been determined based on the appraisal by the independent valuer, and your subject LLC has received a fairness opinion from the independent valuer, no independent representative was retained to negotiate on behalf of the participants. If a representative or representatives had been retained for the participants, the terms of the consolidation might have been different and, possibly, more favorable to the participants;

•

Fairness Opinion Addressed only the Allocation of the Consideration. While the independent valuer appraised each property, the independent valuer’s fairness opinion addressed only the allocation of consideration (Class A common stock, Class B common stock, operating partnership units or cash consideration) (i) among your subject LLC, the other subject LLCs, the private entities and the management companies and (ii) to the participants in your subject LLC, the other subject LLCs and

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each private entity (without giving effect to any impact of the consolidation on any particular participant other than in its capacity as a participant in each of the subject LLCs and each of the private entities);

•

Fairness Opinion Cannot Address Market Value of Class A Common Stock. The independent valuer’s fairness opinion cannot address either the market value of the Class A common stock you will receive, which can only be set by the market value at the time the IPO is consummated, or the amount of cash participants may receive;

•

Participation in the Consolidation Eliminates Other Alternatives to the Consolidation. If the required percentage of participation interests in your subject LLC approves the consolidation and your subject LLC is consolidated with the company, your subject LLC no longer can enter into alternatives to the consolidation. These alternatives include (i) continuation of your subject LLC and (ii) a sale of your subject LLC’s interest in the property followed by the distribution of the net proceeds to its participants;

•

Conflicts of Interest. From inception, the supervisor, the agents and their affiliates have served in their respective capacities with respect to your subject LLC, the other subject LLCs and each private entity with conflicts of interest and as such have conflicts of interest in connection with the consolidation;

•

Benefits to Malkin Holdings group. The Malkin Holdings group will receive shares of Class A common stock, Class B common stock and operating partnership units which are redeemable for cash or, at the company’s election, Class A common stock, having an aggregate value of $642,208,000, which they are entitled to receive, and will be allocated to them in accordance with the subject LLCs’ and private entities’ organizational documents, and their interests in the management companies, which will be allocated to them in accordance with the valuations of the management companies by the independent valuer, in addition to any operating partnership units issuable in respect of the voluntary pro rata reimbursement program consented to by participants in the subject LLCs and its share of distributions of any cash available for distribution from the subject LLCs and the private entities prior to the consolidation. The Malkin Holdings group also will receive other benefits from the consolidation, and have interests that conflict with those of the participants;

•

Participants are Urged to Consult with Their Own Tax Advisors. You generally will recognize gain or loss for U.S. federal income tax purposes with respect to your participation interest equal to the amount by which the sum of any cash and the value of any shares of Class A common stock you receive in connection with the consolidation, plus the amount of liabilities allocable to your participation interest, exceeds your tax basis in your participation interest. You will recognize “phantom income” (i.e., income in excess of any cash and the value of any shares of Class A common stock you receive) if you have a “negative capital account” with respect to your participation interest. If you are an original investor, you have a negative capital account. The supervisor urges you to consult with your tax advisor to evaluate the tax consequences to you in your particular circumstances as a result of the consolidation. As a result of the cap on the cash option, even if you elect to receive cash in the consolidation, you may not be able to receive sufficient cash to pay your tax liabilities resulting from the consolidation. In addition, due to the lock-up on your shares of Class A common stock, you may not be able to sell your shares of Class A common stock to realize cash at the time such sale may be required to meet any tax or estimated tax obligation;

•

Tax Consequences to Participants in Your Subject LLC are Different than Consequences to Participants in the Private Entities and Equity Owners of the Management Companies. The participants in your subject LLC will have different U.S. federal income tax and other tax consequences from the tax consequences of participants in the private entities and the Wien group. The participants in your subject LLC will be issued shares of Class A common stock and/or cash in taxable transactions. The Wien group will receive operating partnership units and/or shares of Class A common stock and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes. The participants in the private entities

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also will receive operating partnership units and/or shares of Class A and/or Class B common stock in transactions that are intended to qualify, in whole or in part, as tax deferred transactions for U.S. federal income tax purposes;

•

The Supervisor May Not Approve a Third-Party Portfolio Transaction Even if it Provides for Premium Over Consideration in Consolidation. The supervisor may not approve a third-party portfolio transaction even if it provides for more consideration than to be issued or paid pursuant to the consolidation. The supervisor does not expect that it would approve a third-party portfolio transaction unless the supervisor believes it is an adequate premium above the value expected to be realized over time from the consolidation. The supervisor has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and a representative of the Helmsley estate;

•

Uncertainties at the Time of Voting Include the Terms of Third-Party Portfolio Transaction. At the time you vote on the third-party portfolio proposal, there will be significant uncertainties as to the terms of any third-party portfolio transaction, which may not be received until after the consent solicitation has been completed, including the amount of consideration you would receive if a third-party portfolio transaction is consummated. These uncertainties affect your ability to evaluate the third-party portfolio proposal. The supervisor may approve a third-party portfolio transaction which you may view as less favorable than the consolidation; and

•

Conflicts of Interest. The supervisor, the agents and their affiliates serve in their respective capacities with respect to your subject LLC, the other subject LLCs and the private entities and, as such, have conflicts of interest in connection with decisions concerning the terms of a third-party portfolio transaction.

Ownership of Shares of Common Stock in the Company

The following is a summary of the material risks of ownership of shares of common stock in the company.

•

Cash Distributions May be Less than Distributions of Your Subject LLC. There is no assurance as to the amount or source of funds for the estimated initial cash distributions of the operating partnership or the company, and the expected initial cash distributions to the participants following the consolidation could be less than the estimated cash distributions participants would receive from your subject LLC;

•

Adverse Economic and Regulatory and Geopolitical Conditions of Manhattan and the Greater New York Metropolitan Area. All of the company’s properties are located in Manhattan and the greater New York metropolitan area, in particular midtown Manhattan, and adverse economic or regulatory developments in this area could materially and adversely affect the company. Adverse economic and geopolitical conditions in general and in Manhattan and the greater New York metropolitan area commercial office and retail markets in particular, could materially and adversely affect the company’s results of operations, financial condition and its ability to make distributions to its stockholders;

•

Risks Associated with Renovation and Repositioning. There can be no assurance that the company’s renovation and repositioning program will be completed in its entirety in accordance with the anticipated timing or at the anticipated cost, or that the company will achieve the results the company expects from the company’s renovation and repositioning program, which could adversely affect the company’s financial condition and results of operations;

•

Expiration of Leases and Possible Inability to Find Other Lessees. The company may be unable to renew leases, lease vacant space or re-lease space on favorable terms or at all as leases expire, which could materially and adversely affect the company’s financial condition, results of operations and cash flow;

•

Risks Associated with Property Redevelopment and Developments. The company is exposed to risks associated with property redevelopment and development that could materially and adversely affect its financial condition and results of operations;

•	Dependence on Significant Tenants. The company depends on significant tenants in its office portfolio, including LF USA, Legg Mason, Thomson Reuters, Warnaco, and the Federal Deposit

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Insurance Corporation, which together represented approximately 18.4% of the company’s total portfolio’s annualized base rent as of September 30, 2011;

•

Dependence on Rental Income. The company’s dependence on rental income may materially and adversely affect its profitability, its ability to meet its debt obligations and its ability to make distributions to its stockholders;

•

Competition for Acquisitions. Competition for acquisitions may reduce the number of acquisition opportunities available to the company and increase the costs of those acquisitions, which may impede the company’s growth;

•

Risks of Observatory Operations. The observatory operations at the Empire State Building are not traditional real estate operations, and competition and changes in tourist trends may subject the company to additional risks;

•

Risks of Broadcasting Operations. The broadcasting operations at the Empire State Building are not traditional real estate operations, and competition and changes in the broadcasting of signals over air may subject the company to additional risks, which could materially and adversely affect the company;

•

Option Properties Risks. The company has an option to acquire from three private entities supervised by the supervisor two additional Manhattan office properties after an on-going litigation is resolved. These properties, which are referred to herein as the option properties, are subject to various risks, including but not limited to risks relating to the terms of the option agreements and risks relating to the ground leases with respect to the option properties, and the company may not acquire them;

•

Risks of Outstanding Indebtedness. The company’s outstanding indebtedness upon completion of the IPO reduces cash available for distribution and may expose the company to the risk of default under its debt obligations;

•	Continuing Threat of a Terrorist Event. The continuing threat of a terrorist event may adversely affect the company’s properties, their value and the ability to generate cash flow;

•	Exposure to Unknown Liabilities. The company may assume unknown liabilities in connection with the consolidation, which, if significant, could adversely affect its business;

•	Risk of Departure of Key Personnel. The departure of any of the company’s key personnel could materially and adversely affect the company;

•

The Company’s Chairman Has Outside Business Interests. The company’s Chairman, Chief Executive Officer and President has outside business interests that will take his time and attention away from the company, which could materially and adversely affect the company;

•

Exposure To Risks Associated With Real Estate Assets And The Real Estate Industry. The company’s operating performance and value are subject to risks associated with real estate assets and the real estate industry, the occurrence of which could materially and adversely affect the company;

•

No Operating History as REIT or as a Publicly-Traded Company. The company has no operating history as a REIT or as a publicly-traded company and its lack of experience could materially and adversely affect the company;

•

Maryland Law Could Inhibit Changes in Control. Certain provisions of Maryland law could inhibit changes in control of the company, which could negatively affect the market price of the Class A common stock;

•

No Public Market for Class A Common Stock Prior to the IPO. There will be no public market for the Class A common stock prior to the IPO and an active trading market may not develop or be sustained following the IPO, which may negatively affect the market price of shares of the Class A common stock and make it difficult for investors to sell their shares;

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•	Cash Available for Distribution May not be Sufficient. Cash available for distribution may not be sufficient to make distributions at expected levels;

•

Failure of the Company to Qualify as a REIT for Tax Purposes. Failure of the company to qualify or remain qualified as a REIT would subject the company to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the company shareholders; and

•

REIT Distribution Requirements Could Require The Company to Borrow Funds or Subject the Company to Tax. The REIT distribution requirements could require the company to borrow funds during unfavorable market conditions or subject the company to tax, which would reduce the cash available for distribution to the stockholders.

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FORWARD-LOOKING STATEMENTS

This supplement and the prospectus/consent solicitation contain forward-looking statements. In particular, statements pertaining to the company’s and the subject LLC’s capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Likewise, the company’s unaudited pro forma financial statements and all the company’s statements regarding anticipated growth in the company’s portfolio from operations, acquisitions and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “preliminary,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and the company may not be able to realize them. The company and the supervisor do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the factors included in the supplement and the prospectus/consent solicitation, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Empire State Realty Trust” and “The Company Business and Properties;”

•

the effect of the credit crisis on general economic, business and financial conditions, and changes in the company’s industry and changes in the real estate markets in particular, either nationally or in Manhattan or the greater New York metropolitan area;

•	the value of the shares of common stock that you will receive in the consolidation;

•	reduced demand for office or retail space;

•	use of proceeds of the IPO;

•	general volatility of the capital and credit markets and the market price of the company’s Class A common stock;

•	changes in the company’s business strategy;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	fluctuations in interest rates and increased operating costs;

•	declining real estate valuations and impairment charges;

•	availability, terms and deployment of capital;

•	the company’s failure to obtain necessary outside financing;

•	the company’s expected leverage;

•	decreased rental rates or increased vacancy rates;

•	the company’s failure to generate sufficient cash flows to service its outstanding indebtedness;

•	the company’s failure to redevelop, renovate and reposition properties successfully or on the anticipated timeline or at the anticipated costs;

•	difficulties in identifying properties to acquire and completing acquisitions, including potentially the option properties described in the prospectus/consent solicitation;

•	risks of real estate acquisitions, dispositions and development, including the cost of construction delays and cost overruns;

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•	the company’s failure to operate acquired properties and operations successfully;

•	the company’s projected operating results;

•	the company’s ability to manage its growth effectively;

•	estimates relating to the company’s ability to make distributions to its stockholders in the future;

•	impact of changes in governmental regulations, tax law and rates and similar matters;

•	the company’s failure to qualify as a REIT;

•	future terrorist events in the U.S.;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	lack or insufficient amounts of insurance;

•	financial market fluctuations;

•	availability of and the company’s ability to attract and retain qualified personnel;

•	conflicts of interest with the company’s senior management team;

•	the company’s understanding of its competition;

•	changes in real estate and zoning laws and increases in real property tax rates and

•	the company’s ability to comply with the laws, rules and regulations applicable to companies and, in particular, public companies.

While forward-looking statements reflect the company’s or the supervisor’s, as applicable, good faith beliefs, they are not guarantees of future performance. The company and the supervisor disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this supplement, except as required by applicable law. For a further discussion of these and other factors that could impact the company’s future results, performance or transactions, see the sections entitled “Risk Factors” in this supplement and the prospectus/consent solicitation. You should not place undue reliance on any forward-looking statement, which is based only on information currently available to the company (or to third parties making the forward-looking statements). The company and the supervisor undertake no obligation publicly to release any revision to such forward-looking statement to reflect events or circumstances after the date of this supplement or the prospectus/consent solicitation, except as required by applicable law.

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THE SUPERVISOR’S REASONS FOR PROPOSING THE CONSOLIDATION

The supervisor proposed the consolidation and recommends that you vote “FOR” the consolidation. The supervisor believes this transaction represents the logical next step of value creation after years of action under the supervisor’s leadership to preserve, restore, and enhance your investment in your subject LLC.

Benefits of Participation in the Consolidation

The supervisor believes that the consolidation will provide you with the following benefits:

•

Liquidity. You will be able to achieve liquidity by selling all or part of your shares of Class A common stock, subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period described under “The Consolidation—Lock-Up Agreement” in the prospectus/consent solicitation. The shares of Class A common stock are expected to be listed on the NYSE;

•

Regular Quarterly Cash Distributions. Similar to your subject LLC’s present method of operation, the supervisor expects that the company will make regular quarterly cash distributions on its shares of common stock, which will include distributions of at least 90% of the company’s annual net taxable income (determined without regard to the deduction for dividends paid and excluding any net capital gains), which is required for REIT qualification;

•

More Efficient Decision-Making. Your subject LLC currently requires several internal procedural steps to undertake major transactions, which could affect its ability to take timely advantage of favorable opportunities. Financing and sales require costly and time consuming steps to obtain consent of a very high percentage of the participants in your subject LLC, as well as agreement of the corresponding operating lessee which operates the property and requires the consent of its participants. The company, in contrast, will have a more modern and flexible governance structure;

•

Increased Accountability. As a result of the governance structure of a company with its Class A common stock expected to be listed on the NYSE, stockholders will benefit from the oversight by a board of directors consisting predominantly of independent directors;

•

Greater and More Efficient Access to Capital. The company will have a larger base of assets and believes that it will have a greater variety of options and ability to access the capital markets and the equity value in its assets than your subject LLC individually. As a result, the company expects to have greater and more efficient access to the capital necessary to fund its operations, fund renovations to the properties and consummate acquisitions than would be available to your subject LLC individually. The supervisor believes that it would be extremely difficult for your subject LLC to obtain similar access to capital due to their size and ownership structure;

•

Growth Potential. The supervisor believes that you have greater potential for increased distributions as a stockholder and increased value from capital appreciation than as a participant in your subject LLC. The supervisor’s belief is based on the anticipated growth in the revenues of the initial properties operated as a portfolio under the Malkin brand and potential additional investments by the company;

•

Elimination of Risk from Subject LLC’s Passive Ownership of the Property Interests. Your subject LLC owns an interest in a single property subject to an operating lease. The operating lessee operates the property and your subject LLC does not participate in the management of the operations of the property. The market for the interest held by your subject LLC is smaller than that for, and your subject LLC’s interest are less valuable than, the entire property not subject to the operating lease. Following the consolidation, ownership and operation of the properties owned by your subject LLC and the operating lessee will be integrated;

•

Risk Diversification. The company will own a larger number of properties and have broader types of properties and tenants than your subject LLC, which owns an interest in a single property. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, owning an interest in a single property;

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•

Valuable Synergies. Your subject LLC presently benefits from being part of a portfolio of properties with a common brand awareness. However, under the current structure, there are major obstacles to obtaining true synergies and realization of value, such as combining financings, movements of tenants from one building to another, sharing of employees and management and oversight. The consolidation will remove such obstacles and free up access to value creation;

•

Position in Highly Desirable Marketplace. The properties owned by the subject LLCs and the private entities are concentrated in Manhattan and the greater New York metropolitan area. The supervisor believes this is one of the most highly desired markets in the world for office and retail properties;

•

Reduced Conflicts of Interest. From inception, your subject LLC was created with conflicts of interest inherent in its structure. Due to the structure, the supervisor represents many different ownership interests. The company will be managed by its officers, subject to the direction and control of its board of directors, which will consist predominantly of independent directors. There will not be separate interests of different groups of owners and there will not be a role for, or requirement of, an outside supervisor. The supervisor believes this structure eliminates the conflicts inherent in the structure which have been there from inception of your subject LLC and more closely aligns the interests among the stockholders and management; and

•

Election to Receive Cash. Participants in your subject LLC may elect to receive cash (at a price per share equal to the IPO price reduced by the underwriting discount per share paid by the company in the IPO) for up to [12-15]% of the shares of Class A Common stock issuable to them in the consolidation, which is described under “Consideration—Cash Option” in the prospectus/consent solicitation, if the consolidation is approved by their subject LLC and the consolidation is consummated. Participants in your subject LLC are being provided with the option to enable them to receive cash to cover a portion of U.S. federal income taxes payable in connection with the shares of Class A common stock issued to them in the consolidation. The cash option is limited to [12-15]% to assist the company in meeting the conditions for obtaining the reduced New York City and New York State transfer tax rate applicable to REITs, which the supervisor believes may be available with respect to a portion of the consolidation transfers, depending on the circumstances of the consolidation and certain events following the consolidation.

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EFFECT OF CONSOLIDATION ON SUBJECT LLCS NOT ACQUIRED

If the company does not acquire your subject LLC’s assets in the consolidation and a third-party portfolio transaction is not consummated, your subject LLC will continue to operate as a separate limited liability company with its own assets and liabilities and will bear its proportionate share of the expenses of the consolidation. If the consolidation is consummated, your interest in the property would be supervised by a subsidiary of the operating partnership as successor to the supervisor and the operating partnership or a subsidiary will be the operating tenant. If the consolidation is not consummated, there will be no change in your subject LLC’s investment objectives and it will remain subject to the terms of its organizational documents.

In addition, if the company does not acquire your subject LLC’s assets and the operating lessee consolidates with the company, the company will not have the need to sell its interest in the property to obtain liquidity and might be less likely than the current operating lessee to sell the operating lessee’s interests, especially in the near term. Accordingly, the sale of your subject LLC’s assets in the future may be more difficult and the amount that could be realized in a sale could be reduced because potential buyers may view this sale as less desirable than buying a combined owner/operating lessee enterprise. As a result, it will be less likely that a third party will acquire control of, or a significant equity interest in, your subject LLC.

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SHARES OF COMMON STOCK ON A FULLY-DILUTED BASIS TO BE

ALLOCATED TO YOUR SUBJECT LLC

The number of shares of common stock, on a fully-diluted basis, to be allocated to your subject LLC was determined based on the appraisal by Duff & Phelps, LLC, the independent valuer, as set forth under “Summary—Allocation of Consideration in the Consolidation” in the prospectus/consent solicitation.

The number of shares of common stock and operating partnership units actually issued in the consolidation will be equal to the aggregate enterprise value divided by the IPO price. For illustrative purposes only, this supplement includes information regarding the allocation of common stock and operating partnership units based on a hypothetical value of $10 per share and a hypothetical enterprise value equal to the aggregate exchange value arbitrarily assigned by the supervisor to illustrate the allocation of the common stock and operating partnership units and to determine the hypothetical number of outstanding common stock and operating partnership units.

The table below shows such illustrative allocation of common stock, on a fully-diluted basis, to your subject LLC and the private entity that is the operating lessee of the property. The table below assumes that all subject LLCs and all private entities participate in the consolidation. The table below also assumes that all participants in each subject LLC receive Class A common stock or, in the case of the Wien group, operating partnership units, and that all participants in the private entities and the equity owners of the management companies receive operating partnership units or shares of common stock. The actual number of shares of common stock and operating partnership units allocated to each subject LLC and private entity upon consummation of the consolidation will be reduced by an amount equal to the number of shares of common stock or operating partnership units that would have been issuable to participants in the subject LLCs and the private entities that receive cash.

Entity	Exchange Value	Common Stock, on a Fully-Diluted Basis(1)	Percentage of Total Exchange Value and Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis
250 West 57th Associates L.L.C.	$142,086,267	14,208,627	3.5%
Fisk Building Associates L.L.C.(2)	$131,287,437	13,128,744	3.3%

(1)	The number of shares of common stock issued, on a fully-diluted basis, equals the number of shares of Class A common stock issued in the consolidation plus shares of Class A common stock issuable upon the redemption of operating partnership units or upon conversion of Class B common stock for shares of Class A common stock on a one-for-one basis. If participants receive cash pursuant to the cash option, the common stock which would have been issued to them, will not be issued. As a result, the number of outstanding shares of common stock will be reduced and the percentage of the common stock each other participant owns will increase. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value (which will be allocated to your subject LLC, the other subject LLCs, the private entities and the management companies in proportion to their relative share of the aggregate exchange value) divided by the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. The exchange value used herein is based on the appraisal by the independent valuer. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.
(2)	Operating lessee of 250 West 57th St. Associates L.L.C.

For a detailed explanation of the manner in which the allocations are made, see “Exchange Value and Allocation of Common Stock—Allocation of Common Stock and Operating Partnership Units among the subject LLCs, the private entities and the Management Companies” in the prospectus/consent solicitation.

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EXCHANGE VALUE AND ALLOCATION OF COMMON STOCK

The shares of common stock and operating partnership units to be issued to each subject LLC, each private entity and the management companies will be allocated based on their respective share of the aggregate exchange value. The exchange value for each subject LLC, each private entity and the management companies was determined as of July 1, 2011 to establish a consistent method of allocating common stock and operating partnership units for purposes of the consolidation.

The number of shares of common stock, on a fully-diluted basis, to be issued in the consolidation, as presented in this supplement and the prospectus/consent solicitation, was determined by dividing the aggregate exchange value by $10, and your subject LLC’s share of the common stock, on a fully-diluted basis, to be issued in the consolidation is equal to its exchange value divided by $10. The hypothetical value per share of $10 was an arbitrary amount chosen by the supervisor for the sole purpose of illustrating the allocation of common stock and operating partnership units.

The fair market value of the consideration that you receive will not be known until the pricing of the IPO. The value of the consideration will be based on the enterprise value determined in connection with the pricing of the IPO. The actual number of shares of common stock, on a fully-diluted basis, issued in the consolidation will equal the enterprise value of the company divided by the IPO price. The shares of common stock, on a fully-diluted basis, will be allocated among your subject LLC, the other subject LLCs, the private entities, and the management companies in proportion to their relative share of the aggregate exchange value. The enterprise value, which will be determined by the market conditions and the performance of the portfolio at the time of the IPO, may be higher or lower than the aggregate exchange value. Additionally, the IPO price may be more or less than the hypothetical $10 per share exchange value arbitrarily assigned by the supervisor for illustrative purposes and, after the offering, the shares of Class A common stock may trade above or below the IPO price. See “Risk Factors.” Accordingly, both the number of shares of common stock and the value of the shares of common stock that each participant will receive for each $1,000 of original investment could be higher or lower than the hypothetical amounts set forth in this supplement and the prospectus/ consent solicitation.

Adjustments to Exchange Value and Allocation of Shares of Common Stock. All determinations of the exchange value for purposes of allocating the common stock and operating partnership units among the subject LLCs, the private entities and the management companies were determined as of July 1, 2011 in the manner described below under “Derivation of Exchange Values.” The exchange value will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation. No other adjustment will be made to the allocations of any of the subject LLCs, private entities or the management companies. As of the date of the prospectus/consent solicitation and this supplement, the supervisor does not know of any material change regarding your subject LLC that will affect materially the exchange value for your subject LLC.

For a detailed explanation of the manner in which the allocations are made, see “Exchange Value and Allocation of Common Stock” in the prospectus/consent solicitation.

Derivation of Exchange Values

Your subject LLC—the exchange value of your subject LLC has been determined by the independent valuer as follows:

•	the total allocable value as described below has been allocated equally between your subject LLC and the operating lessee:

•	the total allocable value equals the sum of:

•	the appraised value, on a fee simple basis, of 250 West 57th Street, as determined by the independent valuer’s appraisal of such property, as of July 1, 2011 and

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•

the amount by which the actual net working capital of both your subject LLC and the operating lessee exceeds (such value being negative if it is exceeded by) the normalized level of net working capital required to operate the property owned by your subject LLC, except for cash in excess of the normalized level of working capital which will be retained by your subject LLC and the operating lessee and distributed to your subject LLC’s and the operating lessee’s participants. Net working capital as used in this allocation is defined as current assets (excluding cash and cash equivalents, except to the extent required to maintain the normalized levels of working capital), less current liabilities (excluding the current portion of debt). As of June 30, 2011 the supervisor determined that there was no excess or deficit in the net working capital over the normalized level of working capital at any of the subject LLCs or operating lessees, with the exception of the unpaid cash overrides addressed below and

•	the amount of cash held by your subject LLC and the operating lessee that is expressly designated for property improvements, as of June 30, 2011, as provided by the supervisor;

•	reduced by:

•	the face value of shared mortgage debt obligations, which are mortgage debt obligations of your subject LLC that are serviced by basic rent paid by the operating lessee, as of June 30, 2011 and

•	the present value of the base operating lease payments from the operating lessee to your subject LLC.

•	fifty percent of such allocable value is allocated to your subject LLC and is adjusted as follows to estimate the exchange value of your subject LLC:

•	subtract the after-tax present value of supervisory fees paid to the supervisor and the unpaid cash flow overrides as of June 30, 2011;

•	subtract your subject LLC’s debt obligations that are not shared mortgage debt obligations serviced with basic rent paid by the operating lessee as of June 30, 2011 and

•	add the present value of the base operating lease payments from the operating lessee to your subject LLC.

The allocated exchange value was allocated 50% to your subject LLC and 50% to the operating lessee of the property instead of being allocated in accordance with discounted cash flow based on representations of the supervisor as to the original intent to treat the two entities as equivalent to a joint venture and the historical treatment of the two entities in this manner. The supervisor has represented that historically, agreements have been entered into to share capital expenditure and financing costs and the operating leases have been extended in connection therewith. As a result, the allocated exchange value has been allocated equally to your subject LLC and the operating lessee of the property, rather than in proportion to discounted cash flow, which would have resulted in a higher allocation to the property owner.

Allocation of Exchange Value and Common Stock

To allocate the shares of common stock, on a fully-diluted basis, for illustrative purposes, the supervisor arbitrarily used an enterprise value of the company equal to the aggregate exchange value and assigned a hypothetical $10 per share exchange value for illustrative purposes. The supervisor allocated to each subject LLC a number of shares of common stock, on a fully-diluted basis, equal to the exchange value of its assets divided by $10.

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The following table sets forth for your subject LLC and the operating lessee, among other things, the calculation of the exchange value, the percentage of total exchange value and percentage of total number of shares of common stock to be issued, the number of shares of common stock to be issued, on a fully-diluted basis and the number of operating partnership units to be allocated to override interests of the supervisor and the Malkin Holdings group and to other persons.

Entity	Appraised Property Value(1)	Shared Debt Obligations(2)	Present Value of Base Rent(3)	Cash for Improvements	Total Allocable Value(4)	Present Value of Supervisory Fees(5)	Unpaid Cash Overrides(6)	Unshared Debt Obligations(7)	Present Value of Base Rent(8)	Exchange Value(9)(10)
250 West 57th Street	$316,000,000	($40,432,051)	($10,000,000)	$0
250 West 57th St. Associates L.L.C.					$132,783,974	($697,707)	$0	$0	$10,000,000	$142,086,267
Fisk Building Associates L.L.C.					$132,783,974	($709,094)	($787,443)	$0	$0	$131,287,437

Entity	Exchange Value of Shares of Common Stock per $1,000 Original Investment of Participants	Percentage of Total Exchange Value / Percentage of Total Number of Shares of Common Stock Issued on a Fully- Diluted Basis	Number of Shares of Common Stock(10)(11)	Number of Shares of Common Stock per Average $1,000 Original Investment of Participants	Number of Operating Partnership Units Allocated to Override Interests of Supervisor and the Malkin Holdings group(10)(11)	Number of Operating Partnership Units Allocated to Override Interests of Other Persons
250 West 57th Street
250 West 57th St. Associates L.L.C.	$35,722	3.5%	14,208,627	3,572	1,348,863	0
Fisk Building Associates L.L.C.	$918,187	3.3%	13,128,744	91,818	2,755,303	1,191,570

(1)	Reflects the appraisal of your subject LLC’s real property interests as of July 1, 2011 by the independent valuer.
(2)	Debt obligations, including mortgage debt of your subject LLC and shared mortgage debt obligations of your subject LLC and the operating lessee that are serviced by basic rent paid by the operating lessee.
(3)	Represents the present value of the base operating lease payments from the operating lessee to the fee owner.
(4)	Total allocable value which is shared equally by your subject LLC and the operating lessee, equals the appraised value of such property minus the sum of shared debt obligations and the present value of base rent payable under the operating lease, plus the cash reserves for improvements.
(5)	Reflects the after-tax net present value of the supervisory fees paid to the supervisor. The net operating income used to determine the appraised value of the properties was calculated without deducting supervisory fees as an expense. Instead, the after-tax net present value of the supervisory fee was included in determining the appraised value of the supervisor.
(6)	Reflects operating overrides due to the supervisor in respect of cash flow from operations which were unpaid as of June 30, 2011. The appraised value of the supervisor includes an amount equal to the value of the unpaid overrides.
(7)	Debt obligations, if any, attributable solely to your subject LLC and not shared by the operating lessee.
(8)	Represents the present value of the base operating lease payments from the operating lessee.
(9)	The exchange values of your subject LLC and the operating lessee are based in part on your subject LLC’s and the operating lessee’s assets and liabilities included in their quarterly balance sheets as of June 30, 2011. The exchange values will be revised to reflect changes in the balance sheet items included in the calculation of the exchange value in subsequent quarterly balance sheets after June 30, 2011 but will not be revised based on changes in the balance sheets or other events after the final quarterly balance sheet date prior to the closing of the consolidation.
(10)	The number of shares of common stock assumes that none of the participants in your subject LLC receives cash. The number of shares of common stock issuable to your subject LLC, as set forth in the table, was determined by dividing the exchange value for your subject LLC by $10, which is the hypothetical value that the supervisor arbitrarily assigned to illustrate the number of operating partnership units to be received. The actual number of shares of common stock and the value allocated to each participant in your subject LLC and the operating lessee will be based on the enterprise value in connection with the IPO and the IPO price. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO. The enterprise value may be higher or lower than the aggregate exchange value. Historically, in a typical initial public offering of a REIT, the enterprise value and initial public offering price are at a discount to the net asset value of the REIT’s portfolio of properties, which in turn may be above or below the aggregate exchange value.

S3-21

(11)	The amount shown in the table has been calculated as if all participants in your subject LLC have consented to the voluntary capital transaction override. The voluntary capital transaction override will be deducted only from the distributions allocable to those participants that have consented. The distributions allocable to participants that did not consent to the voluntary capital transaction override program and/or the voluntary pro rata reimbursement program will be determined without any deduction for such payments. The actual overrides to the supervisor, based on the actual consents to the voluntary capital override transaction, is 1,056,000 operating partnership units or $10,560,000 less than that shown in the table.

Allocation of Common Stock on a Fully-Diluted Basis among the Participants and the Supervisor and the Malkin Holdings group

The common stock, on a fully-diluted basis, to be allocated to your subject LLC will be allocated among the participants holding participation interests in your subject LLC and the supervisor and the Malkin Holdings group in accordance with the provisions of your subject LLC’s operating agreement and other agreements relating to distributions upon liquidation of your subject LLC.

Entity	Exchange Value	Common Stock Allocation on a Fully-Diluted Basis(1)	Percentage of Total Exchange Value or Percentage of Total Shares of Common Stock Issued, on a Fully-Diluted Basis(1)(2)
250 West 57th St. Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group(3)	$119,067,333	11,906,733	3.0%
The supervisor and the Malkin Holdings group as holders of participation interests	$9,530,308	953,031	0.2%
Override Interests(3)	$13,488,627	1,348,863	0.3%

Total	$142,086,267	14,208,627	3.5%
Fisk Building Associates L.L.C.
Participants other than the supervisor and the Malkin Holdings group	$75,843,963	7,584,396	1.9%
The supervisor and the Malkin Holdings group as holders of participation interests	$15,974,739	1,597,474	0.4%
Override Interests(4)	$39,468,735	3,946,873	1.0%

Total	$131,287,437	13,128,744	3.3%

(1)	Assumes all participants in your subject LLC receive common stock and all holders of participation interests in the private entities receive operating partnership units or shares of common stock. Each operating partnership unit provides the same rights to distributions as one share of Class A common stock in the company and, subject to limitations, is redeemable for cash or, at the company’s election, for one share of Class A common stock after a one-year period.
(2)	The number of shares of common stock outstanding, on a fully-diluted basis, equals the number of shares of common stock outstanding plus shares of Class A common stock issuable upon the redemption of operating partnership units for shares of Class A common stock on a one-for-one basis. If participants receive cash pursuant to the cash option, the common stock, on a fully-diluted basis, which would have been issued to them will not be issued. As a result, the number of shares of outstanding common stock, on a fully-diluted basis, will be reduced and the percentage of the common stock, on a fully-diluted basis, each other participant owns will increase.
(3)	The amount shown in the table has been calculated as if all participants in your subject LLC that have been solicited with respect to the voluntary capital transaction override program have consented. The voluntary capital transaction override will be deducted only from the distributions allocable to those participants that consented. The distributions allocable to participants that did not consent to the voluntary capital transaction override program and/or the voluntary pro rata reimbursement program will be determined without any deduction for such payments. The actual overrides to the supervisor, based on the actual consents to the voluntary capital override transaction, are $430,634 less than that shown in the table.
(4)	$11,915,710 of the overrides are paid to persons other than the supervisor and the Malkin Holdings group.

S3-22

The method utilized to allocate the Class A common stock is as follows:

•

Level 1 Allocation: The Class A common stock will be allocated to your subject LLC based upon the exchange value of your subject LLC, relative to the aggregate exchange value of all of the subject LLCs, the private entities and the management companies, as determined by the independent valuer. The supervisor believes that the exchange value constitutes a reasonable basis for such allocation.

•

Level 2 Allocation: Within your subject LLC, the Class A common stock allocable to your subject LLC will be allocated among the participants holding participation interests in your subject LLC and holders of override interests in accordance with the provisions of your subject LLC’s organizational documents relating to distributions upon liquidation of your subject LLC.

Under the organizational documents of your subject LLC, after any required payment of debts and liabilities of your subject LLC, the net proceeds to your subject LLC from the consolidation or a third-party portfolio transaction will be distributed to the members, each of whom is an agent for participants, in proportion to the members’ membership interests.

•	The net proceeds distributed to the members will be distributed to the participants as follows:

•

To participants in their participating group in proportion to the participants’ percentage interests in the participating group and the amount distributable to each participant that has consented to the voluntary capital transaction override program will be adjusted to reflect the amounts distributable under the voluntary capital transaction override program to the supervisor.

•

The supervisor will receive, as an override under the voluntary capital transaction override program, an amount equal to 10% of the amount by which the net proceeds distributable in respect of a participant’s participation interest in connection with a capital transaction, including the consolidation, exceeds twice the amount of such participant’s original cash investment.

•

The amount distributable to each participant that has consented to the voluntary pro rata reimbursement program will be reduced by any amount distributable to the supervisor and Peter L. Malkin under such program

The agents, who are the members of your subject LLC, recently created a new class of membership interests, which were divided into series. A separate series was deemed to be distributed to holders of each participating group. Each new series provides protections similar to those under a shareholder rights plan for a corporation. Each new series corresponds to a participating group for which a member acts as agent. If any person or group acquires 7.5% or more of the outstanding participation interests in the applicable participating group (an “acquiring person”), each participant in the applicable participating group other than an acquiring person prior to the closing of the consolidation, will have the right to receive distributions on the new series (equal to three times the distributions on the participations) and as a result if there is an acquiring person the distributions to the acquiring person will be reduced and the distributions of other participants in the participating group in which there is an acquiring person will be correspondingly increased.

S3-23

FAIRNESS OF THE CONSOLIDATION

General

The supervisor believes the consolidation to be fair to, and in the best interests of, your subject LLC and its respective participants. After careful evaluation, the supervisor concluded that the consolidation is the best way to maximize the value of your investment in your subject LLC.

Although the supervisor believes the terms of the consolidation are fair to you and the other participants, the supervisor and its affiliates have conflicts of interest with respect to the consolidation. These conflicts include, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the supervisor, see “Conflicts of Interest—Substantial Benefits to the Supervisor and its Affiliates” in the prospectus/consent solicitation. See “Exchange Value and Allocation of Common Stock—Allocation of Common Stock and Operating Partnership Units among the Participants and the Supervisor and the Malkin Holdings group” in the prospectus/consent solicitation.

Based upon the supervisor’s analysis of the consolidation:

•

The supervisor believes that the consideration offered to the participants in your subject LLC constitutes fair value for their participation interests. The exchange values of each of the subject LLCs, the private entities and the management companies are based on the appraisal by Duff & Phelps, LLC, the independent valuer. The independent valuer determined the exchange value, which was reviewed and approved by the supervisor. The supervisor believes that the allocations in accordance with the appraisal by the independent valuer were in the best interests of the participants.

•

The supervisor’s belief as to the fairness of the consolidation to the participants and the statements above regarding the material terms underlying its belief as to fairness partially are based upon the appraisal of each subject LLC’s interest in a property that the independent valuer prepared and upon the fairness opinion the independent valuer provided to the supervisor.

•

The supervisor considered that participants will be provided a cash option for up to [12-15]% of the shares of Class A common stock issuable to them in the consolidation if your subject LLC approves the consolidation. The cash option offers an alternative to those participants that desire immediate liquidity without the need to sell the portion of the shares of Class A common stock that they otherwise would receive.

•

While there is no assurance that the IPO price will be equal to or greater than the exchange value per share or that the Class A common stock will trade at a price equal to or greater than the IPO price following consummation of the consolidation and IPO, the supervisor believes that the increased liquidity will offer participants in the subject LLCs the opportunity to sell their shares of Class A common stock after the expiration of the lock-up period described in the prospectus/consent solicitation and receive cash.

•

The consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other participants. The supervisor’s belief is based on the anticipated growth in the revenues of the initial properties operated as a portfolio under the Malkin brand and potential additional investments the company expects to make in the future.

•

In addition to the receipt of cash available for distribution, you and the other participants whose subject LLCs participate in the consolidation will be able to benefit from the potential growth of the company and also will receive investment liquidity through the public market by selling all or part of the shares of Class A common stock, subject to the restrictions of applicable U.S. federal and state securities laws and after expiration of the lock-up period described in the prospectus/consent solicitation.

S3-24

•

As set forth in the table below, the supervisor calculated the net book value of your subject LLC under GAAP, as of September 30, 2011, per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is based primarily on depreciated historical cost and, therefore, is not indicative of the fair market value of your subject LLC. This figure was compared to the exchange value per $1,000 original investment.

Summary of Valuations

(per $1,000 original investment)

Entity	Exchange Value	GAAP Net Book Value (Deficit) as of September 30, 2011
250 West 57th St. Associates L.L.C. Participants	$35,722	($472)

•	The supervisor has adopted the conclusions of the fairness opinion from and the appraisal by the independent valuer, which are described in the consent solicitation.

Comparison of Alternatives

The supervisor has considered alternatives to the consolidation, including the continuation of your subject LLC without change and the liquidation of your subject LLC and the distributions of the net proceeds to you. The supervisor does not believe that your subject LLC could realize its allocable share of the value of the property through a sale of the interests in the property held by it. The supervisor believes that, over time, the likely value of the Class A common stock will be higher than the value of the consideration you would receive from any of the other alternatives as a result of increased efficiencies, growth opportunities and other opportunities for value enhancement.

The supervisor has not provided an estimate of the going-concern values and liquidation values of your subject LLC for the reasons set forth below. As explained below, the supervisor believes these values would be in the same range as, or lower than, the exchange values. These values may be more or less than the value of the consideration that you will receive in the consolidation. See “Risk Factors.”

Continuance as a Going-Concern. The supervisor considered the going-concern value of your subject LLC. The purpose of a going-concern analysis is to determine the estimated value of your subject LLC, assuming that your subject LLC continues to operate as a separate legal entity with its own assets and liabilities and governed by its organizational documents. A going-concern analysis differs from a liquidation analysis in that a liquidation analysis assumes that your subject LLC immediately commences an orderly disposition of its interest in the property and distributes the net liquidation proceeds, to the members and participants holding participation interests and to the supervisor on account of overrides and voluntary reimbursement payments. The going-concern analysis estimates the present value of the participation interests in your subject LLC, assuming that your subject LLC was operated as an independent standalone entity during an assumed ten-year holding period, and sold its interest in the property at the end of the ten-year period.

The supervisor believes that, based on, among other things, the advice of the independent valuer, the going concern value of the participation interests in your subject LLC pursuant to a going concern analysis, which would assume continued operation and eventual sale, is in the same range as the exchange value. The exchange value is based on (i) the appraised value of the property interest owned by your subject LLC which was based on the income approach taking into account, among other things, the expected financial performance such as estimated revenues, operating expenses, general and administrative costs, capital expenditures and leasing costs for the property, and operating cash flow of the property, and (ii) the allocation of such appraised values to the participants in your subject LLC as described in “Reports, Opinions, and Appraisals—Fairness Opinion” in the prospectus/consent solicitation. Similarly, a going concern analysis would determine the value of the equity

S3-25

interest in a partnership or limited liability company by estimating the present value of distributions to such interests in the going concern entity. The supervisor believes that, based on advice from the independent valuer, the methodology used to determine the value of an equity interest in a partnership or a limited liability company, as was performed in the appraisal, is a generally accepted valuation and analytical technique, and, when performed using the same underlying assumptions, can be expected to yield a result in approximately the same range as the going concern analysis.

Liquidation of your subject LLC. Since another available alternative is to proceed with a sale of the interest in the property your subject LLC owns and to distribute the net proceeds to its participants, the supervisor has considered the liquidation value of your subject LLC. The supervisor assumed that, based on, among other things, the advice from the independent valuer, the liquidation value would be calculated by assuming that in a liquidation the real estate interest of your subject LLC would be sold at its appraised value, as determined by the independent valuer, minus assumed selling and liquidation costs (real estate commissions and legal and other closing costs) that would equal approximately 2.5% to 5% of the appraised real estate value. The supervisor believes that the costs relating to liquidation, including costs of soliciting participants’ consent and legal fees, could exceed this percentage. This alternative also assumes that non-real estate assets are sold at their estimated realizable value determined on a basis consistent with the independent valuer’s appraisal.

However, while the appraisal is not necessarily indicative of the price at which the assets would sell, the real estate appraisal assumes that the interest in the property of your subject LLC is sold in an orderly manner and is not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual value. See “Reports, Opinions and Appraisals—Appraisal.”

The supervisor believes that the value of the participation interests in the subject LLCs in a liquidation would be lower than the exchange values because the value in a liquidation would be determined based on the appraised value of the property interest owned by your subject LLC (as described under “Reports, Opinions, and Appraisals—Appraisal”), reduced by the transaction costs associated with marketing and selling a property, and the costs of soliciting participants’ consent and legal fees. Such fees and expenses were not deducted in calculating the exchange value because they are being borne by the company. The liquidation value would also not incorporate any prepayment penalties that would be due upon the sale of a property, which is not expected to be payable, to the same extent, in the consolidation. Such fees and expenses would reduce the amounts distributable to the participants in your subject LLC in a liquidation to a level below the exchange values.

Secondary Market Prices. Participation interests in your subject LLC are not traded on any national securities exchange. There is no established trading market for participation interests, and it is not anticipated that any market will develop for the purchase and sale of the participation interests.

Sales transactions for participation interests have been limited and sporadic. The supervisor receives some information regarding the prices at which secondary sale transactions of participation interests have been effectuated but, in many instances, the supervisor is not aware of the prices at which transactions have been made. The extent of the participation interest sales transactions between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of your subject LLC, the expected value of their assets and their prospects for the future is unknown. Many participation interest sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the interests and, to facilitate the sales, are willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold.

S3-26

Affiliates of the supervisor made the following purchases of participation interests in your subject LLC during the period from January 1, 2009 through September 30, 2011:

Date of Transfer (Month/Day/Year)	Amount of Purchase (Based on Original Investment)	Amount of Consideration Paid per $1,000 Original Investment
9/02/10	$1,666.67	$4,000.19
5/02/10	$5,000.00	$4,000.00
3/02/10	$10,000.00	$4,000.00
7/02/09	$5,000.00	$4,000.00

The supervisor also is aware of the following additional purchases of participation interests by third parties in your subject LLC during the period from January 1, 2009 through September 30, 2011:

Date of Transfer (Month/Day/Year)	Amount of Purchase (Based on Original Investment)	Amount of Consideration Paid per $1,000 Original Investment
1/02/10	$2,500.00	$5,000.00

Comparison of Distributions

Distribution Comparison. The supervisor has considered the potential impact of the consolidation upon distributions that would be made to the participants that exchange their participation interests for Class A common stock.

The following table sets forth the current budgeted annual distributions of your subject LLC for the year ending December 31, 2012 and distributions paid per $1,000 original investment in the periods indicated below. The original cost per unit was $5,000.

Year Ended December 31,

Amount
2006	$675
2007	974
2008	958
2009	1,362
2010	1,282
Nine months ended September 30, 2011	150
Budgeted Annual Distribution for 2012(1)(2)	200

(1)	The budgeted annual distribution is based on budgeted cash flow of your subject LLC. The amounts are presented for comparative purposes only. In the past the amount of cash flow of your subject LLC available for distribution has been reduced by capital expenditures and other expenses of your subject LLC. The actual amount of distributions will be based on numerous factors. Accordingly, participants should not treat this budgeted annual distribution as the amount that they would have received if your subject LLC continued its operations. The company intends to make regular quarterly distributions to holders of its common stock following the IPO. Holders of operating partnership units will receive distributions on each operating partnership unit equal to any distributions that a stockholder receives on each share of common stock.
(2)	The budgeted annual distribution represents distributions out of base rent. In addition to distributions out of base rent, the subject LLC made additional distributions of $1,162, $1,082 and $712, out of additional rent, for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively.

S3-27

Over the last 10 years, public REITs investing in similar types of properties in similar geographic areas to the company have paid an average dividend yield in the range of 2.0% to 4.0% per annum of their market price. These yields change as the market price of these public peer companies increases or decreases. The company anticipates that it will pay a quarterly dividend yield on its IPO price within or approximate to the range of dividend yields associated with these public peer companies existing at the time of the company’s IPO. However, the company’s actual dividend yield could be higher or lower than this range of dividend yields, and the company cannot estimate at this time the amount of dividends that it will be able to pay after closing of the consolidation and the IPO. The actual dividend yield on the company’s Class A common stock will depend on the market conditions at the time of the IPO and the company’s cash available for distribution at the time of the IPO. Further, any distributions declared by the company will be authorized by its board of directors in their sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of the company and the distribution requirements necessary to maintain the company’s qualification as a REIT. These factors include the distributable income generated by operations, the principal and interest payments on debt, capital expenditure levels, the company’s policy with respect to cash distributions and the capitalization and asset composition of the company, which will vary based on the private entities and the subject LLCs that ultimately participate in the consolidation.

Why the supervisor believes the third-party portfolio proposal is fair to you

You are being asked to consent to the sale or contribution of your subject LLC’s property interest as part of a sale or contribution of the properties owned by your subject LLC, the other subject LLCs and the private entities as a portfolio to an unaffiliated third party. Through solicitation of consents, for the first time the properties owned by your subject LLC, the other subject LLCs and the private entities can be joined as a single portfolio. While the supervisor believes the consolidation and the IPO represent the best opportunity for participants in your subject LLC, the other subject LLCs and the private entities to achieve liquidity and to maximize the value of their respective investments, the supervisor also believes it is in the best interest of all participants for the supervisor to be able to approve offers from unaffiliated third parties for the portfolio as a whole.

Market forces are dynamic, unpredictable, and subject to volatility. Should the public awareness of the proposed consolidation and IPO produce potential compelling offers from unaffiliated third parties to purchase the consolidated portfolio, it will be costly and time consuming to solicit consents to allow a sale or contribution of the portfolio to a third party, and there is considerable risk that any opportunity which might appear would be lost without the requested consent in place. Therefore, the supervisor believes that it is advisable to have the flexibility and discretion, subject to certain conditions, to accept an offer for the entire portfolio of properties from a third party, rather than pursue the consolidation and the IPO.

The third-party portfolio transaction would be undertaken only if the supervisor determines that the offer price includes what the supervisor believes is an adequate premium above the value that is expected to be realized over time from the consolidation, subject to the committee approval described in the prospectus/consent solicitation and would apply only to an offer from an unaffiliated third-party for the entire portfolio of properties owned by your subject LLC, the other subject LLCs and all of the private entities, subject to exclusions described under the section entitled “Third-Party Portfolio Proposal” in the prospectus/consent solicitation. A third-party portfolio transaction also could include the management companies.

S3-28

EXPENSES OF THE CONSOLIDATION

If the company acquires your subject LLC in the consolidation, the company will bear all consolidation expenses.

If the consolidation does not close, your subject LLC, each of the other subject LLCs and the private entities will bear its proportionate share of the consolidation expenses based on their respective exchange values. If the consolidation closes, but your subject LLC does not participate in the consolidation, your subject LLC will bear its proportionate share of all consolidation expenses incurred through the date of termination of the contribution agreement. The supervisor does not know whether the acquiror in a third-party portfolio transaction will agree to pay any of the consolidation expenses.

The following table sets forth as of October 31, 2011 expenses of the consolidation allocated to your subject LLC based on the exchange value of each entity.

Pre-Closing and Closing Transaction Costs
Legal Fees	$269,960
Appraisal and Fairness Opinion	16,490
Solicitation, Printing and Mailing	3,213
Accounting Fees	429,680
Title, Transfer & Recording Fees	20
Pre-Formation Cost	11,780
Total	$731,142

S3-29

DISTRIBUTIONS AND COMPENSATION PAID TO THE SUPERVISOR AND ITS AFFILIATES

The following information has been prepared to compare the amounts of compensation paid and distributions made by your subject LLC to the supervisor and its affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

Compensation, Reimbursements and Distributions

To The Supervisor and its Affiliates

	2008		2009		2010		Nine Months Ended September 31, 2011
Historical:
Distributions on account of participation interest		$242,781		$344,998		$324,813		$38,000
Distributions on account of overrides		323,341		484,737		452,865		299,745
Supervisory fee		40,000		40,000		71,000		77,425
Reimbursements		0		5,906		22,052		40,977
Real estate disposition fees		0		0		0		0
Distribution of net sales proceeds		0		0		0		0

Total Historical		$606,122		$875,641		$870,730		$456,147

Pro Forma:
Distributions on operating partnership units or shares of common stock Issuable in respect of participation interests and overrides	$		$		$		$
Distributions on shares of common stock issuable in respect of the management companies
Restricted stock
Salary, bonuses and reimbursements

Total Pro Forma	$		$		$		$

S3-30

PROPERTY OVERVIEW

Your subject LLC owns a fee interest in 250 West 57th Street in New York. Information regarding the property as of September 30, 2011 is set forth below.

Property Name	Submarket	Year Built / Renovated(1)	Rentable Square Feet(2)	Percent Leased(3)	Annualized Base Rent(4)	Annualized Base Rent Per Leased Square Foot(5)	Net Effective Rent Per Leased Square Foot(6)	Number of Leases(7)
250 West 57th Street	Columbus Circle-West Side	1921 /In process					$42.73
Office Space			476,870	84.6%	$15,760,697	$39.05		191
Retail Space			53,837	100.0%	$4,479,500	$83.20		6

(1)	For more information regarding the status of ongoing renovations at certain of the company’s properties, see “The Company Business and Properties—Description of Our Properties” in the prospectus/consent solicitation.
(2)	Office property measurements are based on the Real Estate Board of New York measurement standards; retail property measurements are based on useable square feet. Excludes 4,631 square feet of space attributable to building management use and tenant amenities.
(3)	Based on leases signed and commenced as of September 30, 2011 and calculated as (i) rentable square feet less available square feet divided by (ii) rentable square feet.
(4)	Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Annualized base rent for retail properties (including the retail space the property) is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements, tenant reimbursements and free rent)) for the month ended September 30, 2011 for leases commenced as of September 30, 2011, by (ii) 12. Annualized base rent data for the company’s office and retail properties is as of September 30, 2011 and does not reflect scheduled lease expirations for the 12 months ended September 30, 2012.
(5)	Represents Annualized Base Rent under leases commenced as of September 30, 2011 divided by leased square feet.
(6)	Net effective rent per leased square foot represents (i) the contractual base rent for leases in place as of September 30, 2011, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of September 30, 2011.
(7)	Represents the number of leases at the property or on a portfolio basis. If a tenant has more than one lease, whether or not at the same property, but with different expirations, the number of leases is calculated equal to the number of leases with different expirations.

The property of your subject LLC is subject to mortgage in the principal amount, bearing interest rate and maturing as shown in the schedule below:

Property	Mortgage Principal as of September 30, 2011		Interest Rate	Maturity Date
250 West 57th Street (first lien mortgage loan)	$27,409,000		5.33%	01/05/15
250 West 57th Street (second lien mortgage loan)	$11,842,000		6.13%	01/05/15
250 West 57th Street (third lien mortgage loan)	$935,000	(1)	Greater of 6.50% and Prime + 1%(2)	01/05/15

(1)	Additional $5,000 was borrowed in December 2011 which is not included in the balances above.
(2)	The company has the option to fix the interest rate on all or any portion of the principal, up to three times during the term of the loan and in minimum increments of $5,000 to an annual rate equal to either (i) the greater of (a) 6.50% or (b) 300 basis points in excess of the weekly average yield on United States Treasury Securities adjusted to a maturity closest to January 5, 2015 as most recently made available by the Fed Reserve Board as of two days prior to the effective date of the fixing of the interest rate, and (ii) the greater of (a) 6.75% or (b) 325 basis points in excess of the weekly average yield on United States Treasury Securities adjusted to a maturity closest to January 5, 2015 as most recently made available by the Federal Reserve Board as of 30 days prior to the effective date of the fixing of the interest rate. If option (i) is selected, the company will be subject to the payment of pre-payment fees, and if option (ii) is selected, the company may prepay the loan without any pre-payment fees.

S3-31

VOTING PROCEDURES FOR THE CONSOLIDATION PROPOSAL AND

THE THIRD-PARTY PORTFOLIO PROPOSAL

The prospectus/consent solicitation, together with this supplement, transmittal letter and consent form constitute the solicitation materials being distributed to you and the other participants to obtain your votes “FOR” or “AGAINST” your subject LLC’s participation in the consolidation and the third-party portfolio proposal.

Participants are being asked to vote on both the proposed consolidation and the third-party portfolio proposal. The participants holding the required percentage of the outstanding participation interests of your subject LLC must approve each proposal in order for such proposal to be approved by your subject LLC. If the consolidation is approved by your subject LLC and the consolidation is consummated, your subject LLC will consolidate with the company in the manner described in the prospectus/consent solicitation and in this supplement.

If you vote “FOR” the consolidation and your subject LLC participates in the consolidation, you effectively will be voting against the alternatives to the consolidation, other than a third-party portfolio transaction, unless you vote “AGAINST” the third-party portfolio proposal. These alternatives include continuation of your subject LLC and a sale of your subject LLC’s interest in the property and distribution of the net proceeds to participants.

You should complete and return the consent form before the expiration of the solicitation period, which is the time period during which participants may vote “FOR” or “AGAINST” the consolidation and the third-party portfolio proposal. The solicitation period will commence upon delivery of the solicitation materials to you which is on or about                     , and will continue until the later of: (i)                      or (ii) such later date as the supervisor may select. At its discretion, the supervisor from time to time may elect to extend the solicitation period for one or more of the proposals for one or more of the subject LLCs without extending for other proposals or subject LLCs. Any consent form will be effective provided that such consent form has been properly completed and signed if received by Mackenzie Partners, Inc., which was company hired by us to tabulate your votes, prior to 5:00 p.m. Eastern time, on                     , 2012, unless the supervisor extends the solicitation period for one or more proposals, in such case, the last day of such extended solicitation period.

If you return a signed consent form but fail to indicate whether you are voting “FOR,” “AGAINST” or “ABSTAIN” from the consolidation proposal or the third-party portfolio proposal, you will be deemed to have voted “FOR” such proposal. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted “AGAINST” the consolidation proposal and the third-party portfolio proposal. You may withdraw or revoke your consent form at any time before the later of the date that consents from participants holding the required percentage of outstanding interests are received by your subject LLC and the 60th day after the date of the prospectus/consent solicitation and this supplement.

The consent form seeks your consent to the consolidation and the third-party portfolio proposal. Participants in each subject LLC will vote separately on whether or not to approve the consolidation and the third-party portfolio proposal. Accordingly, if you hold interests in more than one subject LLC, you must complete one consent form for each subject LLC in which you are a participant. If you return a signed consent form but fail to indicate whether you are voting “FOR,” “AGAINST” or “ABSTAIN” from the consolidation proposal or the third-party portfolio proposal, you will be deemed to have voted “FOR” such proposal.

S3-32

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Certain U.S. federal income tax considerations relating to the consolidation are discussed in the prospectus/consent solicitation under the heading “U.S. Federal Income Tax Considerations.”

S3-33

CONTRIBUTION AGREEMENT

by and among

250 West 57th St. Associates L.L.C.,

Empire State Realty OP, L.P.

and

Empire State Realty Trust, Inc.

Dated as of [                    ], 201[    ]

B-i

B-ii

EXHIBITS

A	Contributing Entities, Contributed Properties and Property Interests

B	Form of Contribution and Assumption Agreement

C	Form of Existing Loan Indemnity Agreement

D	Form of Tenant Estoppel

E	Form of Release

F	Form of Bargain and Sale Deed

G	Form of Lock-Up Agreement

H	Form of Articles

SCHEDULES

1.4	Excluded Assets

1.6	Excluded Liabilities

1.8	Calculation of Contributor Value

1.9	Capital Expenditures

B-iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits, hereinafter referred to as this “Agreement”) is made and entered into as [                    ], 201[    ] (the “Effective Date”) by and among Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”) and 250 West 57th St. Associates L.L.C., a New York limited liability company (the “Contributor”). Terms used but not defined shall have the meanings ascribed to them in Section 7.1.

RECITALS

A. The Operating Partnership desires to consolidate the ownership of (i) a portfolio of real properties (the “Contributed Properties”) owned by Contributor and other contributors (the “Other Contributors” and together with Contributor, the “Contributing Entities”) and (ii) Malkin Holdings LLC, Malkin Properties, L.L.C., Malkin Properties of New York, L.L.C., Malkin Properties of Connecticut, Inc. and Malkin Construction Corp. (collectively, the “Management Companies”), subject to the approval of the owners of the Contributing Entities and the Management Companies, through a series of transactions (the “Formation Transactions”) whereby the Operating Partnership intends to acquire, directly or indirectly, the right, title and interests (including fee interest, ground leasehold interests and operating leasehold interests, as applicable) of the Contributing Entities in the Contributed Properties as indicated on Exhibit A (the “Property Interests”). The Operating Partnership also desires to have an option to acquire the interests (the “Optional Property Interests”) owned by certain private entities (the “Optional Contributing Entities”) in the real properties (the “Optional Contributed Properties”) as indicated on Exhibit A, which may be exercised only after the final resolution of certain ongoing litigation with respect to the Optional Contributed Properties.

B. The Formation Transactions will occur in conjunction with the proposed initial public offering (the “IPO”) of the Class A Common Stock of the Company, par value $0.01 per share (the “Class A Common Stock”). The Company will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and is the sole general partner of the Operating Partnership.

C. Contributor is the holder of the Property Interest in the property known as 250 West 57th Street (the “Property”) as indicated on Exhibit A.

D. Contributor desires to, and the Operating Partnership desires Contributor to, contribute to the Operating Partnership, all of Contributor’s Property Interest, free and clear of all Liens (other than Permitted Encumbrances), in exchange for limited partnership interests (the “OP Units”) in the Operating Partnership, shares of Class A Common Stock and/or cash on the terms and subject to the conditions set forth in this Agreement (the “Consolidation Transaction”).

E. Subject to the conditions set forth in this Agreement, Contributor will distribute the OP Units, Class A Common Stock and/or cash consideration received in connection with the Consolidation Transaction to the holders of member, partner or profits interests (including the override interests currently held by the Supervisor or its successors), as applicable (provided that OP Units will only be distributed with respect to Participation Interests and any override interests contributed to the Operating Partnership by the Malkin Family Contributors (as defined below)), of Contributor, and to the extent any member or partner is an agent for participants, such member or partner will distribute the consideration received to its participants, in accordance with the applicable Organizational Documents of Contributor and the elections made by such members, partners or participants, after taking into account the allocation to the Supervisor, its successors or other persons in respect of its distributions on its override interests. A holder of an override interest or a Participation Interest, as applicable, in a Contributing Entity is referred to in this Agreement individually as a “Participant” and collectively as the “Participants.”

F. The parties acknowledge that the Operating Partnership’s (i) acquisition of the Contributed Assets and the Assumed Agreements and (ii) assumption of the Assumed Liabilities is subject to the conditions set forth in this Agreement. Additionally, it is understood that the Operating Partnership or a Subsidiary thereof may acquire the Optional Property Interests and may acquire interests in additional properties with the proceeds of the IPO or otherwise.

G. The parties acknowledge that in connection with the Formation Transactions, Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal (the “Principals”), pursuant to that separate agreement among the Principals, the Company and the Operating Partnership (the “Representation, Warranty and Indemnity Agreement”), will indemnify, to the extent set forth therein, the Operating Partnership and the Company with respect to the breach of certain of the representations and warranties set forth in such agreement. Pursuant to a separate agreement among Anthony E. Malkin, Peter L. Malkin, the Company and/or the Operating Partnership (the “Tax Protection Agreement”), Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendents and those of Lawrence A. Wien (including spouses of such descendents), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing, certain other Affiliates and related parties of any of the foregoing, and a Participant in a privately-held Contributing Entity will receive protection from certain potential Tax consequences that could arise from transactions that may occur following the Formation Transactions.

H. Pursuant to a Contribution Agreement entered into as of November 28, 2011, between the Company, the Operating Partnership and certain Persons affiliated with the Malkin Family Group (including the Supervisor) (individually, a “Malkin Family Contributor” and collectively, the “Malkin Family Contributors”), the Malkin Family Contributors agreed to contribute certain interests in the Contributor and certain of the Other Contributors to the Operating Partnership in exchange for OP Units and shares of Class B Common Stock of the Company, par value $0.01 per share (“Class B Common Stock”).

I. Whereas, (i) the Company and the Operating Partnership have entered into separate contribution agreements with certain Participants in Contributor (the “Charitable Participants”) and the direct and indirect holders of the equity interests in such Charitable Participants, whereby each of the Company and the Operating Partnership has agreed to acquire immediately prior to the Closing hereunder from such Charitable Participants or such holders or transferees thereof that are Charitable Organizations (“Sellers”) the equity interests in such Charitable Participant or its Participation Interest, (ii) pursuant to such separate contribution agreements, the Operating Partnership will pay to the applicable Seller or its designee with respect to each such Charitable Participant the consideration under the applicable separate contribution agreement (which will be equal to the consideration such Charitable Participant would have been allocated and entitled to receive pursuant to the terms of this Agreement had it remained a Participant in Contributor, increased in certain cases by additional consideration relating to certain Participants’ exemption from New York City real estate transfer taxes applicable to the transfer) and will acquire the applicable Participation Interest or equity interests in each Charitable Participant, as the case may be, and (iii) after such acquisition, distributions from Contributor will be made in respect of the Participation Interests directly and indirectly transferred thereby, and the Company and/or the Operating Partnership, as the owner(s) of such Charitable Participants or Participation Interests, as the case may be, will be entitled to such distributions, except that each will assign to the applicable Seller the rights to receive distributions in respect of such Participation Interests as set forth in such separate contribution agreements.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

ARTICLE 1.

CONTRIBUTION

Section 1.1 Contribution of Property Interest and Other Assets. At the Closing and subject to the terms and conditions contained in this Agreement, Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, and the Operating Partnership shall acquire and accept the following (other than Excluded Assets): (a) its Property Interest in the Property together with all easements and other rights appurtenant thereto and (b) all right, title and interest held directly or indirectly by Contributor in (i) all Fixtures and Personal Property related to the Property, if any, (ii) all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Property, if any (together with the Fixtures and Personal Property the “Contributed Assets”) and (iii) all agreements and arrangements related to the Property, if any, to which Contributor is a party, directly or indirectly, including without limitation, (A) all leases, licenses, tenancies, possession agreements and occupancy agreements (excluding subleases entered into by tenants of the Property, as sublandlord, if any) (“Leases”), if any, (B) all service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to the Property (in each case, other than such agreements entered into by tenants, if any) and (C) all other agreements to which Contributor is a party (all such agreements, collectively, the “Assumed Agreements”), in each case unless specified as an Excluded Asset in this Agreement and, in each case, free and clear of any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Lien), other than Permitted Encumbrances. The contribution of the Contributed Assets and the Assumed Agreements, if any, and the assumption of all obligations thereunder, shall be evidenced by the Contribution and Assumption Agreement in the form attached hereto as Exhibit B (the “Contribution and Assumption Agreement”).

Section 1.2 Designation of Assignee. The Company and the Operating Partnership reserve the right, by written notice to Contributor, to reallocate the Property Interest and any other Contributed Assets slated for acquisition by the Operating Partnership in the Consolidation Transaction, such that the Property Interest and any such Contributed Assets will instead be contributed to and acquired by the Company or any Subsidiary of the Company or the Operating Partnership and such entity will assume the obligations of the Operating Partnership under this Agreement (including all liabilities related to the Contributed Assets and Assumed Agreements); provided that such reallocation does not adversely affect the Tax treatment of the Consolidation Transaction contemplated herein to any party hereto.

Section 1.3 Alternate Transaction. In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership, may elect, in its sole and absolute discretion, to effect an Alternate Transaction, provided that the Requisite Consent would be sufficient to approve such Alternate Transaction. In such event, Contributor (i) hereby agrees and consents to such election without the need for the Operating Partnership to seek any further consent or action from Contributor or any Participant in Contributor and (ii) shall, and to the extent practicable, shall cause its Participants and, if applicable, its Subsidiaries to, enter into and perform any agreements as shall be necessary to consummate such Alternate Transaction. Notwithstanding the foregoing, the Supervisor (on behalf of Contributor) may elect, in its sole discretion, to effect an actual or de facto recapitalization of the Contributor provided that such recapitalization does not change the consideration a Participant in Contributor would receive or the anticipated Tax consequences of the Consolidation Transaction to a Participant in Contributor.

Section 1.4 Excluded Assets. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all assets and properties of Contributor set forth on Schedule 1.4 shall be deemed “Excluded Assets” and not be contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement, and the Operating Partnership shall not have any rights or obligations with respect thereto. On or prior to the Closing, Contributor must distribute to its Participants all of its cash (excluding from distributable cash (a) any reserves on deposit with lenders for escrow accounts, (b) amounts attributable to prepayments of more than thirty-five (35) days of rent, management fees, other income streams or expense reimbursements, (c) amounts held by Contributor as security deposits or amounts otherwise required to be reserved by Contributor pursuant to existing agreements with third parties and (d) cash in addition to the foregoing, if any, required to maintain a normalized level (as determined in good faith by the Supervisor) of Net Working Capital of Contributor (determined based on the most recent quarterly financial statement of Contributor)) to its Participants in accordance with the provisions of the applicable Organizational Documents of Contributor (such assets being deemed part of the definition of “Excluded Assets”); provided, however, that other than the distributions by Contributor and actions taken in connection with the Consolidation Transaction, Contributor has not since the date hereof taken, and shall not take, any action other than actions in the ordinary course consistent with past practice to increase current assets or reduce current liabilities, including by increasing long-term liabilities, decreasing long-term assets, changing reserves or otherwise. The Operating Partnership agrees and acknowledges that none of the Excluded Assets, nor any right, title or interest of Contributor or any Participant therein, shall be deemed to constitute a part of the assets and liabilities contributed to the Operating Partnership, and that such assets and liabilities will be retained by Contributor at the Closing. The Operating Partnership agrees and acknowledges that Contributor must transfer or distribute the Excluded Assets to its Participants at any time and from time to time prior to or after the Closing and no such transfer or distribution shall be deemed to violate or breach any provision under this Agreement or any other documents contemplated hereby.

Section 1.5 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Operating Partnership shall assume from Contributor (or acquire the Property Interest subject to) and thereafter pay, perform or discharge in accordance with their terms all of the liabilities of Contributor other than the Excluded Liabilities, if any (the “Assumed Liabilities”).

Section 1.6 Excluded Liabilities. Notwithstanding the foregoing, the parties expressly acknowledge and agree that neither the Company nor the Operating Partnership shall assume or agree to pay, perform or otherwise discharge (and shall not acquire the Property Interest subject to) any liabilities, obligations or other expenses of Contributor as to the liabilities of Contributor set forth on Schedule 1.6 or arising out of or relating to the Excluded Assets (the “Excluded Liabilities”), and such Excluded Liabilities shall not be contributed, transferred, assigned, conveyed or delivered to the Company or the Operating Partnership pursuant to this Agreement or deemed to be acquired by the Company or Operating Partnership with the Property Interest and neither the Company nor the Operating Partnership shall have any rights or obligations with respect thereto.

Section 1.7 Existing Loans.

(a) The Property is encumbered with certain financing as set forth on Section 3.3(q) of the Disclosure Letter (each an “Existing Loan” and collectively the “Existing Loans”). Such notes, mortgages, deeds of trust and all other documents or instruments evidencing, governing or securing such Existing Loans, including any financing statements, and any amendments, consolidations, restatements, modifications and assignments of the foregoing, shall be referred to, collectively, as the “Existing Loan Documents.” Each Existing Loan shall be considered a “Permitted Encumbrance” for purposes of this Agreement. With respect to each Existing Loan, the Operating Partnership at its election shall either (i) assume the Existing Loan at the Closing (subject to obtaining any necessary consents from the lender related to such Existing Loan (in each case a “Lender” and collectively the “Lenders”) prior to Closing), (ii) take title to the Property Interest subject to the lien of the applicable Existing Loan Documents or (iii) cause the Existing Loan to be refinanced or repaid in connection with the Closing; provided, however, that if the Operating Partnership elects to proceed under clauses (i) or (ii) of this sentence with respect to an Existing Loan, the Operating Partnership nonetheless, at its sole discretion, may cause such Existing Loan to be refinanced or repaid after the Closing. Contributor acknowledges that, from the date of the initial filing of the registration statement on

Form S-11 (the “Initial Filing Date”) in connection with the IPO, it shall use its commercially reasonable efforts to facilitate (or, in the case that Contributor is not the borrower under such Existing Loan under which the Property is mortgaged, cooperate with the borrower under each Existing Loan to), within ninety (90) days from the Initial Filing Date, the consent of the Lender to the assumption of each such Existing Loan by the Operating Partnership or any of its Subsidiaries which the Operating Partnership or any of its Subsidiaries intends to assume at the Closing. In addition, Contributor and the Operating Partnership shall use commercially reasonable efforts to cause each Lender related to those Existing Loans which the Operating Partnership intends to assume or take subject to at the Closing, at or before the Closing, to deliver evidence of such Lender’s release of Contributor, the Principals and each of their respective Affiliates from any liability in respect of obligations first arising on or after the Closing Date pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations (the “Existing Loan Release”). In the absence of such Existing Loan Release, at or before the Closing, the Operating Partnership shall enter into an indemnification agreement in substantially the form attached hereto as Exhibit C (the “Existing Loan Indemnity Agreement”) with respect to any obligation under the Existing Loan Documents of Contributor, each of the Principals and each of their respective Affiliates.

(b) In connection with the assumption of each Existing Loan or the taking of title to the Property Interest subject to the lien of the applicable Existing Loan Documents at the Closing or refinancing or payoff of an Existing Loan or release of any mortgage encumbering the Property after the Closing, as applicable, the Operating Partnership shall bear and be responsible for any assumption fee or prepayment premium, or other penalty or charge assessed by the applicable Lender pursuant to the Existing Loan Documents and associated with such assumption, refinancing or payoff prior to maturity or release, as applicable, and all other fees, charges, costs and expenses of any nature whatsoever, including without limitation, reasonable attorneys’ fees, incurred by or on behalf of Contributor in connection therewith (collectively, “Existing Loan Fees”), and shall indemnify and hold harmless Contributor, the Principals and each of their respective Affiliates from and against any liability under the Existing Loans arising from and after the Closing (including by reason of the failure to have obtained any necessary consents from each applicable Lender prior to Closing) and any Existing Loan Fees. Nothing contained in this Agreement shall preclude the Operating Partnership from reducing or increasing the indebtedness secured by the Property Interest below or above the amount outstanding on the Existing Loans in connection with any refinancing which may occur concurrently with or after Closing. Contributor shall use commercially reasonable efforts along with the Operating Partnership in seeking to obtain approval of the assumption of an Existing Loan or in beginning the process for any refinancing or a payoff of an Existing Loan (such as, without limitation, requesting a payoff statement and estoppel from the holder(s) of such Existing Loan), as applicable. Nothing contained in this Agreement shall be deemed to affect any limitation on the Operating Partnership’s ability to reduce the amount of indebtedness secured by the Property Interest pursuant to the terms of the Tax Protection Agreement.

Section 1.8 Consideration.

(a) On the Closing Date, the Operating Partnership shall, in exchange for the transfer of the Property Interest and the other Contributed Assets, and the assumption of the Assumed Liabilities and the Assumed Agreements of Contributor to the Operating Partnership, issue to Contributor a number of OP Units, transfer to Contributor a number of shares of Class A Common Stock and/or pay cash with an aggregate value equal to Contributor’s “Value” (as determined in accordance with Schedule 1.8) (such amount being Contributor’s “Total Consideration”). The number of OP Units to be allocated to Contributor shall correspond to the Participation Interests and any override interests held by the Operating Partnership on the Closing Date as a result of the contribution of Participation Interests and override interests in the Contributor to the Operating Partnership by the Malkin Family Contributors. The number of shares of Class A Common Stock and/or cash to be allocated to Contributor shall be determined in accordance with its Participants’ election of Class A Common Stock and cash pursuant to Contributor’s Prospectus/Consent Solicitation Statement (the “Consent Solicitation”) to be provided to each Participant in Contributor to consent to the Consolidation

Transaction. The number of shares of Class A Common Stock shall be reduced in accordance with Section 1.8(b) with respect to Participants in Contributor that will receive cash, and Contributor shall receive as part of the Total Consideration, cash in the amount determined pursuant to Section 1.8(b).

(b) (i) As soon as practicable after the Closing Date, the Contributor shall distribute to the Operating Partnership all of the OP Units held by the Contributor and shall distribute to its other Participants the shares of Class A Common Stock and cash to which they are entitled pursuant to this Agreement, the applicable Organizational Documents and the Consent Solicitation. Under and subject to the terms of the Consent Solicitation, each Participant in Contributor may be offered the right to elect to receive as a distribution in respect of its Participation Interests upon the consummation of the Consolidation Transaction and the closing of the IPO, instead of all or any portion of Class A Common Stock, cash, to the extent available, in an amount as provided in Section 1.8(b)(ii) and (iii) below or a combination of the foregoing, subject to the limitations set forth in the Consent Solicitation.

(ii) The cash that remains available out of the proceeds (after the other uses as described in the Consent Solicitation) of the IPO for distribution to the Contributing Entities on behalf of the Participants of the Contributing Entities, shall be determined as follows.

(A)	First: With respect to each Participant in each Contributing Entity (other than the Public Entities) that is not an Accredited Participant (each, a “Non-Accredited Participant”), an amount equal to the IPO Price multiplied by the number of OP Units that it otherwise would be entitled to receive;

(B)	Second: With respect to each Participant in each Public Entity that elects to receive cash (the “Public Electing Participants”), an amount equal to the difference between the IPO Price and the Underwriting Discount per share multiplied by the number of shares of Class A Common Stock that it otherwise would be entitled to receive, which will be capped at an amount that the Supervisor believes is expected to allow the Formation Transactions to satisfy the requirements of Section 11-2102(e)(2)(D) of the Administrative Code of the City of New York and New York Tax Law Article 31, Section 1402(b)(2)(B)(ii); and

(C)	Thereafter: With respect to each Participant in each Contributing Entity that is a Charitable Organization and that elects to receive solely cash (the “Charitable Electing Participants”), an amount equal to the difference between the IPO Price and the Underwriting Discount per share multiplied by the number of OP Units that it otherwise would be entitled to receive.

(iii) If after payment to the Non-Accredited Participants pursuant to clause (ii)(A) above, there is not sufficient remaining cash to pay all Public Electing Participants, then there will be a pro rata cutback of the amount of each Public Electing Participant’s cash election in proportion to the amount of the cash election of each such Public Electing Participant. If after payment to the Non-Accredited Participants pursuant to clause (ii)(A) above and the Public Electing Participants pursuant to clause (ii)(B) above, there is not sufficient remaining cash to pay all Charitable Electing Participants, then there will be a pro rata cutback of the amount of each Charitable Electing Participant’s cash election in proportion to the amount of the cash election of each such Charitable Electing Participant. If the size of the IPO is increased after the effective time of the registration statement relating to the IPO or if the underwriters in the IPO exercise their option to purchase additional shares of the Class A Common Stock in connection with the IPO, all additional proceeds from the sale of shares of Class A Common Stock issued by the Company in such upsize or option will be allocated solely to the Sellers affiliated with the Estate of Leona M. Helmsley in the same manner as the cash option described in clause (ii)(C) above and this clause (iii) with respect to the OP Units it otherwise would be entitled to receive in respect of such additional proceeds if such proceeds are received on the Closing, and if any of such proceeds are received following the Closing as a result of the exercise of the underwriter’s option following such date, such Sellers shall receive such proceeds in an amount equal to the number of shares of Class A Common Stock sold pursuant to such option multiplied by the difference between the IPO Price and the Underwriting Discount in exchange for an equal number of shares of Class A Common Stock then held by such Sellers. No proceeds from any upsize or option shall be allocated to any other Participant. The total amount of cash that shall be distributed to Contributor will be equal to the amount of cash to which all of its Participants are entitled to receive in accordance with the foregoing.

(iv) No fractional shares of Class A Common Stock shall be issued to a Participant pursuant to this Agreement. If aggregating all shares of Class A Common Stock that a Participant in Contributor otherwise would be entitled to receive as a result of the Consolidation Transaction would require the issuance of a fractional share of Class A Common Stock, in lieu of such fractional share of Class A Common Stock, the Participant shall be entitled to receive one share of Class A Common Stock for each fractional share of Class A Common Stock of 0.50 or greater. The Company will not issue a share of Class A Common Stock for any fractional share of Class A Common Stock of less than 0.50.

(v) As soon as practicable following the determination of the IPO Price and prior to the Closing, all calculations relating to Contributor’s Total Consideration shall be performed in good faith by, or under the direction of, the Company and the Operating Partnership, and, absent manifest error, shall be final and binding upon Contributor and its Participants.

(c) The parties acknowledge that the transfer to Contributor (for distribution to its Participants) pursuant to this Section 1.8 of Class A Common Stock shall be evidenced through the electronic registration of such Class A Common Stock with the Depository Trust Company, a New York corporation (“DTC Registered REIT Stock”), in such names as Contributor shall direct, based on instructions from its Participants receiving shares of Class A Common Stock hereunder.

(d) On the Closing Date:

(i) The Total Consideration shall be increased by the amount by which any Net Working Capital (determined based on the most recent quarterly financial statement of Contributor) remaining after the cash distributions to Participants in Contributor described in Section 1.4 exceeds the normalized level of Net Working Capital for Contributor, as determined in good faith by the Supervisor.

(ii) The Total Consideration shall be decreased by the amount by which any Net Working Capital (determined based on the most recent quarterly financial statement of Contributor) remaining after the cash distributions to Participants in Contributor described in Section 1.4 is less than the normalized level of Net Working Capital for Contributor, as determined in good faith by the Supervisor.

Section 1.9 Tax Treatment.

(a) The parties intend and agree that the transfers contemplated by this Agreement, together with the contributions of Participation Interests in Contributor by the Malkin Family Contributors and the Charitable Participants, shall constitute an “assets over” partnership merger for U.S. federal income tax purposes within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i) and, as a result, that each distribution of cash and/or Class A Common Stock to a Participant in Contributor shall be treated as a sale by such Participant of its Participation Interest in Contributor and a purchase by the Operating Partnership of such Participation Interest for the cash and/or Class A Common Stock received by such Participant in accordance with Treasury Regulation Section 1.708-1(c)(4). Each such Participant who accepts such cash and/or Class A Common Stock explicitly agrees to the treatment described in the preceding sentence as a condition to receiving such cash or Class A Common Stock.

(b) Contributor and the Operating Partnership hereby agree to the U.S. federal income tax treatment described in this Section 1.9, and Contributor and the Operating Partnership shall not maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith.

(c) The Company and the Operating Partnership shall be entitled to deduct and withhold from any portion of the Total Consideration to be distributed to a Participant in Contributor such amount as it is required to deduct and withhold from such payment under the Code or any provision of U.S. federal, state, local or foreign Tax Law. To the extent that amounts are withheld by the Company or the Operating

Partnership, such amounts shall be treated for all purposes of this Agreement as having been paid to such Participant or Contributor in respect of which such deduction and withholding was made by the Company or the Operating Partnership.

Section 1.10 Term of Agreement. If the Closing does not occur by December 31, 2014 or such earlier time as the Company determines not to proceed with the IPO (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and none of the Company, the Operating Partnership or Contributor shall have any further obligations hereunder except as specifically set forth in this Agreement.

ARTICLE 2.

CLOSING

Section 2.1 Conditions Precedent.

(a) Condition to Each Party’s Obligations. The obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

(i) The requisite consent of the Participants in Contributor as set forth on Section 3.3(l) of the Disclosure Letter (the “Requisite Consent”) approving the Consolidation Transaction shall have been obtained. This condition may not be waived by any party;

(ii) The Company’s registration statement on Form S-11 to be filed after the date hereof with the Securities and Exchange Commission (the “SEC”) shall have become effective under the Act. This condition may not be waived by any party;

(iii) The Company’s registration statement on Form S-11 shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(iv) The Company’s registration statement on Form S-4 shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(v) The Company shall have received, substantially concurrently with Closing hereunder, the gross proceeds from the IPO less total Underwriting Discount. This condition may not be waived by any party;

(vi) The consent of the Lenders to the assumption by the Operating Partnership or any of its Subsidiaries of those Existing Loans by the Operating Partnership or any of its Subsidiaries which the Operating Partnership or any of its Subsidiaries intends to assume at the Closing or to the taking of title to the Property Interest subject to the lien of the applicable Existing Loan Documents, as the case may be;

(vii) All necessary consents and approvals of Governmental Authorities or third parties (other than the Lenders) for Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of Contributor to consummate the transactions contemplated by this Agreement) shall have been obtained and to the extent the consent or approval of the ground lessor of the Property is required for Contributor to consummate the transactions contemplated hereby, such consent or approval shall have been obtained without qualification as to materiality;

(viii) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, issued, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that prohibits the consummation of the transactions contemplated hereby (which condition may not be waived by any party), nor shall any proceeding brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing;

(ix) The closing of the contributions with respect to Empire State Building Company L.L.C. and Empire State Building Associates L.L.C. pursuant to the Formation Transactions shall have occurred simultaneously with the Closing; and

(x) The IPO Closing (as defined herein) shall have occurred simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing) and the Class A Common Stock shall have been approved for listing on the New York Stock Exchange or another national securities exchange, subject only to official notice of issuance. This condition may not be waived by any party.

(b) Conditions to Obligations of the Company and the Operating Partnership. The obligations of the Company and Operating Partnership to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(b) shall be the only conditions to the obligations of the Company and the Operating Partnership and that, without limiting Contributor’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(b) shall be only conditions to Closing and shall not independently create any additional covenants on the part of Contributor):

(i) Except as would not have a Material Adverse Effect (as defined in clause (i) of such defined term), the representations and warranties of Contributor contained in this Agreement, as well as those of the Principals contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii) Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iii) Subject to the provisions of Article 6, there shall not have occurred between the date hereof and the Closing Date any material adverse change in the assets, business, financial condition or results of operation of Contributor and its Subsidiaries and the Property, taken as a whole. It is understood that no material adverse change shall occur by reason of general economic conditions or economic conditions affecting the real estate market generally;

(iv) [Intentionally Omitted];

(v) There shall not have been a bankruptcy or similar insolvency proceeding with respect to Contributor; provided that the Company and the Operating Partnership shall have the right to elect to proceed with any Formation Transaction with respect to any Other Contributor that is not the subject of such proceeding;

(vi) Contributor, directly or through the Attorney-in-Fact, shall have executed and delivered to the Operating Partnership the documents to which it is a party which are required to be delivered pursuant to Sections 2.3 and 2.4 hereof;

(vii) A reputable title insurance company as selected by the Supervisor (the “Title Company”) shall have irrevocably issued a Title Policy to the Operating Partnership or a Subsidiary thereof, as fee owner of the Property, effective as of the Closing, with respect to the Property containing exceptions only for Permitted Encumbrances;

(viii) Contributor shall have used commercially reasonable efforts to deliver to the Operating Partnership estoppel certificates from (A) the tenants leasing at least ten percent (10%) of space within the Property (the “Tenant Estoppels”) which estoppels shall be substantially in the form of Exhibit D, or otherwise in the form required under such tenants’ respective Lease, and (B) any third-party ground lessors with respect to the Property (the “Ground Lease Estoppels”), which estoppels shall be in form and substance reasonably satisfactory to the Operating Partnership;

(ix) Anthony E. Malkin, Peter L. Malkin, the Company and the Operating Partnership shall have entered into the Tax Protection Agreement; and

Any or all of the foregoing conditions may be waived by the Operating Partnership (on its behalf and on behalf of the Company) in its sole and absolute discretion.

(c) Conditions to Obligations of Contributor. The obligations of Contributor to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(c) shall be the only conditions to the obligations of Contributor and that, without limiting any of the Company’s or the Operating Partnership’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(c) shall be only conditions to Closing and shall not independently create any additional covenants of the Company or the Operating Partnership):

(i) Except as would not have a Material Adverse Effect (as defined in clause (ii) of such defined term), the representations and warranties of each of the Operating Partnership and the Company contained in this Agreement shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii) The Company and the Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iii) The Company and the Operating Partnership each shall have executed and delivered to Contributor the documents required to be delivered pursuant to Sections 2.3 and 2.4 hereof.

Section 2.2 Time and Place; Closing, Closing and IPO Closing. Unless this Agreement shall have been terminated pursuant to Section 1.10, and subject to the satisfaction or waiver of the conditions in Section 2.1, the closing of the transactions contemplated hereunder (the “Closing” or “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing. The Closing shall take place at the offices of Clifford Chance US LLP or such other place as determined by the Company in its sole discretion. The date, time and place of the consummation of the IPO, which shall occur concurrently with or immediately following the Closing, shall be referred to in this Agreement as the “IPO Closing.”

Section 2.3 Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, through the Power of Attorney or the Attorney-in-Fact (described in Article 5 hereof), the legal documents and items required to be executed or delivered in connection with the Closing (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith. The Closing Documents and other items to be delivered at the Closing shall be the following:

(a) The Contribution and Assumption Agreement in the form attached hereto as Exhibit B;

(b) The Articles;

(c) [Intentionally Omitted];

(d) Evidence of the DTC Registered REIT Stock, which shall bear substantially the legend set forth in the Articles or a written statement of information that the Company will furnish a full statement about certain restrictions on transferability to a stockholder as set forth in the Articles on request and without charge;

(e) An affidavit from Contributor (or, if Contributor is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), the sole owner of Contributor for such purposes) of non-foreign status satisfying the requirements of Treasury Regulations section 1.1445-2(b)(2);

(f) The release executed by Operating Partnership and the Company in favor of the employees and Affiliates of the Supervisor in the form attached hereto as Exhibit E;

(g) A copy of the most recent as-built survey of the Property, if any;

(h) Any other documents that are in the possession of Contributor or which can be obtained through Contributor’s reasonable efforts which are reasonably requested by the Company or the Operating Partnership or that are reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Property Interest of Contributor directly, free and clear of all Liens (other than the Permitted Encumbrances) and effectuate the transactions contemplated hereby, including, without limitation, and only to the extent applicable, grant deeds (if transferred directly), assignments of ground leases, air space leases and space leases, bills of sale, general assignments and all state and local transfer Tax returns and any filings with any applicable governmental jurisdiction in which the Operating Partnership is required to file its partnership documentation or the recording of deeds or other Property Interest transfer documents is required;

(i) An assignment of a bargain and sale deed in substantially the form attached as Exhibit F, or in such form as is customary in the applicable jurisdiction which the Title Company shall require in order to issue the Title Policies;

(j) A standard owner’s affidavit executed by Contributor to the extent necessary to enable the Title Company to issue to the Operating Partnership or its Subsidiary, effective as of the Closing, with respect to the Property, either (i) an ALTA extended coverage owner’s or leasehold policy of title insurance (in current form), with such endorsements thereto as the Operating Partnership may reasonably request (including, without limitation, non-imputation endorsements) or (ii) such endorsements to the currently held owner’s or leasehold policy of title insurance for the Property as the Operating Partnership may reasonably request (including, without limitation, date-down, “Fairway” and co-insurance endorsements), in either event with coverage for the Property equal to the an amount reasonably acceptable to the Operating Partnership, and with a tie-in endorsement with respect to all Contributed Properties located in any state for which such tie-in endorsements can be issued for an owner’s or leasehold policy of title insurance, and levels of reinsurance for the Property as reasonably acceptable to the Operating Partnership, insuring fee simple and/or leasehold title (as applicable) to all real property and improvements comprising the Property in the name of the Operating Partnership (or a Subsidiary thereof, as the Operating Partnership may designate), subject only to the Permitted Encumbrances (collectively, the “Title Policies”);

(k) The Operating Partnership and the Company on the one hand and Contributor on the other hand shall provide to the other a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions authorizing the execution, delivery and performance by the Operating Partnership and the Company (if so requested by Contributor) and Contributor (if so requested by the Operating Partnership or the Company) of this Agreement, any related documents and the documents listed in this Section 2.3;

(l) Any Tenant Estoppels, any Ground Lease Estoppels and any other tenant estoppel certificates, in each case, to the extent obtained by the Contributor in accordance with Section 2.1(b)(viii);

(m) The Operating Partnership and the Company on the one hand and Contributor on the other hand shall provide to the other a certification regarding the accuracy in all material respects of each of their respective representations and warranties in this Agreement at the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date and except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be certified as being accurate in all respects);

(n) Any books, records and Organizational Documents relating to Contributor that are in the possession of Contributor or which can be obtained through Contributor’s reasonable efforts;

(o) (i) All documents reasonably required by a Lender in connection with the assumption or prepayment of an Existing Loan at or prior to Closing and (ii) the Existing Loan Release or the Existing

Loan Indemnity Agreement in substantially the form attached hereto as Exhibit C (unless such Existing Loans are repaid at or prior to Closing), as applicable, in each case, duly executed by the applicable party; and

(p) An assignment of Excluded Assets from the Company, the Operating Partnership or a Subsidiary, as applicable, in favor of Contributor, to achieve the distributions contemplated under Section 1.4, if applicable.

Section 2.4 IPO Closing Deliveries. At the IPO Closing, (a) the Closing Documents shall be delivered to the applicable parties, and the Closing shall be deemed to have occurred (if such Closing has not otherwise occurred immediately prior thereto), and (b) the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively the “IPO Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which IPO Closing Documents and other items shall be the following:

(i) [Intentionally Omitted];

(ii) Lock-up Agreement, signed by or on behalf of Contributor and the Participants in Contributor, except to the extent that Contributor agrees not to distribute shares of Class A Common Stock to a Participant that has not executed a Lock-up Agreement, substantially in the form attached hereto as Exhibit G (“Lock-up Agreement”), and which shall have been executed and delivered concurrently with the execution and delivery of this Agreement;

(iii) The Representation, Warranty and Indemnity Agreement and the Escrow Agreement;

(iv) The Tax Protection Agreement; and

(v) If requested by the Operating Partnership, a certified copy of all appropriate corporate or limited liability company resolutions or partnership actions, as applicable, authorizing the execution, delivery and performance by Contributor of this Agreement and any related documents and the documents listed in this Section 2.4.

Section 2.5 Closing Costs. Without limitation on and subject to Section 1.9(c), the Company and the Operating Partnership shall be responsible for (a) any and all documentary transfer, stamp, filing, recording, conveyance, intangible, sales and other similar Taxes incurred in connection with the transactions contemplated hereby, (b) all escrow fees and costs, (c) the costs of any Title Policy, surveys, appraisals, environmental, physical and financial audits and the costs of any other examinations, inspections or audits of the Property, (d) any and all assumption, prepayment or other fees, penalties or amounts due and payable in connection with the discharge and satisfaction or the assumption of any Existing Loan, (e) any costs associated with any new financing, including any application and commitment fees or the costs of such new lender’s other requirements, (f) its own and Contributor’s attorneys’ and advisors’ fees, charges and disbursements, including without limitation, any hourly rate fees paid to the Supervisor for services not included in the basic supervisory fees, (g) any out-of-pocket costs or fees relating to the Consent Solicitation (including, without limitation, the costs of printing and mailing the Consent Solicitation and the fees of the proxy solicitor) or associated with any approvals or deliverable items contemplated hereunder, including, without limitation, consents, waivers, assignments and assumptions, (h) any costs or fees relating to the winding up of Contributor, including the preparation and filing of final Tax returns, (i) all other costs and expenses it and Contributor have incurred in connection with the transactions contemplated hereby or the IPO and (j) all costs and expenses incident to this Agreement, the other documents contemplated by this Agreement and the documents and transactions contemplated hereby or thereby, and not specifically described above. The parties acknowledge and agree that, to the extent any of the foregoing for which the Company and the Operating Partnership are responsible pursuant to this Section 2.5 have been paid by Contributor prior to Closing, Contributor shall provide the Company and the Operating Partnership a schedule thereof together with reasonable evidence of payment thereof and the Company and the Operating Partnership shall be responsible for the reimbursement to Contributor therefor incurred at or prior to Closing. The provisions of this Section 2.5 shall survive the Closing. In the event that the Closing does not occur, each Contributing Entity shall be responsible for its allocable portion of such costs and expenses incurred prior to the date that this Agreement terminates in accordance with the terms hereof.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties with Respect to the Company and the Operating Partnership. The Operating Partnership and the Company hereby jointly and severally represent and warrant to Contributor as set forth below in this Section 3.1, which representations and warranties are true and correct as of the date hereof:

(a) Organization; Authority.

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Company, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Operating Partnership, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Authorization. The execution, delivery and performance by the Company and the Operating Partnership of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party have been duly and validly authorized by all necessary actions required of the Company and the Operating Partnership, respectively. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of the Company and the Operating Partnership constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company and the Operating Partnership, respectively, each enforceable against the Company and the Operating Partnership, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Litigation. There is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which challenges or impairs the ability of the Company, the Operating Partnership or any of its Subsidiaries to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby.

(d) Consents and Approvals. Assuming the accuracy of the representations and warranties of Contributor made hereunder, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws (each, a “Consent”) is required to be obtained by the Company, the Operating Partnership or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreements or transactions contemplated hereby or thereby, except for those consents, orders, waivers, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) No Violation. Assuming the accuracy of the representations and warranties of Contributor made hereunder, none of the execution, delivery or performance by the Company or the Operating Partnership of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Consolidation Transaction contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of the Company and the Operating Partnership, (ii) any agreement, document or instrument to which the Company or the Operating Partnership is a party thereto or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or the Operating Partnership, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Class A Common Stock. The Class A Common Stock, when issued and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, will have been (i) duly authorized by the Company, and when issued against the consideration therefor, will be validly issued by the Company (ii) fully paid and non-assessable, (iii) not subject to preemptive or similar rights created by statute or any agreement to which the Company is a party or by which it is bound and (iv) free and clear of all Liens created by the Company (other than Liens created by the Articles).

(g) Articles. Attached hereto as Exhibit H are true and correct copies of the Articles in substantially final form.

(h) Taxes.

(i) At the effective time of the IPO and Closing, the Company shall be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31 of the year in which the Closing takes place.

(ii) At the effective time of the IPO and at the Closing, the Operating Partnership shall be classified as a partnership and not an association or publicly-traded partnership taxable as a corporation for U.S. federal income tax purposes.

(i) Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to the Company, the Operating Partnership or any of its Subsidiaries.

(j) Limited Activities. Except for activities in connection with the IPO or the Formation Transactions, neither the Company nor the Operating Partnership has engaged in any material business or incurred any material obligations.

(k) No Broker. None of the Company, the Operating Partnership, any of their Subsidiaries, or any of their officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of Contributor or any of its Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(l) No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.1, neither the Company nor the Operating Partnership shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations and warranties of the Company and the Operating Partnership contained in this Agreement shall expire at Closing.

Section 3.2 [Intentionally Omitted]

Section 3.3 Representations and Warranties of Contributor. Contributor hereby represents and warrants to the Company and the Operating Partnership as set forth below in this Section 3.3, which representations and warranties are true and correct as of the date hereof (or such other date specifically set forth below), except as disclosed in the Consent Solicitation, the Prospectus or the disclosure letter delivered from Contributor to the Company and the Operating Partnership simultaneously with the execution of this Agreement (the “Disclosure Letter”), as may be amended from time to time prior to the Closing Date with Consent of the Company and the Operating Partnership:

(a) Organization; Authority.

(i) Contributor is a limited liability company, duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its Property, as applicable, and its other assets, and to carry on its business as presently conducted. Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Section 3.3(a) of the Disclosure Letter sets forth as of the date hereof with respect to Contributor (A) each Subsidiary of Contributor, if applicable, (B) the ownership interest in each such Subsidiary and (C) if not wholly owned by Contributor, the identity and ownership interest of each of the other owners of such Subsidiary. Each real property owned or leased pursuant to a ground lease or operating lease by such Contributor is set forth on Exhibit A. Each Subsidiary of Contributor has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its real properties and its other assets, and to carry on its business as presently conducted. Each Subsidiary of Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Authorization. The execution, delivery and performance by Contributor of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party has been duly and validly authorized by all necessary actions required of Contributor. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of Contributor constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Contributor, each enforceable against Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Capitalization. Section 3.3(c) of the Disclosure Letter sets forth as of the date hereof a true, correct and complete description of the capitalization of Contributor as provided in the books and records of Contributor, including the override interests of the Supervisor. All of the issued and outstanding equity interests of Contributor are validly issued and, to Contributor’s Knowledge, are not subject to preemptive rights or appraisal, dissenters or similar rights. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in Contributor or any Subsidiary.

(d) Licenses and Permits. To Contributor’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of its Property, and for the continued conduct and operation of the business of Contributor have been obtained or can be obtained without unreasonable cost, and to the extent the same have been obtained, are in full force and effect and (to the extent required in connection with the transactions contemplated by this Agreement) are assignable to the Company or the Operating Partnership or a Subsidiary thereof, except in each case for items that, if not so obtained, obtainable, effective and/or assigned, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Contributor’s Knowledge, none of Contributor, any of its Subsidiaries or any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Litigation. There is no action, suit or proceeding pending or, to Contributor’s Knowledge, threatened against Contributor or any of its Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to Contributor’s Knowledge, threatened against Contributor or any of its Subsidiaries which challenges or impairs the ability of Contributor or any of its Subsidiaries to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby. To Contributor’s Knowledge, there is no outstanding order, writ, injunction or decree of any Governmental Authority against it or affecting all or any portion of the Contributed Assets, which in any such case would reasonably be expected to have a Material Adverse Effect or that would impair Contributor’s ability to execute, deliver or perform its obligations under this Agreement. Contributor has not received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of the Property or any portion thereof which would substantially and materially impair the current or proposed use thereof.

(f) Compliance with Laws. Contributor and its Subsidiaries have conducted their respective businesses and maintained the Property in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Contributor nor any of its Subsidiaries has Knowledge of, or has been informed in writing of, any continuing violation of any Laws relating to the conduct of the business of Contributor and/or any of its Subsidiaries or the commencement of any investigation respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Contributor’s Knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Property is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Property Interest.

(i) Contributor is the holder of the Property Interest as set forth on Exhibit A, free and clear of all Liens except for Permitted Encumbrances.

(ii) With respect to each ground lease and operating lease identified in Schedule 3.3(g), and each lease under which Contributor is a landlord or sublandlord at the date hereof that is material to the Property, (A) such lease is valid, binding against Contributor, and to Contributor’s Knowledge, the other parties thereto, and in full force and effect, (B) neither Contributor nor any Subsidiary party thereto, and to Contributor’s Knowledge, no other party thereto, is in material violation of, or material default under, such lease, (C) Contributor has not granted an option or a right of first refusal or offer, (D) to Contributor’s Knowledge, no event has occurred and is pending, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by Contributor or any of its Subsidiaries or the applicable lessor under the relevant lease and (E) complete (in all material respects) copies of all such leases have been made available to the Operating Partnership.

(h) Leases. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Leases to which Contributor or any of its Subsidiaries is a party or by which Contributor or any of its Subsidiaries or the Property is bound or subject, is in full force and effect, and constitutes the legal, valid and binding obligation of Contributor or any of its Subsidiaries, and to Contributor’s Knowledge, the other parties thereto, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). To Contributor’s Knowledge, no tenant under any such Lease is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) Insurance. Contributor and each of its Subsidiaries has in place the public liability, casualty and other insurance coverage with respect to the Property by such Contributor as Contributor reasonably deems necessary, including in all cases, such coverage as is required under the terms of any Existing Loan or ground or operating lease. To Contributor’s Knowledge, each such insurance policy is in full force and effect and all premiums currently due and payable thereunder have been fully paid. To Contributor’s Knowledge, neither Contributor nor any of its Subsidiaries has received from any insurance company any written notices of cancellation or intent to cancel any insurance which remain outstanding.

(j) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Contributor and its Subsidiaries are not in violation of, and have not failed to comply with, any Environmental Laws, (ii) neither Contributor nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other written notice or written claim from any other party alleging that Contributor or any of its Subsidiaries is not in compliance with applicable Environmental Laws with respect to the Property (which non-compliance, if any, has not been remedied or resolved or is not being remedied or resolved), (iii) Contributor or its Subsidiaries, as applicable, has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their principal terms and conditions and (iv) there has not been a release of a hazardous substance on the Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 3.3(j) constitute the sole and exclusive representations and warranties made by Contributor concerning environmental matters.

(k) Eminent Domain. There is no existing or, to Contributor’s Knowledge, threatened in writing condemnation, eminent domain or similar proceeding which would affect the Property.

(l) Consents and Approvals. The Requisite Consent of the Participants in Contributor to approve the Consolidation Transaction is as set forth on Section 3.3(l) of the Disclosure Letter. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, and except (i) for the Requisite Consent of the Participants in Contributor to approve the Consolidation Transaction and (ii) as shall have been satisfied on or prior to the Closing Date, no Consent is required to be obtained by Contributor or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which Contributor is a party and the transactions contemplated hereby or thereby, except for those Consents, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being agreed that the failure to obtain either (A) the Consent of any Lender under an Existing Loan or (B) the Requisite Consent would be expected to have a Material Adverse Effect).

(m) No Violation. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, none of the execution, delivery or performance by Contributor of this Agreement or any other agreement or document contemplated by this Agreement to which Contributor is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Consolidation Transaction contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of Contributor or any Subsidiary, (ii) any material agreement, document or instrument to which Contributor or any Subsidiary or any of their respective assets or properties are bound or (iii) any material term or provision of any judgment, order, writ, injunction, or decree binding on Contributor or any Subsidiary, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) Contributor and each of its Subsidiaries has timely filed all Tax returns and reports required to be filed by it with a Governmental Authority (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so). All such Tax returns and reports are accurate and complete in all material respects, and Contributor and each of its Subsidiaries has paid (or had paid on its behalf) all Taxes shown thereon as owing. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Contributor or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(ii) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of Contributor and any of its Subsidiaries.

(iii) Contributor is and has been since its formation treated as a partnership or entity disregarded as an entity separate from its owner for U.S. federal income Tax purposes, and no Governmental Authority responsible for the assessment or collection of Tax has challenged such treatment.

(iv) There are no pending or, to Contributor’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of Contributor or any of its Subsidiaries, or any matters under discussion with any Tax authority with respect to income or non-income Taxes that are likely to result in an additional liability for Taxes with respect to Contributor or its Subsidiaries, and neither Contributor nor its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax protection, Tax allocation agreement or similar contract.

(o) Non-Foreign Status. Contributor (or, if Contributor is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), its sole owner for U.S. federal income tax purposes) is not a foreign person (within the meaning of Section 1445(f)(3) of the Code). No amount is required to be withheld by the Company or the Operating Partnership (or any of their respective Affiliates) in respect of consideration treated for U.S. federal income tax purposes as paid to Contributor pursuant to this Agreement.

(p) Contracts and Commitments. Except as set forth in Section 3.3(p) of the Disclosure Letter, neither Contributor nor any of its Subsidiaries is a party to:

(i) any agreement pursuant to which Contributor or any of its Subsidiaries provides property management, construction management, asset management, leasing or other real-estate related services to any Person other than another Contributing Entity or a Management Company;

(ii) any agreement pursuant to which Contributor or any of its Subsidiaries would be required to pay severance to any member, managing member, partner, general partner, director, officer or employee, to the extent applicable, of Contributor, any of its Subsidiaries or the Supervisor;

(iii) any agreement with another Person limiting or restricting in any material respect the ability of Contributor or any of its Subsidiaries to enter into or engage in any market or line of business (other than agreements with tenants entered into in the ordinary course of business relating to the business that can be conducted at the leased premises and the covenants in any Existing Loan Document);

(iv) any agreement for the sale of any of the assets of Contributor or any of its Subsidiaries other than in the ordinary course of business or with any other Contributing Entity, or for the grant to any Person of any Liens on or preferential rights to purchase (or buy-sell or similar rights with respect to) any of the assets of Contributor or any of its Subsidiaries other than Liens or any such rights granted to tenants or other third parties for non-material portions of the Properties (e.g., outparcels);

(v) any agreement involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Contributor’s Organizational Documents, any agreement with any other Contributing Entity or Management Company and any such agreements that are terminable upon thirty (30) days’ or less notice without penalty or premium; or

(vi) any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made from Contributor or any of its Subsidiaries in excess of $1,000,000 per year other than to its Affiliates.

With respect to each of the contracts to which Contributor or any of its Subsidiaries is a party and which is required to be set forth on Section 3.3(p) of the Disclosure Letter, if any (the “Material Contracts”), such Material Contract is in full force and effect and is the legal, valid and binding obligation of Contributor or its Subsidiaries, and, to Contributor’s Knowledge, the other parties thereto, as applicable, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Complete (in all material respects) copies of the Material Contracts have been made available to the Operating Partnership. With respect to each Material Contract, neither Contributor nor any of its Subsidiaries that is party thereto nor, to Contributor’s Knowledge, any other party, is in material breach or material violation of, or material default under, any such Material Contract, and to Contributor’s Knowledge, no event has occurred and is pending which after the giving of notice, with lapse of time or otherwise would constitute a material breach or material default by Contributor, any of its Subsidiaries or any other party to such Material Contract.

(q) Existing Loans. Section 3.3(q) of the Disclosure Letter sets forth a complete list of all Existing Loans, including in each case the names of the Lender and borrower thereunder and the outstanding principal balance as of September 30, 2011. With respect to each Existing Loan, (i) the Lender has not declared in writing a default or event of default, (ii) the Lender has not brought any claim in writing under any guaranty and (iii) to Contributor’s Knowledge, no event has occurred which, after the giving of notice, with lapse of time, or otherwise, would constitute a monetary default or a material non-monetary default by the borrower thereunder or give rise to any material claims by the Lender under any guaranties provided with respect thereto. Complete (in all material respects) copies of the Existing Loan Documents have been made available to the Operating Partnership.

(r) Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to Contributor or any of its Subsidiaries.

(s) Employees. Neither Contributor nor any of its Subsidiaries has any employees.

(t) No Broker. Neither Contributor nor any of its Subsidiaries nor any of their members, managing members, partners, general partners, directors, officers, employees or the Supervisor, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(u) No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.3, Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 3.4 Survival of Representations and Warranties of Contributor; Remedy for Breach.

(a) All representations and warranties contained in Section 3.3 (as qualified by the Disclosure Letter) or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to the Agreement shall survive the Closing.

(b) Notwithstanding anything to the contrary in the Agreement, following the Closing and issuance of Class A Common Stock and/or cash to Contributor, neither Contributor nor any member, managing member, partner, general partner, director, officer or employee, to the extent applicable, of Contributor or its Subsidiaries shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by it pursuant thereto.

ARTICLE 4.

COVENANTS

Section 4.1 Covenants of Contributor.

(a) From the date hereof through the Closing, and except as contemplated by this Agreement or in connection with the Formation Transactions, Contributor shall not, without the prior written consent of the Operating Partnership:

(i) Sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its interest in the Contributed Assets or all or any portion of Contributor’s Property Interest (other than Excluded Assets) other than in the ordinary course of its business consistent with past practice;

(ii) Except as otherwise disclosed in the Disclosure Letter, mortgage, pledge, hypothecate or encumber all or any portion of the Contributed Assets or the Property;

(iii) Terminate or amend any existing insurance policies affecting the Property that results in a material reduction in insurance coverage for the Property;

(iv) Cause or take any action that would render any of the representations or warranties set forth in Section 3.3 untrue in any material respect;

(v) Authorize or consent to any of the actions prohibited by this Agreement or any of the Closing Documents;

(vi) Amend the Organizational Documents of Contributor;

(vii) Adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to Contributor;

(viii) Exercise rights, if any, under applicable Organizational Documents, to initiate any buy-sell procedures or to commence any process to market and sell the Property Interest held by Contributor; or

(ix) Make or change any material Tax elections; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax indemnity agreement, Tax sharing agreement, Tax protection agreement, Tax allocation agreement or similar contract or Tax closing or settlement agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case, other than in the ordinary course of business and consistent with past practice.

Section 4.2 Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the Company, the Operating Partnership and Contributor covenants and agrees to use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations and (c) taking all actions and doing, or causing to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.

Section 4.3 Tax Covenants.

(a) Contributor and the Operating Partnership shall provide each other with such reasonable cooperation and information relating to the Contributed Assets as the parties reasonably require in (i) filing any Tax return, amended Tax return or claim for Tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes or (iv) performing tax diligence, including with respect to the impact of this transaction on the Company’s qualification as a REIT for U.S. federal income Tax purposes. The Operating Partnership shall promptly notify Contributor upon receipt by the Operating Partnership or any of its Affiliates of written notice of (A) any pending or threatened tax audits or assessments with respect to the Property and (B) any pending or threatened U.S. federal, state, local or foreign audits or assessments of the Operating Partnership or any of its Affiliates, in each case which would affect the liabilities for Taxes of Contributor with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date. Contributor shall promptly notify the Operating Partnership upon receipt by Contributor or any of its Subsidiaries of written notice of any pending or threatened U.S. federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Contributor or with respect to the Property. The Operating Partnership shall be responsible for the prosecution of any claim or audit instituted after the Closing Date with respect to Taxes attributable to any taxable period, or portion thereof, ending on or before the Closing Date, provided, that the Contributor may participate at its own expense and the Operating Partnership shall cooperate with Contributor in the conduct of any such audit or proceeding or portion thereof. Notwithstanding the foregoing, if Contributor has not liquidated, the Operating Partnership may not settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the Contributor or its Affiliates (other than on Contributor or any of their Affiliates as a partner of the Operating Partnership) without the consent of the Contributor, such consent not to be unreasonably withheld, conditioned or delayed. Contributor shall deliver to the Operating Partnership all tax returns, schedules and work papers with respect to the Property, and all material records and other documents relating thereto.

(b) With respect to the Contributed Assets contributed to the Operating Partnership pursuant to this Agreement, the Operating Partnership and Contributor agree that the Operating Partnership shall use the “traditional method,” as described in Section 1.704-3(b) of the Treasury Regulations promulgated under the Code, to make allocations of taxable income and loss among the partners of the Operating Partnership and therefore shall not make any curative or remedial allocations unless the Operating Partnership and the parties to the Tax Protection Agreement agree otherwise in the Tax Protection Agreement.

ARTICLE 5.

POWER OF ATTORNEY

Section 5.1 Grant of Power of Attorney.

(a) By executing this Agreement, Contributor hereby irrevocably appoints the Operating Partnership (or its designee) and any successor thereof from time to time (such Operating Partnership or designee or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”) as the true and lawful attorney-in-fact and agent of Contributor, to act in the name, place and stead of each of Contributor to make, execute, acknowledge and deliver all such other deeds (including grant deeds if applicable), assignments, contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including, without limitation, (i) the execution of any Closing Documents or other documents relating (A) to the acquisition by the Operating Partnership of Contributor’s Property Interest, the Contributed Assets, the Assumed Agreements or the Assumed Liabilities, or (B) an Alternate Transaction or Portfolio Sale as further described in each Contributing Entity’s Consent Solicitation, (ii) any registration rights agreements, tax protection agreements, partnership agreements, and the Lock-up Agreement, (iii) to provide information to the SEC and others about the transactions contemplated hereby and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement, the Formation Transactions and the IPO as fully as could Contributor if personally present and acting (the “Power of Attorney”).

(b) The Power of Attorney and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of Contributor, and if any other such act or events shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact nevertheless shall be authorized and directed to complete all such transactions as if such other act or events had not occurred and regardless of notice thereof. Contributor agrees that, at the request of the Operating Partnership, it promptly will execute and deliver to the Operating Partnership a separate power of attorney on the same terms set forth in this Article 5, such execution to be witnessed and notarized, and in recordable form (if necessary). Contributor hereby authorizes the reliance of third parties on each of the Power of Attorney.

(c) Contributor acknowledges that the Operating Partnership has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

(d) Contributor may withhold distribution of Class A Common Stock to any Participant until such Participant executes the Lock-up Agreement and each other document required to be executed by such Participant in connection with the transactions contemplated hereby.

Section 5.2 Limitation on Liability. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any Person by virtue of the Power of Attorney granted by Contributor hereby. The Attorney-in-Fact makes no representations with respect to and shall have no responsibility in its capacity as Attorney-in-Fact for the Formation Transactions or the IPO, or the acquisition of the Contributed Assets or the Assumed Agreements by the Operating Partnership or the assumption of the Assumed Liabilities by the Operating Partnership and shall not be liable in its capacity as Attorney-in-Fact for any error or judgment or for any act done or omitted or for any mistake of fact or Law except for its own gross negligence or bad faith, or breach of this Agreement or the terms of its power of attorney provided for in this Agreement. Contributor agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any Losses incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the Power of Attorney created by Contributor hereby, as well as the cost and expense of investigating and defending against any such Losses, except to the extent such Losses are due to its own gross negligence or bad faith. Contributor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Operating Partnership or its successors or Affiliates), at its own cost, and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to Contributor hereunder, release, amend or modify any other power of attorney granted by any other Person under any related agreement.

Section 5.3 Ratification; Third-Party Reliance. Contributor hereby ratifies and confirms that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by Contributor under this Article 5, and Contributor authorizes the reliance of third parties on this Power of Attorney and waives its rights, if any, as against any such third party for its reliance hereon.

ARTICLE 6.

RISK OF LOSS

The risk of loss relating to Contributor’s Property Interest and the underlying Property prior to the Closing shall be borne by Contributor. If, prior to the Closing, (a) the Property is materially or totally destroyed or damaged by fire or other casualty or (b) the Property is materially or totally taken by eminent domain or through condemnation proceedings, then the Operating Partnership may, at its option (such election to be made as soon as reasonably practicable following such occurrence and in any event prior to the Closing), determine not to acquire the Property Interest of Contributor relating to the Property that has been destroyed, damaged or taken as described above. Contributor shall not have any obligation to repair or replace any such damage, destruction or taken property. Unless the Operating Partnership elects not to acquire the Property Interest of Contributor, at the Closing, Contributor shall pay or cause to be paid to the Operating Partnership any sums collected (directly or indirectly) by Contributor, if any, under any policies of insurance or award proceeds relating to such casualty or condemnation, if any, and otherwise assign to the Operating Partnership all rights (directly or indirectly) of Contributor to collect such sums as may then be uncollected except to the extent required for collection costs or repairs by Contributor prior to the Closing Date, and provided that Contributor shall retain any insurance proceeds attributable to lost rents or other items applicable to any period prior to the Determination Date, and all rights thereto. As used in this Article 6, “materially” destroyed, damaged or taken refers to any casualty loss or damage or any loss due to condemnation, in either case, to the Property or any portion thereof if (a) the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect or other qualified expert selected by Contributor and reasonably approved by the Operating Partnership, or the amount of the proposed condemnation award is, equal to or greater than ten percent (10%) of the Total Consideration for the Property, (b) such loss or damage would entitle tenants occupying more than ten percent (10%) of the total rentable square footage at the Property, in the aggregate, to terminate their Leases or (c) such loss or damage otherwise materially impairs the current use or square footage of such Property (including parking, if material to such use) or access thereto. This Article 6 is an express agreement to the contrary under Section 5-1311 of the New York General Obligation Law.

ARTICLE 7.

MISCELLANEOUS

Section 7.1 Defined Terms.

(a) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Agreement	Preamble
Assumed Agreements	1.1
Assumed Liabilities	1.5
Attorney-in-Fact	5.1(a)
Charitable Electing Participant	1.8(b)(ii)(C)
Charitable Participant	Recital I

TERM	SECTION
Class A Common Stock	Recital B
Class B Common Stock	Recital H
Closing	2.2
Closing Date	2.2
Closing Documents	2.3
Code	Recital B
Company	Preamble
Consent	3.1(d)
Consent Solicitation	1.8(a)
Consolidation Transaction	Recital D
Contributed Assets	1.1
Contributed Properties	Recital A
Contributing Entities	Recital A
Contribution and Assumption Agreement	1.1
Contributor	Preamble
Disclosure Letter	3.3
Dispute	7.9(a)
DTC Registered REIT Stock	1.8(c)
Effective Date	Preamble
Excluded Assets	1.4
Excluded Liabilities	1.6
Existing Loan	1.7(a)
Existing Loan Documents	1.7(a)
Existing Loan Fees	1.7(b)
Existing Loan Indemnity Agreement	1.7(a)
Existing Loan Release	1.7(a)
Formation Transactions	Recital A
Ground Lease Estoppel	2.1(b)(viii)
Initial Filing Date	1.7(a)
IPO	Recital B
IPO Closing	2.2
IPO Closing Documents	2.4(b)
Leases	1.1
Lender	1.7(a)(i)
Lock-up Agreement	2.4(b)(ii)
Non-Accredited Participant	1.8(b)(ii)(A)
Malkin Family Contributor	Recital H
Management Companies	Recital A
Material Contracts	3.3(p)
Operating Partnership	Preamble
Optional Contributing Entities	Recital A
Optional Contributed Properties	Recital A
Optional Property Interests	Recital A
OP Units	Recital D
Other Contributors	Recital A
Participant	Recital E
Power of Attorney	5.1(a)
Principals	Recital G
Property	Recital C
Public Electing Participant	1.8(b)(ii)(B)
Property Interests	Recital A

TERM	SECTION
REIT	Recital B
Representation, Warranty and Indemnity Agreement	Recital G
Requisite Consent	2.1(a)(i)
SEC	2.1(a)(ii)
Sellers	Recital I
Tax Protection Agreement	Recital G
Tenant Estoppel	2.1(b)(viii)
Termination Date	1.10
Title Company	2.1(b)(vii)
Title Policies	2.3(j)
Total Consideration	1.8(a)
Value	1.8(a)

(b) For the purposes of this Agreement, the following terms have the meanings set forth below.

“Act” means the Securities Act of 1933, as amended.

“Accredited Participant” means a Participant in a Contributing Entity (other than the Public Entities) that is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Act).

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alternate Transaction” means (i) the restructuring of the Consolidation Transaction as either (A) a merger of Contributor or a Subsidiary of Contributor with and into either the Company or a wholly-owned subsidiary of the Company or the Operating Partnership or a wholly-owned subsidiary of the Operating Partnership or (B) a merger of a wholly-owned subsidiary of either the Company or the Operating Partnership with and into Contributor or a Subsidiary of Contributor, in each case, to the extent such alternate transaction does not adversely affect the economic benefits to the Participants (taking into account the Tax treatment of such alternate transaction) or (ii) any other transaction pursuant to which the Company, the Operating Partnership or any of their Subsidiaries acquire Contributor or all of the Contributed Assets in a transaction pursuant to which the economic benefits (taking into account the Tax treatment of such alternate transaction) to the Company, the Operating Partnership and the Participants in Contributor are not adversely affected by such alternate transaction as compared to the economic benefits to be received by the Company, the Operating Partnership and such Participants pursuant to this Agreement.

“Articles” means the Articles of Amendment and Restatement of the Company, as amended and restated and in effect immediately prior to the Closing.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Charitable Organization” means an entity that is or is owned by a charitable organization under Section 501(c)(3) of the Code.

“Claims” means any claims, liabilities, rights, actions, causes of action, allegations, assertions, suits, complaints, demands or requirements.

“Committee” means one or more committees formed in connection with the transactions contemplated hereby, in each case, consisting of representatives of the Supervisor and the Estate of Leona M. Helmsley, and all actions of which shall require unanimous approval.

“Common Stock” means the Class A Common Stock and the Class B Common Stock of the Company, par value $0.01 per share.

“Determination Date” means a date, designated by the Operating Partnership, no more than five (5) Business Days nor less than one (1) Business Day prior to the “Subject to Completion Date” date set forth on the preliminary prospectus printed and distributed to potential investors in connection with the marketing of the IPO (i.e., the “red herring”), provided, however, that if a subsequent preliminary prospectus is thereafter printed and recirculated to potential investors, then the Determination Date shall mean the date of such subsequent preliminary prospectus.

“Environmental Laws” means all applicable federal, state and local Laws governing pollution or the protection of human health or the environment.

“Escrow Agreement” means that certain Indemnity Escrow Agreement entered into concurrently herewith by and among the Principals and the Escrow Agent named therein.

“Fixtures and Personal Property” means all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property used in connection with the operation or maintenance of the Property; excluding, however, all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property owned by tenants, subtenants, guests, invitees, employees, easement holders, service contractors and other Persons who own any such property located on the Property.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Indemnity Holdback Amount” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“Indemnity Holdback Escrow” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“IPO Price” means the price per share of Class A Common Stock in the IPO, as set forth on the cover page of the final Prospectus relating to the IPO.

“Knowledge” means, with respect to Contributor, any Subsidiary of Contributor, the Company or the Operating Partnership, the current actual knowledge of any Principal or Thomas N. Keltner, Jr. without any duty of investigation or inquiry.

“Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees of any Governmental Authority.

“Lien” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Losses” means all losses, damages, liabilities, fees, charges, costs and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, but does not include any diminution in value of the shares of Class A Common Stock.

“Material Adverse Effect” means, as the case may be, a material adverse effect on (i) the assets, business, financial condition or results of operations of Contributor and its Subsidiaries the taken as a whole (or on the applicable Property or Property Interest) (as to the representations and warranties relating to Contributor or any of its Subsidiaries) or (ii) on the Company, the Operating Partnership and their Subsidiaries and their properties taken as a whole, after giving effect to the Consolidation Transaction and the IPO (as to the representations and warranties relating to the Company and the Operating Partnership), as applicable.

“Malkin Family Group” means Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendents and the lineal descendents of Lawrence A. Wien (including spouses of such descendents), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing, including the Supervisor.

“Net Working Capital” means current assets of Contributor (excluding cash and cash equivalents, except to the extent required to maintain the normalized level of working capital for Contributor) less current liabilities of Contributor (excluding the outstanding principal balance under any Existing Loans).

“OP Units” means the limited partnership interests in the Operating Partnership

“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, participating agreements, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

“Participation Interests” means the limited liability company, general or limited partnership interests in the Contributing Entities, as applicable and, to the extent a limited liability company, general or limited partnership interests are held by an agent for the benefit of participants, the beneficial ownership of such interests.

“Permitted Encumbrances” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) zoning Laws generally applicable to the districts in which the Property is located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Property; (iv) Liens securing financing or credit arrangements existing as of the Closing Date and which are not Excluded Liabilities and assumed by the Operating Partnership; (v) Liens arising under leases entered into in the ordinary course of business; (vi) any exceptions contained in the title policies relating to the Property made available to the Company and the Operating Partnership at or prior the date hereof that do not materially detract from the value or the marketability of the Property or the ability of the Property to be financed; (vii) the Liens of all Existing Loan Documents and (viii) any matters that would not have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Preliminary Appraisal” means the preliminary appraisal attached to the draft of the Consent Solicitation distributed to the Participants in the Contributing Entities that are not publicly owned.

“Prospectus” means the Company’s final prospectus as filed pursuant to Rule 424 under the Act with the SEC.

“Public Entities” means Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which the applicable Person owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest or (ii)(A) 50% or more of the voting power of the voting capital stock or other equity interests or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of Contributor, the Company or the Operating Partnership, as applicable, unless the context otherwise requires.

“Supervisor” means Malkin Holdings LLC or any of it Affiliates, in such Person’s capacity as the supervisor of certain of the Contributing Entities, as applicable.

“Taxes” means all applicable U.S. federal, state, local and foreign income, withholding, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Taxes with respect thereto.

“Underwriting Discount” means the underwriting discounts and commissions payable by the Company to the underwriters in the IPO for one share of Class A Common Stock, as set forth on the cover page of the final Prospectus relating to the IPO.

Section 7.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party).

To the Company and/or the Operating Partnership:

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Phone: (212) 878-8000

Facsimile: (212) 878-8375

Attn: Larry P. Medvinsky, Esq.

To Contributor:

250 West 57th St. Associates L.L.C.

c/o Malkin Holdings LLC

One Grand Central Place

60 East 42nd Street

New York, NY 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Phone: (212) 969-3000

Facsimile: (212) 969-2900

Attn: Arnold S. Jacobs, Esq.

Section 7.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 7.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Closing Documents, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement and the Closing Documents. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto, other than the Estate of Leona M. Helmsley and its Affiliates and Malkin Holdings LLC in respect of the following sentence. Nothing herein shall be deemed to affect the rights of the Estate of Leona M. Helmsley or any of its Affiliates, or Malkin Holdings LLC pursuant to (a) a separate agreement, dated November 28, 2011, between Malkin Holdings LLC and the Estate of Leona M. Helmsley in respect of the Committee or (b) the separate agreement, dated January 14, 2011, by and among Malkin Holdings LLC, LMH 34 LLC, LMH 1333 LLC, LMH 1350 LLC, LMH Equities LLC, Supervisory Management Corp., LMH EBC, LLC, LMH 1400 LLC, LMH Fisk LLC and LMH Lincoln LLC, and in the event of a conflict between either such agreement and this Agreement, the terms of such separate agreement shall control.

Section 7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 7.6 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. This Agreement may be amended prior to the IPO Closing without the consent of any Participant in Contributor, provided that such amendment does not adversely affect the economic benefits to such Participants (taking into account the Tax treatment).

Section 7.7 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their permitted respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may designate assignees pursuant to Section 1.2 and otherwise may assign its rights and obligations hereunder to a wholly-owned subsidiary of the Operating Partnership. For the avoidance of doubt, any reference to an acquisition by the Operating Partnership shall also be deemed to refer to an acquisition by any of its Subsidiaries.

Section 7.8 Jurisdiction. Subject to Section 7.9, the parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any Claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum or that the venue of the action is improper.

Section 7.9 Dispute Resolution. The parties intend that this Section 7.9 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or Claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) below without regard to any such 10-day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to clause (a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than fifteen (15) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible, in any event not to exceed forty-five (45) days. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof pursuant to Section 7.8. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator and the fees, costs and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 7.10 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

Section 7.11 Rules of Construction.

(a) The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereto,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.12 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.13 Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.14 No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of the Supervisor or any Participant, shareholder, managing member, general partner, director, officer or employee of Contributor, the Supervisor, the Company or the Operating Partnership, to the extent applicable, in their capacities as such; provided that nothing in this Section 7.14 shall be deemed to affect any liability or obligation of any Person pursuant to the Representation, Warranty and Indemnity Agreement.

Section 7.15 Changes to Form Agreements. Contributor agrees and confirms that the terms of the Class A Common Stock and the Consent Solicitation are not final and may be modified depending on the prevailing market conditions at the time of the IPO. By executing this Agreement, Contributor hereby authorizes the Company or the Operating Partnership to, and understands and agrees that the Company or the Operating Partnership may make changes (including changes that may be deemed material) to the Consent Solicitation, and Contributor agrees to receive shares of Class A Common Stock and/or cash, as the case may be, with such final terms and conditions as the Operating Partnership and the Company shall determine, provided that such changes do not affect Contributor in a manner materially different from the Other Contributors. In addition, Contributor acknowledges that (a) it understands that the information presented in the Consent Solicitation and the attachments thereto will be preliminary and is subject to change (particularly management’s discussion and analysis of financial condition and results of operation, the financial statements and footnotes thereto, the preliminary pro forma financial statements and footnotes thereto, the property information, the IPO Price and the assumed range of shares estimated to be offered in the IPO) in connection with the completion of the audit, the review and comments of the SEC and the investor feedback received during the course of the IPO, (b) the Formation Transactions may be consummated even if less than all of the Contributing Entities and the Public Entities participate in the Formation Transactions, (c) except as contemplated by Section 2.1(a)(ix), the participation of Contributor in the Formation Transactions is not conditioned on the participation of any other Contributing Entity, Public Entity or Management Company, (d) there is likely to be an extended period of time before the Formation Transactions are completed and the terms of the Formation Transactions as described in the Consent Solicitation and the Prospectus, including the Exchange Values, may be significantly different than described in such documents existing as of the date hereof and (e) notwithstanding the foregoing differences, this Agreement will be binding.

Section 7.16 Further Assurances. Contributor on the one hand and the Company and the Operating Partnership on the other hand shall take such other actions and execute such additional documents prior to and following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.

Section 7.17 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on Tax advice or other advice from the other party to this Agreement, and that it has consulted with or will consult with its own advisors. The Operating Partnership shall not be liable for any damages resulting from a successful challenge of the treatment or characterization by any taxing authority of the transactions contemplated in this Agreement.

Section 7.18 Survival. The covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and then only to such extent.

Section 7.19 Equitable Remedies; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit Contributor to enforce consummation of the IPO.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Contribution Agreement as of the date first written above.

“COMPANY”

EMPIRE STATE REALTY TRUST, INC.

By:
Name:
Title:

“OPERATING PARTNERSHIP”

EMPIRE STATE REALTY OP, L.P.

By:
Name:
Title:

“CONTRIBUTOR”

250 WEST 57th ST. ASSOCIATES L.L.C.

By:
Name:
Title:

EXHIBIT A

TO

CONTRIBUTION AGREEMENT

CONTRIBUTING ENTITIES, CONTRIBUTED PROPERTIES

AND PROPERTY INTERESTS

Set forth below is a list of each Contributing Entity, its Contributed Property and the Property Interests that are intended to be contributed, directly or indirectly, to the Operating Partnership as part of the Formation Transactions.

Contributing Entity	Contributed Property	Property Interest
Empire State Building Associates L.L.C.	Empire State Building	Ground lessee and indirect fee owner
Empire State Building Company L.L.C.		Operating sublessee
60 East 42nd St. Associates L.L.C.	One Grand Central Place	Fee owner
Lincoln Building Associates L.L.C.		Operating lessee
250 West 57th St. Associates L.L.C.	250 West 57th Street	Fee owner
Fisk Building Associates L.L.C.		Operating lessee
Seventh & 37th Building Associates L.L.C.	501 Seventh Avenue	Fee owner
501 Seventh Avenue Associates L.L.C.		Operating lessee
1333 Broadway Associates L.L.C.	1333 Broadway	Fee owner
1350 Broadway Associates L.L.C.	1350 Broadway	Ground lessee
Marlboro Building Associates L.L.C.	1359 Broadway	Fee owner
1185 Swap Portfolio L.P.	10 Bank Street	Indirect fee owner
	1542 Third Avenue	Indirect fee owner
Fairfield Merrittview Limited Partnership	383 Main Avenue	Indirect fee owner
Soundview Plaza Associates II L.L.C.	69-97 Main Street	Indirect fee owner
East West Manhattan Retail Portfolio L.P.	77 West 55th Street	Indirect fee owner
	1010 Third Avenue	Indirect fee owner
BBSF LLC	Parcel T in Stamford, CT	Fee owner
One Station Place, Limited Partnership	Metro Center	Fee owner
New York Union Square Retail L.P.	10 Union Square	Fee owner
Westport Main Street Retail L.L.C.	103-107 Main Street	Fee owner
First Stamford Place L.L.C.	First Stamford Place	Indirect co-tenant
Fairfax Merrifield Associates L.L.C.		Indirect co-tenant
Merrifield Apartments Company L.L.C.		Indirect operating lessee
500 Mamaroneck Avenue L.P.	500 Mamaroneck Avenue	Co-tenant

OPTIONAL CONTRIBUTING ENTITIES, OPTIONAL CONTRIBUTED PROPERTIES

AND OPTIONAL PROPERTY INTERESTS

Set forth below is a list of each Optional Contributing Entity, its Optional Contributed Property and the Optional Property Interests that may, at the Company’s option, be contributed, directly or indirectly, to the Operating Partnership upon the final resolution of certain litigation with respect to such Optional Contributed Properties.

Optional Contributing Entity	Optional Contributed Property	Optional Property Interest
112 West 34th Street Associates L.L.C.	112-120 West 34th Street	Ground lessee
	122 West 34th Street	Fee owner
112 West 34th Street Company L.L.C.	112-122 West 34th Street	Operating sublessee
1400 Broadway Associates L.L.C.	1400 Broadway	Ground lessee

EXHIBIT B

TO

CONTRIBUTION AGREEMENT

FORM OF CONTRIBUTION AND ASSUMPTION AGREEMENT

Dated as of

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned (“Contributor”) hereby assigns, transfers, sells and conveys to Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”) or its designee, its entire legal and beneficial right, title and interest in, to and under the following (excluding, however, any Excluded Assets):

•

all of the Contributed Assets and the Assumed Agreements together with all amendments, waivers, supplements and other modifications of and to such Assumed Agreements through the date hereof, in each case to the fullest extent the assignment thereof is permitted by applicable Laws.

TO HAVE AND TO HOLD the same unto the Operating Partnership, its successors and assigns, forever.

Upon the execution and delivery hereof, the Operating Partnership absolutely and unconditionally accepts the foregoing assignment from Contributor of each Contributed Asset and Assumed Agreement listed for Contributor on Schedule A attached hereto, if any, and assumes all Assumed Liabilities (excluding, however, any Excluded Liabilities) from Contributor, and agrees to be bound by the terms, conditions and covenants thereof, and to perform all duties and obligations of Contributor thereunder from and after the date hereof. The Operating Partnership assumes no Excluded Liabilities, if any, and the parties thereto agree that all Excluded Liabilities, if any, shall remain the sole responsibility of Contributor.

Contributor, for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time after the date hereof upon the written request of the Operating Partnership or its successors or assigns, Contributor will, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required by the Operating Partnership or such successors and assigns in order to assign, transfer, set over, convey, assure and confirm unto and vest in the Operating Partnership, its successors and assigns, title to the Contributed Assets and the Assumed Agreements granted, sold, transferred, conveyed and delivered by this Agreement.

Capitalized terms used herein, but not defined have the meanings ascribed to them in the Contribution Agreement, dated as of [                    ], 201[    ], between the Operating Partnership, Contributor and the other parties thereto.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Contribution and Assumption Agreement as of the date first written above.

“CONTRIBUTOR”

250 WEST 57th ST. ASSOCIATES L.L.C.

By:
Name: Title:

“OPERATING PARTNERSHIP”

EMPIRE STATE REALTY OP, L.P.

By:
Name: Title:

EXHIBIT G

TO

CONTRIBUTION AGREEMENT

FORM OF LOCK-UP AGREEMENT

Empire Realty Trust, Inc.

Lock-Up Agreement

[Date]

[Names of Underwriters]

[Address of Underwriters]

as Representatives of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

Re: Empire Realty Trust, Inc.—Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in such agreement (collectively, the “Underwriters”) with Empire Realty Trust, Inc., a Maryland corporation (the “Company”), providing for a public offering (the “Public Offering”) of the Common Stock of the Company (the “Shares”) pursuant to a Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the periods specified in the following paragraph (the “Lock-Up Periods”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company or units of limited partnership interest in Empire Realty Trust, L.P. (“OP Units”), or any options or warrants to purchase any shares of Common Stock of the Company or OP Units, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company or OP Units, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”), and the undersigned will not exercise any right with respect to the registration of any of the Undersigned’s Shares, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The first initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement, with respect to 50% of the Undersigned’s Shares (as determined at the time of expiration of such initial Lock-Up Period), and the second initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 365 days after the Public Offering Date, with respect to the remaining amount the Undersigned’s Shares; provided, however, that if (1) during the last 17 days of either of the initial Lock-Up Periods, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of either of the initial Lock-Up Periods, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 15-day period following the last day of such initial Lock-Up Period, then in each case such Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless each Representative waives, in writing, such extension.

[Names of Underwriters]

The undersigned hereby agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of either initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that such Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to members of the immediate family of the undersigned, provided that any such immediate family member agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iv) to affiliates of, or entities controlled by, the undersigned, provided that any such affiliate or controlled entity agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (v) with the prior written consent of each Representative on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. It shall be a further condition to any transfer permitted by this paragraph (including clauses (i) through (v) above) that such transfer is not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and that the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfer. After giving effect to the transactions contemplated by the Public Offering, and, except as contemplated in this paragraph , for the duration of this Lock-Up Agreement, the undersigned will have good title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

In addition to the foregoing, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the public offering of Common Stock of the Company if and only if such sales are not required to be reported in any public report or filing with the SEC or otherwise and the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

SCHEDULE 1.4

TO

CONTRIBUTION AGREEMENT

EXCLUDED ASSETS

(a)	All cash and cash equivalents (including certificates of deposit), except to the extent otherwise provided for in Section 1.4 of the Agreement;

(b)	Any right to a refund or other payment relating to a period ending at or prior to the Closing Date, including any real estate tax refund;

(c)	Bank accounts (other than bank accounts holding any refundable cash security deposits, or other credit enhancements held by or for the benefit of Contributor under any applicable Assumed Agreements for the Property or reserves delivered to the Operating Partnership);

(d)	Any refund related to a period at or prior to Closing in connection with the termination of Contributor’s existing insurance policies;

(e)	All contracts between Contributor and any law or accounting firm prior to the Closing Date; and

(f)	Any materials relating to the background or financial condition of a present or prior Participant of Contributor.

SCHEDULE 1.8

TO

CONTRIBUTION AGREEMENT

CALCULATION OF CONTRIBUTOR VALUE

For the purposes of the Agreement, the “Value” of Contributor shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule 1.8 shall have the meanings set forth below and capitalized terms used in this Schedule 1.8 without definition shall have the meanings assigned to such terms in the Agreement.

Number of Shares of Class A Common Stock = V/IPO Price

V = AP x TIV

where:

V = Value

AP = Allocable Percentage

TIV = Total Inside Value

“Allocable Percentage” shall mean the percentage calculated as a fraction, the numerator of which is Contributor’s Exchange Value and the denominator of which is the aggregate Exchange Value of the Contributing Entities plus the Management Companies plus any Optional Contributing Entity to the extent consolidated simultaneously with the Formation Transactions on the Closing Date.

“Exchange Value” shall mean the final exchange value determined in accordance with the valuation described in the Prospectus/Consent Solicitation Statement included in the registration statement on Form S-4 for the Company, as the same may be amended or supplemented.

“Public Equity” shall mean the product of: (i) the aggregate number of shares of Class A Common Stock sold to the public in the IPO (excluding the over-allotment option, if any) times (ii) the IPO Price.

“Total Equity” shall mean the product of: (i) the sum of (A) the aggregate number of shares of Common Stock to be outstanding immediately following the IPO Closing (excluding the over-allotment option, if any) and (B) the aggregate number of OP Units to be outstanding immediately following the IPO Closing other than OP Units held by the Company times (ii) the IPO Price.

“Total Inside Value” shall mean the sum of Total Equity minus Public Equity.

250 WEST 57TH ST. ASSOCIATES L.L.C.

CONSENT FORM

Reference is made to the Prospectus/Consent Solicitation Statement and the related Prospectus Supplement and Notice of Consent Solicitation to Participants, each dated [        ,            ] 2012. The undersigned participant in the entity named above (the “subject LLC”) hereby votes as set forth below with respect to all participation interests in the subject LLC which the undersigned may be entitled to vote:

Please check the appropriate box.

1.	A. CONSOLIDATION

FOR ☐	AGAINST ☐	ABSTAIN ☐

The consolidation (“the consolidation”) of the subject LLC into Empire State Realty Trust, Inc. (the “company”) as described in the Prospectus/Consent Solicitation Statement, including the authorization of Malkin Holdings LLC (the “supervisor”) to take, on behalf of the subject LLC, any and all actions that are necessary or appropriate to carry out the consolidation. By voting for the consolidation, the undersigned hereby agrees to all the terms of the contribution agreement.

B.	ELECTION OF FORM OF CONSIDERATION

(i) CLASS A COMMON STOCK:

The undersigned will receive its consideration 100% in the form of Class A common stock of the company except to the extent an election for cash is marked below.

(ii) CASH:

☐ I elect to receive         % of the consideration in the form of cash, instead of Class A common stock. The cash election is limited to [12-15]% of my consideration and I will receive the balance of consideration in Class A common stock.*

* If the box is checked, but no percentage is filled in or the percentage filled in is greater than [12-15]%, the percentage will be deemed to be [12-15]%.

2.	THIRD-PARTY PORTFOLIO SALE

FOR ☐	AGAINST ☐	ABSTAIN ☐

Authorization of the supervisor to approve an offer from an unaffiliated third-party to purchase the consolidated portfolio if a definitive agreement is signed by December 31, 2015, and to take on behalf of the subject LLC any and all actions that are necessary or appropriate to carry out the foregoing, on the terms described in the Prospectus/Consent Solicitation Statement and Prospectus Supplement.

3.	VOLUNTARY PRO RATA REIMBURSEMENT PROGRAM FOR LITIGATION AND ARBITRATION COSTS

CONSENTS TO ☐	DOES NOT CONSENT TO ☐	ABSTAIN ☐

Voluntary pro rata reimbursement to the supervisor and Peter L. Malkin as described in the Prospectus/Consent Solicitation Statement and Prospectus Supplement for the prior advances of all costs, plus interest, incurred in connection with litigations and arbitrations with the former property manager and leasing agent of the property in which the subject LLC owns an interest.

THIS CONSENT SOLICITATION IS MADE ON BEHALF OF THE SUPERVISOR, MALKIN HOLDINGS LLC. THE SUPERVISOR RECOMMENDS THAT PARTICIPANTS CONSENT TO EACH OF THE FOREGOING ITEMS.

WHAT EACH PARTICIPANT RECEIVES IN THE CONSOLIDATION OR THIRD-PARTY PORTFOLIO SALE WILL BE BASED ON THE ALLOCATION MADE IN ACCORDANCE WITH EXCHANGE VALUE AND THE ENTERPRISE VALUE DETERMINED IN THE COMPANY’S INITIAL PUBLIC OFFERING (THE “IPO”) OR SUCH SALE. THE EXCHANGE VALUE SHOWN IN THE PROSPECTUS/CONSENT SOLICITATION IS MADE BY DUFF & PHELPS, LLC (THE “INDEPENDENT VALUER”).

IF THIS CONSENT FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ITEMS 1.A OR 2, THE PARTICIPANT WILL BE DEEMED TO HAVE CONSENTED TO SUCH ITEM. IF THIS CONSENT FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED AS TO ITEM 3, THE PARTICIPANT WILL BE DEEMED NOT TO HAVE CONSENTED TO SUCH ITEM.

C-1

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN COMPLETING THIS FORM, PLEASE CALL MACKENZIE PARTNERS, INC. (888-410-7850), WHICH HAS BEEN ENGAGED BY THE SUPERVISOR TO ASSIST IN ANSWERING PARTICIPANT INQUIRIES.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS CONSENT FORM, INCLUDING (1) THE ENCLOSED CERTIFICATE OF NON-FOREIGN STATUS (IF APPLICABLE) AND (2) THE ENCLOSED INTERNAL REVENUE SERVICE FORM W-9 (OR OTHER APPLICABLE FORM), ALL IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE U.S. (ALTERNATIVELY, YOU MAY FAX TO 212-929-0308 OR EMAIL TO MALKINHOLDINGS@MACKENZIEPARTNERS.COM.)

If you own participation interests in more than one group in the subject LLC, your consent applies to all such interests.

This consent form signature page also constitutes the signature page for the Lockup Agreement, a form of which is an exhibit to the Prospectus/Consent Solicitation Statement. By executing this consent form, you agree to be bound by each such applicable agreement in its final form in accordance with the Contribution Agreement to which the subject LLC is a party, all with the same effect as if you signed that agreement, including any change from the form attached to the Prospectus/Consent Solicitation Statement. Execution of this page constitutes execution of each such agreement, and the undersigned authorizes this page to be attached as a counterpart signature page for each such agreement.

This consent form must be completed and returned before the expiration date determined by the supervisor.

Date:

Name of Participant:

Investor ID#:

Original investment:	$
Exchange Value*:	$
Voluntary Reimbursement Share:	$

Signature(s) of Participant or Authorized Signatory	Signature(s) of Participant or Authorized Signatory

Title (if Trust or entity)	Title (if Trust or entity)

Please sign your name exactly as shown in print above. If there are two or more joint holders, all such holders must sign. If signing as attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If signing for an entity (corporation, partnership, or limited liability company), please give your full title (officer, partner, or authorized person). If more than one signature is required, this consent form may be executed in separate counterparts.

* Exchange value has been derived from the appraisal by the Independent Valuer and does not represent the value of the consideration you will receive in the consolidation, which will be based on the enterprise value determined in connection with the pricing of the IPO. The enterprise value will be determined by the market conditions and the performance of the portfolio at the time of the IPO and may be higher or lower than the aggregate exchange value. Historically, in a typical initial public offering of a real estate investment trust, the enterprise value and IPO price are at a discount to the net asset value of the real estate investment trust’s portfolio of properties, which in turn may be above or below the aggregate exchange value. Exchange value has been computed without deduction for voluntary reimbursement.

C-2

CERTIFICATION OF NON-FOREIGN STATUS: INSTRUCTIONS

THE FOLLOWING TWO PAGES CONTAIN CERTIFICATIONS OF NON-FOREIGN STATUS FOR (1) PARTICIPANTS THAT ARE INDIVIDUALS AND (2) PARTICIPANTS THAT ARE ENTITIES OTHER THAN INDIVIDUALS, RESPECTIVELY. IF YOU ARE A U.S. PERSON FOR U.S. FEDERAL INCOME TAX PURPOSES, PLEASE COMPLETE THE APPLICABLE CERTIFICATION AND INCLUDE IT WITH YOUR CONSENT FORM IN ORDER TO PREVENT U.S. FEDERAL WITHHOLDING TAX FROM APPLYING TO THE CONSIDERATION THAT YOU RECEIVE IN THE CONSOLIDATION.

IF A PARTICIPANT IS AN ENTITY SUCH AS A LIMITED LIABILITY COMPANY THAT IS TREATED AS A “DISREGARDED ENTITY” FOR U.S. FEDERAL INCOME TAX PURPOSES, THE OWNER OF THE PARTICIPANT (OR, IF THE PARTICIPANT IS OWNED BY ANOTHER DISREGARDED ENTITY, THE FIRST INDIRECT OWNER OF THE PARTICIPANT THAT IS NOT TREATED AS A DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES) SHOULD COMPLETE THE CERTIFICATION OF NON-FOREIGN STATUS.

IF YOU ARE NOT A U.S. PERSON FOR U.S. FEDERAL INCOME TAX PURPOSES, DO NOT COMPLETE A CERTIFICATION OF NON-FOREIGN STATUS. SEE “U.S. FEDERAL INCOME TAX CONSIDERATIONS – U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATION – WITHHOLDING CONSIDERATIONS FOR PARTICIPANTS” IN THE PROSPECTUS/CONSENT SOLICITATION STATEMENT FOR MORE INFORMATION.

C-3

CERTIFICATION OF NON-FOREIGN STATUS (INDIVIDUAL PARTICIPANT)

Reference is made to the Prospectus/Consent Solicitation Statement and the related Supplement and Notice of Consent Solicitation to Participants, each dated                     , 2012 (the “Consent Solicitations”).

To inform Empire State Realty OP, L.P. that withholding of tax is not required upon the consummation of the transactions contemplated in the Consent Solicitations, the undersigned hereby certifies the following:

1.	My name is .

2.	I am not a nonresident alien for purposes of U.S. federal income taxation;

3.	My U.S. taxpayer identifying number (Social Security number) is ; and

4.	My home address is .

I understand that this certificate may be disclosed to the Internal Revenue Service by Empire State Realty OP, L.P. and that any false statement I have made here could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete.

Date:

Signature(s) of Participant	Signature(s) of Participant

C-4

CERTIFICATION OF NON-FOREIGN STATUS (NON-INDIVIDUAL ENTITY PARTICIPANT)

Reference is made to the Prospectus/Consent Solicitation Statement and the related Supplement and Notice of Consent Solicitation to Participants, each dated                     , 2012 (the “Consent Solicitations”).

To inform Empire State Realty OP, L.P. that withholding of tax is not required upon the consummation of the transactions contemplated in the Consent Solicitations, the undersigned hereby certifies the following on behalf of the Participant:

1.	The name of the Participant is: .

2.	The Participant is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Treasury Regulations);

3.	The Participant is not a disregarded entity as defined in Treasury Regulation §1.1445-2(b)(2)(iii);

4.	The Participant’s U.S. employer identification number is ; and

5.	The Participant’s office address is: .

The Participant understands that this certification may be disclosed to the Internal Revenue Service by Empire State Realty OP, L.P. and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Participant.

Date:

Signature(s) of Authorized Signatory	Signature(s) of Authorized Signatory

Title	Title

C-5

INTERNAL REVENUE SERVICE FORM W-9 AND W-8

If you are a “U.S. person” for U.S. federal income tax purposes, please complete, sign and date the attached Internal Revenue Service Form W-9 “Request for Taxpayer Identification Number and Certification” in accordance with the instructions accompanying such form (also attached) and include it with your consent form. If you are not a “U.S. person” for U.S. federal income tax purposes, you are generally required to complete an Internal Revenue Service Form W-8BEN “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” (the “W-8BEN”) or a different Form W-8, depending on your individual circumstances. If you are required to complete a W-8BEN or an alternate form, please complete, sign and date the appropriate form and include it with your consent form. Forms W-8BEN and alternate forms can be found online at www.irs.gov.

C-6

NON–U.S. PERSONS SHALL COMPLETE THE APPLICABLE IRS FORM W–8. THIS FORM MUST BE COMPLETED BY ALL U.S. PERSONS PARTICIPATING IN THE CONSOLIDATION. FAILURE TO COMPLETE AND RETURN THIS FORM (OR FOR NON–U.S. PERSONS, THE APPLICABLE IRS FORM W–8) MAY RESULT IN BACKUP WITHHOLDING ON ANY PAYMENTS MADE TO YOU PURSUANT TO THE CONSOLIDATION. ADDITIONAL INSTRUCTIONS ARE AVAILABLE ONLINE AT http://www.irs.gov/pub/irs-pdf/fw9.pdf.

TAXPAYER’S NAME:

SUBSTITUTE FORM W–9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification No.	Part I Taxpayer Identification No.—For All Accounts

Enter your taxpayer identification number in the appropriate box. For most individuals and sole proprietors, this is your social security number. For other entities, it is your employer identification number. If you do not have a number, see “How to Get a TIN” in the online instructions, available at:

http://www.irs.gov/pub/irs-pdf/fw9.pdf.

Note: If the account is in more than one name, see the chart in the online instructions to determine what number to enter.

	_____________________ Social Security Number OR _____________________ Employer Identification Number	Part II—For Payees Exempt From Backup Withholding, see the additional instructions available online at http://www.irs.gov/pub/irs-pdf/fw9.pdf.

Check appropriate box:

☐ Individual/Sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/Estate ☐ Limited liability company.

Enter tax classification (D = disregarded entity, C = corporation, P = partnership) V                      ☐ Other (specify)

☐ Exempt from Backup Withholding

Part III Certification—Under penalties of perjury, I certify that:

(1)	The number shown on this form is my correct taxpayer identification number or I am waiting for a number to be issued to me;
(2)	I am not subject to backup withholding either because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3)	I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of the documents accompanying this form other than the certifications required to avoid backup withholding.

SIGNATURE                                                             DATE                                              , 2012

C-7

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The company’s charter contains such a provision and eliminates the liability of the company’s directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in the corporation’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The company’s charter and bylaws obligate the company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or

II – 1

•

any individual who, while a director or officer of the company and at the company’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

The company’s charter and bylaws also permit the company, with the approval of the company’s board of directors, to indemnify and advance expenses to members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of the company’s predecessor in their capacities as such. In addition, the company’s equity incentive plan requires the company to indemnify the company’s directors and members of the company’s compensation committee in connection with the performance of their duties, responsibilities and obligations under the company’s equity incentive plan, to the maximum extent permitted by Maryland law.

Upon completion of the IPO, the company intends to enter into indemnification agreements with each of the company’s directors, executive officers, chairman emeritus, and certain members, managers, shareholders, directors, partners, officers, controlling persons and agents of the company’s predecessor that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, the company’s operating partnership’s partnership agreement provides that the company, as general partner, and the company’s officers and directors are indemnified to the maximum extent permitted by law. Furthermore, following completion of the IPO, the company intends to purchase and maintain insurance on behalf of all of the company’s directors and executive officers against or incurred by them in their official capacities, whether or not the company is required or has the power to indemnify them against the same liability and, pursuant to the indemnification agreements, the company will be required to maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the company for liability arising under the Securities Act, the company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENTS

(a)	1. Financial Statements.

The financial statements indicated on page F-1 are filed as part of the prospectus/consent solicitation, which is a part of this Registration Statement:

Index to Financial Statements and Selected Historical Financial Data

See individual Table of Contents included with each subject LLC’s historical financial statement package

(a)	2. Financial Statement Schedules.
Report of Independent Public Accountants on Schedule.

Schedule III—Real Estate and Accumulated Depreciation

II – 2

(b)	Exhibits.

The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein.

Exhibit No.	EXHIBIT

1.1*	Form of Underwriting Agreement among Empire State Realty Trust, Inc. and the underwriters named therein

2.1	Contribution Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and Empire State Building Associates L.L.C. (included as Appendix B to the Supplement for Empire State Building Associates L.L.C.)

2.2	Contribution Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and 250 West 57th St. Associates L.L.C. (included as Appendix B to the Supplement for 250 West 57th St. Associates L.L.C.)

2.3	Contribution Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and 60 East 42nd St. Associates L.L.C. (included as Appendix B to the Supplement for 60 East 42nd St. Associates L.L.C.)

3.1	Form of Articles of Amendment and Restatement of Empire State Realty Trust, Inc.

3.2	Form of Bylaws of Empire State Realty Trust, Inc.

4.1*	Form of Specimen Common Stock Certificate of Empire State Realty Trust, Inc.

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1	Form of Amended and Restated Agreement of Limited Partnership of Empire State Realty OP, L.P.

10.2	Form of Registration Rights Agreement among Empire State Realty Trust, Inc. and the persons named therein

10.3*	Empire State Realty Trust, Inc. Equity Incentive Plan

10.4*	Form of Restricted Stock Agreement

10.5*	Form of LTIP Agreement

10.6	Form of Tax Protection Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and the parties named therein

10.7*	Form of Indemnification Agreement among Empire State Realty Trust, Inc. and its directors and officers

10.8	Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and certain members of the Wien group listed on the signature pages thereto

10.9	Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and certain entities affiliated with the Helmsley estate listed on the signature pages thereto

10.10	Form of Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and each of the private entities contributing properties in the consolidation

10.11	Form of Merger Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and each of the predecessor management companies

II – 3

Exhibit No.	EXHIBIT

10.12	Representation, Warranty and Indemnity Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P., Anthony E. Malkin, Cynthia M. Blumenthal and Scott D. Malkin

10.13*	Employment Agreement between Empire State Realty Trust, Inc. and Anthony E. Malkin

10.14	Option Agreement among Empire Realty Trust, L.P. and 112 West 34th Street Associates L.L.C.

10.15	Option Agreement among Empire Realty Trust, L.P. and 112 West 34th Street Company L.L.C.

10.16	Option Agreement among Empire Realty Trust, L.P. and 1400 Broadway Associates L.L.C.

10.17*	Form of Management Agreement

10.18	Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.19	First Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.20	Second Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.21	Replacement Promissory Note A-1 among Empire State Land Associates L.L.C. and Empire State Building Associates L.L.C. and HSBC Bank USA, National Association

10.22	Consolidated, Amended and Restated Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C. and HSBC Bank USA, National Association

21.1*	List of Subsidiaries of Empire State Realty Trust, Inc.

23.1*	Consent of Clifford Chance US LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Margolin, Winer and Evens LLP

23.4	Consent of Rosen Consulting Group

24.1	Power of Attorney (included on the signature page to the registration statement)

99.1*	Consent of Duff & Phelps, LLC

*	To be filed by amendment.

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ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 13, 2012.

Empire State Realty Trust, Inc.

By:	/s/ Anthony E. Malkin
Anthony E. Malkin Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of Empire State Realty Trust, Inc., hereby severally constitute and appoint Anthony E. Malkin and David A. Karp, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Anthony E. Malkin Anthony E. Malkin	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	February 13, 2012

By:	/s/ David A. Karp David A. Karp	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 13, 2012

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EXHIBIT INDEX

Exhibit No.	EXHIBIT

1.1*	Form of Underwriting Agreement among Empire State Realty Trust, Inc. and the underwriters named therein

2.1	Contribution Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and Empire State Building Associates L.L.C. (included as Appendix B to the Supplement for Empire State Building Associates L.L.C.)

2.2	Contribution Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and 250 West 57th St. Associates L.L.C. (included as Appendix B to the Supplement for 250 West 57th St. Associates L.L.C.)

2.3	Contribution Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and 60 East 42nd St. Associates L.L.C. (included as Appendix B to the Supplement for 60 East 42nd St. Associates L.L.C.)

3.1	Form of Articles of Amendment and Restatement of Empire State Realty Trust, Inc.

3.2	Form of Bylaws of Empire State Realty Trust, Inc.

4.1*	Form of Specimen Common Stock Certificate of Empire State Realty Trust, Inc.

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1	Form of Amended and Restated Agreement of Limited Partnership of Empire State Realty OP, L.P.

10.2	Form of Registration Rights Agreement among Empire State Realty Trust, Inc. and the persons named therein

10.3*	Empire State Realty Trust, Inc. Equity Incentive Plan

10.4*	Form of Restricted Stock Agreement

10.5*	Form of LTIP Agreement

10.6	Form of Tax Protection Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and the parties named therein

10.7*	Form of Indemnification Agreement among Empire State Realty Trust, Inc. and its directors and officers

10.8	Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and certain members of the Wien group listed on the signature pages thereto

10.9	Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and certain entities affiliated with the Helmsley estate listed on the signature pages thereto

10.10	Form of Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and each of the private entities contributing properties in the consolidation

10.11	Form of Merger Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and each of the predecessor management companies

10.12	Representation, Warranty and Indemnity Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P., Anthony E. Malkin, Cynthia M. Blumenthal and Scott D. Malkin

10.13*	Employment Agreement between Empire State Realty Trust, Inc. and Anthony E. Malkin

10.14	Option Agreement among Empire Realty Trust, L.P. and 112 West 34th Street Associates L.L.C.

Exhibit No.	EXHIBIT

10.15	Option Agreement among Empire Realty Trust, L.P. and 112 West 34th Street Company L.L.C.

10.16	Option Agreement among Empire Realty Trust, L.P. and 1400 Broadway Associates L.L.C.

10.17*	Form of Management Agreement

10.18	Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.19	First Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.20	Second Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.21	Replacement Promissory Note A-1 among Empire State Land Associates L.L.C. and Empire State Building Associates L.L.C. and HSBC Bank USA, National Association

10.22	Consolidated, Amended and Restated Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C. and HSBC Bank USA, National Association

21.1*	List of Subsidiaries of Empire State Realty Trust, Inc.

23.1*	Consent of Clifford Chance US LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Margolin, Winer and Evens LLP

23.4	Consent of Rosen Consulting Group

24.1	Power of Attorney (included on the signature page to the registration statement)

99.1*	Consent of Duff & Phelps, LLC

*	To be filed by amendment.